UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

REXNORD CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
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(1)
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MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT
Dear Regal Shareholders and Rexnord Stockholders:
As previously announced, Regal Beloit Corporation (which we refer to as “Regal”) and Rexnord Corporation (which we refer to as “Rexnord”) have entered into an Agreement and Plan of Merger, dated as of February 15, 2021, as may be amended from time to time (which we refer to as the “Merger Agreement”), under which Rexnord’s Process & Motion Control segment (which we refer to as the “PMC Business”) will combine with Regal.
Because you are a shareholder of Regal or a stockholder of Rexnord, we are providing you with information about the proposed transactions contemplated by the Merger Agreement and related agreements and ask you to vote on certain related matters at the special meeting of Regal shareholders or Rexnord stockholders, as applicable. The principal transactions described in this document include the following:
•
Reorganization—Rexnord will transfer (or cause to be transferred) to Rexnord’s indirect, wholly-owned subsidiary, Land Newco, Inc. (which we refer to as “Land”), substantially all of the assets, and Land will assume substantially all of the liabilities, of the PMC Business (which we refer to as the “Reorganization”).

•
Distributions—Following the Reorganization, all of the issued and outstanding shares of Land common stock, par value $0.01 per share (which we refer to as “Land common stock”), held by an indirect subsidiary of Rexnord will be distributed in a series of distributions up to Rexnord and then to Rexnord’s stockholders (which we refer to collectively as the “Distributions”). The final distribution of Land common stock from Rexnord to Rexnord’s stockholders will be made pro rata for no consideration (which we refer to as the “Spin-Off”).

•
Merger—Immediately after the Spin-Off, Phoenix 2021, Inc., a newly-formed, wholly-owned subsidiary of Regal (which we refer to as “Merger Sub”), will merge with and into Land, with Land surviving as a wholly-owned subsidiary of Regal (which we refer to as the “Merger”), and all shares of Land common stock (other than those held by Rexnord, Land, Regal, Merger Sub or their respective subsidiaries, if any, which shares will be cancelled) will be converted into the right to receive shares of Regal common stock, par value $0.01 per share (which we refer to as “Regal common stock”), based on an exchange ratio specified in the Merger Agreement. When the Merger is completed, Land (which at that time will hold the PMC Business) will be a wholly-owned subsidiary of Regal.

The number of shares of Regal common stock to be issued to the former stockholders of Land in connection with the Merger is equal to the exchange ratio specified in the Merger Agreement. Prior to the adjustments described therein, the exchange ratio is designed to result in the outstanding shares of Regal common stock, immediately following the Merger, being owned approximately 38.6% by the former stockholders of Land (in their capacity as such) and approximately 61.4% by the shareholders of Regal (in their capacity as such) immediately prior to the Merger. However, in order to preserve the tax-free nature of the Spin-Off, the Merger Agreement generally provides that the exchange ratio will be adjusted if necessary in certain circumstances so that the number of shares of Regal common stock issued in the Merger to stockholders of Land will be increased and a corresponding dividend will be payable to holders of Regal common stock outstanding prior to the closing of the Merger.
Regal will hold a special meeting of its shareholders on September 1, 2021, and Rexnord will hold a special meeting of its stockholders on September 1, 2021, in each case, to vote on the proposals necessary to complete the Merger. Such special meetings, and any adjournments or postponements thereof, are referred to as the “Regal Special Meeting” and the “Rexnord Special Meeting,” respectively.
At the Regal Special Meeting, Regal shareholders will be asked to consider and vote upon:
1.
a proposal to approve the issuance of shares of Regal common stock pursuant to the Merger Agreement (which we refer to as the “Regal Share Issuance Proposal”);

2.
a proposal to approve an amendment and restatement of Regal’s Articles of Incorporation to effect a change in Regal’s legal name from “Regal Beloit Corporation” to “Regal Rexnord Corporation” (which amendment and restatement will not be implemented if the Merger is not consummated);

3.
a proposal to approve an amendment and restatement of Regal’s Articles of Incorporation to increase the number of authorized shares of Regal common stock from 100,000,000 to 150,000,000 (which amendment and restatement will not be implemented if the Merger is not consummated); and
4.
a proposal to approve the adjournment of the Regal Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Regal Special Meeting to approve the Regal Share Issuance Proposal.

The Regal board of directors recommends that Regal shareholders vote “FOR” each of the proposals to be considered at the Regal Special Meeting.
At the Rexnord Special Meeting, Rexnord stockholders will be asked to consider and vote upon:
1.
a proposal to approve the transactions contemplated by the Merger Agreement and the transactions contemplated by the Separation and Distribution Agreement, dated as of February 15, 2021, as may be amended from time to time (which we refer to as the “Separation Agreement”) (which proposal we refer to as the “Rexnord Separation and Merger Proposal”);

2.
a proposal to approve, on a non-binding basis, the compensation of Rexnord's named executive officers with respect to the Accelerated Rexnord PSUs (as defined herein) (which proposal we refer to as the “Rexnord Compensation Proposal”); and

3.
a proposal to approve the adjournment of the Rexnord Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Rexnord Special Meeting to approve the Rexnord Separation and Merger Proposal.

The Rexnord board of directors recommends that Rexnord stockholders vote “FOR” each of the proposals to be considered at the Rexnord Special Meeting.
We cannot complete the transactions contemplated by the Merger Agreement and the Separation Agreement unless the Regal Share Issuance Proposal is approved by the requisite Regal shareholders and the Rexnord Separation and Merger Proposal is approved by the requisite Rexnord stockholders. Your vote on these matters is very important, regardless of the number of shares you own.
Whether or not you expect to attend your company’s respective special meeting, to ensure your representation at such special meeting, we urge you to authorize the individuals named on your proxy card to vote your shares as promptly as possible by (1) accessing the website listed on the proxy card, (2) calling the toll-free number listed on the proxy card or (3) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with your voting instruction form.
This joint proxy statement/prospectus-information statement is a proxy statement by Regal and Rexnord for use in soliciting proxies for their respective special meetings. This joint proxy statement/prospectus-information statement provides specific information concerning the Merger Agreement, the Merger and the special meetings. We urge you to review this entire document carefully. In particular, you should also consider the matters discussed under “Risk Factors” beginning on page 38 of this joint proxy statement/prospectus-information statement.
We are very excited about the opportunities offered by the proposed transaction, and we thank you for your consideration and ongoing support.
Sincerely,

Louis V. Pinkham Chief Executive Officer Regal Beloit Corporation	Todd A. Adams Chairman, President and Chief Executive Officer Rexnord Corporation
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger and the other transactions contemplated by the Merger Agreement or passed upon the adequacy or accuracy of this joint proxy statement/prospectus-information statement. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus-information statement is dated July 21, 2021 and is first being mailed to Regal shareholders and Rexnord stockholders on or about July 26, 2021.

REGAL BELOIT CORPORATION
200 STATE STREET
BELOIT, WISCONSIN 53511
(608) 364-8800
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 1, 2021
To the Shareholders of Regal Beloit Corporation:
You are hereby notified that Regal Beloit Corporation (which we refer to as “Regal”) will hold a special meeting of its shareholders on September 1 at 9:00 a.m., Central Time (we refer to such special meeting, and any adjournment or postponement thereof, as the “Regal Special Meeting”) at the James L. Packard Learning Center located at Regal’s corporate headquarters, 200 State Street, Beloit, Wisconsin 53511, for the following purposes:
1.
to consider and vote upon a proposal to approve the issuance of shares of Regal common stock (which proposal we refer to as the “Regal Share Issuance Proposal”) pursuant to the Agreement and Plan of Merger, dated as of February 15, 2021, by and among Regal, Phoenix 2021, Inc., Rexnord Corporation and Land Newco, Inc., as may be amended from time to time (which we refer to as the “Merger Agreement”);

2.
to consider and vote upon a proposal to approve an amendment and restatement of Regal’s Articles of Incorporation to effect a change in Regal’s legal name from “Regal Beloit Corporation” to “Regal Rexnord Corporation” (which amendment and restatement will not be implemented if the merger contemplated by the Merger Agreement (which we refer to as the “Merger”) is not consummated) (which proposal we refer to as the “Regal Name Change Proposal”);

3.
to consider and vote upon a proposal to approve an amendment and restatement of Regal’s Articles of Incorporation to increase the number of authorized shares of Regal common stock from 100,000,000 to 150,000,000 (which amendment and restatement will not be implemented if the Merger is not consummated) (which proposal we refer to as the “Regal Share Authorization Proposal”); and

4.
to consider and vote upon a proposal to approve the adjournment of the Regal Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Regal Special Meeting to approve the Regal Share Issuance Proposal (which proposal we refer to as the “Regal Meeting Adjournment Proposal”).

The approval of the Regal Share Issuance Proposal is the only approval of Regal shareholders required for completion of the transactions contemplated by the Merger Agreement. Regal will transact no other business at the Regal Special Meeting other than the proposals described above, except such business as may properly be brought before the Regal Special Meeting or any adjournment or postponement thereof.
The Regal board of directors has fixed the close of business on July 16, 2021 as the record date for the Regal Special Meeting. Only Regal shareholders of record as of the Regal record date are entitled to receive notice of, and to vote at, the Regal Special Meeting or any adjournment or postponement thereof. A complete list of such shareholders will be available for inspection by any Regal shareholders for any purpose germane to the Regal Special Meeting during ordinary business hours beginning two business days after the date of this notice and until the date of the Regal Special Meeting at Regal’s principal executive offices located at 200 State Street, Beloit, Wisconsin 53511. The list of eligible Regal shareholders will also be available at the Regal Special Meeting for examination by any Regal shareholder present at such meeting.
Due to the continuing public health impact of the COVID-19 pandemic, and to support the health and safety of Regal’s employees and shareholders, Regal will provide Internet and audio access to the Regal Special Meeting. To attend the Regal Special Meeting, you must be a registered Regal shareholder as of the Regal record date, or, if your shares are held through a bank, broker or other nominee, you must obtain a legal proxy from such holder and follow the instructions set forth in the accompanying joint proxy statement/prospectus-information statement. Instructions for accessing the live audio and webcast are provided in the accompanying joint proxy statement/prospectus-information statement. Please note that Regal shareholders will not be able to vote or revoke a proxy through the live audio or webcast, nor participate actively. For those Regal shareholders who decide to attend the Regal Special Meeting in person, health and safety measures consistent with U.S. Center for Disease Control and Prevention and other federal, state and local guidelines will be in place in order to limit exposure to the virus.
THE REGAL BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE MERGER, THE REGAL SHARE ISSUANCE, THE AMENDMENT AND RESTATEMENT OF REGAL’S ARTICLES OF INCORPORATION TO CHANGE REGAL’S LEGAL NAME AND THE AMENDMENT AND RESTATEMENT OF REGAL’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF REGAL COMMON STOCK AND RECOMMENDS THAT REGAL SHAREHOLDERS VOTE “FOR” THE REGAL SHARE ISSUANCE PROPOSAL, “FOR” THE REGAL NAME CHANGE PROPOSAL, “FOR” THE REGAL SHARE AUTHORIZATION PROPOSAL AND “FOR” THE REGAL MEETING ADJOURNMENT PROPOSAL.
Regardless of how you choose to participate, it is important that your shares are represented at the Regal Special Meeting. Your vote is very important. Whether or not you expect to attend the Regal Special Meeting in person, to ensure your representation at the Regal Special Meeting, we urge you to authorize the individuals named on your proxy card to vote your shares as promptly as possible by (1) accessing the website listed on the proxy card (www.proxyvote.com), (2) calling the toll-free number listed on the proxy card (1-800-690-6903) or (3) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with your voting instruction form. Regal shareholders may revoke their proxy in the manner described in the accompanying joint proxy statement/prospectus-information statement before it has been voted at the Regal Special Meeting.
By Order of the Board of Directors,
REGAL BELOIT CORPORATION

Beloit, Wisconsin	Thomas Valentyn
July 21, 2021	Secretary

REXNORD CORPORATION
511 W FRESHWATER WAY
MILWAUKEE, WISCONSIN 53204
(414) 643-3739
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 1, 2021
To the Stockholders of Rexnord Corporation:
You are hereby notified that Rexnord Corporation (which we refer to as “Rexnord”) will hold a special meeting of its stockholders at its corporate offices at 511 W. Freshwater Way, Milwaukee, Wisconsin 53204 on September 1 at 9:00 a.m., Central Time (we refer to such special meeting, and any adjournment thereof, as the “Rexnord Special Meeting”), for the following purposes:
1.
to consider and vote upon a proposal to approve the transactions contemplated by the Agreement and Plan of Merger, dated as of February 15, 2021, by and among Regal Beloit Corporation (which we refer to as “Regal”), Phoenix 2021, Inc., Rexnord and Land Newco, Inc. (which we refer to as “Land”), as may be amended from time to time (which we refer to as the “Merger Agreement”), and the transactions contemplated by the Separation and Distribution Agreement, dated as of February 15, 2021, by and among Rexnord, Regal and Land, as may be amended from time to time (which we refer to as the “Separation Agreement”) (which proposal we refer to as the “Rexnord Separation and Merger Proposal”);

2.
to consider and vote upon a proposal to approve, on a non-binding basis, the compensation of Rexnord's named executive officers with respect to the Accelerated Rexnord PSUs (as defined herein) (which proposal we refer to as the “Rexnord Compensation Proposal”); and

3.
to consider and vote upon a proposal to approve the adjournment of the Rexnord Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Rexnord Special Meeting to approve the Rexnord Separation and Merger Proposal (which proposal we refer to as the “Rexnord Meeting Adjournment Proposal”).

The approval of the Rexnord Separation and Merger Proposal is the only approval of Rexnord stockholders required for completion of the transactions contemplated by the Merger Agreement and the Separation Agreement. Rexnord will transact no other business at the Rexnord Special Meeting except such business as may properly be brought before the Rexnord Special Meeting or any adjournment thereof.
The Rexnord board of directors has fixed the close of business on July 16, 2021 as the record date for the Rexnord Special Meeting. Only Rexnord stockholders of record as of the Rexnord record date are entitled to receive notice of, and to vote at, the Rexnord Special Meeting or any adjournment thereof. A complete list of such stockholders will be open to the examination of any Rexnord stockholder for any purpose germane to the Rexnord Special Meeting for a period of at least 10 days prior to the Rexnord Special Meeting during ordinary business hours at Rexnord’s principal executive offices located at 511 W Freshwater Way, Milwaukee, Wisconsin 53204. The list of eligible Rexnord stockholders will also be available during the duration of the Rexnord Special Meeting for examination by any Rexnord stockholders present at such meeting.
THE REXNORD BOARD OF DIRECTORS HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE SEPARATION AGREEMENT AND THE MERGER AGREEMENT, AND RECOMMENDS THAT REXNORD STOCKHOLDERS VOTE “FOR” THE REXNORD SEPARATION AND MERGER PROPOSAL, “FOR” THE REXNORD COMPENSATION PROPOSAL AND “FOR” THE REXNORD MEETING ADJOURNMENT PROPOSAL
Regardless of how you choose to participate, it is important that your shares are represented at the Rexnord Special Meeting. Your vote is very important. Whether or not you expect to attend the Rexnord Special Meeting in person, to ensure that your shares are represented, we urge you to authorize the individuals named on your proxy card to vote your shares as promptly as possible by (1) accessing the website listed on the proxy card (www.voteproxy.com), (2) calling the toll-free number listed on the proxy card (1-800-776-9437) or (3) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with your voting instruction form. Rexnord stockholders may revoke their proxy in the manner described in the accompanying joint proxy statement/prospectus-information statement before it has been voted at the Rexnord Special Meeting.
By Order of the Board of Directors,
REXNORD CORPORATION

Milwaukee, Wisconsin	Patricia M. Whaley
July 21, 2021	Vice President, General Counsel and Secretary

ADDITIONAL INFORMATION
This joint proxy statement/prospectus-information statement incorporates important business and financial information about Regal and Rexnord from other documents that Regal and Rexnord have filed with the Securities and Exchange Commission (which we refer to as the “SEC”) and that are not contained in, and are instead incorporated by reference into, this joint proxy statement/prospectus-information statement. For a list of documents incorporated by reference into this joint proxy statement/prospectus-information statement, see “Where You Can Find More Information; Incorporation by Reference.” This information is available for you, without charge, to review through the SEC’s website at www.sec.gov.
You may request a copy of this joint proxy statement/prospectus-information statement, any of the documents incorporated by reference into this joint proxy statement/prospectus-information statement or other information filed with the SEC by Regal or Rexnord, without charge, by written or telephonic request directed to the appropriate company at the following contacts:
For Regal shareholders:	For Rexnord stockholders:
Regal Beloit Corporation	Rexnord Corporation
Attention: Thomas E. Valentyn	Attention: Patricia M. Whaley
2021specialmeeting@regalbeloit.com	2021specialmeeting@rexnord.com
(608) 361-7411	(414) 643-3739
In order for you to receive timely delivery of the documents in advance of the special meeting of Regal shareholders to be held on September 1, 2021, and any adjournment or postponement thereof, which we refer to as the “Regal Special Meeting,” or the special meeting of Rexnord stockholders to be held on September 1, 2021, and any adjournment thereof, which we refer to as the “Rexnord Special Meeting,” you must request the information no later than August 25, 2021.
If you have any questions about the Regal Special Meeting or the Rexnord Special Meeting, or need to obtain proxy cards or other information, please contact the applicable company’s proxy solicitor at the following contacts:
For Regal shareholders:	For Rexnord stockholders:
Kingsdale Shareholder Services, U.S., Inc.	Morrow Sodali LLC
Email: contactus@kingsdaleadvisors.com	Email: RXN@info.morrowsodali.com
Phone: (855) 682-2019 (Toll-Free)	Phone: (800) 662-5200 (Toll-Free)
(416) 867-2272 (Banks and Brokerage Firms)	(203) 658-9400
For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus-information statement and how you may obtain it, please see the section entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 290.
None of Regal, Merger Sub, Rexnord or Land has authorized anyone to give any information or make any representation about the proposed transactions or about Regal, Merger Sub, Rexnord or Land that differs from or adds to the information in this joint proxy statement/prospectus-information statement or the documents that Regal or Rexnord publicly files with the SEC. Therefore, if anyone gives you different or additional information, you should not rely on it.
If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus-information statement are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus-information statement does not extend to you. If you are in a jurisdiction where solicitations of a proxy are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the solicitation presented in this joint proxy statement/prospectus-information statement does not extend to you.
The information contained in this joint proxy statement/prospectus-information statement speaks only as of the date of this document, unless the information specifically indicates that another date applies. You should not assume that the information contained in this joint proxy statement/prospectus-information statement is accurate as of any date other than the date hereof. You should not assume that the information contained in any document incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus-information statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this joint proxy statement/prospectus-information statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus-information statement. Neither the mailing of this joint proxy statement/prospectus-information statement to the shareholders of Regal or the stockholders of Rexnord, nor the taking of any actions contemplated hereby by Regal or Rexnord at any time, will create any implication to the contrary.

EXPLANATORY NOTE
Regal Beloit Corporation (which we refer to as “Regal”) has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus-information statement relating to Regal and Phoenix 2021, Inc. (which we refer to as “Merger Sub”). Rexnord Corporation (which we refer to as “Rexnord”) has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus-information statement relating to Rexnord, the Process and Motion Control segment of Rexnord (which we refer to as the “PMC Business”) and Land Newco, Inc. (which we refer to as “Land”). Regal and Rexnord have both contributed information to this joint proxy statement/prospectus-information statement relating to the proposed transactions. Statements contained in this joint proxy statement/prospectus-information statement or in any document incorporated into this joint proxy statement/prospectus-information statement by reference as to the contents of any contract or other document referred to within this this joint proxy statement/prospectus-information statement or other documents that are incorporated by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the Securities and Exchange Commission (which we refer to as the “SEC”). Each statement contained in this this joint proxy statement/prospectus-information statement is qualified in its entirety by reference to the underlying documents. For a list of documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information; Incorporation by Reference.” This information is available for you, without charge, to review through the SEC’s website at www.sec.gov.
This joint proxy statement/prospectus-information statement forms a part of a registration statement on Form S-4 (Registration No. 333-255982) filed by Regal with the SEC to register with the SEC the issuance of shares of Regal common stock, par value $0.01 per share (which we refer to as “Regal common stock”), to be issued pursuant to the Agreement and Plan of Merger, dated as of February 15, 2021, by and among Regal, Merger Sub, Rexnord and Land, as may be amended from time to time (which we refer to as the “Merger Agreement”). It constitutes a prospectus of Regal under Section 5 of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder), with respect to the shares of Regal common stock to be issued to Rexnord stockholders in exchange for the shares of Land common stock, par value $0.01 per share, to which they are entitled in connection with the proposed transactions. This joint proxy statement/prospectus-information statement also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder), and a notice of meeting and action to be taken with respect to the special meeting of Regal shareholders at which Regal shareholders will consider and vote on the proposal to approve the issuance of shares of Regal common stock in connection with the Merger Agreement, on the proposal to approve an amendment and restatement of Regal’s Articles of Incorporation to effect a change in Regal’s legal name from “Regal Beloit Corporation” to “Regal Rexnord Corporation,” and on the proposal to approve an amendment and restatement of Regal’s Articles of Incorporation to increase the number of authorized shares of Regal common stock, and the special meeting of Rexnord stockholders at which Rexnord stockholders will consider and vote on the proposal to approve the transactions contemplated by the Merger Agreement and the transactions contemplated by the Separation and Distribution Agreement, dated as of February 15, 2021, by and among Regal, Rexnord and Land, as may be amended from time to time (which we refer to as the “Separation Agreement”), and on the proposal to approve, on a non-binding basis, the compensation of Rexnord’s named executive officers with respect to the Accelerated Rexnord PSUs (as defined herein). In addition, this joint proxy statement/prospectus-information statement constitutes an information statement relating to the proposed Reorganization and Distributions described herein.
Furthermore, Land has filed a registration statement on Form 10 to register shares of its common stock, par value $0.01 per share (which we refer to as “Land common stock”), which will be distributed to Rexnord stockholders, after which all shares of Land common stock (other than those held by Rexnord, Land, Regal, Merger Sub or their respective subsidiaries, if any, which shares will be cancelled) will be converted into the right to receive shares of the common stock, par value $0.01 per share, of Regal, as calculated and subject to adjustment as set forth in the Merger Agreement.

i

ANNEXES

CERTAIN DEFINITIONS
Certain abbreviations and terms used in the text and notes of this joint proxy statement/prospectus-information statement are defined below:
Abbreviation/Term	Description
“Acquisition Proposal”	Any offer or proposal (other than an offer or proposal made or submitted by Regal to Rexnord or Land or by Rexnord to Regal) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction”	Any transaction or series of transactions (other than the Transactions) involving, directly or indirectly: (a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such entity is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 20% or more of any class of equity or voting securities of such entity or the entity resulting from such transaction or the parent of such entity; (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of such entity; or (iii) in which such entity issues securities representing more than 20% of the outstanding securities of any class of voting securities of such entity; (b) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such entity or its subsidiaries that constitute or account for 20% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 20% or more of the fair market value of the consolidated assets of such entity and its subsidiaries, taken as a whole; (c) any issuance, sale or other disposition, directly or indirectly, to any person or entity (or the stockholders of any person or entity) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of such entity; or (d) any liquidation or dissolution of such entity.
“Barclays”	Barclays Capital Inc., financial advisor to Regal.
“Barclays Bank”	Barclays Bank PLC.
“Burdensome Condition”	Individually or in the aggregate, any requirement that Regal, any of its subsidiaries, the PMC Business, Land or any of its subsidiaries, suffer, take, agree to, commit or consent to or undertake any remedial action that relates to any assets, facilities, contracts, businesses, business lines or business divisions of Regal or any of its affiliates or Land or any of its subsidiaries or the PMC Business, that contributed, individually or in the aggregate, to the generation of $95 million or more of revenue from third-party sales in calendar year 2020 calculated in accordance with GAAP (irrespective of whether such revenue was revenue of Regal, any affiliate of Regal, Land or any of its subsidiaries, the PMC Business or any combination thereof).
“Code”	The Internal Revenue Code of 1986, as amended.
“Credit Suisse”	Credit Suisse Group AG.

Abbreviation/Term	Description
“combined company”	Following the Merger, Regal and its subsidiaries, including Land and its subsidiaries (which will include the PMC Business).
“DDTL Facility”	The delayed draw term loan facility with commitments thereunder in an aggregate principal amount of approximately $486.8 million provided for by that certain credit agreement by and between Land, JPMorgan Chase Bank, N.A., as Administrative Agent and the lenders named therein.
“DGCL”	The General Corporation Law of the State of Delaware, as amended.
“Distributions”	Following the Reorganization, the series of distributions of all of the issued and outstanding shares of Land common stock from an indirect subsidiary of Rexnord up to Rexnord and then to Rexnord’s stockholders in the final distribution which is referred to as the “Spin-Off.”
“DOJ”	The U.S. Department of Justice.
“Employee Matters Agreement”	That certain Employee Matters Agreement, dated as of February 15, 2021, by and among Rexnord, Land and Regal, as may be amended from time to time.
“Evercore”	Evercore Group L.L.C., financial advisor to Rexnord.
“Exchange Act”	The Securities Exchange Act of 1934, as amended.
“Exchange Ratio”	Prior to giving effect to any adjustment provided in the Merger Agreement, a fraction obtained by dividing (a) the New Share Issuance by (b) the number of shares of Land common stock issued and outstanding immediately prior to the effective time of the Merger.
“Existing Regal Credit Agreement”	That certain Amended and Restated Credit Agreement, dated as of August 27, 2018, by and among JPMorgan Chase Bank, N.A. as Administrative Agent, Regal and the lenders named therein.
“FTC”	The U.S. Federal Trade Commission.
“HSR Act”	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Incentrum”	Incentrum Securities, LLC, financial advisor to Regal.
“Intellectual Property Matters Agreement”	That certain Intellectual Property Matters Agreement, dated as of February 15, 2021, by and among Rexnord, Land and Regal, as may be amended from time to time.
“IRS”	The U.S. Internal Revenue Service.
“IRS Ruling”	A private letter ruling to be sought by Rexnord from the IRS.
“Land”	Land Newco, Inc., a Delaware corporation and wholly-owned indirect subsidiary of Rexnord. Following the Reorganization, Land will own the PMC Business. Following the Merger, Land will be a wholly-owned subsidiary of Regal.
“Land Benefit Arrangement”	Any employee benefit plan that (a) is or is required to be maintained or contributed to by any member of the Land Group or with respect to which any member of the Land Group is a party, and (b) in which the only participants or other parties thereto are Land Employees and Land Former Employees.
“Land Bridge Facility”	The commitment by the Land Commitment Parties to provide senior bridge loans under a 364-day senior bridge loan credit facility in an aggregate principal amount of up to approximately $486.8 million.
“Land Cash Payment”	Land’s use of the proceeds of the DDTL Facility to make a payment

v

Abbreviation/Term	Description
to Rexnord LLC under the terms of the Separation Agreement, in the amount of approximately $486.8 million, subject to certain adjustments set forth in the Separation Agreement.
“Land Commitment Letter”	That certain Commitment Letter, dated as of February 15, 2021, by and among Land and the Land Commitment Parties, as may be amended from time to time.
“Land Commitment Parties”	The certain financial institutions party to the Land Commitment Letter.
“Land common stock”	The common stock, par value $0.01 per share, of Land.
“Land Employee”	Any employee of the Land Group or Rexnord Group, including any temporary employee, who has been classified as primarily providing services to the PMC Business immediately prior to the Distributions, and each employee of the Land Group or the Rexnord Group who is providing services to the PMC Business prior to the Distributions and who is necessary for the PMC Business to operate, but excludes employees of the Rexnord Group or the Land Group who do not report into the PMC Business organization, are not providing substantial services to the PMC Business prior to the Distributions, and are not necessary for the PMC Business to operate.
“Land Former Employee”	Any individual whose employment with a member of the Rexnord Group or the Land Group terminated prior to the Distributions, and who immediately prior to such termination provided services primarily to the PMC Business.
“Land Group”	Land and each entity that is a subsidiary of Land as of immediately prior to the effective time of the Merger (but after giving effect to the Reorganization), and each entity that becomes a subsidiary of Land after the effective time of the Merger.
“Land Indemnitees”	Each member of the Land Group or the Rexnord Group from and after the time of the Spin-Off and all persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Land Group or the Rexnord Group, and each of their respective successors and permitted assigns.
“Land Labor Agreement”	Any agreement with any union, works council, staff association, health and safety committee, or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively, or established for the purposes of notification of or consultation on behalf of any employees to which Rexnord or a member of the Rexnord Group, or Land or any member of the Land Group, is a party or bound that pertains to any Land Employees.
“Land Transferred Employee”	Each Land Employee who remains employed by a member of the Land Group at the time of the closing of the Merger or whose employment transfers to a member of the Land Group as of or following the closing of the Merger.
“Merger”	The merger of Merger Sub with and into Land, with Land surviving as a wholly-owned subsidiary of Regal, as contemplated by the Merger Agreement.
“Merger Agreement”	That certain Agreement and Plan of Merger, dated as of February 15, 2021, by and among Rexnord, Land, Regal and Merger Sub, as may be amended from time to time.

Abbreviation/Term	Description
“Merger Sub”	Phoenix 2021, Inc., a Delaware corporation and wholly-owned subsidiary of Regal.
“Morgan Lewis”	Morgan, Lewis & Bockius LLP, counsel to Rexnord.
“New Share Issuance”	(a) the number of shares of Regal common stock issued and outstanding immediately prior to the effective time of the Merger multiplied by (b) a fraction, the numerator of which is 38.6 and the denominator of which is 61.4.
“Non-U.S. Land Employees”	Land Employees located outside the U.S.
“NYSE”	The New York Stock Exchange.
“Overlap Shareholders”	Rexnord stockholders and Regal shareholders who own Overlap Shares, as more fully described under “Material U.S. Federal Income Tax Consequences of the Transactions-Material U.S. Federal Income Tax Consequences of the Reorganization and the Distributions to Rexnord.”
“Overlap Shares”	The shares of Rexnord common stock and Regal common stock that can be taken into account in the determination of the number of shares of Regal common stock that Rexnord stockholders must receive to satisfy the 50% requirement imposed by Section 355(e) of the Code, as determined in accordance with the provisions of the Merger Agreement.
“PMC Business”	Rexnord’s process and motion control business. The PMC Business is comprised of the business of designing, manufacturing, marketing, distributing and selling power transmission components which consist of industrial bearings, aerospace bearings, gears, and seals, conveyor belts, conveyor chains, conveying components, industrial chain, couplings, gear drives and related components and power transmission drive components, such as brakes, shaft locking devices, clutches, and torque limiters, and marketing and selling services related to each of the foregoing, as conducted by Rexnord or any of its affiliates as of immediately prior to the time of the Spin-Off.
“Real Estate Matters Agreement”	That certain Real Estate Matters Agreement, dated as of February 15, 2021, by and among Rexnord, Land and Regal, as may be amended from time to time.
“Regal”	Regal Beloit Corporation, a Wisconsin corporation.
“Regal Bridge Facility”	The commitment by the Regal Commitment Parties to provide senior bridge loans under a 364-day senior bridge loan credit facility in an aggregate principal amount of up to $2.126 billion.
“Regal Commitment Letter”	That certain commitment letter, dated as of February 15, 2021 (as modified pursuant to the terms of that certain Joinder to Commitment Letter dated as of March 17, 2021).
“Regal Commitment Parties”	The certain financial institutions parties to the Regal Commitment Letter.
“Regal common stock”	The common stock, par value $0.01 per share, of Regal.
“Regal Group”	Regal and each of its subsidiaries.
“Regal Name Change Proposal”	A proposal to approve an amendment and restatement of Regal’s Articles of Incorporation to effect a change in Regal’s legal name from “Regal Beloit Corporation” to “Regal Rexnord Corporation” (which amendment and restatement will not be implemented if the Merger is not consummated).

Abbreviation/Term	Description
“Regal Share Authorization Proposal”	A proposal to approve an amendment and restatement of Regal’s Articles of Incorporation to increase the number of authorized shares of Regal common stock from 100,000,000 to 150,000,000 (which amendment and restatement will not be implemented if the Merger is not consummated).
“Regal Share Issuance”	The shares of Regal common stock to be issued pursuant to the Merger Agreement.
“Regal Share Issuance Proposal”	A proposal to approve the issuance of shares of Regal common stock pursuant to the Merger Agreement.
“Regal Special Dividend”	A special dividend declared by the Regal board of directors prior to the closing of the Merger.
“Regal Special Meeting”	A special meeting of the shareholders of Regal to be held on September 1, 2021 to vote on the proposals necessary to complete the Merger, and any adjournment or postponement thereof.
“Regal Tax Opinion”	A written opinion of Sidley, required as a condition to Regal’s obligation to complete the Transactions, generally to the effect that, for U.S. federal income tax purposes, the Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.
“Reorganization”	The consummation of Rexnord’s transfer to Land of substantially all of the assets, and Land’s assumption from Rexnord of substantially all of the liabilities, of the PMC Business.
“Rexnord”	Rexnord Corporation, a Delaware corporation.
“Rexnord common stock”	The common stock, par value $0.01 per share, of Rexnord.
“Rexnord Group”	Rexnord and each entity that is or becomes a subsidiary of Rexnord (including, prior to the effective time of the Merger, the Land Group).
“Rexnord LLC”	Rexnord LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of Rexnord.
“Rexnord Special Meeting”	A special meeting of the stockholders of Rexnord to be held on September 1, 2021 to vote on the proposals necessary to complete the Transactions, and any adjournment thereof.
“Rexnord Tax Opinion”	A written opinion of Morgan Lewis, required as a condition to Rexnord and Land’s obligation to complete the Transactions, generally to the effect that, for U.S. federal income tax purposes, (a) the Reorganization, taken together with the First Distribution, will qualify as a tax-free transaction under Sections 355, 361 and 368(a)(1)(D) of the Code, (b) each of the subsequent Distributions will qualify for non-recognition of gain and loss pursuant to Sections 355, 361 and/or 368 of the Code except to the extent the Land Cash Payment exceeds RBS Global Inc.’s adjusted tax basis in the Land Common Stock and (c) the Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.
“SEC”	The U.S. Securities and Exchange Commission.
“Securities Act”	The Securities Act of 1933, as amended.
“Separation Agreement”	That certain Separation and Distribution Agreement, dated as of February 15, 2021, by and among Rexnord, Land and Regal, as may be amended from time to time.
“Share Equivalents”	Any instruments that are treated as stock for U.S. federal income tax purposes and any stock that may be issued after the effective time of

Abbreviation/Term	Description
the Merger pursuant to the exercise or settlement of certain options or contracts entered into on or prior to the effective time of the Merger that would be regarded as having been acquired or entered into before the effective time of the Merger as part of a “plan” of which the Spin-Off is a part within the meaning of Section 355(e) of the Code.
“Sidley”	Sidley Austin LLP, counsel to Regal.
“Spin-Off”	The distribution of Land common stock from Rexnord to Rexnord’s stockholders, which is to be made pro rata for no consideration.
“Tax Matters Agreement”	That certain Tax Matters Agreement, dated as of February 15, 2021, by and among Rexnord, Land and Regal, as may be amended from time to time.
“Termination Fee”	A termination fee equal to $150 million that Regal or Rexnord may be required to pay to the other party under certain circumstances in the event of a termination of the Merger Agreement.
“Transaction Documents”	Collectively, the Merger Agreement, the Separation Agreement, the Employee Matters Agreement, the Intellectual Property Matters Agreement, the Real Estate Matters Agreement and the Tax Matters Agreement.
“Transactions”	The Merger, the Reorganization, the Distributions (including the Spin-Off) and the related transactions contemplated by the Merger Agreement, the Separation Agreement and the other Transaction Documents.
“Transition Services Agreement”	The form of Transition Services Agreement to be executed and delivered by and between Rexnord and Land prior to the closing of the Merger.
“Treasury Regulations”	Regulations promulgated by the United States Department of the Treasury.
“U.S. Land Transferred Employees”	Land Transferred Employees primarily providing services in the United States.
“U.S. GAAP”	United States generally accepted accounting principles.
“U.S. holder”	Any beneficial owner that for U.S. federal income tax purposes is an individual U.S. citizen or resident; a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust that (a) is subject to the primary supervision of a court within the United States and subject to the authority of one or more U.S. persons to control all substantial trust decisions, or (b) was in existence on August 20, 1996, and has properly elected under applicable U.S. Treasury Regulations to be treated as a U.S. person.
“WBCL”	The Wisconsin Business Corporations Law, as amended.

QUESTIONS AND ANSWERS
The following are brief answers to certain questions that you, as a Regal shareholder or Rexnord stockholder, may have regarding the Transactions and the matters being considered at the Regal Special Meeting or the Rexnord Special Meeting, as applicable. You are urged to carefully read this joint proxy statement/prospectus-information statement and the other documents referred to in this joint proxy statement/prospectus-information statement in their entirety because this section may not provide all the information that is important to you regarding these matters. See “Summary” for a summary of important information regarding the Merger Agreement, the Merger and the Transactions. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus-information statement. You may obtain the information incorporated by reference into this joint proxy statement/prospectus-information statement, without charge, by following the instructions under “Where You Can Find More Information; Incorporation by Reference.”
Q:
Why am I receiving this joint proxy statement/prospectus-information statement?

A:
You are receiving this joint proxy statement/prospectus-information statement because the parties have agreed that Regal will acquire Rexnord’s PMC Business through the separation of the PMC Business into Land pursuant to the Reorganization, the Spin-Off of Land to stockholders of Rexnord and the merger of Merger Sub with and into Land (which we refer to as the “Merger”), with Land continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Regal. The Merger Agreement, which governs the terms and conditions of the Merger, is attached as Annex A hereto. The Separation Agreement, which governs the Reorganization and Spin-Off, is attached as Annex B hereto.

Your vote is required in connection with the Transactions. Regal and Rexnord are sending these materials to their shareholders and stockholders, respectively, to help them decide how to vote their shares with respect to the Regal Share Issuance Proposal, in the case of Regal, and the Rexnord Separation and Merger Proposal, in the case of Rexnord, and other important matters.
Q:
What matters am I being asked to vote on?

A:
Regal:

In order to implement the Merger, Regal shareholders are being asked to consider and vote upon a proposal to approve the issuance of shares of Regal common stock pursuant to the Merger Agreement (which proposal we refer to as the “Regal Share Issuance Proposal”). Regal shareholders are also being asked to consider and vote upon a proposal to approve an amendment and restatement of Regal’s Articles of Incorporation to effect a change in Regal’s legal name from “Regal Beloit Corporation” to “Regal Rexnord Corporation” (which amendment and restatement will not be implemented if the Merger is not consummated) (which proposal we refer to as the “Regal Name Change Proposal”), a proposal to approve an amendment and restatement of Regal’s Articles of Incorporation to increase the number of authorized shares of Regal common stock from 100,000,000 to 150,000,000 (which amendment and restatement will not be implemented if the Merger is not consummated) (which proposal we refer to as the “Regal Share Authorization Proposal”) and a proposal to approve the adjournment of the special meeting of Regal shareholders, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Regal Special Meeting to approve the Regal Share Issuance Proposal (which proposal we refer to as the “Regal Meeting Adjournment Proposal”).
The approval of the Regal Share Issuance Proposal is the only approval of Regal shareholders required for completion of the transactions contemplated by the Merger Agreement.
Rexnord:
In order to implement the Transactions, Rexnord stockholders are being asked to consider and vote upon a proposal to approve the transactions contemplated by the Merger Agreement and the Separation Agreement (which proposal we refer to as the “Rexnord Separation and Merger Proposal”). Rexnord stockholders are also being asked to consider and vote upon a proposal to approve, on a non-binding basis, the compensation of Rexnord’s named executive officers with respect to the Accelerated Rexnord PSUs (as defined below) (which proposal we refer to as the “Rexnord Compensation Proposal”), and a proposal to approve the adjournment of the special meeting of Rexnord stockholders, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Rexnord Special Meeting to approve the Rexnord Separation and Merger Proposal (which proposal we refer to as the “Rexnord Meeting Adjournment Proposal”).
The approval of the Rexnord Separation and Merger Proposal is the only approval of Rexnord stockholders required for completion of the transactions contemplated by the Merger Agreement and the Separation Agreement.
Q:
Why are Rexnord stockholders being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, the compensation with respect to the Accelerated Rexnord PSUs (as defined herein) (i.e., the Rexnord Compensation Proposal)?

A:
Under SEC rules, Rexnord is required to seek a non-binding, advisory vote of its stockholders with respect to the Accelerated Rexnord PSUs (as defined herein) that may be paid or become payable to Rexnord’s named executive officers.

Q:
When and where will each of the special meetings take place?

A:
Regal:

The Regal Special Meeting will be held on September 1 at 9:00 a.m., Central Time at the James L. Packard Learning Center located at Regal’s corporate headquarters, 200 State Street, Beloit, Wisconsin 53511.
Due to the continuing public health impact of the COVID-19 pandemic, and to support the health and safety of Regal’s employees and shareholders, Regal will provide Internet and audio access to the Regal Special Meeting. To attend the Regal Special Meeting, you must be a registered Regal shareholder as of the Regal record date, or, if your shares are held through a bank, broker or other nominee, you must obtain a legal proxy from such holder and follow the instructions set forth in this joint proxy statement/prospectus-information statement. Instructions for accessing the live audio and webcast are provided below under “Where can I access the live webcast?”. Please note that Regal shareholders will not be able to vote or revoke a proxy through the live audio or webcast, nor participate actively. For those Regal shareholders who decide to attend the Regal Special Meeting in person, health and safety measures consistent with U.S. Center for Disease Control and Prevention and other federal, state and local guidelines will be in place in order to limit exposure to the virus.
Rexnord:
The Rexnord Special Meeting will be held at Rexnord’s corporate offices at 511 W. Freshwater Way, Milwaukee, Wisconsin 53204 on September 1 at 9:00 a.m., Central Time.
To attend the Rexnord Special Meeting, you must be a registered Rexnord stockholder as of the Rexnord record date, or, if your shares are held through a bank, broker or other nominee, you must obtain a legal proxy from such holder and follow the instructions set forth in this joint proxy statement/prospectus-information statement.
Q:
Where can I access the live webcast?

A:
Regal:

The live webcast for the Regal Special Meeting can be accessed by visiting investors.regalbeloit.com or by using the following telephone dial-in information: Toll-free audio: 1-888-317-6003; international audio: 1-412-317-6061; passcode: 6092702. Please note that Regal shareholders will not be able to vote or revoke a proxy through the live audio or webcast, nor participate actively.

Rexnord:
There will be no live webcast for the Rexnord Special Meeting. The Rexnord Special Meeting will be held in person at Rexnord’s corporate offices at 511 W. Freshwater Way, Milwaukee, Wisconsin 53204.
Q:
What constitutes a quorum at the special meetings?

A:
Regal:

To conduct the Regal Special Meeting, a majority of the shares of Regal common stock entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If a Regal shareholder submits a properly executed proxy card or vote by the Internet or telephone, then such Regal shareholder will be considered present at the Regal Special Meeting for purposes of determining the presence of a quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a proposal. We expect the Regal Name Change Proposal to be treated as a “routine” matter. As a result, absent specific instructions from the beneficial owner, banks, brokers and other nominee record holders will have discretionary authority to vote those “street name” shares in connection with the Regal Name Change Proposal, and will be considered present for purposes of determining a quorum. As such, Regal expects that there will be broker “non-votes” at the Regal Special Meeting.
Rexnord:
To conduct the Rexnord Special Meeting, a majority of the shares of Rexnord issued and outstanding common stock entitled to vote at the Rexnord Special Meeting must be present in person or by duly authorized proxy. This is referred to as a “quorum.” If a Rexnord stockholder submits a properly executed proxy card or submits a proxy to vote by Internet or telephone, then such Rexnord stockholder will be considered present at the Rexnord Special Meeting for purposes of determining the presence of a quorum. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a proposal. None of the Rexnord Separation and Merger Proposal, the Rexnord Compensation Proposal, or the Rexnord Meeting Adjournment Proposal are routine matters. As a result, absent specific instructions from the beneficial owner, banks, brokers and other nominee record holders do not have discretionary authority to vote those “street name” shares in connection with any of the proposals, and will not be considered present for purposes of determining a quorum. As such, Rexnord does not expect there to be any broker “non-votes” at the Rexnord Special Meeting.
Q:
Who can vote at the special meetings?

A:
Regal:

The Regal board of directors has fixed the close of business on July 16, 2021 as the record date for the Regal Special Meeting. Only Regal shareholders of record as of the Regal record date are entitled to receive notice of, and to vote at, the Regal Special Meeting or any adjournment or postponement thereof. As of the Regal record date, there were 40,696,142 shares of Regal common stock issued and outstanding and entitled to vote at the Regal Special Meeting.
Rexnord:
The Rexnord board of directors has fixed the close of business on July 16, 2021 as the record date for the Rexnord Special Meeting. Only Rexnord stockholders of record as of the Rexnord record date are entitled to receive notice of, and to vote at, the Rexnord Special Meeting or any adjournment thereof. As of the Rexnord record date, there were 121,105,357 shares of Rexnord common stock issued and outstanding and entitled to vote at the Rexnord Special Meeting.
Q:
What vote is required to approve each proposal?

A:
Regal:

•
Regal Share Issuance Proposal—The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Share Issuance Proposal.

•
Regal Name Change Proposal—The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Name Change Proposal.

•
Regal Share Authorization Proposal— The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Share Authorization Proposal.

•
Regal Meeting Adjournment Proposal—The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Meeting Adjournment Proposal.

Approval of each proposal is not conditioned on the approval of any other proposal; however, the Regal Name Change Proposal and the Regal Share Authorization Proposal will not be implemented if the Merger is not completed.
Rexnord:
•
Rexnord Separation and Merger Proposal—The affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to approve the Rexnord Separation and Merger Proposal.

•
Rexnord Compensation Proposal—Assuming a quorum is present, the results of the advisory vote to approve the compensation of Rexnord’s named executive officers will be determined by a majority of shares voting at the Rexnord Special Meeting. This is an advisory vote and is not binding on Rexnord.

•
Rexnord Meeting Adjournment Proposal—The affirmative vote of a majority of shares represented in person or by proxy, and entitled to vote thereon, at the Rexnord Special Meeting, assuming a quorum is present, is required to approve the Rexnord Meeting Adjournment Proposal.

Approval of each proposal is not conditioned on the approval of any other proposal.
See “What if a holder does not vote or abstains from voting?” below for information regarding the treatment of abstentions and broker non-votes, as well as for the impact of not voting on a specific proposal.
Q:
How do holders of record vote?

A:
Regal:

Regal shareholders may submit a proxy to vote before the Regal Special Meeting in one of the following ways: (1) accessing the website listed on the proxy card (www.proxyvote.com), (2) calling the toll-free number listed on the proxy card (1-800-690-6903) or (3) submitting the proxy card by mail by using the provided self-addressed, stamped envelope.
Regal shareholders may also vote by attending the Regal Special Meeting in person and voting their shares at the meeting.

Rexnord:
Rexnord stockholders may submit a proxy to vote before the Rexnord Special Meeting in one of the following ways: (1) accessing the website listed on the proxy card (www.voteproxy.com), (2) calling the toll-free number listed on the proxy card (1-800-776-9437) or (3) submitting the proxy card by mail by using the provided self-addressed, stamped envelope.
Rexnord stockholders may also vote by attending the Rexnord Special Meeting in person and voting their shares at the meeting.
Q:
How do beneficial holders vote?

A:
Regal:

Beneficial shareholders who hold Regal shares in “street name” through a bank, broker or other nominee, must give instructions to that nominee to vote on their behalf. Please follow the instructions on the voting form from the broker, bank or other nominee who holds your shares.
Rexnord:
Beneficial stockholders who hold Rexnord shares in “street name” through a broker, bank or other nominee, must give instructions to that nominee to vote on their behalf. Please follow the instructions on the voting form from the bank, broker or other nominee who holds your shares.
Q:
If a holder’s shares are held in “street name” through a broker, bank or other nominee, will the broker vote the shares for the holder?

A:
Regal:

Under the rules applicable to banks, brokers and other nominee record holders holding shares in “street name” have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominee record holders are precluded from exercising their voting discretion with respect to the approval of non-routine matters. Regal expects the Regal Name Change Proposal to be considered a routine matter and, as a result, absent specific instruction from the beneficial holder, a bank, broker or other nominee record holder will have discretionary authority to vote those “street name” shares in connection with the Regal Name Change Proposal. However, since the Regal Share Issuance Proposal, the Regal Share Authorization Proposal and the Regal Meeting Adjournment Proposal are non-routine matters, absent specific instructions from the beneficial owner, banks, brokers and other nominee record holders are not empowered to vote those “street name” shares in connection with such proposals.
Rexnord:
Under the rules applicable to banks, brokers and other nominee record holders holding shares in “street name” have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominee record holders are precluded from exercising their voting discretion with respect to the approval of non-routine matters. None of the Rexnord Separation and Merger Proposal, the Rexnord Compensation Proposal, or the Rexnord Meeting Adjournment Proposal are routine matters. As a result, absent specific instructions from the beneficial owner, banks, brokers and other nominee record holders are not empowered to vote those “street name” shares in connection with any of the proposals.
Q:
If a holder is not going to attend the special meeting, should that holder return his or her proxy card or otherwise submit a proxy to vote his or her shares?

A:
Regal:

Yes. Completing, signing, dating and returning the proxy card by mail or submitting a proxy by accessing the website listed on the proxy card or calling the toll-free number listed on the proxy card ensures that the holder’s shares will be represented and voted at the Regal Special Meeting, even if the holder is unable to or does not attend in person.
Rexnord:
Yes. Completing, signing, dating and returning the proxy card by mail or submitting a proxy by accessing the website listed on the proxy card or calling the toll-free number listed on the proxy card ensures that the holder’s shares will be represented and voted at the Rexnord Special Meeting, even if the holder is unable to or does not attend in person.
Q:
Who may attend the Regal Special Meeting?

A:
Only shareholders of record as of the close of business on July 16, 2021, or their proxy holders or the underlying beneficial owners, may attend the Regal Special Meeting. However, seating is limited and will be on a first arrival basis.

To attend the Regal Special Meeting, please follow these instructions:
•
Bring proof of ownership of Regal common stock and a form of photo identification; or

•
If a broker or other nominee holds your shares, bring proof of ownership of Regal common stock on or about the Regal record date through such broker or nominee (or a proxy received from such holder) and a form of photo identification.

Q:
Who may attend the Rexnord Special Meeting?

A:
Only stockholders of record as of the close of business on July 16, 2021, or their proxy holders or the underlying beneficial owners, may attend the Rexnord Special Meeting. However, seating is limited and will be on a first arrival basis.

To attend the Rexnord Special Meeting, please follow these instructions:
•
Bring proof of ownership of Rexnord common stock and a form of photo identification; or

•
If a broker or other nominee holds your shares, bring proof of ownership of Rexnord common stock on or about the Rexnord record date through such broker or nominee (or a proxy received from such holder) and a form of photo identification.

Q:
Can holders change their vote?

A:
Regal:

Yes. Holders of record of Regal common stock who have properly completed and submitted their proxy card or proxy by Internet or telephone can change their vote or revoke their proxy in any of the following ways:
•
notifying Regal’s Corporate Secretary in writing (at Regal’s address set forth in this joint proxy statement/prospectus-information statement, which must be received prior to the proxy’s exercise of the proxy at the Regal Special Meeting);

•
voting again by Internet or telephone (prior to August 31, 2021 at 11:59 p.m. Eastern Time), since only the latest vote will be counted;

•
signing and returning, prior to the prior proxy’s exercise at the Regal Special Meeting, another proxy card that is dated after the date of the first proxy card; or

•
voting while attending the Regal Special Meeting in person (attending the Regal Special Meeting alone will not revoke your proxy).

Beneficial holders of Regal common stock who hold shares in “street name” should contact their bank, broker or other nominee for instructions on how to revoke their proxies. Simply attending the Regal Special Meeting will not revoke a proxy.

Rexnord:
Yes. Holders of record of Rexnord common stock who have properly completed and submitted their proxy card or proxy by Internet or telephone can change their vote or revoke their proxy in any of the following ways:
•
notifying Rexnord’s Corporate Secretary in writing (at Rexnord’s address set forth in this joint proxy statement/prospectus-information statement, which must be received prior to the proxy’s exercise of the proxy at the Rexnord Special Meeting);

•
submitting a later dated proxy by Internet or telephone (prior to August 31, 2021 at 11:59 p.m. Central Time), since only the latest proxy will be counted;

•
signing and returning, prior to the prior proxy’s exercise at the Rexnord Special Meeting, another proxy card that is dated after the date of the first proxy card; or

•
voting while attending the Rexnord Special Meeting in person.

Beneficial holders of Rexnord common stock who hold shares in “street name” should contact their bank, broker or other nominee for instructions on how to revoke their proxies. Simply attending the Rexnord Special Meeting will not revoke a proxy.
Q:
What if a holder does not vote or abstains from voting?

A:
Regal:

Holders of record on the Regal record date for the Regal Special Meeting may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each proposal. For the purposes of a Regal shareholder vote, an abstention will have the same effect as a vote against the Regal Share Issuance Proposal, the Regal Name Change Proposal, the Regal Share Authorization Proposal and the Regal Meeting Adjournment Proposal. Failure to vote shares by a Regal shareholder of record will have no effect on the Regal Share Issuance Proposal, the Regal Share Authorization Proposal and the Regal Meeting Adjournment Proposal (assuming a quorum is present and assuming that the shareholder is not present in person or represented by proxy). Failure to instruct your broker that holds your shares how to vote, resulting in a “broker non-vote,” will have the same effect as a vote against the Regal Share Issuance Proposal, the Regal Name Change Proposal, the Regal Share Authorization Proposal and the Regal Meeting Adjournment Proposal (assuming a quorum is present). All properly signed proxies that are received prior to their exercise at the Regal Special Meeting and that are not revoked will be voted at the Regal Special Meeting according to the instructions indicated on the proxies. If a proxy is returned without an indication as to how shares of Regal common stock represented are to be voted with regard to a particular proposal, the shares of Regal common stock represented by the proxy will be voted in accordance with the recommendation of the Regal board of directors. Therefore, such shares will be voted “FOR” the Regal Share Issuance Proposal, “FOR” the Regal Name Change Proposal, “FOR” the Regal Share Authorization Proposal and, if necessary, “FOR” the Regal Meeting Adjournment Proposal.
Rexnord:
Holders of record on the Rexnord record date for the Rexnord Special Meeting may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each proposal. For the purposes of a Rexnord stockholder vote, an abstention will have the same effect as a vote against the Rexnord Separation and Merger Proposal, the Rexnord Compensation Proposal and the Rexnord Meeting Adjournment Proposal. Failure to vote by a Rexnord stockholder of record will have the same effect as a vote against the Rexnord Separation and Merger Proposal. Failure to vote by a Rexnord stockholder of record will have no effect on the Rexnord Compensation Proposal and the Rexnord Meeting Adjournment Proposal (assuming a quorum is present and assuming that the stockholder is not present in person or represented by proxy). Failure to instruct your broker that holds your shares how to vote will have the same effect as a vote against the Rexnord Separation and Merger Proposal, and will have no effect on the outcome of the Rexnord Compensation Proposal and the Rexnord Meeting Adjournment Proposal (assuming a quorum is present). All properly signed proxies that are received prior to their exercise at the Rexnord Special Meeting and that are not revoked will be voted at the Rexnord Special Meeting according to the instructions indicated on the proxies. If a proxy is returned without an indication as to how shares of Rexnord common stock represented are to be voted with regard to a particular proposal, the shares of Rexnord common stock represented by the proxy will be voted in accordance with the recommendations of the Rexnord board of directors. Therefore, such shares will be voted “FOR” the Rexnord Separation and Merger Proposal, “FOR” the Rexnord Compensation Proposal and, if necessary, “FOR” the Rexnord Meeting Adjournment Proposal.
Q:
Does the Regal board of directors support the Merger?

A:
Yes. The Regal board of directors has approved the Merger Agreement and the Merger and recommends that Regal shareholders vote “FOR” the Regal Share Issuance Proposal, “FOR” the Regal Name Change Proposal, “FOR” the Regal Share Authorization Proposal and “FOR” the Regal Meeting Adjournment Proposal.

Q:
Does the Rexnord board of directors support the Transactions?

A:
Yes. The Rexnord board of directors has approved the transactions contemplated by the Merger Agreement and the Separation Agreement and recommends that Rexnord stockholders vote “FOR” the Rexnord Separation and Merger Proposal, “FOR” the Rexnord Compensation Proposal and “FOR” the Rexnord Meeting Adjournment Proposal.

Q:
What should holders of Regal and Rexnord common stock do now?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus-information statement, holders of Regal common stock and Rexnord common stock should submit a proxy by mail, via the website or by telephone to vote their shares as soon as possible so that their shares will be represented and voted at the respective special meeting. Holders should follow the instructions set forth on the enclosed proxy card or on the voting instruction form provided by the record holder if their shares are held in the name of a bank, broker or other nominee.

Q:
What are the Transactions described in this joint proxy statement/prospectus-information statement?

A:
The Transactions are designed to effect the transfer of the PMC Business to Regal. References to the “Transactions” are to the Merger, the Distributions the Spin-Off, the Reorganization and the related transactions contemplated by the Merger Agreement, the Separation Agreement and the other Transaction Documents, as described under “The Transactions” and elsewhere in this joint proxy statement/prospectus-information statement.

Q:
What will happen in the Reorganization?

A:
Prior to the Distributions and the Merger, certain subsidiaries of Rexnord will undergo an internal restructuring to separate and consolidate the PMC Business under Land pursuant to the Separation Agreement. In the Reorganization, Rexnord will transfer (or cause to be transferred) to Land substantially all of the assets, and Land will assume substantially all of the liabilities, of the PMC Business. See “The Transactions-Overview” beginning on page 67 and “The Transaction Agreements-The Separation Agreement” beginning on page 170.

Q:
What will happen in the Distributions that occur prior to the Merger?

A:
Following the Reorganization, all of the issued and outstanding shares of Land common stock held by an indirect subsidiary of Rexnord will be distributed in a series of distributions to Rexnord’s stockholders. The final distribution of Land common stock from Rexnord to Rexnord’s stockholders will be made pro rata for no consideration (which we refer to as the “Spin-Off”). See “The Transactions” beginning on page 67.

Q:
What will happen in the Merger?

A:
Immediately after the Spin-Off, in accordance with the terms of the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Regal, will be merged with and into Land, with Land surviving the Merger as a wholly-owned subsidiary of Regal. Pursuant to the Merger, the Land common stock held by Rexnord stockholders will be converted into the right to receive shares of Regal common stock based on an exchange ratio specified in the Merger Agreement. See “The Transactions-Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend” beginning on page 70.
Q:
Will the Distributions and Merger occur on the same day?

A:
Yes. The Merger will occur immediately after the Spin-Off, the last step of the Distributions.

Q:
How will the post-Merger ownership of Regal between Rexnord stockholders and pre-Merger Regal shareholders be determined?

A:
The post-Merger ownership of Regal will be the result of a negotiated value exchange between Rexnord and Regal, which was based upon each party’s independent valuations of pre-Merger Regal and the PMC Business, the cash payment by Land (or another member of the Land Group) to Rexnord (or one of its affiliates other than any member of the Land Group) and debt incurred in connection therewith, the Regal Special Dividend paid by Regal to its pre-Merger shareholders and the tax requirements for a Reverse Morris Trust transaction structure (as described below).

The proposed transaction is a Reverse Morris Trust acquisition structure, which generally involves a series of distributions to position a subsidiary (here, Land) as the direct subsidiary of a parent company (here, Rexnord), followed by the final distribution, or spin-off, of the issued and outstanding common stock of a subsidiary (here, Land) from its ultimate parent company (here, Rexnord) to such ultimate parent company’s stockholders, and, pursuant to the same plan, the subsequent merger or other combination of such subsidiary (here, Land) with a third party (here, Merger Sub, a subsidiary of Regal). The spin-off of the subsidiary stock to the ultimate parent company stockholders is intended to qualify as a tax-free transaction under Section 355 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). The subsequent merger of the distributed subsidiary with the acquiring third party is intended to qualify as a tax-free reorganization under Section 368 of the Code. Such a transaction can qualify as tax-free for U.S. federal income tax purposes for the ultimate parent company group, the ultimate parent company’s stockholders and the acquiring third party’s shareholders if the transaction structure meets all applicable requirements, including that, in order for the spin-off to qualify as tax-free to the ultimate parent company group (though not a prerequisite for tax-free treatment to the parent company’s stockholders), the ultimate parent company stockholders own, for tax purposes, more than 50% of the stock of the combined entity immediately after the merger. Therefore, in order to meet all applicable requirements of the Code, Rexnord stockholders must own, for tax purposes, more than 50% of the Regal common stock outstanding immediately following the Merger.
As further explained below under “Q: What is the IRS Ruling and what does that process entail?”, the parties agreed that Rexnord would seek the IRS Ruling (as defined below). If the IRS Ruling is received, Rexnord (relying on the IRS Ruling and the Rexnord Tax Opinion) will be able to take into account the number of shares of Rexnord common stock and Regal common stock owned by certain categories of investors who are both Rexnord stockholders and Regal shareholders in determining the number of shares of Regal common stock that Rexnord stockholders must receive to satisfy the 50% requirement imposed by Section 355(e) of the Code, as determined in accordance with the provisions of the Merger Agreement (we refer to such shares as “Overlap Shares” and we refer to the holders of Overlap Shares as “Overlap Shareholders”). The former shares of Land common stock will be converted into between approximately 38.6% and 50.1% of the outstanding shares of Regal common stock immediately following the Merger, depending on the Exchange Ratio, and any adjustments thereto as provided in the Merger Agreement. Prior to the adjustments provided in the Merger Agreement, the Merger Agreement provides that the Exchange Ratio is equal to a fraction (we refer to such fraction as the “Exchange Ratio”) obtained by dividing (a) the New Share Issuance (as defined below) by (b) the number of shares of Land common stock issued and outstanding immediately prior to the effective time of the Merger (which number of shares the Merger Agreement provides will be the same as the number of shares of Rexnord common stock outstanding as of the Rexnord record date for the Spin-Off). “New Share Issuance” means (i) the number of shares of Regal common stock issued and outstanding immediately prior to the effective time of the Merger multiplied by (ii) a fraction, the numerator of which is 38.6 and the denominator of which is 61.4.
For information about the material tax consequences to Rexnord stockholders resulting from the Reverse Morris Trust structure of the Transactions, see “Material U.S. Federal Income Tax Consequences of the Transactions” beginning on page 269. For information about the material risks that the Distributions, the Merger or both could be taxable to Rexnord stockholders or the Distributions could be taxable to Rexnord, see “Risk Factors-Risks Related to the Transactions-If the Reorganization and the Distributions do not qualify as tax-free under Sections 355 and 368(a) of the Code, including as a result of an error in the determination of Overlap Shareholders or subsequent acquisitions of stock of Rexnord or Regal, then Rexnord and Rexnord stockholders may be required to pay substantial U.S. federal income taxes, and Land (then a subsidiary of Regal) may be obligated to indemnify Rexnord for such taxes imposed on Rexnord” beginning on page 42.
Q: What is the IRS Ruling and what does that process entail?
A:
For purposes of determining whether there is a 50% or greater change of ownership in Land as compared to its ownership immediately following the Spin-Off and before the Merger as required by the rules applicable to a Reverse Morris Trust transaction, Section 355(e) of the Code provides that the amount of any Overlap Shareholder’s ownership percentage in Land immediately prior to the Merger that does not decrease as a result of the Merger is not taken into account as a change of ownership. However, no formal guidance exists regarding the manner in which the Overlap Shareholders may be identified or such Overlap Shareholders’ ownership percentages may be determined for these purposes. Absent guidance from the U.S. Internal Revenue Service (which we refer to as the “IRS”), Rexnord will not be able to make the assumptions about beneficial ownership needed to treat specified investors as Overlap Shareholders. Accordingly, in connection with the Transactions, the parties have agreed that Rexnord will seek a private letter ruling from the IRS (which such private letter ruling we refer to as the “IRS Ruling”) with respect to certain tax aspects of the proposed Transactions, including matters relating to the nature and extent of shareholders who may be counted as Overlap Shareholders for purposes of determining the Exchange Ratio in the Merger. The Merger Agreement provides that, unless the parties otherwise agree, the closing of the Merger shall not occur earlier than the third business day following the earlier of (a) nine months from the date of the Merger Agreement or (b) the date on which (i) the IRS Ruling is received from the IRS, (ii) the IRS informs Rexnord and Regal in writing that the IRS has declined to issue a private letter ruling that satisfies requirements agreed in the Merger Agreement or (iii) Rexnord, with the written consent of Regal, withdraws its request for the IRS ruling. The extent of the Overlap Shareholders that may be counted in determining the Exchange Ratio will depend on whether an IRS Ruling is received and the contents of such IRS Ruling.

Q:
What is the Regal Special Dividend?

A:
In the event that additional shares of Regal common stock are required to be issued as a result of the Exchange Ratio adjustment mechanism described on page 70 of this joint proxy statement/prospectus-information statement, the Merger Agreement provides that, prior to the closing of the Merger, the Regal board of directors will declare a special dividend (which we refer to as the “Regal Special Dividend”) pro rata to the holders of Regal common stock as of a record date prior to the closing of the Merger. The amount of the Regal Special Dividend will depend in part on the number of shares of Regal common stock to be issued to Rexnord stockholders as a result of the adjustment to the Exchange Ratio. The number of shares of Regal common stock to be issued to Rexnord stockholders in turn depends on, among other factors, the amount of Overlap Shares. The extent of the Overlap Shares that may be counted in determining the Exchange Ratio will depend on whether an IRS Ruling is received and the contents of such IRS Ruling. As such, the amount of the Regal Special Dividend will not be known at the time of the Regal Special Meeting or the Rexnord Special Meeting, as described in more detail under “Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend” beginning on page 69; based on assumptions described therein, the Regal Special Dividend could range from $0.00 per share to $48.16 per share of Regal common stock. Rexnord stockholders who receive Regal common stock in the Merger will not be entitled to the Regal Special Dividend since the record date will be prior to the effective time of the Merger. The receipt of the Regal Special Dividend generally will result in taxable income to Regal shareholders. For information related to the material U.S. federal income tax consequences of the Regal Special Dividend to U.S. and non-U.S. holders of Regal common stock, see “Material U.S. Federal Income Tax Consequences of the Transactions- Material Tax Consequences of the Merger and the Regal Special Dividend.” For more information on the Regal Special Dividend, see the section of this document entitled “The Transaction Agreements-The Merger Agreement-Merger Consideration; Regal Special Dividend.”
Q:
What are the possible outcomes of the Exchange Ratio adjustment?

A:
As described in more detail under “Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend” beginning on page 69, the need and the extent of any adjustment to the Exchange Ratio is dependent on a number of factors, many of which will not be known until shortly prior to Closing. The extent of any adjustment to the Exchange Ratio and corresponding amount of any Regal Special Dividend will vary materially depending on the outcome of each of these factors. Each Land stockholder will be entitled to receive the same consideration in respect of its shares of Land common stock, regardless of whether such former Land stockholder is an Overlap Shareholder. Assuming there is no change in the parties’ estimate of the Overlap Shares as of June 30, 2021 and the other assumptions described under “Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend”, summarized below are possible outcomes of the scenarios described thereunder.

	No Counting Scenario	Partial Counting Scenario	Full Counting Scenario	Full Counting and Increased Overlap Scenario	Illustrative Midpoint Scenario(1)
Number of shares of Regal common stock issued to former Land stockholders	40,858,147	28,252,190	25,583,527	25,583,527	26,761,968
Resulting ownership of issued and outstanding shares of Regal common stock by former Land stockholders	50.1%	41.0%	38.6%	38.6%	39.7%
Per share Regal Special Dividend	$48.16 per share	$12.17 per share	$0 per share	$0 per share	$5.67 per share
Aggregate Regal Special Dividend	$1,960 million	$495 million	$0	$0	$231 million
(1)
Represents the number of Regal shares issuable and the Regal Special Dividend payable if Overlap Shares are at the midpoint of the range of Overlap Shares in the Partial Counting Scenario and the Full Counting Scenario.

Q:
What will be the indebtedness of Regal and the PMC Business (which we refer to as the “combined company”), following completion of the Transactions?

A:
The amount of indebtedness of the combined company following the Transactions will depend in large part on the extent of the adjustment, if any, to the Exchange Ratio. See “The Transactions-Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend” beginning on page 70.

Q:
What are the parties’ reasons for the Transactions?

A:
Regal:

In reaching a decision to proceed with the Transactions, the Regal board of directors considered, among other things, (i) that the Transactions will provide significant value creation and financial benefits for Regal and Regal shareholders; (ii) the expectation that the combined company will be a more compelling partner for distributors and will be able to provide complete drive train solutions across all major applications for customers; (iii) the expectation that the combined company will represent an attractive value proposition for both customers and end users; (iv) the expectation that the Transactions will create new avenues for growth through expanded focus outside of North America and improve end market diversity; (v) the expectation that the combined company’s portfolio will be more balanced; (vi) the expectation that the combined research and development efforts of Regal and the PMC Business would fuel the growth of next-generation products and faster development of value-added features through enhanced innovation and reinvestment; (vii) the expectation that Regal would achieve approximately $120 million of estimated annual cost synergies anticipated to be realized within three years; (viii) the expectation that the PMC Business employees’ experience and knowledge will drive improvement in the Regal Business System, and enhance Regal’s ability to achieve, certain of its strategic objectives; (ix) the expectation that the cash flow from the combined businesses after the Transactions would be strong enough to allow Regal to maintain its current quarterly dividends and to repay indebtedness incurred to finance the Transactions; (x) the expectation that the combination with the PMC Business would enhance Regal’s overall credit quality over time; and (xi) the fact that a significant portion of the consideration payable by Regal in the Transactions consists of Regal’s common stock, which, assuming no material adjustment to the Exchange Ratio, will enable Regal to acquire the PMC Business without incurring the additional indebtedness. See “The Transactions-Regal’s Reasons for the Merger; Recommendation of Regal’s Board of Directors” beginning on page 96.
Rexnord:
In reaching a decision to proceed with the Transactions, the Rexnord board of directors considered, among other things, (i) that the Transactions could provide more value to Rexnord and Rexnord stockholders than other potential strategic options for the company or the PMC Business, including a sale of the entire company, retaining the PMC Business, and various alternative transactions; (ii) the Rexnord board of directors’ belief that the Transactions provide the most attractive option with respect to the PMC Business and unlock opportunities for a stand-alone water business; (iii) the Rexnord board of directors’ belief that Regal’s earnings and prospects, and the synergies potentially available in the Transactions, would create the opportunity for the combined company to have superior future earnings and prospects compared to the PMC Business’s earnings and prospects on a stand-alone basis; (iv) the complementary nature of the cultures of the two companies, and Rexnord’s management’s belief that the complementary cultures will facilitate the successful integration and implementation of the Transactions; (v) fact that two independent directors from the Rexnord board of directors mutually agreeable to Rexnord and Regal would be appointed to the Regal board of directors in connection with the closing of the Merger; and (vi) the expanded possibilities for growth that would be available to the combined company, given its larger size, asset base, capital, and footprint. The Rexnord board of directors and its senior management also considered that the Transactions generally would result in a tax-efficient disposition of the PMC Business for Rexnord and its stockholders, while a sale of the PMC Business for cash would result in a taxable disposition of the PMC Business, making such a transaction potentially financially less attractive to Rexnord or requiring potential counterparties to pay additional consideration in order for such a taxable transaction to be competitive with a Reverse Morris Trust transaction. See “The Transactions-Rexnord’s Reasons for the Reorganization, Distributions and the Merger; Recommendation of Rexnord’s Board of Directors” beginning on page 98.
Q:
Why did the parties decide to structure the Transactions as a Reverse Morris Trust?

A:
The parties determined that the Reverse Morris Trust structure was the superior choice for the Transactions because, among other things, the anticipated tax-free nature of the Spin-Off provides a tax efficient method to acquire the PMC Business that is not provided by other structures, thereby making the Reverse Morris Trust structure economically more appealing to all parties as compared to alternative transaction structures. Further, the parties determined that a Reverse Morris Trust transaction that included the counting of Overlap Shares was preferable because it is expected to permit Regal to issue fewer shares of its common stock in the Merger and therefore pay a smaller special dividend to Regal shareholders. For more information about Regal and

Rexnord’s reasons for the Transactions, see “The Transactions-Regal’s Reasons for the Merger; Recommendation of Regal’s Board of Directors” beginning on page 95 and “The Transactions-Rexnord’s Reasons for the Reorganization, Distributions and the Merger; Recommendation of Rexnord’s Board of Directors” beginning on page 97.
Q:
What will Regal shareholders receive in the Merger?

A:
Immediately after the Merger, Regal shareholders will continue to own shares in Regal, which will then include the PMC Business (including the approximately $486.8 million of debt referred to above expected to be incurred by Land in connection with the Transactions). In the event that additional shares of Regal common stock are required to be issued to the former stockholders of Land as a result of the Exchange Ratio adjustment mechanism, the Merger Agreement provides that, prior to the closing of the Merger, the Regal board of directors will declare the Regal Special Dividend. See “The Transactions-Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend” beginning on page 70 and “Risk Factors” beginning on page 38.

Q:
What will Rexnord stockholders receive in the Transactions?

A:
In connection with the Merger, each Rexnord stockholder will ultimately receive shares of Regal common stock. Rexnord stockholders will not be required to pay for the shares of Land common stock distributed in the Distributions or the shares of Regal common stock issued in the Merger. Rexnord stockholders will receive cash in lieu of any fractional shares of Regal common stock to which such stockholders would otherwise be entitled. The former shares of Land common stock will be converted into between approximately 38.6% and 50.1% of the outstanding shares of Regal common stock immediately following the Merger, depending on the Exchange Ratio and any adjustments thereto as provided in the Merger Agreement (including as a result of the IRS Ruling not being received or the contents of the IRS Ruling). Rexnord stockholders who receive Regal common stock in the Merger will not be entitled to the Regal Special Dividend since the record date for the Regal Special Dividend will be prior to the effective time of the Merger. See “The Transactions-Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend” beginning on page 70.

Q:
Will Rexnord stockholders who sell their shares of Rexnord common stock shortly before the completion of the Distributions and Merger still be entitled to receive shares of Regal common stock with respect to the shares of Rexnord common stock that were sold?

A:
Rexnord common stock is currently listed on the NYSE under the ticker symbol “RXN.” It is currently expected that beginning not earlier than one business day before the Rexnord record date to be established for the Distribution, and continuing through the closing date of the Merger, there will be two markets in Rexnord common stock on the NYSE: a “regular way” market and an “ex-distribution” market.

•
If a Rexnord stockholder sells common stock of Rexnord in the “regular way” market under the symbol “RXN” during this time period, such Rexnord stockholder will be selling both his or her common stock of Rexnord and the right to receive shares of Land common stock that will be converted into shares of Regal common stock, and cash in lieu of fractional shares (if any), at the closing of the Merger. Rexnord stockholders should consult their brokers before selling their common stock of Rexnord in the “regular way” market during this time period to be sure they understand the effect of the NYSE “due-bill” procedures.

•
If a Rexnord stockholder sells common stock of Rexnord in the “ex-distribution” market during this time period, such Rexnord stockholder will be selling only his or her common stock of Rexnord, and will retain the right to receive shares of Land common stock that will be converted into shares of Regal common stock, and cash in lieu of fractional shares (if any), at the closing of the Merger.

After the closing date of the Merger, the common stock of Rexnord will no longer trade in the “ex-distribution” market, and any shares of common stock of Rexnord that is sold in the “regular way” market will no longer reflect the right to receive shares of Land common stock that will be converted into shares of Regal common stock, and cash in lieu of fractional shares (if any), at the closing of the Merger. See “The Transactions-Trading Markets” beginning on page 75.
Q:
In what ways will being a stockholder of both Rexnord and Regal differ from being a Rexnord stockholder?

A:
Following the Transactions, Rexnord stockholders will continue to own all of their shares of Rexnord common stock. Their rights as Rexnord stockholders will not change, except that their shares of Rexnord common stock will represent an interest in Rexnord that no longer includes the PMC Business. Rexnord stockholders will also separately own shares of Regal common stock, which will include the PMC Business and the pre-Merger Regal business. The rights of Regal shareholders and Rexnord stockholders will be different. For more information, see “Comparison of Rights of Stockholders Before and After the Merger” beginning on page 192.

Q:
Will the Reorganization, Distributions or Merger affect employees and former employees of Rexnord who hold other Rexnord equity-based awards?

A:
Yes.

Equity Awards Held by Employees Other Than Land Transferred Employees. The equity awards held by employees or former employees of Rexnord who are not Land Transferred Employees will not be converted into or substituted with awards relating to Regal stock. Instead, those awards will remain outstanding as awards for shares of Rexnord, subject to adjustment to reflect the Transactions in such manner as determined by the Rexnord board of directors or its compensation committee The Transactions will not automatically result in the accelerated vesting of any of these awards.
Equity Awards Held by Land Transferred Employees: Certain employees of Rexnord hold equity awards that may be settled in, or whose value is otherwise determined by reference to the value of, Rexnord common stock.
•
Rexnord Stock Options: All vested and unvested Rexnord stock options held by a Land Transferred Employee which are outstanding immediately prior to the effective time of the Reorganization will be converted as of the effective time of the Merger into, or substituted with, an option to purchase shares of Regal common stock which has terms and conditions substantially similar to those applicable to the Rexnord stock options outstanding immediately prior to the effective time of the Reorganization, subject to certain adjustments and exceptions.

•
Rexnord Phantom Stock Options: All vested and unvested Rexnord phantom stock options held by a Land Transferred Employee which are outstanding immediately prior to the effective time of the Reorganization will be converted as of the effective time of the Merger into, or substituted with, an option to receive cash based on a number of shares of Regal common stock which has terms and conditions substantially similar to those applicable to the Rexnord phantom stock options outstanding immediately prior to the effective time of the Reorganization, subject to certain adjustments and exceptions.

•
Rexnord Restricted Stock Units: Each Rexnord restricted stock unit held by a Land Transferred Employee immediately prior to the effective time of the Reorganization will be converted into, or substituted with, an award of a number of Regal restricted stock units of substantially equivalent value which has terms and conditions substantially similar to those applicable to the Rexnord restricted stock unit outstanding immediately prior to the effective time of the Reorganization, subject to certain adjustments and exceptions.

•
Rexnord Performance Stock Units: Each Rexnord performance stock unit held by a Land Transferred Employee immediately prior to the effective time of the Reorganization will be converted into, or substituted with, a number of Regal restricted stock units (based on the actual level of performance under such Rexnord performance stock unit through the effective time of the Reorganization, or such other level of performance deemed achieved, as determined in the sole discretion of Rexnord’s board of directors or compensation committee thereof) of substantially equivalent value which has terms and conditions substantially similar to those applicable to the corresponding Rexnord performance stock unit outstanding immediately prior to the effective time of the Reorganization, subject to certain adjustments and exceptions. However, the Rexnord board of directors or its compensation committee may, in its sole discretion, accelerate the time-based vesting condition, in which case such Rexnord performance stock unit will be settled immediately prior to the Distributions in the form of Rexnord common stock and will not be converted into or substituted with Regal restricted stock units.
Following the closing of the Merger, Regal may in certain limited circumstances be permitted to adjust the Regal substitute awards described above in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made thereunder.
Q:
How will the Transactions affect employees and former employees of Rexnord who invest in the Rexnord Stock Fund through the Rexnord LLC 401(k) Plan?

A:
The Rexnord Stock Fund in the Rexnord LLC 401(k) Plan (which we refer to as the “Rexnord 401(k) Plan”) holds shares of Rexnord common stock. Current and former Rexnord employees invested in the Rexnord Stock Fund hold units in the Rexnord 401(k) Plan, which are primarily comprised of shares of Rexnord common stock. Like other Rexnord common stockholders, as a result of the Transactions, the Rexnord 401(k) Plan will receive shares of Regal common stock. These shares will be set aside under a separate Regal Stock Fund within the Rexnord 401(k) Plan and participants invested in the Rexnord Stock Fund will receive corresponding units in the Regal Stock Fund. This new fund will be frozen to new investments; however, participants in the Regal Stock Fund can transfer the investments out of this fund to another fund at any time. After the closing of the Transaction, the plan fiduciary responsible for evaluating the propriety of investment options may conclude that the Rexnord 401(k) Plan will no longer maintain the Regal Stock Fund, in which case the Rexnord 401(k) Plan will be frozen as to all transactions in the Regal Stock Fund except for participants’ sale of shares of Regal common stock, to be followed by a liquidation of the Regal common stock in the Rexnord 401(k) Plan over some period of time, with no action required on the part of participants. If participants in the Rexnord 401(k) Plan do not move funds out of the Regal Stock Fund, the balance in the Regal Stock Fund is expected to be transferred to an age-appropriate target date fund and no action would be required on their part.

Q:
Has Rexnord set a record date for the Spin-Off?

A:
No. Rexnord will publicly announce the Rexnord record date for the Spin-Off when the Rexnord record date has been determined. This announcement will be made prior to the completion of the Spin-Off and the Merger.

Q:
What are the material U.S. federal income tax consequences to Regal shareholders and Rexnord stockholders resulting from the Reorganization, Distributions and Merger?

A:
Assuming the Reorganization and Distributions (including the Spin-Off) qualify as tax-free transactions under Sections 368(a), 361 and 355 of the Code, Rexnord stockholders will not recognize any taxable income, gain or loss as a result of the Reorganization or Distributions (including the Spin-Off) for U.S. federal income tax purposes. Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. holders (as defined below) of Land common stock who receive Regal common stock in the Merger will not recognize any gain or loss for U.S. federal income tax purposes (except with respect to cash in lieu of fractional shares). Regal shareholders will not receive any stock or other consideration in respect of their shares of Regal common stock pursuant to the Merger (other than the Regal Special Dividend, as described elsewhere in this joint proxy statement/prospectus-information statement), and accordingly will not recognize any gain or loss in respect of their shares of Regal common stock. The receipt of the Regal Special Dividend generally will result in taxable income to Regal shareholders. A “U.S. holder” means any beneficial owner that for U.S. federal income tax purposes is an individual U.S. citizen or resident; a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S.

federal income taxation regardless of its source; or a trust that (i) is subject to the primary supervision of a court within the United States and subject to the authority of one or more U.S. persons to control all substantial trust decisions, or (ii) was in existence on August 20, 1996, and has properly elected under applicable Treasury Regulations to be treated as a U.S. person. For more information, see “Material U.S. Federal Income Tax Consequences of the Transactions” beginning on page 269.
Q:
Are there risks associated with the pendency and the closing of the Merger?

A:
Regal:

Yes. Regal may not realize the expected benefits of the Merger because of the risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 38 and the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 55. Those risks include, among others, risks relating to the uncertainty that the Merger will close and the uncertainty that Regal will be able to integrate the PMC Business successfully.
Rexnord:
Yes. Rexnord may not realize the expected benefits of the Merger because of the risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 38 and the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 55. Those risks include, among others, risks relating to the uncertainty that the Merger will close and risks relating to the tax consequences of the Merger.
Q:
Will the instruments that govern the rights of Regal shareholders and Rexnord stockholders with respect to their shares of the combined company’s common stock after the Merger be different from those that govern the rights of current Regal shareholders?

A:
No. The rights of the shareholders of the combined company with respect to their shares of the combined company’s common stock after the Merger will continue to be governed by applicable laws and Regal’s then existing governing documents.

Q:
Who will serve on the combined company’s board of directors following completion of the Merger?

A:
Following the Merger, Regal’s board of directors will consist of the members of the Regal board of directors immediately prior to the Merger, plus two independent directors from the Rexnord board of directors, who will be appointed to the combined company’s board of directors upon the consummation of the Merger and serve until the next annual meeting of Regal’s shareholders. Rakesh Sachdev is expected to continue as non-executive chairman of the combined company’s board of directors.

Q:
Who will manage the business of the combined company after the Transactions?

A:
Following the Merger, management of the combined company is expected to be led by Regal’s existing chief executive officer, Louis Pinkham.

For more information about the expected executive officers, see “Information About Regal-Directors and Executive Officers of Regal” beginning on page 205.
Q:
Does Regal or Rexnord have to pay anything to the other party if the Merger Agreement is terminated?

A:
Depending on the reasons for termination of the Merger Agreement, Regal and Rexnord may be required to pay the other a termination fee equal to $150 million (which we refer to as the “Termination Fee”) in specified limited circumstances. For a discussion of the circumstances under which the Termination Fee would be payable by one party to the other, see “The Transaction Agreements-The Merger Agreement” beginning on page 152.

Q:
Can Regal shareholders or Rexnord stockholders demand appraisal rights of their shares?

A:
Neither Regal’s shareholders nor Rexnord’s stockholders will be entitled to exercise appraisal or dissenters’ rights under the WBCL or the DGCL in connection with the Reorganization, the Distributions or the Merger.
Q:
What is the current relationship between Land and Regal?

A:
Land is currently a wholly-owned indirect subsidiary of Rexnord and was incorporated as a Delaware corporation in February 2021 to effectuate the Reorganization, Distributions and the Merger. Other than in connection with the Transactions, there is no relationship between Land and Regal.

Q:
When will the Merger be completed?

A:
The Merger is expected to close sometime in the second half of 2021, subject to the completion or waiver of certain specified closing conditions described in this joint proxy statement/prospectus-information statement. Regal and Rexnord are working to complete the Merger as quickly as practicable after closing conditions are met. Assuming that the Regal Share Issuance Proposal is approved by the requisite Regal shareholders at the Regal Special Meeting and the Rexnord Separation and Merger Proposal is approved by the requisite Rexnord stockholders at the Rexnord Special Meeting, other important conditions to the closing of the Merger exist, including, among other things, the consummation of the Reorganization and the Distributions. However, it is possible that factors outside Regal’s and Rexnord’s control could require Rexnord to complete the Reorganization and Distributions and Regal and Rexnord to complete the Merger at a later time or not complete them at all. In addition, the Merger Agreement provides that the Merger cannot occur sooner than (i) the third business day following the receipt of the IRS Ruling, notification by the IRS that it has declined to issue the IRS Ruling, withdrawal by Rexnord (with the written consent of Regal) of its request for the IRS Ruling, or (ii) November 15, 2021, which date was subject to extension in the event of outstanding regulatory approvals, but as of the date of this joint proxy statement/prospectus-information statement, all such approvals have been received. For a discussion of the conditions to the Merger, see “The Transactions-Regulatory Approvals” beginning on page 149, “The Transaction Agreements-The Merger Agreement-Conditions to the Merger” beginning on page 159, and “The Transaction Agreements-The Separation Agreement-Conditions to the Distributions” beginning on page 176.

Q:
Who will bear the cost of soliciting votes for the special meetings?

A:
Regal:

Regal has engaged Kingsdale Shareholder Services, U.S., Inc. (which we refer to as “Kingsdale”) to assist in the solicitation of proxies for the Regal Special Meeting. Regal estimates that it will pay Kingsdale $12,500, plus additional fees to be determined at the conclusion of the solicitation and reimbursement of reasonable expenses. Regal has agreed to indemnify Kingsdale against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Rexnord:
Rexnord has engaged Morrow Sodali LLC (which we refer to as “Morrow Sodali”) to assist in the solicitation of proxies for the Rexnord Special Meeting. Rexnord estimates that it will pay Morrow Sodali $17,000, plus additional fees to be determined at the conclusion of the solicitation and reimbursement of reasonable expenses. Rexnord has agreed to indemnify Morrow Sodali against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Q:
Who can answer my questions?

A:
Regal:

If you have any questions about the Regal Special Meeting or need to obtain proxy cards or other information, please contact:

Kingsdale Shareholder Services, U.S., Inc.
Email: contactus@kingsdaleadvisors.com
Phone: (855) 682-2019.
Rexnord:
If you have any questions about the Rexnord Special Meeting or need to obtain proxy cards or other information, please contact:
Morrow Sodali LLC
Email: RXN@info.morrowsodali.com
Phone: (800) 662-5200 (Toll-Free)
          (203) 658-9400.
Q:
Where can I find more information about Regal, Rexnord, Land and the Transactions?

A:
You can find out more information about Regal, Rexnord, Land and the Transactions by reading this joint proxy statement/prospectus-information statement and, with respect to Regal and Rexnord, from various sources described in “Where You Can Find More Information; Incorporation by Reference” beginning on page 290.

SUMMARY
This summary, together with the section titled “Questions and Answers” immediately preceding this summary, provides a summary of the material terms of the Reorganization, Distributions and the Merger. These sections highlight selected information contained in this joint proxy statement/prospectus-information statement and may not include all the information that is important to you. To better understand the proposed Reorganization, Distributions and the Merger, and the risks related to these transactions, you should read this entire joint proxy statement/prospectus-information statement carefully, including the annexes, as well as those additional documents to which this joint proxy statement/prospectus-information statement refers you. See also “Where You Can Find More Information; Incorporation by Reference.”
Information about the Companies
Regal Beloit Corporation (See page 205)
Regal Beloit Corporation
200 State Street
Beloit, Wisconsin 53511
(608) 364-8800
Regal Beloit Corporation (which we refer to as “Regal”), is a leading manufacturer of electric motors, electrical motion controls, power generation and power transmission products serving markets throughout the world. Regal’s four operating segments are: Commercial Systems, Industrial Systems, Climate Solutions and Power Transmission Solutions. For more information on Regal, see “Information About Regal.”
Phoenix 2021, Inc.
c/o Regal Beloit Corporation
200 State Street
Beloit, Wisconsin 53511
(608) 364-8800
Phoenix 2021, Inc. (which we refer to as “Merger Sub”), is a wholly-owned subsidiary of Regal. Merger Sub was incorporated on February 5, 2021 for the purposes of merging with and into Land in the Merger. Merger Sub has not carried on any activities other than in connection with the Merger Agreement and the Transactions and the approvals contemplated therein.
Rexnord Corporation (See page 206)
Rexnord Corporation
511 W. Freshwater Way
Milwaukee, Wisconsin 53204
(414) 643-3739
Rexnord Corporation (which we refer to as “Rexnord”), is a growth-oriented, multi-platform industrial company with what it believes to be leading market shares and highly trusted brands that serve a diverse array of global end markets. Rexnord currently operates its business in two strategic platforms: Process & Motion Control (which we refer to as the “PMC Business”) and Water Management. For more information on Rexnord, see “Information About Rexnord.”
Land Newco, Inc.
c/o Rexnord Corporation
Rexnord Corporation
511 W. Freshwater Way
Milwaukee, Wisconsin 53204
(414) 643-3739
Land Newco, Inc. (which we refer to as “Land”), was incorporated on February 10, 2021 and is currently a wholly-owned indirect subsidiary of Rexnord. In connection with the Reorganization and Distributions,

Rexnord will cause specified assets and liabilities used in the PMC Business to be transferred to Land, after which time all of the shares of Land common stock will be distributed to Rexnord stockholders.
Rexnord’s PMC Business designs, manufactures, markets and services a broad range of specified, highly-engineered mechanical components used within complex systems where its customers’ reliability requirements and costs of failure or downtime are high. For more information on the PMC Business, see “Information About the PMC Business.”
The Transactions (See “The Transactions” beginning on page 67)
On February 15, 2021, Regal and Rexnord entered into certain agreements to effect the transfer of the PMC Business to Regal. The transactions contemplated by the agreements provide for the separation of the PMC Business to Land, the distribution of Land common stock to Rexnord stockholders and the subsequent merger of Merger Sub with and into Land, with Land surviving as a wholly-owned subsidiary of Regal. As a result of and immediately following these transactions, it is expected that the former shares of Land common stock will be converted into between approximately 38.6% and 50.1% of the outstanding shares of Regal common stock immediately following the Merger. There will be no effect on the outstanding shares of Regal common stock immediately prior to the Merger and, accordingly, it is expected that such shares will represent between approximately 49.9% and 61.4% of the outstanding shares of Regal common stock immediately following the Merger. In no event will the former stockholders of Land hold less than approximately 38.6% of the outstanding shares of Regal common stock immediately after the Merger. Rexnord stockholders will retain their shares of Rexnord common stock. In order to effect the Transactions, Regal, Merger Sub, Rexnord and Land entered into the Merger Agreement and Regal, Rexnord and Land entered into the Separation Agreement. In addition, Regal, Rexnord, Land or their respective affiliates entered into a series of ancillary agreements in connection with the Transactions.
For a more complete discussion of the transaction agreements, see “The Transaction Agreements-The Merger Agreement,” “The Transaction Agreements-The Separation Agreement,” and “Additional Agreements Related to the Reorganization, the Distributions and the Merger.”
Transaction Sequence (See “The Transactions-Transaction Sequence” beginning on page 67)
Below is a step-by-step list illustrating the material events relating to the Reorganization, Distributions and the Merger:
Step 1 Reorganization
Prior to the Distributions and the Merger, Rexnord will transfer (or cause to be transferred) to Land substantially all of the assets, and Land will assume substantially all of the liabilities, of the PMC Business.
Step 2 Incurrence of the DDTL Facility
Prior to the Distributions and the Merger, it is expected that Land will incur debt under the DDTL Facility in an aggregate principal amount of approximately $486.8 million. The proceeds of the DDTL Facility will be used by Land to make a payment to Rexnord LLC under the terms of the Separation Agreement, in the amount of approximately $486.8 million, subject to certain adjustments set forth in the Separation Agreement (which we refer to as the “Land Cash Payment”).
The material terms of the DDTL Facility are described in more detail under “The Transaction Agreements-Debt Financing.”
Step 3 Incurrence of Regal Bridge Facility
In connection with the closing of the Merger, Regal may incur new indebtedness in the form of the Regal Bridge Facility in an aggregate principal amount of up to $2.126 billion. The proceeds under the Regal Bridge Facility may be used by Regal to (i) pay the Regal Special Dividend, (ii) redeem Regal’s senior notes due 2023 under the existing note purchase agreement, dated July 14, 2011 (as amended), by and between Regal and the purchasers thereto and (iii) pay fees and expenses in connection with the Transactions.

Step 4 Distributions
Following the Reorganization, all of the issued and outstanding shares of Land common stock held by a subsidiary of Rexnord will be distributed in a series of distributions to Rexnord’s stockholders (which we refer to as the “Distributions”). The final distribution of Land common stock from Rexnord to Rexnord’s stockholders will be made pro rata for no consideration (which we refer to as the “Spin-Off”).
Step 5 Merger
Following the Distributions, Merger Sub will merge with and into Land, whereby the separate corporate existence of Merger Sub will cease and Land will continue as the surviving corporation and as a wholly-owned subsidiary of Regal. In the Merger, each share of Land common stock issued and outstanding immediately before the effective time of the Merger (which we refer to as the “Effective Time”) (except for any such shares held as treasury stock, or held by Rexnord, Land, Regal or Merger Sub, which will be cancelled) will be automatically converted into the right to receive a number of shares of Regal common stock equal to the Exchange Ratio and subject to any adjustments. Prior to the adjustments provided in the Merger Agreement, the Merger Agreement provides that the Exchange Ratio is equal to a fraction obtained by dividing (a) the New Share Issuance (as defined below) by (b) the number of shares of Land common stock issued and outstanding immediately prior to the effective time of the Merger (we refer to such fraction as the “Exchange Ratio”) (which number of shares the Merger Agreement provides will be the same as the number of shares of Rexnord common stock outstanding as of the Rexnord record date for the Spin-Off). “New Share Issuance” means (a) the number of shares of Regal common stock issued and outstanding immediately prior to the effective time of the Merger multiplied by (b) a fraction, the numerator of which is 38.6 and the denominator of which is 61.4. Prior to any adjustment described below, the Exchange Ratio is designed to result in the outstanding shares of Regal common stock, immediately following the Merger, being owned approximately 38.6% by the former stockholders of Land and approximately 61.4% by the shareholders of Regal immediately prior to the Merger.
However, in order to preserve the tax-free nature of the Spin-Off, the Merger Agreement generally provides that if necessary the Exchange Ratio will be adjusted and increased in a manner designed to ensure that, immediately following the closing of the Merger, the former stockholders of Land (including certain categories of investors who own Overlap Shares immediately prior to the Distributions and the Merger (which we refer to as the “Overlap Shareholders”) own, for tax purposes, at least 50.8% of the outstanding shares of Regal common stock (including for this purpose Share Equivalents (as defined below)). Alternatively, if the parties are not able to obtain a private letter ruling from the U.S. Internal Revenue Service, as requested by Rexnord (which we refer to as the “IRS Ruling”) that addresses certain aspects of the determination of the nature and extent of Overlap Shareholders prior to the closing of the Merger or if the adjustment of the Exchange Ratio would otherwise result in the number of shares of Regal common stock issuable in the Merger (together with Share Equivalents) being greater than 50.1% of all issued and outstanding shares of Regal common stock immediately following the effective time of the Merger, then the concept of Overlap Shareholders will be disregarded for purposes of determining the Exchange Ratio and the Exchange Ratio will instead be adjusted so that the number of shares of Regal common stock issued in the Merger will be increased and a proportionate dividend will be payable to holders of Regal common stock outstanding prior to the closing of the Merger. “Share Equivalents” means any instruments that are treated as stock for U.S. federal income tax purposes and any stock that may be issued after the effective time of the Merger pursuant to the exercise or settlement of certain options or contracts entered into on or prior to the effective time of the Merger that would be regarded as having been acquired or entered into before the effective time of the Merger as part of a “plan” of which the Spin-Off is a part within the meaning of Section 355(e) of the Code.
In the event that additional shares of Regal common stock are required to be issued as a result of the Exchange Ratio adjustment mechanism described above, the Merger Agreement provides that, prior to the closing of the Merger, the Regal board of directors will declare a special dividend (which we refer to as the “Regal Special Dividend”) pro rata to the holders of Regal common stock as of a record date prior to the closing of the Merger. The amount of the Regal Special Dividend will depend in part on, and will be proportional to, the amount of Regal common stock to be issued to Rexnord stockholders. The amount of Regal common stock to be issued to Rexnord stockholders in turn depends on, among other factors, the amount of Overlap Shares. The extent of the Overlap Shares that may be counted in determining the Exchange Ratio will depend on whether an IRS Ruling is received and the contents of such IRS Ruling. Rexnord stockholders who receive Regal common stock in the Merger will not be entitled to the Regal Special Dividend because the record date will be prior to the effective time of the Merger.
Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure of the parties to the Transactions, the corporate structure of the parties immediately following the Reorganization and the Distributions, but before the Merger, and the final corporate structure immediately following the consummation of the Merger.
Existing Structure:
Structure Following the Reorganization and the Distributions, but before the Merger:
Structure Following the Merger:

The Reorganization and the Distributions (see “The Transaction Agreements-The Separation Agreement” beginning on page 170)
Prior to the Distributions and the Merger, certain subsidiaries of Rexnord will undergo an internal restructuring to separate and consolidate the PMC Business to and under Land pursuant to the Separation Agreement. In the Reorganization, Rexnord will transfer (or cause to be transferred) to Land substantially all of the assets, and Land will assume substantially all of the liabilities of the PMC Business.
Following the Reorganization, all of the issued and outstanding shares of Land common stock held by a subsidiary of Rexnord will be distributed in a series of distributions to Rexnord’s stockholders (which we refer to as the “Distributions”). The final distribution of Land common stock from Rexnord to Rexnord’s stockholders will be made pro rata for no consideration (which we refer to as the “Spin-Off”).
Conditions to the Distributions (See “The Transaction Agreements-The Separation Agreement-Conditions to the Distributions” beginning on page 176)
The obligation of Rexnord to complete the Distributions is subject to the satisfaction or waiver by Rexnord (subject to the limitation that certain waivers will also be subject to the prior written consent of Regal) of the following conditions:
•
the consummation of Rexnord’s transfer to Land of substantially all of the assets, and Land’s assumption from Rexnord of substantially all of the liabilities, of the PMC Business (which we refer to as the “Reorganization”);

•
Rexnord LLC, a Delaware limited liability company and a wholly-owned indirect subsidiary of Rexnord (which we refer to as “Rexnord LLC”), having received the Land Cash Payment from Land; and

•
satisfaction or waiver by the party entitled to the benefit thereof of the conditions to the obligations of the parties to the Merger Agreement to consummate the Merger, in each case, other than those conditions that by their nature are to be satisfied contemporaneously with the Distributions, the Merger or the allocation and transfer or assignment of assets and liabilities in accordance with the Separation Agreement pursuant to the Reorganization.

The Merger; Merger Consideration (See “The Transaction Agreements-The Merger Agreement-Merger Consideration; Regal Special Dividend” beginning on page 152 and “The Transactions-Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend” on page 70)
In accordance with the Merger Agreement, immediately following the Distributions, Merger Sub will merge with and into Land. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Land will continue as the surviving corporation and a wholly-owned subsidiary of Regal. Following the Merger, Regal will continue the combined business operations of Regal and Land (which we refer to as the “combined company”).
The Merger Agreement provides that each share of Land common stock issued and outstanding immediately before the effective time of the Merger (which we refer to as the “Effective Time”) will automatically convert at the effective time of the Merger into a number of shares of Regal common stock based upon the exchange ratio set forth in the Merger Agreement. However, each share of Land common stock that is held by Rexnord, Land, any subsidiary of Land, any other subsidiary of Rexnord, Regal, Merger Sub or any other subsidiary of Regal will be automatically cancelled at the effective time of the Merger.
Prior to any adjustments contemplated by the Merger Agreement (if any), the Merger Agreement provides that the Exchange Ratio is equal to a fraction obtained by dividing (A) the New Share Issuance by (B) the number of shares of Land common stock issued and outstanding immediately prior to the effective time of the Merger (which number of shares the Merger Agreement provides will be the same as the number of shares of Rexnord common stock outstanding as of the Rexnord record date for the Spin-Off). Prior to any adjustment described in the following paragraphs, the Exchange Ratio is designed to result in the outstanding shares of Regal common stock, immediately following the Merger, being owned approximately 38.6% by the former stockholders of Land and approximately 61.4% by the shareholders of Regal immediately prior to the Merger.

In order to preserve the tax-free nature of the Spin-Off, the Merger Agreement generally provides that the Exchange Ratio will be adjusted and increased in a manner designed to ensure that, immediately following the closing of the Merger, former stockholders of Land (including the Overlap Shareholders) own, for tax purposes, at least 50.8% of the outstanding shares of Regal common stock (including for this purpose Share Equivalents). Alternatively, if the parties are not able to obtain an IRS Ruling that addresses certain aspects of the determination of the nature and extent of Overlap Shareholders prior to the closing of the Merger or if the adjustment of the Exchange Ratio would otherwise result in the number of shares of Regal common stock issuable in the Merger (together with Share Equivalents) being greater than 50.1% of all issued and outstanding shares of Regal common stock immediately following the effective time of the Merger, then the concept of Overlap Shareholders will be disregarded for purposes of determining the Exchange Ratio and the Exchange Ratio will instead be adjusted so that the number of shares of Regal common stock issued in the Merger will be increased and a proportionate dividend will be payable to holders of Regal common stock outstanding prior to the closing of the Merger. These adjustments are more fully described in Section 1.5(b) of the Merger Agreement. The Merger Agreement also provides for procedures by which the parties would work together to determine the extent of the Overlap Shareholders. The Merger Agreement further provides for certain customary adjustments of the Exchange Ratio in the event of stock splits, combinations of shares, reclassifications, recapitalizations or other similar transactions with respect to Regal common stock.
In the event that additional shares of Regal common stock are required to be issued as a result of the Exchange Ratio adjustment mechanism described above, the Merger Agreement provides that, prior to the closing of the Merger, the Regal board of directors will declare the Regal Special Dividend. The amount of the Regal Special Dividend will depend in part on, and will be proportional to, the amount of additional Regal common stock to be issued to Rexnord stockholders as a result of the Exchange Ratio adjustment mechanism described above. The amount of Regal common stock to be issued to Rexnord stockholders in turn depends on, among other factors, the amount of Overlap Shares. The extent of the Overlap Shares that may be counted in determining the Exchange Ratio will depend on whether an IRS Ruling is received and the contents of such IRS Ruling. Rexnord stockholders who receive Regal common stock in the Merger will not be entitled to the Regal Special Dividend because the record date will be prior to the effective time of the Merger. Holders of shares of Rexnord common stock (who, following the Distributions, will have also become holders of shares of Land common stock) will not be required to pay for the shares of Regal common stock they receive and will also retain all of their shares of Rexnord common stock. Existing shares of Regal common stock will remain outstanding.
The Regal Special Dividend will be in an amount, in the aggregate, equal to the Baseline Regal Value (as defined below) minus the Adjusted Regal Value (as defined below). The “Baseline Regal Value” is an amount equal to the product of (i) the number of shares of Regal common stock issued and outstanding as of the record date for the Regal Special Dividend and (ii) $128.8215. The “Adjusted Regal Value” means an amount equal to (i) the Baseline Regal Value multiplied by (ii) a fraction obtained by dividing (A) without giving effect to the adjustment mechanism, the New Share Issuance by (B) the total number of shares of Regal common stock to be issued in the Merger after giving effect to the adjustment mechanism.
No fractional shares of Regal common stock will be issued pursuant to the Merger. All fractional shares of Regal common stock that a holder of shares of Land common stock would otherwise be entitled to receive as a result of the Merger will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, determined by multiplying such fraction by the closing price of a share of Regal common stock on the NYSE on the last business day prior to the date on which the Merger becomes effective. The Merger consideration and cash in lieu of fractional shares (if any) paid in connection with the Merger will be reduced by any applicable withholding taxes. See “The Transactions-Merger Consideration; Regal Special Dividend” beginning on page 152.
Conditions to the Merger (See “The Transaction Agreements-The Merger Agreement-Conditions to the Merger” beginning on page 159)
As more fully described in this joint proxy statement/prospectus-information statement, the obligations of each of the parties to effect the closing of the Merger are subject to the satisfaction or waiver of a number of conditions, including those described below.

Mutual Conditions
The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver of the following conditions:
•
the effectiveness of the registration statement of which this joint proxy statement/prospectus-information statement is a part, and the effectiveness of the registration statement of Land, the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect to the effectiveness of any such registration statement and the expiration of applicable notice periods required by applicable stock exchange rules or securities laws;

•
the approval by the requisite Regal shareholders of the Regal Share Issuance Proposal and the approval by the requisite Rexnord stockholders of the Rexnord Separation and Merger Proposal;

•
the consummation of the Reorganization and the Distributions, and the execution and delivery of the Transition Services Agreement;

•
the making of the Land Cash Payment;

•
the declaration, if required, by the Regal board of directors of the Regal Special Dividend;

•
the receipt of applicable consents, authorizations, orders, or approvals required under other competition laws in certain jurisdictions and under foreign investment laws in certain jurisdictions, as well as the expiration of the applicable waiting period under the HSR Act;

•
the approval for listing (subject to notice of issuance) on the New York Stock Exchange of the shares of Regal common stock to be issued pursuant to the Merger Agreement;

•
the absence of a pending legal proceeding or action in which a governmental body with jurisdiction over the parties to the Merger Agreement is a party:

•
challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Transactions; or

•
seeking actions in connection with the Merger or any of the other Transactions that, individually or in the aggregate, would reasonably be expected to result in a Burdensome Condition; and

•
any action by a governmental body that enjoins, restrains or prohibits the consummation of the Merger, the Spin-Off, the Reorganization, the Regal Special Dividend, the Land Cash Payment the Distributions or the other transactions contemplated by the Transaction Documents.

Regal’s Conditions
Regal’s and Merger Sub’s obligations to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the truth and correctness of the representations and warranties of Rexnord set forth in the Merger Agreement, generally both when made and at the time of the closing of the Merger, subject to certain specified materiality standards;

•
the performance or compliance in all material respects by Rexnord, Land or the Land Group of all covenants required under the Merger Agreement and the other Transaction Documents to be complied with or performed by them at or prior to the closing of the Merger;

•
the absence of the occurrence of a material adverse effect of Land since the execution of the Merger Agreement;

•
the receipt by Regal and Merger Sub of a certificate executed by the chief executive officer of Rexnord confirming the satisfaction of the conditions described in the preceding three bullet points, as well as the consummation of the Reorganization and the Distributions;

•
the receipt by Regal and Merger Sub of the Regal Tax Opinion;

•
receipt by Regal of an opinion as to the solvency of Regal and Rexnord immediately following the Spin-Off, the Regal Special Dividend and the Merger, as the case may be, which opinion has not been withdrawn or rescinded; and

•
receipt by Regal of a statement described in Section 1.1445-2(c)(3)(i) of the Treasury Regulations from Rexnord certifying that the interests of Land are not U.S. real property interests.

Rexnord’s Conditions
Rexnord’s and Land’s obligations to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the truth and correctness of the representations and warranties of Regal set forth in the Merger Agreement, generally both when made and at the time of the closing of the Merger, subject to certain specified materiality standards;

•
the performance or compliance in all material respects by Regal and Merger Sub of all obligations and covenants required under the Merger Agreement and the other Transaction Documents to be complied with or performed by them at or prior to the closing of the Merger;

•
the absence of a material adverse effect of Regal since the execution of the Merger Agreement;

•
the receipt by Rexnord of a certificate signed by the chief executive officer of Regal certifying the satisfaction of the conditions described in the preceding three bullet points;

•
the receipt by Rexnord of the Rexnord Tax Opinion;

•
receipt by Rexnord of an opinion as to the solvency of Regal and Rexnord immediately following the Spin-Off, the Regal Special Dividend and the Merger, as the case may, which opinion has not been withdrawn or rescinded; and

•
the appointment of two independent Rexnord directors mutually agreeable to Regal and Rexnord to the Regal board of directors.

Opinion of Regal’s Financial Advisors
Opinion of Barclays (See “The Transactions-Opinion of Barclays” beginning on page 113)
On February 14, 2021, Barclays Capital Inc. (which we refer to as “Barclays”), verbally rendered its opinion to the Regal board of directors (which was subsequently confirmed in writing by delivery of Barclays’ written opinion addressed to the Regal board of directors dated February 15, 2021) as to the fairness, from a financial point of view to Regal of the Exchange Ratio.
Barclays’ opinion was directed to the Regal board of directors (in its capacity as the Regal board of directors) and only addressed the fairness, from a financial point of view, to Regal of the Exchange Ratio and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Barclays’ opinion in this joint proxy statement/prospectus-information statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this joint proxy statement/prospectus-information statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Barclays in connection with the preparation of its opinion. However, neither Barclays’ opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus-information statement are intended to be, and do not constitute, advice or a recommendation to the Regal board of directors, any security holder of Regal or any other person as to how to act or vote with respect to any matter relating to the Merger. See “The Transactions-Opinion of Barclays.”
Opinion of Incentrum (See “The Transactions-Opinion of Incentrum” beginning on page 122)
On February 14, 2021, Incentrum Securities, LLC (which we refer to as “Incentrum”), rendered its oral opinion to the Regal board of directors (which was subsequently confirmed in writing by delivery of Incentrum’s written opinion addressed to the Regal board of directors dated February 15, 2021) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Incentrum as set forth in Incentrum’s written opinion, the Exchange Ratio is fair from a financial point of view to Regal.

Incentrum’s opinion was directed to the Regal board of directors (in its capacity as such) and was limited to the fairness from a financial point of view, to Regal of the Exchange Ratio specified in the Merger Agreement, and did not address any other term or aspect of the Transactions or any term or aspect of any other agreement or instrument contemplated by the Transaction Documents or entered into or amended in connection with the Transactions. The summary of Incentrum’s opinion in this joint proxy statement/prospectus-information statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex E to this joint proxy statement/prospectus-information statement and describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Incentrum in rendering its opinion. Neither Incentrum’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus-information statement are intended to be, and do not constitute, advice or a recommendation as to how any holder of Regal common stock or any other person should vote with respect to the Transactions or any other matter. See “The Transactions-Opinion of Incentrum.”
Opinion of Rexnord’s Financial Advisor
Opinion of Evercore (See “The Transactions-Opinion of Evercore” beginning on page 133)
Rexnord retained Evercore Group L.L.C. (which we refer to as “Evercore”) to act as financial advisor to the Rexnord board of directors and Rexnord Transaction Committee to provide financial advice and assistance in connection with the Merger. As part of this engagement, Rexnord requested that Evercore evaluate the fairness, from a financial point of view, to holders of Rexnord common stock of the Exchange Ratio pursuant to the Merger Agreement. On February 14, 2021, Evercore rendered to the Rexnord board of directors and the Rexnord Transaction Committee, its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Rexnord common stock.
Evercore’s opinion was addressed to, and provided for the information and the benefit of, the Rexnord board of directors (in its capacity as the Rexnord board of directors) and the Rexnord Transaction Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Exchange Ratio to the holders of Rexnord common stock and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Rexnord, nor does it address the underlying business decisions of Rexnord to engage in the Merger. The summary of Evercore’s opinion in this joint proxy statement/prospectus-information statement is qualified in its entirety by reference to the full text of its written opinion, dated February 14, 2021, which is attached as Annex C to this joint proxy statement/prospectus-information statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Evercore in connection with the preparation of its opinion. However, neither Evercore’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus-information statement are intended to be, and do not constitute, advice or a recommendation to the Rexnord board of directors, any security holder of Rexnord or any other person as to how to act or vote with respect to any matter relating to the Merger. See “The Transactions-Opinion of Evercore.”
Board of Directors and Management of Regal Following the Merger (See “Information About Regal-Directors and Executive Officers of Regal” beginning on page 205.
Following the Merger, Regal’s board of directors will consist of the existing members of the Regal board of directors immediately prior to the Merger, plus two independent directors from the Rexnord board of directors (to be mutually agreed by Regal and Rexnord) who will serve on the Regal board of directors until the next annual meeting of Regal shareholders. Rakesh Sachdev is expected to continue as non-executive chairman of the combined company’s board of directors.
Following the Merger, management of the combined company is expected to be led by Regal’s existing chief executive officer, Louis Pinkham.
Interests of Directors and Executive Officers in the Merger (See “The Transactions-Interests of Directors and Executive Officers in the Merger” beginning on page 144).

Certain of the executive officers of Regal and Rexnord and certain members of the Regal and Rexnord board of directors may have interests in the Transactions that differ from, or are in addition to, those of the Regal and Rexnord stockholders.
Regulatory Approvals (See “The Transactions-Regulatory Approvals” beginning on page 149, “The Transaction Agreements-The Merger Agreement-Regulatory Matters” beginning on page 165).
As further described in this joint proxy statement/prospectus-information statement, to complete the Reorganization, the Distributions and the Merger, there were filings, notices and waiting periods required in order for Regal and Rexnord to obtain required authorizations, approvals and/or consents from a number of antitrust, competition and other regulatory authorities, including required approvals under the competition laws of certain jurisdictions, clearance under certain foreign investment laws, as well as the expiration of the applicable waiting period under the HSR Act. Regal and Rexnord agreed to use their respective reasonable best efforts to obtain such authorizations, approvals and/or consents. As of the date of this joint proxy statement/prospectus-information statement, the waiting period under the HSR Act has expired and all other such authorizations, approvals and/or consents required by the Merger Agreement to be obtained prior to the closing of the Merger have been obtained and, accordingly, the relevant conditions in the Merger Agreement are satisfied as of the date of this joint proxy statement/prospectus-information statement. For additional information, see “The Transactions-Regulatory Approvals.”
No Dissenters’ Rights or Rights of Appraisal (See “The Transactions-No Dissenters’ Rights or Rights of Appraisal” beginning on page 151)
Neither Regal’s shareholders nor Rexnord’s stockholders will be entitled to exercise appraisal or dissenters’ rights under the WBCL or the DGCL in connection with the Reorganization, the Distributions or the Merger.
Debt Financing (See “The Transaction Agreements-Debt Financing” beginning on page 180)
Concurrently with the execution of the Merger Agreement, Regal entered into the Regal Commitment Letter with certain financial institutions (which we refer to as the “Regal Commitment Parties”), pursuant to which the Regal Commitment Parties committed to provide senior bridge loans under a 364-day senior bridge loan credit facility in an aggregate principal amount of up to $2.126 billion (which we refer to as the “Regal Bridge Facility”), subject to the terms and conditions of the Regal Commitment Letter, and Land entered into the Land Commitment Letter with certain financial institutions (which we refer to as the “Land Commitment Parties”), pursuant to which the Land Commitment Parties committed to provide senior bridge loans under a 364-day senior bridge loan credit facility in an aggregate principal amount of approximately $486.8 million (which we refer to as the “Land Bridge Facility”), subject to the terms and conditions of the Land Commitment Letter. On May 14, 2021 Land entered into the Land Credit Agreement with certain financial institutions (which we refer to as the “Land Credit Parties”), pursuant to which the Land Credit Parties committed to provide a delayed draw term loan facility with commitments in an aggregate principal amount of approximately $486.8 million (which we refer to as the “DDTL Facility”), subject to the terms and conditions of the Land Credit Agreement. Upon the effectiveness of the Land Credit Agreement the Land Commitment Letter and the commitments thereunder were terminated. Regal has agreed to indemnify Rexnord, Land and their subsidiaries with respect to certain aspects of the DDTL Facility.
Termination (See “The Transaction Agreements-The Merger Agreement-Termination” beginning on page 167)
The Merger Agreement may be terminated at any time prior to the effective time of the Merger by the mutual written consent of Regal and Rexnord. Also, subject to specified qualifications and exceptions, Regal or Rexnord may terminate the Merger Agreement if, at any time prior to the effective time of the Merger:
•
the Merger has not been consummated on or prior to November 15, 2021 (which we refer to as the “End Date”), which date was subject to extension in the event of outstanding regulatory approvals, but as of the date of this joint proxy statement/prospectus-information statement, all such approvals have been received;

•
any governmental order or other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other Transaction Documents becomes final and non-appealable;

•
the requisite Regal shareholders fail to approve the Regal Share Issuance Proposal at the Regal Special Meeting (including any adjournment or postponement thereof); or

•
the requisite Rexnord stockholders fail to approve the Rexnord Separation and Merger Proposal at the Rexnord Special Meeting (including any adjournment thereof).

In addition, subject to specified qualifications and exceptions, Regal may terminate the Merger Agreement if, at any time prior to the effective time of the Merger:
•
prior to receipt of requisite Rexnord stockholder approval of the Rexnord Separation and Merger Proposal, a “Rexnord Triggering Event” has occurred, which means (i) the Rexnord board of directors (or any committee thereof) withdraws or modifies its recommendation that Rexnord stockholders vote to approve the Rexnord Separation and Merger Proposal at the Rexnord Special Meeting (or adopts or recommends to Rexnord stockholders an Acquisition Proposal other than the Transactions) (which we refer to as a “Rexnord Change in Recommendation”), (ii) the Rexnord board of directors fails to reaffirm its recommendation of the Merger Agreement within five days’ notice of Regal’s request for such reaffirmation after an Acquisition Proposal has become public knowledge, (iii) Rexnord or any of its subsidiaries enters into any letter of intent or similar document relating to any Acquisition Transaction or (iv) the Rexnord board of directors fails to recommend against a competing tender offer or exchange offer for 20% or more of the outstanding capital stock of Rexnord within ten days after commencement of such offer; or

•
the accuracy of any representation or warranty made by Rexnord or Land would no longer be accurate as of the closing date of the Merger or the breach of any covenant or obligation in the Merger Agreement or the other Transaction Documents such that Regal’s or Merger Sub’s applicable condition to closing would not be satisfied, and such inaccuracy or breach is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by Regal to Rexnord and (ii) three business days before the End Date.

In addition, subject to specified qualifications and exceptions, Rexnord may terminate the Merger Agreement if, at any time prior to the effective time of the Merger:
•
prior to receipt of the applicable Regal shareholder approval of the Regal Share Issuance Proposal, and subject to payment by Rexnord to Regal of the Termination Fee described below, a “Regal Triggering Event” has occurred, which means (i) the Regal board of directors (or any committee thereof) withdraws or modifies its recommendation that Regal shareholders vote to approve the Regal Share Issuance Proposal at the Regal Special Meeting (or adopts or recommends to Regal shareholders an Acquisition Proposal other than the Transactions) (which we refer to as a “Regal Change in Recommendation”), (ii) the Regal board of directors fails to reaffirm its recommendation of the Merger Agreement within five days’ notice of Rexnord’s request for such reaffirmation after an Acquisition Proposal has become public knowledge, (iii) Regal or any of its subsidiaries enters into any letter of intent or similar document relating to any Acquisition Transaction or (iv) the Regal board of directors fails to recommend against a competing tender offer or exchange offer for 20% or more of the outstanding capital stock of Regal within ten days after commencement of such offer; or

•
the accuracy of any representation or warranty made by Regal or Merger Sub would no longer be accurate as of the closing date of the Merger or the breach of any covenant or obligation in the Merger Agreement or the other Transaction Documents such that Rexnord’s or Land’s applicable condition to closing would not be satisfied, and such inaccuracy or breach is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by Rexnord to Regal and (ii) three business days before the End Date.

In the event of termination of the Merger Agreement, the Merger Agreement will terminate without any liability on the part of any party, provided that such termination shall not relieve any party from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in the Merger Agreement except as described below under “The Merger Agreement-Termination Fee Payable in Certain Circumstances.”

Termination Fee Payable in Certain Circumstances
The Merger Agreement provides that in the event of termination of the Merger Agreement prior to the closing date under certain circumstances described below, Regal or Rexnord may be required to pay a termination fee equal to $150 million to the other party (which we refer to as the “Termination Fee”).
Regal has agreed to pay the Termination Fee to Rexnord in the following circumstances, subject to certain specified conditions:
•
if Rexnord terminates the Merger Agreement following a Regal Triggering Event; or

•
if (i) prior to the Regal Special Meeting, an Acquisition Proposal with respect to Regal is made and (ii) within 12 months of termination of the Merger Agreement, Regal consummates, or enters into a definitive agreement to consummate, any Acquisition Proposal (substituting each reference to “20%” in the definition of “Acquisition Proposal” to “50%”).

Rexnord has agreed to pay the Termination Fee to Regal in the following circumstances, subject to specified conditions:
•
if Regal terminates the Merger Agreement following a Rexnord Triggering Event; or

•
if (i) prior to the Rexnord Special Meeting, an Acquisition Proposal with respect to Land or Rexnord is made and (ii) within 12 months of termination of the Merger Agreement, Rexnord consummates, or enters into a definitive agreement to consummate, any Acquisition Proposal (substituting each reference to “20%” in the definition of “Acquisition Proposal” to “50%”).

In no event will either Regal or Rexnord be required to pay the Termination Fee more than once.
Regal Special Meeting (See “The Regal Special Meeting” beginning on page 57)
Proposals
The purposes of the Regal Special Meeting are as follows:
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Regal Share Issuance Proposal—to consider and vote upon the Regal Share Issuance Proposal;

•
Regal Name Change Proposal—to consider and vote upon the Regal Name Change Proposal;

•
Regal Share Authorization Proposal—to consider and vote upon the Regal Share Authorization Proposal; and

•
Regal Meeting Adjournment Proposal—to consider and vote upon the Regal Meeting Adjournment Proposal.

Completion of the Merger is conditioned on the approval by Regal shareholders of the Regal Share Issuance Proposal.
Required Vote (See “The Regal Special Meeting-Required Vote” beginning on page 58)
•
Regal Share Issuance Proposal—The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Share Issuance Proposal. The Merger will not occur unless the Regal Share Issuance Proposal is approved.

•
Regal Name Change Proposal—The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Name Change Proposal. The amendment and restatement of Regal’s Articles of Incorporation will not be implemented if the Merger is not consummated.

•
Regal Share Authorization Proposal— The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Share Authorization Proposal. The amendment and restatement of Regal’s Articles of Incorporation will not be implemented if the Merger is not consummated.

•
Regal Meeting Adjournment Proposal—The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Meeting Adjournment Proposal.

Approval of each proposal is not conditioned on the approval of any other proposal.
Voting by Regal Directors and Executive Officers (See “The Regal Special Meeting-Certain Ownership of Regal Common Stock” beginning on page 61).
As of the Regal record date, Regal’s named executive officers and directors beneficially owned 344,760 shares of Regal common stock, representing approximately 0.8% of the shares outstanding as of such date. Regal currently expects that each of its directors and executive officers will vote their shares of Regal common stock in favor of all proposals, although none of them has entered into an agreement requiring them to do so.
Rexnord Special Meeting
Proposals
The purposes of the Rexnord Special Meeting are as follows:
•
Rexnord Separation and Merger Proposal—to consider and vote upon the Rexnord Separation and Merger Proposal;

•
Rexnord Compensation Proposal—to consider and vote upon the Rexnord Compensation Proposal; and

•
Rexnord Meeting Adjournment Proposal—to consider and vote upon the Rexnord Meeting Adjournment Proposal.

Required Vote (See “The Rexnord Special Meeting-Required Vote” beginning on page 63)
•
Rexnord Separation and Merger Proposal—The affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to approve the Rexnord Separation and Merger Proposal.

•
Rexnord Compensation Proposal—Assuming a quorum is present, the results of the advisory vote to approve the compensation of Rexnord’s named executive officers will be determined by a majority of shares voting at the Rexnord Special Meeting. This is an advisory vote and is not binding on Rexnord.

•
Rexnord Meeting Adjournment Proposal—The affirmative vote of a majority of shares represented in person or by proxy, and entitled to vote thereon, at the Rexnord Special Meeting, assuming a quorum is present, is required to approve the Rexnord Meeting Adjournment Proposal.

Approval of each proposal is not conditioned on the approval of any other proposal.
Voting by Rexnord Directors and Executive Officers (See “The Rexnord Special Meeting-Certain Ownership of Rexnord Common Stock” beginning on page 65).
As of the Rexnord record date, Rexnord’s named executive officers and directors beneficially owned 3,542,253 shares of Rexnord common stock, representing approximately 2.9% of the shares outstanding as of such date. Rexnord expects that each of its directors and executive officers will vote their shares of Rexnord common stock in favor of all proposals, although none of them has entered into an agreement requiring them to do so.
Material U.S. Federal Income Tax Consequences of the Transactions (See “Material U.S. Federal Income Tax Consequences of the Transactions” beginning on page 269)
Assuming the Reorganization and Distributions (including the Spin-Off) qualify as tax-free transactions under Sections 368(a), 361 and 355 of the Code, Rexnord stockholders will not recognize any taxable income, gain or loss as a result of the Reorganization or Distributions (including the Spin-Off) for U.S. federal income tax purposes. Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. holders, as defined below, of Land common stock who receive Regal common stock in the Merger will not recognize any gain or loss for U.S. federal income tax purposes (except with respect to cash in lieu of fractional shares). Regal shareholders will not receive any stock or other consideration in respect of their shares of Regal common stock pursuant to the Merger (other than the Regal Special Dividend, as described elsewhere in this joint proxy statement/prospectus-information statement), and accordingly will not recognize any gain or loss in respect of their shares of Regal common stock. The receipt of the Regal Special Dividend generally will result in taxable income to Regal shareholders. A “U.S. holder” means any beneficial owner that for U.S. federal income tax purposes is an individual U.S. citizen or resident; a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust that (i) is subject to the primary supervision of a court within the United States and subject to the authority of one or more U.S. persons to control all substantial trust decisions, or (ii) was in existence on August 20, 1996, and has properly elected under applicable Treasury Regulations to be treated as a U.S. person.
Risk Factors (See “Risk Factors” beginning on page 38)
Regal shareholders and Rexnord stockholders should carefully consider the matters described in the section “Risk Factors,” as well as other information included in this joint proxy statement/prospectus-information statement and the other documents to which they have been referred.
Risk Factors Summary
Such risk factors encompass risks relating to the Transactions, including:
•
Regal and Rexnord may be unable to satisfy the conditions or obtain the approvals required to complete the Transactions.

•
The extent of the Regal Special Dividend that Regal may pay, and the number of shares of Regal common stock that Regal may issue, in the Transactions are uncertain.

•
The amount of debt that Regal and Land may incur in connection with the Transactions is uncertain and may be substantial.

•
Regal’s failure to successfully integrate the PMC Business and realize forecasted synergies from the Transactions and any future acquisitions into its business within its expected timetable could adversely affect the combined company’s future results and the market price of Regal common stock following the completion of the Transactions.

•
Regal and Rexnord will incur significant costs related to the Transactions that could have an adverse effect on their liquidity, cash flows and operating results.

•
Businesses that Regal has acquired or that it may acquire in the future, including the PMC Business, may have liabilities which are not known to Regal.

•
The Merger consideration payable in the Merger will not be adjusted in the event the value of the PMC Business or its assets or the value of Regal changes before the Merger is completed.

•
The market price of Regal common stock or Rexnord common stock may decline as a result of the Transactions and the market price of Regal common stock or Rexnord common stock after the consummation of the Transactions may be affected by factors different from those affecting the price of Rexnord common stock or Regal common stock before the Merger.

•
The pendency of the Transactions could adversely affect Regal’s, Rexnord’s and the PMC Business’s business and operations.

•
Investors holding shares of Regal common stock immediately prior to the completion of the Merger will, in the aggregate, have a significantly reduced ownership and voting interest in Regal after the Merger and will exercise less influence over management.

•
Sales of Regal common stock after the completion of the Merger may negatively affect its market price.

•
If the Reorganization and the Distributions do not qualify as tax-free under Sections 355 and 368(a) of the Code, including as a result of an error in the determination of Overlap Shareholders or subsequent acquisitions of stock of Rexnord or Regal, then Rexnord and Rexnord stockholders may be required to pay substantial U.S. federal income taxes, and Land (then a subsidiary of Regal) may be obligated to indemnify Rexnord for such taxes imposed on Rexnord.
•
If the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, the stockholders of Rexnord may be required to pay substantial U.S. federal income taxes.

•
If the Merger is not completed by the outside date specified in the Merger Agreement, Regal or Rexnord may terminate the Merger Agreement.

•
Following consummation of the Transaction, Regal, Land and Rexnord will each be required to abide by potentially significant restrictions which could limit each company’s ability to undertake certain corporate actions (such as the issuance of common stock or the undertaking of certain business combinations) that otherwise could be advantageous.

and risks relating to the combined company following the Transactions, including:
Risks Related to Operations and Strategy
•
The COVID-19 pandemic has adversely impacted Regal’s business and the PMC Business and could continue to have an adverse impact on the combined company’s business, results of operation, financial condition, liquidity, customers, suppliers, and the geographies in which it operates.

•
The combined company may incur costs and charges as a result of restructuring activities such as facilities and operations consolidations and workforce reductions that are intended to reduce on-going costs, and those restructuring activities also may be disruptive to the combined company’s business and may not result in anticipated cost savings.

•
The combined company’s ability to establish, grow and maintain customer relationships depends in part on its ability to develop new products and product enhancements based on technological innovation, such as IoT, and marketplace acceptance of new and existing products, including products related to technology not yet adopted or utilized in certain geographic locations in which it will do business.

•
The combined company’s dependence on, and the price of, raw materials may adversely affect its gross margins.

•
Goodwill and an indefinite-lived trade name intangible will comprise a significant portion of the combined company’s total assets, and if the combined company determines that goodwill and the indefinite-lived trade name intangible have become impaired in the future, the combined company’s results of operations and financial condition in such years may be materially and adversely affected.

•
Portions of the combined company’s total sales are expected to come directly from customers in key markets and industries. A significant or prolonged decline or disruption in one of those markets or industries could result in lower capital expenditures by such customers, which could have a material adverse effect on the combined company’s results of operations and financial condition.

•
The combined company is expected to sell certain products for high volume applications, and any failure of those products to perform as anticipated could result in significant liability and expenses that may adversely affect its business and results of operations.

•
If the combined company’s business may not generate cash flow from operations in an amount sufficient to enable it to service its indebtedness or to fund its other liquidity needs, the combined company could become increasingly vulnerable to general adverse economic and industry conditions and interest rate trends, and its ability to obtain future financing may be limited.

•
The combined company is expected to depend on certain key suppliers, and any loss of those suppliers or their failure to meet commitments may adversely affect the combined company’s business and results of operations.

•
Sales of products incorporated into HVAC systems and other residential applications are seasonal and affected by the weather; mild or cooler weather could have an adverse effect on the combined company’s operating performance.

•
The combined company’s success will be highly dependent on qualified and sufficient staffing. The combined company’s failure to attract or retain qualified personnel, including its senior management team, could lead to a loss of revenue or profitability.

Risks Related to the Combined Company’s Global Footprint
•
The combined company will operate in the highly competitive global electric motors and controls, power generation and power transmission industries.

•
The combined company may also choose to exit certain businesses, markets, or channels based on a variety of factors including its 80/20 initiatives.

•
Disruptions caused by labor disputes or organized labor activities could adversely affect the business or financial results of the combined company.

Economic and Financial Risks
•
The combined company may suffer losses as a result of foreign currency fluctuations.

•
Commodity, currency and interest rate hedging activities may adversely impact the combined company’s financial performance as a result of changes in global commodity prices, interest rates and currency rates.

•
Worldwide economic conditions may adversely affect the combined company’s industry, business and results of operations.

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The combined company is expected to be subject to tax laws and regulations in many jurisdictions and the inability to successfully defend claims from taxing authorities related to its current and/or acquired businesses could adversely affect the combined company’s operating results and financial position.

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The combined company’s required cash contributions to its pension plans may increase further and the combined company could experience a change in the funded status of its pension plans and the amount recorded in its consolidated balance sheets related to such plans. Additionally, the combined company’s pension costs could increase in future years.

Risks Relating to the Legal and Regulatory Environment
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The combined company is expected to be subject to litigation, including product liability and warranty claims that may adversely affect its financial condition and results of operations.

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Infringement of the combined company’s intellectual property by third parties may harm its competitive position, and it may incur significant costs associated with the protection and preservation of its intellectual property.

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Third parties may claim that the combined company is infringing their intellectual property rights and the combined company could incur significant costs and expenses or be prevented from selling certain products.

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The combined company may incur costs or suffer reputational damage due to improper conduct of its associates, agents or business partners.

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The combined company’s operations are highly dependent on information technology infrastructure, and failures, attacks or breaches could significantly affect its business.

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The combined company may be adversely affected by environmental, health and safety laws and regulations.

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The combined company will be subject to changes in legislative, regulatory and legal developments involving income and other taxes.

General Risks
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Changes in the method of determining LIBOR, or the replacement of LIBOR with an alternative reference rate, may adversely affect interest expense related to the combined company’s outstanding debt.

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The combined company’s operations can be negatively impacted by natural disasters, terrorism, acts of war, international conflict, political and governmental actions which could harm its business.

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The combined company’s stock may be subject to significant fluctuations and volatility.

HISTORICAL MARKET PRICE DATA AND DIVIDEND INFORMATION FOR REGAL
Historical Market Price Data
Historical market price data for Land has not been presented because Land is currently a wholly-owned indirect subsidiary of Rexnord and its equity interests are not publicly traded.
Regal common stock is listed and traded on the NYSE under the symbol “RBC.” On July 16, 2021, the last practicable trading day prior to the date of this joint proxy statement/prospectus-information statement, there were 40,696,142 shares of Regal common stock outstanding.
The following table presents the last reported sale price of a share of Regal common stock, as reported on the NYSE on February 12, 2021, the last full trading day prior to the public announcement of the proposed transactions, and on July 16, 2021, the last practicable trading day prior to the date of this joint proxy statement/prospectus-information statement:
Regal
February 12, 2021	$128.95
July 16, 2021	$131.07
Dividend Policy
Regal has paid regular, quarterly dividends on its shares of common stock each quarter since and including the calendar year ended December 31, 2018. On April 26, 2021, Regal’s board of directors declared a cash dividend of $0.33 per share, payable on July 16, 2021, to Regal shareholders of record at the close of business on July 2, 2021. Regal may, in the future, decide to pay dividends on its common stock. Any future determination to pay dividends will be at the discretion of the combined company’s board of directors and will depend on, among other things, its results of operations, cash requirements, financial condition, contractual restrictions contained in current or future financing instruments and other factors that its board of directors deem relevant. Per the terms of the Merger Agreement, without Rexnord’s consent, Regal is currently restricted from declaring and paying any dividends prior to the effective time of the Merger, with the exception of regular quarterly dividends consistent with its past practice.
HISTORICAL MARKET PRICE DATA AND DIVIDEND INFORMATION FOR REXNORD
Historical Market Price Data
No trading market currently exists or ever will exist for Land common stock. Rexnord and Rexnord stockholders will not be able to trade Land common stock before or after it is automatically converted into the right to receive shares of Regal common stock in the Merger.
Rexnord common stock is listed and traded on the NYSE under the symbol “RXN.” Following the Merger, Rexnord intends to change its corporate name and have its common stock continue to be listed on the NYSE. On July 16, 2021, the last practicable trading day prior to the date of this joint proxy statement/prospectus-information statement, there were 121,105,357 shares of Rexnord common stock outstanding.
The following table presents the last reported sale price of a share of Rexnord common stock, as reported on the NYSE on February 12, 2021, the last full trading day prior to the public announcement of the proposed transactions, and on July 16, 2021, the last practicable trading day prior to the date of this joint proxy statement/prospectus-information statement:
Rexnord
February 12, 2021	$41.52
July 16, 2021	$49.76
Dividend Policy
In calendar year 2020, Rexnord’s board of directors declared, and Rexnord paid, four quarterly cash dividends on its common stock of $0.08 per share ($0.32 for the year). These dividends represented the first dividends on Rexnord’s common stock that Rexnord has paid since its 2012 initial public offering. On February 4, 2021, Rexnord’s board of directors declared a cash dividend of $0.09 per share, which was paid on March 8, 2021. On May 4, 2021, Rexnord’s board of directors declared a cash dividend of $0.09 per share, which was paid on June 7, 2021. The decision whether to continue to pay dividends in the future will be made by Rexnord’s board of directors in light of conditions then existing, including factors such as Rexnord’s results of operations, financial condition and requirements, business conditions and covenants under any applicable borrowing agreements and other contractual arrangements. Per the terms of the Merger Agreement, without Regal’s consent, Rexnord is currently restricted from declaring and paying any dividends prior to the effective time of the Merger, with the exception of regular quarterly dividends consistent with its past practice and as otherwise contemplated by the Merger Agreement, the Separation Agreement or any other Transaction Documents.
The market price of Regal common stock has fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus-information statement to the date of the Rexnord Special Meeting and the date the Merger is completed. No assurance can be given concerning the market price of Regal common stock before completion of the Merger or Regal common stock after completion of the Merger. The market price of Regal common stock when received by Rexnord stockholders after the Merger is completed will depend on the closing price of Regal common stock on the day such Rexnord stockholders receive their shares of Regal common stock pursuant to the Merger Agreement. Such market price could be greater than, less than or the same as shown in the table above. Accordingly, Rexnord stockholders are advised to obtain current market quotations for Regal common stock in deciding whether to vote for the Rexnord Separation and Merger Proposal. See “Risk Factors-The Merger consideration payable in the Merger will not be adjusted in the event the value of the PMC Business or its assets or the value of Regal changes before the Merger is completed” and “Risk Factors- The market price of Regal common stock or Rexnord common stock may decline as a result of the Transactions and the market price of Regal common stock or Rexnord common stock after the consummation of the Transactions may be affected by factors different from those affecting the price of Rexnord common stock or Regal common stock before the Merger.”

RISK FACTORS
You should carefully consider the following risks, together with the other information contained in this joint proxy statement/prospectus-information statement and the annexes hereto. For a discussion of additional uncertainties associated with (1) Regal’s businesses and (2) forward-looking statements in this joint proxy statement/prospectus-information statement, please see the section entitled “Cautionary Statement Concerning Forward-Looking Statements.” In addition, you should consider the risks associated with Regal’s business that appear in Regal’s Annual Report on Form 10-K for the fiscal year ended January 2, 2021 which is incorporated by reference into this joint proxy statement/prospectus-information statement, and Rexnord’s Transition Report on Form 10-KT for the transition period from April 1, 2020 to December 31, 2020 (which we refer to as the “Transition Period”).
Any of the following risks could materially and adversely affect Regal’s, Rexnord’s, Land’s or the combined company’s business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this joint proxy statement/prospectus-information statement. In such case, the trading price for Regal common stock could decline, and you could lose all or part of your investment. The risks described below are not the only risks that Regal and Rexnord currently face or that the combined company will face after the consummation of the Transactions. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect the combined company’s business, financial condition and results of operations or the price of combined company’s common stock in the future. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.
Risks Related to the Transactions
Regal and Rexnord may be unable to satisfy the conditions or obtain the approvals required to complete the Transactions.
The consummation of the Transactions is subject to numerous conditions, including consummation of certain transactions contemplated by the Merger Agreement and the Separation Agreement, the receipt of the approval of Rexnord’s stockholders and Regal’s shareholders, and other closing conditions. Neither Rexnord nor Regal can make any assurances that the Transactions will be consummated on the terms or timeline currently contemplated, or at all. Both Rexnord and Regal have and will continue to expend time and resources and incur expenses related to the Transactions.
Both Regal and Land are expected to need to obtain debt financing to complete the Transactions. Although commitment letters have been obtained from various lenders, the obligations of the lenders under the commitment letters are subject to the satisfaction or waiver of customary conditions, including, among others, the absence of any material adverse effect. Accordingly, there can be no assurance that these conditions will be satisfied or, if not satisfied, waived by the lenders. If Regal or Land is not able to obtain alternative financing on commercially reasonable terms, it could prevent the consummation of the Transactions or materially and adversely affect Regal’s business, liquidity, financial condition and results of operations if the Transactions are ultimately consummated.
The extent of the Regal Special Dividend that Regal may pay, and the number of shares of Regal common stock that Regal may issue, in the Transactions are uncertain.
The Merger Agreement provides that, in order to preserve the tax-free nature of the Transactions, the number of shares of Regal common stock that may be issued in the Transactions is subject to increase at closing such that the former stockholders of Land (together with the Overlap Shareholders), own at least 50.8% of outstanding Regal common stock immediately following consummation of the transaction for tax purposes (or, in certain other circumstances in which the Overlap Shareholders are not being counted for this purpose, 50.1% of such shares).
In addition, in connection with the Transactions, the parties have agreed that Rexnord will seek the IRS Ruling with respect to certain tax aspects of the Transactions, including matters relating to the nature and extent of shareholders who may be counted as Overlap Shareholders for purposes of determining the

Exchange Ratio. The extent of the Overlap Shareholders that may be counted in determining the exchange ratio for the Merger will depend on whether an IRS Ruling is received and the contents of such IRS Ruling.
In the event that the number of shares that Regal will issue at the closing of the Transactions is increased in the manner described above, including as a result of Regal’s failure to be able to count the Overlap Shareholders, the Merger Agreement also provides that Regal will declare a special dividend to its shareholders in an amount that will depend on the number of shares being issued, but which may range in amount between zero and approximately $2.0 billion.
The extent of the Overlap Shareholders is outside of Regal’s and Rexnord’s control and will not be known until the closing of the Transactions occurs. In addition, the grant of the IRS Ruling is within the discretion of the IRS. Regal, Rexnord and Land can offer no assurance concerning the extent of the Overlap Shareholders at the closing of the Transactions or assurance that the IRS Ruling will be received.
The amount of debt that Regal and Land may incur in connection with the Transactions is uncertain and may be substantial.
In connection with the Transactions, Regal, Rexnord and Land have agreed that Land, prior to the Spin-Off, will incur approximately $486.8 million of indebtedness in order to fund a cash payment to Rexnord LLC. Following the closing, this indebtedness would be indebtedness of Regal’s wholly-owned subsidiary. In addition, as part of the Transactions, Regal has agreed to assume approximately $92 million of unfunded pension liabilities of the PMC Business and approximately $76 million of other indebtedness of the PMC Business. Further, as part of the Transactions, Regal may be required pay the Regal Special Dividend, depending on the number of additional shares of Regal common stock that may be issued in connection with the Transactions in order to satisfy tax requirements applicable to a Reverse Morris Trust transaction. If the Regal Special Dividend is paid, Regal expects to fund it with new indebtedness, and Regal has entered into the Regal Commitment Letter to fund that amount, which is described in more detail under “The Transaction Agreements-Debt Financing”. The size of the Regal Special Dividend is uncertain and will remain so until the closing of the Transactions. Regal has also entered into other financing arrangements in connection with the Transactions and expects to pay substantial fees and expenses in connection with them.
In the event that Regal’s debt levels and debt service obligations increase substantially in connection with the Transactions, Regal will have less cash flow available for its business operations, it could become increasingly vulnerable to general adverse economic and industry conditions and interest rate trends, and its ability to obtain future financing may be limited.
Regal’s failure to successfully integrate the PMC Business and realize forecasted synergies from the Transactions and any future acquisitions into its business within its expected timetable could adversely affect the combined company’s future results and the market price of Regal common stock following the completion of the Transactions.
The success of the Transactions will depend, in large part, the ability of the combined company following the completion of the Transactions to realize the anticipated benefits of the Transactions and on the sales and profitability of the combined company. To realize these anticipated benefits, the combined company must successfully integrate its businesses. This integration will be complex and time-consuming. The failure to successfully integrate and manage the challenges presented by the integration process may result in its failure to achieve some or all of the anticipated benefits of the Transactions.
Potential difficulties that may be encountered in the integration process include, among others:
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the failure to implement the business plan for the combined company and for the combined company to recognize synergies between Regal and the PMC Business;

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lost sales and customers as a result of Regal customers or customers of the PMC Business deciding not to do business with the combined company;

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risks associated with managing the larger and more complex combined company;

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integrating Regal’s personnel and the personnel of the PMC Business while maintaining focus on providing consistent, high-quality products and service to customers;

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the loss of key employees;

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unanticipated issues in integrating manufacturing, logistics, information, communications and other systems;

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unexpected liabilities of the PMC Business;

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possible inconsistencies in standards, controls, procedures, policies and compensation structures;

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the impact on Regal’s internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and

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potential unknown liabilities and unforeseen expenses or delays associated with the Transactions.

If any of these events were to occur, Regal’s ability to maintain relationships with customers, suppliers and employees or Regal’s ability to achieve the anticipated benefits of the Transactions could be adversely affected, or could reduce Regal’s sales or earnings or otherwise adversely affect its business and financial results after the Transactions and, as a result, adversely affect the market price of Regal common stock.
Apart from the Transactions, as part of Regal’s growth strategy, Regal has made and the combined company is expected to continue to make, acquisitions. Regal’s continued growth may depend on its ability to identify and acquire companies that complement or enhance its business on acceptable terms, but Regal may not be able to identify or complete future acquisitions. Regal may not be able to integrate successfully its recent acquisitions, or any future acquisitions, operate these acquired companies profitably, or realize the potential benefits from these acquisitions.
Regal and Rexnord will incur significant costs related to the Transactions that could have an adverse effect on their liquidity, cash flows and operating results.
Regal and Rexnord expect to incur significant one-time costs in connection with the Transactions, including the cost of financing and other transaction costs, integration costs, and other costs that Regal’s and Rexnord’s respective managements teams believe are necessary to realize the anticipated synergies from the Transactions. In connection with the termination of the Merger Agreement under specified circumstances, Regal may be required to pay to Rexnord a termination fee of $150 million, and under certain specified circumstances, Rexnord may be required to pay Regal a termination fee of $150 million. For more information, see “The Transaction Agreements-The Merger Agreement-Termination Fee Payable in Certain Circumstances.” The incurrence of these costs may have a material adverse effect on Regal’s and/or Rexnord’s liquidity, cash flows and operating results in the periods in which they are incurred.
Businesses that Regal has acquired or that it may acquire in the future, including the PMC Business, may have liabilities which are not known to Regal.
Regal has assumed liabilities of acquired businesses, including the PMC Business, and may assume liabilities of businesses that it acquires in the future. There may be liabilities or risks that Regal fails, or is unable, to discover, or that Regal underestimates, in the course of performing its due diligence investigations of acquired businesses. Additionally, businesses that Regal has acquired or may acquire in the future may have made previous acquisitions, and Regal will be subject to certain liabilities and risks relating to these prior acquisitions as well. Regal cannot assure you that its rights to indemnification contained in definitive acquisition agreements that it has entered or may enter into will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on Regal’s business, financial condition or results of operations. As Regal begins to operate acquired businesses, it may learn additional information about them that adversely affects Regal, such as unknown or contingent liabilities, issues relating to compliance with applicable laws or issues related to ongoing customer relationships or order demand.
The Merger consideration payable in the Merger will not be adjusted in the event the value of the PMC Business or its assets or the value of Regal changes before the Merger is completed.
The calculation of the number of shares of Regal common stock to be issued to Rexnord stockholders pursuant to the Merger Agreement is based on fixed percentages and will not be adjusted in the event the value of the PMC Business or its assets or the value of Regal changes, including as a result of the regulatory approval process. If the value of the PMC Business or its assets or the value of Regal changes after the Regal shareholders approve the Regal Share Issuance Proposal or after the Rexnord stockholders approve Rexnord Separation and Merger Proposal, the market price of the common stock of the combined company following completion of the Merger may be less than Regal shareholders anticipated when they considered the Regal Share Issuance Proposal or less than the Rexnord stockholders anticipated when they considered Rexnord Separation and Merger Proposal. Regal may not be permitted to terminate the Merger Agreement because of changes in the value of the PMC Business or its assets. Regal will not be permitted to terminate the Merger Agreement solely because of changes in the market price of Regal common stock.
The market price of Regal common stock or Rexnord common stock may decline as a result of the Transactions and the market price of Regal common stock or Rexnord common stock after the consummation of the Transactions may be affected by factors different from those affecting the price of Rexnord common stock or Regal common stock before the Merger.
The market price of Regal common stock may decline as a result of the Merger if the combined company does not achieve the perceived benefits of the Merger or if the effect of the Merger on the combined company’s financial results are not consistent with the expectations of financial or industry analysts. Similarly, the market price of Rexnord common stock may decline as a result of the Transactions if Rexnord does not achieve the perceived benefits of the Transactions or if the effect of the Transactions on Rexnord’s financial results are not consistent with the expectations of financial or industry analysts.
In addition, upon completion of the Merger, Regal shareholders will own interests in the combined company operating an expanded business with a different mix of assets, risks and liabilities, and Rexnord’s stockholders will own interests in the combined company that will have a different mix of assets, risks and liabilities than held currently by Rexnord and will not include the businesses not part of the PMC Business. Regal’s current shareholders and Rexnord’s current stockholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their common stock in the combined company. If, following the effective time of the Merger, large amounts of common stock of the combined company are sold, the price of the common stock of the combined company could decline.
Further, the combined company’s and Rexnord’s respective results of operations, as well as the market price of each company’s common stock after the Transactions, may be affected by factors in addition to those currently affecting Regal’s, the PMC Business’s or Rexnord’s results of operations and the market prices of Regal common stock and Rexnord common stock, and other differences in assets and capitalization. Accordingly, Regal’s and Rexnord’s historical market prices and financial results may not be indicative of these matters for the combined company or Rexnord after the consummation of the Transactions.
The pendency of the Transactions could adversely affect Regal’s, Rexnord’s and the PMC Business’s business and operations.
In connection with the pending Merger, some of Regal’s, Rexnord’s or the PMC Business’s current or prospective customers, borrowers, managers or vendors may delay or defer decisions related to their business dealings with Regal, Rexnord and/or the PMC Business, which could negatively impact Regal’s, Rexnord’s and/or the PMC Business’s revenues, earnings, cash flows and expenses, regardless of whether the Merger is completed. In addition, under the Merger Agreement, Regal and Rexnord with respect to the PMC Business are each subject to certain restrictions on the conduct of its respective business prior to completing the Transactions. These restrictions may prevent Regal, Rexnord or the PMC Business from taking certain actions with respect to capital stock or equity awards, amending organizational documents, taking certain actions with respect to material contracts and benefit plans, pursuing certain strategic transactions, acquiring and disposing assets, undertaking certain capital projects, undertaking certain financing transactions or incurring certain indebtedness, changing accounting or tax filing practices, settling certain legal proceedings, failing to maintain insurance, abandoning or selling certain material intellectual property and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions could prove beneficial. These restrictions may impede Regal’s, Rexnord’s or the PMC Business’s growth which could negatively impact its respective revenue, earnings and cash flows. Additionally, the pendency of the Transactions may make it more difficult for Regal, Rexnord or the PMC Business to effectively retain and incentivize key personnel.

Investors holding shares of Regal common stock immediately prior to the completion of the Merger will, in the aggregate, have a significantly reduced ownership and voting interest in Regal after the Merger and will exercise less influence over management.
Investors holding shares of Regal common stock immediately prior to the completion of the Merger will, in the aggregate, own a significantly smaller percentage of the combined company immediately after the completion of the Merger. Immediately following the completion of the Merger, it is expected that the former shares of Land common stock will be converted into between approximately 38.6% and 50.1% of the outstanding shares of Regal common stock immediately following the Merger. There will be no effect on the outstanding shares of Regal common stock immediately prior to the Merger and, accordingly, it is expected that such shares will represent between approximately 49.9% and 61.4% of the outstanding shares of Regal common stock immediately following the Merger. In no event will the former stockholders of Land hold less than approximately 38.6% of the outstanding shares of Regal common stock immediately after the Merger. Consequently, Regal shareholders, collectively, will be able to exercise less influence over the management and policies of the combined company than they are currently able to exercise over Regal’s management and policies.
Sales of Regal common stock after the completion of the Merger may negatively affect its market price.
The shares of Regal common stock to be issued in the Merger to Rexnord stockholders will generally be eligible for immediate resale. The market price of Regal common stock could decline as a result of sales of a large number of shares of Regal common stock in the market after the completion of the Merger or the perception in the market that these sales could occur.
If the Reorganization and the Distributions do not qualify as tax-free under Sections 355 and 368(a) of the Code, including as a result of an error in the determination of Overlap Shareholders or subsequent acquisitions of stock of Rexnord or Regal, then Rexnord and Rexnord stockholders may be required to pay substantial U.S. federal income taxes, and Land (then a subsidiary of Regal) may be obligated to indemnify Rexnord for such taxes imposed on Rexnord.
The obligation of Rexnord and Land to complete the Transactions is conditioned on receipt of the Rexnord Tax Opinion, which will include an opinion to the effect that the Reorganization, together with the Distributions, will qualify as tax-free to Rexnord, Land and the Rexnord stockholders, as applicable, for U.S. federal income tax purposes except, in the case of Rexnord, to the extent the Land Cash Payment exceeds RBS Global Inc.’s adjusted tax basis in the Land Common Stock. The Rexnord Tax Opinion will be based on, among other things, certain representations and assumptions as to factual matters and certain covenants made by Regal, Land and Rexnord. The failure of any factual representation, assumption or covenant to be true, correct and complete in all material respects could adversely affect the validity of the opinion of counsel. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the opinion will be based on current law, and cannot be relied upon if current law changes with retroactive effect.
The Spin-Off will be taxable to Rexnord pursuant to Section 355(e) of the Code if there is a 50% or greater change in ownership of either Rexnord or Land, directly or indirectly, as part of a plan or series of related transactions that include the Spin-Off. For this purpose, any acquisitions of Land, Rexnord or Regal stock within the period beginning two years before the Spin-Off and ending two years after the Spin-Off are presumed to be a part of such plan, although Rexnord and Regal may be able to rebut that presumption. Rexnord has requested a private letter ruling from the IRS (which we refer to as the “IRS Ruling”) with respect to certain tax aspects of the Transactions, including matters relating to the nature and extent of shareholders who may be counted for tax purposes as Overlap Shareholders for purposes of determining the Exchange Ratio in the Merger Agreement. Assuming the IRS Ruling is received, the Merger Agreement provides that the number of shares of Regal common stock that may be issued in the Merger is subject to increase at closing such that the former stockholders of Land (taking into account the Overlap Shareholders) own at least 50.8% of the outstanding Regal common stock for tax purposes immediately following the closing of the Merger. This percentage is reduced to 50.1% if the IRS Ruling is not received or in certain other circumstances in which Overlap Shareholders are not counted for this purpose. If the IRS Ruling is received, the continuing validity of such ruling will be subject to the accuracy of factual representations and assumptions made in the ruling request. Moreover, the IRS Ruling, if received, will only describe the time, manner and methodology for measuring Overlap Shareholders and may be subject to varying interpretations. The actual determination and calculation of Overlap Shareholders will be made by Regal, Rexnord and their respective advisors based on the IRS Ruling, but no assurance can be given that the IRS will agree with these determinations or calculations. If the IRS were to determine that the Merger, as a result of an error in the determination of Overlap Shareholders, or other acquisitions of Land, Rexnord or Regal stock, either before or after the Spin-Off, resulted in a 50% or greater change in ownership and were part of a plan or series of related transactions that included the Spin-Off, such determination could result in significant tax to Rexnord. In certain circumstances and subject to certain limitations, under the Tax Matters Agreement, Land (then a subsidiary of Regal) is required to indemnify Rexnord for 100% of the taxes that result if the Distributions become taxable as a result of certain actions by Land or Regal and for 90% of the taxes that result as a result of a miscalculation of the Overlap Shareholders. If this occurs and Land is required to indemnify Rexnord, this indemnification obligation could be substantial and could have a material adverse effect on Land and Regal, including with respect to financial condition and results of operations given that Regal has guaranteed the indemnification obligations of Land.
See “Material U.S. Federal Income Tax Consequences of the Transactions.”
If the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, the stockholders of Rexnord may be required to pay substantial U.S. federal income taxes.
The obligations of Land and Regal to consummate the Merger are conditioned, respectively, on Rexnord’s receipt of the Rexnord Tax Opinion and Regal’s receipt of the Regal Tax Opinion, in each case to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based upon, among other things, certain representations and assumptions as to factual matters and certain covenants made by Regal, Rexnord, Land and Merger Sub. The failure of any factual representation, assumption or covenant to be true, correct and complete in all material respects could adversely affect the validity of the opinions. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the opinions will be based on current law, and cannot be relied upon if current law changes with retroactive effect. If the Merger were taxable, U.S. holders, as defined below, of Land would be considered to have made a taxable sale of their Land common stock to Regal, and such U.S. holders of Land would generally recognize taxable gain or loss on their receipt of Regal common stock in the Merger. Under the Tax Matters Agreement, Land (then a subsidiary of Regal) is required to indemnify Rexnord for 100% of the taxes that result if the Distributions become taxable as a result of certain actions by Land or Regal and for 90% of the taxes that result as a result of a miscalculation of the Overlap Shareholders.
See “Material U.S. Federal Income Tax Consequences of the Transactions.”
If the Merger is not completed by the outside date specified in the Merger Agreement, Regal or Rexnord may terminate the Merger Agreement.
Either Regal or Rexnord may terminate the Merger Agreement under certain circumstances, including if the Merger has not been consummated by November 15, 2021 (or any extensions of such date pursuant to the Merger Agreement, as described below). However, this termination right will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was the primary cause of the failure to consummate the Merger. If either party terminates the Merger Agreement, this could result in a material adverse impact on the results of operations of Regal and Rexnord.
Following consummation of the Transaction, Regal, Land and Rexnord will each be required to abide by potentially significant restrictions which could limit each company’s ability to undertake certain corporate actions (such as the issuance of common stock or the undertaking of certain business combinations) that otherwise could be advantageous.
The Tax Matters Agreement will impose certain restrictions on Regal, Land and Rexnord during the two-year period following the Spin-Off, subject to certain exceptions, with respect to actions that could cause the Reorganization and the Distributions to fail to qualify for their intended tax treatment. As a result of these restrictions, Regal’s, Land’s and Rexnord’s ability to engage in certain transactions, such as the issuance or purchase of stock or certain business combinations, may be limited.
If Regal, Land or Rexnord take any enumerated actions or omissions, or if certain events relating to Land, Regal or Rexnord occur that would cause the Reorganization or the Distributions to become taxable, the party whose actions or omissions (or event relating to) generally will be required to bear the cost of any resulting tax liability of Rexnord (but not its stockholders). If the Reorganization or the Distributions became taxable, Rexnord would be expected to recognize a substantial amount of gain, which would result in a material amount of taxes. Any such taxes would be expected to be material to Regal or Rexnord, as applicable, and could cause its business, financial condition and operating results to suffer. These restrictions may reduce Regal’s and Rexnord’s ability to engage in certain business transactions that otherwise might be advantageous to them, which could adversely affect Regal’s or Rexnord’s respective business, results of operations, or financial condition.
Risks Related to the Combined Company Following the Transactions
Risks Related to Operations and Strategy
The COVID-19 pandemic has adversely impacted Regal’s business and the PMC Business and could continue to have an adverse impact on the combined company’s business, results of operation, financial condition, liquidity, customers, suppliers, and the geographies in which it operates.
The COVID-19 pandemic has significantly increased economic, demand and operational uncertainty. Regal has, and the combined company will have, global operations, customers and suppliers, including in countries impacted by COVID-19. Authorities around the world have taken a variety of measures to attempt to slow the spread of COVID-19, including travel bans or restrictions, increased border controls or closures, quarantines, shelter-in-place orders and business shutdowns and such authorities may impose additional restrictions. Regal and the PMC Business have also taken actions to protect their employees and to mitigate the spread of COVID-19, including embracing guidelines set by the World Health Organization and the U.S. Centers for Disease Control and Prevention on social distancing, good hygiene, restrictions on employee travel and in-person meetings, and changes to employee work arrangements including remote work arrangements where feasible. The actions taken around the world to attempt slow the spread of COVID-19 have also impacted Regal’s and the PMC Business’s customers and suppliers, and future developments could cause further disruptions to the combined company due to the interconnected nature of the combined company’s business relationships.
The impact of COVID-19 on the global economy and the combined company’s customers, as well as recent volatility in commodity markets, has negatively impacted demand for Regal’s and the PMC Business’s products and could continue to do so in the future. Its effects could also result in disruptions to the combined company’s manufacturing operations, including higher rates of employee absenteeism, and supply chain, which could negatively impact the combined company’s ability to meet customer demand. Additionally, the potential deterioration and volatility of credit and financial markets could limit the combined company’s ability to obtain external financing. The extent to which COVID-19 will impact the combined company’s business, results of operations, financial condition or liquidity is highly uncertain and will depend on future developments, including the spread and duration of the virus, potential actions taken by governmental authorities, and how quickly economic conditions stabilize and recover.
The combined company may incur costs and charges as a result of restructuring activities such as facilities and operations consolidations and workforce reductions that are intended to reduce on-going costs, and those restructuring activities also may be disruptive to the combined company’s business and may not result in anticipated cost savings.
The combined company expects to review its overall manufacturing footprint, including potentially consolidating facilities and operations, in an effort to make its business more efficient. The combined company expects to incur additional costs and restructuring charges in connection with such consolidations, divestitures, workforce reductions and other cost reduction measures that could adversely affect the combined company’s future earnings and cash flows. Furthermore, such actions may be disruptive to the combined company’s business. This may result in production inefficiencies, product quality issues, late product deliveries or lost orders as the combined company begins production at consolidated facilities, which would adversely impact the combined company’s sales levels, operating results and operating margins. In addition, the combined company may not realize the cost savings that it expects to realize as a result of such actions.
These activities require substantial management time and attention and may divert management from other important work or result in a failure to meet operational targets. Divestitures may also give rise to obligations to buyers or other parties that could have a financial effect after the transaction is completed. Moreover, the combined company could encounter changes to, or delays in executing, any restructuring or divestiture plans, any of which could cause disruption and additional unanticipated expense.
The combined company’s ability to establish, grow and maintain customer relationships depends in part on its ability to develop new products and product enhancements based on technological innovation, such as IoT, and marketplace acceptance of new and existing products, including products related to technology not yet adopted or utilized in certain geographic locations in which it will do business.
The electric motor and power transmission industries in recent years have seen significant evolution and innovation, particularly with respect to increasing energy efficiency and control enhancements. The combined company’s ability to effectively compete in these industries depends in part on its ability to continue to develop new technologies and innovative products and product enhancements, including enhancements based on technological innovation such as IoT. Further, many large customers in these industries generally desire to purchase from companies that can offer a broad product range, which means the combined company must continue to develop its expertise in order to design, manufacture and sell these products successfully. This requires that the combined company make significant investments in engineering, manufacturing, customer service and support, research and development and intellectual property protection, and there can be no assurance that in the future the combined company will have sufficient resources to continue to make such investments. If the combined company is unable to meet the needs of its customers for innovative products or product variety, or if its products become technologically obsolete over time due to the development by its competitors of technological breakthroughs or otherwise, the combined company’s revenues and results of operations may be adversely affected. In addition, the combined company may incur significant costs and devote significant resources to the development of products that ultimately are not accepted in the marketplace, do not provide anticipated enhancements, or do not lead to significant revenue, all of which may adversely impact the combined company’s results of operations.
Further, such new products and technologies may create additional exposure or risk. The combined company cannot assure that it can adequately protect any of its own technological developments to produce a sustainable competitive advantage. Furthermore, the combined company could be subject to business continuity risk in the event of an unexpected loss of a material facility or operation. The combined company cannot ensure that it can adequately protect against such a loss.
The combined company’s dependence on, and the price of, raw materials may adversely affect its gross margins.
Many of the products the combined company will produce contain key materials such as steel, copper, aluminum and electronics. Market prices for those materials can be volatile due to changes in supply and demand, manufacturing and other costs, regulations and tariffs, economic conditions and other circumstances. The combined company may not be able to offset any increase in commodity costs through pricing actions, productivity enhancements or other means, and increasing commodity costs may have an adverse impact on the combined company’s gross margins, which could adversely affect its results of operations and financial condition.
In each of the combined company’s Climate Solutions and Commercial Systems segments, it depends on revenues from several significant customers, and any loss, cancellation or reduction of, or delay in, purchases by these customers may have a material adverse effect on the combined company’s business.
In each of Regal’s Climate Solutions and Commercial Systems segments, Regal depends on, and the combined company is expected to continue to depend on, revenues from several significant customers, and any loss, cancellation or reduction of, or delay in, purchases by these customers may have a material adverse effect on the combined company’s business.
The combined company is expected to derive a significant portion of the revenues of its motor businesses from several key OEM customers. The combined company’s success will depend on its continued ability to develop and manage relationships with these customers. The combined company will have long standing relationships with these customers and it expects these customer relationships will continue for the foreseeable future. The combined company’s reliance on sales from customers makes the relationship with each of these customers important to the combined company’s business. The combined company cannot assure you that it will be able to retain these key customers. Some of the combined company’s customers may in the future shift some or all of their purchases of products from the combined company to its competitors or to other sources. The loss of one or more of the combined company’s large customers, any reduction or delay in sales to these customers, the combined company’s inability to develop relationships successfully with additional customers, or future price concessions that the combined company may make could have a material adverse effect on the combined company’s results of operations and financial condition.
Goodwill and an indefinite-lived trade name intangible will comprise a significant portion of the combined company’s total assets, and if the combined company determines that goodwill and the indefinite-lived trade name intangible have become impaired in the future, the combined company’s results of operations and financial condition in such years may be materially and adversely affected.
Regal has, and the combined company will have, substantial intangible assets in respect of goodwill and indefinite-lived trade names. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations. The indefinite-lived trade name intangible represents a long-standing brand acquired in a business combination and is assumed to have indefinite life. Regal reviews, and the combined company is expected to review, goodwill and the indefinite-lived trade name intangible at least annually for impairment and any excess in carrying value over the estimated fair value is charged to the results of operations. The combined company’s estimates of fair value will be based on assumptions about the future operating cash flows, growth rates, discount rates applied to these cash flows and current market estimates of value. A reduction in net income resulting from the write down or impairment of goodwill or the indefinite-lived trade name intangible would affect financial results. If the combined company is required to record a significant charge to earnings in its consolidated financial statements because an impairment of goodwill or the indefinite-lived trade name intangible is determined, the combined company’s results of operations and financial condition could be materially and adversely affected.
Portions of the combined company’s total sales are expected to come directly from customers in key markets and industries. A significant or prolonged decline or disruption in one of those markets or industries could result in lower capital expenditures by such customers, which could have a material adverse effect on the combined company’s results of operations and financial condition.
Portions of the combined company’s total sales are expected to be dependent directly upon the level of capital expenditures by customers in key markets and industries, such as HVAC, refrigeration, aerospace power generation, oil and gas, mining, cement and aggregates and unit material handling or water heating. A significant or prolonged decline or disruption in one of those markets or industries may result in some of such customers delaying, canceling or modifying projects, or may result in nonpayment of amounts that are owed to Regal or the combined company. These effects could have a material adverse effect on the combined company’s results of operations and financial condition.
The combined company is expected to sell certain products for high volume applications, and any failure of those products to perform as anticipated could result in significant liability and expenses that may adversely affect its business and results of operations.
The combined company is expected to manufacture and sell a number of products for high volume applications, including electric motors used in pools and spas, residential and commercial heating, ventilation and air conditioning, refrigeration equipment and enclosed gear drives for solar power generation. Any failure of those products to perform as anticipated could result in significant product liability, product recall or rework, or other costs. The costs of product recalls and reworks are not generally covered by insurance.

If the combined company were to experience a product recall or rework in connection with products of high volume applications, its financial condition or results of operations could be materially adversely affected.
One of the combined company’s subsidiaries that Regal acquired in 2007 is subject to numerous claims filed in various jurisdictions relating to certain sub-fractional motors that were primarily manufactured through 2004 and that were included as components of residential and commercial ventilation units manufactured and sold in high volumes by a third party. These ventilation units are subject to regulation by government agencies such as the U.S. Consumer Product Safety Commission (which we refer to as “CPSC”). The claims generally allege that the ventilation units were the cause of fires. Based on the current facts, the combined company cannot assure you that these claims, individually or in the aggregate, will not have a material adverse effect on its or its subsidiary’s results of operations, financial condition or cash flows. The combined company cannot reasonably predict the outcome of these claims, the nature or extent of any CPSC or other remedial actions, if any, that it or its subsidiary may need to undertake with respect to motors that remain in the field, or the costs that may be incurred, some of which could be significant.
If the combined company’s business may not generate cash flow from operations in an amount sufficient to enable it to service its indebtedness or to fund its other liquidity needs, the combined company could become increasingly vulnerable to general adverse economic and industry conditions and interest rate trends, and its ability to obtain future financing may be limited.
As of January 2, 2021, Regal had $1.1 billion in aggregate debt outstanding under its various financing arrangements, $611.3 million in cash and cash equivalents and $499.8 million in available borrowings under its current revolving credit facility. Regal and the PMC Business may also incur substantial additional indebtedness in connection with the Transactions (see the section entitled “The Transaction Agreements-Debt Financing”). The combined company’s ability to make required payments of principal and interest on its debt levels will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond the combined company’s control. The combined company cannot assure you that its business will generate cash flow from operations or that future borrowings will be available under Regal’s current credit facilities in an amount sufficient to enable the combined company to service its indebtedness or to fund its other liquidity needs. In addition, the combined company’s credit facilities will contain financial and restrictive covenants that could limit the combined company’s ability to, among other things, borrow additional funds or take advantage of business opportunities. The combined company’s failure to comply with such covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of the combined company’s indebtedness or otherwise have a material adverse effect on the combined company’s business, financial condition, results of operations and debt service capability. The combined company’s indebtedness may have important consequences. For example, it could:
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make it more challenging for the combined company to obtain additional financing to fund its business strategy and acquisitions, debt service requirements, capital expenditures and working capital;

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increase the combined company’s vulnerability to interest rate changes and general adverse economic and industry conditions;

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require the combined company to dedicate a substantial portion of its cash flow from operations to service its indebtedness, thereby reducing the availability of its cash flow to finance acquisitions and to fund working capital, capital expenditures, manufacturing capacity expansion, business integration, research and development efforts and other general corporate activities;

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limit the combined company’s flexibility in planning for, or reacting to, changes in its business and its markets; and/or

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place the combined company at a competitive disadvantage relative to its competitors that have less debt.

In addition, the combined company’s credit facilities will require it to maintain specified financial ratios and satisfy certain financial condition tests, which may require that the combined company take action to reduce its debt or to act in a manner contrary to its business strategies. If an event of default under the combined company’s credit facility or senior notes were to occur, the lenders could elect to declare all amounts outstanding under the applicable agreement, together with accrued interest, to be immediately due and payable.
The combined company is expected to depend on certain key suppliers, and any loss of those suppliers or their failure to meet commitments may adversely affect the combined company’s business and results of operations.
The combined company is expected to depend on a single or limited number of suppliers for some materials or components required in the manufacture of its products. If any of those suppliers fail to meet their commitments to the combined company in terms of delivery or quality, the combined company may experience supply shortages that could result in its inability to meet its customers’ requirements, or could otherwise experience an interruption in the combined company’s operations that could negatively impact its business and results of operations.
Sales of products incorporated into HVAC systems and other residential applications are seasonal and affected by the weather; mild or cooler weather could have an adverse effect on the combined company’s operating performance.
Many of Regal’s and the combined company’s motors are incorporated into HVAC systems and other residential applications that OEMs sell to end users. The number of installations of new and replacement HVAC systems or components and other residential applications is higher during the spring and summer seasons due to the increased use of air conditioning during warmer months. Mild or cooler weather conditions during the spring and summer season often result in end users deferring the purchase of new or replacement HVAC systems or components. As a result, prolonged periods of mild or cooler weather conditions in the spring or summer season in broad geographical areas could have a negative impact on the demand for the combined company’s HVAC motors and, therefore, could have an adverse effect on the combined company’s operating performance. In addition, due to variations in weather conditions from year to year, the combined company’s operating performance in any single year may not be indicative of its performance in any future year.
The combined company’s success will be highly dependent on qualified and sufficient staffing. The combined company’s failure to attract or retain qualified personnel, including its senior management team, could lead to a loss of revenue or profitability.
The combined company’s success will depend, in part, on the efforts and abilities of its senior management team and key associates and the contributions of talented associates in various operations and functions, such as engineering, finance, sales, marketing, manufacturing, etc. The skills, experience and industry contacts of the combined company’s senior management team significantly benefit its operations and administration. The failure to attract or retain members of its senior management team and key talent could have a negative effect on the combined company’s operating results.
Risks Related to the Combined Company’s Global Footprint
The combined company will operate in the highly competitive global electric motors and controls, power generation and power transmission industries.
The global electric motors and controls, power generation and power transmission industries are highly competitive. The combined company is expected to encounter a wide variety of domestic and international competitors due in part to the nature of the products it is expected to manufacture and the wide variety of applications and customers it is expected to serve. In order to compete effectively, the combined company must retain relationships with major customers and establish relationships with new customers, including those in developing countries. Moreover, in certain applications, customers exercise significant power over business terms. It may be difficult in the short-term for the combined company to obtain new sales to replace any decline in the sale of existing products that may be lost to competitors. The combined company’s failure to compete effectively may reduce its revenues, profitability and cash flow, and pricing pressures resulting from competition may adversely impact its profitability.

Regal has continued to see a trend with certain customers who are attempting to reduce the number of vendors from which they purchase product in order to reduce their costs and diversify their risk. As a result, the combined company may lose market share to its competitors in some of the markets in which it is expected to compete.
In addition, some of the combined company’s competitors may be larger and have greater financial and other resources than it is expected to have. There can be no assurance that its products will be able to compete successfully with the products of these other companies.
The combined company may also choose to exit certain businesses, markets, or channels based on a variety of factors including its 80/20 initiatives.
The combined company is expected to manufacture a significant portion of its products outside the U.S., and political, societal or economic instability or public health crises may present additional risks to its business.
As of January 2, 2021, approximately 19,300 of Regal’s approximate 23,000 total associates and 35 of its principal manufacturing and warehouse facilities are located outside the U.S. and as of December 31, 2020 approximately 3,200 of the PMC Business’s approximate 5,500 total associates and 19 of its principal manufacturing and warehouse facilities are located outside of the U.S. International operations generally are subject to various risks, including political, societal and economic instability, local labor market conditions, public health crises, breakdowns in trade relations, the imposition of tariffs and other trade restrictions, lack of reliable legal systems, ownership restrictions, the impact of government regulations, the effects of income and withholding taxes, governmental expropriation or nationalization, and differences in business practices. The combined company may incur increased costs and experience delays or disruptions in product deliveries and payments in connection with international manufacturing and sales that could cause loss of revenue.
Unfavorable changes in the political, regulatory and business climates in countries where the combined company is expected to have operations could have a material adverse effect on its financial condition, results of operations and cash flows, including, for example, the uncertainty surrounding the effect of the United Kingdom’s exit from the European Union, commonly referred to as “Brexit,” trade relations between the U.S. and China, the implementation of the United States-Mexico-Canada Agreement (which we refer to as the “USMCA”), or the change in labor rates in Mexico.
In addition, as described in more detail above, the continued global spread of COVID-19 could continue to have an adverse effect on the combined company’s financial condition, results of operations and cash flows.
Disruptions caused by labor disputes or organized labor activities could adversely affect the business or financial results of the combined company.
The combined company is expected to have a significant number of employees in Europe and other jurisdictions where trade union membership is common. Although Regal and the PMC Business believe that their relations with their employees are strong, if the combined company’s unionized workers were to engage in a strike, work stoppage or other slowdown in the future, the combined company could experience a significant disruption of its operations, which could interfere with its ability to deliver products on a timely basis and could have other negative effects, such as decreased productivity and increased labor costs. In addition, if a greater percentage of its workforce becomes unionized as a result of legal or regulatory changes which may make union organizing easier, or otherwise, the combined company’s costs could increase and its efficiency be affected in a material adverse manner, negatively impacting its business and financial results. Further, many of the combined company’s direct and indirect customers and their suppliers, and organizations responsible for shipping its products, are expected to have unionized workforces and their businesses may be impacted by strikes, work stoppages or slowdowns, any of which, in turn, could have a material adverse effect on the combined company’s business, financial condition, results of operations or cash flows.
Economic and Financial Risks
The combined company may suffer losses as a result of foreign currency fluctuations.
The net assets, net earnings and cash flows from the combined company’s foreign subsidiaries are expected to be based on the U.S. dollar equivalent of such amounts measured in the applicable functional currency.

These foreign operations have the potential to impact the combined company’s financial position due to fluctuations in the local currency arising from the process of re-measuring the local functional currency in the U.S. dollar. Any increase in the value of the U.S. dollar in relation to the value of the local currency, whether by means of market conditions or governmental actions such as currency devaluations, will adversely affect the combined company’s revenues from its foreign operations when translated into U.S. dollars. Similarly, any decrease in the value of the U.S. dollar in relation to the value of the local currency will increase the combined company’s operating costs in foreign operations, to the extent such costs are payable in foreign currency, when translated into U.S. dollars.
Commodity, currency and interest rate hedging activities may adversely impact the combined company’s financial performance as a result of changes in global commodity prices, interest rates and currency rates.
The combined company is expected to use derivative financial instruments in order to reduce the substantial effects of currency and commodity fluctuations and interest rate exposure on its cash flow and financial condition. These instruments may include foreign currency and commodity forward contracts, currency swap agreements and currency option contracts, as well as interest rate swap agreements. Regal has entered into, and the combined company is expected to continue to enter into, such hedging arrangements. By utilizing hedging instruments, the combined company may forgo benefits that might result from fluctuations in currency exchange, commodity and interest rates. The combined company is also expected to be exposed to the risk that counterparties to hedging contracts will default on their obligations. Any default by such counterparties might have an adverse effect on the combined company.
Worldwide economic conditions may adversely affect the combined company’s industry, business and results of operations.
General economic conditions and conditions in the global financial markets can affect the combined company’s results of operations. Deterioration in the global economy could lead to higher unemployment, lower consumer spending and reduced investment by businesses, and could lead the combined company’s customers to slow spending on its products or make it difficult for its customers, its vendors and the combined company to accurately forecast and plan future business activities. Worsening economic conditions could also affect the financial viability of the combined company’s suppliers, some of which could be considered key suppliers. If the commercial, industrial, residential HVAC, power generation and power transmission markets significantly deteriorate, the combined company’s business, financial condition and results of operations will likely be materially and adversely affected. Some of the industries that the combined company is expected to serve are highly cyclical, such as the aerospace, energy and industrial equipment industries. Additionally, the combined company’s stock price could decrease if investors have concerns that its business, financial condition and results of operations will be negatively impacted by a worldwide economic downturn.
The combined company is expected to be subject to tax laws and regulations in many jurisdictions and the inability to successfully defend claims from taxing authorities related to its current and/or acquired businesses could adversely affect the combined company’s operating results and financial position.
A significant amount of the combined company’s revenue is expected to be generated from customers located outside of the U.S., and a substantial portion of the combined company’s assets and associates are expected to be located outside of the U.S. which will require the combined company to interpret the income tax laws and rulings in each of those taxing jurisdictions. Due to the subjectivity of tax laws between those jurisdictions as well as the subjectivity of factual interpretations, the combined company’s estimates of income tax liabilities may differ from actual payments or assessments. Claims from taxing authorities related to these differences could have an adverse impact on the combined company’s operating results and financial position.
The combined company’s required cash contributions to its pension plans may increase further and the combined company could experience a change in the funded status of its pension plans and the amount recorded in its consolidated balance sheets related to such plans. Additionally, the combined company’s pension costs could increase in future years.
The funded status of the combined company’s defined benefit pension plans depends on such factors as asset returns, market interest rates, legislative changes and funding regulations. If the returns on the assets of any of the combined company’s plans were to decline in future periods, if market interest rates were to decline, if the Pension Benefit Guaranty Corporation were to require additional contributions to any such plans as a result of acquisitions or if other actuarial assumptions were to be modified, the combined company’s future required cash contributions and pension costs to such plans could increase. Any such increases could impact the combined company’s business, financial condition, results of operations or cash flows. The need to make contributions to such plans may reduce the cash available to meet the combined company’s other obligations, including the combined company’s obligations under its borrowing arrangements or to meet the needs of its business.
Risks Relating to the Legal and Regulatory Environment
The combined company is expected to be subject to litigation, including product liability and warranty claims that may adversely affect its financial condition and results of operations.
The combined company is expected to be, from time to time, a party to litigation that arises in the normal course of its business operations, including product warranty and liability claims, contract disputes and environmental, asbestos, employment and other litigation matters. It will face an inherent business risk of exposure to product liability and warranty claims in the event that the use of its products is alleged to have resulted in injury or other damage. Certain subsidiaries the combined company are co-defendants in various lawsuits in a number of U.S. jurisdictions alleging personal injury as a result of exposure to asbestos that was used in certain components of PMC Business products. The uncertainties of litigation and the uncertainties related to insurance and indemnification coverage make it difficult to accurately predict the ultimate financial effect of these claims.
While the combined company is expected to maintain general liability and product liability insurance coverage in amounts that it believes are reasonable, it cannot assure you that it will be able to maintain this insurance on acceptable terms or that this insurance will provide sufficient coverage against potential liabilities that may arise. Any product liability claim may also include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance. Any claims brought against the combined company, with or without merit, may have an adverse effect on its business and results of operations as a result of potential adverse outcomes, the expenses associated with defending such claims, the diversion of our management’s resources and time and the potential adverse effect to the combined company’s business reputation.
Infringement of the combined company’s intellectual property by third parties may harm its competitive position, and it may incur significant costs associated with the protection and preservation of its intellectual property.
The combined company will own or otherwise have rights in a number of patents and trademarks relating to the products it manufactures, which have been obtained over a period of years, and the combined company is expected to continue to actively pursue patents in connection with new product development and to acquire additional patents and trademarks through the acquisitions of other businesses. These patents and trademarks have been of value in the growth of the combined company’s business and may continue to be of value in the future. The combined company’s inability to protect this intellectual property generally, or the illegal breach of some or a large group of the combined company’s intellectual property rights, would have an adverse effect on the combined company’s business. In addition, there can be no assurance that the combined company’s intellectual property will not be challenged, invalidated, circumvented or designed-around, particularly in countries where intellectual property rights are not highly developed or protected. Regal has incurred in the past and the combined company is expected to incur in the future significant costs associated with defending challenges to its intellectual property or enforcing its intellectual property rights, which could adversely impact its cash flow and results of operations.
Third parties may claim that the combined company is infringing their intellectual property rights and the combined company could incur significant costs and expenses or be prevented from selling certain products.
The combined company may be subject to claims from third parties that its products or technologies infringe on their intellectual property rights or that the combined company has misappropriated intellectual property rights. If the combined company is involved in a dispute or litigation relating to infringement of third party intellectual property rights, it could incur significant costs in defending against those claims. The combined company’s intellectual property portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of infringement or misappropriation. In addition, as a result of such claims of infringement or misappropriation, the combined company could lose its rights to technology that are important to its business, or be required to pay damages or license fees with respect to the infringed rights or be required to redesign its products at substantial cost, any of which could adversely impact the combined company’s cash flows and results of operations.
The combined company may incur costs or suffer reputational damage due to improper conduct of its associates, agents or business partners.
The combined company will be subject to a variety of domestic and foreign laws, rules and regulations relating to improper payments to government officials, bribery, anti-kickback and false claims rules, competition, export and import compliance, money laundering and data privacy. If the combined company’s associates, agents or business partners engage in activities in violation of these laws, rules or regulations, it may be subject to civil or criminal fines or penalties or other sanctions, may incur costs associated with government investigations, or may suffer damage to its reputation.
The combined company’s operations are highly dependent on information technology infrastructure, and failures, attacks or breaches could significantly affect its business.
The combined company will depend heavily on its information technology infrastructure in order to achieve its business objectives. If the combined company experiences a problem that impairs this infrastructure, such as a computer virus, a problem with the functioning of an important IT application, or an intentional disruption of its IT systems by a third party, the resulting disruptions could impede its ability to record or process orders, manufacture and ship in a timely manner, or otherwise carry on its business in the ordinary course. Any such events could cause the combined company to lose customers or revenue and could require it to incur significant expense to eliminate these problems and address related security concerns, including costs relating to investigation and remediation actions.
IT security threats via computer malware and other “cyber-attacks,” which are increasing in both frequency and sophistication, could also result in unauthorized disclosures of information, such as customer data, personally identifiable information or other confidential or proprietary material, and create financial liability, subject the combined company to legal or regulatory sanctions, or damage its reputation. Moreover, because the techniques used to gain access to or sabotage systems often are not recognized until launched against a target, the combined company may be unable to anticipate the methods necessary to defend against these types of attacks, and it cannot predict the extent, frequency or impact these attacks may have. While the combined company is expected to seek to maintain robust information security mechanisms and controls, the impact of a material IT event could have a material adverse effect on its competitive position, results of operations, financial condition and cash flow.
The combined company is expected to have substantially completed the implementation of two Enterprise Resource Planning (which we refer to as “ERP”) systems that each redesigned and deployed common information systems. It will continue to implement the ERP systems throughout the business. The process of implementation can be costly and can divert the attention of management from the day-to-day operations of the business. As the combined company implements the ERP systems, some elements may not perform as expected. This could have an adverse effect on the combined company’s business.
The combined company may be adversely affected by environmental, health and safety laws and regulations.
The combined company will be subject to various laws and regulations relating to the protection of the environment and human health and safety and is expected to incur capital and other expenditures to comply with these regulations. Failure to comply with any environmental regulations, including more stringent environmental laws that may be imposed in the future, could subject the combined company to future liabilities, fines or penalties or the suspension of production. In addition, if environmental and human health and safety laws and regulations are repealed, made less burdensome or implemented at a later date, demand for the combined company’s products designed to comply with such regulations may be unfavorably impacted.
The combined company will be subject to changes in legislative, regulatory and legal developments involving income and other taxes.
The combined company will be subject to U.S. federal, state, and international income, payroll, property, sales and use, fuel, and other types of taxes. Changes in tax rates, enactment of new tax laws, revisions of tax regulations, and claims or litigation with taxing authorities, including claims or litigation related to the combined company’s interpretation and application of tax laws and regulations, could result in substantially higher taxes, could have a negative impact on its ability to compete in the global marketplace, and could have a significant adverse effect on its results or operations, financial conditions and liquidity.
It is difficult to predict the timing and effect that future tax law changes could have on the combined company’s earnings both in the U.S. and in foreign jurisdictions, including in connection with a new presidential administration in the United States in 2021. The Biden administration has provided informal guidance on certain tax law changes that it would support, which includes, among other things, raising tax rates on both domestic and foreign income and imposing a new alternative minimum tax on book income. Such changes could cause the combined company to experience an effective tax rate significantly different from previous periods or Regal and the PMC Business’s current estimates. If the combined company’s effective tax rate were to increase, the combined company’s financial condition and results of operations could be adversely affected.
General Risks
Changes in the method of determining LIBOR, or the replacement of LIBOR with an alternative reference rate, may adversely affect interest expense related to the combined company’s outstanding debt.
Amounts drawn under the combined company’s credit facilities may bear interest rates in relation to LIBOR, depending on the combined company’s selection of repayment options. On July 27, 2017, the Financial Conduct Authority in the United Kingdom announced that it would phase out LIBOR as a benchmark by the end of 2021. It is unclear whether new methods of calculating LIBOR will be established such that it continues to exist after 2021. The overall financing market may be disrupted as a result of the phase-out or replacement of LIBOR. Disruption in the financing market could have a material adverse effect on the combined company’s business, financial position, operating results, and interest expense related to its outstanding debt.
The combined company’s operations can be negatively impacted by natural disasters, terrorism, acts of war, international conflict, political and governmental actions which could harm its business.
Natural disasters, acts or threats of war or terrorism, international conflicts, and the actions taken by the U.S. and other governments in response to such events could cause damage or disrupt the combined company’s business operations, its suppliers, or its customers, and could create political or economic instability, any of which could have an adverse effect on the combined company’s business. Although it is not possible to predict such events or their consequences, these events could decrease demand for the combined company’s products, could make it difficult or impossible for it to deliver products, or could disrupt its supply chain. The combined company may also be negatively impacted by actions by the U.S. or foreign governments which could disrupt manufacturing and commercial operations, including policy changes affecting taxation, trade, immigration, currency devaluation, tariffs, customs, border actions and the like, including, for example, the effect of the United Kingdom’s exit from the European Union, commonly referred to as “Brexit,” trade relations between the U.S. and China, the implementation of the USMCA, or the change in labor rates in Mexico.

The combined company’s stock may be subject to significant fluctuations and volatility.
The market price of shares of the combined company’s common stock may be volatile. Among the factors that could affect the combined company’s common stock price are those discussed above under “Risk Factors” as well as:
•
domestic and international economic and political factors unrelated to its performance;

•
quarterly fluctuation in its operating income and earnings per share results;

•
decline in demand for its products;

•
significant strategic actions by its competitors, including new product introductions or technological advances;

•
fluctuations in interest rates;

•
cost increases in energy, raw materials, intermediate components or materials, or labor; and

•
changes in revenue or earnings estimates or publication of research reports by analysts.

In addition, stock markets may experience extreme volatility that may be unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the combined company’s common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus-information statement contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Regal’s and Rexnord’s current estimates, expectations and projections about Regal, Rexnord and the PMC Business’s respective future results, performance, prospects and opportunities. Such forward-looking statements may include, among other things, statements about the proposed acquisition of the PMC Business, the benefits and synergies of the Transactions, future opportunities for Regal, the PMC Business and the combined company, and any other statements regarding Regal’s, Rexnord’s, the PMC Business’s or the combined company’s respective future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition and other expectations and estimates for future periods. Forward-looking statements include statements that are not historical facts and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would,” “project,” “forecast,” and similar expressions. These forward-looking statements are based upon information currently available to Regal and Rexnord and are subject to a number of risks, uncertainties, and other factors that could cause Regal’s, Rexnord’s, the PMC Business’s or the combined company’s actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause Regal’s, Rexnord’s the PMC Business’s or the combined company’s actual results to differ materially from the results referred to in the forward-looking statements Regal or Rexnord makes in this joint proxy statement/prospectus-information statement include: the possibility that the conditions to the consummation of the Transactions will not be satisfied; failure to obtain, delays in obtaining or adverse conditions related to obtaining shareholder or stockholder approvals or the IRS Ruling to be sought in connection with the Transactions; changes in the extent and characteristics of the common stockholders of Rexnord and the common shareholders of Regal and its effect pursuant to the Merger Agreement on the number of shares of Regal common stock issuable pursuant to the Transactions, magnitude of the dividend payable to Regal shareholders pursuant to the Transactions and the extent of indebtedness to be incurred by Regal in connection with the Transactions; the ability to obtain the anticipated tax treatment of the Transactions and related transactions; risks relating to any unforeseen changes to or the effects on liabilities, future capital expenditures, revenue, expenses, synergies, indebtedness, financial condition, losses and future prospects; the possibility that Regal may be unable to achieve expected synergies and operating efficiencies in connection with the Transactions within the expected time-frames or at all and to successfully integrate the PMC Business; expected or targeted future financial and operating performance and results; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the Transactions; failure to consummate or delay in consummating the Transactions for other reasons; Regal’s ability to retain key executives and employees; risks associated with litigation related to the Transaction; the continued financial and operational impacts of and uncertainties relating to the COVID-19 pandemic on customers and suppliers and the geographies in which they operate; uncertainties regarding the ability to execute restructuring plans within expected costs and timing; actions taken by competitors and their ability to effectively compete in the increasingly competitive global electric motor, drives and controls, power generation and power transmission industries; the ability to develop new products based on technological innovation, such as the Internet of Things, and marketplace acceptance of new and existing products, including products related to technology not yet adopted or utilized in geographic locations in which Regal does business; fluctuations in commodity prices and raw material costs; dependence on significant customers; seasonal impact on sales of products into HVAC systems and other residential applications; risks associated with global manufacturing, including risks associated with public health crises; issues and costs arising from the integration of acquired companies and businesses and the timing and impact of purchase accounting adjustments; Regal’s overall debt levels and its ability to repay principal and interest on its outstanding debt, including debt assumed or incurred in connection with the proposed Transactions; prolonged declines in one or more markets, such as heating, ventilation, air conditioning, refrigeration, power generation, oil and gas, unit material handling or water heating; economic changes in global markets, such as reduced demand for products, currency exchange rates, inflation rates, interest rates, recession, government policies, including policy changes affecting taxation, trade, tariffs, immigration, customs, border actions and the like, and other external factors that Regal cannot control; product liability and other litigation, or claims by end users, government agencies or others that products or customers’ applications failed to perform as anticipated, particularly in high volume applications or where such failures are alleged to be the cause of property or casualty claims; unanticipated liabilities of acquired businesses; unanticipated adverse effects or liabilities from business exits or divestitures; unanticipated costs or expenses that may be incurred related to product warranty issues; dependence on key suppliers and the potential effects of supply disruptions; infringement of intellectual property by third parties, challenges to intellectual property, and claims of infringement on third party technologies; effects on earnings of any significant impairment of goodwill or intangible assets; losses from failures, breaches, attacks or disclosures involving information technology infrastructure and data; cyclical downturns affecting the global market for capital goods; changes in the method of determining London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with an alternative reference rate; and other risks and uncertainties including, but not limited, to those described in the section entitled “Risk Factors” beginning on page 38 of this joint proxy statement/prospectus-information statement, in Regal’s or Rexnord’s respective Annual Reports on Form 10-K on file with the SEC and from time to time in other filed reports including Regal’s and Rexnord’s Quarterly Reports on Form 10-Q. For a more detailed description of the risk factors associated with Regal and Rexnord, please refer to Regal’s Annual Report on Form 10-K for the fiscal year ended January 2, 2021 on file with the SEC, Regal's Quarterly Report on Form 10-Q for the period ended March 31, 2021 on file with the SEC, Rexnord’s Transition Report on Form 10-KT for the transition period from April 1, 2020 to December 31, 2020 filed with the SEC, Rexnord’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC, and subsequent SEC filings. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this joint proxy statement/prospectus-information statement are made only as of the date of this joint proxy statement/prospectus-information statement, and Regal, Rexnord and Land undertake no obligation to update any forward-looking information contained in this communication or with respect to the announcements described herein to reflect subsequent events or circumstances.

THE REGAL SPECIAL MEETING
This joint proxy statement/prospectus-information statement is furnished in connection with the solicitation of proxies by the Regal board of directors for use at the special meeting of Regal’s shareholders to be held on September 1, 2021. When this joint proxy statement/prospectus-information statement refers to the Regal Special Meeting, it is also referring to any adjournments or postponements of the Regal Special Meeting. Regal intends to begin mailing this joint proxy statement/prospectus-information statement, the attached Notice of Special Meeting of Shareholders and the accompanying proxy card on or about July 26, 2021.
Date, Time and Place of the Regal Special Meeting
The Regal Special Meeting will be held on September 1, 2021 at 9:00 a.m., Central Time at the James L. Packard Learning Center located at Regal’s corporate headquarters, 200 State Street, Beloit, Wisconsin 53511.
Due to the continuing public health impact of the COVID-19 pandemic, and to support the health and safety of Regal’s employees and shareholders, Regal will provide Internet and audio access to the Regal Special Meeting. To attend the Regal Special Meeting, you must be a registered Regal shareholder as of the Regal record date, or, if your shares are held through a bank, broker or other nominee, you must obtain a legal proxy from such holder and follow the instructions set forth in this joint proxy statement/prospectus-information statement. Please note that Regal shareholders will not be able to vote or revoke a proxy through the live audio or webcast, nor participate actively. For those Regal shareholders who decide to attend the Regal Special Meeting in person, health and safety measures consistent with U.S. Center for Disease Control and Prevention and other federal, state and local guidelines will be in place in order to limit exposure to the virus.
Purpose of the Regal Special Meeting
At the Regal Special Meeting, Regal shareholders will be asked:
1.
Regal Share Issuance Proposal: to consider and vote upon a proposal to approve the issuance of shares of Regal common stock pursuant to the Merger Agreement;

2.
Regal Name Change Proposal: to consider and vote upon a proposal to approve an amendment and restatement of Regal’s Articles of Incorporation to effect a change in Regal’s legal name from “Regal Beloit Corporation” to “Regal Rexnord Corporation” (which amendment and restatement will not be implemented if the Merger is not consummated);

3.
Regal Share Authorization Proposal: to consider and vote upon a proposal to approve an amendment and restatement of Regal’s Articles of Incorporation to increase the number of authorized shares of Regal common stock from 100,000,000 to 150,000,000 (which amendment and restatement will not be implemented if the Merger is not consummated); and

4.
Regal Meeting Adjournment Proposal: to consider and vote upon a proposal to approve the adjournment of the Regal Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Regal Special Meeting to approve the Regal Share Issuance Proposal.

APPROVAL OF THE REGAL SHARE ISSUANCE PROPOSAL IS REQUIRED FOR COMPLETION OF THE MERGER.
THE REGAL BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE MERGER, THE REGAL SHARE ISSUANCE, THE AMENDMENT AND RESTATEMENT OF REGAL’S ARTICLES OF INCORPORATION TO CHANGE REGAL’S LEGAL NAME AND THE AMENDMENT AND RESTATEMENT OF REGAL’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF REGAL COMMON STOCK AND RECOMMENDS THAT REGAL SHAREHOLDERS VOTE “FOR” EACH PROPOSAL LISTED ABOVE.
Regal Record Date and Outstanding Shares
The Regal board of directors has fixed the close of business on July 16, 2021 (which we refer to as the “Regal record date”) as the record date for the Regal Special Meeting. Accordingly, only Regal shareholders of record on the record date are entitled to notice of and to vote at the Regal Special Meeting or at any adjournment or postponement of the Regal Special Meeting. Each share of Regal common stock entitles the holder to one vote on each of the proposals to be considered at the Regal Special Meeting.
As of the close of business on the Regal record date, there were approximately 40,696,142 shares of Regal common stock outstanding and entitled to vote at the Regal Special Meeting.
A list of Regal shareholders as of the Regal record date will be available for review during the Regal Special Meeting to any shareholder present at the Regal Special Meeting.
Record holders of Regal common stock on the Regal record date may vote their shares of Regal common stock in person at the Regal Special Meeting or by proxy as described below under “The Regal Special Meeting-Voting by Proxy or while attending the Regal Special Meeting.”
Quorum
To conduct the Regal Special Meeting, a majority of the shares of Regal common stock entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If a Regal shareholder submits a properly executed proxy card or vote by the Internet or telephone, then such Regal shareholder will be considered present at the Regal Special Meeting for purposes of determining the presence of a quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a proposal.
Required Vote
Regal shareholders of record on the Regal record date for the Regal special meeting may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each proposal.
Regal Share Issuance Proposal. The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Share Issuance Proposal.
An abstention will have the same effect as a vote against the Regal Share Issuance Proposal. If a quorum is present and a shareholder is not otherwise present or represented by proxy at the Regal Special Meeting, a failure to vote such shareholder’s shares will have no effect on the outcome of the Regal Share Issuance Proposal, (unless such failure to vote results in a broker non-vote, in which case this failure will have the effect of a vote against the Regal Share Issuance Proposal).
Regal Name Change Proposal. The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Name Change Proposal.
An abstention will have the same effect as a vote against the Regal Name Change Proposal. If a quorum is present and a shareholder is not otherwise present or represented by proxy at the Regal Special Meeting, a failure to vote such shareholder’s shares will have no effect on the outcome of the Regal Name Change Proposal. Because Regal expects the Regal Name Change Proposal to be treated as a routine matter, a broker, bank or other nominee record holder will have discretionary authority to vote “street name” shares in connection with the Regal Name Change Proposal and there will be no broker non-votes in connection with the Regal Name Change Proposal.
Regal Share Authorization Proposal. The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Share Authorization Proposal.
An abstention will have the same effect as a vote against the Regal Share Authorization Proposal. If a quorum is present and a shareholder is not otherwise present or represented by proxy at the Regal Special Meeting, a failure to vote such shareholder’s shares will have no effect on the outcome of the Regal Share

Authorization Proposal (unless such failure to vote results in a broker non-vote, in which case this failure will have the effect of a vote against the Regal Share Authorization Proposal).
Regal Meeting Adjournment Proposal. The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Meeting Adjournment Proposal.
An abstention will have the same effect as a vote against the Regal Meeting Adjournment Proposal. If a quorum is present and a shareholder is not otherwise present or represented by proxy at the Regal Special Meeting, a failure to vote such shareholder’s shares will have no effect on the outcome of the Regal Meeting Adjournment Proposal (unless such failure to vote results in a broker non-vote, in which case this failure will have the effect of a vote against the Regal Meeting Adjournment Proposal).
The Merger will not occur unless the Regal Share Issuance Proposal is approved. Approval of each proposal is not conditioned on the approval of any other proposal.
A vote of Rexnord stockholders is required in connection with the Spin-Off, the Merger and the other transactions contemplated by the Merger Agreement and the Separation Agreement described in this joint proxy statement/prospectus-information statement. See “The Rexnord Special Meeting” on page 62.
Voting by Proxy or while attending the Regal Special Meeting
Giving a proxy means that a Regal shareholder authorizes the persons named in the enclosed proxy card to vote his or her shares at the Regal Special Meeting in the manner such shareholder directs. A Regal shareholder may cause his or her shares to be voted by granting a proxy in advance of the Regal Special Meeting or by voting while attending the Regal Special Meeting in person. Even if you plan to attend the Regal Special Meeting in person, we urge you to promptly follow the instructions on the enclosed proxy card to vote on the matters to be considered at the Regal Special Meeting.
Regal shareholders may vote their shares as follows:
1.
Internet—go to the website printed on the enclosed proxy card (www.proxyvote.com) and follow the instructions outlined on the secured website using certain information provided on the front of the proxy card. If you vote using the Internet, there is no need to mail in your proxy card.

2.
Telephone—calling the toll-free number that is listed on the enclosed proxy card (1-800-690-6903). Please follow the instructions on your proxy card. If you vote using the telephone, there is no need to mail in your proxy card

3.
Proxy Card—completing, signing, dating and mailing the proxy card and returning it in the postage-paid, self-addressed envelope provided.

4.
Attending the Regal Special Meeting in Person—voting in person at the Regal Special Meeting if you are a shareholder of record or if you are a beneficial owner and have a legal proxy from the shareholder of record. Please note that Regal shareholders will not be able to vote or revoke a proxy through the live audio or webcast.

Submitting a proxy by Internet or by telephone provides the same authority to vote shares as if the shareholder had returned his or her proxy card by mail.
Each properly signed proxy received prior to the Regal Special Meeting and not revoked before exercised at the Regal Special Meeting will be voted at the Regal Special Meeting according to the instructions indicated on the proxy or, if no instructions are given on a properly signed proxy, the shares represented by such proxy will be voted “FOR” the Regal Share Issuance Proposal, “FOR” the Regal Name Change Proposal, “FOR” the Regal Share Authorization Proposal and “FOR” the Regal Meeting Adjournment Proposal.
Regal requests that Regal shareholders complete, date and sign the accompanying proxy card and return it to Regal in the enclosed postage-paid, self-addressed envelope or submit the proxy by telephone or the Internet as soon as possible.

If a Regal shareholder’s shares are held in “street name” by a broker, bank or other nominee, such shareholder must obtain a voting instruction form from the nominee that holds such shares and follow the voting instructions given by that nominee.
If a Regal shareholder plans to attend the Regal Special Meeting and wishes to vote while attending the Regal Special Meeting, such shareholder will be able to do so. If a Regal shareholder’s shares are held in “street name” (through a bank, broker or other nominee), such shareholder must obtain a legal proxy from the record holder to vote such shares while attending the Regal Special Meeting. Whether or not a Regal shareholder plans to attend the Regal Special Meeting in person, Regal requests that each Regal shareholder complete, sign, date and return the enclosed proxy card in the enclosed postage-paid, self-addressed envelope, or submit a proxy through the Internet or by telephone as described in the instructions accompanying this joint proxy statement/prospectus-information statement as soon as possible. This will not prevent any Regal shareholder from voting while attending the Regal Special Meeting, but will assure that such shareholder’s vote is counted if such shareholder is unable to attend the Regal Special Meeting in person.
Revocability of Proxies and Changes to a Regal Shareholder’s Vote
Regal shareholders of record may revoke their proxies and change their votes at any time prior to the time their shares are voted at the Regal Special Meeting. A Regal shareholder can revoke his or her proxy or change his or her vote by:
•
notifying Regal’s Corporate Secretary in writing (at Regal’s address set forth in this joint proxy statement/prospectus-information statement, which must be received prior to the proxy’s exercise of the proxy at the Regal Special Meeting);

•
voting again by Internet or telephone (prior to August 31, 2021 at 11:59 p.m. Eastern Time), since only the latest vote will be counted;

•
signing and returning, prior to the prior proxy’s exercise at the Regal Special Meeting, another proxy card that is dated after the date of the first proxy card; or

•
voting in person while attending the Regal Special Meeting in person (attending the Regal Special Meeting alone will not revoke your proxy).

Beneficial holders of Regal common stock who hold shares in “street name” should contact their broker, bank or other nominee for instructions on how to revoke their proxies. Simply attending the Regal Special Meeting will not revoke a proxy.
Abstentions and Broker Non-Votes
Under NYSE rules, abstentions will have the effect of a vote “against” the Regal Share Issuance Proposal, the Regal Name Change Proposal, the Regal Share Authorization Proposal and the Regal Meeting Adjournment Proposal. Under the rules applicable to brokers, banks and other nominee record holders holding shares in “street name” have the authority to vote on routine proposals when they have not received instructions from beneficial owners. Regal expects the Regal Name Change Proposal to be a routine matter and as a result, absent specific instructions from the beneficial holder, a broker, bank or other nominee record holder will have discretionary authority to vote those “street name” shares in connection with the Regal Name Change Proposal. However, brokers, banks and other nominee record holders are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the Regal Share Issuance Proposal, the Regal Share Authorization Proposal and the Regal Meeting Adjournment Proposal. As a result, absent specific instructions from the beneficial owner, brokers, banks and other nominee record holders are not empowered to vote those “street name” shares in connection with the Regal Share Issuance Proposal, the Regal Share Authorization Proposal or the Regal Meeting Adjournment Proposal, but will be considered present at the Regal Special Meeting for the purposes of determining a quorum to the extent they submit proxies. As a result, broker non-votes will have the effect of a vote against the outcome of the Regal Share Issuance Proposal, the Regal Share Authorization Proposal and the Regal Meeting Adjournment Proposal.

All beneficial owners of Regal common stock are urged to submit their proxy to indicate their votes or to contact the record holder of their shares to determine how to vote.
Solicitation of Proxies
This joint proxy statement/prospectus-information statement is being furnished in connection with the solicitation of proxies by the Regal board of directors and Rexnord board of directors. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners and the preparation, assembly, printing and mailing of this joint proxy statement/prospectus-information statement and any additional materials furnished to Regal shareholders and Rexnord stockholders, will be borne jointly by Regal and Rexnord.
In addition, Regal has retained Kingsdale to assist in the solicitation of proxies for a fee of approximately $12,500, plus additional fees to be determined at the conclusion of the solicitation and reimbursement of reasonable expenses. Regal has also agreed to indemnify Kingsdale for certain liabilities related to its engagement.
Proxies may be solicited by mail, telephone, facsimile and other forms of electronic transmission and may also be solicited by directors, officers and other employees of Regal without additional compensation. Copies of solicitation materials will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation materials to these beneficial owners. In addition, if asked, Regal will reimburse these persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. Regal has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.
Certain Ownership of Regal Common Stock
As of the Regal record date, Regal’s directors and executive officers beneficially owned 344,670 shares of Regal common stock, representing approximately 0.8% of the shares outstanding as of such date.
Regal currently expects that each of its directors and executive officers will vote their shares of Regal common stock “FOR” the Regal Share Issuance Proposal, “FOR” the Regal Name Change Proposal, “FOR” the Regal Share Authorization Proposal and “FOR” the Regal Meeting Adjournment Proposal, although none of them has entered into an agreement requiring them to do so.
Other Matters
As of the date of this joint proxy statement/prospectus-information statement, the Regal board of directors is not aware of any other matters that will be presented for consideration at the Regal Special Meeting other than as described in this joint proxy statement/prospectus-information statement.
This joint proxy statement/prospectus-information statement and the proxy card are first being sent to Regal shareholders on or about July 26, 2021.
The matters to be considered at the Regal Special Meeting are of great importance to Regal shareholders. Accordingly, Regal shareholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus-information statement and the attachments hereto, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid, self-addressed envelope, or vote by Internet or telephone, following the instructions on the enclosed proxy card.

THE REXNORD SPECIAL MEETING
This joint proxy statement/prospectus-information statement is furnished in connection with the solicitation of proxies by the Rexnord board of directors for use at the Rexnord Special Meeting and any adjournments thereof. When this joint proxy statement/prospectus-information statement refers to the Rexnord Special Meeting, it is also referring to any adjournments of the Rexnord Special Meeting. Rexnord intends to begin mailing this joint proxy statement/prospectus-information statement, the attached Notice of Special Meeting of Stockholders and the accompanying proxy card on or about July 26, 2021.
Date, Time and Place of the Rexnord Special Meeting
The Rexnord Special Meeting will be held at Rexnord’s corporate offices at 511 W. Freshwater Way, Milwaukee, Wisconsin 53204 at 9:00 a.m. Central Time, on September 1, 2021.
Purpose of the Rexnord Special Meeting
At the Rexnord Special Meeting, Rexnord stockholders will be asked:
1.
Rexnord Separation and Merger Proposal: to approve the transactions contemplated by the Merger Agreement and the Separation Agreement;

2.
Rexnord Compensation Proposal: to approve, on a non-binding, advisory basis, the compensation of Rexnord’s named executive officers with respect to the Accelerated Rexnord PSUs; and

3.
Rexnord Meeting Adjournment Proposal: to approve the adjournment of the Rexnord Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Rexnord Special Meeting to approve the Rexnord Separation and Merger Proposal.

APPROVAL OF THE REXNORD SEPARATION AND MERGER PROPOSAL IS REQUIRED FOR COMPLETION OF THE TRANSACTIONS.
THE REXNORD BOARD OF DIRECTORS HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE SEPARATION AGREEMENT, AND RECOMMENDS THAT REXNORD STOCKHOLDERS VOTE “FOR” EACH PROPOSAL LISTED ABOVE.
Record Date and Outstanding Shares
The Rexnord board of directors has fixed the close of business on July 16, 2021 (the “Rexnord record date”) as the record date for the Rexnord Special Meeting. Accordingly, only Rexnord stockholders of record on the Rexnord record date are entitled to notice of and to vote at the Rexnord Special Meeting or at any adjournment of the Rexnord Special Meeting. Each share of Rexnord common stock entitles the holder to one vote on each of the proposals to be considered at the Rexnord Special Meeting.
As of the close of business on the Rexnord record date, there were approximately 121,105,357 shares of Rexnord common stock outstanding and entitled to vote at the Rexnord Special Meeting.
A list of Rexnord stockholders entitled to vote at the Rexnord Special Meeting as of the Rexnord record date will be available for review during the Rexnord Special Meeting to any stockholder present at the Rexnord Special Meeting.
Record holders of Rexnord common stock on the Rexnord record date may vote their shares of Rexnord common stock at the Rexnord Special Meeting or by proxy as described below under “The Rexnord Special Meeting-Voting by Proxy or while attending the Rexnord Special Meeting.”
Quorum
To conduct the Rexnord Special Meeting, a majority of the shares of Rexnord issued and outstanding common stock entitled to vote at the Rexnord Special Meeting must be present in person or by proxy. This is referred to as a “quorum.” If a Rexnord stockholder submits a properly executed proxy card or submits a proxy to vote by Internet or telephone, then such Rexnord stockholder will be considered present at the Rexnord Special Meeting for purposes of determining the presence of a quorum. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a proposal. None of the Rexnord Separation and Merger Proposal, the Rexnord Compensation Proposal, or the Rexnord Meeting Adjournment Proposal are routine matters. As a result, absent specific instructions from the beneficial owner, brokers, banks and other nominee record holders will not have discretionary authority to vote those “street name” shares in connection with any of the proposals, and will not be considered present for determining purposes of a quorum.
Required Vote
Rexnord stockholders of record on the Rexnord record date for the Rexnord Special Meeting may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each proposal.
Rexnord Separation and Merger Proposal. The affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to approve the Rexnord Separation and Merger Proposal.
An abstention will have the same effect as a vote against the Rexnord Separation and Merger Proposal. If a quorum is present and a stockholder is not otherwise present or represented by proxy at the Rexnord Special Meeting, a failure to vote such stockholder’s shares will have the same effect as a vote against the Rexnord Separation and Merger Proposal.
Rexnord Compensation Proposal. Assuming a quorum is present, the results of the advisory vote to approve the compensation of Rexnord’s named executive officers will be determined by a majority of shares voting at the Rexnord Special Meeting. Abstentions and broker non-votes will not affect this vote, except insofar as they reduce the number of shares that are voted. This is an advisory vote and is not binding on Rexnord. However, the compensation committee of the Rexnord board of directors, the Rexnord board and Rexnord will review the voting results carefully and consider them when making future decisions regarding executive compensation.
Rexnord Meeting Adjournment Proposal. The affirmative vote of a majority of the shares represented in person or by proxy, and entitled to vote, at the Rexnord Special Meeting, assuming a quorum is present, is required to approve the Rexnord Meeting Adjournment Proposal.
An abstention will have the same effect as a vote against the Rexnord Meeting Adjournment Proposal. If a quorum is present and a stockholder is not otherwise present or represented by proxy at the Rexnord Special Meeting, a failure to vote such stockholder’s shares will have no effect on the outcome of the Rexnord Meeting Adjournment Proposal.
The Merger will not occur unless the Rexnord Separation and Merger Proposal is approved. Approval of each proposal is not conditioned on the approval of any other proposal.
A vote of Regal shareholders is required in connection with the Transactions contemplated by the Merger Agreement described in this joint proxy statement/prospectus-information statement. See “The Regal Special Meeting” on page 57.
Voting by Proxy or while attending the Rexnord Special Meeting
Giving a proxy means that a Rexnord stockholder authorizes the persons named in the enclosed proxy card to vote his or her shares at the Rexnord Special Meeting in the manner such stockholder directs. A Rexnord stockholder may cause his or her shares to be voted by granting a proxy in advance of the Rexnord Special Meeting or by voting while attending the Rexnord Special Meeting in person. A holder in “street name” may attend and vote at the meeting only if such holder received a valid proxy. Even if you plan to attend the Rexnord Special Meeting in person, we urge you to promptly submit a proxy to vote on the matters to be considered at the Rexnord Special Meeting.

Rexnord stockholders may vote or submit a proxy to vote their shares as follows:
1.
Internet—go to the website printed on the enclosed proxy card (www.voteproxy.com) and follow the instructions outlined on the secured website using certain information provided on the front of the proxy card. If you submit a proxy using the Internet, there is no need to mail in your proxy card.

2.
Telephone—calling the toll-free number, that is listed on the enclosed proxy card (1-800-776-9437). Please follow the instructions on your proxy card. If you submit a proxy using the telephone, there is no need to mail in your proxy card

3.
Proxy Card—completing, signing, dating and mailing the proxy card and returning it in the postage-paid, self-addressed envelope provided.

4.
Attending the Rexnord Special Meeting—voting in person at the Rexnord Special Meeting if you are a stockholder of record or if you are a beneficial owner and have a legal proxy from the stockholder of record.

Submitting a proxy by Internet or by telephone provides the same authority to vote shares as if the stockholder had returned his or her proxy card by mail.
Each properly signed proxy received prior to the Rexnord Special Meeting and not revoked before exercised at the Rexnord Special Meeting (or revoked by appearing in person and voting at the Rexnord Special Meeting) will be voted at the Rexnord Special Meeting according to the instructions indicated on the proxy or, if no instructions are given on a properly signed proxy, the shares represented by such proxy will be voted “FOR” the Rexnord Separation and Merger Proposal, “FOR” the Rexnord Compensation Proposal and “FOR” the Rexnord Meeting Adjournment Proposal.
Rexnord requests that Rexnord stockholders complete, date and sign the accompanying proxy card and return it to Rexnord in the enclosed postage-paid, self-addressed envelope or submit a proxy by telephone or Internet as soon as possible.
If a Rexnord stockholder’s shares are held in “street name” by a broker, bank or other nominee, such stockholder must obtain a voting instruction form from the nominee that holds such shares and follow the voting instructions given by that nominee.
If a Rexnord stockholder plans to attend the Rexnord Special Meeting and wishes to vote while attending the Rexnord Special Meeting, such stockholder will be able to do so. If a Rexnord stockholder’s shares are held in “street name” (through a bank, broker or other nominee), such stockholder must obtain a legal proxy from the record holder to vote such shares while attending the Rexnord Special Meeting. Whether or not a Rexnord stockholder plans to attend the Rexnord Special Meeting, Rexnord requests that each Rexnord stockholder complete, sign, date and return the enclosed proxy card in the enclosed postage-paid, self-addressed envelope, or submit a proxy through the Internet or by telephone as described in the instructions accompanying this joint proxy statement/prospectus-information statement as soon as possible. This will not prevent any Rexnord stockholder from voting while attending the Rexnord Special Meeting, but will assure that such stockholder’s vote is counted if such stockholder is unable to attend the Rexnord Special Meeting.
Revocability of Proxies and Changes to a Rexnord Stockholder’s Vote
Rexnord stockholders of record may revoke their proxies and change their votes at any time prior to the time their shares are voted at the Rexnord Special Meeting. A Rexnord stockholder can revoke his or her proxy or change his or her vote by:
•
notifying Rexnord’s Corporate Secretary in writing (at Rexnord’s address set forth in this joint proxy statement/prospectus-information statement, which must be received prior to the proxy’s exercise of the proxy at the Regal Special Meeting) prior to August 31, 2021;

•
submitting a later dated proxy by Internet or telephone (prior to August 31, 2021 at 11:59 p.m. Central Time), since only the latest proxy will be counted;

•
signing and returning, prior to the prior proxy’s exercise at the Rexnord Special Meeting, another proxy card that is dated after the date of the first proxy card; or

•
voting in person while attending the Rexnord Special Meeting (attending the Rexnord Special Meeting alone will not by itself revoke your proxy).

Beneficial holders of Rexnord common stock who hold shares in “street name” should contact their broker, bank or other nominee for instructions on how to revoke their proxies. Simply attending the Rexnord Special Meeting will not revoke a proxy.
Abstentions and Broker Non-Votes
Abstentions will have the effect of a vote “against” each of the Rexnord Separation and Merger Proposal, the Rexnord Compensation Proposal and the Rexnord Meeting Adjournment Proposal. Under the rules applicable to broker-dealers, brokers, banks and other nominee record holders holding shares in “street name” have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, brokers, banks and other nominee record holders are precluded from exercising their voting discretion with respect to the approval of non-routine matters. None of the Rexnord Separation and Merger Proposal, the Rexnord Compensation Proposal, or the Rexnord Meeting Adjournment Proposal are routine matters. As a result, absent specific instructions from the beneficial owner, brokers, banks and other nominee record holders are not empowered to vote those “street name” shares in connection with any of the proposals, and will not be considered present at the Rexnord Special Meeting. As a result, broker non-votes will have the effect of a vote against the outcome of the Rexnord Separation and Merger Proposal, and will have no effect on the outcome of the Rexnord Compensation Proposal or the Rexnord Meeting Adjournment Proposal.
All beneficial owners of Rexnord common stock are urged to submit their voting instructions or to contact the record holder of their shares to determine how to vote.
Solicitation of Proxies
This joint proxy statement/prospectus-information statement is being furnished in connection with the solicitation of proxies by the Rexnord board of directors and the Regal board of directors. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners and the preparation, assembly, printing and mailing of this joint proxy statement/prospectus-information statement and any additional materials furnished to Rexnord stockholders and Regal shareholders, will be borne jointly by Regal and Rexnord.
In addition, Rexnord has retained Morrow Sodali LLC (which we refer to as “Morrow Sodali”) to assist in the solicitation of proxies for a fee of approximately $17,000, plus reimbursement of expenses. Rexnord has also agreed to indemnify Morrow Sodali for certain liabilities related to its engagement.
Proxies may be solicited by mail, telephone, facsimile and other forms of electronic transmission and may also be solicited by directors, officers and other employees of Rexnord without additional compensation. Copies of solicitation materials will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation materials to these beneficial owners. In addition, if asked, Rexnord will reimburse these persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. Rexnord has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.
Certain Ownership of Rexnord Common Stock
As of the Rexnord record date, Rexnord’s directors and executive officers beneficially owned 3,542,253 shares of Rexnord common stock, representing approximately 2.9% of the shares outstanding as of such date.
Rexnord currently expects that each of its directors and executive officers will vote their shares of Rexnord common stock “FOR” the Rexnord Separation and Merger Proposal, “FOR” the Rexnord Compensation

Proposal and “FOR” the Rexnord Meeting Adjournment Proposal, although none of them has entered into an agreement requiring them to do so.
Other Matters
As of the date of this joint proxy statement/prospectus-information statement, the Rexnord board of directors is not aware of any other matters that will be presented for consideration at the Rexnord Special Meeting other than as described in this joint proxy statement/prospectus-information statement.
This joint proxy statement/prospectus-information statement and the proxy card are first being sent to Rexnord stockholders on or about July 26, 2021.
The matters to be considered at the Rexnord Special Meeting are of great importance to Rexnord stockholders. Accordingly, Rexnord stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus-information statement and the attachments hereto, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid, self-addressed envelope, or submit a proxy by Internet or telephone, following the instructions on the enclosed proxy card.

THE TRANSACTIONS
Overview
On February 16, 2021, Regal and Rexnord announced a plan to combine Rexnord’s PMC Business with Regal. In order to effect the Reorganization, the Distributions and the Merger, Regal, Rexnord, Land and Merger Sub entered into a number of agreements, including the Merger Agreement and the Separation Agreement. These agreements, which are described in greater detail in this joint proxy statement/prospectus-information statement, provide for (1) the separation of the PMC Business from Rexnord’s other business, (2) the delivery to the distribution agent for the Distributions a book-entry authorization representing the Land common stock being distributed in the Spin-Off for the account of the Rexnord stockholders that are entitled thereto and (3) the merger of Land with Merger Sub, with Land continuing as the surviving corporation of the Merger and a wholly-owned subsidiary of Regal.
Transaction Sequence
Below is a step-by-step list illustrating the material events relating to the Reorganization, Distributions and the Merger:
Step 1 Reorganization
Prior to the Distributions and the Merger, Rexnord will transfer (or cause to be transferred) to Land substantially all of the assets, and Land will assume substantially all of the liabilities, of the PMC Business.
Step 2 Incurrence of the DDTL Facility
Prior to the Distributions and the Merger, it is expected that Land will incur debt under the DDTL Facility in an aggregate principal amount of approximately $486.8 million. The proceeds of the DDTL Facility will be used by Land to make a payment to Rexnord LLC under the terms of the Separation Agreement, in the amount of approximately $486.8 million, subject to certain adjustments set forth in the Separation Agreement.
The material terms of the DDTL Facility are described in more detail under “The Transaction Agreements-Debt Financing.”
Step 3 Incurrence of Regal Bridge Facility
In connection with the closing of the Merger, Regal may incur new indebtedness in the form of the Regal Bridge Facility in an aggregate principal amount of up to $2.126 billion. The proceeds under the Regal Bridge Facility may be used by Regal to (i) pay the Regal Special Dividend (as defined below), (ii) redeem Regal’s senior notes due 2023 under the existing note purchase agreement, dated July 14, 2011 (as amended), by and between Regal and the purchasers thereto and (iii) pay fees and expenses in connection with the Transactions.
Step 4 Distributions
Following the Reorganization, all of the issued and outstanding shares of Land common stock held by a subsidiary of Rexnord will be distributed in a series of distributions to Rexnord’s stockholders. The final distribution of Land common stock from Rexnord to Rexnord’s stockholders will be made pro rata for no consideration.
Step 5 Merger
Following the Distributions, Merger Sub will merge with and into Land, whereby the separate corporate existence of Merger Sub will cease and Land will continue as the surviving corporation and as a wholly-owned subsidiary of Regal. The Merger Agreement provides that, immediately before the effective time of the Merger, each share of Land common stock issued and outstanding (except for any such shares held as treasury stock, or held by Rexnord, Land, Regal or Merger Sub, which will be cancelled) will be automatically converted into the right to receive a number of shares of Regal common stock equal to the Exchange

Ratio (defined below) and subject to any adjustments. Prior to the adjustments provided in the Merger Agreement, the Merger Agreement provides that the Exchange Ratio is equal to a fraction obtained by dividing (a) the New Share Issuance (as defined below) by (b) the number of shares of Land common stock issued and outstanding immediately prior to the effective time of the Merger (which number of shares the Merger Agreement provides will be the same as the number of shares of Rexnord common stock outstanding as of the record date for the Spin-Off). “New Share Issuance” means (i) the number of shares of Regal common stock issued and outstanding immediately prior to the effective time of the Merger multiplied by (ii) a fraction, the numerator of which is 38.6 and the denominator of which is 61.4. Prior to the adjustment described below, the Exchange Ratio is designed to result in the outstanding shares of Regal common stock, immediately following the Merger, being owned approximately 38.6% by the former stockholders of Land and approximately 61.4% by the shareholders of Regal immediately prior to the Merger.
However, in order to preserve the tax-free nature of the Spin-Off, the Merger Agreement generally provides that the Exchange Ratio will be adjusted and increased in a manner designed to ensure that, immediately following the closing of the Merger, the former stockholders of Land (including certain categories of investors who are both Rexnord stockholders and Regal shareholders immediately prior to the Distributions and the Merger) own, for tax purposes, at least 50.8% of the outstanding shares of Regal common stock (including for this purpose Share Equivalents (as defined below)). Alternatively, if the parties are not able to obtain a private letter ruling from the IRS, as requested by Rexnord (which we refer to as the “IRS Ruling”) that addresses certain aspects of the determination of the nature and extent of Overlap Shareholders prior to the closing of the Merger or if the adjustment of the Exchange Ratio would otherwise result in the number of shares of Regal common stock issuable in the Merger (together with Share Equivalents) being greater than 50.1% of all issued and outstanding shares of Regal common stock immediately following the effective time of the Merger, then the concept of Overlap Shareholders will be disregarded for purposes of determining the Exchange Ratio and the Exchange Ratio will instead be adjusted so that the number of shares of Regal common stock issued in the Merger will be increased and a proportionate dividend will be payable to holders of Regal common stock outstanding prior to the closing of the Merger. “Share Equivalents” means any instruments that are treated as stock for U.S. federal income tax purposes and any stock that may be issued after the effective time of the Merger pursuant to the exercise or settlement of certain options or contracts entered into on or prior to the effective time of the Merger that would be regarded as having been acquired or entered into before the effective time of the Merger as part of a “plan” of which the Spin-Off is a part within the meaning of Section 355(e) of the Code.
In the event that additional shares of Regal common stock are required to be issued as a result of the Exchange Ratio adjustment mechanism described above, the Merger Agreement provides that, prior to the closing of the Merger, the Regal board of directors will declare a special dividend pro rata to the holders of Regal common stock as of a record date prior to the closing of the Merger. The amount of the Regal Special Dividend will depend in part on the number of shares of Regal common stock to be issued to Rexnord stockholders as a result of the adjustment to the Exchange Ratio. The number of shares of Regal common stock to be issued to Rexnord stockholders in turn depends, among other factors, on the amount of Overlap Shareholders. The extent of the Overlap Shareholders that may be counted in determining the Exchange Ratio will depend on whether an IRS Ruling is received and the contents of such IRS Ruling. Rexnord stockholders who receive Regal common stock in the Merger will not be entitled to the Regal Special Dividend because the record date will be prior to the effective time of the Merger.
Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure of the parties to the Transactions, the corporate structure of the parties immediately following the Reorganization and the Distributions, but before the Merger, and the final corporate structure immediately following the consummation of the Merger.

Existing Structure:
Structure Following the Reorganization and the Distributions, but Before the Merger:
Structure Following the Merger:
The Reorganization and the Distributions
Prior to the Distributions and the Merger, certain subsidiaries of Rexnord will undergo an internal restructuring to separate and consolidate the PMC Business under Land pursuant to the Separation Agreement. In the Reorganization, Rexnord will transfer (or cause to be transferred) to Land substantially all of the assets, and Land will assume substantially all of the liabilities, of the PMC Business. Following the Reorganization, all of the issued and outstanding shares of Land common stock held by an indirect subsidiary of Rexnord will be distributed in a series of distributions up to Rexnord and then to Rexnord’s stockholders. The final distribution of Land common stock from Rexnord to Rexnord’s stockholders will be made pro rata for no consideration.
The Merger
Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into Land. By virtue of the Merger, at the effective time of the Merger, the separate existence of Merger Sub will cease and Land will continue as the surviving corporation in the Merger and as a wholly-owned subsidiary of Regal, and will succeed to and assume all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, debt and duties of Merger Sub in accordance with the DGCL.
The certificate of incorporation and bylaws of Land in effect immediately prior to the Merger will, following the Merger, continue as the certificate of incorporation and bylaws of Land.
Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend
Overview
The Merger Agreement provides that following the completion of the Spin-Off, Merger Sub will merge with and into Land with each share of Land common stock converted into the right to receive a number of shares of Regal common stock equal to the Exchange Ratio. Pursuant to the Merger Agreement, the Exchange Ratio is defined to result in Regal issuing in the Merger shares that represent 38.6% of the issued and outstanding shares of Regal common stock immediately following the Merger. As described below and more fully set out in the Merger Agreement, under certain circumstances, the Exchange Ratio will be adjusted to the extent necessary to ensure that the Merger will not cause the Spin-Off to fail to qualify as a tax-free distribution under Section 355 of the Code. If the Exchange Ratio is adjusted and the number of shares of Regal common stock that Regal issues in the Merger would represent greater than 38.6% of the issued and outstanding shares of Regal common stock immediately following the Merger, then Regal would pay a cash dividend to the Regal shareholders who held shares of Regal common stock as of the Regal Special Dividend Record Date, which record date will be a date prior to the date of the Merger. While the Regal Special Dividend will be paid only to shareholders of record of Regal common stock as of the Regal Special Dividend Record Date, which will be a date before the Merger, Regal expects the payment date for any Regal Special Dividend would be following the closing of the Merger. The Regal Special Dividend, based on the Signing Share Price, is designed to preserve the nominal economic allocation between the Land stockholders (in their capacity as such) and the Regal shareholders (in their capacity as such) that would have resulted from the Exchange Ratio if it were not adjusted.
As described in more detail under “Material U.S. Federal Income Tax Consequences of the Transaction—Material Tax Consequences of the Reorganization and the Distributions—Material U.S. Federal Income Tax Consequences of the Reorganization and the Distributions to Rexnord” beginning on page 271, the Spin-Off would not be treated as a tax-free distribution if, among other reasons, the Merger results in one or more persons acquiring a 50% or greater interest (by vote or value) in the stock of Land. However, for purposes of such a determination, if a stockholder of Land is also a shareholder of Regal immediately prior to the Merger (an Overlap Shareholder), the net increase in the Overlap Shareholder’s ownership of Land as a result of the Merger and by virtue of being a shareholder of Regal is offset by its net decrease in such ownership percentage by reason of being a Land stockholder immediately prior to the Merger. Accordingly, Regal and Rexnord have agreed that the Exchange Ratio will be increased if and to the extent necessary so that the number of shares of Regal common stock issued in the Merger will result in holders of issued and outstanding shares of Land common stock immediately prior to the Merger, taking into account in the case of Overlap Shareholders their Overlap Shares, receiving shares of Regal common stock that in the aggregate represent 50.8% of the issued and outstanding shares of Regal common stock immediately following the Merger. If the IRS Ruling is not received by the third business day prior to closing or if such adjustment described in the immediately preceding sentence would result in the number of shares of Regal common stock issued in the Merger being greater than 50.1% of the issued and outstanding shares of Regal common stock immediately following the Merger, then Overlap Shareholders will not be taken into account in calculating any adjustment to the Exchange Ratio and the number of shares of Regal common stock to be issued in the Merger will instead be a number that equals 50.1% of the issued and outstanding shares of Regal common stock immediately following the Merger.
Most of the ownership in Regal and Rexnord held by Overlap Shareholders is held in “street name” through banks and brokers, rather than ownership interests appearing directly in each company’s stock ledger. As a result, determination of the extent of these holdings generally relies on public information, including filings with the SEC. The IRS Ruling requests a ruling from the IRS on the substantive and procedural criteria that may be used by Regal and Rexnord in determining the extent of the Overlap Shareholders.
The need and the extent of any adjustment to the Exchange Ratio is dependent on a number of factors, many of which will not be known until shortly prior to closing. Among other factors, the extent of the adjustment, if any, depends on:
•
whether the IRS Ruling is received by the requisite date;

•
assuming the IRS Ruling is received, which of the rulings requested by Rexnord in its private letter ruling request are included in the final IRS Ruling, including which categories of shareholders may be counted as Overlap Shareholders for purposes of Section 355(e) of the Code (we refer to such categories of shareholders as “Qualifying Overlap Shareholders”);

•
based on the rulings received in the IRS Ruling, whether certain shareholders meet the criteria outlined in the IRS Ruling to qualify as Qualifying Overlap Shareholders; and

•
based on the rulings received in the IRS Ruling and the determinations made by Regal and Rexnord at or shortly prior to closing, the number of Overlap Shares owned by Qualifying Overlap Shareholders.

Potential Illustrative Scenarios
The extent of any adjustment to the Exchange Ratio and corresponding amount of any Regal Special Dividend will vary materially depending on the outcome of each of these factors. Set forth below are examples of several potential outcomes of the variables and any resulting adjustment to the Exchange Ratio, the number of shares of Regal common stock to be issued in the Merger, the amount, if any, of the Regal Special Dividend to be paid and the amount of net indebtedness (meaning the total indebtedness less cash on hand) of Regal immediately following the Merger and after giving effect to the amount of Land net indebtedness that becomes indebtedness of the combined company as a result of the Merger.
The information, determinations and estimates set forth in this section could change following the date of this joint proxy statement/prospectus-information statement and before the special meetings and could change again between the special meetings and the date of the closing of the Merger.
The below scenarios use the following information, determinations, estimates and assumptions and are for illustrative purposes only:
•
assuming (a) a Partial Counting Scenario as described below and (b) based on the expectations of Regal and Rexnord, with respect to Overlap Shares as of June 30, 2021 of 6,773,003 owned by the shareholders that Regal and Rexnord consider for these purposes would qualify as Qualifying Overlap Shareholders in a Partial Counting Scenario (the “Partial Counting Scenario Qualifying Overlap Shareholders”);

•
assuming (a) a Full Counting Scenario as described below and (b) Regal and Rexnord can verify that certain shareholders (such as private investment funds and certain government owned funds) who are not Partial Counting Scenario Qualifying Overlap Shareholders satisfy the criteria in the IRS Ruling to be considered Qualifying Overlap Shareholders under a Full Counting Scenario, estimated Overlap Shares as of June 30, 2021 of 8,239,381 owned by the shareholders that Regal and Rexnord consider would qualify as Qualifying Overlap Shareholders in a Full Counting Scenario assuming such verifications;

•
shares of Regal common stock issued and outstanding of 40,695,041 (which represented the number of shares of Regal common stock issued and outstanding as of June 30, 2021);

•
shares of Land common stock issued and outstanding of 121,065,912, which is based on the 121,065,912 shares of Rexnord common stock issued and outstanding as of June 30, 2021;

•
$408 million of net indebtedness of Regal outstanding as of June 5, 2021, and prior to the incurrence of indebtedness to pay the Regal Special Dividend and without taking into account the net indebtedness of Land that becomes indebtedness of the combined company as a result of the Merger;

•
estimated $36 million - $48 million of additional transaction and financing fees as of June 5, 2021, depending on scenario; and

•
estimated $365 million of net indebtedness of Land as of March 31, 2021, and following the incurrence of indebtedness of the Land debt under the DDTL Facility and the payment of the Land Cash Payment.

•
Partial Counting Scenario. In this illustrative scenario, the IRS provides an IRS Ruling that allows Regal and Rexnord to count for purposes of Section 355(e) of the Code as Qualifying Overlap Shareholders only certain categories of shareholders (for example, widely held index funds and mutual funds meeting specified criteria). Under this scenario, based on Regal’s and Rexnord’s calculation of the estimated shareholdings of such Qualifying Overlap Shareholders using the information as set forth above and other information as of June 30, 2021, if there were no change in the number of such Overlap Shares, then as of closing of the Merger:

◦
The Exchange Ratio would be adjusted so that Regal would issue in the Merger shares of Regal common stock that would represent 41.0% of the issued and outstanding Regal common stock immediately following the Merger, which would result in the issuance of approximately 28,252,190 shares of Regal common stock;

◦
Regal would pay to the owners of Regal common stock in respect of their shares of Regal common stock owned as of the Regal Special Dividend Record Date a cash dividend of approximately $12.17 per share; and

◦
Regal would have outstanding net indebtedness of approximately $1,307 million following the payment of the Regal Special Dividend and the assumption of the Land net indebtedness.

•
Full Counting Scenario. In this illustrative scenario, the IRS provides an IRS Ruling that allows Regal and Rexnord to count for purposes of Section 355(e) of the Code as Qualifying Overlap Shareholders not only the categories of shareholders included in the Partial Counting Scenario, but also certain additional categories of shareholders (for example, certain private investment funds and certain government owned funds), assuming Regal and Rexnord can verify and agree that such additional categories of shareholders satisfy certain requirements. Under this scenario, assuming Regal and Rexnord are able to verify and agree such requirements are satisfied, based on Regal’s and Rexnord’s calculation of the estimated share holdings of such Qualifying Overlap Shareholders using the assumptions set forth above and other information as of June 30, 2021, if there were no change in the number of such Overlap Shares, then as of closing of the Merger:

◦
The Exchange Ratio would be adjusted so that Regal would issue in the Merger shares of Regal common stock that would represent 38.6% of the issued and outstanding Regal common stock immediately following the Merger, which would result in the issuance of approximately 25,583,527 shares of Regal common stock;

◦
Regal would not pay any Regal Special Dividend; and

◦
Regal would have outstanding net indebtedness of approximately $808 million following the Merger and taking into account the net indebtedness of Land that becomes indebtedness of the combined company as a result of the Merger.

•
No Counting Scenario. In this illustrative scenario, the IRS does not provide any private letter ruling and Overlap Shareholders are not taken into account. Under this scenario,

◦
The Exchange Ratio would be adjusted so that Regal would issue in the Merger shares of Regal common stock that would represent 50.1% of the issued and outstanding Regal common stock immediately following the Merger, which would result in the issuance of approximately 40,858,147 shares of Regal common stock;

◦
Regal would pay to the owners of Regal common stock in respect of their shares of Regal common stock owned as of the Regal Special Dividend Record Date a cash dividend of approximately $48.16 per share; and

◦
Regal would have outstanding net indebtedness of approximately $2,781 million following the payment of the Regal Special Dividend and taking into account the net indebtedness of Land that becomes indebtedness of the combined company as a result of the Merger.

•
Full Counting and Increased Overlap. In this illustrative scenario, the IRS provides an IRS Ruling that allows Regal and Rexnord to count as Qualifying Overlap Shareholders for purposes of Section 355(e) of the Code the categories of shareholders included in the Full Counting Scenario, assuming Regal and Rexnord can verify and agree that such additional categories of shareholders included under a Full Counting Scenario satisfy certain requirements. This scenario also assumes that the number of Overlap Shares held by Qualifying Overlap Shareholders increases by 0.5%. Under this scenario, assuming Regal and Rexnord are able to verify and agree such requirements of such private investment funds and governmental funds are satisfied, based on Regal’s and Rexnord’s calculations of the shareholdings of the Qualifying Overlap Shareholders, using the information as set forth above and other information as of June 30, 2021 and assuming such 0.5% increase in such holdings described above, then as of closing of the Merger:

◦
The Exchange Ratio would not be adjusted and Regal would issue in the Merger shares of Regal common stock that would represent 38.6% of the issued and outstanding Regal common stock immediately following the Merger, which would result in the issuance of approximately 25,583,527 shares of Regal common stock;

◦
Regal would not pay any Regal Special Dividend; and

◦
Regal would have outstanding net indebtedness of approximately $808 million following the Merger and taking into account the net indebtedness of Land that becomes indebtedness of the combined company as a result of the Merger.

While there can be no assurance as to the outcome of any of the variables and it is not a condition to the closing of the Merger that any particular amount of Qualifying Shareholder Overlap exist, each of Regal and Rexnord believes that, as of the date of this joint proxy statement/prospectus-information statement, it is a reasonable assumption that the outcome of the variables will likely result in an outcome somewhere between the Partial Counting Scenario and the Full Counting Scenario. Using the midpoint of the range of Overlap Shares represented in the Partial Counting Scenario and the Full Counting Scenario, or an estimated 7,506,192 Overlap Shares, and calculating the number of shares of Regal common stock issuable and the amount of the Regal Special Dividend payable under the Merger Agreement using such figures, the information set forth above and other information as of June 30, 2021 and June 5, 2021 that would result in the following as of the closing of the Merger:
◦
The Exchange Ratio would be adjusted so that Regal would issue in the Merger shares of Regal common stock that would represent 39.7% of the issued and outstanding Regal common stock immediately following the Merger, which would result in the issuance of approximately 26,761,968 shares of Regal common stock;

◦
Regal would pay to the owners of Regal common stock in respect of their shares of Regal common stock owned as of the Regal Special Dividend Record Date a cash dividend of approximately $5.67 per share; and

◦
Regal would have outstanding net indebtedness of approximately $1,041 million following the payment of the Regal Special Dividend and taking into account the net indebtedness of Land that becomes indebtedness of the combined company as a result of the Merger.

The above scenarios are summarized as follows:
	No Counting Scenario	Partial Counting Scenario	Full Counting Scenario	Full Counting and Increased Overlap Scenario	Illustrative Midpoint Scenario(1)
Number of shares of Regal common stock issued to former Land stockholders	40,858,147	28,252,190	25,583,527	25,583,527	26,761,968
Resulting ownership of issued and outstanding shares of Regal common stock by former Land stockholders	50.1%	41.0%	38.6%	38.6%	39.7%
Per share Regal Special Dividend	$48.16 per share	$12.17 per share	$0 per share	$0 per share	$5.67 per share
Aggregate Regal Special Dividend	$1,960 million	$495 million	$0	$0	$231 million

1
Represents the number of Regal shares issuable and the Regal Special Dividend payable if Overlap Shares are at the midpoint of the range of Overlap Shares in the Partial Counting Scenario and the Full Counting Scenario.

The above scenarios are just a few of the potential outcomes of the variables that will result in the determination of the adjustment, if any, to the Exchange Ratio, the number of shares of Regal common stock issued in the Merger, the amount, if any, of the Regal Special Dividend and the amount of net indebtedness of Regal following payment of the Regal Special Dividend, if any, and taking into account the net indebtedness of Land that becomes indebtedness of the combined company as a result of the Merger. Each Land stockholder will be entitled to receive the same consideration in respect of its shares of Land common stock, regardless of whether such former Land stockholder is an Overlap Shareholder. The factors that will determine the adjustment, if any, to the Exchange Ratio and the amount of any Regal Special Dividend are not in the control of Regal and Rexnord. Regal and Rexnord do not currently have the information necessary to determine the adjustment, if any, to the Exchange Ratio or the amount, if any, of the Regal Special Dividend, and they will not have such information at the time of the special meetings. The assumptions, estimates and determinations made by Regal and Rexnord in this joint proxy statement/prospectus-information statement could prove incorrect, circumstances could change or intervening events, including changes in the number of Overlap Shares held by Qualifying Overlap Shareholders, could affect the final determination of the Exchange Ratio or the amount, if any, of the Regal Special Dividend.
Illustrative Sensitivity Analysis
The following tables set forth a sensitivity analysis providing illustrations of the result of a change in the number of Overlap Shares held by Qualifying Overlap Shareholders on the Exchange Ratio, the number of shares of Regal common stock issued in the Merger, the amount, if any, of the Regal Special Dividend and the amount of Regal net indebtedness following the closing and the Regal Special Dividend, if any.
As with the scenarios described above, for purposes of this sensitivity analysis, Regal and Rexnord have used the following information, determinations, estimates and assumptions, each of which scenarios are for illustrative purposes only:
•
assuming (a) a Partial Counting Scenario as described above and (b) based on reasonable considerations from Regal and Rexnord, estimated Overlap Shares as of June 30, 2021 of 6,773,003 owned by the shareholders that Regal and Rexnord consider would qualify as Qualifying Overlap Shareholders in a Partial Counting Scenario;

•
assuming (a) a Full Counting Scenario as described above and (b) Regal and Rexnord can verify and agree that certain shareholders (such as private investment funds and certain government owned funds) who are not Partial Counting Scenario Qualifying Overlap Shareholders satisfy the criteria in the IRS Ruling to be considered Qualifying Overlap Shareholders under a Full Counting Scenario, estimated Overlap Shares as of June 30, 2021 based on expectations of Regal and Rexnord of 8,239,381 owned by the shareholders that as of such date Regal and Rexnord considered for these purposes would qualify as Qualifying Overlap Shareholders in a Full Counting Scenario assuming such verifications;

•
shares of Regal common stock issued and outstanding of 40,695,041 (which represented the number of shares of Regal common stock issued and outstanding as of June 30, 2021);

•
shares of Land common stock issued and outstanding of 121,065,912 which is based on the 121,065,912 shares of Rexnord common stock issued and outstanding as of June 30, 2021;

•
estimated $408 million of net indebtedness of Regal outstanding as of June 5, 2021, and prior to the incurrence of indebtedness to pay the Regal Special Dividend and prior to taking into account the net indebtedness of Land that becomes indebtedness of the combined company as a result of the Merger;

•
estimated $36 million - $48 million of additional transaction and financing fees as of June 5, 2021, depending on scenario; and

•
estimated $365 million of net indebtedness of Land as of March 31, 2021, and following the incurrence of indebtedness of the Land debt under the DDTL Facility and the payment of the Land Cash Payment.

Partial Counting Scenario
Change in Overlap Shareholders held by Qualifying Overlap Shareholders	5% Decrease	2.5% Decrease	No Change in June 30, 2021 Estimate	2.5% Increase	5% Increase
Regal Shares Issued in Merger	28,940,504	28,596,347	28,252,190	27,908,034	27,563,877
Regal Special Dividend Amount	$608 million	$552 million	$495 million	$437 million	$377 million
Regal Net Indebtedness after Regal Special Dividend and Assumption of PMC Business Net Indebtedness	$1,421 million	$1,364 million	$1,307 million	$1,248 million	$1,188 million
Full Counting Scenario
Change in Overlap Shareholders held by Qualifying Overlap Shareholders	5% Decrease	2.5% Decrease	No Change in June 30, 2021 Estimate	2.5% Increase	5% Increase
Regal Shares Issued in Merger	26,109,082	25,690,414	25,583,527	25,583,527	25,583,527
Regal Special Dividend Amount	$106 million	$22 million	$0 million	$0 million	$0 million
Regal Net Indebtedness after Regal Special Dividend and Assumption of PMC Business Net Indebtedness	$915 million	$830 million	$808 million	$808 million	$808 million
Trading Markets
Regal Common Stock
Following the Merger, shares of Regal common stock will continue to be traded publicly on the NYSE.
Rexnord Common Stock
Following the Merger, Rexnord stockholders will continue to hold their shares of Rexnord common stock, subject to the same rights as prior to the Reorganization, the Distributions and the Merger, except that their shares of Rexnord common stock will represent an interest in Rexnord that no longer includes the PMC Business. Shares of Rexnord common stock will continue to be traded publicly on the NYSE. Rexnord stockholders, to the extent they were holders of record on the record date for the Distributions, will also hold shares of Regal common stock immediately after the closing of the Transactions. Following the Merger, Rexnord intends to change its corporate name and have its common stock continue to be listed on the NYSE.
Land Common Stock
There currently is no trading market for shares of Land common stock. After the Merger, all outstanding shares of Land common stock will automatically be canceled and cease to exist at the effective time of the Merger and upon their conversion into shares of Regal common stock.

Background of the Merger
As part of the ongoing review of Regal’s business, the Regal board of directors and Regal’s senior management regularly assess Regal’s historical performance, future growth prospects and overall strategic objectives. In doing so they consider a variety of potential financial and strategic opportunities to enhance business performance and shareholder value. These reviews have included consideration, from time to time, of various potential strategic alternatives, partnerships, investments, acquisitions, business combinations and other strategic transactions and opportunities as well as ongoing analysis of Regal’s business segments, both on an individual and collective basis and with a focus on both actual performance and market perception.
As part of the ongoing review of Rexnord’s business, the Rexnord board of directors and Rexnord’s senior management regularly assess Rexnord’s historical performance, future growth prospects and overall strategic objectives. In doing so they consider a variety of potential financial and strategic opportunities to enhance business performance and stockholder value. These reviews have included consideration, from time to time, of various potential strategic alternatives, partnerships, investments and other strategic transactions and opportunities as well as ongoing analysis of Rexnord’s business units (its PMC Business, aerospace business and water management business), both on an individual and collective basis and with a focus on both actual performance and market perception.
From time to time as part of its ongoing review, the Rexnord board of directors and Rexnord’s senior management is also made aware of potential opportunities by regularly meeting with numerous investment banks, including Credit Suisse, Citi and Evercore, to evaluate various strategic alternatives, including acquisitions, divestitures and other strategic transactions. In considering those alternatives, the Rexnord board of directors and Rexnord’s senior management also regularly review the market’s ongoing evaluation of Rexnord’s current performance and future potential, including with respect to Rexnord’s separate business units and their ability to deliver collective stockholder value.
Todd Adams (“Mr. Adams”), chairman of the Rexnord board of directors, president, and chief executive officer of Rexnord, and Louis Pinkham (“Mr. Pinkham”), chief executive officer of Regal had been introduced in 2019, shortly after Mr. Pinkham became Regal’s chief executive officer, by a former Regal board member.
On July 23, 2020, the Rexnord board of directors held a meeting to discuss such potential strategic alternatives. Members of Rexnord’s senior management team and representatives of Credit Suisse were present at the meeting. Credit Suisse gave a presentation regarding potential opportunities and corporate strategies, including an evaluation of Rexnord’s operating and share price performance, overall valuation of Rexnord and its platforms, and various potential strategic alternatives, including executing on Rexnord’s strategic plan, a potential sale or spin-off of Rexnord’s PMC Business, aerospace business or water management business, or a potential sale of Rexnord. Part of the discussion included considerations as to whether the market was properly recognizing the future growth potential of Rexnord’s individual business units, or whether that potential, and the resulting enhanced stockholder value, could be better realized if those varying units were not combined in one organization. Focus was also given to the potential tax consequences associated with any transaction. During the course of the discussion of Rexnord’s potential strategic alternatives, representatives of Credit Suisse discussed with the Rexnord board of directors, among other things, Credit Suisse’s assessment of the execution risks and the potential value creation in respect of each alternative as well as a potential process for evaluating interests of third parties in a potential transaction with Rexnord. Those alternatives included a potential sale of the entire company to a strategic or financial buyer as well as a potential sale or spin-off of one or more of Rexnord’s business units to an existing industry participant who would be able to recognize and pay for resulting operational synergies. Following discussion, the Rexnord board of directors directed Rexnord’s management to work with Rexnord’s advisors to evaluate the interests of third parties in potential transactions, and provide updates based on the initial feedback received from that evaluation before entering into more formal discussions with any potential counterparties. Given the desire to maintain confidentiality and limit disclosure in order to avoid material disruption of the Rexnord business, the Rexnord board of directors instructed that contact only be made with a limited number of third parties that would be identified by Rexnord’s management team and its advisors as parties who could be interested in a potential transaction and capable of consummating a transaction at a value that would be beneficial to Rexnord and its stockholders.

Throughout August 2020, Rexnord’s management team worked with Citi and Credit Suisse to consider various potential transaction structures, including a sale of Rexnord and a tax efficient disposition of the PMC Business by means of a Reverse Morris Trust, and to identify potential buyers and determine potential strategies to pursue in the various potential transactions. Rexnord predominantly worked with Credit Suisse on exploring a potential sale of Rexnord, in its entirety, and with Citi on strategic alternatives for the PMC Business, though Rexnord’s management team worked with both Credit Suisse and Citi on aspects of both potential structures. Additionally, throughout the Summer and Fall of 2020, Rexnord, with assistance from Evercore, engaged in preliminary conversations with two strategic parties potentially interested in a Reverse Morris Trust combination with the water management business that did not progress past preliminary discussions with the potential counterparties.
On August 13, 2020, Mr. Adams, acting per the Rexnord board of directors’ direction, called Mr. Pinkham to inform Mr. Pinkham that there may be an opportunity to combine Regal’s business with the PMC Business. On this call, the two discussed various value creation opportunities, including the possibility of Regal acquiring all of Rexnord.
Mr. Pinkham discussed with Regal’s Chairman of the Board, Mr. Rakesh Sachdev (“Mr. Sachdev”), the conversation between Mr. Pinkham and Mr. Adams. Messrs. Sachdev and Pinkham discussed the potential strategic merits of a combination involving all of Rexnord or just the PMC Business and potential next steps. Beginning in late August 2020, Regal began working with Barclays Capital Inc. (which we refer to as “Barclays”) and Sidley Austin LLP (which we refer to as “Sidley”), Regal’s legal counsel, to evaluate a potential business combination with all of Rexnord or just the PMC Business.
Subsequently in August 2020, representatives of Citi, acting at the direction of Rexnord, contacted and engaged in discussions with another strategic bidder (“Strategic Bidder 2”) on behalf of Rexnord regarding a possible combination of the PMC Business with Strategic Bidder 2 via a Reverse Morris Trust.
On August 25, 2020, Mr. Adams and Mr. Pinkham had another phone conversation. Mr. Adams indicated the Rexnord board of directors was considering a number of strategic alternatives. Mr. Pinkham indicated he was planning to review matters with the Regal board of directors within the next 1-2 weeks and would reach back out afterwards.
Throughout August and September 2020, at the direction of Rexnord, Credit Suisse and Citi had contact with seven financial sponsors regarding a potential acquisition of Rexnord. All seven financial sponsors executed non-disclosure agreements containing customary provisions, including standstill provisions. Throughout September 2020 and October 2020, Rexnord and its financial advisors engaged in preliminary discussions with these financial sponsors, including Rexnord’s management team holding introductory briefings for each of the financial sponsors and providing financial due diligence information.
On September 2, 2020, the Regal board of directors met. Members of senior management of Regal were also present. Senior management and the Regal board of directors reviewed various acquisition and business combination candidates. Mr. Pinkham reviewed with the Regal board of directors his communications with Mr. Adams and senior management reviewed with the Regal board of directors strategic and financial materials related to a combination with all of Rexnord or only the PMC Business, as well as materials relating to the competitive and M&A landscape within the PTS industry. The Regal board of directors and senior management discussed next steps, including engaging advisors. The Regal board of directors authorized senior management to engage advisors and continue discussions with Rexnord regarding a possible transaction.
Following the Regal board of directors meeting and throughout the remainder of September and into October, Regal’s senior management worked with Barclays, Incentrum Securities, LLC (which we refer to as “Incentrum”) and Sidley, on potential transaction structures for a combination with all of Rexnord or only the PMC Business, including a potential Reverse Morris Trust transaction.
On September 8, 2020, Mr. Pinkham called Mr. Adams to convey that Regal was interested in engaging in further discussions with Rexnord regarding a Reverse Morris Trust transaction as well as a potential combination with Rexnord as a whole. Mr. Adams thanked Mr. Pinkham for the call and indicated that the Rexnord board of directors would be considering a number of potential strategic alternatives.

On September 10, 2020, Mr. Adams and Mr. Pinkham had a discussion that focused primarily on a potential Reverse Morris Trust transaction with the PMC Business. During the call they discussed potential synergies and that Regal’s and Rexnord’s senior management teams should meet in late September or early October 2020 to explore the possible transaction further. They also discussed the need to sign a confidentiality agreement to facilitate the exchange of information between Regal and Rexnord.
On September 15, 2020, Regal delivered to Rexnord a draft mutual non-disclosure agreement, which included customary standstill provisions. Following negotiation, Regal and Rexnord executed the non-disclosure agreement on September 25, 2020. The non-disclosure agreement provided that the standstill would terminate with respect to the restrictions on a party if the other party entered into a definitive agreement in respect of a change of control transaction. Throughout this period, Regal and Rexnord continued to engage in discussions regarding a potential transaction, including exchanging high-level information regarding potential synergies and due diligence analysis.
On September 20, 2020, at the direction of Rexnord, Citi and Credit Suisse sent letters to each of the financial sponsors on behalf of Rexnord, outlining the bidding process and requesting the submission of a preliminary, non-binding indication of interest with respect to an acquisition of Rexnord by October 13, 2020.
On September 22, 2020, Rexnord engaged in a discussion regarding a potential divestiture of the PMC Business with Strategic Bidder 2. Following such discussion, Rexnord sent a non-disclosure agreement to Strategic Bidder 2. Rexnord and Strategic Bidder 2 negotiated and, on September 28, 2020, executed the non-disclosure agreement, which included a customary standstill and fallaway provisions, that would permit Strategic Bidder 2 to make acquisition and other proposals relating to Rexnord and its subsidiaries following Rexnord’s entry into a definitive agreement in respect of a change of control transaction or other specified transactions, such as a transaction with Regal. After execution of the non-disclosure agreement, throughout the remainder of September and early October 2020, Rexnord provided due diligence information regarding the PMC Business and engaged in discussions regarding Strategic Bidder 2 potentially combining its business with the PMC Business by means of a Reverse Morris Trust.
On October 1, 2020, at the direction of Rexnord, representatives of Citi contacted another strategic bidder (“Strategic Bidder 3”) on behalf of Rexnord to discuss a possible divestiture of the PMC Business to Strategic Bidder 3 via a Reverse Morris Trust.
In early October 2020, a representative of Strategic Bidder 3 called Mr. Adams to convey interest in acquiring the PMC Business. Mr. Adams instructed Citi to speak with Strategic Bidder 3 to generally understand how Strategic Bidder 3 would structure the proposed transaction and to provide Strategic Bidder 3 with high-level information necessary for it to provide an indication of interest to Rexnord by October 13, 2020.
On October 5, 2020, the Regal board of directors held a meeting to further evaluate a potential strategic transaction with Rexnord. Members of senior management of Regal as well as representatives of Barclays, Incentrum and Sidley also attended the meeting. A Sidley representative reviewed with the Regal board of directors its fiduciary duties in connection with evaluating a potential transaction with Rexnord. Senior management of Regal reviewed with the Regal board of directors the developments with Rexnord since the last meeting. Regal senior management noted that they expected the Rexnord process to be competitive. The Regal board of directors and senior management of Regal discussed the results of the Regal business, financial, synergies and due diligence review to date. Senior management of Regal also discussed with the Regal board of directors the strategic merits of a potential transaction with the PMC Business. Barclays and Incentrum reviewed with the Regal board of directors various financial perspectives with respect to Regal, the PMC Business and the potential transaction. Regal senior management and Regal’s advisors discussed with the Regal board of directors structuring and tax considerations related to a potential Reverse Morris Trust transaction with the PMC Business, including the requirements for a tax-free Reverse Morris Transaction. In particular, Regal’s advisors explained the requirement that for a Reverse Morris Trust transaction to be afforded tax-free treatment, the shareholders of the “distributing company”—the company from which the business to be merged is separating—would need to own a majority of the outstanding common stock of the “merger partner” following the merger—that is, Rexnord shareholders would need to own for tax purposes a majority of the common stock of Regal following the Regal/PMC Business merger

(we refer to this as the “tax-free Reverse Morris Trust majority ownership requirement”). Historically, in other Reverse Morris Trust transactions, this requirement has been satisfied by the merger partner in a Reverse Morris Trust transaction issuing shares that represented at least a majority of the outstanding shares of the combined company immediately following the merger. Barclays noted that, the number of shares of Regal common stock that Regal would be required to issue if it took this approach would be in excess of the value of the PMC Business relative to that of Regal and, therefore, in order to preserve the economic allocation between the two groups of shareholders to reflect the relative valuations of Regal and the PMC Business, Regal would be required to pay its pre-merger shareholders a “right-sizing” cash dividend under that approach. Barclays discussed a range of the size of the dividend that Regal would be required to declare and pay to its shareholders, the amount of additional financing it would require and the impact on the pro forma leverage of the post-merger Regal. Barclays also described the potential of using overlapping shareholders of Regal and Rexnord (that is, shareholders that owned both Regal and Rexnord common stock) for purposes of meeting the tax-free Reverse Morris Trust majority ownership requirement. Specifically, because the Internal Revenue Code permits parties to a Reverse Morris Trust to count towards the required tax-free status Reverse Morris Trust majority ownership requirement certain shares of the acquiring company in a Reverse Morris Trust that are owned by shareholders that own shares of both the acquiring company and the counterparty to the Reverse Morris Trust, the number of shares of Regal common stock that Regal would be required to issue to satisfy the tax-free Reverse Morris Trust majority ownership requirement could be meaningfully reduced through the application of this principle. Decreasing the number of shares that Regal would be required to issue would also reduce the amount of the required “right-sizing” dividend and thereby reduce the leverage of the post-merger Regal. Barclays noted that there was a meaningful amount of shareholder overlap between Regal and Rexnord. Barclays then reviewed with the Regal board of directors various scenarios related to potential shareholder overlap that could be used to meet the majority ownership requirement, the number of shares that Regal would be required to issue under each scenario, the amount of the corresponding “right-sizing” dividend Regal would pay its pre-merger shareholders and the resulting pro forma leverage. The Regal board of directors discussed with Regal senior management and Regal’s financial advisors a number of considerations relating to the use of shareholder overlap to reach the tax-free Reverse Morris Trust majority ownership requirement. Following discussion, the Regal board of directors authorized management to continue preparation of a non-binding indication of interest to be discussed with the Regal board of directors at a subsequent meeting.
On October 7, 2020, at the direction of Rexnord, Citi sent a process letter to each of Regal and Strategic Bidder 2 on behalf of Rexnord outlining the first round of the process and requesting the submission of a preliminary, nonbinding indication of interest with respect to an acquisition of the PMC Business by means of a Reverse Morris Trust by October 13, 2020.
On October 9, 2020, the Regal board of directors held a meeting to further evaluate the potential transaction with respect to the PMC Business. Members of senior management of Regal as well as representatives of Barclays, Incentrum and Sidley also attended the meeting. Senior management of Regal reviewed with the Regal board of directors the proposed draft indication of interest to be submitted to Rexnord for a Reverse Morris Trust transaction with the PMC Business, including the key terms of the proposed indication of interest, the potential range of valuations that could be included in the indication of interest, number of shares of Regal common stock that Regal would issue in the transaction, the amount of the dividend Regal would pay to its shareholders, the use of shareholder overlap to reach the tax-free Reverse Morris Trust majority ownership requirement and the adjustment mechanisms included in the proposal if the amount of shareholder overlap were to decrease between signing and closing. Senior management of Regal and Regal’s financial advisors reviewed with the Regal board of directors financial perspectives regarding the indication of interest and the transaction, and senior management of Regal reviewed the amount of potential synergies that may be realized. Following discussion, the Regal board of directors authorized the submission of an indication of interest consistent with the terms discussed.
On October 12, 2020, at the request of Rexnord, Citi met with Barclays to discuss the potential structuring considerations regarding a Reverse Morris Trust transaction between the parties. In particular, Citi and Barclays discussed the impact of the relative valuation of the PMC Business and Regal on the ability of the parties to structure a transaction that would satisfy the tax-free Reverse Morris Trust majority ownership requirement while at the same time creating a transaction in the economic interest of each party’s shareholders. Citi and Barclays noted that, given the relative value of the two businesses, if the parties were to reach the tax-free status majority share ownership threshold by having Regal issue 50.1% of its pro forma outstanding shares, Regal would be required to pay its pre-merger shareholders a significant “right-sizing” cash dividend, which would need to be financed with funded debt. Citi and Barclays discussed the impact on the pro forma leverage of the post-merger Regal of paying such a dividend. As a potential mechanism to decrease the amount of pro forma leverage of Regal, Citi and Barclays discussed the potential of analyzing overlapping shareholders of Regal and Rexnord for purposes of meeting the tax-free Reverse Morris Trust majority ownership requirement, which would decrease the number of shares Regal would be required to issue and therefore reduce the amount of the Regal dividend to its shareholders and the amount of pro forma leverage of Regal.
Later on October 12, 2020, Citi relayed its conversation with Barclays to Rexnord senior management. Following discussion of the consideration of overlapping stockholders with Citi, Rexnord directed Citi and Morgan, Lewis & Bockius LLP (which we refer to as “Morgan Lewis”), outside legal counsel to Rexnord, to discuss the matter further with Regal’s advisors.
On October 13, 2020, Citi, Morgan Lewis, Barclays and Sidley participated in a telephone conference to discuss how the overlap between Regal and Rexnord stockholders could be beneficial in structuring a potential Reverse Morris Trust transaction. Citi, Morgan Lewis, Barclays and Sidley also discussed that if Rexnord and Regal were to rely on overlapping stockholders to reduce the number of shares of Regal common stock to be issued in the potential transaction, the parties should seek a private letter ruling from the U.S. Internal Revenue Service (“IRS”) to support making certain determinations regarding identifying overlapping stockholders to further the goal of achieving a tax-free Reverse Morris Trust transaction.
Following that call, Morgan Lewis and Rexnord discussed the implications of relying on overlapping stockholders, including timing and consideration of the IRS private letter ruling.
On October 13 and 14, 2020, three financial sponsors submitted indicative offers relating to acquisitions of Rexnord. One offer was to acquire the entire company for $35 per share. The other two were indicative offers to join with a strategic partner, with the financial sponsor acquiring Rexnord’s water management business and the strategic partner acquiring the PMC Business. Neither financial sponsor had yet identified a strategic partner, and each had significant open due diligence to complete. These offers valued Rexnord as a whole company between $35 and $38 per share and $38 and $44 per share, respectively. Each of the other four financial sponsors who had signed non-disclosure agreements with Rexnord in September 2020 indicated to Citi and Credit Suisse that they were not going to submit offers to acquire Rexnord.
Throughout mid-October 2020, Rexnord continued ongoing discussions with Regal and Strategic Bidder 2 regarding a potential divestiture of the PMC Business pursuant to a Reverse Morris Trust structure. During this time, Rexnord exchanged information with each of Regal and Strategic Bidder 2 regarding potential synergies and valuations of the PMC Business and Strategic Bidder 2.
On October 14, 2020, Regal sent Rexnord a non-binding proposal to acquire the PMC Business through a Reverse Morris Trust. This proposal set forth a valuation for the PMC Business (before giving effect to potential synergies) of $2,700,000,000 and contemplated between $90,000,000 and $120,000,000 of annual EBITDA synergies. The non-binding proposal contemplated that (a) prior to giving effect to the adjustments described below, (i) Regal would issue shares to Rexnord stockholders that would represent 40% of the outstanding stock of the post-merger Regal, and would use the overlapping shareholders to meet the tax-free Reverse Morris Trust majority ownership requirement and (ii) Regal would pay a “right-sizing” dividend to its pre-merger shareholders estimated to be approximately $926 million, which would be financed with funded debt, and (b) Rexnord would receive a pre-closing cash payment from the PMC Business of $304 million financed with funded debt to be assumed by Regal. The non-binding proposal indicated that to the extent the amount of overlapping share ownership decreased or was otherwise not able to be used for purposes of achieving a tax-free Reverse Morris Trust transaction, (i) the number of shares issued to Rexnord shareholders would be increased such that, taking into account qualifying overlap shareholdings, Rexnord stockholders would be considered for tax purposes to own 50.1% of the post-merger Regal and (ii) the amount of the “right-sizing” dividend paid by Regal to its pre-merger shareholders would be accordingly increased. The non-binding proposal also stated Regal would expand its board by adding two Rexnord directors mutually selected by Regal and Rexnord.

Following submission of the proposal described above, representatives of Regal and Rexnord discussed the proposal, including concerns from Rexnord that the pre-synergies valuation of the PMC Business set forth in the non-binding proposal was below Rexnord’s internal valuation of the PMC Business.
On October 15, 2020, Strategic Bidder 3 conveyed an oral indicative offer to Citi to combine with the PMC Business through a tax-free Reverse Morris Trust transaction. This indicative offer set forth a valuation for the PMC Business (before giving effect to potential synergies) of $3,000,000,000 and did not contemplate relying on overlapping shareholdings to satisfy the tax-free Reverse Morris Trust majority ownership requirement.
On October 16, 2020, Regal, consistent with the authorization it received from the Regal board of directors on October 9, 2020, sent Rexnord a revised non-binding proposal that set forth a valuation for the PMC Business (before giving effect to potential synergies) of $3,000,000,000 and contemplated $120,000,000 of annual EBITDA synergies. The proposal was otherwise substantially the same as the October 14 non-binding proposal but increased the pre-closing cash payment from the PMC Business to Rexnord to $481 million and reduced the amount of the dividend paid by Regal (which, based on closing price of Regal’s common stock on the New York Stock Exchange on October 15, 2020 of $100.97 would have resulted in an aggregate payment of $365 million).
On October 17, 2020, Strategic Bidder 2 also submitted a non-binding proposal to Rexnord to combine with the PMC Business through a tax-free Reverse Morris Trust transaction. This proposal set forth a valuation for the PMC Business (before giving effect to potential synergies) of between $2,375,000,000 and $2,675,000,000 and contemplated $50,000,000 of annual EBITDA synergies and did not contemplate relying on overlapping shareholdings to satisfy the tax-free Reverse Morris Trust majority ownership requirement. The non-binding proposal also stated Strategic Bidder 2 would expand its board by adding two Rexnord directors.
Following discussion between Rexnord’s and Strategic Bidder 2’s advisors regarding Strategic Bidder 2’s October 17, 2020 proposal, on October 20, 2020, Strategic Bidder 2 submitted to Rexnord a revised non-binding indication of interest to combine with the PMC Business. This proposal was substantially the same as Strategic Bidder 2’s October 17 proposal, but set forth a valuation for the PMC Business (before giving effect to potential synergies) of $3,000,000,000 and contemplated $50,000,000 of annual EBITDA synergies.
On October 22, 2020, the Rexnord board of directors met to discuss the proposals that had been received from the financial sponsors, Regal, Strategic Bidder 2 and Strategic Bidder 3. Members of Rexnord’s senior management team and representatives of Citi and Credit Suisse were present at the meeting. At the meeting, Citi and Credit Suisse gave a presentation to the Rexnord board of directors regarding Rexnord’s potential opportunities and corporate strategies, including, among other things, summarizing Citi’s and Credit Suisse’s discussions with various financial and strategic investors that had been approached at the direction of Rexnord regarding potential strategic alternatives and the indications of interest received with respect thereto. During the course of the presentation, Citi and Credit Suisse discussed with the directors the potential value creation in respect of each of the indications of interest, as well as an assessment of the execution risks of the various alternatives, including Rexnord’s continued operation as a standalone company. After discussions regarding Citi’s and Credit Suisse’s presentation and the recommendations with respect to potential next steps in Rexnord’s consideration of potential strategic alternatives, the Rexnord board of directors concluded that the existing indications did not represent sufficient value to justify continued focus on the process and ongoing confidentiality and execution risk, especially with respect to an overall sale of Rexnord and all of its business units. The Rexnord board of directors directed Citi and Credit Suisse to terminate all discussions and outreach regarding such potential alternatives at this time with the financial sponsors who had submitted indications of interest, as well as with Regal, Strategic Bidder 2 and Strategic Bidder 3. The Rexnord board of directors also directed Rexnord’s management team to continue to focus on Rexnord’s operations as a standalone company and execute on its strategic plans, while remaining open to exploring other strategic alternatives, including further discussions with potential strategic investors for a sale of individual business units via a tax-advantageous structure, as opportunities arose.
Following this meeting, Citi and Credit Suisse communicated to the financial sponsors and representatives of Strategic Bidder 2 and Strategic Bidder 3 who had submitted proposals to acquire Rexnord that Rexnord would not be engaging in further discussions with them on their proposals.

On October 23, 2020, Mr. Adams informed Mr. Pinkham that the Rexnord board of directors had considered the proposals Rexnord received and indicated that Rexnord was going to focus on executing its strategic plan.
On October 23, 2020, during day two of the Regal board of directors’ regular meeting, Mr. Pinkham provided the Regal board of directors with an update on the status of discussions with Rexnord, recounting his call with Mr. Adams and confirming there was no clear path forward at the moment. The Regal board of directors discussed what steps, if any, could be taken by Regal management and Regal’s advisors in the near term to prepare should Rexnord determine to reengage.
On October 30, 2020, Mr. Adams and Mr. Pinkham had a follow-up discussion in which Mr. Pinkham confirmed Regal’s continued interest in a potential transaction with the PMC Business and suggested that the senior management teams of Regal and Rexnord should meet in November to provide additional detail on their respective businesses and prospects. Mr. Adams stated that challenges remained around valuation and other material terms. At the close of the call, the two agreed to plan for a meeting of management team members on November 24, 2020.
At the start of November 2020, at Rexnord’s request, Citi, who had largely focused on assisting Rexnord with considerations of potential divestiture of the PMC Business, sent to Rexnord an overview of the business of each of Regal, Strategic Bidder 2 and Strategic Bidder 3, which included an analysis of each strategic bidder as a partner in a combination with the PMC Business pursuant to a Reverse Morris Trust, based on publicly available information about the bidders, and how the recent general improvement in the equity markets could affect the structure of the potential Reverse Morris Trust transaction to satisfy the tax-free Reverse Morris Trust majority ownership requirements.
From time to time during November and December, 2020, Mr. Adams engaged in discussions with individual members of the Rexnord board of directors regarding the on-going discussions with Regal, Strategic Bidder 2 and Strategic Bidder 3.
Throughout early November 2020, Mr. Adams and Strategic Bidder 3 engaged in discussions regarding a potential combination of the PMC Business with Strategic Bidder 3 pursuant to a Reverse Morris Trust transaction. On November 9, 2020, Strategic Bidder 3 sent a draft mutual non-disclosure agreement to Rexnord and indicated that it would like to have the agreement in place to facilitate the exchange of information in the event that Rexnord decided to again explore strategic alternatives for the PMC Business. Rexnord and Strategic Bidder 3 executed the non-disclosure agreement, which included customary standstill and fallaway provisions that would permit Strategic Bidder 3 to make acquisition and other proposals relating to Rexnord and its subsidiaries following Rexnord’s entry into a definitive agreement in respect of a change of control transaction or other specified transactions, such as the transaction with Regal, on November 15, 2020. On November 17, 2020, Mr. Adams and Mark Peterson, Rexnord’s chief financial officer, met with Strategic Bidder 3’s chief executive officer and chief financial officer to discuss possible synergies and the general parameters of a potential transaction.
During November, Regal’s senior management, working with Regal’s advisors, continued to evaluate the potential transaction with the PMC Business, and prepared for the November 24, 2020 meeting with Rexnord.
On November 20, 2020, the Regal board of directors held a meeting to further evaluate the potential transaction with the PMC Business. Also present were members of senior management of Regal and representatives of Barclays and Incentrum. Mr. Pinkham discussed with the Regal board of directors the upcoming meeting with Rexnord. Senior management of Regal reviewed with the Regal board of directors various industry, strategic and financial considerations relating to a potential transaction with Rexnord. Senior management also reviewed with the Regal board of directors certain forward-looking revenue and margin information for Regal that Regal management proposed to provide to Rexnord. Representatives of Barclays and Incentrum reviewed with the Regal board of directors financial perspectives for Regal, the PMC Business, Rexnord and a potential combination with either Rexnord or the PMC Business. Following discussion, the Regal board of directors authorized Regal senior management and Regal’s advisors to continue discussions with Rexnord, including the upcoming November 24, 2020 meeting.
On November 24, 2020, the senior management teams of Regal and Rexnord met to discuss in greater detail the Regal and PMC Businesses, including their prospects and certain financial projections, and strategic and financial considerations of a potential transaction between Regal and the PMC Business, including potential synergy opportunities that could result from a combination.
In addition to the November 24, 2020 meeting between the senior management teams of Regal and Rexnord, throughout the remainder of November 2020 and early December 2020, the Rexnord management team, together with Citi, exchanged diligence information and participated in discussions with each of Regal, Strategic Bidder 2 and Strategic Bidder 3. These discussions addressed, among other things, potential synergies, financial projections, capitalization, future earnings and prospects and given valuation differences between the PMC Business and each of the potential acquirors, the size of the dividend and new debt financing that each potential acquiror would need to incur in connection with the contemplated Reverse Morris Trust transaction.
On November 30, 2020, at the direction of Rexnord, Citi distributed process letters to Regal, Strategic Bidder 2, and Strategic Bidder 3, on behalf of Rexnord requesting that indicative offers for an acquisition of the PMC Business by means of a Reverse Morris Trust be delivered by December 9, 2020.
On December 7, 2020, the Regal board of directors met to further consider a potential transaction with Rexnord. Members of senior management of Regal and representatives of Barclays, Incentrum and Sidley also participated in the meeting. Senior management of Regal reviewed with the Regal board of directors developments since the last meeting, including the process instruction letter from Rexnord requesting indications of interest for the PMC Business and feedback from Rexnord regarding the terms of the potential transaction, including pro forma ownership levels for Regal and Rexnord shareholders following the Reverse Morris Trust transaction closing. Senior management noted they and Regal’s financial advisors expected the process to be competitive and discussed their understanding of Rexnord’s intentions for the process following the submission of the indications of interest. Regal senior management discussed with the Regal board of directors results of the business, financial, strategic and synergies review to date. Regal senior management and Regal’s advisors reviewed with the Regal board of directors the proposed legal and financial terms of the indication of interest, including a range of potential valuations for the PMC Business that could be included in the indication of interest, the number of shares of Regal common stock Regal would issue, the amount of the “right-sizing” dividend that Regal would pay its shareholders, the pro forma leverage of Regal, the extent to which the parties would use shareholder overlap to satisfy the tax-free Reverse Morris Trust majority ownership requirement, the adjustment mechanism to be used if the amount of shareholding overlap decreased between signing and closing and sensitivity scenarios related to, among other things, proposed valuations for the PMC Business and changes in shareholding overlap and synergies realized. Regal’s advisors discussed with the Regal board of directors considerations related to the potential for changes in the shareholder overlap, including information relating to prior Reverse Morris Trust transactions and the extent of change in Regal’s and Rexnord’s shareholder bases in the past. Regal’s financial advisors reviewed with the Regal board of directors various financial perspectives on the PMC Business, including based on forward-looking financial information provided by Rexnord with respect to the PMC Business, as well as Regal management’s perspectives on such forward-looking information, as well as financial perspectives on a potential Reverse Morris Trust transaction with the PMC Business. The Regal board of directors discussed the proposed terms of the indication of interest, strategic and financial considerations relating to the transaction, the M&A and competitive landscape in the industry and views on the competitiveness of the Rexnord process. Following discussion, the Regal board of directors authorized submission of an indication of interest consistent with the terms and ranges discussed during the meeting.
On December 9, 2020, Regal and Strategic Bidder 3 each submitted a non-binding proposal to acquire the PMC Business through a tax-free Reverse Morris Trust transaction. Regal’s non-binding proposal set forth a valuation for the PMC Business (before giving effect to potential synergies) of $3,300,000,000 and contemplated approximately $120,000,000 of annual EBITDA synergies. The non-binding proposal contemplated that (a) assuming a share price equal to the closing price of Regal common stock on the New York Stock Exchange on December 8, 2020 of $119.63 and prior to giving effect to the adjustments described below, (i) Regal would issue shares to Rexnord stockholders that would represent 42.5% of the outstanding stock of the post-merger Regal (we refer to the percentage represented by the number of shares of Regal common stock to be issued prior to the application of the adjustment mechanisms described below as the “Pre-Tax Adjustment Pro Forma Share Issuance Percentage”), and would use the overlapping stockholders to meet the tax-free Reverse Morris Trust majority ownership requirement, and (ii) Regal would pay a “right-sizing” dividend to its pre-merger shareholders with the amount of such dividend estimated to be approximately $1,075 million, which would be financed with funded debt, and (b) Rexnord would receive a pre-closing cash payment from the PMC Business of $472 million to be financed with funded debt to be assumed by Regal. The non-binding proposal indicated that to the extent the amount of overlapping share ownership decreased or was otherwise not able to be used for purposes of achieving a tax-free Reverse Morris Trust transaction, (i) the number of shares issued to Rexnord stockholders would be increased such that, taking into account qualifying overlap shareholdings, Rexnord stockholders would be considered for tax purposes to own 50.1% of the post-merger Regal and (ii) the amount of the “right-sizing” dividend paid by Regal to its pre-merger shareholders would be accordingly increased (such adjustments are referred to as the “Tax Adjustments”). Regal’s proposal stated that the final exchange ratio and the amount of the Regal dividend would be set prior to signing. The non-binding proposal also stated Regal would expand its board by adding two Rexnord directors mutually selected by Regal and Rexnord.
Strategic Bidder 3’s non-binding proposal set forth a valuation for the PMC Business (before giving effect to potential synergies) of between $3,164,000,000 and $3,264,000,000 and contemplated $60,000,000 of annual EBITDA synergies, with pro forma equity ownership of the combined company for Rexnord stockholders of 50.1%. The non-binding proposal also stated Strategic Bidder 3 would expand its board by adding one Rexnord director proposed by Rexnord, subject to Strategic Bidder 3’s reasonable approval.
On December 11, 2020, Strategic Bidder 2 submitted an indicative offer to combine with the PMC Business for a mix of cash and stock consideration, but not via a tax-free deal structure. This offer set forth a valuation for the PMC Business (before giving effect to potential synergies) of $3,100,000,000 and contemplated $70,000,000 of annual EBITDA synergies.
Following discussion between Citi and Strategic Bidder 2’s advisors, on December 11, 2020, Strategic Bidder 2 submitted a revised indicative offer to acquire the PMC Business by means of a Reverse Morris Trust transaction. This offer set forth a valuation for the PMC Business (before giving effect to potential synergies) of $3,100,000,000 and contemplated $70,000,000 of annual EBITDA synergies. The non-binding proposal also stated Strategic Bidder 2 would expand its board by adding two Rexnord directors. Following submission of this offer, Strategic Bidder 2 shared its financial model with Rexnord.
Throughout the remainder of December 2020, Regal, with the assistance of its advisors, continued to prepare for a potential transaction with the PMC Business in the event Rexnord determined to proceed with Regal.
Following the strategic bidders’ submissions, Citi and Rexnord’s senior management met to discuss and analyze each proposal and transaction strategies.
On December 13, 2020, at the direction of Rexnord, Citi met with Strategic Bidder 3 and discussed projections, a strategy plan, valuation, and leverage.
On December 15, 2020, Mr. Adams called Mr. Pinkham to discuss the proposal from Regal. On the same day, Citi and Barclays discussed Regal’s proposal.
On December 18, 2020, the Rexnord board of directors met to discuss each indicative offer and next steps. Members of Rexnord’s senior management team and representatives of Citi were present at the meeting. Mr. Adams updated the Rexnord board of directors regarding continued discussions with the three potential strategic bidders with respect to a potential Reverse Morris Trust transaction involving the PMC Business. Representatives of Citi then gave a presentation to the Rexnord board of directors regarding, among other things, Rexnord’s recent financial performance and the indications of interest received in December 2020 from each strategic bidder with respect to the proposed transaction, as well as the proposals received in October 2020 from financial sponsors to acquire Rexnord and from Regal, Strategic Bidder 2 and Strategic Bidder 3 to acquire the PMC Business. During the course of the presentation, Citi discussed with the directors, among other things, the potential value creation in respect of each of the indicative offers received in December 2020, including with respect to Rexnord’s stockholders being able to participate in potential synergies as stockholders of the post-Reverse Morris Trust PMC Business and as ongoing stockholders in Rexnord’s remaining water management business, which Citi indicated could benefit from enhanced market perception, and thus increased market valuation, as a standalone business. Citi also discussed with the Rexnord board of directors other alternatives, including Rexnord’s continued operation as a standalone company. Following Citi’s presentation, the Rexnord board of directors and senior management of Rexnord discussed the strategic merits of a potential transaction with each of the parties. They also discussed structuring and tax considerations related to a potential Reverse Morris Trust transaction with the PMC Business, including the requirements for a tax-free Reverse Morris Transaction and potential restrictions on the operation of Rexnord in connection with such requirements. Following such discussion, the Rexnord board of directors discussed the recommendations from Citi and management regarding potential next steps to follow up regarding valuation and deal certainty, and determined that it was advisable and in the best interests of Rexnord and its stockholders to engage in further discussions with Regal and each of the other strategic bidders to assess the relative attractiveness of each indication and provide feedback on each indicative offer, including with respect to the value placed on the PMC Business. The Rexnord board of directors requested that management schedule another meeting on December 21, 2020 to provide the Rexnord board of directors with an update on further discussions with the strategic bidders. Following that meeting Citi began outreach to Regal and each of Strategic Bidder 2 and Strategic Bidder 3 regarding the terms of their indicative offers.
After the Rexnord board of directors meeting, Mr. Adams contacted Mr. Pinkham. Mr. Adams advised Mr. Pinkham that the Rexnord board of directors did not decide on a single strategic bidder and confirmed that the bidding process remained competitive. Mr. Adams informed Mr. Pinkham that Regal would need to improve its proposal in key respects if it wished to be the successful bidder.
On December 19, 2020, representatives of Citi discussed with Barclays representatives Regal’s December 9, 2020 proposal and indicated that Regal would need to improve its proposal if it wished to be the successful bidder. Also, on December 19, 2020 Messrs. Pinkham and Adams discussed various aspects of the Regal proposal further.
On December 20, 2020, Mr. Adams met with Strategic Bidder 3 to discuss the offer that Strategic Bidder 3 had submitted and informed Strategic Bidder 3 that it would need to improve its proposal in key respects if it wished to be the successful bidder.
On December 20, 2020, Regal and Strategic Bidder 3 each submitted updated non-binding proposals to acquire the PMC Business. Regal’s revised non-binding proposal set forth a valuation for the PMC Business (before giving effect to potential synergies) of $3,450,000,000. Strategic Bidder 3’s revised proposal set forth a valuation for the PMC Business (before giving effect to potential synergies) of $3,214,000,000. It also, however, contemplated that Strategic Bidder 3 would issue shares to Rexnord stockholders that would represent 47.5% of the outstanding stock of the post-merger Strategic Bidder 3, and would take advantage of overlapping stockholders to meet the tax-free Reverse Morris Trust majority ownership requirement.
Following discussions between Citi and representatives of Strategic Bidder 2, on December 21, 2020, Strategic Bidder 2 submitted an updated indicative offer to combine with the PMC Business through a Reverse Morris Trust transaction. Strategic Bidder 2’s revised offer set forth a valuation for the PMC Business (before giving effect to potential synergies) of $3,350,000,000.
On December 21, 2020, the Rexnord board of directors met to further discuss the potential transaction. Members of the Rexnord senior management team and representatives of Citi were present at the meeting as well. At the meeting, Mr. Adams updated the Rexnord board of directors regarding continued discussions with Regal and each of Strategic Bidder 2 and Strategic Bidder 3. Mr. Adams noted that since the prior Rexnord board of directors meeting, each party had increased the valuation it placed on the PMC Business. Representatives of Citi then delivered a presentation to the Rexnord board of directors regarding each indicative offer with respect to the potential transaction, including as to the valuation and terms contemplated by such offers, requests for exclusivity from each of the parties, and the material changes from the indicative offers previously submitted by each party. Following a discussion of the relative attractiveness of the indicative offers, the Rexnord board of directors unanimously resolved that it was advisable and in the best interests of Rexnord and its stockholders to engage in further discussions with Regal regarding a divestiture of the PMC Business through a Reverse Morris Trust transaction given, among other things, the superior synergies between the PMC Business and Regal and the value creation in respect thereof. The Rexnord board of directors also discussed entering into an exclusivity agreement with Regal, including the advantages and disadvantages of agreeing to exclusivity at this time and, following such discussion, unanimously resolved to authorize and direct the officers of Rexnord to further discuss Regal’s offer and to enter into an exclusivity agreement following such discussions. Additionally, the Rexnord board of directors, Citi and the Rexnord management team discussed the expected timeline for the transaction and the need to move forward as expeditiously as possible given market conditions and confidentiality concerns. The Rexnord board of directors also unanimously resolved to establish a transaction committee of the Rexnord board of directors (the “Rexnord Transaction Committee”), consisting of Mark Bartlett (“Mr. Bartlett”), Thomas Christopoul, Robin Walker-Lee, and John Stroup. The Rexnord Transaction Committee, which would ultimately report developments and recommend next steps, subject to the ultimate approval of any transaction by the full Rexnord board of directors, was established to efficiently review and evaluate the potential transaction and Rexnord’s other strategic alternatives and not to address any concerns regarding conflicts.
Later, on December 21, 2020, Rexnord informed Regal that Rexnord wished to further evaluate a potential transaction with Regal on the basis of Regal’s December 20, 2020 proposal and accordingly, on December 22, 2020, the parties and their advisors discussed and negotiated various aspects of the proposed exclusivity and due diligence period. During these discussions, Morgan Lewis informed Sidley that the Rexnord board of directors was not willing to approve definitive agreements for a transaction unless they included as a condition to closing that Rexnord’s stockholders have approved the transaction.
On December 22, Strategic Bidder 3 submitted an updated non-binding proposal to acquire the PMC Business. Strategic Bidder 3’s revised offer proposal set forth a valuation for the PMC Business (before giving effect to potential synergies) of $3,500,000,000. This proposal otherwise was consistent with Strategic Bidder 3’s proposal from December 9 and unlike Strategic Bidder 3’s December 20 proposal, did not include that the transaction would take advantage of overlapping stockholders to meet the tax-free Reverse Morris Trust majority ownership requirement. Rexnord’s senior management reviewed this proposal with Rexnord’s advisors and discussed the proposal with individual members of the Rexnord Transaction Committee. Such discussion included that, based on the methodology reviewed with the Rexnord board of directors at the December 21, 2020 Rexnord board of directors meeting, Strategic Bidder 3’s proposal was less attractive than Regal’s most recent proposal for several reasons, including the lower value of the expected synergies and the higher anticipated pro forma leverage for the combined entity following the proposed transaction compared to those previously discussed with the Rexnord board of directors that were reflected in Regal’s proposal so, on the authority previously granted by the Rexnord board of directors and such discussions with members of the Rexnord Transaction Committee, Rexnord’s senior management determined to continue discussions regarding exclusivity with Regal.
On December 23, 2020, Regal and Rexnord executed an exclusivity agreement pursuant to which Rexnord granted Regal exclusivity for 45 days.
On December 23, 2020, Citi and Barclays met to discuss the mutual due diligence that the parties would undertake. Throughout the end of December 2020 and continuing until the signing of the definitive transaction documents, the parties and their advisors engaged in mutual due diligence, including with respect to synergies and site visits.
On December 30, 2020, the Rexnord Transaction Committee engaged Richards, Layton & Finger, P.A. (which we refer to as “RLF”) as its and the Rexnord Board’s legal advisor.
On December 31, 2020, Sidley and Morgan Lewis participated in a telephone conference to discuss general tax matters with respect to the potential transaction. The discussion focused on the potential to rely on overlapping stockholders between Regal and Rexnord to achieve the desired tax free treatment in the potential transaction, the size of the corresponding dividend to be issued by Regal, and the amount of new debt Regal would incur to fund such dividend, in order to effect the agreed economics of the transaction. Sidley and Morgan Lewis also discussed the need for an IRS private letter ruling in connection with determining the overlapping stockholders and having a conference with the IRS prior to signing any transaction documents to better understand the possible scope of such ruling. Such discussions between Sidley and Morgan Lewis, as well as Ernst & Young LLP, Rexnord’s tax advisor, continued throughout January 2021.
On January 8, 2021, Bloomberg L.P. published an article describing a potential transaction between Regal and Rexnord. Following the publication of the article, the price per share of Regal’s common stock increased by 4.8%, from $135.65 on Friday, January 8, 2021 to $142.19 on Monday, January 11, 2021.

On January 12, 2021, the Rexnord Transaction Committee met to discuss general updates regarding the potential transaction. Members of the Rexnord senior management team and representatives of RLF were present at the meeting. During the meeting, the Rexnord Transaction Committee discussed the engagement of an additional financial advisor to advise the Rexnord Transaction Committee and the Rexnord board of directors regarding the potential transaction and to evaluate the fairness of the potential transaction from a financial point of view. The Rexnord Transaction Committee discussed and considered certain potential financial advisors, including Evercore. Following the discussion, the members of the Rexnord Transaction Committee directed the representatives of RLF and members of the Rexnord’s management team to assist in the identification of potential financial advisors to the Rexnord Transaction Committee.
Also on January 12, 2021, members of senior management of Regal and representatives of Barclays, Barclays Bank PLC (which we refer to as “Barclays Bank”), which was contemplated to provide commitments to Regal for the debt financing for the transaction, Incentrum and Sidley held a meeting to discuss the financing for the potential transaction, including the types and amounts of financing, certain of the key terms of the financing and the timeline for documentation of the financing commitments to be entered into in connection with signing of the definitive transaction documents for the Reverse Morris Trust transaction with the PMC Business. During the remainder of January 2021 and February until signing, members of management of Regal continued to discuss with representatives of Barclays Bank, Barclays, Incentrum and Sidley the financing for the transaction.
On January 13, 2021, Morgan Lewis delivered to Sidley an initial draft of the Separation Agreement, together with a draft plan for how Rexnord would separate the PMC Business from its water management business.
On January 14, 2021, the Rexnord Transaction Committee met to discuss general updates and action items regarding the potential transaction. Members of the Rexnord senior management team and representatives of RLF were present at the meeting. At this meeting, Mr. Adams provided the Rexnord Transaction Committee with an update on developments related to the potential transaction since the Rexnord board of directors’ last meeting and informed the Rexnord Transaction Committee that Rexnord continued to conduct its due diligence of Regal, including with respect to manufacturing facilities, regulatory, synergies and other matters. Mr. Adams also informed the Rexnord Transaction Committee that members of the Rexnord’s management and Regal’s management planned to meet to discuss the potential transaction on a regular and ongoing basis and provided a summary of certain of the key findings to date. During the meeting, Mr. Adams also discussed with the Rexnord Transaction Committee the increase in the trading price of the common stock of each of Rexnord and Regal on the New York Stock Exchange since the parties execution of the exclusivity agreement on December 23, 2020 and noted that the effect of the increase in the respective stock prices on the consideration to be paid by Regal in the proposed transaction was an open item to be discussed with members of Regal’s management. The members of the Rexnord Transaction Committee also further discussed the selection of an additional financial advisor to provide advice to the Rexnord Transaction Committee and the Rexnord board of directors in connection with the potential transaction. Following discussion regarding, among other things, certain financial advisors and the advisability of engaging a financial advisor to evaluate the fairness of the potential transaction, the Rexnord Transaction Committee directed Rexnord’s management team and RLF to move forward with retaining Evercore as a financial advisor, subject to Evercore’s confirmation that it was free of conflicts and willingness to undertake the engagement.
On January 15, 2021, the Regal board of directors met to discuss the status of the potential transaction. Members of senior management of Regal as well as representatives of Barclays, Incentrum and Sidley also participated in the meeting. Senior management of Regal provided the Regal board of directors an update on developments related to the potential transaction since the Regal board of directors’ last meeting. Senior management reviewed with the Regal board of directors the January 2021 Regal Standalone Financial Projections, including the assumptions underlying such projections and risks and opportunities relating to the projections. Following discussion, the Regal board of directors authorized the use of the January 2021 Regal Standalone Financial Projections by Regal’s financial advisors. The Regal board of directors then discussed the formation of a Transaction Committee comprised of disinterested directors in order to assist with the negotiation of the potential transaction. It was discussed that while there were no conflicts that required the formation of a committee, the committee would be useful to facilitate input by Regal board of directors members in the negotiations and permit senior management of Regal an opportunity to have more real-time feedback on the continued evaluation and negotiation of the transaction. Following the discussion, the Regal board of directors formed the Regal Transaction Committee consisting of Mr. Sachdev, Ms. Jan Bertsch and Messrs. Steven Burt and Michael Hilton. Sidley then reviewed with the Regal board of directors key terms of the draft transaction documents, including those included in the initial draft of the Separation Agreement previously circulated by Morgan Lewis and terms relating to (a) the structure of the Reverse Morris Trust, (b) the Tax Adjustment mechanisms, (c) the parties’ obligations to seek the IRS Ruling, (d) closing conditions, including with respect to delivery of tax opinions regarding the tax-free nature of the transaction and receipt of the IRS Ruling, (d) allocation of liabilities if the transaction did not satisfy the tax-free requirements, (e) regulatory conditions and each party’s obligation to seek regulatory approvals, (f) governance matters, (g) financing-related provisions and (h) the requirement that Regal obtain shareholder approval, as well as the related provisions regarding Regal’s ability to engage in discussions with parties that submitted certain competing proposals between signing and closing. The Regal board of directors, Regal senior management and Regal’s advisors discussed negotiating positions relating to these provisions. Barclays then reviewed with the Regal board of directors certain financial perspectives related to the transaction, including the impact of the changes in each party’s trading price. Following discussion, the Regal board of directors authorized Regal senior management and Regal’s advisors to proceed with the negotiation of transaction documents consistent with the Regal board of directors’ discussion.
On January 17, 2021, Mr. Adams communicated to Mr. Pinkham concerns that as a result of the increase in the trading price of Regal common stock since Regal’s December 20, 2020 indication of interest, fixing the exchange ratio for the $3,450,000,000 PMC Business valuation based on the trading price of Regal’s common stock near the timing of signing definitive transaction agreements instead of the trading price near December 20, 2020 would mean that Rexnord’s stockholders did not receive the benefit of the increase in the Regal trading price over that time period. Mr. Adams asked Mr. Pinkham to consider how to address this concern. Mr. Pinkham responded that he would consider with Regal and its advisors and respond to Mr. Adams in due course.
Mr. Pinkham relayed his conversation to Mr. Sachdev as well as members of Regal senior management and Regal’s advisors. They discussed potential responses and negotiating positions should Rexnord insist on an adjustment to how the exchange ratio would be calculated and that the matter should be discussed with the Regal Transaction Committee.
On January 18, 2021, the Rexnord board of directors met to discuss the status of the potential transaction and ongoing matters. Members of Rexnord’s senior management team and representatives of RLF were present at the meeting. During the meeting, Mr. Adams provided an update for the Rexnord board of directors about the diligence that had been undertaken to date by both Rexnord and Regal, as well as the status of drafts of certain of the transaction documents. Mr. Adams then discussed with the Rexnord board of directors the projected timeline for the potential transaction as well as the outstanding diligence items, including with respect to synergies and issues relating to tax and regulatory matters, as well as other open transaction issues, including issues relating to the methodology for calculation of overlapping stockholders and related adjustments to the exchange ratio and the size of the dividend to be issued by Regal to its stockholders and allocation of antitrust risk and tax risk, as well as certain post-closing restrictions that would be applicable to Regal with respect to maintaining the tax free status of the transaction and the associated allocation of tax risk. Mr. Adams also discussed Rexnord’s recent financial performance with the Rexnord board of directors as well as the potential implications of a rise in Regal’s stock price on the economics of the potential transaction. Additionally, the Rexnord board of directors discussed the mandate and anticipated role of the Rexnord Transaction Committee and the Rexnord Transaction Committee’s determination to engage Evercore in connection with the proposed transaction. During the meeting, RLF also reviewed with the Rexnord board of directors the fiduciary duties of the Rexnord board of directors and the entitlement of the directors in considering the potential transaction to rely in good faith upon the advice of management and their advisors who had been selected with reasonable care, including RLF, Citi, Evercore, and Morgan Lewis.
On January 19, 2021, Sidley delivered an initial draft of the Merger Agreement to Morgan Lewis. On the same day, Morgan Lewis delivered to Sidley initial drafts of the Employee Matters Agreement, the Intellectual Matters Agreement, the Real Estate Matters Agreement, and the Transition Services Agreement.

Throughout January 2021 and February 2021, Rexnord and Regal and their respective legal advisors exchanged drafts of these agreements and other transaction-related agreements and held numerous meetings to negotiate and finalize the terms of such agreements.
On January 20, 2021, following discussions between Rexnord and Credit Suisse, Morgan Lewis and Credit Suisse had an initial discussion about Credit Suisse leading the new financing for Rexnord’s post-closing financing. Throughout the remainder of January 2021 and in early February 2021, Rexnord, Morgan Lewis and Quarles & Brady LLP (which we refer to as “Quarles”), Rexnord’s outside counsel, discussed the structure and terms of the potential financing with Credit Suisse and Credit Suisse’s outside counsel.
Throughout January 2021, Regal and Rexnord and their respective advisors engaged in numerous discussions regarding the overlap between Regal’s and Rexnord’s stockholders, the methodology for how such overlap would be determined for purposes of the transaction and what rulings would be requested from the IRS in connection with the transaction. Additionally, the parties exchanged drafts of the memorandum that would be submitted to the IRS in advance of a meeting between Morgan Lewis, Sidley, Ernst & Young LLP and the IRS to discuss the scope of such rulings. On January 22, 2021, Morgan Lewis submitted such memorandum to the IRS.
On January 24, 2021, the Regal Transaction Committee met to further evaluate the transaction, including how to respond to Rexnord’s position on the exchange ratio. Members of senior management of Regal and representatives of Barclays, Incentrum and Sidley also participated in the meeting. Mr. Pinkham provided the Regal Transaction Committee with an update of developments, including his conversations with Mr. Adams regarding the exchange ratio. The Regal Transaction Committee discussed Rexnord’s request, the fluidity of the negotiations and interrelated nature of many critical elements of any transaction, including in particular, the trading price of Regal common stock, as well as the optimal timing to resolve any outstanding economic issues. Regal’s financial advisors discussed with the Regal Transaction Committee key economic aspects of the transaction and a potential framework for proposing modifications to the December 20, 2020 indication of interest if needed and at the appropriate time.
On January 25, 2021, Sidley and Morgan Lewis had a call to discuss open issues in the transaction documents, including matters related to the shareholder overlap determination process and whether it would be a condition to closing that the Rexnord stockholders approve the transaction. Morgan Lewis reiterated that the Rexnord board of directors would not approve definitive agreements unless they included such a condition.
On January 25, 2021, Mr. Adams and Mr. Pinkham met to discuss open issues and the general status of the transaction. The discussion focused on exchange ratio to reflect the $3,450,000,000 valuation in Regal’s December 20, 2020 proposal and risk sharing with respect to determination of overlapping stockholders and the related adjustment to the exchange ratio that would be needed depending on how many overlapping stockholders could be identified at the closing of the potential transaction.
Also on January 25, 2021, the Rexnord Transaction Committee held a meeting to discuss various topics related to the potential transaction. Members of Rexnord’s senior management team and representatives of Evercore, RLF and Morgan Lewis were present at the meeting. Mr. Adams provided an update to the Rexnord Transaction Committee members relating to the potential transaction, including conversations with management of Regal regarding the recent changes to the trading price of Regal’s stock and the impact of such changes on the potential transaction. The Rexnord Transaction Committee and the advisors discussed, among other things, the valuation of the potential transaction as well as potential next steps with respect to negotiations over the exchange ratio in light of the changes to the trading prices of Regal’s and Rexnord’s common stock. Following further discussion, the Rexnord Transaction Committee authorized Evercore to reach out to Regal’s financial advisors to discuss Rexnord’s position that the exchange ratio previously proposed by Regal should not change to account for the changes in the trading price of Regal’s common stock and authorized Rexnord’s management team to continue its negotiations with Regal’s management team regarding the exchange ratio. The Rexnord Transaction Committee then, following a discussion of the material open key terms in the current drafts of the transaction documents and negotiating positions relating thereto, directed representatives of Morgan Lewis to continue to negotiate any remaining issues on the legal documentation relating to the potential transaction while representatives of Evercore and management of Rexnord proceed separately on negotiating remaining issues on the valuation of the potential transaction.

On January 26, 2021, the Rexnord Transaction Committee members met to discuss, among other things, formalizing the retention of Evercore as the Rexnord board of directors’ and the Rexnord Transaction Committee’s financial advisor in connection with the potential transaction. Members of Rexnord’s senior management team and RLF were present at the meeting. Following a discussion of the proposed terms of Evercore’s engagement, including the scope of Evercore’s engagement, the fees potentially payable to Evercore in connection with the potential transaction and the quality of work that Evercore had demonstrated in connection with the potential transaction up to that point, the Rexnord Transaction Committee directed RLF to negotiate the final terms of Evercore’s engagement consistent with the terms discussed at the meeting.
Also on January 26, 2021, the Regal board of directors met to discuss the transaction. Members of senior management of Regal and representatives of Barclays, Incentrum and Sidley also participated in the meeting. Senior management of Regal provided the Regal board of directors with an update of developments since the last Regal board of directors meeting, including Rexnord’s communications relating to the method of determining the exchange ratio and the resulting impact on valuation and the potential framework for considering potential modifications to the proposed terms if warranted based on the trading price of Regal at the time. Regal senior management also reviewed with the Regal board of directors the status of due diligence and synergies analysis and key findings to date. Representatives of Sidley reviewed with the Regal board of directors the key terms of the transaction documents and the Regal board of directors, Regal senior management and Regal advisors discussed the key open issues. Regal senior management reviewed with the Regal board of directors views on the PMC Business projections and adjustments Regal management had made to the PMC Business projections based on their due diligence and financial review. The Regal board of directors discussed the framework for potential exchange ratio negotiations and potential next steps. Following discussion, the Regal board of directors authorized Regal senior management and Regal’s advisors to proceed consistent with those discussions.
Also on January 26, 2021, counsel for Barclays Bank delivered to Regal and Sidley drafts of the debt commitment letters and related documents for the debt financing. Throughout the remainder of January 2021 and through February 2021 until signing of the definitive transaction documents, Regal, with the assistance of Incentrum and Sidley, negotiated with Barclays Bank regarding the debt commitment letters.
On January 27, 2021, representatives of Evercore and Incentrum met and Evercore communicated Rexnord’s position on maintaining the relative ownership split previously implied by Regal’s December 20, 2020 proposal, irrespective of recent changes to the trading price of Regal’s stock and the impact on the overall implied value being paid for the PMC Business.
Later on January 27, 2021, in a call with Mr. Pinkham, Mr. Adams discussed the status of the negotiations and stated that Rexnord required a revised proposal from Regal by January 29, 2021 addressing Rexnord’s concerns regarding the increase in the trading price of Regal common stock if Regal wished to continue discussions.
On January 28, 2021, Sidley and Morgan Lewis met to further discuss the methodology for determining overlap shares issues and adjustment mechanics and the need for certainty with respect to such matters to ensure the transaction was structured properly as a Reverse Morris Trust.
On January 29, 2021, Morgan Lewis, Ernst & Young LLP, and Sidley participated in a pre-submission conference call with the IRS to discuss the contents and potential scope of the parties’ proposed private letter ruling from the IRS.
Also on January 29, 2021, the Regal Transaction Committee met to discuss the potential transaction, including Rexnord’s statement that Regal needed to submit a revised proposal. Regal senior management reviewed with the Regal Transaction Committee developments since the last Regal board of directors meeting. They noted that while the parties have continued on some workstreams, Rexnord had not responded on others and seemed to be waiting for a revised proposal from Regal. They also noted that the exclusivity period would expire on February 6, 2021 and it was not clear whether Rexnord would seek to reengage with one of the other bidders following the expiration of the exclusivity period. The Regal Transaction Committee, Regal senior management and Regal’s advisors discussed these developments, their respective views of the likelihood that Rexnord would proceed with Regal or reengage with other bidders if Regal did not submit a revised proposal and potential alternatives to resolve the impasse. Regal’s financial advisors discussed with the Regal Transaction Committee a potential revised proposal consistent with the framework previously discussed with the Regal Transaction Committee and the Regal board of directors. Regal’s financial advisors provided financial perspectives on the potential revised proposal. The Regal Transaction Committee discussed the strategic and financial considerations of the proposal and the potential transaction. Following discussion, the Regal Transaction Committee authorized the submission of the revised proposal.
Later on January 29, 2021, Regal delivered to Rexnord a letter setting forth its positions on various items that the parties had previously discussed in connection with recent changes in Regal’s stock price. In its letter, Regal reaffirmed its target synergy amount and that it agreed with Rexnord’s priority to meet the requirements of a Reverse Morris Trust transaction and ensure a tax-efficient transaction. To address the economic considerations raised by Rexnord, Regal proposed (a) that the number of shares to be issued by Regal would be determined based on the pre-signing trading price of Regal common stock on the New York Stock Exchange such that (i) if the trading price were $130.00 or less, the Pre-Tax Adjustment Pro Forma Share Issuance Percentage would equal 38.6% of the post-merger Regal, (ii) if the trading price were between $130 and $139, the Pre-Tax Adjustment Pro Forma Share Issuance Percentage would decrease in a straight-line to 37% of the post-merger Regal and (iii) if the trading price were above $139, the Pre-Tax Adjustment Pro Forma Share Issuance Percentage would equal 37% of the post-merger Regal and (b) the amount of any Regal special dividend would also be calculated based on the pre-signing share price of Regal common stock. The proposal retained the Tax Adjustment mechanisms.
On January 29, 2021, the Rexnord Transaction Committee met to discuss the status of the proposed transaction and various related open items. Members of Rexnord’s senior management team and representatives of Evercore, RLF and Morgan Lewis were present at the meeting. Mr. Adams provided an update to the Rexnord Transaction Committee on the discussions that had occurred between Evercore and Regal’s financial advisors as well as other communications from Regal regarding the exchange ratio. The representatives of Evercore then discussed with the Rexnord Transaction Committee such discussions and communications, including that Regal had sent a revised proposal to Rexnord earlier that day. A discussion then ensued regarding the terms of the revised offer, including the Pre-Tax Adjustment Pro Forma Share Issuance Percentage, which would be between 37% and 38.6% based on Regal’s stock price at a certain point in time prior to signing. Evercore advised that, given the volatility in the stock market, it would not advise that the applicable stock price of Regal be measured as of a certain day but should instead be the volume weighted average stock price over an agreed time period. Evercore, noted that Regal’s revised offer implied a value pre-synergies for the PMC business of $3,681,000,000 based on Regal’s current stock price and $3,798,000,000 if the applicable stock price of Regal were between $130 and $139. Evercore advised that fixing the Pro Forma Share Issuance Percentage was advisable on account of the high correlation of the value of the PMC business with that of Regal. Evercore also observed that the combined entity would be significantly less levered based on Regal’s revised offer. Evercore also calculated that based on Regal’s current stock price, revised offer and capitalization of the targeted amount of annual synergies of $120,000,000, the pro forma enterprise value of the combined entity would be $10,978,000,000 and the transaction would create up to $621,000,000 in value for Rexnord’s stockholders. The Rexnord Transaction Committee members discussed the revised offer proposed by Regal, noting that it was advantageous to Rexnord stockholders who would receive an ownership interest in Rexnord consistent with that implied by Regal’s prior offer while also leaving the combined entity significantly less levered. Mr. Adams discussed with the Rexnord Transaction Committee the anticipated timeline for the potential transaction, including that he and other members of Rexnord’s management would continue meeting with Regal’s management to come to final agreement on the revised offer. The Rexnord Transaction Committee directed management to continue to move forward with the potential transaction and to update the Rexnord Transaction Committee as key events occurred.
On January 30, 2021, Morgan Lewis delivered to Sidley an initial draft of the Tax Matters Agreement.
On January 31, 2021, Rexnord’s management team, Regal’s management team, and their respective financial advisors and legal advisors met to discuss the status of the transaction and a proposed timeline. Additionally, following such meeting, Rexnord sent a response to Regal’s proposal to address the exchange ratio and related adjustment matters and delivered a draft of the exclusivity extension agreement.

On February 3, 2021, representatives of Evercore and Incentrum met on behalf of Rexnord and Regal, respectively, to discuss the Pre-Tax Adjustment Pro Forma Share Issuance Percentage as well as the applicable stock price of Regal to be utilized to determine the amount of any Regal special dividend. The parties and their respective advisors engaged in further discussions about this issue throughout February 2020 and continuing until February 12, 2021, at which time the parties agreed on a Pre-Tax Adjustment Pro Forma Share Issuance Percentage of 38.6% and to base the determination of the amount of any Regal special dividend on a 15-day pre-signing value weighted adjusted price of Regal’s stock.
Also, on February 3, 2021, the Regal Transaction Committee met to further consider the potential transaction. Members of senior management of Regal and representatives of Barclays, Incentrum and Sidley also participated in the meeting. Regal senior management reviewed with the Regal Transaction Committee the results of its due diligence and synergies analysis to date, as well as a review of the Regal Management PMC Financial Projections. Representatives of Sidley discussed with the Regal Transaction Committee the transaction documents, including key open issues and potential negotiating positions on those issues. Following discussion, the Regal Transaction Committee instructed Regal senior management and Regal advisors to continue negotiations consistent with the discussions.
Also on February 3, 2021, Credit Suisse’s counsel delivered to Rexnord, Morgan Lewis and Quarles drafts of a commitment letter relating to the post-closing financing of Rexnord’s remaining business. Throughout February 2021, Rexnord, Credit Suisse, and their respective legal advisors exchanged drafts of these agreements and held numerous meetings to negotiate and finalize the terms of such agreements.
On February 4, 2021, Sidley delivered to Morgan Lewis a list of key open issues relating to the potential transition, which included issues relating to, among other things, determination of overlap shares and the related exchange ratio adjustment, allocation of regulatory and tax risk, post-closing indemnity rights and consent rights with respect to changes to the separation plan during the period between signing and closing.
On February 6, 2021, the Regal board of directors met to further evaluate the potential transaction. Members of senior management and representatives of Barclays, Incentrum and Sidley also participated in the meeting. Senior management of Regal updated the Regal board of directors on developments since the last Regal board of directors meeting, including discussing the updated proposal provided to Rexnord on January 29, 2021. Representatives of Sidley reviewed with the Regal board of directors their fiduciary duties in considering a transaction of this nature. Senior management of Regal then reviewed with the Regal board of directors their due diligence findings and their business, financial and synergies analysis of the PMC Business and the transaction. As part of the review, senior management discussed with the Regal board of directors the Regal Management PMC Business Projections. Following discussion, the Regal board of directors authorized the use of the Regal Management PMC Business Projections by Regal’s financial advisors. Sidley reviewed with the Regal board of directors the key transaction document terms. Sidley noted that as part of the negotiations, and consistent with prior discussions with the Regal board of directors, the parties had agreed that (a) the IRS Ruling would not be a condition to close but that the closing would not occur until the earlier of the time that (i) the IRS indicated it would not provide a ruling, (ii) the ruling was obtained and (iii) nine months after signing and (b) it would be a condition to closing that Rexnord’s stockholders had approved the transaction. Sidley also described for the Regal board of directors the fact that either party would be able to consider certain competing proposals prior to the applicable special shareholder meeting and the ability of each board to change its recommendation of the transactions under certain circumstances. Representatives of Sidley discussed with the Regal board of directors the remaining open issues and potential negotiating positions with respect to such issues. Representatives of Barclays and Incentrum discussed with the Regal board of directors the financing plan for the transaction, including the estimated pro forma leverage, cash flow and other metrics under a number of scenarios based on information provided by Regal management. Members of senior management of Regal also discussed the financial profile of Regal on a pro forma basis, including its ability to satisfy its obligations as they became due. Representatives of Sidley and Barclays discussed with the Regal board of directors considerations related to the use of shareholder overlap to satisfy the tax-free Reverse Morris Trust majority ownership requirement, including (i) the IRS Ruling the parties would seek to allow them to count various categories of shareholders in the overlap calculation, (ii) which of those categories of shareholders the IRS had previously provided rulings with respect to, (iii) likelihood of the shareholding overlap changing between signing and closing and (iv) sensitivity analysis taking into account such factors. Representatives of Barclays and Incentrum then reviewed with the Regal board of directors their respective preliminary financial analyses with respect to the potential transaction. Following discussion, the Regal board of directors authorized senior management of Regal and Regal’s advisors to continue negotiations with Rexnord consistent with those discussions.
Also on February 6, 2021, Sidley delivered to Morgan Lewis a revised draft of the Tax Matters Agreement and proposed procedure for determining overlap shares and exchange ratio adjustment.
On February 7, 2021, Sidley delivered to Morgan Lewis a draft of the commitment letter and term sheet for Regal’s bridge financing to fund the dividend it would issue to its stockholders in connection with the potential transaction. Throughout February 2021, Morgan Lewis and Sidley exchanged comments on these documents and held numerous meetings to address such comments.
Additionally, on February 7, 2021, Morgan Lewis delivered to Sidley a response to the key issues list that Sidley had circulated on February 4, 2021. Subsequently, on February 7, 2021, based on the progress made in discussing the methodology for determining overlap shares and the adjustment to the exchange ratio in connection therewith, Rexnord agreed to extend Regal’s exclusivity through February 8, 2021.
On February 8, 2021, Sidley delivered to Morgan Lewis a list of key open remaining issues for discussion between the Rexnord management team, Regal’s management team, and their respective financial advisors and legal advisors. This list focused on, among other things, matters relating to post-closing indemnity obligations and separation matters. Subsequently, on February 8, 2021, the parties and their advisors met to discuss responses to the key issues list each party circulated. During the discussions, the parties tentatively agreed that, if the parties were using overlapping stockholders to satisfy the tax-free majority ownership requirements for Reverse Morris Trusts, the number of shares Regal would be required to issue to Rexnord stockholders, combined with the number of qualifying overlap shares, would result in Rexnord stockholders being considered to own for tax purposes 50.8% of the outstanding shares of Regal common stock as a result of the transaction.
On February 9, 2021, members of senior management of Regal, Regal’s financial advisors and members of the Regal Transaction Committee discussed the increase in the minimum tax ownership threshold from 50.1% to 50.8%, including the potential financial impact of the increase on the number of shares Regal may be required to issue, the amount of the “right-sizing” dividend Regal may be required to pay its shareholders and the pro forma leverage of Regal following the Merger based on information provided by Regal management. Following discussion, the Regal Transaction Committee members determined that senior management should proceed with the increased tax ownership threshold.
Also on February 9, 2021, based on the progress made in all of the outstanding transaction terms, Rexnord agreed to extend Regal’s exclusivity through February 11, 2021.
On February 10, 2021, the Rexnord Transaction Committee met to review and consider the potential transaction. Members of Rexnord’s senior management team and representatives of Evercore, RLF and Morgan Lewis were present at the meeting. Mr. Adams updated the Rexnord Transaction Committee on developments in the transaction since their last meeting. Mr. Adams also discussed with the Rexnord Transaction Committee Rexnord’s consideration of strategic alternatives since summer 2020, including the process leading up to the potential transaction with Regal. RLF then discussed with the Rexnord Transaction Committee members their fiduciary duties in considering the potential transaction. Following discussion regarding Rexnord’s other strategic alternatives, Evercore reviewed with the Rexnord Transaction Committee Evercore’s presentation materials. Evercore discussed, among other things, the fairness of the exchange ratio to the Company’s stockholder from a financial point of view as well as the mechanics of the potential transaction that were intended to achieve tax-free status, including the interplay between the ruling from the IRS with respect to measurement of overlapping stockholders, the number of shares of stock to be issued by Regal to Rexnord stockholders, the “right sizing” dividend Regal would pay to its pre-merger stockholders and the amount of new debt financing it would incur to fund such dividend. Evercore then discussed with the Rexnord Transaction Committee the financial analyses performed by Evercore to evaluate the potential transaction, noting that Evercore’s analyses showed that the exchange ratio was fair from a financial point of view to Rexnord’s stockholders. During the meeting, representatives of RLF and Morgan Lewis discussed the Separation Agreement, the Tax Matters Agreement and Merger Agreement with the Rexnord Transaction Committee. Morgan Lewis provided an update on the open legal issues surrounding the potential transaction, noting that review of the documentation memorializing the potential transaction was nearing completion with just a few key items remaining, including negotiation over where certain assets and liabilities would be placed following the potential transaction, the language of certain representations and warranties and the restrictions that Rexnord would be subject to following the closing to protect the tax free treatment of the Reverse Morris Trust transaction. Following further discussion, the Rexnord Transaction Committee unanimously recommended that the Rexnord board of directors (i) approve and declare advisable and in the best interest of Rexnord and its stockholders the Merger Agreement, the Separation Agreement and the other transaction documents, in each case in such form as may be finally approved by the Rexnord board of directors, and the consummation of the transactions contemplated thereby, (ii) authorize and approve the execution, delivery and performance of the Merger Agreement, the Separation Agreement and the other transaction documents, in each case in such form as may be finally approved by the Rexnord board of directors, (iii) submit the approval of the transactions to Rexnord’s stockholders for adoption thereby, and (iv) recommend that the Rexnord’s stockholders approve the contemplated transactions.
On February 11, 2021, Sidley delivered to Morgan Lewis a draft of the commitment letter and term sheet for the financing to be incurred by the PMC Business in connection with the separation. Throughout the days leading to signing of the definitive transaction documents, Morgan Lewis and Sidley exchanged comments on these documents and held numerous meetings to address such comments.
On February 11, 2021, the parties agreed to extend the exclusivity agreement through February 14, 2021, to finalize each Transaction Document.
On February 14, 2021, the members of the Rexnord board of directors’ compensation committee met and approved a grant of restricted stock units to the members of the Rexnord Transaction Committee as compensation for their service on the Rexnord Transaction Committee.
On February 14, 2021, the Rexnord board of directors met to review and consider the potential transaction and the terms and conditions of the transaction documents that had been negotiated between representatives of Regal and Rexnord. Members of Rexnord’s management team and representatives of Citi, Evercore, RLF, and Morgan Lewis were present at the meeting. Mr. Adams updated the Rexnord board of directors on the status of the transaction and developments since their last meeting. Mr. Bartlett updated the Rexnord board of directors regarding the Rexnord Transaction Committee’s process to review and evaluate the potential Reverse Morris Trust transaction involving the PMC Business and Regal as well as Rexnord’s other strategic alternatives thereto. Mr. Bartlett then discussed with the Rexnord board of directors the Rexnord Transaction Committee’s belief that the potential transaction created noteworthy value for the Company and its stockholders. Representatives of Citi provided an overview of the history of Rexnord’s consideration of strategic alternatives since the summer of 2020, noting that Rexnord reached out to numerous potential parties to gauge interest in a potential transaction involving the PMC Business, which resulted in three parties expressing interest in a Reverse Morris Trust transaction involving the PMC Business. Representatives of Citi also noted that extensive diligence was conducted on Regal by Rexnord and its representatives and that the potential transaction was expected to close in the fourth quarter of 2021. Representatives of Evercore provided a presentation to the Rexnord board of directors regarding the financial aspects of the potential transaction, noting that the potential transaction could generate significant synergies and value for Rexnord’s stockholders as a result of their partial ownership of the combined entity in a potential global leader in power transmission and 100% ownership of the water management business already part of Rexnord rather than keeping the PMC Business entirely within Rexnord’s business. Both Evercore and Citi advised the Rexnord board of directors that each of the power transmission and water businesses was likely to be more favorably received by the market on a standalone basis, pointing to higher multiples afforded to standalone competitors, as opposed to Rexnord’s existing multiples on its current multi-unit platform. Evercore provided an overview to the Rexnord board of directors of the valuation analyses that were conducted on the potential transaction, including comparable companies, comparable transactions, discounted cash flow and other financial metrics. Evercore concluded its presentation and opined that the exchange ratio is fair, from a financial point of view, to the stockholders of Rexnord. Evercore confirmed to the Rexnord board of directors and the Rexnord Transaction Committee its opinion in a written opinion dated February 15, 2021. Morgan Lewis discussed with the Rexnord board of directors a description of the potential transaction, highlighting the key documentation that was designed to effectuate the separation of the PMC

Business and merger of the PMC Business and Regal. Morgan Lewis also described the process the parties had agreed to follow to allow for the transaction to qualify as a tax-free transaction and the restrictions that Rexnord would be subject to following the closing to ensure such treatment. In response to questions from the Rexnord board of directors, Morgan Lewis further explained to the Rexnord board of directors that at signing Regal would have a firm commitment in place to finance the dividend to be made to its shareholders in connection with the transaction and Rexnord would have a firm commitment to finance its remaining post-closing operations. RLF provided an overview of the Rexnord board of directors’ fiduciary duties with respect to the potential transaction. During the course of such overview, RLF noted that, as members of the Rexnord board of directors, each director was charged with the fiduciary responsibility to act with due care when considering the potential transaction and that the directors owed a duty of loyalty to Rexnord and all of its stockholders. Representatives of RLF also discussed the Rexnord Transaction Committee’s process in connection with its consideration of the potential transaction and its recommendation that the Rexnord board of directors approve the potential transaction. Finally, taking into account the analysis of its financial and legal advisors and the recommendation of the Rexnord Transaction Committee, the members of the Rexnord board of directors present at the meeting unanimously determined, among other things, that the Merger and the Separation were in the best interest of Rexnord and its stockholders, and approved the Merger Agreement, the Separation Agreement, and the transactions contemplated thereby.
On February 14, 2021, Rexnord and Credit Suisse executed the commitment letter for Rexnord’s post-transaction financing.
On the night of February 14, 2021 and into the morning of February 15, 2021, the Regal board of directors met to consider the potential transaction. Members of senior management and representatives of Barclays, Incentrum and Sidley also participated in the meeting. Senior management reviewed with the Regal board of directors the developments since the last meeting, including the increase in the minimum tax ownership threshold and the process for finalizing the definitive transaction documents. Senior management of Regal then reviewed with the Regal board of directors their due diligence findings and their business, financial and synergies analysis of the PMC Business and the transaction. Representatives of Sidley reviewed with the Regal board of directors the key transaction document terms, including the Merger Agreement, Separation Agreement and the debt commitment letters, and discussed the resolution of the open issues that had previously been reviewed with the Regal board of directors. Representatives of Barclays and Incentrum discussed with the Regal board of directors the financing plan for the transaction, including the pro forma leverage, cash flow and other metrics under a number of scenarios based on information provided by Regal management. Members of senior management of Regal also discussed the financial profile of Regal on a pro forma basis, including its ability to satisfy its obligations as they became due. Representatives of Barclays discussed with the Board considerations related to the use of shareholder overlap to satisfy the tax-free status majority ownership requirement. Barclays and Incentrum then reviewed with the Regal board of directors their respective financial analyses with respect to the potential transaction. The Regal board of directors discussed with senior management of Regal and Regal’s advisors various considerations relating to the potential transaction, including financial aspects of the potential transaction and the strategic benefits of the potential transaction. Barclays then rendered to the Regal board of directors its oral opinion (subsequently confirmed by delivery of its written opinion dated February 15, 2021) that the exchange ratio in the transaction was fair, from a financial point of view, to Regal, which was subsequently confirmed in writing in a written opinion dated February 15, 2021. Incentrum then rendered to the Regal board of directors its oral opinion (subsequently confirmed by delivery of its written opinion dated February 15, 2021) that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and factors and qualifications and limitations on the scope of review undertaken by Incentrum as set forth in Incentrum’s written opinion, the exchange ratio in the transaction was fair from a financial point of view to Regal. Following discussion, the Regal board of directors authorized senior management of Regal and Regal’s advisors to finalize the transaction documents in a manner consistent with the discussions and approved the entry into the transaction documents and the consummation of the transactions.
Subsequently, on February 15, 2021, the parties executed the Merger Agreement, the Separation Agreement, and other transaction documents, as well as their respective additional financing commitment letters. The transaction values the PMC Business at approximately $3.69 billion, based upon a $128.82 value per share of Regal stock using a 15-day volume weighted average price as of February 12, 2021.

On the morning of February 16, 2021, before the opening of trading on the NYSE, Rexnord and Regal issued a joint press release announcing the transactions and held a joint conference call to discuss the Transactions.
Regal’s Reasons for the Merger; Recommendation of Regal’s Board of Directors
In reaching its decision to approve the Transaction Documents and the Merger and recommend that Regal shareholders approve the Regal Share Issuance, the Regal board of directors considered, among other things, the strategic and financial benefits that could be achieved by combining Regal and the PMC Business relative to the future prospects of Regal on a stand-alone basis, the relative actual results of operations and prospects of Regal and of the PMC Business and synergies expected to be realized in the combination, as well as other alternatives that may be available to Regal, and the risks and uncertainties associated with the Transactions and with such alternatives.
In that process, the Regal board of directors consulted with Regal’s financial and legal advisors and considered the following factors as generally supporting its decision to approve the Transaction Documents and the Merger and recommend that Regal shareholders approve the Regal Share Issuance:
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the Regal board of directors belief that the Transactions will provide significant value creation and financial benefits for Regal and Regal shareholders;

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the expectation that the combined company will be a more compelling partner for distributors and will be able to provide complete drive train solutions across all major applications for customers;

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the expectation that the combined company will represent an attractive value proposition for both customers and end users with enhanced service capability breadth, technology content and domain expertise;

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the expectation that the Transactions will create new avenues for growth through expanded focus outside of North America and improve end market diversity, with increased exposure to attractive high-growth end markets including Renewable Energy, Food and Beverage, Automation, Aerospace, and eCommerce;

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the expectation that the combined company’s portfolio will be more balanced, with pro forma 2020 power transmission solutions (which we refer to as “PTS”) comprising nearly 50% of sales, reducing cyclicality and unlocking greater portfolio flexibility;

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the expectation that the combined research and development efforts of Regal and the PMC Business would fuel the growth of next-generation products and faster development of value-added features through enhanced innovation and reinvestment, including the opportunity to create a world-class industrial internet of things and digital experience, providing innovative new solutions for customers and end users;

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the expectation that Regal would achieve approximately $120 million of estimated annual cost synergies anticipated to be realized within three years from the consummation of the Transactions;

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the expectation that the PMC Business employees’ experience and knowledge will drive improvement in the Regal Business System, and enhance Regal’s ability to achieve, its strategic objectives with respect to its existing business and the businesses of the combined company;

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the expectation that the cash flow from the combined businesses after the Transactions would be strong enough to allow Regal to maintain its current quarterly dividends and to repay indebtedness incurred to finance the Transactions;

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the expectation that the combination with the PMC Business would enhance Regal’s overall credit quality over time;

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the fact that a significant portion of the consideration payable by Regal in the Transactions consists of Regal’s common stock, which, assuming no material adjustment to the Exchange Ratio, will enable Regal to acquire the PMC Business without incurring the additional indebtedness that would be required to fund an all-cash transaction;

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the oral opinion rendered by Incentrum to the Regal board of directors on February 14, 2021 (which was subsequently confirmed in writing by delivery of Incentrum’s written opinion addressed to the Regal board of directors dated February 15, 2021) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Incentrum as set forth in Incentrum’s written opinion, the Exchange Ratio was fair from a financial point of view to Regal, as more fully described below in “Opinion of Incentrum”;

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the oral opinion of Barclays rendered to the Regal board of directors on February 14, 2021 (which was subsequently confirmed in writing by delivery of Barclays’ written opinion addressed to the Regal board of directors dated February 15, 2021), that, as of the date of the fairness opinion and based upon and subject to the factors and assumptions set forth in such fairness opinion, the Exchange Ratio was fair from a financial point of view to Regal, as more fully described below in “Opinion of Barclays”;

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the fact that the Regal board of directors following the closing of the Transactions would be composed of all of the current directors of Regal and two additional directors designated by Rexnord, with Regal’s non-Executive Chairman of the Board expected to continue in such role following the closing of the Transactions;

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the fact that the management team of Regal, following the closing of the Transactions, was expected to continue to be led by Regal’s Chief Executive Officer;

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the fact that the Merger Agreement and the other Transaction Documents and the aggregate consideration to be paid by Regal pursuant to the Merger Agreement were the result of arms-length negotiations between representatives of Regal and Rexnord;

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the ability of the Regal board of directors, subject to the payment of a termination fee, to withdraw or modify its recommendation that Regal’s shareholders approve the Regal Share Issuance, in certain limited circumstances; and

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the ability of Regal to negotiate directly with Rexnord to combine Regal with the PMC Business.

The Regal board of directors also considered certain countervailing factors in its deliberations concerning the Merger and the other Transactions, including:
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the dilution of the ownership interests of Regal’s current shareholders that could result from the issuance of Regal common stock in the Merger;

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the possibility that additional shares of Regal common stock may be required to be issued to shareholders of Land pursuant to the Merger Agreement as a result of changes in “share overlap” between signing and closing in order to assure the tax free nature of the Transactions (and that in such event holders of Regal common stock would also receive a dividend for each additional share of Regal common stock required to be issued);

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the risk that notwithstanding the receipt of the IRS Ruling and the Regal and Rexnord Tax Opinions, the Transactions may not achieve their intended tax treatment, and that Regal may in certain circumstances be required to indemnify Rexnord for liabilities associated with such failure;

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the challenges and difficulties, foreseen and unforeseen, relating to the separation of the PMC Business from the other businesses of Rexnord and the integration of the PMC Business with Regal’s operations, given the size of the PMC Business relative to Regal and its operations;

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the possibility that the increased revenues, earnings and synergies expected to result from the Transactions would fail to materialize or may not be realized within the expected time frame or that liabilities and expenses associated with the PMC Business may prove greater than anticipated;

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the one-time costs expected to be incurred in connection with the Transactions, and the costs that Regal management believes are necessary to realize the anticipated synergies from the Transactions;

•
the risk that the Transactions and the integration process may divert management attention and resources away from other strategic opportunities and from operational matters;

•
the increase in Regal’s indebtedness that is expected to result from the Transactions and the related financing transactions and the terms of such indebtedness;

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the risk that the combined company may be more adversely affected by an economic downturn than Regal would have been on a stand-alone basis in the event the Transactions result in a substantial increase in Regal’s level of indebtedness;

•
the fact that, in order to preserve the tax-free treatment of the Spin-Off and related transactions (including certain transactions undertaken as part of the restructuring), Regal would be required to abide by certain restrictions for a period of time that could limit its ability to engage in certain future business transactions that might be advantageous;

•
the fact that certain provisions of the Merger Agreement may dissuade third parties from seeking to acquire Regal or otherwise increase the cost of any potential acquisition;

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the fact that the Merger Agreement does not provide either party the right to terminate the Merger Agreement in order to immediately accept a superior proposal or permit either party to enter into an agreement to effect such a superior proposal prior to the termination of the Merger Agreement;

•
the fact that under the Merger Agreement, Regal may be required to pay Rexnord a termination fee under certain circumstances;

•
the fact that the Merger Agreement provides that approval of Rexnord’s stockholders is a condition to Rexnord’s obligation to close the transaction;

•
the risks inherent in requesting regulatory approval from multiple government agencies in multiple jurisdictions, as more fully described in the section entitled “Regulatory Approvals,” or that governmental authorities could attempt to condition their approval of the Transactions on compliance with certain burdensome conditions or that regulatory approvals may be delayed;

•
the risk that the Transactions may not be completed in a timely manner or at all and the potential adverse consequences, including substantial costs that would be incurred and potential damage to Regal’s reputation, if the Transactions are not completed; and

•
other risks of the type and nature described in the section entitled “Risk Factors.”

The foregoing discussion of the information and factors considered by the Regal board of directors is not exhaustive, but includes the material factors considered by the Regal board of directors, including factors that support the Transactions as well as those that weigh against them. In view of the wide variety of factors considered by the Regal board of directors in connection with its evaluation of the Transactions and the complexity of these matters, the Regal board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Regal board of directors based its recommendation on the totality of the information presented to and considered by it. The Regal board of directors evaluated the factors described above with the assistance of Regal management and its legal and financial advisors. In considering the factors described above, individual members of the Regal board of directors may have given different weights to other or different factors.
This explanation of the factors considered by the Regal board of directors is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”
After careful consideration, the Regal board of directors resolved that the Transactions, including the Merger, the Regal Share Issuance and the amendment to Regal’s amended and restated articles of incorporation, are advisable and in the best interests of Regal and its shareholders and approved the Transaction Documents and the Transactions.
Rexnord’s Reasons for the Reorganization, Distributions and the Merger; Recommendation of Rexnord’s Board of Directors
The Rexnord board of directors and its senior management regularly review and evaluate various business strategic alternatives, including acquisitions, divestitures, and other strategic transactions, in light of its strategic objectives and returns to stockholders. As a result of that process, the Rexnord board of directors instructed Rexnord’s senior management to begin outreach, starting in August 2020, to potential parties that might be interested in Rexnord or the PMC Business. After conducting an auction process that included several participants as further described in the section entitled “Background of the Merger”, the Rexnord board of directors decided that the transaction with Regal would be advisable and in the best interests of Rexnord and its stockholders and would be aligned with Rexnord’s strategic objectives.
In reaching its decision to approve the Transactions, the Rexnord board of directors consulted with, and received the guidance of, Rexnord’s senior management and the Rexnord Transaction Committee, as well as Rexnord’s outside legal, tax and financial advisors and considered a wide variety of factors, including the recommendation of the Rexnord Transaction Committee and the significant factors listed below, as generally supporting its decision:
•
the Transactions resulted from a competitive auction process for both the entire company and the PMC Business that was conducted by Rexnord and its advisors and involved the participation of several parties that were interested in the process;

•
Rexnord’s review of strategic options for Rexnord and the PMC Business and the belief of the Rexnord board of directors, following such review, that the Transactions could provide more value to Rexnord and Rexnord stockholders than other potential strategic options for the Company or the PMC Business, including a sale of the entire Company, retaining the PMC Business, and various alternative transactions;

•
the belief that the Transactions provide the most attractive option with respect to the PMC Business and unlock opportunities for a stand-alone water business;

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the terms of the Merger Agreement, including the exchange ratio, were the result of extensive arms’-length negotiations between representatives of Rexnord and Regal;

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the Transactions would enable Rexnord to efficiently separate the PMC Business and continue to operate a stand-alone water business;

•
the Rexnord board of directors’ review and discussions with Rexnord’s management concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Regal;

•
the expectation that the Reorganization, Distributions and Merger generally would result in a tax-efficient disposition of the PMC Business for Rexnord and Rexnord’s stockholders, by way of a tax-free spin-off to Rexnord stockholders (and the immediate combination of the PMC Business with Regal in a Reverse Morris Trust transaction), whereas a sale of the PMC Business for cash would result in a taxable disposition for Rexnord, making such a transaction potentially financially less attractive to Rexnord or requiring potential counterparties to pay additional consideration in order for such a taxable transaction to be competitive with a Reverse Morris Trust transaction;

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Rexnord stockholders, by receiving shares of Regal common stock as consideration for the Merger, would have the opportunity to participate in the combined PMC Business and Regal business after the consummation of the Transactions and benefit from the scale of the combined company, the diversity of its lines of business and the potential upside that might result from the combination of Regal and the PMC Business;

•
the fact that the exchange ratio included in the Merger Agreement provides for a fixed percentage of shares of Regal common stock, subject to adjustment as set forth in the Merger Agreement and described in this joint proxy statement/prospectus-information statement, which offers Rexnord stockholders the opportunity to benefit from any increase in the trading price of Regal common stock before the closing of the Transactions;

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the Rexnord board of directors’ expectation that the potential synergies associated with a combined company of Regal and the PMC Business would be both significant and achievable;

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the Transactions could enable the PMC Business as part of the combined company to have greater flexibility in deploying its capital and allocating resources in a manner more directly aligned with the PMC Business objectives and more consistent with its peers;

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the Rexnord board of directors’ belief that Regal’s earnings and prospects, and the synergies potentially available in the Transactions, would create the opportunity for the combined company to have superior future earnings and prospects compared to the PMC Business’s earnings and prospects on a stand-alone basis;

•
the complementary nature of the cultures of the two companies, and Rexnord’s management’s belief that the complementary cultures will facilitate the successful integration and implementation of the Transactions;

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the complementary nature of the products, customers and markets of the two companies, which Rexnord believes should provide opportunities to mitigate risks and increase potential returns;

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the belief that the Transactions combine the Regal business and the PMC Business’s power transmission portfolios to drive innovation in industrial power transmission and motion control solutions through superior engineering, technology, and manufacturing capabilities;

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the expanded possibilities for growth that would be available to the combined company, given its larger size, asset base, capital, and footprint;

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the ability of each of the Rexnord water management business’s and the PMC Business’s management teams to concentrate on the expansion and growth of their respective businesses following the Separation, allowing each management team to pursue the development of business strategies most appropriate for their respective operations;

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the fact that two independent directors from the Rexnord board of directors mutually agreeable to Rexnord and Regal would be appointed to the Regal board of directors in connection with the closing of the Merger;

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the Rexnord board of directors’ expectation that the required regulatory approvals could be obtained in a timely fashion and the level of the commitments agreed by the parties in the Merger Agreement to obtain applicable regulatory approvals, which, in the view of the Rexnord board of directors, after considering the advice of counsel, made it highly likely that, once announced, the Transactions would be completed;

•
the Rexnord board of directors’ ability, under certain circumstances, to change its recommendation to Rexnord stockholders in connection with the exercise of the Rexnord board of directors’ fiduciary duties;

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the written opinion of Evercore, Rexnord’s board of directors’ financial advisor, to the Rexnord board of directors and the Rexnord Transaction Committee, to the effect that, as of February 14, 2021, based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to Rexnord’s stockholders , as more fully described below in the section entitled “—Opinion of Rexnord’s Financial Advisor”. The full text of the written opinion of Evercore, dated February 14, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the reviews undertaken in rendering the Evercore opinion, is attached as Annex C to this joint proxy statement/prospectus-information statement, and is incorporated herein by reference; and

•
the review by the Rexnord board of directors with Rexnord’s senior management and outside legal and financial advisors of the terms and conditions and structure of the Merger Agreement, the Separation Agreement, and other agreements relating to the Transactions, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of the consummation of the Transactions and the Rexnord board of directors’ evaluation of the likely time period necessary to close the Transactions.

During its deliberations, the Rexnord board of directors also considered a variety of risks and other potentially negative factors, including the following:
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the Transactions are expected to be completed but there is no assurance that all conditions to the parties’ obligations to complete the Transactions will be satisfied or waived, and as a result, it is possible that the Transactions might not be completed, which might result in the incurrence of substantial costs and potential damage to Rexnord’s reputation;
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the risk that failure to complete the Transactions could negatively affect the price of Rexnord common stock and Rexnord’s future business, financial condition and operating results;

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the fact that the time between the signing of the Transaction documents and the closing could be an extended period and there would be uncertainty created for Rexnord and its employees during that period;

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the risk that Rexnord, the PMC Business and Regal may be unable to retain key employees;

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risks relating to the separation of the PMC Business from Rexnord and the operation of the PMC Business, including the costs of the separation, and the risk of not realizing the anticipated benefits of the separation;

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that Rexnord will no longer operate under its name, and the risks and costs associated with such name change;

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the fact that the exchange ratio included in the Merger Agreement provides for a fixed percentage of shares of Regal common stock, subject to adjustment as set forth in the Merger Agreement and described in this joint proxy statement/prospectus-information statement, and that the value of the Regal common stock received in the Merger could fluctuate significantly based on a number of factors, many of which are outside of the control of Rexnord or are unrelated to the performance of the PMC Business and some of which are outside of the control of both Rexnord and Regal, including general market conditions;

•
the potential risk of diverting Rexnord’s and the PMC Business’s management focus and resources from operational matters and other strategic opportunities while working to implement the Transactions;

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risks relating to integrating the PMC Business with Regal’s current operations and the potential effects on the value of the Regal common stock to be received in the Merger as noted above;

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the challenges inherent in the combination of two businesses of the size and complexity of the PMC Business and Regal, including the possibility of encountering difficulties in achieving anticipated business synergies and cost savings in the amounts expected or in the time frame contemplated and successfully integrating the PMC Business’s business, operations, and workforce with those of Regal;

•
the significant, one-time costs expected to be incurred in connection with the Transactions, including the costs of integrating Regal and PMC Business and realizing synergies, and the costs relating to any potential litigation that may result from the announcement or pendency of the Transactions;

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the provisions of the Merger Agreement that restrict Rexnord’s ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals, subject to specified exceptions and the obligation to pay a termination fee equal to $150,000,000 if Regal exercises its right to terminate the Merger Agreement in connection with a change in recommendation by the Rexnord board of directors;

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the risk that the Distributions together with certain related transactions might not qualify as tax-free under Sections 355 and 368(a) of the Code or that the Merger might not qualify as a tax-free “reorganization” under Section 368(a) of the Code;

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the risk that regulatory agencies would not approve the Transactions or would impose terms and conditions on their approvals that would either materially impair the business operations of the combined company or adversely impact the ability of the combined company to realize the synergies that are expected to occur in connection with the Transactions;

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that Rexnord, prior to the completion of the Transactions, is required to conduct the business of the PMC Business in the ordinary course consistent with past practice, subject to specific limitations and exceptions, which could delay or prevent Rexnord from undertaking business opportunities that may arise prior to the completion of the Transactions;

•
the fact that, to preserve the tax-free treatment of the Distribution and related transactions, Rexnord is subject to certain restrictions that could limit its ability to undertake certain future transactions; and

•
risks of the type and nature described under the section of this document entitled “Risk Factors.”

This discussion of the information and factors considered by the Rexnord board of directors is not exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Rexnord board of directors in connection with the evaluation of the strategic alternatives available to Rexnord, including the potential sale of the PMC Business, and the evaluation of the Transactions and in view of the complexity of the factors and risks considered, the Rexnord board of directors did not consider it practical to, nor did it attempt to, quantify, rank or assign relative weights to the factors that it considered in making its decision to approve the Merger Agreement, the Separation Agreement, the other Transaction Documents and the Transactions. Instead, the Rexnord board of directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it, including discussions with Rexnord’s management and outside financial and legal advisors. The Rexnord board of directors considered the factors and risks described above, among others, and decided to approve the Merger Agreement, the Separation Agreement, the other Transaction Documents, and the Transactions. In considering the factors and risks described above and any other factors, individual members of the Rexnord board of directors may have held varied views of the relative importance of the factors considered, and the individual members of the Rexnord board of directors may have given different weight, value, merit, or consideration to different factors.
This discussion of Rexnord’s reasons for the Transactions is forward looking in nature and should be read considering the factors discussed in the sections of this joint proxy statement/prospectus-information statement entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.”
Certain Financial Forecasts
As a matter of course, neither Regal nor Rexnord generally makes public any long-term projections as to the future performance, earnings or other results, of Regal or Rexnord (or the PMC Business) respectively, other than quarterly and annual guidance and, from time to time, longer-term financial targets, given the inherent unpredictability of the underlying assumptions and estimates for extended periods. In connection with its consideration of the potential combination of Regal and the PMC Business Regal management prepared and provided to the Regal board of directors various financial projections related to Regal and the PMC Business. Among other things, Regal management prepared and provided to the Regal board of directors in November 2020 certain non-public revenue and margin projections with respect to Regal’s business, as a stand-alone company, for the Regal fiscal years 2020 through 2023 (which we refer to as the “November 2020 Regal Standalone Financial Projections”). Subsequently, Regal management prepared and provided to the Regal board of directors in January 2021 certain updated and expanded non-public financial projections with respect to Regal’s business, as a stand-alone company, for the Regal fiscal years 2020 through 2025 (which we refer to as the “January 2021 Regal Standalone Financial Projections” and, together with the November 2020 Regal Standalone Financial Projections, the “Regal Standalone Financial Projections”). In addition, following consultation and discussions with Rexnord management regarding potential synergies that could result from the Transactions, Regal management prepared and provided to the Regal board of directors in January 2021 certain non-public estimates of synergies to Regal expected by Regal management to result from the Transactions during the Regal fiscal years 2022 through 2026, which were not reflected in the Regal Management PMC Financial Projections (as defined below) (which we refer to as the “Regal Management Expected Synergies”). Regal management was provided, in connection with its due diligence review of the PMC Business, the November 2020 Rexnord Management PMC Financial Projections (as defined below) and January 2021 Rexnord Management PMC Financial Projections (as defined below) as described under “—November 2020 Rexnord Management PMC Financial Projections” and “—January 2021 Rexnord Management PMC Financial Projections,” respectively. Subsequently, Regal management made certain adjustments to the January 2021 Rexnord Management PMC Financial Projections, and Regal management provided to the Regal board of directors in February 2021 such adjusted projections with respect to the PMC Business for PMC Business fiscal years 2020 through 2026 (which we refer to as the “Regal Management PMC Financial Projections” and, together with the November 2020 Regal

Standalone Financial Projections and the January 2021 Regal Standalone Financial Projections, the “Regal Financial Projections”). The Regal Standalone Financial Projections, the Regal Management PMC Financial Projections and (except with respect to the Cross-Marketing Synergies (as defined below), which were not furnished to Barclays) the Regal Management Expected Synergies were furnished to Regal’s financial advisors by Regal management for use by Regal’s financial advisors in connection with the opinions described under “Opinions of Regal’s Financial Advisors”. The January 2021 Regal Standalone Financial Projections, the Regal Management PMC Financial Projections and the Regal Management Expected Synergies were accepted by the Regal board of directors for use by Regal’s financial advisors in connection with the opinions described under “Opinions of Regal’s Financial Advisors”. In addition, Regal reviewed and approved for use by Incentrum in its financial analyses certain extrapolations of (i) the January 2021 Regal Standalone Financial Projections for the Regal fiscal years 2026 through 2030 based on assumptions approved by Regal management (which we refer to as the “Regal Standalone Extrapolations”) and (ii) the Regal Management PMC Financial Projections for the years ending December 31, 2027 through December 31, 2030 based on assumptions approved by Regal management (which we refer to as the “Regal Management PMC Extrapolations” and, together with the Regal Standalone Extrapolations, the “Regal Extrapolations”). A summary of certain of the November 2020 Regal Standalone Financial Projections and the Regal Management Expected Synergies was furnished to Rexnord, and the January 2021 Regal Standalone Financial Projections were also furnished to Rexnord.
In September 2020, Rexnord management prepared and provided to the Rexnord board of directors certain non-public financial projections with respect to the Rexnord, without giving effect to the proposed transactions, for the years ending December 31, 2021 through December 31, 2023 (which we refer to as the “Rexnord Management Full Company Financial Projections”). In addition, in November 2020, Rexnord management prepared and provided to the Rexnord board of directors certain non-public financial projections with respect to the PMC Business for the years ending December 31, 2021 through December 31, 2023 (which we refer to as the “November 2020 Rexnord Management PMC Financial Projections”). Subsequently, in January 2021, Rexnord management prepared and provided to the Rexnord board of directors certain updated and expanded non-public financial projections with respect to the PMC Business for the years ending December 31, 2021 through December 31, 2025 (which we refer to as the “January 2021 Rexnord Management PMC Financial Projections” and, together with the November 2020 Rexnord Management PMC Financial Projections, the “Rexnord Management PMC Financial Projections”), and also prepared certain non-public financial projections with respect to Rexnord after giving effect to the proposed transactions for the years ending December 31, 2021 through December 31, 2025 (which we refer to as the “Rexnord Management Post-Transaction Financial Projections” and, together with the Regal Standalone Financial Projections, the Regal Management PMC Financial Projections, the Regal Management Expected Synergies, the Regal Extrapolations, the Rexnord Management Full Company Financial Projections and the Rexnord Management PMC Financial Projections, the “Financial Projections”). The Rexnord Management Full Company Financial Projections, the Rexnord Management PMC Financial Projections and the Rexnord Management Post-Transaction Financial Projections were reviewed by the Rexnord board of directors in connection with its consideration of the Transaction or an acquisition of Rexnord in its entirety and, in the case of the January 2021 Rexnord Management PMC Financial Projections, were furnished to Rexnord’s financial advisor for use in connection with the opinion described under “Opinion of Evercore”. The Rexnord Management Full Company Financial Projections were also disseminated to potential acquirors of Rexnord in its entirety, as summarized under “Background of the Transactions”. The Rexnord Management PMC Financial Projections were also furnished to Regal.
The Financial Projections are included in this joint proxy statement/prospectus-information statement solely to give Regal shareholders and Rexnord stockholders access to certain information that was made available in connection with, and material to, the Regal board of directors’ and the Rexnord board of directors’ respective consideration of the Transactions, and are not included in this joint proxy statement/prospectus-information statement to influence any Regal shareholders or Rexnord stockholders to make any investment or voting decision with respect to the Transactions or for any other purpose. In particular, the Financial Projections should not be viewed as public guidance. The Regal Financial Projections, Regal Extrapolations and Regal Management Expected Synergies are included in this joint proxy statement/prospectus-information statement because they were accepted by the Regal board of directors for provision to Rexnord or were furnished to Regal’s financial advisors for use in connection with the opinions described under “Opinions of Regal’s Financial Advisors”. The Rexnord Management Full Company Financial

Projections, the Rexnord Management PMC Financial Projections, and the Rexnord Management Post-Transaction Financial Projections are included in this joint proxy statement/prospectus-information statement because they were reviewed by the Rexnord board of directors in connection with its consideration of the Transaction or an acquisition of Rexnord in its entirety, were accepted by Rexnord’s board of directors for provision to Regal and other potential bidders or were furnished to Rexnord’s financial advisor for use in connection with the opinion described under “Opinion of Evercore”.
The Financial Projections were prepared by or at the direction of, and are the responsibility of, Regal management (as it relates to the Regal Standalone Financial Projections, the Regal Management PMC Financial Projections, the Regal Management Expected Synergies and the Regal Extrapolations) and Rexnord management (as it relates to the Rexnord Management Full Company Financial Projections, the Rexnord Management PMC Financial Projections and the Rexnord Management Post-Transaction Financial Projections) and were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the respective independent registered public accounting firms of Regal or Rexnord, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to the Financial Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Financial Projections described below. The reports of independent registered public accounting firms included in or incorporated by reference into this document relate to the historical financial statements of Regal, Rexnord and the PMC Business, respectively. They do not extend to the Financial Projections and should not be read to do so.
Although the Financial Projections were prepared with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties. Further, the Financial Projections cover multiple years in the future and such information by its nature becomes less predictive with each successive quarter and year. Regal shareholders and Rexnord stockholders are urged to read the section of this joint proxy statement/prospectus-information statement entitled “Cautionary Statement on Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Financial Projections. Regal shareholders and Rexnord stockholders also should review the factors described in the section of this joint proxy statement/prospectus-information statement entitled “Risk Factors” and those risk factors incorporated in this joint proxy statement/prospectus-information statement by reference from Item 1A of Regal’s annual report on Form 10-K for the fiscal year ended January 2, 2021, and from Item 1A of Rexnord’s Transition Report on Form 10-KT for the period April 1, 2020 to December 31, 2020, Item 1A of Part II of Rexnord’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and subsequent filings with the SEC. The Financial Projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Financial Projections. Accordingly, there can be no assurance that the projected results summarized below will be realized. Regal shareholders and Rexnord stockholders are urged to review the description of the reported and anticipated results of operations and financial condition and capital resources, including Regal’s, Rexnord’s and the PMC Business’ historical financial statements, included elsewhere in this joint proxy statement/prospectus-information statement.
Regal and Rexnord do not intend to, and, except to the extent required by applicable law expressly disclaim any obligation to, update, revise or correct the Financial Projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error or any of the Financial Projections otherwise would not be realized.
For the foregoing reasons, the inclusion of the Financial Projections in this joint proxy statement/prospectus-information statement should not be regarded as an indication that Regal or Rexnord or their respective affiliates or representatives considered or consider the Financial Projections to be necessarily predictive of actual future events, and the Financial Projections should not be relied upon as such. The Financial Projections should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding Regal’s business and Rexnord’s business contained elsewhere in this joint proxy statement/prospectus-information statement. In light of the foregoing factors and the uncertainties inherent in financial projections, Regal shareholders and Rexnord stockholders are cautioned not to place undue reliance on these projections and urged to review Regal’s, Rexnord’s and the PMC Business’ historical financial statements, included elsewhere in this joint proxy statement/prospectus-information statement, for a description of their reported financial results.
Certain of the financial information contained in the Financial Projections are considered non-GAAP financial measures. Regal management and Rexnord management provided this information because Regal and Rexnord management believed it could be useful in evaluating the businesses that are the subject of such financial information. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by each of Regal and Rexnord may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the Financial Projections were relied upon by the financial advisors for Regal and Rexnord, respectively, for the purposes of their respective fairness opinions and/or by the Regal Board and the Rexnord Board in connection with their respective considerations of the Transactions. Financial measures provided to any financial advisor in this context were not prepared with a view toward public disclosure and are excluded from the definition of non-GAAP financial measures under applicable SEC rules and regulations. As a result, such Financial Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure.
Regal Standalone Financial Projections
The Regal Standalone Financial Projections and the Regal Standalone Extrapolations were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to Regal’s business, including its results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Regal’s control and may not be realized. The Regal Standalone Financial Projections and the Regal Standalone Extrapolations do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Transactions, costs and expenses incurred or to be incurred in connection with the Transactions, synergies expected to result from the Transactions or costs and expenses necessary to achieve anticipated synergies, or the effect of any failure of the merger or the other Transactions to occur; are not necessarily indicative of current market conditions or values or future performance, which may be significantly more or less favorable than as set forth in the Regal Standalone Financial Projections and the Regal Standalone Extrapolations; and are not, and should not be regarded as, a representation that any of the results or expectations contained in, or forming a part of, the Regal Standalone Financial Projections and the Regal Standalone Extrapolations will be achieved. Certain of the key assumptions made by Regal’s management in connection with the preparation of the Regal Standalone Financial Projections and the Regal Standalone Extrapolations include, without limitation: (a) a compound annual growth rate on revenue of approximately 5.0% from 2020 through 2023, moderating closer to projected global GDP+ thereafter, (b) changes in global GDP, (c) modest secular growth trends tied to energy efficiency, e-commerce, indoor air quality (IAQ) and connected devices, (d) modest growth from regulation driven replacements and upgrades, and (e) a modest improvement in pricing along with productivity improvement projects, partially offset by cost inflation in cost of sales, selling, general and administrative expense, and other operating expenses.
Regal management believes that the assumptions used as a basis for the Regal Standalone Financial Projections and the Regal Standalone Extrapolations were reasonable based on the information available to Regal management at the time prepared. However, the Regal Standalone Financial Projections and the Regal Standalone Extrapolations are not a guarantee of actual future performance. The future financial results of Regal’s business may differ materially from those expressed in the Regal Standalone Financial Projections and the Regal Standalone Extrapolations due to factors that are beyond Regal’s ability to control or predict.
The following table presents a summary of the November 2020 Regal Standalone Financial Projections for the Regal fiscal years 2021 through 2023. Information included in tables may not foot due to rounding.

	Regal Fiscal Year
(USD in millions)	2021E	2022E	2023E
Revenue	$3,044	3,239	3,410
Adjusted EBITDA Margin %	$17.2%	18.1%	18.7%

(1)
Adjusted EBITDA Margin % means Adjusted EBITDA divided by Revenue. Adjusted EBITDA means earnings before interest, taxes, depreciation, acquisition related amortization, acquisition related costs, restructuring and related costs and stock-based compensation.

The following table presents a summary of the January 2021 Regal Standalone Financial Projections for the Regal fiscal years 2021 through 2025.
	January 2021 Regal Standalone Financial Projections Regal Fiscal Year
(USD in millions)	2021E	2022E	2023E	2024E	2025E
Revenue	$3,044	3,197	3,345	3,462	3,583
Adjusted EBITDA(1)	$522	570	617	653	692
Restructuring Expense	$(16)	(14)	(14)	(11)	(11)
Stock Based Compensation	(15)	(15)	(15)	(15)	(15)
Cash Taxes	$(81)	(106)	(118)	(122)	(130)
Change in Net Working Capital(2)	$(13)	(14)	(17)	(12)	(13)
Capital Expenditures	$(57)	(61)	(64)	(67)	(70)
Unlevered Free Cash Flow(2) (3)	$342	361	389	427	453

(1)
Adjusted EBITDA means earnings before interest, taxes, depreciation, acquisition related amortization, acquisition related costs, restructuring and related costs and stock-based compensation.

(2)
In light of updated information regarding Regal’s fiscal year 2020 performance, in February 2020, Regal management updated the January 2021 Regal Standalone Financial Projections to reflect the effect of updated information regarding Regal’s balance sheet position on such projections. The January 2021 Regal Standalone Financial Projections included above give effect to these updates. Without having given effect to these updates, “Change in Net Working Capital” was ($14) for 2021E, ($16) for 2022E, ($19) for 2023E, ($13) for 2024E and ($15) for 2025E, and “Unlevered Free Cash Flow” was $340 for 2021E, $359 for 2022E, $387 for 2023E, $425 for 2024E and $451 for 2025E. The updates did not otherwise affect any of the line items listed in the table above. The January 2021 Regal Standalone Financial Projections, both before and after such updates, were provided to Rexnord, Regal’s board of directors and Regal’s financial advisors.

(3)
Unlevered Free Cash Flow means Adjusted EBITDA, less Restructuring Expense, less Stock Based Compensation, less Cash Taxes, less Change in Net Working Capital, less Capital Expenditures.

In addition to the January 2021 Regal Standalone Financial Projections, extrapolations of such projections for fiscal years 2026 through 2030 were reviewed by Regal management and approved by Regal management for use by Incentrum in its financial analyses. The Regal Standalone Extrapolations for fiscal years 2026 through 2030 are set forth below:
	Regal Standalone Extrapolations Regal Fiscal Year
(USD in millions)	2026E	2027E	2028E	2029E	2030E
Revenue	$3,690	3,783	3,858	3,936	4,014
Adjusted EBITDA(1)	$713	730	744	759	774
Restructuring Expense	$—	—	—	—	—
Stock Based Compensation	(15)	(15)	(15)	(15)	(15)

	Regal Standalone Extrapolations Regal Fiscal Year
(USD in millions)	2026E	2027E	2028E	2029E	2030E
Cash Taxes	$(139)	(144)	(149)	(154)	(160)
Change in Net Working Capital	$(24)	(21)	(17)	(17)	(18)
Capital Expenditures	$(72)	(74)	(75)	(77)	(78)
Unlevered Free Cash Flow(2)	$463	476	488	496	504

(1)
Adjusted EBITDA means earnings before interest, taxes, depreciation, acquisition related amortization, acquisition related costs, restructuring and related costs and stock-based compensation.

(2)
Unlevered Free Cash Flow means Adjusted EBITDA, less Restructuring Expense, less Stock Based Compensation, less Cash Taxes, less Change in Net Working Capital, less Capital Expenditures.

Regal Management PMC Financial Projections
Regal management was provided, in connection with its due diligence review of the PMC Business, the November 2020 Rexnord Management PMC Financial Projections and January 2021 Rexnord Management PMC Financial Projections as described under “—November 2020 Rexnord Management PMC Financial Projections” and “—January 2021 Rexnord Management PMC Financial Projections,” respectively. Regal management made certain adjustments to the January 2021 Rexnord Management PMC Financial Projections. Such adjustments were made based on Regal management’s judgment and experience in the industry, its analysis of the PMC Business and discussions between Rexnord management and Regal Management. The Regal Management PMC Financial Projections and the Regal Management PMC Extrapolations were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to the PMC business, including its results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Regal’s control and may not be realized. The Regal Management PMC Financial Projections and the Regal Management PMC Extrapolations do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Transactions, costs and expenses incurred or to be incurred in connection with the Transactions, potential synergies expected to result from the Transactions or costs and expenses necessary to achieve anticipated synergies, or the effect of any failure of the merger or the other Transactions to occur; are not necessarily indicative of current market conditions or values or future performance, which may be significantly more or less favorable than as set forth in the Regal Management PMC Financial Projections and the Regal Management PMC Extrapolations; and are not, and should not be regarded as, a representation that any of the results or expectations contained in, or forming a part of, the Regal Management PMC Financial Projections and the Regal Management PMC Extrapolations will be achieved. Certain of the key assumptions made by Regal’s management in connection with the preparation of the Regal Management PMC Financial Projections and the Regal Management PMC Extrapolations include, without limitation: (a) a compound annual growth rate on revenue of approximately 3.5% from 2020 through 2023, moving closer to 4.0% thereafter, (b) changes in global GDP, (c) modest secular growth trends tied to renewable energy, oil and gas end markets, aerospace and defense, material handling, conveying, and connected devices, and (d) a modest improvement in pricing along with productivity improvement projects, partially offset by cost inflation in cost of sales, selling, general and administrative expense, and other operating expenses. .
Regal management believes that the assumptions used as a basis for the Regal Management PMC Financial Projections and the Regal Management PMC Extrapolations were reasonable based on the information available to Regal management at the time prepared. However, the Regal Management PMC Financial Projections and the Regal Management PMC Extrapolations are not a guarantee of actual future performance. The future financial results of the PMC Business may differ materially from those expressed in the Regal Management PMC Financial Projections and the Regal Management PMC Extrapolations due to factors that are beyond Regal’s ability to control or predict.
The following table presents a summary of the Regal Management PMC Financial Projections for the calendar years ending December 31, 2021 through December 31, 2026.

	Regal Management PMC Business Financial Projections Year Ended December 31,
(USD in millions)	2021E	2022E	2023E	2024E	2025E	2026E
Revenue	$1,222	1,295	1,378	1,434	1,488	1,540
Adjusted EBITDA(1)	$271	299	345	366	388	410
Restructuring Expense	$(4)	(7)	(4)	(4)	(4)	(4)
Stock Based Compensation	$(12)	(9)	(9)	(9)	(9)	(9)
Cash Taxes	$(50)	(56)	(67)	(72)	(78)	(83)
Change in Net Working Capital	$26	(8)	(7)	(10)	(7)	(8)
Capital Expenditures	$(28)	(36)	(34)	(29)	(30)	(31)
Unlevered Free Cash Flow(2)	$204	183	224	241	261	275

(1)
Adjusted EBITDA means earnings before interest, taxes, depreciation, acquisition related amortization, acquisition related costs, restructuring and related costs, and stock-based compensation.

(2)
Unlevered Free Cash Flow means Adjusted EBITDA, less Restructuring Expense, less Stock Based Compensation, less Cash Taxes, less Change in Net Working Capital, less Capital Expenditures.

In addition to the Regal Management PMC Business Financial Projections, extrapolations of such projections for the calendar years ending December 31, 2026 through December 31, 2030 were reviewed by Regal management and approved by Regal management for use by Incentrum in its financial analyses. The Regal Management PMC Extrapolations for the calendar years ending December 31, 2026 through December 31, 2030 are set forth below:
	Regal Management PMC Extrapolations Year Ended December 31,
(USD in millions)	2027E	2028E	2029E	2030E
Revenue	$1,586	1,618	1,650	1,683
Adjusted EBITDA(1)	$423	431	440	448
Restructuring	$—	—	—	—
Stock Based Compensation	$(9)	(9)	(9)	(9)
Cash Taxes	$(88)	(91)	(94)	(98)
Change in Net Working Capital	$(5)	(4)	(4)	(5)
Capital Expenditures	$(32)	(33)	(33)	(34)
Unlevered Free Cash Flow(2)	$288	294	298	303

(1)
Adjusted EBITDA means earnings before interest, taxes, depreciation, acquisition related amortization, acquisition related costs, restructuring and related costs, and stock-based compensation.

(2)
Unlevered Free Cash Flow means Adjusted EBITDA, less Restructuring Expense, less Stock Based Compensation, less Cash Taxes, less Change in Net Working Capital, less Capital Expenditures.

Regal Management Expected Synergies
The Regal Management Expected Synergies were prepared by Regal management and discussed with Rexnord and PMC Business management. The Regal Management Expected Synergies were derived in part from analysis of the Regal PTS business and the PMC Business based on Regal management’s due diligence review. The Regal Management Expected Synergies were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to the post-Transaction combination of Regal and the PMC business, including its cost and operating structure, results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Regal’s control and may not be realized. The Regal Management Expected Synergies assume the consummation of the Transactions not later than the fourth quarter of 2021 and do not take into account any transactions, circumstances or events occurring after the date they were prepared; are not necessarily indicative of current market conditions or values or future performance, which may be significantly more or less favorable than as set forth in the Regal Management Expected Synergies; and are not, and should not be regarded as, a representation that any of the results or expectations contained in, or forming a part of, the Regal Management Expected Synergies will be achieved. Certain of the key assumptions made by Regal’s management in connection with the preparation of the Regal Management Expected Synergies include, without limitation, (a) the impact on addressable direct and indirect spend savings of estimated, consolidated volumes, best-value materials sourcing, preferred suppliers, and benchmark data, (b) the extent of global footprint optimization in shared locations based on consolidation of facilities with similar core processes, (c) the extent of the ability to position high volume production in best-value-sourcing locations, (d) the ability to identify and eliminate unnecessary, duplicative costs, (e) the applicability of benchmarking data from similar-sized transactions.
Regal management believes that the assumptions used as a basis for the Regal Management Expected Synergies were reasonable based on the information available to Regal management at the time prepared. However, the Regal Management Expected Synergies are not a guarantee of actual future performance or ability to achieve the estimated synergies. The future financial consequences to Regal of the consummation of the Transactions may differ materially from those expressed in the Regal Management Expected Synergies due to factors that are beyond Regal’s ability to control or predict. Important factors that may affect Regal’s actual ability to achieve these estimated synergies are further described under “Cautionary Statement Concerning Forward-Looking Statements.” Information regarding the uncertainties associated with realizing these estimated synergies is also described under the heading “Risk Factors — Risks Related to the Transactions — Regal’s failure to successfully integrate the PMC Business and realize forecasted synergies from the Transactions and any future acquisitions into its business within its expected timetable could adversely affect the combined company’s future results and the market price of Regal common stock following the completion of the Transactions.”
In addition to the Regal Management Expected Synergies that are summarized below, Regal management provided to Incentrum information regarding cross-marketing synergies expected by Regal management to result from the Transactions (which we refer to as the “Cross-Marketing Synergies”).
The following table presents a summary of certain of the Regal Management Expected Synergies for fiscal years 2021 through 2030.
	Regal Management Expected Synergies Fiscal Year
(USD in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Cost Synergies	$—	70	100	120	120	120	120	120	120	120
After-Tax Cost Synergies	$—	54	76	92	92	92	92	92	92	92
Cost to Achieve	$—	(70)	(30)	(20)	—	—	—	—	—	—
After-Tax Cost to Achieve	$—	(54)	(23)	(15)	—	—	—	—	—	—
Rexnord Management Full Company Financial Projections
The Rexnord Management Full Company Financial Projections were prepared in September 2020 based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to Rexnord’s business, including its results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, many of which are beyond Rexnord’s control and may not be realized. All of these items are inherently difficult to estimate or accurately forecast, including due to various assumptions about the price of raw materials, the timing of the delivery of customer orders, fluctuating exchange rates and interest rates. In addition, the Rexnord Management Full Company Financial Projections do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Transactions, costs and expenses incurred or to be incurred in connection with the Transactions, or the effect of any failure of the Merger or the other Transactions to occur. Moreover, the Rexnord Management Full Company

Financial Projections are not necessarily indicative of current market conditions or values or future performance, which may be significantly more or less favorable than as set forth in the Rexnord Management Full Company Financial Projections, and are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the Rexnord Management Full Company Financial Projections will be achieved. Certain of the key assumptions made by Rexnord’s management in connection with the preparation of the Rexnord Management Full Company Financial Projections include, without limitation: (a) assumptions as to annual market growth rates for significant end-markets, (b) annual growth driven by key strategic growth initiatives, (c) annual impact of on-going product line simplification initiatives, (d) impact of foreign currency translation from calendar year 2020 to calendar year 2021, and (e) modest improvements in pricing along with productivity improvement and permanent cost reduction initiatives, partially offset by growth related investments and cost inflation in cost of sales and selling, general and administrative expenses.
Rexnord management believes that the assumptions used as a basis for the Rexnord Management Full Company Financial Projections were reasonable based on the information available to Rexnord management at the time prepared. However, the Rexnord Management Full Company Financial Projections are not a guarantee of actual future performance. The future financial results of Rexnord’s business (in the event the Transactions do not occur) may differ materially from those expressed in the Rexnord Management Full Company Financial Projections due to factors that are beyond Rexnord’s ability to control or predict.
The following table presents a summary of the key Rexnord Management Full Company Financial Projections for the calendar years ending December 31, 2021 through December 31, 2023.
	Forecast Year Ended December 31,
(USD in millions)	2021E(2)	2022E	2023E
Revenue	$1,978	2,130	2,282
Adjusted EBITDA(1)	$450	511	570

(1)
Adjusted EBITDA means earnings before interest, taxes, depreciation, acquisition related amortization, restructuring and other similar charges, and stock-based compensation.

(2)
In September 2020, Rexnord management furnished Regal management with certain preliminary and non-public estimated financial projections for the PMC Business for the calendar years ending December 31, 2020 and December 31, 2021 that were derived from the Rexnord Management Full Company Financial Projections. Such financial projections included $1,211 million of sales for the PMC business and Adjusted EBITDA for the PMC business of $265 million (which Adjusted EBITDA amount was net of $3 million of allocations), in each case for the calendar year ending December 31, 2021.

November 2020 Rexnord Management PMC Financial Projections
The November 2020 Rexnord Management PMC Financial Projections were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to the PMC Business, including its results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, many of which are beyond Rexnord’s control and may not be realized. All of these items are inherently difficult to estimate or accurately forecast, including due to various assumptions about the price of raw materials, the timing of the delivery of customer orders, fluctuating exchange rates and interest rates. In addition, the November 2020 Rexnord Management PMC Financial Projections do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Transactions, costs and expenses incurred or to be incurred in connection with the Transactions, or the effect of any failure of the Merger or the other Transactions to occur. Moreover, the November 2020 Rexnord Management PMC Financial Projections are not necessarily indicative of current market conditions or values or future performance, which may be significantly more or less favorable than as set forth in the November 2020 Rexnord Management PMC Financial Projections, and are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the November 2020 Rexnord

Management PMC Financial Projections will be achieved. Certain of the key assumptions made by Rexnord’s management in connection with the preparation of the November 2020 Rexnord Management PMC Financial Projections include, without limitation: (a) assumptions as to annual market growth rates for significant end-markets, (b) annual growth driven by key strategic growth initiatives, (c) annual impact of on-going product line simplification initiatives, (d) impact of foreign currency translation from calendar year 2020 to calendar year 2021, and (e) modest improvements in pricing along with productivity improvement and permanent cost reduction initiatives, partially offset by growth related investments and cost inflation in cost of sales and selling, general and administrative expenses.
Rexnord management believes that the assumptions used as a basis for the November 2020 Rexnord Management PMC Financial Projections were reasonable based on the information available to Rexnord management at the time prepared. However, the November 2020 Rexnord Management PMC Financial Projections are not a guarantee of actual future performance. The future financial results of the PMC Business may differ materially from those expressed in the November 2020 Rexnord Management PMC Financial Projections due to factors that are beyond Rexnord’s ability to control or predict.
The following table presents a summary of the key November 2020 Rexnord Management PMC Financial Projections for the calendar years ending December 31, 2021 through December 31, 2023.
	Forecast Year Ended December 31,
(USD in millions)	2021E	2022E	2023E
Revenue	$1,207	1,295	1,380
Adjusted EBITDA(1)	$266	301	346

(1)
Adjusted EBITDA means earnings before interest, taxes, depreciation, acquisition related amortization, restructuring and other similar charges, and stock-based compensation. Adjusted EBITDA as shown is net of $4.0 million of allocated expenses in each year.

January 2021 Rexnord Management PMC Financial Projections
The January 2021 Rexnord Management PMC Financial Projections were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to the PMC Business, including its results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, many of which are beyond Rexnord’s control and may not be realized. All of these items are inherently difficult to estimate or accurately forecast, including due to various assumptions about the price of raw materials, the timing of the delivery of customer orders, fluctuating exchange rates and interest rates. In addition, the January 2021 Rexnord Management PMC Financial Projections do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Transactions, costs and expenses incurred or to be incurred in connection with the Transactions, or the effect of any failure of the Merger or the other Transactions to occur. Moreover, the January 2021 Rexnord Management PMC Financial Projections are not necessarily indicative of current market conditions or values or future performance, which may be significantly more or less favorable than as set forth in the January 2021 Rexnord Management PMC Financial Projections, and are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the January 2021 Rexnord Management PMC Financial Projections will be achieved. Certain of the key assumptions made by Rexnord’s management in connection with the preparation of the January 2021 Rexnord Management PMC Financial Projections include, without limitation: (a) assumptions as to annual market growth rates for significant end-markets, (b) annual growth driven by key strategic growth initiatives, (c) annual impact of on-going product line simplification initiatives, (d) impact of foreign currency translation from calendar year 2020 to calendar year 2021, and (e) modest improvements in pricing along with productivity improvement and permanent cost reduction initiatives, partially offset by growth related investments and cost inflation in cost of sales and selling, general and administrative expense.
Rexnord management believes that the assumptions used as a basis for the January 2021 Rexnord Management PMC Financial Projections were reasonable based on the information available to Rexnord management at the time prepared. However, the January 2021 Rexnord Management PMC Financial Projections are not a guarantee of actual future performance. The future financial results of the PMC Business may differ materially from those expressed in the January 2021 Rexnord Management PMC Financial Projections due to factors that are beyond Rexnord’s ability to control or predict.
The following table presents a summary of the key January 2021 Rexnord Management PMC Financial Projections for the calendar years ending December 31, 2021 through December 31, 2025.
	Forecast Year Ended December 31,
(USD in millions)	2021E	2022E	2023E	2024E	2025E
Revenue	$1,222	1,295	1,380	1,447	1,507
Adjusted EBITDA(1)	$275	303	348	374	398
Restructuring	$(4)	(7)	(4)	(4)	(4)
Stock-Based Compensation	$(20)	(14)	(19)	(19)	(19)
Cash Taxes	$(59)	(64)	(77)	(84)	(91)
Change in Net Working Capital	15	—	(8)	(8)	(8)
Capital Expenditures	(28)	(31)	(29)	(29)	(30)
Unlevered Free Cash Flow(2)	178	186	212	230	246

(1)
Adjusted EBITDA means earnings before interest, taxes, depreciation, acquisition related amortization, restructuring and other similar charges, acquisition-related fair-value adjustments, and stock-based compensation. Adjusted EBITDA as shown is net of $2.0 million of allocated expenses in each year.

(2)
Unlevered Free Cash Flow means Adjusted EBITDA, less Restructuring Expense, less Stock Based Compensation, less Cash Taxes, plus or minus Change in Net Working Capital, less Capital Expenditures.

Rexnord Management Post-Transaction Financial Projections
The Rexnord Management Post-Transaction Financial Projections were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to Rexnord after giving effect to the Transactions, including its results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, many of which are beyond Rexnord’s control and may not be realized. All of these items are inherently difficult to estimate or accurately forecast, including due to various assumptions about the price of raw materials, the timing of the delivery of customer orders, fluctuating exchange rates and interest rates. In addition, the Rexnord Management Post-Transaction Financial Projections do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Transactions, the costs and expenses incurred or to be incurred in connection with the Transactions, or the effect of any failure of the Merger or the other Transactions to occur. Moreover, the Rexnord Management Post-Transaction Financial Projections are not necessarily indicative of current market conditions or values or future performance, which may be significantly more or less favorable than as set forth in the Rexnord Management Post-Transaction Financial Projections, and are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the Rexnord Management Post-Transaction Financial Projections will be achieved. Certain of the key assumptions made by Rexnord’s management in connection with the preparation of the Rexnord Management Post-Transaction Financial Projections include, without limitation: (a) assumptions as to annual market growth rates for significant end-markets, (b) annual growth driven by key strategic growth initiatives, (c) annual impact of on-going product line simplification initiatives, (d) impact of foreign currency translation from calendar year 2020 to calendar year 2021, and (e) modest improvements in pricing along with productivity improvement and permanent cost reduction initiatives, partially offset by growth related investments and cost inflation in cost of sales and selling, general and administrative expense.
Rexnord management believes that the assumptions used as a basis for the Rexnord Management Post-Transaction Financial Projections were reasonable based on the information available to Rexnord management at the time prepared. However, the Rexnord Management Post-Transaction Financial Projections are not a

guarantee of actual future performance. The future financial results of Rexnord following the Transactions may differ materially from those expressed in the Rexnord Management Post-Transaction Financial Projections due to factors that are beyond Rexnord’s ability to control or predict.
The following table presents a summary of the key Rexnord Management Post-Transaction Financial Projections for the calendar years ending December 31, 2021 through December 31, 2025.
	Forecast Year Ended December 31,
(USD in millions)	2021E	2022E	2023E	2024E	2025E
Revenue	$828	900	985	1,034	1,086
Adjusted EBITDA(1)	$203	229	259	274	290

(1)
Adjusted EBITDA means earnings before interest, taxes, depreciation, acquisition related amortization, restructuring and other similar charges, and stock-based compensation.

Opinion of Barclays
Regal retained Barclays to provide a fairness opinion in connection with the proposed Merger. At the meeting of the Regal board of directors on February 14, 2021, Barclays rendered its oral opinion, subsequently confirmed in a written opinion dated February 15, 2021, that as of such date, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Barclays as set forth in the written opinion, from a financial point of view, the Exchange Ratio in the Transactions was fair to Regal.
The full text of the written opinion of Barclays, dated as of February 15, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the scope of the review undertaken by Barclays in rendering its opinion, is attached to this joint proxy statement/prospectus-information statement as Annex D. You are encouraged to read the opinion carefully and in its entirety. The summary of the opinion of Barclays set forth in this joint proxy statement/prospectus information-statement is qualified in its entirety by reference to the full text of the opinion.
Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, was rendered for the benefit of the Regal board of directors, in its capacity as such, and addressed only the fairness, from a financial point of view, to Regal of the Exchange Ratio in the Transactions as of the date of the opinion. Barclays’ opinion did not address any other aspect of the Merger or related transactions, including the prices at which Regal common stock will trade following consummation of the Merger or any other matter. The terms of the Transactions were determined through arm’s-length negotiations between Regal and Rexnord and were approved by the Regal board of directors. Barclays did not recommend any specific form of consideration to Regal or that any specific form of consideration constituted the only appropriate consideration for the Transactions. Barclays was not requested to address, and its opinion does not in any manner address, Regal’s underlying business decision to proceed with or effect the Transactions or the likelihood of consummation of the Transactions. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the consideration paid in the Transactions or otherwise. The opinion was addressed to, and rendered for the benefit of, the Regal board of directors and was not intended to, and did not, constitute advice or a recommendation to any shareholder of Regal as to how such shareholder should vote with respect to the Transactions.
In arriving at its opinion, Barclays, among other things, reviewed and analyzed:
•
The Merger Agreement, the Separation Agreement, the Backstop Commitment Letter, the Regal Commitment Letter, the Land Commitment Letter and the specific terms of the Transactions;

•
Publicly available information concerning Regal, Rexnord and the PMC Business, respectively, that Barclays believed to be relevant to its analysis, including Regal and Rexnord’s Annual Reports on

Form 10-K for the fiscal years ended December 28, 2019 and March 31, 2019, respectively and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 26, 2020 and September 30, 2020, respectively;
•
Financial and operating information with respect to the business, operations and prospects of Regal and the PMC Business furnished to Barclays by Regal, including financial projections of Regal and the PMC Business prepared by management of Regal and the PMC Business, respectively, as summarized under “Certain Financial Forecasts”;

•
A trading history of the Regal common stock with those of other companies that Barclays deemed relevant;

•
A comparison of historical financial results and present financial condition of Regal and the PMC Business with each other and those other companies Barclays deemed relevant;

•
The pro forma impact of the Transactions on the future financial performance of the combined company resulting from the Merger, including cost savings, operating synergies and other strategic benefits expected by the management of Regal to result from a combination of the businesses of Regal and the PMC Business (together, the “Expected Synergies”), as summarized under “Certain Financial Forecasts—Regal Management Expected Synergies”;

•
Published estimates of independent research analysts with respect to the future financial performance and price targets of Regal and Rexnord;

•
Published estimates of independent research analysts with respect to the future financial performance and price targets of the PMC Business; and

•
The relative contributions of Regal and the PMC Business to the historical and future financial performance of the combined company on a pro forma basis.

In addition, Barclays had discussions with the management of each of Regal and Rexnord concerning Regal’s and Rexnord’s respective business, operations, assets, liabilities, financial condition and prospects and has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.
In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information) and further relied upon the assurances of the management of Regal that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Regal and the PMC Business, upon the advice of Regal, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Regal and the PMC Business as to the future financial performance of Regal and the PMC Business, respectively, and that Regal and the PMC Business will perform in accordance with such projections. Furthermore, upon the advice of Regal, Barclays assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Regal, Rexnord or the PMC Business and did not make or obtain any evaluations or appraisals of the assets or liabilities of Regal, Rexnord or the PMC Business. Barclays’ opinion, related to the relative values of Regal and the PMC Business as of the date thereof. Barclays’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, February 15, 2021. Barclays assumes no responsibility for updating or revising its opinion based on events or circumstances that may occur after February 15, 2021. Barclays expresses no opinion as to the prices at which shares of Regal common stock would trade following the announcement or consummation of the proposed Transactions.
Barclays assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. Barclays assumed, upon the advice of Regal, that all material governmental, regulatory and third party approvals, rulings, consents and releases for the proposed Transactions would be obtained within the constraints contemplated by the Transaction Documents and that the Transactions will be consummated in accordance with the terms of the Transaction Documents without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays also assumed there would be no adjustment to the Exchange Ratio other than as expressly provided in, and solely to the extent required by, Section 1.5(b) of the Merger Agreement and in circumstances in which a corresponding Regal Special Dividend is declared and paid pursuant to Section 1.7 of the Merger Agreement. Barclays also assumed that Regal and Land would obtain financing in accordance with the terms set forth in the Backstop Commitment Letter, the Regal Commitment Letter and the Land Commitment Letter, respectively. Barclays did not express any opinion as to any tax or other consequences that might result from the Transactions to any party or any shareholder, nor did the opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that Regal had obtained such advice as it deemed necessary from qualified professionals. Barclays assumed that the Merger would qualify for U.S. Federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Distributions would be tax-free to Rexnord and the shareholders of Rexnord pursuant to Section 355 of the Code. Barclays did not independently verify that this tax treatment would be available in respect of the Transactions, and expressed no view with respect to the tax treatment or consequences that will apply to or result from the Transactions.
In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but, rather, made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the Transactions. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
Summary of Material Financial Analyses
The following is a summary of the material financial analyses used by Barclays in connection with its oral opinion and the preparation of its written opinion to the Regal board of directors dated February 15, 2021. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analyses and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.
For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Regal or any other parties to the Transactions. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Regal, Land, the PMC Business or the Merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Regal, Land, Rexnord, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.
The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

As noted above, Barclays’ opinion assumed there would be no adjustment to the Exchange Ratio other than as expressly provided in, and solely to the extent required by, Section 1.5(b) of the Merger Agreement and in circumstances in which a corresponding Regal Special Dividend is declared and paid pursuant to Section 1.7 of the Merger Agreement. In order to inform the Regal board of directors of the full spectrum of potential adjustments to the Exchange Ratio pursuant to the terms of the Merger Agreement, Barclays performed both the selected comparable company analyses and the discounted cash flow analyses described below assuming no adjustment to the Exchange Ratio pursuant to Section 1.5(b) of the Merger Agreement and no accompanying Regal Special Dividend, on the one hand, and, alternatively, a maximum adjustment to the Exchange Ratio pursuant to Section 1.5(b) of the Merger Agreement (such that the number of shares of Regal common stock issued in the Merger with respect to shares of Land common stock outstanding immediately prior to the Merger will equal 50.1% of all issued and outstanding shares of Regal common stock as of immediately following the effective time of the Merger (calculated by including any Share Equivalents)) and an accompanying Regal Special Dividend of approximately $2 billion (calculated in accordance with Section 1.7 of the Merger Agreement), on the other hand. Barclays’ presentation of these alternatives is not intended to be, and should not be construed as, an indication of the likelihood of either such scenario.
Selected Comparable Company Analysis
Regal (Assuming No Regal Special Dividend – Full Shareholder Overlap)
In order to assess how the public market values the stock of similar publicly traded companies, Barclays reviewed and compared specific financial data relating to Regal and its subsidiary businesses with the below companies in the business of manufacturing mechanical engineering components for industrial markets, which companies Barclays deemed comparable to Regal and its subsidiary businesses. Barclays chose such selected comparable companies based on its experience in the mechanical power transmission, mechanical engineering components, and motion control manufacturing sector and because the businesses and operating profiles of such companies (including their products, end markets and geographic footprint, as well as their respective size and valuation) are reasonably similar to Regal and its subsidiary businesses. Such selected companies were:
•
Altra Industrial Motion

•
The Timken Company

•
EnPro Industries, Inc.

•
AB SKF

Barclays calculated and compared various financial multiples and ratios of Regal and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of enterprise value (which we refer to as “EV”) to projected earnings before interest, taxes, depreciation, and amortization (for the purposes of this section, “EBITDA”). EV and EBITDA calculations for the selected publicly traded comparable companies were based on publicly available financial data, and closing prices, as of February 12, 2021. As a result of this analysis, Barclays observed the following EV to EBITDA multiples for the selected comparable companies:
Selected Companies
	EV / EBITDA CY 2021E	EV / EBITDA CY 2022E
Altra Industrial Motion	12.0x	10.9x
The Timken Company	9.6x	9.9x
EnPro Industries, Inc.	9.3x	8.0x
AB SKF	7.9x	7.3x

	EV / EBITDA CY 2021E	EV / EBITDA CY 2022E
High	12.0x	10.9x
Median	9.4x	8.9x
Low	7.9x	7.3x
Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Regal and its subsidiary businesses. However, because no selected comparable company is exactly the same as Regal, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Regal and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels, product portfolio, served markets and channel, and degree of operational risk between Regal and the companies included in the selected company analysis.
Based on these judgments, Barclays selected the trading value multiples ranging from 9.5x to 11.5x for the projected 2021 fiscal year EBITDA of Regal as set forth in the January 2021 Regal Management Standalone Projections to determine implied EV ranges for Regal. Barclays then calculated implied equity value ranges for Regal by subtracting from Regal’s implied standalone EV ranges (i) $464 million of net debt, (ii) $58 million of tax-affected pension obligations as provided by Regal’s management and (iii) $33 million of non-controlling interest (based on book value) as provided by Regal’s management. The results of this analysis were an implied equity value range of $4.26 billion to $5.27 billion. To calculate the implied equity value per share of Regal common stock, Barclays then divided the implied equity value by the number of fully diluted shares of Regal common stock outstanding using the treasury stock method and derived from information as of February 9, 2021 as provided by Regal management. Based on the above-described analysis, Barclays derived a range of implied values per share of Regal common stock as of February 12, 2021 of $103.73 to $128.32. The ranges were compared to Regal’s share price of $128.82 as of February 12, 2021, which implied an equity value of Regal of $5.29 billion.
Barclays further selected the trading value multiples ranging from 9.0x to 11.0x for the projected 2022 fiscal year EBITDA of Regal as set forth in the January 2021 Regal Management Standalone Projections to determine implied EV ranges for Regal. Based on these EV ranges, Barclays then calculated implied equity value ranges for Regal as described above. The results of this analysis were an implied equity value range of $4.44 billion to $5.55 billion and a range of implied values per share of Regal common stock as of February 12, 2021 of $108.11 to $135.14. The ranges were compared to Regal’s share price of $128.82 as of February 12, 2021, which implied an equity value of Regal of $5.29 billion.
Regal (Assuming $2 billion Regal Special Dividend – No Shareholder Overlap)
Additionally, Barclays adjusted the selected comparable company analyses described above to account for a maximum adjustment to the Exchange Ratio pursuant to Section 1.5(b) of the Merger Agreement and an accompanying Regal Special Dividend of approximately $2 billion. The results of these analyses were an implied equity value range of $2.31 billion to $3.32 billion for Regal based on multiples of projected EBITDA for the 2021 fiscal year, and a range of implied values per share of Regal common stock as of February 12, 2021 of $56.25 to $80.84 and $2.49 billion to $3.60 billion for Regal based on multiples of projected EBITDA for the 2022 fiscal year, in each case as set forth in the January 2021 Regal Management Standalone Projections, and a range of implied values per share of Regal common stock as of February 12, 2021 of $60.63 to $87.66. The ranges were compared to Regal’s share price of $128.82 as of February 12, 2021, which implied an equity value of Regal of $5.29 billion.
Land
In order to assess how the public market values shares of similar companies that are publicly traded, Barclays reviewed and compared specific financial and operating data relating to the PMC Business with the following companies in the business of manufacturing mechanical engineering components for industrial and aerospace markets, which companies Barclays deemed comparable to the PMC Business. Barclays chose such selected companies based on its experience in the mechanical power transmission, mechanical engineering components, and motion control manufacturing sector and because the businesses and operating profiles of such companies (including their products, end markets and geographic footprint, as well as their respective size and valuation) are reasonably similar to the PMC Business. The selected companies were:
•
RBC Bearings Incorporated

•
Barnes Group Inc.

•
Kaman Industrial Technologies

•
Altra Industrial Motion

•
Regal Beloit Corporation

•
The Timken Company

•
AB SKF

Barclays calculated and compared various financial multiples and ratios of the PMC Business and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of EV to projected EBITDA. EV and EBITDA calculations for the selected publicly traded comparable companies were based on publicly available financial data, and closing prices, as of February 12, 2021. As a result of this analysis, Barclays observed the following EV to EBITDA multiples for the selected comparable companies:
Selected Companies
	EV / EBITDA CY 2021E	EV / EBITDA CY 2022E
RBC Bearings Incorporated	26.8x	25.3x
Barnes Group Inc.	13.8x	11.8x
Kaman Industrial Technologies	12.7x	11.2x
Altra Industrial Motion	12.0x	10.9x
Regal Beloit Corporation	11.3x	10.6x
The Timken Company	9.6x	9.9x
AB SKF	7.9x	7.3x
	EV / EBITDA CY 2021E	EV / EBITDA CY 2022E
High	26.8x	25.3x
Median	12.2x	11.1x
Low	7.9x	7.3x
Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of the PMC Business. However, because no selected comparable company is exactly the same as the PMC Business, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the PMC Business and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels, product portfolio, served markets and channel, and degree of operational risk between the PMC Business and the companies included in the selected company analysis.
Based on these judgments, Barclays selected the trading value multiples ranging from 10.5x to 13.5x for the projected 2021 fiscal year EBITDA of the PMC Business based on the Regal Management PMC Financial Projections to determine the implied EV ranges for the PMC Business. Barclays then calculated implied equity value ranges for the PMC Business by (i) subtracting $76 million of capital leases, $73 million of tax-affected pension obligations as provided by Regal’s management and $486.8 million of debt assumed to pay the Land Cash Payment from the PMC Business’s standalone EV ranges and (ii) adding $192 million of offshore cash to the PMC Business’s standalone EV ranges. The results of this analysis were an implied equity value range of $2.28 billion to $3.06 billion. Barclays then compared the results of this analysis to an implied equity value of Land, which was derived by multiplying an assumed 38.6% basic ownership interest of the combined company by Land shareholders by an equity value of Regal of $5.29 billion, which was derived from the number of fully diluted shares of Regal common stock outstanding using the treasury stock method and derived from information as of February 9, 2021 as provided by Regal management and Regal’s share price of $128.82 as of February 12, 2021. Barclays noted that this implied an equity value for Land of $3.316 billion.
Barclays further selected the trading value multiples ranging from 10.0x to 11.5x for the projected 2022 fiscal year EBITDA of the PMC Business based on the Regal Management PMC Financial Projections to determine implied EV ranges for the PMC Business. Based on these EV ranges, Barclays then calculated implied equity value ranges for the PMC Business as described above. The results of this analysis were an implied equity value range of $2.46 billion to $2.90 billion. Barclays then compared the results of this analysis to an implied equity value of Land, which was derived by multiplying an assumed 38.6% basic ownership interest of the combined company by Land shareholders by an equity value of Regal of $5.29 billion, which was derived from the number of fully diluted shares of Regal common stock outstanding using the treasury stock method and derived from information as of February 9, 2021 as provided by Regal management and Regal’s share price of $128.82 as of February 12, 2021. Barclays noted that this implied an equity value for Land of $3.316 billion.
Discounted Cash Flow Analysis
Regal (Assuming No Regal Special Dividend – Full Shareholder Overlap)
In order to estimate the present value of shares of Regal common stock and shares of Land common stock, Barclays performed a discounted cash flow analysis of Regal and the PMC Business. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
To calculate the estimated enterprise value of Regal using the discounted cash flow method, Barclays added (1) the present value of Regal’s projected unlevered free cash flows for the period between January 1, 2021 and December 31, 2025 based on the January 2021 Regal Standalone Financial Projections to (2) the present value of the terminal value of Regal as of December 31, 2025, which present values were discounted using a range of selected discount rates from 8.5% to 10.5%. The unlevered free cash flows were calculated by taking the tax-effected earnings before interest and, adding back the aggregate of depreciation and amortization, subtracting capital expenditures, adjusting for changes in working capital and other operating cash flows not reflected on the income statement. The residual value of Regal at the end of the forecast period, or terminal value, was estimated by applying a range of perpetuity growth rates of 1.5% to 2.5%, which was derived by Barclays utilizing its professional judgment and experience, taking into account the January 2021 Regal Standalone Financial Projections and market expectations and applying such range to Regal’s projections for the calendar year ended December 31, 2025. The range of after-tax discount rates of 8.5% to 10.5% was selected based on an analysis of the weighted average cost of capital of Regal and the comparable companies. Barclays then calculated implied equity value ranges for Regal by subtracting $464 million of net debt, $58 million of tax-affected pension obligations and $33 million of non-controlling interest (based on book value) from Regal’s implied standalone EV ranges. The discounted cash flow analysis based on the terminal multiples implied an equity value range for Regal of $4.14 billion to $6.25 billion on a standalone basis and a range of implied values per share of Regal common stock as of February 12, 2021 of $100.81 to $152.19. The ranges were compared to Regal’s share price of $128.82 as of February 12, 2021, which implied an equity value of Regal of $5.29 billion.

Regal (Assuming $2 billion Regal Special Dividend – No Shareholder Overlap)
Additionally, Barclays adjusted the discounted cash flow analysis described above to account for a maximum adjustment to the Exchange Ratio pursuant to Section 1.5(b) of the Merger Agreement and an accompanying Regal Special Dividend of approximately $2 billion. The results of this analysis was an implied equity value range for Regal of $2.19 billion to $4.3 billion and a range of implied values per share of Regal common stock as of February 12, 2021 of $53.33 to $104.70. The ranges were compared to Regal’s share price of $128.82 as of February 12, 2021, which implied an equity value of Regal of $5.29 billion.
Land
To calculate the estimated enterprise value of Land using the discounted cash flow method, Barclays added (1) the present value of the projected unlevered free cash flows of the PMC Business for the period between January 1, 2021 and December 31, 2025 based on the Regal Management PMC Financial Projections to (2) the present value of the terminal value of the PMC Business as of December 31, 2025, which present values were discounted using a range of selected discount rates from 8.5% to 10.5%. The unlevered free cash flows were calculated by taking the tax-effected earnings before interest and, adding back the aggregate of depreciation and amortization, subtracting capital expenditures, adjusting for changes in working capital and other operating cash flows not reflected on the income statement. The residual value of the PMC Business at the end of the forecast period, or terminal value, was estimated by applying a range of perpetuity growth rates of 1.5% to 2.5%, which was derived by Barclays utilizing its professional judgment and experience, taking into the Regal Management PMC Financial Projections and market expectations and applying such range to the Regal Management PMC Financial Projections for the calendar year ended December 31, 2025. The range of after-tax discount rates of 8.5% to 10.5% was selected based on an analysis of the weighted average cost of capital of the PMC Business. Barclays then calculated implied equity value ranges for the PMC Business by (i) subtracting $76 million of capital leases, $73 million of tax-affected pension obligations and $486.8 million of debt assumed to pay the Land Cash Payment from the PMC Business’s standalone EV ranges and (ii) adding $192 million of offshore cash to the PMC Business’s standalone EV ranges. This resulted in an implied an equity value range for Land of $2.22 billion to $3.42 billion on a standalone basis. Barclays then compared the results of this analysis to an implied equity value of Land, which was derived by multiplying an assumed 38.6% basic ownership interest of the combined company by Land shareholders by an equity value of Regal of $5.29 billion, which was derived from the number of fully diluted shares of Regal common stock outstanding using the treasury stock method and derived from information as of February 9, 2021 as provided by Regal management and Regal’s share price of $128.82 as of February 12, 2021. Barclays noted that this implied an equity value for Land of $3.316 billion.
Relative Ownership Analyses
Based on comparing the implied equity value ranges for each of Regal and Land calculated pursuant to selected comparable company analyses and discounted cash flow analyses described above, Barclays calculated the illustrative implied ownership of Land’s shareholders in the combined company after the consummation of the Transactions. This analysis indicated the following approximate implied ownership ranges of the Land’s shareholders in the combined company after the consummation of the Transactions:
Implied Ownership Ranges of Land’s Shareholders in the Combined Company
Assuming No Regal Special Dividend – Full Shareholder Overlap
Selected Comparable Company Analysis (2021E)	30.6%-42.0%
Selected Comparable Company Analysis (2022E)	31.1%-39.8%
Discounted Cash Flow Analysis	26.6%-45.4%%
Assuming $2 billion Regal Special Dividend – No Shareholder Overlap
Selected Comparable Company Analysis (2021E)	41.0%-56.9%
Selected Comparable Company Analysis (2022E)	40.9%-53.9%
Discounted Cash Flow Analysis	34.5%-60.9%

Barclays then compared the respective ranges of implied ownership above to the implied ownership of Land’s shareholders in the combined company, after the consummation of the Transactions, of (i) 38.6% as implied by the Exchange Ratio set forth in the Merger Agreement, assuming no adjustment to the Exchange Ratio pursuant to Section 1.5(b) of the Merger Agreement and no accompanying Regal Special Dividend, and (ii) 50.1% as implied by the Exchange Ratio set forth in the Merger Agreement if such Exchange Ratio were to be adjusted to the maximum extent provided in Section 1.5(b) of the Merger Agreement (together with an accompanying Regal Special Dividend of approximately $2 billion).
Other Factors
Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the following.
Regal 52 Week High / Low Analysis
Barclays reviewed the 52-week low and 52-week high prices of shares of Regal common stock as of February 12, 2021 and calculated the implied equity value range therefrom. The following reflects the results of the analysis, as compared to the equity value of Regal of $5.29 billion calculated at the base stock price of $128.82 as of market close on February 12, 2021, and assuming standalone net debt of $464 million, tax-affected pension obligation of $58 million and non-controlling interest of $33 million (based on book value):
52-Week Low - High	$53.13-$142.19
Implied Equity Value	$2.17 billion – $5.84 billion
Broker Target Prices Analysis
Barclays reviewed the target prices as of February 12, 2021, published by three brokers covering Regal. The per share price target range for Regal common stock was $110.00 to $160.00. Barclays used these per share price target ranges to calculate the implied equity value range therefrom. The following reflects the results of the analysis:
Broker Target Prices	$110.00-$160.00
Implied Equity Value	$4.51 billion – $6.58 billion
Selected Precedent Transactions Analysis
Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Land with respect to the characteristics of their businesses. The selected precedent transactions analysis indicated an implied equity value range of $5.05 billion to $5.99 billion.
Leveraged Buyout Analysis
Barclays performed a leveraged acquisition analysis in order to ascertain a price for Land common stock which might be achieved in a leveraged buyout transaction with a financial buyer based upon current market conditions. Barclays assumed the following in its analysis: (i) an equity investment that would achieve an internal rate of return of 17.5% to 22.5% on equity invested, (ii) existing net debt is refinanced and (iii) a projected enterprise value to last-twelve-month EBITDA multiple of 11.0x for such period. Based upon these assumptions and the management projections, Barclays calculated a range of implied equity value range of $2.48 billion to $2.79 billion.
Sum-of-the-Parts Analysis
Barclays reviewed the sum-of-the-parts analyses performed by two independent research analysts with respect to Land. A sum-of-the-parts analysis reviews a company’s operating performance and outlook on a segment-by-segment basis and compares each segment’s performance to a group of selected comparable publicly traded companies and selected comparable transactions to determine an implied value for such segment and the enterprise as a whole. The sum-of-the-parts analysis indicated an implied equity value range of $3.25 billion to $4.23 billion.
Miscellaneous
Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Regal board of directors selected Barclays because of its familiarity with Regal and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the Transactions, including the Merger.
Regal retained Barclays to provide a fairness opinion in connection with the proposed Merger. As compensation for its services in connection with the Merger, Regal agreed to pay compensation to Barclays of $2.0 million upon the delivery of the opinion by Barclays, which is referred to as the “Opinion Fee”. The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the Merger. Additional compensation of $19.7 million will be payable on completion of the Merger, against which the amounts paid for the opinion will be credited. Upon consummation of the Transactions, Barclays may also be entitled to an additional fee of $2.3 million at Regal’s discretion. In addition, Regal has agreed to reimburse Barclays for its reasonable, documented out-of-pocket expenses, and to indemnify Barclays for certain liabilities that may arise out of its engagement. At Regal’s request, Barclays and certain of its affiliates expect to participate in certain financings to be undertaken in connection with the Transactions, for which services Barclays Bank, an affiliate of Barclays, will receive customary commitment fees. In particular, Regal requested that Barclays Bank participate in (i) the Regal Bridge Facility, (ii) the Land Bridge Facility and (iii) Regal’s increase of its revolving commitments under the Existing Regal Credit Facility. The actual amount of aggregate fees to be received by Barclays Bank in connection with such financings will depend upon, among other things, the timing of reductions of the bridge loan commitments, whether the Regal Special Dividend is declared and, if so, its amount, whether the Regal Special Dividend is declared and, if so, its amount, the completion date of the Transactions and the issuance costs for such debt financing. Regal estimates that Barclays Bank will in aggregate receive approximately $13 million to $17 million in fees in connection with such financings.
Barclays has performed various investment banking and financial services for Regal and Rexnord in the past, and expects to perform such services in the future, and have received, and expects to receive, customary fees for such services. Other than providing a fairness opinion in connection with the proposed Merger, Barclays has not received investment banking fees from Regal or Rexnord during the past two years.
Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of Barclays’ business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Regal and Rexnord for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
Opinion of Incentrum
Incentrum was retained by the Regal board of directors to act as its financial advisor and to provide a fairness opinion in connection with the Transactions, including the Merger. The Regal board of directors selected Incentrum to act as its financial advisor based on Incentrum’s qualifications, expertise and reputation, its knowledge of and experience in relevant transactions, and its knowledge and understanding of the business and affairs of Regal. At the meeting of Regal’s board of directors on February 14, 2021, Incentrum rendered its oral opinion, which was subsequently confirmed in a written opinion dated February 15, 2021, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Incentrum as set forth in Incentrum’s written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Regal.
The full text of the written opinion of Incentrum, dated February 15, 2021, is attached as Annex E and incorporated by reference into this joint proxy statement/prospectus-information statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Incentrum in rendering its opinion. We encourage you to read Incentrum’s opinion and this section carefully and in its entirety. Incentrum’s opinion is directed to the Regal board of directors and is limited to the fairness from a financial point of view to Regal of the Exchange Ratio pursuant to the Merger Agreement. Incentrum’s opinion did not address any other aspects or implications of the Transactions, including the price at which Regal common stock or Rexnord common stock will trade at any time, or the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Regal, the PMC Business or Rexnord, or any class of such persons, in connection with the Transactions, whether relative to the Exchange Ratio pursuant to the Merger Agreement or with respect to the fairness of any such compensation. Incentrum’s opinion was not intended to, and does not constitute advice or a recommendation as to how any holder of Regal common stock or any other person should vote with respect to the Transactions or any other matter. The summary of Incentrum’s opinion set forth in this joint proxy statement/prospectus-information statement is qualified in its entirety by reference to the full text of Incentrum’s opinion.
In connection with rendering its opinion, Incentrum, among other things:
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reviewed certain publicly available financial statements and other business and financial information concerning Regal, Rexnord and the PMC Business;

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reviewed certain business information, internal financial statements and other financial and operating data concerning Regal provided to or discussed with Incentrum by management of Regal;

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reviewed the January 2021 Regal Standalone Financial Projections, as well as the Regal Standalone Extrapolations, which were reviewed and approved by management of Regal for use in Incentrum’s analyses (we refer to the January 2021 Regal Standalone Financial Projections and the Regal Standalone Extrapolations collectively as the “Regal Management Projections”);

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reviewed certain business information, internal financial statements and other financial and operating data and financial projections concerning the PMC Business;

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reviewed the Regal Management PMC Financial Projections, as well as the Regal Management PMC Extrapolations, which were reviewed and approved by management of Regal for use in Incentrum’s analyses (we refer to the Regal Management PMC Financial Projections and the Regal Management PMC Extrapolations collectively as the “Regal Management Projections for the PMC Business” and, together with the Regal Management Projections, the “Projections”);

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reviewed certain estimates as to the amount and timing of the cost savings and related expenses and synergies (which we refer to as the “Cost Synergies”), as well as the Cross-Marketing Synergies (which, together with the Cost Synergies, we refer to as the “Expected Synergies”), expected by management of Regal to result from the Transactions, which in each case are more fully described under “Certain Financial Forecasts—Regal Management Expected Synergies”;

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compared the financial performance of Regal and the PMC Business with publicly available information concerning certain other companies Incentrum deemed relevant;

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compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions Incentrum deemed relevant;

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reviewed the reported prices and trading activity for Regal common stock from February 12, 2018 through February 12, 2021;

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reviewed the Merger Agreement;

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reviewed the Separation Agreement;

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reviewed the Regal Commitment Letter (which for purposes of this section shall mean the Regal Commitment Letter as in effect as of the date of Incentrum’s opinion); and

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performed such other studies and analyses, and considered such other factors, as Incentrum deemed appropriate.

In addition, Incentrum held discussions with certain members of the management of Regal as well as management of Rexnord and management of the PMC Business with respect to certain aspects of the Transactions, and the past and current business operations of Regal, Rexnord and the PMC Business, the financial condition and future prospects and operations of Regal, Rexnord and the PMC Business, the effects of the Transactions on the financial condition and future prospects of Regal, Rexnord and the PMC Business, and certain other matters Incentrum believed necessary or appropriate to its inquiry.
For purposes of rendering its opinion, Incentrum, with Regal’s consent, relied upon and assumed the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other information (including with respect to publicly available information, the Projections and the Expected Synergies) provided to, discussed with or reviewed by Incentrum, without assuming any responsibility for independent verification thereof. In that regard, Incentrum assumed with Regal’s consent that the Projections and the Expected Synergies were reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of Regal. Incentrum expressed no view as to the Projections (nor as to the Expected Synergies) or the assumptions on which they were based. Incentrum did not make any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Regal, Rexnord or the PMC Business, or any of their respective subsidiaries, or concerning the solvency or fair value of Regal, Rexnord or the PMC Business, and Incentrum was not furnished with any such evaluation or appraisal, nor did Incentrum evaluate (or express any view on) the solvency or fair value of Regal, Rexnord or the PMC Business under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Incentrum are not legal, regulatory or tax experts, and relied on the assessments made by advisors to Regal with respect to such issues.
Incentrum assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on Regal, Rexnord or the PMC Business, or on the expected benefits of the Transactions in any way meaningful to Incentrum’s analysis. Incentrum assumed that the Transactions will be consummated on the terms set forth in the Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Incentrum’s analysis, and that the representations and warranties made by Regal, Rexnord and the PMC Business in the Agreements and the related agreements are and will be true and correct in all respects material to Incentrum’s analysis.
At Regal’s direction, for purposes of Incentrum’s opinion, Incentrum assumed that, (i) the Merger will qualify as a tax-free reorganization under Section 368 of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as a “Tax-Free Reorganization”), (ii) the other transactions contemplated by the Merger Agreement and the Separation Agreement, including the Spin-Off and the other Distributions, will qualify for the applicable Tax-Free Status (as such term is defined in the Tax Matters Agreement), and (iii) the Merger and such other transactions, including the Spin-Off and the other Distributions, will continue to qualify (A) as a Tax-Free Reorganization (in the case of the Merger) and (B) for such Tax-Free Status (in the case of such other transactions, including the Spin-Off and the other Distributions). Incentrum also assumed that the Transactions and the other transactions contemplated by the Agreements, including the Spin-Off and the other Distributions, will have the other tax consequences described in the Agreements and discussions with, and materials furnished to Incentrum by, representatives of Regal. Furthermore, Incentrum assumed with Regal’s permission that there will be no adjustment to the Exchange Ratio other than as expressly contemplated by Section 1.5(b) of the Merger Agreement and only in conjunction with the declaration and payment of the Regal Special Dividend as expressly contemplated by Section 1.7 of the Merger Agreement. In addition, Incentrum assumed that the purchase price adjustments included in the Separation Agreement will not result in any payment that is material to Incentrum’s analysis. Incentrum further assumed that the Regal Commitment Letter will be in full force and effect and that the Regal financing contemplated by the Regal Commitment Letter will be funded in accordance with the terms thereof, and that the aggregate proceeds from such financing, together with cash available to Regal of up to $15,000,000, will be sufficient to fund the Regal Special Dividend as contemplated pursuant to the Merger Agreement, including the payment of all related fees and expenses.

Incentrum’s opinion did not address the underlying business decision of Regal to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternative that may have been available to Regal, nor did it address any legal, regulatory, tax or accounting matters. Incentrum’s opinion noted that, as Regal and its board of directors were aware, there are a number of factors and a range of probabilities associated with the likelihood as to whether and to what extent an adjustment to the Exchange Ratio pursuant to Section 1.5(b) of the Merger Agreement will be required and a corresponding Regal Special Dividend will be declared and paid, and Incentrum took those probabilities into account in arriving at its opinion. Incentrum was not asked to evaluate any particular Exchange Ratio relative to any other transactions that may be available to Regal at any time. Incentrum’s opinion addressed only the fairness from a financial point of view to Regal of the Exchange Ratio in the proposed Merger pursuant to the Merger Agreement (and based on the assumptions set forth in Incentrum’s opinion, including those described in this summary). Incentrum did not express any view on, and its opinion did not address, (i) any particular Exchange Ratio, or the Regal Special Dividend, in any context other than pursuant to the terms of the Merger Agreement, or (ii) any other term or aspect of the Merger Agreement or the Separation Agreement or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or the Separation Agreement or entered into or amended in connection with the Transactions, including the fairness of the Exchange Ratio to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Regal, the PMC Business or Rexnord. Furthermore, Incentrum expressed no opinion with respect to the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Regal, the PMC Business or Rexnord, or any class of such persons, in connection with the Transactions, whether relative to the Exchange Ratio pursuant to the Merger Agreement or with respect to the fairness of any such compensation. Incentrum did not express any opinion as to the prices at which shares of Regal common stock or Rexnord common stock will trade at any time or as to the impact of the Transactions on the solvency or viability of Regal, the PMC Business or Rexnord or the ability of Regal, the PMC Business or Rexnord to pay their respective obligations when they come due.
Incentrum’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Incentrum as of, the date of its opinion. Incentrum did not assume any responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion or otherwise.
Incentrum’s advisory services and its fairness opinion were provided solely for the information and assistance of the Regal board of directors in connection with its consideration of the Transactions, and Incentrum’s fairness opinion does not constitute a recommendation as to how any holder of Regal common stock should vote with respect to the Transactions or any other matter.
Summary of Financial Analyses of Incentrum
In accordance with customary investment banking practice, Incentrum employed generally accepted valuation methodologies in rendering its oral opinion to the Regal board of directors on February 14, 2021 (which opinion was confirmed by delivery of Incentrum’s written opinion dated February 15, 2021) and in the presentation delivered to the Regal board of directors on February 14, 2021 in connection with the rendering of such opinion. The following is a summary of the material financial analyses undertaken by Incentrum in connection with the rendering of such opinion and presentation and does not purport to be a complete description of the analyses or data presented by Incentrum. Some of the summaries of the financial analyses include information presented in tabular format. The tables do not constitute a complete description of the financial analyses, and are not intended to stand alone. In order to more fully understand the financial analyses used by Incentrum, the tables must be read together with the full text of each summary. Considering any portion of the data or financial analyses set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Incentrum’s analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 12, 2021, the last trading day prior to the date of the meeting of the Regal board of directors at which Incentrum rendered its oral opinion.

Financial Analysis of Regal
Public Trading Comparable Companies Analysis
Incentrum performed a public trading comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Incentrum reviewed and compared certain financial and operating data relating to Regal with comparable publicly available data for selected companies that Incentrum deemed comparable to Regal based on the businesses in which such companies were engaged, similar business characteristics and certain comparable operating characteristics including, among other things, product characteristics, revenue growth, growth margin, profitability and/or other similar operating characteristics.
In performing its comparable companies analysis, Incentrum selected the below companies in the Power Transmission business and in the Climate Solutions business as comparable to Regal. Incentrum analyzed, among other things, the following financial metrics of each of the comparable companies as of February 12, 2021:
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the ratio of firm value, defined as equity value plus debt minus cash plus minority interest minus equity in affiliates (which we refer to as “FV”) to 2021 and 2022 estimated EBITDA, defined as earnings before interest, taxes, depreciation, and amortization (for the purposes of this section “Opinion of Incentrum’ only, “EBITDA”), based on adjusted EBITDA as defined by the respective company; and

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the ratio of share price (which we refer to as “P”) to estimated 2021 and 2022 earnings per share (which we refer to as “EPS”) (based on adjusted earnings per share as defined by the respective company).

The metrics for each of the comparable companies are summarized as follows:
Comparable Companies	FV/2021E EBITDA (x)	FV/2022E EBITDA (x)	P/E 2021E (x)	P/E 2022E (x)
Power Transmission
Aktiebolaget SKF (“SKF”)	7.9x	7.3x	14.8x	13.5x
Rexnord	12.8x	12.0x	21.0x	18.3x
The Timken Company (“Timken”)	9.6x	9.9x	15.0x	13.3x
Altra Industrial Motion Corp. (“Altra”)	12.0x	10.9x	16.8x	14.6x
Climate Solutions
Daikin Industries Ltd.	16.8x	14.8x	35.5x	29.6x
Johnson Controls International plc	13.0x	12.2x	20.5x	18.2x
Trane Technologies plc	17.4x	16.3x	27.9x	24.7x
Carrier Group Corp.	13.5x	12.2x	19.4x	16.8x
A. O. Smith Corporation	15.4x	14.5x	24.0x	21.8x
Based on the analysis of the relevant metrics for each of the comparable companies, and upon the application of its professional judgment and expertise, Incentrum selected a reference range of financial multiples of the comparable companies and applied this range of multiples to the relevant Regal financial statistics based on the Regal Management Projections for estimated EBITDA and EPS for 2021 and 2022. Incentrum calculated the following ranges of the implied per share values of Regal common stock:
Public Trading Comparables Statistic	Regal Statistic (in millions)	Reference Range	Implied Equity Value per Share for Regal
FV/2021E EBITDA	$507	9.5x – 12.0x	$105.28 – $136.17
FV/2022E EBITDA	$555	9.5x – 11.5x	$116.36 – $143.40

Public Trading Comparables Statistic	Regal Statistic (in millions)	Reference Range	Implied Equity Value per Share for Regal
P/2021E EPS	$6.70	17.0x – 20.5x	$113.88 – $137.32
P/2022E EPS	$7.55	15.0x – 18.0x	$113.26 – $135.91
The ranges of implied equity value per share were compared to the 15-day volume weighted adjusted closing price per share (which we refer to as “VWAP”) of Regal common stock of $128.82 as of February 12, 2021.
No company utilized in the comparable company analysis is identical to Regal or directly comparable in business mix, size or other metrics. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences between Regal and the companies being compared and other factors that would affect the value of the companies to which Regal is being compared. In selecting comparable companies, Incentrum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Regal and which could affect the public trading value of Regal and the companies to which it is being compared.
Discounted Cash Flow Analysis
Incentrum performed a discounted cash flow analysis, which provides an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company, on Regal.
Incentrum calculated a range of implied equity value per share of Regal common stock on a standalone basis based on estimates of future unlevered free cash flows of Regal from February 13, 2021 through December 31, 2030 based on the Regal Management Projections. Incentrum calculated a terminal value range for Regal by applying a perpetuity growth rate of 1.5% to the adjusted EBITDA of Regal for the terminal year. Incentrum then discounted the unlevered after-tax free cash flows and terminal value to present value as of February 12, 2021 using discount rates of 6.75% to 7.25%, representing the range of discount rates for Regal selected by Incentrum using its professional judgment and expertise. These present values were then adjusted to take into account Regal’s estimated net debt, after-tax cost of unfunded pension liabilities and non-controlling interest as of February 12, 2021, in each case as provided by Regal management, to derive a range of implied equity values for Regal. To calculate the implied equity value per share of Regal common stock, Incentrum then divided the implied equity value by the number of fully diluted shares of Regal common stock outstanding using the treasury stock method and derived from information provided by Regal management as of February 9, 2021. Based on the above-described analysis, Incentrum derived a range of implied equity values per share of Regal common stock on a standalone basis as of February 12, 2021 of $174.78 to $192.64.
Illustrative Discounted Future Share Price Analysis
Incentrum also performed an illustrative discounted future share price analysis for Regal on a standalone basis. A discounted future share price analysis is used to provide insight into the potential future equity value of a company as a function of its future earnings. Incentrum applied an illustrative range of multiples of P/E of 11.1x to 22.5x to the estimated next 12 months’ EPS for Regal as of December 31, 2022 based on the Regal Management Projections, to derive a range of implied equity values for Regal. The illustrative multiple range was derived by Incentrum, utilizing its professional judgment and expertise, and was based on the low P/E multiple at which Regal common stock traded during the 12-month period prior to the impact from COVID-19 (February 20, 2019 to February 19, 2020) and the high P/E multiple at which Regal common stock traded during the last 12 months prior to February 12, 2021. Incentrum then divided the result by the number of fully diluted shares of Regal common stock outstanding using the treasury stock method and derived from information provided by Regal management as of February 9, 2021. Incentrum then discounted this range of implied future values per share of Regal common stock back to February 12, 2021 using a discount rate of 7.75% based on an estimate of Regal’s cost of equity, to derive a range of implied equity values per share of $80.73 to $163.64.

Other Information
Historical Trading Prices. Incentrum reviewed the historical trading range of Regal common stock for the period from February 13, 2020 to February 12, 2021. Incentrum noted that the low and high closing prices for Regal common stock during that period were as follows:
Company	Low	High
Regal	$51.99	$142.19
Incentrum noted that the historical trading prices were presented for reference purposes only and not as a component of Incentrum’s fairness analysis.
Equity Research Price Targets. Incentrum reviewed sell-side analyst price targets per share of Regal common stock prepared and published by nine equity research analysts during the time period from October 29, 2020 to February 4, 2021. These targets generally reflect each analyst’s estimate of the 12-months future public market trading price per share of Regal common stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of Regal common stock was $110.00 per share to $160.00 per share.
Incentrum noted that the equity research analysts’ price targets were presented for reference purposes only and not as a component of Incentrum’s fairness analysis.
Financial Analysis of the PMC Business
Public Trading Comparable Companies Analysis
Incentrum reviewed and compared certain financial and operating data relating to the PMC Business with comparable publicly available data for selected companies that Incentrum deemed comparable to the PMC Business based on the businesses in which such companies were engaged, similar business characteristics and certain comparable operating characteristics including, among other things, product characteristics, revenue growth, growth margin, profitability and/or other similar operating characteristics.
In performing its comparable companies analysis, Incentrum selected the below companies in the Process and Motion Control business as comparable to the PMC Business. Incentrum analyzed, among other things, the following financial metrics of each of the comparable companies as of February 12, 2021:
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the ratio of FV to 2021 and 2022 estimated EBITDA, based on adjusted EBITDA as defined by the respective company (which in the case of the PMC Business is estimated before taking into account stock-based compensation expense and post-corporate allocations).

The metrics for each of the comparable companies are summarized as follows:
Comparable Companies	FV/2021E EBITDA (x)	FV/2022E EBITDA (x)
SKF	7.9x	7.3x
Timken	9.6x	9.9x
RBC Bearings Incorporated (“RBC Bearings”)	26.8x	25.3x
Altra	12.0x	10.9x
Kaman Corporation	12.7x	11.2x
Based on the analysis of the relevant metrics for each of the comparable companies, and upon the application of its professional judgment and expertise, Incentrum selected a reference range of financial multiples of the comparable companies and applied this range of multiples to the relevant PMC Business financial statistics (based on the Regal Management Projections for the PMC Business) for estimated EBITDA for 2021 and 2022. Based on the foregoing, Incentrum calculated the following ranges of the implied firm value of the PMC Business:

Public Trading Comparables Statistic	PMC Business Statistic (in millions)	FV/EBITDA Reference Range	Implied Firm Value for PMC Business (in millions)
2021E EBITDA	$271	9.5x – 13.0x	$2,578 – $3,528
2022E EBITDA	$299	9.5x – 12.0x	$2,843 – $3,592
The ranges of implied firm value for the PMC Business were compared to the firm value for the PMC Business implied by the consideration being paid by Regal in the Transactions of $3.688 billion based on the 15-day VWAP of Regal common stock of $128.82 as of February 12, 2021 and assuming 27.1 million shares of Regal common stock issued to holders of Rexnord common stock at closing, and taking into account the PMC Business’s debt to be incurred to fund a dividend to Rexnord, capital leases and cash to be transferred as part of the Transactions, as provided by Regal management. Incentrum also observed that the implied firm value for the PMC Business based on the closing price per share of Regal common stock of $128.95 on February 12, 2021 would be $3.692 billion.
No company utilized in the comparable company analysis is identical to the PMC Business or directly comparable in business mix, size or other metrics. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences between the PMC Business and the companies being compared and other factors that would affect the value of the companies to which the PMC Business is being compared. In selecting comparable companies, Incentrum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the PMC Business, which could affect the public trading value of the companies to which it is being compared.
Selected Precedent Transactions Analysis
In connection with its analysis, Incentrum compared publicly available market data for certain selected precedent transactions in the Process and Motion Control industry. Incentrum calculated and compared the ratio of the firm value of the target implied by the consideration paid in each selected transaction to each such target company’s EBITDA for the 12-month period prior to the announcement date of the applicable transaction (which we refer to as “LTM EBITDA,” and such ratio, “FV/LTM EBITDA”) for the following publicly announced transactions:
Announcement Date	Acquiror	Target	FV/LTM EBITDA
July 2018	Timken	Cone Drive Operations Inc.	12.9x
March 2018	Altra	Fortive Corporation’s Automation & Specialty platform	13.6x
July 2017	Timken	ABC Bearings Ltd.	13.6x
June 2017	Timken	Groeneveld Ltd.	14.0x
March 2015	RBC Bearings	Dover Corporation’s Sargent A&D Business	15.3x
December 2014	Regal	Emerson Electric Co.’s Power Transmission Solutions Business	11.7x(1)
September 2013	SKF	Kaydon Corporation	12.7x
November 2010	ABB Ltd.	Baldor Electric Company	14.3x
(1) Multiple is 10.4x with tax asset included.
Based on its analysis of the relevant metrics for each of the comparable transactions and upon the application of its professional judgment and expertise, Incentrum selected a representative range for the ratio of FV/LTM EBITDA multiples of 11.7x to 15.3x and applied this range to the relevant PMC Business financial statistics for 2019 EBITDA (as provided by Regal management) and estimated 2020 EBITDA (based on the Regal Management Projections for the PMC Business). Based on the foregoing, Incentrum calculated the following ranges of implied firm value for the PMC Business:

Precedent Transactions Statistic	PMC Business Statistic (in millions)	FV/EBITDA Reference Range	Implied Firm Value for PMC Business (in millions)
2019 EBITDA	$312	11.7x – 15.3x	$3,653 – $4,777
2020E EBITDA	$259	11.7x – 15.3x	$3,031 – $3,964
The ranges of implied firm value for the PMC Business were compared to the firm value for the PMC Business implied by the consideration being paid by Regal in the Transactions of $3.688 billion based on the 15-day VWAP of Regal common stock of $128.82 as of February 12, 2021 and assuming 27.1 million shares of Regal common stock issued to holders of Rexnord common stock at closing, and taking into account the PMC Business’s debt to be incurred to fund a dividend to Rexnord, capital leases and cash to be transferred as part of the Transactions, as provided by Regal management. Incentrum also observed that the implied firm value for the PMC Business based on the closing price per share of Regal common stock of $128.95 on February 12, 2021 would be $3.692 billion.
No company or transaction utilized in the selected precedent transactions analyses is identical to Regal or the PMC Business or to the Transactions, or directly comparable in business mix, size or other metrics. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences between Regal and the PMC Business and the Transactions and the companies and transactions being compared and other factors that would affect the value of the companies and transactions to which Regal and the PMC Business and the Transactions are being compared. In evaluating the selected precedent transactions, Incentrum made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Regal, the PMC Business and Rexnord, which could affect the public trading value of the companies and the firm value of the selected precedent transactions to which they are being compared.
Discounted Cash Flow Analysis
Incentrum calculated a range of implied firm value for the PMC Business based on estimates of future unlevered free cash flows of the PMC Business from February 13, 2021 through December 31, 2030 based on the Regal Management Projections for the PMC Business (i) on a standalone basis (which scenario we refer to as the “Regal Management Case”), (ii) including Cost Synergies and (iii) including Cost Synergies and Cross-Marketing Synergies. Incentrum calculated a terminal value range for the PMC Business by applying a perpetuity growth rate of 1.5% to the adjusted EBITDA of the PMC Business for the terminal year. Incentrum then discounted the unlevered free cash flows and terminal value to present value as of February 12, 2021 using discount rates of 6.75% to 7.25%, representing the range of discount rates for the PMC Business selected by Incentrum using its professional judgment and expertise, to determine the implied firm values for the PMC Business. Incentrum also determined the present value of net debt and the after-tax cost of unfunded pension obligations for the PMC Business as provided by Regal management (which we refer to as the “Net Liabilities”) by discounting the value of such Net Liabilities at December 31, 2021 using a 2.25% cost of debt. Incentrum then calculated an implied equity value for the PMC Business by subtracting Net Liabilities from the implied firm values. Based on the above-described analysis, Incentrum derived a range of implied total firm values of the PMC Business on a standalone basis as of February 12, 2021 of $4,570 million to $5,013 million.
Incentrum then performed the same analysis with respect to (i) the estimated Cost Synergies and (ii) the estimated Cross-Marketing Synergies, in each case for the period from February 13, 2021 through December 31, 2030 as provided by Regal management. Incentrum calculated a terminal value range for the Cost Synergies without applying a perpetuity growth rate to the Cost Synergies for the terminal year. Incentrum calculated a terminal value range for the Cross-Marketing Synergies by applying a perpetuity growth rate of 1.5% to the Cross-Marketing Synergies for the terminal year. Incentrum then discounted the after-tax unlevered free cash flows and terminal value arising from each of the Cost Synergies and the Cross-Marketing Synergies to present value as of February 12, 2021 using discount rates of 6.75% to 7.25%, selected on the same basis as set forth above. Based on the above-described analysis, Incentrum derived a range of implied values of (i) the Cost Synergies of $1,103 million to $1,196 million and (ii) the Cross-Marketing Synergies of $341 million to $376 million.

The following chart sets forth the results of Incentrum’s discounted cash flow analysis of the PMC Business under the above described cases:
Discounted Cash Flow Analysis	Range of Implied Total Firm Value (in millions)
Regal Management Case	$4,570 – $5,013
Regal Management Case with Cost Synergies	$5,674 – $6,209
Regal Management Case with Cost Synergies & Cross-Marketing Synergies	$6,015 – $6,585
The ranges of implied firm value for the PMC Business as shown in the table above were compared to the firm value for the PMC Business implied by the consideration being paid by Regal in the Transactions of $3.688 billion based on the 15-day VWAP of Regal common stock of $128.82 as of February 12, 2021 and assuming 27.1 million shares of Regal common stock issued to holders of Rexnord common stock at closing, and taking into account the PMC Business’s debt to be incurred to fund a dividend to Rexnord, capital leases and cash agreed to be transferred as part of the Transactions, as provided by Regal management. Incentrum also observed that the implied firm value for the PMC Business based on the closing price per share of Regal common stock of $128.95 on February 12, 2021 would be $3.692 billion.
Relative Ownership Analysis
Based on the implied range of equity values calculated for each of Regal and the PMC Business pursuant to the public trading comparable companies analyses and discounted cash flow analyses described above, Incentrum calculated the illustrative implied ownership of Rexnord’s stockholders in the combined company after the consummation of the Transactions. In each case Incentrum used the high and low implied estimated equity values calculated pursuant to the analyses in the table below, which in the case of Regal, Incentrum adjusted by subtracting the $300 million Regal Special Dividend estimated by Regal management at the time of the rendering of Incentrum’s opinion to be paid to the holders of Regal common stock prior to the consummation of the Transactions (assumed to occur on or about December 31, 2021, as instructed by Regal management) discounted to present value as of February 12, 2021 at a discount rate of 7.75%, to calculate (i) an implied Rexnord stockholder ownership percentage in the combined company utilizing the high Regal implied equity value and the low PMC Business equity value (including the low values for the Cost Synergies and Cross-Marketing Synergies as applicable) and (ii) an implied Rexnord stockholder ownership percentage in the combined company utilizing the low Regal implied equity value and the high PMC Business implied equity value (including the high values for the Cost Synergies and Cross-Marketing Synergies as applicable).
For purposes of performing the Relative Ownership Analysis based on the trading multiples analysis, Incentrum valued (i) the Cost Synergies, assuming the 2024 estimated run-rate Cost Synergies) and (ii) the Cross-Marketing Synergies, assuming the estimated 2024 Cross-Marketing Synergies, using a blended average of the midpoints of the respective public comparable companies estimated EBITDA multiple ranges for 2021 and 2022 for each of Regal and the PMC Business.
This analysis indicated the following approximate implied ownership ranges of Rexnord’s stockholders in the combined company after the consummation of the Transactions:

Implied Ownership Ranges of Rexnord’s Stockholders in Combined Company(1)
Trading Multiples Analyses
Regal Management Case
2021E EBITDA	29.4% - 43.9%
2022E EBITDA	30.6% - 41.7%
Regal Management Case with Cost
Synergies(1)
2021E EBITDA	38.2% - 51.1%
2022E EBITDA	39.0% - 49.1%
Regal Management Case with Cost &
Cross-Marketing Synergies
2021E EBITDA	39.8% - 52.5%
2022E EBITDA	40.6% - 50.4%
Discounted Cash Flow Analysis
Regal Management Case	35.1% - 39.8%
Regal Management Case with Cost
Synergies	40.6% - 45.5%
Regal Management Case with Cost &
Cross-Marketing Synergies	42.2% - 47.1%

(1)
Ownership calculations based on fully diluted shares of Regal common stock outstanding upon consummation of the Transactions using the treasury stock method and derived from information provided by Regal management.

Incentrum then compared the respective ranges of implied ownership above to the implied ownership of Rexnord’s stockholders in the combined company of 39.9% after the consummation of the Transactions as implied by the exchange ratio set forth in the Merger Agreement, assuming a $300 million Regal Special Dividend estimated by Regal management at the time of the rendering of Incentrum’s opinion to be paid to the holders of Regal common stock prior to the consummation of the Transactions.
General
Incentrum performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Incentrum considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Incentrum believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Incentrum may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described should not be taken to be Incentrum’s view of the actual value of Regal or the PMC Business. In performing its analyses, Incentrum made numerous judgments and assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Regal, Rexnord or the PMC Business. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Regal, Rexnord, the PMC Business, Incentrum or any other person assumes responsibility if future results are materially different from those analyses.
Incentrum conducted the analyses described above solely as part of its analysis of the fairness of the Exchange Ratio set forth in the Merger Agreement from a financial point of view to Regal and in connection with the delivery of its oral opinion to Regal’s board of directors, which opinion was subsequently confirmed in writing. These analyses do not purport to be appraisals or to reflect the prices at which shares of Regal or Rexnord might actually trade following the consummation of the Transactions or at any time.
The Exchange Ratio set forth in the Merger Agreement was determined through arm’s-length negotiations between Regal and Rexnord and was approved by Regal’s board of directors. Incentrum provided advice to Regal during these negotiations but did not, however, recommend any specific form or amount of consideration to Regal or Regal’s board of directors, nor did Incentrum opine that any specific form or amount of consideration constituted the only appropriate consideration for the Transactions. Incentrum’s opinion was not intended to, and does not, constitute advice or a recommendation as to how Regal’s shareholders should vote at any shareholders’ meeting that may be held in connection with the Transactions, or whether Regal’s shareholders should take any other action in connection with the Transactions. In addition, Incentrum’s opinion did not in any manner address the prices at which shares of Regal common stock will trade at any time.
Incentrum’s opinion and presentation to Regal’s board of directors was one of many factors taken into consideration by Regal’s board of directors in deciding to approve the Transactions. Consequently, the analyses described above should not be viewed as determinative of the view of Regal’s board of directors with respect to the Exchange Ratio set forth in the Merger Agreement or as to whether Regal’s board of directors would have been willing to agree to a different Exchange Ratio. Incentrum’s opinion was approved by the fairness committee of Incentrum in accordance with its customary practice.
Incentrum is a financial services firm regularly engaged in M&A advisory, principal investing and other activities involving the valuation of businesses and their securities in connection with mergers and acquisitions and for corporate and other purposes. During the two years preceding the date of the opinion, Incentrum has not had any other material financial advisory or other material commercial or investment banking relationships with Regal, Rexnord or the PMC Business for which it has received compensation. Incentrum is currently providing and in the future may provide investment banking services to Regal unrelated to the Transactions for which services it may receive compensation. Incentrum may also provide financial advisory services to Rexnord in the future for which it may receive compensation.
As compensation for Incentrum’s financial advisory services and financial opinion, described in this section and attached to this joint proxy statement/prospectus-information statement as Annex E, relating to the Transactions, Regal has agreed to pay Incentrum (i) a fee of $4 million, which became payable upon the announcement of the Transactions, and (ii) a fee of $10 million, which will be payable upon consummation of the Transactions (against which the $4 million fee, to the extent previously paid, will be credited).
Regal has also agreed to reimburse Incentrum for its reasonable out-of-pocket expenses incurred in connection with Incentrum’s engagement. In addition, Regal has agreed to indemnify Incentrum and its affiliates, their respective partners, directors, agents, employees and controlling persons, if any, against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to, arising out of or in connection with Incentrum’s engagement.
Opinion of Evercore
Rexnord retained Evercore in January 2021 as a financial advisor to the Rexnord board of directors and the Rexnord Transaction Committee to provide strategic and financial advice and assistance in connection with the Merger. At a meeting of the Rexnord board of directors held on February 14, 2021, Evercore rendered to the Rexnord board of directors its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Rexnord common stock.

The full text of the written opinion of Evercore, dated February 14, 2021, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus-information statement and is incorporated herein by reference. Rexnord encourages you to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Rexnord board of directors and the Rexnord Transaction Committee (each, in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Rexnord board of directors or to any other persons in respect of the Merger, including as to how any stockholder of Rexnord should vote or act in respect of the Rexnord Separation and Merger Proposal or any other matter. Evercore’s opinion does not address the relative merits of the transaction as compared to other business or financial strategies that might be available to Rexnord, nor does it address the underlying business decision of Rexnord to engage in the transaction.
In connection with rendering its opinion, Evercore, among other things:
•
reviewed certain publicly available business and financial information relating to Rexnord, the PMC Business and Regal that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•
reviewed the January 2021 Rexnord Management PMC Financial Projections (which in this section (“Opinion of Evercore”) we refer to as the “Rexnord Forecasts”), the January 2021 Regal Standalone Financial Projections (which in this section (“Opinion of Evercore”) we refer to as the “Regal Forecasts” and, together with the Rexnord Forecasts, the “Forecasts”), and the Regal Management Expected Synergies;

•
discussed with the management teams of Rexnord and Regal their respective assessments of the past and current operations of the PMC Business and Regal, the current financial condition and prospects of the PMC Business and Regal, and the Forecasts;

•
reviewed the reported prices and the historical trading activity of Rexnord common stock and Regal common stock;

•
compared the financial performance of Rexnord and Regal and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•
compared the financial performance of Rexnord and the PMC Business and the valuation multiples relating to the merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•
reviewed the financial terms and conditions of (x) a substantially final draft, dated February 13, 2021 of the Merger Agreement and (y) a substantially final draft, dated February 13, 2021 of the Separation and Distribution Agreement; and

•
performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management teams of Rexnord and Regal, respectively, that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Rexnord Forecasts and the Regal Forecasts, including the projected synergies, Evercore assumed, with Rexnord’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective management teams of Rexnord and Regal as to the future financial performance of Land and Regal and the other matters covered thereby. Evercore expressed no view as to the Rexnord Forecasts or the Regal Forecasts, including the projected synergies, or the assumptions on which they are based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ from the draft Merger Agreement reviewed by

Evercore, that the representations and warranties of each party contained in the Merger Agreement and Separation and Distribution Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and Separation and Distribution Agreement and that all conditions to the consummation of the Transactions will be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to Evercore’s analysis, that all governmental, regulatory or other consents, rulings, approvals or releases necessary for the consummation of the Transactions would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Rexnord, the PMC Business, Land, Regal or the consummation of the Transactions or reduce the contemplated benefits to the holders of the Rexnord common stock of the Transactions.
Evercore did not conduct a physical inspection of the properties or facilities of Rexnord or Regal and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Land, Rexnord or Regal, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Land, Rexnord or Regal under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date thereof and financial, economic, market and other conditions as they existed and as could be evaluated on the date thereof. It was understood that developments subsequent to Evercore’s opinion could affect its opinion and that Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of Rexnord common stock, from a financial point of view, of the exchange ratio. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Land or Rexnord, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Rexnord, or any class of such persons, whether relative to the exchange ratio or otherwise. Evercore was not asked to, nor did it express any view on, and Evercore’s opinion did not address, any other term or aspect of the Merger Agreement and Separation and Distribution Agreement or the Transactions, including, without limitation, the structure or form of the Transactions, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement and Separation and Distribution Agreement. Evercore’s opinion did not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to Rexnord, nor did it address the underlying business decision of Rexnord to engage in the Transactions. Evercore did not express any view on, and Evercore’s opinion did not address, what the value of Regal common stock actually would be when issued or the prices at which the Rexnord common stock or the Regal common stock would trade at any time, including following announcement or consummation of the Transactions. In arriving at its opinion, except as set forth in the section entitled “Background of the Transactions”, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Land common stock, the Rexnord common stock or any business combination or other extraordinary transaction involving Rexnord or the PMC Business. Evercore’s opinion did not constitute a recommendation to the Rexnord Board or the Rexnord Transaction Committee or any other persons in respect of the Transactions, including as to how any holder of shares of Rexnord common stock should vote or act in respect of the Transactions. Evercore did not express any opinion as to the prices at which shares of Rexnord common stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Rexnord or the Transactions or as to the impact of the Transactions on the solvency or viability of Rexnord or the ability of Rexnord to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Rexnord and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the Rexnord board of directors on February 14, 2021 (and with the Rexnord Transaction Committee on February 10, 2021) in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before the date of presentation, and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of Rexnord and Land. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
In calculating the implied exchange ratios as reflected in the financial analyses described below, Evercore used the ranges of implied aggregate equity values of Regal and Land and divided the lowest implied equity value for Regal by the highest implied equity value for Land, for the low end of the exchange ratio range, and divided the highest implied equity value for Regal by the lowest implied equity value for Land, for the high end of the exchange ratio range.
Summary of Evercore’s Financial Analyses
Selected Public Company Trading Analyses
Regal
Evercore reviewed and compared certain financial information of Regal to corresponding financial multiples and ratios for the following selected publicly traded companies in the electric motors, power transmission and HVAC components industries, referred to as the Regal selected companies:
•
Altra Industrial Motion

•
Emerson Electric Co.

•
EnPro Industries, Inc.

•
Gates Corporation

•
Parker-Hannifin Corporation

•
Pentair plc

•
Smiths Group plc

•
The Timken Company

For each of the Regal selected companies and Regal, Evercore calculated:
•
total enterprise value (defined as equity market capitalization plus total debt plus after-tax underfunded pension obligation and non-controlling interests, less cash and cash equivalents and investments in unconsolidated affiliates) as a multiple of estimated calendar year 2021 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization burdened by stock-based compensation) (referred to as “TEV / 2021E EBITDA”);

•
total enterprise value (defined as equity market capitalization plus total debt plus after-tax underfunded pension obligation and non-controlling interests, less cash and cash equivalents and investments in unconsolidated affiliates) as a multiple of estimated calendar year 2022 Adjusted

EBITDA (defined as earnings before interest, taxes, depreciation and amortization burdened by stock-based compensation) (referred to as “TEV / 2022E EBITDA”);
This analysis indicated the following:
Company	TEV / 2021E Adj. EBITDA	TEV / 2022E Adj. EBITDA
Altra Industrial Motion	12.5x	11.3x
Emerson Electric Co.	14.2x	13.3x
EnPro Industries, Inc.	11.0x	9.3x
Gates Corporation	11.3x	10.5x
Parker-Hannifin Corporation	14.9x	13.5x
Pentair plc	15.6x	14.6x
Smiths Group plc	15.3x	13.9x
The Timken Company	9.8x	9.0x
Metric	Median	Regal Management Forecasts	Regal Analyst Estimate Consensus
TEV / 2021E EBITDA	13.4x	11.5x	11.3x
TEV / 2022E EBITDA	12.3x	10.5x	10.5x
Based on the foregoing and based on its professional judgment and experience, Evercore applied the trading multiple reference ranges summarized in the table below. Using the Regal Forecasts and the number of fully diluted outstanding shares of Regal common stock as provided to Evercore by Regal management, this analysis indicated the following ranges of approximate aggregate equity value of Regal and approximate implied per share equity value for Regal common stock:
Regal Selected Public Company Trading Analysis
Metric	Multiple Reference Range	Range of Implied Aggregate Equity Value of Regal (in billions)
TEV / 2021E EBITDA	12.0x – 14.0x	$5.535 – $6.550
TEV / 2022E EBITDA	11.0x – 13.0x	$5.555 – $6.665
Although none of the Regal selected companies is directly comparable to Regal, Evercore selected these companies because they are publicly traded companies in the electric motors, power transmission and HVAC components industries that Evercore, in its professional judgment and experience, considered generally relevant to Regal for purposes of its financial analyses. In evaluating the Regal selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the Regal selected companies and other matters, as well as differences in the Regal selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Regal selected companies and the multiples derived from the Regal selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the Regal selected companies.
Land
Evercore reviewed and compared certain financial information of Land to corresponding financial multiples and ratios for the following selected publicly traded companies in the power transmission and aerospace components industries, referred to as the Land selected companies:
•
Altra Industrial Motion

•
EnPro Industries, Inc.

•
Gates Corporation

•
Parker-Hannifin Corporation

•
RBC Bearings Incorporated

•
Smiths Group plc

•
The Timken Company

For each of the Land selected companies and Land, Evercore calculated:
•
total enterprise value (defined as equity market capitalization plus total debt plus after-tax underfunded pension obligation and non-controlling interests, less cash and cash equivalents and investments in unconsolidated affiliates) as a multiple of estimated calendar year 2021 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization burdened by stock-based compensation) (referred to as “TEV / 2021E EBITDA”);

•
total enterprise value (defined as equity market capitalization plus total debt plus after-tax underfunded pension obligation and non-controlling interests, less cash and cash equivalents and investments in unconsolidated affiliates) as a multiple of estimated calendar year 2022 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization burdened by stock-based compensation ) (referred to as “TEV / 2022E EBITDA”);

This analysis indicated the following:
Company	TEV / 2021E Adj. EBITDA	TEV / 2022E Adj. EBITDA
Altra Industrial Motion	12.5x	11.3x
EnPro Industries, Inc.	11.0x	9.3x
Gates Corporation	11.3x	10.5x
Parker-Hannifin Corporation	14.9x	13.5x
RBC Bearings Incorporated	32.1x	28.9x
Smiths Group plc	15.3x	13.9x
The Timken Company	9.8x	9.0x
Metric	Median
TEV / 2021E EBITDA	12.5x
TEV / 2022E EBITDA	11.3x
Based on the foregoing and based on its professional judgment and experience, Evercore applied the trading multiple reference ranges summarized in the table below. Using the Rexnord Forecasts and the distributions as provided to Evercore by Rexnord management, this analysis indicated the following ranges of approximate aggregate equity value of Land:
Land Selected Public Company Trading Analysis
Metric	Multiple Reference Range	Range of Implied Aggregate Equity Value of Land (in billions)
TEV / 2021E EBITDA	13.0x – 15.0x	$2.865 – $3.375
TEV / 2022E EBITDA	12.0x – 14.0x	$3.015 – $3.590
Although none of the Land selected companies is directly comparable to Land, Evercore selected these companies because they are publicly traded power transmission and aerospace components companies that Evercore, in its professional judgment and experience, considered generally relevant to Land for purposes of its financial analyses. In evaluating the Land selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the Land selected companies and other matters, as well as differences in the Land selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Land selected companies and the multiples derived from the Land selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the Land selected companies.
Implied Exchange Ratio
Utilizing the approximate implied aggregate equity value reference ranges derived for Regal and Land described above, Evercore calculated the following implied exchange ratio ranges, in each case compared to an exchange ratio of 0.2135, referred to as the illustrative exchange ratio, which represents the exchange ratio calculated in accordance with the Merger Agreement as of February 12, 2021, assuming no adjustments pursuant to the terms of the Merger Agreement:
Metric	Range of Implied Exchange Ratios
TEV / 2021E EBITDA	0.1485 – 0.2070x
TEV / 2022E EBITDA	0.1535 – 0.2195x
Precedent Transactions Analysis
Regal
Evercore reviewed publicly available information related to certain precedent acquisition transactions involving electric motors, power transmission and HVAC components targets from September 5, 2013 to July 27, 2018. Evercore chose the precedent transactions it deemed to be relevant transactions in the electric motors, power transmission and HVAC components industries, and excluded transactions involving minority investments from its analysis. For each precedent transaction, Evercore calculated the total enterprise value as a multiple of trailing twelve-month EBITDA (defined as earnings before interest, taxes, depreciation and amortization burdened by stock-based compensation) (referred to as “LTM EBITDA” and such multiple referred to as “TEV / LTM EBITDA”). The precedent transactions reviewed by Evercore had a median TEV / LTM EBITDA of 11.9x and an average TEV / LTM EBITDA of 12.0x.
Announcement Date	Acquiror	Target	TEV / LTM EBITDA
July 2018	Timken	Rollon	~14.5x
July 2018	Timken	Cone Drive Operations	~12.9x
March 2018	Altra Industrial Motion	Fortive A&S	13.4x
April 2018	Nidec	Embraco (Whirlpool Compressor)	~10.0x
July 2017	Schneider Electric	ASCO Power Technologies	11.7x
August 2016	Nidec	Emerson Electric Motors	~6.9x
August 2016	Emerson	Valves & Controls (Pentair)	13.7x
August 2015	Pentair	ERICO	12.0x
August 2015	Johnson Electric	Stackpole	10.5x
December 2014	Regal	Power Transmission (Emerson)	10.6x
April 2014	Blackstone	Gates	~9.7x
September 2014	Danfoss	Vacon	17.9x
September 2013	Koch Industries	Molex	11.0x
September 2013	SKF	Kaydon	12.7x
Median	11.9x
Average	12.0x
Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of TEV / LTM EBITDA multiples of 11.0x to 13.0x and applied this range of multiples to Regal’s LTM EBITDA as of December 31, 2020 based on the financial results for Regal provided by Regal’s management and to Regal’s estimated 2020 Adjusted EBITDA based on the Regal Forecasts.
No company or transaction utilized in the precedent transactions analysis is identical or directly comparable to Regal or the merger. In evaluating the precedent transactions, Evercore made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Regal, such as the impact of competition on the business of Regal, or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Regal or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which the merger is being compared.
Land
Evercore reviewed publicly available information related to certain precedent acquisition transactions involving power transmission and aerospace components targets from September 5, 2013 to January 30, 2020. Evercore chose the precedent transactions it deemed to be relevant transactions in the power transmission and aerospace components industries, and excluded transactions involving minority investments from its analysis. For each precedent transaction, Evercore calculated the TEV / LTM EBITDA. The precedent transactions reviewed by Evercore had a median TEV / LTM EBITDA of 12.8x and an average TEV / LTM EBITDA of 12.4x.
Announcement Date	Acquiror	Target	TEV / LTM EBITDA
January 2020	Stanley Black & Decker	Consolidated Aero Manufacturing	13.2x
November 2019	KKR	Novaria	~14.0x
July 2019	Parker Hannifin	Exotic Metals	11.6x
July 2018	Timken	Rollon	~14.5x
July 2018	Timken	Cone Drive Operations	~12.9x
March 2018	Altra Industrial Motion	Fortive A&S	13.4x
August 2016	Emerson	Valves & Controls (Pentair)	13.7x
August 2015	Pentair	ERICO	12.0x
August 2015	Berkshire Hathaway	Precision Castparts	13.6x
April 2015	RBC Bearings	Sargent (Dover)	11.2x
December 2014	Regal	Power Transmission (Emerson)	10.6x
April 2014	Blackstone	Gates	~9.7x
September 2013	Koch Industries	Molex	11.0x
September 2013	SKF	Kaydon	12.7x
Median	12.8x
Average	12.4x
Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to TEV / LTM Adjusted EBITDA multiples of 12.0x to 14.0x and applied this range of multiples to Land’s LTM EBITDA as of December 31, 2020 based on the financial results for Land provided by Rexnord’s management and to Land’s estimated 2020 Adjusted EBITDA based on the Rexnord Forecasts.
No company or transaction utilized in the precedent transactions analysis is identical or directly comparable to Land or the Merger. In evaluating the precedent transactions, Evercore made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Land, such as the impact of competition on the business of Land, or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Land or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which the Merger is being compared.
Implied Exchange Ratio
Utilizing the approximate implied aggregate equity value reference ranges derived for Regal and Land described above, Evercore calculated the following implied exchange ratio ranges, in each case compared to the illustrative exchange ratio of 0.2135:
Metric	Range of Implied Exchange Ratios
TEV / LTM EBITDA	0.1559 – 0.2243x
Discounted Cash Flow Analyses
Regal
Evercore performed a discounted cash flow analysis of Regal to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Regal was forecasted to generate during Regal’s fiscal years 2021 through 2025 based on the Regal Forecasts. Evercore calculated Regal’s standalone unlevered, after-tax free cash flow by applying Regal’s cash tax rate to its earnings before interest and taxes, adding depreciation and amortization and deducting capital expenditures, cash restructuring costs and changes in net working capital. Evercore calculated terminal values for Regal by applying perpetuity growth rates of 2.00% to 3.50%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that Regal was forecasted to generate based on the Regal Forecasts. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2020 using discount rates ranging from 8.75% to 9.75%, which were based on an estimate of Regal’s weighted average cost of capital, and the mid-year cash flow discounting convention. From this range of implied enterprise values, Evercore subtracted the estimated net present value as of December 31, 2020 of certain of Regal’s other debt-like items for Regal’s fiscal years 2021 through 2024 based on the Regal Forecasts by applying the same range of discount rates referred to above. Based on this range of implied enterprise values, Regal’s estimated net debt, after-tax underfunded pension obligation and non-controlling interest as of December 31, 2020, and the number of fully diluted outstanding shares of Regal common stock on a pro forma basis giving effect to the separation and the distributions, in each case as provided to Evercore by Regal management, this analysis indicated a range of aggregate equity value of approximately $5.0 billion to approximately $7.3 billion.
Land
Evercore performed a discounted cash flow analysis of Land to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Land was forecasted to generate during Land’s fiscal years 2021 through 2025 based on the Rexnord Forecasts. Evercore calculated terminal values for Land by applying perpetuity growth rates of 2.50% to 4.00%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that Land was forecasted to generate based on the Rexnord Forecasts. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2020 using discount rates ranging from 9.0% to 10.0%, which were based on an estimate of Land’s weighted average cost of capital, and the mid-year cash flow discounting convention. From this range of implied enterprise values, Evercore subtracted the estimated net present value as of December 31, 2020 of certain of Land’s other debt-like items for Land’s fiscal years 2021 through 2024 based on the Rexnord Forecasts by applying the same range of discount rates referred to above. Based on this range of implied enterprise values, Land’s estimated net debt, after-tax underfunded pension obligation and non-controlling interest as of December 31, 2020, as provided to Evercore by Rexnord management, this analysis indicated a range of aggregate equity value of approximately $2.5 billion to approximately $3.7 billion.

Implied Exchange Ratio
Utilizing the approximate implied aggregate equity value reference ranges derived for Regal and Land described above, Evercore calculated the following implied exchange ratio range, compared to the illustrative exchange ratio of 0.2135:
Range of Implied Exchange Ratios
0.1159 – 0.2531x
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
52-Week Trading Range Analysis - Regal
Evercore reviewed historical trading prices of shares of Regal common stock during the 52-week period ended February 1, 2021, noting that the low and high closing prices during such period ranged from approximately $53 to approximately $142 per share of Regal common stock, respectively, and that the high and low implied equity values of Regal over the 6-month period ended February 1, 2021 ranged from approximately $3.8 billion to $5.8 billion, respectively.
Equity Research Analyst Price Targets - Regal
Evercore reviewed selected public market trading price targets for the shares of Regal common stock prepared and published by equity research analysts prior to February 7, 2021. These price targets reflect each analyst’s estimate of the future public market trading price of the shares of Regal common stock at the time the price target was published. Between October 29, 2020 and February 7, 2021, the range of selected equity research analyst price targets per share of Regal common stock was approximately $110 to $160 per share, implying equity values of $4.5 billion to $6.6 billion.
The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Regal common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Regal and future general industry and market conditions.
Pro Forma “Has-Gets” Analysis
Evercore reviewed the implied aggregate equity value of Regal (pro forma for the transactions) attributable to Rexnord stockholders on a pro forma basis giving effect to the merger based on a discounted cash flow analysis. The pro forma implied equity value attributable to Rexnord stockholders was equal to the product obtained by multiplying 38.6% (Rexnord stockholders’ pro forma ownership of the combined company immediately following the completion of the merger based on the exchange ratio) by an amount equal to the sum of (1) Land’s stand-alone implied aggregate equity value calculated using the discounted cash flow analysis summarized above (calculated using a discount rate of 9.5% and a perpetuity growth rate of 3.25%), (2) Regal’s stand-alone implied aggregate equity value calculated using the discounted cash flow analysis summarized above (calculated using a discount rate of 9.25% and a perpetuity growth rate of 2.75%), and (3) the net present value as of December 31, 2020 of the projected synergies (excluding any potential revenue synergies) based on the estimated cost savings (net of any costs to achieve the estimated cost savings) and a 9.33% discount rate (based on the estimated weighted average cost of capital of the combined company) and a perpetuity growth rate of 1.5%. This analysis resulted in an implied incremental aggregate equity value of Land on a pro forma basis attributable to Rexnord stockholders of approximately $840 million, or approximately $455 million excluding synergies.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Rexnord Board, including the Rexnord Transaction

Committee. In connection with the review of the merger by the Rexnord board of directors and the Rexnord Transaction Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Regal common stock at any time. Rounding may result in total sums set forth in this section not equating the total of the figures shown. No company used in the above analyses as a comparison is directly comparable to Rexnord. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Rexnord or its advisors.
Evercore prepared these analyses for the purpose of providing an opinion to the Rexnord board of directors and the Rexnord Transaction Committee as to the fairness, from a financial point of view, of the exchange ratio to the holders of Rexnord common stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Rexnord board of directors and Rexnord Transaction Committee (each, in its capacity as such) in connection with its evaluation of the proposed merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the Rexnord board of directors, Rexnord Transaction Committee or Rexnord management or that any specific amount of consideration constituted the only appropriate consideration in the merger.
Rexnord entered into an engagement letter with Evercore regarding financial advisory services in the event of a potential transaction. Pursuant to the terms of Evercore’s engagement letter with Rexnord, Rexnord agreed to pay Evercore a fee of $4 million upon (a) the delivery of Evercore’s opinion to the Rexnord board of directors, regardless of the conclusion reached therein or (b) the presentation of Evercore’s valuation analysis to the Rexnord board of directors. Rexnord has paid Evercore the $4 million opinion fee. Rexnord has also agreed to pay Evercore a transaction fee of $11 million, which is contingent upon the closing of the merger and against which the opinion fee shall be credited. Rexnord also agreed to pay to Evercore, at the conclusion of the assignment, an additional discretionary fee in an amount not to exceed $3 million, in an amount determined by the Rexnord board of directors in its sole and absolute discretion. Rexnord has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including reasonable outside legal fees, expenses and disbursements) and to indemnify Evercore for certain potential liabilities arising out of its engagement.
Aside from its ongoing work for Rexnord relating to the transactions, Evercore has not in the past two years provided financial advisory or investment banking services to Rexnord for which Evercore has received compensation. In the future, Evercore may provide financial or other services to Rexnord, and in connection with any such services Evercore may receive compensation. In addition, Evercore has not in the past two years provided financial advisory or investment banking services to Regal for which Evercore has received compensation. In the future, Evercore may provide financial or other services to Regal, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Rexnord, Regal, potential parties to the merger, and/or any of their respective affiliates or persons that are competitors, customers or suppliers or Rexnord or Regal.
Rexnord engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Overlap Shareholder Determination Process
Prior to signing the Merger Agreement, Regal and Rexnord analyzed various publicly available information detailing persons who are both Rexnord stockholders and Regal shareholders. Such information was analyzed under various scenarios as to which types of shareholders may qualify as Overlap Shareholders and be permitted to be taken into account for purposes of Section 355(e) of the Code (see “The Transactions-IRS Ruling” beginning on page 150; and was further analyzed taking into consideration the various items requested in the IRS Ruling. This information is expected to be updated periodically until the Closing, and Rexnord and Regal have agreed to cooperate to gather such additional information about or from specified shareholders to determine whether such shareholders can properly be taken into account as Overlap Shareholders pursuant to the IRS Ruling, if received. If the IRS Ruling is received, the information will be updated as agreed by the parties and relied upon for the final determination of Overlap Shareholders for purposes of the Merger Agreement.
Ownership of Regal Following the Transactions
For a discussion of the ownership of Regal following the Transactions, see “The Transaction Agreements-The Merger Agreement-Merger Consideration; Regal Special Dividend” beginning on page 152.
Ownership of Land Following the Transactions
Following the effective time of the Merger, 100% of the outstanding shares of Land common stock are expected to be owned by Regal, and Land will be a wholly-owned subsidiary of Regal.
Effects of the Distributions and the Merger on Rexnord Equity Awards/Plans
For a discussion of the effects of the Distributions and the Merger on Rexnord equity awards, see “Additional Agreements Related to the Reorganization, the Distributions and the Merger-Employee Matters Agreement-Treatment of Equity Incentive Awards.”
Interests of Directors and Executive Officers in the Merger
Certain of the executive officers of Regal and Rexnord or members of the Regal and Rexnord board of directors, may have interests in the Transactions that differ from, or are in addition to, those of Regal and Rexnord stockholders.
Regal
Non-employee members of the Regal board of directors do not have any compensation or benefits that will vest or become payable upon the Merger and, accordingly, there is no disclosure regarding the interests of the non-employee members of the Regal board of directors on the basis that such members do not have interests that are in addition to, or different from, the interests of Regal’s shareholders generally.
As noted above, the number of shares of Regal common stock to be issued to the former stockholders of Land in connection with the Merger is equal to the Exchange Ratio. Prior to the adjustments described therein, the Exchange Ratio is designed to result in the outstanding shares of Regal common stock, immediately following the Merger, being owned approximately 38.6% by the former stockholders of Land and approximately 61.4% by the shareholders of Regal immediately prior to the Merger. However, in order to preserve the tax-free nature of the Spin-Off, the Merger Agreement generally provides that if necessary the Exchange Ratio will be adjusted and increased in a manner designed to ensure that, immediately following the closing of the Merger, the former stockholders of Land (including the Overlap Shareholders) own, for tax purposes, at least 50.8% of the outstanding shares of Regal common stock (including Share Equivalents), although for legal purposes the actual number of shares issued by Regal would be less than 50.8% in the event that Overlap Shareholders are able to be counted for this purpose, as described under “Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend” on page 70. Alternatively, if the parties are not able to obtain the IRS Ruling, as requested by Rexnord, that addresses certain aspects of the determination of the nature and extent of Overlap Shareholders prior to the closing of the Merger or if the adjustment of the Exchange Ratio would otherwise result in the number of shares of Regal common stock issuable in the Merger (together with Share Equivalents) being greater than 50.1% of all issued and outstanding shares of Regal common stock immediately following the effective time of the Merger, then the concept of Overlap Shareholders will be disregarded for purposes of determining the Exchange Ratio and the Exchange Ratio will instead be adjusted so that the number of shares of Regal common stock issued in the Merger will be increased and the Regal Special Dividend will be payable to holders of Regal common stock outstanding prior to the closing of the Merger.
Except as noted below, outstanding equity awards under Regal’s 2018 Equity Incentive Plan (which we refer to as the “2018 Plan”) and Regal’s 2013 Equity Incentive Plan (which we refer to, together with the 2018 Plan, as the “Regal Equity Plans”) will remain outstanding following the Merger, with potential adjustments to the share number and exercise price of the outstanding awards in the event Regal pays the Regal Special Dividend. Accordingly, outstanding equity awards under the Regal Equity Plan will continue to be governed by the terms of such awards prior to the Effective Time.
The Regal Equity Plans provide that, in the event of the termination of a participant’s employment by Regal without “cause” or by the participant for “good reason”, in each case, within twenty-four months following a change in control (which we refer to as the “double trigger vesting provision”), all of the participant’s outstanding awards under the plan will vest or, with respect to awards subject to performance-based vesting conditions, be deemed earned in full based on maximum performance, effective on the date of such termination. If the number of shares of Regal common stock issuable in the Merger (together with Share Equivalents) is greater than 50.1% of all issued and outstanding shares of Regal common stock immediately following the Effective Time, then the transaction will constitute a change in control under the Regal Equity Plans and the first prong of the double trigger vesting provision under the Regal Equity Plans would have been satisfied.
However, to facilitate the consummation of the Merger, each of Regal’s executive officers have waived their entitlement to any benefits that may be triggered by the occurrence of the Merger, including the double trigger vesting provisions and enhanced change in control severance benefits. Accordingly, this joint proxy statement/prospectus-information statement does not include tabular disclosure pursuant to Item 402(t) of the SEC’s Regulation S-K of the compensation that may be paid or become payable to Regal’s named executive officers in connection with the Merger, or a proposal for a non-binding, advisory vote with respect to such compensation pursuant to Rule 14a-21(c) of the Exchange Act, on the basis that there is no such compensation. While Regal’s executive officers have waived their entitlement to benefits triggered by the occurrence of the Merger, non-executive officer participants will remain eligible for double trigger vesting provisions under the Regal Equity Plans, with the first prong of the double trigger vesting provisions triggered by the Merger if the number of shares of Regal common stock issuable in the Merger (together with Share Equivalents) is greater than 50.1% of all issued and outstanding shares of Regal common stock immediately following the Effective Time.

As of June 7, 2021, Robert J. Rehard beneficially owns 640 shares of Rexnord common stock, and as of such date none of the other executive officers or directors of Regal beneficially own any shares of Rexnord common stock.
Rexnord
In considering the recommendations of the Rexnord board of directors, Rexnord stockholders should be aware that Rexnord’s executive officers may have interests in the Transactions, including financial interests, which may be different from, or in addition to, the interests of the other Rexnord stockholders generally. These interests are described in more detail below. The Rexnord board of directors was aware of and considered these interests, among other matters, in reaching its decisions to approve the Merger Agreement and the Separation Agreement and the consummation of the transactions contemplated by such agreements, including the Spin-Off and the Merger, and to recommend that Rexnord’s stockholders vote to adopt the transactions contemplated by the Merger Agreement and the Separation Agreement.
Non-employee members of the Rexnord board of directors do not have any compensation or benefits that will vest or become payable upon the Transactions and, accordingly, there is no disclosure regarding the interests of the non-employee members of the Rexnord board of directors on the basis that such members do not have interests that are in addition to, or different from, the interests of Rexnord’s stockholders generally.
As of June 7, 2021, none of the executive officers or directors of Rexnord beneficially own any shares of Regal common stock.
Treatment of Rexnord Equity Awards in Connection with the Transactions
The equity awards held by employees or former employees of Rexnord who are not Land Transferred Employees will not be converted into or substituted with awards relating to Regal stock. Instead, except as described below, those awards will remain outstanding as awards for shares of Rexnord, subject to adjustment to reflect the Transactions in such manner as determined by the Rexnord board of directors or its compensation committee. The Transactions will not automatically result in the accelerated vesting of any of these awards. However, as described below, the Rexnord board of directors and its compensation committee have decided to accelerate the vesting of the Accelerated Rexnord PSUs (as defined below).
Pursuant to the Employee Matters Agreement, at the effective time of the Merger, each outstanding Rexnord stock option and Rexnord restricted stock unit (“RSU”) held by a Land Transferred Employee, will be converted into, or substituted with, a corresponding award with respect to Regal common stock, as follows:
•
Rexnord Stock Options: All vested and unvested Rexnord stock options held by a Land Transferred Employee which are outstanding immediately prior to the effective time of the Reorganization will be converted as of the effective time of the Merger into, or substituted with, an option to purchase shares of Regal common stock which has terms and conditions substantially similar to those applicable to the Rexnord stock options immediately prior to the effective time of the Reorganization, subject to certain adjustments and exceptions.

•
Rexnord Phantom Stock Options: All vested and unvested Rexnord phantom stock options held by a Land Transferred Employee which are outstanding immediately prior to the effective time of the Reorganization will be converted as of the effective time of the Merger into, or substituted with, an option to receive cash based on a number of shares of Regal common stock which has terms and conditions substantially similar to those applicable to the Rexnord phantom stock options immediately prior to the effective time of the Reorganization, subject to certain adjustments and exceptions.

•
Rexnord RSUs: Each Rexnord RSU held by a Land Transferred Employee immediately prior to the effective time of the Reorganization will be converted into, or substituted with, an award of a number of Regal RSUs of substantially equivalent value which has terms and conditions substantially similar to those applicable to the Rexnord RSU immediately prior to the effective time of the Reorganization, subject to certain adjustments and exceptions.

Under the terms of the Employee Matters Agreement, absent the action by the Rexnord board of directors and its compensation committee referred to below, each Rexnord performance stock unit (“PSU”) held by a Land Transferred Employee immediately prior to the effective time of the Reorganization would have been converted into, or substituted with, a number of Regal RSUs (based on the actual level of performance under such Rexnord PSU through the effective time of the Reorganization, or such other level of performance deemed achieved, as determined in the sole discretion of Rexnord’s board of directors or its compensation committee) of substantially equivalent value and with terms and conditions substantially similar to those applicable to the corresponding Rexnord PSU immediately prior to the effective time of the Reorganization, subject to certain adjustments and exceptions. However, the Employee Matters Agreement also provides that the Rexnord board of directors or its compensation committee may, in its sole discretion, accelerate the time-based vesting condition.
The Rexnord board of directors and its compensation committee have taken action to accelerate vesting with respect all Rexnord PSUs (held by both Land Transferred Employees and Remainco Employees, including each of Rexnord’s executive officers as noted below) that were otherwise scheduled to vest in December 2021 and March 2022 (the “Accelerated Rexnord PSUs”), subject to and contingent upon the closing of the Merger. The actual number of shares to be issued will be based on the target number of shares underlying the Accelerated Rexnord PSUs and the actual level of performance under such Accelerated Rexnord PSU through a date that is closer to the effective time of the Reorganization, or such other level of performance as determined in the sole discretion of Rexnord’s board of directors or its compensation committee. For performance at the threshold level, 50% of the target number of shares may be earned, and for performance above the target level, recipients may earn up to 200% of the target number of shares. In reaching the decision to provide for accelerated vesting of the Accelerated Rexnord PSUs, and its compensation committee considered various factors, including that the Accelerated Rexnord PSUs use performance targets tied to the performance of the entire company and, therefore, due to the timing of the Merger, would need to be adjusted, or deemed achieved, prior to the end of the prescribed performance period in any event and that the prescribed performance period will nearly be completed at the effective time of the Merger, resulting in a short accelerated period.
The Rexnord common stock issued in settlement of these Accelerated Rexnord PSUs will be issued after the record date for the Distributions and will not be entitled to participate in the Distributions. Rather, the number of shares of Rexnord common stock to be issued will be equitably adjusted as determined by the Rexnord board of directors or its compensation committee. The Accelerated Rexnord PSUs will be settled immediately prior to the Distributions in the form of Rexnord common stock. The Accelerated Rexnord PSUs held by Land Transferred Employees will not be converted into, or substituted with, Regal RSUs.
Each of Rexnord’s executive officers (10 individuals) hold Accelerated Rexnord PSUs. As discussed above, pursuant to the action taken by Rexnord’s board of directors and its compensation committee, the Accelerated Rexnord PSUs, including those held by Rexnord’s executive officers, will vest, subject to and contingent upon the closing of the Merger. The estimated aggregate dollar value of the Accelerated Rexnord PSUs held by Rexnord’s executive officers other than the named executive officers (five individuals) and assuming target performance is approximately $3.5 million. This estimate is based on a per share value of $46.04, which was the average closing market price of a share of Rexnord common stock over the first five business days following the first public announcement of the Merger Agreement (which occurred prior to the opening of NYSE on February 16, 2021). Please see the description and the table below for the value of the Accelerated Rexnord PSUs held by the named executive officers. None of Rexnord’s non-employee directors hold any of the Accelerated Rexnord PSUs.
Under SEC Rule 14a-21(c), the compensation to Rexnord’s named executive officers with respect to the Accelerated Rexnord PSUs is subject to a non-binding advisory vote of Rexnord’s stockholders, as set forth in proposal 2 to this joint proxy statement/prospectus-information statement. For additional information, see the section entitled “Proposal 2,” beginning on page 288.
The following table is provided in accordance Item 402(t) of the SEC’s Regulation S-K and sets forth for each of Rexnord’s named executive officers the estimated dollar value of the shares of Rexnord common stock to be issued to them in respect of the Accelerated Rexnord PSUs, based on the target number of shares underlying their Accelerated Rexnord PSUs. The dollar estimates reflected in the table are computed in accordance with Item 402(t) of Regulation S-K based upon $46.04 per share, which as noted above was the average closing market price of a share of Rexnord common stock over the first five business days following the first public announcement of the Merger Agreement.
Named Executive Officer	Equity(1)	Total
Todd A. Adams	$15,494,394	$15,494,394
Mark W. Peterson	$2,974,138	$2,974,138
Kevin J. Zaba	$2,375,434	$2,375,434
George J. Powers	$1,129,683	$1,129,683
Craig G. Wehr	$1,236,773	$1,236,773

(1)
Represents the estimated value of the target number shares of Rexnord stock to be issued pursuant to the Accelerated Rexnord PSUs. The Accelerated Rexnord PSUs consist of PSUs (i) originally granted in May 2019 and with vesting dependent on goals related to return on invested capital and absolute free cash flow conversion during the period from April 1, 2019 through March 31, 2022, and (ii) originally granted in May 2020 and with vesting dependent on goals related to absolute free cash flow conversion during the period from April 1, 2020, through December 31, 2021. The Accelerated Rexnord PSUs do not vest and are forfeited if specified performance levels are not achieved. For more information, see the information on the compensation of Rexnord’s executive officers described on pages 26 through 55 of Rexnord’s definitive proxy statement on Schedule 14A with respect to the 2021 annual meeting of shareholders, which Rexnord filed with the SEC on March 16, 2021, which information is incorporated into this joint proxy statement/prospectus-information statement by reference. The acceleration of the Accelerated Rexnord PSUs will be “single-trigger” (i.e., the early payout of such PSUs will be conditioned solely upon the consummation of the Merger and continued employment through the settlement date, not the named executive officer’s subsequent termination of employment following the Merger).

With respect to other compensation of Rexnord’s named executive officers, there is no additional compensation that is required to be paid in connection with the Merger. Outstanding awards granted under the Rexnord Corporation Performance Incentive Plan (formerly known as the 2012 Rexnord Corporation Performance Incentive Plan) (which we refer to as the “Rexnord Performance Incentive Plan”) are subject to “double trigger” vesting and, therefore, are only contractually required to be paid upon a qualifying termination of employment following a change in control, as set forth in the plan. The Spin-Off and the Merger will not constitute a change in control under the Rexnord Performance Incentive Plan or the Rexnord Corporation Executive Change in Control Plan. In addition, none of the Rexnord executive officers will be eligible for any enhanced severance benefits as a result of the Spin-Off and the Merger. Therefore, other than with respect to the Accelerated Rexnord PSUs, none of Rexnord’s named executive officers are eligible for merger-related compensation within the meaning of Item 402(t) of the SEC’s Regulation S-K, unless the Rexnord board of directors or its compensation committee makes other arrangements.
Indemnification
Pursuant to the terms of the Merger Agreement, certain directors and officers of Rexnord and its subsidiaries will be entitled to certain ongoing exculpation, indemnification and advancement rights and coverage under directors’ and officers’ liability and fiduciary liability insurance policies following the Merger.
•
From and after the effective time of the Merger, Regal and Land must indemnify and hold harmless each person who at the effective time of the Merger is a present or former director or officer of Land or its subsidiaries (which we refer to each as a “D&O Indemnitee”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that a D&O Indemnitee is or was a director or officer of Land or its subsidiaries or is or was serving at the request of a Land or its subsidiaries as an officer, director, manager, member, trustee, fiduciary, employee or agent of another entity at or prior to the effective time of the Merger, in each case, whether asserted or claimed prior to, at or after the effective time of the Merger, to the fullest extent that Rexnord or any of its subsidiaries (including the Land’s subsidiaries), as the case may be, would have been permitted under the organizational documents of Land in effect on the date of the Merger Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under such organizational documents).
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Regal must cause Land and its subsidiaries (i) to maintain for a period of not less than six years from the effective time of the Merger provisions in their respective organizational documents concerning the indemnification and exculpation or exoneration (including provisions relating to expense advancement) of Land and its subsidiaries’ respective former and current officers and directors that are no less favorable to those person than the provisions of the organizational documents of Land and its subsidiaries, as applicable, in each case, as of the date of the execution of the Merger Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by any legal requirement.

Furthermore, pursuant to the terms of the Separation Agreement, Rexnord will maintain the directors’ and officers’ liability insurance policies, fiduciary liability insurance policies or employment practices liability insurance policies covering any directors and officers, fiduciaries or employees of Land and its subsidiaries in effect immediately prior to the Spin-Off for a period of six years following the Spin-Off, on terms not less favorable than those covering any directors and officers, fiduciaries or employees of Land and its subsidiaries who are covered by the directors’ and officers’ liability insurance, fiduciary liability insurance or employment practices liability insurance policies of Rexnord and its subsidiaries (including Land and its subsidiaries) with respect to matters existing or occurring at or prior to the effective time of the Merger.
Regulatory Approvals
HSR Act and U.S. Antitrust Matters
The Merger was subject to the requirements of the HSR Act, and the rules and regulations promulgated thereunder, which provide that certain transactions may not be completed until required information has been furnished to the DOJ and the FTC, and until certain waiting periods have been terminated or have expired. Regal and Rexnord filed the requisite Notification and Report Forms with the DOJ and the FTC on March 8, 2021, and the applicable waiting period expired on April 7, 2021. The expiration or earlier termination of any HSR Act waiting period does not preclude the DOJ or the FTC from challenging the Merger on antitrust grounds or from seeking to preliminarily or permanently enjoin the Merger, though such action after the expiration of the HSR waiting period is rare. Neither Regal nor Rexnord believes that the Merger violates federal antitrust laws, but there can be no guarantee that the DOJ or the FTC will not take a different position. If the Merger is not completed within twelve (12) months after the expiration of the HSR Act waiting period, Regal and Rexnord will be required to submit new information to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be earlier terminated before the Merger could be completed.
Global Antitrust and Other Regulatory Approvals
In addition to antitrust approval in the United States, the completion of the Merger was conditioned on the receipt of certain consents or approvals from the competition authorities in China, Germany, Mexico, and Turkey, as described in more detail below, and clearance under certain foreign investment laws. Regal and Rexnord may also provide notices and seek regulatory approvals in other jurisdictions. As of the date of this joint proxy statement/prospectus-information statement, all such consents, approvals and clearances required by the Merger Agreement to be obtained prior to the closing of the Merger have been obtained and, accordingly, the relevant conditions in the Merger Agreement are satisfied as of the date of this joint proxy statement/prospectus-information statement. However, there can be no assurance that governmental authorities in these or other jurisdictions may assert that other notices or regulatory approvals are required or seek to preliminarily or permanently enjoin the Merger.
China
The Merger was subject to receipt of approval under the Anti-Monopoly Law of The People’s Republic of China. Regal and Rexnord filed the relevant notification with the PRC State Administration for Market Regulation (which we refer to as “SAMR”) on March 24, 2021. The Merger received unconditional clearance from SAMR on April 28, 2021.

Germany
The Merger was subject to receipt of approval under the German Act against Restraints of Competition. Regal and Rexnord filed the relevant notification with the German Federal Cartel Office (which we refer to as the “FCO”) on March 17, 2021. The Merger received unconditional clearance from the FCO on April 15, 2021.
Mexico
The Merger was subject to receipt of approval under the Federal Economic Competition Law. Regal and Rexnord filed the relevant notification to the Federal Economic Competition Commission (which we refer to as “COFECE”) on March 17, 2021. The Merger was unanimously approved by COFECE on June 24, 2021.
Turkey
The Merger was subject to receipt of approval under the Act on Protection of Competition No. 4054. Regal and Rexnord filed the relevant notification with the Turkish Competition Authority (which we refer to as the “TCA”) on March 18, 2021. The Merger received unconditional clearance from the TCA on April 15, 2021.
IRS Ruling
For purposes of determining whether there is a 50% or greater change of ownership in Land as compared to its ownership immediately following the Spin-Off and before the Merger as required by the rules applicable to a Reverse Morris Trust transaction, Section 355(e) of the Code provides that the amount of any Overlap Shareholder's ownership percentage in Land immediately prior to the Merger that does not decrease as a result of the Merger is not taken into account as a change of ownership. However, no formal guidance exists regarding the manner in which the Overlap Shareholders may be identified or such Overlap Shareholders’ ownership percentages may be determined for these purposes. Absent guidance from the IRS, Rexnord will not be able to make the assumptions about beneficial ownership needed to treat specified investors as Overlap Shareholders. On March 17, 2021, Rexnord submitted to the IRS a request for the IRS Ruling regarding the proper time, manner and methodology for measuring Overlap Shareholders for purposes of Section 355(e) of the Code. Receipt of the IRS Ruling is not a condition to the Distributions or the Merger. However, Rexnord and Regal have agreed not to complete the Merger until the third business day following the earlier of (a) November 15, 2021, subject to extension in connection with outstanding regulatory approvals; or (b) the date on which (i) the IRS Ruling is received from the IRS, (ii) the IRS informs Rexnord and Regal in writing that the IRS has declined to issue a private letter ruling that satisfies requirements agreed in the Merger Agreement or (iii) Rexnord, with the written consent of Regal, withdraws its request for the IRS Ruling.
There can be no assurances when or if Rexnord will receive the IRS Ruling or as to the contents of the IRS Ruling, if received. The IRS has issued private letter rulings to other parties that contain rulings substantially similar to some of those Rexnord is requesting, but a private letter ruling can only be relied upon by the party to whom it is addressed and the IRS is not required to issue similar rulings to Rexnord. The IRS may decline to issue the IRS Ruling, in which case none of the requested categories of shareholders will be treated as Overlap Shareholders and the Exchange Ratio will be adjusted such that the amount of Regal common stock issued to former stockholders of Land will equal 50.1% of the outstanding shares of Regal common stock immediately following the Merger. Alternatively, the IRS may rule that some, but not all, of the requested categories of shareholders be treated as Overlap Shareholders, or the IRS may rule that all of the requested categories of shareholders be treated as Overlap Shareholders. Depending on the rulings received, the former shares of Land common stock could be converted into approximately 38.6% to 50.1% of the outstanding shares of Regal common stock immediately following the Merger.
Even if the IRS Ruling is received, the Exchange Ratio will ultimately depend on the parties’ ability to determine the Overlap Shareholders at the time of the Transactions based on the principles set forth in such IRS Ruling. Further, the IRS Ruling, if received, will be based on, among other things, certain assumptions as well as the accuracy of certain factual representations and statements that Rexnord has made to the IRS. Although a private letter ruling from the IRS is generally binding on the IRS, if the parties do not apply the IRS Ruling correctly or any of the representations or statements that Rexnord made are, or became, inaccurate or incomplete, the Distributions might not qualify as tax-free for U.S. federal income tax purposes. See “Risk Factors-If the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, the stockholders of Rexnord may be required to pay substantial U.S. federal income taxes” on page 43.
Listing
Regal intends to file an application with the NYSE for the listing of the shares of Regal common stock to be issued pursuant to the Merger Agreement. It is a condition to the obligation of the parties to consummate the Merger that the shares of Regal common stock to be issued pursuant to the Regal Share Issuance have been approved for listing on the NYSE.
Federal Securities Laws Consequences; Resale Restrictions
Shares of Regal common stock issued pursuant to the Merger Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Rexnord stockholder who may be deemed to be an “affiliate” of Regal for purposes of Rule 145 under the Securities Act.
Accounting Treatment
Accounting Standards Codification (which we refer to as “ASC”) 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquirer. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Regal, in this case) is generally the accounting acquirer; however, all pertinent facts and circumstances must be considered, including, the following:
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The composition of the senior management of Regal after the Merger. The chief executive officer of Regal immediately following the Merger will consist of the chief executive officer of Regal immediately prior to consummation of the Merger.

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The composition of the governing body of Regal after the Merger. The board of directors of the combined company immediately following the Merger will consist of the nine existing members of the Regal board of directors immediately prior to the Merger, including Rakesh Sachdev as non-executive chairman of the board; the remaining two members will be independent members from the Rexnord board of directors to be mutually agreed by Regal and Rexnord.

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The relative voting interests in the combined company after the Merger. It was determined that immediately following the closing of the Merger, the former stockholders of Land will own, for tax purposes, at least 50.1% of the outstanding shares of Regal common stock. In this case, it was also determined that the shareholder bases of both entities are dispersed such that no single holder or group of related holders would control the entity after the Merger.

After considering all pertinent facts, reviewing the criteria outlined in ASC 805 and conducting the relevant analysis, Regal has concluded that it is the accounting acquirer in the Merger. Regal’s conclusion is based primarily the fact that (1) the current chief executive officer of Regal is expected to continue as the chief executive officer of the combined company after the Transactions, (2) nine of 11 members of the board of directors of the combined company after the Transactions, including Rakesh Sachdev as non-executive chairman of the board, are expected to be existing Regal directors, and (3) Regal is issuing its equity interests as consideration for the Merger. The above facts are deemed to outweigh the fact that the pre-Merger holders of shares of Rexnord common stock who receive shares of Regal common stock in the Merger will in the aggregate own a majority of Regal common stock and associated voting rights after the Merger. As a result of the identification of Regal as the accounting acquirer, Regal will apply the acquisition method of accounting to the assets acquired and liabilities assumed of the PMC Business upon consummation of the Merger.
No Dissenters’ Rights or Rights of Appraisal
Neither Regal’s shareholders nor Rexnord’s stockholders will be entitled to exercise appraisal or dissenters’ rights under the WBCL or the DGCL in connection with the Reorganization, the Distributions or the Merger.

THE TRANSACTION AGREEMENTS
The Merger Agreement
The following is a summary of the material provisions of the Merger Agreement. The summary is qualified in its entirety by the Merger Agreement, which is incorporated by reference in this joint proxy statement/prospectus-information statement. Shareholders of Regal and stockholders of Rexnord are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide Regal shareholders and Rexnord stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information included in this joint proxy statement/prospectus-information statement.
The Merger Agreement contains representations and warranties of Regal and Merger Sub that are solely for the benefit of Rexnord and Land, and representations and warranties of Rexnord and Land that are solely for the benefit of Regal and Merger Sub. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement as of a specified date. Moreover, the representations and warranties in the Merger Agreement were made solely for the benefit of the other parties to the Merger Agreement and were used for the purpose of allocating risk among the respective parties. Therefore, Regal shareholders and Rexnord stockholders should not treat them as categorical statements of fact. Moreover, these representations and warranties may apply standards of materiality in a way that is different from what may be material to Regal shareholders and Rexnord stockholders and were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments. Accordingly, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and Regal shareholders and Rexnord stockholders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about Regal and Rexnord and their subsidiaries that the respective companies include in this joint proxy statement/prospectus-information statement and in other reports and statements they file with the SEC.
The Merger
Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into Land. By virtue of the Merger, at the effective time of the Merger, the separate existence of Merger Sub will cease and Land will continue as the surviving corporation in the Merger and as a wholly-owned subsidiary of Regal, and will succeed to and assume all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, debt and duties of Merger Sub in accordance with the DGCL.
The certificate of incorporation and bylaws of Land in effect immediately prior to the Merger will, following the Merger, continue as the certificate of incorporation and bylaws of Land until thereafter amended.
Closing; Effective Time
Under the terms of the Merger Agreement, the closing of the Merger will take place no later than the third business day after the satisfaction or waiver of the closing conditions set forth in the Merger Agreement (other than the conditions, which by their nature are to be satisfied at the closing), or at such other date, time or place at Regal and Rexnord may mutually agree.
Concurrently with or as soon as practicable following the closing of the Merger, a certificate of merger satisfying the applicable requirements of the DGCL will be executed by Land and filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time of filing of the certificate of merger or at such later time as may be designated jointly by Rexnord and Regal and specified in such certificate of merger.
Merger Consideration; Regal Special Dividend
The Merger Agreement provides that, at the effective time of the Merger, each share of Land common stock issued and outstanding (except for any such shares held as treasury stock, or held by Rexnord, Land,

Regal, Merger Sub, or any subsidiary of Regal or Rexnord, as applicable, which will be cancelled) will be automatically converted into the right to receive a number of shares of Regal common stock, in accordance with the exchange ratio (and subject to the adjustments) described below.
Prior to the adjustments provided in the Merger Agreement, the Merger Agreement provides that the exchange ratio is equal to a fraction obtained by dividing (i) the New Share Issuance (as defined below) by (ii) the number of shares of Land common stock issued and outstanding immediately prior to the effective time of the Merger (which number of shares the Merger Agreement provides will be the same as the number of shares of Rexnord common stock outstanding as of the record date for the Spin-Off). Pursuant to the Merger Agreement, the “New Share Issuance” means (A) the number of shares of Regal common stock issued and outstanding immediately prior to the effective time of the Merger multiplied by (B) a fraction, the numerator of which is 38.6 and the denominator of which is 61.4. Prior to the adjustment described in the following paragraph, the exchange ratio is designed to result in the outstanding shares of common stock of Regal, immediately following the Merger, being owned approximately 38.6% by the former stockholders of Land and approximately 61.4% by the shareholders of Regal immediately prior to the Merger.
However, in order to preserve the tax-free nature of the Spin-Off, the Merger Agreement generally provides that the exchange ratio will be adjusted and increased in a manner designed to ensure that, immediately following the closing of the Merger, former stockholders of Land (including the Overlap Shareholders) own, for tax purposes, at least 50.8% of the outstanding shares of Regal common stock (including for this purpose Share Equivalents). Alternatively, if the parties are not able to obtain an IRS Ruling (as defined below) that addresses certain aspects of the determination of the nature and extent of Overlap Shareholders prior to the closing of the Merger or if the adjustment of the exchange ratio would otherwise result in the number of shares of Regal common stock issuable in the Merger (together with Share Equivalents) being greater than 50.1% of all issued and outstanding shares of Regal common stock immediately following the effective time of the Merger, then the concept of Overlap Shareholders will be disregarded for purposes of determining the exchange ratio and the exchange ratio will instead be adjusted so that the number of shares of Regal common stock issued in the Merger with respect to Qualified Land common stock will equal 50.1% of all issued and outstanding shares of Regal common stock as of immediately following the effective time of the Merger (calculated by including any Share Equivalents). These adjustments are more fully described in Section 1.5(b) of the Merger Agreement. The Merger Agreement also provides for procedures by which the parties would work together to determine the extent of the Overlap Shareholders. The Merger Agreement further provides for certain customary adjustments of the exchange ratio in the event of stock splits, combinations of shares, reclassifications, recapitalizations or other similar transactions with respect to Regal common stock.
In connection with the Transactions, the parties have agreed that Rexnord will seek the IRS Ruling. The Merger Agreement provides that, unless the parties otherwise agree, the closing of the Merger shall not occur earlier than the third business day following the earlier of (a) nine months from the date of the Merger Agreement or (b) the date on which (i) the IRS Ruling is received from the IRS, (ii) the IRS informs Rexnord and Regal in writing that the IRS has declined to issue a private letter ruling that satisfies requirements agreed in the Merger Agreement or (iii) Rexnord, with the written consent of Regal, withdraws its request for the IRS ruling. The extent of the Overlap Shareholders that may be counted in determining the Exchange Ratio will depend on whether an IRS Ruling is received and the contents of such IRS Ruling.
In the event that additional shares of Regal common stock are required to be issued as a result of the Exchange Ratio adjustment mechanism described above, the Merger Agreement provides that, prior to the closing of the Merger, the Regal board of directors will declare the Regal Special Dividend in an amount in the aggregate equal to the Baseline Regal Value (as defined below) minus the Adjusted Regal Value (as defined below). The “Baseline Regal Value” is an amount equal to the product of (i) the number of shares of Regal common stock issued and outstanding as of the record date for the Regal Special Dividend and (ii) $128.8215. The “Adjusted Regal Value” means an amount equal to (i) the Baseline Regal Value multiplied by a fraction obtained by dividing (A) without giving effect to the adjustment mechanism, the New Share Issuance by (B) the total number of shares of Regal common stock to be issued in the Merger after giving effect to the adjustment mechanism.
The amount of the Regal Special Dividend will depend in part on, and will be proportional to, the amount of Regal common stock issued to Rexnord stockholders. The amount of Regal common stock issued to

Rexnord stockholders in turn depends on the amount of Overlap Shareholders. The extent of the Overlap Shareholders that may be counted in determining the Exchange Ratio will depend on whether an IRS Ruling is received and the contents of such IRS Ruling. Rexnord stockholders who receive Regal common stock in the Merger will not be entitled to the Regal Special Dividend since the record date will be prior to the effective time of the Merger.
No fractional shares of Regal common stock will be issued pursuant to the Merger. All fractional shares of Regal common stock that a holder of shares of Land common stock would otherwise be entitled to receive as a result of the Merger will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of Regal common stock on the NYSE on the last business day prior to the date on which the Merger becomes effective.
Distribution of Per Share Merger Consideration
Promptly after the effective time of the Merger, Regal will issue and cause to be deposited with an exchange agent appointed by Rexnord and reasonably satisfactory to Regal, shares of Regal common stock in book-entry form for the benefit of holders of shares of Land common stock entitled to such shares upon conversion of shares of Land common stock in connection with the Merger.
At the effective time of the Merger, all issued and outstanding shares of Land common stock (except for any such shares held as treasury stock, or held by Rexnord, Land, Regal or Merger Sub, which will be cancelled) will be automatically converted into the right to receive shares of Regal common stock as described above under “-Merger Consideration; Regal Special Dividend.”
Immediately thereafter, the exchange agent will deliver to each person who was the record holder of shares of Land common stock immediately prior to the effective time of the Merger the number of whole shares of Regal common stock that such holder has the right to receive pursuant to the terms of the Merger Agreement (and cash in lieu of fractional shares of Regal common stock) as described above under “—Merger Consideration; Regal Special Dividend”. See “—Distributions With Respect to Shares of LMI Common Stock after the effective time of the Merger” below for a discussion of other distributions with respect to shares of LMI common stock.
Termination of Exchange Fund
Any portion of the amounts deposited with the exchange agent under the Merger Agreement that remains undistributed to the holders of shares of Land common stock entitled to shares of Regal common stock as of the date that is one year after the effective time of the Merger will be delivered to Regal upon demand, and any holders of shares of Land common stock who have not yet received their shares of Regal common stock as described above may thereafter look only to Regal for satisfaction of their claims for Regal common stock, cash in lieu of fractional shares of Regal common stock and any dividends or distributions with respect to shares of Regal common stock, in each case without interest thereon.
Representations and Warranties
In the Merger Agreement, Regal has made representations and warranties to Rexnord and Land relating to Regal and Merger Sub, and Rexnord has made representations and warranties to Regal and Merger Sub relating to Rexnord and Land, in each case, as of the date of the Merger Agreement, which representations and warranties will also be made, subject to certain materiality, “material adverse effect,” knowledge and other qualifications, as of the date of the closing of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are made only as of such specified date), as described below. These representations and warranties relate to, among other things:
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due organization, good standing and qualification to conduct business;

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ownership of certain subsidiaries

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capital structure

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corporate authority to enter into the Merger Agreement (and other Transaction Documents);

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absence of conflicts with or violations of organizational documents, other obligations or laws;

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financial statements;

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absence of certain changes or events;

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SEC filings

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title to assets;

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sufficiency of assets (Rexnord only)

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real property;

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intellectual property interests;

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certain contracts;

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compliance with applicable laws;

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regulatory matters;

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absence of investigations or litigation;

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anti-corruption and trade compliance;

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governmental approvals;

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tax matters;

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employee benefit matters and labor matters;

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environmental matters;

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product liability

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insurance;

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legal proceedings;

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customers, distributors, suppliers and licensors;

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board of directors and stockholder approvals;

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payment of fees to brokers or finders in connection with the Transactions;

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absence of anti-takeover plan;

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financing; and

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data privacy and information security.

Many of the representations and warranties contained in the Merger Agreement are subject to a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, may, as the case may be, have a material adverse effect on Regal and its subsidiaries or the PMC Business, as applicable), knowledge qualifications, or both, and none of the representations and warranties will survive the effective time of the Merger. The Merger Agreement does not contain any post-closing indemnification obligations with respect to these matters.
Under the Merger Agreement, a material adverse effect means any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, (a) is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, assets, financial condition, results of operations or cash flows of Regal and its subsidiaries, taken as a whole, or the PMC Business, taken as a whole, as the case may be, or (b) that would prevent or materially delay Regal or any of its subsidiaries or the PMC Business from performing any of its or their obligations contained in the Transaction Documents or from consummating the Transactions. However, in no event will any effect, change, event or circumstance to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following be deemed to constitute or be taken into account in determining whether there has occurred a material adverse effect under clause (a) above (but only, other than in respect of bullet points 1, 2, 3 or 5 below, to the extent such conditions do not have a disproportionate impact on Regal and its subsidiaries or the PMC Business, as applicable, taken as a whole, relative to other companies in the industry in which Regal and its subsidiaries or the PMC Business, as applicable, operate):
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conditions generally affecting the industry in which Regal or the PMC Business, as applicable, compete;

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conditions generally affecting the United States or global economy as a whole (including any changes arising out of acts of terrorism, war, weather, conditions pandemics (including SARS-CoV-2 or COVID-19) or other force majeure events);

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general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events);

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changes in the trading price or trading volume of Rexnord common stock or Regal common stock, as applicable;

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any changes in U.S. GAAP (or interpretation or enforcement thereof) or law;

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the failure to meet internal or public projections or forecasts or estimates of revenues or earnings or other financial metrics;

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any stockholder or derivative litigation arising from or relating to the Merger Agreement or the transactions contemplated by the Transaction Documents; or

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any effect, change, event or circumstance resulting directly from the public announcement or pendency of the Merger Agreement or the transactions contemplated therein.

Conduct of Business Pending the Merger
Each of the parties to the Merger Agreement has undertaken to perform certain customary covenants that place restrictions on such party and its subsidiaries until the earlier of the termination of the Merger Agreement and the effective time of the Merger. In general, each of Regal (with respect to it and its subsidiaries) and Rexnord (with respect to it and the PMC Business) has agreed that, prior to the effective time of the Merger, except as contemplated by the Merger Agreement or any other Transaction Document, required by applicable law or consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions, such party will use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, it will use its reasonable best efforts to preserve intact the material components of its business organizations and maintain existing relations and goodwill with governmental bodies and all material customers, material suppliers and material licensors.
In addition, Regal has agreed that, prior to the effective time of the Merger, except as required or expressly contemplated by the Merger Agreement, the Separation Agreement, any other Transaction Document, applicable law or consented to by Rexnord (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions, Regal will not, and will cause its subsidiaries not to, take any of the following actions:
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declare, accrue, set aside or pay any dividend or distribution, or repurchase, redeem or reacquire any shares of capital stock or other securities of Regal or any of its subsidiaries, subject to certain exceptions including, among other things, regular quarterly and intercompany dividends payable in accordance with past practice;

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reclassify, split, combine, subdivide or redeem any capital stock or other securities of Regal;

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sell, issue, grant, transfer, repurchase, redeem, or authorize the sale, issuance, grant, transfer, repurchase, redemption or encumbrance of certain of Regal’s securities or derivatives thereof;

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with respect to any Regal equity awards, except as otherwise required by the terms of any Regal benefit plan as in effect as of the date of the Merger Agreement, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Regal equity plans, (B) amend any provision of any agreement evidencing any outstanding Regal equity award, (C) otherwise modify any of the terms of any outstanding Regal equity award, warrant or other security or any related contract or (D) grant or any Regal equity award;
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amend or permit the adoption of any amendment to Regal’s certificate of incorporation or bylaws (or similar organizational documents);

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make any capital expenditure outside the ordinary course of business;

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other than in the ordinary course of business, (A) amend, terminate or waive any material right or remedy under certain material contracts to which Regal or any of its subsidiaries is a party or (B) enter into certain contracts that would have been a Regal material contract under the Merger Agreement were it in effect as of the date of the Merger Agreement;

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except as otherwise required by applicable law or the terms of any Regal benefit plan, governmental plan or collective bargaining agreement, in each case, as in effect of the date of the Merger Agreement, (A) establish, adopt, enter into, amend, modify or terminate any Regal benefit plan or collective bargaining agreement and (B) modify the annual base salary or wages of certain employees of Regal or (C) accelerate the timing of payment, funding or vesting under any Regal benefit plan or make any discretionary payment under or contribution to any Regal benefit plan;

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acquire any equity interest or other interest in any other entity or acquire, lease or license any right or other asset or property from any other person or sell or otherwise dispose of, or lease or license, any right or other asset or property to any other person;

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(A) make or forgive any loans, advances or capital contributions to any person or (B) incur or guarantee any indebtedness in excess of $10 million in the aggregate;

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make any changes with respect to accounting policies or procedures, other than in the ordinary course of business and consistent with past practices or as required by U.S. GAAP or SEC rules or regulations;

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settle, pay, discharge or satisfy any material any action, suit, litigation, arbitration, proceeding or other material claim;

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enter into any material new lines of business, withdraw from any existing material lines of business, or terminate, discontinue, close or dispose of any material plant, facility or other business operation;

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permit to expire or fail to timely renew any material (A) permit, license, certificate, franchise, permission variance, clearance registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any governmental body or pursuant to any applicable law; or (B) right under any contract with any governmental body;

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take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

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other than in the ordinary course of business and consistent with past practice, license, covenant not to sue, abandon, disclaim, sell, assign or grant any security interest in, to or under any material Regal intellectual property, including failing to make any applicable filings, to pay applicable fees or taxes or to maintain and protect its interest in any material Regal intellectual property;

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other than in the ordinary course of business and consistent with past practice, and, in each case, to the extent reasonably likely to have a material incremental cost to Regal or any of its subsidiaries: (A) make any change (or file any such change) in any method of tax accounting; (B) make, change or rescind any tax election; (C) settle or compromise any tax liability or consent to any claim or assessment relating to taxes; (D) file any amended income or other material tax return or claim for refund; (E) enter into any closing agreement relating to taxes; or (F) waive or extend the statute of limitations in respect of taxes;

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liquidate, dissolve, restructure or reorganize Regal or adopt a plan or agreement therefor;

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fail to maintain with insurance companies insurance in at least the same amounts and against at least such risks and losses as are consistent in all material respects with past practice; or

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agree or commit to take any of the foregoing actions.

Rexnord has agreed that, prior to the effective time of the Merger, except as required or expressly contemplated by the Merger Agreement, the Separation Agreement, any other Transaction Document, applicable law or consented to by Regal (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions, Rexnord will not, and will cause its subsidiaries not to, take any of the following actions:
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declare, accrue, set aside, or pay any dividend or make any other distribution in respect to any shares of capital stock or other securities of Rexnord or any member of the Land Group, subject to certain exceptions including, among other things, regular quarterly and intercompany dividends on Rexnord common stock payable in accordance with past practice;

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reclassify, split, combine, subdivide or redeem any of the capital stock or other securities of Rexnord or any member of the Land Group);

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sell, issue, grant, transfer, repurchase, subject to any encumbrance, redeem authorize the sale, issuance, grant, transfer, repurchase, encumbrance or redemption of certain of Rexnord’s securities and derivatives thereof;

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with respect to any Rexnord equity awards held by any employees who will become or are expected to become Land Employees, except as otherwise required by the terms of certain Rexnord benefit plans as in effect on the date of the Merger Agreement or as permitted by the Employee Matters Agreement, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Rexnord equity plans, (B) amend any provision of any agreement evidencing any outstanding Rexnord equity award, (C) otherwise modify any of the terms of any outstanding Rexnord equity award, warrant or other security or any related contract, or (D) grant any Rexnord equity award;

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amend or permit the adoption of any amendment to the certificate of incorporation or bylaws (or similar organizational documents) of Land or, to the extent such amendment or adoption is adverse to Regal in any material respect, any other member of the Land Group;

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with respect to the PMC Business or any member of the Land Group, make or commit to make any capital expenditure in excess of $30 million in the aggregate per calendar year or $10 million in the aggregate per calendar quarter;

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other than in the ordinary course of business, (A) terminate, amend or waive any material right or remedy under certain material contracts to which Rexnord or any of its subsidiaries is a party or by which the PMC Business or any member of the Land Group is or following the effective time of the Merger will be bound or (B) enter into certain contracts that would have been a Land material contract under the Merger Agreement were it in effect as of the date of the Merger Agreement, and which contains a material restrictive covenant, pricing discount terms, or is with a governmental entity;

•
with respect to the PMC Business and each member of the Land Group, other than to the extent either contemplated by the Employee Matters Agreement or as required by applicable law or the terms of certain Regal benefit plans, governmental plans or collective bargaining agreements, (A) establish, adopt, enter into, amend, modify or terminate certain Rexnord benefit plans or any Rexnord collective bargaining agreement, (B) modify the annual base salary or wages of certain employees who will become or are expected to become Land Employees, (C) accelerate the timing of payment, funding or vesting under certain Rexnord benefit plans or make any discretionary payment under or contribution to a trust related to a Rexnord benefit plan which is in a form other than cash, (D) announce or effect any reduction in force or layoff with respect to 100 or more of the employees who will become or are expected to become Land Employees, (E) transfer or relocate any employee who will become or is expected to become a Land Employee or transfer the employment or services of any employee or other service provider of Rexnord to any member of the Land Group and (F) hire more than 100 individuals who would be Land Employees if employed on the date of the Merger Agreement;

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provide any tax gross-up to any employee of Land or other service provider to the PMC Business under any Rexnord benefit plan or otherwise;

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with respect to the PMC Business or any member of the Land Group, acquire any equity interest or other interest in any other entity or acquire, lease or license any right or other asset or property from any other person or sell or otherwise dispose of, or lease or license, any right or other asset or property to any other person;
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make any pledge of any of the assets of the PMC Business to be transferred pursuant to the Reorganization or otherwise prior to the Spin-Off or permit any such assets to become subject to any encumbrances, in each case, other than permitted encumbrances;

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with respect to the any member of the Land Group or the PMC Business, (A) make or forgive any loans, advances or capital contributions to any person, (B) incur or guarantee any indebtedness in excess of $10 million in the aggregate (provided such indebtedness does not include prepayment penalties or other impediments to a party’s ability to repay) or (C) take any action that would reasonably be expected to result in a reduction to the amount committed under the Land Commitment Letter;

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with respect to any member of the Land Group or the PMC Business, make any changes with respect to accounting policies or procedures, other than in the ordinary course of business and consistent with past practices or as required by U.S. GAAP or SEC rules or regulations;

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change any actuarial or other assumptions used to calculate funding with respect to certain Rexnord pension plans, except as required by U.S. GAAP, the IRS or the U.S. Department of Labor;

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with respect to any member of the Land Group or the PMC Business, settle, pay, discharge or satisfy any material action, suit, litigation, arbitration, proceeding or other material claim;

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with respect to the PMC Business, enter into any material new lines of business, withdraw from any existing material lines of business, or terminate, discontinue, close or dispose of any material plant, facility or other business operation;

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respect to the PMC Business, permit to expire or fail to timely renew any material (A) permit, license, certificate, franchise, permission variance, clearance registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any governmental body or pursuant to any applicable law; or (B) right under any contract with any governmental body;

•
take or refrain from taking any action in respect of working capital of the Land Group or the PMC Business that is outside of the ordinary course of business consistent with past practices;

•
take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

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other than in the ordinary course of business and consistent with past practice, license, covenant not to sue, abandon, disclaim, sell, assign or grant any security interest in, to or under any material Land intellectual property, including failing to make any applicable filings, to pay any applicable fees or taxes, or to maintain and protect its interest in any material Land intellectual property;

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other than in the ordinary course of business and consistent with past practice, and, in each case, to the extent reasonably likely to have a material incremental cost to any member of the Land Group, (A) make any change in any method of tax accounting; (B) make, change or rescind any tax election; (C) settle or compromise any tax liability or consent to any claim or assessment relating to taxes; (D) file any amended income or other material tax return or claim for refund; (E) enter into any closing agreement relating to taxes; or (F) waive or extend the statute of limitations in respect of taxes;

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with respect to Rexnord or any member of the Land Group, liquidate, dissolve, restructure or reorganize or adopt a plan or agreement therefor;

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with respect to any member of the Land Group or the PMC Business, fail to maintain (with insurance companies substantially as financially responsible as its existing insurance insurers) insurance in at least the same amounts and against at least such risks and losses as are consistent in all material respects with past practice; or

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agree or commit to take any of the foregoing actions.

Conditions to the Merger
The obligations of each of the parties to effect the closing of the Merger are subject to the satisfaction or waiver of a number of conditions, including those described below.

Mutual Conditions
The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver of the following conditions:
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the effectiveness of the registration statement of which this joint proxy statement/prospectus-information statement is a part, and the effectiveness of the registration statement of Land, the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect to the effectiveness of any such registration statement and the expiration of applicable notice periods required by applicable stock exchange rules or securities laws;

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the approval by applicable Regal shareholders of the Regal Share Issuance Proposal and the approval by applicable Rexnord stockholders of the Rexnord Separation and Merger Proposal;

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the consummation of the Reorganization and the Distributions, and the execution and delivery of the Transition Services Agreement;

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the making of the Land Cash Payment;

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the declaration, if required, by the Regal board of directors of the Regal Special Dividend;

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the expiration or termination of any applicable waiting period under the HSR Act, and the receipt of applicable consents, authorizations, orders, or approvals required under other competition laws in certain jurisdictions and under foreign investment laws in certain jurisdictions;

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the approval for listing (subject to notice of issuance) on the New York Stock Exchange of the shares of Regal common stock to be issued pursuant to the Regal Share Issuance;

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the absence of a pending legal proceeding or action in which a governmental body with jurisdiction over the parties to the Merger Agreement is a party:

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challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Transactions; or

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seeking actions in connection with the Merger or any of the other Transactions that, individually or in the aggregate, would reasonably be expected to result in a Burdensome Condition; and

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the absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the performance of any of the Transaction Documents, or the consummation of any of the Transactions; and

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the absence of any legal requirement enacted or applicable to the Transaction Documents or Transactions that makes consummation of any of the Transactions or performance of the any of the Transaction Documents illegal.

Regal’s Conditions
Regal’s and Merger Sub’s obligations to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:
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the truth and correctness of the representations and warranties of Rexnord set forth in the Merger Agreement, generally both when made and at the time of the closing of the Merger, subject to certain specified materiality standards;

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the performance or compliance in all material respects by Rexnord, Land or the Land Group of all covenants required under the Merger Agreement and the other Transaction Documents to be complied with or performed by them at or prior to the closing of the Merger;

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the absence of the occurrence of a material adverse effect of Land since the execution of the Merger Agreement;

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the receipt by Regal and Merger Sub of a certificate executed by the chief executive officer of Rexnord confirming the satisfaction of the conditions described in the preceding three bullet points, as well as the consummation of the Reorganization and the Distributions;

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the receipt by Regal and Merger Sub of the Regal Tax Opinion;

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receipt by Regal of an opinion as to the solvency of Regal and Rexnord immediately following the Spin-Off, the Regal Special Dividend and the Merger, as the case may be, which opinion has not been withdrawn or rescinded; and

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receipt by Regal of a statement described in Section 1.1445-2(c)(3)(i) of the Treasury Regulations from Rexnord certifying that the interests of Land are not U.S. real property interests.

Rexnord’s Conditions
Rexnord’s and Land’s obligations to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:
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the truth and correctness of the representations and warranties of Regal set forth in the Merger Agreement, generally both when made and at the time of the closing of the Merger, subject to certain specified materiality standards;

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the performance or compliance in all material respects by Regal and Merger Sub of all obligations and covenants required under the Merger Agreement and the other Transaction Documents to be complied with or performed by them at or prior to the closing of the Merger;

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the absence of a material adverse effect of Regal since the execution of the Merger Agreement;

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the receipt by Rexnord of a certificate signed by the chief executive officer of Regal certifying the satisfaction of the conditions described in the preceding three bullet points;

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the receipt by Rexnord of the Rexnord Tax Opinion;

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receipt by Rexnord of an opinion as to the solvency of Regal and Rexnord immediately following the Spin-Off, the Regal Special Dividend and the Merger, as the case may, which opinion has not been withdrawn or rescinded; and

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the appointment of two independent Rexnord directors mutually agreeable to Regal and Rexnord to the Regal board of directors.

No Solicitation
The Merger Agreement contains provisions restricting both Rexnord’s and Regal’s ability to seek an alternative transaction. Under these provisions, each of Rexnord and Regal agrees that it will not, directly or indirectly, and will cause its subsidiaries and its and their respective officers, directors and employees not to, and use reasonable best efforts to cause its and its respective representatives not to, directly or indirectly:
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solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or any Acquisition Inquiry with respect to Rexnord, the Land Group or the PMC Business, or Regal, as the case may be;

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furnish any information regarding any of applicable companies to any person in connection with or in response to any Acquisition Proposal or any Acquisition Inquiry with respect to Rexnord, the Land Group or the PMC Business, or Regal, as the case may be;

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engage in discussions or negotiations with any person relating to any Acquisition Proposal or any Acquisition Inquiry with respect to Rexnord, the Land Group or the PMC Business, or Regal, as the case may be (other than to state that they are not currently permitted to have discussions);

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approve, endorse or recommend any Acquisition Proposal or any Acquisition Inquiry with respect to Rexnord, the Land Group or the PMC Business, or Regal, as the case may be;

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enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction or any Acquisition Inquiry with respect to Rexnord, the Land Group or the PMC Business, or Regal, as the case may be; or

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reimburse or agree to reimburse the expenses of any other person (other than such party’s representatives) in connection with any Acquisition Proposal or any Acquisition Inquiry with respect to Rexnord, the Land Group or the PMC Business, or Regal, as the case may be.

The Merger Agreement provides that the term “Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than among the parties to the Merger Agreement) that would reasonably be expected to lead to an Acquisition Proposal, and that the term “Acquisition Proposal” means an offer or proposal (other than among the parties to the Merger Agreement) contemplating or otherwise relating to an Acquisition Transaction.
Additionally, the Merger Agreement provides that the term “Acquisition Transaction” means, with respect to an entity, any transaction or series of transactions (other than the Transactions) involving, directly or indirectly:
•
any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such entity is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 20% or more of any class of equity or voting securities of such entity or the entity resulting from such transaction or the parent of such entity; (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of such entity; or (iii) in which such entity issues securities representing more than 20% of the outstanding securities of any class of voting securities of such entity;

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any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such entity or its subsidiaries that constitute or account for 20% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 20% or more of the fair market value of the consolidated assets of such entity and its subsidiaries, taken as a whole;

•
any issuance, sale or other disposition, directly or indirectly, to any person or entity (or the stockholders of any person or entity) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of such entity; or

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any liquidation or dissolution of such entity.

Each of Rexnord and Regal also agreed to immediately cease and cause to be terminated, and to cause their respective subsidiaries and to use their respective reasonable best efforts to cause their respective representatives to immediately cease and cause to be terminated, any discussions conducted on or before the date of the signing of the Merger Agreement with any person that relate to an Acquisition Proposal with respect to Rexnord, the Land Group or the PMC Business, or Regal, as the case may be.
Under the Merger Agreement, each of Rexnord and Regal must promptly (and in no event later than 24 hours) after receipt of any Acquisition Inquiry or Acquisition Proposal advise the other party orally and in writing of any such Acquisition Inquiry or Acquisition Proposal (including the identity of the person or entity making or submitting such Acquisition Inquiry or Acquisition Proposal and the terms thereof, including a copy of any written Acquisition Inquiry or Acquisition Proposal and any other agreements proposed to be entered into between Rexnord or Regal, as the case may be, and the person or entity making such Acquisition Inquiry or Acquisition Proposal, and any documentation in respect of such Acquisition Inquiry or Acquisition Proposal received from the proponent thereof or its Representative) that is made or submitted by any person or entity prior to the closing of the Merger.
Each party must also keep the other party reasonably informed on a reasonably prompt basis with respect to the status and the terms of any material modifications related to such matters. Each party has also agreed that it will furnish or make available to the other party, prior to or substantially concurrently with, any non-public information furnished or made available to the person or entity who made an Acquisition Inquiry or Acquisition Proposal.
Notwithstanding the covenants described in the foregoing paragraphs of this section, at any time prior to the receipt of the approval of Rexnord stockholders of the Rexnord Separation and Merger Proposal, or the receipt of the approval of Regal shareholders of the Regal Share Issuance Proposal, as the case may be, Rexnord or Regal, as the case may be, is permitted to furnish information to, and enter into discussions and negotiations with, a person or entity who has made a bona fide written Acquisition Proposal that did not result from a breach (other than an immaterial breach) of the foregoing no solicitation provisions by Rexnord or Regal, as the case may be, so long as, prior to furnishing such information and entering into such discussions or negotiations, (i) the Rexnord board of directors or the Regal board of directors, as the case may be, has determined in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal (which is defined in the following paragraph) and the failure to take action would reasonably be expected to be inconsistent with the fiduciary duties of such board of directors; (ii) Rexnord or Regal, as the case may be, has given prompt written notice to Regal or Rexnord, as the case may be, of any such determination by such party’s board of directors (which notice shall be no later than 24 hours after such determination by such board of directors); and (iii) Rexnord or Regal, as the case may be, has received from the person or entity who made such Acquisition Proposal an executed confidentiality agreement that contains customary provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable in the aggregate to Rexnord or Regal, as the case may be, as the provisions contained in the confidentiality agreement entered into between Rexnord and Regal.
The Merger Agreement provides that the term “Superior Proposal” means an unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of Rexnord common stock or Regal common stock, as the case may be, or at least a majority of the assets of Rexnord or Regal, as the case may be (whether through a tender offer, merger or otherwise), that is determined by such party’s board of directors, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account such factors that such party’s board of directors determines to be relevant, including the terms and conditions of the offer, including the likelihood and anticipated timing of consummation and other relevant information, (i) to be more favorable, from a financial point of view, to Rexnord’s stockholders or Regal’s shareholders, as the case may be, than the Transactions and (ii) to be reasonably likely to be completed, taking into account such factors that such party’s board of directors determines to be relevant, including any financing and approval requirements and other financial, legal, regulatory and other aspects of such proposal that such party’s board of directors determines to be relevant, including whether financing, if a cash transaction (in whole or part), is then fully committed.
Board Recommendation
Each of Rexnord and Regal has agreed in the Merger Agreement that neither the Rexnord board of directors, the Regal board of directors, nor any committee thereof will, prior to the closing of the Merger:
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directly or indirectly, withdraw or modify (or propose to with or modify), or adopt, approve, endorse, declare advisable or recommend to Rexnord’s stockholders or Regal’s shareholders, as the case may be, an Acquisition Proposal other than the Transactions in a manner adverse to the other party (which we refer to as a “Change in Recommendation”);

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fail to publicly reaffirm its recommendation to the Rexnord stockholders to approve the Rexnord Separation and Merger Proposal or to the Regal shareholders to approve the Regal Share Issuance Proposal, as the case may be, within five (5) business days following receipt of a written request from the other party to provide such reaffirmation after an Acquisition Proposal shall have been publicly disclosed or shall have become publicly known; fail to include in this joint proxy statement/prospectus-information statement the recommendation of the Regal board of directors or the Rexnord board of directors, as the case may be, or include in this joint proxy statement/prospectus-information statement any proposal to vote upon or consider any Acquisition Proposal with respect to Rexnord or Land other than the transactions contemplated by the Merger Agreement; or

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fail to recommend against a competing tender offer or exchange offer for twenty percent (20%) or more of the outstanding capital stock of Rexnord or Regal, as the case may be, within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the Rexnord stockholders or Regal shareholders, as the case may be).

Notwithstanding the foregoing, the Rexnord board of directors or the Regal board of directors, as the case may be, may, at any time prior to the receipt of the approval of Rexnord stockholders of the Rexnord

Separation and Merger Proposal, or the receipt of the approval of Regal shareholders of the Regal Share Issuance Proposal, as the case may be, make a Change in Recommendation in response to:
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receipt by Rexnord or Regal, as the case may be, of a bona fide written Acquisition Proposal if such party has not violated the provisions described under “—No Solicitation” above; or

•
the occurrence of an Intervening Event, which is defined below;

provided, in each case, the Rexnord board of directors or the Regal board of directors, as the case may be, determined in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that the failure to make a Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and, with respect to an Acquisition Proposal, that such Acquisition Proposal constitutes a Superior Proposal. The Merger Agreement does not (i) provide Regal or Rexnord the right to terminate the Merger Agreement in order to immediately accept an Acquisition Proposal or (ii) permit Regal or Rexnord to enter into an agreement to effect such an Acquisition Proposal prior to the termination of the Merger Agreement. In addition, Regal’s and Rexnord’s obligations to hold the Regal Special Meeting and Rexnord Special Meeting, respectively, are not excused by the existence of an Acquisition Proposal or other Intervening Event, as further described below and in the section “-Stockholders Meeting and Shareholders Meeting.”
The Merger Agreement provides that the term “Intervening Event” means a material development, event, effect, state of facts or change in circumstances that was not known to the Rexnord board of directors or the Regal board of directors, as the case may be, or reasonably foreseeable by the Rexnord board of directors or the Regal board of directors, as the case may be, that occurs, arises or becomes known to the Rexnord board of directors or the Regal board of directors, as the case may be, after the signing of the Merger Agreement and prior to the receipt of the approval of Rexnord stockholders of the Rexnord Separation and Merger Proposal, or the receipt of the approval of Regal shareholders of the Regal Share Issuance Proposal, as the case may be. However, none of the following events (or the consequences thereof) will constitute an “Intervening Event”:
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any action taken by either party pursuant to and in compliance with the covenants set forth in the Merger Agreement;

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the receipt, existence of or terms of an Acquisition Proposal or an Acquisition Inquiry;

•
changes in the market price or trading volume of the shares of Rexnord common stock or Regal common stock;

•
any changes in credit ratings of Rexnord, Land or Regal; or

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Rexnord, Land or Regal meeting, failing to meet or exceeding published or unpublished revenue or market consensus earnings projections;

provided that, with respect to the third, fourth and fifth bullet points above, the Rexnord board of directors or the Regal board of directors, as the case may be, may take into account the underlying causes of such changes or matters.
The Rexnord board of directors or the Regal board of directors, as the case may be, may not make a Change in Recommendation under the circumstances described above, unless:
•
the Rexnord board of directors or the Regal board of directors, as the case may be, determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that an Intervening Event has occurred and failure to make a Change in Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of such board of directors under applicable law;

•
prior to effecting a Change in Recommendation such board of directors provides the other party with written notice advising such party of the Acquisition Proposal or Intervening Event, as the case may be;

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during the four Business Days after the delivery of the notice described in the preceding bullet point, the parties engage in good faith negotiations to amend the Merger Agreement in such a manner that obviates the need for the Change in Recommendation; and

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such board of directors determines in good faith, after having consulted with its outside legal counsel, that, in light of such Acquisition Proposal or Intervening Event, a failure to make a Change in Recommendation would still reasonably be expected to be inconsistent with the fiduciary duties of such board of directors under applicable law and such Acquisition Proposal constitutes a Superior Proposal.

However, under the Merger Agreement, such a Change in Recommendation does not affect Regal’s obligation to hold the Regal Special Meeting and submit the Regal Share Issuance Proposal to its shareholders, or Rexnord’s obligation to hold the Rexnord Special Meeting and submit the Rexnord Separation and Merger Proposal to its stockholders.
SEC Filings
The Merger Agreement provides that, as promptly as reasonably practicable (i) Rexnord and Regal agreed to jointly prepare and cause to be filed with the SEC this joint proxy statement/prospectus-information statement, (ii) Regal will cause to filed with the SEC and the registration statement of which this joint proxy statement/prospectus-information statement is a part and (iii) Rexnord will cause Land to file with the SEC a registration statement to register the shares of Land common stock to be distributed in the Distribution.
Rexnord and Regal are each required under the terms of the Merger Agreement to cause this joint proxy statement/prospectus-information statement to be mailed to its stockholders or shareholders, as the case may be, as promptly as reasonably practicable after the registration statement of which this joint proxy statement/prospectus-information statement is a part becomes effective under the Securities Act.
Stockholders Meeting and Shareholders Meeting
Under the terms of the Merger Agreement, each of Rexnord and Regal is required to, as promptly as practicable following the date on which the SEC has cleared this joint proxy statement/prospectus-information statement and declared effective the Form S-4, take all action necessary under applicable law to call, give notice of and hold a meeting of the holders of Rexnord common stock to approve the Rexnord Separation and Merger Proposal or Regal common stock to approve the Regal Share Issuance Proposal, as the case may be.
The Merger Agreement provides that, unless the Merger Agreement has been terminated according to its terms (as further described in the section titled “-Termination” below), Regal’s obligation to hold the Regal Special Meeting and Rexnord’s obligation to hold the Rexnord Special Meeting are not affected by the commencement, public proposal or public disclosure of communication to Regal or Rexnord of any Acquisition Proposal with respect to Regal or Rexnord, respectively, or by any inquiry in connection with such Acquisition Proposal. The obligation of each of Regal and Rexnord to hold the Regal Special Meeting and the Rexnord Special Meeting will also not be affected by a Change in Recommendation by either of the Regal board of directors or Rexnord board of directors with respect to the Regal Share Issuance Proposal or Rexnord Separation and Merger Proposal, respectively.
Regulatory Matters
The Merger Agreement provides that each party to the Merger Agreement will file all notices, report and other documents required to be filed by such party with any Governmental Body (as described in the Merger Agreement) with respect to the Merger and other transactions contemplated by the Transaction Documents, and will submit promptly any additional information requested by such Governmental Body.
Regal and Rexnord also agreed to (i) prepare and file the notifications required under the HSR Act within 15 business days of the execution of the Merger Agreement, (ii) file or if required make initial contact with the relevant agency and then file as required under the applicable Competition Laws (as described in the Merger Agreement) in connection with the Merger within 30 business days of the execution of the Merger Agreement, and (iii) prepare and file the initial notifications required under FDI Laws (as described in the Merger Agreement) in connection with the Merger within 45 days, or earlier if legally required, of the execution of the Merger Agreement.

Tax Matters
Pursuant to the Merger Agreement, Rexnord and Regal have agreed to certain cooperation covenants with respect to the IRS Ruling request and each of the Rexnord and Regal Tax Opinions. Rexnord has agreed to use reasonable best efforts to cause the delivery of the Rexnord Tax Opinion and the IRS Ruling. Regal has agreed to use reasonable best efforts to cause the delivery of the Regal Tax Opinion. Additionally, Rexnord is generally required to provide Regal opportunity for review and comment on drafts of IRS Ruling-related materials and to keep Regal informed of any material developments with respect to the IRS Ruling process.
The Merger Agreement contains certain additional representations, warranties and covenants relating to the preservation of the intended tax treatment of the Reorganization, the Distributions and the Merger. Additional representations, warranties and covenants relating to the intended tax treatment of the Transactions are contained in the Tax Matters Agreement. Indemnification for taxes generally is governed by the terms, provisions and procedures described in the Tax Matters Agreement. See “Additional Agreements Related to the Reorganization, the Distributions and the Merger—Tax Matters Agreement” beginning on page 183.
Release Documentation
The Merger Agreement provides that at or prior to the closing of the Merger, Rexnord shall provide to Regal any guarantee and lien release documentation that may be necessary and advisable to release Land and its subsidiaries as borrowers or guarantors under any existing indebtedness of Rexnord and its subsidiaries, and the release and termination of any encumbrances on the assets of Land and its subsidiaries (or certain other assets) in connection with any existing indebtedness of Rexnord and its subsidiaries.
Refinancing
Regal and Rexnord have agreed that, at or prior to the closing of the Merger, Regal shall repay, repurchase, redeem, call for redemption or otherwise amend its (i) Existing Regal Credit Agreement and (ii) Note Purchase Agreement, dated as of July 14, 2011, among Regal and the purchasers party to that agreement, so that the consummation of the Transactions will not result in a breach thereof or default or event of default under such agreements.
Solvency Opinions
Regal and Rexnord have agreed to request that a nationally recognized valuation firm selected by Regal will provide an opinion that, immediately following the Distributions, Rexnord and its subsidiaries, on a consolidated basis, will be solvent; that immediately following the Regal Special Dividend, that Regal and its subsidiaries, on a consolidated basis, will be solvent; and that immediately following the Merger, that Regal and its subsidiaries, on a consolidated basis, will be solvent. Regal and Rexnord have also agreed that the valuation firm contemplated to give such opinions will be given reasonable access to all of the information reasonably necessary for the valuation firm to provide these opinions. In the event that the valuation firm indicates it is unable to provide one or more of these opinions, Regal and Rexnord shall use their reasonable best efforts to take any commercially reasonable actions so as to allow the valuation firm to provide the aforementioned opinions. In no event will Regal or Rexnord be required to agree to any amendments or modifications to the Merger Agreement, the Separation Agreement or any of the other Transaction Documents.
Listing
Under the terms of the Merger Agreement, Regal is required to use its reasonable best efforts to cause the shares of Regal common stock to be issued pursuant to the Merger to be approved for listing (subject to notice of issuance) on the NYSE at or prior to the effective time of the Merger.
Management of the Combined Company
Prior to the Effective Time, Rexnord and Regal will mutually agree, acting reasonably, on two independent directors from the Rexnord board of directors to, as of the effective time of the Merger, serve on the Regal board of directors until the next annual meeting of the Regal shareholders.

Regal also agreed to take such action as is reasonably necessary to appoint such Rexnord independent directors to, as of the effective time of the Merger, (i) allow such Rexnord independent directors to serve on the board of directors of Land and (ii) constitute a majority of the directors of Land.
Name of the Combined Company and Headquarters
The name of Regal and its headquarters will not be changed at the effective time of the Merger or as a result of the Merger or any of the other Transactions. Regal also agreed not to relocate the headquarters of Land for at least three (3) years following the closing of the Merger.
Financing
The Merger Agreement provides that each of Regal, Rexnord and Land will use reasonable best efforts (and in the case of Land, that Rexnord and Land will both use reasonable best efforts) to obtain the financing contemplated by the commitment letters contemplated by the Merger Agreement to which it or its subsidiaries is a party, subject to the right to obtain alternative financing under certain circumstances. The Merger Agreement also includes an obligation of Rexnord to provide reasonable cooperation to Regal in connection with the arrangement of its financing (or, if applicable, alternative financing), as may be reasonably requested by Regal.
Certain Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:
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advanced consultation requirements for press releases or public statements regarding the Merger Agreement or the Transactions;

•
steps required to cause any disposition of Land common stock or acquisitions of Regal common stock resulting from the Transactions by each individual who is subject to Article 16 of the Exchange Act with respect to Land or Regal to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
litigation brought against Rexnord, Regal and/or their respective boards of directors relating to the Transactions;

•
financial statements for the PMC Business that Rexnord will provide to Regal between the signing of the Merger Agreement and the closing of the Merger;

•
access to certain information of Rexnord and its affiliates and Regal and its affiliates; and

•
indemnification obligations with respect to former directors or officers of any member of the Land Group.

The Merger Agreement provides that, unless the Merger Agreement has been terminated according to its terms (as further described in the section titled “-Termination” below), Regal’s obligation to hold the Regal Special Meeting and Rexnord’s obligation to hold the Rexnord Special Meeting are not affected by the commencement, public proposal or public disclosure of communication to Regal or Rexnord of any Acquisition Proposal with respect to Regal or Rexnord, respectively, or by any inquiry in connection with such Acquisition Proposal. The obligation of each of Regal and Rexnord to hold the Regal Special Meeting and the Rexnord Special Meeting will also not be affected by a Change in Recommendation by either of the Regal board of directors or Rexnord board of directors with respect to the Regal Share Issuance Proposal or the Rexnord Separation and Merger Proposal, respectively.
Termination
The Merger Agreement may be terminated at any time prior to the effective time of the Merger by the mutual written consent of Regal and Rexnord. Also, subject to specified qualifications and exceptions, Regal or Rexnord may terminate the Merger Agreement if, at any time prior to the effective time of the Merger:

•
the Merger has not been consummated on or prior to November 15, 2021 (which we refer to as the “End Date”), subject to extension to February 14, 2022 and subsequently to May 14, 2022 in connection with outstanding regulatory approvals (although as of the date of this joint proxy statement/prospectus-information statement, all such approvals have been received);

•
any governmental order or other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other Transaction Documents becomes final and non-appealable;

•
the requisite Regal shareholders fail to approve the Regal Share Issuance Proposal at the Regal Special Meeting (including any adjournment or postponement thereof); or

•
the requisite Rexnord stockholders fail to approve the Rexnord Separation and Merger Proposal at the Rexnord Special Meeting (including any adjournment thereof).

In addition, subject to specified qualifications and exceptions, Regal may terminate the Merger Agreement if, at any time prior to the effective time of the Merger:
•
prior to receipt of applicable Rexnord stockholder approval of the Rexnord Separation and Merger Proposal, a “Rexnord Triggering Event” has occurred, which means (i) the Rexnord board of directors (or any committee thereof) withdraws or modifies its recommendation that Rexnord stockholders vote to approve the Rexnord Separation and Merger Proposal at the Rexnord Special Meeting (or adopts or recommends to Rexnord stockholders an Acquisition Proposal other than the Transactions) ( which we refer to as a “Rexnord Change in Recommendation”), (ii) the Rexnord board of directors fails to reaffirm its recommendation of the Merger Agreement within five days’ notice of Regal’s request for such reaffirmation after an Acquisition Proposal has become public knowledge, (iii) Rexnord or any of its subsidiaries enters into any letter of intent or similar document relating to any Acquisition Transaction or (iv) the Rexnord board of directors fails to recommend against a competing tender offer or exchange offer for 20% or more of the outstanding capital stock of Rexnord within ten days after commencement of such offer; or

•
the accuracy of any representation or warranty made by Rexnord or Land would no longer be accurate as of the closing date of the Merger or the breach of any covenant or obligation in the Merger Agreement or the other Transaction Documents such that Regal’s and Merger Sub’s applicable condition to closing would not be satisfied, and such inaccuracy or breach is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by Regal to Rexnord and (ii) three business days before the End Date.

In addition, subject to specified qualifications and exceptions, Rexnord may terminate the Merger Agreement if, at any time prior to the effective time of the Merger:
•
prior to receipt of the applicable Regal shareholder approval of the Regal Share Issuance Proposal, and subject to payment by Rexnord to Regal of the Termination Fee described below, a “Regal Triggering Event” has occurred, which means (i) the Regal board of directors (or any committee thereof) withdraws or modifies its recommendation that Regal shareholders vote to approve the Regal Share Issuance Proposal at the Regal Special Meeting (or adopts or recommends to Regal shareholders an Acquisition Proposal other than the Transactions) (which we refer to as a “Regal Change in Recommendation”), (ii) the Regal board of directors fails to reaffirm its recommendation of the Merger Agreement within five days’ notice of Rexnord’s request for such reaffirmation after an Acquisition Proposal has become public knowledge, (iii) Regal or any of its subsidiaries enters into any letter of intent or similar document relating to any Acquisition Transaction or (iv) the Regal board of directors fails to recommend against a competing tender offer or exchange offer for 20% or more of the outstanding capital stock of Regal within ten days after commencement of such offer; or

•
the accuracy of any representation or warranty made by Regal or Merger Sub would no longer be accurate as of the closing date of the Merger or the breach of any covenant or obligation in the Merger Agreement or the other Transaction Documents such that Rexnord’s or Land’s applicable condition to closing would not be satisfied, and such inaccuracy or breach is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by Rexnord to Regal and (ii) three business days before the End Date.

In the event of termination of the Merger Agreement, the Merger Agreement will terminate without any liability on the part of any party, provided that such termination shall not relieve any party from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in the Merger Agreement except as described below under “The Merger Agreement-Termination Fee Payable in Certain Circumstances.”
Termination Fee Payable in Certain Circumstances
The Merger Agreement provides that in the event of termination of the Merger Agreement prior to the closing date under certain circumstances described below, Regal or Rexnord may be required to pay a termination fee equal to $150 million to the other party.
Regal has agreed to pay the Termination Fee to Rexnord in the following circumstances, subject to certain specified conditions:
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if Rexnord terminates the Merger Agreement following a Regal Triggering Event; or

•
if (i) prior to the Regal Special Meeting, an Acquisition Proposal with respect to Regal is made and (ii) within 12 months of termination of the Merger Agreement, Regal consummates, or enters into a definitive agreement to consummate, any Acquisition Proposal (substituting each reference to “20%” in the definition of “Acquisition Proposal” to “50%”).

Rexnord has agreed to pay the Termination Fee to Regal in the following circumstances, subject to specified conditions:
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if Regal terminates the Merger Agreement following a Rexnord Triggering Event; or

•
if (i) prior to the Rexnord Special Meeting, an Acquisition Proposal with respect to Land or Rexnord is made and (ii) within 12 months of termination of the Merger Agreement, Rexnord consummates, or enters into a definitive agreement to consummate, any Acquisition Proposal (substituting each reference to “20%” in the definition of “Acquisition Proposal” to “50%”).

In no event will either Regal or Rexnord be required to pay the Termination Fee more than once.
Governing Law
The parties to the Merger Agreement have agreed that the Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware. However, the Merger Agreement provides that all matters relating to the fiduciary duties of the Regal board of directors will be governed and construed in accordance with the legal requirements of the State of Wisconsin.
Forum
The parties to the Merger Agreement have agreed that, in any action between any of Regal, Rexnord, Land and Merger Sub arising out of or relating to the Merger Agreement or any of the Transactions, the parties submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware. If the Court of Chancery does not have subject matter jurisdiction over a matter, any federal court in the State of Delaware shall have exclusive jurisdiction and venue or, if neither such court has subject matter jurisdiction over a matter, in any other state court in the State of Delaware shall have exclusive jurisdiction and venue.
No Third Party Beneficiary
The Merger Agreement provides that neither the Merger Agreement nor the rights of any party thereto may be assigned or delegated by such party without the prior written consent of the other parties, and that any attempted assignment or delegation of the Merger Agreement or any of the underlying rights or obligations of any party, without the prior written consent of the other parties will be void and of no effect. However, Rexnord or Regal may assign all or any portion of their respective rights or obligations to any of the parties to the Regal Commitment Letter or Land Commitment Letter pursuant to the terms of each applicable financing arrangement for purposes of creating a security interest in connection with the applicable financing arrangement, or otherwise assigning as collateral security in connection with such financing. The Merger Agreement also provides that it does not confer upon any person (other than the parties to the Merger Agreement) any right, benefit or remedy of any nature. However, the financing sources under the Regal Commitment Letter and Land Commitment Letter, and the present or former directors of Land or any of its subsidiaries, are to be considered third-party beneficiaries under certain provisions of the Merger Agreement.
Waiver
The parties to the Merger Agreement may waive the terms thereof and of the other related documents, instruments and agreements. The parties to the Merger Agreement have agreed that (i) no failure on the part of any party to exercise any of its rights under the Merger Agreement, and no delay on the part of any party in exercising any of its rights under the Merger Agreement will operate as a waiver of such rights; and (ii) no single or partial exercise of any right under the Merger Agreement will preclude any other right or the exercise of a right under the Merger Agreement. In addition, the Merger Agreement provides that no party shall be deemed to have waived any claim arising out of the Merger Agreement, or any right under the Merger Agreement, unless the waiver of such right is expressly set forth in a written, executed instrument from that party. Certain provisions of the Merger Agreement may not be waived by the parties in a manner that would be adverse to the financing sources or related parties under the Regal Commitment Letter or Land Commitment Letter without the prior written consent of the applicable financing source under those agreements.
Specific Performance
The parties to the Merger Agreement have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were breached, and that the parties to the Merger Agreement are entitled to specific performance and injunctive or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement without posting any bond.
Amendment
The Merger Agreement provides that it may be amended with the approval of the Regal board of directors and Rexnord board of directors prior to the effective time of the Merger, subject to the approval of Regal shareholders or Rexnord stockholders, respectively as required by law, regulation, or the rules of the NYSE. Certain limited provisions of the Merger Agreement may not be amended whatsoever so as to be adverse to any of the financing sources under the Regal Commitment Letter or Land Commitment Letter without the prior written consent of the applicable financing source under those agreements.
The Separation Agreement
The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, which is incorporated by reference in this joint proxy statement/prospectus-information statement. Shareholders of Regal and stockholders of Rexnord are urged to read the Separation Agreement in its entirety. This summary of the Separation Agreement has been included to provide Regal shareholders and Rexnord stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this joint proxy statement/prospectus-information statement.
Descriptions regarding the assets and liabilities conveyed to (and assumed by) Land and retained by Rexnord contained in the Separation Agreement are qualified by certain information that has been exchanged separately between Rexnord and Land and that is not expressly enumerated in the Separation Agreement. Accordingly, Regal shareholders and Rexnord stockholders should not rely on the general descriptions of assets and liabilities in the Separation Agreement, as they may have been modified in important ways by the information exchanged separately between Rexnord and Land. For the avoidance of doubt, the Separation Agreement does not contain any representations or warranties.

Overview
The Separation Agreement provides for the separation of Land from Rexnord. Among other things, the Separation Agreement specifies which assets of Rexnord related to the PMC Business are to be transferred to, and which liabilities of Rexnord related to the PMC Business are to be assumed by, Land and its subsidiaries, and sets forth when and how these transfers and assumptions will occur. The Separation Agreement also includes procedures by which Rexnord and Land will become separate and independent companies (subject only to the Transition Services Agreement). The matters addressed by the Separation Agreement include the matters described below.
Transfer of Assets and Assumption of Liabilities
The Separation Agreement identifies the assets to be transferred (including the contracts to be assigned) and the liabilities to be assumed to each of Rexnord and Land as part of the separation of the PMC Business into an independent company, and it provides for when and how these transfers, assumptions and assignments will occur. For the purpose of the Separation Agreement, and subject to terms of and any exceptions set forth in the Separation Agreement, the assets consist of all rights, title and ownership interests (including intellectual property) in and to all properties, claims, contracts, businesses or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any entity. Liabilities consist of any and all liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any legal requirement (including environmental law), legal proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental body and those arising under any contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.
In particular, the Separation Agreement provides that subject to the terms and conditions contained therein, the following assets will generally be retained by or transferred to Land, subject to certain exceptions:
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all interests in the capital stock of, or any other equity interests in, the members of the Land Group (other than Land);

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all Land current assets, excluding cash and cash equivalents;

•
any and all assets that are expressly provided by the Separation Agreement or any ancillary agreement as assets which have been or are to be transferred to or retained by any member of the Land Group;

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(i) the offices, manufacturing facilities, warehouse facilities and repair facilities set forth on Schedule 1 of the Real Estate Matters Agreement, (ii) the owned real property allocated to a member of the Land Group pursuant to the Real Estate Matters Agreement and (iii) the leases, subleases, licenses or other agreements governing the leased real property allocated to a member of the Land Group pursuant to the Real Estate Matters Agreement, in each case, subject to the terms and conditions of the Real Estate Matters Agreement;

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All contracts that are primarily related to and primarily used in the PMC Business (other than certain specified contracts), as well as certain other specified contracts;

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the portion of any shared contracts assigned to Land pursuant to the Separation Agreement, subject to the rights of Rexnord and the obligations of the parties to the Separation Agreement as set forth in the Separation Agreement and, in each case, any rights or claims arising thereunder;

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all intellectual property (other than patents) and intellectual property agreements to the extent related to the PMC Business, other than certain specified intellectual property and certain specified intellectual property agreements;

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all patents to the extent related to the PMC Business, other than certain specified intellectual property and certain specified intellectual property agreements;

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all permits which have been issued by any governmental body and (A) which relate primarily to, or are used primarily in, the PMC Business or (B) which are primarily associated with or related to any Land site, in each case, only to the extent transferable;

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all information, content and data to the extent related to the PMC Business;

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excluding any intellectual property, all information technology assets to the extent exclusively used or exclusively held for use in the PMC Business, and all information technology assets allocated to the PMC Business pursuant to any plan developed by the parties to the Separation Agreement (including certain specified information technology assets) in accordance with the Separation Agreement, other than certain specified contracts;

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excluding any information technology assets and certain specified tangible assets, all fixtures, machinery, equipment, tools, automobiles, trucks and other transportation equipment, office equipment, furnishings and other tangible property that (A) is primarily used in the PMC Business or (B) is located at a physical site of the Land business, other than certain specified sites;

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any and all goodwill of the PMC Business and Land intellectual property;

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all rights to causes of action, lawsuits, judgments, claims and demands, and recoveries from third parties in respect thereof, in each case, to the extent related to the PMC Business;

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the cash and cash equivalents in accounts held by a member of the Land Group at the time of the Spin-Off, and all bank accounts, lock boxes and other deposit arrangements to the extent used in, held for use in or related to the PMC Business;

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subject to certain conditions, the rights of any member of the Land Group under any pre-separation occurrence-based insurance policies; and

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all other assets (other than those described above or assets retained by Rexnord pursuant to the Separation Agreement) that primarily relate to or are primarily used by the PMC Business.

All of the assets other than the assets allocated to Land will generally be retained by, or transferred to, Rexnord. The Separation Agreement identifies specific assets that will not be allocated to Land, including, subject to certain exceptions:
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assets listed on certain schedules to the Separation Agreement;

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any and all assets that are expressly contemplated by the Separation Agreement or any ancillary agreement as assets to be retained by Rexnord or its subsidiaries that are not members of the Land Group;

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any and all assets that are acquired or otherwise become an asset of Rexnord or any of its subsidiaries that are not members of the Land Group after the separation of Land;

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certain specified intellectual property;

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all information technology assets other than Land intellectual property or Land information technology assets;

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(A) the employment and personnel records of Rexnord’s and its affiliates’ employees other than Land Transferred Employees and (B) any employment and personnel records of the Land Transferred Employees, the transfer of which is prohibited by law or otherwise by reason of any agreement with the Land Transferred Employees or any person representing any of them;

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subject to any rights set forth in the Tax Matters Agreement, all financial and tax records relating to the PMC Business that form part of the general ledger of Rexnord or any of its affiliates (other than the members of the Land Group), any working papers of Rexnord’s auditors, and any other tax records (including accounting records) of Rexnord or any of its affiliates (other than the members of the Land Group);

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other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar contracts to the extent related to confidential information of the Land Business, and subject to and except as otherwise provided in the Separation Agreement, all confidential attorney-client privileged communications with legal counsel representing Rexnord or its affiliates occurring on or prior to the separation of Land and relating to the negotiation and consummation of the transactions contemplated by the Separation Agreement and the right to assert the attorney-client privilege with respect thereto;
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any information regarding bids received from third parties and confidential analyses relating to the potential divestiture of all or part of the PMC Business;

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certain specified contracts;

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the portion of any shared contracts not assigned to Land pursuant to the Separation Agreement, subject to the rights of Land and the obligations of the parties to the Separation Agreement set forth in the Separation Agreement;

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(A) all permits which have been issued by any governmental body that are related to the PMC Business but are not transferable (subject to the Separation Agreement) and (B) certain specified permits;

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(A) the offices, manufacturing facilities and other owned real property allocated to Rexnord or any of its subsidiaries that are not members of the Land Group pursuant to the Real Estate Matters Agreement and (B) the leases, subleases, licenses or other agreements governing the leased real property allocated Rexnord or any of its subsidiaries that are not members of the Land Group pursuant to the Real Estate Matters Agreement in each case, subject to the terms and conditions of the Real Estate Matters Agreement;

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all cash and cash equivalents other than the cash and cash equivalents in accounts held by a member of the Land Group as of the time of the Spin-Off; and

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any and all Rexnord insurance policies.

The Separation Agreement provides that liabilities related to the PMC Business or the assets allocated to Land will generally be retained by or transferred to Land, including, except to the extent constituting liabilities to be retained by Rexnord, the following, subject to certain exceptions:
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any and all liabilities: (a) to the extent arising out of or resulting from the operation or conduct of the PMC Business or any former business associated with the PMC Business; (b) to the extent relating to the operation or conduct of any business (other than the PMC Business) conducted by any member of the Land Group at any time after the separation of Land; (c) to the extent arising out of or relating to any Land asset (including any former Land site); or (d) certain other specified liabilities;

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any and all liabilities that are expressly provided by the Separation Agreement or any of the ancillary agreements as liabilities to be assumed by Land or any other member of the Land Group, and all agreements, obligations and liabilities of Land or any other member of the Land Group under the Separation Agreement or any of the ancillary agreements;

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any and all current liabilities of the PMC Business;

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any and all Liabilities relating to, arising out of, or resulting from any infringement, misappropriation or other violation of any intellectual property of any other person related to the conduct of the PMC Business;

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liabilities relating to environmental matters;

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liabilities relating to asbestos or silica;

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any and all liabilities to the extent relating to, arising out of or resulting from any legal proceeding related to the PMC Business;

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(A) indebtedness solely between or among members of the Land Group, (B) the indebtedness of members of the Land Group, other than certain specified indebtedness, and (C) certain new debt incurred by Land as contemplated by the Separation Agreement to fund the Land Cash Payment; and

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liabilities listed on certain schedules to the Separation Agreement.

All of the liabilities other than the liabilities allocated to Land will generally be retained by or transferred to Rexnord. The Separation Agreement identifies specific liabilities that will not be allocated to Land, including:
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All liabilities of Rexnord or its subsidiaries to the extent such liabilities are not Land liabilities;

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Liabilities for indebtedness of Rexnord, any of its subsidiaries that are not members of the Land Group, Land or the Land Group (other than indebtedness described above which is allocated to Land);

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all liabilities incurred by or on behalf of Rexnord or any of its subsidiaries that are not members of the Land Group or, prior to the separation of Land, the Land Group, in connection with the transactions contemplated by the Separation Agreement or the ancillary agreements (other than to the extent otherwise provided in the Merger Agreement or any ancillary agreement, and other than any fees, commissions or expenses with respect to certain new debt incurred by Land as contemplated by the Separation Agreement to fund the Land Cash Payment);

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all liabilities to the extent relating to or arising out of the conduct and operation of any business (other than the PMC Business) of Rexnord or any of its subsidiaries that are not members of the Land Group; and any liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agent of any member of Rexnord or any of its subsidiaries that are not members of the Land Group or liability of any director, officer or manager of Rexnord or any of its subsidiaries to the stockholders of Rexnord relating to acts or omissions at or prior to the separation of Land;

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any liabilities to the extent relating to or arising out of the ownership, operation or use of any asset retained by Rexnord;

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all liabilities to the extent arising under the allocated portion of any shared contract in accordance with the Separation Agreement or any retained contract of Rexnord or other contract that is assigned to Rexnord or any of its subsidiaries that are not members of the Land Group;

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liabilities listed on certain schedules to the Separation Agreement; and

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all other liabilities of Rexnord and its subsidiaries that are expressly contemplated by the Separation Agreement or any ancillary agreement as liabilities to be retained or assumed by Rexnord or any of its subsidiaries that are not members of the Land Group.

Information in this joint proxy statement/prospectus-information statement with respect to the assets and liabilities of Land and Rexnord following the Reorganization is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement and the other Transaction Documents, unless the context otherwise requires.
Consents and Delayed Transfers
The Separation Agreement provides that Land and Rexnord will use reasonable best efforts to seek and obtain any approvals, consents, ratifications, permissions, waivers or authorizations (including governmental authorizations) required for the transfer or assignment of any assets or the assumption of any liabilities under the Separation Agreement, and each of Land (and Regal after the Merger) and Rexnord will pay fifty percent of any cost required to be paid to a third party to obtain any such action.
The transfer or assignment of assets or the assumption of liabilities, as the case may be, will be automatically deemed deferred (unless Rexnord and Land determine otherwise) if and to the extent that the valid, complete and perfected transfer or assignment of such assets would be a violation of applicable law or require any approvals or notifications that have not been made or obtained at or prior to the separation of Land until such time as all legal impediments are removed or such approvals and notifications have been obtained or made. The party retaining such asset will hold such asset for the use and benefit of the other (at such other party’s expense) until properly conveyed. Any party retaining an asset or liability due to the deferral of the transfer or assignment of such asset is not be obligated to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by the other party entitled to such asset or liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed. Any party retaining an asset shall also be entitled to indemnification for liabilities relating to such retained asset. The obligations to seek and obtain consents, or hold assets for the use and benefit of the other party will generally terminate 24 months after the separation of Land, except that the party for whom an asset is being held may extend the arrangement by the provision of notice within such 24 month period.
Shared Contracts
The Separation Agreement provides that certain contracts listed on a schedule to the Separation Agreement will be treated as shared contracts. Each shared contract will be assigned in part to the applicable member of the applicable group, if so assignable, or be appropriately amended so that each of Rexnord or Land or the members of their respective group will be entitled to the rights and benefits, and will assume the related portion of any liabilities, inuring to their respective businesses. In no event will Rexnord or Land be required to assign or amend any shared contract that is not assignable or that cannot be amended without consent of the counterparty. For any shared contract that cannot be so assigned or amended, the party for which such shared contract is an asset will, at the reasonable request of the other party to which the benefit of such shared contract inures in part, for a period of not more than 24 months after the separation of Land, take reasonable and permissible actions to cause such party to receive the benefit of that portion of the shared contract that relates to such party’s business as if such shared contract had been assigned or amended, and to bear the burden of the corresponding liabilities as if such liabilities had been assumed. The party to which the benefit of such shared contract inures in part will use its reasonable best efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements described above.
Financing
On or before the date of the Distributions, subject to the terms and conditions of the Merger Agreement and the Separation Agreement, Land or a member of the Land Group will enter into a definitive agreement or agreements providing for indebtedness in an aggregate principal amount of approximately $486.8 million which will be used to fund the Land Cash Payment.
Contribution
Prior to the Distribution, in consideration of the transfer to Land of the specified assets and liabilities contemplated by the Reorganization, Land will issue to Rexnord LLC additional shares of Land common stock such that the number of shares of Land common stock then outstanding will be equal to the number of shares of Rexnord common stock outstanding as of the Rexnord record date for determining the holders of Rexnord common stock entitled to receive Land common stock in the Spin-Off.
The Distributions
In the Distributions, Rexnord LLC will distribute all of the outstanding shares of Land common stock to RBS Global, Inc., immediately thereafter, RBS Global, Inc. will distribute all of the outstanding shares of Land common stock to Chase Acquisition I, Inc., immediately thereafter, Chase Acquisition I, Inc. will distribute all of the outstanding shares of Land common stock to Rexnord, and immediately thereafter Rexnord will distribute all of the outstanding shares of Land common stock to Rexnord stockholders, which is to be made pro rata for no consideration (the last step, the “Spin-Off”).
The Rexnord board of directors (or a committee thereof), in accordance with applicable law, will establish a record date and the date of the Distributions, and Rexnord will establish appropriate procedures in connection with, and to effectuate in accordance with applicable law, the Distributions. All shares of Land common stock held by Rexnord on the date of the Distributions will be distributed to the holders of record of common stock of Rexnord in the manner determined by Rexnord. Each holder of common stock of Rexnord on the Rexnord record date will be entitled to receive for each share of Rexnord common stock held by such holder on the Rexnord record date one share of Land common stock.
Upon the consummation of the Spin-Off, Rexnord will deliver to the distribution agent for the Distributions, a book-entry authorization representing the Land common stock being distributed in the Spin-Off for the account of the Rexnord stockholders that are entitled thereto. The distribution agent for the Spin-Off will hold such book-entry shares for the account of the Rexnord stockholders pending the Merger.
Conditions to the Distributions
The obligation of Rexnord to complete the Distributions is subject to the fulfillment or waiver by Rexnord (subject to the limitation that certain waivers shall also be subject to the prior written consent of Regal) of the following conditions:
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completion of the Reorganization substantially in accordance with the plan of Reorganization (other than those steps that are expressly contemplated to occur at or after the Distribution);

•
consummation of the Contribution, including the execution and delivery of the ancillary agreements;

•
payment of the Land Cash Payment; and

•
satisfaction or waiver by the party entitled to the benefit thereof of the conditions to the obligations of the parties to the Merger Agreement to consummate the Merger, in each case, other than those conditions that by their nature are to be satisfied contemporaneously with the Reorganization, the Distributions or the Merger.

Post-Closing Adjustments
The Separation Agreement provides for a post-closing adjustment, which it provides will be an amount equal to:
•
the amount by which the working capital of the Land Group as of immediately prior to the time of the Distributions is greater or less than $213 million;

•
plus or minus the absolute value of the amount by which the indebtedness of the Land Group, other than certain specified indebtedness, is less or greater than approximately $76 million;

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plus or minus the absolute value of the amount by which the cash and cash equivalents of the Land Group is greater or less than $192.5 million;

•
plus or minus the absolute value of the amount by which certain unfunded pension liabilities is less or greater than $92 million; and

•
minus the amount of transaction expenses under the Separation Agreement.

If the adjustment amount is a positive amount, then Land will pay to Rexnord the absolute value of that amount. If the adjustment amount is a negative amount, then Rexnord will pay to Land the absolute value of that amount. Calculation of the above amounts are subject to a dispute resolution mechanism set forth in the Separation Agreement in the event that Land and Rexnord do not agree on such amounts.
Access to Information
The Separation Agreement provides for the following access to information:
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Until the sixth (6th) anniversary of the date of the Distributions, each of Rexnord and Regal agrees to provide to the other party, as soon as reasonably practicable after written request therefor, any information in the possession or under the control of such respective party which (i) relates to the requesting party or such party’s business (or in the case of Regal, Land or the PMC Business) prior to the separation of Land, or (ii) the requesting party needs to comply with the terms of any ancillary agreement;

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Following the date of the Distributions, each of Rexnord and Regal agrees to provide to the other party, as soon as reasonably practicable after written request therefor, any information in the possession or under the control of such respective party which (i) is required by the requesting party with regard to reasonable compliance with reporting, disclosure, filing or other legal requirements, or (ii) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Legal Proceeding or other similar requirements; and

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Following the Merger, each of Rexnord, Land and Regal shall have the right to request in writing (including on behalf of any member of its group) that the other parties make available for inspection any non-privileged books, records, or other documents within its control or that it otherwise has the ability to make available, to the extent such books, records or other documents may reasonably be required in connection with any legal proceeding or threatened or contemplated legal proceeding (including preparation for such Legal Proceeding), regardless of whether such legal proceeding is a matter with respect to which indemnification may be sought under the Separation Agreement.

Treatment of Intercompany Agreements, Receivables and Payables
The Separation Agreement provides that all agreements that are between members of the Land Group, on the one hand, and Rexnord and its other subsidiaries, on the other hand, other than certain specified contracts, will be terminated as of the separation of Land. The Separation Agreement provides that prior to the separation of Land, all intercompany receivables owed and intercompany payables due solely between members of the Land Group, on the one hand, and Rexnord and its other subsidiaries, on the other hand, will be satisfied or settled in full in cash or otherwise terminated without any further liability or obligation of any member of either group.
The Separation Agreement also provides that prior to the separation of Land or as soon as possible thereafter, the parties will use their reasonable best efforts to cause all bank and brokerage accounts owned by a member of the Land Group to be de-linked from the accounts owned by Rexnord or any of its other subsidiaries, and all bank and brokerage accounts owned by Rexnord or any of its other subsidiaries to be de-linked from the accounts owned by a member of the Land Group. The parties will also use their reasonable best efforts to cause the contracts governing such bank and brokerage accounts to be amended to transfer such contracts and the related assets to the relevant group. Further, any outstanding checks issued by Rexnord, Land or any of their respective subsidiaries prior to the time of the Distributions will be honored from and after the time of the Distributions by a person or entity or a group owning the account on which the check is drawn, without limiting the ultimate allocation of liability for such amounts under the Separation Agreement or any other Transaction Document.
Releases
The Separation Agreement provides that, subject to certain exceptions specified in the Separation Agreement, Regal (solely in its capacity as an equityholder of entities within the Land Group), and Land, each on behalf of itself and each member of its respective Group, and certain other of its affiliates and representatives will release and discharge Rexnord and other members of the Rexnord Group and certain other affiliates and representatives of Rexnord from any and all liabilities to the extent existing or arising from any acts and events occurring or failing to occur, and any conditions existing, at or prior to the time of the Distributions, including in connection with the implementation of the Reorganization, the Distributions and the Merger. The Separation Agreement provides that, subject to certain exceptions specified in the Separation Agreement, Rexnord, on behalf of itself and each member of the Rexnord Group, and certain other of its affiliates and representatives will release and discharge Land and other members of the Land Group and certain other affiliates and representatives of Land from any and all liabilities to the extent existing or arising from any acts and events occurring or failing to occur, and any conditions existing, at or prior to the time of the Distributions, including in connection with the implementation of the Reorganization, the Distributions and the Merger.
Indemnification
In the Separation Agreement, Land, and each member of the Land Group on a joint and several basis, agrees to indemnify, defend and hold harmless each of Rexnord and its subsidiaries, all persons who are or have been their respective stockholders, directors, partners, managers, managing members, officers, agents or employees, and each of their respective successors and permitted assigns, from and against all liabilities to the extent relating to, arising out of or resulting from:
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any liabilities described under “Transfer of Assets and Assumption of Liabilities” as allocated to the Land Group pursuant to the Separation Agreement;

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the assets and businesses described under “Transfer of Assets and Assumption of Liabilities” as allocated to the Land Group pursuant to the Separation Agreement;

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any breach after the separation of Land by Regal or any of its subsidiaries of any provision of the Separation Agreement or any ancillary agreement, other than an ancillary agreement that expressly provides for separate indemnification thereunder;

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any breach by Regal of any covenant or other agreement contained in the Merger Agreement; or

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any breach by Land of any covenant or other agreement contained in the Merger Agreement which, by its terms, it to be performed after the effective time of the Merger.

Rexnord agrees to indemnify, defend and hold harmless each member of the Land Group (or, after the separation of Land, Regal and its subsidiaries), all persons who are or have been their respective stockholders, directors, partners, managers, managing members, officers, agents or employees, and each of their respective successors and permitted assigns, from and against all liabilities relating to, arising out of or resulting from:
•
the liabilities described under “Transfer of Assets and Assumption of Liabilities” as allocated to Rexnord and its subsidiaries pursuant to the Separation Agreement;

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the assets and businesses described under “Transfer of Assets and Assumption of Liabilities” as allocated to Rexnord and its subsidiaries pursuant to the Separation Agreement;

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any breach after the separation of Land by Rexnord or any of its subsidiaries of any provision of the Separation Agreement or any ancillary agreement, other than an ancillary agreement that expressly provides for separate indemnification thereunder;

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any amendments, modifications or supplementations to the separation plan under the Separation Agreement made by Rexnord prior to the separation of Land;

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any breach by Rexnord of any covenant or other agreement contained in the Merger Agreement, which by its terms, is to be performed after the effective time of the Merger or expressly survives under the Merger Agreement; or

•
matters set forth on certain schedules to the Separation Agreement, subject to the terms and limitations set forth in the Separation Agreement and in such schedules.

Under the Separation Agreement, the amount of any indemnifiable loss will be reduced by any insurance proceeds, or indemnification or similar proceeds from any unaffiliated third party, actually received by the indemnified party in respect of the indemnifiable loss. The Separation Agreement provides that an insurer who would otherwise be obligated to pay any claim is not relieved of the responsibility or have any subrogation rights solely by virtue of the indemnification provisions of the Separation Agreement or any ancillary agreement. Pursuant to the Separation Agreement, the indemnified party shall use its reasonable best efforts to collect or recover any insurance proceeds or other proceeds to which the indemnified party is entitled in connection with any liability for which the indemnified party seeks indemnification pursuant to the Separation Agreement, except that no party will be required to assert any claim, action or proceeding against any material customer, material supplier, material licensor or employee.
The Separation Agreement also establishes procedures with respect to third-party claims subject to indemnification and related matters.
Restrictive Covenants
The Separation Agreement provides certain restrictive covenants prohibiting one or more of the parties from engaging in certain actions following the time of the Spin-Off, including a two-year non-competition that restricts Rexnord and any of its subsidiaries from engaging in, managing or operating, anywhere in the world, or owning an equity interest in any person who engages in, manages or operates anywhere in the world, any business that competes with the PMC Business (subject to certain exceptions) and a mutual, two-year non-solicitation covenant prohibiting each of Rexnord, Regal and their respective subsidiaries from soliciting or hiring any employee or independent contractor of the other party or such other party’s subsidiaries (in each case, subject to certain exceptions).

Certain Additional Covenants
The Separation Agreement also addresses additional obligations of the parties relating to, among other matters, further assurances, guarantees, financial statements and accounting, provision of corporate records, witness cooperation, reimbursement, confidentiality, privilege, ownership of information, cooperating in good faith to negotiate, prior to the time of the Spin-Off, the services to be provided under the Transition Services Agreement, and other matters.
The Separation Agreement also provides that, as of the closing of the Transactions Regal guarantees to Rexnord the obligations of Land arising at or after the closing of the Transactions.
Insurance
The Separation Agreement provides that prior to the time of the Distributions, Land and the PMC Business will continue to be covered under insurance policies of Rexnord or the subsidiaries of Rexnord. Following the time of the Distributions, Land and the PMC Business will no longer be covered under the insurance policies of Rexnord or the subsidiaries of Rexnord. Land and the subsidiaries of Land will have the right to access occurrence-based coverage, to the extent available, for claims asserted after the time of the Distributions but arising out of an occurrence prior to the time of the Distribution, with any retrospective premiums, deductibles or similar obligations arising from such claims being borne by Regal and its subsidiaries.
Dispute Resolution
The Separation Agreement contains provisions that govern, except as otherwise provided in certain Transaction Documents, the resolution of disputes, controversies or claims that may arise between Rexnord and Land related to the Separation Agreement or any ancillary agreement or the transactions contemplated thereby. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the dispute for a specified period to a representative responsible for administering disputes appointed by each of Rexnord and Land after relevant employees from those parties with knowledge and interest in the dispute have first tried to resolve the differences between the parties.
Termination
The Separation Agreement will terminate simultaneously with a termination of the Merger Agreement prior to the separation of Land. In the event of such a termination, none of the parties will have any liability to any person by reason of the Separation Agreement, except as provided in the Merger Agreement.
Governing Law
The parties to the Separation Agreement have agreed that the Separation Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware.
Forum
The parties to the Separation Agreement have agreed that, in any action between any of Regal, Rexnord and Land arising out of or relating to the Separation Agreement or any of the transactions contemplated therein, the parties submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware. If the Court of Chancery does not have subject matter jurisdiction over a matter, any federal court in the State of Delaware will have exclusive jurisdiction and venue or, if neither such court has subject matter jurisdiction over a matter, any other state court in the State of Delaware shall have exclusive jurisdiction and venue.
No Third Party Beneficiary
The Separation Agreement is solely for the benefit of the parties to the Separation Agreement and it does not confer upon any person (other than the parties to the Separation Agreement) any right, benefit or remedy of any nature. However, certain persons under any ancillary agreement, and those persons noted above in each of the “Releases” and “Indemnification” subsections to this Separation Agreement summary (and further noted in the Separation Agreement) are conferred certain rights, benefits or remedies under certain provisions of the Separation Agreement.
Waiver
The parties to the Separation Agreement have agreed that (i) no failure on the part of any party to exercise any of its rights under the Separation Agreement, in either case, and no delay on the part of any party in exercising any of its rights under the Separation Agreement will operate as a waiver of such rights; and (ii) no single or partial exercise of any right under the Separation Agreement will preclude any other right or the exercise of a right under the Separation Agreement. In addition, the Separation Agreement provides that no party will be deemed to have waived any claim arising out of the Separation Agreement or any ancillary agreement, or any right under the Separation Agreement or any ancillary agreement, unless the waiver of such right is expressly set forth in a written, executed instrument from that party.
Specific Performance
The parties to the Separation Agreement have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the Separation Agreement were not performed in accordance with their specific terms or were breached, and that the parties to the Separation Agreement are entitled to specific performance and injunctive or other equitable relief to prevent breaches of the Separation Agreement and to enforce specifically the terms and provisions of the Separation Agreement without posting any bond.
Debt Financing
Concurrently with the execution of the Merger Agreement, Regal entered into a commitment letter dated as of February 15, 2021 (as modified pursuant to the terms of that certain Joinder to Commitment Letter dated as of March 17, 2021, the “Regal Commitment Letter”) with the Regal Commitment Parties pursuant to which the Regal Commitment Parties committed to provide senior bridge loans under a 364-day senior bridge loan credit facility in an aggregate principal amount of up to $2.126 billion (which we refer to as the “Regal Bridge Facility”), subject to the terms and conditions of the Regal Commitment Letter. In addition, Land entered into a commitment letter dated as of February 15, 2021 (which we refer to as the “Land Commitment Letter”) with certain financial institutions (which we refer to as the “Land Commitment Parties”), pursuant to which the Land Commitment Parties committed to provide senior bridge loans under a 364-day senior bridge loan credit facility in an aggregate principal amount of up to approximately $486.8 million (which we refer to as the “Land Bridge Facility”), subject to the terms and conditions of the Land Commitment Letter. On May 14, 2021 Land entered into a credit agreement with JPMorgan Chase Bank, N.A., as Administrative Agent and the lenders named therein, providing for a delayed draw term loan facility with commitments thereunder in an aggregate principal amount of approximately $486.8 million, maturing on August 25, 2023 (which we refer to as the “DDTL Facility”). Subject to satisfaction of the conditions therein, the DDTL Facility may be drawn in connection with the consummation of the Transactions in order to fund the Land Cash Payment. The loans under the DDTL Facility will bear interest at floating rates, plus an applicable margin determined by reference to a consolidated funded debt to consolidated EBITDA ratio or at an alternative base rate. Upon the effectiveness of the DDTL Facility, the Land Commitment Letter and the commitments thereunder were terminated. No amounts may be drawn under the DDTL Facility until the closing. Regal has agreed to indemnify Rexnord with respect to certain aspects of the DDTL Facility.
Further, Regal entered into an additional debt commitment letter (which we refer to as the “Backstop Commitment Letter”) with Barclays Bank, pursuant to which, and subject to the terms and conditions set forth therein, Barclays Bank committed to provide a 364-day senior bridge loan credit facility in an aggregate principal amount of up to approximately $1.1 billion to prepay in full the aggregate principal amount of loans outstanding under that certain Amended and Restated Credit Agreement, dated as of August 27, 2018, by and among Regal, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent (which we refer to as the “Existing Regal Credit Agreement”) in the event that certain required consents from the lenders under the Existing Regal Credit Agreement could not be obtained. On March 17, 2021 Regal entered into an amendment (which we refer to as the “First Amendment” and the

Existing Regal Credit Agreement as amended by the First Amendment, the “Regal Credit Agreement”) to the Existing Regal Credit Agreement to, among other things (i) permit the consummation of the Transactions, as applicable, (ii) permit the incurrence of indebtedness to finance the Regal Special Dividend and the Land Cash Payment; and (iii) provide an increase of $250 million in the aggregate principal amount of the revolving commitments under the Existing Regal Credit Agreement. Upon the effectiveness of the First Amendment, the Backstop Commitment Letter and the commitments thereunder were terminated.
It is expected that the proceeds of the Regal Bridge Facility will be used in a single drawing on the closing of the Merger to pay, among other things, the Regal Special Dividend. It is expected that the proceeds of the DDTL Facility, will be used in a single drawing on or before the date of the Distributions to pay the Land Cash Payment. The credit documentation for each of the Regal Bridge Facility and the DDTL Facility, in each case, have representations and warranties, affirmative and negative covenants and events of default substantially consistent with the Existing Regal Credit Agreement and customary for debt financings of this type.

ADDITIONAL AGREEMENTS RELATED TO THE REORGANIZATION, THE DISTRIBUTIONS AND THE MERGER
Regal, Rexnord, Land and Merger Sub and certain of their respective subsidiaries, stockholders, shareholders, directors and officers, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, certain other agreements relating to the Transactions and various interim and ongoing relationships among Rexnord, Land and Regal. The material terms of these agreements are summarized below. The summaries below are qualified in their entirety by the contents of the respective agreements, which are incorporated by reference in this joint proxy statement/prospectus-information statement. Shareholders of Regal and stockholders of Rexnord are urged to read these agreements in their entirety. The summary of the agreements described below has been included to provide Regal shareholders and Rexnord stockholders with information regarding their terms. The rights and obligations of the parties to these agreements are governed by the express terms of the agreements and not by this summary or any other information included in this document. This summary is not intended to provide any other factual information about Regal, Merger Sub, Rexnord or Land. Information about Regal, Merger Sub, Rexnord and Land can be found elsewhere in this joint proxy statement/prospectus-information statement and in the documents incorporated by reference into this joint proxy statement/prospectus-information statement.
Employee Matters Agreement
In connection with the Transactions, Rexnord, Land and Regal have entered into an Employee Matters Agreement with respect to the transfer of the employment of certain employees of the Rexnord Group and the Land Group and related matters, including allocation among the parties of assets, liabilities and responsibilities with respect to terms of employment, benefit plan transition and coverage and other compensation and labor matters, as well as responsibility for employee and benefit plan liabilities for certain current and former employees of the Rexnord Group and the Land Group. This summary is qualified by reference to the complete text of the Employee Matters Agreement, which is incorporated by reference herein and is filed as an annex to the registration statement of which this joint proxy statement/prospectus-information statement is a part.
Transfer of Employees
With respect to transfer of employment, the Employee Matters Agreement generally provides that:
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In general, no later than immediately prior to the Distributions, Rexnord and Land will, or will cause the respective members of their groups to, (i) cause each Land Employee to be employed by a member of the Land Group to the extent such employees are not already employed by the Land Group, provided that, with respect to Land Employees located outside the U.S. (which we refer to as the “Non-U.S. Land Employees”), such transfer, if any, will occur prior to or simultaneously with the Distributions or as soon as commercially reasonable thereafter; and (ii) cause any employee who is not a Land Employee but is employed by a member of the Land Group to be employed by a member of the Rexnord Group.

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Rexnord is required to indemnify the Land Indemnitees for indemnifiable losses relating to or arising from: (i) the employment or termination of any employee of a member of the Rexnord Group or Land Group, other than a Land Employee, at any time; (ii) a breach of any automatic transfer laws or a failure to satisfy any collective labor obligation solely with respect to the Non-U.S. Land Employees in the United Arab Emirates and Non-U.S. Land Employees in India that were scheduled to transfer to and from Land respectively prior to the Distributions; and (iii) the transfer to any member of the Land Group of any individual who is not a Land Employee.

Allocation of Certain Employment and Benefits Liabilities
With respect to the assumption of liabilities, the Employee Matters Agreement generally provides that:
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Land will assume all liabilities arising out of, relating to or resulting from the employment, service, and termination of employment or service of all Land Employees and Land Former Employees, as well as any other liabilities or obligations expressly assigned to or assumed or retained by Land, any member of the Land Group, or any of Land’s affiliates under the Employee Matters Agreement.

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Rexnord and Rexnord Group is required to assume or retain all liabilities relating to or arising with respect to the Rexnord Employees, Land Employees who are not Land Transferred Employees, and any former employee of the Rexnord Group who is not a Land Former Employee.

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As of immediately prior to the effective time of the Reorganization, Land will, or will cause the applicable members of the Land Group to, assume each Land Labor Agreement covering Land Transferred Employees.

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Except as explicitly set forth in the Employee Matters Agreement, Rexnord will assume or retain all liabilities arising under or otherwise related to benefit arrangements of Rexnord, excluding any employee benefit plan that (i) is or is required to be maintained or contributed to by any member of the Land Group or with respect to which any member of the Land Group is a party, and (ii) in which the only participants or other parties thereto are Land Employees and Land Former Employees.

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Land will reimburse the Rexnord Group for claims for benefits by any Land Transferred Employee or Land Former Employee (or their respective dependents) after the effective time of the Reorganization which were incurred prior to the effective time of the Reorganization under any benefit arrangement of Rexnord that is not funded by an insurance policy, trust or similar funding arrangement, other than claims under a flexible spending account.

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Land will assume all liability for severance payable to any Land Employee or Land Former Employee.

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The Rexnord Group will be responsible for providing continued COBRA continuation coverage to (i) Land Former Employees and Land Employees who are not Land Transferred Employees (and their qualifying beneficiaries) who experience a COBRA qualifying event at any time, and (ii) Land Transferred Employees and their qualifying beneficiaries who experience a COBRA qualifying event on or prior to the effective time of the Reorganization, and Land will reimburse the Rexnord Group for claims and obligations incurred as a result of such coverage to the extent certain criteria are met.

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To the extent permitted by law, Land will, or will cause a member of the Land Group to, assume all liabilities for earned but unused paid time off of Land Transferred Employees. Rexnord will, or will cause the applicable member of the Rexnord Group to, pay out all earned but unused vacation benefits to each Land Employee entitled to such benefits due to the Reorganization, the Distributions or the Merger.

Post-Closing Preservation of Compensation and Benefits
During the 12-month period following the closing of the Merger, the Employee Matters Agreement generally provides that Regal will, or will cause the applicable member of the Land Group to, provide all U.S. Land Transferred Employees (excluding certain employees covered by works council/collective bargaining agreements) with compensation and benefits at certain fixed levels, including:
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base pay or wage rate, target annual bonus opportunity, paid time off and severance opportunities, each no less than the base pay or wage rate; target annual cash bonus opportunity, paid time off and severance opportunities, as applicable, such Land Transferred Employee received immediately prior to the Distributions; and

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employee benefits (excluding certain categories of benefits) that have a value which is substantially similar in the aggregate to (i) the employee benefits such Land Transferred Employee received immediately prior to the Distributions or (ii) the employee benefits provided to similarly situated employees of the Regal Group from and after the closing date of the Merger.

Treatment of Equity Incentive Awards
The Employee Matters Agreement provides generally that at or prior to the effective time of the Reorganization, the respective boards of directors of Rexnord and Regal (and the respective compensation committees thereof, as applicable) will adopt resolutions to effectuate the specified treatment of certain Rexnord equity incentive awards granted to Land Transferred Employees under the Rexnord equity plans. Please see “Interests of Certain Persons in the Merger—Treatment of Rexnord Equity Awards in Connection with the Transactions” on page 146 for a description of such treatment.

Following the closing of the Merger, Regal may in certain limited circumstances be permitted to adjust the Regal substitute awards in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made under such awards.
Treatment of Other Forms of Employee Compensation and Benefits
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As of the effective time of the Merger or such later time at which the applicable individual becomes a Land Transferred Employee, Regal will, or in the case of (i) and (ii) below will cause an applicable member of the Regal Group to, take commercially reasonably actions to: (i) cause the Land Transferred Employee to commence participation in Regal Group employee benefits plans for which the employee is eligible; (ii) recognize prior service with the Land Group or the Rexnord Group and with certain predecessor employers for all purposes (subject to certain exceptions); and (iii) waive waiting periods under certain Regal Group employee benefit plans, waive pre-existing condition exclusions and actively-at-work requirements under certain Regal Group employee benefit plans providing for medical, dental or vision benefits, and take certain eligible expenses previously incurred by Land Transferred Employees and their dependents into account for purposes of satisfying certain deductible, coinsurance and maximum out-of-pocket requirements under Regal medical benefit plans.

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From the date of the Employee Matters Agreement until the Distributions, Rexnord will establish or maintain certain cash incentive programs for Land Employees with a performance period of one year or less, subject to certain restrictions. If payments under these cash incentive programs become due prior to the Distributions, Rexnord is required to pay those amounts, and if payments are not due until after the Distributions, Land is required to pay those amounts.

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Prior to the Distributions, Rexnord will cause a member of the Land Group to adopt a new “Land Pension Plan” and related trust agreement, which will generally have provisions that mirror the Rexnord Pension Plan and trust agreement. Effective as of the effective time of the Reorganization, Rexnord and Land will transfer all liabilities of the Rexnord Pension Plan for benefits accrued through the Distributions in respect of Land Transferred Employees and Land Former Employees who are participants in the Rexnord Pension Plan and their surviving spouses and beneficiaries entitled to receive benefits under the Rexnord Pension Plan to the Land Pension Plan, along with any assets relating thereto as determined in accordance with applicable law.

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Effective as of the effective time of the Reorganization, the U.S. Land Transferred Employees who are participating in the Rexnord LLC 401(k) Plan will automatically cease participation in such plan, and Rexnord will cause each of these individuals to become fully vested in their account balances under that plan.

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Prior to the Distributions, Rexnord will cause a member of the Land Group to adopt one or more retiree welfare plans and corresponding insurance contracts and policies, in each case, which generally mirror the terms of certain existing Rexnord retiree welfare plans. As of the Distributions, Land will, or will cause of a member of the Land Group to, assume all liabilities to provide benefits to the Land Transferred Employees and Land Former Employees and their surviving spouses and beneficiaries receiving such coverage or benefits pursuant to the Rexnord retiree welfare plans as of immediately prior to the Distributions.

Tax Matters Agreement
Land, Rexnord, and Regal have entered into a Tax Matters Agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes of Land, Rexnord and their respective subsidiaries (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Reorganization or the Distributions to qualify for their intended tax treatment), tax benefits and attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and assistance and cooperation in respect of tax matters. This summary is qualified by reference to the complete text of the Tax Matters Agreement, which is incorporated by reference and is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus-information statement is a part.
In general, under the Tax Matters Agreement:

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Rexnord will be responsible for (i) any income taxes (and any related interest, penalties or audit adjustments) imposed on any consolidated, combined or unitary tax group of Rexnord for any period, (ii) any taxes (and any related interest, penalties or audit adjustments) imposed on Land or any of its subsidiaries for any tax period or portion thereof ending on or prior to the date of the Spin-Off, (iii) any taxes (and any related interest, penalties or audit adjustments) attributable to assets or activities of businesses operated by the Rexnord Group and its subsidiaries other than the PMC Business, (iv) any taxes (and any related interest, penalties or audit adjustments) with respect to the Reorganization or the Distributions (other than taxes resulting from a failure of the transactions to qualify for the intended tax treatment set forth in the Tax Matters Agreement), and (v) generally, 100% of any taxes (and any related interest, penalties or audit adjustments) resulting from a failure of the Transactions to qualify for the intended tax treatment set forth in the Tax Matters Agreement, except that (a) Rexnord is generally not responsible for any such taxes caused by specified actions of (or relating to) Regal or Land (unless such taxes were also caused by specified actions of (or relating to) Rexnord in which case Rexnord remains liable to the extent of its relative fault) and (b) Rexnord is only responsible for 10% of any such taxes that result from an issue with the computation or availability of Overlap Shareholders (described more fully below); and

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Land will be responsible for (i) any taxes (and any related interest, penalties or audit adjustments) imposed on Land for any period or portion thereof beginning after the date of the Spin-Off, (ii) generally, 100% of any taxes (and any related interest, penalties or audit adjustments) resulting from a failure of the Transactions to qualify for the intended tax treatment set forth in the Tax Matters Agreement that is caused by specified actions of (or involving) Regal or Land (unless such taxes were also caused by specified actions of (or involving) Rexnord, in which case Rexnord remains liable to the extent of its relative fault), and (iii) 90% of such taxes described in clause (ii) that result from an issue with the computation or availability of Overlap Shareholders (described more fully below).

As described more fully below under “Material U.S. Federal Income Tax Consequences of the Transactions—Material Tax Consequences of the Reorganization and the Distributions—Material U.S. Federal Income Tax Consequences of the Reorganization and the Distributions to Rexnord,” under Section 355(e) of the Code, Rexnord is required to recognize corporate level tax on the Spin-Off if, as a result of the Merger or other transactions considered part of a plan with the Spin-Off, there is a 50% or greater change of ownership in Land as compared to its ownership immediately following the Spin-Off and before the Merger. For these purposes, if a stockholder of Land is also a shareholder of Regal immediately prior to the Merger (which we refer to as an “Overlap Shareholder”), the amount of such Overlap Shareholder’s ownership percentage in Land immediately prior to the Merger that does not decrease as a result of the Merger is not taken into account as a change of ownership. Rexnord has requested a private letter ruling from the IRS regarding the proper time, manner and methodology for measuring Overlap Shareholders for these purposes. If, notwithstanding the IRS Ruling, any taxes (and any related interest, penalties or audit adjustments) are attributable to an error in the determination of the Overlap Shareholders or otherwise to the failure of the Reorganization or the Distributions to qualify for their intended tax treatment because of an issue with respect to the computation or availability of Overlap Shareholders, the Tax Matters Agreement provides that Land will be responsible for 90% of any such taxes and Rexnord will be responsible for 10% of any such taxes.
The parties’ obligations under the Tax Matters Agreement is not limited in amount or subject to any cap. The Tax Matters Agreement does not provide for an indemnity to any stockholder of Land (as determined immediately after the Spin-Off but prior to the Merger) or any stockholder of Rexnord or shareholder of Regal as a result of any failure of the Reorganization, the Distributions or the Merger to qualify for their intended tax treatment.
The Tax Matters Agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In general, the party that would be primarily liable under the Tax Matters Agreement to pay the applicable taxes resulting from a tax contest will administer and control such tax contest. However, the other party has certain participation and consent rights in any tax proceeding if such tax proceeding involves taxes for which such other party may reasonably be expected to become liable to make an indemnification payment. In addition, the Tax Matters Agreement provides for cooperation and information sharing with respect to tax matters.

The Tax Matters Agreement also imposes certain restrictions on Regal, Land and Rexnord with respect to actions that could cause the Reorganization and the Distributions to fail to qualify for their intended tax treatment. Unless a favorable ruling or an unqualified will-level opinion (of counsel or an accounting firm) is received, during the two-year period following the Spin-Off, such restrictions on each of Regal, Land and Rexnord include: restrictions on acquisition transactions involving any of the stock of Regal or Land or 40% or more of the stock of Rexnord, issuances of stock, purchases of outstanding stock, business combinations, sales or transfers of 35% or more of the gross assets of Land or Rexnord (as applicable), cessation, sale or transfer of certain active businesses, partial and full liquidations, refinancing or assumption of the debt contemplated by the Land Commitment Letter within one year of the Spin-Off (solely with respect to Regal and Land) and certain other actions that could adversely affect the intended tax treatment of the Reorganization or the Distributions, subject to certain exceptions.
In the event that the Distributions do not qualify for the intended tax treatment set forth in the Tax Matters Agreement, Land may receive the benefits of a step-up in the tax basis of its assets as a result of a protective tax election to be made by Land and Rexnord pursuant to the Tax Matters Agreement. If this were to occur and the associated taxes were borne by Rexnord, the Tax Matters Agreement requires that Land make payments to Rexnord equal to 10% of the tax savings resulting from such tax basis step-up and that the parties negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments.
The Tax Matters Agreement is binding on and will inure to the benefit of any successor to any of the parties of the Tax Matters Agreement to the same extent as if such successor had been an original party to the Tax Matters Agreement.
IP Matters Agreement
Rexnord, Land, and Regal have entered into an Intellectual Property Matters Agreement, pursuant to which Rexnord and Land will transfer and license to each other certain intellectual property used in their respective businesses.
Pursuant to the Intellectual Property Matters Agreement, Rexnord will assign to Land intellectual property that is owned by Rexnord that is related to the PMC Business, trademarks and domain names owned by Rexnord that include the name “Rexnord” and variations thereof, and intellectual property related to the DiRXN platform, and Land will assign to Rexnord any rights it may own in any intellectual property in the “Rexnord Business System” but excluding rights in the name “Rexnord.”
Pursuant to the Intellectual Property Matters Agreement, Rexnord will grant to Land a worldwide non-exclusive, royalty-free, irrevocable, perpetual license to use the Rexnord Business System for the business purposes of Land and its affiliates, and Land will grant to Rexnord a worldwide non-exclusive, royalty-free, irrevocable, perpetual license to use DiRXN for the business purposes of Rexnord and its affiliates, but excluding the name “DiRXN” except for a period during which Rexnord and its affiliates will wind-down their use of that name. Rexnord and its affiliates must discontinue the use of the domain names and trademarks that include the name “Rexnord” and variations thereof and the trademarks that include the name DiRXN and variations thereof as promptly as possible following the Merger, but in no event more than 12 months following the Merger.
Real Estate Matters Agreement
Rexnord, Regal and Land entered into a Real Estate Matters Agreement pursuant to which Rexnord will transfer to Land certain leased and owned real property, and Land will transfer to Rexnord certain leased and owned real property. The Real Estate Matters Agreement provides the manner in which the specified leased and owned properties are to be transferred and contemplates the following types of transactions:
•
conveyances to Rexnord of specified properties owned by Land;

•
conveyances to Land of specified properties owned by Rexnord;

•
assignments of Land’s leases for specified leased properties to Rexnord; and

•
assignments of Rexnord’s leases for specified leased properties to Land;

The conveyance to Land of each property owned by Rexnord will be in the form of a special or limited warranty deed, or its equivalent. The assignment to Land of each property leased by Rexnord will be in the form of a lease assignment reasonably agreed to by the parties to the Real Estate Matters Agreement, acting in good faith.
If any owned or leased property intended to be assigned or transferred to Land is not actually assigned or transferred prior to the Distributions, Regal and Land will pay all sums payable with respect to any such leased or owned property accruing after the date the property is transferred, and will indemnify Rexnord against all losses arising on account of any breach of any such lease by Land arising after the date the lease is assigned. Similarly, if any owned or leased property that is intended to be assigned or transferred to Rexnord is not actually assigned or transferred prior to the Distributions, Rexnord will pay all sums payable with respect to any such leased or owned property, observe the covenants, obligations and conditions contained in any such lease in all material respects, and indemnify Land against all losses arising on account of any breach of any such lease by Rexnord arising after the date the lease is assigned.
The Real Estate Matters Agreement also assigns responsibility for obtaining any required consents of the landlords as required under any of the relevant leases. Rexnord will diligently make requests to the relevant landlords in accordance with the terms and conditions of the relevant leases and will use reasonable best efforts to obtain such landlords’ consents. Regal and Land will satisfy any lawful requirements for the landlords’ consent as set forth in the relevant leases, including providing a guarantee, surety or other commercially reasonable security for the obligations of the assignee.
If any third party consent required to assign a lease is denied, the parties to the Real Estate Matters Agreement agreed to use commercially reasonable efforts to resolve the issue, which efforts may include providing a parent guaranty, entering into amendments of the relevant lease, or restructuring a proposed lease assignment to be a sublease, license or other similar agreement.
Other Agreements
In addition, Regal, Rexnord and Land expect to enter into other commercial agreements or arrangements in connection with the separation of the operations of the PMC Business from Rexnord, including, without limitation, a Transition Services Agreement.

DESCRIPTION OF CAPITAL STOCK OF REGAL AND THE COMBINED COMPANY
As a result of the Spin-Off, all of the issued and outstanding shares of Land common stock held by a subsidiary of Rexnord will be distributed in a series of distributions to the holders of Rexnord common stock, with the final distribution of Land common stock from Rexnord to the holders of Rexnord common stock. Immediately after the Spin-Off, Merger Sub will merge with and into Land and all shares of Land common stock (other than those held by Rexnord, Land, Regal, Merger Sub or their respective subsidiaries, if any, which shares will be cancelled) will be converted into the right to receive shares of Regal common stock equal to the Exchange Ratio. The following description of the material terms of Regal’s common stock is a summary only and is not a complete description of such terms. This description is subject to, and is qualified in its entirety by reference to, the applicable provisions of Wisconsin law, Regal’s amended and restated articles of incorporation and Regal’s amended and restated bylaws. Each of Regal’s amended and restated articles of incorporation and amended and restated bylaws are incorporated by reference into this the registration statement of which this joint proxy statement/prospectus-information statement is a part. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information; Incorporation by Reference.”
General
As of the date of this joint proxy statement/prospectus-information statement, Regal’s authorized capital stock consisted of 100,000,000 shares of common stock, par value $0.01 per share. However, if the Regal Share Authorization Proposal is approved, and the Merger is consummated, the number of authorized shares of Regal common stock will be increased from 100,000,000 to 150,000,000. As of the Regal record date, there were approximately 40,696,142 shares of Regal common stock outstanding.
Common Stock
All shares of Regal common stock to be outstanding upon consummation of the Merger will be validly issued, fully paid and nonassessable. Regal does not have the authority to issue any shares of preferred stock.
Voting Rights
Holders of Regal common stock are entitled to one vote for each share held of record on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the WBCL. See “Statutory Provisions” below. Except as otherwise provided in Regal’s amended and restated articles of incorporation or the WBCL, action on a matter, including the election of directions, by the holders of Regal common stock is approved only if a majority of the votes represented in person or by proxy at a meeting at which a quorum is present are cast in favor of the action. The holders of Regal common stock do not have cumulative voting rights in the election of directors. All holders of Regal common stock are entitled to participate equally in distributions in liquidation. Holders of Regal common stock have no preemptive rights to subscribe for or purchase Regal common stock. There are no conversion rights, sinking fund or redemption provisions applicable to Regal common stock.
Statutory Provisions
Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations, such as Regal, held by any person or persons acting as a group in excess of 20% of such corporation’s voting power is limited to 10% of the full voting power of those shares, unless otherwise specified by the corporation’s board of directors or unless full voting power of those shares has been restored pursuant to a vote of shareholders. Sections 180.1140 to 180.1144 of the WBCL contain some limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations such as Regal and a significant shareholder, unless the board of directors of the corporation approves the business combination or the shareholder’s acquisition of shares before these shares are acquired. Similarly, Sections 180.1130 to 180.1133 of the WBCL contain special voting provisions applicable to some business combinations involving public Wisconsin corporations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the WBCL imposes special voting requirements on share repurchases effected at a premium to the market and on asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

Anti-Takeover Effects of Regal’s Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Certain Provisions of Wisconsin law
Regal’s amended and restated articles of incorporation, amended and restated bylaws and the WBCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Regal board of directions. These provisions are intended to avoid costly takeover battles, reduce Regal’s vulnerability to a hostile change of control and enhance the ability of the Regal board of directors to maximize shareholder value in connection with any unsolicited offer to acquire Regal. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Regal by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Regal common stock held by shareholders.
Removal of Directors; Vacancies
The Regal amended and restated articles of incorporation provide that any director may be removed from office by the shareholders, but only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors. The Regal amended and restated bylaws provide that, in determining whether a director may be removed by the holders of Regal common stock, “cause” shall exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged liable for actions or omissions in the performance of his or her duty to Regal in a matter which has had a materially adverse effect on the business of Regal. The WBCL also provides that, if a director is to be removed by the shareholders at a meeting of the shareholders, the notice of the meeting must state that the purpose or one of the purposes of the meeting is the removal of the director. With respect to vacancies, the Regal amended and restated bylaws provide that vacancies on the Regal board of directors, including, but not limited to, a vacancy created by an increase in the number of directors or the removal of a director, shall be filled only by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the Regal board of directors, or by a sole remaining director.
No Cumulative Voting
Under Wisconsin law, the right to vote cumulatively does not exist unless the articles of incorporation specifically authorizes cumulative voting. Regal’s amended and restated articles of incorporation do not authorize cumulative voting. Therefore, the holders of shares of Regal common stock entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected.
Exclusive Forum
Regal’s amended and restated bylaws provide that unless a majority of the Regal board of directors, acting on behalf of Regal, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), any commercial court established pursuant to Wisconsin Supreme Court Order No. 16-05 and amendments thereto (or, if such commercial courts established pursuant to such order do not have jurisdiction or cease to exist, any circuit court located within the State of Wisconsin or, if no circuit court located within the State of Wisconsin has jurisdiction, any other state court located within the State of Wisconsin, or if no state court located within the State of Wisconsin has jurisdiction, a federal district court located in the State of Wisconsin) to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Regal, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Regal to Regal or Regal’s shareholders, (iii) any action asserting a claim against Regal or any of its directors, officers or other employees arising pursuant to any provision of the WBCL, Regal’s amended and restated bylaws or Regal’s amended and restated articles of incorporation (in each case, as may be amended from time to time), or (iv) any action asserting a claim against Regal or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Wisconsin. Regal’s amended and restated bylaws also provide that unless a majority of the Regal board of directors, acting on behalf of Regal, consents in writing to the selection of an alternative forum, the federal district courts of the United States, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of Regal common stock shall be deemed to have notice of and consented to the forum provisions in Regal’s amended and restated articles of incorporation.
There is uncertainty as to whether courts will enforce the exclusive forum provisions in Regal's amended and restated bylaws. In that regard, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive federal forum provision for causes of action arising under the Securities Act restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. Shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Limitations on Liability and Indemnification of Officers and Directors
Under the WBCL, a director of Regal will have no personal liability to Regal or its shareholders for monetary damages arising from a breach of, or failure to perform, any duty to Regal or its shareholders (including for any “unlawful” distribution) except (i) for a willful failure to deal fairly with Regal or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director derived an improper personal profit or (iv) willful misconduct.
The Regal amended and restated bylaws require indemnification of Regal’s directors and officers against any and all liabilities, to the fullest extent permitted or required by the WBCL, incurred in any proceeding to which a director or officer is a party as a result of their position as director or officer of Regal. The Regal amended and restated bylaws also provide that any director or officer seeking such indemnification is required to make a written request for indemnification to Regal, and that Regal shall pay or reimburse, within 60 days of its receipt of such request, the director or officer for the entire amount of liabilities incurred by the director or officer in connection with such proceeding (net of any expenses previously advanced (as described below)); provided, however, that Regal is not required to pay such indemnification if, within such 60-day period, a majority vote of a quorum of disinterested directors determines that the director or officer requesting indemnification engaged in misconduct constituting a breach of a duty under the WBCL or a disinterested quorum of directors cannot be obtained; provided further, that in the event that Regal does not pay such indemnification as a result of such determination, the board of directors shall immediately authorize by resolution that an authority (as provided in the bylaws) shall determine whether the director’s or officer’s conduct constituted a breach of duty and, therefore, whether indemnification should be denied under the bylaws.
Furthermore, the Regal amended and restated bylaws provide that Regal shall pay or reimburse, within 10 days after the receipt of the director or officer’s written request therefor, the reasonable expenses incurred as such expenses are incurred; provided, however, such payment will be made solely upon delivery to Regal of a written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a breach of duty; provided further, however, in circumstances in which the director or officer’s right to indemnification is to be determined by an authority other than the Regal board of directors, the director or officer is required to deliver to Regal a written agreement to repay any amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by Regal for such expenses.
The WBCL requires a Wisconsin corporation to indemnify such persons to the extent they are successful on the merits or otherwise in defending a proceeding, to which a director or officer is a party as a result of their position as director or officer of Regal, in a proceeding to which a director or officer is a party as a result of their position as director or officer of Regal, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constituted conduct excluded from coverage under the WBCL as described in clauses (i) through (iv) of the first paragraph of this subsection above or if a court orders that they should be indemnified. It also permits a Wisconsin corporation to advance expenses incurred in defense of a proceeding on certain conditions. The WBCL also permits a Wisconsin corporation to further indemnify and make advances to such persons by other means (such as by contract or bylaw provision) unless the corporation determines that the actions or inactions of such persons would have constituted conduct excluded from coverage under the WBCL as described in clauses (i) through (iv) of the first paragraph of this subsection above.
Transfer Agent and Registrar
Computershare Investor Services is the transfer agent and registrar for Regal common stock.

DESCRIPTION OF LAND COMMON STOCK
The following description of the material terms of the common stock of Land includes a summary of certain provisions of Land’s certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of Land’s certificate of incorporation or Land’s bylaws.
Land’s authorized capital stock currently consists of 200,000,000 shares of common stock, par value $0.01 per share, 100 shares of which are issued and outstanding and held by a subsidiary of Rexnord, and 10,000,000 shares of preferred stock, par value $0.01 per share. A holder of Land common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. The holders of Land common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by Land’s board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Land, the holders of its common stock will be entitled to ratable distribution of its assets remaining after the payment in full of its liabilities. Holders of Land common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Land common stock.
Prior to the Distributions, Land will amend its certificate of incorporation to increase the number of authorized shares of Land common stock so that it exceeds the number of shares to be distributed to Rexnord stockholders in connection with the Distributions. Rexnord will cause Rexnord’s stockholders on the Rexnord record date of the Distributions to receive on a pro rata basis all of the outstanding shares of Land. Holders of Rexnord common stock will retain all of their shares of Rexnord common stock, and the Transactions will not affect any rights of Rexnord stockholders with respect to those shares.
As a result of the Merger, each issued and outstanding share of Land common stock will be automatically converted into the right to receive a number of fully paid and non-assessable shares of Regal common stock based on the exchange ratio set forth in the Merger Agreement. See “The Transactions-Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend.”
No trading market currently exists or ever will exist for Land common stock. Rexnord and Rexnord stockholders will not be able to trade Land common stock before or after it is automatically converted into the right to receive Regal common stock in the Merger.
COMPARISON OF RIGHTS OF STOCKHOLDERS BEFORE AND AFTER THE MERGER
Regal is incorporated in the State of Wisconsin and the rights of Regal shareholders are governed by Wisconsin law and by Regal’s amended and restated articles of incorporation and amended and restated bylaws. Rexnord is incorporated in the State of Delaware and the rights of Rexnord stockholders are governed by Delaware law and by Rexnord’s amended and restated certificate of incorporation and amended and restated bylaws. After the Merger, stockholders of Rexnord, through their ownership of shares of Land common stock, will also become shareholders of Regal, and their rights as such will be governed by Wisconsin law, Regal’s amended and restated articles of incorporation and amended and restated bylaws.
The following is a summary of the material differences between the rights of Regal shareholders and the rights of Rexnord stockholders. Although Regal and Rexnord believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Regal shareholders and Rexnord stockholders, and it is qualified in its entirety by reference to Wisconsin law, Delaware law, and the various documents of Regal and Rexnord referenced in this summary. You should carefully read this entire joint proxy statement/prospectus-information statement and the other documents referenced in this joint proxy statement/prospectus-information statement for a more complete understanding of the differences between being a shareholder of Regal and being a stockholder of Rexnord. Copies of the respective companies’ constituent documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information; Incorporation by Reference.”

Regal	Rexnord
Authorized and Outstanding Capital Stock

The authorized capital stock of Regal currently is 100,000,000 shares of common stock, $0.01 par value per share. However, if the Regal Share Authorization Proposal is approved, and the Merger is consummated, the number of authorized shares of Regal common stock will be increased from 100,000,000 to 150,000,000.
As of the Regal record date, there were 40,696,142 shares of Regal common stock outstanding and approximately 304 holders of record of Regal common stock.

The authorized capital stock of Rexnord currently is comprised of (1) 200,000,000 shares of common stock, $0.01 par value per share and (2) 10,000,000 shares of preferred stock, $0.01 par value per share.
As of the Rexnord record date, there were 121,105,357 shares of Rexnord common stock outstanding and approximately one holder of record of Rexnord common stock. No shares of preferred stock were outstanding.

Dividends
Under the WBCL, Regal may pay dividends unless, after giving effect to any such dividend, (1) it would not be able to pay its debts as they become due in the usual course of business, or (2) its total assets would be less than the sum of its total liabilities plus (unless otherwise provided in Regal’s amended and restated articles of incorporation) the amount that would be needed to satisfy the preferential rights on dissolution of any class or series of stock having superior preferential rights on dissolution.	The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Additionally, under Delaware law, a corporation must have lawfully available funds to declare and pay the dividend.
Declaration and payment of any dividend is subject to the discretion of Regal’s Board, and is dependent upon a number of factors, including Regal’s future earnings, capital requirements, general financial condition, general business conditions and other factors.	The decision whether to pay dividends on Rexnord’s common stock is made by its board of directors in light of conditions then existing, including factors such as its results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements. In addition, Rexnord’s current credit agreement contains limits its ability to pay dividends or other distributions on its common stock.
Voting Rights
Holders of Regal common stock are entitled to one vote for each share held of record on all matters properly submitted to a vote of shareholders, provided, however, any person that beneficially owns, directly or indirectly, in excess of 20% of the voting power in the election of directors shall be	Every stockholder of Rexnord is entitled to one vote in person or by proxy for each share of common stock held by the stockholder and registered in the stockholder’s name as of the Rexnord record date. All matters (other than the election of directors) shall be decided by the affirmative vote of a

Regal	Rexnord
limited to 10% of the full voting power of those shares, unless otherwise specified by Regal’s board of directors or unless full voting power of those shares has been restored pursuant to a vote of shareholders. Except as otherwise provided in Regal’s amended and restated articles of incorporation or the WBCL, action on a matter, including the election of directions, by the holders of Regal common stock is approved only if a majority of the votes represented in person or by proxy at a meeting at which a quorum is present are cast in favor of the action.	majority of shares present in person or presented by proxy at such meeting and entitled to vote thereon, except as otherwise required under Delaware law. Directors shall be elected by a plurality of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors. The vote on any question need not be a by written ballot.
Number of Directors; Election; Classified Board; Removal; Vacancies

Number of Directors. The Regal amended and restated articles of incorporation provides that the Regal board of directors will consist of at least three and no more than 15 directors, with the total number of directors determined from time to time by the Regal board of directors. The Regal board of directors currently consists of nine directors.
Prior to the effective time of the Merger, Regal and Rexnord will mutually agree on two independent directors from Rexnord’s board of directors to be appointed and added to the Regal board of directors as of the effective time of the Merger and to serve on the Regal board of directors until the next annual meeting of Regal’s shareholders.
Number of Directors. The Rexnord amended and restated by-laws provides that the Rexnord board of directors will consist of at least eight and no more than 15 directors, with the total number of directors set by the board of directors from time to time. The Rexnord board of directors currently consists of 11 directors.
Election. Regal’s board members are elected by the affirmative vote of the majority of the shares of Regal common stock represented in person or by proxy at a meeting at which a quorum is present.	Election. Rexnord’s board members are elected by the plurality of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors at a meeting at which a quorum is present. Rexnord’s amended and restated by-laws provide that if any nominee does not receive, in an uncontested election, a majority of the votes cast for his or her election as a director, such individual must submit, promptly following such vote, an irrevocable resignation from the board that is contingent upon acceptance of such resignation by the board.
No Classified Board. Each of the Regal amended and restated articles of incorporation and amended and restated bylaws provide that all directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified.	Classified Board. The Rexnord amended and restated certificate of incorporation provides that the Rexnord board of directors (other than those directors elected by the holders of shares of any series of Preferred Stock) is divided into three classes,. Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the entire board of directors, and with the directors serving three-year terms. As a result, approximately one-third of Rexnord’s board of directors are elected each year.

Regal	Rexnord

Removal. The Regal amended and restated articles of incorporation provide that any director may be removed from office by the shareholders, but only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors. The Regal amended and restated bylaws provide that, in determining whether a director may be removed by the holders of Regal common stock, “cause” shall exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged liable for actions or omissions in the performance of his or her duty to Regal in a matter which has had a materially adverse effect on the business of Regal.
The WBCL also provides that, if a director is to be removed by the shareholders at a meeting of the shareholders, the notice of the meeting must state that the purpose or one of the purposes of the meeting is the removal of the director.
Removal. The Rexnord amended and restated bylaws provided that, except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire board of directors may be removed from officer at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of Rexnord entitled to vote in the election of directors.
Vacancies. The Regal amended and restated articles of incorporation provide that vacancies on the Regal board of directors, including, but not limited to, a vacancy created by an increase in the number of directors or the removal of a director, shall be filled only by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the Regal board of directors, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director elected to fill a vacancy shall serve until the next election of the class for which such director shall have been chosen.	Vacancies. The Rexnord amended and restated by-laws provide that vacancies on the Rexnord board of directors created through death, resignation, removal, or an increase in the number of directors or otherwise, may be filled only by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election for the class to which the directors were appointed and until their successors are fully elected and qualified, or until their earlier death, resignation or removal.
Stockholder Action by Written Consent
Under the amended and restated certificate of incorporation and Regal amended and restated bylaws, any action required or permitted by the WBCL to be taken at a shareholder’s meeting may be taken without a meeting by shareholders who would be entitled to vote shares at a meeting with voting power sufficient to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the shareholders consenting thereto and delivered to Regal.	Under the Rexnord amended and restated certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing of stockholders.

Regal	Rexnord
Special Meetings of Shareholders/Stockholders
Regal’s amended and restated bylaws provide that a special meeting may be called only by (i) the chairman of the Regal board of directors, (ii) the chief executive officer of Regal or (iii) the Regal board of directors, and in the case of (i) or (ii), such special meeting shall be called upon the demand, in accordance with the Regal amended and restated bylaws, of the holders of record of Regal common shares representing at least 10% of all the votes entitled to be cast on any issues proposed to be considered at the special meeting.	Rexnord’s amended and restated certificate of incorporation provides that special meetings of stockholders may be called only by the board of directors or the chairperson of the board of directors, and not by the holders of a majority of the voting power of the then outstanding common stock.
Amendments to Articles or Certificate of Incorporation
According to the WBCL, a corporation’s articles of incorporation generally may be amended by the board of directors adopting a resolution setting forth the amendment proposed, followed by (i) the approval of a majority of votes entitled to be cast at a meeting of shareholders by each voting group with respect to which the amendment would create dissenters’ rights under the WBCL and (ii) the votes required under the WBCL by every other voting group entitled to vote on the amendment, unless any provision of the WBCL, the articles of incorporation, or the bylaws or a condition established by the corporation’s board requires a greater vote. See “—Dissenters/Appraisal Rights” below.	Under the DGCL, subject to certain exceptions, an amendment to the certificate of incorporation of a corporation generally requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the DGCL or the corporation’s certificate of incorporation.
Amendments to Bylaws
The Regal amended and restated bylaws provide that the Regal board of directors is expressly authorized to alter, amend or repeal the Regal amended and restated bylaws by the affirmative vote of a majority of the number of directors present at any meeting at which a quorum is present, subject to shareholder alteration or repeal.	Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board may also be granted concurrent power.
The Regal amended and restated bylaws provide that the shareholders also have the power to alter, amend or repeal the bylaws at any shareholder meeting or special meeting at which a quorum is present.	The Rexnord amended and restated by-laws provide that the by-laws may be adopted, amended or repealed by the requisite affirmative vote of shares present in person or represented in proxy at a meeting of the stockholders and entitled to vote thereon. The Rexnord amended and restated certificate of incorporation provides that the board of directors is expressly authorized and empowered to adopt, amend or repeal the by-laws.

Regal	Rexnord
Notice of Shareholder/Stockholder Nominations and Proposals
Regal’s amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors. The Regal amended and restated bylaws require a shareholder give timely notice, in writing, to the secretary of Regal and provide certain required information.	Rexnord’s amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. The Rexnord amended and restated by-laws require a stockholder give timely notice, in writing, to the secretary of Rexnord and provide certain required information.
To be in proper written form, the notice must include, among other things, a brief description of the shareholder proposal and certain information regarding the shareholder providing the proposal, including the number of shares of Regal common stock owned or held and the reasons for making the proposal and all agreements, arrangements or understandings the shareholder (and any such beneficial owner) has in connection with the proposal.	Such written notice must include, among other things, a brief description of the stockholder proposal and certain information regarding the stockholder providing the proposal, including the number of shares of Rexnord common stock owned or held and the reasoning in making the proposal and any material interest (including all agreements, arrangements or understandings) the stockholder (and any such beneficial owner) has in making the proposal.
To be timely, with respect to an annual meeting, notice must be received by Regal’s secretary at Regal’s principal offices at least 45 days but not more than 70 days prior to the first annual anniversary of the date set by the proxy statement for the immediately preceding annual meeting as the date on which Regal first made available shareholder proxy materials for the immediately preceding annual meeting. However, if the annual meeting is called more than 30 days before or after the first annual anniversary of the immediately preceding annual meeting, then in order to be timely, notice must be received by Regal’s secretary not earlier than the close of business on the 100th day prior to such annual meeting and not later than the later of either the 75th day prior to the date of such annual meeting or the 10th day after the date of public announcement of the annual meeting is first made.	To be timely with respect to an annual meeting, a stockholder’s notice must be delivered to the secretary at the principal executive offices of Rexnord not earlier than the close of business on the one 150th date and not later than the close of business on the 120th date prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is called more than 30 days before or more than 70 days after the first annual anniversary of the immediately preceding annual meeting, then in order to be timely, notice must be received by Rexnord’s secretary not earlier than the close of business on the 150th day prior to such annual meeting and not later than the later of either the 120th day prior to the date of such annual meeting or the 10th day after the date of public announcement of the annual meeting is first made.
In order to be timely with respect to a special meeting at which directors are to be elected pursuant to Regal’s notice of meeting, notice must be received by the secretary of Regal at Regal’s principal offices not earlier than 90 days prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting and the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Regal board of directors to be elected at such special meeting.	To be timely with respect to a special meeting for the election of directors, notice must be delivered to the secretary at the principal executive officers of Rexnord not earlier than the close of business on the 150th day prior to such special meeting and not later than the close of business on the later of either the 120th day prior to the special meeting or the 10th date following the day on which the public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected as such meeting.

Regal	Rexnord
Limitation of Personal Liability of Directors
Under the WBCL, a director of Regal will have no personal liability to Regal or its shareholders for monetary damages arising from a breach of, or failure to perform, any duty to Regal or its shareholders (including for any “unlawful” distribution) except (i) for a willful failure to deal fairly with Regal or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director derived an improper personal profit or (iv) willful misconduct.
Under Delaware law, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability for the following: (i) breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.
Rexnord’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Indemnification of Directors and Officers
The Regal amended and restated bylaws require indemnification of Regal’s directors and officers against any and all liabilities, to the fullest extent permitted or required by the WBCL, incurred in any proceeding to which a director or officer is a party as a result of their position as director or officer of Regal.
Delaware law permits a corporation to indemnify a person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding because such person is or was an officer, director, employee or agent of the corporation, or serves or served, at the request of the corporation, as director or officer of another entity. The DGCL permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or settlements, as well as for expenses, in the context of actions other than derivative actions, if such person acted in good faith and reasonably believed that such person’s actions were in, or not opposed to, the best interests of the corporation and, in a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful.
Indemnification against expenses incurred by a director or officer in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits or otherwise. A corporation may also indemnify a person made or threatened to be made a party to any threatened, pending or completed derivative action because such person was serving as a director, officer, employee or agent of the corporation, or was serving in such capacity in another entity at the request of the corporation,

Regal	Rexnord
for expenses actually and reasonably incurred by such person in connection with the defense or settlement of such derivative action, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of such derivative suits, the corporation may not make any indemnification if such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery (or other court in which the action was brought) determines that such person is fairly and reasonably entitled to indemnity for such expenses that the relevant court deems proper.
Under Delaware law, a corporation may advance expenses incurred by an officer or director in defending any action upon a receipt of an undertaking by or on behalf of such director or officer to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification. Advancements made to other persons may be paid upon such terms and conditions, if any, as the corporation deems appropriate.

The Regal amended and restated bylaws provide that any director or officer seeking such indemnification is required to make a written request for indemnification to Regal, and that Regal shall pay or reimburse, within 60 days of its receipt of such request, the director or officer for the entire amount of liabilities incurred by the director or officer in connection with such proceeding (net of any expenses previously advanced (as described below)); provided, however, that Regal is not required to pay such indemnification if, within such 60-day period, a majority vote of a quorum of disinterested directors determines that the director or officer requesting indemnification engaged in misconduct constituting a breach of a duty under the WBCL or a disinterested quorum of directors cannot be obtained; provided further, that in the event that Regal does not pay such indemnification as a result of such determination, the board of directors shall immediately authorize by resolution that an authority (as provided in the bylaws) shall determine whether the director’s or officer’s conduct constituted a breach of duty and, therefore, whether indemnification should be denied under the bylaws.
Furthermore, the Regal amended and restated bylaws provide that Regal shall pay or reimburse, within 10 days after the receipt of the director or officer’s written request therefor, the reasonable
Rexnord’s amended and restated bylaws provide that Rexnord is required to indemnify, and advance expenses to, Rexnord’s current and former directors and officers to the fullest extent authorized by the DGCL. Rexnord has also entered into director and officer indemnification agreements with each of the members of its board of directors and executive directors.

Regal	Rexnord
expenses incurred as such expenses are incurred; provided, however, such payment will be made solely upon delivery to Regal of a written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a breach of duty; provided further, however, in circumstances in which the director or officer’s right to indemnification is to be determined by an authority other than the Regal board of directors, the director or officer is required to deliver to Regal a written agreement to repay any amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by Regal for such expenses.
The WBCL requires a Wisconsin corporation to indemnify such persons to the extent they are successful on the merits or otherwise in defending a proceeding to which a director or officer is a party as a result of their position as director or officer of Regal, in a proceeding to which a director or officer is a party as a result of their position as director or officer of Regal, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constituted conduct excluded from coverage under the WBCL (as described in clauses (i) through (iv) of the first paragraph under “Limitations on Liability and Indemnification of Officers and Directors” above or if a court orders that they should be indemnified. It also permits a Wisconsin corporation to advance expenses incurred in defense of a proceeding on certain conditions.
The WBCL also permits a Wisconsin corporation to further indemnify and make advances to such persons by other means (such as by contract or by-law provision) unless the corporation determines that the actions or inactions of such persons would have constituted conduct excluded from coverage under the WBCL (as described in clauses (i) through (iv) of the first paragraph under “Limitations on Liability and Indemnification of Officers and Directors” above).
Shareholder Rights Plans
Regal does not currently have a shareholder rights plan as permitted under the WBCL.	Rexnord does not currently have a shareholder rights plan as permitted under the DGCL.
Voting on Mergers; Transactions with Interested Shareholders/Stockholders; Control Share Acquisitions
Voting on Mergers. Except as may otherwise be provided by law, the required affirmative vote of shareholders of a Wisconsin corporation for certain	Voting on Mergers. Under Delaware law, after adoption of a resolution by the board of directors, the affirmative vote of a majority of the

Regal	Rexnord
significant corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote on the transaction. Various provisions of the WBCL, including Sections 180.1130 to 180.1134, Sections 180.1140 to 180.1144 and Section 180.1150, provide for higher voting requirements or otherwise modify voting standards or rights if holders of shares representing a significant percentage of voting power are involved. See “Description of Capital Stock of Regal and the Combined Company—Statutory Provisions” beginning on page 188 for more detail.
outstanding stock entitled to vote thereon is required for:
•
mergers;

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consolidations;

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dissolutions and revocations of dissolutions; and

•
sales of all or substantially all of the assets of the corporation.

Rexnord’s amended and restated certificate of incorporation does not require a greater proportion than the affirmative vote of a majority of the outstanding stock entitled to vote thereon to approve a merger.
However, under Delaware law, unless the certificate of incorporation requires otherwise, no vote of stockholders will be required in connection with a merger where either:
•
the corporation’s certificate of incorporation is not amended, the shares of stock of the corporation remain outstanding and the common stock of the corporation to be issued in the merger plus the common stock initially issuable upon conversion of any other shares to be issued under the merger does not exceed 20% of the previously outstanding common stock;

•
the merger is with a wholly-owned subsidiary of the corporation for the purpose of forming a holding company and, among other things, the certificate of incorporation and bylaws of the holding company immediately following the merger will be identical to the certificate of incorporation and bylaws of the corporation prior to the merger (subject to certain specified exclusions);

or
•
the merger is effected following a tender or exchange offer for all of the outstanding shares of stock of the corporation pursuant to and in accordance with Section 251(h) of the DGCL.

Rexnord’s amended and restated certificate of incorporation does not require a vote of stockholders to approve a merger under these circumstances.

Regal’s amended and restated articles of incorporation does not require separate voting by voting groups.	Rexnord’s amended and restated certificate of incorporation does not currently require separate voting by different classes of capital stock.

Regal	Rexnord
Transactions with Interested Shareholders. Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations held by any person or persons acting as a group in excess of 20% of our voting power is limited to 10% of the full voting power of those shares, unless otherwise specified by the corporation’s board of directors or unless full voting power of those shares has been restored pursuant to a vote of shareholders.
Transactions with Interested Stockholders. Subject to specific exceptions, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” (each term as defined below) for a period of three years after the date that the person became an interested shareholder, unless: (1) the board of directors of the corporation has approved, prior to the time that such person became an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested shareholder; (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (3) at or subsequent to the time such person became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting of the stockholders and not by written consent) of at least 662∕3% of the outstanding voting stock not owned by the interested stockholder.
For purposes of the DGCL, “business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general, an “interested stockholder” includes a person who, together with such person’s affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock.
Rexnord has opted out of Section 203 of the DGCL

Dissenters/Appraisal Rights

Under the WBCL, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and certain amendments to the corporation’s articles of incorporation.
A shareholder of a corporation is not entitled to dissent in connection with a merger under the
Under the DGCL, with certain exceptions, Rexnord’s stockholders have appraisal rights in connection with a merger or consolidation of Rexnord. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Regal	Rexnord

WBCL if the corporation is a parent corporation merging with its 90% owned subsidiary, and certain other requirements are met regarding maintaining identical rights for the shares outstanding prior to the merger, no change in the articles of incorporation of the surviving corporation as a result of the merger, and the number of shares outstanding immediately after the merger plus the number of shares issuable as a result of the merger do not exceed by more than 20% the number of shares of the parent outstanding immediately prior to the merger.
Additionally, except as provided otherwise in a corporation’s articles of incorporation, dissenters’ rights are not available to holders of shares registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotation system.

Derivative Actions
Under the WBCL, any shareholder or beneficial owner of Regal common stock may bring an action in Regal’s name to procure a judgment in Regal’s favor, also known as a derivative action, provided that the shareholder or beneficial owner bringing the action (i) is a holder of Regal’s shares at the time of the transaction to which the action relates or such shareholder or beneficial owner’s shares thereafter devolved by operation of law and (ii) fairly and adequately represents the interests of Regal in enforcing the right of the Regal.	Under the DGCL, any of Rexnord’s stockholders may bring an action in Rexnord’s name to procure a judgment in Rexnord’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Rexnord’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Section 8.02(a) of Article VIII of Regal’s amended and restated bylaws provide that, unless a majority of the Regal board of directors, acting on behalf of Regal, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), any commercial court established pursuant to Wisconsin Supreme Court Order No. 16-05 and amendments thereto (or, if such commercial courts established pursuant to such order do not have jurisdiction or cease to exist, any circuit court located within the State of Wisconsin or, if no circuit court located within the State of Wisconsin has jurisdiction, any other state court located within the State of Wisconsin, or if no state court located within the State of Wisconsin has jurisdiction, a federal district court located in the State of Wisconsin), to the fullest extent permitted by law shall be the sole and exclusive forum for	Rexnord’s amended and restated certificate of incorporation provides that unless Rexnord consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Rexnord to Rexnord or Rexnord’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in any share of capital stock of Rexnord shall be deemed to have notice of and consent to the provisions Rexnord’s

Regal	Rexnord
(i) any derivative action or proceeding brought on behalf of Regal, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Regal to Regal or Regal’s shareholders, (iii) any action asserting a claim against Regal or any of its directors, officers or other employees arising pursuant to any provision of the WBCL, Regal’s amended and restated bylaws or Regal’s amended and restated articles of incorporation (in each case, as may be amended from time to time), or (iv) any action asserting a claim against Regal or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Wisconsin. Regal’s amended and restated bylaws also provide that unless a majority of the Regal board of directors, acting on behalf of Regal, consents in writing to the selection of an alternative forum, the federal district courts of the United States, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. There is uncertainty as to whether courts will enforce the exclusive forum provisions in Regal's amended and restated bylaws. In that regard, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction overlaw suits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive federal forum provision for causes of action arising under the Securities Act restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. Shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.	amended and restated certificate of incorporation. There is uncertainty as to whether courts will enforce the exclusive forum provisions in Rexnord's amended and restated certificate of incorporation.

INFORMATION ABOUT REGAL
Description of Regal
Regal is incorporated under the laws of the state of Wisconsin. Regal’s principal executive offices are located at 200 State Street, Beloit, Wisconsin 53511, and Regal’s telephone number at that address is (608) 364-8800. Regal’s website is located at https://www.regalbeloit.com. The information on Regal’s website is not incorporated by reference into this joint proxy statement/prospectus-information statement nor should it otherwise be considered part of this joint proxy statement/prospectus-information statement.
Regal Beloit Corporation, based in Beloit, Wisconsin, is a leading manufacturer of electric motors, electrical motion controls, power generation and power transmission products serving markets throughout the world. Regal’s four operating segments are: Commercial Systems, Industrial Systems, Climate Solutions and Power Transmission Solutions.
Directors and Executive Officers of Regal
Board of Directors
As of the effective time of the Merger, the board of directors of the combined company is expected to consist of 11 members, comprised of the nine Regal directors serving on the Regal board of directors prior to the effective time of the Merger and the two newly-appointed independent directors from Rexnord’s board of directors mutually agreed upon prior to the effective time of the Merger by Regal and Rexnord to serve until the next annual meeting of Regal. Rakesh Sachdev is expected to continue as non-executive chairman of the combined company’s board of directors.
Executive Officers
Following the Merger, Louis Pinkham is currently expected to continue to serve as chief executive officer of the combined company.
Compensation of Regal’s Directors and Executive Officers
Information on the compensation of Regal’s directors and officers is described on pages 37 through 60 of Regal’s definitive proxy statement on Schedule 14A with respect to the 2021 annual meeting of shareholders, which Regal filed with the SEC on March 18, 2021, which information is incorporated into this joint proxy statement/prospectus-information statement by reference. For more information regarding how to obtain a copy of such documents, see “Where You Can Find More Information; Incorporation by Reference” beginning on page 290.
Related Person Transactions
Policies and Procedures for Related Person Transactions
The Regal board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:
For purposes of these policies and procedures:
•
a “related person” means any of Regal’s directors, executive officers, nominees for director or a person who has a greater than 5% beneficial ownership, and any of their immediate family members, as well as any entity in which any of these persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•
a “related person transaction” generally is a transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect interest.

Pursuant to the policy, the related person, the director, executive officer, nominee or beneficial owner who is an immediate family member of a related person, or a business unit or function/department leader of

Regal responsible for a proposed related person transaction must notify Regal’s General Counsel of certain information relating to proposed related person transactions. If Regal’s General Counsel determines that a proposed transaction is a related person transaction subject to the policy, then the policy provides that Regal’s General Counsel will submit the transaction to Regal’s Corporate Governance and Director Affairs Committee for consideration at the next committee meeting or, if expedited consideration is required, to the committee chairperson. Under the policy, the committee or chairperson, as applicable, will consider all of the relevant facts and circumstances available regarding the proposed related person transaction and will approve only those related person transactions that are in, or are not inconsistent with, the best interests of Regal and holders of Regal common stock. The policy provides that the chairperson of the Regal board of directors is required to report to the Corporate Governance and Director Affairs Committee of the Regal board of directors at the next committee meeting any approval granted under the policy.
The policy also provides for ongoing review by Regal’s General Counsel any amounts paid or payable to, or received or receivable from, any related person. Additionally, at least annually, the Corporate Governance and Director Affairs Committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from Regal of more than $60,000. Based on all relevant facts and circumstances, the committee will determine if it is in the best interests of Regal and the holders of Regal common stock to continue, modify or terminate the related person transaction.
If any of the Chief Executive Officer, Chief Financial Officer or General Counsel of Regal becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified under the policy, then the transaction must be disclosed to the Corporate Governance and Director Affairs Committee or its chairperson. The committee or the chairperson must then determine whether to ratify, amend or terminate the related person transaction, or take any other appropriate action. If the related person transaction is complete, then the committee or its chairperson will evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.
INFORMATION ABOUT REXNORD
Rexnord Corporation, a corporation incorporated in Delaware, and its consolidated subsidiaries is a growth-oriented, multi-platform industrial company with what it believes is leading market shares and highly trusted brands that serve a diverse array of global end markets.
Prior to the Reorganization, Rexnord’s business segments consist of Process & Motion Control and Water Management. The Process & Motion Control segment designs, manufactures, markets and services a broad range of specified, highly-engineered mechanical components used within complex systems where Rexnord’s customers’ reliability requirements and costs of failure or downtime are high. The Process & Motion Control portfolio includes motion control products, shaft management products, aerospace components and related value-added services. Rexnord’s products and services are marketed and sold globally under widely recognized brand names, including Rexnord®, Rex®, Addax®, Euroflex®, Falk®, FlatTop®, Cambridge®, Link-Belt®, Omega®, PSI®, Shafer®, Stearns®, Highfield®, Thomas®, Centa® and Tollok™. This segment had net revenues of $870.4 million in the nine-month transition period ended December 31, 2020 and $1,358.2 million in the fiscal year-ended March 31, 2020.
The Water Management segment designs, procures, manufactures, and markets products that provide and enhance water quality, safety, flow control and conservation. The Water Management product portfolio includes professional grade water control and safety, water distribution and drainage, finish plumbing, and site works products primarily for nonresidential buildings. Rexnord’s products are marketed and sold under widely recognized brand names, including Zurn®, Wilkins®, Green Turtle®, World Dryer®, StainlessDrains.com™, JUST® and Hadrian®. This segment had net revenues of $562.7 million in the nine-month transition period ended December 31, 2020 and $710.1 million in the fiscal year-ended March 31, 2020.
Rexnord’s principal executive offices are located at 511 W. Freshwater Way, Milwaukee, Wisconsin, and its telephone number is (414) 643-3739. Rexnord’s internet address is www.rexnordcorporation.com. The information contained on Rexnord’s website is not incorporated by reference into this joint proxy statement/prospectus-information statement or any future documents that may be filed with the SEC and should not be considered part of this document.

INFORMATION ABOUT THE PMC BUSINESS
Overview
The PMC Business consists of Rexnord’s Process & Motion Control segment. The PMC Business platform designs, manufactures, markets and services a comprehensive range of specified, highly engineered mechanical components used within complex systems where the PMC Business’s customers’ reliability requirements and costs of failure or downtime are high. The PMC Business portfolio includes motion control products, shaft management products, aerospace components and related value-added services. Products and services are marketed and sold globally under widely recognized brand names, including Rexnord®, Rex®, Addax®, Euroflex®, Falk®, FlatTop®, Cambridge®, Link-Belt®, Omega®, PSI®, Shafer®, Stearns®, Highfield®, Thomas®, Centa®, and TollokTM. PMC Business products and services are sold into a diverse group of end markets, including food and beverage, aerospace, mining, petrochemical, energy and power generation, cement and aggregates, forest and wood products, agriculture, and general industrial and automation applications.
The PMC Business as a standalone business is not required to file reports with the SEC.
Platform
The PMC Business has established long-term relationships with original equipment manufacturers (which we refer to as “OEMs”) and end users serving a wide variety of industries. As a result of these long-term relationships, the PMC Business has created a significant installed base for its products, which are consumed or worn in use and have had relatively predictable replacement cycles. The PMC Business believes this replacement dynamic drives recurring maintenance, repair, and operations (which we refer to as “MRO”) demand for its products. The PMC Business estimates that approximately 40% of its net sales are to distributors, who provide an aftermarket channel to primarily serve OEM and end-user MRO demand generated by the installed base of its products through approximately 2,600 distribution points across 110 countries.
Most of the PMC Business’s products are critical components in large scale manufacturing processes, where the cost of component failure and resulting downtime is high. Many customer facilities have a range of requirements and applications for multiple products across the PMC Business’s expansive product portfolio. The PMC Business believes its reputation for superior quality, reliability, application expertise, and ability to meet lead time expectations is highly valued by its customers, as demonstrated by their preference to specify and purchase PMC Business products when it is time to replace an installed PMC Business product, or “like-for-like” product replacements. The PMC Business believes this replacement dynamic for its products, its focus on capturing first-fit installations, its significant installed base, and its global supply chain and manufacturing footprint enables the PMC Business to achieve premium pricing, world-class customer satisfaction, recurring revenue generation and a competitive advantage.
Markets
The PMC Business evaluates its competitive position in its markets based on available market data, relevant benchmarks compared to its relative peer group and industry trends. It generally does not participate in segments of its served markets that have been commoditized or in applications that do not require differentiation based on product quality, reliability and innovation. The PMC Business believes the end markets it serves span a broad and diverse array of commercial and industrial end markets with solid fundamental long-term growth characteristics. Despite the ongoing impact of the COVID-19 pandemic, which has created challenges in certain of its markets but opportunities in others, the PMC Business believes that there is still long-term growth potential in its markets.
The market for PMC Business products is very fragmented with most participants having single or limited product lines and serving specific geographic markets. While there are numerous competitors with limited product offerings, there are only a few national and international competitors of a size comparable to the PMC Business. While the PMC Business competes with certain domestic and international competitors across a portion of its product lines, it does not believe that any one competitor directly competes with it across each of its product line categories. The industry’s customer base is broadly diversified across many sectors of the economy. Growth in the PMC Business market is closely tied to overall growth in industrial production, which the PMC Business believes has fundamental and significant long-term growth potential despite the ongoing impact of the COVID-19 pandemic. In addition, through innovating to meet customer demand changes and focusing on higher growth end-markets, the PMC Business believes growth rates can exceed overall United States industrial production.
The PMC Business market is also characterized by the need for sophisticated engineering experience, the ability to design and produce a broad number of niche products with short lead times and long-standing customer relationships. The PMC Business believes entry into its markets by competitors with lower labor costs, including foreign competitors, will be limited due to the fact that the PMC Business manufactures highly specialized niche products that are critical components in large-scale manufacturing processes. In addition, the PMC Business believes the industry trend of customers increasingly consolidating their vendor bases should allow the PMC Business, with its broad product offerings, to capture additional market share.
PMC Business Products
PMC Business products are generally critical components in the machinery or plant in which they operate, yet they typically account for a low percentage of an end user’s total production cost. The PMC Business believes that because the costs associated with a PMC Business product failure to the end user can be substantial, end users in most of the markets it serves focus on PMC Business products with superior quality, reliability, and availability, rather than considering price alone, when making a purchasing decision. The PMC Business believes that the key to success in its industry is to develop and maintain a reputation for quality and reliability, as well as create and maintain an extensive distribution network, which it believes leads to a strong preference to replace products “like-for-like” while driving recurring MRO revenues and linking first-fit specifications to market share gain.
Motion Control Products
The PMC Business is a leading manufacturer and supplier of highly engineered mechanical power transmission components used to affect and control material movement within heavy-duty process automation and discrete automation applications. Its motion control products include table top conveying chain and related accessories, metal conveying and engineered woven metal solutions, gearing & gear drives, conveying equipment, industrial chain and custom assemblies. The PMC Business’s FlatTop® highly-engineered table top conveyor chain and related conveyor system accessories are used in discrete automation applications such as high-speed beverage-filling operations and is primarily sold to the food and beverage processing and packaging, consumer products, warehousing and distribution, automotive and parts processing industries. The PMC Business’s Cambridge® products provide users with metal conveying and engineered woven metal solutions, primarily used in food processing end markets, as well as in packaging and filtration applications. The PMC Business’s gear drives reduce the output speed and increase the torque from an electronic motor or engine to the level required to drive a particular piece of equipment or an element of a larger mechanical system (such as a conveyor system). The PMC Business produces a wide range of heavy, medium and light-duty gear drives for bulk and unit material handling, mixing, pumping and general gearing applications. The PMC Business’s conveying equipment components and industrial chain products are used primarily in heavy-duty process automation applications in numerous industries, including mining, construction and agricultural equipment, forest and wood products, cement and aggregates processing and hydrocarbon processing.
The PMC Business also produces custom-engineered, application-specific miniature gearboxes and motion control assemblies and components that are supplied to a variety of end markets, including aerospace and defense, medical equipment, robotics, semiconductor, instrumentation, and satellite communications.
Shaft Management Products
The PMC Business is a leading manufacturer and supplier of highly engineered mechanical power transmission components used to control, support and protect rotating shafts within machinery, process automation and discrete automation applications. Rotating shafts transmit system power to the moving elements in machinery and equipment. The PMC Business’s shaft management products include couplings, torque limiters, electromagnetic clutches and brakes, industrial bearings and shaft locking assemblies.

Couplings are primarily used in high-speed, high-torque applications and are the interface between two shafts that permit power to be safely and efficiently transmitted from one shaft to the other. Torque limiters, clutches, and brakes are used in machinery applications to safely control shaft engagement and stopping. Industrial bearings are components that support, guide and reduce the friction of motion between fixed and moving machine parts. The PMC Business primarily produces mounted bearings, which are offered in a variety of specialized housings to suit specific industrial applications, and generally command higher margins than unmounted bearings. Shaft locking assemblies are used to secure machine shafts to hubs through a mechanical interference fit that eliminates shaft backlash and improves transmission of high torques and axial loads. The PMC Business’s shaft management products are used in a wide range of end markets that include food and beverage, mining, energy and power generation, aggregates processing, pulp and paper, steel, chemical, forest and wood products, construction and agricultural equipment, marine, and general industrial and automation.
Aerospace Components
The PMC Business supplies its aerospace components primarily to the commercial and military aircraft end markets for use in door systems, engine accessories, engine controls, engine mounts, flight control systems, gearboxes, landing gear and rotor pitch controls. The majority of its sales are to engine and airframe OEMs that specify its aerospace bearing and mechanical seal products for their aircraft and turbine engine platforms, often based on proprietary designs, capabilities and solutions. The PMC Business also supplies highly specialized gears and related products through its aerospace-focused build-to-print manufacturing operations.
Acquisitions and Divestitures
Mergers and acquisitions have played a critical part in the PMC Business’s growth strategy. The PMC Business has built around its global strategic platform by acquiring leading industrial manufacturing companies in markets with businesses that the PMC Business believes will contribute to customer satisfaction, revenue growth and operating margins. During its two fiscal years ended March 31, 2020 and 2019, and during the nine-month period from April 1, 2020 to December 31, 2020, the PMC Business has completed several acquisitions within its platform focused on expanding its product portfolio and global presence in the end markets it serves. Those acquisitions are further described below. The respective purchase prices for these transactions are stated net of cash acquired and exclude transaction costs.
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January 23, 2019 - The PMC Business completed the acquisition of Centa MP (Hong Kong) Co., Limited, a leading manufacturer of premium flexible couplings and drive shafts for industrial, marine, rail and power generation applications, and also acquired a non-controlling interest in two previously established joint venture relationships including an additional 47.5% interest in one of these joint venture relationships for $21.4 million. As a result, the results of operations of that entity have been consolidated within the PMC Business’s combined financial statements subsequent to January 23, 2019.

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November 24, 2020 - The PMC Business acquired the remaining non-controlling interest in a joint venture for a cash purchase price of $0.3 million. The acquisition of the remaining minority interest was not material to the PMC Business’s combined statements of operations or financial position.

In addition to making acquisitions, the PMC Business periodically reviews its operations to determine whether it would be in its interest to divest certain non-core or non-strategic businesses. Information regarding divestitures within its platform during recent fiscal years is included below.
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October 1, 2020 - The PMC Business completed the sale of its gearbox product line in China within its platform for aggregate cash consideration of $5.8 million. The gearbox product line was not material to the PMC Business’s combined statements of operations or financial position and did not meet the criteria to be presented as discontinued operations.

Customers
The PMC Business’s components are either incorporated into products sold by OEMs or sold to end users for their MRO requirements either directly in certain regions or, more commonly, through industrial distributors as aftermarket products. While approximately 40% of the PMC Business net sales are through its distribution partners, OEMs and end users ultimately drive the demand for PMC Business products. With approximately 2,600 distributor locations worldwide, the PMC Business believes it has one of the most extensive distribution networks in the industry.
Rather than serving as passive conduits for delivery of product, the PMC Business’s industrial distributors participate in the overall competitive dynamic in the PMC industry. Industrial distributors play a role in determining which of the PMC Business’s products are stocked at their distributor centers and branch locations and, consequently, are most readily accessible to MRO buyers, and the price at which these products are sold.
The PMC Business markets its products both to OEMs and directly to end users to create preference of its products through end-user specification. The PMC Business believes this customer preference is important in differentiating its products from its competitors’ products and preserves its ability to create channel partnerships where distributors will recommend PMC Business products to OEMs and end users. In some instances, the PMC Business has established a relationship with the end user such that it, the end user, and the end user’s preferred distributor enter into a trilateral agreement whereby the distributor will purchase its products and stock them for the end user. The PMC Business believes its extensive product portfolio positions the PMC Business to benefit from the trend towards rationalizing suppliers by industrial distributors.
Product Development
The PMC Business has a team of approximately 300 engineers and technical employees who are organized by product line. Each of the PMC Business product lines has technical staff responsible for product development and application support. The PMC Business’s existing pipeline and continued investment in new product development are expected to drive revenue growth as it addresses key customer needs.
The PMC Business has demonstrated a commitment to developing technologically advanced products within the industries it serves. The PMC Business had approximately 200 United States active patents and approximately 900 active foreign patents as of December 31, 2020. In addition, the PMC Business thoroughly tests its products to ensure their quality, understand their wear characteristics and improve their performance. These practices have enabled the PMC Business, together with its customers, to develop reliable and functional process and motion control solutions.
Suppliers and Raw Materials
The principal materials used in the PMC Business’s manufacturing processes are commodities and components available from numerous sources. Such key materials include sheet, plate and bar steel, castings, forgings, high-performance engineered plastic and a variety of components. The PMC Business’s global sourcing strategy is to maintain alternate sources of supply for its important materials and components wherever possible within its platform.
Historically, the PMC Business has been able to successfully source materials, and consequently is not dependent on a single source for any significant raw material or component. As a result, the PMC Business believes there is a readily available supply of materials in sufficient quantity from a variety of sources to serve both its short-term and long-term requirements. Additionally, the PMC Business has not experienced any significant shortage of its key materials and has not historically engaged in hedging transactions for commodity supplies.
The PMC Business generally purchases its materials on the open market. However, in certain situations the PMC Business has found it advantageous to enter into contracts for certain commodity purchases. Although currently the PMC Business is not a party to any unconditional purchase obligations, including take-or-pay contracts or through-put contracts, these contracts generally have had one to five-year terms and have contained competitive and benchmarking clauses to ensure competitive pricing.
Backlog
The PMC Business’s backlog of unshipped orders was $295.1 million and $352.6 million as of December 31, 2020 and March 31, 2020, respectively. As of December 31, 2020, approximately 9% of its backlog was scheduled to ship beyond December 31, 2021. Also, see the section entitled “Risk Factors” for more information on the risks associated with backlog.
Seasonality
The PMC Business does not experience significant seasonality of demand for its products, although sales generally are slightly higher during the March quarter as its customers spend against recently approved capital budgets and perform maintenance and repairs in advance of spring and summer activity. The PMC Business’s end markets also do not experience significant seasonality of demand.
The PMC Business also depends upon general economic conditions and other market factors beyond its control, and the PMC Business serves customers in cyclical industries. As a result, the PMC Business’s operating results have been, and in the future could be, negatively affected during economic downturns. The COVID-19 pandemic and its impact on the global economy has created challenges in certain areas and opportunities in others. See the section entitled “Risk Factors” for more information on the risks associated with general economic conditions and COVID-19.
Human Capital Management
As of December 31, 2020, the PMC Business had approximately 5,500 employees, of whom approximately 2,300 were employed in the United States. Approximately 50 PMC Business U.S. employees are represented by labor unions. The PMC Business is currently party to one collective bargaining agreement in the U.S., which has an expiration date in May 2022. Additionally, approximately 1,200 PMC Business employees reside in Europe, where trade union membership is common. The PMC Business believes it has a strong relationship with its employees, including those represented by labor unions.
The PMC Business strives to attract, retain and develop the talent necessary to meet its goals. The PMC Business human resources programs are designed to, among other aims, foster diversity and inclusion, develop talent for critical roles and leadership positions, reward and support associates through competitive pay and benefits, and promote the health and safety of its associates.
Diversity and Inclusion: The PMC Business is committed to fostering, cultivating and preserving a culture of diversity and inclusion where its associates are engaged and fulfilled. The PMC Business recognizes and values its associates for the unique perspectives they bring—from different ages, ethnic and cultural backgrounds, sexual orientation, gender identity and expression, veteran status and abilities, including individuals who bring diverse opinions, experience and leadership styles to their work. Inclusion is built into the PMC Business’s key human resources programs and processes. Together, it is this collective diversity that the PMC Business believes makes its business stronger.
Training and Talent Development: The PMC Business is committed to having a workplace that fosters learning, development and innovation. The PMC Business leadership team conducts a robust program of employee engagement and the PMC Business has invested in the personal and professional development of its employees. The PMC Business monitors a variety of metrics to ensure the health of its company culture and alignment with its values and strategic business priorities. Each year, the PMC Business surveys its employees to better understand what matters most to them. The PMC Business also strives to provide competitive compensation and benefits for its associates.
Health and Safety: The safety of the PMC Business’s associates is a top priority. To be its best and maintain integrity in everything it does, the PMC Business strives to provide associates with the right tools and resources. The PMC Business is also committed to improving the holistic health and well-being of its associates and have various programs in place to provide information, activities and support for assisting healthy choices.
Refer to “COVID-19 Pandemic” included in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for information on Human Capital Management actions taken by the PMC Business in response to the COVID-19 pandemic.

Compliance with Laws and Regulations
The PMC Business’s operations and facilities worldwide are subject to extensive laws and regulations, including those related to trade taxes, government contracts, pollution and the protection of the environment, health and safety, including those governing, among other things, emissions to air, discharges to water, climate change, the generation, handling, storage, treatment and disposal of hazardous wastes and other materials, and the remediation of contaminated sites. A failure by the PMC Business to comply with applicable requirements or the permits required for its operations could result in civil or criminal fines, penalties, enforcement actions, third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup or regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, including the installation of pollution control equipment or remedial actions.
Some environmental laws and regulations impose requirements to investigate and remediate contamination on present and former owners and operators of facilities and sites, and on a potentially responsible party or “PRP” for sites to which such parties may have sent waste for disposal. Such liability can be imposed without regard to fault and, under certain circumstances, may be joint and several, resulting in one PRP being held responsible for the entire obligation. Liability may also include damages to natural resources. On occasion, the PMC Business is involved in such investigations and/or cleanup, and also have been or could be named as a PRP in environmental matters.
The PMC Business currently does not anticipate any significant additional expenditures related to maintaining compliance; however, due to the evolving nature of laws and regulations and changes thereto, there can be no assurance that current expenditures will be adequate or that violations will not occur.
Properties
As of December 31, 2020, the PMC Business had 43 principal manufacturing, warehouse and repair facilities as set forth below:
		Total Square Feet
Location	Number of Facilities	Owned	Leased
North America	24	1,846,000	1,479,000
Europe	11	738,000	178,000
Asia	5	292,000	35,000
South America	2	77,000	19,000
Australia	1	—	28,000
The PMC Business believes its properties are suitable for its operations and provide sufficient capacity for its current and future anticipated needs.
Legal Proceedings
In the normal course of business, the PMC Business is involved in a variety of lawsuits, claims and legal proceedings, including commercial and contract disputes, employment matters, product liability and product defect claims, intellectual property disputes, and other matters. In its opinion, pending legal matters are not expected to have a material adverse impact on its results of operations, financial condition, liquidity or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PMC BUSINESS
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The PMC Business’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a difference include those discussed under “Risk Factors” in this joint proxy statement/prospectus-information statement. See “Risks Related to the Combined Company following the Transactions” and “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.
The PMC Business’s historical combined financial statements (the “combined financial statements”) discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations have been derived from the consolidated financial statements and accounting records of Rexnord and have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The PMC Business’s historical combined financial statements have been prepared using the historical results of operations, cash flows and assets and liabilities of the PMC Business, and include allocations of certain corporate expenses from Rexnord. These allocations reflect significant assumptions, and the financial statements do not fully reflect what the PMC Business’s financial position, results of operations or cash flows would have been had it been a stand-alone company during the periods presented. As a result, the combined historical financial information is not necessarily indicative of PMC Business’s future performance.
Following the end of PMC’s fiscal year ended March 31, 2020, PMC transitioned to a December 31 fiscal year-end date. As a result, this joint proxy statement/prospectus-information statement includes financial information for the transition period from April 1, 2020 through December 31, 2020 (the “Transition Period”). Prior to the Transition Period, PMC’s fiscal year was the year ending on March 31 of the corresponding calendar year. For example, fiscal year 2020, or fiscal 2020, was the period from April 1, 2019, to March 31, 2020. PMC’s fiscal 2021 commenced on January 1, 2021. In this joint proxy statement/prospectus-information statement, the financial results for the Transition Period, which are audited, are compared with the financial results for the nine-month period ended December 31, 2019, which are unaudited. In addition, the financial results for fiscal 2020 are compared with fiscal 2019, both of which are audited.
Please read the following discussion in conjunction with the PMC Business’s audited combined financial statements and corresponding notes, and the PMC Business’s unaudited condensed combined financial statements and corresponding notes, included elsewhere in this joint proxy statement/prospectus-information statement.
The following discussion of results of operations and financial condition includes periods prior to the acquisition of Centa MP (Hong Kong) Co., Limited (“Centa China”). PMC Business financial performance includes Centa China subsequent to January 23, 2019, the date of the acquisition. Accordingly, the discussion and analysis does not reflect the impact of the Centa China transaction prior to its closing date.
PMC Business Overview
The PMC Business consists of Rexnord’s Process & Motion Control (“PMC”) segment. The PMC Business platform designs, manufactures, markets and services a comprehensive range of specified, highly engineered mechanical components used within complex systems where the PMC Business’s customers’ reliability requirements and costs of failure or downtime are high. The PMC Business portfolio includes motion control products, shaft management products, aerospace components and related value-added services. Products and services are marketed and sold globally under widely recognized brand names, including Rexnord®, Rex®, Addax®, Euroflex®, Falk®, FlatTop®, Cambridge®, Link-Belt®, Omega®, PSI®, Shafer®, Stearns®, Highfield®, Thomas®, Centa®, and TollokTM. PMC Business products and services are sold into a diverse group of attractive end markets, including food and beverage, aerospace, mining, petrochemical, energy and power generation, cement and aggregates, forest and wood products, agriculture, and general industrial and automation applications.
The Separation and Separation Costs
On February 15, 2021, Land entered into the Transaction Documents with Rexnord, Regal, and Merger Sub with respect to the Transactions. Pursuant to the Transactions and subject to the terms and conditions of the Transaction Documents, (i) Rexnord will transfer (or cause to be transferred) to Land substantially all of the assets, and Land will assume substantially all of the liabilities, of the PMC Business, (ii) after which, all of the issued and outstanding shares of Land common stock held by a subsidiary of Rexnord will be distributed in a series of distributions to Rexnord and then Rexnord will effect the Spin-Off by distributing the Land common stock to Rexnord’s stockholders; and (iii) immediately after the Spin-Off, Merger Sub will merge with and into Land and all shares of Land common stock (other than those held by Rexnord, Land, Regal, Merger Sub or their respective subsidiaries, if any, which shares will be cancelled) will be converted into the right to receive shares of Regal common stock, as calculated and subject to adjustment as set forth in the Merger Agreement.
In connection with the Transactions, Rexnord expects to incur transaction costs ranging from $50.0 million to $60.0 million related to separation activities. However, transaction costs related to separation activities have not been included in the PMC Business financial statements as they are not indicative of the costs of doing business for the PMC Business and were incurred for the benefit of and will be funded entirely by Rexnord.
Financial Statement Presentation
The following paragraphs provide a brief description of certain items and accounting policies that appear in the PMC Business’s financial statements and general factors that impact these items.
Net Sales
Net sales represent gross sales less deductions taken for sales returns and allowances and incentive rebate programs.
Cost of Sales
Cost of sales includes all costs of manufacturing required to bring a product to a ready for sale condition. Such costs include direct and indirect materials, direct and indirect labor costs, including fringe benefits, supplies, utilities, depreciation, freight and shipping, insurance, pension and postretirement benefits, information technology costs and other manufacturing related costs.
The largest component of the PMC Business’s cost of sales is cost of materials, which represented approximately 31% of net sales in the nine months ended December 31, 2020. The principal materials used in the PMC Business manufacturing processes, which are available from numerous sources, include sheet, plate and bar steel, castings, forgings, high-performance engineered plastics and a wide variety of other components. The PMC Business has a strategic sourcing program that is intended to significantly reduce the number of direct and indirect suppliers that the PMC Business uses and to lower the cost of purchased materials.
Selling, General and Administrative Expenses
Selling, general and administrative expenses primarily includes sales and marketing, finance and administration, engineering and technical services and warehousing. The PMC Business’s major cost elements include salary and wages, fringe benefits, insurance, depreciation, advertising, travel and information technology costs.
Critical Accounting Estimates
The methods, estimates and judgments the PMC Business uses in applying its critical accounting policies have a significant impact on the results it reports in its combined financial statements. The PMC Business evaluates its estimates and judgments on an on-going basis. The PMC Business bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances. The PMC Business’s experience and assumptions form the basis for its judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what the PMC Business anticipates and different assumptions or estimates about the future could change the PMC

Business’s reported results. Within the context of these critical accounting policies, the PMC Business is not currently aware of any reasonably likely event that would result in materially different amounts being reported.
In addition to the accounting policies disclosed in Note 2 to the combined financial statements of the PMC Business included elsewhere in this joint proxy statement/prospectus-information statement, Significant Accounting Policies to the combined financial statements, the PMC Business believes the following accounting policies are the most critical to it in that they are important to its financial statements and they require difficult, subjective and/or complex judgments in the preparation of its combined financial statements.
Revenue recognition
Under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), a performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account. A contract’s transaction price is allocated to each distinct performance obligation and revenue is recognized when obligations under the terms of a contract with the customer are satisfied. For the majority of PMC Business product sales, revenue is recognized at a point-in-time when control of the product is transferred to the customer, which generally occurs when the product is shipped from the PMC Business’s manufacturing facility to the customer. When contracts include multiple products to be delivered to the customer, generally each product is separately priced and is determined to be distinct within the context of the contract. Other than a standard assurance-type warranty that the product will conform to agreed-upon specifications, there are generally no other significant post-shipment obligations. The estimated cost associated with standard warranties continues to be recognized as an expense when the products are sold.
When the contract provides the customer the right to return eligible products or when the customer is part of a sales rebate program, the PMC Business reduces revenue at the point of sale using current facts and historical experience by using an estimate for expected product returns and rebates associated with the transaction. These estimates are adjusted at the earlier of when the most likely amount of consideration that is expected to be received changes or when the consideration becomes fixed. Accordingly, an increase or decrease to revenue is recognized at that time.
Sales and other taxes collected concurrent with revenue-producing activities are excluded from revenue. The PMC Business has elected to recognize the cost for freight and shipping when control of products has transferred to the customer as a component of cost of sales in the combined statements of operations. The PMC Business classifies shipping and handling fees billed to its customers as net sales and the corresponding costs are classified as cost of sales in the combined statements of operations.
Receivables
Receivables stated net of allowances for doubtful accounts were $2.6 million at December 31, 2020 and $2.6 million at March 31, 2020. The PMC Business assesses the collectability of customer receivables based on the credit worthiness of a customer, as determined by credit checks and analysis, as well as by the customer’s payment history. In determining the allowance for doubtful accounts, the PMC Business also considers various factors including the aging of customer accounts and historical write-offs. In addition, the PMC Business monitors other risk factors, including forward-looking information when establishing adequate allowances for doubtful accounts, which reflects the current estimate of credit losses expected to be incurred over the life of the receivables. Generally, advance payment is not required. Allowances for doubtful accounts established are recorded within Selling, general and administrative expenses within the combined statements of operations.
Inventory
Inventories are stated at the lower of cost or market. Market is determined based on estimated net realizable values. Approximately 48% and 49% of PMC Business total inventories as of December 31, 2020 and March 31, 2020, respectively, were valued using the “last-in, first-out” (LIFO) method. All remaining inventories were valued using the “first-in, first-out” (FIFO) method.

In some cases the PMC Business has determined a certain portion of its inventories are excess or obsolete. In those cases the PMC Business writes down the value of those inventories to their net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. The total write-down of inventories charged to expense was $4.4 million, $5.3 million and $2.3 million, during the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and March 31, 2019, respectively.
Purchase accounting and business combinations
Assets acquired and the liabilities assumed as part of a business combination are recognized separately from goodwill at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. The PMC Business reviews and considers input from outside specialists if and when appropriate to develop discount rates, and use estimates and assumptions about the future performance of the business to accurately value assets acquired and liabilities assumed at the acquisition date. The PMC Business may refine these estimates during the measurement period, which may be up to one year from the acquisition date. As a result, during the measurement period, the PMC Business records adjustments to the assets acquired and liabilities assumed with the corresponding offset recorded to goodwill. Upon the conclusion of the measurement period or final determination of the values of the assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the PMC Business’s combined statements of operations.
Impairment of intangible assets and tangible fixed assets
The carrying value of long-lived assets, including amortizable intangible assets and tangible fixed assets, are evaluated for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment of amortizable intangible assets and tangible fixed assets is generally determined by comparing projected undiscounted cash flows to be generated by the asset, or group of assets, to its carrying value. If impairment is identified, a loss is recorded equal to the excess of the asset’s net book value over its fair value, and the cost basis is adjusted. Determination of the fair value requires various estimates including internal cash flow estimates generated from the asset, quoted market prices and appraisals as appropriate to determine fair value. Actual results could vary from these estimates.
PMC Business recorded goodwill and indefinite lived intangible assets are not amortized but are tested annually as of October 1 of each fiscal year, and more frequently if events or changes in circumstances indicate that an impairment may exist, using a discounted cash flow methodology based on future business projections and a market value approach (guideline public company comparables). The PMC Business performs its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. If the carrying amount exceeds the fair value of the reporting unit, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value up to the amount of the recorded goodwill. The PMC Business’s annual impairment test performed during the Transition Period, indicated that the fair value of its indefinite-lived intangible assets and reporting units significantly exceeded their carrying value; therefore, no impairment was present.
In connection with the PMC Business’s ongoing supply chain optimization and footprint repositioning initiatives, the PMC Business has taken several actions to consolidate existing manufacturing facilities and rationalize its product offerings. These actions require the PMC Business to assess whether the carrying amount of impacted long-lived assets will be recoverable as well as whether the remaining useful lives of such assets require adjustment. The PMC Business recognized impairment charges of tangible fixed assets of $1.9 million, $0.0 million and $0.3 million during the nine months ended December 31, 2020, and fiscal years ended March 31, 2020 and 2019, respectively.
See Note 4, Restructuring and Other Similar Charges, to the combined financial statements of the PMC Business included elsewhere in this joint proxy statement/prospectus-information statement for more information. The impairment of fixed assets and intangible assets was determined utilizing Level 3 inputs within the Fair Value hierarchy, and the PMC Business reviewed and considered input from outside specialists when appropriate. Refer to Note 12, Fair Value Measurements to the combined financial statements of the PMC Business included elsewhere in this joint proxy statement/prospectus-information statement for additional information.
Retirement benefits
The PMC Business has significant pension and post-retirement benefit income and expense and assets/liabilities that are developed from actuarial valuations. These valuations include key assumptions regarding discount rates, expected return on plan assets, mortality rates and the current health care cost trend rate. The PMC Business considers current market conditions in selecting these assumptions. Changes in the related pension and post-retirement benefit income/costs or assets/liabilities may occur in the future due to changes in the assumptions and changes in asset values.
The PMC Business recognizes the net actuarial gains or losses in excess of unrecognized gain or loss exceeding 10 percent of the greater of the market-related value of plan assets or the plan’s projected benefit obligation at re-measurement (the “corridor”) in the Rexnord Corporate segment operating results during the fourth quarter of each fiscal year (or upon any re-measurement date). During the nine months ended December 31, 2020, and fiscal years ended March 31, 2020 and March 31, 2019, the PMC Business recognized non-cash actuarial losses of $1.3 million, $16.5 million and $0.2 million, respectively, in connection with re-measurements of the plans. Net periodic benefit costs recorded on a quarterly basis are primarily comprised of service and interest cost, amortization of unrecognized prior service cost and the expected return on plan assets. See Note 15, Retirement Benefits, to the combined financial statements of the PMC Business included elsewhere in this joint proxy statement/prospectus-information statement for additional information.
The obligation for postretirement benefits other than pension also is actuarially determined and is affected by assumptions including the discount rate and expected future increase in per capita costs of covered postretirement health care benefits. Changes in the discount rate and differences between actual and assumed per capita health care costs may affect the recorded amount of the expense in future periods.
Income taxes
Although certain PMC Business entities were historically included in consolidated income tax returns of Rexnord, the PMC Business’s income taxes are computed and reported herein utilizing the Separate Return Methodology. Under this methodology, such PMC Business entities are assumed to file hypothetical PMC- only consolidated returns with the applicable tax authorities; however, any such related tax due or receivable are not reflected as accrued income taxes herein but rather are treated as due to or from Rexnord. Use of this methodology may also result in differences when the sum of the amounts allocated to standalone tax provisions are compared with amounts presented in consolidated financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, such as net operating loss carryforwards, which were reflected in Rexnord’s consolidated financial statements may or may not exist at the standalone PMC Business level.
The PMC business is subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining the PMC Business’s worldwide provision for income taxes and recording the related deferred tax assets and liabilities. On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (which we refer to as the “U.S. Tax Reform”). The U.S. Tax Reform incorporated significant changes to U.S. corporate income tax laws including, among other items, a reduction in the statutory federal corporate income tax rate from 35% to 21%, an exemption for dividends received from certain foreign subsidiaries, a one-time repatriation tax on deemed repatriated earnings from foreign subsidiaries, immediate taxation of deemed low-taxed “intangible” income earned in foreign jurisdictions (referred to as global intangible low-taxed income or “GILTI”), immediate expensing of certain depreciable tangible assets, and limitations on the deduction for net interest expense and certain executive compensation.
The PMC Business assesses its income tax positions and record tax liabilities for all years subject to examination based upon management’s evaluation of the facts and circumstances and information available at the reporting dates. For those income tax positions where it is more-likely-than-not, based on technical merits, that a tax benefit will be sustained upon the conclusion of an examination, we have recorded the largest amount of tax benefit having a cumulatively greater than 50% likelihood of being realized upon ultimate settlement with the applicable taxing authority, assuming that it has full knowledge of all relevant information. For those tax positions which do not meet the more-likely-than-not threshold regarding the ultimate realization of the related tax benefit, no tax benefit has been recorded in the financial statements. In addition, the PMC Business provides for interest and penalties, as applicable, and records such amounts as a component of the overall income tax provision. As of December 31, 2020 and March 31, 2020, the PMC Business’s liability for unrecognized tax benefits was $9.3 million and $7.8 million, respectively.
The PMC Business recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, net operating losses (which we refer to as “NOL”), tax credit and other carryforwards. The PMC Business regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. As a result of this review, the PMC Business continues to maintain a partial valuation allowance against certain foreign NOL carryforwards and other related deferred tax assets. As of December 31, 2020 and March 31, 2020, valuation allowances of $0.6 and $1.0 million, respectively, were recorded against PMC Business deferred tax assets. See Note 16, Income Taxes, to the combined financial statements of the PMC Business included elsewhere in this joint proxy statement/prospectus-information statement for more information.
Commitments and Contingencies
The PMC Business is subject to proceedings, lawsuits and other claims related to environmental, labor, product and other matters. The PMC Business is required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. The PMC Business determines the amount of accruals needed, if any, for each individual issue based on its professional knowledge and experience and discussions with legal counsel. The required accruals may change in the future due to new developments in each matter, the ultimate resolution of each matter or changes in approach, such as change in strategy.
Accruals are recorded on the PMC Business’s combined balance sheets to reflect its contractual liabilities relating to warranty commitments to its customers. The PMC Business provides warranty coverage at various lengths and terms to its customers depending on standard offerings and negotiated contractual agreements. The PMC Business accrues an estimate for warranty expense at the time of sale based on historical warranty return rates and repair costs. Should future warranty experience differ materially from its historical experience, the PMC Business may be required to record additional warranty accruals which could have a material adverse effect on its results of operations in the period in which these additional accruals are required.
See Note 17, Commitments and Contingencies, to the combined financial statements of the PMC Business included elsewhere in joint proxy statement/prospectus-information statement for more information.
Recent Accounting Pronouncements
See Note 2, Significant Accounting Policies, to the combined financial statements of the PMC Business included elsewhere in this joint proxy statement/prospectus-information statement for a discussion regarding recent accounting pronouncements.
Overview of Recent Developments
COVID-19 pandemic
The ongoing coronavirus (“COVID-19”) pandemic and the actions taken by various governments and third parties to combat the spread of COVID-19 (including, in some cases, mandatory quarantines and other suspensions of non-essential business operations) have led to disruptions in the PMC Business’s manufacturing and distribution operations and supply chains, including temporary reductions or suspensions of operations at some PMC Business manufacturing and distribution locations around the world. In addition, certain PMC Business suppliers, business partners and customers are also experiencing similar negative impacts from the COVID-19 pandemic. As of December 31, 2020, essentially all of the PMC Business’s global facilities are operating with only intermittent interruptions and the PMC Business is not currently experiencing any significant issues with respect to its distribution operations and supply chains. The PMC Business remains focused on the health and well-being of its associates and has undertaken numerous actions within its offices and manufacturing sites that are intended to minimize the spread of COVID-19, including implementing work from home policies, establishing social distancing protocols for associates while at work and providing associates with access to numerous collaboration and productivity tools to facilitate communication in lieu of travel and face-to-face meetings.
During the Transition Period, the PMC Business experienced a reduction in market demand in its platform as customers reacted to the COVID-19 pandemic.
In order to reduce its cash outflows during the nine-month period ended December 31, 2020, the PMC Business implemented furloughs, workforce reductions and reductions of non-essential spending. The PMC Business elected to end most furlough activity as its results of operations improved during the three-month period ended September 30, 2020. The PMC Business’s objective with these measures was to control the downside risk to its financial results, while ensuring that it maintains the capacity to fully participate in the eventual recovery of certain of its business. While it is not possible at this time to estimate the scope and severity of the impact that COVID-19 could continue to have on its operations, the continued spread of COVID-19, the measures taken by the governments of countries affected, actions taken to protect employees, actions taken to shut down or temporarily discontinue operations in certain locations, and the impact of the pandemic on various business activities in affected countries and the economy generally, could continue to adversely affect the financial condition, results of operations and cash flows of the PMC Business.
Restructuring and Other Similar Costs
During the nine months ended December 31, 2020, the PMC Business continued to execute various restructuring actions. These initiatives were intended to drive efficiencies and reduce operating costs while also modifying the PMC Business’s footprint to reflect changes in the markets it serves, the impact of acquisitions on its overall manufacturing capacity and the refinement of its overall product portfolio. These restructuring actions primarily resulted in workforce reductions, impairment of related manufacturing facilities, equipment and intangible assets, lease termination costs, and other facility rationalization costs. The PMC Business expects to continue executing similar initiatives to optimize its operating margin and manufacturing footprint. As the PMC Business continues to evaluate the impact of COVID-19 and its effects on the global economy, it may also execute additional restructuring actions. As such, the PMC Business expects further expenses related to workforce reductions, potential impairment of assets, lease termination costs, and other facility rationalization costs.
The PMC Business recorded restructuring charges of $13.0 million, $14.3 million and $7.9 million for the nine months ended December 31, 2020, and the fiscal years ended March 31, 2020 and March 31, 2019, respectively. See Note 4, Restructuring and Other Similar Costs, to the combined financial statements of the PMC Business included elsewhere in this joint proxy statement/prospectus-information statement for more information.
Results of Operations
Three Months Ended March 31, 2021 Compared with the Three Months Ended March 31, 2020
(Dollars in Millions)
	Three Months Ended
	March 31, 2021	March 31, 2020	Change	% Change
Net sales	$320.9	$363.6	$(42.7)	(11.7)%
Income from operations	44.9	51.5	(6.6)	(12.8)%
% of net sales	14.0%	14.2%	(0.2)%
Net Sales
The PMC Business's net sales were $320.9 million and $363.6 million for the three months ended March 31, 2021 and 2020, respectively. Net sales decreased by 11.7% year over year primarily as a result of the lower level of order backlog entering the quarter and changes in customer buying patterns given the COVID-19 pandemic. The year over year decrease in net sales is comprised of a 5% year over year decrease in The PMC Business's non-aerospace end markets and a 46% decrease in The PMC Business's aerospace end markets.
Income from Operations
PMC income from operations for the three months ended March 31, 2021 was $44.9 million, or 14.0% of net sales, as compared to $51.5 million, or 14.2% of net sales, for the three months ended March 31, 2020. Income from operations as a percentage of net sales decreased by 20 basis points year over year primarily due to the impact of lower sales as compared to the prior year that were partially offset by benefits from cost reduction and productivity initiatives and lower year-over-year restructuring expense.
Interest expense, net
Interest expense, net was $1.3 million during the three months ended March 31, 2021 compared to $0.7 million during the three months ended March 31, 2020. The increase in interest expense as compared to the prior year’s period is primarily the result of incremental finance lease expense recognized in connection with finance leases entered into during the prior year.
Actuarial loss on pension and postretirement benefit obligations
There was no actuarial loss on pension and postretirement benefit obligations recognized in the three months ended March 31, 2021. Actuarial loss on pension and postretirement benefit obligations in the three months ended March 31, 2020, was $15.7 million. The non-cash actuarial loss recognized for the three months ended March 31, 2020, was primarily due to decreases in the discount rates coupled with lower-than-expected asset returns, partially offset by decreases in life expectancy assumptions utilized within the annual remeasurement of our defined benefit plans.
Other expense, net
Other expense, net for the three months ended March 31, 2021, was $0.7 million compared to other expense, net of $3.1 million for the three months ended March 31, 2020. Other expense, net consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit costs associated with our defined benefit plans.
Provision for income taxes
The income tax provision was $10.9 million in the three months ended March 31, 2021, compared to $4.3 million in the three months ended March 31, 2020. The effective income tax rate for the three months ended March 31, 2021 was 25.4% versus 13.4% in the three months ended March 31, 2020. The effective income tax rate for the three months ended March 31, 2021 was above the U.S. federal statutory rate of 21% primarily due to the accrual of foreign income taxes, which are generally above the U.S. federal statutory rate, the accrual of unrecognized income tax benefits in which such realization is not deemed more-likely-than-not, the accrual of additional income taxes associated with compensation deduction limitations under Section 162(m) of the Internal Revenue Code and the accrual of various state income taxes, partially offset by the recognition of a discrete foreign financing-related income tax benefit, as well as the recognition of income tax benefits associated with foreign-derived intangible income (“FDII”). The effective income tax rate for the three months ended March 31, 2020 was below the U.S. federal statutory rate of 21% primarily due to the recognition of certain previously unrecognized tax benefits due to the lapse of the applicable statutes of limitations and the recognition of income tax benefits associated with FDII, partially offset by the accrual of foreign income taxes, which are generally above the U.S. federal statutory rate and the accrual of various state income taxes.
On a quarterly basis, the PMC Business reviews and analyzes its valuation allowances associated with deferred tax assets relating to certain foreign net operating loss carryforwards. In conjunction with this analysis, the PMC Business weighs both positive and negative evidence for purposes of determining the proper balances of such valuation allowances. Future changes to the balances of these valuation allowances, as a result of continued review and analysis, could result in a material impact to the financial statements for such period of change.
Net income attributable to the PMC Business
Our net income attributable to the PMC Business for the three months ended March 31, 2021 was $32.0 million compared to $27.4 million for the three months ended March 31, 2020. The year-over-year change in net income attributable to the PMC Business is the result of the factors described above.
Liquidity and Capital Resources
As of March 31, 2021 and December 31, 2020, the PMC Business had $195.4 million and $193.3 million of cash and cash equivalents, respectively. Cash and cash equivalents, cash generated from operations and funding provided by Rexnord are adequate to fund the PMC Business’s working capital requirements, capital expenditures and other cash needs for the next 12 months without giving effect to the Transactions.
Cash Flows
Three Months Ended March 31, 2021 Compared with the Three Months Ended March 31, 2020
Net cash provided by operating activities in the three months ended March 31, 2021, was $40.1 million compared to $79.1 million in the three months ended March 31, 2020. The timing of payments on accrued expenses were partially offset by higher net income generated during the three months ended March 31, 2021.
Cash used for investing activities was $7.5 million in the three months ended March 31, 2021, compared to $13.7 million in the three months ended March 31, 2020. Investing activities in the three months ended March 31, 2021, included $8.2 million of investments in capital expenditures, partially offset by $0.7 million of cash received in connection with the disposition of certain long-lived assets. Cash used for investing activities in the three months ending March 31, 2020 included capital expenditures of $13.7 million.
Cash used for financing activities was $28.2 million in the three months ended March 31, 2021 compared to cash used for financing activities of $33.3 million in the three months ended March 31, 2020. During the three months ended March 31, 2021, cash used for financing activities includes net cash proceeds of $2.4 million associated with stock option exercises that were offset by $0.5 million of cash payments on outstanding debt and $30.1 million of net cash payments to Rexnord. During the three months ended March 31, 2020, cash used for financing activities includes net cash proceeds of $6.7 million associated with stock option exercises that were offset by $0.3 million of cash payments on outstanding debt and $39.7 million of net cash payments to Rexnord.
Indebtedness
As of March 31, 2021, the PMC Business had $73.1 million of total indebtedness outstanding as follows (in millions):
	Total Debt at March 31, 2021	Current Maturities of Long-Term Debt	Long-term Portion
Finance Leases	$73.0	$2.2	$70.8
Other subsidiary debt	0.1	—	0.1
Total	$73.1	$2.2	$70.9
Nine Months Ended December 31, 2020 Compared with the Nine Months Ended December 31, 2019
(Dollars in Millions)
	Nine Months Ended
	December 31, 2020	December 31, 2019	Change	% Change
Net sales	$870.3	$994.7	$(124.4)	(12.5)%
Operating income	81.2	143.8	(62.6)	(43.5)%
% of net sales	9.3%	14.5%	(5.2)%

Net Sales
PMC Business net sales were $870.3 million and $994.7 million for the nine months ended December 31, 2020 and December 31, 2019, respectively. Net sales decreased 12.5% year over year as a result of a reduction in market demand across the majority of the PMC Business’s end markets and geographies as customers reacted to and changed buying patterns given the COVID-19 pandemic.
Operating Income
PMC Business income from operations for the nine months ended December 31, 2020 was $81.2 million, or 9.3% of net sales, as compared to $143.8 million, or 14.5% of net sales, for the nine months ended December 31, 2019. Income from operations as a percentage of net sales decreased by 520 basis points year over year primarily as a result of the lower sales volume and higher year-over-year restructuring and non-cash stock option expense, partially offset by the PMC Business’s cost reduction and productivity initiatives, including those related to COVID-19 as discussed above.
Interest expense, net
Interest expense, net was $3.3 million during the nine months ended December 31, 2020 compared to $1.3 million during the nine months ended December 31, 2019. The increase in interest expense as compared to the prior year’s period is primarily the result of incremental finance lease expense recognized in connection with finance leases entered into during the nine months ended December 31, 2020. See Note 10, Long-Term Debt, to the combined financial statements of the PMC Business included elsewhere in this joint proxy statement/prospectus-information statement for more information.
Gain on extinguishment of debt
There were no gains or losses on debt extinguishment recognized during the nine months ended December 31, 2020. The gain on the extinguishment of debt during the nine months ended December 31, 2019 was $3.0 million and was primarily associated with the forgiveness of the remaining net debt associated with the New Market Tax Credit program.
Actuarial loss on pension and postretirement benefit obligations
Actuarial loss on pension and postretirement benefit obligations for the nine months ended December 31, 2020, was $1.3 million compared to a loss of $0.8 million for the nine months ended December 31, 2019. The non-cash actuarial loss recognized for the nine months ended December 31, 2020, was primarily due to decreases in the discount rate utilized within the annual remeasurement of its defined benefit plans. The $0.8 million non-cash actuarial loss recognized for the nine months ended December 31, 2019 was the result of the termination of a domestic pension plan. See Note 15, Retirement Benefits, to the combined financial statements of the PMC Business included elsewhere in this joint proxy statement/prospectus-information statement for more information.
Other income (expense), net
Other income, net for the nine months ended December 31, 2020, was $6.3 million compared to other income, net of $0.4 million for the nine months ended December 31, 2019. Other expense (income), net consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit costs associated with PMC Business defined benefit plans.
Provision for income taxes
The income tax provision for the nine months ended December 31, 2020 was $24.2 million, or an effective tax rate of 29.2%. The effective income tax rate for the nine months ended December 31, 2020 was above the U.S. federal statutory rate of 21% primarily due to the accrual of foreign income taxes (including withholding taxes), which are generally above the U.S. federal statutory rate, the limitation on the deduction relating to executive compensation, the accrual of various state income taxes and an increase in the accrual for unrecognized tax benefits for such benefits which realization is not deemed more-likely-than-not, partially offset by the recognition of net tax benefits associated with foreign derived intangible income (which we refer to as “FDII”). The income tax provision for the nine months ended December 31, 2019 was $30.5 million, or an effective tax rate of 21.0%. The effective income tax rate for the nine months ended December 31, 2019 was equal to the U.S. federal statutory rate of 21% primarily due to the accrual of foreign income taxes, which are generally above the U.S. federal statutory rate, the limitation on the deduction relating to executive compensation and the accrual of various state income taxes, effectively offset by the recognition of certain previously unrecognized tax benefits generally due to the lapse of the applicable statutes of limitations, the recognition of income tax benefits associated with share-based payments, the recognition of net tax benefits associated with FDII and the recognition of tax benefits associated with foreign country enacted rate reductions.
Net income attributable to the PMC Business
Net income attributable to the PMC Business for the nine months ended December 31, 2020 was $58.5 million compared to $114.6 million for the nine months ended December 31, 2019. The year-over-year change in net income attributable to the PMC Business is the result of the factors described above.
Fiscal Year Ended March 31, 2020 Compared with the Fiscal Year Ended March 31, 2019
(Dollars in Millions)
	Fiscal Year Ended
	March 31, 2020	March 31, 2019	Change	% Change
Net sales	$1,358.2	1,380.6	$(22.4)	(1.6)%
Operating income	195.3	192.3	3.0	1.6%
% of net sales	14.4%	13.9%	0.5%
Net Sales
PMC Business net sales were $1,358.2 million in the fiscal year ended March 31, 2020 (which we refer to as “fiscal 2020”), down 1.6% year over year versus the fiscal year ended March 31, 2019 (which we refer to as “fiscal 2019”).
Operating Income
PMC Business income from operations in fiscal 2020 was $195.3 million, or 14.4% of net sales, as compared to $192.3 million, or 13.9% of net sales, in fiscal 2019. Income from operations as a percentage of net sales increased by 50 basis points year over year primarily due to RBS-led productivity gains, benefits from the PMC Business’s completed footprint repositioning actions and lower year-over-year acquisition-related fair value adjustments, partially offset by higher restructuring-related costs recognized in fiscal 2020 in connection with its ongoing footprint repositioning initiatives.
Interest expense, net
Interest expense, net was $2.0 million in fiscal 2020 compared to $1.0 million in fiscal 2019. The increase in interest expense as compared to the prior year’s period is primarily the result of incremental finance lease expense recognized in connection with finance leases entered into late in fiscal 2019. See Note 10, Long-Term Debt, to the combined financial statements of the PMC Business included elsewhere in this joint proxy statement/prospectus-information statement for more information.
Gain on extinguishment of debt
During fiscal 2020, the PMC Business recognized a $3.0 million gain on the extinguishment of debt in connection with the forgiveness of the remaining net debt associated with the New Market Tax Credit program. During fiscal 2019, the PMC Business recognized a $3.3 million gain in connection with the forgiveness of the net debt associated with the New Market Tax Credit program.

Actuarial loss on pension and postretirement benefit obligations
Actuarial loss on pension and postretirement benefit obligations in fiscal 2020 was $16.5 million compared to $0.2 million in fiscal 2019. The non-cash actuarial loss recognized during fiscal 2020 was primarily the result of decreases in discount rates coupled with lower than expected asset return, partially offset by decreases in life expectancy assumptions utilized within the annual remeasurement of the PMC Business’s defined benefit plans. In fiscal 2019, the recognition of $0.2 million of non-cash actuarial losses was primarily due to a foreign defined benefit plan settlement, partially offset by improved demographic and claims experience associated with the PMC Business’s other postretirement benefit plans. See Note 15, Retirement Benefits, to the combined financial statements of the PMC Business included elsewhere in this joint proxy statement/prospectus-information statement for more information.
Other income (expense), net
Other expense, net for fiscal 2020 was $2.7 million compared to other expense, net of $1.4 million in fiscal 2019. Other income (expense), net consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit costs associated with the PMC Business’s defined benefit plans.
Provision for income taxes
The income tax provision in fiscal 2020 was $34.8 million, or an effective tax rate of 19.6%. The effective income tax rate for fiscal 2020 was slightly below the U.S. federal statutory rate of 21% primarily due to the recognition of certain previously unrecognized tax benefits generally due to the lapse of the applicable statutes of limitations, the recognition of income tax benefits associated with share-based payments, the recognition of net tax benefits associated with FDII and the recognition of tax benefits associated with foreign country enacted rate reductions, substantially offset by the accrual of foreign income taxes, which are generally above the U.S. federal statutory rate and the accrual of various state income taxes. The income tax provision in fiscal 2019 was $45.0 million, or an effective tax rate of 23.3%. The effective income tax rate for fiscal 2019 was slightly above the U.S. federal statutory rate of 21% primarily due to the accrual of foreign income taxes, which are generally above the U.S. federal statutory rate, the accrual of various state income taxes and an increase in the accrual for unrecognized tax benefits for such benefits which realization is not deemed more-likely-than-not, partially offset by the recognition of net tax benefits associated with FDII and the recognition of tax benefits associated with foreign country enacted rate reductions.
Net income attributable to the PMC Business
Net income attributable to the PMC Business for fiscal 2020 was $142.0 million compared to $151.6 million in fiscal 2019. The year-over-year change in net income attributable to the PMC Business is the result of higher equity method investment income in fiscal 2019 generated prior to the acquisition of the additional ownership in Centa China and the other factors described above.
Liquidity and Capital Resources
The PMC Business’s primary sources of liquidity are available cash and cash equivalents and cash flow generated from its operations. As needed, additional liquidity has been provided by Rexnord in the form of cash contributions.
As of December 31, 2020 and March 31, 2020, the PMC Business had $193.3 million and $162.9 million of cash and cash equivalents, respectively. The PMC Business’s management believes that cash and cash equivalents, cash generated from PMC business operations and funding provided by Rexnord are adequate to fund its working capital requirements, capital expenditures and other cash needs for the next 12 months without giving effect to the Transactions.
Cash Flows
Nine Months Ended December 31, 2020 Compared with the Nine Months Ended December 31, 2019
Net cash provided by the PMC Business’s operating activities in the nine months ended December 31, 2020, was $116.0 million compared to $121.3 million in the nine months ended December 31, 2019. The timing of payments on accrued expenses were partially offset by lower net income generated during the nine months ended December 31, 2020.
Cash used by the PMC Business for investing activities was $16.6 million in the nine months ended December 31, 2020 compared to $17.4 million in the nine months ended December 31, 2019. Investing activities in the nine months ended December 31, 2020 included $23.5 million of investments in capital expenditures, $0.3 million of net cash used to fund the acquisition of a remaining non-controlling interest in a joint venture, partially offset by $7.2 million of cash received in connection with the disposition of certain long-lived assets. Cash used for investing activities in the nine months ending December 31, 2019 included capital expenditures of $20.0 million and $0.3 million of net cash used to fund the acquisition of a non-controlling interest in a joint venture, partially offset by the receipt of $2.9 million in connection with the disposition of certain long-lived assets.
Cash used by the PMC Business for financing activities was $85.8 million in the nine months ended December 31, 2020 compared to cash used for financing activities of $129.7 million in the nine months ended December 31, 2019. During the nine months ended December 31, 2020, cash used for financing activities included net cash proceeds of $9.5 million associated with stock option exercises that were offset by $5.4 million of cash for payments on outstanding debt and $89.5 million of net cash payments to Rexnord. During the nine months ended December 31, 2019, cash used for financing activities included net cash proceeds of $6.3 million associated with stock option exercises that were offset by $9.6 million of cash for payments on outstanding debt and $126.4 million of net cash payments to Rexnord.
Fiscal Year Ended March 31, 2020 Compared with the Fiscal Year Ended March 31, 2019
Net cash provided by the PMC Business’s operating activities in fiscal 2020 was $200.4 million compared to $202.5 million in fiscal 2019. The decrease in cash provided by operations was primarily the result of lower profit generated on lower sales during fiscal 2020.
Cash used by the PMC Business for investing activities was $31.1 million in fiscal 2020 compared to $51.4 million in fiscal 2019. Investing activities in fiscal 2020 included $0.3 million of net cash used to fund the acquisition of a non-controlling interest in a joint venture, whereas fiscal 2019 included $21.4 million of net cash used to fund the acquisition of Centa China. The PMC Business invested $33.7 million in capital expenditures in fiscal 2020 compared to $36.0 million in fiscal 2019. In addition, during fiscal 2020, the PMC Business received $2.9 million of cash in connection with the disposition of certain long-lived assets, whereas fiscal 2019 included $4.7 million of cash in connection with the disposition of long-lived assets.
Cash used by the PMC Business for financing activities was $163.0 million in fiscal 2020 compared to cash used for financing activities of $116.2 million in fiscal 2019. During fiscal 2020, cash used for financing activities included net cash proceeds of $13.0 million associated with stock option exercises that were offset by $9.9 million of cash for payments on outstanding debt and $166.1 million of net cash payments to Rexnord. During fiscal 2019, cash used for financing activities included net cash proceeds of $4.3 million associated with stock option exercises that were offset by $4.3 million of cash for payments on outstanding debt and $116.2 million of net cash payments to Rexnord.
Indebtedness
As of December 31, 2020, the PMC Business had $73.3 million of total indebtedness outstanding as follows (in millions):
	Total Debt at December 31, 2020	Current Maturities of Long-Term Debt	Long-term Portion
Finance Leases(1)	$73.2	$2.1	$71.1
Other subsidiary debt	0.1	—	0.1
Total	$73.3	$2.1	$71.2

(1)
See more information related to finance leases within Note 13, Leases to the combined financial statements of the PMC Business included elsewhere in this joint proxy statement/prospectus-information statement.
Off-Balance Sheet Arrangements
The PMC Business does not have any off-balance sheet or non-consolidated special-purpose entities.
Quantitative and Qualitative Disclosures about Market Risk
The PMC Business is exposed to market risk during the normal course of business from changes in foreign currency exchange rates and interest rates. The exposure to these risks is managed through a combination of normal operating and financing activities and at times derivative financial instruments in the form of foreign currency forward contracts to cover certain known foreign currency transactional risks. The PMC Business also has historically entered into interest rate derivatives to manage interest rate fluctuations.
Foreign Currency Exchange Rate Risk
The PMC Business’s exposure to foreign currency exchange rates relates primarily to its foreign operations. For the PMC Business’s foreign operations, exchange rates impact the U.S. Dollar (“USD”) value of its reported earnings, its investments in the subsidiaries and the intercompany transactions with the subsidiaries. See the section titled “Risk Factors” for more information.
Approximately 45% of PMC Business sales originated outside of the United States in the nine months ended December 31, 2020. Revenues and expenses denominated in foreign currencies are translated into USD at the end of the fiscal period using the average exchange rates in effect during the period. Consequently, as the value of the USD changes relative to the currencies of its major markets, particularly those that are Euro-based, its reported results may vary significantly.
Fluctuations in currency exchange rates also impact the USD amount of the PMC Business’s combined stockholders’ equity. The assets and liabilities of its non-U.S. subsidiaries are translated into USD at the exchange rates in effect at the end of the fiscal periods. As of December 31, 2020, stockholders’ equity decreased by $38.2 million from March 31, 2020 as a result of foreign currency translation adjustments. If the USD strengthened by 10% as of December 31, 2020, the result would have decreased stockholders’ equity by approximately $51.4 million.
As the PMC Business continues to expand its business globally, its success will depend, in large part, on its ability to anticipate and effectively manage these and other risks associated with its international operations. However, any of these factors could adversely affect its international operations and, consequently, its operating results.
As of December 31, 2020, the PMC Business had not entered into foreign currency forward contracts.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following combined company unaudited pro forma condensed combined financial information and notes thereto have been prepared by Regal in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, in order to give effect to the Transactions (as defined elsewhere in this joint proxy statement/prospectus-information statement).
On February 15, 2021, Regal and Rexnord entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which Rexnord’s Process & Motion Control segment (the “PMC Business”) will combine with Regal. The Transactions provide for the separation of the PMC Business into Land Newco, Inc. (“Land”), the distribution of Land common stock to Rexnord stockholders and payment of Land Cash Payment to Rexnord, and the subsequent merger of Merger Sub with and into Land, with Land surviving as a wholly owned subsidiary of Regal. As a result of and immediately following the Transactions, it is expected that former shares of Land common stock will be converted into shares of Regal common stock representing approximately 38.6% to 50.1% of the issued and outstanding shares of Regal common stock immediately following the Merger (as defined elsewhere in this joint proxy statement/prospectus-information statement). There will be no effect on the outstanding shares of Regal common stock immediately prior to the Merger and, accordingly, it is expected that such shares will represent approximately 49.9% to 61.4% of the issued and outstanding shares of Regal common stock immediately following the Merger. In addition, Regal, Rexnord, Land or their respective affiliates entered into a series of ancillary agreements in connection with the Transactions, and expect to enter into other commercial agreements or arrangements in connection with the separation of the operations of the PMC Business from Rexnord, including, without limitation, a Transition Services Agreement, pursuant to which Rexnord will provide certain transition services to Regal for a period of time following the Merger in exchange for certain transition services charges. The total amount of such separation charges to be incurred is not estimable at this time.
The Merger Agreement and Separation Agreement also provide for closing working capital and other adjustments to the purchase price, which are not reflected in the combined company unaudited pro forma condensed combined financial information at April 3, 2021. The total assets and liabilities assumed will be adjusted, as needed, based on the final balances per the terms included within the Separation Agreement.
The combined company unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Regal as the accounting acquirer of the PMC Business. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests is generally the accounting acquirer. In identifying Regal as the accounting acquirer, the companies conclusion is based primarily on (1) the current chief executive officer of Regal is expected to continue as the chief executive officer of the combined company after the Transactions, (2) nine of 11 members of the board of directors of the combined company after the Transactions, are expected to be existing Regal directors, and (3) Regal is issuing its equity interests as consideration for the Merger.
The combined company unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Regal and historical combined financial statements of the PMC Business as adjusted to give effect to the Transactions. The combined company unaudited pro forma condensed combined balance sheet as of April 3, 2021 gives effect to the Transactions as if they had occurred on April 3, 2021. The combined company unaudited pro forma condensed combined statement of income for the three months ended April 3, 2021 and the fiscal year ended January 2, 2021 gives effect to the Transactions as if they had occurred on December 29, 2019. Refer to Note 2—Basis of Presentation for additional information.
The combined company unaudited pro forma condensed combined financial information and related notes should be read in conjunction with the historical financial statements of Regal and the PMC Business referenced below:
•
The financial statements included in Regal’s Annual Report on Form 10-K, for the year ended January 2, 2021, which are incorporated by reference into this joint proxy statement/prospectus-information statement;

•
Regal’s unaudited condensed consolidated financial statements for the three months ended April 3, 2021 included in Regal’s Form 10-Q which was filed with the SEC on May 12, 2021;

•
The PMC Business’s audited combined financial statements and the accompanying notes as of and for the nine months ended December 31, 2020 and as of and for the twelve months ended March 31, 2020; and

•
The PMC Business’s unaudited condensed combined financial statements as of and for the three months ended March 31, 2021, included elsewhere in this joint proxy statement/prospectus-information statement.

The historical combined financial statements of the PMC Business have been derived from the consolidated financial statements and accounting records of Rexnord, as if its operations had been conducted independently from those of Rexnord. The combined financial statements of the PMC Business are presented on a carve-out basis in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).
The historical combined statement of income includes all revenues and costs directly attributable to the PMC Business as well as an allocation of expenses related to executive management, finance, legal, tax, information technology, human resources and other shared services. Expenses that are specifically identifiable to the PMC Business are directly recorded to the combined statement of income. The remaining expenses are primarily allocated on the basis of revenues generated or headcount. The PMC Business considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the PMC Business. The combined financial statements include all assets and liabilities that reside within the PMC Business legal entities. Assets and liabilities in shared entities were included in the standalone financial statements to the extent the asset is primarily used by the PMC Business. The allocations may not reflect the expenses the PMC Business would have incurred as a standalone entity for the periods presented. As a result, the combined financial statements may not be indicative of the PMC Business’s financial condition, results of operations or cash flows had it operated as a standalone entity during the periods presented, and the results stated in the combined financial statements are not indicative of the PMC Business’s future financial condition, results of operations or cash flows.
The combined company unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the combined company unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the combined company unaudited pro forma condensed combined financial information. The Transaction Accounting Adjustments are intended to represent the necessary adjustments to account for the Transactions. Autonomous Entity Adjustments are adjustments that are necessary to reflect the operations and financial position of the registrant as an autonomous entity when the registrant was previously part of another entity. There are no Autonomous Entity Adjustments included in the combined company unaudited pro forma condensed combined financial information.
The combined company unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results that would have occurred had the events been consummated as of the dates indicated, nor is it indicative of any future results. The combined company unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, or any anticipated revenue enhancements, cost savings or operating synergies that may result from the Transactions.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET
As of April 3, 2021
(Dollars in millions, except share and per share data)
	As of April 3, 2021	As of March 31, 2021	Transaction Accounting Adjustments			Transaction Accounting Adjustments
	Regal	PMC After Reclassification (Note 3)	Pre-Merger Adjustments (Note 4)	Note	PMC After Pre- Merger Adjustments	Merger Adjustments (Note 6)	Note	Pro Forma Combined
Assets
Current assets:
Cash and Cash Equivalents	$566.4	$195.4	$(2.1)	4(a)(iv)	$193.3	$(50.7)	6(a)	$709.0
Trade Receivables, Less Allowances	483.9	186.3	—		186.3	(0.6)	6(b)	669.6
Inventories	722.2	200.0	—		200.0	57.2	6(c)	979.4
Prepaid Expenses and Other Current Assets	145.9	30.4	—		30.4	(8.2)	6(k)	168.1
Assets Held for Sale	8.0	—	—		—	—		8.0
Total Current Assets	1,926.4	612.1	(2.1)		610.0	(2.3)		2,534.1
Net Property, Plant and Equipment	539.2	359.5	(3.4)	4(a)(i)	356.1	98.6	6(d)	993.9
Operating Lease Assets	75.3	50.2	—		50.2	0.2	6(e)	125.7
Goodwill	1,509.1	1,125.5	—		1,125.5	777.1	6(f)	3,411.7
Intangible Assets, Net of Amortization	515.1	320.8	—		320.8	1,452.2	6(g)	2,288.1
Deferred Income Tax Benefits	43.8	7.8	7.2	4(a)(ii)(iii)	15.0	—		58.8
Other Noncurrent Assets	18.3	11.6	(5.7)	4(a)(ii)	5.9	—		24.2
Total Assets	$4,627.2	$2,487.5	$(4.0)		$2,483.5	$2,325.8		$9,436.5
Liabilities and Equity
Current Liabilities:
Accounts Payable	$412.3	$111.4	$—		$111.4	$(0.6)	6(b)	$523.1
Dividends Payable	12.2	—	—		—	—		12.2
Accrued Compensation and Benefits	68.9	32.6	—		32.6	—		101.5
Other Accrued Expenses	124.0	55.8	0.3	4(a)(iii)	56.1	(9.3)	6(l)	170.8
Current Operating Lease Liabilities	22.8	7.8	—		7.8	—		30.6
Current Maturities of Long-Term Debt	230.8	2.2	—		2.2	—		233.0
Total Current Liabilities	871.0	209.8	0.3		210.1	(9.9)		1,071.2
Non-Current Liabilities:
Long-Term Debt	786.9	70.9	485.1	4(a)(iv)	556.0	230.8	6(h)	1,573.7
Deferred Income Taxes	173.5	117.3	—		117.3	352.7	6(i)	643.5
Pension and Other Post Retirement Benefits	66.6	49.9	39.0	4(a)(iii)	88.9	—		155.5
Noncurrent Operating Lease Liabilities	55.9	45.2	—		45.2	—		101.1
Other Noncurrent Liabilities	55.5	27.2	(5.7)	4(a)(ii)	21.5	—		77.0
Equity
Shareholders’ Equity
Common Stock, $0.01 Par Value, 100.0 million Shares Authorized; 40.6 million Shares Issued and Outstanding, Historical Regal; 67.4 million Shares Issued and Outstanding, Pro Forma Combined	$0.4	$—	$—		$—	$0.3	6(j)	$0.7
Additional Paid-In Capital	698.1	—	—		—	3,472.2	6(j)	4,170.3
Retained Earnings	2,064.1	—	(0.4)	4(a)(iv)	(0.4)	(278.5)	6(j)	1,785.2
Net Parent Investment	—	1,977.0	(522.3)	4(a)(i)(ii)(iii)(iv)	1,454.7	(1,454.7)	6(j)	—
Accumulated Other Comprehensive Loss	(178.5)	(12.9)	—		(12.9)	12.9	6(j)	(178.5)
Total Shareholders’ Equity	2,584.1	1,964.1	(522.7)		1,441.4	1,752.2		5,777.7
Noncontrolling Interests	33.7	3.1	—		3.1	—		36.8
Total Equity	2,617.8	1,967.2	(522.7)		1,444.5	1,752.2		5,814.5
Total Liabilities and Equity	$4,627.2	$2,487.5	$(4.0)		$2,483.5	$2,325.8		$9,436.5
See accompanying notes to combined company unaudited pro forma condensed combined financial information.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME
For the Three Months Ended April 3, 2021
(Dollars in millions, except share and per share data)
	Three Months Ended April 3, 2021	Three Months Ended March 31, 2021	Transaction Accounting Adjustments
	Regal After Reclassification (Note 3)	PMC After Reclassification (Note 3)	Pre-Merger Adjustments (Note 4)	Note	Merger Adjustments (Note 7)	Note	Pro Forma Combined
Net Sales	$814.1	$320.9	$—		$(1.3)	7(a)	$1,133.7
Cost of Sales	567.6	201.4	0.0	4(b)(i)	0.5	7(a)(c)	769.5
Gross Profit	246.5	119.5	0.0		(1.8)		364.2
Operating Expenses	147.7	74.6	—		23.7	7(c)(d)	246.0
Restructuring and Other Similar Charges	1.7	—	—		—		1.7
Total Operating Expenses	149.4	74.6	—		23.7		247.7
Income from Operations	97.1	44.9	—		(25.5)		116.5
Other (Income) Expenses, net	(1.2)	0.7	—		(13.8)	7(e)	(14.3)
Interest Expense	12.6	1.3	1.9	4(b)(ii)	(3.5)	7(f)	12.3
Interest Income	1.5	—	—		—		1.5
Income before Taxes	87.2	42.9	(1.9)		(8.2)		120.0
Provision (Benefit) for Income Taxes	20.2	10.9	(0.4)	4(b)(iii)	(1.8)	7(g)	28.9
Equity method investment income	—	0.1	—		—		0.1
Net Income	67.0	32.1	(1.5)		(6.4)		91.2
Less: Net Income Attributable to Noncontrolling Interests	1.4	0.1	—		—		1.5
Net Income Attributable to Regal Beloit Corporation	$65.6	$32.0	$(1.5)		$(6.4)		$89.7
Earnings Per Share Attributable to Common Shareholders
Basic	$1.62					7(h)	$1.33
Assuming Dilution	$1.60					7(h)	$1.32
Weighted Average Number of Shares Outstanding:
Basic	40.6					7(h)	67.4
Assuming Dilution	41.0					7(h)	68.1
See accompanying notes to combined company unaudited pro forma condensed combined financial information.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME
For the Year Ended January 2, 2021
(Dollars in millions, except share and per share data)
	Year Ended January 2, 2021	12 Months Ended December 31, 2020	Transaction Accounting Adjustments
	Regal After Reclassification (Note 3)	PMC After Reclassification (Note 3)	Pre-Merger Adjustments (Note 4)	Note	Merger Adjustments (Note 7)	Note	Pro Forma Combined
Net Sales	$2,907.0	$1,233.8	$—		$(4.0)	7(a)	$4,136.8
Cost of Sales	2,080.1	803.8	(0.1)	4(b)(i)	60.6	7(a)(b)(c)	2,944.4
Gross Profit	826.9	430.0	0.1		(64.6)		1,192.4
Operating Expenses	504.5	278.1	—		94.0	7(c)(d)	876.6
Goodwill Impairment	10.5	—	—		—		10.5
Asset Impairments	5.3	—	—		—		5.3
Restructuring and Other Similar Charges	26.6	19.2	—		—		45.8
Gain on Sale of Businesses	(0.1)	—	—		—		(0.1)
Total Operating Expenses	546.8	297.3	—		94.0		938.1
Income from Operations	280.1	132.7	0.1		(158.6)		254.3
Other (Income) Expenses, net	(4.4)	13.8	—		48.9	7(e)	58.3
Interest Expense	39.8	4.0	8.1	4(b)(ii)	20.8	7(f)	72.7
Interest Income	5.9	—	—		—		5.9
Income before Taxes	250.6	114.9	(8.0)		(228.3)		129.2
Provision (Benefit) for Income Taxes	56.8	28.5	(2.0)	4(b)(iii)	(49.8)	7(g)	33.5
Net Income	193.8	86.4	(6.0)		(178.5)		95.7
Less: Net Income Attributable to Noncontrolling Interests	4.5	0.5	—		—		5.0
Net Income Attributable to Regal Beloit Corporation	$189.3	$85.9	$(6.0)		$(178.5)		$90.7
Earnings Per Share Attributable to Common Shareholders
Basic	$4.66					7(h)	$1.35
Assuming Dilution	$4.64					7(h)	$1.34
Weighted Average Number of Shares Outstanding:
Basic	40.6					7(h)	67.4
Assuming Dilution	40.8					7(h)	67.9
See accompanying notes to combined company unaudited pro forma condensed combined financial information.

NOTES TO COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 – Description of Transaction
On February 15, 2021, Regal and Rexnord entered into transactions to effect the transfer of the PMC Business to Regal in accordance with the Merger Agreement and Separation Agreement, pursuant to which and subject to the terms and conditions therein:
•
Rexnord will transfer the PMC Business to Land;

•
Land will incur debt equal to $486.8 million. The proceeds will be used by Land to make a cash distribution to Rexnord equal to $486.8 million in accordance with the calculation prescribed in the Separation Agreement;

•
Regal may incur new indebtedness in the form of the Regal Bridge Facility in an aggregate principal amount of up to $2.126 billion. The proceeds under the Regal Bridge Facility may be used by Regal to (i) pay the Regal Special Dividend, (ii) redeem Regal’s senior notes due 2023 under the existing note purchase agreement, dated July 14, 2011 (as amended), by and between Regal and the purchasers thereto and (iii) to pay fees and expenses in connection with the Transactions;

•
Rexnord will distribute to its stockholders all of the issued and outstanding shares of Land common stock in the Spin-Off; and

•
Merger Sub will merge with and into Land, with Land as the surviving corporation.

As a result of the Merger, the existing shares of Land common stock will be automatically converted into the right to receive a number of shares of Regal common stock. Pursuant to the Merger, holders of Rexnord’s common stock that will receive shares of the PMC Business common stock in the Spin-Off will be issued approximately 38.6% to 50.1% of the issued and outstanding shares of Regal common stock and existing holders of Regal common stock immediately prior to the Merger will represent approximately 49.9% to 61.4% of the issued and outstanding shares of Regal common stock, in each case, excluding any overlaps in the pre-Merger stockholder bases. The former stockholders of Land will hold a minimum of approximately 38.6% of the issued and outstanding shares of Regal common stock immediately after the Merger. The Distribution and the Merger is expected to be a Reverse Morris Trust transaction and is expected to be tax-free to Rexnord stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to Rexnord stockholders in lieu of fractional shares in the Merger.
As described above, prior to the Distribution, the PMC Business will make the Land Cash Payment to Rexnord amounting to $486.8 million in cash, in accordance with the calculation prescribed in the Separation Agreement.
The Land Cash Payment will be funded by newly issued debt and become debt of the combined company following the Merger pursuant to ASC 805. Refer to Note 4—Transaction Accounting Adjustments—Pre-Merger Adjustments for additional information.
Note 2 – Basis of Presentation
The combined company unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Regal and historical carve-out combined financial statements of the PMC Business. The combined company unaudited pro forma condensed combined balance sheet as of April 3, 2021 gives effect to the Transactions as if they had occurred on April 3, 2021. The combined company unaudited pro forma condensed combined statement of income for the three months ended April 3, 2021 and the fiscal year ended January 2, 2021 gives effect to the Transactions as if they had occurred on December 29, 2019. Regal has historically operated on a 52/53-week fiscal year on the Saturday nearest to the last day of the year or the quarter, which was December 28, 2019 for fiscal year 2019, January 2, 2021 for the fiscal year 2020, and April 3, 2021 for the first quarter of 2021. Following the end of Rexnord’s fiscal year ended March 31, 2020, Rexnord transitioned to a December 31 fiscal year-end date. As a result, the combined financial statements of the PMC Business include financial information for the nine-month period from April 1, 2020 to December 31, 2020 (the “Transition Period”). Prior to the Transition Period,

Rexnord’s fiscal year ended on March 31 of each year. For example, fiscal 2020 represents the period from April 1, 2019 to March 31, 2020. As a result of the Transition Period, the PMC Business’s historical combined statement of operations have been aligned to the fiscal year of Regal as follows:
•
For the fiscal year ended January 2, 2021 by adjusting the PMC Business’s audited combined statement of operations for the year ended March 31, 2020, to (i) include the PMC Business’s audited combined statement of operations data for the nine months ended December 31, 2020, and to (ii) exclude the PMC Business’s unaudited combined statement of operations data for the nine months ended December 31, 2019, included elsewhere in this joint proxy statement/prospectus-information statement.

The following table presents the reconciliation of the PMC Business’s historical unaudited financial data for the 12 months ended December 31, 2020 presented in the combined company unaudited pro forma consolidated statement of income.
	Audited		Unaudited
		Plus	Less
	Nine Months Ended December 31, 2020	Fiscal Year Ended March 31, 2020	Nine Months Ended December 31, 2019	LTM Period Ended December 31, 2020
Net Sales	$870.3	$1,358.2	$994.7	$1,233.8
Cost of Sales	571.9	862.9	631.0	803.8
Gross profit	298.4	495.3	363.7	430.0
Selling, general and administrative expenses	194.1	271.3	201.0	264.4
Restructuring and other similar charges	13.0	14.3	8.1	19.2
Amortization of intangible assets	10.1	14.4	10.8	13.7
Income from Operations	81.2	195.3	143.8	132.7
Non-operating (expense) income:
Interest expense, net	(3.3)	(2.0)	(1.3)	(4.0)
Gain on the extinguishment of debt	—	3.0	3.0	—
Actuarial loss on pension and postretirement benefit obligations	(1.3)	(16.5)	(0.8)	(17.0)
Other income (expense), net	6.3	(2.7)	0.4	3.2
Income from operations before income taxes	82.9	177.1	145.1	114.9
Provision for Income Taxes	(24.2)	(34.8)	(30.5)	(28.5)
Equity method investment income	0.2	—	0.2	—
Net Income	58.9	142.3	114.8	86.4

	Audited		Unaudited
		Plus	Less
	Nine Months Ended December 31, 2020	Fiscal Year Ended March 31, 2020	Nine Months Ended December 31, 2019	LTM Period Ended December 31, 2020
Less: Non-controlling interest income	0.4	0.3	0.2	0.5
Net Income Attributable to Common Shareholders	$58.5	$142.0	$114.6	$85.9

The historical financial statements have been adjusted in the combined company unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the Transactions under U.S. GAAP.
The combined company unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Regal as the accounting acquirer of the PMC Business. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the combined company unaudited pro forma condensed combined balance sheet, the estimated purchase consideration has been allocated to the assets acquired and liabilities assumed of the PMC Business based upon Regal management’s preliminary estimate of their fair values as of April 3, 2021. Accordingly, the preliminary purchase price allocation and related adjustments reflected in this combined company unaudited pro forma condensed combined financial information are subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.
The Merger Agreement provides that, in order to preserve the tax-free nature of the Transactions, in the event that Overlap Shareholders are to be counted by the parties in order to satisfy applicable tax requirements, the number of shares of Regal common stock that may be issued in the Transactions is subject to increase at closing such that former stockholders of Land (together with the Overlap Shareholders), own at least 50.8% of the issued and outstanding shares of Regal common stock immediately following consummation of the Merger for tax purposes. In certain other circumstances in which the Overlap Shareholders are not being counted for this purpose, the Merger Agreement provides that the number of shares of Regal common stock that will be issued in the Merger to former holders of Land common stock will equal 50.1% of the issued and outstanding shares of Regal common stock immediately following the effective time of the Merger. See “The Transactions—Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend” beginning on page 69 and “Material U.S. Federal Income Tax Consequences of the Transaction—Material U.S. Federal Income Tax Consequences of the Reorganization and the Distributions to Rexnord” beginning on page 270.
In addition, in connection with the Transactions, the parties have agreed that Rexnord will seek the IRS Ruling with respect to certain tax aspects of the Transactions, including matters relating to the nature and extent of shareholders who may be counted as Overlap Shareholders for purposes of determining the Exchange Ratio. The extent of the Overlap Shareholders that may be counted in determining the exchange ratio for the Merger will depend on whether an IRS Ruling is received and the contents of such IRS Ruling.
In the event that the number of shares that Regal will issue at the closing of the Transactions is increased in the manner described above, including as a result of Regal’s failure to be able to count the Overlap Shareholders, the Merger Agreement also provides that Regal will declare a special dividend to its shareholders in an amount that will depend on the number of shares being issued, but which may range in amount between zero and approximately $2.0 billion. In the event that additional shares of Regal common stock are required to be issued as a result of the Exchange Ratio adjustment mechanism described above, the Merger Agreement provides that, prior to the closing of the Merger, the Regal board of directors will declare the Regal Special Dividend in an amount in the aggregate equal to the Baseline Regal Value (as defined below) minus the Adjusted Regal Value (as defined below).
The extent of the Overlap Shareholders is outside of Regal’s and Rexnord’s control and will not be known until the closing of the Transactions occurs. In addition, the grant of the IRS Ruling is within the discretion of the IRS. Regal, Rexnord and Land can offer no assurance concerning the extent of the Overlap Shareholders at any closing of the Transactions or assurance that the IRS Ruling will be received. See “The Transactions—Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend” beginning on page 69 for an illustration of certain potential outcomes, including:
•
a “Full Counting Scenario” in which Rexnord receives in the IRS Ruling rulings that allows Regal and Rexnord to count for purposes of Section 355(e) of the Code as Qualifying Overlap Shareholders not only the categories of shareholders included in the Partial Counting Scenario, but also certain additional categories of shareholders (for example, certain private investment funds and certain government owned funds, assuming Regal and Rexnord can verify and agree that such additional categories of shareholders satisfy certain requirements; and

•
a “Partial Counting Scenario” in which Rexnord receives in the IRS Ruling rulings that allow Regal and Rexnord to count for purposes of Section 355(e) of the Code as Qualifying Overlap Shareholders only certain categories of shareholders (for example, widely held index funds and mutual funds meeting specified criteria).

As noted in that section, while Rexnord and Regal believe, based on information available to them as of the date of this joint proxy statement/prospectus-information statement, that it is a reasonable assumption that the outcome of the variables will likely result in an outcome somewhere between the Partial Counting Scenario and the Full Counting Scenario, there can be no assurance that a result somewhere between the Partial Counting Scenario and the Full Counting Scenario will be the case and substantial uncertainty exists regarding the final determination of the Exchange Ratio and the amount, if any, of the Regal Special Dividend. The combined company unaudited pro forma condensed combined financial information and related notes were prepared assuming an illustrative midpoint scenario, which represents the number of shares of Regal common stock that would be issuable and the amount of the Regal Special Dividend that would be payable under the Merger Agreement if the number of Overlap Shares was at the midpoint of the range of Overlap Shares represented in the Full Counting Scenario and the Partial Counting Scenario, based on the assumptions and other information set forth in that section. Under this illustrative midpoint scenario, the number of shares of Regal common stock issuable would be 26,761,968 and the amount of the Regal Special Dividend to be paid would be $230.8 million. This range was based on facts and circumstances existing at the time of the filing of this joint proxy statement/prospectus-information statement, including an assumption that the IRS Ruling will be received, an assumption as to its contents and an assumption of the extent of the Overlap Shareholders that will exist at the closing of the Merger. As of the date of this joint proxy statement/prospectus-information statement, Regal believes that the illustrative midpoint scenario is the most meaningful representation based on current analysis and estimates of Overlap Shareholders. Refer to Note 8—Additional Presentations to Reflect Possible Regal Shares of Common Stock to be Issued in the Merger for additional information regarding the impact of the Overlap Shareholders and the Regal Special Dividend on the combined company unaudited pro forma condensed combined financial information. See “The Transactions—Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend” beginning on page 69.
The “Baseline Regal Value” means an amount equal to the product of (i) the number of shares of Regal common stock issued and outstanding as of the record date for the Regal Special Dividend and (ii) $128.8215.
The “Adjusted Regal Value” means an amount equal to (i) the Baseline Regal Value multiplied by a fraction obtained by dividing (A) without giving effect to the adjustment mechanism, the New Share Issuance by (B) the total number of shares of Regal common stock to be issued in the Merger after giving effect to the adjustment mechanism.
As such, the Baseline Regal Value in the illustrative scenario was calculated by multiplying 40,695,041 (Regal shares issued and outstanding as of June 30, 2021), by $128.8215, which equals $5,242,396,224.18.

The Adjusted Regal Value in the illustrative scenario was calculated by multiplying $5,242,396,224.18 (the Baseline Regal Value), by the fraction obtained by dividing 25,583,527 (the New Share Issuance without giving effect to the adjustment mechanism) by 26,761,968 (the total number of shares of Regal common stock to be issued in the Merger after giving effect to the adjustment mechanism) (0.9560 rounded), which equals $5,011,551,667.13.
Therefore, the estimated Regal Special Dividend in the illustrative scenario is equal to $5,242,396,224.18 (the Baseline Regal Value), minus $5,011,551,667.13 (the Adjusted Regal Value), which equals $230,844,557.05.
These combined company unaudited pro forma condensed combined financial information, including the preliminary purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transactions had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.
Note 3 – Conforming Accounting Policies and Reclassification Adjustments
Based on a preliminary review of the accounting policies of Regal and the PMC Business, Regal is not aware of any differences that would have a material impact on the combined company unaudited pro forma condensed combined financial information. Following completion of the Merger, or as more information becomes available, Regal will perform a full and detailed review of the PMC Business’s accounting policies and financial statements. As a result of the review, accounting policy differences may be identified and these differences, when identified, could have a material impact on the combined company unaudited pro forma condensed combined financial information. Certain items included in the PMC Business’s historical combined financial information have been reclassified to conform the PMC Business’s financial statement presentation to Regal’s financial statement presentation.
PMC Business Condensed Combined Balance Sheet reclassifications:
The following items represent certain reclassification adjustments to conform the PMC Business’s combined balance sheet presentation to Regal’s condensed consolidated balance sheet presentation, which have no impact on net assets and are summarized below (in millions):
As of March 31, 2021
Regal Presentation	PMC Business Presentation	PMC Business (Historical)	Reclassifications to conform to Regal’s presentation	Note	PMC Business (Historical, as adjusted)
Assets	Assets
Current Assets:	Current Assets:
Cash and Cash Equivalents	Cash and cash equivalents	$195.4	$—		$195.4

Trade Receivables, Less Allowances	Receivables, net	186.3	—		186.3
Inventories	Inventories	200.0	—		200.0
Prepaid Expenses and Other Current Assets	Other current assets	30.4	—		30.4
Total Current Assets	Total current assets	612.1	—		612.1
Net Property, Plant and Equipment	Property, plant and equipment, net	359.5	—		359.5
Operating Lease Assets		—	50.2	(i)	50.2
Intangible Assets, net of amortization	Intangible assets, net	320.8	—		320.8
Deferred Income Tax Benefits		—	7.8	(i)	7.8
Goodwill	Goodwill	1,125.5	—		1,125.5
Other Noncurrent Assets	Other assets	69.6	(58.0)	(i)	11.6
Total Assets	Total assets	$2,487.5	$—		$2,487.5

Regal Presentation	PMC Business Presentation	PMC Business (Historical)	Reclassifications to conform to Regal’s presentation	Note	PMC Business (Historical, as adjusted)
Liabilities and Equity	Liabilities and Parent Equity
Current Liabilities:	Current Liabilities:
Current Maturities of Long-Term Debt	Current maturities of debt	$2.2	$—		$2.2
Accounts Payable	Trade payables	111.4	—		111.4
Accrued Compensation and Benefits	Compensation and benefits	32.6	—		32.6
Other Accrued Expenses		—	55.8	(iii)	55.8
	Current portion of pension obligations	1.4	(1.4)	(iii)	—
Current Operating Lease Liabilities		—	7.8	(ii)	7.8
	Other current liabilities	62.2	(62.2)	(ii), (iii)	—
	Total Current Liabilities	209.8	—		209.8
Long-Term Debt	Long-term debt	70.9	—		70.9
Pension and Other Post Retirement Benefits	Pension obligations	49.9	—		49.9
Deferred Income Taxes	Deferred income taxes	117.3	—		117.3
Noncurrent Operating Lease Liabilities		—	45.2	(iv)	45.2
Other Noncurrent Liabilities	Other liabilities	72.4	(45.2)	(iv)	27.2
Total Liabilities	Total Liabilities	$520.3	$—		$520.3

(i) To reclassify $7.8 million of deferred tax assets and $50.2 million operating lease ROU assets from Other assets, to Deferred Income Tax Benefits and Operating Lease Assets, respectively.
(ii) To reclassify $7.8 million of current operating lease liabilities from Other current liabilities to Current Operating Lease Liabilities.
(iii) To reclassify $54.4 million from Other current liabilities and $1.4 million from Current portion of pension obligations, to Other Accrued Expenses.
(iv) To reclassify $45.2 million of non-current operating lease liabilities from Other liabilities to Noncurrent Operating Lease Liabilities.
PMC Business Condensed Combined Statement of Operations reclassifications:
For the PMC Business Three Months ended March 31, 2021
Regal Presentation	PMC Business Presentation	PMC Business (Historical)	Reclassifications to conform to Regal’s presentation	Note	PMC Business (Historical, as adjusted)
Net Sales	Net sales	$320.9	$—		$320.9
Cost of Sales	Cost of sales	201.4	—		201.4
Gross Profit	Gross profit	119.5	—		119.5
Operating Expenses		—	74.6	(v)	74.6
	Selling, general and administrative expenses	71.3	(71.3)	(v)	—
Restructuring and Other Similar Charges	Restructuring and other similar charges	—	—		—
	Amortization of intangible assets	3.3	(3.3)	(v)	—
Income from Operations	Income from operations	44.9	—		44.9
	Non-operating (expense) income:
Interest Expense	Interest expense, net	(1.3)	—	(vi)	1.3
	Gain on extinguishment of debt	—	—		—
	Actuarial loss on pension and postretirement benefit obligations	—	—		—

Regal Presentation	PMC Business Presentation	PMC Business (Historical)	Reclassifications to conform to Regal’s presentation	Note	PMC Business (Historical, as adjusted)
Other (Income) Expenses, net	Other income (expense), net	(0.7)	—	(vii)	0.7
Income before Taxes	Income from operations before income taxes	42.9	—		42.9
Provision (Benefit) for Income Taxes	Provision for income taxes	(10.9)	—	(viii)	10.9
	Equity method investment income	0.1	—		0.1
Net Income	Net income	32.1	—		32.1
Less: Net Income Attributable to Noncontrolling Interests	Non-controlling interest income	0.1	—		0.1
Net Income Attributable to Regal Beloit Corporation	Net income attributable to Process & Motion Control	$32.0	$—		$32.0

(v) To reclassify $71.3 million of Selling, general, and administrative expenses, and $3.3 million of Amortization of intangible assets to Operating Expenses.
(vi) To reclassify amounts in the PMC Business’s Interest expense, net to Interest Expense to conform with Regal’s financial statement presentation.
(vii) To reclassify amounts in the PMC Business’s Other income (expense), net to Other (Income) Expenses, net to conform with the presentation of Regal’s financial statement presentation.
(viii) To reclassify amounts in the PMC Business’s Provision for income taxes to Provision (Benefit) for Income Taxes to conform with the presentation of Regal’s financial statement presentation.
Regal Condensed Consolidated Statement of Income reclassification:
In order to align the presentation of expenses as they are expected to be presented as a combined company, Regal has elected to disaggregate restructuring charges that were previously recognized in the Operating Expenses and Cost of Sales line items in Regal’s Condensed Consolidated Statement of Income. This presentation is consistent with the presentation of similar expenses in the PMC Business’s historical Combined Statement of Operations.
The reclassification of these expenses is as follows (in millions):
For the Regal Three Months ended April 3, 2021
	Regal (Historical)	Reclassification Adjustments	Note	Regal (Historical, as adjusted)
Net Sales	$814.1	$—		$814.1
Cost of Sales	568.7	(1.1)	(ix)	567.6
Gross Profit	245.4	1.1		246.5
Operating Expenses	148.3	(0.6)	(ix)	147.7
Goodwill Impairment	—	—		—
Asset Impairments	—	—		—
Restructuring and Other Similar Charges	—	1.7	(ix)	1.7
Gain on Sale of Businesses	—	—		—
Total Operating Expenses	148.3	1.1		149.4
Income from Operations	97.1	—		97.1
Other (Income) Expenses, net	(1.2)	—		(1.2)
Interest Expense	12.6	—		12.6
Interest Income	(1.5)	—	(x)	1.5
Income before Taxes	87.2	—		87.2
Provision for Income Taxes	20.2	—		20.2
Net Income	67.0	—		67.0
Less: Net Income Attributable to Noncontrolling Interests	1.4	—		1.4
Net Income Attributable to Regal Beloit Corporation	$65.6	$—		$65.6

(ix) To reclassify $1.1 million of restructuring charges from Cost of Sales and $0.6 million of restructuring charges from Operating Expenses to Restructuring and Other Similar Charges.
(x) To reclassify amounts in Regal’s Interest Income for the three months ended April 3, 2021 to conform with Regal’s financial statement presentation for the year ended January 2, 2021.
PMC Business Combined Statement of Operations reclassifications:
The following items represent certain reclassification adjustments to conform the PMC Business’s Combined Statement of Operations presentation to Regal’s Consolidated Statement of Income presentation, which have no impact on net income and are summarized below (in millions):
For the PMC Business Twelve Months ended December 31, 2020
Regal Presentation	PMC Business Presentation	PMC Business (Historical)	Reclassifications to conform to Regal’s presentation	Note	PMC Business (Historical, as adjusted)
Net Sales	Net sales	$1,233.8	$—		$1,233.8
Cost of Sales	Cost of sales	803.8	—		803.8
Gross Profit	Gross profit	430.0	—		430.0
Operating Expenses		—	278.1	(xi)	278.1
	Selling, general and administrative expenses	264.4	(264.4)	(xi)	—
Restructuring and Other Similar Charges	Restructuring and other similar charges	19.2	—		19.2
	Amortization of intangible assets	13.7	(13.7)	(xi)	—
Income from Operations	Income from operations	132.7	—		132.7
	Non-operating (expense) income:
Interest Expense	Interest expense, net	(4.0)	—	(xii)	4.0
	Gain on extinguishment of debt	—	—		—
	Actuarial loss on pension and postretirement benefit obligations	(17.0)	17.0	(xiii)	—
Other (Income) Expenses, net	Other income (expense), net	3.2	(17.0)	(xiii), (xiv)	13.8
Income before Taxes	Income from operations before income taxes	114.9	—		114.9
Provision (Benefit) for Income Taxes	Provision for income taxes	(28.5)	—	(xv)	28.5
	Equity method investment income	—	—		—
Net Income	Net income	86.4	—		86.4
Less: Net Income Attributable to Noncontrolling Interests	Non-controlling interest income	0.5	—		0.5
Net Income Attributable to Regal Beloit Corporation	Net income attributable to Process & Motion Control	$85.9	$—		$85.9
(xi) To reclassify $264.4 million of Selling, general, and administrative expenses, and $13.7 million of Amortization of intangible assets to Operating Expenses.
(xii) To reclassify amounts in the PMC Business’s Interest expense, net to Interest Expense to conform with Regal’s financial statement presentation.
(xii) To reclassify $17.0 million of actuarial loss on pension and postretirement benefit obligations from Actuarial loss on pension and postretirement benefit obligations to Other (Income) Expenses, net.
(xiv) To reclassify amounts in the PMC Business’s Other income (expense), net to Other (Income) Expenses, net to conform with the presentation of Regal’s financial statement presentation.

(xv) To reclassify amounts in the PMC Business’s Provision for income taxes to Provision (Benefit) for Income Taxes to conform with the presentation of Regal’s financial statement presentation.
Regal Consolidated Statement of Income reclassification:
In order to align the presentation of expenses as they are expected to be presented as a combined company, Regal has elected to disaggregate restructuring charges that were previously recognized in the Operating Expenses and Cost of Sales line items in Regal’s Consolidated Statement of Income. This presentation is consistent with the presentation of similar expenses in the PMC Business’s historical Combined Statement of Operations.
The reclassification of these expenses is as follows (in millions):
For the Regal fiscal year ended January 2, 2021
	Regal (Historical)	Reclassification Adjustments	Note	Regal (Historical, as adjusted)
Net Sales	$2,907.0	$—		$2,907.0
Cost of Sales	2,098.3	(18.2)	(xvi)	2,080.1
Gross Profit	808.7	18.2		826.9
Operating Expenses	512.9	(8.4)	(xvi)	504.5
Goodwill Impairment	10.5	—		10.5
Asset Impairments	5.3	—		5.3
Restructuring and Other Similar Charges	—	26.6	(xvi)	26.6
Gain on Sale of Businesses	(0.1)	—		(0.1)
Total Operating Expenses	528.6	18.2		546.8
Income from Operations	280.1	—		280.1
Other (Income) Expenses, net	(4.4)	—		(4.4)
Interest Expense	39.8	—		39.8
Interest Income	5.9	—		5.9
Income before Taxes	250.6	—		250.6
Provision for Income Taxes	56.8	—		56.8
Net Income	193.8	—		193.8
Less: Net Income Attributable to Noncontrolling Interests	4.5	—		4.5
Net Income Attributable to Regal Beloit Corporation	$189.3	$—		$189.3
(xvi) To reclassify $18.2 million of restructuring charges from Cost of Sales and $8.4 million of restructuring charges from Operating Expenses to Restructuring and Other Similar Charges.
Note 4 – Transaction Accounting Adjustments – Pre-Merger Adjustments
In accordance with the Separation Agreement, certain assets and liabilities will be transferred by Rexnord to the PMC Business that are currently not reflected in the historical combined balance sheet of the PMC Business, and the historical combined balance sheet of the PMC Business reflects certain assets that will not be acquired and certain liabilities that will not be assumed as part of the Merger.
In addition, prior to the effective time of the Merger and as a condition to the Spin-Off, the PMC Business is required to make a cash payment to Rexnord pursuant to the Separation Agreement. The amount of the Land Cash Payment is equal to a cash dividend of $486.8 million. To fund the Land Cash Payment, the PMC Business with coordination from Regal, entered into a DDTL Facility in the aggregate principal amount of $486.8 million.
The following adjustments are included in the combined company unaudited pro forma condensed combined balance sheet and in the combined company unaudited pro forma condensed combined statement of income to reflect the impact of these pre-merger transactions.

a)
Combined Company Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following summarizes the Pre-Merger pro forma adjustments to give effect as if the Merger had been completed on April 3, 2021 for the purposes of the combined company unaudited pro forma condensed combined balance sheet.
i.
Represents an adjustment to exclude the Net Property, Plant and Equipment for one facility that was reflected on the PMC Business’s historical Combined Balance Sheet but will not be transferred to the PMC Business as part of the Separation. The estimated tax impacts of the pro forma adjustment have not been reflected given the immaterial nature. The adjustment reflects the following impact on the combined company unaudited pro forma condensed combined balance sheet:

•
A decrease of $3.4 million in Net Property, Plant and Equipment; and

•
A decrease of $3.4 million in Net Parent Investment for the related impact of the excluded facility.

ii.
Represents an adjustment to reflect Rexnord’s retention of the deferred compensation plan assets and liabilities of $5.7 million as discussed in the Separation Agreement, that is currently included in Other Noncurrent Assets and Other Noncurrent Liabilities, related to PMC Business employees. The adjustment reflects the following impact on the combined company unaudited pro forma condensed combined balance sheet:

•
A decrease of $5.7 million in Other Noncurrent Liabilities related to deferred compensation plan liabilities;

•
A decrease of $5.7 million in Other Noncurrent Assets related to deferred compensation plan assets;

•
A decrease of $1.4 million in Deferred Income Tax Benefits; and

•
A decrease of $1.4 million in Net Parent Investment for the related impact of the aforementioned plans.

iii.
Represents an adjustment to include the domestic pension plans that were excluded from the PMC Business carve-out financial statements and will be transferred to the PMC Business as part of the Separation. The estimated tax impacts of the pro forma adjustments have been reflected in the combined company unaudited pro forma condensed combined balance sheet by using a tax rate of 21.9% for the three months ended March 31, 2021. The adjustment reflects the following impact on the unaudited pro forma condensed combined balance sheet:

•
A net increase of $39.0 million in Pension and Other Post Retirement Benefits and an increase of $0.3 million in Other Accrued Expenses ($241.4 million in liability and $202.1 million in assets) related to the transfer of domestic pension plans;

•
An increase of $8.6 million in Deferred Income Tax Benefits; and

•
A net decrease of $30.7 million in Net Parent Investment for the related impact of the aforementioned plans (consisting of a $39.0 million decrease related to the Pension and Other Post Retirement Benefits, a $0.3 million decrease related to Other Accrued Expense, and a $8.6 million increase related to the Deferred Income Tax Benefits).

iv.
Represents adjustments related to the debt issuance and cash payment in connection with the Land Cash Payment to Rexnord. The adjustment reflects the following impact on the combined company unaudited pro forma condensed combined balance sheet:

•
Pro forma adjustments related to Cash and Cash Equivalents:

(in millions)	As of April 3, 2021
Proceeds from issuance of the DDTL Facility	$486.8
Land Cash Payment to Rexnord	(486.8)
Debt issuance costs and financing fees related to the DDTL Facility	(2.1)
Net adjustment to Cash and Cash Equivalents	$(2.1)

•
Pro forma adjustments related to Long-Term Debt:

(in millions)	As of April 3, 2021
Proceeds from issuance of the DDTL Facility	$486.8
Debt issuance costs on the DDTL Facility	(1.7)
Net adjustment to Long-Term Debt	$485.1

•
Pro forma adjustment to reduce Net Parent Investment to reflect the Land Cash Payment to Rexnord was $486.8 million.

•
Pro forma adjustment to reduce Retained Earnings to reflect certain DDTL Facility financing fees of $0.4 million.

b)
Combined Company Unaudited Pro Forma Condensed Combined Statement of Income Adjustments

The following summarizes the Pre-Merger pro forma adjustments to give effect as if the Merger had been completed on December 29, 2019 for the purposes of the combined company unaudited pro forma condensed combined statement of income.
i.
Represents an adjustment to remove historical depreciation relating to the one property not acquired by Regal as part of the Transactions.

ii.
Represents an adjustment for the incremental Interest Expense in relation to the DDTL Facility. The Interest Expense related to the DDTL Facility will affect the statement of income until the maturity of the term loan in 2023 or repayment, if earlier. The Interest Expense associated with the DDTL Facility financing fees will not affect the combined statements of income beyond twelve months after the acquisition date. The following pro forma adjustments have been reflected in the combined company unaudited pro forma condensed combined statement of income:

(in millions)	Three months ended April 3, 2021	Year ended January 2, 2021
Interest Expense on the DDTL Facility	$1.8	$7.2
Amortization of debt issuance costs on the DDTL Facility	0.1	0.5
DDTL Facility financing fees	—	0.4
Net adjustment to Interest Expense	$1.9	$8.1
The interest rate on the DDTL Facility reflects a one-year LIBOR rate of 0.24% as of July 12, 2021 plus a Eurodollar margin of 1.25%. A sensitivity analysis on interest expense has been performed to assess the effect of a change of 0.125% of the hypothetical interest rate would have on Interest Expense. A 0.125% increase or decrease in interest rates would result in a change in Interest Expense of approximately $0.2 million and $0.6 million for the three months ended April 3, 2021 and the year ended January 2, 2021, respectively.
iii.
Represents an adjustment to reflect the estimated tax impacts of the pro forma adjustments in Provision (Benefit) for Income Taxes in the combined company unaudited pro forma condensed combined statement of income by using a blended statutory tax rate of 21.9% and 24.6% for the three months ended April 3, 2021 and the year ended January 2, 2021, respectively. During the first fiscal quarter of 2021, Regal underwent tax planning which impacted the blended statutory rate for the three months ended April 3, 2021. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for the combined company unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the Transactions and those differences may be material.
Note 5 – The Merger
Pursuant to the Transactions, absent adjustment of the exchange ratio as provided in the Merger Agreement and described elsewhere in the joint proxy statement/prospectus-information statement, the Land shares of common stock held by Rexnord’s stockholders will be converted into the number of shares of Regal common stock such that immediately after the Merger such shares issued to former Rexnord stockholders will represent approximately 38.6% of Regal common stock issued and outstanding immediately following the Merger, and the shareholders of Regal common stock issued and outstanding immediately prior to the Merger will collectively own approximately 61.4% of Regal common stock issued and outstanding immediately following the Merger.
Estimated preliminary purchase consideration
The following table represents the preliminary estimate of the purchase consideration to be paid in the Merger. Information included in tables may not foot due to rounding.
(in millions, except share and per share data)
Land common stock issued and outstanding immediately prior to the Merger (a)	121,065,912
Number of shares of Land common stock issuable upon conversion of equity awards (b)	4,244
Estimated shares of Land common stock issued and outstanding immediately prior to the Merger	121,070,156
Estimated Exchange Ratio (c)	0.2210
Estimated number of shares of Regal common stock to be issued in the Merger	26,761,968
Regal share price as of July 12, 2021	$133.72
Less: Regal Special Dividend per share	(5.67)
Regal share price after Regal Special Dividend (d)	$128.05
Estimated fair value of Regal common stock to be issued	$3,426.8
Estimated fair value of share-based compensation awards attributable to precombination services (e)	$46.3
Effective settlement of pre-existing relationship (f)	$(0.6)
Land Bridge Facility financing fees paid by Regal (g)	$1.9
Estimated preliminary purchase consideration	$3,474.4
(a) Assumed based on Rexnord shares of common stock issued and outstanding as of June 30, 2021.
(b) Number of Rexnord RSUs and PSUs vesting prior to the estimated closing date of the Merger, which shall be settled in common stock.
(c) Estimated Exchange Ratio, calculated pursuant to the terms of the Merger Agreement, as follows:
Estimated shares of Land common stock issued and outstanding immediately prior to the Merger	121,070,156
Regal common stock issued and outstanding immediately prior to the Effective Time	40,695,041
Share issuance ratio pursuant to the terms of the Merger Agreement	0.6287
Estimated New Share Issuance of Regal common stock	25,583,527

Estimated additional shares of Regal common stock to be issued to maintain Threshold Percentage	1,178,441
Estimated number of shares of Regal common stock to be issued in the Merger	26,761,968
Estimated Exchange Ratio	0.2210

The New Share Issuance in the illustrative scenario is determined by multiplying the number of shares of Regal common stock issued and outstanding as of June 30, 2021 of 40,695,041 by a fraction, the numerator of which is 38.6 and the denominator of which is 61.4 (0.6287), such that the New Share Issuance is equal to 25,583,527.
Based on the current analysis and estimates of Overlap Shareholders, the Exchange Ratio is expected to be adjusted in order for the holders of issued and outstanding shares of Land common stock immediately prior to the Merger to receive shares of Regal common stock that in the aggregate represent, for tax purposes, and taking into account in the case of Overlap Shareholders their Overlap Shares, 50.8% of the issued and outstanding shares of Regal common stock immediately following the Merger.
The illustrative scenario assumes Overlap Shares of 7,506,192 based on the midpoint of Overlap Shares in the Full Ruling Scenario of 8,239,381 and the Overlap Shares in the Partial Ruling Scenario of 6,773,003. The estimated number of shares of Regal common stock to be issued in the Merger in such illustrative scenario is determined by calculating the number of shares required to be issued to Rexnord shareholders such that the estimated number of shares of Regal common stock to be issued in the Merger in the illustrative scenario plus Overlap Shares are equal to the Threshold Percentage of the pro forma shares outstanding ((estimated number of shares of Regal common stock to be issued in the Merger in the illustrative scenario + Overlap Shares)/(estimated number of shares of Regal common stock to be issued in the Merger in the illustrative scenario + Regal Shares issued and outstanding as of June 30, 2021) = 50.8%). The estimated number of shares of Regal common stock to be issued in the Merger resulting from the midpoint Overlap Shares is equal to 26,761,968 ((26,761,968 + 7,506,192)/(26,761,968 + 40,695,041) = 50.8%).
The difference between the New Share Issuance of 25,583,527 (as defined above) and the estimated number of shares of Regal common stock to be issued in the Merger of 26,761,968, equals 1,178,441, which represents the estimated additional shares of Regal common stock to be issued to maintain the Threshold Percentage.
The estimated Exchange Ratio used in the pro forma financial statements was calculated by dividing 26,761,968 (the estimated number of shares of Regal common stock to be issued in the Merger), by 121,070,156 (which is the number of shares of Land common stock issued and outstanding as of June 30, 2021 plus 4,244 Land shares of Land common stock expected to be issued prior to closing as a result of the conversion of Rexnord equity awards), which equals 0.2210.
(d) Closing price of one share of Regal common stock on the New York Stock Exchange on July 12, 2021 and adjusted for the Regal Special Dividend. The Regal Special Dividend will be paid to holders of Regal common stock as of a record date prior to the Merger closing date. Because the payment of the Regal Special Dividend is conditioned on the closing of the Merger, it is anticipated that the market value of Regal common stock will decline as a result of the Regal Special Dividend. The estimated Regal Special Dividend per share is derived by the total amount of the Regal Special Dividend over the number of Regal common stock issued and outstanding immediately prior to the Effective Time. Refer to Note 2 — Basis of Presentation for additional information on the calculation of the Regal Special Dividend to be paid.
The actual value of the Regal common stock to be issued in the Transaction will depend on the market price of shares of Regal common stock at the closing date of the Transaction, and therefore the actual purchase price will fluctuate with the market price of Regal common stock until the Transaction is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the combined company unaudited pro forma condensed combined financial information. A 30% difference in Regal’s stock price would change the purchase price by approximately $1,073.6 million, with a corresponding change in goodwill.
(e) Estimated consideration for replacement of the PMC Business’s outstanding equity awards. Certain of the PMC Business’s outstanding equity awards will be replaced by Regal’s equity awards with similar terms, except PMC Business’s performance share units (“PSU”) are assumed to be replaced by Regal’s restricted stock units (“RSU”) subject to substantially the same terms and conditions of the PSUs (excluding any terms related to performance). A portion of the fair value of the PMC Business’s equity awards issued represents consideration transferred, while a portion represents future compensation expense based on the vesting terms of the equity awards. Furthermore, a portion of the fair value of the PMC Business share-based compensation awards being replaced with Regal share-based compensation awards is attributable to consideration transferred for pre-combination services. This amount is calculated based on the ratio of the pre-combination service period (grant date until assumed closing date) to the longer of the original total service period or the modified service period, if any. The aggregate fair value of outstanding awards has been reduced to reflect an estimate of future forfeitures. If the Regal Special Dividend is paid pursuant to the terms of the Merger Agreement, depending on facts at the time, including the size of the Regal Special Dividend and determinations made by the Compensation Committee of the Regal board of directors, holders of Regal equity awards outstanding after the Merger (including those granted in connection with the Merger to former holders of PMC Business equity awards) will be kept whole pursuant to the existing anti-dilution provisions in the applicable plan documents. Given the mechanism to keep Regal equity holders whole has not been determined, no adjustment has been reflected.
(f) Effective settlement of Accounts Payable owed by Regal to the PMC Business as of April 3, 2021.
(g) Represents financing fees paid by Regal for the Land Bridge Facility that were determined to be costs of Rexnord.
Preliminary purchase price allocation
The table below summarizes the preliminary allocation of purchase price to the assets acquired and liabilities assumed, as if the Merger had been completed on April 3, 2021. The allocation has not been finalized. The final determination of these estimated fair values, the assets’ useful lives and the amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the combined company unaudited pro forma condensed combined financial information. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger.

The preliminary purchase price allocation is presented below:
(in millions)
Preliminary estimated fair value of total acquisition consideration	$3,474.4
Plus: Fair Value of Noncontrolling Interest acquired	3.1
$3,477.5
Assets:
Cash and Cash Equivalents	$195.4
Trade Receivables, Less Allowances	186.3
Inventories	257.2
Prepaid Expenses and Other Current Assets	30.4
Net Property, Plant and Equipment	454.7
Operating Lease Assets	50.4
Intangible Assets, Net of Amortization	1,773.0
Deferred Income Tax Benefits	15.0
Other Noncurrent Assets	5.9
Total Assets	2,968.3
Liabilities:
Total Current Liabilities	210.1
Long-Term Debt (h)	557.7
Pension and Other Post Retirement Benefits	88.9
Deferred Income Taxes	470.0
Noncurrent Operating Lease Liabilities	45.2
Other Noncurrent Liabilities	21.5
Total Liabilities	1,393.4
Net Assets Acquired	1,574.9
Goodwill	$1,902.6
(h) Includes the assumption of $486.8 million of long-term debt incurred by Land to make the Land Cash Payment to Rexnord prior to completion of the Merger.
Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Transactions due to differences in the allocation of the purchase consideration, and changes in the depreciation and amortization related to some of these assets and liabilities.
Note 6 – Transaction Adjustments to the Combined Company Unaudited Pro Forma Condensed Combined Balance Sheet
The following summarizes the Transaction Accounting Adjustments to give effect as if the Transactions had been completed on April 3, 2021 for the purposes of the combined company unaudited pro forma condensed combined balance sheet.

(a)
Represents an adjustment to Cash and Cash Equivalents consisting of the following:

(in millions)	As of April 3, 2021
Proceeds from debt drawn from Regal’s Existing Credit Agreement (i)	$230.8
Special Cash Dividend to Regal shareholders (ii)	(230.8)
Transaction Fees and Expenses (iii)	(44.4)
Debt Issuance Costs (iv)	(6.3)
Net adjustment to Cash and Cash Equivalents	$(50.7)

(i)
Represents the proceeds from Regal’s Existing Credit Agreement obtained to fund the Regal Special Dividend of $230.8 million to Regal’s shareholders.

(ii)
Represents the estimated Regal Special Dividend of $230.8 million paid to Regal shareholders as part of the Transactions. The estimated total amount of the Regal Special Dividend was calculated pursuant to the terms of the Merger Agreement and as further described in Note 2—Basis of Presentation. The Regal Special Dividend will be paid to holders of Regal common stock as of a record date prior to the Merger closing date.

(iii)
Represents the payment of transaction costs related to the Transactions for legal fees, advisory services, and accounting and other professional fees related to the Merger, which had not been paid as of April 3, 2021.

(iv)
Represents the debt issuance costs associated with the Regal Bridge Facility incurred in connection with the Transactions of $6.3 million which had not been paid as of April 3, 2021.

(b)
Represents an adjustment of $0.6 million to Accounts Payable and $0.6 million to Trade Receivables, Less Allowances to eliminate the outstanding balances between Regal and the PMC Business that are effectively settled following the Merger.

(c)
Represents an adjustment of $57.2 million to Inventories to reflect the estimated step-up in fair value of PMC Business’s inventory acquired, valued using a comparative sales method. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.

(d)
Represents an adjustment of $98.6 million to Net Property, Plant and Equipment to reflect the estimated step-up in fair value of Property, Plant and Equipment acquired. The fair value estimate was determined based on assumptions that market participants would use in pricing an asset. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.

(e)
Represents an adjustment of $0.2 million to Operating Lease Assets to reflect net favorable terms of the leases when compared with market terms. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.

(f)
Represents an adjustment to Goodwill to reflect the resulting goodwill that would have been recorded if the Merger occurred on April 3, 2021.

(in millions)	As of April 3, 2021
Goodwill resulting from the Merger	$1,902.6
Less: Historical Goodwill of the PMC Business	(1,125.5)
Net adjustment to Goodwill	$777.1

(g)
Represents an adjustment to Intangible Assets, Net of Amortization to reflect the estimated fair value of intangible assets acquired consisting of the following:

(in millions)	Estimated useful life (in years)	As of April 3, 2021
Trade name portfolio	12	$238.0
Technology portfolio	12	277.0
Customer relationships	20	1,258.0
Less: Historical Intangible Assets, Net of Amortization of the PMC Business		(320.8)
Net adjustment to Intangible Assets, Net of Amortization		$1,452.2
The fair value estimates for identifiable intangible assets are preliminary and are based upon assumptions that market participants would use in pricing an asset. The fair value of customer relationships was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from the PMC Business’s existing customer base. The PMC Business trade name and technology were valued using the relief from royalty method, which considers both the market approach and the income approach. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.
A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of Goodwill by $138.4 million and the amount of amortization expense by $2.6 million and $10.6 million for the three months ended April 3, 2021 and the year ended January 2, 2021, respectively.
(h)
Represents an adjustment of $230.8 million to Long-Term Debt to reflect the draw on Regal’s Existing Credit Agreement to finance the Regal Special Dividend.

(i)
Represents an adjustment for the estimated tax impacts of the pro forma adjustments to Deferred Income Taxes as a result of purchase accounting in the combined company unaudited pro forma condensed combined balance sheet by using a blended statutory tax rate of 21.9% for the three months ended April 3, 2021. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for this combined company unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.

(j)
Represents an adjustment to Total Shareholders’ Equity consisting of the following:

(in millions)	Common Stock	Additional Paid- In Capital	Retained Earnings	Net Parent Investment	Accumulated Other Comprehensive Loss
Regal Special Dividend (i)	$—	$—	$(230.8)	$—	$—
Elimination of total PMC Business Net Parent Investment and Accumulated Other Comprehensive Loss (ii)	—	—	—	(1,454.7)	12.9
Issuance of shares of Regal common stock (iii)	0.3	3,472.2	—	—	—
Transaction costs (iv)	—	—	(35.1)	—	—
Regal Bridge Facility debt issuance costs (v)	—	—	(12.6)	—	—
Net adjustment to Total Shareholders’ Equity	$0.3	$3,472.2	$(278.5)	$(1,454.7)	$12.9

i.
Represents the Regal Special Dividend of $230.8 million paid to Regal shareholders as part of the Transactions. The estimated total amount of the Regal Special Dividend was calculated pursuant to the terms of the Merger Agreement and as further described in Note 2—Basis of Presentation. The Regal Special Dividend will be paid to holders of Regal common stock as of a record date prior to the Merger closing date.

ii.
Represents the elimination of the PMC Business’s Net Parent Investment of $1,454.7 million and Accumulated Other Comprehensive Loss of $12.9 million.

iii.
Represents the shares of Regal common stock to be issued as purchase consideration.

iv.
Represents transaction fees and expenses incurred related to the Transactions which were not expensed as of April 3, 2021.

v.
Represents debt issuance costs related to the Regal Bridge Facility which were not expensed as of April 3, 2021.

(k)
Represents an adjustment to Prepaid Expenses and Other Current Assets of $8.2 million to remove the financing fees paid and capitalized for the Land Bridge Facility that were determined to be costs of Rexnord reimbursed by Regal of $1.9 million, and to remove the financing fees paid and capitalized for the Rover Bridge Facility of $6.3 million.

(l)
Represents an adjustment to pay accrued transaction expenses of $9.3 million recorded in Other Accrued Expenses as of April 3, 2021.

Note 7 – Transaction Adjustments to the Combined Company Unaudited Pro Forma Condensed Combined Statement of Income
The following summarizes the Transaction Accounting Adjustments to give effect as if the Transactions had been completed on December 29, 2019 for the purposes of the combined company unaudited pro forma condensed combined statement of income:
(a)
Represents adjustments to Net Sales and Cost of Sales of $1.3 million and $1.3 million, respectively, for the three months ended April 3, 2021 and $4.0 million and $4.0 million, respectively, for the year ended January 2, 2021 to remove the effect of transactions between Regal and the PMC Business that would be intercompany transactions following completion of the Merger.

(b)
Represents an adjustment to Cost of Sales of $57.2 million for the year ended January 2, 2021 resulting from the run-off of the estimated step-up in fair value of inventory acquired. This adjustment will not affect the combined statement of income beyond twelve months after the acquisition date.

(c)
Represents the net adjustment to Operating Expenses and Cost of Sales of $23.7 million and $1.8 million, respectively, for the three months ended April 3, 2021 and $93.9 million and $7.4 million, respectively, for the year ended January 2, 2021. This results from the incremental depreciation expense relating to the estimated step-up in fair value of the PMC Business’s Net Property, Plant and Equipment and incremental amortization expense relating to the estimated fair values of the Intangible assets recognized in the Merger.

Depreciation expense for Net Property, Plant and Equipment was estimated based on a straight-line methodology, using useful lives ranging from 3 to 20 years. The vast majority of Net Property, Plant and Equipment is attributable to Machinery and Equipment, and Buildings and Improvements assets which have estimated useful lives of 10 years and 20 years, respectively.

(in millions)	Three months ended April 3, 2021	Year ended January 2, 2021
Depreciation expense on Net Property, Plant and Equipment	$14.2	$54.2
Less: Historical depreciation expense related to Net Property, Plant and Equipment	(11.9)	(45.0)
Net adjustment to depreciation expense	$2.3	$9.2
Net adjustment reflected in Cost of Sales	$1.8	$7.4
Net adjustment reflected in Operating Expenses	$0.5	$1.8
(in millions)	Three months ended April 3, 2021	Year ended January 2, 2021
Amortization expense on Trade name portfolio	$5.0	$19.8
Amortization on Technology portfolio	5.8	23.1
Amortization on Customer relationships	15.7	62.9
Less: Historical Intangible Asset amortization	(3.3)	(13.7)
Net adjustment to Operating Expenses related to amortization expense	$23.2	$92.1

(d)
Represents an adjustment to Operating Expenses of an immaterial amount and $0.1 million for the three months ended April 3, 2021 and the year ended January 2, 2021, respectively, resulting from the amortization of the net favorable terms of the leases, valued as part of the Merger.

(e)
Represents an adjustment to Other (Income) Expenses, net of $48.9 million for the year ended January 2, 2021 resulting from estimated transaction related costs that are not currently reflected in the historical financial statements of Regal, which consist of professional, legal, and other acquisition related fees. Included within the $48.9 million adjustment for the year ended January 2, 2021 are $13.8 million of transaction related costs which were recognized by Regal during the three months ended April 3, 2021. These expenses are removed from the combined company unaudited pro forma condensed combined statement of income for the three months ended April 3, 2021 as these costs will not affect the combined statement of income beyond twelve months after the acquisition date.

(f)
Represents an adjustment to Interest Expense of $(3.5) million and $20.8 million for the three months ended April 3, 2021 and the year ended January 2, 2021, respectively, to reflect additional Interest Expense related to the financing incurred by Regal to pay the Regal Special Dividend in connection with the Transactions. The Interest Expense associated with the Regal Bridge Facility debt issuance costs will not affect the combined statements of income beyond twelve months after the acquisition date.

(in millions)	Three months ended April 3, 2021	Year ended January 2, 2021
Interest Expense on additional debt to finance the Regal Special Dividend	$0.9	$3.4
Amortization of debt issuance costs related to the amendment of Regal’s Existing Credit Agreement	0.1	0.4
Interest expense related to Regal Bridge Facility debt issuance costs (i)	(4.5)	17.0
Net adjustment to Interest Expense	$(3.5)	$20.8
(i) $4.5 million of expense related to the Regal Bridge Facility was recognized by Regal during the three months ended April 3, 2021. These expenses are removed from the combined company unaudited pro forma condensed combined statement of income for the three months ended April 3,

2021 and recognized in the combined company unaudited pro forma combined statement of income for the year ended January 2, 2021 as these costs will not affect the combined statement of income beyond twelve months after the acquisition date.
The interest rate on Regal’s Existing Credit Agreement reflects a one-year LIBOR rate of 0.24% as of July 12, 2021 plus a Eurodollar margin of 1.25%. A sensitivity analysis on interest expense has been performed to assess the effect of a change of 0.125% of the hypothetical interest rate would have on interest expense. A 0.125% increase or decrease in interest rates would result in a change in interest expense of approximately $0.1 million and $0.3 million for the three months ended April 3, 2021 and the year ended January 2, 2021, respectively.
(g)
Represents an adjustment for the estimated tax impacts of the pro forma adjustments in Taxes on income (loss) in the combined company unaudited pro forma condensed combined statement of income by using a blended statutory tax rate of 21.9% and 24.6% for the three months ended April 3, 2021 and the year ended January 2, 2021, respectively. Based on a preliminary analysis of each component of the estimated $49.6 million of transaction costs reflected in the combined company unaudited pro forma condensed combined statement of income for the year ended January 2, 2021, $22.5 million was deemed to be deductible for income tax purposes, resulting in a $5.6 million benefit to Taxes on income (loss) when multiplied by the blended statutory tax rate.

The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.
(h)
Represents the adjustment to EPS for the three months ended April 3, 2021 and the year ended January 2, 2021 to present pro forma basic and diluted weighted average shares of the combined company using the historical weighted average shares of Regal common stock outstanding combined with the additional Regal equity awards issued in conjunction with the Transaction. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted earnings per share (in millions, except share and per share data):

Pro Forma Basic Weighted Average Shares	Three Months Ended April 3, 2021	Year Ended January 2, 2021
Pro forma net income (loss) attributable to common shareholders	$89.7	$90.7
Historical weighted average Regal common stock shares outstanding – Basic	40,614,149	40,592,636
Issuance of shares to Rexnord common stock shareholders	26,761,968	26,761,968
Pro forma weighted average shares (basic)	67,376,117	67,354,604
Pro forma basic EPS	$1.33	$1.35
Pro Forma Diluted Weighted Average Shares	Three Months Ended April 3, 2021	Year Ended January 2, 2021
Historical weighted average Regal common stock shares outstanding – Diluted	40,977,864	40,768,972
Issuance of shares to Rexnord common stock shareholders Regal shares issued to Rexnord shareholders as consideration	26,761,968	26,761,968
Dilutive impact of Regal’s RSUs to replace PMC Business’s RSUs and PSUs	152,253	152,253
Dilutive impact of Regal’s stock options to replace PMC Business’s stock options	193,545	193,545
Pro forma weighted average shares (diluted)	68,085,630	67,876,738
Pro forma diluted EPS	$1.32	$1.34

Note 8 – Additional Presentations to Reflect Possible Regal Shares of Common Stock to be Issued in the Merger
As described in Note 2—Basis of Presentation, the number of shares that Regal will issue at the closing of the Transactions may change depending on the nature and extent of shareholders who may be counted as Overlap Shareholders for purposes of determining the Exchange Ratio. The Merger Agreement provides that Regal will declare a special dividend to its shareholders in an amount that will depend on the number of shares being issued, but which may range in amount between zero and approximately $2.0 billion.
The extent of the Overlap Shareholders is outside of Regal’s and Rexnord’s control of and will not be known until the closing of the Transactions occurs. In addition, the grant of the IRS Ruling is within the discretion of the IRS. Regal, Rexnord and Land can offer no assurance concerning the extent of the Overlap Shareholders at any closing of the Transactions or assurance that the IRS Ruling will be received. The combined company unaudited pro forma condensed combined financial information and related notes were prepared assuming an illustrative midpoint scenario, which represents the number of shares of Regal common stock that would be issuable and the amount of the Regal Special Dividend that would be payable under the Merger Agreement if the number of Overlap Shares was at the midpoint of the range of Overlap Shares represented in the Full Counting Scenario and the Partial Counting Scenario, based on the assumptions and other information set forth in that section. Under this illustrative midpoint scenario, the number of shares of Regal common stock issuable would be 26,761,968 and the amount of the Regal Special Dividend to be paid would be $230.8 million. Refer to Note 2—Basis of Presentation for additional information on the calculation of the Regal Special Dividend to be paid. The illustrative midpoint scenario is based on facts and circumstances existing at the time of the filing of this joint proxy statement/prospectus-information statement, including an assumption that the IRS Ruling will be received, assumption as to its contents and an assumption of the extent of the Overlap Shareholders that will exist at closing.
The additional presentations below give effect to the range of possible results that will depend on the extent of the Overlap Shareholders. The range of possible results is presented as “Minimum Special Dividend” (reflecting zero cash dividend paid to Regal shareholders at close of the Transactions) and “Maximum Special Dividend” (reflecting $1,959.8 million cash dividend paid to Regal shareholders at close of the Transactions). The Maximum Special Dividend scenario presented below assumes that Regal would draw upon the Regal Bridge Facility entered into in connection with the Transactions to fund the payment, resulting in additional bridge facility fees and incremental interest expense. Further assessment of impacts to existing agreements and arrangements as a result of the Maximum Special Dividend may affect the assumptions set forth.
The following table represents the preliminary estimate of the purchase consideration to be paid in the Merger under the Minimum Special Dividend and Maximum Special Dividend scenarios. Information included in tables may not foot due to rounding.

(in millions, except share and per share data)	Illustrative Midpoint Scenario	Minimum Special Dividend	Maximum Special Dividend
Number of shares of Regal common stock outstanding before the Merger	40,695,041	40,695,041	40,695,041
Estimated number of shares of Regal common stock to be issued in the Merger	26,761,968	25,583,527	40,858,147
Estimated number of shares of Regal common stock outstanding post-Merger	67,457,009	66,278,568	81,553,188
Regal share price as of July 12, 2021	$133.72	133.72	133.72
Less: Regal Special Dividend per share	(5.67)	0.00	(48.16)
Regal share price after Regal Special Dividend	$128.05	133.72	85.56
Estimated fair value of Regal common stock to be issued	$3,426.8	3,421.0	3,495.9
Estimated fair value of share-based compensation awards attributable to precombination services	$46.3	46.3	46.3
Effective settlement of pre-existing relationship	$(0.6)	(0.6)	(0.6)
Land Bridge Facility financing fees paid by Regal	$1.9	1.9	1.9
Estimated Preliminary Purchase Considerations	$3,474.4	3,468.6	3,543.5
The following represents the impact of the Minimum Special Dividend and Maximum Special Dividend on the combined company unaudited pro forma condensed combined balance sheet as of April 3, 2021. The Incremental Merger Adjustments reflect the impact of the Minimum Special Dividend and Maximum Special Dividend scenarios compared to the Merger Adjustments calculated in the Illustrative Midpoint Scenario.

	Illustrative Midpoint Scenario		Minimum Special Dividend		Maximum Special Dividend
	Merger Adjustments	Pro Forma Combined	Incremental Merger Adjustments	Pro Forma Combined	Incremental Merger Adjustments	Pro Forma Combined
Assets
Current assets:
Cash and Cash Equivalents	$(50.7)	$709.0	$—	$709.0	$—	$709.0
Trade Receivables, Less Allowances	(0.6)	669.6	—	669.6	—	669.6
Inventories	57.2	979.4	—	979.4	—	979.4
Prepaid Expenses and Other Current Assets	(8.2)	168.1	—	168.1	—	168.1
Assets Held for Sale	—	8.0	—	8.0	—	8.0
Total Current Assets	(2.3)	2,534.1	—	2,534.1	—	2,534.1
Net Property, Plant and Equipment	98.6	993.9	—	993.9	—	993.9
Operating Lease Assets	0.2	125.7	—	125.7	—	125.7
Goodwill	777.1	3,411.7	(5.8)	3,405.9	69.1	3,480.8
Intangible Assets, Net of Amortization	1,452.2	2,288.1	—	2,288.1	—	2,288.1
Deferred Income Tax Benefits	—	58.8	—	58.8	—	58.8
Other Noncurrent Assets	—	24.2	—	24.2	—	24.2
Total Assets	$2,325.8	$9,436.5	$(5.8)	$9,430.7	$69.1	$9,505.6
Liabilities and Equity
Current Liabilities:
Accounts Payable	$(0.6)	$523.1	$—	$523.1	$—	$523.1
Dividends Payable	—	12.2	—	12.2	—	12.2
Accrued Compensation and Benefits	—	101.5	—	101.5	—	101.5
Other Accrued Expenses	(9.3)	170.8	—	170.8	—	170.8
Current Operating Lease Liabilities	—	30.6	—	30.6	—	30.6
Current Maturities of Long-Term Debt	—	233.0	—	233.0	—	233.0
Total Current Liabilities	(9.9)	1,071.2	—	1,071.2	—	1,071.2
Non-Current Liabilities:
Long-Term debt	230.8	1,573.7	(230.8)	1,342.9	1,729.0	3,302.7
Deferred Income Taxes	352.7	643.5	—	643.5	—	643.5
Pension and Other Post Retirement Benefits	—	155.5	—	155.5	—	155.5
Noncurrent Operating Lease Liabilities	—	101.1	—	101.1	—	101.1
Other Noncurrent Liabilities	—	77.0	—	77.0	—	77.0
Equity
Shareholders’ Equity
Common Stock, $0.01 Par Value, 100.0 Million Shares Authorized, (i)	$0.3	$0.7	$—	$0.7	$0.1	$0.8
Additional Paid-In Capital	3,472.2	4,170.3	(5.8)	4,164.5	69.0	4,239.3
Retained Earnings	(278.5)	1,785.2	230.8	2,016.0	(1,729.0)	56.2
Net Parent Investment	(1,454.7)	—	—	—	—	—
Accumulated Other Comprehensive Loss	12.9	(178.5)	—	(178.5)	—	(178.5)
Total Shareholders’ Equity	1,752.2	5,777.7	225.0	6,002.7	(1,659.9)	4,117.8
Noncontrolling Interests	—	36.8	—	36.8	—	36.8
Total Equity	1,752.2	5,814.5	225.0	6,039.5	(1,659.9)	4,154.6
Total Liabilities and Equity	$2,325.8	$9,436.5	$(5.8)	$9,430.7	$69.1	$9,505.6

(a)
Represents 67.4 million shares issued and outstanding in the Illustrative Midpoint Scenario, 66.2 million shares issued and outstanding in the Minimum Special Dividend scenario, and 81.5 million shares issued and outstanding in the Maximum Special Dividend scenario.

The following represents the impact of the Minimum Special Dividend and Maximum Special Dividend on the combined company unaudited pro forma condensed combined statement of income for the three months ended April 3, 2021.
	Illustrative Midpoint Scenario		Minimum Special Dividend		Maximum Special Dividend
	Merger Adjustments	Pro Forma Combined	Incremental Merger Adjustments	Pro Forma Combined	Incremental Merger Adjustments	Pro Forma Combined
Net Sales	$(1.3)	$1,133.7	$—	$1,133.7	$—	$1,133.7
Cost of Sales	0.5	769.5	—	769.5	—	769.5
Gross Profit	(1.8)	364.2	—	364.2	—	364.2
Operating Expenses	23.7	246.0	—	246.0	—	246.0
Restructuring and Other Similar Charges	—	1.7	—	1.7	—	1.7
Total Operating Expenses	23.7	247.7	—	247.7	—	247.7
Income from Operations	(25.5)	116.5	—	116.5	—	116.5
Other (Income) Expenses, net	(13.8)	(14.3)	—	(14.3)	—	(14.3)
Interest Expense	(3.5)	12.3	(0.9)	11.4	15.8	28.1
Interest Income	—	1.5	—	1.5	—	1.5
Income before taxes	(8.2)	120.0	0.9	120.9	(15.8)	104.2
Provision (Benefit) for Income Taxes	(1.8)	28.9	0.2	29.1	(3.5)	25.4
Equity method investment income	—	0.1	—	0.1	—	0.1
Net Income	(6.4)	91.2	0.7	91.9	(12.3)	78.9
Less: Net Income Attributable to Noncontrolling Interests	—	1.5	—	1.5	—	1.5
Net Income Attributable to Common Shareholders	$(6.4)	$89.7	$0.7	$90.4	$(12.3)	$77.4
Earnings Per Share Attributable to Common Shareholders
Basic		$1.33		$1.37		$0.95
Assuming Dilution		$1.32		$1.35		$0.94
Weighted Average Number of Shares Outstanding:
Basic		67.4		66.2		81.5
Assuming Dilution		68.1		66.9		82.2

The following represents the impact of the Minimum Special Dividend and Maximum Special Dividend on the combined company unaudited pro forma condensed combined statement of income for the year ended January 2, 2021.
	Illustrative Midpoint Scenario		Minimum Special Dividend		Maximum Special Dividend
	Merger Adjustments	Pro Forma Combined	Incremental Merger Adjustments	Pro Forma Combined	Incremental Merger Adjustments	Pro Forma Combined
Net Sales	$(4.0)	$4,136.8	$—	$4,136.8	$—	$4,136.8
Cost of Sales	60.6	2,944.4	—	2,944.4	—	2,944.4
Gross Profit	(64.6)	1,192.4	—	1,192.4	—	1,192.4
Operating Expenses	94.0	876.6	—	876.6	—	876.6
Goodwill Impairment	—	10.5	—	10.5	—	10.5
Asset Impairments	—	5.3	—	5.3		5.3
Restructuring and Other Similar Charges	—	45.8	—	45.8	—	45.8
Gain on Sale of Businesses	—	(0.1)	—	(0.1)	—	(0.1)
Total Operating Expenses	94.0	938.1	—	938.1	—	938.1
Income from Operations	(158.6)	254.3	—	254.3	—	254.3
Other (Income) Expenses, net	48.9	58.3	—	58.3	—	58.3
Interest Expense	20.8	72.7	(3.4)	69.3	63.6	136.3
Interest Income	—	5.9	—	5.9	—	5.9
Income before taxes	(228.3)	129.2	3.4	132.6	(63.6)	65.6
Provision (Benefit) for Income Taxes	(49.8)	33.5	0.8	34.3	(15.7)	17.8
Net Income	(178.5)	95.7	2.6	98.3	(47.9)	47.8
Less: Net Income Attributable to Noncontrolling Interests	—	5.0	—	5.0	—	5.0
Net Income Attributable to Common Shareholders	$(178.5)	$90.7	$2.6	$93.3	$(47.9)	$42.8
Earnings Per Share Attributable to Common Shareholders
Basic		$1.35		$1.41		$0.52
Assuming Dilution		$1.34		$1.40		$0.52
Weighted Average Number of Shares Outstanding:
Basic		67.4		66.2		81.5
Assuming Dilution		67.9		66.7		82.0

REMAINCO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On February 15, 2021, Rexnord, Regal, Land, and Merger Sub entered into the Transaction Documents, pursuant to which Rexnord will separate the PMC Business by way of a tax-free spin-off to Rexnord’s stockholders and then immediately combine it with Regal in a Reverse Morris Trust transaction.
Prior to the Distributions, a subsidiary of Rexnord will receive a cash payment of $486.8 million from Land that will be funded by newly-issued debt assumed by the combined company in the Merger. The transaction is expected to be tax-free to Rexnord’s and Regal’s respective shareholders for U.S. federal income tax purposes.
The following Remainco unaudited pro forma condensed combined financial statements give effect to the elimination of the PMC Business net assets and historical financial results from Rexnord due to the Transactions (the remaining company, after giving effect to the Transactions, is referred to as “Remainco”). The Remainco unaudited pro forma condensed combined financial statements consist of an unaudited pro forma condensed combined balance sheet as of March 31, 2021 and unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021, and for the nine months ended December 31, 2020 and the fiscal years ended March 31, 2020 and 2019, which were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).
The following Remainco unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Rexnord Management’s Adjustments”).
The Remainco unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021, and for the nine months ended December 31, 2020 and the fiscal years ended March 31, 2020 and 2019, are presented as if the Transactions occurred on April 1, 2018. The Remainco unaudited pro forma condensed combined balance sheet as of March 31, 2021 is presented as if the Transactions occurred on that date.
The information in the “Historical Rexnord” columns in the Remainco unaudited pro forma condensed combined balance sheet and the Remainco unaudited pro forma condensed combined statements of operations was derived from Rexnord’s historical unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2021 and the audited consolidated financial statements as of and for the nine months ended December 31, 2020 and the fiscal years ended March 31, 2020 and 2019, and does not reflect any adjustments related to the Transactions or related events.
The information in the “Process & Motion Control” columns in the Remainco unaudited pro forma condensed combined balance sheet and the Remainco unaudited pro forma condensed combined statements of operations was derived from the PMC Business unaudited condensed combined financial statements as of and for the three months ended March 31, 2021 and the PMC Business audited combined standalone financial statements as of and for the nine months ended December 31, 2020 and the fiscal years ended March 31, 2020 and 2019, and reflects the financial results of the PMC Business on a carve out basis.
The Remainco unaudited pro forma condensed combined financial statements presented herein give effect to the following transactions:
•
Transaction Accounting Adjustments to reflect the following:

•
The cash payment to be received by Remainco pursuant to the Separation Agreement,

•
The effects of any differences between the PMC Business unaudited condensed combined financial statements and audited combined financial statements, and the Separation Agreement, and

•
The removal from the Remainco unaudited pro forma condensed combined financial statements of certain allocations of Rexnord’s historical corporate overhead expenses related to the PMC Business.

The Remainco unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from the reduction of corporate costs or other restructuring activities that might result from the Transactions; however, Remainco management’s estimates of certain cost savings to be realized following closing of the Transactions are presented in note 3 to the Remainco unaudited pro forma condensed combined financial statements.
The Remainco unaudited pro forma condensed combined financial statements and the accompanying notes should be read in conjunction with (i) the audited consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Rexnord’s Transition Report on Form 10-KT for the period ended December 31, 2020 incorporated by reference herein, (ii) the unaudited condensed consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Rexnord’s Form 10-Q for the period ended March 31, 2021 incorporated by reference herein, (iii) the PMC Business audited combined financial statements as of and for the nine months ended December 31, 2020 and the fiscal years ended March 31, 2020 and 2019 included elsewhere in this joint proxy statement/prospectus-information statement, and (iv) the PMC Business unaudited condensed combined financial statements as of and for the three months ended March 31, 2021 included elsewhere in this joint proxy statement/prospectus-information statement.
The Remainco unaudited pro forma condensed combined financial statements are based on information available as of the date of this joint proxy statement/prospectus-information statement and have been prepared using certain assumptions and estimates. These Remainco unaudited pro forma condensed combined financial statements are intended for informational purposes only, and do not purport to represent what Remainco’s financial position and results of operations actually would have been had the Transactions occurred on the dates indicated, or to project Remainco’s financial position or results of operations for any future date or period.

Remainco
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2021
(in Millions, except share amounts)
	Historical Rexnord (as reported)	Process & Motion Control (as reported)	Transaction Accounting Adjustments (Note 2)		Pro Forma Remainco
Assets
Current assets:
Cash and cash equivalents	$307.3	$195.4	$486.8	2(a)	$—
			2.9	2 (b)
			(1,132.2)	2(h)
			530.6	2(i)
Receivables, net	310.2	186.3	—		123.9
Inventories	348.4	200.0	—		148.4
Income tax receivable	1.4	—	—		1.4
Other current assets	45.7	30.4	(3.5)	2(f)	11.8
Total current assets	1,013.0	612.1	(115.4)		285.5
Property, plant and equipment, net	426.1	359.5	3.4	2(c)	70.0
Intangible assets, net	516.0	320.8	—		195.2
Goodwill	1,371.4	1,125.5	—		245.9
Other assets	160.8	69.6	7.1	2(d)	88.6
			(9.7)	2(e)
Total assets	$3,487.3	$2,487.5	$(114.6)		$885.2
Liabilities and stockholders’ equity
Current liabilities:
Current maturities of debt	$2.5	$2.2	$5.5	2(i)	$5.8
Trade payables	179.0	111.4	—		67.6
Compensation and benefits	41.9	32.6	—		9.3
Current portion of pension and postretirement benefit obligations	3.1	1.4	(0.3)	2(e)	1.4
Other current liabilities	129.8	62.2	(7.2)	2(h)	60.4
Total current liabilities	356.3	209.8	(2.0)		144.5
Long-term debt	1,189.3	70.9	(1,118.2)	2(h)	525.3
			525.1	2(i)
Pension and postretirement benefit obligations	167.9	49.9	(39.0)	2(e)	79.0
Deferred income taxes	118.0	117.3	—		0.7
Other liabilities	162.9	72.4	5.7	2(d)	96.2
Total liabilities	1,994.4	520.3	(628.4)		845.7
Stockholders’ equity:
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued and outstanding: 119,717,064 at March 31, 2021	1.2	—	—		1.2
Additional paid-in capital	1,409.9	—	—		1,409.9
Retained earnings	154.3	1,977.0	513.8	2(g)	(1,308.9)
Accumulated other comprehensive loss	(75.6)	(12.9)	—		(62.7)
Total stockholders’ equity	1,489.8	1,964.1	513.8		39.5
Non-controlling interest	3.1	3.1	—		—
Total stockholders’ equity and non-controlling interest	1,492.9	1,967.2	513.8		39.5
Total liabilities and stockholders’ equity	$3,487.3	$2,487.5	$(114.6)		$885.2
See notes to Remainco unaudited pro forma condensed combined financial statements.

Remainco
Unaudited Pro Forma Condensed Combined Statement of Operations
For the three months ended March 31, 2021
(in Millions, except share and per share amounts)
	Historical Rexnord (as reported)	Process & Motion Control (as reported)	Transaction Accounting Adjustments (Note 2)		Pro Forma Remainco
Net sales	$526.1	$320.9	$—		$205.2
Cost of sales	318.2	201.4	—		116.8
Gross profit	207.9	119.5	—		88.4
Selling, general and administrative expenses	119.3	71.3	10.3	2(j)	58.3
Restructuring and other similar charges	0.6	—	—		0.6
Amortization of intangible assets	9.4	3.3	—		6.1
Income (loss) from operations	78.6	44.9	(10.3)		23.4
Non-operating (expense) income:
Interest (expense) income, net	(11.0)	(1.3)	9.5	2(h)	(3.5)
			(3.3)	2(i)
Other (expense) income, net	(0.4)	(0.7)	(0.2)	2(j)	0.1
Income (loss) before income taxes	67.2	42.9	(4.3)		20.0
(Provision) benefit for income taxes	(17.2)	(10.9)	1.1	2(k)	(5.2)
Equity method investment income	0.1	0.1	—		—
Net income (loss)	50.1	32.1	(3.2)		14.8
Non-controlling interest income	0.1	0.1	—		—
Net income (loss) attributable to common stockholders	$50.0	$32.0	$(3.2)		$14.8
Net income per share attributable to common stockholders:
Basic	$0.42				$0.12
Diluted	$0.40				$0.12
Weighted-average number of common shares outstanding (in thousands):
Basic	119,808				119,808
Effect of dilutive equity awards	3,829				3,829
Diluted	123,637				123,637
See notes to Remainco unaudited pro forma condensed combined financial statements.

Remainco
Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended December 31, 2020
(in Millions, except share and per share amounts)
	Historical Rexnord (as reported)	Process & Motion Control (as reported)	Transaction Accounting Adjustments (Note 2)		Pro Forma Remainco
Net sales	$1,433.1	$870.3	$—		$562.8
Cost of sales	881.4	571.9	0.1	2(c)	309.6
Gross profit	551.7	298.4	(0.1)		253.2
Selling, general and administrative expenses	321.7	194.1	28.3	2(j)	155.9
Restructuring and other similar charges	14.6	13.0	—		1.6
Amortization of intangible assets	27.0	10.1	—		16.9
Income (loss) from operations	188.4	81.2	(28.4)		78.8
Non-operating (expense) income:
Interest (expense) income, net	(36.6)	(3.3)	29.2	2(h)	(15.0)
			(10.9)	2(i)
Actuarial loss on pension and postretirement benefit obligations	(1.6)	(1.3)	—		(0.3)
Other income (expense), net	4.5	6.3	0.1	2(j)	(1.7)
Income (loss) from continuing operations before income taxes	154.7	82.9	(10.0)		61.8
(Provision) benefit for income taxes	(36.3)	(24.2)	2.5	2(k)	(9.6)
Equity method investment income	0.2	0.2	—		—
Net income (loss)	118.6	58.9	(7.5)		52.2
Non-controlling interest income	0.4	0.4	—		—
Net income (loss) attributable to common stockholders	$118.2	$58.5	$(7.5)		$52.2
Net income per share attributable to common stockholders:
Basic	$0.98				$0.43
Diluted	$0.96				$0.42
Weighted-average number of common shares outstanding (in thousands):
Basic	120,428				120,428
Effect of dilutive equity awards	2,771				2,771
Diluted	123,199				123,199
See notes to Remainco unaudited pro forma condensed combined financial statements.

Remainco
Unaudited Pro Forma Condensed Combined Statement of Operations
For the fiscal year ended March 31, 2020
(in Millions, except share and per share amounts)
	Historical Rexnord (as reported)	Process & Motion Control (as reported)	Transaction Accounting Adjustments (Note 2)		Pro Forma Remainco
Net sales	$2,068.3	$1,358.2	$—		$710.1
Cost of sales	1,250.3	862.9	0.1	2(c)	387.5
Gross profit	818.0	495.3	(0.1)		322.6
Selling, general and administrative expenses	432.8	271.3	37.3	2(j)	198.8
Restructuring and other similar charges	15.5	14.3	—		1.2
Amortization of intangible assets	35.4	14.4	—		21.0
Income (loss) from operations	334.3	195.3	(37.4)		101.6
Non-operating (expense) income:
Interest (expense) income, net	(58.6)	(2.0)	54.3	2(h)	(26.6)
			(24.3)	2(i)
Gain (loss) on the extinguishment of debt	1.0	3.0	—		(2.0)
Actuarial loss on pension and postretirement benefit obligations	(36.6)	(16.5)	—		(20.1)
Other (expense) income, net	(3.8)	(2.7)	0.5	2(j)	(0.6)
Income (loss) from continuing operations before income taxes	236.3	177.1	(6.9)		52.3
(Provision) benefit for income taxes	(54.1)	(34.8)	1.7	2(k)	(17.6)
Net income (loss) from continuing operations	182.2	142.3	(5.2)		34.7
Non-controlling interest income	0.3	0.3	—		—
Net income (loss) from continuing operations attributable to stockholders	181.9	142.0	(5.2)		34.7
Dividends on preferred stock	(14.4)	—	—		(14.4)
Net income (loss) from continuing operations attributable to common stockholders	$167.5	$142.0	$(5.2)		$20.3
Net income from continuing operations per share attributable to common stockholders:
Basic	$1.50				$0.18
Diluted	$1.46				$0.18
Weighted-average number of common shares outstanding (in thousands):
Basic	111,689				111,689
Effect of dilutive equity awards	12,574				2,576
Diluted	124,263				114,265
See notes to Remainco unaudited pro forma condensed combined financial statements.

Remainco
Unaudited Pro Forma Condensed Combined Statement of Operations
For the fiscal year ended March 31, 2019
(in Millions, except share and per share amounts)
	Historical Rexnord (as reported)	Process & Motion Control (as reported)	Transaction Accounting Adjustments (Note 2)		Pro Forma Remainco
Net sales	$2,050.9	$1,380.6	$—		$670.3
Cost of sales	1,266.1	883.1	0.1	2(c)	383.6
			0.5	2(j)
Gross profit	784.8	497.5	(0.6)		286.7
Selling, general and administrative expenses	433.1	283.5	3.5	2(f)	191.1
			38.0	2(j)
Restructuring and other similar charges	12.1	7.9	—		4.2
Amortization of intangible assets	34.0	13.8	—		20.2
Income (loss) from operations	305.6	192.3	(42.1)		71.2
Non-operating (expense) income:
Interest (expense) income, net	(69.9)	(1.0)	60.6	2(h)	(36.1)
			(27.8)	2(i)
Gain (loss) on the extinguishment of debt	4.3	3.3	(7.2)	2(h)	(6.2)
Actuarial gain (loss) on pension and postretirement benefit obligations	0.4	(0.2)	—		0.6
Other expense, net	(1.6)	(1.4)	(0.1)	2(j)	(0.3)
Income (loss) from continuing operations before income taxes	238.8	193.0	(16.6)		29.2
(Provision) benefit for income taxes	(53.4)	(45.0)	4.1	2(k)	(4.3)
Equity method investment income	3.6	3.6	—		—
Net income (loss) from continuing operations	189.0	151.6	(12.5)		24.9
Dividends on preferred stock	(23.2)	—	—		(23.2)
Net income (loss) from continuing operations attributable to common stockholders	$165.8	$151.6	$(12.5)		$1.7
Net income from continuing operations per share attributable to common stockholders:
Basic	$1.58				$0.02
Diluted	$1.53				$0.02
Weighted-average number of common shares outstanding (in thousands):
Basic	104,640				104,640
Effect of dilutive equity awards	18,689				2,710
Diluted	123,329				107,350
See notes to Remainco unaudited pro forma condensed combined financial statements.

Notes to Remainco Unaudited Pro Forma Condensed Combined Financial Statements
Note 1: Basis of Presentation
The accompanying Remainco unaudited pro forma condensed combined financial statements and related notes were prepared in accordance with GAAP. The Remainco unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021, the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and 2019 assume that the Transactions occurred on April 1, 2018. The Remainco unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Transactions occurred on March 31, 2021.
Rexnord’s diluted net income per share was computed using the “if-converted” method for the fiscal years ended March 31, 2020 and 2019. The “if-converted” method is utilized only when such calculation is dilutive to earnings per share using the treasury stock method. As such, Remainco utilized the treasury stock method resulting in a decrease in diluted weighted average number of common shares outstanding of 9,998 and 15,979 for the fiscal years ended March 31, 2020 and 2019, respectively.
Note 2: Transaction Accounting Adjustments
The Remainco unaudited pro forma condensed combined financial statements reflect the following Transaction Accounting Adjustments:
(a)
Adjustment to represent the receipt of the cash payment to be paid to Remainco of $486.8 million, pursuant to the Separation Agreement.

(b)
In accordance with the Separation Agreement, Remainco is required to leave in Land and its subsidiaries a minimum cash amount as of closing in the amount of $192.5 million. The pro forma adjustment reflects the balance in excess of the minimum cash amount, as defined in the Separation Agreement, resulting in an increase in cash of $2.9 million.

(c)
Adjustment to include two facilities and related depreciation expense that are included within the PMC Business historical results but will not transfer with Land based on the terms of the Separation Agreement.

(d)
Adjustment to reflect the retention of the deferred compensation plan assets and liabilities of $5.7 million, included in Other assets and Other liabilities related to PMC Business employees. Remainco will retain all plan assets and the related deferred compensation plan liability in accordance with the Separation Agreement and the other Transaction Documents. An estimated deferred income tax asset of $1.4 million was calculated using the blended federal and state statutory income tax rate of 24.6% and recorded within Other assets.

(e)
Adjustment to remove domestic pension and postretirement benefit obligation liabilities related to PMC Business employees, as these obligations will transfer to Land based on the terms of the Separation Agreement and the other Transaction Documents. Balances were presented using the multi-employer approach for the Process & Motion Control financial statements, and as such need to be removed. An estimated deferred income tax asset of $9.7 million was calculated using the blended federal and state statutory income tax rate of 24.6% and recorded within Other assets.

(f)
Adjustment to expense prepaid transaction costs included in Rexnord’s balance sheet at March 31, 2021.

(g)
Adjustment to reflect the impact to retained earnings from the pro forma adjustments consisting of the following:

March 31, 2021
Cash payment to be paid to Remainco (i)	$486.8
Inclusion of cash in excess of the minimum cash amount per the Separation Agreement (ii)	2.9
Inclusion of Property, plant and equipment, net for two facilities (iii)	3.4
Retention of deferred compensation plan assets and liabilities and related estimated deferred income tax asset (iv)	1.4
Removal of pension and postretirement benefit obligation liabilities and related estimated deferred income tax asset (v)	29.6
Removal of prepaid transaction costs (vi)	(3.5)
Removal of unamortized debt issuance costs on repaid Rexnord debt (vii)	(6.8)
Net adjustment to retained earnings	$513.8

i.
Refer to Note 2(a).

ii.
Refer to Note 2(b).

iii.
Refer to Note 2(c).

iv.
Refer to Note 2(d).

v.
Refer to Note 2(e).

vi.
Refer to Note 2(f).

vii.
Refer to Note 2(h).

(h)
Adjustment to reflect the use of cash to repay Rexnord’s term loan facility under its Third Amended and Restated First Lien Credit Agreement, as amended (the “Term Loan”), and 4.875% senior notes due December 15, 2025 (the “Senior Notes”).

Repayment of Rexnord debt	March 31, 2021
Term Loan	$(625.0)
4.875% Senior Notes due 2025	(500.0)
Total repayment of Rexnord debt	$(1,125.0)
In connection with this repayment, it is assumed that Remainco will recognize a $6.8 million loss on debt extinguishment to write-off the unamortized debt issuance costs.
The related interest payable of $7.2 million included within Other current liabilities was also assumed repaid as of March 31, 2021.
Interest expense related to Rexnord’s Term Loan and Senior Notes of $9.5 million, $29.2 million, $54.3 million and $60.6 million for the three months ended March 31, 2021, the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and 2019, respectively, was eliminated in the Remainco unaudited pro forma condensed combined statements of operations.

(i)
Adjustment to reflect the new Remainco debt issuance following the close of the Transactions.

New Remainco debt issuance	Estimated Amounts as of March 31, 2021
Term Loan B (LIBOR plus 2.0%, due 2028)	$545.7
Estimated debt discount on Term Loan B	(2.7)
Estimated debt issuance costs on Term Loan B and revolving credit facility	(12.4)
Total new Remainco debt issuance	530.6
Less: current maturities of debt	(5.5)
Total new Remainco long-term debt	$525.1
Estimated interest expense related to the new Remainco debt issuance was reflected in the Remainco unaudited pro forma condensed combined statements of operations as follows:
	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2019
Cash interest on Term Loan B	$2.8	$9.3	$22.1	$25.6
Non-cash interest:
Amortization of debt discount of Term Loan B	0.1	0.3	0.4	0.4
Amortization of debt issuance costs of Term Loan B and revolving credit facility	0.4	1.3	1.8	1.8
Total estimated interest expense related to new Remainco debt	$3.3	$10.9	$24.3	$27.8
A 1/8 percent increase or decrease in the interest rates assumed above would result in an aggregate increase or decrease to interest expense of $0.2 million, $0.5 million, $0.7 million and $0.7 million for the three months ended March 31, 2021, the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and 2019, respectively.
(j)
The PMC Business audited combined statements of operations include allocations of Rexnord corporate overhead expenses related to shared services, including, executive office, legal, tax, finance, internal audit, human resources, environmental health and safety, information technology and other administrative support. The Remainco pro forma statements of operations are adjusted to reflect all corporate overhead expenses remaining with Remainco. The below represents the impact to the Remainco unaudited pro forma condensed combined statements of operations:

	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2019
Cost of sales	$—	$—	$—	$0.5
Selling, general and administrative expenses	10.3	28.3	37.3	38.0
Other income (expense), net	(0.2)	0.1	0.5	(0.1)

(k)
Adjustment to reflect the estimated income tax (expense)/benefit based on the blended federal and state statutory income tax rate of 24.6%. This rate does not reflect Remainco’s effective tax rate,

which will include other items and may be significantly different than the rates assumed for purposes of preparing these Remainco unaudited pro forma condensed combined financial statements.
Note 3: Rexnord Management’s Adjustments
Rexnord Management expects that following completion of the Transactions, Remainco will realize certain cost savings as compared to the historical consolidated costs of Rexnord. Such cost savings, which are expected to result from a reduction of the corporate cost structure to align to the updated business size, are not reflected in the Remainco unaudited pro forma condensed combined statements of operations. Rexnord Management estimates that within one year after the Transactions, Remainco will achieve an annual pretax selling, general and administrative expense reduction of approximately $25 million, primarily related to corporate headcount and related expenses and reduction of stock-based compensation expense. The following table presents the estimated effects on the Remainco unaudited pro forma condensed combined statements of operations from eliminations of the identified corporate level expenses as if they had occurred on April 1, 2018, and the blended statutory tax rate is 24.6%.
Material limitations of these adjustments include not fully realizing the anticipated benefits, taking longer to realize these cost savings, or other adverse effects that are not currently foreseen. Further, there may be additional charges incurred in achieving these cost savings above what has been estimated below. The adjustments shown below include those that Rexnord management deemed necessary for a fair statement of the Remainco pro forma information presented. The adjustments include forward-looking information that is subject to the safe harbor protections of the Exchange Act and actual results could differ materially from what is presented below.
	Three Months Ended March 31, 2021
		Basic		Diluted
	Net income	Earnings per share	Weighted average shares	Earnings per share	Weighted average shares
Pro forma condensed combined*	$14.8	$0.12	119,808	$0.12	123,637
Rexnord Management’s adjustments
Reduction in Selling, general, and administrative expenses	5.7
Tax effect	(1.4)
Pro forma condensed combined after Rexnord management’s adjustments	$19.1	$0.16	119,808	$0.15	123,637

*
As shown in Remainco unaudited pro forma condensed combined statement of operations

	Nine Months Ended December 31, 2020
		Basic		Diluted
	Net income	Earnings per share	Weighted average shares	Earnings per share	Weighted average shares
Pro forma condensed combined*	$52.2	$0.43	120,428	$0.42	123,199
Rexnord Management’s adjustments
Reduction in Selling, general, and administrative expenses	17.4
Tax effect	(4.3)
Pro forma condensed combined after Rexnord management’s adjustments	$65.3	$0.54	120,428	$0.53	123,199

*
As shown in Remainco unaudited pro forma condensed combined statement of operations

	Fiscal Year Ended March 31, 2020
		Basic		Diluted
	Net income from continuing operations	Earnings per share	Weighted average shares	Earnings per share	Weighted average shares
Pro forma condensed combined*	$34.7	$0.18	111,689	$0.18	114,265
Rexnord Management’s adjustments
Reduction in Selling, general, and administrative expenses	25.0
Tax effect	(6.2)
Pro forma condensed combined after Rexnord management’s adjustments	$53.5	$0.35	111,689	$0.34	114,265

*
As shown in Remainco unaudited pro forma condensed combined statement of operations

	Fiscal Year Ended March 31, 2019
		Basic		Diluted
	Net income from continuing operations	Earnings per share	Weighted average shares	Earnings per share	Weighted average shares
Pro forma condensed combined*	$24.9	$0.02	104,640	$0.02	107,350
Rexnord Management’s adjustments
Reduction in Selling, general, and administrative expenses	27.0
Tax effect	(6.6)
Pro forma condensed combined after Rexnord management’s adjustments	$45.3	$0.21	104,640	$0.21	107,350

*
As shown in Remainco unaudited pro forma condensed combined statement of operations

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS
The following discussion summarizes the material U.S. federal income tax consequences of (i) the Spin-Off and the Merger to Rexnord stockholders, (ii) the Reorganization and the Distributions to Rexnord, (iii) the Regal Special Dividend and the Merger to Regal shareholders and (iv) the ownership and disposition of Regal common stock received in the Merger by Rexnord stockholders. This discussion is based on the Code, the Treasury Regulations, judicial opinions and published positions of the IRS, as of the date of this joint proxy statement/prospectus-information statement, all of which are subject to change, possibly with retroactive effect.
For purposes of this summary, a “U.S. holder” means any beneficial owner that for U.S. federal income tax purposes is an individual U.S. citizen or resident; a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust that (1) is subject to the primary supervision of a court within the United States and subject to the authority of one or more U.S. persons to control all substantial trust decisions, or (2) was in existence on August 20, 1996, and has properly elected under applicable Treasury Regulations to be treated as a U.S. person. For purposes of this summary, a “Non-U.S. holder” means any beneficial owner (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.
This discussion does not contain a detailed description of all the U.S. federal income tax consequences that may apply in light of a holder’s particular circumstances and does not address the Medicare tax on net investment income or the effects of any state, local, foreign or other laws. In addition, this summary is of a general nature and does not purport to deal with all tax considerations that may be relevant to persons in special tax situations, including but not limited to:
•
tax-exempt entities;

•
holders that do not hold their Rexnord common stock or Regal common stock as a capital asset for U.S. federal income tax purposes;

•
holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation, or holders of employee stock options;

•
insurance companies;

•
financial institutions;

•
dealers or traders in securities;

•
holders who hold their shares as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated transaction,” “constructive sale” or other risk-reduction transaction;

•
mutual funds and exchange-traded funds;

•
partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities;

•
U.S. holders whose functional currency is not the U.S. dollar;

•
holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•
controlled foreign corporations;

•
passive foreign investment companies; or

•
U.S. expatriates.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds Rexnord common stock or Regal common stock, the U.S. federal income tax treatment of a partner of the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Rexnord common stock or Regal common stock are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the Transactions to their specific circumstances.
Shareholders are urged to consult their own tax advisors concerning the tax consequences to them of the Spin-Off, the Merger and related transactions and their ownership and disposition of Regal common stock, including the application of U.S. federal, state and local and foreign and other tax laws in light of their particular circumstances.
Material Tax Consequences of the Reorganization and the Distributions
Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders of Rexnord Common Stock
The completion of the Transactions, including the Spin-Off of Land to the Rexnord stockholders, is conditioned upon Rexnord’s receipt of the Rexnord Tax Opinion from Morgan Lewis in part to the effect that, for U.S. federal income tax purposes, the Reorganization, taken together with the first of the Distributions, will qualify as a tax-free transaction under Sections 355, 361 and 368(a)(1)(D) of the Code, except to the extent the Land Cash Payment exceeds RBS Global Inc.’s adjusted tax basis in the Land Common Stock, and that each of the subsequent Distributions will qualify for non-recognition of gain and loss pursuant to Sections 355, 361 and/or 368 of the Code.
The Rexnord Tax Opinion will assume that the Reorganization and the Distributions will be completed according to the terms of the Separation Agreement and will rely on the facts as stated in the Separation Agreement, the Tax Matters Agreement, the other Transaction Documents, this joint proxy statement/prospectus-information statement and a number of other documents. Additionally, if the IRS Ruling is received, the Rexnord Tax Opinion will rely on the IRS Ruling regarding the proper time, manner and methodology for measuring Overlap Shareholders for purposes of determining whether there has been a 50 percent or greater change of ownership under Section 355(e) of the Code (described below in “Material U.S. Federal Income Tax Consequences of the Reorganization and the Distributions to Rexnord”) as a result of the Merger, as well as certain factual representations from Regal and Rexnord as to the extent of Overlap Shareholders. In addition, the Rexnord Tax Opinion will be based on certain assumptions as well as certain representations as to factual matters from, and certain covenants by, Rexnord, Land and Regal. The Rexnord Tax Opinion will not address any U.S. state or local or foreign tax consequences of the Spin-Off. While receipt of the Rexnord Tax Opinion is a condition to Rexnord’s obligations to effect the closing of the Merger, Rexnord may waive this condition pursuant to the provisions of the Merger Agreement. If Rexnord waives the condition of receipt of the Rexnord Tax Opinion and the change in tax consequences is material, Rexnord undertakes to recirculate a proxy statement/prospectus-information statement to its stockholders and resolicit its stockholder approval. The Rexnord Tax Opinion may still be delivered even if the IRS Ruling is not obtained.
On the basis that, for U.S. federal income tax purposes, the Reorganization, taken together with the first of the Distributions, will qualify as a tax-free transaction under Sections 355, 361 and/or 368(a)(1)(D) of the Code, for U.S. federal income tax purposes and each of the Distributions will qualify for non-recognition of gain and loss pursuant to Sections 355, 361 and/or 368 of the Code:
•
no gain or loss will be recognized by, or be includible in the income of, a U.S. holder as a result of the Spin-Off;

•
the aggregate tax basis of the Rexnord common stock and the Land common stock held by each U.S. holder immediately after the Spin-Off will be the same as the aggregate tax basis of the Rexnord common stock held by the U.S. holder immediately before the Spin-Off, allocated between the Rexnord common stock and the Land common stock in proportion to their relative fair market values on the date of the Spin-Off; and

•
the holding period of the Land common stock received by each U.S. holder will include the holding period of their Rexnord common stock.

U.S. holders that have acquired different blocks of Rexnord common stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted tax basis among, and the holding period of, shares of Land common stock distributed with respect to such blocks of Rexnord common stock.
Other than with respect to certain issues relating to the application of Section 355(e) of the Code to the Spin-Off (described below in “Material U.S. Federal Income Tax Consequences of the Reorganization and the Distributions to Rexnord”) Rexnord does not intend to seek a ruling from the IRS with respect to the treatment of the Spin-Off for U.S. federal income tax purposes. The Rexnord Tax Opinion will not be binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. If the conclusions expressed in the Rexnord Tax Opinion are challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences of the Spin-Off could be materially less favorable than those described above.
If the Spin-Off were determined not to qualify for tax-free treatment, the above consequences would not apply and each U.S. holder who receives Land common stock in the Spin-Off would generally be treated as receiving a distribution in an amount equal to the fair market value of Land common stock received, which would generally result in:
•
a taxable dividend to the U.S. holder to the extent of that U.S. holder’s pro rata share of Rexnord’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes;

•
a reduction in the U.S. holder’s basis (but not below zero) in its Rexnord common stock to the extent the amount received exceeds the stockholder’s share of Rexnord’s earnings and profits; and

•
a taxable gain from the exchange of Rexnord common stock to the extent the amount received exceeds the sum of the U.S. holder’s share of Rexnord’s earnings and profits and the U.S. holder’s basis in its Rexnord common stock.

Information Reporting
Treasury Regulations require each Rexnord stockholder that, immediately before the Spin-Off, owned 5% or more (by vote or value) of the total outstanding stock of Rexnord to attach to such stockholder’s U.S. federal income tax return for the year in which the Spin-Off occurs a statement setting forth certain information related to the Spin-Off. Rexnord will provide U.S. holders of Rexnord common stock with the information necessary to comply with this requirement. U.S. holders are urged to consult their tax advisors to determine whether they are significant distributees required to provide the foregoing statement.
Material U.S. Federal Income Tax Consequences of the Reorganization and the Distributions to Rexnord
The following is a summary of the material U.S. federal income tax consequences to Rexnord in connection with the Reorganization and the Distributions that may be relevant to holders of Rexnord common stock.
As discussed above, completion of the Transactions is conditioned upon Rexnord’s receipt of the Rexnord Tax Opinion to the effect that, for U.S. federal income tax purposes, the Reorganization, taken together with the first of the Distributions, will qualify as a tax-free transaction under Sections 355, 361 and 368(a)(1)(D) of the Code except to the extent the Land Cash Payment exceeds RBS Global Inc.’s adjusted tax basis in the Land Common Stock, and that each of the subsequent Distributions will qualify for non-recognition of gain and loss pursuant to Sections 355, 361 and/or 368 of the Code. On the basis of the foregoing, no gain or loss will be recognized by Rexnord as a result of the Reorganization and the Distributions (subject to certain exceptions not expected to be material). The Rexnord Tax Opinion with respect to the Reorganization and the Distributions will be subject to the qualifications and limitations as are set forth above under “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders of Rexnord Common Stock.”
If the Reorganization and the Distributions were determined not to so qualify for tax-free treatment, then Rexnord could recognize gain in respect of the Reorganization and the Distributions which could result in material tax liability.
Even if the Reorganization and the Distributions otherwise qualify generally as tax-free transactions as described above, the Spin-Off would be taxable to Rexnord (but not to Rexnord stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Rexnord or Land, directly or indirectly (including through acquisitions of the combined company’s stock after the completion of the Merger), as part of a plan or series of related transactions that includes the Spin-Off. Current law generally creates a presumption that any direct or indirect acquisition of stock of Rexnord or Land within two years before or after the Spin-Off is part of a plan that includes the Spin-Off, although the parties may be able to rebut that presumption in certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. The Merger will be treated as part of such a plan for these purposes. Accordingly, if the Merger results in one or more persons acquiring a 50% or greater interest in the stock of Land, Section 355(e) of the Code could apply, which could result in a material tax liability. For these purposes, the net increase in an Overlap Shareholder’s ownership of Land as a result of the Merger by virtue of being a shareholder in Regal is offset by its net decrease in such ownership percentage by reason of being a Land stockholder immediately prior to the Merger. Rexnord has requested a private letter ruling from the IRS regarding the proper time, manner and methodology for measuring Overlap Shareholders. Assuming the IRS Ruling is received prior to the closing date of the Merger, the Merger Agreement provides that the number of shares of Regal common stock that may be issued in the Merger is subject to increase at closing such that the former stockholders of Land (taking into account the Overlap Shareholders) own, for tax purposes, at least 50.8% of the outstanding shares of Regal common stock immediately following the Merger. This percentage is reduced to 50.1% if the IRS Ruling is not received or in certain other circumstances in which Overlap Shareholders are not counted for this purpose. Thus, the Merger standing alone will not cause Section 355(e) of the Code to apply to the Spin-Off because holders of Land common stock immediately before the Merger will hold more than 50% of the stock of the combined company (by vote and value) immediately after the Merger. If the IRS Ruling is received, this conclusion will depend, in large part, on the terms and conditions of the IRS Ruling. Although the IRS Ruling, if received, will generally be binding on the IRS, the continuing validity of such ruling will be subject to the accuracy of factual representations and assumptions made in the ruling request. Moreover, the IRS Ruling, if received, will only describe the time, manner and methodology for measuring Overlap Shareholders and may be subject to varying interpretations. The actual determination and calculation of Overlap Shareholders will be made by Regal, Rexnord and their respective advisors based on the IRS Ruling, but no assurance can be given that the IRS will agree with these determinations or calculations. Additionally, if the IRS were to determine that other direct or indirect acquisitions of stock of Rexnord or Land, either before or after the Spin-Off, were part of a plan that includes the Spin-Off, such determination could cause Section 355(e) of the Code to apply, which could result in a material tax liability.
In certain circumstances, under the Tax Matters Agreement, Land will be required to indemnify Rexnord against all or a portion of any taxes in respect of the Reorganization and the Distributions that arise as a result of certain disqualifying actions by Land or Regal (including any of Land or Regal’s representations being untrue or their covenants being breached or if they or their stockholders were to engage in transactions that resulted in the application of Section 355(e) of the Code to the Reorganization and the Distributions as described above), issues with the computation or availability of Overlap Shareholders that result in the application of Code Section 355(e) or the occurrence of certain events relating to Land or Regal. If Rexnord were to recognize gain in respect of the Reorganization or the Distributions for reasons not related to a disqualifying action by Land or Regal (or its stockholders) or to issues with the computation or availability of Overlap Shareholders, Rexnord would not generally be entitled to be indemnified under the Tax Matters Agreement. See “Additional Agreements Related to the Reorganization, the Distributions and the Merger-Tax Matters Agreement” for a summary of the Tax Matters Agreement.
Material Tax Consequences of the Merger and the Regal Special Dividend
For U.S. federal income tax purposes, the Merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Rexnord and Land to complete the Transaction, including the Merger, that Rexnord receive the Rexnord Tax Opinion from Morgan Lewis to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Regal to complete the Merger that Regal receive the Regal Tax Opinion from Sidley to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Rexnord Tax Opinion and the Regal Tax Opinion will assume that the Merger will be completed according to the terms of the Merger Agreement and will rely on the facts as stated in the Merger Agreement, this joint proxy statement/prospectus-information statement and a number of other documents. In addition, the Rexnord Tax Opinion and the Regal Tax Opinion will be based on certain assumptions as well as certain representations as to factual matters from, and certain covenants by, Rexnord, Land, Regal and Merger Sub. The Rexnord Tax Opinion and the Regal Tax Opinion will not address any U.S. state or local or foreign tax consequences of the Merger. While receipt of the Regal Tax Opinion is a condition to Regal’s obligations to effect the closing of the Merger, and while receipt of the Rexnord Tax Opinion is a condition to Rexnord’s obligations to effect the closing of the Merger, Regal may waive the condition of receipt of the Regal Tax Opinion and Rexnord may waive the condition of receipt of the Rexnord Tax Opinion, each pursuant to the provisions of the Merger Agreement. If Regal waives the condition of receipt of the Regal Tax Opinion and the change in tax consequences is material, Regal undertakes to recirculate a proxy statement to its shareholders and resolicit its shareholder approval. If Rexnord waives the condition of receipt of the Rexnord Tax Opinion and the change in tax consequences is material, Rexnord undertakes to recirculate a proxy statement/prospectus-information statement to its stockholders and resolicit its stockholder approval. The Regal Tax Opinion and the Rexnord Tax Opinion may still be delivered even if the IRS Ruling is not obtained.
Except where specifically noted, the remainder of this discussion assumes that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Material U.S. Federal Income Tax Consequences to U.S. Holders of Land Common Stock
On the basis that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Merger will have the following tax consequences to U.S. holders of Land common stock (received in the Spin-Off) who receive Regal common stock in the Merger:
•
no gain or loss will be recognized by, and no amount will be included in the income of, U.S. holders of Land common stock upon the receipt of Regal common stock in the Merger (except with respect to cash received in lieu of fractional shares of Regal common stock, as described below);

•
the tax basis of Regal common stock received by a U.S. holder of Land common stock in the Merger (including any fractional shares deemed received, as described below) will equal the tax basis of the Land common stock exchanged therefor; and

•
the holding period of the Regal common stock received by a U.S. holder of Land common stock in the Merger (including any fractional shares deemed received, as described below) will include the holding period of the Land common stock with respect to which the Regal common stock was received.

A U.S. holder of Land common stock that receives cash in lieu of a fractional share of Regal common stock will generally be treated as though it first received such fractional share pursuant to the Merger and then sold it for the amount of cash actually received. The U.S. holder will generally recognize capital gain or loss measured by the difference between the amount of cash received for such fractional share and the U.S. holder’s tax basis in that fractional share, as determined above. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the fractional share of Regal common stock, as determined above, is more than one year at the effective time of the Merger. The deductibility of capital losses is subject to limitations. If a U.S. holder holds blocks of Land common stock with different bases and holding periods (as discussed above under “Material Tax Consequences of the Reorganization and the Distributions-Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders of Rexnord Common Stock”), the Regal common stock such U.S. holder receives in the Merger will be allocated pro rata to each such block of Land common stock, and the basis and holding period of each block of Regal common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Land common stock exchanged for such block of Regal common stock.
If the Merger were determined to be taxable, U.S. holders of Land common stock would be considered to have made a taxable disposition of their shares of Land common stock to Regal, and such U.S. holders would generally recognize taxable gain or loss on their receipt of Regal common stock in an amount equal to the difference between (i) the fair market value of such Regal common stock and (ii) the stockholder’s aggregate tax basis in the shares of Land common stock surrendered, as described above.

Material U.S. Federal Income Tax Consequences to U.S. Holders of Regal Common Stock
Regal shareholders will not receive any stock or other consideration in respect of their Regal common stock pursuant to the Merger. Accordingly, Regal shareholders will not realize any gain or loss in respect of their Regal common stock pursuant to the Merger.
Regal has agreed to pay the Regal Special Dividend to the holders of Regal common stock as of a record date prior to the closing of the Merger. The receipt of the Regal Special Dividend by U.S. holders would generally result in:
•
a taxable dividend to the U.S. holder to the extent of that U.S. holder’s pro rata share of Regal’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes;

•
a reduction in the U.S. holder’s basis (but not below zero) in its Regal common stock to the extent the amount received exceeds the shareholder’s share of Regal’s earnings and profits; and

•
a taxable gain treated as gain from the sale or exchange of Regal common stock to the extent the amount received exceeds the sum of the U.S. holder’s share of Regal’s earnings and profits and the U.S. holder’s basis in its Regal common stock.

The Regal Special Dividend may be considered an “extraordinary” dividend, under certain United States federal income tax rules relating to extraordinary distributions by corporations, depending on the facts and circumstances of the U.S. holder. Treatment of the special distribution as extraordinary may affect a U.S. holder’s tax basis in its shares of Regal common stock or result in gain being recognized with respect to such stock and, with respect to an individual U.S. holder, may affect the tax characterization of a sale of its shares of Regal common stock. Thus, each U.S. holder is strongly urged to consult with its own tax advisor regarding the specific tax treatment of the Regal Special Dividend, including all applicable state, local, foreign and United States federal tax considerations.
Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of Regal Common Stock.
Regal Non-U.S. holders will not receive any stock or other consideration in respect of their Regal common stock pursuant to the Merger. Accordingly, such Non-U.S. holders will not realize any gain or loss in respect of their Regal common stock pursuant to the Merger.
Regal has agreed to pay the Regal Special Dividend to the holders of Regal common stock as of a record date prior to the closing of the Merger. The receipt of the Regal Special Dividend by Non-U.S. holders would generally result in:
•
a taxable dividend to the Non-U.S. holder to the extent of that Non-U.S. holder’s pro rata share of Regal’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes;

•
a reduction in the Non-U.S. holder’s basis (but not below zero) in its Regal common stock to the extent the amount received exceeds the shareholder’s share of Regal’s earnings and profits; and

•
a gain treated as gain from the sale or exchange of Regal common stock to the extent the amount received exceeds the sum of the Non-U.S. holder’s share of Regal’s earnings and profits and the Non-U.S. holder’s basis in its Regal common stock, the tax treatment of which is discussed below under “Material Tax Consequences of the Ownership and Disposition of Regal Common Stock—Material U.S. Federal Income Tax Consequences to Non-U.S. Holders—Gain on Disposition of Common Stock.”

The Regal Special Dividend generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. holder of Regal common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Regal common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. holders that are pass-through entities rather than corporations or individuals.
For a further discussion of the tax consequences of the dividends, including the Regal Special Dividend, please see “Material Tax Consequences of the Ownership and Disposition of Regal Common Stock—Material U.S. Federal Income Tax Consequences to Non-U.S. Holders—Gain on Disposition of Common Stock” below.
Material U.S. Federal Income Tax Consequences to Land
No income, gain or loss will be recognized by Land as a result of the Merger.
Information Reporting and Backup Withholding
Holders of at least 1% (by vote or value) of the total outstanding common stock of Land or holders whose basis in their Land common stock equals or exceeds $1 million must attach to their U.S. federal income tax return for the year in which the Merger occurs a detailed statement setting forth the data appropriate to show the applicability of Section 368 of the Code to the Merger. Regal and/or Rexnord will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.
Non-corporate holders of shares of Land common stock that receive Regal common stock in the Merger may be subject to backup withholding tax on any cash payments received in lieu of a fractional share of Regal common stock. Any such holder will not be subject to backup withholding tax, however, if such holder furnishes a correct taxpayer identification number and certifies on an IRS Form W-9 that such holder is not subject to backup withholding tax or is otherwise exempt from backup withholding tax. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against the applicable holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.
Material Tax Consequences of the Ownership and Disposition of Regal Common Stock
Material U.S. Federal Income Tax Consequences to U.S. Holders
The following are the material U.S. federal income tax consequences of the ownership and disposition of Regal common stock acquired in the Merger by U.S. holders.
Dividends. The gross amount of distributions by Regal in respect of Regal common stock will be taxable to a U.S. holder as dividend income to the extent the distributions are paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be included in a U.S. holder’s gross income on the day actually or constructively received by such holder. Subject to certain holding period and other requirements, such dividend income will generally be eligible for the dividends received deduction in the case of corporate U.S. holders and will generally be treated as “qualified dividend income” eligible for reduced rates of taxation for non-corporate U.S. holders (including individuals).
To the extent that the amount of any distribution exceeds Regal’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in a U.S. holder’s adjusted tax basis in the Regal common stock (not below zero), and the balance in excess of adjusted tax basis will be taxed as capital gain. Any such capital gain will be long-term capital gain if such U.S. holder’s holding period in the applicable stock is more than one year.
Gain on Disposition of Common Stock. A U.S. holder generally will recognize taxable gain or loss on any sale, exchange or other disposition of Regal common stock in an amount equal to the difference between the amount realized for the common stock and the holder’s adjusted tax basis in such common stock. The character of such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if such U.S. holder’s holding period in the applicable stock is more than one year. Long-term capital gains of non-corporate U.S. holders (including individuals) derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding. In general, information reporting will apply to distributions in respect of Regal common stock and the proceeds from the sale, exchange or other disposition of Regal common stock that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless the holder is an exempt recipient. A backup withholding tax may apply to such payments if the holder fails to provide a taxpayer identification number (generally on an IRS Form W-9) or certification of exempt status or fails to report in full dividend and interest income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or as a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Material U.S. Federal Income Tax Consequences to Non-U.S. Holders
The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of Regal common stock acquired in the Merger by Non-U.S. holders.
Dividends. The gross amount of distributions by Regal in respect of Regal common stock will be treated as dividends to the extent paid out of Regal’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds Regal’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in a Non-U.S. holder’s adjusted tax basis in the Regal common stock, and the balance in excess of adjusted tax basis will be treated as gain from the disposition of common stock (the tax treatment of which is discussed below under “Gain on Disposition of Common Stock”).
Dividends paid to a Non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. holder of Regal common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Regal common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. holders that are pass-through entities rather than corporations or individuals.
A Non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Finally, dividends that are effectively connected with the conduct of a trade or business within the United States by a Non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Gain on Disposition of Common Stock. Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. holder on the sale or other disposition of Regal common stock generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. holder);

•
the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
Regal is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A Non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the Non-U.S. holder were a United States person as defined under the Code. In addition, if any Non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such Non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
An individual Non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.
With respect to the third bullet point immediately above, Regal does not believe that it is, and does not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes. However, no assurance can be provided in this regard.
Federal Estate Tax. Common stock held by an individual Non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding. Distributions paid to a Non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.
A Non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of Regal common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements. Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on Regal common stock, and, subject to the proposed Treasury Regulations discussed below, proceeds paid from sales or other disposition of Regal common stock, to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under

FATCA and subject to the withholding tax discussed above under “Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. The U.S. Department of the Treasury has proposed regulations which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of Regal common stock. The preamble to such proposed regulations state that withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. A Non-U.S. holder should consult its own tax advisors regarding these requirements and whether they may be relevant to such holder’s ownership and disposition of Regal common stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Ancillary Agreements
Regal, Rexnord or Land or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, ancillary agreements relating to the Transactions and various interim and ongoing relationships between Regal, Rexnord and Land. See “Additional Agreements Related to the Reorganization, the Distributions and the Merger” beginning on page 182.
Policies and Procedures for Related Person Transactions
The Regal board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:
•
a “related person” means any of Regal’s directors, executive officers, nominees for director or a person who has a greater than 5% beneficial ownership, and any of their immediate family members, as well as any entity in which any of these persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•
a “related person transaction” generally is a transaction in which Regal was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect interest.

Pursuant to the policy, the related person, the director, executive officer, nominee or beneficial owner who is an immediate family member of a related person, or a business unit or function/department leader of Regal responsible for a proposed related person transaction must notify Regal’s General Counsel of certain information relating to proposed related person transactions. If Regal’s General Counsel determines that a proposed transaction is a related person transaction subject to the policy, then the policy provides that Regal’s General Counsel will submit the transaction to Regal’s Corporate Governance and Director Affairs Committee for consideration at the next committee meeting or, if expedited consideration is required, to the committee chairperson. Under the policy, the committee or chairperson, as applicable, will consider all of the relevant facts and circumstances available regarding the proposed related person transaction and will approve only those related person transactions that are in, or are not inconsistent with, the best interests of Regal and holders of Regal common stock. The policy provides that the chairperson of the Regal board of directors is required to report to the Corporate Governance and Director Affairs Committee of the Regal board of directors at the next committee meeting any approval granted under the policy.
The policy also provides for ongoing review by the General Counsel of any amounts paid or payable to, or received or receivable from, any related person. Additionally, at least annually, Regal’s Corporate Governance and Director Affairs Committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from Regal of more than $60 thousand. Based on all relevant facts and circumstances, the committee will determine if it is in the best interests of Regal and its shareholders to continue, modify or terminate the related person transaction.
If any of Regal’s Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified under the policy, then the transaction must be disclosed to the Corporate Governance and Director Affairs Committee or its chairperson. The committee or the chairperson must then determine whether to ratify, amend or terminate the related person transaction, or take any other appropriate action. If the related person transaction is complete, then the committee or its chairperson will evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.

CERTAIN BENEFICIAL OWNERS OF REGAL COMMON STOCK
The following table sets forth certain information regarding the ownership of Regal common stock as of July 16, 2021, except as otherwise indicated, by:
•
each current Regal director;

•
each of the persons named in the Summary Compensation Table in Regal’s Definitive Proxy Statement on Schedule 14A for Regal’s 2021 annual meeting of shareholders;

•
all current Regal directors and executive officers as a group; and

•
each person who is known by Regal to own beneficially 5% or more of Regal’s outstanding common stock, each of whom we refer to as a 5% owner, as of December 31, 2021.

Information given below regarding beneficial owners of more than 5% of Regal’s outstanding capital stock is based solely on information provided by such persons in filings with the SEC on Schedules 13D or 13G. Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Accordingly, the information in the table below may not be consistent with, and is not intended to indicate, ownership of such shares for other purposes, including for purposes of determining the extent of holdings by Overlap Shareholders, which is described elsewhere in this document. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of Regal common stock held by them. Shares of Regal common stock subject to options currently exercisable or exercisable within 60 days of July 16, 2021 are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these securities, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.
Name of Beneficial Owner		Shares Beneficially Owned (1)	Percentage of Shares Outstanding
Beneficial Owners of More than 5%
AllianceBernstein L.P.	(2)	2,224,635	5.5%
BlackRock, Inc.	(3)	3,363,778	8.3%
Dimensional Fund Advisors LP	(4)	2,487,700	6.1%
FMR LLC	(5)	4,282,919	10.55%
The Vanguard Group	(6)	3,827,111	9.43%
Directors and Named Executive Officers
Jan A. Bertsch		3,007	*
Stephen M. Burt		19,571	*
Anesa T. Chaibi		10,873	*
Christopher L. Doerr		15,084	*
Dean A. Foate		20,471	*
Michael F. Hilton		2,458	*
John C. Kunze	(7)	8,095	*
Jerry R. Morton		20,243	*
Louis V. Pinkham		47,969	*
Robert J. Rehard		27,167	*
Rakesh Sachdev		21,571	*
Jonathan J. Schlemmer, former Chief Operating Officer	(8)	0	*
Curtis W. Stoelting	(9)	31,578	*
Thomas E. Valentyn		34,653	*
Current directors and executive officers as a group (17 persons)		344,670	*

*
Less than 1 percent.

(1)
Includes shares subject to currently exercisable rights to acquire Regal common stock and options exercisable within 60 days of April 28, 2021 as follows: Mr. Morton, 14,881 shares, Mr. Pinkham, 36,621 shares, Mr. Rehard, 21,165 shares and Mr. Valentyn, 26,407 shares; and all current directors and executive officers as a group, 159,568 shares.
(2)
AllianceBernstein L.P. (“Alliance”) filed a Schedule 13G/A on February 8, 2021, reporting sole voting power as to 1,901,104 shares of Regal common stock, sole dispositive power as to 2,179,974 shares of Regal common stock and shared dispositive power as to 44,661 shares of Regal common stock as of December 31, 2020. The address of Alliance is 1345 Avenue of the Americas, New York, NY 10105.

(3)
BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A on February 1, 2021, reporting sole voting power as to 3,226,770 shares of Regal common stock and sole dispositive power as to 3,363,778 shares of Regal common stock as of December 31, 2020. BlackRock filed the schedule as a parent holding company on behalf of itself and the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)
Dimensional Fund Advisors LP (“DFA”) filed a Schedule 13G/A on February 16, 2021, reporting sole voting power as to 2,432,848 shares of Regal common stock and sole dispositive power as to 2,487,700 shares of Regal common stock. The address of DFA is 6300 Bee Cave Road, Building One, Austin TX 78746.

(5)
FMR LLC (“FMR”) filed a Schedule 13G/A on February 8, 2021, reporting sole voting power as to 332,469 shares of Regal common stock and sole dispositive power as to 4,282,919 shares of Regal common stock as of December 31, 2020. FMR filed the schedule as a parent holding company on behalf of itself and the following subsidiaries: FIAM LLC IA, Fidelity Institutional Asset Management Trust Company BK, Fidelity Management & Research Company LLC IA and Strategic Advisers LLC IA. The address of FMR is 245 Summer Street, Boston, MA 02210.

(6)
The Vanguard Group (“Vanguard”) filed a Schedule 13G/A on February 10, 2021, reporting shared voting power as to 27,525 shares of Regal common stock, sole dispositive power as to 3,766,001 shares of Regal common stock and shared dispositive power as to 61,110 shares of Regal common stock as of December 31, 2020. Vanguard filed the report as an investment adviser on behalf of itself and the following subsidiaries: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd., Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(7)
The amount shown for Mr. Kunze includes 5,218 shares of Regal common stock held in the John C. and Sharon A. Kunze Revocable Trust over which Mr. Kunze retains sole voting and investment power during his lifetime.

(8)
The amount shown for Mr. Schlemmer is based on his last known direct share balance, as reported on his most recent Form 4 filed with the SEC on November 8, 2019, less his unvested restricted stock unit balance at that time, and the acceleration and vesting of 6,112 restricted stock units pursuant to his Retirement Agreement, dated December 27, 2019.

(9)
The amount shown for Mr. Stoelting includes 9,202 shares of Regal common stock held in the Curtis W. Stoelting 1994 Revocable Trust over which Mr. Stoelting retains sole voting and investment power during his lifetime and 805 shares of Regal common stock held by Mr. Stoelting’s children, over which he retains investment power.

Based on the beneficial owners of Regal capital stock (as set forth in the above table) and Rexnord capital stock (as set forth in the table on page 283), in each case as of July 14, 2021, the following table sets forth such beneficial owners who will, immediately following the Merger under each of the possible scenarios described under “Calculation and Adjustments to the Exchange Ratio; Amount of Regal Special Dividend,” own 5% or more of the outstanding shares of Regal common stock or be a director or named executive officer of Regal (taking into account the assumptions described thereunder). Information given below regarding beneficial owners of more than 5% of Regal's outstanding capital stock or Rexnord's outstanding capital stock is based solely on information provided by such persons in filings with the SEC on Schedules 13D or 13G. Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Accordingly, the information in the table below may not be consistent with, and is not intended to indicate, ownership of such shares for other purposes, including for purposes of determining the extent of holdings by Overlap Shareholders, which is described elsewhere in this document.

Name of Beneficial Owner		Regal Shares (before Closing)	No Counting Scenario (giving effect to Closing)			Partial Counting Scenario (giving effect to Closing)			Full Counting Scenario (giving effect to Closing)			Full Counting and Increased Overlap (giving effect to Closing)			Illustrative Midpoint Scenario (giving effect to Closing)
	Regal Shares Beneficially Owned	Percentage of Regal Shares Outstanding	Regal Shares Beneficially Owned	Total	Percentage of Regal Shares Outstanding	Regal Shares Beneficially Owned	Total	Percentage of Regal Shares Outstanding	Regal Shares Beneficially Owned	Total	Percentage of Regal Shares Outstanding	Regal Shares Beneficially Owned	Total	Percentage of Regal Shares Outstanding	Regal Shares Beneficially Owned	Total	Percentage of Regal Shares Outstanding
Combined Company Beneficial Owners of More than 5%
BlackRock, Inc.	3,363,778	8.30%	3,363,778	6,587,491	8.08%	3,363,778	5,554,054	8.11%	3,363,778	5,382,322	8.12%	3,363,778	5,382,322	8.12%	3,363,778	5,436,266	8.12%
FMR LLC	4,282,919	10.55%	4,282,919	4,282,919	5.25%	4,282,919	4,282,919	6.26%	4,282,919	4,282,919	6.46%	4,282,919	4,282,919	6.46%	4,282,919	4,282,919	6.40%
The Vanguard Group	3,827,111	9.43%	3,827,111	7,299,016	8.95%	3,827,111	6,186,015	9.04%	3,827,111	6,001,061	9.05%	3,827,111	6,001,061	9.05%	3,827,111	6,059,159	9.05%
Combined Company Directors and Named Executive Officers
Jan A. Bertsch	3,007	*	3,007	3,007	*	3,007	3,007	*	3,007	3,007	*	3,007	3,007	*	3,007	3,007	*
Stephen M. Burt	19,571	*	19,571	19,571	*	19,571	19,571	*	19,571	19,571	*	19,571	19,571	*	19,571	19,571	*
Anesa T. Chaibi	10,873	*	10,873	10,873	*	10,873	10,873	*	10,873	10,873	*	10,873	10,873	*	10,873	10,873	*
Christopher L. Doerr	15,084	*	15,084	15,084	*	15,084	15,084	*	15,084	15,084	*	15,084	15,084	*	15,084	15,084	*
Dean A. Foate	20,471	*	20,471	20,471	*	20,471	20,471	*	20,471	20,471	*	20,471	20,471	*	20,471	20,471	*
Michael F. Hilton	2,458	*	2,458	2,458	*	2,458	2,458	*	2,458	2,458	*	2,458	2,458	*	2,458	2,458	*
John C. Kunze	8,095	*	8,095	8,095	*	8,095	8,095	*	8,095	8,095	*	8,095	8,095	*	8,095	8,095	*
Jerry R. Morton	20,243	*	20,243	20,243	*	20,243	20,243	*	20,243	20,243	*	20,243	20,243	*	20,243	20,243	*
Louis V. Pinkham	47,969	*	47,969	47,969	*	47,969	47,969	*	47,969	47,969	*	47,969	47,969	*	47,969	47,969	*
Robert J. Rehard	27,167	*	27,167	27,383	*	27,167	27,314	*	27,167	27,302	*	27,167	27,302	*	27,167	27,306	*
Rakesh Sachdev	21,571	*	21,571	21,571	*	21,571	21,571	*	21,571	21,571	*	21,571	21,571	*	21,571	21,571	*
Jonathan J. Schlemmer, former Chief Operating Officer	0	*	0	0	*	0	0	*	0	0	*	0	0	*	0	0	*
Curtis W. Stoelting	31,578	*	31,578	31,578	*	31,578	31,578	*	31,578	31,578	*	31,578	31,578	*	31,578	31,578	*
Thomas E. Valentyn	34,653	*	34,653	34,653	*	34,653	34,653	*	34,653	34,653	*	34,653	34,653	*	34,653	34,653	*
Directors and executive officers as a group (17 persons)	344,670	*	344,670	344,670	*	344,670	344,670	*	344,670	344,670	*	344,670	344,670	*	344,670	344,670	*

CERTAIN BENEFICIAL OWNERS OF REXNORD COMMON STOCK
The following table sets forth certain information regarding the ownership of Rexnord common stock as of July 16, 2021, except as otherwise indicated, by:
•
each current Rexnord director;

•
each of the persons named in the Summary Compensation Table in Rexnord’s Definitive Proxy Statement on Schedule 14A for Rexnord’s 2021 annual meeting of stockholders;

•
all current Rexnord directors and executive officers as a group; and

•
each person who is known by Rexnord to own beneficially 5% or more of Rexnord’s outstanding shares of common stock, each of whom we refer to as a 5% owner, as of December 31, 2020.

Information given below regarding beneficial owners of more than 5% of Rexnord’s outstanding capital stock is based solely on information provided by such persons in filings with the SEC on Schedules 13D or 13G. Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Accordingly, the information in the table below may not be consistent with, and is not intended to indicate, ownership of such shares for other purposes, including for purposes of determining the extent of holdings by Overlap Shareholders, which is described elsewhere in this document. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Rexnord common stock held by them. Shares of Rexnord common stock subject to options currently exercisable or exercisable within 60 days of July 16, 2021, or Rexnord RSUs that vest within that time frame, are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these securities, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.
Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table:
Name of Beneficial Owner		Shares Beneficially Owned (1)	Percentage of Shares Outstanding
Beneficial Owners of More than 5%
Janus Henderson Group plc	(2)	11,138,450	9.3%
The Vanguard Group	(3)	10,269,043	8.6%
BlackRock, Inc.	(4)	9,534,953	8.0%
Wellington Management Group LLP	(5)	7,965,469	6.7%
Capital World Investors	(6)	6,130,855	5.1%
Directors and Named Executive Officers
Todd A. Adams	(7)	1,191,795	1.6%
Mark S. Bartlett		65,878	*
Don Butler		2,875	*
Thomas D. Christopoul		73,056	*
Theodore D. Crandall		33,036	*
David C. Longren		39,189	*
George C. Moore		52,394	*
Mark W. Peterson		248,714	*
George J. Powers		4,610	*

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percentage of Shares Outstanding
Rosemary M. Schooler	13,653	*
John S. Stroup	70,685	*
Peggy N. Troy	15,627	*
Robin A. Walker-Lee	31,582	*
Craig G. Wehr	148,630	*
Kevin J. Zaba	51,679	*
Current directors and executive officers as a group (20 persons)	3,542,253	2.9%

*
Less than 1 percent

(1)
Amounts include shares of Rexnord common stock subject to stock options that are currently exercisable or are exercisable within 60 days of July 16, 2021 as follows: Mr. Adams (1,398,896), Mr. Bartlett (33,040), Mr. Christopoul (21,977), Mr. Moore (11,043), Mr. Peterson (179,920), Mr. Powers (3,930), Mr. Stroup (10,320), Mr. Wehr (131,940), Mr. Zaba (6,682), and all current directors and executive officers as a group (2,271,404).

Amounts also include shares subject to RSUs that vest within 60 days of July 16, 2021 as follows: Mr. Peterson (2,810), Mr. Powers (1,441), Mr. Wehr (937), Mr. Zaba (2,450), and all current directors and executive officers as a group (7,638).
Amounts for non-employee directors also include shares subject to RSUs that are currently vested, but are subject to deferred settlement, as follows: Mr. Bartlett (29,346), Mr. Butler (2,875), Mr. Christopoul (28,514), Mr. Crandall (26,851), Mr. Longren (26,851), Mr. Moore (26,851), Ms. Schooler (12,750), Mr. Stroup (28,514), Ms. Troy (12,750), Ms. Walker-Lee (28,514), and all current directors and executive officers as a group (223,816).
(2)
Janus Henderson Group plc (“Janus”) filed a Schedule 13G/A on February 11, 2021, reporting both shared voting power and shared dispositive power as to 11,138,450 shares of Rexnord common stock as of December 31, 2020. Janus, a parent holding company, filed the report on behalf of Janus Capital Management LLC, Intech Investment Management LLC, Perkins Investment Management LLC, Henderson Global Investors Limited, and Janus Henderson Investors Australia Institutional Funds Management Limited, each of which is a registered investment adviser, as well on behalf of Janus Henderson Enterprise Fund, an investment company registered under the Investment Company Act of 1940. The address of Janus is 201 Bishopsgate EC2M 3AE, United Kingdom.

(3)
The Vanguard Group (“Vanguard”) filed a Schedule 13G/A on February 10, 2021, reporting shared voting power as to 131,484 shares of Rexnord common stock, sole dispositive power as to 10,039,782 shares of Rexnord common stock and shared dispositive power as to 229,261 shares of Rexnord common stock as of December 31, 2020. Vanguard, an investment adviser, filed the report on behalf of itself and the following subsidiaries: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia, Ltd., Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)
BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A on February 1, 2021, reporting sole voting power as to 9,335,856 shares of Rexnord common stock and sole dispositive power as to 9,534,953 shares of Rexnord common stock as of December 31, 2020. BlackRock filed the report as a parent holding company on behalf of itself and the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock

Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(5)
Wellington Management Group LLP (“Wellington”) filed a Schedule 13G/A on February 4, 2021, reporting shared voting power as to 7,221,351 shares of Rexnord common stock and shared dispositive power as to 7,965,469 shares of Rexnord common stock as of December 31, 2020. Wellington, a parent holding company, filed the report on behalf of itself and Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP, which are also holding companies, and Wellington Management Company LLP, an investment adviser. The address of Wellington is c/o Wellington Management Company LLP 280 Congress Street, Boston, MA 02210.

(6)
Capital World Investors (“Capital World”) filed a Schedule 13G, dated February 16, 2021, reporting both sole voting power and sole dispositive power as to 6,130,855 shares of Rexnord common stock as of December 31, 2020. Capital World, an investment adviser, is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl and Capital International K.K. (together with CRMC, the “investment management entities”). Capital World’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” The address of Capital World is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(7)
Includes 1,200 shares of Rexnord common stock held in an individual retirement account. Excludes 28,850 shares of Rexnord common stock held in a grantor retained annuity trust (“GRAT”) for estate planning purposes. Mr. Adams is not the trustee of the GRAT and, therefore, does not have voting or dispositive power over such shares of Rexnord common stock; as a result, Mr. Adams also disclaims beneficial ownership of the shares in the GRAT.

APPRAISAL RIGHTS
Neither Regal’s shareholders nor Rexnord’s stockholders will be entitled to exercise appraisal or dissenters’ rights under the WBCL or the DGCL, respectively, in connection with the Reorganization, the Distributions or the Merger.
LEGAL MATTERS
The validity of the issuance of common stock by Regal pursuant to the Merger Agreement is being passed upon for Regal by Foley & Lardner LLP. Certain tax matters are being passed upon for Rexnord by Morgan Lewis and for Regal by Sidley. Sidley will provide to Regal a legal opinion regarding certain U.S. federal income tax matters relating to the Merger. Morgan Lewis will provide to Rexnord legal opinions regarding certain U.S. federal income tax matters relating to the spin-off and the merger.
EXPERTS
The financial statements as of January 2, 2021 and December 28, 2019, and for each of the three years in the period ended January 2, 2021, and the related financial statement schedule, incorporated in this joint proxy statement/prospectus-information statement by reference from the Regal Beloit Corporation Annual Report on Form 10-K for the year ended January 2, 2021, and the effectiveness of Regal Beloit Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to a change in accounting principle and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The combined financial statements of the PMC Business as of December 31, 2020 for the nine-month transition period and for each of the two years in the period ended March 31, 2020 included in this

Registration Statement on Form S-4 have been so included in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
FUTURE SHAREHOLDER PROPOSALS
Regal
Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (which we refer to as “Rule 14a-8”) that are intended to be presented at Regal’s 2022 annual meeting of shareholders must be received by Regal no later than November 18, 2021 to be included in our proxy materials for that meeting.
As discussed above, in 2017, Regal’s board of directors amended and restated Regal’s bylaws to implement proxy access. To be considered timely, a shareholder must give written notice, complying with the bylaws, to the Secretary of Regal not less than 120 days and not more than 150 days prior to the first anniversary of the date on which Regal first made available its proxy materials for Regal’s 2022 annual meeting of shareholders. Under the bylaws, Regal must receive notice of a shareholder’s director nomination for the 2022 annual meeting of shareholders pursuant to the proxy access by-law provision no sooner than October 19, 2021 and no later than November 18, 2021. If the notice is received outside of that time frame, then Regal is not required to include the nominees in its proxy materials for its 2022 annual meeting of shareholders.
Further, a shareholder who otherwise intends to present business at the 2022 annual meeting of shareholders otherwise than pursuant to Rule 14a-8 or via the proxy access procedures (i.e., a proposal a shareholder intends to present at the 2022 annual meeting of shareholders, but does not intend to have included in Regal’s proxy materials) must comply with the requirements set forth in Regal’s bylaws. Among other things, to bring business before the 2022 annual meeting of shareholders, a shareholder must give written notice thereof, complying with the bylaws, to the Secretary of Regal not less than 45 days and not more than 70 days prior to the first anniversary of the date that Regal’s proxy statement in connection with its 2022 annual meeting of shareholders was first mailed to shareholders. That proxy statement was first mailed to shareholders on March 18, 2021. Under the bylaws, if Regal does not receive notice of a shareholder proposal submitted (otherwise than pursuant to Rule 14a-8) between January 7, 2022 and February 1, 2022, then the notice will be considered untimely and Regal will not be required to present such proposal at the 2022 annual meeting of shareholders. If the Regal board of directors nonetheless chooses to present such proposal at the 2022 annual meeting of shareholders, then the persons named in proxies solicited by the Regal board of directors for the 2022 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.
Rexnord
Proposals of stockholders pursuant to Rule 14a-8 that are intended to be presented at Rexnord’s 2022 annual meeting of stockholders must be received by Rexnord no later than November 16, 2021 to be included in Rexnord’s proxy materials for that meeting.
To otherwise bring a proposal or nomination before Rexnord’s 2022 annual meeting, stockholders must comply with Rexnord’s bylaws. Currently, Rexnord’s bylaws require written notice to the Corporate Secretary between December 5, 2021, and January 4, 2022. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If Rexnord’s Corporate Secretary receives a stockholder’s notice before December 5, 2021, or after January 4, 2022, then the stockholder’s proposal or nomination will be untimely. In addition, the stockholder’s proposal or nomination must comply with the procedural provisions of Rexnord’s bylaws. If the stockholder does not comply with these procedural provisions, the stockholder’s proposal or nomination can be excluded. Should the board nevertheless choose to present the stockholder proposal, the named proxies will be able to vote on the proposal using their best judgment.
PROPOSALS TO BE ACTED UPON AT THE REGAL SPECIAL MEETING
PROPOSAL 1
At the Regal Special Meeting, Regal shareholders will be asked to vote on a proposal to approve the issuance of shares of Regal common stock pursuant to the Merger Agreement. The approval of Proposal 1 is required for completion of the Transactions. Because the Regal board of directors believes that it is in Regal’s and its shareholders’ best interest to engage in the Transactions, the Regal board of directors recommends that its shareholders approve Proposal 1. The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Share Issuance Proposal.
THE REGAL BOARD OF DIRECTORS RECOMMENDS THAT REGAL SHAREHOLDERS VOTE FOR PROPOSAL 1.
PROPOSAL 2
At the Regal Special Meeting, Regal shareholders will be asked to vote on a proposal to adopt and approve an amendment and restatement of Regal’s Articles of Incorporation to effect a change in Regal’s legal name from “Regal Beloit Corporation” to “Regal Rexnord Corporation.” Regal’s board of directors has approved the proposed amendment and restatement, subject to the approval of Regal’s shareholders. The form of the proposed amendment and restatement of Regal’s Articles of Incorporation is attached as Annex F to this joint proxy statement/prospectus-information statement. This amendment and restatement will not be implemented if the Merger is not consummated. Because the Regal board of directors believes that it is in Regal’s and its shareholders’ best interest to effect a change in Regal’s legal name, the Regal board of directors recommends that its shareholders approve Proposal 2. Under Wisconsin law, if shareholders approve the proposed amendment and restatement, then the amended and restated articles of incorporation will become legally effective when Regal files them with the Wisconsin Department of Financial Institutions, which Regal intends to do as soon as practicable following the closing of the Merger. However, the Regal board of directors will retain the discretion not to proceed with the name change, even if it is approved by Regal’s shareholders. The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Name Change Proposal. The approval of Proposal 2 will not affect the approval of any other proposal at the Regal Special Meeting, including Proposal 3.
If the foregoing proposal to amend and restate Regal’s Articles of Incorporation is approved by Regal shareholders and Regal’s board of directors decides to proceed with the name change, then the amendment and restatement will be filed with the Wisconsin Department of Financial Institutions. If Regal shareholders approve one but not both of the proposals to amend and restate Regal’s Articles of Incorporation, then Regal will file the amendment and restatement containing only the amendments that were approved.
THE REGAL BOARD OF DIRECTORS RECOMMENDS THAT REGAL SHAREHOLDERS VOTE FOR PROPOSAL 2.
PROPOSAL 3
At the Regal Special Meeting, Regal shareholders will be asked to vote on a proposal to adopt and approve an amendment and restatement of Regal’s Articles of Incorporation to increase the number of authorized shares of Regal common stock from 100,000,000 to 150,000,000. Regal’s board of directors has approved the proposed amendment and restatement, subject to the approval of Regal’s shareholders. The form of the proposed amendment and restatement of Regal’s Articles of Incorporation is attached as Annex F to this joint proxy statement/prospectus-information statement.
Regal has a sufficient number of authorized but unissued shares under its current articles of incorporation to complete the Transactions, and the completion of the Transactions is not conditioned upon the approval of Proposal 3. However, completion of the Transactions will reduce the number of remaining authorized but unissued shares available to Regal in the future. As of the Regal record date, there are 40,696,142 shares of Regal common stock outstanding and Regal expects to issue between approximately 25,583,527 and 40,858,147 additional shares of its common stock upon the consummation of the Merger. As a result, after giving effect to the Merger, Regal expects to have between approximately 66,279,669 and 81,554,289 shares issued and outstanding, which means that, absent the proposed amendment and restatement of Regal’s articles of incorporation, Regal would have only approximately 33,720,331 and 18,445,711 shares authorized for issuance but not issued and outstanding. The Regal board of directors believes that the increased number of authorized shares of Regal common stock contemplated by the proposed amendment and restatement is important to the combined company in order that additional shares be available for issuance from time to time, without further action or authorization by the Regal shareholders (except as required by law or the NYSE rules), if needed for such corporate purposes as may be determined by the Regal board of directors. Such corporate purposes might include the future financing of Regal’s business, acquiring other businesses, attracting and retaining valuable employees and directors by the issuance of stock-based awards and for stock dividends and stock splits. This amendment and restatement will not be implemented if the Merger is not consummated. The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Share Issuance Proposal. Because the Regal board of directors believes that it is in Regal’s and its shareholders’ best interest to ensure the prompt availability and flexibility in these regards for Regal, the Regal board of directors recommends that its shareholders approve Proposal 3. The additional 50,000,000 shares authorized would be a part of the existing class of Regal common stock and, if issued, would have the same preferences, limitations and relative rights as the shares of Regal common stock presently issued and outstanding. The approval of Proposal 3 will not affect the approval of any other proposal at the Regal Special Meeting, including Proposal 2.
If the foregoing proposal to amend and restate Regal’s Articles of Incorporation is approved by Regal shareholders, then the amendment and restatement will be filed with the Wisconsin Department of Financial Institutions. If Regal shareholders approve one but not both of the proposals to amend and restate Regal’s Articles of Incorporation, then Regal will file the amendment and restatement containing only the amendments that were approved.
THE REGAL BOARD OF DIRECTORS RECOMMENDS THAT REGAL SHAREHOLDERS VOTE FOR PROPOSAL 3.
PROPOSAL 4
At the Regal Special Meeting, Regal shareholders may be asked to vote to adjourn or postpone the Regal Special Meeting to solicit additional proxies in the event there are not sufficient votes at the time of the Regal Special Meeting to approve Proposal 1. The approval of Proposal 1 is required for completion of the Merger. Because the Regal board of directors believes that it is in Regal’s and its shareholders’ best interest to engage in the Transactions, the Regal board of directors recommends that its shareholders approval Proposal 4, which would allow for the adjournment of the Regal Special Meeting if there are not sufficient votes at the time of the Regal Special Meeting to approve Proposal 1. The affirmative vote of a majority of the votes represented in person or by proxy at the Regal Special Meeting, where a quorum is present, is required to approve the Regal Meeting Adjournment Proposal.
THE REGAL BOARD OF DIRECTORS RECOMMENDS THAT REGAL SHAREHOLDERS VOTE FOR PROPOSAL 4.
PROPOSALS TO BE ACTED UPON AT THE REXNORD SPECIAL MEETING
PROPOSAL 1
At the Rexnord Special Meeting, Rexnord stockholders will be asked to vote on a proposal to approve the transactions contemplated by the Merger Agreement and the Separation Agreement. The approval of Proposal 1 is required for completion of the Transactions. Because the Rexnord board of directors believes that it is in Rexnord’s and its stockholders’ best interest to engage in the Transactions, the Rexnord board of directors recommends that its stockholders approve Proposal 1. The affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to approve the Rexnord Separation and Merger Proposal.
THE REXNORD BOARD OF DIRECTORS RECOMMENDS THAT REXNORD STOCKHOLDERS VOTE FOR PROPOSAL 1.
PROPOSAL 2
At the Rexnord Special Meeting, Rexnord stockholders will be asked to vote on a proposal to approve, on a non-binding, advisory basis, the compensation to Rexnord’s named executive officers with respect to the

Accelerated Rexnord PSUs as disclosed in the section entitled “Interests of Certain Persons in the Merger—Rexnord—Treatment of Rexnord Equity Awards in Connection with the Transactions” beginning on page 146.
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Rexnord is required to submit this compensation to such non-binding, advisory stockholder vote. The Rexnord Compensation Proposal gives Rexnord stockholders the opportunity to express their views on this compensation to be received by Rexnord’s named executive officers. Accordingly, Rexnord is asking Rexnord stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation to be paid to Rexnord’s named executive officers, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Interests of Certain Persons in the Merger—Rexnord—Treatment of Rexnord Equity Awards in Connection with the Transactions” in this joint proxy statement/prospectus-information statement, including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”
The vote on the Rexnord Compensation Proposal is a vote separate and apart from the vote on the Rexnord Separation and Merger Proposal, and the approval of Proposal 2 is not required for completion of the Merger. Accordingly, if you are a Rexnord stockholder, you may vote to approve the Rexnord Separation and Merger Proposal, and vote not to approve the Rexnord Compensation Proposal, or vice versa.
The vote on the Rexnord Compensation Proposal is advisory and non-binding. The compensation committee of Rexnord’s board of directors, which is responsible for designing and administering Rexnord’s executive compensation programs, values the opinions expressed by its stockholders, and will consider the outcome of the vote when making future compensation decisions. However, if the Merger is completed, the compensation with respect to the Accelerated Rexnord PSUs will be paid to Rexnord’s named executive officers as described under the heading “Interests of Certain Persons in the Merger—Rexnord—Treatment of Rexnord Equity Awards in Connection with the Transactions” in this joint proxy statement/prospectus-information statement,” even if Rexnord stockholders do not approve the Rexnord Compensation Proposal.
THE REXNORD BOARD OF DIRECTORS RECOMMENDS THAT REXNORD STOCKHOLDERS VOTE FOR PROPOSAL 2.
PROPOSAL 3
At the Rexnord Special Meeting, Rexnord stockholders may be asked to vote to adjourn the Rexnord Special Meeting to solicit additional proxies in the event there are not sufficient votes at the time of the Rexnord Special Meeting to approve Proposal 1. The approval of Proposal 1 is required for completion of the Transactions. Because the Rexnord board of directors believes that it is in Rexnord’s and its stockholders’ best interest to engage in the Transactions, the Rexnord board of directors recommends that its stockholders approve Proposal 3, which would allow for the adjournment of the Rexnord Special Meeting if there are not sufficient votes at the time of the Rexnord Special Meeting to approve Proposal 1. The affirmative vote of a majority of the shares represented in person or by proxy, and entitled to vote thereon, at the Rexnord Special Meeting, assuming a quorum is present, is required to approve the Rexnord Meeting Adjournment Proposal.
THE REXNORD BOARD OF DIRECTORS RECOMMENDS THAT REXNORD STOCKHOLDERS VOTE FOR PROPOSAL 3.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Regal and Rexnord file annual, quarterly and current reports, proxy statements and other information with the SEC. Regal’s SEC filings are also available to the public on the SEC’s website at www.sec.gov. In addition, Regal’s SEC filings are also available to the public on Regal’s website, https://investors.regalbeloit.com, and Rexnord’s SEC filings are available to the public on Rexnord’s website at https://investors.rexnordcorporation.com. Regal’s and Rexnord’s website addresses are provided as inactive textual references only. Information contained on Regal’s or Rexnord’s website is not incorporated by reference into this joint proxy statement/prospectus-information statement, and you should not consider information contained on that website as part of this joint proxy statement/prospectus-information statement.
The SEC permits Regal and Rexnord to “incorporate by reference” information into this joint proxy statement/prospectus-information statement. This means that Regal and Rexnord can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus-information statement, except for any information superseded by information contained directly in this joint proxy statement/prospectus-information statement or by information contained in documents filed with or furnished to the SEC after the date of the information that is incorporated by reference in this joint proxy statement/prospectus-information statement.
This joint proxy statement/prospectus-information statement incorporates by reference the documents set forth below that have been previously filed with the SEC, other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules. These documents contain important information about Regal and Rexnord and their respective financial condition.
Regal SEC Filings (SEC File Number 001-07283)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended January 2, 2021
Quarterly Report on Form 10-Q	Filed May 12, 2021
Definitive Proxy Statement on Schedule 14A	Filed March 18, 2021
Current Reports on Form 8-K or 8-K/A	Filed February 16, 2021 (under Items 8.01 and 9.01), February 19, 2021, March 17, 2021, April 9, 2021 and April 29, 2021 (other than the portions of those documents not deemed to be filed)
Description of Regal common stock contained in Exhibit 4.6 on Form 10-K	February 26, 2020
Rexnord SEC Filings (SEC File Number 001-35475)	Period or Date Filed
Transition Report on Form 10-KT	Transition period from April 1, 2020 to December 31, 2020
Quarterly Reports on Form 10-Q	Filed April 27, 2021 and July 20, 2021
Definitive Proxy Statement on Schedule 14A	Filed March 16, 2021
Current Reports on Form 8-K or 8-K/A	Filed February 19, 2021, February 25, 2021, April 20, 2021, May 5, 2021 and May 20, 2021 (other than the portions of those documents not deemed to be filed)
Description of Rexnord common stock contained in Exhibit 4.4 on Form 10-K	May 12, 2020
In addition, Regal and Rexnord also incorporate by reference additional documents that Regal or Rexnord may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus-information statement and prior to the date of the special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
Notwithstanding the foregoing, Regal and Rexnord will not incorporate by reference in this joint proxy statement/prospectus-information statement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 or otherwise of Regal’s or Rexnord’s Current Reports on Form 8-K after the date of this joint proxy statement/prospectus-information statement unless, and except to the extent, specified in such Current Reports.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus-information statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus-information statement.
Documents incorporated by reference are available from Regal and Rexnord, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this joint proxy statement/prospectus-information statement. You can obtain documents incorporated by reference in this joint proxy statement/prospectus-information statement from the SEC’s website or from Regal’s or Rexnord’s website as described above or by requesting them in writing or by telephone from Regal or Rexnord at the following addresses and telephone numbers:
Regal Beloit Corporation 200 State Street Beloit, Wisconsin 53511 Attention: Investor Relations Telephone: (608) 364-8800	Rexnord Corporation 511 W. Freshwater Way Milwaukee, Wisconsin 53204 Attention: Investor Relations Telephone: (414) 643-3739
To obtain timely delivery of these documents, you must request them by August 25, 2021 to receive them before the special meeting.
Neither Regal nor Rexnord has authorized anyone to give any information or make any representation about the Transactions, the Regal Special Meeting or the Rexnord Special Meeting that is different from, or in addition to, what is contained in this joint proxy statement/prospectus-information statement or in any of the materials that are incorporated by reference into this joint proxy statement/prospectus-information statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This joint proxy statement/prospectus-information statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus-information statement, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus-information statement nor any distribution of securities pursuant to this joint proxy statement/prospectus-information statement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus-information statement by reference or in Regal’s, Rexnord’s or the PMC Business’s affairs since the date of this joint proxy statement/prospectus-information statement. The information contained in this joint proxy statement/prospectus-information statement speaks only as of the date of this joint proxy statement/prospectus-information statement unless the information specifically indicates that another date applies.
REVOCATION OF PROXIES
Regal Special Meeting
If you are the record holder of Regal common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the Regal Special Meeting. You can do this by:
•
notifying Regal’s Corporate Secretary in writing (at Regal’s address set forth in this joint proxy statement/prospectus-information statement, which must be received prior to the proxy’s exercise of the proxy at the Regal Special Meeting);

•
voting again by Internet or telephone (prior to August 31, 2021 at 11:59 p.m. Eastern Time), since only the latest vote will be counted;

•
signing and returning, prior to the prior proxy’s exercise at the Regal Special Meeting, another proxy card that is dated after the date of the first proxy card; or

•
voting while attending the Regal Special Meeting in person (attending the Regal Special Meeting alone will not revoke your proxy).

Beneficial holders of Regal common stock who hold shares in “street name” should contact their broker, bank or other nominee for instructions on how to revoke their proxies. Simply attending the Regal Special Meeting will not revoke a proxy.

A registered Regal shareholder may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.
Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:
Regal Beloit Corporation
200 State Street
Beloit, Wisconsin 53511
Attention: Thomas E. Valentyn
Rexnord Special Meeting
If you are a record holder of Rexnord common stock, you can change your vote or revoke your proxy at any time before the proxy is voted at the Rexnord Special Meeting. You can do this by:
•
notifying Rexnord’s Corporate Secretary in writing (at Rexnord’s address set forth in this joint proxy statement/prospectus-information statement, which must be received prior to the proxy’s exercise of the proxy at the Rexnord Special Meeting);

•
submitting a later dated proxy by Internet or telephone (prior to August 31, 2021 at 11:59 p.m. Central Time), since only the latest proxy will be counted;

•
signing and returning, prior to the prior proxy’s exercise at the Rexnord Special Meeting, another proxy card that is dated after the date of the first proxy card; or

•
voting while attending the Rexnord Special Meeting (attending the Rexnord Special Meeting alone will not revoke your proxy).

Beneficial holders of Rexnord common stock who hold shares in “street name” should contact their broker, bank or other nominee for instructions on how to revoke their proxies. Simply attending the Rexnord Special Meeting will not revoke a proxy.
A registered Rexnord stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.
Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:
Rexnord Corporation
511 W. Freshwater Way
Milwaukee, Wisconsin 53204
Attention: Patricia M. Whaley

INDEX TO FINANCIAL STATEMENTS
Audited Combined Financial Statements of the PMC Business

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Rexnord Corporation
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Process & Motion Control (the Company) as of December 31, 2020 and March 31, 2020, the related combined statements of operations, comprehensive income, changes in parent equity and cash flows for the nine months ended December 31, 2020 and the years ended March 31, 2020 and 2019, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and March 31, 2020, and the results of its operations and its cash flows for the nine months ended December 31, 2020 and the years ended March 31, 2020 and 2019, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Liability for Unrecognized Tax Benefits
Description of the Matter
         As described in Note 1, the combined financial statements are presented on a carve-out basis from the consolidated financial statements of Rexnord Corporation (Rexnord).
         As further described in Notes 2 and 16 to the combined financial statements, the Company computed and reported income taxes utilizing the separate return methodology. In connection with the methodology applied, management calculated adjustments relating to the Company’s determination of accruals for unrecognized tax benefits that pertain to the combined financial statements. As of December 31, 2020, and March 31, 2020 , the Company had a liability for net unrecognized tax benefits of $9.3 million and $7.8 million, respectively. The Company is subject to periodic income tax examinations by domestic and foreign income tax authorities.
         Management’s analysis of which of its tax positions in certain jurisdictions are more-likely-than-not to be sustained was significant to our audit because the amounts are material to the financial statements and the related assessment process is complex and involves significant judgments. Such judgments included interpretation of laws, regulations, and tax rulings related to its income tax positions.

How We Addressed the Matter in Our Audit
         We obtained an understanding, evaluated the design, and tested the operating effectiveness of controls over the Company’s process to assess whether tax positions are more-likely-than-not to be sustained upon examination. For example, we tested controls over management’s identification of its tax positions and its application of the recognition and measurement principles, including management’s review of the inputs and calculations of unrecognized tax benefits resulting from its tax positions.
         We involved our tax professionals to assist in the evaluation of tax law relative to the Company’s tax positions. To test management’s recognition and measurement of liabilities associated with unrecognized tax benefits, our audit procedures included, among others, evaluation of the status of open income tax examinations and the potential implications of those examinations on the hypothetical separate return tax provisions based on the application of domestic and international income tax laws. We also tested the technical merits of existing positions, including an evaluation of whether the positions are more-likely-than-not to be sustained in an examination and the statute of limitations assumptions related to the Company’s calculation of liabilities for unrecognized tax benefits.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2021.
Milwaukee, WI
May 10, 2021

Process & Motion Control
Combined Balance Sheets
(in Millions)
	December 31, 2020	March 31, 2020
Assets
Current assets:
Cash and cash equivalents	193.3	162.9
Receivables, net	171.2	221.5
Inventories	194.0	199.9
Other current assets	27.5	26.6
Total current assets	586.0	610.9
Property, plant and equipment, net	365.2	324.1
Intangible assets, net	324.3	329.8
Goodwill	1,125.3	1,121.3
Other assets	71.9	70.6
Total assets	2,472.7	2,456.7
Liabilities and Parent Equity
Current liabilities:
Current maturities of debt	2.1	1.2
Trade payables	88.1	137.6
Compensation and benefits	41.6	45.5
Current portion of pension obligations	1.4	1.3
Other current liabilities	64.8	69.8
Total current liabilities	198.0	255.4
Long-term debt	71.2	31.0
Pension obligations	51.9	46.7
Deferred income taxes	117.2	120.3
Other liabilities	73.1	71.8
Total liabilities	511.4	525.2
Parent equity:
Net Parent investment	1,967.0	1,975.4
Accumulated other comprehensive loss	(8.7)	(46.6)
Total Parent equity	1,958.3	1,928.8
Non-controlling interest	3.0	2.7
Total Parent equity and non-controlling interest	1,961.3	1,931.5
Total liabilities and Parent equity	2,472.7	2,456.7
See notes to combined financial statements.

Process & Motion Control
Combined Statements of Operations
(in Millions)
	Nine Months Ended	Fiscal Year Ended
	December 31, 2020	March 31, 2020	March 31, 2019
Net sales	$870.3	$1,358.2	$1,380.6
Cost of sales	571.9	862.9	883.1
Gross profit	298.4	495.3	497.5
Selling, general and administrative expenses	194.1	271.3	283.5
Restructuring and other similar charges	13.0	14.3	7.9
Amortization of intangible assets	10.1	14.4	13.8
Income from operations	81.2	195.3	192.3
Non-operating (expense) income:
Interest expense, net	(3.3)	(2.0)	(1.0)
Gain on the extinguishment of debt	—	3.0	3.3
Actuarial loss on pension and postretirement benefit obligations	(1.3)	(16.5)	(0.2)
Other income (expense), net	6.3	(2.7)	(1.4)
Income from operations before income taxes	82.9	177.1	193.0
Provision for income taxes	(24.2)	(34.8)	(45.0)
Equity method investment income	0.2	—	3.6
Net income	58.9	142.3	151.6
Non-controlling interest income	0.4	0.3	—
Net income attributable to Process & Motion Control	58.5	142.0	151.6
See notes to combined financial statements.

Process & Motion Control
Combined Statements of Comprehensive Income
(in Millions)
	Nine Months Ended	Fiscal Year Ended
	December 31, 2020	March 31, 2020	March 31, 2019
Net income attributable to Process & Motion Control	$58.5	$142.0	$151.6
Other comprehensive income (loss):
Foreign currency translation and other adjustments	38.2	(23.4)	(29.7)
Change in pension and other postretirement defined benefit plans, net of tax	(0.3)	(1.9)	(2.5)
Other comprehensive income (loss), net of tax	37.9	(25.3)	(32.2)
Non-controlling interest income	0.4	0.3	—
Total comprehensive income	$96.8	117.0	119.4
See notes to combined financial statements.

Process & Motion Control
Combined Statements of Changes in Parent Equity
(in Millions)
	Net Parent Investment	Accumulated Other Comprehensive (Loss) Income	Non-controlling interest (1)	Total Parent equity and non-controlling interest
Balance at March 31, 2018	$1,933.7	$10.9	$0.1	$1,944.7
Net income	$151.6	$—	$—	$151.6
Foreign currency translation and other adjustments	—	(29.7)	—	(29.7)
Change in pension and other postretirement defined benefit plans, net of $1.0 million income tax expense	—	(2.5)	—	(2.5)
Total comprehensive income (loss)	151.6	(32.2)	—	119.4
Acquisition of non-controlling interest	—	—	2.3	2.3
Stock-based compensation expense	6.0	—	—	6.0
Proceeds from exercise of stock options	4.3	—	—	4.3
Net transfers to Parent	(116.2)	—	—	(116.2)
Balance at March 31, 2019	$1,979.4	$(21.3)	$2.4	$1,960.5
Net income	$142.0	$—	$0.3	$142.3
Foreign currency translation and other adjustments	—	(23.4)	—	(23.4)
Change in pension and other postretirement defined benefit plans, net of $0.9 million income tax expense	—	(1.9)	—	(1.9)
Total comprehensive income (loss)	142.0	(25.3)	0.3	117.0
Acquisition of non-controlling interest	(0.3)	—	—	(0.3)
Stock-based compensation expense	7.4	—	—	7.4
Proceeds from exercise of stock options	13.0	—	—	13.0
Net transfers to Parent	(166.1)	—	—	(166.1)
Balance at March 31, 2020	$1,975.4	$(46.6)	$2.7	$1,931.5
Net income	$58.5	$—	$0.4	$58.9
Foreign currency translation and other adjustments	—	38.2	—	38.2
Change in pension and other postretirement defined benefit plans, net of $0.1 million income tax expense	—	(0.3)	—	(0.3)
Total comprehensive income	58.5	37.9	0.4	96.8
Acquisition of non-controlling interest	(0.2)	—	(0.1)	(0.3)
Stock-based compensation expense	13.7	—	—	13.7
Proceeds from exercise of stock options	9.5	—	—	9.5
Taxes withheld and paid on employees’ share-based payment awards	(0.4)	—	—	(0.4)
Net transfers to Parent	(89.5)	—	—	(89.5)
Balance at December 31, 2020	$1,967.0	$(8.7)	$3.0	$1,961.3

(1)
During fiscal 2018, represents a 30% non-controlling interest in two subsidiaries. During fiscal 2019, represents a 30% non-controlling interest in two subsidiaries and a 5% non-controlling interest in another joint venture relationship. During fiscal 2020, represents a 30% non-controlling interest in a subsidiary and a 5% non-controlling interest in another joint venture relationship. During the nine months ended December 31, 2020, PMC acquired the remaining 30% non-controlling interest associated with the aforementioned joint ventures for a cash purchase price of $0.3 million. As a result of this transaction, the nine months ended December 31, 2020 represents a 5% non-controlling interest in the remaining joint venture relationship. Refer to Note 3, Acquisitions and Divestiture for further detail.

See notes to combined financial statements.

Process & Motion Control
Combined Statements of Cash Flows
(in Millions)
	Nine Months Ended	Fiscal Year Ended
	December 31, 2020	March 31, 2020	March 31, 2019
Operating activities
Net income	$58.9	$142.3	$151.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	33.7	44.3	47.8
Amortization of intangible assets	10.1	14.4	13.8
(Gain) loss on dispositions of assets	(1.3)	(0.3)	0.3
Deferred income taxes	(3.8)	0.7	0.9
Actuarial loss on pension and postretirement benefit obligations	1.3	1.5	0.5
Other non-cash charges	1.4	1.7	(3.1)
Gain on extinguishment of debt	—	(3.0)	(3.3)
Stock-based compensation expense	13.7	7.4	6.0
Changes in operating assets and liabilities:
Receivables	48.0	(18.2)	(24.5)
Inventories	11.0	0.8	(3.3)
Other assets	8.8	9.1	(4.6)
Accounts payable	(54.3)	(3.8)	2.9
Accruals and other	(11.5)	3.5	17.5
Cash provided by operating activities	116.0	200.4	202.5
Investing activities
Expenditures for property, plant and equipment	(23.5)	(33.7)	(36.0)
Acquisitions, net of cash acquired	(0.3)	(0.3)	(21.4)
Proceeds from dispositions of long-lived assets	7.2	2.9	4.7
Cash dividend from equity method investment	—	—	1.3
Cash used for investing activities	(16.6)	(31.1)	(51.4)
Financing activities
Repayments of debt	(5.4)	(9.9)	(4.3)
Proceeds from exercise of stock options	9.5	13.0	4.3
Taxes withheld and paid on employees’ share-based payment awards	(0.4)	—	—
Net transfers to Parent	(89.5)	(166.1)	(116.2)
Cash used for financing activities	(85.8)	(163.0)	(116.2)
Effect of exchange rate changes on cash and cash equivalents	16.8	(8.7)	(10.8)
Increase (decrease) in cash and cash equivalents	30.4	(2.4)	24.1
Cash and cash equivalents at beginning of period	162.9	165.3	141.2
Cash and cash equivalents at end of period	$193.3	$162.9	$165.3
See notes to combined financial statements.

Process & Motion Control
Notes to Combined Financial Statements
December 31, 2020
1. Basis of Presentation and Description of Business
Spin-off from Rexnord Corporation
On February 16, 2021, Rexnord Corporation (“Rexnord” or the “Parent”) and Regal Beloit Corporation (“Regal”) announced that they entered into definitive agreements whereby Rexnord will separate its Process & Motion Control segment (“PMC” or the “Company”) by way of a tax-free spin-off to Rexnord’s stockholders and then immediately combine it with Regal in a Reverse Morris Trust (“RMT”) transaction. This transaction is subject to regulatory approvals, Regal and Rexnord shareholder approvals, and customary closing conditions, and is expected to close in the second half of 2021.
PMC
PMC designs, manufactures, markets and services a comprehensive range of specified, highly engineered mechanical components used within complex systems where PMC’s customers’ reliability requirements and costs of failure or downtime are high. The PMC portfolio includes motion control products, shaft management products, aerospace components and related value-added services. Products and services are marketed and sold globally under widely recognized brand names, including Rexnord®, Rex®, Addax®, Euroflex®, Falk®, FlatTop®, Cambridge®, Link-Belt®, Omega®, PSI®, Shafer®, Stearns®, Highfield®, Thomas®, Centa®, and TollokTM. PMC products and services are sold into a diverse group of attractive end markets, including food and beverage, aerospace, mining, petrochemical, energy and power generation, cement and aggregates, forest and wood products, agriculture, and general industrial and automation applications.
PMC has a global presence with manufacturing plants, sales centers, and administrative offices located throughout the world. PMC operates within legal entities that are established for the sole purpose of containing activities of PMC, with little or no presence of other Rexnord operations and legal entities that are shared between PMC and other Rexnord operations (“shared entities”) to varying degrees. Although PMC operates in over a dozen countries, its revenues are primarily recognized by entities in United States and Europe. See Note 19, Geographic Information for PMC revenue by geography based on PMC location.
Principles of Combination and Basis of Presentation
Throughout the periods covered by the combined financial statements, PMC operated as a part of Rexnord. Consequently, standalone financial statements have not historically been prepared for PMC. The combined financial statements included herein present, on a historical basis, the financial position, results of operations and cash flows related to PMC, in accordance with accounting principles generally accepted in the United States (“GAAP”) and are presented on a carve-out basis. The accompanying combined financial statements have been derived from the consolidated financial statements and accounting records of Rexnord, as if PMC’s operations had been conducted independently from Rexnord.
The assets, liabilities and operations of PMC have historically been held and managed by various legal entities within Rexnord. Certain of these legal entities solely pertain to the operations of PMC for which discrete financial information is available. As Rexnord records transactions at the legal entity level, for the shared entities (i.e., entities related to both PMC and non-PMC businesses) for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to PMC.
The combined statements of operations include all revenues and costs directly attributable to PMC as well as an allocation of expenses related to executive management, finance, legal, tax, information technology, human resources and other shared services (“Allocated corporate costs”). Expenses that are specifically identifiable to PMC are directly recorded to the combined statements of operations. The remaining expenses are primarily allocated on the basis of revenues generated or headcount. PMC considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, PMC. See Note 18, Related Party Transactions. The Allocated corporate costs are deemed to be settled by PMC to Rexnord in the period in which the expense was recorded in the combined statements of operations. All significant intercompany transactions between PMC and Rexnord have been included in these combined financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The combined statements of cash flows present these corporate expenses as cash flows from operating activities, as these costs were incurred by Rexnord. Current and deferred income taxes and related tax expense have been determined based on the standalone results of PMC by applying Accounting Standards Codification (“ASC”) No. 740, Income Taxes (“ASC 740”), to PMC’s operations in each country as if it were a separate taxpayer (i.e. following the separate return methodology).
The combined financial statements include all assets and liabilities that reside within PMC legal entities. Assets and liabilities in shared entities were included in the standalone financial statements to the extent the asset is primarily used by PMC. If PMC is not the primary user of the asset, it was excluded entirely from the combined financial statements.
As the operations comprising PMC are in various legal entities owned 100% by Rexnord, in which PMC has no direct ownership relationship, Rexnord’s net investment in these operations is shown in lieu of stockholder’s equity in the combined financial statements. Legal entities owned less than 100% by Rexnord but controlled by Rexnord are shown on a combined basis less their respective non-controlling ownership interest. Transactions between PMC and Rexnord are reflected as net Parent investment in the combined balance sheets and as a financing activity in net transfers to Parent in the combined statements of cash flows. All material intra-company transactions and accounts within these combined financial statements have been eliminated. See Note 18, Related Party Transactions for additional information.
Cash and cash equivalents in the combined balance sheets represent cash held in foreign entities specifically related to PMC. Rexnord utilizes a centralized approach to cash management in the U.S. and funds PMC’s operating and investing activities as needed. The cash and cash equivalents centrally held by Rexnord are not specifically identifiable to PMC and therefore have not been reflected in the combined balance sheets. Transfers of cash, both to and from Rexnord’s centralized cash management system, are reflected as a component of Rexnord’s net investment in PMC’s combined balance sheet and as a financing activity in the combined statements of cash flow.
Rexnord’s third party debt and the related interest have not been allocated to PMC for any of the periods presented because Rexnord’s borrowings are primarily for corporate cash purposes and are not directly attributable to PMC.
Rexnord has an accounts receivable securitization facility, which is corporate in nature and not specific to PMC. The securitization facility borrowings are not presented in the combined financial statements. See Note 18, Related Party Transactions for additional discussion.
Rexnord maintains various stock-based compensation plans at a corporate level. PMC employees participate in those programs and a portion of the compensation cost associated with those plans is included in the PMC combined statements of operations. The amounts presented in the combined financial statements are not necessarily indicative of future awards and may not reflect the results that PMC would have experienced as a standalone entity. See Note 18, Related Party Transactions for additional discussion.
Certain PMC employees participate in U.S. pension and other postretirement benefit plans sponsored by Rexnord that are shared amongst its businesses, including PMC. For shared plans, the participation in these plans is reflected in the combined financial statements as though PMC participates in a multi-employer plan with the other businesses of Rexnord and a proportionate share of the cost is reflected in the combined statements of operations, while the assets and liabilities of such plans are retained by Rexnord. Additionally, PMC sponsors pension plans for certain employees primarily associated with its foreign operations. These plans are recognized under a single employer method in the combined financial statements. See Note 15, Retirement Benefits for further information.
PMC considers the allocations made in preparation of these combined financial statements to be a reasonable reflection of the utilization of services by, or the benefits provided to, PMC. The allocations may not, however, reflect the expenses PMC would have incurred as a standalone entity for the periods presented. As a result, the combined financial statements may not be indicative of PMC’s financial condition, results of operations or cash flows had PMC operated as a standalone entity during the periods presented, and the results stated in the combined financial statements are not indicative of PMC’s future financial condition, results of operations or cash flows.
Following the end of Rexnord’s fiscal year ended March 31, 2020, Rexnord transitioned to a December 31 fiscal year-end date. As a result, the combined financial statements include financial information for the nine-month period from April 1, 2020 to December 31, 2020 (the “Transition Period”). Prior to the Transition Period, Rexnord’s fiscal year ended on March 31 of each year. For example, fiscal 2020 represents the period from April 1, 2019, to March 31, 2020. See Note 11, Comparative Nine Month Financial Information for additional information.
2. Significant Accounting Policies
Use of Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates inherent in the preparation of these combined financial statements include, but are not limited to, accounting for revenue and cost recognition, allocation of expenses related to certain corporate functions, evaluation of goodwill and other assets for impairment, income taxes including deferred taxes, and fair value measurements, pension and other postretirement benefit assumptions, warranty, restructuring, and other judgmental accruals.
Revenue Recognition
See Note 5, Revenue Recognition for PMC’s policy for recognizing revenue under ASC 606, Revenue from Contracts with Customers (“ASC 606”) as well as the various other disclosures required by ASC 606.
Leases
PMC determines if an arrangement is a lease, or contains a lease, at the inception of the arrangement and determines whether it is an operating or financing lease. Operating and financing leases result in PMC recording a right-of-use (“ROU”) asset, current lease liability, and long term lease liability on its balance sheet. Lease expense for operating leases and amortization expense for finance leases is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the combined balance sheet and are instead recognized on a straight-line basis over the lease term. See Note 13, Leases, for additional discussion about PMC’s policy for accounting leases and other required disclosures.
Stock-Based Compensation
Certain PMC employees participate in the Rexnord-sponsored Rexnord Corporation Performance Incentive Plan. The combined statements of operations include expenses related to PMC employees’ participation in this plan based on the awards and terms previously granted to Rexnord employees.
PMC accounts for stock-based compensation in accordance with ASC 718, Accounting for Stock Compensation (“ASC 718”). ASC 718 requires compensation costs related to stock-based payment transactions to be recognized in the financial statements. Generally, compensation cost is measured based on the grant-date fair value of the equity instruments issued. Compensation cost is recognized over the requisite service period, generally as the awards vest. See further discussion of the equity plans in Note 14, Stock-Based Compensation.
Cash and Cash Equivalents
PMC considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Receivables
PMC receivables are stated net of allowances for doubtful accounts of $2.6 million at December 31, 2020, and $2.6 million at March 31, 2020. PMC assesses the collectability of customer receivables based on the credit worthiness of a customer as determined by credit checks and analysis, as well as the customer’s payment history. In determining the allowance for doubtful accounts, PMC also considers various factors including the aging of customer accounts and historical write-offs. In addition, PMC monitors other risk factors, including forward-looking information when establishing adequate allowances for doubtful accounts, which reflects the current estimate of credit losses expected to be incurred over the life of the receivables. Generally, advance payment is not required. Allowances for doubtful accounts established are recorded within Selling, general and administrative expenses within the combined statements of operations.
Significant Customers
PMC’s largest customer accounted for 11.5%, 13.0%, and 12.9% of PMC’s combined net sales for the nine months ended December 31, 2020 and years ended March 31, 2020 and 2019, respectively. Receivables related to this customer at December 31, 2020 and March 31, 2020 were $5.9 million and $11.6 million, respectively.
Inventories
Inventories are comprised of material, direct labor and manufacturing overhead, and are stated at the lower of cost or market. Market is determined based on estimated net realizable values. PMC’s total inventories valued using the “last-in, first-out” (LIFO) method was 48% and 49% at December 31, 2020 and March 31, 2020, respectively. All remaining inventories are valued using the “first-in, first-out” (FIFO) method.
In some cases, PMC has determined a certain portion of inventories are excess or obsolete. In those cases, PMC writes down the value of those inventories to their net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, adjustments to established inventory reserves may be required. The total write-down of inventories charged to expense was $4.4 million, $5.3 million and $2.3 million, during the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and 2019, respectively.
Property, Plant and Equipment
Property, plant and equipment are initially stated at cost. Depreciation is provided using the straight-line method over 10 to 30 years for buildings and improvements, 5 to 10 years for machinery and equipment and 3 to 5 years for computer hardware and software. Where appropriate, the depreciable lives of certain assets may be adjusted to reflect a change in the use of those assets, or depreciation may be accelerated in the case of an eventual asset disposal. PMC recognized accelerated depreciation of $0.7 million, $2.5 million, and $3.9 million during the nine months ended December 31, 2020, and fiscal years ended March 31, 2020 and 2019, respectively. Accelerated depreciation is recorded within Cost of sales in the combined statements of operations. Maintenance and repair costs are expensed as incurred.
Goodwill and Intangible Assets
Intangible assets consist of acquired trademarks and tradenames, customer relationships (including distribution network) and patents. The customer relationships, patents, and certain tradenames are being amortized using the straight-line method over their estimated useful lives of 7 to 20 years, 3 to 14 years and 4 to 15 years, respectively. Where appropriate, the lives of certain intangible assets may be adjusted to reflect a change in the use of those assets, or amortization may be accelerated in the case of a known intangible asset discontinuation. Goodwill, trademarks and certain tradenames have indefinite lives and are not amortized. However, the goodwill and intangible assets are tested annually for impairment, and may be tested more frequently if any triggering events occur that would reduce the recoverability of the asset. PMC performs its impairment test by comparing the fair value of a reporting unit, utilizing both an income valuation model (discounted cash flow) and market approach (guideline public company comparables), with its carrying amount. If the carrying amount exceeds the fair value of the reporting unit, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value.

Impairment of Long-Lived Assets
The carrying value of long-lived assets, including amortizable intangible assets and tangible fixed assets, are evaluated for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment of amortizable intangible assets and tangible fixed assets is generally determined by comparing projected undiscounted cash flows to be generated by the asset, or group of assets, to its carrying value. If impairment is identified, a loss is recorded equal to the excess of the asset’s net book value over its fair value, and the cost basis is adjusted accordingly. PMC recognized impairment charges of tangible fixed assets of $1.9 million, $0.0 million and $0.3 million during the during the nine months ended December 31, 2020 and the fiscal years ended March 31, 2020 and March 31, 2019, respectively, included in other income (expense), net in the combined statements of operations. The impairments were determined utilizing Level 3 inputs within the Fair Value hierarchy, and PMC reviewed and considered input from outside specialists, when appropriate. Actual results could vary from these estimates. Refer to Note 12, Fair Value Measurements for additional information.
Product Warranty
PMC offers warranties on the sales of certain of its products and records an accrual for estimated future claims. Such accruals are based upon historical experience and management’s estimate of the level of future claims. The following table presents changes in PMC’s product warranty liability during each of the periods presented (in millions):
	Nine Months Ended December 31, 2020	Fiscal Year Ended March 31, 2020	Fiscal Year Ended March 31, 2019
Balance at beginning of period	$5.4	$5.8	$5.9
Charged to operations	2.8	0.7	1.4
Claims settled	(0.5)	(1.1)	(1.5)
Balance at end of period	$7.7	$5.4	$5.8
Income Taxes
Although certain PMC entities were historically included in consolidated income tax returns of Rexnord, PMC’s income taxes are computed and reported herein utilizing the separate return methodology. Under this methodology, such PMC entities are assumed to file hypothetical separate returns with the applicable tax authorities; however, reporting such taxable income or loss and related tax payment to or refund from Rexnord. Use of this methodology may also result in differences when the sum of the amounts allocated to standalone tax provisions are compared with amounts presented in consolidated financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, such as net operating loss carryforwards, which were reflected in Rexnord’s consolidated financial statements may or may not exist at the standalone PMC level.
PMC accounts for income taxes in accordance with ASC 740. Deferred income taxes are provided for future tax effects attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating losses, tax credits and other applicable carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be actually paid or recovered. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of continuing operations in the period that includes the date of enactment.
PMC regularly reviews its deferred tax assets for recoverability and provides a valuation allowance against its deferred tax assets if, based upon consideration of all positive and negative evidence, PMC determines that it is more-likely-than-not that a portion or all of the deferred tax assets will ultimately not be realized in future tax periods. Such positive and negative evidence would include review of historical earnings and losses, anticipated future earnings, the time period over which the temporary differences and carryforwards are anticipated to reverse and implementation of feasible, prudent tax planning strategies.

PMC is subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining PMC’s worldwide provision for income taxes and recording the related deferred tax assets and liabilities. In the ordinary course of PMC’s business, there is inherent uncertainty in quantifying the ultimate tax outcome of all of the numerous transactions and required calculations relating to PMC’s tax positions. Accruals for unrecognized tax benefits are provided for in accordance with the requirements of ASC 740. An unrecognized tax benefit represents the difference between the recognition of benefits related to uncertain tax positions for income tax reporting purposes and financial reporting purposes. PMC has established a reserve for interest and penalties, as applicable, for uncertain tax positions and it is recorded as a component of the overall income tax provision.
PMC is subject to periodic income tax examinations by domestic and foreign income tax authorities. Although the outcome of income tax examinations is always uncertain, PMC believes that it has appropriate support for the positions taken on its income tax returns and has adequately provided for potential income tax assessments. Nonetheless, the amounts ultimately settled relating to issues raised by the taxing authorities may differ materially from the amounts accrued for each year.
See Note 16, Income Taxes for additional information.
Accumulated Other Comprehensive Loss
The changes in accumulated other comprehensive loss, net of tax, for the nine months ending December 31, 2020 and fiscal years ending March 31, 2020 and 2019 are as follows (in millions):
	Foreign Currency Translation and Other	Pension and Postretirement Plans	Total
Balance at March 31, 2018	$13.8	$(2.9)	$10.9
Other comprehensive loss before reclassifications	(31.5)	(3.0)	(34.5)
Amounts reclassified from accumulated other comprehensive loss	1.8	0.5	2.3
Net current period other comprehensive loss	(29.7)	(2.5)	(32.2)
Balance at March 31, 2019	(20.9)	(0.4)	(21.3)
Other comprehensive loss before reclassifications	(23.4)	(2.5)	(25.9)
Amounts reclassified from accumulated other comprehensive loss	—	0.6	0.6
Net current period other comprehensive loss	(23.4)	(1.9)	(25.3)
Balance at March 31, 2020	(48.1)	1.5	(46.6)
Other comprehensive income before reclassifications	38.2	(0.3)	37.9
Amounts reclassified from accumulated other comprehensive loss	—	—	—
Net current period other comprehensive income	38.2	(0.3)	37.9
Balance at December 31, 2020	$(10.5)	$1.8	$(8.7)

The following table summarizes the amounts reclassified from accumulated other comprehensive loss to net income during the nine months ending December 31, 2020 and fiscal years ended March 31, 2020 and 2019 (in millions):
Pension and postretirement plans	Nine Months Ended December 31, 2020	Fiscal Year Ended March 31, 2020	Fiscal Year Ended March 31, 2019	Income Statement Line Item
Lump sum settlement	$—	$0.8	$0.6	Actuarial loss on pension and postretirement benefit obligations
Provision for income taxes	—	(0.2)	(0.1)
Total, net of income taxes	$—	$0.6	$0.5
Foreign Currency Translation and Other
Reclassification on acquisition of equity method investment	$—	$—	$1.8	Other (expense) income, net
Total	$—	$—	$1.8
Foreign Currency Translation
Assets and liabilities of subsidiaries operating outside of the United States with a functional currency other than the U.S. dollar are translated into U.S. dollars using exchange rates at the end of the respective period. Revenues and expenses of such entities are translated at average exchange rates in effect during the respective period. Foreign currency translation adjustments are included as a component of accumulated other comprehensive loss. Historically, PMC has entered into foreign currency forward contracts to mitigate foreign currency volatility on certain intercompany and external cash flows expected to occur. Currency transaction gains (losses) are included in other income (expense), net in the combined statements of operations and totaled $5.0 million, $(3.5) million and $(1.9) million for the nine months ended December 31, 2020, and fiscal years ended March 31, 2020 and 2019, respectively.
Advertising Costs
Advertising costs are charged to selling, general and administrative expenses on the combined statements of operations as incurred and amounted to $2.4 million, $4.0 million and $4.7 million for the nine months ended December 31, 2020, and fiscal years ended March 31, 2020 and 2019, respectively.
Research, Development and Engineering Costs
Research, development and engineering costs are charged to selling, general and administrative expenses on the combined statements of operations as incurred and amounted to $17.9 million, $28.0 million and $28.6 million for the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and 2019, respectively.
Concentrations of Credit Risk
Financial instruments that potentially subject PMC to significant concentrations of credit risk consist of cash and temporary investments, forward currency contracts and trade accounts receivable.
Recent Accounting Pronouncements
In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). The amendments in this update provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate that is expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. PMC did not modify any material contracts due to reference rate reform during the nine months ended December 31, 2020. PMC will continue to evaluate the impact this guidance will have on its combined financial statements for all future transactions affected by reference rate reform during the time permitted.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The FASB issued this update as part of its initiative to reduce complexity in accounting standards. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and also improve consistent application of other areas by clarifying and amending existing guidance. PMC will adopt this ASU on January 1, 2021 using a retrospective, modified retrospective or prospective basis for certain amendments, and does not expect there to be a material impact to the combined financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, which establishes ASC 326, Financial Instruments — Credit Losses. The ASU revises the measurement of credit losses for financial assets measured at amortized cost from an incurred loss methodology to an expected loss methodology. The ASU affects trade receivables, debt securities, net investment in leases, and most other financial assets that represent a right to receive cash. Additional disclosures about significant estimates and credit quality are also required. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses. This ASU clarifies that receivables from operating leases are accounted for using the lease guidance and not as financial instruments. In May 2019, the FASB issued ASU No. 2019-05, Targeted Transition Relief, which amends ASC 326. This ASU provides an option to irrevocably elect to measure certain individual financial assets at fair value instead of amortized cost. PMC adopted this ASU on April 1, 2020 using a modified-retrospective approach. There was no impact to PMC’s combined financial statements.
In August 2018, the FASB issued ASU 2018-14, Compensation — Retirement Benefits — Defined Benefit Plans — General (Subtopic 715-20): Disclosure Framework — Changes to the Disclosure Requirements for Defined Benefit Plans (“ASU 2018-14”), which updates the standard to remove disclosures that no longer are considered cost beneficial, clarifies the specific requirements of disclosures, and adds disclosure requirements identified as relevant. PMC adopted this ASU on April 1, 2020 on a retroactive basis. There was no impact to PMC’s combined financial statements upon adoption other than with respect to the updated disclosure requirements.
3. Acquisitions and Divestiture
Nine Months Ended December 31, 2020
On October 1, 2020, PMC completed the sale of its gearbox product line in China for aggregate cash consideration of $5.8 million. The gearbox product line was not material to PMC’s combined statements of operations or financial position and did not meet the criteria to be presented as discontinued operations. In completing the sale, PMC sold inventory, fixed assets and other intellectual property associated with the business with a carrying value of $5.0 million. In addition, PMC allocated $1.8 million of goodwill that was included in the calculation of the gain on sale of the business. PMC recognized a gain of $0.8 million within other income (expense), net in the combined statements of operations during the nine months ended December 31, 2020.
On November 24, 2020, PMC acquired the remaining non-controlling interest in a joint venture for a cash purchase price of $0.3 million. The acquisition of the remaining minority interest was not material to PMC’s combined statements of operations or financial position.
PMC’s results of operations include the acquired operations subsequent to the acquisition date. Pro-forma results of operations and certain other U.S. GAAP disclosures related to the acquisition have not been presented because they are not significant to PMC’s combined statements of operations or financial position.

Fiscal Year Ended March 31, 2020
During the fiscal year ended March 31, 2020, PMC acquired the remaining non-controlling interest in a joint venture for a cash purchase price of $0.3 million. The acquisition of the remaining minority interest was not material to PMC’s combined statements of operations or financial position.
Fiscal Year Ended March 31, 2019
On January 23, 2019, PMC acquired an additional 47.5% interest in Centa China, a joint venture in which PMC previously maintained a 47.5% non-controlling interest, for $21.4 million, net of cash held by the former joint venture. The acquisition of the additional interest in Centa China, a manufacturer and distributor of premium flexible couplings and drive shafts for industrial, marine, rail and power generation applications, provided PMC with the opportunities to expand its product offerings within its Asia Pacific end markets. Prior to this transaction, PMC accounted for its non-controlling interest in Centa China as an equity method investment. The acquisition of the additional 47.5% interest was considered to be an acquisition achieved in stages, whereby PMC remeasured the previously held equity method investment to fair value. PMC considered multiple factors in determining the fair value of the previously held equity method investment, including (i) the price negotiated with the selling shareholder for the 47.5% equity interest in Centa China, (ii) an income valuation model (discounted cash flow), and (iii) current trading multiples for comparable companies. Based on this analysis, PMC recognized a $0.2 million gain on the remeasurement of the previously held equity method investment. In addition, in accordance with the authoritative guidance, PMC reclassified the historical foreign currency translation adjustments associated with the equity method investment into the statement of operations, which resulted in the recognition of a $1.8 million loss within other income (expense), net, on the combined statements of operations for the fiscal year ended March 31, 2019. The final purchase price for this business combination is as follows (in millions):
Fair value of consideration transferred:
Cash paid, net of cash acquired	$21.4
Other items to be allocated to identifiable assets acquired and liabilities assumed
Book value of investment in Centa China at the acquisition date	21.8
Gain recognized from step acquisition	0.2
Fair value of remaining non-controlling interest	2.3
Total	$45.7
PMC allocated the purchase price to the fair value of assets acquired and liabilities assumed at the acquisition date. The excess of the acquisition purchase price over the fair value assigned to the assets acquired and liabilities assumed was recorded as goodwill. The purchase price allocation associated with this acquisition resulted in non-tax-deductible goodwill of $20.5 million, other intangible assets of $20.1 million (including tradenames of $1.3 million and $18.8 million of customer relationships), $7.1 million of trade working capital and other net liabilities of $2.0 million. The preliminary purchase price allocations, which were finalized and adjusted during the fiscal year ended March 31, 2020, primarily related to the refinement of the estimated fair value of intangible assets and other working capital acquired.
PMC’s results of operations include the acquired operations subsequent to the respective acquisition dates. Pro-forma results of operations and certain other U.S. GAAP disclosures related to the acquisitions during the fiscal year ended March 31, 2019 have not been presented because they are not significant to PMC’s combined statements of operations or financial position.
4. Restructuring and Other Similar Charges
During the nine months ended December 31, 2020, Rexnord continued to execute various restructuring actions. These initiatives were implemented to drive efficiencies and reduce operating costs while also modifying Rexnord’s footprint to reflect changes in the markets it serves, the impact of acquisitions on Rexnord’s overall manufacturing capacity and the refinement of its overall product portfolio. These restructuring actions primarily resulted in workforce reductions, lease termination costs and other facility rationalization costs. Management expects to continue executing similar initiatives to optimize its operating margin and manufacturing footprint. As Rexnord continues to evaluate the impact of the COVID-19 pandemic and its effects on the global economy, Rexnord may also execute additional restructuring actions. As such, Rexnord expects further expenses related to workforce reductions, potential impairment or accelerated depreciation of assets, lease termination costs and other facility rationalization costs. Rexnord’s restructuring plans are preliminary and the full extent of related expenses are not yet estimable.
The following table summarizes PMC’s restructuring and other similar charges incurred during the nine months ended December 31, 2020, and fiscal years ended March 31, 2020 and 2019 (in millions):
	Nine Months Ended	Fiscal Year Ended
	December 31, 2020	March 31, 2020	March 31, 2019
Employee termination benefits	$8.2	$12.7	$5.6
Asset impairment charges (1)	1.9	—	0.3
Contract termination and other associated costs	2.9	1.6	2.0
Total restructuring and other similar costs	$13.0	$14.3	$7.9
Restructuring Costs To-date (Period from April 1, 2011 to December 31, 2020)
Employee termination benefits	$75.3
Asset impairment charges	5.5
Contract termination and other associated costs	24.2
Total restructuring and other similar costs	$105.0

(1)   In connection with the ongoing supply chain optimization and footprint repositioning initiatives, Rexnord has taken several actions to consolidate existing manufacturing facilities and rationalize its product offerings. These actions require PMC to assess whether the carrying amount of impacted long-lived assets will be recoverable as well as whether the remaining useful lives require adjustment. The impairment charges associated with these assets recognized during the nine months ended December 31, 2020, and the fiscal year ended March 31, 2019 were determined utilizing independent appraisals of the assets and were classified as Level 3 inputs within the Fair Value hierarchy. Refer to Note 12, Fair Value Measurements for additional information.
The following table summarizes the activity in PMC’s accrual for restructuring and other similar costs for the nine months ended December 31, 2020, and fiscal year ended March 31, 2020 (in millions):
	Employee termination benefits	Asset impairment charges	Contract termination and other associated costs	Total
Accrued Restructuring Costs, March 31, 2019 (2)	$2.1	$—	$0.1	$2.2
Charges	12.7	—	1.6	14.3
Cash payments	(6.6)	—	(1.3)	(7.9)
Accrued Restructuring Costs, March 31, 2020 (2)	$8.2	$—	$0.4	$8.6
Charges	8.2	1.9	2.9	13.0
Cash payments	(10.8)	—	(2.6)	(13.4)
Non-cash charges	—	(1.9)	—	(1.9)
Accrued Restructuring Costs, December 31, 2020 (2)	$5.6	$—	$0.7	$6.3

(2)   The restructuring accrual is included in Other current liabilities on the combined balance sheets.

5. Revenue Recognition
A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in ASC 606. A contract’s transaction price is allocated to each distinct performance obligation and revenue is recognized when obligations under the terms of a contract with the customer are satisfied. For the majority of PMC’s product sales, revenue is recognized at a point-in-time when control of the product is transferred to the customer, which generally occurs when the product is shipped from PMC’s manufacturing facility to the customer. When contracts include multiple products to be delivered to the customer, generally each product is separately priced and is determined to be distinct within the context of the contract. Other than a standard assurance-type warranty that the product will conform to agreed-upon specifications, there are generally no other significant post-shipment obligations. The expected costs associated with standard warranties continues to be recognized as an expense when the products are sold.
When the contract provides the customer the right to return eligible products or when the customer is part of a sales rebate program, PMC reduces revenue at the point of sale using current facts and historical experience by using an estimate for expected product returns and rebates associated with the transaction. PMC adjusts these estimates at the earlier of when the most likely amount of consideration that is expected to be received changes or when the consideration becomes fixed. Accordingly, an increase or decrease to revenue is recognized at that time.
Sales and other taxes collected concurrent with revenue-producing activities are excluded from revenue. PMC has elected to recognize the cost for freight and shipping when control of products has transferred to the customer as a component of cost of sales in the combined statements of operations. PMC classifies shipping and handling fees billed to customers as net sales and the corresponding costs are classified as cost of sales in the combined statements of operations.
Revenue by Category
The following tables present PMC’s revenue disaggregated by customer type and geography (in millions):
	Nine Months Ended	Fiscal Year Ended
	December 31, 2020	March 31, 2020	March 31, 2019
Original equipment manufacturers/end users	$518.0	$766.8	$768.5
Maintenance, repair, and operations	352.3	591.4	612.1
Total	$870.3	$1,358.2	$1,380.6
	Nine Months Ended	Fiscal Year Ended
	December 31, 2020	March 31, 2020	March 31, 2019
United States and Canada	$510.7	$870.6	$898.7
Europe	215.0	298.9	327.5
Rest of world	144.6	188.7	154.4
Total	$870.3	$1,358.2	$1,380.6
Contract Balances
For substantially all of PMC’s product sales, the customer is billed 100% of the contract value when the product ships and payment is generally due 30 days from shipment. Certain contracts include longer payment periods; however, PMC has elected to utilize the practical expedient in which PMC will only recognize a financing component to the sale if payment is due more than one year from the date of shipment.
PMC receives payment from customers based on the contractual billing schedule and specific performance requirements established in the contract. Billings are recorded as accounts receivable when an unconditional right to the contractual consideration exists. Contract assets arise when PMC performs by transferring goods or services to a customer before the customer pays consideration, or before the customer’s payment is due. A contract liability exists when PMC has received consideration or the amount is due from the customer in advance of revenue recognition. Contract liabilities and contract assets are recognized in Other current liabilities and Receivables, net, respectively, in PMC’s combined balance sheets.
The following table presents changes in PMC’s contract assets and liabilities during the nine months ended December 31, 2020 (in millions):
	Balance Sheet Classification	March 31, 2020	Additions	Deductions	December 31, 2020
Contract Assets	Receivables, net	$0.5	$—	$(0.5)	$—
Contract Liabilities (1)	Other current liabilities	$7.3	$6.5	$(9.9)	$3.9

(1)   Contract liabilities are reduced when revenue is recognized.
Backlog
PMC has backlog of $295.1 million and $352.6 million as of December 31, 2020, and March 31, 2020, respectively, which represents the most likely amount of consideration expected to be received in satisfying the remaining backlog under open contracts. PMC has elected to use the optional exemption provided by ASC 606-10-50-14A for variable consideration, and has not included estimated rebates in the amount of unsatisfied performance obligations. PMC expects to recognize approximately 91% of the backlog as revenue in the year ending December 31, 2021, and the remaining 9% in the year ending December 31, 2022 and beyond.
Timing of Performance Obligations Satisfied at a Point in Time
PMC determined that the customer is able to control the product when it is delivered to them; thus, depending on the shipping terms, control will transfer at different points between PMC’s manufacturing facility or warehouse and the customer’s location. PMC considers control to have transferred upon shipment or delivery because PMC has a present right to payment at that time, the customer has legal title to the asset, PMC has transferred physical possession of the asset and the customer has significant risks and rewards of ownership of the asset.
Variable Consideration
PMC provides volume-based rebates and the right to return product to certain customers, which are accrued for based on current facts and historical experience. Rebates are paid either on an annual or quarterly basis. There are no other significant variable consideration elements included in PMC’s contracts with customers.
Contract Costs
PMC has elected to expense contract costs as incurred if the amortization period is expected to be one year or less. If the amortization period of these costs is expected to be greater than one year, the costs would be subject to capitalization. As of December 31, 2020 and March 31, 2020, respectively, the contract assets capitalized, as well as amortization recognized in the nine months ended December 31, 2020 and fiscal year ended March 31, 2020, are not significant and there have been no impairment losses recognized.

6. Inventories
The major classes of inventories are summarized as follows (in millions):
	December 31, 2020	March 31, 2020
Finished goods	$52.9	$49.6
Work in progress	36.4	41.5
Purchased components	70.6	70.4
Raw materials	41.1	42.8
Inventories at First-in, First-Out (“FIFO”) cost	201.0	204.3
Adjustment to state inventories at Last-in, First-Out (“LIFO”) cost	(7.0)	(4.4)
	$194.0	$199.9
7. Property, Plant and Equipment
Property, plant and equipment, net is summarized as follows (in millions):
	December 31, 2020	March 31, 2020
Land	$21.0	$20.3
Buildings and improvements	240.2	187.1
Machinery and equipment	348.2	334.5
Hardware and software	27.6	25.7
Construction in-progress	26.4	22.8
	663.4	590.4
Less accumulated depreciation	(298.2)	(266.3)
	$365.2	$324.1
8. Goodwill and Intangible Assets
The changes in the net carrying value of goodwill for the nine months ended December 31, 2020, and fiscal year ended March 31, 2020, consisted of the following (in millions):
Goodwill
Net carrying amount as of March 31, 2019	$1,125.1
Purchase accounting adjustments (1)	0.4
Currency translation adjustments	(4.2)
Net carrying amount as of March 31, 2020	$1,121.3
Currency translation and other adjustments (2)	4.0
Net carrying amount as of December 31, 2020	$1,125.3

(1)   Refer to Note 3, Acquisitions and Divestiture for additional information regarding acquisitions.
(2)   Includes $1.8 million of goodwill allocated to the China gearbox product line that was sold during the nine months ending December 31, 2020. See Note 3, Acquisitions and Divestiture for additional information regarding the disposal.
Total cumulative goodwill impairment charges as of December 31, 2020 and March 31, 2020 was $99.3 million and $97.5 million, respectively.
The gross carrying amount and accumulated amortization for each major class of identifiable intangible assets as of December 31, 2020 and March 31, 2020 consisted of the following (in millions):

		December 31, 2020
	Weighted Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Patents	11 years	$27.5	$(20.0)	$7.5
Customer relationships (including distribution network)	12 years	435.4	(331.1)	104.3
Tradenames	13 years	32.6	(13.9)	18.7
Intangible assets not subject to amortization – trademarks and tradenames		193.8	—	193.8
Total intangible assets, net	12 years	$689.3	$(365.0)	$324.3
		March 31, 2020
	Weighted Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Patents	11 years	$27.1	$(19.2)	$7.9
Customer relationships (including distribution network)	12 years	430.3	(322.0)	108.3
Tradenames	13 years	31.5	(11.6)	19.9
Intangible assets not subject to amortization – trademarks and tradenames		193.7	—	193.7
Total intangible assets, net	12 years	$682.6	$(352.8)	$329.8
Intangible asset amortization expense totaled $10.1 million, $14.4 million and $13.8 million for the nine months ended December 31, 2020, and years ended March 31, 2020 and 2019, respectively.
PMC expects to recognize amortization expense on the intangible assets subject to amortization of $13.3 million in 2021, $13.2 million in 2022, $12.1 million in 2023, $12.0 million in 2024, and $11.0 million in 2025.
PMC evaluates the carrying value of goodwill and indefinite-lived intangible assets annually as of October 1 each year, and more frequently if events or changes in circumstances indicate that an impairment may exist. PMC completed the testing of indefinite-lived intangible assets (tradenames) and goodwill for impairment as of October 1, 2020, using primarily an income valuation model (discounted cash flow) and market approach (guideline public company comparables), which indicated that the fair value of PMC’s indefinite-lived intangible assets and all reporting units exceeded their carrying value; therefore, no impairment was present.
9. Other Current Liabilities
Other current liabilities are summarized as follows (in millions):
	December 31, 2020	March 31, 2020
Contract liabilities	$3.9	$7.3
Sales rebates	7.7	15.9
Commissions	0.6	0.7
Restructuring and other similar charges (1)	6.3	8.6
Product warranty (2)	7.7	5.4

	December 31, 2020	March 31, 2020
Risk management (3)	1.4	1.6
Legal and environmental	1.3	1.1
Taxes, other than income taxes	7.1	7.3
Income taxes payable	12.0	7.9
Interest payable	0.1	0.3
Current portion of operating lease liability (4)	7.6	7.9
Other	9.1	5.8
	$64.8	$69.8

(1)
See more information related to the restructuring obligations balance within Note 4, Restructuring and Other Similar Charges.

(2)
See more information related to the product warranty obligations balance within Note 2, Significant Accounting Policies.

(3)
Includes projected liabilities related to losses arising from automobile, general and product liability claims.

(4)
See more information related to leases within Note 13, Leases.

10. Long-Term Debt
Long-term debt is summarized as follows (in millions):
	December 31, 2020	March 31, 2020
Finance Leases (1)	$73.2	$27.7
Bank Loans and Other	0.1	4.5
Total	73.3	32.2
Less current maturities	2.1	1.2
Long-term debt	$71.2	$31.0

(1)   See more information related to finance leases within Note 13, Leases.
Other Debt
Prior to 2016, PMC received an aggregate of $7.7 million in net proceeds from financing agreements related to a facility modernization project at a North American manufacturing facility. These financing agreements were structured with unrelated third party financial institutions (the “Investors”) and their wholly-owned community development entities in connection with PMC’s participation in transactions qualified under the federal New Market Tax Credit program pursuant to Section 45D of the Internal Revenue Code of 1986, as amended. Upon closing of these transactions, PMC provided an aggregate of $22.3 million to the Investor, in the form of loans receivable, with a term of 30 years bearing an interest rate of approximately 2.0% per annum. Under the terms of the financing agreements and upon meeting certain conditions, both the Investors and PMC have the ability to trigger forgiveness of the net debt. During the fiscal year ended March 31, 2019, $16.0 million of the associated loans and $12.5 million of the related loans receivable were forgiven by both the Investors and PMC resulting in a non-cash gain on debt extinguishment of $3.3 million, net of the write-off of $0.1 million of unamortized debt issuance costs associated with the forgiven debt. During the fiscal year ended March 31, 2020, the remaining $14.0 million of aggregate loans and $9.7 million of loans receivable remaining were also jointly forgiven by PMC and the Investors, resulting in a non-cash gain on debt extinguishment of $3.2 million. As of December 31, 2020, there are no outstanding balances related to the New Market Tax Credit related debt.

Future Debt Maturities
Future maturities of debt and financing lease obligations as of December 31, 2020, were as follows (in millions):
Years ending December 31:
2021	$2.1
2022	2.3
2023	2.6
2024	2.8
2025	3.0
Thereafter	60.5
$73.3
Cash interest paid for the nine months ended December 31, 2020, and the fiscal years ended March 31, 2020 and March 31, 2019 was $3.5 million, $1.9 million and $0.8 million, respectively.
11. Comparative Nine Month Financial Information
As discussed in Note 1, Basis of Presentation and Description of Business, PMC’s combined financial statements include financial information for the Transition Period. Combined Statements of Operations and Cash Flows for the nine months ended December 31, 2020 and 2019 are summarized below. All data for the nine months ended December 31, 2019, are derived from PMC’s unaudited combined financial statements.
Combined Statements of Operations
(in millions)
	Nine Months Ended
	December 31, 2020	December 31, 2019
		(Unaudited)
Net sales	$870.3	$994.7
Cost of sales	571.9	631.0
Gross profit	298.4	363.7
Selling, general and administrative expenses	194.1	201.0
Restructuring and other similar charges	13.0	8.1
Amortization of intangible assets	10.1	10.8
Income from operations	81.2	143.8
Non-operating (expense) income:
Interest expense, net	(3.3)	(1.3)
Gain on the extinguishment of debt	—	3.0
Actuarial loss on pension benefit obligations	(1.3)	(0.8)
Other income (expense), net	6.3	0.4
Income from operations before income taxes	82.9	145.1
Provision for income taxes	(24.2)	(30.5)
Equity method investment income	0.2	0.2
Net income	58.9	114.8
Non-controlling interest income	0.4	0.2
Net income attributable to PMC	$58.5	$114.6

Combined Statements of Cash Flows
(in millions)
	Nine Months Ended	Nine Months Ended
	December 31, 2020	December 31, 2019
		(Unaudited)
Operating activities
Net income	$58.9	$114.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	33.7	32.9
Amortization of intangible assets	10.1	10.8
Gain on dispositions of assets	(1.3)	(0.6)
Deferred income taxes	(3.8)	1.0
Actuarial loss on pension and postretirement benefit obligations	1.3	0.8
Other non-cash charges	1.4	1.1
Gain on extinguishment of debt	—	(3.0)
Stock-based compensation expense	13.7	5.2
Changes in operating assets and liabilities:
Receivables	48.0	18.0
Inventories	11.0	(21.8)
Other assets	8.8	(1.3)
Accounts payable	(54.3)	(19.8)
Accruals and other	(11.5)	(16.8)
Cash provided by operating activities	$116.0	$121.3
Investing activities
Expenditures for property, plant and equipment	$(23.5)	$(20.0)
Acquisitions, net of cash acquired	(0.3)	(0.3)
Proceeds from dispositions of long-lived assets	7.2	2.9
Cash used for investing activities	$(16.6)	$(17.4)
Financing activities
Repayments of debt	$(5.4)	$(9.6)
Proceeds from exercise of stock options	9.5	6.3
Taxes withheld and paid on employees’ share-based payment awards	(0.4)	—
Net transfers to Parent	(89.5)	(126.4)
Cash used for financing activities	(85.8)	(129.7)
Effect of exchange rate changes on cash and cash equivalents	16.8	(3.1)
Increase (decrease) in cash and cash equivalents	30.4	(28.9)
Cash and cash equivalents at beginning of period	162.9	165.3
Cash and cash equivalents at end of period	$193.3	$136.4

12. Fair Value Measurements
ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820 also specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed assumptions about the assumptions a market participant would use.
In accordance with ASC 820, fair value measurements are classified under the following hierarchy:
•
Level 1 - Quoted prices for identical instruments in active markets.

•
Level 2 - Quoted prices for similar instruments; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs or significant value-drivers are observable.

•
Level 3 - Model-derived valuations in which one or more inputs or value-drivers are both significant to the fair value measurement and unobservable.

If applicable, PMC uses quoted market prices in active markets to determine fair value, and therefore classifies such measurements within Level 1. In some cases where market prices are not available, PMC makes use of observable market based inputs to calculate fair value, in which case the measurements are classified within Level 2. If quoted or observable market prices are not available, fair value is based upon internally developed models that use, where possible, current market-based parameters. These measurements are classified within Level 3 if they use significant unobservable inputs.
Fair Value of Non-Derivative Financial Instruments
The carrying amounts of cash, receivables, payables and accrued liabilities approximated fair value at December 31, 2020 and March 31, 2020 due to the short-term nature of those instruments. The carrying amount of long-term debt approximated fair value at December 31, 2020 and March 31, 2020 due to the nature of these obligations.
Long-lived Assets and Intangible Assets
Long-lived assets (which include property, plant and equipment and real estate) may be measured at fair value if such assets are held-for-sale or when there is a determination that the asset is impaired. Intangible assets (which include patents, tradenames, customer relationships, and non-compete agreements) also may be measured at fair value when there is a determination that the asset is impaired. The determination of fair value for these assets is based on the best information available that resides within Level 3 of the fair value hierarchy, including internal cash flow estimates discounted at an appropriate interest rate, quoted market prices when available, market prices for similar assets and independent appraisals, as appropriate. For real estate, cash flow estimates are based on current market estimates that reflect current and projected lease profiles and available industry information about expected trends in rental, occupancy and capitalization rates.
Additionally, as discussed in Note 4, Restructuring and Other Similar Charges, in connection with the ongoing supply chain optimization and footprint repositioning initiatives, Rexnord has taken several actions to consolidate existing manufacturing facilities and rationalize its product offerings. These actions required PMC to assess whether the carrying amount of impacted long-lived assets will be recoverable as well as whether the remaining useful lives require adjustment.
13. Leases
PMC determines if a contract is (or contains) a lease at inception by evaluating whether the contract conveys the right to control the use of an identified asset. PMC has operating and finance leases primarily associated with real estate, automobiles and manufacturing and office equipment.

PMC has lease agreements that include lease and non-lease components, which PMC has elected to account for as a single lease component for all classes of the underlying assets. The term of PMC’s leases generally reflects the non-cancellable period of the lease. Some of PMC’s lease agreements include options to extend or terminate the lease, which are excluded from the minimum lease terms unless PMC is reasonably certain the option will be exercised. Lease expense for operating leases and amortization expense for finance leases is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the combined balance sheets and are instead recognized on a straight-line basis over the lease term
ROU assets and liabilities are recognized in the combined balance sheets based on the present value of remaining lease payments over the lease term. Additionally, ROU assets include any lease payments made at or before the lease commencement date, any initial direct costs incurred, and are reduced by lease incentives received. As most of PMC’s leases do not provide an implicit rate, the present value of lease payments is determined using PMC’s incremental borrowing rate at the commencement date of the lease. Lease payments included in the measurement of the lease liabilities are comprised of fixed payments, variable payments that depend on an index or rate, and amounts probable to be paid if an option is reasonably certain to be exercised. Variable lease payments, typically based on usage of the asset or changes in an index or rate, are excluded from the lease liabilities and are recognized in the period in which the obligation for those payments is incurred.
ROU assets and lease liability balances recorded on the combined balance sheets are summarized as follows (in millions):
Leases	Classification	December 31, 2020	March 31, 2020
Assets:
Operating ROU assets	Other assets	$53.2	$52.3
Finance ROU assets	Property, plant and equipment, net (1)	71.1	27.0
Total ROU assets		$124.3	$79.3
Liabilities:
Current
Operating	Other current liabilities	$7.6	$7.9
Finance	Current maturities of debt	2.1	0.4
Non-current
Operating	Other liabilities	46.7	48.1
Finance	Long-term debt	71.1	27.3
Total lease liabilities		$127.5	$83.7

(1)   Finance lease assets are recorded net of accumulated amortization of $3.4 million and $1.0 million as of December 31, 2020 and March 31, 2020.
The components of lease expense reported in the combined statements of operations are as follows (in millions):
	Nine Months Ended December 31, 2020	Fiscal Year Ended March 31, 2020
Operating lease expenses (1)	$9.6	$10.0
Finance lease expenses:
Depreciation of finance ROU assets (1)	2.4	1.0
Interest on lease liabilities (2)	2.4	1.5
Total finance lease expense	4.8	2.5
Variable and short-term lease expense (1)	1.6	1.7
Total lease expense	$16.0	$14.2

(1)   Included in cost of sales and selling, general and administrative expenses.
(2)   Included in interest expense, net.
Lease expense under operating leases totaled $11.6 million for the fiscal year ended March 31, 2019.
Future minimum lease payments under operating and finance leases as of December 31, 2020 are as follows (in millions):
Years ending December 31,	Operating Leases (1)	Finance Leases (1)
2021	$9.9	$6.0
2022	10.1	6.1
2023	8.7	6.2
2024	8.1	6.3
2025	6.6	6.4
Thereafter	24.2	88.4
Total future minimum lease payments	67.6	119.4
Less: Imputed interest	(13.3)	(46.2)
Total lease liabilities	$54.3	$73.2

(1)   Excludes legally binding minimum lease payments for leases signed but not yet commenced.
The weighted-average remaining lease terms and discount rates for leases are as follows:
Lease Term and Discount Rate	Nine Months Ended December 31, 2020	Fiscal Year Ended March 31, 2020
Weighted-average remaining lease terms (years):
Operating leases	7.3	7.6
Finance leases	19.2	28.0
Weighted-average discount rate:
Operating leases	5.2%	5.1%
Finance leases	5.4%	5.7%
Cash paid for amounts included in the measurement of lease liabilities are as follows (in millions):
	Nine Months Ended December 31, 2020	Fiscal Year Ended March 31, 2020
Operating cash flows from operating leases	$7.3	$9.8
Operating cash flows from finance leases	2.4	1.5
Financing cash flows from finance leases	1.0	0.3
ROU assets obtained in exchange for lease liabilities are as follows (in millions):
	Nine Months Ended December 31, 2020	Fiscal Year Ended March 31, 2020
Operating leases	$2.3	$31.4
Finance leases	46.5	1.0
14. Stock-Based Compensation
Rexnord maintains long-term incentive plans for the benefit of its officers, directors and employees, including certain PMC employees. The following disclosures represent the portion of the Rexnord

Corporation Performance Incentive Plan (the “Plan”), expenses maintained by Rexnord in which PMC employees participated. Compensation expense associated with Rexnord corporate employees is included within the general and administrative costs allocated to PMC by Rexnord, as discussed in Note 18, Related Party Transactions. All stock based awards granted under the Plan relate to Rexnord’s stock. As such, all related equity account balances are reflected in Rexnord’s consolidated statements of stockholders’ equity and have not been reflected in PMC’s combined financial statements.
In accordance with ASC 718, PMC recognizes compensation costs related to share-based payment transactions. Generally, compensation cost is measured based on the grant-date fair value of the equity instruments issued. Compensation cost is recognized over the requisite service period, generally as the awards vest.
The Plan, which was last approved by Rexnord’s stockholders in fiscal 2020, is utilized to provide performance incentives to PMC’s officers, employees and certain others by permitting grants of equity awards (for common stock), as well as performance-based cash awards, to such persons, to encourage them to maximize Rexnord’s performance and create value for Rexnord’s stockholders. To date, equity awards consisting of stock options, Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”) have been issued under the Plan.
The options granted under the Plan have a maximum term of 10 years after the grant date. Options and RSUs granted since fiscal 2016 generally vest ratably over 3 years. Options and RSUs granted during the Transition Period vest in two equal installments, with the first installment vesting on the first anniversary of the grant date and the second installment vesting on December 31, 2021. PSUs granted prior to the Transition Period generally cliff vest after 3 years. PSUs granted during the Transition Period cliff vest based on performance in the period from April 1, 2020, through December 31, 2021.
The Plan permits the grant of awards that may deliver up to an aggregate of 13,150,000 shares of common stock. The Plan is administered by the Rexnord Compensation Committee.
During the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and 2019, PMC recorded $13.7 million, $7.4 million and $6.0 million of stock-based compensation expense, respectively (the related tax benefit on these amounts was $1.9 million for the nine months ended December 31, 2020, $1.5 million for the fiscal year ended March 31, 2020 and $1.2 million for the fiscal year ended March 31, 2019). During the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and 2019, PMC also recorded $1.4 million, $0.3 million and $0.1 million, respectively, of an excess tax benefit related to stock options exercised during each period. As of December 31, 2020, there was $10.4 million of total unrecognized compensation cost related to non vested stock options, RSUs and PSUs granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.01 years.
Stock Options
The fair value of each option granted under the Plan was estimated on the date of grant using the Black-Scholes valuation model that uses the following weighted-average assumptions:
	Nine Months Ended	Fiscal Years Ended
	December 31, 2020	March 31, 2020	March 31, 2019
Expected option term (in years)	6.5	6.5	6.5
Expected volatility factor	35%	29%	30%
Weighted-average risk free interest rate	0.48%	2.27%	2.85%
Expected dividend rate	1.3%	0.0%	0.0%
Management’s estimate of the option term for options granted under the Plan is based on the midpoint between when the options vest and when they expire. PMC uses the simplified method to determine the expected term, as management does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. PMC’s expected volatility assumption for options granted is based on the historical volatility of Rexnord’s common stock price. The weighted average risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. The weighted-average grant date fair value of options granted under the Plan during the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and 2019 was $7.69, $9.50 and $10.59, respectively. The total fair value of options vested during the nine months ended December 31, 2020, and fiscal years ended March 31, 2020 and 2019 was $1.8 million, $3.7 million and $3.4 million, respectively.
A summary of stock option activity during the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and 2019 is as follows:
	Nine Months Ended		Fiscal Years Ended
	December 31, 2020		March 31, 2020		March 31, 2019
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Number of shares under options:
Outstanding at beginning of period	1,123,068	$24.35	1,671,319	$23.32	1,681,909	$22.31
Granted	127,644	25.54	101,450	27.50	245,016	28.87
Exercised (1)	(386,697)	24.59	(593,353)	21.87	(198,665)	21.54
Canceled/Forfeited	(47,370)	26.50	(56,348)	25.79	(56,941)	23.49
Outstanding at end of period (2)	816,645	$24.29	1,123,068	$24.35	1,671,319	$23.32
Exercisable at end of period (3)	592,974	$23.33	794,425	$23.34	957,578	$22.18

(1)   The total intrinsic value of options exercised during the nine months ended December 31, 2020, and fiscal years ended March 31, 2020 and 2019 was $3.7 million, $5.7 million and $1.6 million, respectively.
(2)   The weighted average remaining contractual life of options outstanding was 6.27 years at December 31, 2020, 6.25 years at March 31, 2020 and 6.61 years at March 31, 2019. The aggregate intrinsic value of options outstanding at December 31, 2020 was $12.4 million.
(3)   The weighted average remaining contractual life of options exercisable was 5.38 years at December 31, 2020, 5.46 years at March 31, 2020 and 5.67 years at March 31, 2019. The aggregate intrinsic value of options exercisable at December 31, 2020 was $9.6 million.
	Shares	Weighted Avg. Exercise Price
Nonvested options at beginning of period	328,643	$26.77
Granted	127,644	25.54
Vested	(194,847)	25.83
Canceled/Forfeited	(37,769)	27.19
Nonvested options at end of period	223,671	$26.83
Restricted Stock Units
During the nine months ended December 31, 2020, and fiscal years ended March 31, 2020 and 2019, RSUs were granted to certain PMC officers and employees. The fair value of each award is determined based on Rexnord’s closing stock price on the date of grant. A summary of RSU activity during the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and 2019 is as follows:

	Nine Months Ended		Fiscal Years Ended
	December 31, 2020		March 31, 2020		March 31, 2019
	Units	Weighted Avg. Grant Date Fair Value	Units	Weighted Avg. Grant Date Fair Value	Units	Weighted Avg. Grant Date Fair Value
Nonvested RSUs at beginning of period	244,166	$27.48	191,029	$26.53	133,557	$22.47
Granted	185,916	25.54	166,122	27.53	125,635	28.87
Vested	(108,273)	26.99	(82,073)	25.40	(57,364)	22.30
Canceled/Forfeited	(33,385)	27.03	(30,912)	27.38	(10,799)	26.09
Nonvested RSUs at end of period	288,424	$26.46	244,166	$27.48	191,029	$26.53
Performance Stock Units
During the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and 2019, PSU’s were granted to certain PMC officers and employees. The PSUs granted during the nine months ended December 31, 2020, have a 21-month performance period (April 1, 2020, to December 31, 2021) while the PSUs granted during the fiscal years ended March 31, 2020 and 2019 have a three-year performance period, and are earned and vest, subject to continued employment, based on performance relative to metrics determined by the compensation committee of the board of directors of Rexnord. The number of performance share awards earned, which can range between 0% and 200% of the target awards granted depending on Rexnord’s actual performance during the respective performance period, will be satisfied with Rexnord common stock. A summary of PSU activity during the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and 2019 is as follows:
	Nine Months Ended		Fiscal Years Ended
	December 31, 2020		March 31, 2020		March 31, 2019
	Units	Weighted Avg. Grant Date Fair Value	Units	Weighted Avg. Grant Date Fair Value	Units	Weighted Avg. Grant Date Fair Value
Nonvested PSUs at beginning of period	107,779	$27.87	61,055	$26.16	59,544	$22.61
Granted	112,853	25.52	96,185	27.51	33,726	28.91
Vested	—	—	(24,545)	23.13	(21,804)	21.69
Canceled/Forfeited	(4,575)	26.23	(24,916)	26.97	(10,411)	24.13
Nonvested PSUs at end of period	216,057	$26.68	107,779	$27.87	61,055	$26.16
During the nine months ended December 31, 2020, PSUs were granted with vesting based on goals related to free cash flow conversion. During the fiscal years ended March 31, 2020 and 2019, PSUs were granted with vesting based on goals related to free cash flow conversion and return on invested capital. The fair value of the portion of PSUs with vesting based on free cash flow conversion and return on invested capital is determined based on Rexnord’s closing stock price on the date of grant.
15. Retirement Benefits
Single Employer Plans
PMC sponsors pension plans for certain employees primarily associated with its foreign operations (“Single Employer Plans”). These plans provide for monthly pension payments to eligible employees upon retirement. Pension benefits for salaried employees generally are based on years of frozen credited service and average earnings. Pension benefits for hourly employees generally are based on specified benefit amounts and years of service. PMC’s policy is to fund its pension obligations in conformity with the funding requirements under applicable laws and governmental regulations.
Net periodic benefit costs recorded on a quarterly basis are primarily comprised of service and interest cost, amortization of unrecognized prior service cost and the expected return on plan assets. The service cost component of net periodic benefit cost is presented within Cost of sales and Selling, general and administrative expenses in the combined statements of operations while the other components of net periodic benefit cost are presented within Other expense (income), net.
PMC recognizes the net actuarial gains or losses in excess of the corridor in operating results during the final quarter of each fiscal year (or upon any required re-measurement event). The corridor is 10% of the greater of the projected benefit obligation or the fair value of the plan assets. In connection with this accounting policy, PMC recognized non-cash actuarial losses related to the single employer plans of $1.3 million, $1.5 million, and $0.5 million, during the nine months ended December 31, 2020 and fiscal years ended March 31, 2020 and 2019, respectively. These amounts are recorded within Actuarial loss on pension and postretirement benefit obligations in the combined statements of operations.
The components of net periodic benefit cost associated with these plans reported in the combined statements of operations are as follows (in millions):
	Nine Months Ended	Fiscal Year Ended
	December 31, 2020	March 31, 2020	March 31, 2019
Pension Benefits:
Service cost	$0.4	$0.4	$0.4
Interest cost	0.8	1.5	2.3
Expected return on plan assets	(0.7)	(0.7)	(1.6)
Benefit cost associated with special events:
Settlement (1)	—	0.8	0.6
Recognition of actuarial losses	1.3	0.7	(0.1)
Net periodic benefit cost	$1.8	$2.7	$1.6

(1)   During the fiscal year ended March 31, 2019, PMC settled the benefits of a Canadian defined benefit pension plan through either a lump-sum transfer or the purchase of an annuity from an insurance company. As a result of the settlement, PMC performed a re-measurement of the plan assets and benefit obligations for the pension plan as at March 31, 2019, which resulted in the immediate recognition of a $0.6 million non-cash actuarial loss, which is recorded within Actuarial loss on pension and postretirement obligations in the combined statements of operations during the fiscal year ended March 31, 2019.
In addition, during the fiscal year ended March 31, 2019, PMC offered participants in the defined benefit plan of Cambridge International Holdings Corp., which was acquired by PMC in fiscal 2017, the opportunity to receive a lump sum settlement as part of the termination process for that plan. During the fiscal year ended March 31, 2020, the obligations associated with the individuals that did not accept the lump sum settlement offer were transferred to an insurance company through the purchase of an annuity. PMC’s cash contribution to purchase the annuity contract was $3.9 million. Following the purchase of the annuity contract, PMC has no remaining obligations to participants of this plan. The termination of this plan resulted in the recognition of a $0.8 million non-cash actuarial loss, which is recorded within Actuarial loss on pension and post retirement obligations in the combined statements of operations during the fiscal year ended March 31, 2020.
During the nine months ended December 31, 2020, the recognition of $1.3 million of non-cash actuarial loss was due to decreases in the discount rate utilized within the annual remeasurement of PMC’s defined benefit plans. During the fiscal year ended March 31, 2020, the recognition of $1.5 million of non-cash actuarial loss was primarily due to the Cambridge International Holdings Corp. plan termination described above and decreases in discount rates. During the fiscal year ended March 31, 2019, the recognition of $0.5 million of non-cash actuarial gains was primarily due to the Canadian plan settlement described above.

The status of the plans is summarized as follows (in millions):
	Nine Months Ended December 31, 2020	Fiscal Year Ended March 31, 2020
Benefit obligation at beginning of period	$(83.8)	$(94.9)
Service cost	(0.4)	(0.4)
Interest cost	(0.8)	(1.5)
Actuarial losses	(4.7)	(6.7)
Benefits paid	1.8	17.8
Translation and other adjustments	(9.3)	1.9
Benefit obligation at end of period	$(97.2)	$(83.8)
Plan assets at the beginning of the period	36.2	45.5
Actual return on plan assets	4.1	3.1
Contributions	1.8	6.2
Benefits paid	(1.8)	(17.8)
Translation adjustment	4.1	(0.8)
Plan assets at end of period	$44.4	$36.2
Funded status of plans	$(52.8)	$(47.6)
Net amount on Combined Balance Sheets consists of:
Non-current assets	0.5	0.4
Current liabilities	(1.4)	(1.3)
Long-term liabilities	(51.9)	(46.7)
Total net funded status	$(52.8)	$(47.6)
As of December 31, 2020, PMC had pension plans with a combined projected benefit obligation of $97.2 million compared to plan assets of $44.4 million, resulting in an under-funded status of $52.8 million compared to an under-funded status of $47.6 million at March 31, 2020. PMC’s funded status decreased during the nine months ended December 31, 2020 primarily due to decreases in the discount rate assumptions. Any further changes in the assumptions underlying PMC’s pension values, including those that arise as a result of changes in interest rates, could result in increased pension obligation and pension cost which could negatively affect PMC’s combined financial position and results of operations in future periods.
Amounts included in accumulated other comprehensive loss (income), net of tax, related to defined benefit plans at December 31, 2020 and March 31, 2020 consist of the following (in millions):
	December 31, 2020	March 31, 2020
Unrecognized prior service credit	$(0.1)	$(0.1)
Unrecognized actuarial loss	2.9	2.5
Accumulated other comprehensive loss, gross	$2.8	$2.4
Deferred income tax benefit	(1.0)	(0.9)
Accumulated other comprehensive loss, net	$1.8	$1.5

The following table presents significant assumptions used to determine PMC’s benefit obligations and net periodic benefit cost (income) in weighted-average percentages:
	December 31, 2020	March 31, 2020	March 31, 2019
Benefit Obligations:
Discount rate	0.9%	1.2%	2.0%
Rate of compensation increase	3.0%	3.4%	3.0%
Net Periodic Benefit Cost:
Discount rate	1.3%	1.8%	2.4%
Rate of compensation increase	3.0%	3.4%	3.0%
Expected return on plan assets	1.7%	2.1%	3.1%
In evaluating the expected return on plan assets, consideration was given to historical long-term rates of return on plan assets and input from PMC’s pension fund consultant on asset class return expectations, long-term inflation and current market conditions. PMC’s policy is to fund its pension obligations in conformity with the funding requirements under applicable laws and governmental regulations by which the plans are governed. The following table presents PMC’s asset allocations for the nine months ended December 31, 2020 and actual investment allocations at December 31, 2020 and March 31, 2020.
	Plan Assets
	December 31, 2020	March 31, 2020
	Actual Allocation	Actual Allocation
Equity securities	7%	7%
Debt securities (including cash and cash equivalents)	8%	8%
Insurance contracts	85%	85%
The fair values of PMC’s pension plan assets for both the U.S. and non-U.S. plans at December 31, 2020 and March 31, 2020, by asset category are included in the table below (in millions). For additional information on the fair value hierarchy and the inputs used to measure fair value, see Note 12, Fair Value Measurements.
	December 31, 2020
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets Measured at net asset Value (1)	Total
Investment funds
Fixed income funds (2)	$—	$—	$—	$0.1	$0.1
Balanced funds (3)	—	—	—	6.8	6.8
Insurance contracts	—	—	39.9	—	39.9
Total	$—	$—	$39.9	$6.9	$46.8
	March 31, 2020
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets Measured at net asset Value (1)	Total
Investment funds
Fixed income funds (2)	$—	$—	$—	$0.1	$0.1
Balanced funds (3)	—	—	—	5.6	5.6
Insurance contracts	—	—	32.6	—	32.6
Total	$—	$—	$32.6	$5.7	$38.3

(1)   Certain investments that are measured at fair value using the net asset value per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statement of financial position.
(2)   PMC’s fixed income mutual and commingled funds primarily include investments in U.S. government securities and corporate bonds. The commingled funds also include an insignificant portion of investments in asset-backed securities or partnerships. The mutual and commingled funds are primarily valued using the net asset value, which reflects the plan’s share of the fair value of the investments.
(3)   PMC’s equity mutual and commingled funds primarily include investments in U.S. and international common stock. The balanced mutual and commingled funds invest in a combination of fixed income and equity securities. The mutual and commingled funds are primarily valued using the net asset value, which reflects the plan’s share of the fair value of the investments.
The table below sets forth a summary of changes in the fair value of the Level 3 investments for the periods ended December 31, 2020 and March 31, 2020 (in millions):
Insurance Contracts
Ending balance, March 31, 2019	$29.9
Actual return on assets:
Related to assets held at reporting date	2.7
Related to assets sold during the period	—
Purchases, sales, issuances and settlements	—
Ending balance, March 31, 2020	$32.6
Actual return on assets:
Related to assets held at reporting date	7.3
Related to assets sold during the period	—
Purchases, sales, issuances and settlements	—
Ending balance, December 31, 2020	$39.9
Expected benefit payments to be paid in each of the next five years and in the aggregate for the five years thereafter are as follows (in millions):
Years Ending December 31:	Pension Benefits
2021	$2.6
2022	2.7
2023	3.2
2024	2.8
2025	2.8
2026 – 2030	15.7
Pension Plans That Are Not Fully Funded
At December 31, 2020, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of the fair value of plan assets were $56.9 million, $55.2 million and $3.6 million, respectively.
At March 31, 2020, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of the fair value of plan assets were $51.1 million, $49.0 million and $3.1 million, respectively.

Multi-Employer Plans
PMC employees participate in U.S. pension and other postretirement benefit plans (the “Shared Plans”) sponsored by Rexnord. For purposes of the combined financial statements, the Shared Plans are accounted for as multi-employer benefit plans. Accordingly, PMC does not record an asset or liability to recognize the funded status of these plans in the combined balance sheets. Cost associated with the Shared Plans were allocated based on PMC employees’ proportionate share of costs for the Rexnord plans in which they participate. These allocated costs are recorded on a quarterly basis and comprised of interest cost, amortization of unrecognized prior service cost and the expected return on plan assets and presented within other expense (income) in the combined statements of operations. In addition, PMC is allocated PMC employees’ proportionate share of the net actuarial gains or losses in excess of the corridor in operating results during the final quarter of each fiscal year (or upon any required re-measurement event) in accordance with the aforementioned policy. These amounts are recorded within Actuarial loss on pension and postretirement benefit obligations in the combined statements of operations.
The pension and other postretirement benefit plan expenses for PMC’s participating employees in the Shared Plans during the nine months ended December 31, 2020, and for the fiscal years ended March 31, 2020 and March 31, 2019, are comprised of the following (in millions):
	Nine Months Ended	Fiscal Year Ended
	December 31, 2020	March 31, 2020	March 31, 2019
Proportionate share of income	$(0.5)	$(1.1)	$(2.2)
Proportionate share of net actuarial losses (gains)	—	15.0	(0.3)
Total	$(0.5)	$13.9	$(2.5)
Defined Contribution Savings Plans
Most of PMC’s eligible employees are accumulating retirement income benefits through defined contribution plans sponsored by Rexnord. Expense recognized related to PMC employees participating in these plans was $4.0 million, $5.9 million and $12.8 million during the nine months ended December 31, 2020, and for the fiscal years ended March 31, 2020 and March 31, 2019, respectively. During the nine months ended December 31, 2020, a portion of its contributions to eligible PMC employees within these plans was funded by granting 108,961 shares of Rexnord’s common stock with a weighted average grant date fair value of $30.41 per share.
Deferred Compensation Plan
Rexnord has a nonqualified deferred compensation plan for certain executives and other highly compensated employees, including PMC employees. Assets are invested primarily in mutual funds and corporate-owned life insurance contracts held in a Rabbi trust and restricted for payments to participants of the plan. The assets and liabilities are classified in Other assets and Other liabilities, respectively, on the combined balance sheets. Changes in the values of the assets held by the rabbi trust and changes in the value of the deferred compensation liability are recorded in Other income (expense), net in the combined statements of operations.
The fair values of deferred compensation plan assets and liabilities related to PMC employees are included in the table below (in millions). For additional information on the fair value hierarchy and the inputs used to measure fair value, see Note 12, Fair Value Measurements.

	December 31, 2020
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Deferred compensation plan assets:
Mutual funds (1)	$0.4	$—	$—	$0.4
Corporate-owned life insurance policies (2)	—	4.5	—	4.5
Total assets at fair value	$0.4	$4.5	$—	$4.9
Deferred compensation liability at fair value (3):	$4.9	$—	$—	$4.9
	March 31, 2020
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level3)	Total
Deferred compensation plan assets:
Mutual funds (1)	$0.7	$—	$—	$0.7
Corporate-owned life insurance policies (2)	—	2.4	—	2.4
Total assets at fair value	$0.7	$2.4	$—	$3.1
Deferred compensation liability at fair value (3):	$3.1	$—	$—	$3.1

(1)   PMC has elected to use the fair value option for the mutual funds to better align the measurement of the assets with the measurement of the liability, which are measured using quoted prices of identical instruments in active markets and are categorized as Level 1.
(2)   The corporate-owned life insurance contracts are recorded at cash surrender value, which is provided by a third party and reflects the net asset value of the underlying publicly traded mutual funds, and are categorized as Level 2.
(3)   The deferred compensation liability is measured at fair value based on the quoted prices of identical instruments to the investment vehicles selected by the participants.
16. Income Taxes
As described in Note 1, Basis of Presentation and Description of Business, although certain PMC entities were historically included in consolidated income tax returns of Rexnord, PMC’s income taxes are computed and reported herein utilizing the separate return methodology. Under this methodology, such PMC entities are assumed to file hypothetical separate returns with the applicable tax authorities; however, reporting such taxable income or loss and related tax payment to or refund from Rexnord. Use of this methodology may also result in differences when the sum of the amounts allocated to standalone tax provisions are compared with amounts presented in consolidated financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, such as net operating loss carryforwards, which were reflected in Rexnord’s consolidated financial statements may or may not exist at the standalone PMC level.
The provision for income taxes consists of amounts for taxes currently payable, amounts for tax items deferred to future periods; as well as, adjustments relating to PMC’s determination of uncertain tax positions, including interest and penalties. PMC recognizes deferred tax assets and liabilities based on the future tax consequences attributable to tax net operating loss (“NOL”) carryforwards, capital loss carryforwards, tax credit carryforwards and differences between the financial statement carrying amounts and the tax bases of applicable assets and liabilities. Deferred tax assets are regularly reviewed for recoverability and valuation allowances are established based on historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. As a result of this review, PMC continues to maintain a partial valuation allowance against certain foreign NOL carryforwards and other related foreign deferred tax assets.
On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (“U.S. Tax Reform”). U.S. Tax Reform incorporated significant changes to U.S. corporate income tax laws including, among other items, a reduction in the statutory federal corporate income tax rate from 35% to 21%, an exemption for dividends received from certain foreign subsidiaries, a one-time repatriation tax on deemed repatriated earnings from foreign subsidiaries, immediate taxation of deemed low-taxed “intangible” income earned in foreign jurisdictions (referred to as global intangible low-taxed income or “GILTI”), immediate expensing of certain depreciable tangible assets, limitations on the deduction for net interest expense and certain executive compensation.
Income Tax Provision
The components of the provision for income taxes are as follows (in millions):
	Nine Months Ended December 31,	Fiscal Year Ended March 31,
	2020	2020	2019
Current:
United States	$6.1	$13.8	$24.6
Non-United States	18.1	17.2	19.6
State and local	1.2	3.1	5.9
Total current	25.4	34.1	50.1
Deferred:
United States	(2.6)	3.3	(0.2)
Non-United States	2.0	(2.9)	(4.2)
State and local	(0.6)	0.3	(0.7)
Total deferred	(1.2)	0.7	(5.1)
Provision for income taxes	$24.2	$34.8	$45.0
The provision for income taxes differs from the United States statutory income tax rate due to the following items (in millions):
	Nine Months Ended December 31,	Fiscal Year Ended March 31,
	2020	2020	2019
Provision for income taxes at U.S. federal statutory income tax rate	$17.4	$37.2	$40.5
State and local income taxes, net of federal benefit	0.4	2.7	4.0
Net effects of foreign rate differential	2.4	2.8	2.2
Net effects of foreign operations	2.6	1.2	0.8
Net effect to deferred taxes for changes in tax rates	0.5	(1.0)	(2.6)
Net effects of GILTI inclusion	0.2	0.2	0.2
Foreign derived intangible income deduction	(0.6)	(2.0)	(2.1)
Unrecognized tax benefits, net of federal benefit	1.0	(4.6)	2.5
Research and development credit	(0.5)	(0.7)	(0.7)
Excess tax benefits related to equity compensation	(0.6)	(2.5)	(0.6)
§162(m) compensation limitation	2.1	1.6	0.6

	Nine Months Ended December 31,	Fiscal Year Ended March 31,
	2020	2020	2019
Net changes in valuation allowance	(0.6)	(0.5)	(0.2)
Other	(0.1)	0.4	0.4
Provision for income taxes	$24.2	$34.8	$45.0

The provision for income taxes was calculated based upon the following components of income from operations before income taxes (in millions):
	Nine Months Ended December 31,	Fiscal Year Ended March 31,
	2020	2020	2019
United States	$14.2	$104.3	$132.1
Non-United States	68.7	72.8	60.9
Income before income taxes	$82.9	$177.1	$193.0
Deferred Income Tax Assets and Liabilities
Deferred income taxes consist of the tax effects of the following temporary differences (in millions):
	December 31, 2020	March 31, 2020
Deferred tax assets:
Compensation and retirement benefits	$21.4	$21.7
General accruals and reserves	4.0	4.0
Lease liabilities	33.7	22.7
Foreign net operating loss carryforwards	1.8	4.0
Total deferred tax assets before valuation allowance	60.9	52.4
Valuation allowance	(0.6)	(1.0)
Total deferred tax assets	60.3	51.4
Deferred tax liabilities:
Property, plant and equipment	26.7	28.9
Lease ROU assets	32.9	21.4
Inventories	10.2	12.8
Intangible assets and goodwill	97.5	97.5
Other	2.3	0.6
Total deferred tax liabilities	169.6	161.2
Net deferred tax liabilities	$109.3	$109.8
Net amount on Combined Balance Sheets consists of:
Other assets	$7.9	$10.5
Deferred income taxes	(117.2)	(120.3)
Net long-term deferred tax liabilities	$(109.3)	$(109.8)
Management has reviewed its deferred tax assets and has analyzed the uncertainty with respect to ultimately realizing the related tax benefits associated with such assets. Based upon this analysis, management has determined that a valuation allowance should be established for certain foreign NOL carryforwards and related deferred tax assets as of December 31, 2020. Significant factors considered by management in this determination included the historical operating results of PMC, as well as anticipated reversals of future taxable temporary differences. The majority of the foreign NOL carryforwards are generally subject to an indefinite expiration period, with the remaining being subject to either a five or nine-year expiration period.
At December 31, 2020, PMC had approximately $9.5 million of foreign NOL carryforwards in which the majority of these losses can be carried forward indefinitely. There exists a gross valuation allowance of $3.3 million against the foreign NOL carryforwards as well as certain related deferred tax assets.
Prior to the quarter ended March 31, 2020, PMC considered the earnings in all of its foreign subsidiaries as permanently reinvested; and as such, had not recorded deferred income taxes with respect to such earnings. However, in consideration of the challenging economic environment created by COVID-19 and in light of favorable changes incorporated in U.S. Tax Reform with respect to repatriation of foreign earnings, PMC had determined effective as of the fourth quarter ended March 31, 2020 that unremitted earnings existing in Germany, Italy, the Netherlands and the United Kingdom are no longer permanently reinvested. As a result of U.S. Tax Reform, unremitted earnings can generally be remitted to the U.S. without incurring additional U.S. federal income taxation. In addition, earnings repatriated from the jurisdictions noted above, based upon PMC’s current legal structure, can generally be repatriated without incurring any withholding tax liability. Accordingly, PMC has determined that the deferred tax liability associated with the repatriation of the current unremitted earnings of approximately $41.6 million from the applicable subsidiaries located in these tax jurisdictions would be minimal, if any. No provision has been made for U.S. federal income taxes related to approximately $106.5 million of the remaining undistributed earnings of foreign subsidiaries considered to be permanently reinvested. Due to U.S. Tax Reform, the additional income tax liability that would result if such earnings were repatriated to the U.S., other than potential out-of-pocket withholding taxes of approximately $6.1 million, would not be expected to be significant to PMC’s combined financial statements.
PMC’s total liability for net accrued income taxes as of December 31, 2020 and March 31, 2020 was $10.6 million and $6.9 million, respectively. This net amount was presented in the combined balance sheets as Income taxes payable (separately disclosed in Other current liabilities) of $12.0 million and $7.9 million as of December 31, 2020 and March 31, 2020, respectively; and as Income taxes receivable presented in Other current assets in the combined balance sheets of $1.4 million and $1.0 million as of December 31, 2020 and March 31, 2020, respectively. Net cash paid for income taxes to governmental tax authorities for the nine months ended December 31, 2020, and the fiscal years ended March 31, 2020 and 2019 was $16.0 million, $21.6 million and $26.4 million, respectively.
Liability for Unrecognized Tax Benefits
PMC’s total liability for net unrecognized tax benefits as of December 31, 2020 and March 31, 2020 was $9.3 million and $7.8 million, respectively.
The following table represents a reconciliation of the beginning and ending amount of the gross unrecognized tax benefits, excluding interest and penalties, for the nine months ended December 31, 2020 and fiscal year ended March 31, 2020 (in millions):
	Nine Months Ended December 31,	Fiscal Year Ended March 31,
	2020	2020
Balance at beginning of period	$6.8	$9.4
Additions based on tax positions related to the current year	1.5	2.5
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	—	—
Settlements	—	(1.4)
Reductions due to lapse of applicable statute of limitations	(0.6)	(3.5)
Cumulative translation adjustment	0.4	(0.2)
Balance at end of period	$8.1	$6.8

PMC recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2020 and March 31, 2020, the total amount of unrecognized tax benefits includes $1.6 million and $1.4 million of gross accrued interest and penalties, respectively. The amount of interest and penalties recorded as income tax expense (benefit) during the nine months ended December 31, 2020, and fiscal years ended March 31, 2020, and 2019 was $0.1 million, $(0.6) million, and $0.6 million, respectively.
PMC conducts business in multiple locations within and outside the U.S. Consequently, Rexnord and certain PMC entities are subject to periodic income tax examinations by domestic and foreign income tax authorities. Currently, Rexnord is undergoing routine, periodic income tax examinations in both domestic and foreign jurisdictions. During the three months ended March 31, 2020, the German tax authorities concluded an examination of the corporate income and trade tax returns for PMC’s CENTA German subsidiary for the tax years ended December 31, 2014 through December 31, 2017. The conclusion of the tax examination resulted in additional tax liabilities of approximately $1.7 million, all of which was subject to indemnification under the terms of the applicable purchase agreement or otherwise appropriately accrued in the financial statements. During the three months ended March 31, 2020, the Italian tax authorities began conducting an income tax examination of the income tax return of one of PMC’s Italian subsidiaries for the tax year ended March 31, 2018. In addition, certain of PMC’s German subsidiaries are currently undergoing a corporate income and trade tax examination by the German tax authorities for the tax years or period ended March 31, 2015 through March 31, 2018. During the three months ended September 30, 2018, the IRS completed an income tax examination of Rexnord’s amended U.S. consolidated federal income tax return for the tax year ended March 31, 2015, and Rexnord paid approximately $0.4 million upon conclusion of such examination. It appears reasonably possible that the amounts of unrecognized income tax benefits could change in the next twelve months upon conclusion of current ongoing examinations; however, any potential payments of income tax, interest and penalties are not expected to be significant to PMC’s combined financial statements. With certain exceptions, PMC is no longer subject to U.S. federal income tax examinations for tax years ending prior to March 31, 2018, state and local income tax examinations for years ending prior to March 31, 2017 or significant foreign income tax examinations for years ending prior to March 31, 2016.
17. Commitments and Contingencies
Contingencies:
PMC’s subsidiaries are involved in various unresolved legal actions, administrative proceedings and claims in the ordinary course of business involving, among other things, product liability, commercial, employment, workers’ compensation, intellectual property claims and environmental matters. PMC establishes accruals in a manner that is consistent with accounting principles generally accepted in the United States for costs associated with such matters when liability is probable and those costs are capable of being reasonably estimated. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss or recovery, based upon current information, management believes the eventual outcome of these unresolved legal actions, either individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of PMC.
In connection with its sale, Invensys plc (“Invensys”) provided PMC with indemnification against certain contingent liabilities, including certain pre-closing environmental liabilities. PMC believes that, pursuant to such indemnity obligations, Invensys is obligated to defend and indemnify PMC with respect to the matters described below relating to the Ellsworth Industrial Park Site and to various asbestos claims. The indemnity obligations relating to the matters described below are subject, together with indemnity obligations relating to other matters, to an overall dollar cap equal to the purchase price, which is an amount in excess of $900 million. The following paragraphs summarize the most significant actions and proceedings:
In 2002, Rexnord Industries, LLC (“Rexnord Industries”), a PMC entity, was named as a potentially responsible party (“PRP”), together with at least ten other companies, at the Ellsworth Industrial Park Site, Downers Grove, DuPage County, Illinois (the “Site”), by the United States Environmental Protection Agency (“USEPA”), and the Illinois Environmental Protection Agency (“IEPA”). Rexnord Industries’ Downers Grove property is situated within the Ellsworth Industrial Complex. The USEPA and IEPA allege there have been one or more releases or threatened releases of chlorinated solvents and other hazardous substances, pollutants or contaminants, allegedly including but not limited to a release or threatened release on or from PMC’s property, at the Site. The relief sought by the USEPA and IEPA includes further investigation and potential remediation of the Site and reimbursement of USEPA’s past costs. In early 2020, Rexnord Industries entered into an administrative order with the USEPA to do remediation work on its Downers Grove property. Rexnord Industries’ allocated share of past and future costs related to the Site, including for investigation and/or remediation, could be significant. All previously pending property damage and personal injury lawsuits against PMC related to the Site have been settled or dismissed. Pursuant to its indemnity obligation, Invensys continues to defend PMC in known matters related to the Site, including the costs of the remediation work pursuant to the 2020 administrative order, and has paid 100% of the costs to date.
Multiple lawsuits (with approximately 300 claimants) are pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain brakes and clutches previously manufactured by PMC’s Stearns division and/or its predecessor owners. Invensys and FMC, prior owners of the Stearns business, have paid 100% of the costs to date related to the Stearns lawsuits. Similarly, PMC’s Prager business is the subject of claims by multiple claimants alleging personal injuries due to the alleged presence of asbestos in a product allegedly manufactured by Prager. However, all these claims are currently on the Texas Multi-district Litigation inactive docket, and PMC does not believe that they will become active in the future. To date, PMC’s insurance providers have paid 100% of the costs related to the Prager asbestos matters. PMC believes that the combination of its insurance coverage and the Invensys indemnity obligations will cover any future costs of these matters.
In connection with Rexnord’s acquisition of The Falk Corporation (“Falk”), Hamilton Sundstrand provided PMC with indemnification against certain products-related asbestos exposure liabilities. PMC believes that, pursuant to such indemnity obligations, Hamilton Sundstrand is obligated to defend and indemnify PMC with respect to the asbestos claims described below, and that, with respect to these claims, such indemnity obligations are not subject to any time or dollar limitations.
The following paragraph summarizes the most significant actions and proceedings for which Hamilton Sundstrand has accepted responsibility:
Falk, through its successor entity, is a defendant in multiple lawsuits pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain clutches and drives previously manufactured by Falk. There are approximately 100 claimants in these suits. The ultimate outcome of these lawsuits cannot presently be determined. Hamilton Sundstrand is defending PMC in these lawsuits pursuant to its indemnity obligations and has paid 100% of the costs to date.
18. Related Party Transactions
The Company has historically operated as part of the Parent and not as a stand-alone company. Accordingly, the Parent has allocated certain account balances and costs to the Company that are reflected within these combined financial statements. Management considers the allocation methodologies used by the Parent to be reasonable and to appropriately reflect the related expenses attributable to the Company for purposes of the carve-out financial statements; however, the expenses reflected in these combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses the Company will incur in the future. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including the Company’s capital structure, information technology and infrastructure.
Related party transactions in the combined statements of operations between PMC and Rexnord are summarized in the following table:

	Nine Months Ended December 31,	Fiscal Year Ended March 31,
	2020	2020	2019
Cost of sales	$—	$—	$0.5
Selling, general and administrative expenses	28.3	37.3	38.0
Other (income) expense, net	(0.1)	(0.5)	0.1
Total related party expenses, net	$28.2	$36.8	$38.6
Shared Services and Stock-Based Compensation
Rexnord provides PMC certain shared services in the form of Allocated corporate costs. Some of these services will continue to be provided to PMC on a temporary basis following the RMT transaction.
Rexnord maintains long-term incentive plans for the benefit of its officers, directors and employees, including certain PMC employees. Stock-based compensation expense associated with Rexnord corporate employees is included within the selling, general and administrative expenses allocated to PMC by Rexnord.
PMC determined that it is not practicable to determine the cost of these Allocated corporate costs on a standalone basis for the periods presented. Therefore, expenses for Corporate allocated costs and stock-based compensation for corporate employees were allocated to PMC based on appropriate methods, depending on the nature of the expense to be allocated. The allocations herein may not reflect the combined financial position, results of operations and cash flows of PMC in the future or what they would have been had PMC been a separate, standalone entity during the periods presented. Management believes that the methods used to allocate expenses to PMC are reasonable.
Treasury Functions
Cash and cash equivalents held by Rexnord at the corporate level were not allocated to PMC in any of the periods presented. PMC participates in Rexnord’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems that are operated by Rexnord. Cash receipts are transferred to centralized accounts, also maintained by Rexnord. As cash is disbursed and received by Rexnord, it is accounted for by PMC through net Rexnord investment. Rexnord’s third party long-term debt, and the related interest expense, have not been allocated to PMC for any of the periods presented. The components of Net transfers to Parent included within Net Parent investment were as follows:
	Nine Months Ended December 31,	Fiscal Year Ended March 31,
	2020	2020	2019
Cash pooling and general financing activities, net	$(117.7)	$(202.9)	$77.6
Corporate allocated costs	28.2	36.8	38.6
Net transfers to parent per combined statement of changes in parent equity	$(89.5)	$(166.1)	$116.2
Accounts Receivable Securitization Program
Rexnord has an accounts receivable securitization facility with Mizuho Bank, Ltd (“Mizuho”). Rexnord Funding LLC (“Rexnord Funding”), a wholly-owned subsidiary of Rexnord, has granted Mizuho a security interest in all of its domestic current and future receivables and related assets in exchange for a credit facility permitting borrowings of up to a maximum aggregate amount of $100.0 million outstanding from time to time. Such borrowings are used by Rexnord Funding to finance purchases of accounts receivable. Any borrowings under the securitization facility are accounted for as secured borrowings on Rexnord’s consolidated balance sheets. The securitized accounts receivable is a corporate facility and not specific to PMC, and as such, is not reflected in the combined financial statements.

Product Sales
PMC does not sell or purchase product from other businesses of Rexnord.
19. Geographic Information
PMC net sales to third parties and long-lived assets by geographic region are as follows (in millions):
	Net Sales			Long-lived Assets
	Nine Months Ended December 31, 2020	Fiscal Year Ended March 31, 2020	Fiscal Year Ended March 31, 2019	December 31, 2020	March 31, 2020	March 31, 2019
United States	$478.1	$821.3	$847.3	$269.1	$234.9	$206.5
Europe	215.0	298.9	327.5	83.6	79.8	78.9
Rest of World	177.2	238.0	205.8	65.7	61.7	51.0
	$870.3	$1,358.2	$1,380.6	$418.4	$376.4	$336.4
Net sales to third parties are attributed to the geographic regions based on the country in which the shipment originates. Amounts attributed to the geographic regions for long-lived assets are based on the location of the entity that holds such assets. In accordance with ASC 280, Segment Reporting, long-lived assets includes movable assets and excludes net intangible assets and goodwill.

Process & Motion Control
Condensed Combined Balance Sheets
(in Millions)
(Unaudited)
	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$195.4	$193.3
Receivables, net	186.3	171.2
Inventories	200.0	194.0
Other current assets	30.4	27.5
Total current assets	612.1	586.0
Property, plant and equipment, net	359.5	365.2
Intangible assets, net	320.8	324.3
Goodwill	1,125.5	1,125.3
Other assets	69.6	71.9
Total assets	$2,487.5	$2,472.7
Liabilities and Parent Equity
Current liabilities:
Current maturities of debt	$2.2	$2.1
Trade payables	111.4	88.1
Compensation and benefits	32.6	41.6
Current portion of pension obligations	1.4	1.4
Other current liabilities	62.2	64.8
Total current liabilities	209.8	198.0
Long-term debt	70.9	71.2
Pension obligations	49.9	51.9
Deferred income taxes	117.3	117.2
Other liabilities	72.4	73.1
Total liabilities	520.3	511.4
Parent equity:
Net Parent investment	1,977.0	1,967.0
Accumulated other comprehensive loss	(12.9)	(8.7)
Total Parent equity	1,964.1	1,958.3
Non-controlling interest	3.1	3.0
Total Parent equity and non-controlling interest	1,967.2	1,961.3
Total liabilities and Parent equity	$2,487.5	$2,472.7
See notes to condensed combined financial statements.

Process & Motion Control
Condensed Combined Statements of Operations
(in Millions)
(Unaudited)
	Three Months Ended
	March 31, 2021	March 31, 2020
Net sales	$320.9	$363.6
Cost of sales	201.4	232.0
Gross profit	119.5	131.6
Selling, general and administrative expenses	71.3	70.3
Restructuring and other similar charges	—	6.2
Amortization of intangible assets	3.3	3.6
Income from operations	44.9	51.5
Non-operating expense:
Interest expense, net	(1.3)	(0.7)
Actuarial loss on pension and postretirement benefit obligations	—	(15.7)
Other expense, net	(0.7)	(3.1)
Income before income taxes	42.9	32.0
Provision for income taxes	(10.9)	(4.3)
Equity method investment income (loss)	0.1	(0.2)
Net income	32.1	27.5
Non-controlling interest income	0.1	0.1
Net income attributable to Process & Motion Control	$32.0	$27.4
See notes to condensed combined financial statements.

Process & Motion Control
Condensed Combined Statements of Comprehensive Income
(in Millions)
(Unaudited)
	Three Months Ended
	March 31, 2021	March 31, 2020
Net income attributable to Process & Motion Control	$32.0	$27.4
Other comprehensive loss:
Foreign currency translation and other adjustments	(4.2)	(15.0)
Change in pension and other postretirement defined benefit plans, net of tax	—	(2.5)
Other comprehensive loss, net of tax	(4.2)	(17.5)
Non-controlling interest income	0.1	0.1
Total comprehensive income	$27.9	$10.0
See notes to condensed combined financial statements.

Process & Motion Control
Condensed Combined Statements of Changes in Parent Equity
(in Millions)
(Unaudited)
	Net Parent Investment	Accumulated Other Comprehensive Loss	Non-controlling interest (1)	Total Parent equity and non-controlling interest
Balance at December 31, 2019	$1,978.8	$(29.1)	$2.6	$1,952.3
Net income	27.4	—	0.1	27.5
Foreign currency translation and other adjustments	—	(15.0)	—	(15.0)
Change in pension and other postretirement defined benefit plans	—	(2.5)	—	(2.5)
Total comprehensive income (loss)	27.4	(17.5)	0.1	10.0
Stock-based compensation expense	2.2	—	—	2.2
Proceeds from exercise of stock options	6.7	—	—	6.7
Net transfers to Parent	(39.7)	—	—	(39.7)
Balance at March 31, 2020	$1,975.4	$(46.6)	$2.7	$1,931.5
	Net Parent Investment	Accumulated Other Comprehensive Loss	Non-controlling interest (1)	Total Parent equity and non-controlling interest
Balance at December 31, 2020	$1,967.0	$(8.7)	$3.0	$1,961.3
Net income	32.0	—	0.1	32.1
Foreign currency translation and other adjustments	—	(4.2)	—	(4.2)
Total comprehensive income (loss)	32.0	(4.2)	0.1	27.9
Stock-based compensation expense	5.7	—	—	5.7
Proceeds from exercise of stock options	2.4	—	—	2.4
Net transfers to Parent	(30.1)	—	—	(30.1)
Balance at March 31, 2021	$1,977.0	$(12.9)	$3.1	$1,967.2

(1) During the three months ended March 31, 2020, represents a 30% non-controlling interest in a subsidiary and a 5% non-controlling interest in another joint venture relationship. On November 24, 2020, PMC acquired the remaining 30% non-controlling interest associated with the aforementioned joint venture for a cash purchase price of $0.3 million. Following this transaction, represents a 5% non-controlling interest in the remaining joint venture relationship. Refer to Note 2, Acquisitions and Divestiture for further detail.
See notes to condensed combined financial statements.

Process & Motion Control
Condensed Combined Statements of Cash Flows
(in Millions)
(Unaudited)
	Three Months Ended
	March 31, 2021	March 31, 2020
Operating activities
Net income	$32.1	$27.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	11.9	11.4
Amortization of intangible assets	3.3	3.6
Loss on dispositions of assets	0.2	0.3
Deferred income taxes	0.1	(0.3)
Actuarial loss on pension and postretirement benefit obligations	—	0.7
Other non-cash charges	0.3	0.6
Stock-based compensation expense	5.7	2.2
Changes in operating assets and liabilities:
Receivables	(16.9)	(36.2)
Inventories	(7.6)	22.6
Other assets	(2.9)	10.4
Accounts payable	24.5	16.0
Accruals and other	(10.6)	20.3
Cash provided by operating activities	40.1	79.1
Investing activities
Expenditures for property, plant and equipment	(8.2)	(13.7)
Proceeds from dispositions of long-lived assets	0.7	—
Cash used for investing activities	(7.5)	(13.7)
Financing activities
Repayments of debt	(0.5)	(0.3)
Proceeds from exercise of stock options	2.4	6.7
Net transfers to Parent	(30.1)	(39.7)
Cash used for financing activities	(28.2)	(33.3)
Effect of exchange rate changes on cash and cash equivalents	(2.3)	(5.6)
Increase in cash and cash equivalents	2.1	26.5
Cash and cash equivalents at beginning of period	193.3	136.4
Cash and cash equivalents at end of period	$195.4	$162.9
See notes to condensed combined financial statements.

Process & Motion Control
Notes to Condensed Combined Financial Statements
March 31, 2021
(Unaudited)
1. Basis of Presentation and Significant Accounting Policies
Spin-off from Rexnord Corporation
On February 16, 2021, Rexnord Corporation (“Rexnord” or the “Parent”) and Regal Beloit Corporation (“Regal”) announced that they entered into definitive agreements whereby Rexnord will separate its Process & Motion Control segment (“PMC” or the “Company”) by way of a tax-free spin-off to Rexnord’s stockholders and then immediately combine it with Regal in a Reverse Morris Trust (“RMT”) transaction. This transaction is subject to regulatory approvals, Regal and Rexnord shareholder approvals, and customary closing conditions, and is expected to close in the second half of 2021.
PMC
PMC designs, manufactures, markets and services a comprehensive range of specified, highly engineered mechanical components used within complex systems where PMC’s customers’ reliability requirements and costs of failure or downtime are high. The PMC portfolio includes motion control products, shaft management products, aerospace components and related value-added services. Products and services are marketed and sold globally under widely recognized brand names, including Rexnord®, Rex®, Addax®, Euroflex®, Falk®, FlatTop®, Cambridge®, Link-Belt®, Omega®, PSI®, Shafer®, Stearns®, Highfield®, Thomas®, Centa®, and TollokTM. PMC products and services are sold into a diverse group of attractive end markets, including food and beverage, aerospace, mining, petrochemical, energy and power generation, cement and aggregates, forest and wood products, agriculture, and general industrial and automation applications.
PMC has a global presence with manufacturing plants, sales centers, and administrative offices located throughout the world. PMC operates within legal entities that are established for the sole purpose of containing activities of PMC, with little or no presence of other Rexnord operations and legal entities that are shared between PMC and other Rexnord operations (“shared entities”) to varying degrees. Although PMC operates in over a dozen countries, its revenues are primarily recognized by entities in United States and Europe.
Principles of Combination and Basis of Presentation
Throughout the periods covered by the condensed combined financial statements, PMC operated as a part of Rexnord. Consequently, standalone financial statements have not historically been prepared for PMC. The condensed combined financial statements included herein present, on a historical basis, the financial position, results of operations and cash flows related to PMC, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are presented on a carve-out basis. The accompanying condensed combined financial statements have been derived from the consolidated financial statements and accounting records of Rexnord, as if PMC’s operations had been conducted independently from Rexnord.
The assets, liabilities and operations of PMC have historically been held and managed by various legal entities within Rexnord. Certain of these legal entities solely pertain to the operations of PMC for which discrete financial information is available. As Rexnord records transactions at the legal entity level, for the shared entities (i.e., entities related to both PMC and non-PMC businesses) for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to PMC.
The condensed combined statements of operations include all revenues and costs directly attributable to PMC as well as an allocation of expenses related to executive management, finance, legal, tax, information technology, human resources and other shared services (“Allocated corporate costs”). Expenses that are specifically identifiable to PMC are directly recorded to the condensed combined statements of operations. The remaining expenses are primarily allocated on the basis of revenues generated or headcount. PMC considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, PMC. See Note 15, Related Party Transactions. The Allocated corporate costs are deemed to be settled by PMC to Rexnord in the period in which the expense was recorded in the condensed combined statements of operations. All significant intercompany transactions between PMC and Rexnord have been included in these condensed combined financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The condensed combined statements of cash flows present these corporate expenses as cash flows from operating activities, as these costs were incurred by Rexnord. Current and deferred income taxes and related tax expense have been determined based on the standalone results of PMC by applying Accounting Standards Codification (“ASC”) No. 740, Income Taxes (“ASC 740”), to PMC’s operations in each country as if it were a separate taxpayer (i.e. following the separate return methodology).
The condensed combined financial statements include all assets and liabilities that reside within PMC legal entities. Assets and liabilities in shared entities were included in the standalone financial statements to the extent the asset is primarily used by PMC. If PMC is not the primary user of the asset, it was excluded entirely from the condensed combined financial statements.
As the operations comprising PMC are in various legal entities owned 100% by Rexnord, in which PMC has no direct ownership relationship, Rexnord’s net investment in these operations is shown in lieu of stockholder’s equity in the condensed combined financial statements. Legal entities owned less than 100% by Rexnord but controlled by Rexnord are shown on a combined basis less their respective non-controlling ownership interest. Transactions between PMC and Rexnord are reflected as net Parent investment in the condensed combined balance sheets and as a financing activity in net transfers to Parent in the condensed combined statements of cash flows. All material intra-company transactions and accounts within these condensed combined financial statements have been eliminated. See Note 15, Related Party Transactions for additional information.
Cash and cash equivalents in the condensed combined balance sheets represent cash held in foreign entities specifically related to PMC. Rexnord utilizes a centralized approach to cash management in the U.S. and funds PMC’s operating and investing activities as needed. The cash and cash equivalents centrally held by Rexnord are not specifically identifiable to PMC and therefore have not been reflected in the condensed combined balance sheets. Transfers of cash, both to and from Rexnord’s centralized cash management system, are reflected as a component of Rexnord’s net investment in PMC’s condensed combined balance sheet and as a financing activity in the condensed combined statements of cash flow.
Rexnord’s third party debt and the related interest have not been allocated to PMC for any of the periods presented because Rexnord’s borrowings are primarily for corporate cash purposes and are not directly attributable to PMC.
Rexnord has an accounts receivable securitization facility, which is corporate in nature and not specific to PMC. The securitization facility borrowings are not presented in the condensed combined financial statements. See Note 15, Related Party Transactions for additional discussion.
Rexnord maintains various stock-based compensation plans at a corporate level. PMC employees participate in those programs and a portion of the compensation cost associated with those plans is included in the PMC condensed combined statements of operations. The amounts presented in the condensed combined financial statements are not necessarily indicative of future awards and may not reflect the results that PMC would have experienced as a standalone entity. See Note 15, Related Party Transactions for additional discussion.
Certain PMC employees participate in U.S. pension and other postretirement benefit plans sponsored by Rexnord that are shared amongst its businesses, including PMC. For shared plans, the participation in these plans is reflected in the condensed combined financial statements as though PMC participates in a multi-employer plan with the other businesses of Rexnord and a proportionate share of the cost is reflected in the condensed combined statements of operations, while the assets and liabilities of such plans are retained by Rexnord. Additionally, PMC sponsors pension plans for certain employees primarily associated with its foreign operations. These plans are recognized under a single employer method in the condensed combined financial statements. See Note 12, Retirement Benefits for further information.
PMC considers the allocations made in preparation of these condensed combined financial statements to be a reasonable reflection of the utilization of services by, or the benefits provided to, PMC. The allocations may not, however, reflect the expenses PMC would have incurred as a standalone entity for the periods presented. As a result, the condensed combined financial statements may not be indicative of PMC’s financial condition, results of operations or cash flows had PMC operated as a standalone entity during the periods presented, and the results stated in the condensed combined financial statements are not indicative of PMC’s future financial condition, results of operations or cash flows.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted for the interim periods, although the Company believes that the disclosures are adequate to make the information presented not misleading.
In the opinion of management, the unaudited condensed combined financial statements include all adjustments necessary for a fair presentation of the results of operations for the interim periods. Following the end of Rexnord’s fiscal year ended March 31, 2020, Rexnord transitioned to a December 31 fiscal year-end date. Results for the interim periods are not necessarily indicative of results that may be expected for the year ending December 31, 2021. These condensed combined financial statements should be read in conjunction with the audited combined financial statements and the notes thereto included elsewhere in this joint proxy statement/prospectus-information statement for the nine-month transition period ended December 31, 2020 (the “Transition Period”).
Recent Accounting Pronouncements
In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). The amendments in this update provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate that is expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. PMC did not modify any material contracts due to reference rate reform during the three months ended March 31, 2021. PMC will continue to evaluate the impact this guidance will have on its combined financial statements for all future transactions affected by reference rate reform during the time period referenced above.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The FASB issued this update as part of its initiative to reduce complexity in accounting standards. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and also improve consistent application of other areas by clarifying and amending existing guidance. PMC adopted this ASU on January 1, 2021 using a retrospective, modified retrospective or prospective basis for certain amendments. There was no impact to the condensed combined financial statements.
2. Acquisitions and Divestiture
On October 1, 2020, PMC completed the sale of its gearbox product line in China for aggregate cash consideration of $5.8 million. The gearbox product line was not material to PMC’s combined statements of operations or financial position and did not meet the criteria to be presented as discontinued operations. In completing the sale, PMC sold inventory, fixed assets and other intellectual property associated with the business with a carrying value of $5.0 million. In addition, PMC allocated $1.8 million of goodwill that was included in the calculation of the gain on sale of the business. PMC recognized a gain of $0.8 million within other income (expense), net in the condensed combined statements of operations during the nine months ended December 31, 2020.
On November 24, 2020, PMC acquired the remaining non-controlling interest in a joint venture for a cash purchase price of $0.3 million. The acquisition of the remaining minority interest was not material to PMC’s condensed combined statements of operations or financial position.
PMC’s results of operations include the acquired operations subsequent to the acquisition date. Pro-forma results of operations and certain other U.S. GAAP disclosures related to the acquisition have not been presented because they are not significant to PMC’s condensed combined statements of operations or financial position.
3. Restructuring and Other Similar Charges
During the three months ended March 31, 2021, Rexnord continued to execute various restructuring actions. These initiatives were implemented to drive efficiencies and reduce operating costs while also modifying Rexnord’s footprint to reflect changes in the markets it serves, the impact of acquisitions on Rexnord’s overall manufacturing capacity and the refinement of its overall product portfolio. These restructuring actions primarily resulted in workforce reductions, lease termination costs and other facility rationalization costs. Management expects to continue executing similar initiatives to optimize its operating margin and manufacturing footprint. As Rexnord continues to evaluate the impact of the COVID-19 pandemic and its effects on the global economy, Rexnord may also execute additional restructuring actions. As such, Rexnord expects further expenses related to workforce reductions, potential impairment or accelerated depreciation of assets, lease termination costs and other facility rationalization costs. Since Rexnord’s evaluation of the impact of COVID-19 and other potential restructuring actions are in process, related restructuring expenses, if any, are not yet estimable.
The following table summarizes PMC’s restructuring and other similar charges incurred during the three months ended March 31, 2021 and 2020 (in millions):
	Three Months Ended
	March 31, 2021	March 31, 2020
Employee termination benefits	$(0.1)	$5.3
Contract termination and other associated costs	0.1	0.9
Total restructuring and other similar costs	$—	$6.2
The following table summarizes the activity in PMC’s accrual for restructuring and other similar costs for the three months ended March 31, 2021 (in millions):
	Employee termination benefits	Contract termination and other associated costs	Total
Accrued Restructuring Costs, December 31, 2020 (1)	$5.6	$0.7	$6.3
Charges	(0.1)	0.1	—
Cash payments	(2.3)	(0.7)	(3.0)
Accrued Restructuring Costs, March 31, 2021 (1)	$3.2	$0.1	$3.3

(1)
The restructuring accrual is included in Other current liabilities on the condensed combined balance sheets.

4. Revenue Recognition
A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in ASC 606, Revenue from Contracts with Customers (“ASC 606”). A contract’s transaction price is allocated to each distinct performance obligation and revenue is recognized when obligations under the terms of a contract with the customer are satisfied. For the majority of PMC’s product sales, revenue is recognized at a point-in-time when control of the product is transferred to the customer, which generally occurs when the product is shipped from PMC’s manufacturing facility to the customer. When contracts include multiple products to be delivered to the customer, generally each product is separately priced and is determined to be distinct within the context of the contract. Other than a standard assurance-type warranty that the product will conform to agreed-upon specifications, there are generally no other significant post-shipment obligations. The expected costs associated with standard warranties continues to be recognized as an expense when the products are sold.
When the contract provides the customer the right to return eligible products or when the customer is part of a sales rebate program, PMC reduces revenue at the point of sale using current facts and historical experience by using an estimate for expected product returns and rebates associated with the transaction. PMC adjusts these estimates at the earlier of when the most likely amount of consideration that is expected to be received changes or when the consideration becomes fixed. Accordingly, an increase or decrease to revenue is recognized at that time.
Sales and other taxes collected concurrent with revenue-producing activities are excluded from revenue. PMC has elected to recognize the cost for freight and shipping when control of products has transferred to the customer as a component of cost of sales in the condensed combined statements of operations. PMC classifies shipping and handling fees billed to customers as net sales and the corresponding costs are classified as cost of sales in the condensed combined statements of operations.
Revenue by Category
The following tables present PMC’s revenue disaggregated by customer type and geography (in millions):
	Three Months Ended
	March 31, 2021	March 31, 2020
Original equipment manufacturers/end users	$180.3	$216.6
Maintenance, repair, and operations	140.6	147.0
Total	$320.9	$363.6
	Three Months Ended
	March 31, 2021	March 31, 2020
United States and Canada	$190.9	$232.3
Europe	79.6	82.2
Rest of world	50.4	49.1
Total	$320.9	$363.6
Contract Balances
For substantially all of PMC’s product sales, the customer is billed 100% of the contract value when the product ships and payment is generally due 30 days from shipment. Certain contracts include longer payment periods; however, PMC has elected to utilize the practical expedient in which PMC will only recognize a financing component to the sale if payment is due more than one year from the date of shipment.
PMC receives payment from customers based on the contractual billing schedule and specific performance requirements established in the contract. Billings are recorded as accounts receivable when an unconditional right to the contractual consideration exists. Contract assets arise when PMC performs by transferring goods or services to a customer before the customer pays consideration, or before the customer’s payment is due. A contract liability exists when PMC has received consideration or the amount is due from the customer in advance of revenue recognition. Contract liabilities and contract assets are recognized in Other current liabilities and Receivables, net, respectively, in PMC’s condensed combined balance sheets.
The following table presents changes in PMC’s contract assets and liabilities during the three months ended March 31, 2021 (in millions):

	Balance Sheet Classification	December 31, 2020	Additions	Deductions	March 31, 2021
Contract Assets	Receivables, net	$—	$—	$—	$—
Contract Liabilities (1)	Other current liabilities	$3.9	$0.3	$(0.8)	$3.4

(1)
Contract liabilities are reduced when revenue is recognized.

Backlog
PMC has backlog of $320.9 million as of March 31, 2021, which represents the most likely amount of consideration expected to be received in satisfying the remaining backlog under open contracts. PMC has elected to use the optional exemption provided by ASC 606-10-50-14A for variable consideration, and has not included estimated rebates in the amount of unsatisfied performance obligations. PMC expects to recognize approximately 87% of the backlog as revenue in the year ending December 31, 2021, and the remaining 13% in the year ending December 31, 2022 and beyond.
Timing of Performance Obligations Satisfied at a Point in Time
PMC determined that the customer is able to control the product when it is delivered to them; thus, depending on the shipping terms, control will transfer at different points between PMC’s manufacturing facility or warehouse and the customer’s location. PMC considers control to have transferred upon shipment or delivery because PMC has a present right to payment at that time, the customer has legal title to the asset, PMC has transferred physical possession of the asset and the customer has significant risks and rewards of ownership of the asset.
Variable Consideration
PMC provides volume-based rebates and the right to return product to certain customers, which are accrued for based on current facts and historical experience. Rebates are paid either on an annual or quarterly basis. There are no other significant variable consideration elements included in PMC’s contracts with customers.
Contract Costs
PMC has elected to expense contract costs as incurred if the amortization period is expected to be one year or less. If the amortization period of these costs is expected to be greater than one year, the costs would be subject to capitalization. As of March 31, 2021, the contract assets capitalized, as well as amortization recognized in the three months ended March 31, 2021, are not significant and there have been no impairment losses recognized.
Allowance for Doubtful Accounts
PMC assesses the collectability of customer receivables based on the credit worthiness of a customer as determined by credit checks and analysis, as well as the customer’s payment history. In determining the allowance for doubtful accounts, PMC also considers various factors including the aging of customer accounts and historical write-offs. In addition, PMC monitors other risk factors, including forward-looking information when establishing adequate allowances for doubtful accounts, which reflects the current estimate of credit losses expected to be incurred over the life of the receivables.
5. Accumulated Other Comprehensive Loss
The changes in accumulated other comprehensive loss, net of tax, for the three months ending March 31, 2021 are as follows (in millions):

	Foreign Currency Translation and Other	Pension and Postretirement Plans	Total
Balance at December 31, 2020	$(10.5)	$1.8	$(8.7)
Other comprehensive loss before reclassifications	(4.2)	—	(4.2)
Amounts reclassified from accumulated other comprehensive loss	—	—	—
Net current period other comprehensive loss	(4.2)	—	(4.2)
Balance at March 31, 2021	(14.7)	1.8	(12.9)
6. Inventories
The major classes of inventories are summarized as follows (in millions):
	March 31, 2021	December 31, 2020
Finished goods	$50.3	$52.9
Work in progress	35.7	36.4
Purchased components	73.4	70.6
Raw materials	47.8	41.1
Inventories at First-in, First-Out (“FIFO”) cost	207.2	201.0
Adjustment to state inventories at Last-in, First-Out (“LIFO”) cost	(7.2)	(7.0)
	$200.0	$194.0
7. Goodwill and Intangible Assets
The changes in the net carrying value of goodwill for the three months ended March 31, 2021, consisted of the following (in millions):
Goodwill
Net carrying amount as of December 31, 2020	$1,125.3
Currency translation adjustments	0.2
Net carrying amount as of March 31, 2021	$1,125.5
The gross carrying amount and accumulated amortization for each major class of identifiable intangible assets as of March 31, 2021 and December 31, 2020 consisted of the following (in millions):
		March 31, 2021
	Weighted Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Patents	11 years	$27.5	$(20.2)	$7.3
Customer relationships (including distribution network)	12 years	435.4	(333.9)	101.5
Tradenames	13 years	32.6	(14.4)	18.2
Intangible assets not subject to amortization – trademarks and tradenames		193.8	—	193.8
Total intangible assets, net	12 years	$689.3	$(368.5)	$320.8

		December 31, 2020
	Weighted Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Patents	11 years	$27.5	$(20.0)	$7.5
Customer relationships (including distribution network)	12 years	435.4	(331.1)	104.3
Tradenames	13 years	32.6	(13.9)	18.7
Intangible assets not subject to amortization – trademarks and tradenames		193.8	—	193.8
Total intangible assets, net	12 years	$689.3	$(365.0)	$324.3
Intangible asset amortization expense totaled $3.3 million and $3.6 million for the three months ended March 31, 2021 and 2020, respectively. PMC expects to recognize amortization expense on the intangible assets subject to amortization of $13.3 million in 2021 (inclusive of $3.3 million of amortization expense recognized in the three months ended March 31, 2021), $13.2 million in 2022, $12.1 million in 2023, $12.0 million in 2024, $11.0 million in 2025 and $10.1 million in 2026. No intangible assets were acquired during the three months ended March 31, 2021.
8. Other Current Liabilities
Other current liabilities are summarized as follows (in millions):
	March 31, 2021	December 31, 2020
Contract liabilities	$3.4	$3.9
Sales rebates	6.1	7.7
Commissions	0.6	0.6
Restructuring and other similar charges (1)	3.3	6.3
Product warranty (2)	7.0	7.7
Risk management (3)	1.3	1.4
Legal and environmental	1.5	1.3
Taxes, other than income taxes	8.0	7.1
Income taxes payable	14.7	12.0
Interest payable	0.1	0.1
Current portion of operating lease liability	7.8	7.6
Other	8.4	9.1
	$62.2	$64.8

(1)
See more information related to the restructuring obligations balance within Note 3, Restructuring and Other Similar Charges.

(2)
See more information related to the product warranty obligations balance within Note 14, Commitments and Contingencies.

(3)
Includes projected liabilities related to losses arising from automobile, general and product liability claims.

9. Long-Term Debt
Long-term debt is summarized as follows (in millions):
	March 31, 2021	December 31, 2020
Finance Leases	$73.0	$73.2
Bank Loans and Other	0.1	0.1
Total	73.1	73.3
Less current maturities	2.2	2.1
Long-term debt	$70.9	$71.2
See Note 13, Leases, to the audited combined financial statements of PMC’s December 31, 2020 fiscal year for further information regarding finance leases.
10. Fair Value Measurements
ASC 820, Fair Value Measurement (“ASC 820”) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820 also specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed assumptions about the assumptions a market participant would use.
In accordance with ASC 820, fair value measurements are classified under the following hierarchy:
•
Level 1 — Quoted prices for identical instruments in active markets.

•
Level 2 — Quoted prices for similar instruments; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs or significant value-drivers are observable.

•
Level 3 — Model-derived valuations in which one or more inputs or value-drivers are both significant to the fair value measurement and unobservable.

If applicable, PMC uses quoted market prices in active markets to determine fair value, and therefore classifies such measurements within Level 1. In some cases where market prices are not available, PMC makes use of observable market based inputs to calculate fair value, in which case the measurements are classified within Level 2. If quoted or observable market prices are not available, fair value is based upon internally developed models that use, where possible, current market-based parameters. These measurements are classified within Level 3 if they use significant unobservable inputs.
Fair Value of Financial Instruments
There were no transfers of assets between levels as March 31, 2021 and December 31, 2020, respectively.
Rexnord has a nonqualified deferred compensation plan for certain executives and other highly compensated employees, including PMC employees. Assets are invested primarily in mutual funds and corporate-owned life insurance contracts held in a Rabbi trust and restricted for payments to participants of the plan. The assets and liabilities are classified in Other assets and Other liabilities, respectively, on the condensed combined balance sheets. Changes in the values of the assets held by the rabbi trust and changes in the value of the deferred compensation liability are recorded in Other expense, net in the condensed combined statements of operations.
The fair values of deferred compensation plan assets and liabilities related to PMC employees are included in the tables below (in millions).

	March 31, 2021
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Deferred compensation plan assets:
Mutual funds (1)	$1.0	$—	$—	$1.0
Corporate-owned life insurance policies (2)	—	4.7	—	4.7
Total assets at fair value	$1.0	$4.7	$—	$5.7
Deferred compensation liability at fair value (3):	$5.7	$—	$—	$5.7
	December 31, 2020
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Deferred compensation plan assets:
Mutual funds (1)	$0.4	$—	$—	$0.4
Corporate-owned life insurance policies (2)	—	4.5	—	4.5
Total assets at fair value	$0.4	$4.5	$—	$4.9
Deferred compensation liability at fair value (3):	$4.9	$—	$—	$4.9

(1)
PMC has elected to use the fair value option for the mutual funds to better align the measurement of the assets with the measurement of the liability, which are measured using quoted prices of identical instruments in active markets and are categorized as Level 1.

(2)
The corporate-owned life insurance contracts are recorded at cash surrender value, which is provided by a third party and reflects the net asset value of the underlying publicly traded mutual funds, and are categorized as Level 2.

(3)
The deferred compensation liability is measured at fair value based on the quoted prices of identical instruments to the investment vehicles selected by the participants.

Fair Value of Non-Derivative Financial Instruments
The carrying amounts of cash, receivables, payables and accrued liabilities approximated fair value at March 31, 2021 and December 31, 2020 due to the short-term nature of those instruments. The carrying amount of long-term debt approximated fair value at March 31, 2021 and December 31, 2020 due to the nature of these obligations.
11. Stock-Based Compensation
Rexnord maintains long-term incentive plans for the benefit of its officers, directors and employees, including certain PMC employees. The following disclosures represent the portion of the Rexnord Corporation Performance Incentive Plan (the “Plan”), expenses maintained by Rexnord in which PMC employees participated. Compensation expense associated with Rexnord corporate employees is included within the general and administrative costs allocated to PMC by Rexnord, as discussed in Note 15, Related Party Transactions. All stock based awards granted under the Plan relate to Rexnord’s stock. As such, all related equity account balances are reflected in Rexnord’s consolidated statements of stockholders’ equity and have not been reflected in PMC’s condensed combined financial statements. During the three months ended March 31, 2021 and 2020, PMC recorded $5.7 million and $2.2 million of stock-based compensation expense, respectively.

During the three months ended March 31, 2021, PMC granted the following stock options, restricted stock units and common stock to directors, executive officers, and certain other employees:
Award Type	Number of Awards	Weighted Average Grant-Date Fair Value
Stock options	205,852	$15.39
Restricted stock units	134,557	$45.09
Common stock	31,670	$47.76
See Note 14, Stock-Based Compensation, to the audited combined financial statements of PMC’s December 31, 2020 fiscal year for further information regarding stock-based compensation.
12. Retirement Benefits
Single Employer Plans
The components of net periodic benefit cost are as follows (in millions):
	Three Months Ended
	March 31, 2021	March 31, 2020
Pension Benefits:
Service cost	$0.1	$0.1
Interest cost	0.2	0.4
Expected return on plan assets	(0.1)	(0.2)
Recognition of actuarial losses	—	0.7
Net periodic benefit cost	$0.2	$1.0
Multi-Employer Plans
The pension and other postretirement benefit plan expenses are comprised of the following (in millions):
	Three Months Ended
	March 31, 2021	March 31, 2020
Proportionate share of income	$(0.6)	$(0.3)
Proportionate share of net actuarial losses	—	15.0
Total	$(0.6)	$14.7
The service cost component of net periodic benefits is presented within Cost of sales and Selling, general and administrative expenses in the condensed consolidated statements of operations, while the other components of net periodic benefit cost are presented within Other expense, net. PMC recognizes the net actuarial gains or losses in excess of the corridor in operating results during the final quarter of each fiscal year (or upon any required remeasurement event). During the three months ended March 31, 2020, PMC performed its annual remeasurement as of the fiscal year ended March 31, 2020, which resulted in the recognition of a $15.7 million non-cash actuarial loss. This amount is recorded within Actuarial loss on pension and postretirement benefit obligations in the condensed consolidated statements of operations.
See Note 15, Retirement Benefits, to the audited combined financial statements of PMC’s December 31, 2020 fiscal year for further information regarding retirement benefits.
13. Income Taxes
Although certain PMC entities were historically included in consolidated income tax returns of Rexnord, PMC’s income taxes are computed and reported herein utilizing the separate return methodology. Under this methodology, such PMC entities are assumed to file hypothetical PMC-only consolidated returns with the applicable tax authorities; however, any such related tax due or receivable are not reflected as accrued income taxes herein but rather are treated as due to or from Rexnord. Use of this methodology may also result in differences when the sum of the amounts allocated to standalone tax provisions are compared with amounts presented in consolidated financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, such as net operating loss carryforwards, which were reflected in Rexnord’s consolidated financial statements may or may not exist at the standalone PMC level.
PMC’s income tax expense is impacted by a number of factors, including the amount of taxable earnings derived in foreign jurisdictions with tax rates that are generally higher than the U.S. federal statutory rate, state tax rates in the jurisdictions where PMC conducts business and PMC’s ability to utilize various tax credits, capital loss and net operating loss (“NOL”) carryforwards. PMC regularly reviews its deferred tax assets for recoverability and valuation allowances are established based on historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences, as deemed appropriate. In addition, all other available positive and negative evidence is taken into consideration for purposes of determining the proper balances of such valuation allowances. As a result of this review, the PMC business continues to maintain a valuation allowance against certain foreign NOL carryforwards and other related foreign deferred tax assets. Future changes to the balances of these valuation allowances, as a result of this continued review and analysis, could result in a material impact to the financial statements for such period of change.
The income tax provision was $10.9 million in the three months ended March 31, 2021, compared to $4.3 million in the three months ended March 31, 2020. The effective income tax rate for the three months ended March 31, 2021 was 25.4% versus 13.4% in the three months ended March 31, 2020. The effective income tax rate for the three months ended March 31, 2021 was above the U.S. federal statutory rate of 21% primarily due to the accrual of foreign income taxes, which are generally above the U.S. federal statutory rate, the accrual of unrecognized income tax benefits in which such realization is not deemed more-likely-than-not, the accrual of additional income taxes associated with compensation deduction limitations under Section 162(m) of the Internal Revenue Code and the accrual of various state income taxes, partially offset by the recognition of a discrete foreign financing-related income tax benefit, as well as the recognition of income tax benefits associated with foreign-derived intangible income (“FDII”). The effective income tax rate for the three months ended March 31, 2020 was below the U.S. federal statutory rate of 21% primarily due to the recognition of certain previously unrecognized tax benefits due to the lapse of the applicable statutes of limitations and the recognition of income tax benefits associated with FDII, partially offset by the accrual of foreign income taxes, which are generally above the U.S. federal statutory rate and the accrual of various state income taxes.
PMC’s total liability for net unrecognized tax benefits as of March 31, 2021 and December 31, 2020 was $9.5 million and $9.3 million, respectively. PMC recognizes accrued interest and penalties related to unrecognized income tax benefits in income tax expense. As of March 31, 2021 and December 31, 2020, the total amount of unrecognized tax benefits includes $1.5 million and $1.6 million of gross accrued interest and penalties, respectively. PMC recognized $0.1 million and $(0.5) million of net interest and penalties as income tax expense (benefit) during the three months ended March 31, 2021 and March 31, 2020, respectively.
PMC conducts business in multiple locations within and outside the U.S. Consequently, Rexnord and certain PMC entities are subject to periodic income tax examinations by domestic and foreign income tax authorities. Currently, Rexnord, including PMC businesses is undergoing routine, periodic income tax examinations in both domestic and foreign jurisdictions. During the three months ended March 31, 2020, the German tax authorities concluded an examination of the corporate income and trade tax returns for PMC’s CENTA German subsidiary for the tax years ended December 31, 2014 through December 31, 2017. The conclusion of the tax examination resulted in additional tax liabilities of approximately $1.7 million, all of which was subject to indemnification under the terms of the applicable purchase agreement or otherwise appropriately accrued in the financial statements. During the three months ended March 31, 2020, the Italian tax authorities began conducting an income tax examination of the income tax return of one of PMC’s Italian subsidiaries for the tax year ended March 31, 2018. In addition, certain of PMC’s German subsidiaries are currently undergoing a corporate income and trade tax examination by the German tax authorities for the tax years or period ended March 31, 2015 through March 31, 2018. During the three months ended September 30, 2018, the IRS completed an income tax examination of Rexnord’s amended U.S. consolidated federal income tax return for the tax year ended March 31, 2015, and Rexnord paid approximately $0.4 million upon conclusion of such examination. It appears reasonably possible that the amounts of unrecognized income tax benefits could change in the next twelve months upon conclusion of current ongoing examinations; however, any potential payments of income tax, interest and penalties are not expected to be significant to PMC’s consolidated financial statements. With certain exceptions, PMC is no longer subject to U.S. federal income tax examinations for tax years ending prior to March 31, 2018, state and local income tax examinations for years ending prior to March 31, 2017 or significant foreign income tax examinations for years ending prior to March 31, 2016.
14. Commitments and Contingencies
Warranties:
PMC offers warranties on the sales of certain of its products and records an accrual for estimated future claims. Such accruals are based upon historical experience and management’s estimate of the level of future claims. The following table presents changes in PMC’s product warranty liability during each of the periods presented (in millions):
	Three Months Ended
	March 31, 2021	March 31, 2020
Balance at beginning of period	$7.7	$5.0
Charged to operations	0.3	0.8
Claims settled	(1.0)	(0.4)
Balance at end of period	$7.0	$5.4
Contingencies:
PMC’s subsidiaries are involved in various unresolved legal actions, administrative proceedings and claims in the ordinary course of business involving, among other things, product liability, commercial, employment, workers’ compensation, intellectual property claims and environmental matters. PMC establishes accruals in a manner that is consistent with accounting principles generally accepted in the United States for costs associated with such matters when liability is probable and those costs are capable of being reasonably estimated. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss or recovery, based upon current information, management believes the eventual outcome of these unresolved legal actions, either individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of PMC.
In connection with its sale, Invensys plc (“Invensys”) provided PMC with indemnification against certain contingent liabilities, including certain pre-closing environmental liabilities. PMC believes that, pursuant to such indemnity obligations, Invensys is obligated to defend and indemnify PMC with respect to the matters described below relating to the Ellsworth Industrial Park Site and to various asbestos claims. The indemnity obligations relating to the matters described below are subject, together with indemnity obligations relating to other matters, to an overall dollar cap equal to the purchase price, which is an amount in excess of $900 million. The following paragraphs summarize the most significant actions and proceedings:
In 2002, Rexnord Industries, LLC (“Rexnord Industries”), a PMC entity, was named as a potentially responsible party (“PRP”), together with at least ten other companies, at the Ellsworth Industrial Park Site, Downers Grove, DuPage County, Illinois (the “Site”), by the United States Environmental Protection Agency (“USEPA”), and the Illinois Environmental Protection Agency (“IEPA”). Rexnord Industries’ Downers Grove property is situated within the Ellsworth Industrial Complex. The USEPA and IEPA allege there have been one or more releases or threatened releases of chlorinated solvents and other hazardous substances, pollutants or contaminants, allegedly including but not limited to a release or threatened release on or from PMC’s property, at the Site. The relief sought by the USEPA and IEPA includes further investigation and potential remediation of the Site and reimbursement of USEPA’s past costs. In early 2020,

Rexnord Industries entered into an administrative order with the USEPA to do remediation work on its Downers Grove property. Rexnord Industries’ allocated share of past and future costs related to the Site, including for investigation and/or remediation, could be significant. All previously pending property damage and personal injury lawsuits against PMC related to the Site have been settled or dismissed. Pursuant to its indemnity obligation, Invensys continues to defend PMC in known matters related to the Site, including the costs of the remediation work pursuant to the 2020 administrative order, and has paid 100% of the costs to date.
Multiple lawsuits (with approximately 300 claimants) are pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain brakes and clutches previously manufactured by PMC’s Stearns division and/or its predecessor owners. Invensys and FMC, prior owners of the Stearns business, have paid 100% of the costs to date related to the Stearns lawsuits. Similarly, PMC’s Prager business is the subject of claims by multiple claimants alleging personal injuries due to the alleged presence of asbestos in a product allegedly manufactured by Prager. However, all these claims are currently on the Texas Multi-district Litigation inactive docket, and PMC does not believe that they will become active in the future. To date, PMC’s insurance providers have paid 100% of the costs related to the Prager asbestos matters. PMC believes that the combination of its insurance coverage and the Invensys indemnity obligations will cover any future costs of these matters.
In connection with Rexnord’s acquisition of The Falk Corporation (“Falk”), Hamilton Sundstrand provided PMC with indemnification against certain products-related asbestos exposure liabilities. PMC believes that, pursuant to such indemnity obligations, Hamilton Sundstrand is obligated to defend and indemnify PMC with respect to the asbestos claims described below, and that, with respect to these claims, such indemnity obligations are not subject to any time or dollar limitations.
The following paragraph summarizes the most significant actions and proceedings for which Hamilton Sundstrand has accepted responsibility:
Falk, through its successor entity, is a defendant in multiple lawsuits pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain clutches and drives previously manufactured by Falk. There are approximately 100 claimants in these suits. The ultimate outcome of these lawsuits cannot presently be determined. Hamilton Sundstrand is defending PMC in these lawsuits pursuant to its indemnity obligations and has paid 100% of the costs to date.
15. Related Party Transactions
PMC has historically operated as part of the Parent and not as a stand-alone company. Accordingly, the Parent has allocated certain account balances and costs to PMC that are reflected within these condensed combined financial statements. Management considers the allocation methodologies used by the Parent to be reasonable and to appropriately reflect the related expenses attributable to PMC for purposes of the carve-out financial statements; however, the expenses reflected in these condensed combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if PMC had operated as a separate stand-alone entity. In addition, the expenses reflected in the condensed combined financial statements may not be indicative of expenses PMC will incur in the future. Actual costs that would have been incurred if PMC had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including PMC’s capital structure, information technology and infrastructure.
Related party transactions in the condensed combined statements of operations between PMC and Rexnord are summarized in the following table:
	Three Months Ended
	March 31, 2021	March 31, 2020
Selling, general and administrative expenses	$10.3	$10.5
Other expense, net	0.2	—
Total related party expenses, net	$10.5	$10.5

Shared Services and Stock-Based Compensation
Rexnord provides PMC certain shared services in the form of Allocated corporate costs. Some of these services may continue to be provided to PMC on a temporary basis following the RMT transaction.
Rexnord maintains long-term incentive plans for the benefit of its officers, directors and employees, including certain PMC employees. Stock-based compensation expense associated with Rexnord corporate employees is included within the selling, general and administrative expenses allocated to PMC by Rexnord.
PMC determined that it is not practicable to determine the cost of these Allocated corporate costs on a standalone basis for the periods presented. Therefore, expenses for Corporate allocated costs and stock-based compensation for corporate employees were allocated to PMC based on appropriate methods, depending on the nature of the expense to be allocated. The allocations herein may not reflect the combined financial position, results of operations and cash flows of PMC in the future or what they would have been had PMC been a separate, standalone entity during the periods presented. Management believes that the methods used to allocate expenses to PMC are reasonable.
Treasury Functions
Cash and cash equivalents held by Rexnord at the corporate level were not allocated to PMC in any of the periods presented. PMC participates in Rexnord’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems that are operated by Rexnord. Cash receipts are transferred to centralized accounts, also maintained by Rexnord. As cash is disbursed and received by Rexnord, it is accounted for by PMC through net Rexnord investment. Rexnord’s third party long-term debt, and the related interest expense, have not been allocated to PMC for any of the periods presented. The components of Net transfers to Parent included within Net Parent investment were as follows:
	Three Months Ended
	March 31, 2021	March 31, 2020
Cash pooling and general financing activities, net	$(40.6)	$(50.2)
Corporate allocated costs	10.5	10.5
Net transfers to parent per condensed combined statement of changes in parent equity	$(30.1)	$(39.7)
Accounts Receivable Securitization Program
Rexnord had an accounts receivable securitization facility with Mizuho Bank, Ltd (“Mizuho”). Rexnord Funding LLC (“Rexnord Funding”), a wholly-owned subsidiary of Rexnord, has granted Mizuho a security interest in all of its domestic current and future receivables and related assets in exchange for a credit facility permitting borrowings of up to a maximum aggregate amount of $100.0 million outstanding from time to time. Such borrowings are used by Rexnord Funding to finance purchases of accounts receivable. Any borrowings under the securitization facility are accounted for as secured borrowings on Rexnord’s consolidated balance sheets. The securitized accounts receivable is a corporate facility and not specific to PMC, and as such, is not reflected in the condensed combined financial statements.
On April 16, 2021, Rexnord provided notice to Mizuho of its election to terminate the Funding Agreement, and other documentation related to the Securitization, effective as of May 17, 2021. In connection with the termination, Rexnord reduced any outstanding principal to zero (the outstanding principal amount was zero as of April 16, 2021), and made all other payments and paid any other fees that were due and payable under the terms of the existing fee letter between the parties, including customary commitment and program fees.
Product Sales
PMC does not sell or purchase product from other businesses of Rexnord.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
among
REGAL BELOIT CORPORATION
PHOENIX 2021, INC.
REXNORD CORPORATION
AND
LAND NEWCO, INC.
Dated as of February 15, 2021

A-i

A-ii

A-iii

Exhibit A	—	Certain Definitions
Schedule A	—	Knowledge of Remainco
Schedule B	—	Knowledge of RMT Partner
Schedule C	—	Antitrust Consents and FDI Consents
Schedule D	—	Overlap Shareholder Determination Process

A-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 15, 2021, by and among: (i) Rexnord Corporation, a Delaware corporation (“Remainco”); (ii) Land Newco, Inc., a Delaware corporation and wholly owned indirect subsidiary of Remainco (“Spinco”); (iii) Regal Beloit Corporation, a Wisconsin corporation (“RMT Partner”); and (iv) Phoenix 2021, Inc., a Delaware corporation and wholly owned subsidiary of RMT Partner (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
Whereas, Remainco is engaged, directly and indirectly, in the Spinco Business;
Whereas, the Board of Directors of Remainco (the “Remainco Board”) has determined that the consummation of the transactions contemplated by the terms and conditions set forth in this Agreement and the Separation and Distribution Agreement, dated the date hereof (as it may be amended, modified or supplemented from time to time, the “Separation Agreement”), by and among Remainco, Spinco, and RMT Partner and the other Transaction Documents, is fair to, advisable and in the best interests of Remainco and Remainco’s stockholders;
Whereas, Rexnord, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Remainco (“Intermediateco”) currently owns all of the issued and outstanding shares of Spinco Common Stock;
Whereas, on the terms and subject to the conditions set forth in Separation Agreement, in order to effect such separation, Remainco will undertake the Internal Restructuring and, in connection therewith, effect the Spinco Contribution and, in exchange therefor, Spinco shall (i) issue to Intermediateco additional shares of Spinco Common Stock; and (ii) pay to Intermediateco the Cash Payment;
Whereas, on the terms and subject to the conditions set forth in the Separation Agreement, following the completion of the Internal Restructuring, the Spinco Contribution and the payment of the Cash Payment, Intermediateco shall own all of the issued and outstanding shares of Spinco Common Stock and Remainco and Intermediateco shall effect the Distributions;
Whereas, the Parties contemplate that, pursuant to this Agreement, immediately after the Spin-Off and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Spinco, with Spinco surviving the Merger as a wholly owned direct Subsidiary of RMT Partner, and all outstanding shares of Spinco Common Stock shall be converted into the right to receive shares of common stock of RMT Partner on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the WBCL;
Whereas, for U.S. federal income tax purposes (i) the Spinco Contribution and the Second Distribution, taken together, are intended to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, (ii) each of the Distributions (other than the First Distribution) is intended to qualify as a distribution described in Section 355 of the Code, (iii) the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iv) each of this Agreement and the Separation Agreement constitute “a plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);
Whereas, prior to the Closing Date, if the RMT Partner Special Dividend is required in accordance with Section 1.7, the RMT Partner Board will declare the RMT Partner Special Dividend with a record date prior to the Closing Date, the payment of such RMT Partner Special Dividend to be subject to the satisfaction of conditions determined by the RMT Partner Board;
Whereas, the respective boards of directors of each of Remainco, Spinco, RMT Partner and Merger Sub have each approved and declared advisable and in the best interests of their respective stockholders this Agreement and the transactions contemplated hereby, including the Merger; and
Whereas, the parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

Now, Therefore, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DESCRIPTION OF TRANSACTION
1.1The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Spinco. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and Spinco shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly-owned Subsidiary of RMT Partner, and shall succeed to and assume all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, debt and duties of Merger Sub in accordance with the DGCL.
1.2Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
1.3Closing; Effective Time.   Unless the transactions contemplated hereby shall have been abandoned and this Agreement terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central time, at the offices of Sidley Austin LLP (“Sidley”), One South Dearborn, Chicago, Illinois 60603, on a date and time to be designated jointly by Remainco and RMT Partner, which shall be (a) no later than the later of the third Business Day following (i) the satisfaction or waiver of the conditions set forth in Articles VI and VII (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) (provided, however, that the Closing shall not occur prior to the third Business Day following the occurrence of the Ruling Event) or (b) at such other date, time or place as RMT Partner and Remainco may mutually agree. The date on which the Closing actually takes place is referred to as the “Closing Date”. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by Spinco and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Remainco and RMT Partner and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”). “Ruling Event” shall mean the earlier of (a) the date on which (i) Remainco has received the Ruling from the IRS, (ii) the IRS informs Remainco and RMT Partner in writing that the IRS has declined to issue a private letter ruling that satisfies each of the requirements described in clauses (a) through (c) contemplated in the definition of Ruling or (iii) Remainco, with the written consent of RMT Partner, withdraws the Ruling Request and (b) the date nine months from the date hereof.
1.4
Certificate of Incorporation and Bylaws; Directors and Officers.

(a)The certificate of incorporation of Spinco in effect as of the date hereof shall, following the Merger, continue as the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Legal Requirement;
(b)the bylaws of Spinco in effect as of the date hereof shall, following the Merger, continue as the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Legal Requirement; and
(c)the directors of the Surviving Corporation immediately after the Effective Time shall be the New RMT Partner Directors and one individual designated by RMT Partner. The officers of the Surviving Corporation immediately after the Effective Time shall be the same individuals who are the officers of Spinco as in effect immediately prior to the Effective Time.
1.5
Conversion of Spinco Common Stock in the Merger.

(a)Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Remainco, Spinco, RMT Partner, Merger Sub or any stockholder of Remainco or RMT Partner:
(i)each share of Spinco Common Stock owned by Remainco, Spinco, any Subsidiary of Spinco, or any other Subsidiary of Remainco after the Distributions and immediately prior to the Effective Time (or held in Spinco’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii)each share of Spinco Common Stock owned by RMT Partner, Merger Sub or any other Subsidiary of RMT Partner immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(iii)except as provided in Sections 1.5(a)(i) and 1.5(a)(ii) and subject to Sections 1.5(e) and 1.5(f), each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, but after giving effect to the Distributions, shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of RMT Partner Common Stock equal to the Exchange Ratio, subject to adjustment as contemplated by Section 1.5(b) and Section 1.5(f) (other than shares canceled in accordance with Sections 1.5(a)(i) and 1.5(a)(ii)); and
(iv)each share of the common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Surviving Corporation, which shall be a wholly owned Subsidiary of RMT Partner.
(b)If the number of issued and outstanding shares of RMT Partner Common Stock to be received in the Merger by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock (other than the Overlap Shareholders), together with the number of Overlap Shares (if any), would be less than 50.8% (the “Threshold Percentage”) of all issued and outstanding shares of RMT Partner Common Stock as of immediately following the Effective Time (including (i) any instruments that are treated as stock for U.S. federal income Tax purposes and (ii) any stock that may be issued after the Effective Time pursuant to the exercise or settlement of an option or other contract acquired or entered into on or before the Effective Time that would be regarded as having been acquired or entered into before the Effective Time as part of a “plan” of which the Spin-Off is a part within the meaning of Section 355(e) of the Code, determined without regard to any adjustment pursuant to this Section 1.5(b) (the “Share Equivalents”)), then the Exchange Ratio shall be increased such that the aggregate number of shares of RMT Partner Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock (other than Overlap Shareholders (if any)), together with the Overlap Shares (if any), equals the Threshold Percentage; provided, however, that if (x) a private letter ruling from the IRS that satisfies the requirement described in clause (a) in the definition of “Ruling” has not been received by Remainco by the date that is three Business Days prior to the Closing Date or (y) such adjustment to the Exchange Ratio would otherwise result in the number of shares of RMT Partner Common Stock issued in the Merger being greater than 50.1% of all issued and outstanding shares of RMT Partner Common Stock as of immediately following the Effective Time (calculated by including any Share Equivalents), then the concept of Overlap Shareholders shall be disregarded for purposes of adjusting the Exchange Ratio and the Exchange Ratio shall instead be adjusted so that the number of shares of RMT Partner Common Stock issued in the Merger with respect to Qualified Spinco Common Stock will equal 50.1% of all issued and outstanding shares of RMT Partner Common Stock as of immediately following the Effective Time (calculated by including any Share Equivalents). For the avoidance of doubt, the parties agree that notwithstanding anything in this Agreement to the contrary, if the Overlap Calculation using Overlap Shares is used to determine the Exchange Ratio, then the Exchange Ratio shall be calculated so that the number of shares of RMT Partner Common Stock to be received in the Merger by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock (other than the Overlap Shareholders), together with the number of Overlap Shares (if any), is 50.8% of all issued and outstanding shares of RMT Partner Common Stock as of immediately following the Effective Time (including any Share Equivalents). For purposes of this Agreement, the “Overlap Calculation” means the determination of the number of issued and outstanding shares of RMT Partner Common Stock to be received in the Merger by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock as contemplated in this Section 1.5(b) without giving effect to clause (x) or (y) in this Section 1.5(b). The references to “(other than the Overlap Shareholders)” in this Section 1.5(b) relates solely to the calculation of the Exchange Ratio and is not intended to describe which holders of Spinco Common Stock receive shares of RMT Partner Common Stock in the Merger, which is described in Section 1.5(a).

(c)Definitions.   For purposes of this Agreement:
(i)“Exchange Ratio” shall mean, prior to giving effect to any adjustment as contemplated by Section 1.5(b) and Section 1.5(d), a fraction obtained by dividing (A) the New Share Issuance by (B) the number of shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time;
(ii)“New Share Issuance” shall mean (A) the number of shares of RMT Partner Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (B) a fraction, the numerator of which is 38.6 and the denominator of which is 61.4.
(iii)“Overlap Shareholders” shall have the meaning set forth on Schedule D;
(iv)“Overlap Shares” shall mean, with respect to any Overlap Shareholder, (a) the lesser of (i) the Spinco Overlap Ownership Percentage and (ii) the RMT Partner Overlap Ownership Percentage, multiplied by (b) the number of shares of RMT Partner Common Stock issued and outstanding immediately following the Effective Time;
(v)“RMT Partner Overlap Ownership Percentage” shall mean, with respect to any Overlap Shareholder, the fraction obtained by dividing (a) the number of shares of RMT Partner Common Stock owned directly or indirectly by such Overlap Shareholder immediately following the Effective Time by (b) the number of shares of RMT Partner Common Stock issued and outstanding immediately following the Effective Time; and
(vi)“Spinco Overlap Ownership Percentage” shall mean, with respect to any Overlap Shareholder, the fraction obtained by dividing (a) the number of shares of Spinco Common Stock owned directly or indirectly by such Overlap Shareholder immediately prior to the Effective Time by (b) the number of shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time.
(d)If, during the period from the date of this Agreement through the Effective Time, the issued and outstanding shares of RMT Partner Common Stock are changed into a different number or class of shares by reason of any stock or interest split, division or subdivision of shares, stock dividend, reverse stock split, combination of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by RMT Partner during such period, then the calculations set forth in Section 1.5(a)(iii) shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.
(e)If any shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted equity purchase agreement or other Contract with Spinco or under which Spinco has any rights, then (except to the extent provided in any binding Contract between Spinco and the holder thereof): (i) the shares of RMT Partner Common Stock issued in exchange for such shares of Spinco Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and (ii) such shares of RMT Partner Common Stock, whether represented by certificates or in book entry form, may accordingly be marked with appropriate legends. Prior to the Effective Time, Spinco shall ensure that, from and after the Effective Time, RMT Partner or the Surviving Corporation, as applicable, is entitled to exercise any such repurchase option or other right set forth in any such restricted stock or interest purchase agreement or other Contract.
(f)No fractional shares of RMT Partner Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of shares of Spinco Common Stock who would otherwise be entitled to receive a fraction of a share of RMT Partner Common Stock (after aggregating all fractional shares of RMT Partner Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of RMT Partner Common Stock on the New York Stock Exchange on the last Business Day prior to the date on which the Merger becomes effective. Payment of cash in lieu of fractional shares of RMT Partner Common Stock shall be made solely for the purpose of avoiding the expense and inconvenience to RMT Partner of issuing fractional shares of RMT Partner Common Stock and shall not represent separately bargained-for consideration.
1.6The Spinco Share Issuance; the Distributions.
(a)As contemplated by the Separation Agreement, on or before the Distribution Date, Spinco shall issue and deliver to Remainco a number of shares of Spinco Common Stock so that the number of shares of Spinco Common Stock issued and outstanding equals the number of shares of Remainco Common Stock issued and outstanding as of the record date for the Spin-Off.
(b)Immediately prior to the Merger, Remainco and Spinco shall make the Distributions pursuant to and in accordance with the provisions of this Agreement and the Separation Agreement.
1.7RMT Partner Special Dividend.   Prior to the Merger (regardless of whether the actual payment date for any RMT Partner Special Dividend is before, on or after the Effective Time), RMT Partner, subject to Legal Requirement, shall, if the number of shares of RMT Partner Common Stock to be issued in the Merger is increased as a result of an adjustment to the Exchange Ratio pursuant to Section 1.5(b), declare a special dividend pro rata to the holders of RMT Partner Common Stock as of a record date prior to the Closing Date, in an amount equal to the RMT Partner Special Dividend Amount in the aggregate (the “RMT Partner Special Dividend”). “RMT Partner Special Dividend Amount” means an amount equal to the Baseline RMT Partner Value minus the Adjusted RMT Partner Value. “Baseline RMT Partner Value” means an amount equal to the product of (i) the number of shares of RMT Partner Common Stock issued and outstanding as of the record date for the RMT Partner Special Dividend and (ii) $128.8215. “Adjusted RMT Partner Value” means if the number of shares of RMT Partner Common Stock issued in the Merger is increased as a result of Section 1.5(b), an amount equal to (i) the Baseline RMT Partner Value multiplied by (ii) a fraction obtained by dividing (A) without giving effect to Section 1.5(b), the New Share Issuance by (B) giving effect to Section 1.5(b), the total number of shares of RMT Partner Common Stock issued in the Merger.
1.8Exchange of Spinco Common Stock.
(a)Pursuant to Article III of the Separation Agreement, the Exchange Agent (as defined below) shall hold, for the account of the relevant Remainco stockholders, book-entry shares representing all of the issued and outstanding shares of Spinco Common Stock distributed in the Distributions. Such shares of Spinco Common Stock shall be exchanged for shares of RMT Partner Common Stock in accordance with the terms of this Section 1.8.
(b)Prior to the Closing Date, Remainco shall appoint a reputable bank or trust company reasonably satisfactory to RMT Partner as exchange agent in the Merger (the “Exchange Agent”) pursuant to a customary exchange agent agreement providing for, among other things, the matters set forth in this Section 1.8 and otherwise reasonably satisfactory to the parties. Promptly after the Effective Time, RMT Partner shall issue and cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Spinco Common Stock, for exchange in accordance with this Section 1.8, shares of RMT Partner Common Stock in book-entry form issuable pursuant to Section 1.5 (such shares of RMT Partner Common Stock, together with any dividends or distributions pursuant to Section 1.8(d) received by the Exchange Agent with respect to such shares of RMT Partner Common Stock, are referred to collectively as the “Exchange Fund”). For the purposes of such deposit, RMT Partner will assume that there will not be any fractional shares of RMT Partner Common Stock. RMT Partner will make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Remainco, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.5(f). Following the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions from RMT Partner, deliver the RMT Partner Common Stock to be issued pursuant to this Section 1.8 from the shares of RMT Partner Common Stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose.
(c)Promptly after the Effective Time, the Exchange Agent shall, and RMT Partner shall cause the Exchange Agent to, deliver to each Person who was the record holder of shares of Spinco Common Stock immediately prior to the Effective Time (i) a notice of the effectiveness of the Merger and (ii) the number of whole shares of RMT Partner Common Stock, from the Exchange Fund, that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii) (and cash in lieu of any fractional share of RMT Partner Common Stock pursuant to Section 1.5(f) and any dividends or other distributions pursuant to

Section 1.8(d)). From and after the Effective Time, any shares formerly representing shares of Spinco Common Stock will represent only the right to receive shares of RMT Partner Common Stock (and cash in lieu of any fractional share of RMT Partner Common Stock as contemplated by Section 1.5(f) and any dividends or other distributions pursuant to Section 1.8(d)).
(d)Subject to the effect of applicable abandoned property law, escheat law or other Legal Requirements, following the distribution of any such previously undistributed shares of RMT Partner Common Stock, there shall be paid to the record holder of such shares of RMT Partner Common Stock, without interest, at the time of the distribution, the amount of cash in lieu of any fractional share of RMT Partner Common Stock as contemplated by Section 1.5(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of RMT Partner Common Stock. RMT Partner shall deposit all such dividends and distributions in the Exchange Fund.
(e)Any portion of the Exchange Fund that remains undistributed to the holder of any shares of Spinco Common Stock with respect to the shares of RMT Partner Common Stock that are not able to be distributed by the Exchange Agent to such holder as of the date that is one year after the Effective Time shall be delivered to RMT Partner upon demand, and any holders of shares of Spinco Common Stock who have not theretofore received their shares of RMT Partner Common Stock in accordance with this Section 1.8 shall thereafter look only to RMT Partner for satisfaction of their claims for RMT Partner Common Stock, cash in lieu of fractional shares of RMT Partner Common Stock as contemplated by Section 1.5(f) and any dividends or distributions pursuant to Section 1.8(d) with respect to shares of RMT Partner Common Stock, in each case without interest thereon.
(f)Neither RMT Partner nor the Surviving Corporation shall be liable to any holder or former holder of shares of Spinco Common Stock or to any other Person with respect to any shares of RMT Partner Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, required to be delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.
(g)All shares of RMT Partner Common Stock issued upon the exchange of Spinco Common Stock, together with cash in lieu of any fractional share of RMT Partner Common Stock pursuant to Section 1.5(f) and any dividends or other distributions pursuant to Section 1.8(d) shall have been deemed to have been paid in full satisfaction of all rights pertaining to such shares of Spinco Common Stock.
1.9Closing of Transfer Books.   From and after the Effective Time, the stock transfer books of Spinco shall be closed and no transfer shall be made of any shares of Spinco Common Stock that were issued and outstanding as of the Effective Time.
1.10Tax Consequences.   For U.S. federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations. Each party hereto shall cause all Tax Returns relating to the Merger filed by such party to be filed on the basis of treating the Merger as a reorganization within the meaning of Section 368(a)(1) of the Code unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).
1.11No Appraisal Rights.   In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Spinco Common Stock in connection with the Merger, and Remainco and Spinco shall take all actions necessary under Section 262 of the DGCL to ensure that appraisal rights in connection with the Merger cannot be perfected by holders of shares of Spinco Common Stock on or after the Distribution Date.
1.12Further Action.   If, at any time after the Effective Time, any further action is determined by RMT Partner or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and Spinco, the officers and directors of the Surviving Corporation and RMT Partner shall be fully authorized (in the name of Merger Sub, in the name of Spinco and otherwise) to take such action.

1.13Withholding.   Each of the Exchange Agent, RMT Partner and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF REMAINCO AND SPINCO
Except as set forth (a) in the part or subpart of the Remainco Disclosure Letter corresponding to the particular Section or subsection in this Article II in which such representation and warranty appears; (b) in any other part or subpart of the Remainco Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such disclosure is relevant to such other representation and warranty; and (c) other than with respect the representations and warranties in Section 2.3 (Capitalization), Section 2.4 (Authority; Binding Nature of Agreement), Section 2.5 (Non-Contravention; Consents), Section 2.22 (Vote Required), Section 2.23 (Financial Advisor) and Section 2.24 (Takeover Statutes), any information set forth in the Remainco SEC Documents filed on the SEC’s EDGAR database on or after January 1, 2019 and publicly available prior to the date of this Agreement (but excluding any supplements or amendments thereto to the extent such supplement or amendment is not publicly filed prior to the date hereof) to the extent it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty, other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information or statement set forth therein that is primarily cautionary, predictive or forward-looking in nature, each of Remainco and Spinco hereby represents and warrants to RMT Partner and Merger Sub as follows:
2.1Subsidiaries; Due Organization.
(a)Section 2.1 of the Remainco Disclosure Letter identifies, as of the date hereof, each existing Entity that will be a Subsidiary of Spinco, in each case, as of immediately prior to the Distributions based on the Separation Plan as of the date hereof.
(b)Remainco and each of the Spinco Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) a corporation or other business organization duly organized and validly existing. Each of the Spinco Companies is in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its formation, and has all necessary corporate or other entity right, power and authority: (i) to conduct its business and, if applicable, any business that will be transferred to it pursuant to the Separation Agreement in the manner in which its business is currently being conducted; (ii) to own and use its assets and, if applicable, any assets that will be transferred to it pursuant to the Transaction Documents in the manner in which such assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound or, if applicable, which will be transferred to it pursuant to the Transaction Documents, other than in the case of clauses (i) through (iii) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Spinco Material Adverse Effect.
(c)Each of the Spinco Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) qualified to do business as a foreign corporation, and is in good standing (to the extent that the laws of the applicable jurisdiction recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Spinco Material Adverse Effect.
2.2Certificate of Formation and Other Governing Documents.   Remainco has delivered or Made Available to RMT Partner accurate and complete copies of the Organizational Documents of Remainco and each of the Spinco Companies that would be considered a “significant subsidiary” (as such term is defined under Regulation S-X promulgated pursuant to the Exchange Act), including all amendments thereto as in effect on the date of this Agreement. Each of Remainco and the Spinco Companies has complied with its Organizational Documents except for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Spinco Material Adverse Effect.
2.3Capitalization.
(a)Spinco Companies Capitalization.
(i)On the date of this Agreement the authorized capital stock of Spinco consists of 200,000,000 shares of Spinco Common Stock, $0.01 par value per share, and 10,000,000 shares of Spinco Preferred Stock, $0.01 par value per share, of which 100 shares of Spinco Common Stock have been issued and are outstanding. Immediately prior to the Distributions, all the outstanding shares of Spinco Common Stock will be owned directly by Remainco free and clear of any Encumbrance, other than restrictions under applicable securities laws. Immediately following the Distributions, (A) there will be outstanding a number of shares of Spinco Common Stock determined in accordance with this Agreement and the Separation Agreement and (B) no shares of Spinco Common Stock will be held in Spinco’s treasury. As of the date hereof and as of the Effective Time, all of the outstanding shares of Spinco Common Stock have been and will be duly authorized and validly issued, and are and will be fully paid and nonassessable and the only authorized capital stock of Spinco will be the Spinco Common Stock.
(ii)Section 2.3(a)(ii) of the Remainco Disclosure Letter sets forth for each of the Spinco Companies as of the date hereof, (A) the number and type of equity securities of such Spinco Company outstanding and (B) the record and beneficial owner of such securities.
(iii)Except as otherwise permitted under this Agreement, there are no outstanding or existing (A) securities of any of the Spinco Companies convertible into or exchangeable for shares of capital stock or voting securities of any of the Spinco Companies; (B) options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans or other agreements, arrangements or commitments of any character (other than publicly traded options listed on a national exchange) relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the Spinco Companies; (C) obligations of any of the Spinco Companies to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the Spinco Companies or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary; (D) phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of any Spinco Company and there are no outstanding stock appreciation rights issued by any Spinco Company with respect to the capital stock or equity interests of any Spinco Company; (E) voting trusts or other agreements or understandings to which any Spinco Company is a party with respect to the voting of capital stock or equity interests of any Spinco Company; or (F) bonds, debentures, notes or other indebtedness of any Spinco Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of any Spinco Company may vote.
(iv)All outstanding shares of Spinco Common Stock and other outstanding securities of the Spinco Companies have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable Legal Requirement and (B) all requirements set forth in applicable Organizational Documents and were not issued in violation of any preemptive or participation rights. All of the outstanding shares of capital stock, membership interests or other equity interests, as the case may be, of each Spinco Company have been duly authorized and validly issued, are fully paid and nonassessable (to the extent applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof. All of the outstanding shares of capital stock, membership interests or other equity interests, as the case may be, of each Spinco Company (other than Spinco) are, or following the Internal Restructuring will be owned beneficially and of record, directly or indirectly, by Spinco free and clear of any Encumbrances, other than restrictions under applicable securities laws.
(v)Except for its interests in the other Spinco Companies, as of the Effective Time, Spinco will not own, directly or indirectly, any capital stock or other equity interests in, any Person.
(b)Remainco Capitalization.
(i)The authorized capital stock of Remainco consists of 200,000,000 shares of Remainco Common Stock and 10,000,000 shares of preferred stock, $0.01 par value per share (“Remainco Preferred Stock”). As of the close of business on February 12, 2021 (the “Specified Time”), (A) 119,592,769 shares of Remainco Common Stock were issued and outstanding; (B) zero shares of Remainco Common stock were held in the treasury of Remainco and none were held by any Subsidiary of Remainco; (C) no shares of Remainco Preferred Stock issued and outstanding or held in the treasury of Remainco; (D) 945,835 shares of Remainco Common Stock were subject to outstanding Remainco Options held by Spinco Employees, which Remainco Options have a weighted average exercise price of $24.4238, (E) an aggregate of 103,174 shares of Remainco Common Stock subject to outstanding Remainco Phantom Options held by Spinco Employees, which Remainco Phantom Options have a weighted average exercise price of $25.7170, (F) an aggregate of 346,186 shares subject to outstanding Remainco RSUs held by Spinco Employees; and (G) 254,917 shares of Remainco Common Stock were subject to outstanding Remainco PSUs held by Spinco Employees, assuming performance at target level.
(ii)Remainco has delivered or Made Available to RMT Partner a complete and accurate list that sets forth the following information with respect to Remainco Equity Awards held by a Spinco Employee as of the Specified Time: (A) the type of such Remainco Equity Award (i.e., (1) whether a Remainco Option, Remainco Phantom Option, Remainco RSU or Remainco PSU and (2) with respect to any Remainco Option, whether the Remainco Option is intended to qualify as an “incentive stock option” under Section 422 of the Code); (B) the name of the Remainco Equity Plan under which the Remainco Equity Award was issued; (C) the number of shares of Remainco Common Stock subject to such Remainco Equity Award; (D) the per share exercise price (if any) of such Remainco Equity Award; (E) the applicable vesting schedule in respect of such Remainco Equity Award; (F) the number of shares of Remainco Common Stock which are vested and unvested with respect to the Remainco Equity Award; (G) the grant date of the Remainco Equity Award; and (H) the expiration date of the term of such Remainco Equity Award (if applicable).
(iii)Except for the Remainco Options, Remainco Phantom Options, Remainco RSUs and Remainco PSUs referred to in Section 2.3(b)(i) or issued to an employee or independent contractor of Remainco or any of its Affiliates who is not a Spinco Employee or Spinco Independent Contractor, and except as permitted after the date of this Agreement pursuant to Section 4.2, there are no outstanding or existing (A) securities of the Remainco or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Remainco; (B) options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans or other agreements, arrangements or commitments of any character (other than publicly traded options listed on a national exchange) relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Remainco; (C) obligations of Remainco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Remainco or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary; (D) phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of Remainco and there are no outstanding stock appreciation rights issued by Remainco with respect to the capital stock of the Remainco; (E) voting trusts or other agreements or understandings to which Remainco or any of its officers or directors is a party with respect to the voting of capital stock of Remainco or (F) bonds, debentures, notes or other indebtedness of Remainco having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of Remainco may vote.
(iv)Since the Specified Time through the date hereof, Remainco has not issued, granted, delivered, sold, pledged, disposed of or encumbered any shares of its capital stock, except pursuant to the exercise of Remainco Options or Remainco Phantom Options described in Section 2.3(b)(ii) in accordance with their terms as in effect as of the Specified Time or the vesting of Remainco RSUs or Remainco PSUs described in Section 2.3(b)(ii) in accordance with their terms as of the Specified Time. Except as permitted after the date hereof pursuant to Section 4.2, there are no Spinco Employees or Spinco Independent Contractors with an offer letter, other employment Contract or other arrangement or Contract that contemplates a grant of options to purchase Remainco Common Stock or of any other equity or equity-based award, or who has otherwise been promised options to purchase Remainco Common Stock or other securities of Remainco, which options or other awards have not been granted as of the Specified Time.
2.4Authority; Binding Nature of Agreement.   Each of Remainco and Spinco has all requisite corporate or other entity right, power and authority to enter into and perform their respective obligations under this Agreement, the Separation Agreement and the other Transaction Documents, as applicable, to which it is or will be a party and, subject to the adoption of this Agreement by Intermediateco as the sole stockholder of Spinco (which shall occur immediately after the execution and delivery hereof) and the Required Remainco Stockholder Vote, has all requisite corporate or other entity right, power and authority to consummate the Contemplated Transactions. Each of the Remainco Board (at a meeting duly called and held and not subsequently rescinded or modified in any way) and the Spinco Board have: (a) determined that this Agreement, the Separation Agreement, the Distributions and the Merger are advisable and in the best interests of Remainco, Spinco and their respective stockholders and (b) authorized and approved the execution, delivery and performance of this Agreement, the Separation Agreement and the other Transaction Documents by Remainco and Spinco, as applicable, and approved the Distributions and the Merger and the other Contemplated Transactions. Remainco, as the sole stockholder of Spinco prior to the Spin-Off, will have approved the Spin-Off and the other applicable Contemplated Transactions to which Remainco is a party (other than the Merger). Intermediateco, as the sole stockholder of Spinco, will adopt this Agreement and approve the Merger as sole stockholder of Spinco immediately following the execution and delivery of this Agreement. No other vote of Spinco’s stockholders is necessary to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by Remainco and Spinco, and, subject to the adoption of this Agreement by Intermediateco as sole stockholder of Spinco, and assuming the due authorization, execution and delivery of this Agreement by RMT Partner and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of each of Remainco and Spinco, enforceable against each of Remainco and Spinco in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exceptions”). The Separation Agreement, the Real Estate Matters Agreement, the Intellectual Property Matters Agreement, the Tax Matters Agreement and the Employee Matters Agreement have been (and the Transition Services Agreement will be as of immediately prior to the Distributions) duly executed and delivered, as applicable, by Remainco, Spinco and their applicable Subsidiaries that are or will be party thereto, and assuming the due authorization, execution and delivery of such agreements by RMT Partner and its Subsidiaries, each such agreement does (or, in the case of each of the Transition Services Agreement will when executed and delivered) constitute a legal, valid and binding obligation, of each of Remainco, Spinco or the applicable Subsidiary of Remainco or Spinco party thereto, as applicable, enforceable against each of them party thereto in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
2.5Non-Contravention; Consents.
(a)Assuming compliance with the applicable provisions of the DGCL (including the Required Remainco Stockholder Vote), the HSR Act and all applicable foreign Competition Laws and FDI

Laws, the listing requirements of the New York Stock Exchange, except as set forth in Section 2.5 of the Remainco Disclosure Letter, neither (1) the execution, delivery or performance of this Agreement or the other Transaction Documents nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):
(i)contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of (A) Remainco or Spinco or (B) any of the other Spinco Companies;
(ii)contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which Remainco or any of its Subsidiaries (including the Spinco Companies), is subject, except where such contravention, conflict or violation, individually or in the aggregate, would not reasonably be expected to have a Spinco Material Adverse Effect;
(iii)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Spinco Companies or that otherwise relates to the Spinco Business or to any of the assets owned or used by any of the Spinco Companies or the Spinco Business, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification, individually or in the aggregate, would not reasonably be expected to have a Spinco Material Adverse Effect;
(iv)contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Spinco Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any such Spinco Material Contract; (B) accelerate the maturity or performance of any such Spinco Material Contract (other than any Remainco Benefit Plan); or (C) cancel, terminate or modify any right, benefit, obligation or other term of such Spinco Material Contract, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to have a Spinco Material Adverse Effect; or
(v)result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset owned or used by any of the Spinco Companies or the Spinco Business, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to have a Spinco Material Adverse Effect.
(b)Except as may be required by the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the DGCL (including the Required Remainco Stockholder Vote), the HSR Act, all applicable foreign Competition Laws and FDI Laws, and the listing requirements of the New York Stock Exchange, none of Remainco or any of its Subsidiaries (including the Spinco Companies) is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance of this Agreement or the other Transaction Documents or (ii) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, (A) be material to the Spinco Companies or the Spinco Business or (B) prevent or materially impair or materially delay Remainco or any of its Subsidiaries (including the Spinco Companies) from performing any of the Transaction Documents or complying with any of their obligations thereunder or consummating the Contemplated Transactions.

2.6Financial Statements.
(a)Section 2.6(a) of the Remainco Disclosure Letter contains accurate and complete copies of unaudited balance sheet data of the Spinco Business as of December 31, 2020, December 31, 2019 and December 31, 2018 and unaudited statements of income for the years ended December 31, 2020, December 31, 2019 and December 31, 2018 (the “Spinco Business Unaudited Financial Data”). The Spinco Business Unaudited Financial Data was prepared in good faith and derived from the books and records of Remainco and its Subsidiaries and, except as set forth on Section 2.6(a) of the Remainco Disclosure Letter, were prepared in accordance with GAAP, consistently applied as at the dates and for the periods presented (except as noted therein), and present fairly in all material respects the financial position and results of operations of the Spinco Business as of the dates and for the periods presented on the basis set forth in Section 2.6(a) of the Remainco Disclosure Letter.
(b)When delivered pursuant to Section 5.14, the Audited Financial Statements and the Interim Financial Statements will have been prepared in accordance with GAAP and Regulation S-X promulgated pursuant to the Exchange Act, consistently applied based on the historic practices and accounting policies of Remainco (to the extent compliant with GAAP), as at the dates and for the periods presented (except as noted therein), and present fairly in all material respects the financial position, results of operations and cash flows of the Spinco Business as of the dates and for the periods presented on the basis for the periods presented (subject to year-end adjustments, in the case of the Interim Financial Statements) (it being understood that the Spinco Business has not been operated historically as a separate “standalone” entity, and therefore the Audited Financial Statements and Interim Financial Statements will reflect certain allocations made that may not reflect what would have been incurred if the Spinco Business had been a standalone business). The Audited Financial Statements and the Interim Financial Statements shall conform in all material respects to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the RMT Partner Form S-4 Registration Statement and the Spinco Registration Statement.
(c)Remainco has delivered or Made Available to RMT Partner accurate and complete copies of all Remainco SEC Documents. All statements, reports, schedules, forms and other documents required to have been filed by Remainco or its officers with the SEC since January 1, 2019 have been so filed on a timely basis. None of the Spinco Companies is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Remainco SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Remainco SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Remainco SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Remainco SEC Documents (collectively, the “Remainco Certifications”) is accurate and complete, and complies as to form in all material respects with all applicable Legal Requirement. As used in the introduction to this Article II and in this Section 2.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.
(d)Remainco maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act with respect to the Spinco Business. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed by Remainco is reported on a timely basis to the individuals responsible for the preparation of Remainco’s filings with the SEC and other public disclosure documents. Remainco’s management has completed an assessment of the effectiveness of Remainco’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2020, and such assessment concluded that such internal control system was effective. Remainco’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that are in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Remainco, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Remainco are being made only in accordance with authorizations of management and directors of Remainco and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Remainco’s assets that could have a material effect on its financial statements.
(e)Remainco has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Remainco’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Remainco’s ability to record, process, summarize and report financial information with respect to the Spinco Business and (ii) any fraud, whether or not material, that involves management other employees who have a significant role in Remainco’s internal control over financial reporting with respect to the Spinco Business.
(f)Remainco’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Remainco within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Remainco, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by Remainco’s auditors for the Remainco Companies that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.
(g)None of the information to be supplied by or on behalf of Remainco or Spinco for inclusion or incorporation by reference in the RMT Partner Form S-4 Registration Statement or the Spinco Registration Statement will, after giving effect to any amendments that have theretofore been made thereto, (i) at the time the RMT Partner Form S-4 Registration Statement or the Spinco Registration Statement, respectively, is filed with the SEC; (ii) at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act; or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Remainco or Spinco for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, (x) at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of RMT Partner and Remainco; (y) at the time of the RMT Partner Stockholders’ Meeting (or any adjournment or postponement thereof); or (z) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Spinco Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Remainco or Spinco with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of RMT Partner for inclusion or incorporation by reference in the Spinco Registration Statement.
(h)After giving effect to the Contemplated Transactions, the Spinco Business has not incurred and is not subject to any liabilities of any nature whatsoever (whether accrued, absolute, contingent or otherwise) and whether or not required to be reflected in the Spinco Business Unaudited Financial Data, except for (i) those liabilities that are reflected or reserved for in the Spinco Business Unaudited Financial Data; (ii) liabilities that have been incurred by the Spinco Business since December 31, 2020 in the ordinary course of the Spinco Business consistent with past practice and are not material to the Spinco Companies, taken as a whole, or the Spinco Business, in amount or nature; (iii) liabilities under this Agreement or the Separation Agreement or incurred or assumed in connection with the Contemplated Transactions and in compliance with this Agreement and the other Transaction Documents; and (iv) liabilities that are not, individually or in the aggregate, material to the Spinco Companies, taken as a whole, or the Spinco Business, in amount or nature.
2.7Absence of Changes.   Except as expressly contemplated by this Agreement, since December 31, 2020, (a) through the date of this Agreement, except for discussions, negotiations and transactions related to this Agreement or the other Transaction Documents (including the Internal Restructuring described in the Separation Agreement) and actions or omissions undertaken in good faith to respond to the actual or anticipated effects of SARS-CoV-2 or COVID-19 (and any evolutions or mutations thereof), the Spinco Business has operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Spinco Material Adverse Effect. Except as expressly contemplated by this Agreement and actions or omissions undertaken in good faith to respond to the actual or anticipated effects of SARS-CoV-2 or COVID-19 (and any evolutions or mutations thereof), since December 31, 2020 through the date of this Agreement, neither the Spinco Business nor the Spinco Companies have taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of RMT Partner pursuant to Sections 4.2(b).
2.8Title to and Sufficiency of Assets.
(a)On the Closing Date, after giving effect to the Internal Restructuring pursuant to the Separation Agreement, the Spinco Companies will have good and valid title to, or valid and enforceable leasehold interests in, in all material respects, all of the Spinco Assets contemplated to be transferred under the Separation Agreement, the Real Estate Matters Agreement, the Intellectual Property Matters Agreement and the Employee Matters Agreement, except where the conveyance of any such Spinco Asset requires a Consent which is not obtained, in which case (i) the provisions of Section 2.5 of the Separation Agreement will govern; (ii) Remainco (or an applicable Subsidiary) will have good and valid title to, or valid and enforceable leasehold interests in, in all material respects, such Spinco Asset; and (iii) if and when such Consent is obtained and such Spinco Assets are transferred to the Spinco Companies pursuant to Section 2.5 of the Separation Agreement, the Spinco Companies will have such title or leasehold interest in such Spinco Assets.
(b)At the Effective Time, the Spinco Assets and the properties and rights of the Spinco Companies, taken together with the benefits of any alternative arrangements provided pursuant to Section 2.5 of the Separation Agreement, the services available from Remainco under the Transition Services Agreement and the licenses and agreements from Remainco under the Intellectual Property Matters Agreement and Real Estate Matters Agreement, will constitute all of the assets, properties and rights necessary for the conduct of the Spinco Business in all material respects as conducted during the period from June 30, 2020 to the date hereof (the “Measurement Period”) other than those assets, properties and rights disposed of or moved in the ordinary course of business.
(c)The manufacturing, distribution, repair and warehouse facilities set forth on Section 2.8(c) of the Remainco Disclosure Letter (the “Spinco Operating Facilities”) are the only material manufacturing, distribution, repair and warehouse facilities owned or leased by Remainco or any of its Subsidiaries at which any of the Spinco Business is conducted as of the date hereof. During the Measurement Period, Remainco and its Subsidiaries have not transferred or moved any material equipment from any of the Spinco Operating Facilities to any other facility of any of the Remainco Companies (other than a Spinco Company) other than in the ordinary course of business.
2.9Real Property.
(a)Section 2.9(a) of the Remainco Disclosure Letter sets forth as of the date hereof the address, fee owner and description of use of all Spinco Owned Real Property. With respect to the Spinco Owned Real Property: (i) the Spinco Companies have good and marketable title to each parcel of Spinco Owned Real Property; (ii) other than the Spinco Companies, no Person has the right to use or occupy any Spinco Owned Real Property, or any material portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Spinco Owned Real Property or any material portion thereof or interest therein; and (iv) to the Knowledge of Remainco, there are no condemnation proceedings pending, threatened or proposed against any Spinco Owned Real Property and, to the Knowledge of Remainco, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Spinco Owned Real Property.
(b)Section 2.9(b) of the Remainco Disclosure Letter sets forth as of the date hereof an accurate list of each lease or other agreement pursuant to which any of the Spinco Companies leases or uses (or intends to lease or use upon the Spinco Contribution) real property from any other Person for annual base rent payments in excess of $1,000,000 (all such real property leased or used by the Spinco Companies pursuant to the real property leases or other agreements identified or required to be identified in Section 2.9(b) of the Remainco Disclosure Letter, including all buildings, structures, fixtures and other improvements leased thereunder, is referred to as the “Spinco Leased Real Property”). After giving effect to the Contemplated Transactions described in or contemplated by the Separation Agreement and the Real Estate Matters Agreement, each of the leases or other agreements relating to the Spinco Leased Real Property will be as of the Closing (i) a valid and subsisting leasehold interest, or valid right to use, of one of the Spinco Companies; (ii) a valid and binding obligation of such Spinco Company free of Encumbrances (other than Permitted Encumbrances); and (iii) enforceable by and against such Spinco Company in accordance with its terms, except as individually or in the aggregate, would not reasonably be expected to be material to the Spinco Business. To the Knowledge of Remainco, there are no condemnation proceedings pending, threatened or proposed against any Spinco Leased Real Property and, to the Knowledge of Remainco, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Spinco Leased Real Property. Section 2.9(b) of the Remainco Disclosure Letter contains an accurate and complete list of all material subleases, occupancy agreements and other Contracts granting to any Person (other than any Spinco Company) a right of use or occupancy of any of the Spinco Leased Real Property in effect as of the date of this Agreement. There are no material disputes with respect to any lease or other agreement for any Spinco Leased Real Property. None of the Spinco Companies, nor, to the Knowledge of Remainco, any other party to any such lease or other agreement is in breach or default under such lease or other agreement, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease or other agreement, except as individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Spinco Business.
2.10Intellectual Property.
(a)Registered IP.   Section 2.10(a) of the Remainco Disclosure Letter identifies, as of the date of this Agreement: (i) each item of Registered IP included in the Owned Spinco IP (the “Spinco Registered IP”) and (ii) any Person other than the Spinco Companies that has an ownership interest in such item of Spinco Registered IP and the nature of such ownership interest, including, for each item of Spinco Registered IP, to the extent applicable, the record owner of such item; the jurisdiction in which such item has been issued, registered or filed; and the issuance, registration or application number; provided, however, that with respect to copyrights, Section 2.10(a) of the Remainco Disclosure Letter identifies United States registered copyrights.
(b)Inbound Licenses.   Section 2.10(b)(i) of the Remainco Disclosure Letter accurately identifies each material Contract in effect as of the date of this Agreement pursuant to which any material Intellectual Property Right is or has been licensed by any Person to Remainco, any of its Subsidiaries or any of the Spinco Companies, which Contract are used in the Spinco Business, including any such licenses to any Intellectual Property Rights embodied by the Spinco Products or used in connection with or necessary to any development, manufacture, distribution, other commercialization, maintenance or support of the Spinco Products as currently conducted, other than: (i) Contracts between Remainco or its Subsidiaries, on the one hand, and their respective employees, on the other hand, in Remainco’s standard form thereof; (ii) licenses for standard commercially available off the shelf software or hardware; (iii) licenses to Open Source Code other than that set forth in Section 2.10(k); and (iv) non-exclusive licenses to third-party software or hardware that is not incorporated into, or necessary for the development, manufacturing, testing, distribution, maintenance or support of, any Spinco Product and that is not otherwise material to the Spinco Business. Except as set forth in Section 2.10(b)(ii) of the Remainco Disclosure Letter, or to the extent they constitute Shared Contracts, all such material Contracts set forth on Section 2.10(b)(i) of the Remainco Disclosure Letter are included in the Spinco Assets.
(c)Outbound Licenses.   Section 2.10(c) of the Remainco Disclosure Letter identifies each material Contract in effect as of the date of this Agreement, other than non-exclusive licenses granted to Spinco Companies’ distributors, resellers and end-user customers in connection with the sale, distribution or use of the Spinco Products in the ordinary course of business of the Spinco Companies and other than Contracts listed in Section 2.10(a) of the Remainco Disclosure Letter, to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Spinco IP, in each case in effect as of the date of this Agreement.

(d)Ownership and Exclusive Rights.   The Spinco Companies exclusively own all right, title and interest to and in the Owned Spinco IP free and clear of any Encumbrances other than Permitted Encumbrances. Without limiting the foregoing, neither Remainco nor any of its Subsidiaries has transferred to, or permitted under any Contract to which Remainco or any of its Subsidiaries is a party, any Person other than the Spinco Companies to retain ownership of, or an exclusive license to, Owned Spinco IP. No material item of Owned Spinco IP is subject to any action or outstanding Order or settlement agreement or stipulation in any dispute proceeding that restricts in any material manner the use, provision, transfer, assignment or licensing thereof by Remainco or any of its Subsidiaries (including any Spinco Company) or affects in any material manner the validity, use, ownership, registrability or enforceability of such Owned Spinco IP.
(e)Valid and Enforceable.   As of the date hereof, the Spinco Registered IP is subsisting and to the Knowledge of Remainco, valid and enforceable, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Spinco Business.
(f)Assignment of IP Rights.   Each employee, consultant or contractor of Remainco or any Subsidiary of Remainco (including the Spinco Companies) that has contributed to the creation, development, invention, modification or improvement of material Spinco IP used in the operation of the Spinco Business has (i) entered into a written agreement with Remainco or one of its Subsidiaries (including a Spinco Company) that obliges such employee, consultant or contractor to disclose and assign to Remainco or one of its Subsidiaries (including the Spinco Companies) any and all rights, title and interests in and to the Spinco IP and (ii) assigned all such rights, title and interests to Remainco or one of its Subsidiaries (including the Spinco) in all jurisdictions where such disclosure and assignment is not mandated by operation of applicable Legal Requirement, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Spinco Business.
(g)Protection of Trade Secrets and Proprietary Information.   Remainco and each of its Subsidiaries (including the Spinco Companies) have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in all trade secrets material proprietary information pertaining to the Spinco Business and the Proprietary Spinco Products.
(h)Sufficiency.   Remainco or one of its Subsidiaries (including the Spinco Companies) owns or otherwise has, and after Closing one of the Spinco Companies will have (including as a result of the transfers under the Separation Agreement), taken together with the benefits of any alternative arrangements provided pursuant to Section 2.5 of the Separation Agreement, the services available from Remainco under the Transition Services Agreement and the licenses from Remainco under and the Intellectual Property Matters Agreement, all Intellectual Property Rights needed to conduct the Spinco Business in all material respects as it is currently conducted, including as may be necessary to design, develop, copy, modify, make, have made, test, support, maintain, market, license, sublicense, offer for sale, sell, have sold, use, have used, import, export, prepare derivative works or otherwise commercialize (as applicable) the Spinco Products; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of third party Intellectual Property Rights or unfair competition, which solely is covered in Section 2.10(j).
(i)Third-Party Infringement of Spinco IP.   To the Knowledge of Remainco, (i) no Person as of, or in the two (2) years prior to, the date of this Agreement has infringed, misappropriated, or otherwise violated and (ii) no Person is as of the date of this Agreement infringing, misappropriating, or otherwise violating, any Spinco IP, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Spinco Business.
(j)No Infringement of Third Party IP Rights.   To the Knowledge of Remainco, the conduct of the Spinco Business, the Spinco Companies (including their Subsidiaries) as conducted in the past two (2) years, including the development, manufacture, use, import, export, offer for sale, sale, license, sublicense or other commercialization of any of the Spinco Products as conducted, does not and has not in the past two (2) years infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Spinco Companies, taken as a whole, or the Spinco Business. Without limiting the generality of the foregoing, as relates to the Spinco Business, including Spinco IP and the Spinco Products, as of, and in the two (2) years prior to, the date of this Agreement, no infringement, misappropriation, violation or similar claim or Legal

Proceeding pertaining to any Spinco IP and no such claim or Legal Proceeding pertaining to any Spinco IP has been made since January 1, 2018 or is pending, threatened in writing or, to the Knowledge of Remainco, threatened orally against Remainco or any of its Subsidiaries (including the Spinco Business, the Spinco Companies) or, to the Knowledge of Remainco, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by Remainco or any of its Subsidiaries (including the Spinco Business and the Spinco Companies) of the foregoing with respect to such claim or Legal Proceeding, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Spinco Companies, taken as a whole, or the Spinco Business, and except as set forth in Section 2.10(j) of the Remainco Disclosure Letter, as of the date of this Agreement, no Person has made a written request against Remainco or any of its Subsidiaries (including the Spinco Business and the Spinco Companies) to be indemnified, defended, held harmless or reimbursed with respect to any such claim or Legal Proceeding, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Spinco Companies, taken as a whole, or the Spinco Business.
(k)Open Source Code.   No Proprietary Spinco Product contains, is derived from or is distributed with Open Source Code in a manner that requires under the applicable license that any Proprietary Spinco Product or part thereof (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making any Derivative; or (iii) be redistributable at no charge, in each case, except as would not reasonably be expected to be material to the Spinco Business.
2.11Contracts.
(a)Section 2.11(a) of the Remainco Disclosure Letter identifies each Spinco Material Contract as of the date of this Agreement. For purposes of this Agreement, “Spinco Material Contract” shall mean any Contract to which any Remainco Company is a party or by which the Spinco Business or any Spinco Company is (or following the Effective Time will be) bound:
(i)that is material to the Spinco Business taken as a whole;
(ii)that is identified or required to be identified in Section 2.10 of the Remainco Disclosure Letter;
(iii)with respect to the Spinco Business, with any distributor and any Contract with any other reseller or sales representative involving sales in excess of $10,000,000 in the 12 months ended December 31, 2020, in each case that provides exclusivity rights to any third party;
(iv)that is with a supplier of equipment, consumables, products, raw materials or any component, or any services used in the Proprietary Spinco Products, (A) which supplier is the only source of supply in the market place or only supplier to the Spinco Business or (B) that imposes (1) a minimum purchase order, “take or pay” or requirements obligations, (2) discounts or rebates based on the volume of product or materials purchased or (3) any exclusivity restrictions, in each case of this clause (B), involved payments in excess of $5,000,000 in the 12 months ended December 31, 2020 or is expected to involve payments in excess of $5,000,000 in the 12 months ending December 31, 2021;
(v)imposing any material restriction on the right or ability of the Spinco Business taken as a whole: (A) to compete with any other Person or solicit the employment of any Person; (B) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (C) to perform services for any other Person; or (D) to transact business with any other Person or in any geographic area;
(vi)relates to currency hedging and with respect to which a Spinco Company will be party at the Effective Time;
(vii)relating to Indebtedness in excess of $10,000,000 and with respect to which a Spinco Company will be party at the Effective Time;
(viii)concerning the establishment and/or operation of a partnership, joint venture or limited liability company by a Spinco Company with a third party that is not an Affiliate of Remainco;

(ix)relating to the acquisition or disposition of any material assets (other than in the ordinary course of business) or businesses, and with any outstanding obligations of a Spinco Company or the Spinco Business (including indemnification, guarantee, “earn-out” or other similar contingent obligations) as of the date of this Agreement;
(x)relating to the lease, sublease, license or occupancy of any Spinco Owned Real Property or any Spinco Leased Real Property, in each case with annual base rent payments in excess of $1,000,000;
(xi)that is material to the Spinco Business and has as a counterparty any Governmental Body or pursuant to which the Spinco Business provides any products or services as contractor or subcontractor to any Governmental Body;
(xii)by its express terms will after the Effective Time limit or prohibit the ability of any Spinco Company to make dividends or distributions (of cash or property);
(xiii)with any Spinco Top Customer, Spinco Top Supplier or Spinco Top Distributor pursuant to which Remainco and its Subsidiaries receives or makes payments to such Person;
(xiv)(A) containing any provision with pricing, discounts or benefits to any customer that change based on the pricing, discounts or benefits provided to any other customer or that otherwise grant the other party to such Contract “most favored nation” or “most favored customer” status or equivalent preferential terms; or (B) containing any provision granting the other party exclusivity or other similar rights, in which case which will bind the Spinco Business or any Spinco Company after the Effective Time;
(xv)that is a Remainco Environmental and Asbestos Indemnification Agreement; and
(xvi)(A) that is a written Contract for the employment of any Spinco Employee located outside of the United States (1) with annual base salary and target annual cash bonus in excess of $300,000; (2) that is not terminable at will or upon notice of sixty (60) days or less for a cost (exclusive of costs arising prior to termination) of less than $600,000; or (3) that would result in any payments to such person upon consummation or solely as a result of the Contemplated Transactions; (B) that is a written Contract for the employment of any Spinco Employee located in the United States (1) with an annual base salary in excess of $350,000; (2) that is not terminable at will; or (3) that would result in any payments to such individual upon the consummation or as a result of the Contemplated Transactions (either alone or in combination with another event) and (C) that is a Collective Bargaining Agreement or similar agreement with any labor union, works council or comparable organization representing any Spinco Employee.
Remainco has delivered or Made Available to RMT Partner an accurate and complete copy of each Spinco Contract that constitutes a Spinco Material Contract.
(b)Each Spinco Contract that constitutes a Spinco Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to, subject to Bankruptcy and Equity Exceptions.
(c)Except as set forth in Section 2.11(c) of the Remainco Disclosure Letter: (i) neither Remainco nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any Spinco Material Contract and (ii) to the Knowledge of Remainco, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Spinco Material Contract.
(d)Except as set forth in Section 2.11(d) of the Remainco Disclosure Letter:
(i)no Remainco Group Member (to the extent related to the Spinco Business) nor any Spinco Company has had any determination of noncompliance, entered into any consent order relating to any Government Contract or Government Bid;

(ii)each Remainco Group Member (to the extent related to the Spinco Business) and each Spinco Company has complied in all material respects with all Legal Requirement with respect to all Government Contracts and Government Bids; and
(iii)no Remainco Group Member (to the extent related to the Spinco Business) nor any Spinco Company and, to the Knowledge of Remainco, no Spinco Employee, has been barred or suspended from doing business with any Governmental Body.
2.12Compliance with Legal Requirement; Regulatory Matters.   Remainco and each of its Subsidiaries (to the extent related to the Spinco Business) and each of the Spinco Companies is, and since January 1, 2018 has been, in compliance with all applicable Legal Requirement, except where failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Spinco Material Adverse Effect. Since January 1, 2018, none of Remainco or any of its Subsidiaries (to the extent related to the Spinco Business) or any of the Spinco Companies has received any written notice or other written communication from any Governmental Body (a) regarding any actual or possible violation of, or failure to comply with, any Legal Requirement or (b) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body, except as would not, individually or in the aggregate, reasonably be expected to have a Spinco Material Adverse Effect.
2.13Anti-Corruption Compliance; Trade Compliance.
(a)Since January 1, 2016, none of Remainco or any of its Subsidiaries (to the extent related to the Spinco Business) or the Spinco Companies, or to the Knowledge of Remainco, any of their respective agents, channel partners, Affiliates, distributors, resellers or other representatives to the extent related to any Spinco Company or the Spinco Business (i) has directly or indirectly offered, promised or made any improper contribution, gift, bribe, rebate, payoff, influence payment or kickback or any other thing of value to any Person in respect of the Spinco Business, private or public, regardless of what form in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirement, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S. Code Section 78dd-1, et seq.) (the “FCPA”) or the UK Bribery Act of 2010 (the “UK Bribery Act”); (ii) has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirement, including the FCPA or the UK Bribery Act 2010; or (iii) has received any notice from, voluntarily provided any notice to, or, to the Knowledge of Remainco, has been investigated by, a Governmental Body with respect to Remainco or any of its Subsidiaries (to the extent related to the Spinco Business), the Spinco Business or a Spinco Company that alleges any of the foregoing. Since January 1, 2016, each of Remainco and each of its Subsidiaries (to the extent related to the Spinco Business) and each of the Spinco Companies has had in place an operational compliance program, including adequate policies, procedures and training, intended to enhance awareness of compliance with all applicable anti-bribery, anti-corruption or other similar Legal Requirement, and has, in all material respects, kept accurate records of its activities, including financial records, in a form and manner appropriate for a business of its size and resources.
(b)Since January 1, 2016, Remainco and each of its Subsidiaries (to the extent related to the Spinco Business), the Spinco Business and each Spinco Company and each of their respective directors, officers, and to the Knowledge of Remainco, employees have complied in all material respects, with applicable provisions of the Export Control Laws and Sanctions.
(c)None of Remainco or any of its Subsidiaries (with respect to the Spinco Business), the Spinco Companies, any of their respective directors or officers or, to the Knowledge of Remainco, any of their respective employees, agents, channel partners, resellers or representatives is a Sanctioned Person.
(d)Without limiting the foregoing, since January 1, 2016, no material Legal Proceeding, complaint, claim, charge, investigation or voluntary disclosure related to the Export Control Laws or Sanctions is or has been imposed, pending or, to the Knowledge of Remainco, threatened against Remainco or any of its Subsidiaries (to the extent related to the Spinco Business) or the Spinco Companies or any of their respective officers or directors, or to the Knowledge of Remainco, any of their respective employees, agents, channel partners, resellers or representatives, by or before any Governmental Body.
(e)Since January 1, 2016, the Spinco Business, each of Remainco and each of its Subsidiaries (to the extent related to the Spinco Business) and each of the Spinco Companies have obtained all approvals or licenses necessary for exporting and importing the Spinco Products in accordance with all applicable Export Control Laws and Import Laws, except as, individually or in the aggregate has not and would not reasonably be expected to be material to the Spinco Companies, taken as a whole, or the Spinco Business.
(f)Since January 1, 2016, the Spinco Business and each Spinco Company and each of their respective directors, officers, and to the Knowledge of Remainco, employees, have complied and are in compliance, in all material respects, with applicable Import Laws.
(g)Each of Remainco and each of its Subsidiaries (to the extent related to the Spinco Business) and each of the Spinco Companies has had in place since January 1, 2016 an operational program, including policies, procedures and training, reasonably designed to promote compliance with all applicable Export Control Laws and Sanctions, except as, individually or in the aggregate has not and would not reasonably be expected to be material to the Spinco Companies, taken as a whole, or the Spinco Business.
2.14Governmental Authorizations. Since January 1, 2018, Remainco and its Subsidiaries have held (and after giving effect to the Distributions and the other transactions contemplated by the Separation Agreement, the Spinco Companies will hold) all Governmental Authorizations necessary to enable the Spinco Companies to conduct the Spinco Business in the manner in which it is currently being conducted, including all Governmental Authorizations required under Environmental Laws, except where the failure to so hold would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Spinco Business or the Spinco Companies. All such Governmental Authorizations are valid and in full force and effect. Remainco and its Subsidiaries (to the extent related to the Spinco Business) and each of the Spinco Companies are, and at all times since January 1, 2018 have been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Spinco Business.
2.15Tax Matters.
(a)Each material Tax Return required to be filed by or on behalf of the respective Spinco Companies or with respect to the Spinco Business with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Spinco Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirement. All material Taxes required to be paid by or with respect to the Spinco Companies have been duly paid, except for Taxes contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(b)No Spinco Company and no Spinco Company Return is subject to an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Spinco Company Returns has been granted (by Remainco, Spinco or any other Person), and no such extension or waiver has been requested from any Spinco Company.
(c)No claim or Legal Proceeding is pending, has been asserted in writing or, to the Knowledge of Remainco, has been threatened against or with respect to any Spinco Company or with respect to the Spinco Business in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by Remainco or any of its Subsidiaries with respect to the Spinco Business or with respect to any Spinco Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Spinco Companies and with respect to which adequate reserves for payment have been established on the Spinco Business Unaudited Financial Data). There are no liens for material Taxes upon any of the Spinco Assets except Permitted Encumbrances.
(d)There are no Contracts relating to the allocation, sharing or indemnification of Taxes to which any Spinco Company is a party, other than (i) the Tax Matters Agreement, (ii) Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes and (iii) Contracts which solely involve Spinco Companies.

(e)No Spinco Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(f)The Spinco Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.
(g)No written claim has ever been made by any Governmental Body in a jurisdiction where a Spinco Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.
(h)Other than in connection with the Distributions or otherwise in connection with the separation of the Spinco Business, no Spinco Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in the two years prior to the date of this Agreement.
(i)No Spinco Company that is taxable as a corporation for U.S. federal income tax purposes is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(j)Neither Remainco nor any Spinco Company has taken any action or, assuming full knowledge of the terms of this Agreement and the Transaction Documents, knows of any fact that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(k)As of the date hereof, assuming that the Ruling is obtained, neither Remainco nor Spinco knows of any reason why it would not be able to deliver the representations set forth in certificates of officers of Remainco and Spinco, upon which the applicable law or accounting firms may rely in rendering the RMT Partner Tax Opinion and the Remainco Tax Opinion, or why Remainco would not be able to obtain the Ruling or the opinion contemplated by Section 7.9(a).
(l)Section 2.15 and, to the extent related to Tax matters, Section 2.16 contain the sole and exclusive representations and warranties of RMT Partner and Merger Sub herein with respect to Tax matters
2.16Employee and Labor Matters; Benefit Plans.
(a)Section 2.16(a) of the Remainco Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each material Remainco Benefit Plan that is maintained in respect of Spinco Employees or Former Spinco Employee who are employed in the United States (a “US Remainco Benefit Plan”) and indicates any such US Remainco Benefit Plan that is a Spinco Benefit Plan. Remainco has delivered or Made Available to RMT Partner accurate and complete copies of the following with respect to each material US Remainco Benefit Plan, as applicable: (i) the plan document (or, in the case of any unwritten US Remainco Benefit Plan, a description of the material terms thereof), all related trust agreements, insurance contracts and policy documents, and any amendments thereto; (ii) the most recent summary plan description and any summaries of material modifications thereto; (iii) the three most recently filed annual reports (Form 5500 series), if any, with all corresponding schedules and financial statements attached thereto (including any related actuarial valuation report); (iv) the most recent IRS determination, advisory or opinion letter issued with respect to any US Remainco Benefit Plan intended to be qualified under Section 401(a) of the Code; and (v) any material notices, letters or other correspondence with the IRS, DOL, the Pension Benefit Guaranty Corporation or any other Governmental Body; provided that notwithstanding the foregoing, Remainco may deliver or Make Available to RMT Partner anonymized materials in respect of Spinco Employees or Spinco Independent Contractors located outside of the United States.
(b)Except as set forth in Section 2.16(b) of the Remainco Disclosure Letter, to the Knowledge of Remainco, no Spinco Employee or Spinco Independent Contractor has any right, whether contractual or otherwise, and whether written or oral, to receive redundancy or severance benefits that are greater than the minimum level under local Legal Requirement (excluding contracts that permit a payment in lieu of notice).

(c)Except as set forth in Section 2.16(c) of the Remainco Disclosure Letter or as would not reasonably be expected to result in material liability to the RMT Partner Companies (as Affiliates of the Spinco Companies on and after the Effective Time) or the Spinco Companies, (i) each of the Spinco Companies and Remainco Affiliates has timely performed all obligations required to be performed by it under each Remainco Benefit Plan; (ii) each Remainco Benefit Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirement; (iii) there are no Legal Proceedings pending or, to the Knowledge of Remainco, threatened or reasonably anticipated with respect to any such Remainco Benefit Plan, its assets or any fiduciary thereof (other than routine claims for benefits); and (iv) no event has occurred and no condition exists that would subject the RMT Partner Companies to any Tax, fine, encumbrance, material penalty or other liability imposed by ERISA, the Code or any other applicable Legal Requirement with respect to any Remainco Benefit Plan.
(d)Each Remainco Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a currently-effective favorable determination letter (or is able to rely on an opinion or advisory letter, if applicable) as to its qualified status under the Code, and to the Knowledge of Remainco, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan or the tax-exempt status of any related trust.
(e)Section 2.16(e)(i) of the Remainco Disclosure Letter sets forth a true and complete list of each benefit plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA maintained, sponsored, contributed to or required to be contributed to by any of the Spinco Companies or any Remainco Affiliate or with respect to which any Spinco Company or Remainco Affiliate has any liability (including contingent liability) (each, an “Remainco Pension Plan”). Except as set forth in Section 2.16(e)(ii) of the Remainco Disclosure Letter, none of the Spinco Companies or any Remainco Affiliate maintains, establishes, sponsors, contributes to, has an obligation to contribute to, or has any Liability with respect to, any: (i) “defined benefit plan” within the meaning of Section 3(35) of ERISA or pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) “multiple employer plan” described in Section 413 of the Code, in each case pursuant to which a Spinco Employee is or may become eligible to receive benefits. Except as set forth in Section 2.16(e)(iii) of the Remainco Disclosure Letter, none of the Spinco Companies or any Remainco Affiliate maintains, establishes, sponsors, participates in or contributes, has an obligation to contribute to, or has any Liability with respect to, any defined benefit pension plan that is subject to any Legal Requirement other than any United States federal, state or local Legal Requirement. Except as set forth in Section 2.16(e)(iv) of the Remainco Disclosure Letter, no Remainco Benefit Plan provides, and none of the Spinco Companies or any Remainco Affiliate provides or has an obligation to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Spinco Employee or Former Spinco Employee, except as may be required by COBRA or other applicable Legal Requirement, and there have been no written communications to Spinco Employees or Former Spinco Employees which could reasonably be interpreted to promise or guarantee such employee any post-termination or retiree health, welfare, or life insurance benefits. Each Remainco Benefit Plan may be modified, amended or terminated without the consent of any Person, including any participant therein, except for any Remainco Benefit Plan that is an employment, consulting, severance or similar agreement with a Spinco Employee, Former Spinco Employee or Spinco Independent Contractor.
(f)With respect to each Remainco Pension Plan, (i) no proceeding has been initiated to terminate such plan; (ii) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA); (iii) other than benefit accruals under such Remainco Pension Plan in the ordinary course, no liability under Title IV or Section 302 of ERISA has been incurred by any Spinco Company or any Remainco Affiliate that has not been satisfied in full, and no condition exists that presents a risk to any Spinco Company or any Remainco Affiliate of incurring any such liability; (iv) except as set forth in Section 2.16(f)(iv) of the Remainco Disclosure Letter, such plan’s benefit liabilities under Section 4001(a)(16) of ERISA do not exceed the current value of such plan’s assets, determined in accordance with the assumptions used for funding the plan pursuant to Section 412 and Section 430 of the Code for the applicable plan year; (v) no plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year; (vi) each required installment or any other payment required under Section 412 of the Code or Section 303 of ERISA has been made before the applicable due date; (vii) no plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; (viii) there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect; and (ix) such Remainco Pension Plan is not, and is not expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code). There has been no imposition of a lien upon property or rights to property of any Spinco Company or any Remainco Affiliate pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.
(g)None of the Spinco Companies or any Remainco Affiliate has been a party to, a sponsoring employer of, or otherwise is under any liability with respect to, any retirement or pension scheme where benefits are not money purchase benefits, as defined in section 181 of the UK Pension Schemes Act 1993, and, during the last six years, none of the Spinco Companies or any Remainco Affiliate has been connected with or an associate of (as those terms are used in the UK Pensions Act 2004) any employer that provides defined benefits. Each Spinco Company or Remainco Affiliate with employees located in the UK has at all times during the last six years materially complied with its automatic enrolment obligations under the UK Pensions Act 2008. To the Knowledge of Remainco, within the last six years, no notifiable event (as that term is defined in the UK Pensions Act 2004) has occurred in relation to any defined benefit pension plan sponsored by any Spinco Company or any Remainco Affiliate and, except as set forth in Section 2.16(g) of the Remainco Disclosure Letter, the consummation of the Merger and the other Contemplated Transactions will not constitute a notifiable event. No contribution notice, financial support direction or warning notice (as those terms are defined in the UK Pensions Act 2004) has been issued or threatened to be issued by the Pensions Regulator in relation to any defined benefit plan sponsored by any Spinco Company or any Remainco Affiliate.
(h)Except as set forth in Section 2.16(h) of the Remainco Disclosure Letter, none of the Spinco Companies has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.
(i)Except as would not reasonably be expected to result in material liability to the RMT Partner Companies (as Affiliates of the Spinco Companies on and after the Effective Time) or any of the Spinco Companies or the imposition of Tax on any Spinco Employee or Spinco Independent Contractor under Section 409A(a)(1)(B) of the Code, each Remainco Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance with Section 409A of the Code and has complied with applicable documentary requirements of Section 409A of the Code.
(j)Except as set forth in Section 2.16(j) of the Remainco Disclosure Letter, none of the execution or delivery of this Agreement or the other Transaction Documents, the consummation of the Merger or any of the other Contemplated Transactions will, either alone or in conjunction with any other event: (i) entitle any Spinco Employee, Former Spinco Employee or Spinco Independent Contractor to any payment or benefit (or result in the funding of any such payment or benefit); (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Spinco Employee, Former Spinco Employee or Spinco Independent Contractor; (iii) accelerate the time of payment, funding or vesting of amounts due to any Spinco Employee, Former Spinco Employee or Spinco Independent Contractor; or (iv) result in any payment under any of the Remainco Benefit Plans or any other arrangement that would not be deductible under Section 280G of the Code). Except as set forth in Section 2.16(j) of the Remainco Disclosure Letter or as would not reasonably be expected to result in material liability to Remainco or any of the Spinco Companies, each material Remainco Benefit Plan that primarily covers Spinco Employees based outside of the United States and/or that is subject to any Legal Requirement other than United States federal, state or local Legal Requirement (i) has been established, operated, maintained and administered in compliance with its terms and operated in compliance with all applicable Legal Requirement; (ii) if required to be registered or approved by a non-U.S. Governmental Body, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of Remainco, no event has occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; and (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Legal Requirement. With respect to each Remainco Governmental Plan, (i) Remainco and the Remainco Affiliates have complied in all material respects with the requirements thereof and (ii) no liability has been incurred by Remainco or any Remainco Affiliates with respect thereto that has not been satisfied in full (other than with respect to amounts for which the due date without penalty has not yet occurred).
(k)Except as set forth in Section 2.16(k) of the Remainco Disclosure Letter, no notice, Governmental Authorization or consultation obligations with respect to any Spinco Employees, or any trade union, works council, staff association or other employee representative body or any Collective Bargaining Agreement, will be a condition precedent to, or triggered by, the execution of this Agreement or the other Transaction Documents or the consummation of the Merger or the other Contemplated Transactions.
(l)Except as set forth in Section 2.16(l) of the Remainco Disclosure Letter or as would not reasonably be expected to result in material liability to Remainco or any of its Subsidiaries or any Spinco Company, Remainco and its Affiliates, including the Spinco Companies, are in compliance in all material respects with all Legal Requirement relating to terms and conditions of employment, employment practices, wages, hours of work and other labor related matters with respect to the Spinco Employees. Spinco has verified that each Spinco Employee is legally authorized to work in the jurisdiction where he or she is located. Except as set forth in Section 2.16(l) of the Remainco Disclosure Letter, there is, and since January 1, 2019, there has been, no pending or, to the Knowledge of Remainco, threatened charge, complaint, lawsuit, arbitration, audit, investigation, grievance or other Legal Proceeding brought by or on behalf of, or otherwise involving, any current or former employee, any independent contractor, any person alleged to be a current or former employee, any applicant for employment, any class of the foregoing, or any Governmental Body, that concerns the labor or employment practices or working conditions of the Spinco Companies or the Spinco Business.
(m)Except as set forth in Section 2.16(m) of the Remainco Disclosure Letter or as would not reasonably be expected to result in material liability to Remainco or any of the Spinco Companies, (i) as of the date of this Agreement, none of the Spinco Companies is a party to any Collective Bargaining Agreement and there are no labor organizations, employee representatives or works councils representing, purporting to represent or, to the Knowledge of Remainco, seeking to represent any employees of any of the Spinco Companies; (ii) since January 1, 2019, there has not been any material strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Spinco Companies or any of their employees; (iii) as of the date of this Agreement, there are no pending, and, to the Knowledge of Remainco, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action or picketing; (iv) there is no material claim or grievance pending or, to the Knowledge of Remainco, threatened against any Spinco Company arising under any Collective Bargaining Agreement; and (v) there are no labor or contractual claims that may be asserted by any labor organization, employee representative or works council that could prevent, materially delay or materially impair the consummation of the Merger or any of the other Contemplated Transactions or otherwise have a Spinco Material Adverse Effect.
(n)All contributions (including all employer contributions and employee salary reduction contributions), premium payments and other payments required to be made in respect of any Remainco Benefit Plan and any Remainco Governmental Plan, under the terms of any such Remainco Benefit Plan or Remainco Government Plan, related funding arrangement or in accordance with applicable Legal Requirement, have been paid within the time so prescribed or have been properly accrued in accordance with GAAP, except as would not reasonably be expected to result in material liability to the RMT Partner Companies (as Affiliates of the Spinco Companies on and after the Effective Time) or any of the Spinco Companies.
(o)Section 2.16(o) of the Remainco Disclosure Letter sets forth the name (or anonymous identifier, to be supplemented with names upon Closing) of each Spinco Employee as of the date hereof, and indicates for each such employee, that employee’s hourly wage or annual salary (as applicable), exemption status, location of work, any other compensation payable (including pursuant to short term bonus, incentive or commission arrangements), date of hire, position and whether the employee is on leave and, if so, the type of leave and anticipated return date.
(p)To the Knowledge of Remainco, since January 1, 2018, (i) no allegations of sexual or other harassment or misconduct have been made against any member of Spinco senior management, and

(ii) no Legal Proceeding is pending or threatened, and no settlement agreement has been entered into, with respect to the Spinco Companies involving allegations of sexual or other harassment or misconduct by any Spinco Employee, in each case, that individually or in the aggregate, are material to the Spinco Companies, taken as a whole, or the Spinco Business.
(q)Except as set forth on Section 2.16(q) of the Remainco Disclosure Letter, since January 1, 2018, the Spinco Companies have not implemented any employee layoffs or plant closings that would implicate the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement (collectively, the “WARN Act”). No Spinco Company has outstanding WARN Act liability. Section 2.16(q) of the Remainco Disclosure Letter, which shall be supplemented through Closing, further contains an accurate and complete list of all employees who experience an “employment loss” (as defined in the WARN Act) during the ninety (90) days prior to the Closing Date, listing for each such employee the date and nature of the employment loss and the employee’s position and work location.
(r)Since January 1, 2016, no Spinco Employee has previously transferred to a Spinco Company, Remainco Affiliate or the Spinco Business pursuant to the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 or equivalent or similar local Legal Requirement, and there are no such transferred employees who prior to such transfer participated in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or on death where such benefits transferred to such Spinco Company, Remainco Affiliate or the Spinco Business.
(s)To the Knowledge of Remainco, each Spinco Company and Remainco Affiliate is in material compliance with SARS-CoV-2 or COVID-19 health and safety laws and material SARS-CoV-2 or COVID-19 national and/or public health guidance with respect to employees and workplaces, including any obligation to carry out a workplace risk assessment and/or consult employees or their representatives on SARS-CoV-2 or COVID-19 health and safety matters, in each case with respect to the Spinco Business, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Spinco Material Adverse Effect.
(t)Each Remainco Option has been granted with an exercise price greater than or equal to the fair market value of the underlying Remainco Common Stock as of the date of grant, and no Remainco Option is subject to Section 409A of the Code.
2.17Environmental Matters; Product Liability.
(a)Each of Remainco and its Subsidiaries (to the extent related to the Spinco Business) and the Spinco Companies is, and at all times since January 1, 2018 has been, in compliance with all Environmental Laws applicable to the Spinco Business and, to the Knowledge of Remainco, no capital or other expenditure (other than as provided in the Spinco Business Unaudited Financial Data) is required to achieve or maintain such compliance, except where any failure to comply or expenditure would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. None of Remainco or any of its Subsidiaries (to the extent related to the Spinco Business) or any of the Spinco Companies has received any written notice, demand, request for information, Order or claim alleging that it is in violation of, or may have any liability under, any Environmental Law applicable to the Spinco Business, except for any such notice, demand, request, Order or claim that would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. There is no Legal Proceeding pending or, to the Knowledge of Remainco, threatened by any Person alleging any violation of or liability under any Environmental Law affecting the Spinco Assets, the Spinco Business or the Spinco Companies that would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. There has been no Release or threatened Release of, or exposure to, any Hazardous Materials on, at, under or from any Spinco Assets or any other real property currently or formerly owned, leased or operated by any of the Spinco Companies or, to the Knowledge of Remainco, at any location to which Hazardous Materials generated by any of the Spinco Companies were sent for treatment, recycling, storage or disposal in a manner that would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. None of Remainco (to the extent relating to the Spinco Companies, the Spinco Business or Spinco Assets) or any of the Spinco Companies has any Environmental Liabilities (including any Environmental Liabilities retained or assumed contractually or by operation of any Legal Requirement) that would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b)Section 2.17(b)(i) of the Remainco Disclosure Letter sets forth a true, correct and complete description of all instances of the use of asbestos or silica in products manufactured, marketed, distributed or sold by Remainco or any of its Subsidiaries (to the extent related to the Spinco Business), any of the Spinco Companies or the Spinco Business or any of their respective predecessors. Section 2.17(b)(ii) of the Remainco Disclosure Letter sets forth a description, as of the date hereof, of all Legal Proceedings pending or, to the Knowledge of Remainco, threatened against the Remainco or any of its Subsidiaries (to the extent related to the Spinco Business), any of the Spinco Companies or the Spinco Business or any of their respective predecessors related to asbestos or silica-containing products or any repairs or removals required as a result of, in connection with or arising out of such products (the “Remainco Asbestos Proceedings”). Section 2.17(b)(ii) of the Remainco Disclosure Letter sets forth a true, correct and complete list of (i) all Contracts related to the acquisition or disposition of any business or division (or portion thereof), other M&A transaction or any material asset or property pursuant to which Remainco or any of its Subsidiaries is required to indemnify or hold harmless any Person with respect to any Environmental Liability or Remainco Asbestos Liability that relates to the Spinco Business or the Spinco Companies or any of their respective predecessors or otherwise pay for any such liability and (ii) any individual payments made by Remainco or any of its Subsidiaries pursuant to such Contracts since January 1, 2018 in excess of $1,000,000. “Remainco Asbestos Liability” means any liability or obligation related to asbestos or silica-containing products actually or allegedly manufactured, marketed, distributed or sold by Remainco, any of its Subsidiaries (including the Spinco Companies) or the Spinco Business or any of their respective predecessors prior to the Closing and arising out of asbestos or silica actually or allegedly contained in such products. Section 2.17(b)(iii) of the Remainco Disclosure Letter sets forth a true, correct and complete list of all Contracts or insurance policies pursuant to which Remainco or any of its Subsidiaries is entitled to indemnification or defense from any Person with respect to any Environmental Liability or Remainco Asbestos Liability that relates to the Spinco Business or the Spinco Companies or their respective predecessors (the “Remainco Environmental and Asbestos Indemnification Agreements”). Neither (1) the execution, delivery or performance of this Agreement or the other Transaction Documents nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time): contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Remainco Environmental and Asbestos Indemnification Agreement, or give any Person the right to: (A) declare a default or exercise any remedy under any such Remainco Environmental and Asbestos Indemnification Agreement; (B) accelerate the maturity or performance of any such Remainco Environmental and Asbestos Indemnification Agreement; (C) cancel, terminate or modify any right, benefit, obligation or other term of any such Remainco Environmental and Asbestos Indemnification Agreement or (D) receive any termination fee or material right or benefit under any such Remainco Environmental and Asbestos Indemnification Agreement. Each of the Remainco Environmental and Asbestos Indemnification Agreements constitutes a Spinco Asset freely transferrable to Spinco or one of the Spinco Companies (if not already held by them) in the Contemplated Transactions, is valid and in full force and effect, is enforceable in accordance with its terms and will provide funds that, to the Knowledge of Remainco, will be sufficient to cover all current and future Remainco Asbestos Liabilities (including liabilities and obligations relating to the Remainco Asbestos Proceedings) and all material Environmental Liabilities of the Spinco Business and the Spinco Companies and their respective predecessors. Neither Remainco nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any Remainco Environmental and Asbestos Indemnification Agreement and to the Knowledge of Remainco, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Remainco Environmental and Asbestos Indemnification Agreement. Since January 1, 2018, there have been no material disputes with the counterparties under any Remainco Environmental and Asbestos Indemnification Agreement, including with respect to the enforceability of any such Contract or the scope of the indemnification obligations thereunder.
(c)Since January 1, 2016, except as, individually or in the aggregate, had or reasonably be expected to have, a Spinco Material Adverse Effect, all products sold or distributed or services provided by the Spinco Business or the Spinco Companies have complied (i) in the case of products sold or distributed or services provided pursuant to any Contract or warranty, all warranties set forth in the applicable terms and conditions thereof, (ii) in the case of products otherwise sold or distributed or services provided, all applicable warranties related to such product or services and (iii) all applicable Legal Requirement. None of the Spinco Companies or the Spinco Business have any liability for replacement or repair or for other damages relating to or arising from any goods or services rendered, in each case, since January 1, 2016, by the Spinco Companies or the Spinco Business, except as, individually or in the aggregate, had or reasonably be expected to have, a Spinco Material Adverse Effect. Since January 1, 2018, none of Remainco or any of its Subsidiaries (to the extent related to the Spinco Business), the Spinco Companies or the Spinco Business has been subject to any Legal Proceeding, or to the Knowledge of Remainco, any threatened Legal Proceeding, relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product designed, developed, manufactured sold or distributed by or on behalf of Remainco or any of its Subsidiaries or any alleged failure to warn, or any alleged breach of implied warranties or representations, except as, individually or in the aggregate, had or reasonably be expected to have, a Spinco Material Adverse Effect.
2.18Insurance.   Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, each insurance policy and self-insurance program and arrangement relating to the Spinco Business and the Spinco Companies is binding and in full force and effect as of the date of this Agreement. With respect to each such insurance policy, and except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, (i) all premiums with respect thereto are currently paid; (ii) none of the Remainco Companies is in breach or default and, to the Knowledge of Remainco, no event has occurred which, with notice or lapse or time, would constitute a breach or default or permit termination or modification of the policy; (iii) none of the Remainco or any of the Spinco Companies has received any written notice of cancellation or non-renewal of the policy; and (iv) the consummation of the Contemplated Transactions will not cause a breach, termination or modification of the policy.
2.19Legal Proceedings; Orders.
(a)Except as set forth in Section 2.19(a) of the Remainco Disclosure Letter, there is no material pending and served Legal Proceeding (including pursuant to Environmental Law) affecting the Spinco Assets, the Spinco Business or the Spinco Companies, or (to the Knowledge of Remainco) any pending but not served Legal Proceeding affecting the Spinco Assets, the Spinco Business or the Spinco Companies, and no Person has threatened in writing or, to the Knowledge of Remainco, orally, to commence any material Legal Proceeding affecting the Spinco Business.
(b)There is no material Order (including pursuant to Environmental Law) to which any of the Spinco Companies or any of the Spinco Assets is subject. To the Knowledge of Remainco, no officer or other key employee of any of the Spinco Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Spinco Business.
2.20Customers, Distributors, Suppliers and Licensors.
(a)Section 2.20(a) of the Remainco Disclosure Letter sets forth a correct and complete list of the twenty (20) largest customers of Spinco Business on a consolidated basis, based on revenues generated during the 12 month period ended December 31, 2020 (the “Spinco Top Customers”), and the amount of revenues attributable to each such Spinco Top Customer during that period.
(b)Section 2.20(b) of the Remainco Disclosure Letter sets forth a correct and complete list of the top twenty (20) suppliers of equipment, consumables, products, raw materials or components to the Spinco Business, on a consolidated basis, based on expenditures made during the 12 month period ended December 31, 2020 (the “Spinco Top Suppliers”), and the amount of the expenditures attributable to each such Spinco Top Supplier during that period.
(c)Section 2.20(c) of the Remainco Disclosure Letter sets forth a correct and complete list of the top seventeen (17) distributors to the Spinco Business, on a consolidated basis, based on sales of products made during the 12 month period ended December 31, 2020 (the “Spinco Top Distributors”), and the amount of the sales attributable to each such Spinco Top Distributor during that period.
(d)Section 2.20(d) of the Remainco Disclosure Letter sets forth a correct and complete list of the top five (5) suppliers of manufacturing services to the Spinco Business, on a consolidated basis, based on expenditures made during the 12 month period ended December 31, 2020 (the “Spinco Top Service Providers”), and the amount of the expenditures attributable to each such Spinco Top Service Provider during that period.

(e)Since January 1, 2020, none of Remainco or any of its Subsidiaries (including the Spinco Companies) has received, from any Spinco Top Customer, Spinco Top Supplier, Spinco Top Service Provider or Spinco Top Distributor, written communications (i) terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), or materially altering the terms (or stating the intent to materially alter the terms) of such Spinco Top Customer’s, Spinco Top Supplier’s, Spinco Top Distributor’s or Spinco Top Service Provider’s relationship with Remainco or any of its Subsidiaries (including the Spinco Companies) or (ii) indicating a material breach of the terms of any Contracts with such Spinco Top Customer, Spinco Top Supplier or Spinco Top Service Provider or Spinco Top Distributor, in each case, except as, individually or in the aggregate, has not been and would not reasonably be expected to be, material and adverse to the Spinco Companies, taken as a whole.
2.21Ownership of RMT Partner Common Stock.   Neither Remainco nor any of its Subsidiaries owns any shares of capital stock of RMT Partner or any of its Subsidiaries. Neither Remainco nor Spinco is, or will become prior to the Effective Time, a “significant shareholder” or an “interested stockholder” with respect to RMT Partner within the meaning of Sections 180.1130(11) and 180.1140(8), respectively, of the WBCL).
2.22Vote Required.   The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Spinco Common Stock is the only vote of the holders of shares of Spinco Common Stock necessary to adopt this Agreement or approve the Contemplated Transactions. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Remainco Common Stock is the only vote of the holders of shares of Remainco Common Stock necessary to approve the Contemplated Transactions (the “Required Remainco Stockholder Vote”).
2.23Financial Advisor.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Remainco or any of its Subsidiaries, other than any broker, finder or investment banker whose fees will be paid for by Remainco.
2.24Takeover Statutes.   As of the date of this Agreement, there is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which Remainco or any of its Subsidiaries is a party or otherwise is bound. The Contemplated Transactions are and, as of the Closing, shall be exempt from any such stockholder rights plan, “poison pill,” anti-takeover plan or other similar device adopted prior to the Closing to which Remainco or any of its Subsidiaries is a party or otherwise is bound. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder,” “stockholder protection” or other similar anti-takeover law applicable to Remainco or Spinco enacted under Legal Requirement applies to this Agreement, the Merger or any other Contemplated Transactions.
2.25Acknowledgement by Remainco and Spinco.   Neither Remainco nor Spinco is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III. The representations and warranties by RMT Partner and Merger Sub contained in Article III constitute the sole and exclusive representations and warranties of RMT Partner, the RMT Partner Companies and their respective Representatives in connection with the Contemplated Transactions, and each of Remainco and Spinco understand, acknowledge and agree that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by RMT Partner and Merger Sub. Without limiting the generality of the foregoing, each of Remainco and Spinco acknowledges that, except for the representations and warranties of RMT Partner and Merger Sub contained in Article III, no representations or warranties are made by RMT Partner or Merger Sub or their respective Representatives with respect to the accuracy or completeness of any information, documents or other materials (including any such materials contained in any data room or otherwise reviewed by Remainco or Merger Sub or any of their respective Representatives) or any management presentations that have been or shall hereafter be provided to Remainco or Merger Sub or any of their respective Representatives.
2.26Spinco.   Spinco was formed solely for the purpose of engaging in the Contemplated Transactions and it has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

2.27Remainco Financing and Spinco Financing.
(a)Remainco Financing.
(i)On or prior to the date of this Agreement, Remainco has delivered to RMT Partner true, complete and fully executed copies of the Remainco Commitment Letter. As of the date of this Agreement, (i) the Remainco Commitment Letter has not been amended, waived or modified in any respect; (ii) the respective commitments contained in the Remainco Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect; and (iii) to the Knowledge of Remainco, no amendment, modification, withdrawal or rescission to or of the Remainco Commitment Letter is currently contemplated other than any amendment or modification to the Remainco Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) who had not executed the Remainco Commitment Letter as of the date of this Agreement, or to correct ministerial mistakes. As of the date of this Agreement, except for the Remainco Commitment Letter, there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to any portion of the funding of the full amount of the Remainco Financing to which Remainco or any of its Affiliates is a party, that would (v) impair the enforceability of the Remainco Commitment Letter, (w) reduce the aggregate amount of any portion of the Remainco Financing such that the aggregate amount of the Remainco Financing would be below the amount required to refinance the Remainco Debt Facilities, (x) impose new or additional conditions precedent to the Remainco Financing, (y) otherwise modify any of the conditions precedent to the Remainco Financing in a manner adverse to Remainco or (z) reasonably be expected to prevent, impair or delay the consummation of the Remainco Financing.
(ii)As of the date of this Agreement, the Remainco Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Remainco, and, to the Knowledge of Remainco, the other parties thereto, enforceable against Remainco, and to the Knowledge of Remainco, each of the other parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. As of the date of this Agreement, assuming (A) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (B) the accuracy of the representations and warranties made by RMT Partner in this Agreement, (i) no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Remainco, its Affiliates or, to the Knowledge of Remainco, any other party to the Remainco Commitment Letter under any term or condition of the Remainco Commitment Letter or would result in any portion of the financing contemplated thereby being unavailable or delayed, (ii) Remainco is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Remainco in the Remainco Commitment Letter inaccurate in any material respect, and (iii) assuming satisfaction or waiver of the conditions set forth in Articles VI and VII, Remainco has no reason to believe that any of the conditions precedent set forth in the Remainco Commitment Letter will fail to be timely satisfied or that the Remainco Financing will not be available at the Closing. Remainco has fully paid any and all commitment fees, any other fees or any other amounts required by the Remainco Commitment Letter to be paid on or before the date of this Agreement and will continue to pay in full any such amounts required to be paid pursuant to the terms of the Remainco Commitment Letter as and when they become due and payable on or prior to the Closing Date. Assuming (1) the Remainco Financing is funded in accordance with the Remainco Commitment Letter, (2) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (3) the accuracy of the representations and warranties made by RMT Partner in this Agreement, the aggregate proceeds from the Remainco Financing will be sufficient to refinance the Remainco Debt Facilities and any other amounts required to be paid by Remainco in connection with the transactions contemplated by this Agreement, including the payment of all related fees and expenses. Other than as set forth in the Remainco Commitment Letter, there are no conditions precedent to the funding of the full amount of the Remainco Financing. As of the date of this

Agreement, assuming (I) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (II) the accuracy of the representations and warranties made by RMT Partner in this Agreement, Remainco (x) is not aware of any fact, occurrence or condition that would cause the commitments provided in the Remainco Commitment Letter to be terminated or to become ineffective and (y) has no reason to believe that any of the conditions to the Remainco Financing (which are within its control) will not be satisfied on a timely basis or that the Remainco Financing will not be available to Remainco immediately prior to the Distributions. Notwithstanding anything to the contrary herein, the parties hereto agree that it shall not be a condition to the obligation of Remainco to effect the Closing for Remainco to obtain the Remainco Financing or the Alternative Remainco Financing.
(iii)Upon the consummation of the Contemplated Transactions and the other Transaction Documents, Remainco will be Solvent.
(b)Spinco Financing.
(i)On or prior to the date of this Agreement, Spinco has delivered to RMT Partner true, complete and fully executed copies of the Spinco Commitment Letter. As of the date of this Agreement, (i) the Spinco Commitment Letter has, to the Knowledge of Remainco, not been amended, waived or modified in any respect; (ii) the respective commitments contained in the Spinco Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect; and (iii) to the Knowledge of Spinco, no amendment, modification, withdrawal or rescission to or of the Spinco Commitment Letter is currently contemplated other than any amendment or modification to the Spinco Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) who had not executed the Spinco Commitment Letter as of the date of this Agreement, or to correct ministerial mistakes. As of the date of this Agreement, except for the Spinco Commitment Letter, there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to any portion of the funding of the full amount of the Spinco Financing to which Spinco or any of its Affiliates is a party, that would (v) impair the enforceability of the Spinco Commitment Letter, (w) reduce the aggregate amount of any portion of the Spinco Financing such that the aggregate amount of the Spinco Financing, together with cash available to Spinco of up to $2,500,000, would be below the amount required to fund the Cash Payment as contemplated by this Agreement and the Separation Agreement, (x) impose new or additional conditions precedent to the Spinco Financing, (y) otherwise modify any of the conditions precedent to the Spinco Financing in a manner adverse to Spinco or (z) reasonably be expected to prevent, impair or delay the consummation of the Spinco Financing.
(ii)As of the date of this Agreement, the Spinco Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Spinco, and, to the Knowledge of Spinco, the other parties thereto, enforceable against Spinco, and to the Knowledge of Spinco, each of the other parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. As of the date of this Agreement, assuming (A) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (B) the accuracy of the representations and warranties made by RMT Partner in this Agreement, (i) no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Spinco, its Affiliates or, to the Knowledge of Spinco, any other party to the Spinco Commitment Letter under any term or condition of the Spinco Commitment Letter or would result in any portion of the financing contemplated thereby being unavailable or delayed, (ii) to the Knowledge of Remainco, Spinco is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Spinco in the Spinco Commitment Letter inaccurate in any material respect, and (iii) assuming satisfaction or waiver of the conditions set forth in Articles VI and VII of this Agreement, to the Knowledge of Remainco, Spinco has no reason to believe that any of the conditions precedent set forth in the Spinco Commitment Letter will fail to be timely satisfied or that the Spinco Financing will not be available at the Closing. Assuming (1) the Spinco Financing is funded in accordance with the Spinco Commitment Letter, (2) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (3) the accuracy of the representations and warranties made by RMT Partner in this Agreement, the aggregate proceeds from the Spinco Financing, together with cash available to Spinco of up to $2,500,000, will be sufficient to fund the Cash Payment as contemplated by this Agreement and the Separation Agreement. Other than as set forth in the Spinco Commitment Letter, there are no conditions precedent to the funding of the full amount of the Spinco Financing. As of the date of this Agreement, assuming (I) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (II) the accuracy of the representations and warranties made by RMT Partner in this Agreement, Spinco (x) is not aware of any fact, occurrence or condition that would cause the commitments provided in the Spinco Commitment Letter to be terminated or to become ineffective and (y) has no reason to believe that any of the conditions to the Spinco Financing (which are within its control) will not be satisfied on a timely basis or that the Spinco Financing will not be available to Spinco immediately prior to the Distributions. Notwithstanding anything to the contrary herein, the parties hereto agree that it shall not be a condition to the obligation of Remainco or Spinco to effect the Closing for Spinco to obtain the Spinco Financing or the Alternative Spinco Financing.
(iii)Assuming (I) compliance by RMT Partner with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (II) the accuracy of the representations and warranties made by RMT Partner in this Agreement, upon the consummation of the Contemplated Transactions and the other Transaction Documents, Spinco will be Solvent.
2.28Data Privacy and Information Security.
(a)The Spinco Companies have established a Spinco Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the Spinco Information Security Program. The Spinco Companies have assessed and tested its Spinco Information Security Program on a no less than annual basis; remediated all critical, high and medium risks and vulnerabilities; and the Spinco Information Security Program has proven sufficient and compliant with Spinco Privacy Requirements in all material respects. The Spinco IT Systems currently used by the Spinco Companies are in good working condition, do not contain any Malicious Code or defect, and operate and perform as necessary to conduct the Spinco Business. All Spinco Company Data will continue to be available for Processing by the Spinco Companies following the Closing on substantially the same terms and conditions as existed immediately before the Closing.
(b)The Spinco Companies and, to the Knowledge of Remainco, with respect to the Processing of Spinco Company Data, its Spinco Data Processors, comply and have materially complied at all times with Spinco Company Privacy Policies and the Spinco Privacy Requirements. Except for disclosures of Personal Data permitted under Spinco Privacy Requirements, the Spinco Companies have not sold (as defined by the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.) or rented, and do not sell or rent, any Personal Data to Persons or other third parties. To the Knowledge of Remainco, neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Spinco Privacy Requirements or Spinco Company Privacy Policies. Where the Spinco Companies use a Spinco Data Processor to Process Personal Data, the Spinco Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the Spinco Companies’ compliance with Spinco Privacy Requirements.
(c)The Spinco Companies and, to the Knowledge of Remainco, its Spinco Data Processors have not suffered a Data Breach requiring a notification to any Person or Governmental Body under Spinco Privacy Requirements, and have not been adversely affected by any Malicious Code or denial-of-service attacks on any Spinco IT Systems. The Spinco Companies have not received a written notice (including any enforcement notice), letter or complaint from a Governmental Body or any Person alleging noncompliance or potential noncompliance with any Spinco Privacy Requirements or Spinco Company Privacy Policies and have not been subject to any Legal Proceeding relating to noncompliance or potential noncompliance with Spinco Privacy Requirements or the Spinco Companies’ Processing of Personal Data. The Spinco Companies are not in breach or default of any Contracts relating to its Spinco IT Systems or to Spinco Company Data and do not transfer Personal Data internationally except where such transfers materially comply with Spinco Privacy Requirements and Spinco Company Privacy Policies.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF RMT PARTNER AND MERGER SUB
Except as set forth (a) in the part or subpart of the RMT Partner Disclosure Letter corresponding to the particular Section or subsection in this Article III in which such representation and warranty appears; (b) in any other part or subpart of the RMT Partner Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such disclosure is relevant to such other representation and warranty; and (c) other than with respect the representations and warranties in Section 3.3 (Capitalization), Section 3.4 (Authority; Binding Nature of Agreement), Section 3.5 (Non-Contravention; Consents), Section 3.22 (Vote Required), Section 3.23 (Financial Advisor), Section 3.24 (Valid Issuance) and Section 3.25 (Takeover Statutes), any information set forth in the RMT Partner SEC Documents filed on the SEC’s EDGAR database on or after January 1, 2019 and publicly available prior to the date of this Agreement (but excluding any supplements or amendments thereto to the extent such supplement or amendment is not publicly filed prior to the date hereof) to the extent it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty, other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information or statement set forth therein that is primarily cautionary, predictive or forward-looking in nature, each of RMT Partner and Merger Sub hereby represents and warrants to Remainco as follows:
3.1Subsidiaries; Due Organization.
(a)Section 3.1(a) of the RMT Partner Disclosure Letter identifies, as of the date hereof, each Entity that is a Subsidiary of RMT Partner and indicates its jurisdiction of organization.
(b)Each of the RMT Partner Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) a corporation or other business organization duly organized and validly existing. Each of the RMT Partner Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its formation, and has (or, if formed after the date of this Agreement, shall have at the Effective Time) all necessary corporate or other entity right, power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which such assets are currently owned and used; and (iii) to perform its obligations under all material Contracts by which it is bound, other than in the case of clauses (i) through (iii) as, individually or in the aggregate, has not had and would not reasonably be expected to have a RMT Partner Material Adverse Effect.
(c)Each of the RMT Partner Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) qualified to do business as a foreign corporation, and is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the applicable jurisdiction recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had would not reasonably be expected to have a RMT Partner Material Adverse Effect.
(d)Except as permitted after the date of this Agreement pursuant to Section 4.3, there are no outstanding or existing (A) securities of any of the RMT Partner Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any of the RMT Partner Subsidiaries; (B) options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans or other agreements, arrangements or commitments of any character (other than publicly traded options listed on a national exchange) relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the RMT Partner Subsidiaries; (C) obligations of any of the RMT Partner Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the RMT Partner Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any RMT Partner Subsidiary; (D) phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of any RMT Partner Subsidiary and there are no outstanding stock appreciation rights issued by any RMT Partner Subsidiary with respect to the capital stock or equity interests of any RMT Partner Subsidiary; (E) voting trusts or other agreements or understandings to which any RMT Partner Subsidiary or any of its officers or directors is a party with respect to the voting of capital stock or equity interests of any RMT Partner Subsidiary; or (F) bonds, debentures, notes or other indebtedness of any RMT Partner Subsidiary having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of any RMT Partner Subsidiary may vote.
(e)All outstanding securities of the RMT Partner Subsidiaries have been issued and granted in compliance in all material respects with: (A) all applicable securities laws and other applicable Legal Requirement and (B) all requirements set forth in applicable Organizational Documents. All of the outstanding shares of capital stock, membership interests or other equity interests, as the case may be, of each of RMT Partner Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable (to the extent applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof. All of the outstanding shares of capital stock, membership interests or other equity interests, as the case may be, of each of RMT Partner Subsidiary are beneficially and of record, directly or indirectly, by RMT Partner or another RMT Partner Subsidiary free and clear of any Encumbrances, other than restrictions under applicable securities laws.
(f)Except for its interests in the other RMT Partner Subsidiaries, RMT Partner does not own, directly or indirectly, any capital stock or other equity interests in, any Person. None of the RMT Partner Companies has any obligation in connection with any joint venture, investment Contract or similar Contract to contribute or loan any funds to any Person.
(g)Except as set forth in Section 3.1(g) of the RMT Partner Disclosure Letter: (A) none of the capital stock, membership interests or other securities of any of the RMT Partner Subsidiaries is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right and none of the outstanding securities of any of the RMT Partner Subsidiaries were issued in violation of any preemptive or participation rights; (B) none of the outstanding capital stock, membership interests or other securities of any of the RMT Partner Subsidiaries is subject to any right of first refusal; and (C) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of or from granting any option or similar right with respect to, any capital stock, membership interests or other securities of any of the RMT Partner Subsidiaries. None of the RMT Partner Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding capital stock, membership interests or other securities of any of the RMT Partner Subsidiaries.
3.2Certificate of Formation and Other Governing Documents.   RMT Partner has delivered or Made Available to Remainco accurate and complete copies of the Organizational Documents of RMT Partner and each of the other RMT Partner Companies that would be considered a “significant subsidiary” (as such term is defined under Regulation S-X promulgated pursuant to the Exchange Act) (to the extent existing as of the date of this Agreement), including all amendments thereto as in effect on the date of this Agreement. RMT Partner and each RMT Partner Subsidiary has complied with its Organizational Documents except for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a RMT Partner Material Adverse Effect.

3.3Capitalization.
(a)The authorized capital stock of RMT Partner consists of 100,000,000 shares of RMT Partner Common Stock and zero shares of preferred stock (“RMT Partner Preferred Stock”). As of the Specified Time, (i) 40,606,426 shares of RMT Partner Common Stock were issued and outstanding (including 16,280 RMT Partner RSAs); (ii) no shares of RMT Partner Common Stock were held in the treasury of RMT Partner and none were held by any Subsidiary of RMT Partner; (iii) no shares of RMT Partner Preferred Stock were issued and outstanding or held in the treasury of RMT Partner; (iv) 565,626 shares of RMT Partner Common Stock were subject to outstanding RMT Partner SARs; (v) 158,759 shares of RMT Partner Common Stock were subject to outstanding RMT Partner RSUs; and (vi) 85,428 shares of RMT Partner Common Stock were subject to outstanding RMT Partner PSUs, assuming performance at target level. As of the date hereof and as of the Specified Time, all of the outstanding shares of RMT Partner Common Stock have been and will be duly authorized and validly issued, and are and will be fully paid and nonassessable.
(b)Except for the RMT Partner SARs, RMT Partner RSUs and RMT Partner PSUs referred to in Section 3.3(a) and except as permitted after the date of this Agreement pursuant to Section 4.3, there are no outstanding or existing (A) securities of the RMT Partner or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of RMT Partner; (B) options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans or other agreements, arrangements or commitments of any character (other than publicly traded options listed on a national exchange) relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of RMT Partner; (C) obligations of RMT Partner or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of RMT Partner or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary; (D) phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of RMT Partner and there are no outstanding stock appreciation rights issued by RMT Partner with respect to the capital stock of the RMT Partner; (E) voting trusts or other agreements or understandings to which RMT Partner or any of its officers or directors is a party with respect to the voting of capital stock of RMT Partner or (F) bonds, debentures, notes or other indebtedness of RMT Partner having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of RMT Partner may vote.
(c)Since the Specified Time, RMT Partner has not issued, granted, delivered, sold, pledged, disposed of or encumbered any shares of its capital stock, except (A) as permitted by Section 4.3 or (B) pursuant to the exercise of RMT Partner SARs described in Section 3.3(a) in accordance with their terms as in effect as of the Specified Time or the vesting of RMT Partner RSUs or RMT Partner PSUs described in Section 3.3(b) in accordance with their terms as in effect as of the Specified Time. Except as permitted after the date hereof pursuant to Section 4.3, there are no employees, directors, independent contractors or other service providers with an offer letter, other employment Contract or other arrangement or Contract that contemplates a grant of options to purchase RMT Partner Common Stock or other equity or equity-based awards with respect to RMT Partner Common Stock, or who has otherwise been promised options to purchase RMT Partner Common Stock or other securities of RMT Partner or other equity or equity-based awards with respect to RMT Partner Common Stock or other securities of RMT Partner, which options or other awards have not been granted as of the Specified Time. All outstanding shares of RMT Partner Common Stock, and all RMT Partner Equity Awards and other outstanding securities of the RMT Partner Companies, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirement and (ii) all requirements set forth in applicable Contracts.
3.4Authority; Binding Nature of Agreement.   Each of RMT Partner and Merger Sub have all requisite corporate right, power and authority to enter into and perform their respective obligations under this Agreement, the Separation Agreement and the other Transaction Documents, as applicable, to which it is or will be a party and, subject to obtaining the Required RMT Partner Stockholder Vote and the Required Merger Sub Stockholder Vote, respectively, to consummate the Contemplated Transactions. The RMT Partner Board (at a meeting duly called and held and not subsequently rescinded or modified in any way) and RMT Partner, as the sole stockholder of Merger Sub, have: (a) determined that this Agreement and the Merger are advisable and in the best interests of RMT Partner and its stockholders and (b) authorized and approved the execution, delivery and performance of this Agreement, the Separation Agreement and the other Transaction Documents by RMT Partner and the issuance of shares of RMT Partner Common Stock pursuant to this Agreement; and (c) recommended the approval of the issuance of the RMT Partner Common Stock pursuant to this Agreement for purposes of New York Stock Exchange by the holders of RMT Partner Common Stock and directed that the issuance of such shares be submitted for consideration by RMT Partner’s stockholders at the RMT Partner Stockholders’ Meeting. This Agreement has been duly executed and delivered by RMT Partner and Merger Sub, and, subject to the adoption of this Agreement by RMT Partner as sole stockholder of Merger Sub, and assuming the due authorization, execution and delivery of this Agreement by Remainco and Spinco, this Agreement constitutes a legal, valid and binding obligation of each of RMT Partner and Merger Sub, enforceable against each of RMT Partner and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. The Separation Agreement, the Real Estate Matters Agreement, the Intellectual Property Matters Agreement, the Tax Matters Agreement and the Employee Matters Agreement have been (and the Transition Services Agreement will be as of immediately prior to the Distributions) duly executed and delivered by RMT Partner and its applicable Subsidiaries that are or will be party thereto, and assuming the due authorization, execution and delivery of such agreements by Remainco and its Subsidiaries, each such agreement (or, in the case of each of the Transition Services Agreement will when executed and delivered) constitute a legal, valid and binding obligation of each of RMT Partner or the applicable Subsidiary of RMT Partner party thereto, as applicable, enforceable against each of them party thereto in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
3.5Non-Contravention; Consents.
(a)Assuming compliance with the applicable provisions of the WBCL (including the RMT Partner Stockholder Vote), the HSR Act and all applicable foreign Competition Laws and FDI Laws, the listing requirements of the New York Stock Exchange and the requirements of the New York Stock Exchange, except as set forth in Section 3.5 of the RMT Partner Disclosure Letter, neither (1) the execution, delivery or performance of this Agreement or the other Transaction Documents, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):
(i)contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of (A) RMT Partner or (B) any of the other RMT Partner Companies;
(ii)contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the RMT Partner Companies, or any of the assets owned or used by any of the RMT Partner Companies, is subject, except where such contravention, conflict or violation, individually or in the aggregate, would not reasonably be expected to have a RMT Partner Material Adverse Effect;
(iii)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the RMT Partner Companies or that otherwise relates to the RMT Partner Business or to any of the assets owned or used by any of the RMT Partner Companies, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification, individually or in the aggregate, would not reasonably be expected to have a RMT Partner Material Adverse Effect;
(iv)contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any RMT Partner Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any such RMT Partner Material Contract; (B) accelerate the maturity or performance of any such RMT Partner Material Contract (other than any RMT Partner Benefit Plan); or (C) cancel, terminate or modify any right, benefit, obligation or other term of such RMT Partner Material Contract, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to have a RMT Partner Material Adverse Effect; or

(v)result in the imposition or creation of any material Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset owned or used by any of the RMT Partner Companies, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to have a RMT Partner Material Adverse Effect.
(b)Except as may be required by the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the WBCL (including the RMT Partner Stockholder Vote), the HSR Act, all applicable foreign Competition Laws and FDI Laws, and the listing requirements of the New York Stock Exchange, neither RMT Partner nor any of the RMT Partner Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance of this Agreement or (ii) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, (A) be material to the RMT Partner Companies or (B) prevent or materially impair or materially delay RMT Partner or any of its Subsidiaries from performing any of the Transaction Documents or complying with any of their obligations thereunder or consummating the Contemplated Transactions.
3.6SEC Filings; Financial Statements.
(a)RMT Partner has delivered or Made Available to Remainco accurate and complete copies of all registration statements, proxy statements, RMT Partner Certifications and other statements, reports, schedules, forms and other documents filed by RMT Partner with the SEC, including all amendments thereto, since January 1, 2019 (collectively, the “RMT Partner SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by RMT Partner or its officers with the SEC since January 1, 2019 have been so filed on a timely basis. None of RMT Partner’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the RMT Partner SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the RMT Partner SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the RMT Partner SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the RMT Partner SEC Documents (collectively, the “RMT Partner Certifications”) is accurate and complete, and complies as to form in all material respects with all applicable Legal Requirement. As used in the introduction to this Article III and in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.
(b)The financial statements (including any related notes) contained or incorporated by reference in the RMT Partner SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which will be material); and (iii) fairly present, in all material respects, the consolidated financial position of RMT Partner and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of RMT Partner and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the RMT Partner Companies are required by GAAP to be included in the consolidated financial statements of RMT Partner. There are no comments from the SEC or its staff pending with respect to any statements, reports, schedules, forms or other documents filed by RMT Partner with the SEC that remain outstanding and unresolved. The RMT Partner Companies are not subject to any liabilities of any nature whatsoever (whether accrued, absolute, contingent or otherwise) and whether or not required to be reflected in the latest balance sheet included in the RMT Partner SEC Documents filed with the

SEC prior to the date hereof, except for (i) those liabilities that are reflected or reserved for in the latest balance sheet included in the RMT Partner SEC Documents filed with the SEC prior to the date hereof; (ii) liabilities that have been incurred by the RMT Partner Companies since January 2, 2021 in the ordinary course of the RMT Partner business consistent with past practice and are not material to the RMT Partner Companies, taken as a whole, in amount or nature; (iii) liabilities under this Agreement or the Separation Agreement or incurred in connection with the Contemplated Transactions and in compliance with this Agreement and the other Transaction Documents; and (iv) liabilities that are not, individually or in the aggregate, material to the RMT Partner Companies, taken as a whole.
(c)RMT Partner maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed by RMT Partner is reported on a timely basis to the individuals responsible for the preparation of RMT Partner’s filings with the SEC and other public disclosure documents. RMT Partner’s management has completed an assessment of the effectiveness of RMT Partner’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 28, 2019, and such assessment concluded that such internal control system was effective. RMT Partner’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that are in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of RMT Partner, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of RMT Partner are being made only in accordance with authorizations of management and directors of RMT Partner and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of RMT Partner’s assets that could have a material effect on its financial statements.
(d)RMT Partner has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to RMT Partner’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect RMT Partner’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management other employees who have a significant role in RMT Partner’s internal control over financial reporting.
(e)RMT Partner’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to RMT Partner within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of RMT Partner, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by RMT Partner’s auditors for the RMT Partner Companies that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.
(f)None of the information to be supplied by or on behalf of RMT Partner for inclusion or incorporation by reference in the RMT Partner Form S-4 Registration Statement or the Spinco Registration Statement will, after giving effect to any amendments that have theretofore been made thereto, (i) at the time the RMT Partner Form S-4 Registration Statement or the Spinco Registration Statement, respectively, is filed with the SEC; (ii) at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of RMT Partner for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will (A) at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of RMT Partner and Remainco; (B) at the time of the RMT Partner Stockholders’ Meeting (or any adjournment or postponement thereof) and Remainco Stockholders’ Meeting (or any adjournment or postponement thereof) or (C) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of RMT Partner and Remainco or at the time of the RMT Partner Stockholders’ Meeting (or any adjournment or postponement thereof) and Remainco Stockholders’ Meeting (or any adjournment or postponement thereof), comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by RMT Partner or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Remainco for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.
3.7Absence of Changes.   Except as expressly contemplated by this Agreement, since January 2, 2021, (a) through the date of this Agreement, except for discussions, negotiations and transactions related to this Agreement or the other Transaction Documents (including the Internal Restructuring described in the Separation Agreement) and actions or omissions undertaken in good faith to respond to the actual or anticipated effects of SARS-CoV-2 or COVID-19 (and any evolutions or mutations thereof), the RMT Partner Companies have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any Effect that, individually or in the aggregate, has had or would be reasonably expected to have, a RMT Partner Material Adverse Effect. Except as expressly contemplated by this Agreement and actions or omissions undertaken in good faith to respond to the actual or anticipated effects of SARS-CoV-2 or COVID-19 (and any evolutions or mutations thereof), since January 2, 2021 through the date of this Agreement, none of the RMT Partner Companies has taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Remainco pursuant to Sections 4.3(b).
3.8Title to Assets.   The RMT Partner Companies own, and have good and valid title, in all material respects, to all assets purported to be owned by them, including: (a) all assets reflected on the RMT Partner Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the RMT Partner Interim Balance Sheet) and (b) all other assets reflected in the books and records of the RMT Partner Companies as being owned by the RMT Partner Companies. All of said assets are owned by the RMT Partner Companies free and clear of any Encumbrances, except (i) for Encumbrances securing the RMT Partner Credit Agreement; (ii) where the failure to have such good and valid title results from any liens described in Section 3.8 of the RMT Partner Disclosure Letter; or (iii) any other Permitted Encumbrance. The RMT Partner Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, and the RMT Partner Companies enjoy undisturbed possession of such leased assets, except where the failure to have such valid leasehold interest results from any liens described in Section 3.8 of the RMT Partner Disclosure Letter, liens created or otherwise imposed by Remainco or the Spinco Companies or any other Permitted Encumbrance.
3.9Real Property.
(a)Section 3.9(a) of the RMT Partner Disclosure Letter sets forth as of the date hereof the address, fee owner and description of use of all RMT Partner Owned Real Property. With respect to the RMT Partner Owned Real Property: (i) RMT Partner or its Subsidiaries have good and marketable title to each parcel of RMT Partner Owned Real Property; (ii) other than RMT Partner or its Subsidiaries, no Person has the right to use or occupy any RMT Partner Owned Real Property or any material portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any RMT Partner Owned Real Property or any material portion thereof or interest therein; and (iv) to the Knowledge of RMT Partner and its Subsidiaries, there are no condemnation proceedings pending, threatened or proposed against any RMT Partner Owned Real Property and, to the Knowledge of RMT Partner, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any RMT Partner Owned Real Property.
(b)“RMT Partner Leased Real Property” means all real property leased or used by the RMT Partner Companies pursuant to real property leases or other agreements with annual base rent payments in excess of $1,000,000, including all buildings, structures, fixtures and other improvements leased thereunder. Each of the leases or other agreements relating to the RMT Partner Leased Real Property is a valid and subsisting leasehold interest, or valid right to use, of RMT Partner or one of its Subsidiaries and is a valid and binding obligation of RMT Partner or such Subsidiary free of Encumbrances (other than Permitted

Encumbrances) and is enforceable by and against RMT Partner or such Subsidiary in accordance with its terms, except as, individually or in the aggregate, would not reasonably be expected to be material to the RMT Partner Companies, taken as a whole. To the Knowledge of RMT Partner, there are no condemnation proceedings pending, threatened or proposed against any RMT Partner Owned Real Property and, to the Knowledge of RMT Partner, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any RMT Partner Leased Real Property. There are no material disputes with respect to any lease or other agreement for any of the RMT Partner Leased Real Property. Neither RMT Partner, nor, to the Knowledge of RMT Partner, any other party to any such lease or other agreement is in material breach or default under such lease or other agreement, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such lease or other agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the RMT Partner Companies, taken as a whole.
3.10Intellectual Property.
(a)Section 3.10(a) of the RMT Partner Disclosure Letter identifies, as of the date of this Agreement, any Person other than the RMT Partner Companies that has an ownership interest in any of the RMT Partner Registered IP and the nature of such ownership interest.
(b)Ownership and Exclusive Rights.   The RMT Partner Companies as of the date of this Agreement exclusively own all right, title, and interest to and in the RMT Partner IP free and clear of any Encumbrances other than Permitted Encumbrances. Without limiting the foregoing, no RMT Partner Company has transferred to, or permitted under any Contract to which a RMT Partner Company is a party, any Person other than the RMT Partner Companies to retain ownership of, or an exclusive license to RMT Partner IP. As of the date of this Agreement, no material item of RMT Partner IP is subject to any action or outstanding Order or settlement agreement or stipulation in any dispute proceeding that restricts in any material manner the use, provision, transfer, assignment or licensing thereof by any of the RMT Partner Companies, or affects in any material manner the validity, use, ownership, registrability or enforceability of such RMT Partner IP.
(c)Valid and Enforceable.   As of the date hereof, the RMT Partner Registered IP is subsisting and to the Knowledge of RMT Partner, valid and enforceable.
(d)Assignment of IP Rights.   Each employee, consultant or contractor of the RMT Partner Companies that has contributed to the creation, development, invention, modification or improvement of material RMT Partner IP has (i) entered into a written agreement with a RMT Partner Company that obliges such employee, consultant or contractor to disclose and assign to the RMT Partner Companies any and all rights, title and interests in and to the RMT Partner IP and (ii) assigned all such rights, title and interests to the RMT Partner Companies, in all jurisdictions where such disclosure and assignment is not mandated by operation of applicable Legal Requirement.
(e)Protection of Trade Secrets and Proprietary Information.   Each RMT Partner Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in all trade secrets and material proprietary information pertaining to such RMT Partner Company and the RMT Partner Proprietary Products.
(f)Sufficiency.   RMT Partner and its Subsidiaries own or otherwise have, and after Closing will continue to have all Intellectual Property Rights needed to conduct the RMT Partner Business in all material respects as it is currently conducted, including as may be necessary to design, develop, copy, modify, make, have made, test, support, maintain, market, license, sublicense, offer for sale, sell, have sold, use, have used, import, export, prepare derivative works or otherwise commercialize (as applicable) the RMT Partner Products; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of third party Intellectual Property Rights or unfair competition, which solely is covered in Section 3.10(h).
(g)Third-Party Infringement of RMT Partner IP.   To the Knowledge of RMT Partner, no Person as of, and in the two (2) years prior to, the date of this Agreement has infringed, misappropriated, or otherwise violated, and no Person is as of the date of this Agreement infringing, misappropriating, or otherwise violating, any material RMT Partner IP.
(h)No Infringement of Third Party IP Rights.   To the Knowledge of RMT Partner, the conduct of the business of any of the RMT Partner Companies as conducted in the past two (2) years, including the development, manufacture, use, import, export, offer for sale, sale, license, sublicense or other commercialization of any of the RMT Partner Products as conducted, does not and has not in the past two (2) years infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the RMT Partner Companies, taken as a whole. Without limiting the generality of the foregoing, as relates to the RMT Partner IP and the RMT Partner Products, as of, and in the two (2) years prior to, the date of this Agreement, no infringement, misappropriation, violation or similar claim or Legal Proceeding pertaining to any material RMT Partner IP and no such material claim or Legal Proceeding pertaining to any RMT Partner IP is pending, threatened in writing, or, to the Knowledge of RMT Partner, threatened orally against any of the RMT Partner Companies or, to the Knowledge of RMT Partner, as of the date of this Agreement, against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the RMT Partner Companies with respect to such claim or Legal Proceeding, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the RMT Partner Companies, taken as a whole, and except as set forth in Section 3.10(j) of the RMT Partner Disclosure Letter, as of the date of this Agreement, no Person has made a written request against a RMT Partner Company to be indemnified, defended, held harmless, or reimbursed with respect to any such claim or Legal Proceeding, except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the RMT Partner Companies, taken as a whole.
(i)Open Source Code.   No Proprietary RMT Partner Product contains, is derived from, or is distributed with Open Source Code in a manner that required under the applicable license that any Proprietary RMT Partner Product or part thereof (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making any Derivative; or (iii) be redistributable at no charge, in each case, except as would not reasonably be expected to be material to the RMT Partner Companies.
3.11Contracts.
(a)For purposes of this Agreement, “RMT Partner Material Contract” shall mean each Contract to which any RMT Partner Company is a party or by which any of them is bound that:
(i)that is material to the RMT Partner Companies, taken as a whole;
(ii)is with any distributor and any Contract with any other reseller or sales representative involving sales in excess of $10,000,000 in the 12 months ended December 31, 2020, in each case that provides exclusivity rights to any third party;
(iii)that is with a supplier of equipment, consumables, products, raw materials or any component, or any services used in the Proprietary RMT Partner Products, (A) which supplier is the only source of supply in the market place or only supplier to the RMT Partner Companies or (B) that imposes (1) a minimum purchase order, “take or pay” or requirements obligations, (2) discounts or rebates based on the volume of product or materials purchased or (3) any exclusivity restrictions, in each case of this clause (B), involved payments in excess of $5,000,000 in the 12 months ended December 31, 2020 or is expected to involve payments in excess of $5,000,000 in the 12 months ending December 31, 2021;
(iv)imposing any material restriction on the right or ability of the RMT Partner Companies, taken as a whole: (A) to compete with any other Person or solicit the employment of any Person; (B) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (C) to perform services for any other Person; or (D) to transact business with any other Person or in any geographic area;
(v)relates to currency hedging;

(vi)relating to Indebtedness in excess of $10,000,000;
(vii)concerning the establishment and/or operation of a partnership, joint venture or limited liability company with a third party that is not an Affiliate of RMT Partner;
(viii)relating to the acquisition or disposition of any material assets (other than in the ordinary course of business) or businesses, and with any outstanding obligations of a RMT Partner Company (including indemnification, guarantee, “earn-out” or other similar contingent obligations) as of the date of this Agreement;
(ix)relating to the lease, sublease, license or occupancy of any RMT Partner Owned Real Property or any RMT Partner Leased Real Property, in each case with annual base rent payments in excess of $1,000,000;
(x)that is material to the RMT Partner Companies, taken as a whole, and has as a counterparty any Governmental Body or pursuant to which the RMT Partner Companies provide any products or services as contractor or subcontractor to any Governmental Body;
(xi)with any RMT Partner Top Customer, RMT Partner Top Supplier or RMT Partner Top Distributor pursuant to which RMT Partner and its Subsidiaries receives or makes payments to such Person;
(xii)(A) containing any provision with pricing, discounts or benefits to any customer that change based on the pricing, discounts or benefits provided to any other customer or that otherwise grant the other party to such Contract “most favored nation” or “most favored customer” status or equivalent preferential terms; or (B) containing any provision granting the other party exclusivity or other similar rights;
(xiii)that is a RMT Partner Environmental and Asbestos Indemnification Agreement; and
(xiv)that is a Collective Bargaining Agreement or similar agreement with any labor union, works council or comparable organization representing any employee of RMT Partner or any of its Subsidiaries.
RMT Partner has delivered or Made Available to Remainco an accurate and complete copy of each RMT Partner Contract that constitutes a RMT Partner Material Contract.
(b)Each RMT Partner Contract that constitutes a RMT Partner Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to Bankruptcy and Equity Exceptions.
(c)Except as set forth in Section 3.11(c) of the RMT Partner Disclosure Letter: (i) neither RMT Partner nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any RMT Partner Material Contract and (ii) to the Knowledge of RMT Partner, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any RMT Partner Material Contract.
(d)Except as set forth in Section 3.11(d) of the RMT Partner Disclosure Letter:
(i)no RMT Partner Company has had any determination of noncompliance, entered into any consent order relating to any Government Contract or Government Bid;
(ii)each RMT Partner Company has complied in all material respects with all Legal Requirement with respect to all Government Contracts and Government Bids; and
(iii)no RMT Partner Company has, nor to the Knowledge of RMT Partner have any of the RMT Partner Employees, been barred or suspended from doing business with any Governmental Body.
3.12Compliance with Legal Requirement; Regulatory Matters.   Each of the RMT Partner Companies is, and since January 1, 2018 has been, in compliance with all applicable Legal Requirement,

except where failure to so comply would not, individually or in the aggregate, reasonably be expected to have a RMT Partner Material Adverse Effect. Since January 1, 2018, none of the RMT Partner Companies has received any written notice or other written communication from any Governmental Body (i) regarding any actual, alleged or possible violation of, or failure to comply with, any Legal Requirement or (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body, except as would not, individually or in the aggregate, reasonably be expected to have a RMT Partner Material Adverse Effect.
3.13Anti-Corruption Compliance; Trade Compliance.
(a)Since January 1, 2016, no RMT Partner Company nor, to the Knowledge of RMT Partner, any of their respective agents, channel partners, Affiliates, distributors, resellers, or other representatives with respect to the RMT Partner Business (i) has directly or indirectly offered, promised or made any improper contribution, gift, bribe, rebate, payoff, influence payment, kickback or any other thing of value to any Person, private or public, regardless of what form, in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirement, including the FCPA or the UK Bribery Act; (ii) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirement, including the FCPA or the UK Bribery Act 2010; or (iii) has received any notice from, voluntarily provided any notice to, or, to the Knowledge of RMT Partner, has been investigated by, a Governmental Body with respect to the RMT Partner Business or a RMT Partner Company that alleges any of the foregoing. Since January 1, 2016, each of the RMT Partner Companies has had in place an operational compliance program, including adequate policies, procedures and training, intended to enhance awareness of compliance with all applicable anti-bribery, anti-corruption or other similar Legal Requirement, and has, in all material respects, kept accurate records of its activities, including financial records, in a form and manner appropriate for a business of its size and resources.
(b)Since January 1, 2016, the RMT Partner Companies and all directors, officers, and to the Knowledge of RMT Partner, the employees of the RMT Partner Companies, have complied, in all material respects, with applicable provisions of the Export Control Laws and Sanctions.
(c)None of the RMT Partner Companies, any of their directors or officers or, to the Knowledge of RMT Partner, any of their respective employees, agents, channel partners, resellers or representatives, is a Sanctioned Person.
(d)Without limiting the foregoing, since January 1, 2016, no material Legal Proceeding, complaint, claim, charge, investigation, or voluntary disclosure related to the Export Control Laws or Sanctions is or has been imposed, pending or, to the Knowledge of RMT Partner, threatened against the RMT Partner Companies or any of their respective officers or directors or, to the Knowledge of RMT Partner, any of their respective employees, agents, channel partners, resellers, or representatives, by or before any Governmental Body.
(e)Since January 1, 2016, the RMT Partner Companies have obtained all approvals or licenses necessary for exporting and importing the RMT Partner Products in accordance with all applicable Export Control Laws and Import Laws, except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the RMT Partner Companies, taken as a whole.
(f)Since January 1, 2016, the RMT Partner Companies, and each of their respective directors, officers and, to the Knowledge of RMT Partner, employees, agents, channel partners, resellers and representatives, have complied and are in compliance, in all material respects, with all applicable Import Laws.
(g)Each of the RMT Partner Companies has had in place since January 1, 2016, an operational program, including policies, procedures and training, reasonably designed to promote compliance with all applicable Export Control Laws and Sanctions, except as, individually or in the aggregate, has not and would not reasonably be expected to be material to the RMT Partner Companies, taken as a whole.
3.14Governmental Authorizations.   Since January 1, 2018, the RMT Partner Companies have held all Governmental Authorizations necessary to enable the RMT Partner Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws, except where the failure to so hold would not, individually or in the aggregate, reasonably be expected to be me material and adverse to the RMT Partner Companies, taken as a whole. All such Governmental Authorizations are valid and in full force and effect. Each RMT Partner Company is, and at all times since January 1, 2018 has been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to be material and adverse to the RMT Partner Companies, taken as a whole.
3.15Tax Matters.
(a)Each material Tax Return required to be filed by or on behalf of the respective RMT Partner Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “RMT Partner Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirement. All material Taxes required to be paid by or with respect to the RMT Partner Companies have been duly paid, except for Taxes contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(b)No RMT Partner Company and no RMT Partner Company Return is subject to an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the RMT Partner Company Returns has been granted (by RMT Partner or any other Person), and no such extension or waiver has been requested from any RMT Partner Company.
(c)No claim or Legal Proceeding is pending, has been asserted in writing or, to the Knowledge of RMT Partner, has been threatened against or with respect to any RMT Partner Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any RMT Partner Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the RMT Partner Companies and with respect to which adequate reserves for payment have been established on the RMT Partner Interim Balance Sheet). There are no liens for material Taxes upon the assets of any of the RMT Partner Companies except Permitted Encumbrances.
(d)There are no Contracts relating to the allocation, sharing or indemnification of Taxes to which any RMT Partner Company is a party, other than (i) the Tax Matters Agreement, (ii) Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes and (iii) any Contracts which solely involve RMT Partner Companies.
(e)No RMT Partner Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(f)The RMT Partner Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.
(g)No written claim has ever been made by any Governmental Body in a jurisdiction where a RMT Partner Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.
(h)No RMT Partner Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in the two years prior to the date of this Agreement.
(i)RMT Partner is not and has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(j)No RMT Partner Company has taken any action or, assuming full knowledge of the terms of this Agreement and the Transaction Documents, knows of any fact that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)As of the date hereof, assuming that the Ruling is obtained, neither RMT Partner nor Merger Sub knows of any reason why it would not be able to deliver the representations set forth in certificates of officers of RMT Partner and Merger Sub, upon which the applicable law or accounting firms may rely in rendering the RMT Partner Tax Opinion and the Remainco Tax Opinion, or why RMT Partner would not be able to obtain the opinion contemplated by Section 6.9(a).
(l)Section 3.15 and, to the extent related to Tax matters, Section 3.16, contain the sole and exclusive representations and warranties of RMT Partner and Merger Sub herein with respect to Tax matters.
3.16Employee and Labor Matters; Benefit Plans.
(a)RMT Partner has delivered or Made Available to Remainco accurate and complete copies of the following with respect to each material RMT Partner Benefit Plan, as applicable: (i) the plan document (or, in the case of any unwritten Remainco Benefit Plan, a description of the material terms thereof), all related trust agreements, insurance contracts and policy documents, and any amendments thereto; (ii) the most recent summary plan description and any summaries of material modifications thereto; (iii) the three most recently filed annual reports (Form 5500 series), if any, with all corresponding schedules and financial statements attached thereto (including any related actuarial valuation report); (iv) the most recent IRS determination, advisory or opinion letter issued with respect to any RMT Partner Benefit Plan intended to be qualified under Section 401(a) of the Code; and (v) any material notices, letters or other correspondence with the IRS, DOL, the Pension Benefit Guaranty Corporation or any other Governmental Body.
(b)To the Knowledge of RMT Partner, no RMT Partner Employee or individual independent contractor to the RMT Partner Companies has any right, whether contractual or otherwise, and whether written or oral, to receive redundancy or severance benefits that are greater than the minimum level under local Legal Requirement (excluding contracts that permit a payment in lieu of notice).
(c)Except as set forth in Section 3.16(c) of the RMT Partner Disclosure Letter or as would not reasonably be expected to result in material liability to Remainco or any of its Subsidiaries, (i) each of the RMT Partner Companies and RMT Partner Affiliates has timely performed all obligations required to be performed by it under each RMT Partner Benefit Plan; (ii) each RMT Partner Benefit Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirement; (iii) as of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of RMT Partner, threatened or reasonably anticipated with respect to any such RMT Partner Benefit Plan, its assets or any fiduciary thereof (other than routine claims for benefits); and (iv) no event has occurred and no condition exists that would subject Remainco to any Tax, fine, encumbrance, material penalty or other liability imposed by ERISA, the Code or any other applicable Legal Requirement with respect to any RMT Partner Benefit Plan.
(d)Except as set forth in Section 3.16(d) of the RMT Partner Disclosure Letter, each RMT Partner Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a currently-effective favorable determination letter (or is able to rely on an opinion or advisory letter, if applicable) as to its qualified status under the Code, and to the Knowledge of RMT Partner, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan or the tax-exempt status of any related trust.
(e)Except as set forth in Section 3.16(e)(i) of the RMT Partner Disclosure Letter, none of the RMT Partner Companies or any RMT Partner Affiliate maintains, establishes, sponsors, contributes to, has an obligation to contribute to, or has any Liability with respect to, any: (i) “defined benefit plan” within the meaning of Section 3(35) of ERISA or pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) “multiple employer plan” described in Section 413 of the Code, in each case pursuant to which a RMT Partner Employee is or may become eligible to receive benefits; or (iv) defined benefit pension plan that is subject to any Legal Requirement other than any United States federal, state or local Legal Requirement. Except as set forth in Section 3.16(e)(ii) of the RMT Partner Disclosure Letter, no RMT Partner Benefit Plan provides, and none of the RMT Partner Companies or any RMT Partner Affiliate provides or has an obligation to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any current or former RMT Partner Employee, except as may be required by COBRA or other applicable Legal Requirement, and there have been no written communications to current or former RMT Partner Employees which could reasonably be interpreted to promise or guarantee such employee any post-termination or retiree health, welfare, or life insurance benefits. Except as set forth in Section 3.16(e)(iii) of the RMT Partner Disclosure Letter, each RMT Partner Benefit Plan may be modified, amended or terminated without the consent of any Person, including any participant therein, except for any RMT Partner Benefit Plan that is an employment, consulting, severance or similar agreement with a current or former RMT Partner Employee or individual independent contractor to the RMT Partner Companies.
(f)With respect to each RMT Partner Pension Plan, (i) no proceeding has been initiated to terminate such plan; (ii) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA); (iii) other than benefit accruals under such RMT Partner Pension Plan in the ordinary course, no liability under Title IV or Section 302 of ERISA has been incurred by any of the RMT Partner Companies or any RMT Partner Affiliates that has not been satisfied in full, and no condition exists that presents a risk to any of the RMT Partner Companies or any RMT Partner Affiliates of incurring any such liability; (iv) such plan’s benefit liabilities under Section 4001(a)(16) of ERISA do not exceed the current value of such plan’s assets, determined in accordance with the assumptions used for funding the plan pursuant to Section 412 and Section 430 of the Code for the applicable plan year; (v) no plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year; (vi) each required installment or any other payment required under Section 412 of the Code or Section 303 of ERISA has been made before the applicable due date; (vii) no plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; (viii) there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect; and (ix) such RMT Partner Pension Plan is not, and is not expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code). There has been no imposition of a lien upon property or rights to property of any RMT Partner Company or any RMT Partner Affiliate pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.
(g)None of the RMT Partner Companies or any RMT Partner Affiliate has been a party to, a sponsoring employer of, or otherwise is under any liability with respect to, any retirement or pension scheme where benefits are not money purchase benefits, as defined in section 181 of the UK Pension Schemes Act 1993, and, during the last six years, none of the RMT Partner Companies or any RMT Partner Affiliate has been connected with or an associate of (as those terms are used in the UK Pensions Act 2004) any employer that provides defined benefits. Each RMT Partner Company or RMT Partner Affiliate with employees located in the UK has at all times materially complied with its automatic enrolment obligations under the UK Pensions Act 2008. To the Knowledge of RMT Partner, within the last six years, no notifiable event (as that term is defined in the UK Pensions Act 2004) has occurred in relation to any defined benefit pension plan sponsored by any RMT Partner Company or any RMT Partner Affiliate and, except as set forth in Section 3.16(f) of the RMT Partner Disclosure Letter, the consummation of the Merger and the other Contemplated Transactions will not constitute a notifiable event. No contribution notice, financial support direction or warning notice (as those terms are defined in the UK Pensions Act 2004) has been issued or threatened to be issued by the Pensions Regulator in relation to any defined benefit plan sponsored by any RMT Partner Company or any RMT Partner Affiliate.
(h)Except as set forth in Section 3.16(h) of the RMT Partner Disclosure Letter, none of the RMT Partner Companies has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.
(i)Except as would not reasonably be expected to result in material liability to RMT Partner or the imposition of Tax on any RMT Partner Employee or individual independent contractor to the RMT Partner Companies under Section 409A(a)(1)(B) of the Code, each RMT Partner Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance with Section 409A of the Code and has complied with applicable documentary requirements of Section 409A of the Code.
(j)Except as set forth in Section 3.16(j) of the RMT Partner Disclosure Letter, none of the execution or delivery of this Agreement, stockholder approval of this Agreement, the consummation of the Merger or any of the other Contemplated Transactions will, either alone or in conjunction with any other event: (i) entitle any current or former RMT Partner Employee or individual independent contractor to the RMT Partner Companies to any payment or benefit (or result in the funding of any such payment or benefit); (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former RMT Partner Employee or individual independent contractor to the RMT Partner Companies; (iii) accelerate the time of payment, funding or vesting of amounts due to any current or former RMT Partner Employee or individual independent contractor to the RMT Partner Companies; or (iv) result in any payment under any of the RMT Partner Benefit Plans or any other arrangement that would not be deductible under Section 280G of the Code.
(k)Except as set forth in Section 3.16(k) of the RMT Partner Disclosure Letter or as would not reasonably be expected to result in material liability to RMT Partner, each material RMT Partner Benefit Plan that primarily covers RMT Partner Associates based outside of the United States and/or that is subject to any Legal Requirement other than United States federal, state or local Legal Requirement (i) has been established, operated, maintained and administered in compliance with its terms and operated in compliance with all applicable Legal Requirement; (ii) if required to be registered or approved by a non-U.S. Governmental Body, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of RMT Partner, no event has occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; and (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Legal Requirement. With respect to each RMT Partner Governmental Plan, (i) RMT Partner and the RMT Partner Affiliates have complied in all material respects with the requirements thereof and (ii) no liability has been incurred by RMT Partner or any RMT Partner Affiliates with respect thereto that has not been satisfied in full (other than with respect to amounts for which the due date without penalty has not yet occurred).
(l)Except as set forth in Section 3.16(l) of the RMT Partner Disclosure Letter or as would not reasonably be expected to result in material liability to RMT Partner, RMT Partner and its Affiliates, including the RMT Partner Companies, are in compliance in all material respects with all Legal Requirement relating to terms and conditions of employment, employment practices, wages, hours, and other labor related matters with respect to the RMT Partner Employees. RMT Partner has verified that each RMT Partner Employee is legally authorized to work in the jurisdiction where he or she is located. Except as set forth in Section 3.16(l) of the RMT Partner Disclosure Letter, there is, and since January 1, 2019, there has been, no pending or, to the Knowledge of RMT Partner, threatened charge, complaint, lawsuit, arbitration, audit, investigation, grievance or other Legal Proceeding brought by or on behalf of, or otherwise involving, any current or former employee, any independent contractor, any person alleged to be a current or former employee, any applicant for employment, any class of the foregoing, or any Governmental Body, that concerns the labor or employment practices or working conditions of RMT Partner.
(m)Except as set forth in Section 3.16(m) of the RMT Partner Disclosure Letter or as would not reasonably be expected to result in material liability to RMT Partner, (i) as of the date of this Agreement, none of the RMT Partner Companies is a party to any Collective Bargaining Agreement and there are no labor organizations, employee representatives or works councils representing, purporting to represent or, to the Knowledge of RMT Partner, seeking to represent any employees of any of the RMT Partner Companies; (ii) since January 1, 2019 through the date hereof, there has not been any material strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the RMT Partner Companies or any of their employees; (iii) as of the date of this Agreement, there are no pending, and, to the Knowledge of RMT Partner, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action or picketing; (iv) as of the date of this Agreement, there is no material claim or grievance pending or, to the Knowledge of RMT Partner, threatened against any RMT Partner Company arising under any Collective Bargaining Agreement; and (v) as of the date of this Agreement, there are no labor or contractual claims that may be asserted by any labor organization, employee representative or works council that could prevent, materially delay or materially impair the consummation of the Merger or any of the other Contemplated Transactions or otherwise have a RMT Partner Material Adverse Effect.

(n)All contributions (including all employer contributions and employee salary reduction contributions), premium payments and other payments required to be made in respect of any RMT Partner Benefit Plan and any RMT Partner Governmental Plan, under the terms of any such RMT Partner Benefit Plan or RMT Partner Governmental Plan, related funding arrangement or in accordance with applicable Legal Requirement, have been paid within the time so prescribed or have been properly accrued in accordance with GAAP, except as would not reasonably be expected to result in material liability to RMT Partner or any of its Subsidiaries.
(o)To the Knowledge of RMT Partner, since January 1, 2018, (i) no allegations of sexual or other harassment or misconduct have been made against any member of Spinco senior management, and (ii) no Legal Proceeding is pending or threatened, and no settlement agreement has been entered into, with respect to RMT Partner involving allegations of sexual or other harassment or misconduct by any RMT Partner Employee, in each case, that individually or in the aggregate, are material to RMT Partner.
(p)Except as set forth on Section 3.16(p) of the RMT Partner Disclosure Letter, since January 1, 2018, RMT Partner has not implemented any employee layoffs or plant closings that would implicate the WARN Act. RMT Partner has no outstanding WARN Act liability. Section 3.16(p) of the RMT Partner Disclosure Letter, which shall be supplemented through Closing, further contains an accurate and complete list of all employees who experience an “employment loss” (as defined in the WARN Act) during the ninety (90) days prior to the Closing Date, listing for each such employee the date and nature of the employment loss and the employee’s position and work location.
(q)To the Knowledge of RMT Partner, RMT Partner is in material compliance with SARS-CoV-2 or COVID-19 health and safety laws and material SARS-CoV-2 or COVID-19 national and/or public health guidance with respect to employees and workplaces, including any obligation to carry out a workplace risk assessment and/or consult employees or their representatives on SARS-CoV-2 or COVID-19 health and safety matters, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to have a RMT Partner Material Adverse Effect.
3.17Environmental Matters; Product Liability.
(a)Each of the RMT Partner Companies is, and at all times since January 1, 2018 has been, in compliance with all Environmental Law and, to the Knowledge of RMT Partner, no capital or other expenditure (other than as provided in the RMT Partner SEC Documents) is required to achieve or maintain such compliance, except where any such failure to comply or expenditure would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. None of the RMT Partner Companies has received any written notice, demand, request for information, Order or claim alleging that it is in violation of, or may have any liability under, any Environmental Law, except for any such notice, demand, request, Order or claim that would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. There is no Legal Proceeding pending or, to the Knowledge of RMT Partner, threatened by any Person alleging any violation of or liability under any Environmental Law that would reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. There has been no Release or threatened Release of, or exposure to, any Hazardous Materials on, at, under or from any real property currently or formerly owned, leased or operated by any of the RMT Partner Companies or, to the Knowledge of RMT Partner, at any location to which Hazardous Materials generated by any of the RMT Partner Companies were sent for treatment, recycling, storage or disposal in a manner that would reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. None of the RMT Partner Companies has any Environmental Liabilities (including any Environmental Liabilities retained or assumed contractually or by operation of any Legal Requirement) that would reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.
(b)Section 3.17(b)(i) of the RMT Partner Disclosure Letter sets forth a true, correct and complete description of all instances of the use of asbestos or silica in products manufactured, marketed, distributed or sold by RMT Partner or any of its Subsidiaries, any of the RMT Partner Companies or the RMT Partner Business or any of their respective predecessors. Section 3.17(b)(ii) of the RMT Partner Disclosure Letter sets forth a description, as of the date hereof, of all Legal Proceedings pending or, to the Knowledge of RMT Partner, threatened against RMT Partner or any of its Subsidiaries, any of the RMT Partner Companies or the RMT Partner Business or any of their respective predecessors related to asbestos or silica-containing products or any repairs or removals required as a result of, in connection with or arising out of such products (the “RMT Partner Asbestos Proceedings”). Section 3.17(b)(ii) of the RMT Partner Disclosure Letter sets forth a true, correct and complete list of all Contracts related to the acquisition or disposition of any business or division (or portion thereof), other M&A transaction or any material asset or property pursuant to which RMT Partner or any of its Subsidiaries is required to indemnify or hold harmless any Person with respect to any Environmental Liability or RMT Partner Asbestos Liability that relates to the RMT Partner Business or the RMT Partner Companies or any of their respective predecessors or otherwise pay for any such liability. Section 3.17(b)(iii) of the RMT Partner Disclosure Letter sets forth a true, correct and complete list of all Contracts or insurance policies pursuant to which RMT Partner or any of its Subsidiaries is entitled to indemnification or defense from any Person with respect to any Environmental Liability or RMT Partner Asbestos Liability that relates to the RMT Partner Business or the RMT Partner Companies or their respective predecessors (the “RMT Partner Environmental and Asbestos Indemnification Agreements”). Neither (1) the execution, delivery or performance of this Agreement or the other Transaction Documents nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time): contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any RMT Partner Environmental and Asbestos Indemnification Agreement, or give any Person the right to: (A) declare a default or exercise any remedy under any such RMT Partner Environmental and Asbestos Indemnification Agreement; (B) accelerate the maturity or performance of any such RMT Partner Environmental and Asbestos Indemnification Agreement; (C) cancel, terminate or modify any right, benefit, obligation or other term of any such RMT Partner Environmental and Asbestos Indemnification Agreement or (D) receive any termination fee or material right or benefit under any such RMT Partner Environmental and Asbestos Indemnification Agreement. Each of the RMT Partner Environmental and Asbestos Indemnification Agreements is valid and in full force and effect, is enforceable in accordance with its terms and will provide funds that, to the Knowledge of RMT Partner, will be sufficient to cover all current and future Asbestos Liabilities (including liabilities and obligations relating to the RMT Partner Asbestos Proceedings) and all material Environmental Liabilities of the RMT Partner Business and the RMT Partner Companies and their respective predecessors. Neither RMT Partner nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any RMT Partner Environmental and Asbestos Indemnification Agreement and to the Knowledge of RMT Partner, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any RMT Partner Environmental and Asbestos Indemnification Agreement. Since January 1, 2018, there have been no material disputes with the counterparties under any RMT Partner Environmental and Asbestos Indemnification Agreement, including with respect to the enforceability of any such Contract or the scope of the indemnification obligations thereunder.
(c)Since January 1, 2016, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a RMT Partner Material Adverse Effect, all products sold or distributed or services provided by the RMT Partner Business or the RMT Partner Companies have complied (i) in the case of products sold or distributed or services provided pursuant to any Contract or warranty, all warranties set forth in the applicable terms and conditions thereof, (ii) in the case of products otherwise sold or distributed or services provided, all applicable warranties related to such product or services and (iii) all applicable Legal Requirement. None of the RMT Partner Companies or the RMT Partner Business have any liability for replacement or repair or for other damages relating to or arising from any goods or services rendered, in each case, since January 1, 2016, by the RMT Partner Companies or the RMT Partner Business, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a RMT Partner Material Adverse Effect. Since January 1, 2018, none of the RMT Partner Companies or the RMT Partner Business has been subject to any Legal Proceeding, or to the Knowledge of RMT Partner, any threatened Legal Proceeding, relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product designed, developed, manufactured sold or distributed by or on behalf of RMT Partner or any of its Subsidiaries or any alleged failure to warn, or any alleged breach of implied warranties or representations, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a RMT Partner Material Adverse Effect.
3.18Insurance.   Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, each insurance policy and self-insurance program and arrangement relating to the RMT Partner Business and the RMT Partner Companies is binding and in full force and effect as of the date of this Agreement. With respect to each such insurance policy, and except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, (i) all premiums with respect thereto are currently paid; (ii) none of the RMT Partner Companies is in breach or default and, to the Knowledge of RMT Partner, no event has occurred which, with notice or lapse or time, would constitute a breach or default or permit termination or modification of the policy; (iii) none of the RMT Partner Companies has received any written notice of cancellation or non-renewal of the policy; and (iv) the consummation of the Contemplated Transactions will not cause a breach, termination or modification of the policy.
3.19Legal Proceedings; Orders.
(a)Except as set forth in Section 3.19(a) of the RMT Partner Disclosure Letter, there is no material pending and served Legal Proceeding (including pursuant to Environmental Law) affecting the assets of RMT Partner, the business of RMT Partner or any of the RMT Partner Companies, or (to the Knowledge of RMT Partner) any pending but not served Legal Proceeding affecting the business of RMT Partner, the assets of RMT Partner or the RMT Partner Companies and no Person has threatened in writing or, to the Knowledge of RMT Partner, orally, to commence any material Legal Proceeding affecting the RMT Partner Companies.
(b)There is no material Order (including pursuant to Environmental Law) to which any of the RMT Partner Companies, or any of the assets of RMT Partner, is subject. To the Knowledge of RMT Partner, no officer or other key employee of any of the RMT Partner Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the RMT Partner Business.
3.20Customers, Distributors, Suppliers and Licensors.
(a)Section 3.20(a) of the RMT Partner Disclosure Letter sets forth a correct and complete list of the twenty (20) largest customers of RMT Partner Business on a consolidated basis, based on revenues generated during the 12 month period ended December 31, 2020 (the “RMT Partner Top Customers”), and the amount of revenues attributable to each such RMT Partner Top Customer during that period.
(b)Section 3.20(b) of the RMT Partner Disclosure Letter sets forth a correct and complete list of the top twenty (20) suppliers of equipment, consumables, products, raw materials or components to the RMT Partner Business, on a consolidated basis, based on expenditures made during the 12 month period ended December 31, 2020 (the “RMT Partner Top Suppliers”), and the amount of the expenditures attributable to each such RMT Partner Top Supplier during that period.
(c)Section 3.20(c) of the RMT Partner Disclosure Letter sets forth a correct and complete list of the top seventeen (17) distributors to the RMT Partner Business, on a consolidated basis, based on sales of products made during the 12 month period ended December 31, 2020 (the “RMT Partner Top Distributors”), and the amount of the sales attributable to each such RMT Partner Top Distributor during that period.
(d)Section 3.20(d) of the RMT Partner Disclosure Letter sets forth a correct and complete list of the top five (5) suppliers of manufacturing services to the RMT Partner Business, on a consolidated basis, based on expenditures made during the 12 month period ended December 31, 2020 (the “RMT Partner Top Service Providers”), and the amount of the expenditures attributable to each such RMT Partner Top Service Provider during that period.
(e)Since January 1, 2020, none of RMT Partner or any of its Subsidiaries has received, from any RMT Partner Top Customer, RMT Partner Top Supplier, RMT Partner Top Service Provider or RMT Partner Top Distributor written communications (i) terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), or materially altering the terms (or stating the intent to materially alter the terms) of such RMT Partner Top Customer’s, RMT Partner Top Supplier’s, RMT Partner Top Service Provider’s or RMT Partner Top Distributor’s relationship with RMT Partner or any of its Subsidiaries or (ii) indicating a material breach of the terms of any Contracts with such RMT Partner Top Customer, RMT Partner Top Supplier, RMT Partner Top Service Provider or RMT Partner Top

Distributor, in each case, except as, individually or in the aggregate, has not been and would not reasonably be expected to be, material and adverse to the RMT Partner Companies, taken as a whole.
3.21Ownership of Remainco Common Stock.   None of the RMT Partner Companies or, to the Knowledge of RMT Partner, any of their “affiliates” or “associates” holds or has the right to acquire any capital stock or other equity interest or right convertible into or exchangeable for capital stock of any Remainco Companies.
3.22Vote Required.   The only vote of RMT Partner’s stockholders required to consummate the Contemplated Transactions is the affirmative vote of the holders of a majority of the shares of RMT Partner Common Stock present in person or by proxy at the RMT Partner Stockholders’ Meeting in favor of the approval of the issuance of the RMT Partner Common Stock pursuant to this Agreement for the purpose of approving such issuance pursuant to listing rules of the New York Stock Exchange (the “Required RMT Partner Stockholder Vote”). The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement or approve the Contemplated Transactions. RMT Partner is the sole stockholder of record of Merger Sub.
3.23Financial Advisor.   Except for Barclays Capital Inc. and Incentrum Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of RMT Partner or any of its Subsidiaries.
3.24Valid Issuance.   The RMT Partner Common Stock to be issued pursuant to the Merger has been duly authorized and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.
3.25Takeover Statutes.   As of the date of this Agreement, there is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which RMT Partner or any of its Subsidiaries is a party or otherwise is bound. The Contemplated Transactions are and, as of the Closing, shall be exempt from any such stockholder rights plan, “poison pill,” anti-takeover plan or other similar device adopted prior to the Closing to which RMT Partner or any of its Subsidiaries is a party or otherwise is bound. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder,” “stockholder protection” or other similar anti-takeover law applicable to RMT Partner or Merger Sub enacted under Legal Requirement applies to this Agreement, the Merger or any other Contemplated Transactions.
3.26Financing.
(a)(i) On or prior to the date of this Agreement, RMT Partner has delivered to Remainco true, complete and fully executed copies of the RMT Partner Commitment Letter. As of the date of this Agreement, (A) the RMT Partner Commitment Letter has not been amended, waived or modified in any respect; (B) the respective commitments contained in the RMT Partner Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect; and (C) to the Knowledge of RMT Partner, no amendment, modification, withdrawal or rescission to or of the RMT Partner Commitment Letter is currently contemplated other than any amendment or modification to the RMT Partner Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) who had not executed the RMT Partner Commitment Letter as of the date of this Agreement. As of the date of this Agreement, except for the RMT Partner Commitment Letter, there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to any portion of the funding of the full amount of the RMT Partner Financing to which RMT Partner or any of its Affiliates is a party, that would (v) impair the enforceability of the RMT Partner Commitment Letter, (w) reduce the aggregate amount of any portion of the RMT Partner Financing, together with cash available to RMT Partner of up to $15,000,000, such that the aggregate amount of the RMT Partner Financing would be below the amount required to fund the RMT Partner Special Dividend as contemplated by this Agreement and the Separation Agreement, (x) impose new or additional conditions precedent to the RMT Partner Financing, (y) otherwise modify any of the conditions precedent to the RMT Partner Financing in a manner adverse to RMT Partner or (z) reasonably be expected to prevent, impair or delay the consummation of the RMT Partner Financing.

(ii)As of the date of this Agreement, the RMT Partner Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of RMT Partner and, to the Knowledge of RMT Partner, the other parties thereto, enforceable against RMT Partner, and to the Knowledge of RMT Partner, each of the other parties thereto in accordance with its terms, subject to Bankruptcy and Equity Exceptions. As of the date of this Agreement, assuming (A) compliance by Remainco and Spinco with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (B) the accuracy of the representations and warranties made by Remainco and Spinco in this Agreement, (x) no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of RMT Partner, its Affiliates or, to the Knowledge of RMT Partner, any other party to the RMT Partner Commitment Letter under any term or condition of the RMT Partner Commitment Letter or would result in any portion of the financing contemplated thereby being unavailable or delayed, (y) RMT Partner is not aware of any fact, event or other occurrence that makes any of the representations or warranties of RMT Partner in the RMT Partner Commitment Letter inaccurate in any material respect, and (z) assuming satisfaction or waiver of the conditions set forth in Articles VI and VII, RMT Partner has no reason to believe that any of the conditions precedent set forth in the RMT Partner Commitment Letter will fail to be timely satisfied or that the RMT Partner Financing will not be available at the Closing. RMT Partner has fully paid any and all commitment fees, any other fees or any other amounts required by the RMT Partner Commitment Letter to be paid on or before the date of this Agreement and will continue to pay in full any such amounts required to be paid pursuant to the terms of the RMT Partner Commitment Letter as and when they become due and payable on or prior to the Closing Date. Assuming (1) the RMT Partner Financing is funded in accordance with the RMT Partner Commitment Letter, (2) compliance by Remainco and Spinco with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (3) the accuracy of the representations and warranties made by Remainco and Spinco in this Agreement, the aggregate proceeds from the RMT Partner Financing, together with cash available to RMT Partner of up to $15,000,000, will be sufficient to fund the RMT Partner Special Dividend as contemplated by this Agreement and the Separation Agreement, including the payment of all related fees and expenses. Other than as set forth in the RMT Partner Commitment Letter, there are no conditions precedent to the funding of the full amount of the RMT Partner Financing. As of the date of this Agreement, assuming (I) compliance by Remainco and Spinco with the covenants and obligations contained in this Agreement, the Separation Agreement and the other Transaction Documents and (II) the accuracy of the representations and warranties made by Remainco and Spinco in this Agreement, RMT Partner (i) is not aware of any fact, occurrence or condition that would cause the commitments provided in the RMT Partner Commitment Letter to be terminated or to become ineffective and (ii) has no reason to believe that any of the conditions to the RMT Partner Financing which are within its control will not be satisfied on a timely basis. Notwithstanding anything to the contrary herein, the parties hereto agree that it shall not be a condition to the Closing for RMT Partner to obtain the RMT Partner Financing or the Alternative RMT Partner Financing. RMT Partner has fully paid any and all commitment fees, any other fees or any other amounts required by the Spinco Commitment Letter to be paid on or before the date of this Agreement.
(b)Assuming (i) the accuracy of the representations and warranties set forth in Article II and (ii) satisfaction of the conditions to RMT Partner’s obligation to consummate the Merger, or waiver of such conditions, upon the consummation of the Contemplated Transactions and the other Transaction Documents, RMT Partner will be Solvent.
3.27Data Privacy and Information Security.
(a)The RMT Partner Companies have established a RMT Partner Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the RMT Partner Information Security Program. The RMT Partner Companies have assessed and tested its RMT Partner Information Security Program on a no less than annual basis; remediated all critical, high and medium risks and vulnerabilities; and the RMT Partner Information Security Program has proven sufficient and compliant with RMT Partner Privacy Requirements in all material respects. The RMT Partner IT Systems currently used by the RMT Partner Companies are in good working condition, do not contain any Malicious Code or defect, and operate and perform as necessary to conduct the RMT Partner Business. All RMT Partner Company Data will continue to be available for Processing by the RMT Partner Companies following the Closing on substantially the same terms and conditions as existed immediately before the Closing.
(b)The RMT Partner Companies and, to the Knowledge of RMT Partner, with respect to the Processing of RMT Partner Company Data, its RMT Partner Data Processors, comply and have materially complied at all times with RMT Partner Company Privacy Policies and the RMT Partner Privacy Requirements. Except for disclosures of Personal Data permitted under RMT Partner Privacy Requirements, the RMT Partner Companies have not sold (as defined by the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.) or rented, and do not sell or rent, any Personal Data to Persons or other third parties. To the Knowledge of RMT Partner, neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any RMT Partner Privacy Requirements or RMT Partner Company Privacy Policies. Where the RMT Partner Companies use a RMT Partner Data Processor to Process Personal Data, the RMT Partner Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the RMT Partner Companies’ compliance with RMT Partner Privacy Requirements.
(c)The RMT Partner Companies and, to the Knowledge of RMT Partner, its RMT Partner Data Processors have not suffered a Data Breach requiring notification to any Person or Governmental Body under RMT Partner Privacy Requirements, and have not been adversely affected by any Malicious Code or denial-of-service attacks on any RMT Partner IT Systems. The RMT Partner Companies have not received a written notice (including any enforcement notice), letter or complaint from a Governmental Body or any Person alleging noncompliance or potential noncompliance with any RMT Partner Privacy Requirements or RMT Partner Company Privacy Policies and have not been subject to any Legal Proceeding relating to noncompliance or potential noncompliance with RMT Partner Privacy Requirements or the RMT Partner Companies’ Processing of Personal Data. The RMT Partner Companies are not in breach or default of any Contracts relating to its RMT Partner IT Systems or to RMT Partner Company Data and do not transfer Personal Data internationally except where such transfers materially comply with RMT Partner Privacy Requirements and RMT Partner Company Privacy Policies.
3.28Acknowledgement by RMT Partner and Merger Sub.   Neither RMT Partner nor Merger Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article II. The representations and warranties by Remainco and Spinco contained in Article II constitute the sole and exclusive representations and warranties of Remainco, the Spinco Companies, the other Remainco Companies and their respective Representatives in connection with the Contemplated Transactions, and RMT Partner and Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Remainco and Spinco. Without limiting the generality of the foregoing, each of RMT Partner and Merger Sub acknowledges that, except for the representations and warranties of Remainco and Spinco contained in Article II, no representations or warranties are made by Remainco, the Spinco Companies, the other Remainco Companies or their respective Representatives with respect to the accuracy or completeness of any information, documents or other materials (including any such materials contained in any data room or otherwise reviewed by RMT Partner or Merger Sub or any of their respective Representatives) or any management presentations that have been or shall hereafter be provided to RMT Partner or Merger Sub or any of their respective Representatives.
3.29Merger Sub.   Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and it has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.
ARTICLE IV
CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD
4.1Access and Investigation.   During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”),

subject to applicable Legal Requirement, upon reasonable notice, Remainco and RMT Partner shall each, and shall cause each of their respective Subsidiaries to, in each case, for the primary purposes of consummating the Contemplated Transactions and transition and integration planning: (i) provide the Representatives of the other party with reasonable access (taking into account any safety measures or Legal Requirement related to SARS-CoV-2 or COVID-19 (and any evolutions or mutations thereof)) during normal business hours (insofar as such access is reasonably required by the requesting party) to its Representatives and assets and to all existing books, records, work papers and other documents and information relating to such Entity or any of its Subsidiaries (but in the case of Remainco and its Subsidiaries, solely as it relates to the Spinco Business or the Spinco Companies), in each case as reasonably requested by RMT Partner or Remainco, as the case may be, and (ii) provide the Representatives of the other party with such copies of the existing books, records, work papers and other documents and information relating to such Entity and its Subsidiaries (but in the case of Remainco and its Subsidiaries, solely as it relates to the Spinco Business or the Spinco Companies) as reasonably requested by RMT Partner or Remainco, as the case may be. During the Pre-Closing Period, Remainco and RMT Partner shall, and shall use reasonable best efforts to cause their respective Representatives to, cause their senior officers to meet, upon reasonable notice and during normal business hours, with their respective officers responsible for Remainco’s and RMT Partner’s financial statements and the internal controls, respectively, to discuss such matters as Remainco or RMT Partner may deem necessary or appropriate in order to enable RMT Partner to comply following the Closing with the Sarbanes-Oxley Act and the rules and regulations relating thereto. Subject to Section 5.4 and without limiting the generality of any of the foregoing, during the Pre-Closing Period, Remainco and RMT Partner shall provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Spinco Companies or the RMT Partner Companies, respectively, in connection with the Merger or any of the other Contemplated Transactions a reasonable time in advance of the filing or sending of such document in order to permit a review thereof. Nothing herein shall require Remainco or RMT Partner to disclose any information if, in the reasonable judgement of Remainco or RMT Partner, as applicable, such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information to the extent possible without jeopardizing such privilege or contravening such Legal Requirement or binding agreements. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement. This Section 4.1 shall not apply with respect to any Tax matters.
4.2Operation of the Business of the Spinco Companies.
(a)During the Pre-Closing Period, except as set forth in Section 4.2(a) of the Remainco Disclosure Letter, as otherwise contemplated by this Agreement, the Separation Agreement, any other Transaction Document, as required by Legal Requirement or if RMT Partner shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (i) Remainco shall and shall cause its Subsidiaries to use reasonable best efforts to conduct the business and operations of the Spinco Business in the ordinary course of business consistent with past practice; (ii) Remainco shall cause the Spinco Companies to not operate any business other than the Spinco Business; and (iii) to the extent consistent therewith, Remainco shall and shall cause its Subsidiaries to use reasonable best efforts to preserve intact the material components of their current business organization, and maintain satisfactory relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies, in each case to the extent related to the Spinco Business.
(b)During the Pre-Closing Period, except as set forth in Section 4.2(b) of the Remainco Disclosure Letter, as otherwise contemplated by this Agreement, the Separation Agreement, any other Transaction Document, as required by Legal Requirement or if RMT Partner shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Remainco shall not and shall cause its Subsidiaries not to, and Remainco shall cause each of its Subsidiaries not to:
(i)declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities of Remainco or any of the Spinco Companies, other than: (A) dividends or distributions between or among any of the wholly-owned Subsidiaries of Remainco and Remainco; (B) in connection with the withholding of Taxes in connection with the vesting of Remainco Equity Awards (to the extent required by the terms as of the date of this Agreement or in the ordinary course consistent with past practice)

or forfeitures of Remainco Equity Awards; (C) the Cash Payment; and (D) regular quarterly dividends on the Remainco Common Stock payable in accordance with past practice (including with respect to the timing of declaration and payment);
(ii)reclassify, split, combine, subdivide or redeem any of the capital stock or other securities of Remainco or any of the Spinco Companies;
(iii)sell, issue, grant, transfer, repurchase, subject to any Encumbrance, redeem, authorize the sale, issuance, grant, transfer, repurchase, Encumbrance or redemption of: (A) any capital stock, membership interest or other securities of Remainco or any of the Spinco Companies; (B) any option, call, warrant or right to acquire any capital stock or other security of Remainco or any of the Spinco Companies; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Remainco or any of the Spinco Companies (except that Remainco may issue shares of Remainco Common Stock upon the exercise or vesting of Remainco Equity Awards outstanding as of the date of this Agreement pursuant to the terms of such Remainco Equity Award as in effect on the date of this Agreement (it being understood that, consistent with clauses (ii) and (vi) hereof, and except as set forth in the Employee Matters Agreement, any rights to exercise or vest shall not be accelerated) and Remainco may grant Remainco Equity Awards subject to the limitations set forth in clause (iv) below; provided, further, that for the avoidance of doubt, this Section 4.2(b)(iii) does not limit Remainco in respect of any of its Subsidiaries that are not Spinco Companies);
(iv)with respect to any Remainco Equity Awards held by any Spinco Employee, except as otherwise required by the terms of any Remainco Benefit Plan as in effect on the date of this Agreement or as permitted by the Employee Matters Agreement, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Remainco Equity Plan; (B) amend any provision of any agreement evidencing any outstanding Remainco Equity Award; (C) otherwise modify any of the terms of any outstanding Remainco Equity Award, warrant or other security or any related Contract; or (D) grant any Remainco Equity Award;
(v)amend or permit the adoption of any amendment to the Organizational Documents of Spinco, or amend or permit the adoption of any amendment to the Organizational Documents of any other Spinco Company in a manner that is adverse to RMT Partner in any material respect;
(vi)with respect to the Spinco Business or any Spinco Company, make or commit to make any capital expenditure in excess of $30,000,000 in the aggregate per calendar year or $10,000,000 in the aggregate per calendar quarter;
(vii)other than in the ordinary course of business (A) amend in any material respect (other than an extension), terminate, or waive any material right or remedy under, any Spinco Material Contract, any Contract with a Spinco Top Customer, Spinco Top Supplier, Spinco Top Service Provider or Spinco Top Distributor or any other Contract that is material to the Spinco Companies (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto or (B) enter into a Contract that would be a Spinco Material Contract under clauses (v), (xi) or (xiv) of the definition thereof;
(viii)in the case of the Spinco Business and each of the Spinco Companies, other than to the extent either contemplated by the Employee Matters Agreement or as required by applicable Legal Requirement or the terms of any Remainco Benefit Plan, Remainco Governmental Plan or Collective Bargaining Agreement, in each case as in effect as of the date of this Agreement, (A) establish, adopt, enter into, amend, modify or terminate any Remainco Benefit Plan (or any benefit plan, program, agreement or arrangement that would be a Remainco Benefit Plan if in effect on the date hereof) or Collective Bargaining Agreement except (1) that with respect to any Remainco Benefit Plan providing welfare benefits which will not be sponsored, maintained or contributed to by the Spinco Companies or the RMT Partner Companies at or following the Closing, Remainco may make amendments or modifications to such Remainco Benefit Plan in the ordinary course of business in connection with annual enrollment, (2) for ordinary course renewals of any Collective Bargaining Agreement and (3) that Remainco and the Spinco Companies may, with respect to the Spinco Business, enter into offer letters consistent with past practice in a form that has been Made Available to RMT Partner with newly hired employees (who are hired in accordance with clause (F) below) who will have an annual base salary of $250,000 or below; (B) modify the compensation or benefits of any Spinco Employee, except that Remainco may (1) increase the annual base salary, or wages, as applicable, or short-term cash incentive target opportunity of any Spinco Employee with a title of Vice President or below and an annual salary of $250,000 or below in the ordinary course of business consistent with past practice (provided that in no event shall the aggregate value of such increases exceed 10% of the aggregate value of such compensation as of the date hereof and the value of such increase with respect to any Spinco Employee exceed 25% of such Spinco Employee’s base salary or short-term cash incentive target opportunity, as applicable, as of the date hereof); (C) accelerate the timing of payment, funding or vesting under any Remainco Benefit Plan or make any discretionary payment under or contribution to any Remainco Benefit Plan or make any contribution to a trust related to a Remainco Benefit Plan which is in a form other than cash; (D) announce, implement or effect any reduction in force or layoff with respect to 100 or more of the Spinco Employees; (E) transfer or relocate any Spinco Employee (whether within the Spinco Business, or to Remainco or any Remainco Affiliate, or otherwise), other than to fill an open position within the Spinco Business or in accordance with the Employee Matters Agreement; (F) transfer the employment or services of any employee or other service provider of Remainco to the Spinco Companies, other than to fill an open position within the Spinco Business or in accordance with the Employee Matters Agreement; or (G) hire more than 100 individuals who would be Spinco Employees if employed on the date hereof (except that Remainco may (1) hire additional individuals in the ordinary course of business consistent with past practice to replace departing employees, provided that the compensation and benefits from any such new hire are substantially similar to those provided to the departing employee and the base salary of such new hire does not exceed $250,000 per annum; or (2) transfer the employment of non-Spinco employees from Spinco to Remainco and Spinco Employees from Remainco to Spinco in accordance with the Employee Matters Agreement);
(ix)provide any Tax gross-up to any Spinco Employee or other service provider to the Spinco Business under any Remainco Benefit Plan or otherwise (including a gross-up related to Taxes under Section 4999 or 409A of the Code);
(x)with respect to the Spinco Business or the Spinco Companies, acquire any equity interest or other interest in any other Entity or acquire, lease or license any right or other asset or property from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset or property to any other Person (except in each case for: (A) assets or properties acquired, leased, licensed or disposed of by the Spinco Companies in the ordinary course of business that are not the acquisition of any equity interest or other interest in any Entity and that are not the acquisition of any business or division of any Person; (B) assets or properties that are immaterial to the business of the Spinco Companies and to the Spinco Business; or (C) sales of inventory or other assets or properties in the ordinary course of business; provided, that, in each case, such acquisitions are not reasonably likely to cause any condition to this Agreement to not be satisfied);
(xi)make any pledge of any of the Spinco Assets or permit any of the Spinco Assets to become subject to any Encumbrances, in each case other than Permitted Encumbrances;
(xii)with respect to the Spinco Companies or the Spinco Business, (A) make or forgive any loans, advances or capital contributions to any Person (other than (1) routine travel and business expense advances made to directors or employees in the ordinary course of business or (2) loans to Remainco or any of its Subsidiaries), (B) incur or guarantee any Indebtedness in excess of $10,000,000 in the aggregate, provided such Indebtedness does not include prepayment penalties or prohibit or limit the party’s ability to repay such Indebtedness or (C) take any action (including the incurrence or guarantee of Indebtedness) that would reasonably be expected to result in a reduction to the amount committed under the Spinco Debt Commitment Letter;
(xiii)with respect to the Spinco Companies or the Spinco Business, other than (A) in the ordinary course of business and consistent with past practices or (B) as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices or procedures in any respect;
(xiv)change any actuarial or other assumptions used to calculate funding with respect to any Remainco Pension Plan, except as required by GAAP, the IRS or the DOL;
(xv)with respect to the Spinco Companies or the Spinco Business, settle, pay, discharge or satisfy any Legal Proceeding or other material claim, other than settlements and compromises for payments that individually are not in excess of $5,000,000 and in the aggregate are not in excess of $20,000,000, in each case net of insurance, provided such settlements and compromises (A) do not impose any restrictions on the operation of the Spinco Business following the Effective Time, (B) do not admit wrongdoing and (C) include a full release of the Spinco Business and the Spinco Companies;
(xvi)with respect to the Spinco Business, enter into any material new lines of business, withdraw from any existing material lines of business, or terminate, discontinue, close or dispose of any material plant, facility or other business operation;
(xvii)with respect to the Spinco Business, permit to expire or fail to timely renew any material Governmental Authorization;
(xviii)with respect to the Spinco Companies or the Spinco Business, change in any material respect its cash management practices, policies or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, from such practices, policies or procedures with respect thereto used by the Spinco Business in the ordinary course of business consistent with past practice, or take or refrain from taking any action in respect of working capital of the Spinco Companies or the Spinco Business that is outside of the ordinary course of business consistent with past practices, in each case including (A) taking (or omitting to take) any action that would have the effect of materially accelerating revenues, cash receipts or the collection of accounts receivable to pre-Closing periods that would otherwise be expected to take the place or be incurred in post-Closing periods or (B) taking (or omitting to take) any action that would have the effect of materially delaying or postponing the payment of any accounts payable to post-Closing periods that would otherwise be expected to be paid in pre-Closing periods;
(xix)take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4.2);
(xx)other than in the ordinary course of business and consistent with past practice, license, covenant not to sue, abandon, disclaim, sell, assign or grant any security interest in, to or under any material Spinco IP, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material Spinco IP;
(xxi)other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended income or other material Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to any of the Spinco Companies;
(xxii)with respect to Remainco or any of the Spinco Companies, liquidate, dissolve, restructure or reorganize or adopt a plan or agreement therefor;
(xxiii)with respect to the Spinco Companies and the Spinco Business, fail to maintain (with insurance companies substantially as financially responsible as its existing insurance insurers) insurance in at least the same amounts and against at least such risks and losses as are consistent in all material respects with past practice; or
(xxiv)agree or commit to take any of the actions described in clauses (i) through (xxiii) of this Section 4.2(b).
(c)During the Pre-Closing Period, Remainco shall promptly notify RMT Partner in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or that has had or would reasonably be expected to have or result in a Spinco Material Adverse Effect. No notification given to RMT Partner pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Remainco contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided, however, that a failure to comply with this Section 4.2(c) will not constitute the failure of any condition set forth in Article VI to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Article VI to be satisfied.
4.3Operation of the Business of the RMT Partner Companies.
(a)During the Pre-Closing Period, except as set forth in Section 4.3(b) of the RMT Partner Disclosure Letter, as otherwise contemplated by this Agreement, the Separation Agreement, any other Transaction Document, as required by Legal Requirement or if Remainco shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) RMT Partner shall and shall cause its Subsidiaries to use reasonable best efforts to conduct the business and operations of the RMT Partner Business in the ordinary course of business consistent with past practice; and (ii) to the extent consistent therewith, RMT Partner shall and shall cause its Subsidiaries to use reasonable best efforts to preserve intact the material components of their current business organization, and maintain satisfactory relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies.
(b)During the Pre-Closing Period, except as set forth in Section 4.3(b) of the RMT Partner Disclosure Letter, as otherwise contemplated by this Agreement, the Separation Agreement or any other Transaction Document, as required by Legal Requirement or if Remainco shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), RMT Partner shall not, and RMT Partner cause the RMT Partner Subsidiaries not to:
(i)declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of any RMT Partner Company, other than: (A) dividends or distributions between or among any of the RMT Partner Companies; (B) in connection with the withholding of Taxes in connection with the vesting of RMT Partner Equity Awards (to the extent required by the terms as of the date of this Agreement or in the ordinary course consistent with past practice) or forfeitures of RMT Partner Equity Awards; and (C) regular quarterly dividends payable in accordance with past practice (including with respect to the timing of declaration and payment);
(ii)reclassify, split, combine, subdivide or redeem any capital stock or other securities of RMT Partner;
(iii)sell, issue, grant, transfer, repurchase, redeem, authorize the sale, issuance, grant, transfer, repurchase, subject to any Encumbrance, redeem, authorize the sale, issuance, grant, transfer, repurchase, Encumbrance or redemption of: (A) any capital stock, membership interest or other securities of any RMT Partner Companies; (B) any option, call, warrant or right to acquire any capital stock or other security of any RMT Partner Companies; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the RMT Partner Companies (except that RMT Partner may issue shares of RMT Partner Common Stock upon the vesting of any RMT Partner Equity Awards outstanding as of the date of this Agreement pursuant to the terms of such RMT Partner Equity Award as in effect on the date of this Agreement (it being understood that, consistent with clauses (iii) and (vii) hereof, any rights to exercise or vest shall not be accelerated);
(iv)with respect to any RMT Partner Equity Awards, except as otherwise required by the terms of any RMT Partner Benefit Plan as in effect on the date of this Agreement, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of the RMT Partner Equity Plans; (B) amend any provision of any agreement evidencing any outstanding RMT Partner Equity Award; (C) otherwise modify any of the terms of any outstanding RMT Partner Equity Award, warrant or other security or any related Contract; or (D) grant or any RMT Partner Equity Award;
(v)amend or permit the adoption of any amendment to RMT Partner’s Organizational Documents;
(vi)make any capital expenditure outside the ordinary course of business (except that the RMT Partner Companies may make any capital expenditure that: (A) is provided for in RMT Partner’s capital expense budget delivered to Remainco prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the RMT Partner Companies since the date of this Agreement but not provided for in RMT Partner’s capital expense budget delivered to Remainco prior to the date of this Agreement, does not exceed fifteen percent (15%) of the budgeted amount in the aggregate on an annual basis);
(vii)other than in the ordinary course of business (A) amend in any material respect (other than an extension), terminate, or waive any material right or remedy under, any RMT Partner Material Contract, any Contract with a RMT Partner Top Customer, RMT Partner Top Distributor, RMT Partner Top Service Provider or RMT Partner Top Supplier, or any other Contract that is material to the RMT Partner Companies (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto or (B) enter into a Contract that would be a RMT Partner Material Contract under clauses (v), (xi) or (xiv) of the definition thereof;
(viii)other than to the extent required by applicable Legal Requirement or the terms of any RMT Partner Benefit Plan, RMT Partner Governmental Plan or Collective Bargaining Agreement, in each case as in effect as of the date of this Agreement, (A) establish, adopt, enter into, amend, modify or terminate any RMT Partner Benefit Plan (or any benefit plan, program, agreement or arrangement that would be a RMT Partner Benefit Plan if in effect on the date hereof) or Collective Bargaining Agreement, except that (1) the RMT Partner Companies may make amendments or modifications to such RMT Partner Benefit Plans in the ordinary course of business in connection with annual enrollment, (2) the RMT Partner Companies may make ordinary course renewals of any Collective Bargaining Agreement and (3) the RMT Partner Companies may enter into offer letters consistent with past practice in a form which has been Made Available to Remainco with newly hired employees who will have an annual base salary of $250,000 or below; (B) solely with respect to the RMT Partner Employees included in the RMT Partner’s PTS business unit, modify the compensation or benefits of any RMT Partner Employee, except that RMT Partner may increase the annual base salary, or wages, as applicable, or short-term cash incentive target opportunity of any such RMT Partner Employee with a title of Vice President or below and an annual salary of $250,000 or below in the ordinary course of business consistent with past practice (provided that in no event shall the aggregate value of such increases exceed 10% of the aggregate value of such compensation as of the date hereof and the value of such increase with respect any RMT Partner Employee exceed 25% of such

RMT Partner Employee’s base salary or short-term cash incentive target opportunity, as applicable, as of the date hereof); or (C) accelerate the timing of payment, funding or vesting under any RMT Partner Benefit Plan or make any discretionary payment under or contribution to any RMT Partner Benefit Plan;
(ix)acquire any equity interest or other interest in any other Entity or acquire, lease or license any right or other asset or property from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset or property to any other Person (except in each case for: (A) assets or properties acquired, leased, licensed or disposed of by RMT Partner in the ordinary course of business that are not the acquisition of any equity interest or other interest in any Entity and that are not the acquisition of any business or division of any Person; (B) assets or properties that are immaterial to the RMT Partner Business; or (C) sales of inventory or other assets or properties in the ordinary course of business; provided, that, in each case, such acquisitions are not reasonably likely to cause any condition to this Agreement to not be satisfied;
(x)(A) make or forgive any loans, advances or capital contributions to any Person (other than (1) routine travel and business expense advances made to directors or employees in the ordinary course of business or (2) loans to any other RMT Partner Company), or (B) incur or guarantee any Indebtedness in excess of $10,000,000 in the aggregate;
(xi)other than (A) in the ordinary course of business and consistent with past practices or (B) as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices or procedures in any respect;
(xii)settle, pay, discharge or satisfy any material Legal Proceeding or other material claim other than (A) in the ordinary course of business and (B) settlements, payments, discharges or satisfactions that, individually, are not in excess of fifteen percent (15%) of the amount reserved in connection therewith;
(xiii)enter into any material new lines of business, withdraw from any existing material lines of business, or terminate, discontinue, close or dispose of any material plant, facility or other business operation;
(xiv)permit to expire or fail to timely renew any material Governmental Authorization;
(xv)take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4.3);
(xvi)other than in the ordinary course of business and consistent with past practice, license, covenant not to sue, abandon, disclaim, sell, assign or grant any security interest in, to or under any material RMT Partner IP, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material RMT Partner IP;
(xvii)other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended income or other material Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to any of the RMT Partner Companies;
(xviii)liquidate, dissolve, restructure or reorganize RMT Partner or adopt a plan or agreement therefor;

(xix)fail to maintain (with insurance companies substantially as financially responsible as its existing insurance insurers) insurance in at least the same amounts and against at least such risks and losses as are consistent in all material respects with past practice; or
(xx)agree or commit to take any of the actions described in clauses (i) through (xix) of this Section 4.3(a).
(c)During the Pre-Closing Period, RMT Partner shall promptly notify Remainco in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VII impossible or that has had or would reasonably be expected to have or result in a RMT Partner Material Adverse Effect. No notification given to Remainco pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of RMT Partner contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided, however, that a failure to comply with this Section 4.3(c) will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Article VII to be satisfied.
4.4Control of Other Party’s Business.   Nothing contained in this Agreement shall give Remainco or Spinco, directly or indirectly, the right to control or direct RMT Partner’s operations prior to the Effective Time. Nothing contained in this Agreement shall give RMT Partner, directly or indirectly, the right to control or direct the operations of the Spinco Business, or the business of Spinco and the Spinco Companies prior to the Effective Time. Prior to the Effective Time, each of Remainco, Spinco and RMT Partner shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
4.5No Solicitation.
(a)During the Pre-Closing Period, Remainco shall not, directly or indirectly, and Remainco shall cause its Subsidiaries and its and their respective officers, directors and employees not to, and use reasonable best efforts to cause the respective other Representatives of the Remainco Companies not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or any Acquisition Inquiry with respect to Remainco, the Spinco Companies or the Spinco Business; (ii) furnish any information regarding any of the Remainco Companies to any Person in connection with or in response to any Acquisition Proposal or any Acquisition Inquiry with respect to Remainco, the Spinco Companies or the Spinco Business; (iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal or any Acquisition Inquiry with respect to Remainco, the Spinco Companies or the Spinco Business (other than to state that they are not currently permitted to have discussions); (iv) approve, endorse or recommend any Acquisition Proposal or any Acquisition Inquiry with respect to Remainco, the Spinco Companies or the Spinco Business; (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or any Acquisition Inquiry with respect to Remainco, the Spinco Companies or the Spinco Business; or (vi) reimburse or agree to reimburse the expenses of any other Person (other than Remainco’s Representatives) in connection with any Acquisition Proposal or any Acquisition Inquiry with respect to Remainco, the Spinco Companies or the Spinco Business.
(b)During the Pre-Closing Period, RMT Partner shall not, directly or indirectly, and RMT Partner shall cause its Subsidiaries and its and their respective officers, directors and employees not to, and use reasonable best efforts to cause the respective other Representatives of the RMT Partner Companies not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or any Acquisition Inquiry with respect to RMT Partner; (ii) furnish any information regarding any of the RMT Partner Companies to any Person in connection with or in response to any Acquisition Proposal or any Acquisition Inquiry with respect to RMT Partner; (iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal or any Acquisition Inquiry with respect to RMT Partner (other than to state that they are not currently permitted to have discussions); (iv) approve, endorse or recommend any Acquisition Proposal or any Acquisition Inquiry with respect to RMT Partner; (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or any Acquisition Inquiry with respect to RMT Partner; or (vi) reimburse or agree to reimburse the expenses of any other Person (other than RMT

Partner’s Representatives) in connection with any Acquisition Proposal with respect to RMT Partner or any Acquisition Inquiry with respect to RMT Partner.
(c)Notwithstanding anything in Section 4.5(b), if at any time after the execution of this Agreement and prior to the approval of the issuance of shares of RMT Partner Common Stock pursuant to the Merger by the Required RMT Partner Stockholder Vote (and in no event after obtaining the Required RMT Partner Stockholder Vote), (i) RMT Partner shall receive a bona fide written Acquisition Proposal with respect to RMT Partner that did not result from a breach of Section 4.5(b) (other than an immaterial breach) and (ii) the RMT Partner Board determines in good faith after consultation with RMT Partner’s financial advisor and outside legal counsel that such Acquisition Proposal is or would reasonably be expected to lead to a RMT Partner Superior Proposal and the failure to take the following actions would reasonably be expected to be inconsistent with the fiduciary duties of the RMT Partner Board under applicable Legal Requirement, then RMT Partner may (A) furnish information regarding the RMT Partner Companies (it being understood that in no event shall any of the RMT Partner Companies or their respective Representatives furnish any information regarding Remainco or any of its Subsidiaries (including the Spinco Companies) or the Spinco Business) to the Person making such Acquisition Proposal and its Representatives or (B) enter into discussions and negotiations with the Person making such Acquisition Proposal and its Representatives, provided that (1) prior to furnishing any such information to such Person, RMT Partner receives from such Person an executed confidentiality agreement that contains customary provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable in the aggregate to RMT Partner as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement and allows for RMT Partner to comply with its obligations in this Agreement; (2) RMT Partner gives Remainco prompt written notice of any such determination by the RMT Partner Board (which notice shall be no later than 24 hours after such determination by the RMT Partner Board); and (3) RMT Partner furnishes or Makes Available any non-public information furnished or Made Available to such Person to Remainco (to the extent such information has not been previously furnished or Made Available by RMT Partner to Remainco) prior to or substantially concurrent with the time it is provided or made available to such Person.
(d)Except as expressly permitted by Section 5.2, during the Pre-Closing Period, the RMT Partner Board (or any committee thereof) shall not (i) effect RMT Partner Change in Recommendation, (ii) adopt, approve, endorse, declare advisable or recommend to RMT Partner’s shareholders an Acquisition Proposal with respect to RMT Partner other than the Contemplated Transactions, (iii) fail to publicly reaffirm its recommendation of this Agreement within five (5) Business Days following receipt of a written request by Remainco to provide such reaffirmation after an Acquisition Proposal shall have been publicly disclosed or shall have become publicly known (provided that Remainco may only make such request once with respect to any Acquisition Proposal with respect to RMT Partner and once with respect to each material amendment to any Acquisition Proposal with respect to RMT Partner), (iv) fail to include in the Joint Proxy Statement/Prospectus the RMT Board Partner Recommendation or include in the Joint Proxy Statement/Prospectus any proposal to vote upon or consider any Acquisition Proposal with respect to RMT Partner other than the Contemplated Transactions or (v) fail to recommend against a competing tender offer or exchange offer for twenty percent (20%) or more of the outstanding capital stock of RMT Partner within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).
(e)Notwithstanding anything in Section 4.5(a), if at any time after the execution of this Agreement and prior to obtaining the Required Remainco Stockholder Vote (and in no event after obtaining the Required Remainco Stockholder Vote), (i) Remainco shall receive a bona fide written Acquisition Proposal with respect to Remainco that did not result from a breach of Section 4.5(a) (other than an immaterial breach) and (ii) the Remainco Board determines in good faith after consultation with Remainco’s financial advisor and outside legal counsel that such Acquisition Proposal is or would reasonably be expected to lead to a Remainco Superior Proposal and the failure to take the following actions would reasonably be expected to be inconsistent with the fiduciary duties of the Remainco Board under applicable Legal Requirement, then Remainco may (A) furnish information regarding the Remainco Companies or Spinco Companies (it being understood that in no event shall any of the Remainco Companies, Spinco Companies or their respective Representatives furnish any information regarding RMT Partner or any of its Subsidiaries to the Person making such Acquisition Proposal and its Representatives) or (B) enter into discussions and negotiations with the Person making such Acquisition Proposal and its Representatives, provided that (1) prior to furnishing any such information to such Person, Remainco receives from such Person an executed confidentiality agreement that contains customary provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable in the aggregate to Remainco as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement and allows for Remainco to comply with its obligations in this Agreement; (2) Remainco gives RMT Partner prompt written notice of any such determination by the Remainco Board (which notice shall be no later than 24 hours after such determination by the Remainco Board); and (3) Remainco furnishes or Makes Available any non-public information furnished or Made Available to such Person to RMT Partner (to the extent such information has not been previously furnished or Made Available by Remainco to RMT Partner) prior to or substantially concurrent with the time it is provided or made available to such Person.
(f)Except as expressly permitted by Section 5.3, during the Pre-Closing Period, the Remainco Board (or any committee thereof) shall not (i) effect a Remainco Change in Recommendation, (ii) adopt, approve, endorse, declare advisable or recommend to Remainco’s stockholders an Acquisition Proposal with respect to Remainco or Spinco other than the Contemplated Transactions, (iii) fail to publicly reaffirm its recommendation of this Agreement within five (5) Business Days following receipt of a written request by RMT Partner to provide such reaffirmation after an Acquisition Proposal shall have been publicly disclosed or shall have become publicly known (provided that RMT Partner may only make such request once with respect to any Acquisition Proposal with respect to Remainco or Spinco and once with respect to each material amendment to any Acquisition Proposal with respect to Remainco or Spinco, (iv) fail to include in the Joint Proxy Statement/Prospectus the Remainco Board Recommendation or include in the Joint Proxy Statement/Prospectus any proposal to vote upon or consider any Acquisition Proposal with respect to Remainco or Spinco other than the Contemplated Transactions or (v) fail to recommend against a competing tender offer or exchange offer for twenty percent (20%) or more of the outstanding capital stock of Remainco within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).
(g)Each of RMT Partner and Remainco shall promptly (and in no event later than 24 hours) after receipt of any Acquisition Proposal with respect to either (i) Remainco, the Spinco Business or a Spinco Company or (ii) RMT Partner, as the case may be, or Acquisition Inquiry with respect to either (A) Remainco, the Spinco Business or a Spinco Company or (B) RMT Partner, as the case may be, advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof, including a copy of any written Acquisition Proposal or Acquisition Inquiry and any other agreements proposed to be entered into by RMT Partner or Remainco or any of their respective Subsidiaries, as the case may be, and the Person making such Acquisition Proposal or Acquisition Inquiry or any of its Subsidiaries or its or their respective Representatives, as the case may be, and any documentation in respect of such Acquisition Proposal or Acquisition Inquiry received from the proponent thereof or its Representative) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed on a reasonably prompt basis with respect to: (1) the status of any such Acquisition Proposal or Acquisition Inquiry, including, with respect to an Acquisition Proposal or Acquisition Inquiry received by RMT Partner only, any negotiations with respect thereto and (2) the status and terms of any material modification or proposed material modification thereto, copies of any written materials (including e-mail correspondence) received from the proponent thereof or its Representative proposing any such changes to any such Acquisition Proposal or Acquisition Inquiry and drafts of any agreements proposed to be entered into by RMT Partner or any of its respective Subsidiaries, as the case may be, and the Person making such Acquisition Proposal or Acquisition Inquiry or any of its Subsidiaries or its or their respective Representatives, as the case may be.
(h)Each of RMT Partner and Remainco shall, and shall cause their respective Subsidiaries and use reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any discussions conducted on or before the date of this Agreement with any Person that relate to any Acquisition Proposal with respect to either (i) Remainco, the Spinco Business or a Spinco Company or (ii) RMT Partner, as the case may be, or Acquisition Inquiry with respect to either (A) the Spinco Business, the Spinco Assets or a Spinco Company or (B) RMT Partner, as the case may be, and request the prompt return or destruction of all confidential information previously furnished.

(i)Each of Remainco and RMT Partner agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced at the request of the other party to this Agreement except, in the case of (x) RMT Partner, to the extent that the RMT Partner Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the RMT Partner Board to its stockholders under applicable Legal Requirement and (y) Remainco, to the extent that the Remainco Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Remainco Board to its stockholders under applicable Legal Requirement.
ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES
5.1Registration Statement; Joint Proxy Statement/Prospectus.
(a)As promptly as reasonably practicable after the date hereof (and in any event, by May 15, 2021), Remainco shall cause to be prepared the financial statements contemplated by Section 5.14(a). As promptly as reasonably practicable after the date such financial statements are delivered to RMT Partner, (i) RMT Partner and Remainco shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus, in preliminary form, and RMT Partner shall cause to be filed with the SEC the RMT Partner Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus, in preliminary form, will be included as a prospectus, and (ii) Remainco shall cause Spinco to file with the SEC a registration statement on Form 10 (together with any amendments, supplements, prospectus or information statements thereto, the “Spinco Registration Statement”), to register the shares of Spinco Common Stock to be distributed in the Distributions. Each of RMT Partner and Remainco shall cooperate with the other in connection with the preparation and filing of the RMT Partner Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus and the Spinco Registration Statement. RMT Partner and Remainco shall file or cause to be filed such other appropriate documents with the SEC as may be applicable. Each of RMT Partner and Remainco shall: (A) cause the RMT Partner Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus and the Spinco Registration Statement to comply as to form in all material respects with the applicable rules, regulations and requirements of the Exchange Act or Securities Act; (B) promptly notify the other of, cooperate with each other with respect to, provide the other party (and its Representatives) with a reasonable opportunity to review and comment on, and respond promptly to, any comments of the SEC or its staff with respect to the RMT Partner Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus or the Spinco Registration Statement; (C) provide the other party (and its Representatives) with a reasonable opportunity to review and comment on the RMT Partner Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus or the Spinco Registration Statement, prior to filing of any such document with the SEC, including any amendments or supplements thereto; (D) have each of the RMT Partner Form S-4 Registration Statement and the Spinco Registration Statement become effective under the Securities Act and the Exchange Act, respectively, as promptly as reasonably practicable after each is filed with the SEC (it being understood that each of RMT Partner and Remainco shall use its reasonable best efforts to cause the RMT Partner Form S-4 Registration Statement to become effective under the Securities Act prior to the date on which the financial statements included therein would become stale for purposes of the rules promulgated by the SEC); and (E) keep each of the RMT Partner Form S-4 Registration Statement and the Spinco Registration Statement effective through the Closing in order to permit the consummation of the Contemplated Transactions. RMT Partner shall cause the Joint Proxy Statement/Prospectus to be mailed to RMT Partner’s stockholders, and Remainco shall cause the Joint Proxy Statement/Prospectus to be mailed to Remainco’s stockholders, in each case as promptly as reasonably practicable after the RMT Partner Form S-4 Registration Statement becomes effective under the Securities Act. Each of RMT Partner and Remainco shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If, at any time prior to the Effective Time, any event or circumstance shall be discovered by either RMT Partner or Remainco, or either RMT Partner or Remainco becomes aware of any information furnished by it, in either case, that should be disclosed in an amendment or supplement to the RMT Partner Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus or the Spinco Registration Statement so that such document or documents would not include any untrue statement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such party shall: (1) promptly inform the other party thereof; (2) provide the other party (and its Representatives) with a reasonable opportunity to review and comment on any amendment or supplement to the RMT Partner Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus or the Spinco Registration Statement prior to it being filed with the SEC; (3) provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (4) cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of RMT Partner or Remainco (as the case may be). Remainco acknowledges that RMT Partner’s ability to comply with its obligations under this Section 5.1 depend, in part, on Remainco’s timely compliance with Section 5.14, and therefore RMT Partner shall be afforded a reasonable period to comply with such obligations based upon the timing of Remainco providing the financial statements herein contemplated.
(b)Each of RMT Partner and Remainco shall also take all commercially reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with, in the case of the RMT Partner, the issuance of RMT Partner Common Stock pursuant to the Merger and, in the case of Remainco, the distribution of shares of Spinco Common Stock in the Distributions. If any state takeover statute or similar Legal Requirement shall become applicable to the Contemplated Transactions, each of the parties and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby or by the other Transaction Documents and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.
5.2RMT Partner Stockholders’ Meeting.
(a)As promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Joint Proxy Statement/Prospectus and declare the RMT Partner Form S-4 Registration Statement effective, RMT Partner: (i) shall take all action necessary under all applicable Legal Requirement to call, give notice of and hold a meeting of the holders of RMT Partner Common Stock (the “RMT Partner Stockholders’ Meeting”) to vote on a proposal to approve the issuance of shares of RMT Partner Common Stock pursuant to the Merger pursuant to rules of the New York Stock Exchange and (ii) shall submit such proposal to such holders at the RMT Partner Stockholders’ Meeting. Except as set forth on Section 5.2(a) of the RMT Partner Disclosure Letter, RMT Partner shall not submit any other proposals for approval at the RMT Partner Stockholders’ Meeting without the prior written consent of Remainco (such consent not to be unreasonably withheld, conditioned or delayed). RMT Partner in consultation with Remainco shall set a record date for Persons entitled to notice of, and to vote at, the RMT Partner Stockholders’ Meeting and shall not change such record date without the prior written consent of Remainco (such consent not to be unreasonably withheld, conditioned or delayed). RMT Partner shall use its reasonable best efforts to ensure that all proxies solicited by the RMT Partner Companies and their Representatives in connection with the RMT Partner Stockholders’ Meeting are solicited in material compliance with all applicable Legal Requirement. Notwithstanding anything to the contrary contained in this Agreement, RMT Partner may after consultation with Remainco adjourn or postpone the RMT Partner Stockholders’ Meeting: (i) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirement (or in connection with the settlement of any applicable litigation) is timely provided to RMT Partner’s stockholders; (ii) if as of the time for which the RMT Partner Stockholders’ Meeting is originally scheduled there are insufficient shares of RMT Partner Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the RMT Partner Stockholders’ Meeting; or (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the issuance of shares of RMT Partner Common Stock pursuant to the Merger; provided, however, that the RMT Partner Stockholders’ Meeting shall not be postponed or adjourned for more than 30 days without the prior written consent of Remainco. Unless this Agreement shall have been terminated in accordance with Article VIII, nothing contained in this Agreement shall be deemed to relieve RMT Partner of its obligations to submit the issuance of shares of RMT Partner Common Stock pursuant to the Merger to its stockholders for a vote on the approval thereof. Unless this Agreement shall have been terminated in accordance with Article VIII, RMT Partner’s obligation to hold the RMT Partner Stockholders’ Meeting pursuant to this Section 5.2(a) shall not be affected by the commencement, public proposal or public disclosure of communication to RMT Partner of any Acquisition Proposal with respect to RMT Partner or any Acquisition Inquiry with respect to RMT Partner or by any RMT Partner Change in Recommendation.
(b)Except to the extent permitted by Section 5.2(c): (i) the RMT Partner Board shall recommend that RMT Partner’s stockholders vote in favor of the issuance of shares of RMT Partner Common Stock pursuant to the Merger at the RMT Partner Stockholders’ Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the RMT Partner Board recommends that RMT Partner’s stockholders vote to approve the issuance of shares of RMT Partner Common Stock pursuant to the Merger at the RMT Partner Stockholders’ Meeting (such determination and recommendation being referred to as the “RMT Partner Board Recommendation”); and (iii) the RMT Partner Board Recommendation shall not be directly or indirectly withdrawn or modified (or proposed to be withdrawn or modified and the RMT Partner Board shall not have adopted, approved, endorsed, declared advisable or recommended to RMT Partner’s shareholders an Acquisition Proposal with respect to RMT Partner other than the Contemplated Transaction) by the RMT Partner Board nor any committee thereof in a manner adverse to Remainco (a “RMT Partner Change in Recommendation”).
(c)Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, at any time prior to the approval of the issuance of shares of RMT Partner Common Stock pursuant to the Merger by the Required RMT Partner Stockholder Vote, the RMT Partner Board may effect, or cause RMT Partner to effect, as the case may be, a RMT Partner Change in Recommendation:
(i)if, (A) RMT Partner has not breached its obligations under Section 4.5 (other than immaterial breaches); (B) after the date of this Agreement, RMT Partner has received a bona fide written Acquisition Proposal that did not result from a breach of Section 4.5(b) (other than an immaterial breach) and is not withdrawn; (C) the RMT Partner Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a RMT Partner Superior Proposal and failure to make a RMT Partner Change in Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the RMT Partner Board under applicable Legal Requirement (it being understood and agreed that the determination by the RMT Partner Board in this clause (C) and the delivery of the Notice of RMT Partner Superior Proposal and the public announcement that RMT Partner has delivered such notice shall not in and of itself constitute a RMT Partner Change in Recommendation); (D) prior to effecting a RMT Partner Change in Recommendation the RMT Partner Board provides Remainco written notice (a “Notice of RMT Partner Superior Proposal”) advising Remainco that RMT Partner has received a RMT Partner Superior Proposal, specifying the terms and conditions of such RMT Partner Superior Proposal, identifying the Person making such RMT Partner Superior Proposal and providing copies of any agreements intended to effect (or to finance such RMT Partner Superior Proposal, which financing commitments may include customary redactions) such RMT Partner Superior Proposal, and that the RMT Partner Board has made the determination required under clause (C) (including the basis on which such determination has been made); (E) during the four (4) Business Days (together with any subsequent shorter period as contemplated by the proviso below in this clause (E), solely for purposes of this Section 5.2, the “Notice Period”) after delivery of the Notice of RMT Partner Superior Proposal, if requested by Remainco, RMT Partner engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Remainco to amend this Agreement in such a manner that the competing Acquisition Proposal does not constitute a RMT Partner Superior Proposal (provided, that a new Notice of RMT Partner Superior Proposal shall be required with respect to each material modification to such offer (it being understood that any change in the purchase price or form of consideration in such offer shall be deemed a material modification) and a new Notice Period (of two (2) Business Days) shall begin following the expiration of the prior Notice Period); and (F) at the end of the applicable Notice Period, such Acquisition Proposal has not been withdrawn and constitutes a RMT Partner Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Remainco as a result of the negotiations required by clause (E) or otherwise), and (G) the RMT

Partner Board determines in good faith, after having consulted with its financial advisor and outside legal counsel, that, in light of such RMT Partner Superior Proposal, a failure to make a RMT Partner Change in Recommendation would be reasonably expected to be inconsistent with the fiduciary duties of the RMT Partner Board under applicable Legal Requirement and such Acquisition Proposal constitutes a RMT Partner Superior Proposal (taking into account (1) any modification to such offer and (2) any changes to the terms of this Agreement proposed by Remainco as a result of the negotiations required by clause (E) or otherwise); or
(ii)if other than in connection with or as a result of the making of an Acquisition Proposal or an Acquisition Inquiry, a material development, event, effect, state of facts or change in circumstances that was not known to the RMT Partner Board or reasonably foreseeable by the RMT Partner Board occurs, arises or becomes known to the RMT Partner Board after the date of this Agreement and prior to the approval of the issuance of shares of RMT Partner Common Stock pursuant to the Merger by the Required RMT Partner Stockholder Vote (such material development, event, effect, state of facts or change in circumstances being referred to as a “RMT Partner Intervening Event”) (it being understood that that in no event shall the following (or the consequences thereof) constitute a RMT Partner Intervening Event: (1) any action taken by either party pursuant to and in compliance with the covenants set forth in this Agreement, (2) the receipt, existence of or terms of an Acquisition Proposal or an Acquisition Inquiry, (3) changes in the market price or trading volume of the shares of RMT Partner Common Stock or shares of Remainco Common Stock, (4) any changes in credit ratings of Remainco, Spinco or RMT Partner or (5) Remainco, Spinco or RMT Partner meeting, failing to meet or exceeding published or unpublished revenue or market consensus earnings projections, provided that with respect to clauses (3) through (5), the RMT Partner Board may take into account the underlying causes of such changes or matters); (A) the RMT Partner Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that a RMT Partner Intervening Event has occurred and failure to make a RMT Partner Change in Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the RMT Partner Board under applicable Legal Requirement (it being understood and agreed that the determination by the RMT Partner Board in this clause (A) and the delivery of the Notice of RMT Partner Intervening Event and the public announcement that RMT Partner has delivered such notice shall not in and of itself constitute a RMT Partner Change in Recommendation); (B) prior to effecting a RMT Partner Change in Recommendation the RMT Partner Board provides Remainco written notice (a “Notice of RMT Partner Intervening Event”) advising Remainco of the RMT Partner Intervening Event, including a reasonable description of the terms and circumstances of such RMT Partner Intervening Event; (C) during the four (4) Business Days after the delivery to Remainco of the Notice of RMT Partner Intervening Event, if requested by Remainco, RMT Partner engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Remainco to amend this Agreement in such a manner that obviates the need for the RMT Partner Board to effect, or cause RMT Partner to effect, a RMT Partner Change in Recommendation as a result of such RMT Partner Intervening Event (provided, that a new Notice of RMT Partner Intervening Event shall be required with respect to any change in circumstances with respect to such RMT Partner Intervening Event and a new notice period of two (2) Business Days shall begin following the expiration of the prior notice period); and (D) the RMT Partner Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such RMT Partner Intervening Event, a failure to make a RMT Partner Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the RMT Partner Board to RMT Partner’s stockholders under applicable Legal Requirement.
(d)(i) Nothing contained in this Section 5.2 will prohibit RMT Partner from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the RMT Partner Board may determine in good faith (after consultation with outside counsel) that it or RMT Partner, as applicable, is required to make under applicable Legal Requirement will constitute a violation of this Agreement; provided, however, that in any event under clause (i) or (ii) the RMT Partner Board shall not make a RMT Partner Change in Recommendation except in accordance with this Section 5.2. It is expressly understood and agreed by the parties that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a RMT Partner Change in Recommendation; provided that the RMT Partner Board expressly reaffirms the RMT Partner Board Recommendation within ten (10) Business Days of the public announcement of any applicable Acquisition Proposal.
5.3Remainco Stockholders’ Meeting.
(a)As promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Joint Proxy Statement/Prospectus and declare the RMT Partner Form S-4 Registration Statement effective, Remainco: (i) shall take all action necessary under all applicable Legal Requirement to call, give notice of and hold a meeting of the holders of Remainco Common Stock (the “Remainco Stockholders’ Meeting”) to approve the Contemplated Transactions and (ii) shall submit such proposal to such holders at the Remainco Stockholders’ Meeting. Except as set forth on Section 5.3(a) of the Remainco Disclosure Letter, Remainco shall not submit any other proposals for approval at the Remainco Stockholders’ Meeting without the prior written consent of RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed). Remainco, in consultation with RMT Partner shall set a record date for Persons entitled to notice of, and to vote at, the Remainco Stockholders’ Meeting and shall not change such record date without the prior written consent of RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed). Remainco shall use its reasonable best efforts to ensure that all proxies solicited by the Remainco Companies and their Representatives in connection with the Remainco Stockholders’ Meeting are solicited in material compliance with all applicable Legal Requirement. Notwithstanding anything to the contrary contained in this Agreement, Remainco may after consultation with RMT Partner adjourn or postpone the Remainco Stockholders’ Meeting: (i) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirement (or in connection with the settlement of any applicable litigation) is timely provided to Remainco’s stockholders; (ii) if as of the time for which the Remainco Stockholders’ Meeting is originally scheduled there are insufficient shares of Remainco Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Remainco Stockholders’ Meeting; or (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the Contemplated Transactions; provided, however, that the Remainco Stockholders’ Meeting shall not be postponed or adjourned for more than 30 days without the prior written consent of RMT Partner. Unless this Agreement shall have been terminated in accordance with Article VIII, nothing contained in this Agreement shall be deemed to relieve Remainco of its obligations to submit the approval of the Contemplated Transactions to its stockholders for a vote on the approval thereof. Unless this Agreement shall have been terminated in accordance with Article VIII, Remainco’s obligation to hold the Remainco Stockholders’ Meeting pursuant to this Section 5.3(a) shall not be affected by the commencement, public proposal or public disclosure of communication to Remainco of any Acquisition Proposal with respect to Remainco or any Acquisition Inquiry with respect to Remainco or by any Remainco Change in Recommendation.
(b)Except to the extent permitted by Section 5.3(c): (i) the Remainco Board shall recommend that Remainco’s stockholders vote in favor of the approval of the Contemplated Transactions at the Remainco Stockholders’ Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Remainco Board recommends that Remainco’s stockholders vote to approve the Contemplated Transactions at the Remainco Stockholders’ Meeting (such determination and recommendation being referred to as the “Remainco Board Recommendation”); and (iii) the Remainco Board Recommendation shall not be directly or indirectly withdrawn or modified (or proposed to be withdrawn or modified and the Remainco Board shall not have adopted, approved, endorsed, declared advisable or recommended to Remainco’s shareholders an Acquisition Proposal with respect to Remainco other than the Contemplated Transaction) by the Remainco Board nor any committee thereof in a manner adverse to RMT Partner (a “Remainco Change in Recommendation”).
(c)Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, at any time prior to obtaining the Required Remainco Stockholder Vote, the Remainco Board may effect, or cause Remainco to effect, as the case may be, a Remainco Change in Recommendation:
(i)if, (A) Remainco has not breached its obligations under Section 4.5 (other than immaterial breaches); (B) after the date of this Agreement, Remainco has received a bona fide written Acquisition Proposal that did not result from a breach of Section 4.5(b) (other than an immaterial breach) and is not withdrawn; (C) the Remainco Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Remainco Superior Proposal and failure to make a Remainco Change in Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Remainco Board under applicable Legal Requirement (it being understood and agreed that the determination by the Remainco Board in this clause (C) and the delivery of the Notice of Remainco Superior Proposal and the public announcement that Remainco has delivered such notice shall not in and of itself constitute a Remainco Change in Recommendation); (D) prior to effecting a Remainco Change in Recommendation the Remainco Board provides RMT Partner written notice (a “Notice of Remainco Superior Proposal”) advising RMT Partner that Remainco has received a Remainco Superior Proposal, specifying the terms and conditions of such Remainco Superior Proposal, identifying the Person making such Remainco Superior Proposal and providing copies of any agreements intended to effect (or to finance such Remainco Superior Proposal, which financing commitments may include customary redactions) such Remainco Superior Proposal, and that the Remainco Board has made the determination required under clause (C) (including the basis on which such determination has been made); (E) during the four (4) Business Days (together with any subsequent shorter period as contemplated by the proviso below in this clause (E), solely for purposes of this Section 5.3, the “Notice Period”) after delivery of the Notice of Remainco Superior Proposal, if requested by RMT Partner, Remainco engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with RMT Partner to amend this Agreement in such a manner that the competing Acquisition Proposal does not constitute a Remainco Superior Proposal (provided, that a new Notice of Remainco Superior Proposal shall be required with respect to each material modification to such offer (it being understood that any change in the purchase price or form of consideration in such offer shall be deemed a material modification) and a new Notice Period (of two (2) Business Days) shall begin following the expiration of the prior Notice Period); and (F) at the end of the applicable Notice Period, such Acquisition Proposal has not been withdrawn and constitutes a Remainco Superior Proposal (taking into account any changes to the terms of this Agreement proposed by RMT Partner as a result of the negotiations required by clause (E) or otherwise), and (G) the Remainco Board determines in good faith, after having consulted with its financial advisor and outside legal counsel, that, in light of such Remainco Superior Proposal, a failure to make a Remainco Change in Recommendation would be reasonably expected to be inconsistent with the fiduciary duties of the Remainco Board under applicable Legal Requirement and such Acquisition Proposal constitutes a Remainco Superior Proposal (taking into account (1) any modification to such offer and (2) any changes to the terms of this Agreement proposed by RMT Partner as a result of the negotiations required by clause (E) or otherwise); or
(ii)if other than in connection with or as a result of the making of an Acquisition Proposal or an Acquisition Inquiry, a material development, event, effect, state of facts or change in circumstances that was not known to the Remainco Board or reasonably foreseeable by the Remainco Board occurs, arises or becomes known to the Remainco Board after the date of this Agreement and prior to obtaining the Required Remainco Stockholder Vote (such material development, event, effect, state of facts or change in circumstances being referred to as an “Remainco Intervening Event”) (it being understood that that in no event shall the following (or the consequences thereof) constitute a Remainco Intervening Event: (1) any action taken by either party pursuant to and in compliance with the covenants set forth in this Agreement, (2) the receipt, existence of or terms of an Acquisition Proposal or an Acquisition Inquiry, (3) changes in the market price or trading volume of the shares of RMT Partner Common Stock or shares of Remainco Common Stock, (4) any changes in credit ratings of Remainco, Spinco or RMT Partner or (5) Remainco, Spinco or RMT Partner meeting, failing to meet or exceeding published or unpublished revenue or market consensus earnings projections, provided that with respect to clauses (3) through (5), the Remainco Board may take into account the underlying causes of such changes or matters); (A) the Remainco Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that a Remainco Intervening Event has occurred and failure to make a Remainco Change in Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Remainco Board under applicable Legal Requirement (it being understood and agreed that the determination by the Remainco Board in clause (A) and the delivery of the Notice of Remainco Intervening Event and the public announcement that Remainco has delivered such notice shall not in and of itself constitute a Remainco Change in Recommendation); (B) prior to effecting a Remainco Change in Recommendation the Remainco Board provides RMT Partner written notice (a “Notice of Remainco Intervening Event”) advising RMT Partner of the Remainco Intervening Event, including a reasonable description of the terms and circumstances of such Remainco Intervening Event; (C) during the four (4) Business Days after the delivery to RMT Partner of the Notice of Remainco Intervening Event, if requested by RMT Partner, Remainco engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with RMT Partner to amend this Agreement in such a manner that obviates the need for the Remainco Board to effect, or cause Remainco to effect, a Remainco Change in Recommendation as a result of such Remainco Intervening Event (provided, that a new Notice of Remainco Intervening Event shall be required with respect to any change in circumstances with respect to such Remainco Intervening Event and a new notice period of two (2) Business Days shall begin following the expiration of the prior notice period); and (D) the Remainco Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Remainco Intervening Event, a failure to make a Remainco Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Remainco Board to Remainco’s stockholders under applicable Legal Requirement.
(d)(i) Nothing contained in this Section 5.3 will prohibit Remainco from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the Remainco Board may determine in good faith (after consultation with outside counsel) that it or Remainco, as applicable, is required to make under applicable Legal Requirement will constitute a violation of this Agreement; provided, however, that in any event under clause (i) or (ii) the Remainco Board shall not make a Remainco Change in Recommendation except in accordance with this Section 5.3. It is expressly understood and agreed by the parties that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a Remainco Change in Recommendation; provided that the Remainco Board expressly reaffirms the Remainco Board Recommendation within ten (10) Business Days of the public announcement of any applicable Acquisition Proposal.
5.4Efforts; Regulatory Approvals and Related Matters.
(a)Each party shall file all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and shall submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, RMT Partner and Remainco each shall, promptly, and, in any event, unless the parties mutually agree otherwise, (i) within fifteen (15) Business Days following the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger, (ii) within thirty (30) days following the date of this Agreement, file or if required make initial contact with the relevant agency and then file as required under the applicable foreign Competition Laws in connection with the Merger and (iii) within forty-five (45) days following the date of this Agreement, or earlier if legally required, prepare and file the initial notifications required under FDI Laws in connection with the Merger. RMT Partner and Remainco each shall use its reasonable best efforts to satisfy the conditions set forth in Section 6.11 and Section 7.11 respectively with respect to the Additional Antitrust Consents and FDI Consents required in the jurisdictions listed at Schedule C, and RMT Partner and Remainco shall each (i) cooperate with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required to be made pursuant to the HSR Act and mandatory notifications required under any applicable foreign Competition Laws (the “Antitrust Filings”) and under any applicable FDI Laws

(the “FDI Filings”); and (iii) promptly supply any additional information which reasonably may be required by any Governmental Body in connection with Antitrust Filings or FDI Filings which the parties may reasonably deem appropriate. Each of RMT Partner and Remainco will notify the other party promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such party from, or given by such party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings or FDI Filings, RMT Partner or Remainco, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body (and share a copy of) such amendment or supplement. Each of RMT Partner and Remainco shall give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, shall keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. Notwithstanding the foregoing, RMT Partner and Remainco may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other side under this Section 5.4(a) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel regarding Competition Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (from RMT Partner or Remainco, as the case may be) or its legal counsel. Each of the RMT Partner and Remainco shall cause its respective counsel regarding Competition Law to comply with this Section 5.4(a). Each party shall have equal rights to direct all matters with any Governmental Bodies in a manner consistent with its obligations hereunder relating to any Competition Laws or FDI Laws. In addition, each party shall have equal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or foreign direct investment clearances, preparing all substantive communications with any Governmental Body, and leading in all meetings and communications with any Governmental Body in connection with obtaining any necessary antitrust, competition or foreign direct investment clearances, in each case, in a manner consistent with its obligations hereunder.
(b)Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 4.5(c), Section 4.5(e), Section 5.2(c), Section 5.3(c) and Section 5.4(c), each of RMT Partner, Remainco, Merger Sub and Spinco agrees to use its reasonable best efforts to satisfy each of the conditions set forth in Sections 6.11 and 7.11, consummate the Merger and make effective the other Contemplated Transactions (provided that no party shall be required to waive any of the conditions set forth in Sections 6.11 and 7.11, as applicable, to its obligations to consummate the Merger and the other Contemplated Transactions) in each case as promptly as is reasonably practicable but in any event so as to permit the Closing to occur prior to the End Date. Without limiting the generality of the foregoing, but subject to Section 5.4(c), each party to this Agreement agrees to use its reasonable best efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required under the HSR Act and applicable foreign Competition Laws and FDI Laws to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) under the HSR Act and applicable foreign Competition Laws and FDI Laws by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) lift any restraint, injunction or other legal bar to the Merger (provided that, other than fees and expenses of outside counsel and other Representatives, no party shall be required to make any payment, assume any material obligations or offer or grant any material concessions to any Person (other than any Governmental Bodies) to obtain any Consent). Notwithstanding the foregoing, nothing in this Agreement shall require RMT Partner or any of its Subsidiaries to, and no Remainco Company shall, without the prior written consent of RMT Partner, agree to any modification to or accommodation under any Contract (other than as required by a Governmental Body) or pay any fee, penalty or other consideration to any third party for any consent or approval under any Contract in connection with the consummation of the Contemplated Transactions.

(c)RMT Partner agrees that in order to obtain the Competition Law consents set forth on Schedule C, it shall (A) execute settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Body, (B) sell, divest, convey or hold separate or otherwise take any other action that limits RMT Partner’s or any of its Subsidiaries’ freedom of action with respect to, or their ability to retain, particular products, assets or businesses of RMT Partner or Spinco or their respective Subsidiaries, or agree to take any such action, and (C) terminate existing relationships, contractual rights or obligations of Spinco or RMT Partner or their respective Subsidiaries, in each case of such clauses (A) through (C), to the extent necessary to obtain the Competition Law approvals set forth on Schedule C (any such action is referred to as a “Remedial Action”). Remainco and the Remainco Companies shall not, and Spinco and the Spinco Companies shall not, take or agree to any Remedial Action without the prior written consent of RMT Partner. With respect to the Spinco Business and the Spinco Companies, Remainco and Spinco shall take any Remedial Actions requested by RMT Partner provided such Remedial Actions do not result in a Burdensome Condition, as defined below. Notwithstanding anything in this Agreement to the contrary, in no event shall RMT Partner, any of its Subsidiaries, the Spinco Business, or the Spinco Companies be required to suffer, take, agree to, commit or consent to or undertake any Remedial Action to the extent such Remedial Action, individually or together with other Remedial Actions, relates to any assets, facilities, contracts, businesses, business lines or business divisions of RMT Partner or any of its Affiliates or any of the Spinco Companies or the Spinco Business that contributed, individually or in the aggregate with other assets, facilities, contracts, businesses, business lines or business divisions subject to Remedial Actions, to the generation of $95,000,000 or more of revenue from third-party sales in calendar year 2020 calculated in accordance with GAAP (irrespective of whether such revenue was revenue of RMT Partner, any Affiliate of RMT Partner, any Spinco Company, the Spinco Business or any combination thereof) (any such requirements, individually or in the aggregate, a “Burdensome Condition”). Nothing in this Section 5.4 shall require Remainco, RMT Partner or their respective Subsidiaries to take or agree to take any Remedial Action unless the effectiveness of such agreement or action is conditioned upon Closing. If alternatives to one or more Remedial Actions are available which would result in the parties resolving objections, if any, as may be asserted with respect to any of the Contemplated Transactions under one or more Competition Laws set forth on Schedule C, as between Remainco and Spinco, on the one hand, and RMT Partner, on the other hand, RMT Partner shall be entitled to make the final determination as to which of such alternative Remedial Actions to pursue. In the event that a Remedial Action is consummated, RMT Partner shall be entitled to the proceeds thereof regardless of whether such Remedial Action is consummated by Remainco, Spinco, RMT Partner or their respective Subsidiaries. The proceeds of such Remedial Action shall not be taken into account when determining the Spinco Cash Amount (as such term is defined in the Separation Agreement) or the Minimum Cash Amount (as such term is defined in the Separation Agreement) and the other effects of such Remedial Action shall not otherwise be taken into account in the determination of the Adjustment Amount (as such term is defined in the Separation Agreement).
(d)Subject to the terms and conditions of this Agreement, including subject to Section 4.5(c), Section 4.5(e), Section 5.2(c), Section 5.3(c) and Section 5.4(b), each party shall not, and shall cause its Affiliates not to, knowingly take any action, including, acquire or agree to acquire any business or entity, or otherwise acquire or agree to acquire any assets, if doing so would reasonably be expected to materially delay or prevent consummation of the Contemplated Transactions.
5.5Disclosure.   RMT Partner and Remainco shall consult with each other before issuing any press release or otherwise making any public statement regarding this Agreement or the Contemplated Transactions. Remainco shall consult with RMT Partner and consider the views and comments of RMT Partner before Remainco or any of the Spinco Companies or any of their Representatives sends any emails or other documents to the Spinco Employees generally or otherwise communicates with the Spinco Employees generally, with respect to the Merger or any of the other Contemplated Transactions. RMT Partner shall consult with Remainco and consider the views and comments of Remainco before any of the RMT Partner Companies or any of their Representatives sends any emails or other documents to the Remainco Employees generally or otherwise communicate with the Remainco Employees generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (a) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); (b) each party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the New York Stock Exchange, in which case such party shall use its reasonable best efforts to consult in good faith with the other party hereto prior to issuing any such press release or making any such public announcement or statement; (c) RMT Partner need not consult with Remainco in connection with any press release, public statement or filing to be issued or made with respect to any RMT Partner Change in Recommendation; and (d) Remainco need not consult with RMT Partner in connection with any press release, public statement or filing to be issued or made with respect to any Remainco Change in Recommendation.
5.6Tax Matters.
(a)Remainco shall:
(i)work collaboratively with RMT Partner in preparing and submitting the Ruling Request, and seeking the Ruling;
(ii)provide RMT Partner with a draft of the Ruling Request within twenty (20) days following the date hereof and modify such Ruling Request to include any reasonable comments of RMT Partner prior to submitting such Ruling Request to the IRS;
(iii)obtain the written consent of RMT Partner to file the Ruling Request;
(iv)apply for the Ruling, and submit the Ruling Request to the IRS, not later than thirty (30) days after the date hereof unless RMT Partner consents to an extension of such timing in writing, such consent not to be unreasonably withheld;
(v)deliver to RMT Partner a copy of the Ruling Request submitted to the IRS as soon as practicable;
(vi)use reasonable best efforts to cause the delivery of the Remainco Tax Opinion and the Ruling;
(vii)in connection with the Ruling Request, (A) consider in good faith and undertake, subject to the consent not unreasonably withheld of Remainco, any reasonable actions requested by RMT Partner and keep RMT Partner informed of all material actions taken or proposed to be taken by Remainco (such actions being subject to the approval of RMT Partner, which approval shall not be unreasonably withheld) and, to RMT Partner’s knowledge, the IRS; (B) reasonably in advance of the submission of any supplemental submissions with respect thereto, provide RMT Partner with a draft thereof, and accept any reasonable comments of RMT Partner on such submission; (C) provide RMT Partner with copies of all written items sent by Remainco to the IRS and received by Remainco from the IRS with respect to the request; provided, however, that Remainco may redact any information relating solely to Remainco (and not, for the avoidance of doubt, relating to the Spinco Business or the Spinco Companies) that Remainco, in its good faith judgment, considers to be confidential and not germane to RMT Partner’s or Spinco’s obligations under this Agreement or any other Transaction Document (provided, however, that no information relating to Overlap Shareholders shall be redacted); (D) use reasonable efforts to include RMT Partner in any telephonic, email, in person communications or other contacts with the IRS concerning the substance or timing of the Ruling Request or Ruling and promptly provide RMT Partner with detailed information concerning any material telephonic, email, in person communications or other contacts with the IRS in which RMT Partner is not included; (E) not withdraw or agree to limit any of the requested Rulings without the written consent of RMT Partner; and (F) subject to applicable Legal Requirement, jointly develop and implement with RMT Partner, acting in good faith, the strategy to obtain the ruling and undertake any reasonably appropriate action related thereto.
(viii)beginning on the date that is thirty (30) days following the date hereof, and every thirty (30) days thereafter until the Closing Date, deliver to RMT Partner a certificate, in form and substance reasonably satisfactory to RMT Partner, certifying that (A) the representation set forth in Section 2.15(k) is true and correct as if made on the date of such certificate and (B) Remainco has consulted with Morgan, Lewis & Bockius LLP (“Morgan

Lewis”) and Morgan Lewis has indicated that it expects the condition set forth in Section 7.9(a) to be satisfied as it relates to the Remainco Tax Opinion based on the most recent Monthly Overlap Shareholder Spreadsheet or the Preliminary Overlap Shareholder Spreadsheet (as such terms are defined in Exhibit D) and assuming that the Ruling is received; and
(ix)if notified by Morgan Lewis that Morgan Lewis expects the Ruling will not be delivered by the Closing Date or that it expects to be unwilling or unable to issue the Remainco Tax Opinion at the Closing (including, for the avoidance of doubt, based on the most recent Monthly Spreadsheet or the Preliminary Overlap Shareholder Spreadsheet and assuming that the Ruling is received), or upon discovery of any other fact that could reasonably be expected to prevent the delivery of the Ruling or the Remainco Tax Opinion, promptly notify and consult in good faith with RMT Partner.
(b)RMT Partner shall:
(i)use reasonable best efforts to cause the delivery of the RMT Partner Tax Opinion;
(ii)beginning on the date that is thirty (30) days following the date hereof, and every thirty (30) days thereafter until the Closing Date, deliver to Remainco a certificate, in form and substance reasonably satisfactory to Remainco, stating that (A) the representation set forth in Section 3.13(k) is true and correct as if made on the date of such certificate and (B) it has consulted with Sidley and Sidley has indicated that it expects the condition set forth in Section 6.9(a) to be satisfied as it relates to the Remainco Tax Opinion; and
(iii)if notified by Sidley that Sidley expects to be unwilling or unable to issue the RMT Partner Tax Opinion at the Closing, or upon discovery of any other fact that could reasonably be expected to prevent the delivery of the RMT Partner Tax Opinion, promptly notify and consult in good faith with Remainco.
5.7Listing.   As promptly as practicable following the date hereof, RMT Partner shall use reasonable best efforts to cause the shares of RMT Partner Common Stock to be issued pursuant to the Merger, including the RMT Partner Common Stock to be issued upon (a) the exercise of exchanged Remainco Options and (b) the vesting and issuance of exchanged Remainco RSUs, to be approved for listing (subject to notice of issuance) on the New York Stock Exchange at or prior to the Effective Time.
5.8Resignation of Officers and Directors.   Remainco shall use reasonable best efforts to obtain and deliver to RMT Partner at or prior to the Effective Time the resignation of each officer and director of each of the Spinco Companies other than those continuing in office in accordance with Section 5.9 as officers and directors of the Surviving Corporation in the Merger, which resignations shall be effective as of immediately following the Effective Time.
5.9Board of Directors of the Combined Company; Management of the Combined Company; Surviving Corporation Board.   Following the date hereof and prior to the Effective Time, RMT Partner and Remainco shall mutually agree, acting reasonably, on two independent directors from the Remainco Board (the “New RMT Partner Directors”) to, as of the Effective Time, serve on the RMT Partner Board until the next annual meeting of the RMT Partner shareholders. It is further understood and agreed that RMT Partner shall take such action as is reasonably necessary to appoint the New RMT Partner Directors to, as of the Effective Time, (a) allow such New RMT Partner Directors to serve on the board of directors of Spinco and (b) constitute a majority of the directors of the Surviving Corporation.
5.10Section 16 Matters.   Subject to the following sentence, prior to the Effective Time, each of RMT Partner, Remainco and Spinco shall take all such steps as may be required (to the extent permitted under applicable Legal Requirement) to approve in advance in accordance with the procedures set forth in Rule 16b-3 under the Exchange Act (and any applicable no-action letters issued by the SEC) any dispositions of shares of Spinco Common Stock (including derivative securities with respect to shares of Spinco Common Stock) arising in connection with the Contemplated Transactions directly or indirectly made by each individual who is subject to Article 16 of the Exchange Act with respect to Spinco as an officer or director of Spinco, and any acquisitions of RMT Partner Common Stock (including derivative securities with respect to RMT Partner Common Stock) arising in connection with the Contemplated Transactions directly or indirectly made by each individual who is or will be subject to Article 16 of the Exchange Act with respect to RMT Partner as an officer or director of RMT Partner. At least ten (10) calendar days prior to the Closing Date, Remainco shall furnish the following information to RMT Partner for each Person who, immediately after the Effective Time, will become subject to the requirements of Article 16 of the Exchange Act with respect to RMT Partner as an officer or director of RMT Partner (to the extent then known): (a) the number of shares of Spinco Common Stock held by such Person and expected to be exchanged for shares of RMT Partner Common Stock pursuant to the Merger; (b) the number of shares of Remainco Common Stock underlying Remainco Equity Awards held by such Person and expected to be exchanged by RMT Partner into shares of RMT Partner Common Stock in connection with the Merger; (c) the number of other derivative securities (if any) with respect to Remainco Common Stock or shares of Spinco Common Stock held by such Person and expected to be converted into shares of RMT Partner Common Stock or derivative securities with respect to RMT Partner Common Stock in connection with the Merger; and (d) the EDGAR codes for each such Person.
5.11Name of the Combined Company and Headquarters.   The name of RMT Partner and its headquarters will not be changed at the Effective Time or as a result of the Merger or any of the other Contemplated Transactions. During the period beginning on the Closing Date and ending on the three (3) year anniversary of the Closing Date, RMT Partner shall not relocate the headquarters of Spinco.
5.12Obligations of Merger Sub and Spinco.
(a)RMT Partner shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation, to perform its obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement. Remainco shall take all action necessary to cause Spinco, prior to the Effective Time, to perform its obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.
(b)Remainco shall, in its capacity as sole equityholder of Intermediateco, cause Intermediateco, as the sole stockholder of Spinco, to adopt this Agreement and approve the Merger at a meeting of the sole stockholder to be held as soon as practicable following the execution and delivery of this Agreement. RMT Partner shall, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the Merger by written consent as soon as practicable following the execution and delivery of this Agreement.
5.13Securityholder Litigation.
(a)Prior to the Effective Time, Remainco shall give RMT Partner the right to participate in the defense or settlement of any securityholder litigation against Remainco and/or the Remainco Board relating to the Contemplated Transactions. Prior to the Effective Time, Remainco shall not enter into or agree to any settlement with respect to such securityholder litigation without RMT Partner’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), other than disclosure-only settlements or settlements involving exclusively money damages.
(b)Prior to the Effective Time, RMT Partner shall give Remainco the right to participate in the defense or settlement of any securityholder litigation against RMT Partner and/or the RMT Partner Board relating to the Contemplated Transactions. Prior to the Effective Time, RMT Partner shall not enter into or agree to any settlement with respect to such securityholder litigation without Remainco’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), other than disclosure-only settlements or settlements involving exclusively money damages.
(c)For purposes of this Section 5.13, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to any securityholder litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or authority over the litigation, except for the right to consent to applicable settlements as set forth in Section 5.13(a) or 5.13(b), as applicable.

5.14Financial Statements.
(a)As promptly as practicable following the date hereof (and in any event by no later than May 15, 2021), Remainco shall deliver to RMT Partner the following audited combined financial statements for the Spinco Business and, if financial statements of Spinco are required by the rules and regulations of the SEC to be included in the Registration Statements, for Spinco for such periods as so required: the balance sheets as of December 31, 2020 and March 31, 2020 and the related statements of income, comprehensive income, equity and cash flows for the nine-month period ended December 31, 2020 and the twelve month fiscal year ended March 31, 2020 and March 31, 2019 and any other audited financial statements relating to the Spinco Companies or the Spinco Business required by the rules and regulations of the SEC to be included in the Registration Statements, in each case accompanied by a report satisfying the requirements of Regulation S-X of the independent registered public accounting firm for the Spinco Business and, if financial statements of Spinco are required by the rules and regulations of the SEC to be included in the RMT Partner Form S-4 Registration Statement or the Spinco Registration Statement, for Spinco (collectively, the “Initial Audited Financial Statements”, and the date on which Remainco delivers to RMT Partner the Initial Audited Financial Statements, the “Initial Audited Financial Statements Delivery Date”). In the event that the Closing Date is 60 days or more after the end of the fiscal year ending December 31, 2021, Remainco shall deliver to RMT Partner as promptly as practicable (but in no event later than 90 days after the end of such fiscal year), the audited combined financial statements for the Spinco Business and, if financial statements of Spinco are required by the rules and regulations of the SEC to be included in the RMT Partner Form S-4 Registration Statement or the Spinco Registration Statement, for Spinco as of the end of, and for, such fiscal year consisting of the balance sheets as of the end of such fiscal years and the statements of income, comprehensive income, equity and cash flows for such fiscal years as are required under Regulation S-X, in each case accompanied by a report satisfying the requirements of Regulation S-X of the independent registered public accounting firm for the Spinco Business and, if financial statements of Spinco are required by the rules and regulations of the SEC to be included in the Registration Statements, for Spinco (together with the Initial Audited Financial Statements, the “Audited Financial Statements”); provided that Remainco will reasonably cooperate, as may be reasonably requested by RMT Partner, with RMT Partner in connection with RMT Partner’s and Spinco’s completion of the audit for the Audited Financial Statements in the event that the Closing Date occurs prior to the 60th day after the end of the fiscal year ending December 31, 2021. Remainco shall provide RMT Partner with a reasonable opportunity to review preliminary draft of the Audited Financial Statements in advance of delivery pursuant to this Section 5.14(a). On the Initial Audited Financial Statements Delivery Date, Remainco shall deliver to RMT Partner a reasonably detailed reconciliation of the Initial Audited Financial Statements to the Spinco Business Unaudited Financial Data.
(b)For the quarterly period ending March 31, 2021 and each subsequent quarterly period ending prior to the Closing Date, other than any calendar quarter ending December 31 (each, an “Interim Financial Period”), Remainco shall deliver to RMT Partner the combined unaudited financial statements of the Spinco Business and, if financial statements of Spinco are required by the rules and regulations of the SEC to be included in the Registration Statements, for Spinco as of the end of, and for, such Interim Financial Period (the “Interim Financial Statements”) consisting of the combined balance sheets as of the end of such Interim Financial Period and combined statements of income, comprehensive income, equity and cash flows for such Interim Financial Period (and the portion of the fiscal year then ended) and the corresponding period of the prior fiscal year, which will, if such financial statements are required by the rules and regulations of the SEC to be included in the Registration Statements, have been reviewed by the independent registered public accounting firm for the Spinco Business and, if financial statements of Spinco are required by the rules and regulations of the SEC to be included in the Registration Statements, for Spinco as provided in AS 4105, Interim Financial Information. The Interim Financial Statements will be delivered as promptly as practicable following the end of the corresponding Interim Financial Period but no later than 60 days after the end of such Interim Financial Period; provided that in no event shall Remainco be required to deliver any Interim Financial Statements prior to the Initial Audited Financial Statements Delivery Date.
(c)In connection with the filing of the RMT Partner Form S-4 Registration Statement and other SEC filings, Remainco shall use its commercially reasonable efforts during the Pre-Closing Period and after the Closing to (i) cooperate with RMT Partner in connection with RMT Partner’s preparation of pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X, and for the twelve (12) month period ending on the last day of the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.14(a), and (ii) provide and make reasonably available upon reasonable notice the senior management employees of Remainco to discuss the materials prepared and delivered pursuant to this Section 5.14(c).
5.15Financing.
(a)RMT Partner shall, and shall cause its Subsidiaries to (subject to RMT Partner’s right to obtain Permitted Alternative Financing), use reasonable best efforts to obtain the RMT Partner Financing as promptly as reasonably practicable after the date of this Agreement on the terms and conditions (including market flex) contained in the RMT Partner Commitment Letter. RMT Partner shall, and shall cause its Subsidiaries to, (subject to RMT Partner’s right to obtain Permitted Alternative Financing in accordance with the conditions herein) use reasonable best efforts to (i) comply with and maintain in full force and effect the RMT Partner Commitment Letter in accordance with the terms thereof and negotiate and execute definitive agreements with respect thereto, on the terms and conditions (including market flex) contained in the RMT Partner Commitment Letter (or on such other terms acceptable to RMT Partner and the applicable Financing Sources so long as such other terms would not (x) delay or prevent the Closing, (y) adversely impact or delay in any respect the likelihood of the funding of the RMT Partner Financing (or satisfaction of the conditions to obtaining the RMT Partner Financing) or (z) adversely impact the ability of RMT Partner to enforce its rights against the other parties to the RMT Partner Commitment Letter or the definitive agreements with respect thereto (in each case, in accordance with their terms) or the ability of RMT Partner to timely consummate the transactions contemplated hereby (the “RMT Partner Financing Agreements”)) and shall deliver to Remainco a copy thereof as promptly as reasonably practicable; (ii) satisfy or cause the satisfaction of all conditions in the RMT Partner Commitment Letter and the RMT Partner Financing Agreements that are within its control or, if necessary or deemed advisable by RMT Partner, seek the waiver of conditions applicable to RMT Partner and its Affiliates contained in the RMT Partner Commitment Letter and the RMT Partner Financing Agreements; (iii) in the event of a breach or purported breach thereof by the RMT Partner Financing Lenders, fully enforce its rights to funding under the RMT Partner Commitment Letter and the RMT Partner Financing Agreements; and (iv) draw upon and consummate the RMT Partner Financing (including by instructing the RMT Partner Financing Lenders and the other Persons providing the RMT Partner Financing to provide such RMT Partner Financing) prior to or substantially contemporaneously with the Merger. In the event any funds in the amounts set forth in the RMT Partner Commitment Letter or the RMT Partner Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the RMT Partner Commitment Letter or the RMT Partner Financing Agreements, or it becomes reasonably likely that such funds may become unavailable on the terms and conditions set forth therein (in each case other than on account of (A) any Permitted Alternative Financing having been obtained or (B) the commitments under the RMT Partner Commitment Letter being replaced with commitments set forth in the RMT Partner Financing Agreements), RMT Partner shall, and shall cause its Subsidiaries, to use reasonable best efforts to obtain as promptly as reasonably practicable any such portion from alternative sources, including, subject to Section 5.15(d) on terms that shall not expand the conditions or other contingencies to the funding, from those set forth in the RMT Partner Commitment Letter or reduce the committed amount, in an amount sufficient, when added to the portion of the RMT Partner Financing that is available, together with cash available to RMT Partner up to $15,000,000, to finance the RMT Partner Special Dividend (the “Alternative RMT Partner Financing”) and, when obtained, to provide promptly to Remainco a copy (with any fee letter redacted in a customary manner to the extent required by the applicable financing sources) of, a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the RMT Partner Financing that is available, to finance the RMT Partner Special Dividend (the “Alternative RMT Partner Commitment Letter”); provided, however, that in no event shall RMT Partner be required to pay any fees or any interest rates applicable to the RMT Partner Financing materially in excess of those contemplated by the RMT Partner Commitment Letter or otherwise agree to other terms and conditions (including market flex) that are materially less favorable in the aggregate to RMT Partner than those in the RMT Partner Commitment Letter as in effect as of the date hereof. To the extent an Alternative RMT Partner Commitment Letter is obtained, the provisions in this Section 5.15(a) shall apply to such Alternative RMT Partner Commitment Letter. For the avoidance of doubt, if the RMT Partner Financing or the Alternative RMT Partner Financing, as applicable, is available and all conditions to Closing set forth in Articles VI and VII have been satisfied or waived or will be satisfied or waived at the Closing, RMT Partner shall, subject to RMT Partner’s right to obtain Permitted Alternative Financing, use reasonable best efforts to take all actions necessary to incur the indebtedness provided under the RMT Partner Financing or the Alternative RMT Partner Financing, as applicable, to the extent necessary to fund the RMT Partner Special Dividend (if any).
(b)Remainco shall, and shall cause its Subsidiaries to, (subject to Remainco’s right to obtain Permitted Alternative Financing), use reasonable best efforts to obtain the Remainco Financing as promptly as reasonably practicable after the date of this Agreement on the same terms and conditions (including market flex) contained in the Remainco Commitment Letter. Remainco shall, and shall cause its Subsidiaries to, (subject to Remainco’s right to obtain Permitted Alternative Financing in accordance with the conditions herein), use reasonable best efforts to (i) comply with and maintain in full force and effect the Remainco Commitment Letter in accordance with the terms thereof and negotiate and execute definitive agreements with respect thereto, on the terms and conditions (including market flex) contained in the Remainco Commitment Letter (or on such other terms acceptable to Remainco and the applicable financing sources so long as such other terms would not (x) delay or prevent the Closing, (y) adversely impact or delay in any respect the likelihood of the funding of the Remainco Financing (or satisfaction of the conditions to obtaining the Remainco Financing) or (z) adversely impact the ability of Remainco to enforce its rights against the other parties to the Remainco Commitment Letter or the definitive agreements with respect thereto (in each case, in accordance with their terms) or the ability of Remainco to timely consummate the transactions contemplated hereby (the “Remainco Financing Agreements”) and shall deliver to RMT Partner a copy thereof as promptly as reasonably practicable; (ii) satisfy or cause the satisfaction of all conditions in the Remainco Commitment Letter and the Remainco Financing Agreements that are within its control or, if necessary or deemed advisable by Remainco, seek the waiver of conditions applicable to Remainco and its Affiliates contained in the Remainco Commitment Letter and the Remainco Financing Agreements; (iii) in the event of a breach or purported breach thereof by the Remainco Financing Lenders, fully enforce its rights to funding under the Remainco Commitment Letter and the Remainco Financing Agreements; and (iv) draw upon and consummate the Remainco Financing (including by instructing the Remainco Financing Lenders and the other Persons providing the Remainco Financing to provide such Remainco Financing) prior to or substantially contemporaneously with the Distributions. In the event any funds in the amounts set forth in the Remainco Commitment Letter or the Remainco Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the Remainco Commitment Letter or the Remainco Financing Agreements, or it becomes reasonably likely that such funds may become unavailable on the terms and conditions set forth therein (in each case other than on account of (A) any Permitted Alternative Financing having been obtained or (B) the commitments under the Remainco Commitment Letter being replaced with commitments set forth in the Remainco Financing Agreements), Remainco shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain as promptly as reasonably practicable any such portion from alternative sources, including, subject to Section 5.15(d) on terms that shall not expand the conditions or other contingencies to the funding, from those set forth in the Remainco Commitment Letter or reduce the amount committed, in an amount sufficient, when added to the portion of the Remainco Financing that is available, to finance the amount set forth in the Remainco Commitment Letter (the “Alternative Remainco Financing”) and, when obtained, to provide promptly to RMT Partner a copy (with any fee letter redacted in a customary manner to the extent required by the applicable financing sources) of a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the Remainco Financing that is available, to finance the amount set forth in the Remainco Commitment Letter (the “Alternative Remainco Commitment Letter”); provided, however, that in no event shall Remainco be required to pay any fees or any interest rates applicable to the Remainco Financing materially in excess of those contemplated by the Remainco Commitment Letter or otherwise agree to other terms and conditions (including market flex) that are materially less favorable in the aggregate to Remainco than those in the Remainco Commitment Letter as in effect as of the date hereof. To the extent an Alternative Remainco Commitment Letter is obtained, the provisions in this Section 5.15(b) shall apply to such Alternative Remainco Commitment Letter. For the avoidance of doubt, if the Remainco Financing or the Alternative Remainco Financing, as applicable, is available and all conditions to Closing set forth in Articles VI and VII have been satisfied or waived or will be satisfied or waived at the Closing, Remainco shall, subject to Remainco’s right to obtain Permitted Alternative Financing, use reasonable best efforts to take all actions necessary to incur the indebtedness provided under the Remainco Financing or the Alternative Remainco Financing, as applicable.
(c)Remainco and Spinco shall, and shall cause their respective Subsidiaries to (subject to Spinco’s right to obtain Permitted Alternative Financing), use reasonable best efforts to obtain the Spinco

Financing as promptly as reasonably practicable after the date of this Agreement on the same terms and conditions (including market flex) contained in the Spinco Commitment Letter. Remainco and Spinco shall, and shall cause their respective Subsidiaries to (subject to Spinco’s right to obtain Permitted Alternative Financing in accordance with the conditions herein), use reasonable best efforts to (i) comply with and maintain in full force and effect the Spinco Commitment Letter in accordance with the terms thereof and negotiate and execute definitive agreements with respect thereto, on the terms and conditions (including market flex) contained in the Spinco Commitment Letter (or on such other terms acceptable to Spinco and the applicable Financing Sources so long as such other terms would not (x) delay or prevent the Closing, (y) adversely impact or delay in any respect the likelihood of the funding of the Spinco Financing (or satisfaction of the conditions to obtaining the Spinco Financing) or (z) adversely impact the ability of Spinco to enforce its rights against the other parties to the Spinco Commitment Letter or the definitive agreements with respect thereto (in each case, in accordance with their terms) or the ability of Spinco to timely consummate the transactions contemplated hereby) (the “Spinco Financing Agreements” and, together with the RMT Partner Financing Agreements and the Remainco Financing Agreements, the “Financing Agreements”) and shall deliver to RMT Partner a copy thereof as promptly as reasonably practicable; (ii) satisfy or cause the satisfaction of all conditions in the Spinco Commitment Letter and the Spinco Financing Agreements that are within its control or, if necessary or deemed advisable by Spinco, seek the waiver of conditions applicable to Spinco and its Affiliates contained in the Spinco Commitment Letter and the Spinco Financing Agreements; (iii) in the event of a breach or purported breach thereof by the Spinco Financing Lenders, fully enforce its rights to funding under the Spinco Commitment Letter and the Spinco Financing Agreements; and (iv) draw upon and consummate the Spinco Financing (including by instructing the Spinco Financing Lenders and the other Persons providing the Spinco Financing to provide such Spinco Financing) prior to or substantially contemporaneously with the Distributions. RMT Partner will pay in full any and all commitment fees, any other fees or any other amounts (other than indemnity claims, which shall be governed by Section 5.15(f)) required to be paid pursuant to the terms of the Spinco Commitment Letter (and any Alternative Spinco Commitment Letter) as and when they become due and payable (including, without limitation, any alternate transaction fees or similar fees set forth in the Spinco Commitment Letter or any Alternative Spinco Commitment Letter). In the event any funds in the amounts set forth in the Spinco Commitment Letter or the Spinco Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the Spinco Commitment Letter or the Spinco Financing Agreements, or it becomes reasonably likely that such funds may become unavailable on the terms and conditions set forth therein (in each case other than on account of (A) any Permitted Alternative Financing having been obtained or (B) the commitments under the Spinco Commitment Letter being replaced with commitments set forth in the Spinco Financing Agreements), Remainco and Spinco shall, and shall cause their respective Subsidiaries to, in consultation with RMT Partner, use reasonable best efforts to obtain as promptly as reasonably practicable any such portion from alternative sources, including, subject to Section 5.15(d) on terms that shall not expand the conditions or other contingencies to the funding, from those set forth in the Spinco Commitment Letter or reduce the amount committed, in an amount sufficient, when added to the portion of the Spinco Financing that is available, together with cash available to Spinco of up to $2,500,000 to fund the Cash Payment as contemplated by this Agreement and the Separation Agreement (the “Alternative Spinco Financing” and together with the Alternative RMT Partner Financing and the Alternative Spinco Financing, the “Alternative Financings”) and, when obtained, to provide promptly to RMT Partner a copy of a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the Spinco Financing that is available, to fund the Cash Payment as contemplated by this Agreement and the Separation Agreement (the “Alternative Spinco Commitment Letter” and, together with the Alternative RMT Partner Commitment Letter and the Alternative Remainco Commitment Letter, the “Alternative Commitment Letters”); provided, however, that in no event shall Spinco be required to pay any fees or any interest rates applicable to the Spinco Financing materially in excess of those contemplated by the Spinco Commitment Letter or otherwise agree to other terms and conditions (including market flex) that are materially less favorable in the aggregate to Spinco than those in the Spinco Commitment Letter as in effect as of the date hereof. To the extent an Alternative Spinco Commitment Letter is obtained, the provisions in this Section 5.15(c) shall apply to such Alternative Spinco Commitment Letter. For the avoidance of doubt, if the Spinco Financing or the Alternative Spinco Financing, as applicable, is available and all conditions to Closing set forth in Articles VI and VII have been satisfied or waived or will be satisfied or waived at the Closing, Spinco shall, subject to Spinco’s right to obtain Permitted Alternative Financing, use reasonable best efforts to take all actions necessary to incur the indebtedness provided under the Spinco Financing or the Alternative Spinco Financing, as applicable.
(d)Each of (x) RMT Partner and (y) Remainco and Spinco, as applicable, shall give the other prompt written notice (i) of any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letters, the Financing Agreements, the Alternative Commitment Letters or the definitive agreements with respect thereto (the “Alternative Financing Agreements;” the terms and conditions of which shall not expand upon the conditions to Closing or other contingencies to the funding on the closing date of the Alternative Financings as set forth in the Alternative Commitment Letters), in each case, of which it becomes aware; (ii) of any actual withdrawal, repudiation or termination of the Financings or commitments for the Financings by any of the Lenders of which it becomes aware; (iii) of the receipt by it of any written notice from any Person with respect to any material dispute or disagreement between or among any of the parties to the Commitment Letters or the Financing Agreements and, if applicable, the Alternative Commitment Letters or the Alternative Financing Agreements; (iv) of any amendment or modification of, or waiver under, the Commitment Letters or the Financing Agreements and, if applicable, the Alternative Commitment Letters or the Alternative Financing Agreements or any related fee letters; or (v) if for any reason it believes in good faith that it or its Subsidiaries will not be able to timely obtain all or any portion of the RMT Partner Financing, the Remainco Financing or Spinco Financing, as applicable, on the terms and in the manner or from the sources contemplated by the RMT Partner Commitment Letter, the Remainco Commitment Letter or the Spinco Commitment Letter, as applicable, or the RMT Partner Financing Agreements, the Remainco Financing Agreements or the Spinco Financing Agreements, as applicable, and, if and as applicable, the Alternative Commitment Letters or the Alternative Financing Agreements. Each of (x) RMT Partner and (y) Remainco and Spinco, as applicable, shall keep the other reasonably informed (in reasonable detail) with respect to all material activity concerning the Financings and, if applicable, the Alternative Financings, including by providing copies of all definitive agreements (with any fee letter with respect to the RMT Partner Financing redacted in a customary manner to the extent required by the applicable financing sources) and upon reasonable request therefor, each of (x) RMT Partner and (y) Remainco and Spinco, as applicable, shall promptly provide the other with any information relating to the Financings. Each of (x) RMT Partner and (y) Remainco and Spinco, as applicable, shall not, and shall cause their respective Subsidiaries not to, without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed), amend, modify, supplement, restate, substitute, replace, terminate, assign or agree to any waiver under the Commitment Letters, any Alternative Commitment Letters, any Financing Agreements or any Alternative Financing Agreements, in each case, to which it or its Subsidiaries is a party, in a manner that (1) reduces the aggregate amount of any Financing such that the aggregate amount of such Financing, together with cash available to RMT Partner of up to $15,000,000 or Spinco of up to $2,500,000, as applicable, would be below the amount required to repay the Remainco Debt Facilities, fund the Cash Payment or to fund the RMT Partner Special Dividend as contemplated by this Agreement and the Separation Agreement, as applicable, (2) modifies or expands upon any of the conditions precedent to any Financing from those set forth in the Commitment Letters or the Alternative Commitment Letters, as applicable, or add any new conditions precedent to such Financing from those set forth in the Commitment Letters or the Alternative Commitment Letters, as applicable, in each case in a manner that would reasonably be expected to materially delay or prevent the funding of such Financing (or satisfaction of the conditions to such Financing), or (3) is reasonably expected to prevent, impede or delay the availability of any Financing; provided that additional lenders and financing sources may be added to the Commitment Letters or any Alternative Commitment Letter after the date hereof or thereof with a concomitant reduction in the commitment of the lenders party thereto on the date hereof or thereof. Notwithstanding anything to the contrary contained in this Agreement, RMT Partner and Spinco (subject to the consent of RMT Partner), as applicable, shall have the right, at any time and from time to time, to substitute other debt financing for all or any portion of the RMT Partner Financing or Spinco Financing, as applicable (or, if applicable, the Alternative RMT Partner Financing or Alternative Spinco Financing, as applicable) from the same and/or alternative financing sources (each, a “Permitted Alternative Financing”); provided that any such Permitted Alternative Financing (A) must be consistent with the Tax-Free Status of the Transactions; (B) shall not expand on the conditions precedent or contingencies to the funding on the closing date of the Financings or, if applicable, the Alternative Financings, as set forth in such agreements, in a manner that would reasonably be expected to materially delay or prevent the funding of such Financing or Alternative Financing (or satisfaction of the conditions to such

Financing or Alternative Financing); (C) shall not reduce the amount of the RMT Partner Financing from that contemplated under the RMT Partner Commitment Letter or the amount of the Spinco Financing from that contemplated under the Spinco Commitment Letter, in each case, as in effect on the date hereof; and (D) shall not prevent impair or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. For purposes of this Agreement, (x) the terms “Commitment Letter,” and “RMT Partner Commitment Letter”, as applicable, shall include the applicable commitment letter (and the related fee letter) entered into by RMT Partner or any of its respective Subsidiaries in connection with a Permitted Alternative Financing, (y) the terms “Commitment Letter,” and “Spinco Commitment Letter”, as applicable, shall include the applicable commitment letter (and the related fee letter) entered into by Spinco or any of its respective Subsidiaries (subject to the consent of RMT Partner) in connection with a Permitted Alternative Financing and (z) the term “Financing Agreement” shall include any definitive agreement with respect to any Permitted Alternative Financing. Notwithstanding anything to the contrary set forth herein, Remainco and Spinco shall not, and shall not permit or cause their respective Subsidiaries to, amend, modify, supplement, replace, waive or change any provision in the Spinco Commitment Letter or any of the Spinco Financing Agreements, Alternative Spinco Financing Agreements or Permitted Alternative Financing with respect to the Spinco Financing without the prior written consent of RMT Partner; provided that Spinco or its Subsidiaries may modify, supplement or amend the Spinco Commitment Letter or any of the Spinco Financing Agreements or Alternative Spinco Financing Agreements to implement any market flex exercised by the Spinco Financing Sources in accordance with the Spinco Commitment Letter as of the date hereof or, subject to Section 5.15(c), as in effect as of the date that an Alternative Spinco Commitment Letter becomes effective.
(e)Subject to Section 5.15(f) and the remaining provisions of this Section 5.15(e), Remainco shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to provide such reasonable cooperation to RMT Partner, subject to the expense allocation set forth in Section 5.15(f), in connection with the arrangement of the RMT Partner Financing, or, if applicable, the Alternative RMT Partner Financing or the Permitted Alternative Financing, as may be reasonably requested by RMT Partner, including:
(i)participation in a reasonable number of meetings, drafting sessions, rating agency and roadshow presentations and due diligence sessions in connection with the RMT Partner Financing, at reasonable times and locations upon reasonable prior notice;
(ii)[Reserved];
(iii)assisting RMT Partner and its Financing Sources in the preparation of (A) a customary offering document (including a private placement memorandum, prospectus, offering memorandum or any similar document) for all or a portion of the RMT Partner Financing and, if applicable, the Alternative RMT Partner Financing, but only with respect to the information included therein regarding the Spinco Business and Spinco, and (B) bank information memoranda and bank syndication materials and similar documents required in connection with the RMT Partner Financing and, if applicable, the Alternative RMT Partner Financing, in each case to the extent information contained therein relates to the Spinco Business or Spinco;
(iv)taking customary corporate actions with respect to the Spinco Business and Spinco, subject to the occurrence of the Effective Time, reasonably requested by RMT Partner that are necessary to permit the consummation of the RMT Partner Financing and, if applicable, the Alternative RMT Partner Financing (including cooperating to facilitate the granting of guarantees by, or pledging of, granting of security interests in and obtaining perfection of any liens on collateral owned by, the Spinco Companies in connection with the RMT Partner Financing and, if applicable, the Alternative RMT Partner Financing (including (A) subject to Clause (VII) of the proviso below, entering into the applicable Financing Agreements or Alternative Financing Agreements and (B) using reasonable best efforts to deliver to RMT Partner original copies of all certificated securities evidencing any equity interests owned by any of the Spinco Companies in any of its U.S. subsidiaries substantially concurrently with the Closing));

(v)providing customary authorization and management representation letters with respect to the information provided by Remainco for inclusion in any confidential information memorandum or lender presentation representing that such information does not include material non-public information about Remainco, its Subsidiaries and the Spinco Business, and designating such information provided by Remainco for presentation to the Financing Sources as suitable to be made available to lenders who do not wish to receive material non-public information with respect to Remainco and its Subsidiaries;
(vi)providing reasonable assistance to the Financing Sources (including by providing customary certificates and representation letters) in obtaining from independent auditors for the Spinco Business and Spinco, auditor comfort letters (including customary “negative assurances”) and consents or authorization letters to the inclusion of auditor reports in marketing materials for the RMT Partner Financing relating to debt securities and, if applicable, the Alternative RMT Partner Financing;
(vii)cooperating with the Financing Sources’ due diligence with respect to the Spinco Business and Spinco, to the extent customary and reasonable but without the need to deliver any legal opinions;
(viii)providing at least three (3) Business Days prior to the Distribution Date all documentation and other information about the Spinco Business and Spinco required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested at least ten (10) Business Days prior to the anticipated Distribution Date; and
(ix)facilitating the Lien and Guarantee Release;
provided that in all cases such activities do not (I) unreasonably interfere with or unreasonably disrupt the ongoing operation and management of Remainco or the Spinco Business; (II) cause any representation or warranty or covenant contained in this Agreement to be breached; (III) cause any condition to the Closing set forth in Article VI or VII to fail to be satisfied or otherwise cause any breach of this Agreement; (IV) require Remainco to pay any fees other than any amounts payable pursuant to Section 5.14(e), (V) require provision or access to or disclosure of information that Remainco reasonably determines would jeopardize any attorney-client privilege of Remainco or any of its Subsidiaries, provided that Remainco shall use its reasonable best efforts to provide or disclose such information to the extent possible without jeopardizing such privilege, (VI) require Remainco or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents or Legal Requirement or would reasonably be expected to result in the contravention, violation or breach of any Contract to which Remainco or any of its Subsidiaries is a party; provided that this clause (VI) shall in no way limit Remainco or Spinco’s obligations pursuant to Section 5.19 or (VII) involve any binding commitment by or obligation of Remainco or Spinco or their respective Subsidiaries (other than, in the case of Spinco, the execution of customary underwriting or purchase agreements in connection with any bond financing to be entered into shortly before the Distribution Date), which is not conditioned on the Closing (and any such commitment or obligations shall automatically terminate without liability to Remainco or any of its Subsidiaries or Affiliates upon the termination of this Agreement); provided, further, that no obligation of Spinco or its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time (except for customary authorization letters, management representation letters or other documents delivered to Remainco’s, Spinco’s or RMT Partner’s accountants) and Spinco and its Subsidiaries shall not be required to take any action that would reasonably be expected to cause any director, officer or employee of Remainco or its Subsidiaries to incur any personal liability. All non-public or other confidential information provided by Remainco or any of its Subsidiaries or Representatives pursuant to this section shall be kept confidential in accordance with the Confidentiality Agreement.
(f)RMT Partner shall be responsible for (i) all of its out-of-pocket, third party fees and expenses and indemnity claims related to the RMT Partner Financing and (ii) payment of all commitment fees, any other fees or any other amounts arising under the RMT Partner Financing, the Spinco Financing and any Permitted Alternative Financings in respect thereof (including, without limitation, any alternate transaction fees or similar fees set forth in the Spinco Commitment Letter or any Alternative Spinco Commitment Letter), and all reasonable and documented out-of-pocket, third party fees and expenses and any indemnity claims of Remainco Companies, the Spinco Companies or their respective Representatives, relating to, arising out of, by reason of or otherwise in connection with the RMT Partner Financing and the Spinco Financing (and any Permitted Alternative Financings in respect thereof), except, in the case of this clause (ii), to the extent any such indemnity claim arose as a result of bad faith, willful misconduct by the Remainco Companies, the Spinco Companies or their respective Representatives or as a result of the historical information specifically for use in connection with the Spinco Financing. Remainco shall be responsible for all of its out-of-pocket, third party fees and expenses and indemnity claims related to the Remainco Financing. Notwithstanding anything to the contrary, RMT Partner shall, promptly upon request by Remainco, reimburse Remainco or Spinco, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by Remainco or Spinco (or the Remainco Companies or Spinco Companies) or their respective Representatives, as applicable, in connection with such cooperation contemplated by Section 5.15(e). RMT Partner shall to the fullest extent permitted by law indemnify, defend and hold harmless the Remainco Companies, the Spinco Companies and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them relating to, arising out of, by reason of or otherwise in connection with the RMT Partner Financing and the Spinco Financing or the RMT Partner Financing and any Permitted Alternative Financings in respect thereof (including any action taken in accordance with this Section 5.15) and any information utilized in connection therewith (other than historical information provided in writing by the Remainco Companies specifically for use in connection therewith), in each case, except to the extent any of the foregoing was suffered or incurred as a result of bad faith, willful misconduct or material breach of this Section 5.15 by the Remainco Companies, the Spinco Companies or their respective Representatives or as a result of the of the Remainco Companies or Spinco Companies providing historical information specifically for use in connection with the Spinco Financing or the RMT Partner Financing or any Permitted Alternative Financing in respect thereof.
5.16Agreement for Exchange of Information.
(a)Generally.   RMT Partner and its Affiliates, on the one hand, and Remainco and its Affiliates, on the other hand, will provide, or cause to be provided, to the other party, at any time after the Effective Time and until the later of (i) the sixth anniversary of the Effective Time and (ii) the expiration of the relevant statute of limitations period, if applicable, as soon as reasonably practicable after written request therefor, reasonable access during normal business hours (insofar as such access is reasonably required by the requesting party), any Shared Information specifically identified in such written request in its possession or under its control in order to enable the applicable party to comply with Legal Requirement. Each of RMT Partner and Remainco agree to make their respective personnel reasonably available during regular business hours to discuss any Shared Information exchanged pursuant to this Section 5.16. The requesting party shall, promptly upon request by the party providing such information, reimburse the providing party for all documented and reasonable third-party out-of-pocket costs incurred by providing party or its Subsidiaries in connection with this Section 5.16(a). Notwithstanding the foregoing or the following provisions of this Section 5.16, the Tax Matters Agreement will govern the sharing, exchange and retention of Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters.
(b)Financial Information.
(i)Until the end of the sixth full fiscal year occurring after the Closing Date, Remainco and its Subsidiaries will reasonably cooperate in good faith with RMT Partner to enable RMT Partner to timely prepare and file SEC and Public Company Accounting Oversight Board compliant consolidated financial statements that include the financial results of Spinco or any of the Spinco Companies. RMT Partner agrees to promptly reimburse Remainco for the reasonable out-of-pocket third-party costs, if any, incurred in connection with this Section 5.16(b)(i).
(ii)Until the end of the sixth full fiscal year occurring after the Closing Date, RMT Partner and its Subsidiaries will cooperate in good faith with Remainco to enable Remainco to timely prepare and file SEC and Public Company Accounting Oversight Board compliant consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Spinco Companies were consolidated with those of Remainco.

As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (A) RMT Partner will authorize and reasonably request that its auditors make available to Remainco’s auditors, within a reasonable time prior to the date of Remainco’s auditors opinion or review report, both (1) the personnel who performed or will perform the annual audits and quarterly reviews of Spinco and (2) work papers related to such annual audits and quarterly reviews, to enable Remainco’s auditors to perform any procedures reasonably necessary to take responsibility for the work of Spinco’s auditors as it relates to Remainco’s auditors’ opinion or report and (B) until all governmental audits are complete, RMT Partner will provide reasonable access during normal business hours for Remainco’s internal auditors, counsel and other designated representatives to (1) the premises of the Spinco Companies, all Information (and duplicating rights) within the knowledge, possession or control of the Spinco Companies and (2) the officers and employees of the Spinco Companies, so that Remainco may conduct reasonable audits relating to the financial statements provided by the Spinco Companies; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Spinco Companies. Remainco agrees to promptly reimburse RMT Partner for the reasonable out-of-pocket third-party costs and expenses, if any, incurred in connection with this Section 5.16(b)(ii).
(c)Ownership of Information.   Any Information owned at a particular moment in time by a party hereto that is provided to another party hereto pursuant to this Section 5.16(c) remains the property of the party that owned and provided such Information. Except as expressly provided in the Transaction Documents, no party hereto nor any of their Affiliates hereunder grants or confers rights of license in any Information owned by such party or any of its Affiliates to any other party hereto or its Affiliates hereunder.
(d)Record Retention.   Each party hereto agrees to use its commercially reasonable efforts to retain all Shared Information that relates to the operations of the Spinco Business or any of the Spinco Companies in its respective possession or control at the Effective Time for a period of six (6) years following the Effective Time.
(e)Costs of Providing Information.   Except as provided in Section 5.16(f), the party to this Agreement requesting Shared Information will be responsible for paying the third-party fees and expenses incurred by the parties in connection with complying with the provisions of this Section 5.16.
(f)Production of Witnesses; Privileged Matters.   With respect to (i) the production of witnesses and (ii) the attorney-client and work product privileged information, following the Effective Time, the respective rights and obligations of Remainco and its Subsidiaries, on the one hand, and the Spinco Companies, on the other hand, to produce witnesses and to maintain, preserve, assert or waive any or all privileges will be governed by the Separation Agreement.
5.17D&O Indemnification and Insurance.
(a)From and after the Effective Time, RMT Partner and the Surviving Corporation shall, and RMT Partner agrees that it shall cause the Surviving Corporation to, indemnify and hold harmless each Person who at the Effective Time is a present or former director or officer of any Spinco Company (each a “D&O Indemnitee”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that a D&O Indemnitee is or was a director or officer of a Spinco Company or is or was serving at the request of a Spinco Company as an officer, director, manager, member, trustee, fiduciary, employee or agent of another Person at or prior to the Effective Time, in each case, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Remainco or any of its Subsidiaries (including the Spinco Companies), as the case may be, would have been permitted under the Organizational Documents of Spinco in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such Organizational Documents). Without limiting the foregoing, RMT Partner shall cause Spinco and its Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Organizational Documents concerning the indemnification and exculpation or exoneration (including provisions relating to expense advancement) of the Spinco Companies’ respective former and current officers and directors that are no less favorable to those Persons than the provisions of the Organizational Documents of such Spinco Companies, as applicable, in each case, as of the date hereof and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by any Legal Requirement.
(b)RMT Partner shall procure, at its sole cost and expense, a prepaid, non-cancelable six (6)-year “tail” insurance policy, endorsement or otherwise, effective as of the Effective Time, containing terms not less favorable than the terms of directors’ and officers’ liability insurance covering any directors and officers of the Spinco Companies who are currently covered by the directors’ and officers’ liability insurance policies of Remainco and its Subsidiaries (including the Spinco Companies) with respect to matters existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six (6)-year period, then any insurance required to be maintained under this Section 5.17(f) shall be continued in respect of such claim until the final disposition thereof.
(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 5.17(c) shall survive the consummation of the transactions contemplated hereby and shall be binding, jointly and severally, on all successors and assigns of RMT Partner and Spinco and are intended to be for the benefit of, and will be enforceable by, each present and former director and officer of any Spinco Company and his or her heirs and representatives. In the event that RMT Partner or Spinco or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of RMT Partner or Spinco, as the case may be, shall succeed to the obligations set forth in this Section 5.17. The provisions of this Section 5.17 are intended to be in addition to the rights otherwise available to any D&O Indemnitee by law, charter, statute, bylaw or Contract.
5.18Release Documentation.   On or prior to the Closing Date, Remainco shall provide to RMT Partner guarantee and/or lien release documentation as may be necessary or advisable to release the Spinco Companies as borrowers or guarantors, as applicable, under any existing indebtedness for borrowed money of Remainco and its Subsidiaries (including under the Remainco Debt Facilities) and the release and termination of any and all Encumbrances granted in connection with such indebtedness, on the assets of Spinco Assets and the Spinco Companies, in each case, in form and substance reasonably satisfactory to RMT Partner (collectively, the “Lien and Guarantee Release”); provided that Remainco shall provide drafts of such Lien and Guarantee Release documentation at least three (3) Business Days prior to the Closing Date.
5.19Refinancing.
(a)On or prior to the Closing Date, RMT Partner shall repay, repurchase, redeem, call for redemption or otherwise amend the RMT Partner Existing Indebtedness, to the extent applicable, so that the consummation of the Contemplated Transactions will not result in a breach thereof or a default or event of default thereunder.
(b)On or prior to the Closing Date, Remainco shall repay, repurchase, redeem, call for redemption or otherwise amend the Remainco Debt Facilities so that the consummation of the Contemplated Transactions will not result in a breach thereof or a default or event of default thereunder.
5.20Solvency Opinions.   Each of RMT Partner and Remainco shall provide the valuation firm contemplated to give the Solvency Opinions reasonable access to all of the information reasonably necessary for the valuation firm to provide the Solvency Opinions. In the event that the valuation firm indicates it is unable to provide one or more of the Solvency Opinions, Remainco and RMT Partner shall use their reasonable best efforts to take any commercially reasonable actions so as to allow the valuation firm to provide the Solvency Opinions; provided, however, in no event shall Remainco or RMT Partner be required to agree to any amendments or modifications to this Agreement, the Separation Agreement or any other Transaction Document.
5.21Remainco Equity Awards.   Remainco will Make Available to RMT Partner an updated version of the list referenced in Section 2.3(b)(ii) to reflect any applicable changes thereto no later than thirty (30) days prior to the anticipated Closing Date and periodically thereafter prior to the Closing Date.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF RMT PARTNER AND MERGER SUB
The obligations of RMT Partner and Merger Sub to effect the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
6.1Accuracy of Representations.   (a) The representations and warranties of Remainco set forth in Section 2.3 (Capitalization) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for in accuracies that are de minimis in the aggregate, (b) the representations and warranties of Remainco set forth in Section 2.7(b) (Absence of Certain Changes) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time, (c) the representations and warranties of Remainco set forth in Section 2.1(b) (Subsidiaries; Due Organization), Section 2.4 (Authority; Binding Nature of Agreement), Section 2.21 (Ownership of RMT Partner Common Stock), Section 2.22 (Vote Required), Section 2.23 (Financial Advisor) and Section 2.27 (Takeover Statutes) shall be true and correct (without giving effect to any qualification as to materiality, Spinco Material Adverse Effect or similar qualifications set forth therein) in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (d) the other representations and warranties of Remainco set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality, Spinco Material Adverse Effect or similar qualification set forth therein) individually or in the aggregate, has not had, and would not reasonably be expected to have, a Spinco Material Adverse Effect.
6.2Performance of Covenants.   The covenants and obligations in this Agreement and the other Transaction Documents that Remainco, Spinco or the other Spinco Companies are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
6.3Effectiveness of Registration Statements.   (a) The RMT Partner Form S-4 Registration Statement and the Spinco Registration Statement each shall have become effective in accordance with the provisions of the Securities Act and the Exchange Act, respectively; (b) no stop order shall have been issued by the SEC and remain in effect suspending the effectiveness of any such registration statement; (c) no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or be threatened by the SEC with the intention of suspending the effectiveness of any such registration statement; and (d) the applicable notice periods required by applicable stock exchange rules or securities laws shall have expired.
6.4Stockholder Approval.   The issuance of shares of RMT Partner Common Stock pursuant to the Merger shall have been duly approved by the applicable Required RMT Partner Stockholder Vote and the Contemplated Transactions shall have been duly approved by the applicable Required Remainco Stockholder Vote.
6.5Separation and Distributions.   The Internal Restructuring, and the transfer of assets and assumption of liabilities contemplated by, as applicable, the Separation Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement and the Intellectual Property Matters Agreement to occur prior to the Closing, in each case, shall have been consummated in all material respects in accordance with and subject to the terms of this Agreement, the Separation Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement and the Intellectual Property Matters Agreement. The Spinco Contribution and the Distributions shall have been consummated in accordance with the terms of the Separation Agreement and this Agreement. The Transition Services Agreement shall have been executed and delivered by the parties (other than RMT Partner or Merger Sub) thereto.
6.6Cash Payment.   Remainco shall have received the Cash Payment immediately before the Distributions in accordance with the terms of the Separation Agreement.
6.7RMT Partner Special Dividend.   The RMT Partner Board shall, if required pursuant to Section 1.7, have declared the RMT Partner Special Dividend with a record date prior to the Closing Date.
6.8[Intentionally Omitted]

6.9Opinion and Certificates.
(a)RMT Partner and Merger Sub shall have received the following opinions and certificate, each of which shall be in full force and effect and shall not have been withdrawn or rescinded:
(i)a written opinion of Sidley, in form and substance reasonably acceptable to RMT Partner, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code in which no income, gain or loss will be recognized by RMT Partner, Merger Sub, Spinco or the holders of Spinco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of RMT Partner Common Stock) (such opinion, the “RMT Partner Tax Opinion”). In rendering such opinion, Sidley may rely upon customary assumptions and representations reasonably satisfactory to it, including representations set forth in certificates of officers of RMT Partner, Merger Sub, Remainco, and Spinco. Each of RMT Partner, Merger Sub, Remainco and Spinco shall furnish to Sidley any customary representations and covenants reasonable requested in connection with the RMT Partner Tax Opinion;
(ii)an opinion from a nationally recognized valuation firm selected by RMT Partner that (A) immediately following the Distributions, Remainco and its Subsidiaries, on a consolidated basis, will be Solvent, (B) immediately following the RMT Partner Special Dividend, RMT Partner and its Subsidiaries, on a consolidated basis, will be Solvent and (C) immediately following the Merger, RMT Partner and its Subsidiaries, on a consolidated basis, will be Solvent (collectively, the “Solvency Opinions”); and
(iii)a certificate executed by the Chief Executive Officer of Remainco confirming that the conditions set forth in Sections 6.1, 6.2, 6.5 and 6.10 have been duly satisfied.
(b)Remainco and Spinco shall have received the opinion described in Section 7.9(a) and such opinion shall remain in full force and effect and shall not have been withdrawn or rescinded.
6.10No Spinco Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Spinco Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Spinco Material Adverse Effect.
6.11Governmental Approvals.   Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any applicable Consents required under the Competition Laws of the other jurisdictions that are listed at Schedule C (collectively, the “Additional Antitrust Consents”) shall have been obtained and remain in full force and effect. Any applicable Consents required under any FDI Laws of the jurisdictions that are listed at Schedule C as finally determined pursuant to Section 5.4(a) (collectively, the “FDI Consents”) shall have been obtained and remain in full force and effect.
6.12Listing.   The shares of RMT Partner Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.
6.13No Restraints.   No temporary restraining order, preliminary or permanent injunction or other Order preventing the performance of this Agreement or the other Transaction Documents or the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to this Agreement or the other Transaction Documents or Merger or the other Contemplated Transactions that makes consummation of the Merger or the other Contemplated Transactions or the performance of this Agreement or the other Transaction Documents illegal.
6.14No Governmental Litigation.   There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; or (b) seeking actions in connection with the Merger or any of the other Contemplated Transactions that, individually or in the aggregate, would reasonably be expected to result in a Burdensome Condition.

6.15FIRPTA Matters.   No more than thirty (30) days prior to the Closing Date, Remainco shall deliver to RMT Partner a statement described in Section 1.1445-2(c)(3)(i) of the U.S. Treasury Regulations certifying that the interests of Spinco are not U.S. real property interests.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATION OF REMAINCO AND SPINCO
The obligations of Remainco and Spinco to effect the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
7.1Accuracy of Representations.   (a) The representations and warranties of RMT Partner set forth in Section 3.3 (Capitalization) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for in accuracies that are de minimis in the aggregate, (b) the representations and warranties of RMT Partner set forth in Section 3.7(b) (Absence of Certain Changes) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time, (c) the representations and warranties of RMT Partner set forth in Section 3.1(b) (Subsidiaries; Due Organization), Section 3.4 (Authority; Binding Nature of Agreement), Section 3.21 (Ownership of Remainco Common Stock), Section 3.22 (Vote Required), Section 3.23 (Financial Advisor), Section 3.24 (Valid Issuance) and Section 3.25 (Takeover Statutes) shall be true and correct (without giving effect to any qualification as to materiality, RMT Partner Material Adverse Effect or similar qualification set forth therein) in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (d) the other representations and warranties of RMT Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality, RMT Partner Material Adverse Effect or similar qualification set forth therein) individually or in the aggregate, has not had, and would not reasonably be expected to have, a RMT Partner Material Adverse Effect.
7.2Performance of Covenants.   The covenants and obligations in this Agreement and the other Transaction Documents that RMT Partner and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
7.3Effectiveness of Registration Statements.   (a) The RMT Partner Form S-4 Registration Statement and the Spinco Registration Statement each shall have become effective in accordance with the provisions of the Securities Act and the Exchange Act, respectively; (b) no stop order shall have been issued by the SEC and remain in effect suspending the effectiveness of any such registration statement; (c) no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or be threatened by the SEC with the intention of suspending the effectiveness of any such registration statement; and (d) the applicable notice periods required by applicable stock exchange rules or securities laws shall have expired.
7.4Stockholder Approval.   The issuance of shares of RMT Partner Common Stock pursuant to the Merger shall have been duly approved by the applicable Required RMT Partner Stockholder Vote and the Contemplated Transactions shall have been duly approved by the applicable Required Remainco Stockholder Vote.
7.5Separation and Distributions.   The Internal Restructuring, and the transfer of assets and assumption of liabilities contemplated by, as applicable, the Separation Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement and the Intellectual Property Matters Agreement to occur prior to the Closing, in each case, shall have been consummated in all material respects in accordance with and subject to the terms of this Agreement, the Separation Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement and the Intellectual Property Matters Agreement. The Spinco Contribution and the Distributions shall have been consummated in accordance with the terms of the Separation Agreement and this Agreement. The Transition Services Agreement shall have been executed and delivered by the parties (other than RMT Partner or Merger Sub) thereto.

7.6Cash Payment.   Remainco shall have received the Cash Payment immediately before the Distributions in accordance with the terms of the Separation Agreement.
7.7RMT Partner Special Dividend.   The RMT Partner Board shall, if required pursuant to Section 1.7, have declared the RMT Partner Special Dividend with a record date prior to the Closing Date.
7.8[Intentionally Omitted]
7.9Opinion and Certificates.   Remainco shall have received the following opinions and certificate, each of which shall be in full force and effect and shall not have been withdrawn or rescinded.
(a)a written opinion of Morgan Lewis, in form and substance reasonably acceptable to Remainco, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, and based on the Ruling (if received), (i) the Spinco Contribution, taken together with the First Distribution, will qualify as a reorganization pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code, in which no gain or loss is recognized by Intermediateco, except to the extent the Cash Payment exceeds Intermediateco’s adjusted tax basis in the Spinco Common Stock and assuming Remainco transfers to creditors or distributes to shareholders the cash received in the Cash Payment in pursuance of the reorganization within the meaning of Section 361(b)(1) of the Code; (ii) each of the Distributions will qualify for non-recognition of gain and loss pursuant to Sections 355, 361 and/or 368 of the Code, in each case for U.S. federal income tax purposes; and (iii) the Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code in which no income, gain or loss will be recognized by RMT Partner, Merger Sub, Spinco or the holders of Spinco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of RMT Partner Common Stock) (such opinion, the “Remainco Tax Opinion”). In rendering such opinion, Morgan Lewis may rely upon customary assumptions and representations reasonably satisfactory to it, including representations set forth in certificates of officers of RMT Partner, Merger Sub, Remainco and Spinco, and on the Ruling (if received). Each of RMT Partner, Merger Sub, Remainco and Spinco shall furnish to Morgan Lewis any customary representations and covenants reasonable requested in connection with the Remainco Tax Opinion;
(b)the Solvency Opinions; and
(c)a certificate executed by the Chief Executive Officer of RMT Partner confirming that the conditions set forth in Sections 7.1, 7.2 and 7.10 have been duly satisfied.
7.10No RMT Partner Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any RMT Partner Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a RMT Partner Material Adverse Effect.
7.11Governmental Approvals.   Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and the Additional Antitrust Consents and FDI Consents shall have been obtained and remain in full force and effect.
7.12Listing.   The shares of RMT Partner Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.
7.13No Restraints.   No temporary restraining order, preliminary or permanent injunction or other Order preventing the performance of this Agreement or the other Transaction Documents or the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to this Agreement or the other Transaction Documents or Merger or the other Contemplated Transactions that makes consummation of the Merger or the other Contemplated Transactions or the performance of this Agreement or the other Transaction Documents illegal.
7.14No Governmental Litigation.   There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; or (b) seeking actions in connection with the Merger or any of the other Contemplated Transactions that, individually or in the aggregate, would reasonably be expected to result in a Burdensome Condition.

7.15Directors.   Effective as of the Effective Time, the directors to be appointed to the RMT Partner Board pursuant to Section 5.9 shall have been so appointed.
ARTICLE VIII
TERMINATION
8.1Termination.   This Agreement may be terminated prior to the Effective Time (whether before or after the Required RMT Partner Stockholder Vote and/or Required Remainco Stockholder Vote, except as otherwise provided below):
(a)by mutual written consent of RMT Partner and Remainco;
(b)by either RMT Partner or Remainco if the Merger shall not have been consummated by November 15, 2021 (such applicable date, the “End Date”); provided, however, that (i) if, on such date, any or all of the conditions to Closing set forth in Sections 6.11, 6.13 6.14, 7.11, 7.13 or 7.14 shall not have been satisfied but all other conditions to Closing in Articles VI and VII shall have been satisfied (or are capable of being satisfied on such date if the Closing were to occur on such date), then either Remainco or RMT Partner may extend the End Date to February 14, 2022 by delivery of written notice of such extension to the other party, in which case the End Date shall be deemed for all purposes to be such later date; provided, however, that if, on such later date, any or all of the conditions to Closing set forth in Sections 6.11, 6.13, 6.14, 7.11, 7.13 or 7.14 shall not have been satisfied but all other conditions to Closing in Articles VI and 7 shall have been satisfied (or are capable of being satisfied on such date if the Closing were to occur on such later date), then either Remainco or RMT Partner may again extend the End Date to May 14, 2022 by delivery of written notice of such extension to the other party, in which case the End Date shall be deemed for all purposes to be such later date), and (ii) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time (it being understood that RMT Partner and Merger Sub, on the one hand, and Remainco and Spinco, on the other hand, shall each be considered a single party for purposes of this Section 8.1(b));
(c)by either RMT Partner or Remainco if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other Contemplated Transactions or the performance of this Agreement or the other Transaction Documents; provided, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time (it being understood that RMT Partner and Merger Sub, on the one hand, and Remainco and Spinco, on the other hand, shall be considered a single party for purposes of this Section 8.1(c));
(d)by either Remainco or RMT Partner if: (i) the RMT Partner Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and RMT Partner’s stockholders shall have taken a final vote on the issuance of shares of RMT Partner Common Stock pursuant to the Merger and (ii) the issuance of shares of RMT Partner Common Stock pursuant to the Merger shall not have been approved at the RMT Partner Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable Required RMT Partner Stockholder Vote;
(e)by Remainco (at any time prior to the approval of the issuance of shares of RMT Partner Common Stock pursuant to the Merger by the Required RMT Partner Stockholder Vote) if a RMT Partner Triggering Event shall have occurred;
(f)by RMT Partner if: (i) any of Remainco’s or Spinco’s representations and warranties contained in this Agreement shall be inaccurate such that the conditions set forth in Section 6.1 would not then be satisfied or (ii) any of Remainco’s or Spinco’s covenants or obligations contained in this Agreement or the other Transaction Documents shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Remainco’s or Spinco’s representations and warranties (as of the date of this Agreement, or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Remainco or Spinco is curable by Remainco or Spinco by the End Date and Remainco and Spinco are continuing to exercise their reasonable best efforts to cure such inaccuracy or breach, then RMT Partner may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured prior to the earlier of (x) the end of the thirty (30) day period commencing on the date that RMT Partner gives Remainco written notice of such inaccuracy or breach and (y) the date that is three (3) Business Days prior to the End Date;
(g)by Remainco if: (i) any of RMT Partner’s or Merger Sub’s representations and warranties contained in this Agreement shall be inaccurate such that the conditions set forth in Section 7.1 would not then be satisfied or (ii) any of RMT Partner’s or Merger Sub’s covenants or obligations contained in this Agreement or the other Transaction Documents shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of RMT Partner’s or Merger Sub’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by RMT Partner or Merger Sub is curable by RMT Partner or Merger Sub by the End Date and RMT Partner and Merger Sub are continuing to exercise their reasonable best efforts to cure such inaccuracy or breach, then Remainco may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured prior to the earlier of (x) the end of the thirty (30) day period commencing on the date that Remainco gives RMT Partner written notice of such inaccuracy or breach and (y) the date that is three (3) Business Days prior to the End Date;
(h)by RMT Partner (at any time prior to the approval of the Contemplated Transactions by the Required Remainco Stockholder Vote) if a Remainco Triggering Event shall have occurred; or
(i)by either Remainco or RMT Partner if: (i) the Remainco Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Remainco’s stockholders shall have taken a final vote on the approval of the Contemplated Transactions and (ii) the consummation of the Contemplated Transactions shall not have been approved at the Remainco Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable Required Remainco Stockholder Vote.
8.2Effect of Termination.   In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Article IX shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) subject to Section 8.3(d) and Section 8.3(g), the termination of this Agreement shall not relieve any party from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.
8.3Fees and Expenses.
(a)Except as set forth in Section 5.15, this Section 8.3 or otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that RMT Partner and Remainco shall share equally all (i) printing and mailing costs associated with the Spinco Registration Statement, the RMT Partner Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and (ii) SEC filing fees relating to the Contemplated Transactions. For the avoidance of doubt, all fees and expenses incurred by the Spinco Companies in connection with this Agreement and the Contemplated Transactions (other than those incurred in respect of the Spinco Financing) shall be deemed to be Liabilities of Remainco.
(b)In the event that:
(i)this Agreement is terminated by Remainco pursuant to Section 8.1(e); or

(ii)this Agreement is terminated by RMT Partner or Remainco pursuant to Section 8.1(d), and (A) after the date of this Agreement but before the RMT Partner Stockholders’ Meeting a bona fide Acquisition Proposal with respect to RMT Partner shall have been made or shall have been publicly announced to or shall have become publicly known by the shareholders of RMT Partner generally, and (B) within twelve (12) months after such termination RMT Partner shall have entered into a definitive agreement to consummate, or shall have consummated, any Acquisition Proposal; provided, for purposes of this Section 8.3(b)(ii), all references in the definition of Acquisition Proposal to 20% shall instead refer to 50%;
then RMT Partner shall pay to Remainco, in cash by wire transfer of same-day funds, (1) in the case of a fee payable pursuant to clause (b)(i), within three Business Days after termination of this Agreement; and (2) in the case of a fee payable pursuant to clause (b)(ii) above, upon the consummation of such Acquisition Proposal, a nonrefundable fee in the amount of $150,000,000 (the “RMT Partner Termination Fee”). Notwithstanding anything to the contrary contained herein, the rights of Remainco under this Section 8.3 are independent of and in addition to such rights and remedies Remainco may have under Section 9.5 or at law, in equity, in contract, in tort or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto. For the avoidance of doubt, Remainco may simultaneously pursue (i) a grant of specific performance pursuant to Section 9.5, (ii) its rights and remedies at law, in equity, in contract, in tort or otherwise, and (iii) payment of the RMT Partner Termination Fee pursuant to Section 8.3(b).
(c)In the event that:
(i)this Agreement is terminated by RMT Partner pursuant to Section 8.1(h); or
(ii)this Agreement is terminated by RMT Partner or Remainco pursuant to Section 8.1(i), and (A) after the date of this Agreement but before the Remainco Stockholders’ Meeting a bona fide Acquisition Proposal with respect to Spinco or Remainco shall have been made or shall have been publicly announced to or shall have become publicly known by the stockholders of Remainco generally, and (B) within twelve (12) months after such termination Remainco shall have entered into a definitive agreement to consummate, or shall have consummated, any Acquisition Proposal; provided, for purposes of this Section 8.3(c)(ii), all references in the definition of Acquisition Proposal to 20% shall instead refer to 50%;
then Remainco shall pay to RMT Partner, in cash by wire transfer of same-day funds, (1) in the case of a fee payable pursuant to clause (c)(i), within three Business Days after termination of this Agreement; and (2) in the case of a fee payable pursuant to clause (c)(ii) above, upon the consummation of such Acquisition Proposal, a nonrefundable fee in the amount of $150,000,000 (the “Remainco Termination Fee”). Notwithstanding anything to the contrary contained herein, the rights of RMT Partner under this Section 8.3 are independent of and in addition to such rights and remedies RMT Partner may have under Section 9.5 or at law, in equity, in contract, in tort or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto. For the avoidance of doubt, RMT Partner may simultaneously pursue (i) a grant of specific performance pursuant to Section 9.5, (ii) its rights and remedies at law, in equity, in contract, in tort or otherwise, and (iii) payment of the Remainco Termination Fee pursuant to Section 8.3(c).
(d)In the event that:
(i)Remainco shall be entitled to receive the RMT Partner Termination Fee pursuant to this Section 8.3, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by Remainco in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that if actually paid in full, the RMT Partner Termination Fee shall represent the sole and exclusive remedy of Remainco and its Affiliates in the circumstances in which it is payable and Remainco and its Affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against RMT Partner or its Affiliates or any Financing Source, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against RMT Partner (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of the RMT Partner Companies) or any Financing Source in connection with or arising out of the termination of this Agreement, any breach (whether such breach is intentional, unintentional, willful or otherwise) of or by RMT Partner or Merger Sub giving rise to such termination, the failure of the Merger and the other Contemplated Transactions to be consummated, the failure by RMT Partner or Merger Sub to perform under this Agreement or failure by RMT Partner or Merger Sub to perform any obligation under Legal Requirement (in each case, whether such failure is intentional, unintentional, willful or otherwise).
(ii)RMT Partner shall be entitled to receive the Remainco Termination Fee pursuant to this Section 8.3, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by RMT Partner in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that if actually paid in full, the Remainco Termination Fee shall represent the sole and exclusive remedy of RMT Partner and its Affiliates in the circumstances in which it is payable and RMT Partner and its Affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against Remainco or its Affiliates or any Financing Source, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against Remainco (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of the Remainco Companies) or any Financing Source in connection with or arising out of the termination of this Agreement, any breach (whether such breach is intentional, unintentional, willful or otherwise) of or by Remainco or Spinco giving rise to such termination, the failure of the Merger and the other Contemplated Transactions to be consummated, the failure by Remainco or Spinco to perform under this Agreement or failure by Remainco or Spinco to perform any obligation under Legal Requirement (in each case, whether such failure is intentional, unintentional, willful or otherwise).
(e)If:
(i)RMT Partner fails to pay when due any amount payable by RMT Partner under this Section 8.3, then: (i) RMT Partner shall reimburse Remainco for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Remainco of its rights under this Section 8.3 and (ii) RMT Partner shall pay to Remainco interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (A) 300 basis points over the “prime rate” (as published by the Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid or (B) the maximum rate permitted by applicable Legal Requirement.
(ii)Remainco fails to pay when due any amount payable by Remainco under this Section 8.3, then: (i) Remainco shall reimburse RMT Partner for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by RMT Partner of its rights under this Section 8.3 and (ii) Remainco shall pay to RMT Partner interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (A) 300 basis points over the “prime rate” (as published by the Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid or (B) the maximum rate permitted by applicable Legal Requirement.

(f)Notwithstanding anything to the contrary contained in this Agreement, (i) RMT Partner in no event shall be obligated to pay the RMT Partner Termination Fee more than once, regardless of the number of agreements and occurrences that would otherwise result in multiple payments thereof and (ii) Remainco in no event shall be obligated to pay the Remainco Termination Fee more than once, regardless of the number of agreements and occurrences that would otherwise result in multiple payments thereof.
(g)Without limiting the rights of RMT Partner and Spinco under the RMT Partner Commitment Letter or Spinco Commitment Letter, or of RMT Partner, Spinco or any of their respective Subsidiaries under any RMT Partner Financing Agreement or Spinco Financing Agreements and notwithstanding anything to the contrary contained in this Agreement, Remainco agrees that none of (i) the RMT Partner Financing Sources or Spinco Financing Sources or (ii) any of the respective Affiliates of such Financing Sources or any of such Financing Sources’ or their respective Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, agents, officers, directors, employees, accountants, advisors, or representatives or any of their respective successors or assigns (the Persons referred to in this clause (ii) being collectively referred to as the “Financing Source Related Parties”) shall have any liability or obligation to Remainco, its stockholders or its Affiliates (other than Spinco) relating to this Agreement or any of the transactions contemplated hereby (including the RMT Partner Financing and the Spinco Financing), whether at law, in equity, in contract, in tort or otherwise.
(h)Without limiting the rights of Remainco under the Remainco Commitment Letter or of RMT Partner, Spinco, Remainco or any of their respective Subsidiaries under any Financing Agreements and notwithstanding anything to the contrary contained in this Agreement, each of RMT Partner and Spinco agrees that none of (i) the Remainco Financing Sources or (ii) any of the Remainco Financing Sources’ Financing Source Related Parties shall have any liability or obligation to RMT Partner, Spinco, their respective stockholders or their respective Affiliates (other than Remainco) relating to this Agreement or any of the transactions contemplated hereby (including the Remainco Financing), whether at law, in equity, in contract, in tort or otherwise.
ARTICLE IX
MISCELLANEOUS PROVISIONS
9.1Amendment.   This Agreement may be amended with the approval of the respective RMT Partner Board and Remainco Board at any time prior to the Effective Time (whether before or after obtaining the Required RMT Partner Stockholder Vote and/or the Required Remainco Stockholder Vote); provided, however, that, after obtaining any such approval, no amendment shall be made which by law or regulation of the New York Stock Exchange requires further approval of RMT Partner’s stockholders or Remainco’s stockholders, as applicable, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the parties hereto. Notwithstanding anything to the contrary contained in this Agreement, the second sentence of Section 8.3(d)(i), the second sentence of Section 8.3(d)(ii), Section 8.3(g), Section 8.3(g), Section 9.2(c), the last sentence of Section 9.5, the last sentence of Section 9.7 and this sentence (and the definitions related thereto and any other provision of this Agreement to the extent that an amendment, supplement or other modification of such provision would modify the substance of the foregoing specified provisions) may not be amended, supplemented or otherwise modified in any manner that is adverse in any material respect to any Financing Source or any of its Financing Source Related Parties without the prior written consent of such Financing Source.
9.2Waiver.
(a)No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party would otherwise have.

(b)No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by a duly authorized officer on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
(c)Notwithstanding anything to the contrary contained in this Agreement, the second sentence of Section 8.3(d)(i), the second sentence of Section 8.3(d)(ii), Section 8.3(g), Section 8.3(h), the last sentence of Section 9.1, the last sentence of Section 9.5, the last sentence of Section 9.7), and this sentence (and the definitions related thereto and any other provision of this Agreement to the extent that a waiver of such provision would modify the substance of the foregoing specified provisions) may not be waived in any manner that is adverse in any material respect to any Financing Source or any of its Financing Source Related Parties without the prior written consent of such Financing Source.
9.3No Survival of Representations, Warranties and Agreements.   The covenants and agreements that by their terms are to be performed following the Closing pursuant to this Agreement, the Separation Agreement or any other Transaction Document shall survive the Closing in accordance with their terms, and all other covenants and agreements herein and therein, including the covenants and agreements that by their terms are to be performed at or prior to the Closing, shall terminate and shall not survive the Closing. None of the representations and warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.
9.4Entire Agreement; Counterparts; Exchanges by Facsimile.   This Agreement, the Separation Agreement and the other Transaction Documents, including the schedules, exhibits and amendments hereto and the other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, the other party shall re-execute original forms thereof and deliver them to the requesting party. No party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such party forever waives any such defense.
9.5Applicable Law; Jurisdiction; Specific Performance; Remedies.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Notwithstanding the foregoing, all matters relating to the fiduciary duties of the RMT Partner Board shall be governed and construed in accordance with the Legal Requirements of the State of Wisconsin without regard to the conflicts of Legal Requirement thereof that would require the application of the Legal Requirement of any other jurisdiction. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirement, the Court of Chancery does not have subject matter jurisdiction over such matter, in any federal court in the State of Delaware or, if under applicable Legal Requirement, neither such court has subject matter jurisdiction over such matter, in any other state court in the State of Delaware, and in each case any appellate court with jurisdiction therefrom (the “Chosen Courts”); (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other proceeding is improper; or (z) this Agreement, the other Transaction Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document in accordance with the provisions of Section 9.8 will be effective service of process for any claim, action, suit or other proceeding in Chosen Courts with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that: (i) it will not bring or support any legal proceeding against the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, including any dispute relating to any Financing, in any forum other than the United States federal court located in, or if that court does not have subject matter jurisdiction, in any New York state court located in, the Borough of Manhattan in the City of New York, New York; (ii) all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, including any claims or causes of action relating to any Financing, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; (iii) it will not bring or permit any of its controlled Affiliates to bring or support anyone else in bringing any such legal action in any other court; and (iv) the provisions of this Section 9.5 relating to the waiver of jury trial shall apply to any legal proceeding described in clause (i) of this sentence.
9.6Disclosure Letters.   The Remainco Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article II. The RMT Partner Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article III. For purposes of this Agreement: (a) each statement or other item of information set forth in the Remainco Disclosure Letter is intended only to qualify and limit the representations, warranties, covenants and agreements of Remainco and Spinco contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements and (b) each statement or other item of information set forth in the RMT Partner Disclosure Letter is intended only to qualify and limit the representations, warranties, covenants and agreements of RMT Partner and Merger Sub contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements. The Remainco Disclosure Letter and RMT Partner Disclosure Letter shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made without the prior written consent of Remainco and RMT Partner. Any purported update or modification to the Remainco Disclosure Letter or RMT Partner Disclosure Letter after the date hereof without the prior written consent of the other party shall be disregarded.
9.7Assignability; No Third Party Rights.   This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect, except that Remainco or RMT Partner may assign all or any portion of its rights or obligations to any of its Financing Sources pursuant to the terms of the applicable Financing for purposes of creating a security interest herein or otherwise assigning as collateral security in respect of such Financing. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything in this Agreement to the contrary, the (i) Financing Sources shall be third-party beneficiaries of the second sentence of Section 8.3(d)(i), the second sentence of Section 8.3(d)(ii), Section 8.3(g), Section 8.3(h), the last sentence of Section 9.1, Section 9.2(c), the last sentence of Section 9.5 and this sentence and (ii) the D&O Indemnitees shall be third-party beneficiaries of Section 5.17 and this sentence.
9.8Notices.   All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Central Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that notices delivered pursuant to Section 8.1(b) for purposes of extending the End Date may be delivered on non-Business Days; provided further that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
if to RMT Partner or Merger Sub:
Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Attention: Thomas E. Valentyn, Vice President, General Counsel and Secretary
Email: [Redacted]
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Scott R. Williams and Christopher R. Hale
Fax: (312) 853-7036
Email: swilliams@sidley.com and chale@sidley.com
if to Remainco or Spinco:
Rexnord Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Patricia M. Whaley, Vice President, General Counsel & Secretary
Email: [Redacted]
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson and Andrew L. Milano
Phone: (212) 309-7092 and (212) 309-6252
Fax: (212) 309-6001
Email: alec.dawson@morganlewis.com and andrew.milano@morganlewis.com
and
Richards, Layton & Finger, P.A.
920 North King Street

P.O. Box 551
Wilmington, DE 19801
Attention: Mark Gentile and Stephanie Norman
Phone: (302) 651-7722 and (302) 651-7756
Email: gentile@rlf.com and norman@rlf.com
9.9Cooperation.   Following the Closing, RMT Partner and Merger Sub, on the one hand, and Remainco and Spinco, on the other hand, agree to cooperate fully with Remainco and Spinco and RMT Partner and Merger Sub, respectively, and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
9.10Severability.   Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
9.11No Presumption Against Drafting Party.   Each of Remainco, Spinco, RMT Partner and Merger Sub acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the Contemplated Transactions. Accordingly, any rule that would require interpretation of any claimed ambiguities in this Agreement or any of the other Transaction Documents against the drafting party has no application and is expressly waived.
9.12Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(e)As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”
(f)As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.
(g)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(h)The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(i)Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
REGAL BELOIT CORPORATION
By:
/s/ Louis V. Pinkham

Name: Louis V. Pinkham
Title:   Chief Executive Officer
PHOENIX 2021, INC.
By:
/s/ Louis V. Pinkham

Name: Louis V. Pinkham
Title:    President
REXNORD CORPORATION
By:
/s/ Todd A. Adams

Name: Todd A. Adams
Title:    President and Chief Executive Officer
LAND NEWCO, INC.
By:
/s/ Todd A. Adams

Name: Todd A. Adams
Title:    President
[Signature page to Agreement and Plan of Merger]

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of this Agreement (including this Exhibit A):
“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by RMT Partner to Remainco or Spinco or by Remainco to RMT Partner) that would reasonably be expected to lead to an Acquisition Proposal.
“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by RMT Partner to Remainco or Spinco or by Remainco to RMT Partner) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving, directly or indirectly: (a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 20% or more of any class of equity or voting securities of such Entity or the Entity resulting from such transaction or the parent of such Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of such Entity; or (iii) in which such Entity issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Entity; (b) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such Entity or its Subsidiaries that constitute or account for 20% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 20% or more of the fair market value of the consolidated assets of such Entity and its Subsidiaries, taken as a whole; (c) any issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of such Entity; or (d) any liquidation or dissolution of such Entity.
An “Affiliate” of any Person shall mean any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and, for the purposes of this definition only, “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.
A “Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirement to be closed in the State of Wisconsin.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, and any similar state or local Legal Requirement.
“Code” shall have the meaning set forth in the Tax Matters Agreement.
“Collective Bargaining Agreement” shall mean any collective bargaining agreements, Contracts, memoranda of understanding, side letter agreements, works council and any other staff representation agreement, or similar agreements and understandings with any labor organization, labor union, works council, employee association or other employee representative.
“Commitment Letters” shall mean the RMT Partner Commitment Letter, the Remainco Commitment Letter and the Spinco Commitment Letter.

Exhibit A-1

“Competition Laws” shall mean applicable supranational, national, federal, state, provincial or local Legal Requirement designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the Merger and the other transactions contemplated by this Agreement.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of October 27, 2020, between Remainco and RMT Partner.
“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contemplated Transactions” shall mean the Merger, the Spinco Contribution, the Internal Restructuring, the RMT Partner Special Dividend, the Cash Payment, the Distributions and the other transactions contemplated by the Transaction Documents; provided, however, where such term is used in connection with the approval of the Contemplated Transactions by Remainco’s stockholders such term shall be deemed to refer to the Contemplated Transactions to be submitted to a vote of Remainco’s stockholders in the Joint Proxy Statement/Prospectus.
“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
“Data Breach” shall mean any unauthorized Processing of Spinco Company Data or Spinco IT Systems, or RMT Partner Company Data or RMT Partner IT Systems, as applicable, or any other data security incident requiring notification to any Person or Governmental Body under Spinco Privacy Requirements or RMT Partner Privacy Requirements, as applicable.
“Derivative” shall mean: (i) any derivative work (as defined in Section 101 of the U.S. Copyright Act) of any copyrighted work and (ii) any improvement, modification, alteration, adaptation, enhancement or new version of any technology.
“DGCL” shall mean the Delaware General Corporation Law.
“Distribution Date” shall have the meaning set forth in the Separation Agreement.
“Distributions” shall have the meaning set forth in the Separation Agreement.
“DOL” shall mean the U.S. Department of Labor.
“Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the date hereof, by and among Remainco, Spinco and RMT Partner and attached to the Separation Agreement.
“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
“Environmental Laws” shall mean any applicable Legal Requirement relating to pollution or the protection of the environment, natural resources or human health and safety (in respect of exposure to Hazardous Materials), including any Legal Requirement relating to the use, treatment, storage, transportation, handling, manufacturing, processing, disposal, Release or threatened Release of, or exposure to, Hazardous Materials.

Exhibit A-2

“Environmental Liabilities” shall mean any claims, demands, liabilities or obligations under or pursuant to Environmental Law, whether contingent or fixed, actual or potential, including any claims, demands, liabilities or obligations arising out of or based on the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or any actual or alleged violation of or non-compliance with any Environmental Law.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
“Existing Remainco Credit Agreement” shall mean the Third Amended and Restated First Lien Credit Agreement, dated as of August 21, 2013, among, inter alios, RBS Global, Inc., Rexnord LLC, the lenders party thereto from time to time and Credit Suisse AG, as administrative agent, as amended, restated, amended and restated supplemented or otherwise modified from time to time.
“Existing Remainco Indenture” shall mean that certain Indenture, dated as of December 7, 2017, among, inter alios, RBS Global, Inc., Rexnord LLC, the guarantors party thereto from time to time, and Wells Fargo Bank, National Association, as trustee.
“Existing Remainco Securitization Facility” shall mean (a) that certain Amended and Restated Receivables Sale and Servicing Agreement, dated as of September 25, 2020, by and among Rexnord Industries, LLC, Rexnord Funding LLC and the other parties thereto, as amended, restated, amended and restated supplemented or otherwise modified from time to time and (b) that certain Receivables Funding and Administration Agreement, dated as of September 25, 2020, by and among Rexnord Funding LLC, Mizuho Bank, Ltd. and the other parties thereto, as amended, restated, amended and restated supplemented or otherwise modified from time to time.
“Export Control Laws” shall mean (a) U.S. export and anti-boycott laws, and regulations implemented thereunder, including the Arms Export Control Act of 1976 (22 U.S. Code Ch. 39), the Export Administration Act of 1979 (50 U.S. Code §§ 2401 et. seq.), the Export Administration Regulations (15 C.F.R. Part 730 et. seq.), the Export Control Reform Act of 2018 (50 U.S. Code §§ 4801-4852), the International Traffic in Arms Regulations (22 C.F.R. Part 120), et. seq.) and (b) export control programs and regulations administered by the United Nations Security Council, the European Union and its Member States, the United Kingdom and relevant Governmental Bodies in other applicable jurisdictions.
“FDI Laws” shall mean applicable supranational, national, federal, state, provincial or local Legal Requirement designed or intended to prohibit, restrict or regulate investment made by any Person into business interests located in a foreign country.
“Financings” means collectively the RMT Partner Financing, the Remainco Financing and the Spinco Financing
“Financing Sources” means the RMT Partner Financing Sources, the Remainco Financing Sources and the Spinco Financing Sources.
“First Distribution” shall have the meaning set forth in the Separation Agreement.
“Former Spinco Employee” means “Spinco Former Employee,” as such term is defined in the Employee Matters Agreement.
“GAAP” shall mean generally accepted accounting principles in the United States.
“Government Bid” shall mean any offer to sell made by the Spinco Companies or the RMT Partner Companies, as applicable, prior to the Closing Date which, if accepted, would result in a Government Contract and for which an award has not been made thirty (30) days or more prior to the date of this Agreement.
“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement or other similar arrangement of any kind, between the Spinco Companies or the RMT Partner Companies, as applicable, on one hand, and (i) any Governmental Body; (ii) any prime contractor of a Governmental

Exhibit A-3

Body in its capacity as a prime contractor; or (iii) any subcontractor at any tier with respect to a contract with a Governmental Body if such subcontractor is acting in its capacity as a subcontractor, on the other hand.
“Governmental Approvals” shall have the meaning set forth in the Separation Agreement.
“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the New York Stock Exchange).
“Hazardous Materials” shall mean any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, per- and polyfluoroalkyl substances, hazardous or toxic substances and any other chemical, material, substance or waste that is regulated or may form the basis of liability under any Environmental Law.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Import Laws” shall mean all Legal Requirement related to the import of merchandise and duties applied upon the import of merchandise, such as antidumping and countervailing duties, as well as related special programs administered by relevant customs and tax authorities, such as maquiladora programs, implemented and administered by U.S. Customs and Border Protection and the U.S. Department of Commerce, and similar relevant Governmental Bodies in other applicable jurisdictions.
“Indebtedness” shall have the meaning set forth in the Separation Agreement; provided, however, for purposes of this Agreement Indebtedness shall not include any Indebtedness solely between one or more Spinco Companies.
“Information” shall mean information in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.
“Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement among Remainco, Spinco and RMT Partner, dated as of the date hereof and attached to the Separation Agreement.
“Intellectual Property Rights” shall have the meaning of “Intellectual Property” set forth in the Separation Agreement.
“Internal Restructuring” shall have the meaning set forth in the Separation Agreement.
“IRS” shall have the meaning set forth in the Tax Matters Agreement.
“Joint Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent to (i) RMT Partner’s stockholders in connection with the RMT Partner Stockholders’ Meeting and (ii) Remainco’s stockholders in connection with the Remainco Stockholders’ Meeting.
“Knowledge of Remainco” or a similar phrase shall mean the actual knowledge of the Persons set forth on Schedule A.

Exhibit A-4

“Knowledge of RMT Partner” or a similar phrase shall mean the actual knowledge of the Persons set forth on Schedule B.
“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Legal Requirement” shall mean any federal, state, local, municipal, agency, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, Order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange).
“Lenders” shall mean the Remainco Financing Lenders, Spinco Financing Lenders and the RMT Partner Financing Lenders.
“Liabilities” shall have the meaning set forth in the Separation Agreement.
“Made Available” or “Make Available” shall mean that: (a) with respect to any information, document or other material to which Remainco has given RMT Partner or its Representatives access: either (x) (i) such information, document or material was made available by Remainco for review by RMT Partner or RMT Partner’s Representatives at least twenty-four (24) hours prior to the execution of this Agreement in the virtual data room maintained by Remainco on the data site from Intralinks, Inc. in connection with the Contemplated Transactions (it being understood that a document that was only made available for review in the virtual data room in the twenty-four (24) hours prior to the execution of this Agreement shall only be deemed to have been made available if Remainco shall have promptly notified RMT Partner or its outside legal counsel that such document was uploaded into the virtual data room) and (ii) RMT Partner or RMT Partner’s Representatives had access to such information, document or material throughout such period of time or (y) that such information was filed by Remainco with the SEC prior to the date of this Agreement and was, as of the date of this Agreement, publicly available on the SEC’s EDGAR database and (b) with respect to any information, document or other material to which RMT Partner has given Remainco or its Representatives access: either (x) (i) such information, document or material was made available by RMT Partner for review by Remainco or Remainco’s Representatives at least twenty-four (24) hours prior to the execution of this Agreement in the virtual data room maintained by RMT Partner on the data site from Intralinks, Inc. in connection with the Contemplated Transactions (it being understood that a document that was only made available for review in the virtual data room in the twenty-four (24) hours prior to the execution of this Agreement shall only be deemed to have been made available if RMT Partner shall have promptly notified Remainco or its outside legal counsel that such document was uploaded into the virtual data room) and (ii) Remainco and Remainco’s Representatives had access to such information, document or material throughout such period of time or (y) that such information was filed by RMT Partner, with the SEC prior to the date of this Agreement and was, as of the date of this Agreement, publicly available on the SEC’s EDGAR database. As used in this definition of “Made Available,” the term “file” and variations thereof shall be construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.
“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.
“Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

Exhibit A-5

“Order” shall mean any order, writ, injunction, judgment or decree of a Governmental Body of competent jurisdiction.
“Organizational Documents” shall mean (a) with respect to any corporation, its articles or certificate of incorporation and bylaws; (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance; (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.
“Owned Spinco IP” shall mean all Spinco IP that is owned or purported to owned by Spinco or any of its Subsidiaries.
“Owned Real Property” shall mean all Spinco, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto that is owned.
“Permitted Encumbrances” shall mean (i) any lien for current taxes not yet due and payable as of the Closing Date or that are being contested in good faith and for which appropriate reserves have been established to the extent required by GAAP; (ii) zoning, building codes and other Spinco use Legal Requirement regulating the use or occupancy of any real property or the activities currently conducted thereon that are imposed by any Governmental Body that do not or would not materially impair the use or occupancy of such real property in the operation of the business as currently conducted thereon; (iii) easements, covenants, conditions, restrictions and other similar matters affecting title to any real property that do not or would not materially impair the use or occupancy of such real property in the operation of the business as currently conducted thereon; (iv) licenses granted in the ordinary course of business; (v) solely with respect to the Spinco Companies, liens described in Section 2.6(a) of the Remainco Disclosure Letter, and solely with respect to the RMT Partner Companies, liens described in Section 3.6 of the RMT Partner Disclosure Letter; and (vi) Encumbrances that affect the underlying fee interest of any leased real property.
“Person” shall mean any individual, Entity or Governmental Body.
“Personal Data” shall mean information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including: (a) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by Spinco Privacy Requirements or RMT Partner Privacy Requirements, as applicable; or (c) any other information that allows the identification of a natural person.
“Processing”, “Process” or “Processed” shall mean any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification or any other processing (as defined by Spinco Privacy Requirements or RMT Partner Privacy Requirements, as applicable) of such Spinco Company Data or Spinco IT Systems, or RMT Partner Company Data or RMT Partner IT Systems, as applicable.
“Proprietary Spinco Product” shall have the meaning set forth in the definition of “Spinco Products.”
“Qualified Spinco Common Stock” means Spinco Common Stock that was not acquired directly or indirectly pursuant to the plan (or series of related transactions) which includes the Distributions (within the meaning of Section 355(e) of the Code); provided, however, that for the avoidance of doubt, Spinco Common Stock actually acquired in the Distributions shall be Qualified Spinco Common Stock unless

Exhibit A-6

acquired with respect to or in exchange for Remainco Common Stock that was acquired as part of such a plan (or series of related transactions) which includes the Distributions (within the meaning of Section 355(e) of the Code).
“Real Estate Matters Agreement” shall mean the Real Estate Matters Agreement between Remainco, Spinco and RMT Partner, dated as of the date hereof and attached to the Separation Agreement.
“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, internet domain names and registered trademarks and all applications for any of the foregoing.
“Release” shall mean any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, or groundwater.
“Remainco Affiliate” shall mean any trade or business (whether or not incorporated) that would be treated together with any of the Spinco Companies as a “single employer” within the meaning of Section 4001 of ERISA or Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.
“Remainco Benefit Plan” shall mean (i) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) and (ii) each other employment, individual consulting, compensation, bonus, commission, incentive, severance or redundancy, termination pay, retention, transaction bonus, change in control, Tax gross-up, relocation, repatriation, expatriation, deferred compensation, profit-sharing, stock option, phantom stock option, restricted stock, stock unit, stock appreciation right or other stock-related award, health or welfare benefit, death benefit, disability benefit, perquisite, fringe benefit, sick pay, paid time off, vacation pay, leave of absence or retirement benefit plan, program, policy, practice or Contract, in each case whether or not in writing and whether or not funded, that either (a) is maintained or contributed to, or required to be maintained or contributed to, by Remainco or any of its Subsidiaries or with respect to which Remainco or any of its Subsidiaries is a party, in each case, for the benefit of any Spinco Employee or Former Spinco Employee or (b) with respect to which any of the Spinco Companies has or may incur or become subject to any liability or obligation; provided, however, that in no event shall any Remainco Governmental Plan be considered to be a Remainco Benefit Plan.
“Remainco Commitment Letter” shall mean an executed commitment letter, including (a) all exhibits, schedules, annexes, joinders and amendments to such letter in effect as of the date of this Agreement; and (b) any associated fee letter in customarily redacted form, in each case, by and between Remainco (or any Subsidiary thereof (other than the Spinco Companies), if applicable) and the financing sources party thereto (together with all additional lenders and financing sources joined to the Remainco Commitment Letter, the “Remainco Financing Lenders”), pursuant to which, among other things, the Remainco Financing Lenders have committed to provide Remainco with financing in the amount set forth therein (the “Remainco Financing”) for purposes of repaying the Remainco Debt Facilities.
“Remainco Common Stock” shall mean the common stock, $0.01 par value per share, of Remainco.
“Remainco Companies” shall mean Remainco and each of its Subsidiaries.
“Remainco Debt Facilities” shall mean the Existing Remainco Credit Agreement, the Existing Remainco Securitization Facility and the Existing Remainco Indenture.
“Remainco Disclosure Letter” shall mean the Remainco Disclosure Letter that has been prepared by Remainco in accordance with the requirements of Section 9.6 of this Agreement and that has been delivered by Remainco to RMT Partner concurrently with the execution of this Agreement.
“Remainco Equity Award” shall mean any outstanding Remainco Option, Remainco Phantom Option, Remainco RSU or Remainco PSU, or any other outstanding stock option, restricted stock, restricted stock unit or other equity award with respect to the equity interests of Remainco or any Remainco Affiliate.

Exhibit A-7

“Remainco Equity Plan” shall mean (i) the 2006 Stock Option Plan of Remainco, (ii) the Remainco 2012 Performance Incentive Plan, (iii) the Remainco Performance Incentive Plan, as amended and restated effective May 18, 2016, and (iv) the Remainco Performance Incentive Plan, as amended and restated on July 25, 2019.
“Remainco Financing Lenders” shall have the meaning set forth in the definition of “Remainco Commitment Letter.”
“Remainco Financing Sources” means the Persons, including the Lenders, that have committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Remainco or any of its Affiliates in connection with, or that are otherwise acting as arrangers, bookrunners, underwriters, initial purchasers, placement agents, administrative or collateral agents, trustees or similar representatives in respect of, all or any part of the Remainco Financing.
“Remainco Governmental Plan” shall mean any governmental or statutory plan, program or arrangement (including, without limitation, statutory severance, minimum wage and workers’ compensation requirements), as to which Remainco or any Remainco Affiliate contributes, has an obligation to contribute, or otherwise has any liability for the benefit of any Spinco Employee.
“Remainco Options” shall mean each option to purchase shares of Remainco Common Stock from Remainco, whether granted by Remainco pursuant to a Remainco Equity Plan, assumed by Remainco in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.
“Remainco Phantom Option” shall mean an award designated as a “phantom stock option” under any of the Remainco Equity Plans before the Separation Effective Time (as such term is defined in the Separation Agreement).
“Remainco PSU” shall mean each performance stock unit representing the right to vest in and be issued shares of Remainco Common Stock, whether granted by Remainco pursuant to a Remainco Equity Plan, assumed by Remainco in connection with any merger, acquisition or similar transaction or otherwise issued or granted, and which vests based in whole or in part on the achievement of specified performance objectives.
“Remainco RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Remainco Common Stock by Remainco, whether granted by Remainco pursuant to a Remainco Equity Plan, assumed by Remainco in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested (which, for the avoidance of doubt, excludes any Remainco PSUs).
“Remainco SEC Documents” shall mean all registration statements, proxy statements, Remainco certifications and other statements, reports, schedules, forms and other documents filed by Remainco with the SEC, including all amendments thereto, since January 1, 2019.
“Remainco Superior Proposal” shall mean an unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of Remainco Common Stock or at least a majority of the assets of Remainco (whether through a tender offer, merger or otherwise), that is determined by the Remainco Board, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account such factors that the Remainco Board determines to be relevant, including the terms and conditions of the offer, including the likelihood and anticipated timing of consummation and other relevant information, (i) to be more favorable, from a financial point of view, to Remainco’s stockholders than the Contemplated Transactions and (ii) to be reasonably likely to be completed, taking into account such factors that the Remainco Board determines to be relevant, including any financing and approval requirements and other financial, legal, regulatory and other aspects of such proposal that the Remainco Board determines to be relevant, including whether financing, if a cash transaction (in whole or part), is then fully committed.
A “Remainco Triggering Event” shall be deemed to have occurred if (a) the Remainco Board shall have effected a Remainco Change in Recommendation; (b) the Remainco Board shall have adopted, approved,

Exhibit A-8

endorsed, declared advisable or recommended to Remainco’s stockholders an Acquisition Proposal other than the Contemplated Transactions; (c) the Remainco Board shall have failed to publicly reaffirm its recommendation of this Agreement within five (5) Business Days following receipt of a written request by RMT Partner to provide such reaffirmation after an Acquisition Proposal shall have been publicly disclosed or shall have become publicly known (provided that RMT Partner may only make such request once with respect to any Acquisition Proposal and once with respect to each material amendment to any Acquisition Proposal; (d) Remainco shall have failed to include in the Joint Proxy Statement/Prospectus the Remainco Board Recommendation or included in the Joint Proxy Statement/Prospectus any proposal to vote upon or consider any Acquisition Proposal other than the Contemplated Transactions; (e) Remainco or any of its Subsidiaries shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Transaction; or (f) the Remainco Board shall have failed to recommend against a competing tender offer or exchange offer for twenty percent (20%) or more of the outstanding capital stock of Remainco within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).
“Representatives” shall mean with respect to an Entity, the directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives of such Entity.
“RMT Partner Affiliate” shall mean any trade or business (whether or not incorporated) that would be treated together with any of the RMT Partner Companies as a “single employer” within the meaning of Section 4001 of ERISA or Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.
“RMT Partner Asbestos Liability” means any liability or obligation related to asbestos or silica-containing products actually or allegedly manufactured, marketed, distributed or sold by RMT Partner, any of its Subsidiaries (including the RMT Partner Companies) or the RMT Partner Business or any of their respective predecessors prior to the Closing and arising out of asbestos or silica actually or allegedly contained in such products.
“RMT Partner Associate” shall mean any current or former officer, employee, independent contractor, consultant or director, of or to any of the RMT Partner Companies or of or to any RMT Partner Affiliate.
“RMT Partner Benefit Plan” shall mean (i) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) and (ii) each other employment, individual consulting, compensation, bonus, commission, incentive, severance or redundancy, termination pay, retention, transaction bonus, change in control, Tax gross-up, relocation, repatriation, expatriation, deferred compensation, profit-sharing, stock option, phantom stock option, restricted stock, stock unit, stock appreciation right or other stock-related award, health or welfare benefit, death benefit, disability benefit, perquisite, fringe benefit, sick pay, paid time off, vacation pay, leave of absence or retirement benefit plan, program, policy, practice or Contract, in each case whether or not in writing and whether or not funded, that either (a) is maintained or contributed to, or required to be maintained or contributed to, by any of the RMT Partner Companies, or with respect to which any of the RMT Partner Companies is a party, in each case, for the benefit of any current or former RMT Partner Employee or (b) with respect to which any of the RMT Partner Companies has or may incur or become subject to any liability or obligation; provided, however, that in no event shall any RMT Partner Governmental Plan be considered to be a RMT Partner Benefit Plan.
“RMT Partner Board” shall mean RMT Partner’s board of directors.
“RMT Partner Business” shall mean the business of RMT Partner and/or any of the RMT Partner Companies, taken as a whole.
“RMT Partner Commitment Letter” shall mean an executed commitment letter, including (A) the term sheet and any other exhibits, schedules, annexes, joinders and amendments to such agreements in effect as of the date of this Agreement; and (B) any associated fee letter in redacted form (which may be redacted solely with respect to amounts, percentages and basis points of compensation and other similar economics set forth therein, the pricing and other terms of the “flex” provisions set forth therein, none of which redactions individually or in the aggregate would reduce the amount of the RMT Partner Financing (other than a decrease to the available amount of funding resulting from the implementation of original issue discount or

Exhibit A-9

additional funding fees pursuant to the market flex provisions) or adversely affect the availability of the RMT Partner Financing or delay or prevent the Closing or make the funding of the RMT Partner Financing by the financing sources party thereto (together with all additional lenders and financing sources joined to the RMT Partner Commitment Letter, the “RMT Partner Financing Lenders”) less likely to occur), pursuant to which, among other things, the RMT Partner Financing Lenders have committed to provide RMT Partner with financing in the amount set forth therein (together with any Permitted Alternative Financing thereof, the “RMT Partner Financing”) for purposes of funding the RMT Partner Special Dividend.
“RMT Partner Common Stock” shall mean the common stock, $0.01 par value per share, of RMT Partner.
“RMT Partner Companies” shall mean RMT Partner and each of its Subsidiaries, including Merger Sub.
“RMT Partner Company Data” shall mean all confidential data, information and data compilations contained in the RMT Partner IT Systems or any databases of the RMT Partner Companies, including Personal Data, that are used by, or necessary to the RMT Partner Companies.
“RMT Partner Company Privacy Policies” shall mean any (a) internal or external past or present data protection, data usage, data privacy and security policies of the RMT Partner Companies, (b) public statements, representations, obligations, promises, commitments relating to privacy, security or the Processing of Personal Data and (c) policies and obligations applicable to the RMT Partner Companies as a result of any certification relating to privacy, security or the Processing of Personal Data.
“RMT Partner Contract” shall mean any Contract: (a) to which any of the RMT Partner Companies is a party; (b) by which any of the RMT Partner Companies or any RMT Partner IP or any other asset of any of the RMT Partner Companies is or may become bound or under which any of the RMT Partner Companies has, or may become subject to, any obligation; or (c) under which any of the RMT Partner Companies has or may acquire any right or interest.
“RMT Partner Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of August 27, 2018, among RMT Partner and certain of its Subsidiaries, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, as amended.
“RMT Partner Data Processor” shall mean a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of, at the direction of, or while providing services to, the RMT Partner Companies.
“RMT Partner Disclosure Letter” shall mean the RMT Partner Disclosure Letter that has been prepared by RMT Partner in accordance with the requirements of Section 9.6 of this Agreement and that has been delivered by RMT Partner to Remainco concurrently with the execution of this Agreement.
“RMT Partner Employee” shall mean any director, officer or employee of any of the RMT Partner Companies.
“RMT Partner Equity Award” shall mean any outstanding RMT Partner SAR, RMT Partner RSA, RMT Partner RSU or RMT Partner PSA, or any other outstanding stock option, restricted stock, restricted stock unit, share appreciation right or other equity award with respect to the equity interests of RMT Partner or any RMT Partner Affiliate.
“RMT Partner Equity Plans” shall mean, collectively, RMT Partner’s 2007 Equity Incentive Plan, 2013 Equity Incentive Plan and 2018 Equity Incentive Plan.
“RMT Partner Existing Indebtedness” shall mean (i) the RMT Partner Credit Agreement and (ii) that certain Note Purchase Agreement, dated as of July 14, 2011, among RMT Partner and the purchasers party thereto, as amended.
“RMT Partner Financing” shall have the meaning set forth in the definition of “RMT Partner Commitment Letter.”

Exhibit A-10

“RMT Partner Financing Lenders” shall have the meaning set forth in the definition of “RMT Partner Commitment Letter.”
“RMT Partner Financing Sources” means the Persons, including the Lenders, that have committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with RMT Partner or any of its Affiliates in connection with, or that are otherwise acting as arrangers, bookrunners, underwriters, initial purchasers, placement agents, administrative or collateral agents, trustees or similar representatives in respect of, all or any part of the RMT Partner Financing.
“RMT Partner Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by RMT Partner in connection with the issuance of RMT Partner Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it becomes effective under the Securities Act.
“RMT Partner Governmental Plan” shall mean any governmental or statutory plan, program or arrangement (including, without limitation, statutory severance, minimum wage and workers’ compensation requirements), as to which RMT Partner or any RMT Partner Affiliate contributes, has an obligation to contribute, or otherwise has any liability for the benefit of any RMT Partner Associate.
“RMT Partner Information Security Program” shall mean a written information security program that complies with RMT Partner Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data, and that is at least as stringent as one or more relevant industry standards and that includes: (a) policies and procedures regarding Personal Data and the Processing thereof; (b) administrative, technical and physical safeguards to protect the security, confidentiality and integrity of any Personal Data owned, controlled, maintained, held or Processed by the RMT Partner Companies or any third party operating on behalf of or at the direction of the RMT Partner Companies; (c) disaster recovery, business continuity, incident response and security plans, procedures and facilities; and (d) protections against Data Breaches, Malicious Code and against loss, misuse or unauthorized access to and Processing of RMT Partner Company Data, RMT Partner IT Systems and the systems of any RMT Partner Data Processor.
“RMT Partner Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of RMT Partner and its consolidated Subsidiaries as of September 30, 2020.
“RMT Partner IP” shall mean all Intellectual Property Rights with respect to which any of the RMT Partner Companies has (or purports to have) an ownership interest.
“RMT Partner IT Systems” shall mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or Processed in the conduct of, the RMT Partner Business.
“RMT Partner Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, (a) is or would reasonably be expected to be or to become materially adverse to, or has had or would reasonably be expected to have or result in a material adverse effect on the business, assets, liabilities, financial condition, results of operations or cash flows of RMT Partner and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effects to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following be deemed to constitute, or be taken into account in determining whether there has occurred, a RMT Partner Material Adverse Effect: (i) conditions generally affecting the industry in which RMT Partner competes or the U.S. or global economy as a whole, to the extent that such conditions (including any changes arising out of acts of terrorism, war, weather conditions, pandemics (including SARS-CoV-2 or COVID-19 ) or other force majeure events) do not have a disproportionate impact on the RMT Partner Companies taken as a whole, relative to other companies in the industry in which the RMT Partner Companies operates; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on RMT Partner Companies taken as a whole, relative to other companies in the

Exhibit A-11

industry in which the RMT Partner Companies operate; (iii) changes in the trading price or trading volume of RMT Partner Common Stock; (iv) any obligation arising under Section 5.4(d) (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (v), (vi), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of RMT Partner Common Stock may give rise to a RMT Partner Material Adverse Effect and may be taken into account in determining whether a RMT Partner Material Adverse Effect has occurred); (v) changes in GAAP (or any interpretations of GAAP) or Legal Requirement applicable to RMT Partner or any of its Subsidiaries, to the extent that such conditions do not have a disproportionate impact on RMT Partner Companies taken as a whole, relative to other companies in the industry in which the RMT Partner Companies operate; (vi) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (v), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a RMT Partner Material Adverse Effect and may be taken into account in determining whether a RMT Partner Material Adverse Effect has occurred); (vii) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions; or (viii) Effects resulting directly from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions (it being understood that this clause (viii) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences from this Agreement and the Contemplated Transactions or (b) would prevent or materially impair or materially delay RMT Partner or any of its Subsidiaries from performing any of the Transaction Documents or complying with any of their obligations thereunder or consummating the Contemplated Transactions.
“RMT Partner Owned Real Property” shall mean all Owned Real Property of RMT Partner or any of RMT Partner’s Subsidiaries.
“RMT Partner Pension Plan” shall mean each defined benefit plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA maintained, sponsored, contributed to, or required to be contributed to, by any of the RMT Partner Companies or any RMT Partner Affiliate or with respect to which any of the RMT Partner Companies or any RMT Partner Affiliate has any liability (including contingent liability).
“RMT Partner Privacy Requirements” shall mean any and all applicable Legal Requirement, industry requirements and Contracts relating to the Processing of Personal Data, including: (a) each Legal Requirement relating to the protection or Processing of Personal Data that is applicable to the RMT Partner Companies, including, as applicable, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; the Fair Credit Reporting Act, 15 U.S.C. § 1681; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; the Illinois Biometric Information Privacy Act, 740 ILCS 14 et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); Legal Requirement requiring notification to any Person or Governmental Body in the event of a Data Breach; and all implementing regulations and requirements and other similar Legal Requirement; (b) each Contract relating to the Processing of Personal Data applicable to the RMT Partner Companies; and (c) each applicable rule, code of conduct or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.
“RMT Partner Product” shall mean any product or service (i) both (x) designed or developed and (y) sold or licensed; (ii) under development and substantially completed; or (iii) manufactured, sold, licensed or distributed, in each of the foregoing (i), (ii) and (iii), by or on behalf of the RMT Partner Companies as of the date of this Agreement, including the products and services listed in Section 3.8 of the RMT Partner Disclosure Letter. The RMT Partner Products under the foregoing clauses (i) and (ii) shall be referred to herein as the “Proprietary RMT Partner Products.”

Exhibit A-12

“RMT Partner PSU” shall mean each performance share unit representing the right to vest in and be issued shares of RMT Partner Common Stock, whether granted by RMT Partner pursuant to a RMT Partner Equity Plan, assumed by RMT Partner in connection with any merger, acquisition or similar transaction or otherwise issued or granted and which vests based in whole or in part on the achievement of specified performance objectives.
“RMT Partner Registered IP” means each item of Registered IP included in the RMT Partner IP.
“RMT Partner RSA” shall mean each share of restricted stock of RMT Partner Common Stock, whether granted by RMT Partner pursuant to a RMT Partner Equity Plan, assumed by RMT Partner in connection with any merger, acquisition or similar transaction or otherwise issued or granted and which vests based solely on the continued employment or service of the recipient thereof.
“RMT Partner RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of RMT Partner Common Stock, whether granted by RMT Partner pursuant to a RMT Partner Equity Plan, assumed by RMT Partner in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested (which, for the avoidance of doubt, excludes any RMT Partner PSUs).
“RMT Partner SAR” shall mean each stock appreciation right with respect to shares of RMT Partner Common Stock, whether granted by RMT Partner pursuant to a RMT Partner Equity Plan, assumed by RMT Partner in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.
“RMT Partner Superior Proposal” shall mean an unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of RMT Partner Common Stock or at least a majority of the assets of RMT Partner (whether through a tender offer, merger or otherwise), that is determined by the RMT Partner Board, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account such factors that the RMT Partner Board determines to be relevant, including the terms and conditions of the offer, including the likelihood and anticipated timing of consummation and other relevant information, (i) to be more favorable, from a financial point of view, to RMT Partner’s stockholders than the Contemplated Transactions and (ii) to be reasonably likely to be completed, taking into account such factors that the RMT Partner Board determines to be relevant, including any financing and approval requirements and other financial, legal, regulatory and other aspects of such proposal that the RMT Partner Board determines to be relevant, including whether financing, if a cash transaction (in whole or part), is then fully committed.
A “RMT Partner Triggering Event” shall be deemed to have occurred if (a) the RMT Partner Board shall have effected a RMT Partner Change in Recommendation; (b) the RMT Partner Board shall have adopted, approved, endorsed, declared advisable or recommended to RMT Partner’s shareholders an Acquisition Proposal other than the Contemplated Transactions; (c) the RMT Partner Board shall have failed to publicly reaffirm its recommendation of this Agreement within five (5) Business Days following receipt of a written request by Remainco to provide such reaffirmation after an Acquisition Proposal shall have been publicly disclosed or shall have become publicly known (provided that Remainco may only make such request once with respect to any Acquisition Proposal and once with respect to each material amendment to any Acquisition Proposal; (d) RMT Partner shall have failed to include in the Joint Proxy Statement/Prospectus the RMT Partner Board Recommendation or included in the Joint Proxy Statement/Prospectus any proposal to vote upon or consider any Acquisition Proposal other than the Contemplated Transactions; (e) RMT Partner or any of its Subsidiaries shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Transaction; or (f) the RMT Partner Board shall have failed to recommend against a competing tender offer or exchange offer for twenty percent (20%) or more of the outstanding capital stock of RMT Partner within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).
“Ruling” shall mean a private letter ruling received from the IRS delivered to Remainco (and made available to each of Spinco and RMT Partner) that (a) includes language substantively similar to the language in IRS private letter ruling 201740015 permitting use of the “Overlap Counting Principles”

Exhibit A-13

described in such private letter ruling, (b) includes rulings on such additional matters requested in the Ruling Request consistent with the IRS presubmission conference memorandum dated as of January 22, 2021 and (c) does not impose an obligation to look at investor websites to gather information on a date following two days prior to the Closing Date.
“Ruling Request” shall have the meaning set forth in the Tax Matters Agreement.
“Sanctioned Person” shall mean (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury of the United Kingdom or other relevant Sanctions authorities in applicable jurisdictions; (b) the government, including any political subdivision, agency or instrumentality thereof of a Sanctioned Territory or the government of Venezuela; (c) any Person located, organized or resident in a Sanctioned Territory; or (d) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) through (c).
“Sanctioned Territory” shall mean, at any time, a country or territory against which the United States, the United Kingdom, the European Union and its Member States, the United Nations Security Council or other relevant Sanctions authority maintains country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctions” shall mean economic or financial sanctions, trade embargoes or anti-boycott laws or regulations imposed, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury of the United Kingdom or other relevant Sanctions authorities in applicable jurisdictions.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.
“SEC” shall mean the United States Securities and Exchange Commission.
“Second Distribution” shall have the meaning set forth in the Separation Agreement.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Separation Agreement” shall mean the Separation and Distribution Agreement by and between Remainco, RMT Partner and Spinco, dated as of the date of this Agreement, as it may be amended from time to time in accordance with the terms thereof.
“Separation Plan” shall have the meaning set forth in the Separation Agreement.
“Shared Contracts” shall have the meaning set forth in the Separation Agreement.
“Shared Information” shall mean (i) all Information provided by any of Remainco or its Affiliates (including the Spinco Companies) to any of RMT Partner or its Affiliates hereunder prior to the Effective Time, and (ii) any Information in the possession or under the control of Remainco, RMT Partner or their respective Affiliates that relates to the operation of the Spinco Business or any Spinco Company prior to the Effective Time and that the requesting party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities and Legal Requirement) by a Governmental Body having jurisdiction over the requesting party; (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other; (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement; or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of RMT Partner, the Spinco Companies or Remainco and their respective Affiliates, as the case may be.
“Solvent” when used with respect to any Person, shall mean that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation,

Exhibit A-14

will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
“Spinco Assets” shall have the meaning ascribed to the Spinco Assets in the Separation Agreement.
“Spinco Benefit Plan” shall mean “Spinco Benefit Arrangement” as such term is defined in the Employee Matters Agreement.
“Spinco Board” shall mean Spinco’s board of directors.
“Spinco Business” shall have the meaning ascribed to the Spinco Business in the Separation Agreement.
“Spinco Commitment Letter” shall mean an executed commitment letter, including (a) all exhibits, schedules, annexes, joinders and amendments to such agreements in effect as of the date of this Agreement; (b) any associated fee letter in unredacted form, and (c) any associated engagement letter in unredacted form, in each case, by and between Spinco (or any Subsidiary thereof, if applicable) and the financing sources party thereto (together with all additional lenders and financing sources joined to the Spinco Commitment Letter, the “Spinco Financing Lenders”), pursuant to which, among other things, the Spinco Financing Lenders have committed to provide Spinco with financing in the amount set forth therein (together with any Permitted Alternative Financing, the “Spinco Financing”) for purposes of financing the Cash Payment.
“Spinco Common Stock” shall mean the Common Stock of Spinco, par value $$0.01 per share.
“Spinco Companies” shall mean Spinco and its Subsidiaries after giving effect to the Spinco Contribution.
“Spinco Company Data” shall mean all confidential data, information, and data compilations contained in the Spinco IT Systems or any databases of the Spinco Companies, including Personal Data, that are used by, or necessary to, the Spinco Companies.
“Spinco Company Privacy Policies” shall mean any (a) internal or external past or present data protection, data usage, data privacy and security policies of the Spinco Companies, (b) public statements, representations, obligations, promises, commitments relating to privacy, security or the Processing of Personal Data and (c) policies and obligations applicable to the Spinco Companies as a result of any certification relating to privacy, security or the Processing of Personal Data.
“Spinco Contract” shall mean any Contract: (a) to which any of the Spinco Companies is a party; (b) by which any of the Spinco Companies, any Spinco IP or any other asset of any of the Spinco Companies is or may become bound or under which any of the Spinco Companies has, or may become subject to, any obligation; or (c) under which any of the Spinco Companies has or may acquire any right or interest.
“Spinco Contribution” shall have the meaning set forth in the Separation Agreement.
“Spinco Data Processor” shall mean a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of, at the direction of, or while providing services to, the Spinco Companies.
“Spinco Employee” shall mean an individual who will become or is reasonably expected by Remainco, as of the date hereof, to become a “Spinco Employee,” as such term is defined in the Employee Matters Agreement.
“Spinco Financing Lenders” shall have the meaning set forth in the definition of “Spinco Commitment Letter.”

Exhibit A-15

“Spinco Financing Sources” means the Persons, including the Lenders, that have committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Spinco or any of its Affiliates in connection with, or that are otherwise acting as arrangers, bookrunners, underwriters, initial purchasers, placement agents, administrative or collateral agents, trustees or similar representatives in respect of, all or any part of the Spinco Financing.
“Spinco Independent Contractor” shall mean a self-employed person or entity contracted to perform work for or provide services to Spinco.
“Spinco Information Security Program” shall mean a written information security program that complies with Spinco Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data, and that is at least as stringent as one or more relevant industry standards and that includes: (a) policies and procedures regarding Personal Data and the Processing thereof; (b) administrative, technical and physical safeguards to protect the security, confidentiality and integrity of any Personal Data owned, controlled, maintained, held or Processed by the Spinco Companies or any third party operating on behalf of or at the direction of the Spinco Companies; (c) disaster recovery, business continuity, incident response and security plans, procedures and facilities; and (d) protections against Data Breaches, Malicious Code and against loss, misuse or unauthorized access to and Processing of Spinco Company Data, Spinco IT Systems and the systems of any Spinco Data Processor.
“Spinco IP” shall have the meaning of “SpinCo IP” set forth in the Separation Agreement.
“Spinco IT Systems” shall have the meaning of “Spinco IT Assets” set forth in the Separation Agreement.
“Spinco Material Adverse Effect” shall mean any effect, change, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, (a) is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, assets, financial condition, results of operations or cash flows of the Spinco Business taken as a whole; provided, however, that in no event shall any Effects to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following be deemed to constitute, or be taken into account in determining whether there has occurred, a Spinco Material Adverse Effect: (i) conditions generally affecting the industry in which the Spinco Business compete or the U.S. or global economy as a whole, to the extent that such conditions (including any changes arising out of acts of terrorism, war, weather conditions, pandemics (including SARS-CoV-2 or COVID-19 ) or other force majeure events) do not have a disproportionate impact on the Spinco Business taken as a whole, relative to other companies in the industry in which the Spinco Business operates; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Spinco Business, taken as a whole, relative to other companies in the industry in which the Spinco Business operates; (iii) changes in the trading price or trading volume of Remainco Common Stock; (iv) any obligation arising under Section 5.4(d) (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (v), (vi), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Remainco Common Stock may give rise to a Spinco Material Adverse Effect and may be taken into account in determining whether a Spinco Material Adverse Effect has occurred); (v) changes in GAAP (or any interpretations of GAAP) or Legal Requirement applicable to the Spinco Business, to the extent that such conditions do not have a disproportionate impact on the Spinco Business taken as a whole, relative to other companies in the industry in which the Spinco Business operates; (vi) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (v), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Spinco Material Adverse Effect and may be taken into account in determining whether a Spinco Material Adverse Effect has occurred); (vii) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions; or (viii) Effects resulting directly from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions (it being understood that this clause (viii) shall not apply with respect to any

Exhibit A-16

representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences from this Agreement and the Contemplated Transactions or (b) would prevent or materially impair or materially delay Remainco or any of its Subsidiaries (including the Spinco Companies) from performing any of the Transaction Documents or complying with any of their obligations thereunder or consummating the Contemplated Transactions.
“Spinco Owned Real Property” shall mean all Owned Real Property: (i) of any of the Spinco Companies, and (ii) primarily used in the Spinco Business as of the Distribution Date or at any time during the Measurement Period, other than as disposed of in the ordinary course of business, and excluding the Remainco Retained Properties (as defined in the Real Estate Matters Agreement).
“Spinco Privacy Requirements” shall mean any and all applicable Legal Requirement, industry requirements and Contracts relating to the Processing of Personal Data, including: (a) each Legal Requirement relating to the protection or Processing of Personal Data that is applicable to the Spinco Companies, including, as applicable, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; the Fair Credit Reporting Act, 15 U.S.C. § 1681; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; the Illinois Biometric Information Privacy Act, 740 ILCS 14 et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); Legal Requirement requiring notification to any Person or Governmental Body in the event of a Data Breach; and all implementing regulations and requirements and other similar Legal Requirement; (b) each Contract relating to the Processing of Personal Data applicable to the Spinco Companies; and (c) each applicable rule, code of conduct or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.
“Spinco Product” shall mean any product or service (i) both (A) designed or developed and (B) sold or licensed; (ii) under development and substantially completed; or (iii) manufactured, sold, licensed or distributed, in each of the foregoing clauses (i), (ii) and (iii), by or on behalf of the Spinco Business or the Spinco Companies as of the date of this Agreement, including the products and services listed in Section 2.10 of the Remainco Disclosure Letter. The Spinco Products under the foregoing clauses (i) and (ii) shall be referred to herein as the “Proprietary Spinco Products.”
“Spin-Off” shall have the meaning set forth in the Separation Agreement.
An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.
“Tax” shall have the meaning set forth in the Tax Matters Agreement.
“Tax-Free Status of the Transactions” shall have the meaning set forth in the Tax Matters Agreement.
“Tax Matters Agreement” shall mean the Tax Matters Agreement by and among Remainco, Spinco and RMT Partner, dated as of the date hereof and attached to the Separation Agreement.
“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.
“Transaction Documents” shall mean this Agreement, the Separation Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement and the Intellectual Property Matters Agreement.
“Transition Services Agreement” shall mean the Transition Services Agreement by and between Remainco and Spinco, in the form attached to the Separation Agreement.

Exhibit A-17

“WBCL” means the Wisconsin Business Corporations Law as amended.
Other Defined Terms. In addition, each of the following terms shall have the meaning given to such term in the applicable Section of this Agreement listed opposite such term:
Acquisition Inquiry	Exhibit A-1
Acquisition Proposal	Exhibit A-1
Acquisition Transaction	Exhibit A-1
Additional Antitrust Consents	A-86
Adjusted RMT Partner Value	A-5
Affiliate	Exhibit A-1
Agreement	A-1
Alternative Commitment Letters	A-78
Alternative Financing Agreements	A-79
Alternative Financings	A-78
Alternative Remainco Commitment Letter	A-77
Alternative Remainco Financing	A-77
Alternative RMT Partner Commitment Letter	A-76
Alternative RMT Partner Financing	A-76 - A-77
Alternative Spinco Commitment Letter	A-78
Alternative Spinco Financing	A-78
Antitrust Filings	A-69
Audited Financial Statements	A-75
Bankruptcy and Equity Exceptions	A-10
Baseline RMT Partner Value	A-5
Burdensome Condition	A-71
Business Day	Exhibit A-1
Certifying Parties	Schedule D-4
Chosen Courts	A-94
Closing	A-2
Closing Date	A-2
COBRA	Exhibit A-1
Code	Exhibit A-1
Collective Bargaining Agreement	Exhibit A-1
Commitment Letters	Exhibit A-1
Competition Laws	Exhibit A-2
Confidentiality Agreement	Exhibit A-2
Consent	Exhibit A-2
Contemplated Transactions	Exhibit A-2
Contract	Exhibit A-2
D&O Indemnitee	A-83
Data Breach	Exhibit A-2
Derivative	Exhibit A-2
DGCL	Exhibit A-2
Distribution Date	Exhibit A-2
Distributions	Exhibit A-2
DOL	Exhibit A-2
Effect	Exhibit A-16
Effective Time	A-2
Employee Matters Agreement	Exhibit A-2
Encumbrance	Exhibit A-2
End Date	A-89
Entity	Exhibit A-2
Environmental Laws	Exhibit A-2
Environmental Liabilities	Exhibit A-3
ERISA	Exhibit A-3
Exchange Act	Exhibit A-3
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-4
Existing Remainco Credit Agreement	Exhibit A-3
Existing Remainco Indenture	Exhibit A-3
Existing Remainco Securitization Facility	Exhibit A-3
Export Control Laws	Exhibit A-3
FCPA	A-19
FDI Consents	A-86
FDI Filings	A-70
FDI Laws	Exhibit A-3
Final Determination Date	Schedule D-4
Final Overlap Shareholder Spreadsheet	Schedule D-4
Financing Agreements	A-78
Financing Source Related Parties	A-93
Financing Sources	Exhibit A-3
Financings	Exhibit A-3
First Distribution	Exhibit A-3
Former Spinco Employee	Exhibit A-3
GAAP	Exhibit A-3
Government Bid	Exhibit A-3
Government Contract	Exhibit A-3

Exhibit A-18

Governmental Approvals	Exhibit A-4
Governmental Authorization	Exhibit A-4
Governmental Body	Exhibit A-4
Hazardous Materials	Exhibit A-4
HSR Act	Exhibit A-4
Import Laws	Exhibit A-4
Indebtedness	Exhibit A-4
Information	Exhibit A-4
Initial Audited Financial Statements	A-75
Initial Audited Financial Statements Delivery Date	A-75
Intellectual Property Matters Agreement	Exhibit A-4
Intellectual Property Rights	Exhibit A-4
Interim Financial Period	A-75
Interim Financial Statements	A-75
Intermediateco	A-1
Internal Restructuring	Exhibit A-4
IRS	Exhibit A-4
Joint Proxy Statement/Prospectus	Exhibit A-4
Knowledge of Remainco	Exhibit A-4
Knowledge of RMT Partner	Exhibit A-5
Legal Proceeding	Exhibit A-5
Legal Requirement	Exhibit A-5
Lenders	Exhibit A-5
Liabilities	Exhibit A-5
Lien and Guarantee Release	A-84
Made Available	Exhibit A-5
Make Available	Exhibit A-5
Malicious Code	Exhibit A-5
Measurement Period	A-14
Merger	A-1
Merger Sub	A-1
New RMT Partner Directors	A-73
New Share Issuance	A-4
Notice of Remainco Intervening Event	A-69
Notice of Remainco Superior Proposal	A-68
Notice of RMT Partner Intervening Event	A-66
Notice of RMT Partner Superior Proposal	A-65
Notice Period	A-65
OFAC	Exhibit A-14
Open Source Code	Exhibit A-5
Order	Exhibit A-6
Organizational Documents	Exhibit A-6
Overlap Calculation	A-3
Overlap Shareholders	A-4
Overlap Shares	A-4
Owned Real Property	Exhibit A-6
Owned Spinco IP	Exhibit A-6
participate	A-74
Permitted Alternative Financing	A-79
Permitted Encumbrances	Exhibit A-6
Person	Exhibit A-6
Personal Data	Exhibit A-6
Pre-Closing Period	A-52
Process	Exhibit A-6
Processed	Exhibit A-6
Processing	Exhibit A-6
Proprietary RMT Partner Products	Exhibit A-12
Proprietary Spinco Product	Exhibit A-6
Proprietary Spinco Products	Exhibit A-17
Qualified Spinco Common Stock	Exhibit A-6
Real Estate Matters Agreement	Exhibit A-7
Registered IP	Exhibit A-7
Release	Exhibit A-7
Remainco	A-1
Remainco Affiliate	Exhibit A-7
Remainco Asbestos Liability	A-26
Remainco Asbestos Proceedings	A-26
Remainco Benefit Plan	Exhibit A-7
Remainco Board	A-1
Remainco Board Recommendation	A-67
Remainco Certifications	A-12
Remainco Change in Recommendation	A-67
Remainco Commitment Letter	Exhibit A-7
Remainco Common Stock	Exhibit A-7
Remainco Companies	Exhibit A-7
Remainco Debt Facilities	Exhibit A-7
Remainco Disclosure Letter	Exhibit A-7
Remainco Environmental and Asbestos Indemnification Agreements	A-26

Exhibit A-19

Remainco Equity Award	Exhibit A-7
Remainco Equity Plan	Exhibit A-8
Remainco Financing	Exhibit A-7
Remainco Financing Agreements	A-77
Remainco Financing Lenders	Exhibit A-7, A-8
Remainco Financing Sources	Exhibit A-8
Remainco Governmental Plan	Exhibit A-8
Remainco Intervening Event	A-68
Remainco Options	Exhibit A-8
Remainco Pension Plan	A-22
Remainco Phantom Option	Exhibit A-8
Remainco Preferred Stock	A-9
Remainco PSU	Exhibit A-8
Remainco RSU	Exhibit A-8
Remainco SEC Documents	Exhibit A-8
Remainco Stockholders’ Meeting	A-67
Remainco Superior Proposal	Exhibit A-8
Remainco Tax Opinion	A-88
Remainco Termination Fee	A-91
Remainco Triggering Event	Exhibit A-8
Remedial Action	A-71
Representatives	Exhibit A-9
Required Merger Sub Stockholder Vote	A-50
Required Remainco Stockholder Vote	A-28
Required RMT Partner Stockholder Vote	A-50
RMT Partner	A-1
RMT Partner Affiliate	Exhibit A-9
RMT Partner Asbestos Liability	Exhibit A-9
RMT Partner Asbestos Proceedings	A-48
RMT Partner Associate	Exhibit A-9
RMT Partner Benefit Plan	Exhibit A-9
RMT Partner Board	Exhibit A-9
RMT Partner Board Recommendation	A-65
RMT Partner Business	Exhibit A-9
RMT Partner Certifications	A-36
RMT Partner Change in Recommendation	A-65
RMT Partner Commitment Letter	Exhibit A-9
RMT Partner Common Stock	Exhibit A-10
RMT Partner Companies	Exhibit A-10
RMT Partner Company Data	Exhibit A-10
RMT Partner Company Privacy Policies	Exhibit A-10
RMT Partner Company Returns	A-43
RMT Partner Contract	Exhibit A-10
RMT Partner Credit Agreement	Exhibit A-10
RMT Partner Data Processor	Exhibit A-10
RMT Partner Disclosure Letter	Exhibit A-10
RMT Partner Employee	Exhibit A-10
RMT Partner Environmental and Asbestos Indemnification Agreements	A-48
RMT Partner Equity Award	Exhibit A-10
RMT Partner Equity Plans	Exhibit A-10
RMT Partner Existing Indebtedness	Exhibit A-10
RMT Partner Financing	Exhibit A-10
RMT Partner Financing Agreements	A-76
RMT Partner Financing Lenders	Exhibit A-11
RMT Partner Financing Sources	Exhibit A-11
RMT Partner Form S-4 Registration Statement	Exhibit A-11
RMT Partner Governmental Plan	Exhibit A-11
RMT Partner Information Security Program	Exhibit A-11
RMT Partner Interim Balance Sheet	Exhibit A-11
RMT Partner Intervening Event	A-66
RMT Partner IP	Exhibit A-11
RMT Partner IT Systems	Exhibit A-11
RMT Partner Leased Real Property	A-38
RMT Partner Material Adverse Effect	Exhibit A-11
RMT Partner Material Contract	A-40
RMT Partner Overlap Ownership Percentage	A-4

Exhibit A-20

RMT Partner Owned Real Property	Exhibit A-12
RMT Partner Pension Plan	Exhibit A-12
RMT Partner Preferred Stock	A-34
RMT Partner Privacy Requirements	Exhibit A-12
RMT Partner Product	Exhibit A-12
RMT Partner PSU	Exhibit A-13
RMT Partner Registered IP	Exhibit A-13
RMT Partner RSA	Exhibit A-13
RMT Partner RSU	Exhibit A-13
RMT Partner SAR	Exhibit A-13
RMT Partner SEC Documents	A-36
RMT Partner Special Dividend	A-5
RMT Partner Special Dividend Amount	A-5
RMT Partner Stockholders’ Meeting	A-64
RMT Partner Superior Proposal	Exhibit A-13
RMT Partner Tax Opinion	A-86
RMT Partner Termination Fee	A-91
RMT Partner Top Customers	A-49
RMT Partner Top Distributors	A-49
RMT Partner Top Service Providers	A-49
RMT Partner Top Suppliers	A-49
RMT Partner Triggering Event	Exhibit A-13
Ruling	Exhibit A-13
Ruling Event	A-2
Ruling Request	Exhibit A-14
Sanctioned Person	Exhibit A-14
Sanctioned Territory	Exhibit A-14
Sanctions	Exhibit A-14
Sarbanes-Oxley Act	Exhibit A-14
SEC	Exhibit A-14
Securities Act	Exhibit A-14
Separation Agreement	Exhibit A-14
Separation Plan	Exhibit A-14
Share Equivalents	A-3
Shared Contracts	Exhibit A-14
Shared Information	Exhibit A-14
Sidley	A-2
Solvency Opinions	A-86
Solvent	Exhibit A-14
Specified Time	A-9
Spinco	A-1
Spinco Assets	Exhibit A-15
Spinco Benefit Plan	Exhibit A-15
Spinco Board	Exhibit A-15
Spinco Business	Exhibit A-15
Spinco Business Unaudited Financial Data	A-12
Spinco Commitment Letter	Exhibit A-15
Spinco Common Stock	Exhibit A-15
Spinco Companies	Exhibit A-15
Spinco Company Data	Exhibit A-15
Spinco Company Privacy Policies	Exhibit A-15
Spinco Company Returns	A-20
Spinco Contract	Exhibit A-15
Spinco Contribution	Exhibit A-15
Spinco Data Processor	Exhibit A-15
Spinco Employee	Exhibit A-15
Spinco Financing	Exhibit A-15
Spinco Financing Agreements	A-78
Spinco Financing Lenders	Exhibit A-15
Spinco Financing Sources	Exhibit A-16
Spinco Independent Contractor	Exhibit A-16
Spinco Information Security Program	Exhibit A-16
Spinco IP	Exhibit A-16
Spinco IT Systems	Exhibit A-16
Spinco Leased Real Property	A-15
Spinco Material Adverse Effect	Exhibit A-16
Spinco Material Contract	A-17
Spinco Operating Facilities	A-14
Spinco Overlap Ownership Percentage	A-4
Spinco Owned Real Property	Exhibit A-17
Spinco Privacy Requirements	Exhibit A-17
Spinco Product	Exhibit A-17
Spinco Products	Exhibit A-17
Spinco Registered IP	A-15
Spinco Registration Statement	A-63
Spinco Top Customers	A-27
Spinco Top Distributors	A-27
Spinco Top Service Providers	A-27
Spinco Top Suppliers	A-27
Spin-Off	Exhibit A-17
Subsidiary	Exhibit A-17

Exhibit A-21

Surviving Corporation	A-2
Tax	Exhibit A-17
Tax Matters Agreement	Exhibit A-17
Tax Return	Exhibit A-17
Tax-Free Status of the Transactions	Exhibit A-17
Threshold Percentage	A-3
Transaction Documents	Exhibit A-17
Transition Services Agreement	Exhibit A-17
UK Bribery Act	A-19
US Remainco Benefit Plan	A-21
WARN Act	A-25
WBCL	Exhibit A-18

Exhibit A-22

Annex B
EXECUTION VERSION
SEPARATION AND DISTRIBUTION AGREEMENT
BY AND AMONG
REXNORD CORPORATION,
LAND NEWCO, INC.
AND
REGAL BELOIT CORPORATION
DATED AS OF FEBRUARY 15, 2021

ARTICLE I DEFINITIONS	B-1
Section 1.1 General	B-1
ARTICLE II THE SEPARATION	B-19
Section 2.1 Restructuring; Transfer of Assets; Assumption of Liabilities	B-19
Section 2.2 Treatment of Shared Contracts	B-20
Section 2.3 Intercompany Accounts	B-21
Section 2.4 Intercompany Contracts	B-21
Section 2.5 Transfers of Assets Not Effected at or Prior to the Separation Effective Time; Transfers Deemed Effective as of the Separation Effective Time	B-21
Section 2.6 Bank Accounts	B-23
Section 2.7 Permits	B-23
Section 2.8 Conveyancing and Assumption Instruments	B-24
Section 2.9 Ancillary Agreements	B-24
Section 2.10 Further Assurances	B-24
Section 2.11 Guarantees and Credit Support Instruments	B-25
Section 2.12 Disclaimer of Representations and Warranties	B-26
Section 2.13 Restrictive Covenants	B-27
Section 2.14 Certain Resignations	B-29
Section 2.15 Removal of Retained Tangible Assets	B-30
Section 2.16 Separation Planning and Day-One Readiness	B-30
Section 2.17 Cash Management	B-30
Section 2.18 RMT Partner Guarantee	B-30
Section 2.19 Certain Covenants of Remainco	B-31
ARTICLE III THE DISTRIBUTIONS	B-31
Section 3.1 Distributions	B-31
Section 3.2 Conditions to the Distributions	B-32
Section 3.3 Financing	B-32
Section 3.4 Net Adjustment	B-32
ARTICLE IV INDEMNIFICATION	B-37
Section 4.1 Release of Pre-Distribution Claims	B-37
Section 4.2 Indemnification by Remainco	B-39
Section 4.3 Indemnification by Spinco Group	B-40
Section 4.4 Procedures for Indemnification	B-40
Section 4.5 Cooperation in Defense and Settlement	B-41
Section 4.6 Indemnification Payments	B-43
Section 4.7 Indemnification Obligations Net of Insurance Proceeds and Other Amounts	B-43
Section 4.8 Covenant not to Sue	B-44
Section 4.9 Additional Matters; Survival of Indemnities	B-44
ARTICLE V PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE	B-44
Section 5.1 Preservation of Corporate Records	B-44
Section 5.2 Financial Statements and Accounting	B-45
Section 5.3 Provision of Corporate Records	B-46

B-i

Exhibits
Exhibit A	Form of Transition Services Agreement
Exhibit B	Separation Plan
Exhibit C	Real Estate Matters Agreement
Exhibit D	Intellectual Property Matters Agreement
Exhibit E	Tax Matters Agreement
Exhibit F	Employee Matters Agreement
Exhibit G	Transaction Accounting Principles

B-ii

Schedules
Schedule 1.1(23)	Closing Working Capital
Schedule 1.1(108)(i)	Remainco Retained Assets (Retained Tangible Assets)
Schedule 1.1(108)(xiii)	Remainco Retained Assets (Permits)
Schedule 1.1(111)(i)	Remainco Retained IP
Schedule 1.1(112)(vii)	Remainco Retained Liabilities
Schedule 1.1(131)(v)(A)	Remainco Retained Assets (Contracts)
Schedule 1.1(131)(vi)	Spinco Assets (Contracts)
Schedule 1.1(131)(viii)	Spinco IP
Schedule 1.1(131)(ix)	Spinco Patents
Schedule 1.1(131)(xii)	Spinco IT Assets
Schedule 1.1(137)	Spinco Current Assets
Schedule 1.1(138)	Spinco Current Liabilities
Schedule 1.1(146)(i)	Spinco Liabilities
Schedule 1.1(146)(vii)	Spinco Legal Proceedings
Schedule 2.1(a)	Spinco Group
Schedule 2.2(a)	Shared Contracts
Schedule 2.2(c)	Overhead Services Contracts
Schedule 2.6(b)	Remainco Owned Bank Accounts
Schedule 2.6(c)	Spinco Owned Bank Accounts
Schedule 2.11(a)(ii)	Guarantees and Credit Support Instruments
Schedule 2.19(a)	Certain Covenants
Schedule 3.4(a)	Closing Statement
Schedule 4.2(f)	Certain Indemnification
Schedule 4.2(g)	Certain Additional Indemnification
Schedule 8.18	Advisors

B-iii

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of February 15, 2021, by and among: (i) Rexnord Corporation, a Delaware corporation (“Remainco”); (ii) Land Newco, Inc., a Delaware corporation and wholly owned indirect Subsidiary of Remainco (“Spinco”); and Regal Beloit Corporation, a Wisconsin corporation (“RMT Partner”) (each a “Party” and together, the “Parties”).
RECITALS
Whereas, Remainco is engaged, directly and indirectly, in the Spinco Business;
Whereas, the Board of Directors of Remainco (the “Remainco Board”) has determined that it is advisable and in the best interests of Remainco and Remainco’s stockholders to separate the Spinco Business from the other businesses of Remainco in the manner contemplated by this Agreement and the Agreement and Plan of Merger, dated the date hereof (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Remainco, Spinco, RMT Partner and Phoenix 2021, Inc., a Delaware corporation and a direct wholly owned Subsidiary of RMT Partner (“Merger Sub”);
Whereas, Rexnord, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Remainco (“Intermediateco”) currently owns all of the issued and outstanding shares of Spinco Common Stock;
Whereas, on the terms and subject to the conditions set forth herein, in order to effect such separation, Remainco will undertake the Internal Restructuring and, in connection therewith, effect the Spinco Contribution and, in exchange therefor, Spinco shall (i) issue to Intermediateco additional shares of Spinco Common Stock; and (ii) pay to Intermediateco the Cash Payment;
Whereas, on the terms and subject to the conditions set forth herein, following the completion of the Internal Restructuring, the Spinco Contribution and the payment of the Cash Payment, Intermediateco shall own all of the issued and outstanding shares of Spinco Common Stock and shall effect the Distributions;
Whereas, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Spin-Off and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Spinco, with Spinco surviving the Merger as a wholly owned direct Subsidiary of RMT Partner, and all outstanding shares of Spinco Common Stock shall be converted into the right to receive shares of common stock of RMT Partner on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law and the Wisconsin Code;
Whereas, for U.S. federal income tax purposes (i) the Spinco Contribution and the Second Distribution, taken together, are intended to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, (ii) each of the Distributions (other than the First Distribution) is intended to qualify as a distribution described in Section 355 of the Code, (iii) the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iv) each of this Agreement and the Merger Agreement constitute “a plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g); and
Whereas, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.
Now, Therefore, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1General.As used in this Agreement, the following terms shall have the respective meanings set forth or referenced below:
(1)“Accounting Principles” shall mean those accounting principles set forth on Exhibit G.

(2)“Acquisitionco” shall have the meaning set forth in Section 3.1(a)(i).
(3)“Adjustment Amount” shall mean the amount, which may be positive or negative, equal to the sum of:
(A)if the Closing Working Capital is greater than the Target Working Capital, plus the absolute value of the amount of by which the Closing Working Capital exceeds the Target Working Capital;
(B)if the Closing Working Capital is less than the Target Working Capital, minus the absolute value of the amount by which Closing Working Capital is less than the Target Working Capital;
(C)if the Spinco Indebtedness is greater than $76,015,331, minus the absolute value of the amount by which the Spinco Indebtedness exceeds $76,015,331;
(D)if the Spinco Indebtedness is less than $76,015,331, plus the absolute value of the amount by which the Spinco Indebtedness is less than $76,015,331;
(E)if the Spinco Cash Amount is less than the Minimum Cash Amount, minus the absolute value of the amount by which the Spinco Cash Amount is less than the Minimum Cash Amount;
(F)if the Spinco Cash Amount is greater than the Minimum Cash Amount, plus the absolute value of the amount by which the Spinco Cash Amount is greater than the Minimum Cash Amount;
(G)minus the amount of any Transaction Expenses;
(H)if the amount of Unfunded Pension Liabilities is greater than $92,000,000, minus the absolute value of the amount by which the amount of Unfunded Pension Liabilities is greater than $92,000,000; and
(I)if the amount of Unfunded Pension Liabilities is less than $92,000,000, plus the absolute value of the amount by which the amount of Unfunded Pension Liabilities is less than $92,000,000.
(4)“Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control,” when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of Remainco or Remainco’s stockholders prior to or, in the case of Remainco’s stockholders, after, the Separation Effective Time.
(5)“Agreement” shall have the meaning set forth in the Preamble.
(6)“Agreement Disputes” shall have the meaning set forth in Section 7.1(b).
(7)“Ancillary Agreements” shall mean the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Real Estate Matters Agreement, the Intellectual Property Matters Agreement, any and all Conveyancing and Assumption Instruments and any other agreements to be entered into by and between any member of the Remainco Group, on one hand, and any member of the Spinco Group (and/or the RMT Partner Group), on the other hand, at or prior to the Effective Time in connection with the Internal Restructuring, the Distributions and/or the Merger.
(8)“Applicable Period” shall have the meaning set forth in Section 5.2.

(9)“Appointed Representative” shall have the meaning set forth in Section 7.1(a).
(10)“Asset Transferors” shall mean the Entities transferring Assets to Spinco or Remainco, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby or by the Ancillary Agreements.
(11)“Assets” or “Asset” shall mean all rights, title and ownership interests (including Intellectual Property) in and to all properties, claims, Contracts, businesses or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Entity.
(12)“Assume” shall have the meaning set forth in Section 2.1(c)(i); and the terms “Assumed” and “Assumption” shall have their correlative meanings.
(13)“Audited Party” shall have the meaning set forth in Section 5.2(a)(i).
(14)“Benefit Arrangement” shall have the meaning set forth in the Employee Matters Agreement.
(15)“Bloomberg” shall mean Bloomberg Financial Markets, L.P.
(16)“Business” shall mean the Remainco Retained Business or the Spinco Business, as applicable.
(17)“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in the State of Wisconsin.
(18)“Cash Equivalents” shall mean consolidated (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, minus the amount of any outbound checks, plus the amount of any deposits in transit.
(19)“Cash Payment” shall mean an amount equal to $486,827,669, with such Cash Payment to be paid from the proceeds of the Spinco New Debt.
(20)“Chosen Courts” shall have the meaning set forth in Section 8.14.
(21)“Closing” shall have the meaning set forth in the Merger Agreement.
(22)“Closing Statement” shall have the meaning set forth in Section 3.4(a)(i).
(23)“Closing Working Capital” shall mean an amount equal to: (i) Spinco Current Assets; minus (ii) Spinco Current Liabilities, in each case, prepared in accordance with the Accounting Principles determined in a form and format consistent with the example calculation of Closing Working Capital set forth on Schedule 1.1(23), in each case, only to the extent composed of Spinco Assets or Spinco Liabilities. For the avoidance of doubt, Closing Working Capital shall not include any proceeds of the Spinco New Debt, nor any amounts taken into account in the calculation of the Spinco Cash Amount, Spinco Indebtedness or Unfunded Pension Liabilities.
(24)“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
(25)“Commission” shall mean the United States Securities and Exchange Commission.
(26)“Competing RMT Partner Business” shall have the meaning set forth in Section 2.13(a)(i).
(27)“Confidential Information” shall mean all information and materials (including trade secrets, software programs, intellectual property, data files, source code, computer chips, system designs and product designs, whether or not marked as confidential, whether furnished before or after the date hereof, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials) (i) with respect to RMT Partner and Spinco (and members of their respective Groups), that relates to RMT Partner, the RMT Partner Group, the Spinco Group, Spinco Business, any Spinco Assets or any Spinco Liabilities or that was acquired by Remainco or any member of its Group after the Separation Effective Time pursuant to Article V or otherwise in accordance with this Agreement or any Ancillary Agreement and (ii) with respect to Remainco (and any member of its Group), that relates to the Remainco Group, the Remainco Retained Business, any Remainco Retained Assets or any Remainco Retained Liabilities or that was acquired by RMT Partner or Spinco (or any member of their respective Groups) after the Separation Effective Time pursuant to Article V or otherwise in accordance with this Agreement or any Ancillary Agreement; except for any information or materials that (A) was or becomes available to the receiving Party or any of its Representatives on a non-confidential basis from a source other than the disclosing Party or any of its Representatives; provided that, such other source is not known by the receiving Party or any of its Representatives to be bound by a confidentiality obligation to the disclosing Party or any of its Affiliates, (B) was or becomes generally available to the public (other than as a result of a breach by the receiving Party or any of its Representatives of this Agreement or a violation by the receiving Party or any of its Representatives of any other non-use or confidentiality obligation to the disclosing Party or any of its Affiliates), (C) was previously in the possession of the receiving Party or any of its Representatives prior to disclosure to the receiving Party or its Representatives; provided that, such information or materials is not known by the receiving Party or any of its Representatives to be subject to another confidentiality agreement or other obligation of secrecy to the disclosing Party or any of its Affiliates or (D) is or was independently developed by the receiving Party or any of its Representatives without derivation from, reference to or reliance upon, or using in any manner, the Confidential Information and without violating any of the confidentiality obligations under this Agreement. It is understood that, with respect to the confidentiality obligations of Remainco and the Remainco Group, on the one hand, and the confidentiality obligations of Spinco and the Spinco Group, on the other hand, information or materials known to one Group as a result of the association of such Groups prior to the Separation Effective Time shall be deemed to have been furnished on a confidential basis and that the Group as to which such information pertains shall be deemed to have been the disclosing Party for purposes of this definition, and the Group to which such Information becomes known shall be deemed to be the receiving Party for purposes of this definition.
(28)“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
(29)“Continuing Arrangements” shall mean:
(i)this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups); and
(ii)any Contracts or intercompany accounts solely between or among members of the Spinco Group.
(30)“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, or legally binding commitment or undertaking of any nature, but excluding any Benefit Arrangement and any insurance policy funding benefits under any Benefit Arrangement.
(31)“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements, local assumption agreements, local stock transfer agreements, and other documents entered into prior to the Separation Effective Time or to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement.
(32)“Copyrights” shall have the meaning set forth in Section 1.1(66)(iii).

(33)“Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers’ acceptances, or other similar arrangements.
(34)“Debtco” has the meaning set forth in Section 3.1(a).
(35)“Defined Benefit Pension Plans” shall mean the Spinco Pension Plan and each other Spinco Benefit Arrangement (each as defined in the Employee Matters Agreement) that is a defined benefit pension plan.
(36)“Disputed Items” shall have the meaning set forth in Section 3.4(b)(ii).
(37)“Distribution Date” shall mean the date, as shall be determined by the Remainco Board (or its designee), on which the Distributions occur.
(38)“Distributions” shall have the meaning set forth in Section 3.1(a)(iv).
(39)“Effective Time” shall have the meaning set forth in the Merger Agreement.
(40)“Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the date hereof, by and among Remainco, Spinco and RMT Partner and attached hereto as Exhibit F.
(41)“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
(42)“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
(43)“Environmental Law” shall mean all Legal Requirements relating to pollution or the protection of human health or safety, the environment or natural resources, including Legal Requirements relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, recycling, storage, transport or handling of Hazardous Substances and all Legal Requirements with regard to recordkeeping, notification, packaging, registration, labeling, disclosure and reporting requirements respecting Hazardous Substances, and all Legal Requirements relating to the protection of endangered or threatened species of fish, wildlife and plants.
(44)“Environmental Permit” shall mean any Permit issued by any Governmental Body pursuant to Environmental Laws.
(45)“Exchange Agent” shall mean a nationally recognized bank or trust company reasonably acceptable to both Parties, as appointed pursuant to the Merger Agreement.
(46)“Final Adjustment Amount” shall have the meaning set forth in Section 3.4(c).
(47)“First Distribution” shall have the meaning set forth in Section 3.1(a).
(48)“Former Business” shall mean any Entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the Spinco Group or the Remainco Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Separation Effective Time.

(49)“Former Spinco Sites” shall mean any site formerly owned, leased, operated or occupied in connection with the Spinco Business or a Spinco Former Business.
(50)“GAAP” means U.S. generally accepted accounting principles.
(51)“Governmental Authorization” shall mean any: (i) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.
(52)“Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, political subdivision, municipality, district, judiciary, executive branch, legislature or other jurisdiction of any nature; (ii) federal, state, local, municipal, domestic, foreign, multinational or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (iv) self-regulatory organization (including the New York Stock Exchange).
(53)Reserved.
(54)“Group” shall mean (i) with respect to Remainco, the Remainco Group, (ii) with respect to Spinco, the Spinco Group and (iii) with respect to RMT Partner, the RMT Partner Group.
(55)“Guaranteed Obligations” shall have the meaning set forth in Section 2.18.
(56)“Guaranty Release” shall have the meaning set forth in Section 2.11(b).
(57)“Hazardous Substance” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “radioactive materials,” or designations of similar import under any Environmental Law, (b) petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, including PFOA, PFOS, GenX, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, or (c) any other chemical, material or substance that is regulated or for which Liability can be imposed under any Environmental Law.
(58)“Indebtedness”, with respect to any Person, means, without duplication, and including the principal of and any accrued and unpaid interest and accrued and unpaid commitment fees thereon, premiums, penalties, costs payable in connection with payment or prepayment (including any breakage costs, prepayment or early termination penalties, foreign currency charges or conversion expenses), fees or other amounts owing in respect of the aggregate amount outstanding with respect to any of the following of such Person: (i) obligations for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, debt securities or other similar instruments; (iii) obligations under any letters of credit, performance bonds, surety bonds, bankers acceptances or similar instruments to the extent drawn and not reimbursed, (iv) obligations under leases which have been, or are required to be in accordance with GAAP, capitalized leases, (v) obligations pursuant to, or under, any interest rate, currency, commodity or other swap, collar, cap, derivative or other hedging or similar agreements or arrangements, (vi) obligations in respect of the deferred purchase price of property and services, including any earn-out or similar obligations; (vii) any guaranties of, or any Encumbrance affecting such Person or its assets (including, in respect of the Spinco Group, the Spinco Assets) relating to, any obligations of the types described in the preceding clauses (i) — (vi), inclusive, of any other Person.
(59)“Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Legal Proceedings and demands, assessments, judgments, settlements and compromises relating thereto) provided, however, that “Indemnifiable Loss” and “Indemnifiable Losses” shall not include any (i) punitive, special or exemplary damages or damages based on a multiple (including any multiple based on earnings or profits) or (ii) any speculative damages or damages that are not reasonably foreseeable, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.
(60)“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).
(61)“Indemnitee” shall have the meaning set forth in Section 4.4(a).
(62)“Indemnity Payment” shall have the meaning set forth in Section 4.7(a).
(63)“Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, personal information of customers (including prospects), including customer names and contact information, and employee files and information, technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s product or facilities (including product or facility specifications and documentation); engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies, procedures and specifications; evaluation and/validation studies; process control and/or shop-floor control strategies, logic or algorithms; databases; product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.
(64)“Insurance Policies” shall mean all insurance contracts of any kind (including claim administration contracts, but excluding insurance contracts funding benefits under any Benefit Arrangement), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors’ and officers’ liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds (excluding Self-Insurance), together with the rights, benefits and privileges thereunder of any kind.
(65)“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of the insured or (iii) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) and net of any costs or expenses, including Taxes, incurred in connection with the receipt thereof but for the avoidance of doubt, excluding proceeds or payments from Self-Insurance.
(66)“Intellectual Property” shall mean all U.S. and foreign intellectual property and intellectual property and rights analogous thereto of any kind or nature, including all: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, brand names, corporate names, trade names, internet domain names, social media accounts/handles and addresses and other similar designations of source or origin, together with the goodwill associated with the use of and symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, industrial property rights, and any and all related national or international counterparts thereto, including any renewals, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions, and extensions thereof (collectively, “Patents”); (iii) copyrights, copyrightable subject matter, and works of authorship, whether copyrightable or not (collectively, “Copyrights”); (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions (whether or not patentable), discoveries, improvements, processes, formulae (including product formulations), data, models, methodologies, inventor’s notes, specifications, designs, plans, proposals and technical data, business and marketing plans, market know-how and customer lists and information (collectively, “Know-How”); (v) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (collectively, “Software”); (vi) applications and registrations for the foregoing; (vii) rights, titles and interests in or relating to any of the foregoing, whether protected, created or arising under the laws of the U.S. or any foreign jurisdiction; (viii) royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any of the foregoing; and (ix) claims, causes of action, and remedies including claims for damages, restitution, and injunctive or other legal or equitable relief against past, present, and future infringement, misappropriation, or other violation relating to any of the foregoing.
(67)“Intellectual Property Agreements” shall mean all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral relating to any of the Spinco IP.
(68)“Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement between Remainco and Spinco, dated as of the date hereof and attached hereto as Exhibit D.
(69)“Intercompany Account” shall mean any receivable, payable or loan between any member of the Remainco Group, on the one hand, and any member of the Spinco Group, on the other hand, in effect at or immediately prior to the Separation Effective Time, except for any such receivable, payable or loan that arises pursuant to any Continuing Arrangement and provided that, for avoidance of doubt, guarantees and Credit Support Instruments described in Section 2.11 shall not be considered Intercompany Accounts.
(70)“Intermediateco” shall have the meaning set forth in the Recitals.
(71)“Internal Restructuring” shall mean the allocation and transfer or assignment of Assets and Liabilities in accordance with the terms of this Agreement, including by means of the Conveyancing and Assumption Instruments and/or pursuant to the Spinco Contribution, resulting in (i) the Spinco Group owning and operating the Spinco Business (through its ownership and Assumption of the Spinco Assets and Spinco Liabilities), and (ii) the Remainco Group continuing to own and operate the Remainco Retained Business, in each case, in accordance with the Separation Plan (as the same may be updated in accordance with this Agreement) or, with respect to transfers of Spinco Assets (other than those assets set forth in Section (131)(i), which are addressed in Section 2.1(a)) not contemplated by the Separation Plan, in such manner as Remainco and RMT Partner may reasonably agree.
(72)“IT Assets” shall mean all computer systems, telecommunications equipment, internet protocol addresses, data rights, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems and documentation, reference, resource and training materials relating thereto.
(73)“Know-How” shall have the meaning set forth in Section 1.1(66)(iv).
(74)“Land Commitment Letter” shall have the meaning set forth in the Merger Agreement.
(75)“Legal Proceeding” shall mean any action, complaint, suit, demand, claim, countersuit, litigation, subpoena, case, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, review, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body, or grand jury, or mediation tribunal, or any arbitrator or arbitration panel.
(76)“Legal Requirement” shall mean any federal, state, local, municipal, provincial, domestic, foreign, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, binding directives, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
(77)“Liabilities” or “Liability” shall mean any and all liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Legal

Requirement (including Environmental Law), Legal Proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.
(78)“Merger” shall have the meaning set forth in the Recitals.
(79)“Merger Agreement” shall have the meaning set forth in the Recitals.
(80)“Merger Sub” shall have the meaning set forth in the Recitals.
(81)“Minimum Cash Amount” mean $192,500,000.
(82)“Notice of Objection” shall have the meaning set forth in Section 3.4(b)(i).
(83)“Other Party’s Auditors” shall have the meaning set forth in Section 5.2(a)(i).
(84)“Party” and “Parties” shall have the respective meanings set forth in the Preamble.
(85)“Patents” shall have the meaning set forth in Section 1.1(66)(ii).
(86)“Permit” shall mean any permit, license, certificate, authorization, waiver, consent, authorization, approval, registration, filing, qualification, franchise or other similar consent granted or issued by any Governmental Body.
(87)“Person” shall mean any natural person, Entity or Governmental Body.
(88)“Post-Closing Claims” shall have the meaning set forth in Section 6.1(c).
(89)“Pre-Closing Occurrence-Based Policies” shall have the meaning set forth in Section 6.1(c).
(90)“Privilege” shall have the meaning set forth in Section 5.7(a)(i).
(91)“Privileged Information” shall means Information that is subject to Privilege.
(92)“Real Estate Matters Agreement” shall mean the Real Estate Matters Agreement between Remainco, Spinco and RMT Partner, dated as of the date hereof and attached hereto as Exhibit C.
(93)“Record Date” shall mean the close of business on date determined by the Remainco Board to be the record date for determining the holders of Remainco Common Stock entitled to receive Spinco Common Stock in the Spin-Off.
(94)“Record Holders” shall mean holders of Remainco Common Stock on the Record Date.
(95)“Records” shall mean any Contracts, documents, books, records or files.
(96)“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.
(97)“Remainco” shall have the meaning set forth in the Preamble.
(98)“Remainco Accounts” shall have the meaning set forth in Section 2.6(a).
(99)“Remainco Asset Transferee” shall mean any Entity that is or will be a member of the Remainco Group to which Remainco Retained Assets shall be or have been transferred, directly or indirectly, at or prior to the Separation Effective Time by an Asset Transferor (or which assets are already held by such Entity) in order to consummate the transactions contemplated hereby or by any Ancillary Agreement.
(100)“Remainco Board” shall have the meaning set forth in the Recitals.
(101)“Remainco Common Stock” shall mean the common stock of Remainco, par value $0.01 per share.
(102)“Remainco CSIs” shall have the meaning set forth in Section 2.11(d).
(103)“Remainco Group” shall mean (i) Remainco, the Remainco Retained Business and each Entity that is a Subsidiary of Remainco as of immediately following the Separation Effective Time and (ii) each Entity that becomes a Subsidiary of Remainco after the Separation Effective Time.
(104)“Remainco Indemnitees” shall mean each member of the Remainco Group from and after the Separation Effective Time and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Remainco Group, and each of their respective successors and permitted assigns, except, for the avoidance of doubt, the Spinco Indemnitees.
(105)“Remainco Insurance Policies” shall mean Insurance Policies of any member of the Remainco Group.
(106)“Remainco Released Liabilities” shall have the meaning set forth in Section 4.1(a)(i).
(107)“Remainco Restricted Business” shall have the meaning set forth in Section 2.13(d)
(108)“Remainco Retained Assets” shall mean:
(i)the categories of Assets listed or described on Schedule 1.1(108)(i) (“Retained Tangible Assets”) located at any Spinco Site, which are to be retained by any member of the Remainco group;
(ii)any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Remainco or any other member of the Remainco Group;
(iii)any and all Assets that are owned, leased, or licensed or contracted for, at or prior to the Separation Effective Time, by Remainco and/or any of its Subsidiaries, that are not Spinco Assets;
(iv)any and all Assets that are acquired or otherwise become an Asset of the Remainco Group after the Separation Effective Time;
(v)any and all Remainco Retained IP;
(vi)all IT Assets other than Spinco IP or Spinco IT Assets;
(vii)(A) the employment and personnel records of Remainco’s and its Affiliates’ employees who are not Spinco Transferred Employees (as defined in the Employee Matters Agreement) and (B) any employment and personnel records of the Spinco Transferred Employees, the transfer of which is prohibited by law or otherwise by reason of any agreement with Spinco Transferred Employees or any Person representing any of them;
(viii)subject to any rights set forth in the Tax Matters Agreement, all financial and Tax records relating to the Spinco Business that form part of the general ledger of Remainco or any of its Affiliates (other than the members of the Spinco Group), any working papers of Remainco’s auditors, and any other Tax records (including accounting records) of Remainco or any of its Affiliates (other than the members of the Spinco Group);
(ix)other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the Spinco Business, and subject to and except as otherwise provided in Section 5.7, all confidential attorney-client privileged communications with legal counsel representing Remainco or its Affiliates occurring on or prior to the Separation Effective Time and relating to the negotiation and consummation of the transactions contemplated by this Agreement and the right to assert the attorney-client privilege with respect thereto;
(x)any information regarding bids received from third parties and confidential analyses relating to the potential divestiture of all or part of the Spinco Business;
(xi)any Remainco Retained Contracts;
(xii)the portion of any Shared Contracts not assigned to Spinco pursuant to Section 2.2, subject to the rights of Spinco and the obligations of the Parties set forth in Section 2.2;
(xiii)(A) all Permits which have been issued by any Governmental Body that are related to the Spinco Business but are not transferable (subject to Section 2.5) and (B) the Permits set forth on Schedule 1.1(108)(xiii);
(xiv)(A) the offices, manufacturing facilities and other owned real property allocated to a member of the Remainco Group pursuant to the Real Estate Matters Agreement and (B) the leases, subleases, licenses or other agreements governing the leased real property allocated to a member of the Remainco Group pursuant to the Real Estate Matters Agreement in each case, subject to the terms and conditions of the Real Estate Matters Agreement;
(xv)all Cash Equivalents (except for the Spinco Cash Amount); and
(xvi)any and all Remainco Insurance Policies.
(109)“Remainco Retained Business” shall mean (i) those businesses operated by the Remainco Group prior to the Separation Effective Time other than the Spinco Business and (ii) those businesses acquired or established by or for any member of the Remainco Group after the Separation Effective Time.
(110)“Remainco Retained Contracts” shall have the meaning set forth in Section 1.1(131)(v).
(111)“Remainco Retained IP” shall mean all Intellectual Property owned or controlled by the Remainco Group, other than Spinco IP, including (i) the Intellectual Property listed on Schedule 1.1(111)(i) and (ii) any Intellectual Property licensed to Spinco or the Spinco Group pursuant to the Intellectual Property Matters Agreement.
(112)“Remainco Retained Liabilities” shall mean:
(i)all Liabilities of Remainco or its Subsidiaries to the extent such Liabilities are not Spinco Liabilities as of the Separation Effective Time;
(ii)Liabilities for Indebtedness of Remainco, the Remainco Group, Spinco or the Spinco Group (other than Spinco Indebtedness, the Spinco New Debt and Indebtedness solely between or among members of the Spinco Group);
(iii)all Liabilities (including those relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor engaged by any member of the Remainco Group or, to the extent the relevant engagement was entered into prior to the Separation Effective Time, any member of the Spinco Group) incurred by or on behalf of any member of the Remainco Group or, prior to the Separation Effective Time, the Spinco Group, in connection with the transactions contemplated by this Agreement or the Ancillary Agreements (other than, for the avoidance of doubt, to the extent otherwise provided in the Merger Agreement or any Ancillary Agreement); provided that the foregoing shall not include any fees, commissions or expenses with respect to the Spinco New Debt;
(iv)all Liabilities to the extent relating to or arising out of the conduct and operation of any business (other than the Spinco Business) of the Remainco Group, whether prior to, at or after the Separation Effective Time; and any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agent of any member of the Remainco Group or liability of any director, officer or manager of Remainco or any of its Subsidiaries to the stockholders of Remainco (whether or not such act or failure to act is or was within such Person’s authority) relating to acts or omissions at or prior to the Separation Effective Time;
(v)any Liabilities to the extent relating to or arising out of the ownership, operation or use of any Remainco Retained Asset, whether before or after the Separation Effective Time;
(vi)all Liabilities to the extent arising under the allocated portion of any Shared Contract in accordance with Section 2.2 or any Remainco Retained Contract or other Contract that is assigned to a member of the Remainco Group;
(vii)all Liabilities set forth on Schedule 1.1(112)(vii); and
(viii)all other Liabilities of Remainco and its Subsidiaries that are expressly contemplated by this Agreement or any other Ancillary Agreement as Liabilities to be retained or assumed by Remainco or any other member of the Remainco Group.
(113)“Representatives” shall mean with respect to an Entity, the directors, officers, other employees, agents, attorneys, accountants, investment bankers and other advisors and representatives of such Entity.
(114)“Resolution Period” shall have the meaning set forth in Section 3.4(b)(ii).
(115)“Retained Tangible Assets” shall have the meaning set forth in Section 1.1(108)(i).
(116)“RMT Partner” shall have the meaning set forth in the Preamble.
(117)“RMT Partner Group” shall mean RMT Partner and each Entity that is or becomes a Subsidiary of RMT Partner (including, after the Effective Time, the Spinco Group).
(118)“RMT Partner Restricted Business” shall have the meaning set forth in Section 2.13(a).
(119)“Second Distribution” shall have the meaning set forth in Section 3.1(a).
(120)“Securitization Agreements” shall mean each of (i) that certain Amended and Restated Receivables Sale and Servicing Agreement dated as of September 25, 2020, by and among each of the parties thereto from time to time as originators, Rexnord Funding LLC, and Rexnord Industries, LLC, and (ii) that certain Receivables Funding and Administration Agreement dated as of September 25, 2020, by and among Rexnord Funding LLC, the financial institutions signatory thereto from time to time as lenders, and Mizuho Bank, LTD.

(121)“Self-Insurance” shall mean any portion of risk that is not financially transferred to a third party unaffiliated insurance company, and shall include, without limitation, deductibles, self-insured retentions, and captive insurance.
(122)“Separation Effective Time” shall mean the time the Spin-Off occurs on the Distribution Date.
(123)“Separation Plan” shall mean the Separation Plan set forth as Exhibit B hereto, as amended, supplemented or modified from time to time in accordance with this Section 1.1(123). From the date of this Agreement, Remainco shall promptly provide to RMT Partner any information that RMT Partner reasonably requests in order to assess any potential changes or amendments to the Separation plan to be proposed by Remainco. Remainco may amend, supplement or modify the Separation Plan; provided, however, any material amendment, supplementation or modification of the Separation Plan, including any amendment, supplementation or modification of the Separation Plan that could affect the conditions precedent to the Merger or the Distributions, impact the ability of the Spinco Group, the Spinco Business or the RMT Partner Group to obtain financing, or adversely affect the tax position of the Spinco Group, the Spinco Business or RMT Partner, shall require the prior written consent of the RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed).
(124)“Shared Contract” means those Contracts (or categories of Contracts, as applicable) set forth in Schedule 2.2(a).
(125)“Software” shall have the meaning set forth in Section 1.1(66)(v).
(126)“Spin-Off” shall have the meaning set forth in Section 3.1(a).
(127)“Spinco” shall have the meaning set forth in the Preamble.
(128)“Spinco Accounts” shall have the meaning set forth in Section 2.6(a).
(129)“Spinco Asbestos Product Liabilities” shall mean any Liabilities on account of or related to asbestos or silica actually or allegedly arising out of, or relating to, any product actually or alleged to have been manufactured, sold, or distributed by or on behalf of the Spinco Group, any alleged predecessor of the Spinco Group or a Spinco Former Business.
(130)“Spinco Asset Transferee” shall mean any Entity that is or will be a member of the Spinco Group to which Spinco Assets shall be or have been transferred, directly or indirectly, at or prior to the Separation Effective Time by an Asset Transferor in order to consummate the transactions contemplated hereby or by any Ancillary Agreement.
(131)“Spinco Assets” shall mean, without duplication, and excluding any Remainco Retained Assets, the following:
(i)all interests in the capital stock of, or any other equity interests in, the members of the Spinco Group held, directly or indirectly, by Remainco immediately prior to the First Distribution (other than Spinco);
(ii)all Spinco Current Assets;
(iii)any and all Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the Spinco Group;
(iv)(A) the offices, manufacturing facilities, warehouse facilities and repair facilities set forth on Schedule 1 of the Real Estate Matters Agreement, (B) the owned real property allocated to a member of the Spinco Group pursuant to the Real Estate Matters Agreement and (C) the leases, subleases, licenses or other agreements governing the leased real property allocated to a member of the Spinco Group pursuant to the Real Estate Matters Agreement, in each case, subject to the terms and conditions of the Real Estate Matters Agreement;

(v)All Contracts that are primarily related to and primarily used in the Spinco Business (other than (A) those contracts listed on Schedule 1.1(131)(v)(A) (the “Remainco Retained Contracts”), (B) Intellectual Property Agreements, which are addressed in Section 1.1(131)(viii) below and (C) Shared Contracts which are addressed in Section 1.1(131)(vii) below), in each case, any rights or claims arising thereunder;
(vi)those Contracts set forth in Schedule 1.1(131)(vi);
(vii)the portion of any Shared Contracts assigned to Spinco pursuant to Section 2.2, subject to the rights of Remainco and the obligations of the Parties set forth in Section 2.2 and, in each case, any rights or claims arising thereunder;
(viii)all Intellectual Property (other than Patents) and Intellectual Property Agreements to the extent related to the Spinco Business, other than Remainco Retained IP, including the Intellectual Property applications, issuances and registrations set forth on Schedule 1.1(131)(viii) (together with the Spinco Patents, the “Spinco IP”) other than any Shared Contracts or Remainco Retained Contracts which are addressed in Section 1.1(131)(vii) and Section 1.1(131)(v) respectively;
(ix)all Patents to the extent related to the Spinco Business, other than Remainco Retained IP, including the Patents set forth on Schedule 1.1(131)(ix) (the “Spinco Patents”) other than any Shared Contracts or Remainco Retained Contracts which are addressed in Section 1.1(131)(vii) and Section 1.1(131)(v) respectively;
(x)all Permits which have been issued by any Governmental Body and (A) which relate primarily to, or are used primarily in, the Spinco Business or (B) which are primarily associated with or related to any Spinco Site, but, in the case of each of clauses (A) and (B), only to the extent transferable;
(xi)all Information to the extent related to the Spinco Business;
(xii)excluding any Intellectual Property (which is addressed in Section 1.1(131)(viii) and Section 1.1(131)(ix)), all IT Assets to the extent exclusively used or exclusively held for use in the Spinco Business, all IT Assets allocated to the Spinco Business pursuant to any plan developed by the Parties for the Systems Separation in accordance with Section 2.16, including the IT Assets listed (or the general categories of which are listed) on Schedule 1.1(131)(xii) (“Spinco IT Assets”) (and other than Shared Contracts or Remainco Retained Contracts which are addressed in Section 1.1(131)(vii) and Section 1.1(131)(v) respectively);
(xiii)excluding any IT Assets and Retained Tangible Assets, all fixtures, machinery, equipment, tools, automobiles, trucks and other transportation equipment, office equipment, furnishings and other tangible property that (A) is primarily used in the Spinco Business or (B) is located at a Spinco Site; “Spinco Site” shall mean a physical site of which the ownership or a leasehold or subleasehold interest is being transferred to or retained by a member of the Spinco Group pursuant to the Real Estate Matters Agreement, other than those sites set forth on Schedule 3 of the Real Estate Matters Agreement which are subject to a subdivision, a lease or sublease back to a member of the Remainco Group as of the Separation Effective Time, in each case excluding Retained Tangible Assets and any such tangible property owned by Persons other than Remainco and its Subsidiaries as of immediately prior to the Separation Effective Time;
(xiv)any and all goodwill of the Spinco Business and Spinco IP;

(xv)all rights to causes of action, lawsuits, judgments, claims and demands, and recoveries from third parties in respect thereof, in each case, to the extent related to the Spinco Business;
(xvi)the Spinco Cash Amount and all bank accounts, lock boxes and other deposit arrangements to the extent used in, held for use in or related to the Spinco Business; and
(xvii)subject to Section 6.1 (including any limitations or obligations of any member of the RMT Partner Group or Spinco Group thereunder) and subject to the terms of the applicable Remainco Insurance Policies, the rights of any member of the Spinco Group under any Pre-Closing Occurrence-Based Policies (it being understood that any retrospective premiums, deductibles or other similar obligations arising from any claim(s) by or on behalf of any Spinco Group member under such Pre-Closing Occurrence- Based Policies shall be borne by the RMT Partner Group); provided further that nothing in this clause (xvii) shall be deemed to constitute (or to reflect) an assignment of any or all of such Pre-Closing Occurrence-Based Policies themselves (as distinguished from a grant of a right to access coverage under such Pre-Closing Occurrence-Based Policies for the Spinco Liabilities, as provided in Section 6.1), to Spinco or any member of the Spinco Group; and
(xviii)all other Assets (other than any Assets that are listed in clauses (i) through (xvii) of this Section 1.1(131)), each of which are subject to the qualifications in this definition of “Spinco Assets”) that are held by the Spinco Group or the Remainco Group immediately prior to the Separation Effective Time that primarily relate to or are primarily used by the Spinco Business as conducted immediately prior to the Separation Effective Time.
Notwithstanding anything to the contrary herein, for the avoidance of doubt, the Spinco Assets shall not include (i) any Assets that are expressly provided by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Remainco Group (including all Remainco Retained Assets).
(132)“Spinco Borrower” shall have the meaning set forth in Section 3.3.
(133)“Spinco Business” shall mean the business of designing, manufacturing, marketing, distributing and selling power transmission components which consist of industrial bearings, aerospace bearings, gears, and seals, conveyor belts, conveyor chains, conveying components, industrial chain, couplings, gear drives and related components and power transmission drive components, such as brakes, shaft locking devices, clutches, and torque limiters, and marketing and selling services related to each of the foregoing, as conducted by Remainco or any of its Affiliates as of immediately prior to the Separation Effective Time.
(134)“Spinco Cash Amount” shall mean the aggregate amount of Cash Equivalents in accounts held by a member of the Spinco Group as of immediately prior to the Calculation Measurement Time (without giving effect to the Cash Payment); provided, however, that the term “Spinco Cash Amount” shall not include any proceeds of the Spinco New Debt. For the avoidance of doubt, the Spinco Cash Amount shall not include any amounts taken into account in the calculation of Closing Working Capital.
(135)“Spinco Common Stock” shall mean the common stock of Spinco, par value $0.01 per share.
(136)“Spinco Contribution” shall mean the Transfer of Assets from the applicable member of the Remainco Group to Spinco and the Assumption of Liabilities by Spinco from the applicable members of the Remainco Group pursuant to the Internal Restructuring or otherwise arising out of or resulting from the transactions contemplated by this Agreement.

(137)“Spinco Current Assets” shall mean the current Assets as of the Calculation Measurement Time of the Spinco Business as described on Schedule 1.1(137), but in all events excluding all Cash Equivalents.
(138)“Spinco Current Liabilities” shall mean the current Liabilities as of the Calculation Measurement Time of the Spinco Business as described on Schedule 1.1(138), subject to any discharge of any of such Liabilities subsequent to the date hereof.
(139)“Spinco Environmental Matters” shall mean: (i) any actual or alleged violation of, breach of or non-compliance with any Environmental Laws or Environmental Permits by or relating to the Spinco Group (or any predecessor thereto), the Spinco Business or any Spinco Former Business; (ii) the presence, Release or threatened Release of or exposure to any Hazardous Substance at, to, on, in, under or from any Spinco Site or Former Spinco Site; (iii) the transportation, treatment, storage, handling, Release or disposal of any Hazardous Substance or the arrangement for such activities at or to any off-site location by or on behalf of the Spinco Group (or any of their predecessors), the Spinco Business or any Spinco Former Business; and (iv) any agreement or operation of law pursuant to which the Spinco Group has or may become liable for any of the foregoing, including as successor in interest under any agreements pursuant to which the Spinco Group or Remainco Group or any of their respective predecessors has retained Liability or provided an indemnification with respect to a counterparty, which Liability would fall within the scope of clauses (i) – (iii) above.
(140)“Spinco Former Businesses” shall mean (i) any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was operated or managed by, or associated with, the Spinco Business as then conducted; and (ii) any predecessor business of the Spinco Group (or Remainco on behalf of the Spinco Group).
(141)“Spinco Group” shall mean Spinco and each Entity that is a Subsidiary of Spinco as of immediately prior to the Effective Time (but after giving effect to the Internal Restructuring), and each Entity that becomes a Subsidiary of Spinco after the Effective Time.
(142)“Spinco Indebtedness” shall mean the amount of Indebtedness of each member of the Spinco Group as of immediately prior to the Calculation Measurement Time; provided, however, that the term “Spinco Indebtedness” shall not include (i) any Indebtedness between wholly owned members of the Spinco Group; (ii) the Spinco New Debt; or (iii) the amounts included as a Spinco Current Liability in Closing Working Capital.
(143)“Spinco Indemnitees” shall mean each member of the Spinco Group or the RMT Partner Group from and after the Separation Effective Time and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Spinco Group or the RMT Partner Group, and each of their respective successors and permitted assigns.
(144)“Spinco IP” shall have the meaning set forth in Section 1.1(131)(viii).
(145)“Spinco IT Assets” shall have the meaning set forth in Section 1.1(131)(xii).
(146)“Spinco Liabilities” shall mean the following Liabilities of Remainco and its Subsidiaries, other than any Remainco Retained Liabilities:
(i)any and all Liabilities: (a) to the extent arising out of or resulting from the operation or conduct of the Spinco Business or any Spinco Former Business, as conducted at any time prior to, at or after the Separation Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent, distributor or representative (whether or not such act or failure to act is or was within such Person’s authority)) of the Spinco Group); (b) to the extent relating to the operation or conduct of any business (other than the Spinco Business) conducted by any member of the Spinco Group at any time after the Separation Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent, distributor or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Spinco Group); (c) to the extent arising out of or relating to any Spinco Asset (including any Former Spinco Site), whether arising before, at or after the Separation Effective Time; or (d) listed on Schedule 1.1(146)(i);
(ii)any and all Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by Spinco or any other member of the Spinco Group, and all agreements, obligations and Liabilities of Spinco or any other member of the Spinco Group under this Agreement or any of the Ancillary Agreements;
(iii)any and all Spinco Current Liabilities;
(iv)any and all Liabilities relating to, arising out of, or resulting from, whether prior to, at or after the Separation Effective Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the Spinco Business;
(v)any and all Spinco Environmental Matters;
(vi)any and all Spinco Asbestos Product Liabilities;
(vii)any and all Liabilities to the extent relating to, arising out of or resulting from any Legal Proceeding related to the Spinco Business, including the Legal Proceedings listed on Schedule 1.1(146)(vii);
(viii)any Liabilities allocated to Spinco or any member of the Spinco Group pursuant to Section 2.11; and
(ix)(A) Indebtedness solely between or among members of the Spinco Group, (B) the Spinco Indebtedness and (C) the Spinco New Debt.
(147)“Spinco New Debt” means the indebtedness provided by the Spinco Financing.
(148)“Spinco Patents” shall have the meaning set forth in Section 1.1(131)(ix).
(149)“Spinco Released Liabilities” shall have the meaning set forth in Section 4.1(a)(ii).
(150)“Spinco Site” shall have the meaning set forth in the definition of Spinco Assets.
(151)“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (i) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (ii) more than fifty percent (50%) of the outstanding equity, voting or financial interests in such Entity.
(152)“Systems Separation” shall have the meaning set forth in Section 2.16.
(153)“Target Working Capital” shall mean $213,000,000.
(154)“Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.
(155)“Tax Contest” shall mean a pending or threatened audit, claim, suit, action, proposed assessment or other proceeding concerning Taxes.
(156)“Tax Matters Agreement” shall mean the Tax Matters Agreement by and among Remainco, Spinco and RMT Partner, dated as of the date hereof and attached hereto as Exhibit E.

(157)“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.
(158)“Third Distribution” shall have the meaning set forth in Section 3.1(a).
(159)“Third-Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any member of its Group) and any other Persons (other than a Party or any member of its respective Group) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Spinco Assets or Spinco Liabilities, or Remainco Retained Assets or Remainco Retained Liabilities, such Contracts shall be assigned or retained in accordance with Article II).
(160)“Third-Party Claim” shall have the meaning set forth in Section 4.4(b).
(161)“Third-Party Proceeds” shall have the meaning set forth in Section 4.7(a)(ii).
(162)“Trademarks” shall have the meaning set forth in Section 1.1(66).
(163)“Transaction Expenses” shall mean the following amounts to the extent that they remain unpaid as of the Calculation Measurement Time, (i) all out-of-pocket legal, accounting, financial advisory, consulting, finders and all other similar fees and expenses of third parties incurred by any member of the Spinco Group in connection with the negotiation and effectuation of this Agreement, the Merger Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby and (ii) any bonus, severance, change-in-control payments or similar payment obligations of any member of the Spinco Group triggered solely by the consummation of the transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements, other than any severance obligations assumed by the Spinco Group under the Employee Matters Agreement. For the avoidance of doubt, Transaction Expenses shall not include any amounts taken into account in the calculation of the Closing Working Capital, Spinco Indebtedness or Unfunded Pension Liabilities.
(164)“Transfer” shall have the meaning set forth in Section 2.1(b); and the term “Transferred” shall have its correlative.
(165)“Transition Services Agreement” shall mean the Transition Services Agreement by and between Remainco and Spinco, in the form attached hereto as Exhibit A.
(166)“Treasury Regulations” shall mean the regulations promulgated under the Code.
(167)“Unaffiliated Accounting Firm” shall have the meaning set forth in Section 3.4(b)(iii).
(168)“Unaffiliated Actuary” shall have the meaning set forth in Section 3.4(f)(iii).
(169)“Unfunded Pension Liabilities” shall mean the excess of (i) the total of the projected benefit obligations under the Defined Benefit Pension Plans (based on valuations calculated in accordance with the Accounting Principles, as of the Calculation Measurement Time) over (ii) the value of the assets associated with such Defined Benefit Pension Plans as of the Calculation Measurement Time (based on valuations calculated in accordance with the Accounting Principles); provided, however, that with respect to the Spinco Pension Plan, the assets used for purposes of calculating the Unfunded Pension Liabilities shall be the 414(l) Amount (as defined in the Employee Matters Agreement) as outlined in Section 5.1 of the Employee Matters Agreement, without adjustment for interest or investment returns between the Distribution Date and the ultimate Pension Transfer Date (as defined in the Employee Matters Agreement) or True-Up Date (as defined in the Employee Matters Agreement).
(170)“Unfunded Pension Liabilities Adjustment Amount” shall have the meaning set forth in Section 3.4(g).
(171)“Unfunded Pension Liabilities Excess Amount” shall have the meaning set forth in Section 3.4(g).

(172)“Unfunded Pension Liabilities Notice of Objection” shall have the meaning set forth in Section 3.4(f)(i).
(173)“Unfunded Pension Liabilities Resolution Period” shall have the meaning set forth in Section 3.4(f)(ii).
(174)“Unfunded Pension Liabilities Shortfall Amount” shall have the meaning set forth in Section 3.4(g).
(175)“Unfunded Pension Liabilities Statement” shall have the meaning set forth in Section 3.4(e)(i).
ARTICLE II
THE SEPARATION
Section 2.1Restructuring; Transfer of Assets; Assumption of Liabilities.
(a)At or prior to the Separation Effective Time, each of Remainco and Spinco shall complete the Internal Restructuring, including by taking the actions referred to in Sections 2.1(b) and 2.1(c) below, in accordance with the Separation Plan and the terms of this Agreement. Without limiting the generality of Remainco’s other obligations in this Agreement, Remainco shall cause Spinco, immediately following the Internal Restructuring and prior to the Separation Effective Time, to own (directly or through another wholly owned Subsidiary of Spinco), free and clear of any Encumbrances (other than Encumbrances under the Spinco New Debt, applicable securities laws or any indebtedness for borrowed money of Remainco or any member of the Remainco Group that may be outstanding as of the Separation Effective Time but which indebtedness for borrowed money is terminated and released as of the Effective Time), all of the equity interests in each of the members of the Spinco Group listed on Schedule 2.1(a) and not, unless RMT Partner shall otherwise agree in writing (whose agreement shall not be unreasonably withheld, conditioned or delayed), to have any other Subsidiaries. For the avoidance of doubt, Section 2.5 shall not be deemed to excuse Remainco’s performance of its obligation pursuant to the preceding sentence.
(b)At or prior to the Separation Effective Time (it being understood that some of such Transfers may occur following the Separation Effective Time in accordance with Section 2.2 or Section 2.5), in connection with the Internal Restructuring, Remainco shall, and shall cause the applicable Asset Transferors to, as applicable, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (i) the respective Remainco Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the Remainco Retained Assets (to the extent not then already owned or held by a Remainco Asset Transferee) and (ii) Spinco and/or the respective Spinco Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Spinco Assets (to the extent not then already owned by a member of the Spinco Group); and Remainco and Spinco, as applicable, shall cause the applicable Remainco Asset Transferees and Spinco Asset Transferees, as applicable, to accept from Remainco and the applicable members of the Remainco Group, and Spinco and the applicable members of the Spinco Group, as applicable, all of Remainco’s and the other members of the Remainco Group’s and Spinco’s and the other members of the Spinco Group’s, as applicable, respective direct or indirect rights, title and interest in and to the applicable Assets allocated to each of them.
(c)Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Separation Effective Time, (i) Remainco shall, or shall cause a member of the Remainco Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Remainco Retained Liabilities and (ii) Spinco shall, or shall cause a member of the Spinco Group to, Assume all of the Spinco Liabilities (or to the extent already a Liability of the Spinco Group, retain), in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Separation Effective Time, (C) where or against whom such Liabilities are asserted or determined, (D) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Legal Requirement, fraud or misrepresentation by any member of the Remainco Group or the Spinco Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (E) which Entity is named in any Legal Proceeding associated with any Liability.
(d)In connection with the Internal Restructuring and in exchange for the Spinco Contribution, at or prior to the Separation Effective Time, Spinco shall (i) issue to Intermediateco additional shares of Spinco Common Stock such that the number of shares of Spinco Common Stock (together with such shares previously held by Intermediateco) shall be equal to the number of shares of common stock of Remainco outstanding as of the Record Date, which shares as of the date of issuance shall represent all of the issued and outstanding shares of Spinco Common Stock, and (ii) make the Cash Payment to Intermediateco.
(e)It is understood and agreed that certain of the Remainco Retained Assets, Remainco Retained Liabilities, Spinco Assets and Spinco Liabilities, as applicable, may already be retained by the Remainco Group or Spinco Group, as applicable, as of the Separation Effective Time and, as a result, in such cases, no additional Transfers or Assumptions, as applicable, by any member of the Remainco Group or the Spinco Group, as applicable, shall be deemed to have occurred with respect thereto pursuant to this Agreement. The Parties agree that, as of the Separation Effective Time, each of Spinco and Remainco, as applicable, shall be deemed to have acquired complete and sole beneficial ownership over all of their respective Assets, together with all rights, powers and privileges incident thereto (subject to Section 2.2 and Section 2.5(a)), and shall be deemed to have Assumed (or retained Liability for, as applicable) in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.
(f)The Parties further agree that, except as otherwise specifically provided in the Separation Plan, no Assets or Liabilities of any Entity that is not a wholly-owned Subsidiary shall be Transferred or Assumed via an asset transfer pursuant to Section 2.1, but instead any Transfer or Assumption with respect to such Entity shall be implemented by means of a Transfer of the equity interests in such Entity pursuant to this Agreement.
Section 2.2Treatment of Shared Contracts.Without limiting the generality of the obligations set forth in Sections 2.1(a) and 2.1(b):
(a)Each Shared Contract set forth on Schedule 2.2(a) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Separation Effective Time, so that each of Remainco or Spinco or the members of their respective Group as of the Separation Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that
(x)in no event shall any member of any such Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended without Consent of the counterparty to effect an assignment or other transfer) by its terms (including any terms imposing Consent requirements or conditions on an assignment or amendment where such Consents or conditions have not been obtained or fulfilled, subject to Section 2.5), and
(y)if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of Remainco or Spinco (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, Remainco or Spinco, as applicable, for which such Shared Contract is, as applicable, a Remainco Retained Asset or Spinco Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than twenty-four (24) months after the Separation Effective Time, take such other reasonable and permissible actions to cause such member of the Spinco Group or the Remainco Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Spinco Business or the Remainco Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned (or amended to allow such assignment) to a member of the applicable Group pursuant to this Section 2.2 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2; and (B) the Party to which the benefit of such Shared

Contract inures in part shall use reasonable best efforts to enter into a separate Contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.2(a); provided that, the Party for which such Shared Contract is, as applicable, a Remainco Retained Asset or Spinco Asset, and such Party’s applicable Subsidiaries’ shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.2(a).
(b)Each of Remainco and Spinco shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Separation Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Legal Requirement or good faith resolution of a Tax Contest).
(c)For the avoidance of doubt, it is the intent of the Parties that all Contracts (or categories of Contracts or services) with counterparties that provide enterprise-wide corporate overhead services set forth on Schedule 2.2(c), and any related benefits or services, to the Spinco Group (whether or not primarily related to the Spinco Business) prior to the Separation Effective Time, shall not be Transferred to the Spinco Group and shall be deemed Remainco Retained Assets.
Section 2.3Intercompany Accounts.Each Intercompany Account shall be satisfied or settled in full in cash or otherwise terminated (in each case with no further Liability, including in respect of Taxes on Spinco or any member of the Spinco Group) by the relevant members of the Remainco Group and the Spinco Group no later than the Separation Effective Time in each case, with no further liability or obligation of any member of either the Remainco Group or the Spinco Group, in a manner determined by Remainco.
Section 2.4Intercompany Contracts.No member of the Remainco Group or the Spinco Group shall be liable to any member of the other Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and any member of the other Group existing at or prior to the Separation Effective Time (other than, pursuant to any Continuing Arrangements, any Third-Party Agreements, as set forth in Section 4.1(b) or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and Remainco and Spinco, on behalf of the themselves and each member of their Group, hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it or any member of its Group and any member of the other Group effective as of the Separation Effective Time (other than any Continuing Arrangements, any Third-Party Agreements, as set forth in Section 4.1(b) or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby).
Section 2.5Transfers of Assets Not Effected at or Prior to the Separation Effective Time; Transfers Deemed Effective as of the Separation Effective Time.
(a)To the extent that any Transfers contemplated by this Article II shall not have been consummated at or prior to the Separation Effective Time, Remainco and Spinco shall use reasonable best reasonable efforts to effect such Transfers as promptly following the Separation Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets which by their terms or operation of Legal Requirements cannot be Transferred; provided, however, that each of the Remainco Group and the Spinco Group shall cooperate and use their respective reasonable best efforts to seek and obtain, in accordance with applicable Legal Requirements, any necessary Consents or Governmental Authorizations for the Transfer of all Assets contemplated to be Transferred pursuant to this Article II to the fullest extent permitted by applicable Legal Requirements, and each of the Remainco Group and the Spinco Group shall pay fifty percent of any cost required to be paid to a third party to obtain any such Consents or Governmental Authorizations unless otherwise agreed upon in writing by the Parties (including RMT Partner), it being understood that any fees to be paid by the Spinco Group shall be borne by the RMT Partner Group after the Effective Time. In the event that any such Transfer of Assets has not been consummated, from and after the Separation Effective Time, the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto). In addition, the Party retaining such Asset

(or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Legal Requirements, such Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Legal Requirements, in the same position as if such Asset had been Transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset, are to inure from and after the Separation Effective Time to the relevant member or members of the Remainco Group or the Spinco Group entitled to the receipt of such Asset. If and when the Consents, Governmental Authorizations and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset pursuant to this Section 2.5(a), are obtained or satisfied, the Transfer of the applicable Asset shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.1) and/or the applicable Ancillary Agreement. The Parties’ obligations under this Section 2.5(a) shall terminate on the date that is twenty-four (24) months after the Separation Effective Time; provided, that if, on or before the last day of such twenty-four (24) month period, RMT Partner provides written notice to Remainco of any such Asset that is unable to be Transferred to any member of the Spinco Group as of the end of such period (and none of the Spinco Group or the RMT Partner Group has materially breached any of their obligations set forth in Section 2.5 with respect to such Asset), the Parties’ obligations under this Section 2.5(a) solely with respect to such identified Asset, shall continue (i) with respect to each such Asset other than a Contract, until that Asset is no longer usable, and (ii) with respect to each such Asset that is a Contract, until that Contract expires or terminates in accordance with its terms (as in effect at the Separation Effective Time).
(b)In retaining any Asset due to the deferral of the Transfer of such Asset pursuant to Section 2.5(a), Remainco or Spinco (or relevant member of its Group) shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of, in connection with and relating to such retained Asset (but, in the case of this clause (ii), only to the extent constituting a Spinco Liability (in the case of indemnification by the Spinco Group) or a Remainco Retained Liability (in the case of indemnification by the Remainco Group) and not in connection with the existence of the arrangement providing for such sharing).
(c)With respect to Assets described in Section 2.5(a), each of Remainco and Spinco shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes the deferred Assets as assets having been Transferred to and owned by the Party (or applicable member of its Group) entitled to such Assets as of the Separation Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Legal Requirements or good faith resolution of a Tax Contest).
(d)Without limiting the foregoing provisions with respect to Transfers pursuant to this Article II, Remainco and Spinco acknowledge that certain other Consents or Governmental Authorization may be required in connection with the consummation of the transactions contemplated by the Ancillary Agreements (including those with respect to Spinco Assets that are already held by the Spinco Group as the date of this Agreement). Remainco and Spinco agree to use reasonable best efforts to obtain any such Consents or Governmental Authorizations prior to the Separation Effective Time. The Parties agree that the other provisions of this Section 2.5 shall not apply to Spinco Assets that are already held by the Spinco Group as of the date of this Agreement.

Section 2.6Bank Accounts.
(a)Each of Remainco and Spinco agrees to use reasonable best efforts to take, or cause the respective members of their respective Groups to take, prior to the Separation Effective Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing each bank and brokerage account (including lock boxes) owned by Spinco or any other member of the Spinco Group (collectively, the “Spinco Accounts”), so that such Spinco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account (or lock box) owned by Remainco or any other member of the Remainco Group (collectively, the “Remainco Accounts”) are de-linked from such Remainco Accounts.
(b)Each of the Remainco and Spinco agrees to use reasonable best efforts to take, or cause the respective members of their respective Groups to take, prior to the Separation Effective Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing each Remainco Account related to the Spinco Business set forth on Schedule 2.6(b) such that such Contracts (and the related Asset) shall be Transferred to Spinco or any other member of the Spinco Group.
(c)Each of the Remainco and Spinco agrees to use reasonable best efforts to take, or cause the respective members of their respective Groups to take, prior to the Separation Effective Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing each Spinco Account related to the Remainco Retained Business set forth on Schedule 2.6(c) such that such Contracts (and the related Asset) shall be Transferred to Remainco or any other member of the Remainco Group.
(d)Each of Remainco and Spinco agrees to use reasonable best efforts to take, or cause the respective members of their respective Groups to take, prior to the Separation Effective Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing the Remainco Accounts so that such Remainco Accounts, if currently linked to any Spinco Account, are de-linked from such Spinco Accounts.
(e)With respect to any outstanding checks issued by Remainco, Spinco or any of their respective Subsidiaries prior to the Separation Effective Time, such outstanding checks shall be honored from and after the Separation Effective Time by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any other Ancillary Agreement.
Section 2.7Permits.The Remainco Group shall cooperate with the Spinco Group and Remainco shall use its reasonable best efforts to finalize or effectuate the transfer of a Permit to the Spinco Group that is designated as a Spinco Asset and that is not already Transferred to a member of the Spinco Group as of the Distribution Date. The Spinco Group shall cooperate with the Remainco Group and shall use its reasonable best efforts to finalize or effectuate the transfer of a Permit to the Remainco Group that is designated as an Remainco Retained Asset and that is not already Transferred to a member of the Remainco Group as of the Distribution Date. If any Permit cannot be transferred then until such Permit terminates in accordance with its terms, the Parties shall use their reasonable best efforts to develop and implement arrangements to pass along to the Spinco Group or Remainco Group, as applicable, the ability to continue to operate the Spinco Business or the Remainco Retained Business, as applicable, as presently conducted under the terms of any such Permit. Except as otherwise set forth in the Merger Agreement (the provisions of which shall control with respect to the parties’ agreements regarding and the obtainment of Governmental Authorizations and Consents thereunder), each of the Remainco Group and the Spinco Group shall cooperate and use their respective reasonable best efforts to seek and obtain, in accordance with applicable Legal Requirements, any necessary Consents or Governmental Authorizations for the Transfer of all Permits contemplated to be Transferred pursuant to this Article II to the fullest extent permitted by applicable Legal Requirements, and each of the Remainco Group and the Spinco Group shall pay fifty percent of any cost required to be paid to a third party to obtain any such Consents or Governmental Authorizations unless otherwise agreed upon in writing by the Parties (including RMT Partner), it being understood that any fees to be paid by the Spinco Group shall be borne by the RMT Partner Group after the Effective Time. The Parties acknowledge that this Section 2.7 does not apply to Permits that are Spinco Assets and are already held by the Spinco Group as of the date of this Agreement.

Section 2.8Conveyancing and Assumption Instruments.In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities, any Conveyancing and Assumption Instruments reasonably necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its Transferred Assets and the valid and effective Assumption by the applicable Party of Liabilities it has Assumed for Transfers and Assumptions to be effected pursuant to applicable Legal Requirements, in such form as is reasonably acceptable to each of the Parties (such acceptance not to be unreasonably withheld, conditioned or delayed), including the Transfer of owned real property by deeds as may be appropriate and in form and substance as required by the jurisdiction in which the owned real property is located. All Conveyancing and Assumption Instruments shall be prepared, executed and delivered in a manner reasonably approved by each of the Parties (such approval not to be unreasonably withheld, conditioned or delayed). The Conveyancing and Assumption Instruments shall not contain (i) any indemnities that conflict with this Agreement or (ii) any representations or warranties, except to the extent required to comply with applicable Legal Requirements, and, to the extent that any provision of a Conveyancing and Assumption Instrument does conflict with any provision of this Agreement, this Agreement shall govern and control. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to equity and, only to the extent required by applicable Legal Requirement, by notation on public registries.
Section 2.9Ancillary Agreements.Concurrently with the execution and delivery of this Agreement, the Parties have executed and delivered the Employee Matters Agreement, the Tax Matters Agreement, the Intellectual Property Matters Agreement and the Real Estate Matters Agreement. At or prior to the Separation Effective Time, each of Remainco, Spinco and RMT Partner shall execute and deliver the other Ancillary Agreements (in each case to the extent to which it is a party), to be effective at the Separation Effective Time or the Effective Time, as applicable.
Section 2.10Further Assurances.
(a)In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement and the Merger Agreement, including Section 2.5 of this Agreement, each of the Parties shall cooperate with each other in good faith and use (and shall cause its respective Group to use) reasonable best efforts at and after the Separation Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)Without limiting the foregoing, at and after the Separation Effective Time and subject to the limitations expressly set forth in this Agreement and the Merger Agreement, including Section 2.5 of this Agreement, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party (except as provided in Section 2.5(b)), from and after the Separation Effective Time, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby.
(c)Without limiting the foregoing, in the event that after the Separation Effective Time any Party (or member of such Party’s Group) receives or discovers that it possesses any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) to which another Party is entitled pursuant to this Agreement, such Party agrees to notify in writing the other Party and, upon written request, promptly Transfer, or cause to be Transferred such Asset to such other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset shall be held in accordance with the provisions of Section 2.5.

(d)After the Separation Effective Time, each Party (or any member of its Group) may receive mail, packages, electronic mail and any other written communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Separation Effective Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.10(d), open all mail, packages, electronic mail and any other written communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, electronic mail or any other written communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 8.5. The provisions of this Section 2.10(d) are not intended to, and shall not be deemed to, constitute an authorization by any Party to permit any other Party to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.
Section 2.11Guarantees and Credit Support Instruments.
(a)Except as otherwise specified in any Ancillary Agreement, at or prior to the Separation Effective Time or as soon as practicable thereafter, Spinco shall (with the reasonable cooperation of the applicable member of the Remainco Group) use its reasonable best efforts to (i) cause a member of the Spinco Group to be substituted in all respects for a member of the Remainco Group, as applicable, under and (ii) have all members of the Remainco Group be removed as guarantor of or obligor for any Liability (including any credit agreement, any guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort) given or obtained by any member of the Remainco Group for the benefit of any member of the Spinco Group to the extent in respect of Spinco Liabilities, to the fullest extent permitted by applicable Legal Requirement, including in respect of those guarantees or similar arrangements set forth on Schedule 2.11(a)(ii) to the extent in respect of Spinco Liabilities, in the case of each of clause (i) and (ii) above, without any Liability to any member of the Remainco Group.
(b)Without limitation of Section 2.11(a), at or prior to the Separation Effective Time, to the extent required to obtain a release from a guaranty of Spinco Liabilities (a “Guaranty Release”) of any member of the Remainco Group referred to in Section 2.11(a), Spinco (and if necessary, in the case of a guaranty by Remainco, by any Subsidiary of Remainco that directly or indirectly owns the Spinco Group, or any of the guarantees set forth on Schedule 2.11(a)(ii), to the extent required by the counterparty, a guaranty from the RMT Partner, other than, for the avoidance of doubt, with respect to the Spinco New Debt) shall, and shall cause the other members of its respective Group to, as applicable, use reasonable best efforts to execute a guaranty agreement in respect of Spinco Liabilities (other than with respect to Spinco New Debt) that is substantially in the form of the existing guaranty or such other form as is reasonably agreed to by the relevant parties to such guaranty agreement, which agreement shall, to the extent consented to by any applicable third party, include the removal of any Encumbrance on or in any Remainco Retained Asset that may serve as collateral or security for any such Liability without any Liability to any member of the Remainco Group.
(c)If any member of the Spinco Group (and if necessary, a member of the RMT Partner Group) is unable to obtain, or to cause to be obtained, any such required removal as set forth in clause (a) of this Section 2.11, Spinco shall and shall cause the members of the Spinco Group to (i) continue to use its reasonable best efforts to obtain the relevant Guaranty Release; (ii) jointly and severally indemnify and hold harmless the Remainco Indemnitees for any Spinco Liabilities arising from or relating to such guaranty or similar arrangement, including any fees in connection with the continued maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such guarantees or similar arrangements in accordance with the terms thereof; and (iii) reimburse the applicable member of the Remainco Group for all reasonable and documented out-of-pocket expenses incurred by it arising out of or related to any Spinco Liability in respect of such guarantee. In furtherance of the foregoing, without the prior written consent of Remainco, Spinco shall not, and shall not permit any member of the Spinco Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which Remainco or any member of the Remainco Group has issued any guarantee which remain outstanding. Neither Remainco nor any member of the Remainco Group will have any obligation to renew any guarantee issued on behalf of or in favor of any member of the Spinco Group or the Spinco Business after the expiration of any such guarantee.

(d)At or prior to the Separation Effective Time or as promptly as practicable thereafter, Spinco shall use reasonable best efforts to replace all Credit Support Instruments issued by or on behalf of Remainco or other members of the Remainco Group on behalf of or in favor of any member of the Spinco Group or the Spinco Business in respect of Spinco Liabilities (the “Remainco CSIs”) with Credit Support Instruments obtained by Spinco or a member of the Spinco Group (or, at the election of the RMT Partner, obtained by the RMT Partner) without any Liability to any member of the Spinco Group. With respect to any Remainco CSIs that remain outstanding after the Separation Effective Time, (i) Spinco shall, and shall cause the members of the Spinco Group to, jointly and severally indemnify and hold harmless the Remainco Indemnitees for any Spinco Liabilities arising from or relating to such Remainco CSIs, including any fees in connection with the continued maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Remainco CSIs in accordance with the terms thereof; (ii) Spinco shall reimburse the applicable member of the Remainco Group for all reasonable and documented out-of-pocket expenses incurred by it arising out of or related to any such Remainco CSI; and (iii) without the prior written consent of Remainco, Spinco shall not, and shall not permit any member of the Spinco Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which Remainco or any member of the Remainco Group has issued any Remainco CSI which remains outstanding. Neither Remainco nor any member of the Remainco Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Spinco Group or the Spinco Business after the expiration of any such Credit Support Instrument.
(e)Notwithstanding anything to the contrary in this Section 2.11, Remainco and Spinco shall coordinate with RMT Partner with respect to the matters set forth in this Section 2.11 and Spinco shall not (and Remainco shall cause Spinco not to), without the prior written consent of RMT Partner (which consent shall not be unreasonably withheld, delayed or conditioned), undertake or have any obligation to undertake the payment of any consideration (or the incurrence otherwise of any Liability or obligation) to a third party in connection with any of the actions describe in this Section 2.11 unless constituting a Spinco Liability.
(f)To the extent there exist any Liability, guaranty, or Credit Support Instrument provided by the Spinco Group in favor of the Remainco Group with respect to a Remainco Retained Liability, then the provisions of Section 2.11(a) through (e) shall apply reciprocally to such matter, mutatis mutandis.
Section 2.12Disclaimer of Representations and Warranties.
(a)EACH OF THE PARTIES (ON BEHALF OF ITSELF AND EACH MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OR ENCUMBRANCES OF, AS TO NON-INFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY OR ITS GROUP, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY OR ITS GROUP, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN

THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR OTHER ENCUMBRANCE AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY LEGAL REQUIREMENTS OR JUDGMENTS ARE NOT COMPLIED WITH.
(b)Each of the Parties (on behalf of itself and each member of its Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.12(a) is held unenforceable or is unavailable for any reason under the Legal Requirements of any jurisdiction or if, under the Legal Requirements of a jurisdiction, both Remainco or any member of the Remainco Group, on the one hand, and Spinco or any member of the Spinco Group, on the other hand, are jointly or severally liable for any Remainco Liability or any Spinco Liability, respectively, then the Parties intend that, notwithstanding any provision to the contrary under the Legal Requirements of such jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including any disclaimer of representations and warranties, allocation of Liabilities among the Parties and their respective Groups, releases and indemnification of Liabilities) shall prevail for any and all purposes among the Parties and their respective Groups.
(c)Remainco hereby waives compliance by itself and each and every member of the Remainco Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Remainco Retained Assets to Remainco or any member of the Remainco Group.
(d)Spinco hereby waives compliance by itself and each and every member of the Spinco Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Spinco Assets to Spinco or any member of the Spinco Group.
Section 2.13Restrictive Covenants.
(a)Remainco Group Non-Compete.
(i)For a period of two (2) years following the Separation Effective Time, without the prior written consent of RMT Partner, Remainco agrees not to directly or indirectly, and not to permit any of its Group to, engage in, manage or operate, anywhere in the world, or own an equity interest in any Person who engages in, manages or operates anywhere in the world, in any business that competes with the RMT Partner Restricted Business (a “Competing RMT Partner Business”); provided, however, that nothing herein shall preclude Remainco or any of its Group from:
(1)acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing RMT Partner Business if such Competing RMT Partner Business generated less than five percent (5%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;
(2)owning five percent (5%) or less of the outstanding securities of any Person whose shares are listed on a stock exchange; provided, that such shares are held for passive investment purposes only and none of the members of the Remainco Group exercise control of (or otherwise manage, operate or engage in the Competing RMT Partner Business of) such Person;
(3)acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is (directly or indirectly through controlled Affiliates) engaged in a Competing RMT Partner Business if (A) such Competing RMT Partner Business generated five percent (5%) or more (but in no event greater than twenty percent (20%)) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) Remainco, within one (1) year after the consummation of such acquisition, discontinues, or enters into a definitive agreement to cause the divestiture of (and within twelve months after the entry into such definitive agreement divests pursuant thereto (subject to regulatory extensions)), a sufficient portion of the Competing RMT Partner Business of such Person such that the restrictions set forth in this Section 2.13(a)(i) would not operate to restrict such ownership;
(4)exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement or any of the Ancillary Agreements; or
(5)entering into or participating in a joint venture or partnership, with any Person engaged in a Competing RMT Partner Business, if such joint venture or partnership does not engage in a Competing RMT Partner Business.
(ii)The Parties acknowledge that the restrictions contained in this Section 2.13(a) are reasonable in scope and duration. The Parties further acknowledge that the restrictions contained in this Section 2.13(a) are necessary to protect RMT Partner’s significant interest in the RMT Partner Restricted Business, including its goodwill. It is the desire and intent of the Parties that the provisions of this Section 2.13(a) be enforced to the fullest extent permissible under applicable Legal Requirements. If any covenant in this Section 2.13(a) is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a Governmental Body of competent jurisdiction, the Parties agree that:
(1)such determination will not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of this Section 2.13(a) in any situation in any jurisdiction; (2) the offending term or provision will be reformed rather than voided and the Governmental Body making such determination will have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 2.13(a) enforceable to the fullest extent permitted by applicable Legal Requirements; and (3) the restrictive covenants set forth in this Section 2.13(a) will be enforceable as so modified.
For purposes hereof, “RMT Partner Restricted Business” shall mean the Spinco Business as conducted as of immediately prior to the Separation Effective Time or at any time during the Measurement Period (as defined in the Merger Agreement).
(b)Non-Solicit/No-Hire.
(i)For a period of two (2) years following the Separation Effective Time, without the prior written consent of RMT Partner, Remainco agrees not to directly or indirectly, and not to permit any member of the Remainco Group to, solicit, offer, assist, hire, encourage, suggest to or induce, in any manner whatsoever, any employee or independent contractor of the RMT Partner Group who was an employee or independent contractor of Remainco or any of its Subsidiaries (including for the avoidance of doubt the Spinco Business and the Spinco Group) prior to the Separation Effective Time to leave the employ or service, as applicable, of the RMT Partner Group; provided, that nothing herein shall be deemed to prohibit Remainco or another member of the Remainco Group: (i) from soliciting any employee or consultant of the RMT Partner Group by placing advertisements in newspapers, electronically or other media of general circulation advertising employment or independent contractor opportunities; (ii) from initiating a search by an executive recruiting firm where such search is not directed at such employees or independent contractors of the RMT Partner Group; and (iii) from hiring persons who have not been employees or independent contractors, as applicable, of the RMT Partner Group for three (3) months prior to the time of hiring. For the avoidance of doubt, all references to RMT Partner’s Group in this Section 2.13(b)(i) shall include Spinco and the Spinco Group.
(ii)For a period of two (2) years following the Separation Effective Time, without the prior written consent of Remainco, RMT Partner agrees not to directly or indirectly, and not to permit any member of the RMT Partner Group to, solicit, offer, assist, hire, encourage, suggest to or induce, in any manner whatsoever, any employee or independent contractor of the Remainco Group who was an employee or independent contractor of the Remainco Group prior to the Separation Effective Time to leave the employ or service, as applicable, of the Remainco Group; provided, that nothing herein shall be deemed to prohibit RMT Partner or another member of the RMT Partner Group: (i) from soliciting any employee or consultant of the Remainco Group by placing advertisements in newspapers, electronically or other media of general circulation advertising employment or independent contractor opportunities; (ii) from initiating a search by an executive recruiting firm where such search is not directed at such employees or independent contractors of the Remainco Group; and (iii) from hiring persons who have not been employees or independent contractors, as applicable, of the Remainco Group for three (3) months prior to the time of hiring. For the avoidance of doubt, all references to RMT Partner’s Group in this Section 2.13(b)(ii) shall include Spinco and the Spinco Group.
(c)The Parties acknowledge that the restrictions contained in Section 2.13 are reasonable in scope and duration. The Parties further acknowledge that the restrictions contained in Section 2.13 are necessary to protect the relevant Party’s significant interest in the businesses of Remainco or the RMT Partner Restricted Business, as applicable, including its goodwill. It is the desire and intent of the Parties that the provisions of Section 2.13 be enforced to the fullest extent permissible under applicable Legal Requirements. If any covenant in Section 2.13 is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a Governmental Body of competent jurisdiction, the Parties agree that: (i) such determination will not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of Section 2.13 in any situation in any jurisdiction; (ii) the offending term or provision will be reformed rather than voided and the Governmental Body making such determination will have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in Section 2.13 enforceable to the fullest extent permitted by applicable Legal Requirements; and (iii) the restrictive covenants set forth in Section 2.13 will be enforceable as so modified.
(d)Notwithstanding the foregoing, the restrictive covenants set forth in this Section 2.13 (which includes such covenants contained in Section 2.13(a) and (b), as applicable) shall terminate (i) with respect to Remainco (or any member of the Remainco Group), upon the sale or other Transfer of substantially all of the Remainco Retained Assets (including by sale of equity securities) or the Remainco Restricted Business and (ii) with respect to RMT Partner (or any member of the RMT Partner Group), upon the sale or other Transfer of substantially all of the Spinco Assets (including by sale of equity securities) or the RMT Partner Restricted Business, in each case to any bona fide third party that is not an Affiliate and for the avoidance of doubt, no such third party shall be bound by this Section 2.13. “Remainco Restricted Business” shall mean the businesses of designing, procuring, manufacturing, and marketing products that provide and enhance water quality, safety, flow control and conservation, including professional grade water control and safety, water distribution and drainage, finish plumbing, and site works products for nonresidential buildings a conducted by Remainco as of immediately prior to the Separation Effective Time or at any time during the Measurement Period (as defined in the Merger Agreement).
Section 2.14Certain Resignations.At or prior to the Distribution Date, Spinco shall use its reasonable best efforts to cause each officer and director of any member of the Remainco Group who will not be employed by any member of the Spinco Group after the Distribution Date to be removed, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of any member of the Spinco Group on which they serve, and from all positions as officers of any member of the Spinco Group in which they serve, with no Liabilities to such officers or directors.
Section 2.15Removal of Retained Tangible Assets.Except as may otherwise be provided in the Ancillary Agreements or otherwise agreed to by the Parties, Remainco shall use its reasonable best efforts to move or cause to be moved those Retained Tangible Assets as soon as reasonably practicable after the Separation Effective Time from such facilities, at Remainco’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Spinco Group and not to cause damage to such facility, and such member of the Spinco Group shall provide reasonable access to such facility to effectuate the same.
Section 2.16Separation Planning and Day-One Readiness.As soon as practical following the date hereof, Remainco and Spinco shall cooperate in good faith to design a plan with respect to (a) the separation of the Spinco Business’s IT Assets and Software from Remainco’s and its Subsidiaries’ systems (“Systems Separation”), and (b)(i) the extraction, configuration and movement of Information relating to the Spinco Business and other information constituting Spinco Assets from Remainco’s and its Subsidiaries’ IT Assets and Software or other IT Assets and Software agreed upon in writing by the Parties in good faith, and (ii) the extraction, configuration and movement of Information relating to the Remainco Retained Business and other information constituting Remainco Retained Assets from the Spinco Group’s IT Assets and Software to Remainco’s and its Subsidiaries’ IT Assets and Software (collectively, the “Data Migration”) for the purpose of preparing the Spinco Group to receive the transfer of the Spinco Assets on the Distribution Date and operate the Spinco Business on the Distribution Date (“Day-One Readiness”), and for the purpose of preparing Remainco and Spinco for the Systems Separation and Data Migration. As soon as reasonably practicable after the date of this Agreement, the Parties shall in good faith cooperate to prepare plans for Day-One Readiness (collectively, such plans, the “Day-One Plan”). Each Party shall use its reasonable best efforts to implement the tasks contemplated to be taken by it in the Day-One Plan in accordance with any time periods set forth therein, in all material respects.
Section 2.17Cash Management.From the date of this Agreement until immediately prior to the Separation Effective Time, subject to Section 3.4, Remainco and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all Cash Equivalents related to the Spinco Business in accordance with Remainco’s cash management system or otherwise dividend or distribute Cash Equivalents from the Spinco Group, it being understood for the avoidance of doubt that all Cash Equivalents comprising the Spinco Cash Amount shall be transferred to RMT Partner as Spinco Assets; provided, however, that Remainco and its Subsidiaries shall not distribute or otherwise remove for its benefit Cash Equivalents from the Spinco Group to the extent such distribution or removal would reasonably be expected to reduce the Spinco Cash Amount below the Minimum Cash Amount as of the Closing.
Section 2.18RMT Partner Guarantee.Following the Closing, RMT Partner unconditionally, absolutely and irrevocably guarantees to Remainco the prompt payment, in full, when due, of any payment obligations of all members of the Spinco Group under this Agreement, the Merger Agreement and the Ancillary Agreements which pursuant to their terms arise at or after the Closing with respect to obligations to be performed after the Closing and the prompt performance, when due, of all other obligations of any member of the Spinco Group under this Agreement, the Merger Agreement and the Ancillary Agreements which pursuant to their terms arise at or after the Closing with respect to obligations to be performed after the Closing. RMT Partner’s obligations to Remainco under this Section 2.18 are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations are absolute and unconditional, irrespective of, and RMT Partner hereby expressly waives any defense to its obligations under this Section 2.18, any circumstance whatsoever which might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that Remainco seek recovery directly from any member of the Spinco Group in respect of the Guaranteed Obligations.

Section 2.19Certain Covenants of Remainco.
(a)Prior to the Separation Effective Time, Remainco will take the steps included, and in the manner set forth, in Schedule 2.19(a).
(b)From the date hereof until the Separation Effective Time, the Parties shall cooperate in good faith to negotiate the Services (as defined in the Transition Services Agreement) to be provided under the Transition Services Agreement. Any such mutually agreed upon Services shall be added to Exhibit A to the Transition Services Agreement. The parties hereto intend that, and except to the extent the Parties agree otherwise in Exhibit A to the Transition Services Agreement, the Services shall provide Spinco with respect to the Spinco Business (in its capacity as Recipient) and Remainco with respect to the Remainco Retained Business (in its capacity as Recipient) with substantially the same services that were provided by the other Party and its Group prior to the date of this Agreement (other than services to the extent the Provider party is not able to provide them to Recipient because they involve services transferred to the other Party pursuant to the conveyances contemplated by this Agreement) and that are reasonably required by such Recipient to operate its business, at such Provider’s actual (both internal and external) cost in providing the Services, without markup, for a period of one year following the Closing Date (as defined in the Merger Agreement); provided, that in the event such Services under the Transition Services Agreement are provided for longer than one year, the Parties shall negotiate in the Transition Services Agreement a cost level for services after such date that is reasonable and mutually acceptable.
(c)Each of Remainco and RMT Partner shall use its reasonable best efforts to provide to the other information regarding the policies and procedures regarding data privacy and information security that are applicable to any of the Services provided under or data processed in connection with the Transition Services Agreement. The Parties will cooperate to amend, or to cause to be amended, the Transition Services Agreement prior to the Closing to the extent necessary to prevent violations of any material Legal Requirements pertaining to data privacy and information security.
(d)Prior to the Separation Effective Time, Remainco shall, and shall cause each applicable member of the Remainco Group to, terminate all Securitization Agreements, in each case, with no further Liability to any member of the Spinco Group.
ARTICLE III
THE DISTRIBUTIONS
Section 3.1Distributions.
(a)The Remainco Board (or a committee of the Remainco Board acting pursuant to delegated authority, as determined by the Remainco Board), in accordance with all applicable Legal Requirements, shall set the Record Date and the Distribution Date in accordance with the Merger Agreement, and Remainco shall establish appropriate procedures in connection with the Distributions, and shall declare, make and otherwise effectuate the Distributions, in accordance with all applicable Legal Requirements. In connection therewith, (i) all shares of Spinco Common Stock held by Intermediateco as of immediately prior to the Separation Effective Time will be distributed to RBS Global, Inc., a Delaware corporation (“Debtco”) (such distribution, the “First Distribution”), (ii) immediately after the distribution described in the foregoing clause (i), all shares of Spinco Common Stock held by Debtco as of immediately prior to the Separation Effective Time will be distributed to Chase Acquisition I, Inc., a Delaware corporation (“Acquisitionco”) (such distribution, the “Second Distribution”), (iii) immediately after the distribution described in the foregoing clause (i), Acquisitionco shall distribute all shares of Spinco Common Stock to Remainco (such distribution, the “Third Distribution”) and (iv) immediately after the distribution described in the foregoing clause (iii), Remainco shall distribute all shares of Spinco Common Stock to the Record Holders (the “Spin-Off,” and together with the First Distribution, the Second Distribution and the Third Distribution, the “Distributions”), in each case, in the manner determined by Remainco.
(b)Upon the consummation of the Spin-Off, Remainco will deliver to the Exchange Agent, a book- entry authorization representing the shares of Spinco Common Stock being distributed in the final step of the Distributions for the account of the Remainco stockholders that are entitled thereto. The Exchange Agent will hold such book-entry shares for the account of the Remainco stockholders pending the

Merger, as provided in the Merger Agreement. Immediately after the time of the Spin-Off and prior to the Effective Time, the shares of Spinco Common Stock will not be transferable and the Exchange Agent for the shares of Spinco Common Stock will not transfer any shares of Spinco Common Stock. The Distributions including the Spin-Off will be deemed to be effective upon written authorization from Remainco to the Exchange Agent.
(c)The Parties shall keep each other reasonably informed with respect to the transactions contemplated by this Section 3.1 in order to coordinate the timing of such transactions to the extent reasonably practicable and desirable and otherwise consistent with the other provisions of this Section 3.1.
(d)Nothing under this Section 3.1 shall be deemed to limit or affect the Parties’ rights and obligations under the Merger Agreement.
Section 3.2Conditions to the Distributions.The obligations of Remainco to effect the Distributions pursuant to this Agreement shall be subject to the fulfillment, or waiver (which waiver, other than in the case of the conditions to Remainco’s and Spinco’s obligations set forth in Article VII of the Merger Agreement, which are referred to in Section 3.2(c) below, shall require the prior consent of RMT Partner), at or prior to the Separation Effective Time of each the following conditions:
(a)the Spinco Contribution (including the execution and delivery of the Ancillary Agreements) shall have been consummated;
(b)Intermediateco shall have received the Cash Payment from Spinco; and
(c)each of the conditions in Articles VI and VII of the Merger Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Internal Restructuring, the Distributions and/or the Merger; provided that such conditions are capable of being satisfied at such time).
Section 3.3Financing.On or before the Distribution Date, conditioned on RMT Partner’s irrevocable confirmation in writing that all relevant conditions to RMT Partner’s and Merger Sub’s obligation to effect the Closing under the Merger Agreement (other than those set forth in Sections 6.5 and 6.6 of the Merger Agreement) are satisfied or have been waived, and without expanding or limiting any of the parties’ obligations under Section 5.15 of the Merger Agreement, Spinco or a member of the Spinco Group (such Person, the “Spinco Borrower”) shall execute the definitive documents for the Spinco Financing (as such term is defined under the Merger Agreement) when requested in writing by RMT Partner and use the proceeds thereof to fund the Cash Payment.
Section 3.4Net Adjustment.
(a)Closing Statement.
(i)No later than one hundred twenty (120) days after the Distribution Date, Remainco shall prepare and deliver to Spinco a written statement for Spinco’s review, prepared in accordance with Schedule 3.4(a) and otherwise calculated in accordance with the Accounting Principles, as applicable (the “Closing Statement”), setting forth Remainco’s good-faith calculations of the Closing Working Capital, the Spinco Cash Amount, the Spinco Indebtedness and Transaction Expenses, together with reasonable supporting detail.
(ii)Each Party shall make available to the other Party, and, if applicable, to the Unaffiliated Accounting Firm, upon reasonable notice requested in writing, all books, records, documents, personnel and work papers in the possession of such Party and reasonably requested in writing by such other Party in connection with the preparation and review of the Closing Statement, the determination of the Disputed Items, the preparation of the Notice of Objection and the other matters contemplated by this Section 3.4.

(b)Disputes.
(i)In the event Spinco disputes the correctness of the Closing Working Capital, the Spinco Cash Amount, the Spinco Indebtedness, or Transaction Expenses as set forth in the Closing Statement, Spinco shall deliver to Remainco a reasonably detailed written statement describing each objection (with reference to the applicable account description) and specifying the amount that Spinco reasonably believes is the correct amount for each Disputed Item (such statement, the “Notice of Objection”) within ninety (90) days after receipt of the Closing Statement, and shall set forth, in writing and in reasonable detail, the reasons for Spinco’s objections.
(ii)If Spinco timely delivers a Notice of Objection in accordance with Section 3.4(b)(i), only those matters specified in such Notice of Objection shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Closing Statement, shall be final, conclusive and binding upon the Parties and Spinco shall be deemed to have agreed to all items and amounts that are not Disputed Items. If Spinco does not deliver a Notice of Objection before the conclusion of the ninety (90)-day period referred to in Section 3.4(b)(i), the Closing Statement shall be final, conclusive and binding upon the Parties and Spinco shall be deemed to have agreed with all items and amounts contained in the Closing Statement. Remainco and Spinco shall endeavor in good faith to resolve any Disputed Items within sixty (60) days after Remainco’s receipt of the Notice of Objection (the “Resolution Period”).
(iii)If Remainco and Spinco are unable to resolve any Disputed Item during the Resolution Period, Remainco and Spinco jointly shall, as soon as practicable and in any event within twenty (20) Business Days after the expiration of the Resolution Period, engage an internationally recognized independent accounting firm which is mutually acceptable to Spinco and Remainco, which firm shall not be the then regular auditors of Remainco, Spinco or the RMT Partner (the firm so engaged, the “Unaffiliated Accounting Firm”), to resolve the Disputed Items in a manner consistent with this Section 3.4. Promptly after joint engagement of the Unaffiliated Accounting Firm, Remainco and Spinco shall provide the Unaffiliated Accounting Firm with a copy of this Agreement, the Closing Statement and the Notice of Objection and all other documentary materials and analyses that Spinco or Remainco, as applicable, believes may be relevant to resolution of the Disputed Items. Each of Remainco and Spinco shall deliver to the Unaffiliated Accounting Firm and to the other Party simultaneously a written submission of its final position with respect to each of the Disputed Items (which position may not be outside of the range between the greatest value for such item and the smallest value for such item, as set forth in the Closing Statement and the Notice of Objection), within ten (10) Business Days of the engagement of such Unaffiliated Accounting Firm. Each of Remainco and Spinco shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Unaffiliated Accounting Firm and to the other Party simultaneously within ten (10) Business Days of the delivery of the Parties’ initial submissions to the Unaffiliated Accounting Firm and to each other. Neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Accounting Firm or otherwise communicate with the Unaffiliated Accounting Firm (unless reasonably requested by the Unaffiliated Accounting Firm to clarify a Disputed Items and agreed by the Parties). In no event shall either Party (A) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (B) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Accounting Firm unless a copy of such submission is simultaneously provided to the other Party. The Unaffiliated Accounting Firm shall have forty-five (45) days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 3.4 and to deliver its reasoned written determination with respect to each of the Disputed Items submitted to it for resolution, as well as its determination of each component of the Adjustment Amount that was a Disputed Item. The Unaffiliated Accounting Firm shall resolve Disputed Items submitted to it based solely on the information provided to the Unaffiliated Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review. The Unaffiliated Accounting Firm’s authority shall be limited to resolving disputes with respect to whether the individual Disputed Items were prepared in accordance with Schedule 3.4(a) and otherwise in accordance with the Accounting Principles. The resolution of such Disputed Items by the Unaffiliated Accounting Firm (1) shall be set forth in writing, (2) shall be within the range of the greatest value claimed by Remainco and Spinco and the smallest value claimed by Remainco and Spinco and (3) shall constitute an arbitral award. The determination of the Unaffiliated Accounting Firm in respect of each Disputed Item shall be final, conclusive and binding on Remainco and Spinco and (absent manifest error or fraud) not subject to appeal by either of the Parties, and judgment thereof may be entered or enforced in any of the Chosen Courts or, if none of those courts have jurisdiction, any court of competent jurisdiction.
(iv)The fees and expenses, if any, of the Unaffiliated Accounting Firm incurred in connection with the Closing Statement shall be allocated between the Parties based upon the inverse of the ratio which the aggregate amount of the Disputed Items awarded to Spinco bears to the aggregate amount of the Disputed Items contested by Spinco. For example, if Spinco claims that the Spinco Indebtedness is $1,000 greater (in Spinco’s favor) than the Spinco Indebtedness determined by Remainco, and if the Unaffiliated Accounting Firm ultimately resolves the Disputed Items by awarding to Spinco $300 of the $1,000 contested, then the fees, costs and expenses of the Unaffiliated Accounting Firm will be allocated 30% (i.e., $300 ÷ $1,000) to Remainco and 70% (i.e., $700 ÷ $1,000) to Spinco.
(c)Final Adjustment. The Adjustment Amount, as finally (other than with respect to Unfunded Pension Liabilities) determined using the amounts of the Closing Working Capital, the Spinco Cash Amount, the Spinco Indebtedness, and Transaction Expenses finally determined pursuant to Sections 3.4(a) and (b), as applicable (whether by failure of Spinco to deliver a Notice of Objection, by agreement of Remainco and Spinco or by determination of the Unaffiliated Accounting Firm, as applicable) and an estimated amount of Unfunded Pension Liabilities equal to $92,000,000, is referred to herein as the “Final Adjustment Amount”. For the avoidance of doubt, it is understood and agreed that the amount of Unfunded Pension Liabilities is to be finally determined pursuant to Sections 3.4(e) and (f), as applicable, and for purposes of the Final Adjustment Amount, the estimated amount of Unfunded Pension Liabilities of $92,000,000 shall be used and its inclusion in the Final Adjustment Amount shall in no way impugn the final determination of the Unfunded Pension Liabilities pursuant to Sections 3.4(e) and (f), as applicable.
(d)Not later than five (5) Business Days after the determination of the Final Adjustment Amount, a payment by wire transfer in respect thereof shall be made as follows:
(i)In the event the Final Adjustment Amount is a positive number, then such amount shall be paid by Spinco to a bank account designated in writing by Remainco; and
(ii)In the event the Final Adjustment Amount is a negative number, then the absolute value of such amount shall be paid by Remainco to a bank account designated in writing by Spinco.
Any payment pursuant to this Section 3.4(d) shall be treated to the extent permitted by applicable Legal Requirements, for all U.S. federal income Tax purposes as either (i) in the case of a payment pursuant to Section 3.4(d)(i), a distribution by Spinco to Remainco, or (ii) in the case of a payment pursuant to Section 3.4(d)(ii), a non-taxable contribution by Remainco to Spinco, in each case, made immediately prior to the Spin-Off and shall be made in immediately available funds in United States dollars by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.

(e)Unfunded Pension Liabilities Statement.
(i)As soon as reasonably practicable following the final determination of the Section 414(l) Amount (as defined in the Employee Matters Agreement) pursuant to Section 5.1 of the Employee Matters Agreement, but no later than thirty days after such final determination, Remainco shall prepare and deliver to Spinco a written statement for Spinco’s review, prepared in accordance with Schedule 3.4(a) and otherwise calculated in accordance with the Accounting Principles, as applicable (the “Unfunded Pension Liabilities Statement”), setting forth Remainco’s good-faith calculations of the Unfunded Pension Liabilities, together with reasonable supporting detail.
(ii)Each Party shall make available to the other Party and its Representatives, and, upon reasonable notice requested in writing, all books, records, documents, personnel and work papers in the possession of such Party and reasonably requested in writing by such other Party in connection with the preparation and review of the Unfunded Pension Liabilities Statement, the determination of the Unfunded Pension Liabilities, the preparation of the Unfunded Pension Liabilities Notice of Objection and the other matters contemplated by this Section 3.4.
(f)Disputes.
(i)In the event Spinco disputes the correctness of the Unfunded Pension Liabilities as set forth in the Unfunded Pension Liabilities Statement, Spinco shall deliver to Remainco a reasonably detailed written statement describing each objection (with reference to the applicable account description) and specifying the amount that Spinco reasonably believes is the correct amount of the Unfunded Pension Liabilities (such statement, the “Unfunded Pension Liabilities Notice of Objection”) within ninety (90) days after receipt of the Unfunded Pension Liabilities Statement, and shall set forth, in writing and in reasonable detail, the reasons for Spinco’s objections.
(ii)If Spinco does not deliver an Unfunded Pension Liabilities Notice of Objection before the conclusion of the ninety (90)-day period referred to in Section 3.4(f)(i), the Unfunded Pension Liabilities Statement shall be final, conclusive and binding upon the Parties and Spinco shall be deemed to have agreed with all items and amounts contained in the Unfunded Pension Liabilities Statement. Remainco and Spinco, together with their respective actuaries that were appointed under Section 5.1 of the Employee Matters Agreement, shall endeavor in good faith to resolve any dispute regarding the amount of Unfunded Pension Liabilities within sixty (60) days after Remainco’s receipt of the Unfunded Pension Liabilities Notice of Objection (the “Unfunded Pension Liabilities Resolution Period”).
(iii)If Remainco and Spinco, together with their respective actuaries that were appointed under Section 5.1 of the Employee Matters Agreement, are unable to resolve the amount of the Unfunded Pension Liabilities during the Unfunded Pension Liabilities Resolution Period, Remainco and Spinco jointly shall, as soon as practicable and in any event within twenty (20) Business Days after the expiration of the Resolution Period, engage an actuary which is mutually acceptable to Spinco and Remainco (which, to the extent a third actuary was selected by Remainco and RMT Partner pursuant to Section 5.1(d) of the Employee Matters Agreement, shall be the same actuary) (the actuary so engaged, the “Unaffiliated Actuary”), to resolve the amount of the Unfunded Pension Liabilities in a manner consistent with this Section 3.4. Promptly after joint engagement of the Unaffiliated Actuary, Remainco and Spinco shall provide the Unaffiliated Actuary with a copy of this Agreement, the Unfunded Pension Liabilities Statement and the Unfunded Pension Liabilities Notice of Objection and all other documentary materials and analyses that Spinco or Remainco, as applicable, believes may be relevant to resolution of the dispute. Each of Remainco and Spinco shall deliver to the Unaffiliated Actuary and to the other Party simultaneously a written submission of its final position with respect to the amount of the Unfunded Pension Liabilities (which position may not be outside of the range between the greatest value for such item and the smallest value for such item, as set forth in the Unfunded Pension Liabilities Statement and the Unfunded Pension Liabilities Notice of Objection), within ten (10) Business Days of the engagement of such Unaffiliated Actuary. Each of Remainco and Spinco shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Unaffiliated Actuary and to the other Party simultaneously within ten (10) Business Days of the delivery of the Parties’ initial submissions to the Unaffiliated Actuary and to each other. Neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Actuary or otherwise communicate with the Unaffiliated Actuary (unless reasonably requested by the Unaffiliated Actuary to clarify the amount of the Unfunded Pension Liabilities and agreed by the Parties). In no event shall either Party (A) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Actuary without providing the other Party a reasonable opportunity to participate in such communication or (B) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Actuary unless a copy of such submission is simultaneously provided to the other Party. The Unaffiliated Actuary shall have forty-five (45) days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 3.4 and to deliver its reasoned written determination with respect to the amount of the Unfunded Pension Liabilities. The Unaffiliated Actuary shall resolve the amount of the Unfunded Pension Liabilities based solely on the information provided to the Unaffiliated Actuary by the Parties pursuant to the terms of this Agreement and not by independent review. The Unaffiliated Actuary’s authority shall be limited to resolving disputes with respect to whether the amount of the Unfunded Pension Liabilities were prepared in accordance with Schedule 3.4(a) and otherwise in accordance with the Accounting Principles. The resolution of the amount of the Unfunded Pension Liabilities by the Unaffiliated Actuary (1) shall be set forth in writing, (2) shall be within the range of the greatest value claimed by Remainco and Spinco and the smallest value claimed by Remainco and Spinco and (3) shall constitute an arbitral award. The determination of the Unaffiliated Actuary in respect of the amount of the Unfunded Pension Liabilities shall be final, conclusive and binding on Remainco and Spinco and (absent manifest error or fraud) not subject to appeal by either of the Parties, and judgment thereof may be entered or enforced in any of the Chosen Courts or, if none of those courts have jurisdiction, any court of competent jurisdiction.
(iv)The fees and expenses, if any, of the Unaffiliated Actuary incurred in connection with the Unfunded Pension Liabilities Statement shall be allocated between the Parties based upon the inverse of the ratio which the amount of Unfunded Pension Liabilities awarded to Spinco bears to the amount of Unfunded Pension Liabilities contested by Spinco. For example, if Spinco claims that the amount of Unfunded Pension Liabilities is $1,000 higher (in Spinco’s favor) than the amount of Unfunded Pension Liabilities determined by Remainco, and if the Unaffiliated Actuary ultimately resolves the amount of Unfunded Pension Liabilities by awarding to Spinco $300 of the $1,000 contested, then the fees, costs and expenses of the Unaffiliated Actuary will be allocated 30% (i.e., $300 ÷ $1,000) to Remainco and 70% (i.e., $700 ÷ $1,000) to Spinco.
(g)Unfunded Pension Liabilities Adjustment. The Adjustment Amount, as finally determined using the amounts of the Closing Working Capital, the Spinco Cash Amount, the Spinco Indebtedness and the Transaction Expenses finally determined pursuant to Sections 3.4(a) and (b), as applicable (whether by failure of Remainco to deliver a Notice of Objection, by agreement of Remainco and Spinco or by determination of the Unaffiliated Accounting Firm, as applicable) and the amount of Unfunded Pension Liabilities finally determined pursuant to Sections 3.4(e) and (f), as applicable (whether by failure of Spinco to deliver an Unfunded Pension Liabilities Notice of Objection, by agreement of Remainco and Spinco or by determination of the Unaffiliated Actuary, as applicable), is referred to herein as the “Unfunded Pension Liabilities Adjustment Amount”. If the Unfunded Pension Liabilities Adjustment Amount exceeds the Final Adjustment Amount, the amount of such excess is referred to as the “Unfunded Pension Liabilities Excess Amount.” If the Unfunded Pension Liabilities Adjustment Amount is less than the Final Adjustment Amount, the amount of such shortfall is referred to as the “Unfunded Pension Liabilities Shortfall Amount.”
(h)Not later than five (5) Business Days after the determination of the Unfunded Pension Liabilities Adjustment Amount, a payment by wire transfer in respect thereof shall be made as follows:
(i)In the event the Unfunded Pension Liabilities Adjustment Amount results in an Unfunded Pension Liabilities Excess Amount, then the amount of such Unfunded Pension Liabilities Excess Amount shall be paid by SpinCo to a bank account designated in writing by Remainco; and
(ii)In the event the Unfunded Pension Liabilities Adjustment Amount results in an Unfunded Pension Liabilities Shortfall Amount, then the amount of such Unfunded Pension Liabilities Shortfall Amount shall be paid by Remainco to a bank account designated in writing by Spinco, for further distribution by Spinco to the applicable Defined Benefit Pension Plans.
Any payment pursuant to this Section 3.4(h) shall be treated to the extent permitted by applicable Legal Requirements for all U.S. federal income Tax purposes as either (i) in the case of a payment pursuant to Section 3.4(h)(i), a distribution by Spinco to Remainco or (ii) in the case of a payment pursuant to Section 3.4(h)(ii), a non-taxable contribution by Remainco to Spinco, in each case, made immediately prior to the Spin-Off and shall be made in immediately available funds in United States dollars by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.
ARTICLE IV
INDEMNIFICATION
Section 4.1Release of Pre-Distribution Claims.
(a)Except as provided in Section 4.1(b):
(i)Remainco, for itself and each member of the Remainco Group, as of the Separation Effective Time and, to the extent permitted by law, all Persons who at any time prior to the Separation Effective Time were directors, officers, agents or employees of any member of the Remainco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby release and forever discharge Spinco and the other members of the Spinco Group and all Persons who at any time prior to the Separation Effective Time were stockholders, directors, officers or employees of any member of the Spinco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities, whether at law or in equity, whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Separation Effective Time, including in connection with the Internal Restructuring and the Distributions and any of the other transactions contemplated under this Agreement, the Merger Agreement and the Ancillary Agreements (such Liabilities, the “Remainco Released Liabilities”), and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Legal Proceeding against any member of the Spinco Group in respect of any Remainco Released Liabilities; provided, however, that nothing in this Section 4.1(a)(i) shall relieve any Person released in this Section 4.1(a)(i) who, after the Separation Effective Time, is a director, officer or employee of any member of the Spinco Group and is no longer a director, officer or employee of any member of the Remainco Group from Liabilities to the Spinco Group or the RMT Partner Group arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Spinco Group after the Separation Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Remainco or any member of the Remainco Group from commencing any Legal Proceedings against any member of the Spinco Group or any Spinco Group officer, director, agent or employee, or his or her respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Remainco’s Intellectual Property or Know-How or (ii) fraudulent or intentional criminal acts by any such officers, directors, agents or employees.
(ii)Each of RMT Partner (solely in its capacity as an equityholder of entities within the Spinco Group) and Spinco, for itself and each member of its respective Group as of the Separation Effective Time and, to the extent permitted by law, all Persons who at any time prior to the Separation Effective Time were directors, officers, agents or employees of any member of the Spinco Group or RMT Partner (solely in its capacity as an equityholder of entities within the Spinco Group) (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby release and forever discharge Remainco and the other members of the Remainco Group and all Persons who at any time prior to the Separation Effective Time were stockholders, directors, officers or employees of any member of the Remainco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities, whether at law or in equity, whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Separation Effective Time, including in connection with the Internal Restructuring and the Distributions and any of the other transaction contemplated under this Agreement, the Merger Agreement and the Ancillary Agreements (such Liabilities, the “Spinco Released Liabilities”), and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Legal Proceeding against any member of the Remainco Group in respect of any Spinco Released Liabilities. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Spinco or any member of the Spinco Group from commencing any Legal Proceedings against any Remainco Group officer, director, agent or employee, or his or her respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Spinco’s Intellectual Property or Know-How or (ii) fraudulent or intentional criminal acts by any such officers, directors, agents or employees.
(b)Notwithstanding anything to the contrary, nothing contained in this Agreement, including Section 4.1(a), Section 2.3 or Section 2.4, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, pursuant to or contemplated by, or ability to enforce, this Agreement, the Merger Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement, the Merger Agreement or in any Ancillary Agreement or to recover for any breach or violation of any of the terms hereof or thereof that are to be performed after, or survive, the Separation Effective Time. In addition, notwithstanding anything to the contrary, nothing contained in Section 4.1(a) shall release any Person (including any of the Parties or any other member of their respective Groups) from any of the following, and for the avoidance of doubt, none shall constitute Remainco Released Liabilities or a Spinco Released Liabilities):
(i)any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Remainco, any Remainco Retained Liability and (B) with respect to Spinco, any Spinco Liability;

(ii)any Liability provided for in or resulting from any other Contract or understanding that is entered into after the Separation Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;
(iii)any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or indemnification, payment or allocation of liability under any Ancillary Agreement, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article IV and, if applicable, the appropriate provisions of the Ancillary Agreements;
(iv)any Liability the release of which would result in a release of any Person other than the Persons released in Section 4.1(a); provided that the Parties agree not to bring any Legal Proceeding or permit any other member of their respective Group to bring any Legal Proceeding against a Person released in Section 4.1(a) with respect to such Liability; and
(v)the obligation of the Parties to consummate the transactions contemplated by the Merger Agreement, this Agreement and the Ancillary Agreements and to perform their respective obligations hereunder and thereunder.
(c)From and after the Separation Effective Time, each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Legal Proceeding, including any claim of indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a).
(d)From and after the Separation Effective Time, if any Person associated with a Party (including any director, officer or employee of a Party) initiates any Legal Proceeding with respect to claims released by this Section 4.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (and/or the members of such Party’s Group, as applicable) and such other Party shall be indemnified for all Liabilities incurred in connection with such Legal Proceeding in accordance with the provisions set forth in this Article IV.
(e)The release in this Section 4.1 includes a release of any rights and benefits with respect to such Liabilities that each Party and each member of such Party’s Group, and its successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, each Party hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and further agrees that this release has been negotiated and agreed upon in light of that awareness and each such Party nevertheless hereby intends to release the Persons described in Section 4.1(a) from the Liabilities described in Section 4.1(a).
Section 4.2Indemnification by Remainco.In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of the Merger Agreement, this Agreement or any Ancillary Agreement, from and after the Separation Effective Time, Remainco shall to the fullest extent permitted by law indemnify, defend and hold harmless the Spinco Indemnitees from and against any and all Indemnifiable Losses of the Spinco Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Remainco Retained Liabilities, including the failure of any member of the Remainco Group or any other Person to pay, perform or otherwise discharge any Remainco Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Separation Effective Time; (b) any Remainco Retained Asset or Remainco Retained Business, whether arising prior to, at or after the Separation Effective Time; (c) any breach after the Separation Effective Time by Remainco, or any member of the Remainco Group, of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; (d) any amendments, modifications or supplementations to the Separation Plan made by Remainco prior to the Separation Effective Time; (e) any breach by Remainco of any covenant or other agreement contained in the Merger Agreement, which, by its terms, is to be performed after the Effective Time or expressly survives under the Merger Agreement; (f) any matter set forth on Schedule 4.2(f), subject to the terms and limitations set forth on such Schedule; and (g) subject to the limitations set forth in Section 4.7(c), the matters set forth on Schedule 4.2(g).
Section 4.3Indemnification by Spinco Group.In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of the Merger Agreement, this Agreement or any Ancillary Agreement, from and after the Separation Effective Time, Spinco and each member of the Spinco Group shall, on a joint and several basis, indemnify, defend and hold harmless the Remainco Indemnitees to the fullest extent permitted by law from and against any and all Indemnifiable Losses of the Remainco Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Spinco Liabilities, including the failure of any member of the Spinco Group or any other Person to pay, perform or otherwise discharge any Spinco Liability in accordance with its respective terms, whether arising prior to, at or after the Separation Effective Time; (b) any Spinco Asset or Spinco Business, whether arising prior to, at or after the Separation Effective Time; (c) any breach after the Separation Effective Time by any member of the RMT Partner Group (including, for the avoidance of doubt, any member of the Spinco Group) of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder, (d) any breach by RMT Partner of any covenant or other agreement contained in the Merger Agreement or (e) any breach by Spinco of any covenant or other agreement contained in the Merger Agreement which, by its terms, is to be performed after to the Effective Time.
Section 4.4Procedures for Indemnification.
(a)Other than with respect to Third-Party Claims, which shall be governed by Section 4.4(b), a Remainco Indemnitee or a Spinco Indemnitee (each, as applicable, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, the Party which is or may be required pursuant to this Article IV to make such indemnification (the “Indemnifying Party”), within thirty (30) days of such determination, stating in such written notice (i) reasonable details of such Indemnifiable Loss, (ii) the amount of the Indemnifiable Loss claimed, if known (and if not known but reasonably estimable, a reasonable estimate of such amount), (ii) to the extent practicable, method of computation of such Indemnifiable Loss and (iii) reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.
(b)If a claim or demand is made against an Indemnitee by any Person who is not a Party or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly notify the Indemnifying Party in writing (which shall include copies of all notices and documents received by the Indemnitee relating to the Third-Party Claim), and in reasonable detail, of the Third-Party Claim (and in any event within the earlier of (x) thirty (30) days within such Indemnitee receiving notice of such Third-Party Claim or (y) two (2) Business Days prior to the final date of the applicable response period under such Third-Party Claim) after receipt by such Indemnitee of notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim; provided, however, that the failure to deliver such notices and documents of shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.
(c)Other than in the case of indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.11(d) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third-Party Claim, to participate in the defense of any Third-Party Claim in accordance with the terms of Section 4.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if (x) in the reasonable judgment of the Indemnitee, after consultation with outside counsel, there exists a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s) in the defense of such Third-Party Claim by the Indemnifying Party, (y) the party making such Third-Party Claim is a Governmental Body with regulatory or other authority over the Indemnitee or any of its material assets or (z) the Third-Party Claim seeks injunctive or other non-monetary relief that, if granted, would reasonably be expected to have a material and adverse effect on the Indemnitee’s business; provided further, that (other than with respect to any indemnification provided in Section 4.2(f)), Spinco shall have the right to assume the defense or control of any Third-Party Claim involving any Spinco Asbestos Product Liability or Spinco Environmental Matter, and in the case of any Spinco Environmental Matter undertake or take over any associated environmental investigation, monitoring or remediation activities, with counsel, consultants or contractors of recognized standing and competence selected by Spinco and reasonably acceptable to Remainco. In connection with the Indemnifying Party’s defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent materials and information (subject to Section 5.7 as applicable) in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. To the extent permitted by law, no Indemnifying Party shall settle or compromise any Third-Party Claim without the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of a Legal Requirement.
(d)If an Indemnifying Party does not (or is not entitled to) assume responsibility for defending a Third-Party Claim within the period specified in this Section 4.4, such Indemnitee may defend such Third-Party Claim. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent materials and information (subject to Section 5.7 as applicable) in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee. To the extent permitted by law, no Indemnitee may settle or compromise any Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.
(e)Except as otherwise set forth in Section 5.6 or to the extent set forth in any Ancillary Agreement or the Merger Agreement, following the Closing, the indemnification provisions of this Article IV shall be the sole and exclusive remedy of any Party or member of its Group for any monetary damages or Indemnifiable Losses arising out of, relating to or resulting from this Agreement, the Merger Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby and each Party expressly waives and relinquishes any and all rights, claims or remedies such Party or any member of its Group may have with respect to the foregoing other than under this Article IV against any Indemnifying Party; provided, however, that this Section 4.4(e) shall not limit any equitable remedies available to any Party under this Agreement, the Merger Agreement or any Ancillary Agreement.
Section 4.5Cooperation in Defense and Settlement.
(a)With respect to any Third-Party Claim that implicates two or more Parties in any respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will appropriately preserve for all Parties any applicable Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third-Party Claim shall, upon reasonable request, be consulted with respect to matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 4.5(a) shall derogate from any Party’s rights to control the defense of any Legal Proceeding in accordance with Section 4.4.
(b)Notwithstanding anything to the contrary in this Agreement, or the Ancillary Agreements, from and after the Separation Effective Time, with respect to any Legal Proceeding by a Governmental Body or any other Legal Proceeding against, or involving, any Spinco Group member or a notice, report or filing to be submitted to any Governmental Body with regulatory authority over the Remainco Retained Business (i) where the facts and circumstances giving rise to the Legal Proceeding, notice, report or filing occurred (in whole or in part) prior to the Separation Effective Time and (ii) that would reasonably be expected to adversely impact the Remainco Retained Businesses, Remainco, unless not permitted by law, shall be provided reasonably prompt notice of any disclosure or submission and have, at Remainco’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Legal Proceeding, notice, report or filing, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by or on behalf of Spinco or RMT Partner to any third party involved in such Legal Proceeding, notice, report or filing (including any Governmental Body) and Spinco shall in good faith take into consideration or incorporate, as applicable, all such consultations, advice and comments. To the extent that such Legal Proceeding, notice, report or filing involves any Privileged Information or potentially Privileged Information or material in any way, such Privileged Information or material will only be submitted in accordance with Section 5.7. With regard to the matters specified in the preceding clauses (i) and (ii), which may include matters indemnifiable under Section 4.2, Remainco shall have a right to consent to any compromise or settlement related thereto to the extent permitted by law.
(c)Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, from and after the Separation Effective Time, with respect to any Legal Proceeding by a Governmental Body or any other Legal Proceeding against, or involving, any Remainco Group member or a notice, report or filing to be submitted to any Governmental Body with regulatory authority over the Spinco Business (i) where the facts and circumstances giving rise to the Legal Proceeding, notice, report or filing occurred (in whole or in part) prior to the Separation Effective Time and (ii) that would reasonably be expected to adversely impact the Spinco Businesses, Spinco, unless not permitted by law, shall be provided reasonably prompt notice of any disclosure or submission and have, at Spinco’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Legal Proceeding, notice, report or filing, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by or on behalf of Remainco to any third party involved in such Legal Proceeding, notice, report or filing (including any Governmental Body) and Remainco shall in good faith take into consideration or incorporate, as applicable, all such consultations, advice and comments. To the extent that such Legal Proceeding involves any Privileged Information or potentially Privileged Information or material in any way, such Privileged Information or material will only be submitted in accordance with Section 5.7. With regard to the matters specified in the preceding clauses (i) and (ii), which may include matters indemnifiable under Section 4.3, Spinco shall have a right to consent to any compromise or settlement related thereto to the extent permitted by law.
(d)The Parties each agree that at all times from and after the Separation Effective Time, if a Legal Proceeding is or has been commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a defendant and/or such Legal Proceeding is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use reasonable best efforts to request such defendant to be removed from such Legal Proceeding, as soon as reasonably practicable, and to cooperate with the Party that has Assumed to such Liability to permit such Party to control the defense or settlement of such matter following the Separation Effective Time.

(e)Notwithstanding anything to the contrary, it is understood that this Section 4.5 does not pertain to securityholder litigation relating to the transactions contemplated by the Merger Agreement, this Agreement and the Ancillary Agreements, which is subject to the provisions of the Merger Agreement.
Section 4.6Indemnification Payments.Indemnification required by this Article IV shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss is actually incurred and reasonably satisfactory documentation setting for the basis of any such payments shall be provided to the Indemnifying Party.
Section 4.7Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article IV shall be calculated net of (i) Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (but excluding for the avoidance of doubt, any such amount under Self-Insurance) or (ii) any indemnification or other similar proceeds actually received by the Indemnitee from any unaffiliated third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article IV to any Indemnitee pursuant to this Article IV shall be reduced by any such Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives such Insurance Proceeds or Third-Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b)The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use reasonable best efforts to collect or recover, or at the option of the Indemnifying Party allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds or other proceeds from another unaffiliated third party that may be collectible or recoverable in respect of the Liabilities for which indemnification may be available under this Article IV (excluding, for the avoidance of doubt, any such amounts available under the Indemnifying Party’s own Self-Insurance arrangements); provided, however, that in no event shall a Party have any obligation under this Section 4.7 to assert any claim, action or proceeding against any material customer, material supplier, material licensor or employee of the Indemnitee (whether or not the Party has been indemnified under this Agreement).
(c)Subject to the other provisions of this Agreement, any Indemnifiable Losses of the Spinco Indemnitees payable by Remainco to Spinco pursuant to Schedule 4.2(g) of this Agreement shall be satisfied: (i) first, from Insurance Proceeds or Third-Party Proceeds and (ii) second, from Remainco for fifty percent (50%) of such Indemnifiable Losses of up to fifteen million dollars ($15,000,000) (it being understood that RMT Partner shall bear the cost of the other fifty percent (50%) of such Indemnifiable Losses of up to fifteen million dollars ($15,000,000) and any amounts above fifteen million dollars ($15,000,000); provided that, notwithstanding anything to the contrary contained herein, in no event shall Remainco be obligated to pay, individually or in the aggregate, in excess of seven million five hundred thousand dollars ($7,500,000) pursuant to this Section 4.7(c); provided that nothing in this Section 4.7(c) is intended to prohibit Remainco or Spinco or any member of their respective Groups from pursuing any rights they may have against third persons for any Insurance Proceeds or Third Party Proceeds that may be available with respect to the matters set forth on Schedule 4.2(g). Remainco shall have no indemnification obligations under Schedule 4.2(g), Section 4.2(g) or this Section 4.7(c) to the extent that such Indemnifiable Losses result from

(i) any change in the use of real property to non-industrial purposes or (ii) an investigation of environmental conditions at the location described on Schedule 4.2(g), involving physically invasive testing procedures such as soil and groundwater sampling, undertaken by or for the Spinco Indemnitees, other than any such investigation (A) affirmatively required pursuant to Legal Requirements or demanded by a Governmental Body, (B) reasonably determined by Spinco in good faith to be necessary in connection with any bona fide construction, maintenance, repair or demolition activity (including expansion of any facility) at the location described on Schedule 4.2(g) where such construction, maintenance or repair does or would reasonably be expected to require access to, or disturbance of, soil or groundwater, (C) in response to an emergency situation, or (D) reasonably necessary to defend a Third Party Claim.
Section 4.8Covenant not to Sue.Each Party hereby covenants and agrees that none of it or the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Spinco Liabilities by Spinco or a member of the Spinco Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Remainco Retained Liabilities by Remainco or any member of the Remainco Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.
Section 4.9Additional Matters; Survival of Indemnities.The rights and obligations of each Party and their Indemnitees under this Article IV shall survive (a) the sale or other Transfer by any Party or its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities and (b) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving any Party or any of its Subsidiaries. No Indemnitee shall be entitled to payment and indemnification more than once with respect to the same matters (including to the extent taken into account as a dollar amount in the determination of the Final Adjustment Amount).
ARTICLE V
PRESERVATION OF RECORDS; ACCESS TO INFORMATION;
CONFIDENTIALITY; PRIVILEGE
Section 5.1Preservation of Corporate Records.
(a)Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing Records or access to Information to another Party under this Article V shall be entitled to receive from the Party receiving such Records or access to Information, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall include the costs of any discovery vendor but shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably and actually incurred in providing such Records or access to Information.
(b)From and after the Effective Time, except as otherwise required or agreed upon in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 5.3, each Party shall use reasonable best efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of Remainco or such other member of the Remainco Group, respectively, as in effect immediately prior to the First Distribution, including pursuant to any “litigation hold” issued by Remainco or other such member of the Remainco Group prior to the First Distribution, (ii) the concluding date of any period as may be required by any applicable Legal Requirement, (iii) the concluding date of any retention obligation for such Information that relates to a pending or threatened Legal Proceeding which is known to the members of such Party’s Group, as applicable, in possession of such Information, and (iv) the concluding date of any period during which the destruction of such Information would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Body which is known to the members of such Party’s Group, as applicable, in possession of such Information;

provided that with respect to any pending or threatened Legal Proceeding arising after the Effective Time, clause (iii) of this sentence applies only to the extent that whichever member of the applicable Party or its Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “litigation hold” by the other Party of the relevant pending or threatened Legal Proceeding. The Parties hereto agree that from and after the Effective Time, upon written request from the other Party that certain Information relating to the Spinco Business, the Remainco Retained Businesses or the transactions contemplated hereby be retained in connection with a Legal Proceeding, the Parties shall use reasonable best efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party (for the avoidance of doubt, reasonable best efforts shall include issuing a “litigation hold”).
(c)The Parties intend that any transfer between Remainco and Spinco (including between their attorneys, Representatives and agents), of Information that is subject to the protections of the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable privilege and will be completed in accordance with Section 5.7.
Section 5.2Financial Statements and Accounting.Each of (x) the members of the Remainco Group and (y) the members of the RMT Partner Group agrees to provide the following reasonable assistance and, subject to Section 5.6, reasonable access to its properties, Records, other Information and personnel set forth in this Section 5.2, from the Effective Time until the fourth anniversary of the Effective Time (the “Applicable Period”) (i) in connection with the preparation and review or audit of such Party’s quarterly and annual financial statements, and the timely filing of such financial statements and the audit of such Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of such Party’s disclosure controls and procedures, if required, and (ii) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Body, such as in connection with responding to a comment letter from the Commission. Without limiting the foregoing, during the Applicable Period, each Party agrees as follows:
(a)Except to the extent otherwise contemplated by the Ancillary Agreements and subject to Section 5.6 and Section 5.7, (i) each of Remainco and RMT Partner shall authorize and request its respective auditors to make reasonably available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the filing of its annual financial statements with the Commission and (ii) until all governmental audits relating to the Spinco Business are complete, RMT Partner and Remainco will provide reasonable access during normal business hours for the other Group’s internal auditors, counsel and other designated Representatives for matters relating to such audits, including, in the case of RMT Partner, to (x) the premises of the Spinco Group and all Information (and duplicating rights) within the knowledge, possession or control of the RMT Partner and its Subsidiaries (including the Spinco Group) in respect of the Spinco Business and (y) the officers and employees of RMT Partner and its Subsidiaries (including the Spinco Group) in respect of the Spinco Business, so that Remainco may conduct reasonable audits relating to the financial statements in relation to the Spinco Business.
(b)Without limitation of Section 5.6, nothing in this Article V shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.2 to disclose any such Information, such Party shall use reasonable best efforts to seek to obtain such third party’s written consent to the disclosure of such Information.
(c)The Parties acknowledge that Information provided under this Section 5.2 may constitute material, non-public Information, and trading in the securities of a Party (or the securities of its Affiliates, Subsidiaries or partners) while in possession of such material, non-public material Information may constitute a violation of the U.S. federal securities laws.

Section 5.3Provision of Corporate Records.Other than in circumstances in which indemnification is sought pursuant to Article IV (in which event the provisions of such Article IV shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information in Section 5.6 and Section 5.7:
(a)After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, RMT Partner for specific and identified Information:
(i)that (x) relates to Spinco or the Spinco Business, as the case may be, prior to the Separation Effective Time or (y) is necessary for RMT Partner and/or Spinco to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Remainco and/or Spinco and/or RMT Partner are parties, Remainco shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if RMT Partner has a reasonable need for such originals) in the possession or control of the Remainco Group, but only to the extent such items so relate and are not already in the possession or control of the RMT Partner Group; provided that, to the extent any originals are delivered to the RMT Partner Group pursuant to this Agreement or the Ancillary Agreements, RMT Partner shall, at its own expense, return them to Remainco within a reasonable time after the need to retain such originals has ceased; provided, further, that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the later of (x) the sixth (6th) anniversary of the Distribution Date and (y) three (3) months after the earlier termination or expiration of this Agreement or the Ancillary Agreement to which the Information relates; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Remainco shall not be obligated to provide such Information requested by RMT Partner; provided, further, that, if Remainco reasonably determines that any such provision of Information could be commercially detrimental in any material respect, require any consent from a third party Person (which cannot be reasonably obtained), violate any Contract, the Parties shall, and shall cause each other member of their respective Groups, to take all reasonable best measures to permit compliance with such obligations in a manner that avoids any such harm or consequence; or
(ii)that (x) is required by RMT Partner with regard to reasonable compliance with reporting, disclosure, filing or other Legal Requirements imposed on RMT Partner (including under applicable securities laws) by a Governmental Body having jurisdiction over RMT Partner, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Legal Proceeding or other similar requirements, as applicable, Remainco shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if RMT Partner has a reasonable need for such originals) in the possession or control of the Remainco Group, but only to the extent such items so relate and are not already in the possession or control of the RMT Partner Group; provided that, to the extent any originals are delivered to the RMT Partner Group pursuant to this Agreement or the Ancillary Agreements, RMT Partner shall, at its own expense, return them to Remainco within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Remainco shall not be obligated to provide such Information requested by RMT Partner; provided, further, that, if Remainco reasonably determines that any such provision of Information could be commercially detrimental in any material respect, require any consent from a third party Person (which cannot be reasonably obtained), violate any Contract, the Parties shall, and shall cause each other member of their respective Groups, to take all reasonable best measures to permit compliance with such obligations in a manner that avoids any such harm or consequence.
(b)After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Remainco for specific and identified Information:
(i)that (x) relates to Remainco or the Remainco Retained Business, as the case may be, prior to the Separation Effective Time or (y) is necessary for Remainco to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Remainco and/or Spinco and/or RMT Partner are parties, RMT Partner shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Remainco has a reasonable need for such originals) in the possession or control of the RMT Partner Group, but only to the extent such items so relate and are not already in the possession or control of Remainco; provided that, to the extent any originals are delivered to the Remainco Group pursuant to this Agreement or the Ancillary Agreements, Remainco shall, at its own expense, return them to RMT Partner within a reasonable time after the need to retain such originals has ceased; provided, further, that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the later of (x) the sixth (6th) anniversary of the Distribution Date and (y) three (3) months after the earlier termination or expiration of this Agreement or the Ancillary Agreement to which the Information relates; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, RMT Partner shall not be obligated to provide such Information requested by Remainco; provided, further, that, if RMT Partner reasonably determines that any such provision of Information could be commercially detrimental in any material respect, require any consent from a third party Person (which cannot be reasonably obtained), violate any Contract, the Parties shall, and shall cause each other member of their respective Groups, to take all reasonable best measures to permit compliance with such obligations in a manner that avoids any such harm or consequence; or
(ii)that (x) is required by Remainco with regard to reasonable compliance with reporting, disclosure, filing or other Legal Requirements imposed on Remainco (including under applicable securities laws) by a Governmental Body having jurisdiction over Remainco, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Legal Proceeding or other similar requirements, as applicable, RMT Partner shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Remainco has a reasonable need for such originals) in the possession or control of the RMT Partner Group, but only to the extent such items so relate and are not already in the possession or control of Remainco; provided that, to the extent any originals are delivered to Remainco pursuant to this Agreement or the Ancillary Agreements, Remainco shall, at its own expense, return them to RMT Partner within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, RMT Partner shall not be obligated to provide such Information requested by Remainco provided, further, that, if RMT Partner reasonably determines that any such provision of Information could be commercially detrimental in any material respect, require any consent from a third party

Person (which cannot be reasonably obtained), violate any Contract, the Parties shall, and shall cause each other member of their respective Groups, to take all reasonable best measures to permit compliance with such obligations in a manner that avoids any such harm or consequence.
(c)From and after the Effective Time, each Party shall have the right to request in writing (including on behalf of any member of its Group) that the other Parties make available for inspection any non-privileged books, records, or other documents within its control or that it otherwise has the ability to make available, to the extent such books, records or other documents may reasonably be required in connection with any Legal Proceeding or threatened or contemplated Legal Proceeding (including preparation for such Legal Proceeding) in which the Remainco Group or RMT Partner Group (with respect to the Spinco Business), as applicable, may from time to time be involved, regardless of whether such Legal Proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses actually incurred in connection therewith. Any such disclosure of books, records and documents shall be made subject to Section 5.6.
(d)Subject to the conditions and limitations in this Article V, upon reasonable prior written notice, the Parties agree to make their respective personnel reasonably available during regular business hours to discuss any Information exchanged pursuant to this Section 5.3. Each of Remainco and RMT Partner shall inform their and their Groups’ respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated Representatives who have or have access to the other Party’s Confidential Information or other Information provided this Article V of their obligation to hold such Information confidential in accordance with the provisions of this Agreement.
(e)Any Information provided by or made available by or on behalf of any Party (or any other member of any Group pursuant to this Article V) shall be on an “as is” basis and no Party (or any member of any Group) is making any representation or warranty with respect to such Information or the completeness thereof.
Section 5.4Witness Cooperation. At all times from and after the Effective Time, each Party shall have the right to request in writing (including on behalf of any member of its Group) that the other Party make available for consultation or witness purposes, its (or its applicable member of its Group’s) directors, officers, employees, consultants, agents or other Representatives (current and future and to the extent possible former and taking into account the work schedules and other commitments of the aforementioned Persons) who have expertise or knowledge with respect to the other Party’s (or its Group’s) Legal Proceedings or business or products or matters in litigation or alternative dispute resolution to the extent that the requesting Party believes any such persons may reasonably be useful or required in connection with any Legal Proceeding, legal, administrative, internal investigation or other proceedings in which the requesting Party (or its Group) may from time to time be involved. Upon such request, the affected Party shall reasonably promptly select a person or persons to provide the requested assistance after conferring in good faith to determine which person or persons should provide such assistance, and shall use its reasonable best efforts to make such person or persons available. A Party providing a consultant or witness to the other Party (or its Group) under this Section 5.4 shall be entitled to receive from the Party receiving such consulting or witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other reasonable and documented out-of-pocket expenses actually incurred (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Legal Requirements. Further, any applicable privilege or immunity will be protected and shared only in accordance with Section 5.7.
Section 5.5Reimbursement.Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party (or its Group) providing Information or access to Information to the other Party (or its Group) under this Article V shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other reasonable and documented out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party (or its Group) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’

service with respect to the foregoing), as may be reasonably and actually incurred in providing such Information or access to such Information.
Section 5.6Confidentiality.
(a)From and after the Effective Time, except as otherwise provided in the Ancillary Agreements, each of Remainco and RMT Partner shall hold, and shall cause their respective members of their Group and their and their Group’s respective officers, employees, agents, consultants, advisors and other Representatives to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Legal Requirements)), any and all Confidential Information to the extent concerning or belonging to the other Party or its Group (it being acknowledged, for the avoidance of doubt, that the Spinco Group will be part of RMT Partner’s Group after the Effective Time) ; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants, advisors and Representatives who have a need to know such Confidential Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other Legal Requirements or stock exchange rules or is advised by outside counsel in connection with a Legal Proceeding brought by a Governmental Body that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party (or its Group) against any other Party (or its Group) or in respect of claims by one Party (or its Group) against the other Party (or its Group) brought in a Legal Proceeding, (iv) as necessary in order to permit a Party (or its Group) to prepare and disclose its financial statements in connection with any regulatory filings or (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.2) or an Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii) or (v) above, each Party, as applicable, shall promptly notify in writing (to the extent permissible by Legal Requirements) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take reasonable best steps to ensure that confidential treatment is accorded such Confidential Information. Further, as to Privileged Information nothing in this Section 5.6 replaces or diminishes the Parties’ obligations and limitations set forth in Section 5.7.
(b)Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the same Group. From and after the Effective Time, each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants, advisors and other Representatives to comply, with all terms and conditions of any such third-party agreements entered into prior to the Separation Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.
(c)Notwithstanding anything to the contrary set forth herein, and without limiting the other terms and conditions of this Agreement, the provisions of this Section 5.6 do not terminate or modify the confidentiality obligations provided for in any Contract between each Party or member of its Group and their respective employees, which shall remain in full force and effect from and after the Separation Effective Time and otherwise subject to the terms and conditions of this Agreement, including the conveyance of rights set forth herein.
(d)For the avoidance of doubt and notwithstanding any other provision of this Section 5.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 5.7,

and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.
Section 5.7Privilege Matters.
(a)The Parties recognize that:
(i)Legal and other professional services that have been and will be provided prior to the Separation Effective Time have been and will be rendered for the collective benefit of each of the members of the Remainco Group and the Spinco Group, and that each of the members of the Remainco Group and the Spinco Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Legal Requirements, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Privileged Information which relates to pre-separation services rendered for the collective benefit of each of the members of Remainco Group and the Spinco Group. For the avoidance of doubt, Privileged Information within the scope of this Section 5.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.
(ii)Legal and other professional services will be provided following the Separation Effective Time to each of Remainco and Spinco. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of Remainco or Spinco, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes or other matters for the benefit of both Remainco and Spinco.
(b)The Parties agree, notwithstanding the definition of Spinco Assets, as follows:
(i)Remainco shall be deemed, in perpetuity, to own and control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Remainco Retained Business, whether or not the Privileged Information is in the possession or under the control of Spinco or RMT Partner or a member of their respective Group, agent, or Representative of either. Remainco shall also be deemed, in perpetuity, to own and control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Remainco Retained Liabilities resulting from any Legal Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under control of Spinco or RMT Partner or a member of their respective Group, agent, or Representative of either.
(ii)RMT Partner shall be deemed, in perpetuity, to own and control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Spinco Business, whether or not the Privileged Information is in the possession or under the control of Remainco or RMT Partner or a member of their respective Group, agent, or Representative of either. RMT Partner shall also be deemed, in perpetuity, to own and control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Spinco Liabilities resulting from any Legal Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under control of Remainco or RMT Partner or a member of their respective Group, agent, or Representative of either.
(iii)If Remainco and RMT Partner do not agree as to whether certain Information is Privileged Information, then the Information shall be treated as Privileged Information, and that Party who believes such Information is Privileged

Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such Information unless the Parties otherwise agree. The Parties shall utilize the procedures set forth in Article VII and Section 8.14 to resolve any disputes as to whether any Information relates solely to the Remainco Retained Business, solely to the Spinco Business, or to both the Remainco Retained Business and the Spinco Business.
(c)Subject to Sections 5.7(d) and 5.7(e), and applicable Legal Requirements, the Parties agree that they shall have a shared privilege or immunity with respect to all communications identified in Section 5.7(a) as to which such communications are not otherwise allocated pursuant to Section 5.7(b), and all privileges and immunities relating to any Legal Proceeding, claims, disputes, or other matters that involve both Remainco and RMT Partner (or one or more of the members of their respective Group).
(d)The Parties agree that no shared privilege or immunity, as defined in Sections 5.7(a) and 5.7(c), may be waived by either Party or any member of its respective Group without the consent of the other Party.
(e)If any dispute arises between Remainco and RMT Partner, or the members of their respective Group, regarding whether a shared privilege or immunity should be waived to protect or advance the interests of either Party and/or the members of their respective Group, each such Party agrees that it shall (i) negotiate with the other applicable Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party or any of the members of its Group; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not (and shall cause each member of its Group not to), without the other Party’s consent, agree to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.
(f)Upon receipt by RMT Partner or any member of its Group of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which Remainco or any member of the Remainco Group has the sole right hereunder to assert a privilege or immunity or if RMT Partner obtains knowledge that it or any member of its Group’s current or former directors, officers, agents or employees has received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, RMT Partner shall promptly provide notice to Remainco of the existence of the request (which notice shall be delivered to Remainco no later than three (3) Business Days following the receipt of any such subpoena, discovery or other request, in each case, by RMT Partner or any member of its Group) and shall provide Remainco with a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 5.7 or otherwise, to prevent the production or disclosure of such Privileged Information.
(g)Upon receipt by Remainco or by any member of the Remainco Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which RMT Partner or any member of the RMT Partner Group has the sole right hereunder to assert a privilege or immunity or if Remainco obtains knowledge that it or any member of its Group’s current or former directors, officers, agents or employees has received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Remainco shall promptly provide notice to RMT Partner of the existence of the request (which notice shall be delivered to RMT Partner no later than three (3) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide RMT Partner with a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 5.7 or otherwise, to prevent the production or disclosure of such Privileged Information.
(h)The Parties agree that they have or may in the future have common legal interests in the Remainco Retained Liabilities and any corresponding legal rights, in the Spinco Liabilities and any corresponding legal rights, in Privileged Information described in Section 5.7(a) and in the preservation of the protected status of such Privileged Information. The Parties agree that any disclosure or exchange of such Privileged Information between and among themselves in order to further the Parties’ common legal interests shall not waive any applicable privilege or immunity.

(i)Any furnishing of, or access to, Information pursuant to this Agreement is made in reliance on the agreement of Remainco, RMT Partner and/or Spinco set forth in Section 5.6 and this Section 5.7 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties further agree that (i) the exchange by Remainco or RMT Partner (or any member of its respective Group) to the other Party (or any member of its Group) of any Privileged Information that should not have been transferred pursuant to the terms of this Article V or Section 1.1(108)(ix) shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving (or for which a member of its Group has received) such Privileged Information shall promptly return such Privileged Information to the Party (or the applicable member of its Group) who has the right to assert the privilege or immunity.
(j)In furtherance of, and without limitation to, the Parties’ agreement under this Section 5.7, Remainco and RMT Partner shall, and shall cause the applicable members of their respective Groups to, use reasonable best efforts to maintain their respective separate and joint privileges and immunities.
(k)In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties. The Parties agree to treat such Information as Confidential Information in accordance with Section 5.6, including, but not limited to obtaining appropriate protective orders and sealing of the Information to protect the Privilege as to others. The Parties agree to protect Privileged Information subject to a shared privilege or immunity to prevent waivers as to third parties to the fullest extent permitted by law.
(l)The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Remainco, RMT Partner and/or Spinco as set forth in Section 5.6 and this Section 5.7, to maintain the confidentiality of Privileged Information subject to a shared privilege or immunity and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Sections 4.5, 5.2 and 5.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 4.5 and 5.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 4.5 hereof, and the transfer of Privileged Information between the Parties and their respective members of their Group pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.
(m)The provisions of this Section 5.7 shall become effective as of the Effective Time.
Section 5.8Ownership of Information.Any Information owned by one Party or any member of its Group that is provided to a requesting Party pursuant to this Article V shall be deemed to remain the property of the providing Party (or member of its Group). Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.
Section 5.9Other Agreements.The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.
ARTICLE VI
INSURANCE
Section 6.1Insurance Matters.
(a)Remainco shall use reasonable best efforts to cause the Spinco Business to continue to be an insured under the Remainco’s Insurance Policies until the Effective Time.

(b)From and after the Effective Time, except as expressly provided herein, the Spinco Group and the Spinco Business shall cease to be insured under the Remainco Insurance Policies. For the avoidance of doubt, RMT Partner and Spinco shall be responsible for securing all Insurance Policies that RMT Partner considers appropriate for the Spinco Business and the operation thereof by the Spinco Group. Each RMT Partner and Spinco agrees, on behalf of itself and each member of its respective Groups, from and after the Separation Effective Time, not to seek through any means to benefit from and not to assert any right, claim or interest in, to or under, any Insurance Policies of any member of the Remainco Group, except as permitted under Section 6.1(c).
(c)From and after the Effective Time, for any claim asserted against Spinco, RMT Partner or any other member of the RMT Partner Group or Spinco Group after the Separation Effective Time arising out of any occurrence, claim, loss, injury or damage taking place prior to the Separation Effective Time (“Post-Closing Claims”), each of RMT Partner and Spinco and each other member of their respective Groups may seek coverage under any Remainco Insurance Policies issued by a third party providing coverage on an occurrence basis in place prior to the Separation Effective Time, including defense and indemnity benefits attributable to or arising from or under such Remainco Insurance Policies under which Spinco or any other member of the Spinco Group is insured (such policies or programs, the “Pre-Closing Occurrence-Based Policies”) for such claims (it being understood that any retrospective premiums, deductibles, retentions or similar self-insured obligations under the Pre-Closing Occurrence-Based Policies arising from any insurance claims by or on behalf of any member of the Spinco Group under the Pre-Closing Occurrence-Based Policies shall be borne by a member of the RMT Partner Group). From and after the Separation Effective Time, Spinco, RMT Partner or any other member of the RMT Partner Group may submit a direct Post-Closing Claim for coverage under the Pre-Closing Occurrence-Based Policies to the extent permitted under the applicable Remainco Insurance Policy (provided that, Spinco shall provide Remainco a copy of such claim promptly following submission to the applicable insurer and thereafter promptly provide reasonable details of all communications from and to such insurer with respect to such claim). In addition, to the extent Spinco, RMT Partner or any other member of each of their respective Groups requests, Remainco will (or will cause the applicable Remainco Group member) to submit in its name a Post-Closing Claim for coverage under the Pre-Closing Occurrence-Based Policies on behalf of Spinco, RMT Partner or any other member of their respective Groups. In either such event, Remainco or the applicable Remainco Group member, on the one hand, and RMT Partner or such other members of the RMT Partner Group, on the other hand, shall reasonably cooperate with one another and Remainco will not and will not permit the applicable Remainco Group member to settle or compromise any such Post-Closing Claim without the prior written consent of RMT Partner. RMT Partner shall reimburse Remainco and the other Remainco Group members for any cost or expenses incurred by it in such submission of a claim. In no event will Remainco be obligated to initiate coverage litigation, other than any such litigation of which RMT Partner bears the cost and expense. The Parties shall reasonably cooperate on aspects of insurance coverage litigation for a Post-Closing Claim involving with Pre-Closing Occurrence-Based Policies. In the event that a Post-Closing Claim relates to the same occurrence for which Remainco or its Subsidiaries is seeking coverage under Pre-Closing Occurrence-Based Policies, and the limits under an applicable Pre-Closing Occurrence-Based Policy are not sufficient to fund all covered claims of Spinco, RMT Partner or any other member of the RMT Partner Group (as applicable) and Remainco or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence-Based Policy shall be paid to the respective Entities in proportion to the amounts which otherwise would be due were the limits of liability infinite. If so requested by Remainco, Spinco shall promptly enter into assumption agreements (and provide for letters of credit or other collateral arrangements as required by such assumption agreements), required by any insurers under such Pre-Closing Occurrence-Based Policies for the purpose of transferring, or acknowledging and accepting the transfer of, the liabilities and obligations of Remainco with respect to the Pre-Closing Occurrence-Based Policies to the extent related to the Spinco Business, including all liabilities with respect to the payment, reimbursement and indemnification obligations for losses, deductibles, retrospective premiums, retained amounts, administration, allocated loss adjustment expenses and the provision of collateral. To the extent any such assumption agreements contemplated by the preceding sentence are entered into, and Remainco actually receives a refund of premium as a result of Spinco assuming the applicable portion of the polic(ies) as between Remainco, Spinco and the applicable insurer, Remainco shall offset against the amounts due from Spinco in respect of Spinco’s portion of any Pre-Closing Occurrence-Based Policies the amount of such premium refund actually received.

(d)Nothing in this Section 6.1 will be construed to alter or limit in any way the indemnity obligations of the Parties, including those in this Agreement or any other Ancillary Agreement.
(e)Nothing in Section 6.1 shall prevent any member of the Remainco Group from accessing, eroding, exhausting or otherwise taking any action in connection with a Remainco Insurance Policy; provided, however that Remainco shall not amend, commute or cancel any Pre-Closing Occurrence-Based Policy in a manner that would adversely impact the rights of RMT Partner, Spinco or any member of their respective Groups under this Section 6.1.
(f)From and after the Effective Time, each Party shall be financially responsible for Self-Insurance obligations for any and all insurance coverage claims for which the Party bears responsibility for the underlying claim, including without limitation Post-Closing Covered Claims.
(g)At Remainco’s sole discretion, Remainco shall either (i) maintain the directors’ and officers’ liability insurance policies, fiduciary liability insurance policies or employment practices liability insurance policies covering any directors and officers, fiduciaries or employees of the Spinco Group in effect immediately prior to the Separation Effective Time for a period of six (6) years following the Separation Effective Time or (ii) Remainco shall procure, at Remainco’s sole cost and expense, a prepaid, non-cancelable “tail” insurance policy for a period of not less than six (6) years following the Separation Effective Time, in either case contemplated by clause (i) or (ii), containing terms not less favorable than the terms of directors’ and officers’ liability insurance, fiduciary liability insurance or employment practices liability insurance covering any directors and officers, fiduciaries or employees of the Spinco Group who are covered by the directors’ and officers’ liability insurance, fiduciary liability insurance or employment practices liability insurance policies of Remainco and its Subsidiaries (including the Spinco Group) with respect to matters existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six (6)-year period, then any insurance required to be maintained under this Section 6.1(g) shall be continued in respect of such claim until the final disposition thereof.
ARTICLE VII
DISPUTE RESOLUTION
Section 7.1Negotiation.
(a)Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”) after the Closing. The Appointed Representative shall have the authority to resolve any such disputes.
(b)Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim after the Closing arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to, this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (but, for the avoidance of doubt, specifically excluding the Merger Agreement where any disputes under the Merger Agreement shall be resolved pursuant to the terms thereof) (collectively, the “Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, however, that (i) such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed ninety (90) calendar days from the time of receipt by a Party of written notice of such Agreement Dispute and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.
(c)The Parties agree that (i)(i) this Article VII is included for the convenience of the Parties, (ii) no Party shall have any Liability for any breach of this Article VII and (iii) no breach of, or failure to comply with this Article VII shall affect any of the rights or remedies under this Agreement, the Merger Agreement or any Ancillary Agreement, including the right to have the dispute resolved pursuant to Section 8.14.
ARTICLE VIII
MISCELLANEOUS
Section 8.1Entire Agreement; Counterparts; Exchanges by Facsimile.This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement, including the exhibits and schedules hereto and thereto and the other agreements referred to herein and therein shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
Section 8.2Ancillary Agreements; Precedence of Agreements.Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments.
Section 8.3Survival.The covenants and agreements that by their terms are to be performed following the Separation Effective Time pursuant to this Agreement or any other Ancillary Agreement shall survive the Separation Effective Time in accordance with their terms, the obligations of the Parties under Sections 2.3, 2.4 and 2.19(d) shall survive the Separation Effective Time, and all other covenants and agreements herein and therein shall terminate and shall not survive the Separation Effective Time.
Section 8.4Expenses.Except as otherwise provided in this Agreement, the Merger Agreement or any Ancillary Agreement, (i) all fees and expenses incurred in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby or thereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby or by the Merger Agreement are consummated and (ii) all out of pocket expenses and fees incurred but not paid prior to the Effective Time by or on behalf of the Spinco Group in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including fees payable to investment banks, accountants, consultants, and counsel, shall be deemed to be fees and expenses of Remainco and Assumed by Remainco.
Section 8.5Notices.All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Central Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

if to RMT Partner or Spinco (after the Separation Effective Time):
Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Attention: Thomas E. Valentyn, Vice President, General Counsel and Secretary
Email: [Redacted]
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Scott R. Williams and Christopher R. Hale
Fax: (312) 853-7036
Email: swilliams@sidley.com and chale@sidley.com
if to Remainco or Spinco (prior to the Separation Effective Time):
Rexnord Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Patricia M. Whaley, Vice President, General Counsel & Secretary
E-mail: [Redacted]
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson and Andrew L. Milano
Phone:  (212) 309-7092
         (212) 309-6252
Fax:      (212) 309-6001
Email: alec.dawson@morganlewis.com
           andrew.milano@morganlewis.com
and
Richards, Layton & Finger, P.A.
920 North King Street
P.O. Box 551
Wilmington, DE 19801
Attention: Mark Gentile and Stephanie Norman
Phone: (302) 651-7722; (302) 651-7756
Email: gentile@rlf.com; norman@rlf.com
A copy of any notice from Remainco to Spinco, or from Spinco to Remainco, prior to the Separation Effective Time shall be provided to RMT Partner in accordance with the notice procedures set forth in this Section 8.5.
Section 8.6Waiver.
(a)No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

(b)No Party shall be deemed to have waived any claim arising out of this Agreement or any Ancillary Agreement, or any power, right, privilege or remedy under this Agreement or any Ancillary Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and, in the case of waivers by Remainco or Spinco or any of their Subsidiaries, consented to in writing by RMT Partner; and any waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 8.7Assignment.This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, except that a Party may assign any of its rights under this Agreement and any Ancillary Agreement: (i) as collateral security to a creditor,(ii) to one of its Affiliates or (iii)(A) in connection with the sale of all or substantially all of its assets or (B) in the case of RMT Partner or Spinco in connection with the sale of substantially all of the assets of the Spinco Business or the business unit of which it is a part; provided, however, that in each case, no such assignment shall relieve such Party of any of its obligations. Any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party in violation of this Agreement without the prior written consent of the other Parties shall be void and of no effect.
Section 8.8Termination.This Agreement shall terminate without further action at any time before the Separation Effective Time upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to any other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.
Section 8.9Amendment.This Agreement may not be amended except by an instrument in writing signed by an authorized Representative of each of the Parties. Remainco and Spinco shall ensure that no amendment to any Ancillary Agreement shall be made prior to the Separation Effective Time without the prior written consent of RMT Partner.
Section 8.10Payment Terms.
(a)Except as set forth in Article IV or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within 30 days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
(b)Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Remainco or Spinco under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m. Central Time two days prior to the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. Dollars on the date in which notice of the claim is given to the Indemnifying Party.
Section 8.11Subsidiaries.Each of the Parties shall cause to be performed, all actions, agreements and obligations set forth herein or in any Ancillary Agreement to be performed by any of its Subsidiaries (including Spinco and its Subsidiaries with respect to (a) Remainco prior to the Separation Effective Time and (b) the RMT Partner following the Effective Time).
Section 8.12Third-Party-Beneficiaries.Except (i) as provided in Article IV relating to Indemnitees and for the release under Section 4.1 of any Person provided therein, and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.13Exhibits and Schedules.The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.
Section 8.14Governing Law; Jurisdiction; Specific Performance; Remedies.This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, the Court of Chancery does not have subject matter jurisdiction over such matter, in any federal court in the State of Delaware or, if under applicable Legal Requirements, neither such court has subject matter jurisdiction over such matter, in any other state court in the State of Delaware, and in each case any appellate court with jurisdiction therefrom (the “Chosen Courts”); (b) each of the Parties irrevocably waives the right to trial by jury; and (c) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement, the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document in accordance with the provisions of Section 8.5 will be effective service of process for any claim, action, suit or other Legal Proceeding in the Chosen Courts with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 8.15Severability.Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 8.16No Double Recovery.Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative recovery with respect to any matter arising out of the same facts and circumstances (including with respect to any recoveries that may arise out of ARTICLE IV).

Section 8.17Tax Treatment of Payments.The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by applicable Legal Requirement, for all U.S. federal income tax purposes as either (i) a non-taxable contribution by Remainco to Spinco, or (ii) a distribution by Spinco to Remainco, in each case, made immediately prior to the Spin-Off. Any Indemnity Payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such Indemnity Payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.
Section 8.18Advisors.It is acknowledged and agreed by each of the Parties hereto that Remainco, on behalf of itself and the other members of the Remainco Group, has retained each of the Persons identified on Schedule 8.18 to act as counsel in connection with this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 8.18 have not acted as counsel for Spinco or any other member of the Spinco Group in connection with this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby and that none of Spinco or any member of the Spinco Group has the status of a client of the Persons listed on Schedule 8.18 for conflict of interest or any other purposes as a result thereof. Spinco hereby agrees, on behalf of itself and each other member of the Spinco Group that, in the event that a dispute arises after the Separation Effective Time in connection with this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby between Remainco and Spinco or any of the members of their respective Groups, each of the Persons listed on Schedule 8.18 may represent any or all of the members of the Remainco Group in such dispute even though the interests of the Remainco Group may be directly adverse to those of the Spinco Group. Spinco further agrees, on behalf of itself and each other member of the Spinco Group that, with respect to this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Remainco or the applicable member of the Remainco Group and may be controlled by Remainco or such member of the Remainco Group and shall not pass to or be claimed by Spinco or any member of the Spinco Group.
Section 8.19Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(c)As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(e)As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.
(f)Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement.
(g)As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.
(h)The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.
(j)Unless the context requires otherwise, references in this Agreement to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group, references to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Remainco or Spinco shall be deemed to require Remainco or Spinco, as the case may be, to cause the applicable members of the Remainco Group or the Spinco Group, respectively, to take, or refrain from taking, any such action.
[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
REXNORD CORPORATION
By:
/s/ Todd A. Adams

Name: Todd A. Adams
Title:
President and Chief Executive Officer

LAND NEWCO, INC.
By:
/s/ Todd A. Adams

Name: Todd A. Adams
Title:
President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
REGAL BELOIT CORPORATION
By:
/s/ Louis V. Pinkham

Name: Louis V. Pinkham
Title:
Chief Executive Officer

Annex C
February 14, 2021
The Board of Directors of Rexnord Corporation
The Transaction Committee of the Board of Directors of Rexnord Corporation
Members of the Board of Directors and the Transaction Committee:
  We understand that Rexnord Corporation (the “Company”) and Land Newco, Inc., a wholly owned subsidiary of the Company (“Spinco”), plan to enter into a Separation and Distribution Agreement, (the “Separation and Distribution Agreement”), pursuant to which, among other things: (i) the Company will transfer or cause to be transferred to Spinco all of the assets that relate to business of the Company’s Process and Motion Control segment (“PMC”); (ii) Spinco will assume (or retain) all of the liabilities that relate to PMC; (iii) following the incurrence of new debt in an aggregate amount equal to approximately $487 million by Spinco, Spinco will make a cash payment using the proceeds of such debt to the Company, and (iv) immediately following the completion of the transactions described in clauses (i), (ii) and (iii), the Company will distribute to the holders of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) all of the shares of common stock, par value $0.01, of Spinco (the “Spinco Common Stock”) on the basis set forth in the Agreements (as defined below) ((i), (ii), (iii) and (iv), together, the “Distribution Transactions”), all upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement. Concurrently with the execution of the Separation and Distribution Agreement, the Company and Spinco will enter into an Agreement and Plan of Merger, (the “Merger Agreement” and, together with the Separation and Distribution Agreement, the “Agreements”), with Phoenix 2021, Inc. (“Merger Sub”) and Regal Beloit Corporation (the “RMT Partner”), pursuant to which, immediately following the consummation of the Distribution Transactions, Merger Sub will merge with and into Spinco, with Spinco surviving the merger as a wholly owned subsidiary of the RMT Partner (the “Merger” and, together with the Distribution Transactions, the “Transactions”). As a result of the Merger, each outstanding share of the Spinco Common Stock, other than shares owned by the RMT Partner, the Merger Sub or any subsidiaries of the RMT Partner or owned by the Company or Spinco or any subsidiary of the Company or Spinco or held as treasury stock, will be converted into the right to receive a number of shares of common stock, par value $0.01, of the RMT Partner (the “RMT Partner Common Stock”) calculated by dividing (A) (i) the number of shares of RMT Partner Common Stock issued and outstanding immediately prior to the effective time of the Merger multiplied by (ii) a fraction, the numerator of which is 38.6 and the denominator of which is 61.4 by (B) the number of shares of Spinco Common Stock issued and outstanding immediately prior to the effective time of the Merger (such quotient, as it may be adjusted pursuant to Section 1.5(b) of the Merger Agreement, the “Exchange Ratio”), which number is subject to adjustment as set forth in Section 1.5(f) of the Merger Agreement and as to which we express no opinion.
  The Board of Directors of the Company (the “Board”) and the Transaction Committee of the Board (the “Transaction Committee”) have asked us whether, in our opinion, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Company Common Stock.
  In connection with rendering our opinion, we have, among other things:
(i)
reviewed certain publicly available business and financial information relating to the Company, the business of PMC and the RMT Partner that we deemed to be relevant, including publicly available research analysts’ estimates;

The Board of Directors of Rexnord Corporation
The Transaction Committee of the Board of Directors of Rexnord Corporation

(ii)
reviewed certain internal projected financial data relating to the Company and Spinco and furnished to us by the management of the Company and certain internal projected financial data relating to the RMT Partner prepared and furnished to us by management of the RMT Partner (the “Forecasts”), including projections relating to certain cost synergies prepared by the management of the Company and RMT Partner expected to result from the Transactions, as approved for our use by the Company (the (“Synergies”);

(iii)
discussed with managements of the Company and the RMT Partner their assessment of the past and current operations of PMC and the RMT Partner, the current financial condition and prospects of PMC and the RMT Partner, and the Forecasts;

(iv)
reviewed the reported prices and the historical trading activity of the Company Common Stock and the RMT Partner Common Stock;

(v)
compared the financial performance of the Company and the RMT Partner and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vi)
compared the financial performance of the Company and PMC and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)
reviewed the financial terms and conditions of (x) a substantially final draft, dated February 13, 2021 of the Merger Agreement and (y) a substantially final draft, dated February 13, 2021 of the Separation and Distribution Agreement; and

(viii)
performed such other analyses and examinations and considered such other factors that we deemed appropriate.

  For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the managements of the Company and the RMT Partner that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, including the Synergies, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company and the RMT Partner as to the future financial performance of Spinco and the RMT Partner and the other matters covered thereby. We express no view as to the Forecasts, including the Synergies, or the assumptions on which they are based.
  For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Agreements will not differ from the draft Agreements reviewed by us, that the representations and warranties of each party contained in the Agreements are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreements and that all conditions to the consummation of the Transactions will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, rulings, approvals or releases necessary for the consummation of the Transactions will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company, PMC, Spinco, the RMT Partner or the consummation of the Transactions or reduce the contemplated benefits to the holders of the Company Common Stock of the Transactions.

The Board of Directors of Rexnord Corporation
The Transaction Committee of the Board of Directors of Rexnord Corporation

  We have not conducted a physical inspection of the properties or facilities of the Company or the RMT Partner and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Spinco, the Company or the RMT Partner, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of Spinco, the Company or the RMT Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
  We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Exchange Ratio. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Spinco or the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreements or the Transactions, including, without limitation, the structure or form of the Transactions, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Agreements. Our opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transactions. We do not express any view on, and our opinion does not address, what the value of the RMT Partner Common Stock actually will be when issued or the prices at which the Company Common Stock or the RMT Partner Common Stock will trade at any time, including following announcement or consummation of the Transactions. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Spinco Common Stock, the Company Common Stock or any business combination or other extraordinary transaction involving the Company or PMC. Our opinion does not constitute a recommendation to the Board or the Transaction Committee or any other persons in respect of the Transactions, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Transactions. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transactions or as to the impact of the Transactions on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
  We have acted as financial advisor to the Board and the Transaction Committee in connection with the Transactions and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Transactions. The Company has also agreed in the engagement letter entered into with Evercore Group L.L.C. to reimburse our expenses (up to a specified cap) and to indemnify us against certain liabilities and expenses arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the RMT Partner and we have not received any compensation from the RMT Partner during such period. We may provide financial advisory or other services to the Company and the RMT Partner in the future, and in connection with any such services we may receive compensation.

The Board of Directors of Rexnord Corporation
The Transaction Committee of the Board of Directors of Rexnord Corporation

  Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Spinco, the RMT Partner, potential parties to the Transactions and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the RMT Partner.
  Our financial advisory services and this opinion are provided for the information and benefit of the Board and the Transaction Committee (in its capacity as such) in connection with its evaluation of the proposed Transactions. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
  This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Transactions or as permitted under the terms of the engagement letter.
  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.
Very truly yours,
EVERCORE GROUP L.L.C.
By:
/s/ Anthony J. Magro

Anthony J. Magro

Annex D
745 Seventh AvenueNew York, NY 10019United States
February 15, 2021
Board of Directors
Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Members of the Board of Directors:
We understand that Regal Beloit Corporation, a Wisconsin corporation (the “Company”) intends to enter into a transaction with Rexnord Corporation, a Delaware corporation (“Remainco”), and Land Newco, Inc., a Delaware corporation and wholly owned subsidiary of Remainco (“Spinco”), pursuant to which (1) Phoenix 2021, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), will merge with and into Spinco, with Spinco surviving the merger (the “Merger”) as a wholly owned subsidiary of the Company and (2) at the effective time of the Merger, each share of common stock of Spinco, par value $0.01 per share (“Spinco Common Stock”), that is issued and outstanding immediately prior to the Merger (other than shares of Spinco Common Stock to be cancelled pursuant to the Merger Agreement (as defined below)) will be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), equal to the quotient obtained by dividing (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger multiplied by a fraction, the numerator of which is 38.6 and the denominator of which is 61.4, by (B) the number of shares of Spinco Common Stock issued and outstanding immediately prior to the effective time of the Merger, such quotient being subject to adjustment in certain circumstances, including to cause the percentage of issued and outstanding shares of Company Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock (as defined in the Merger Agreement) to be equal to at least 50.8% (together with the number of Overlap Shares (as defined in the Merger Agreement)) or, in certain circumstances, 50.1% (without regard to Overlap Shares) of all issued and outstanding shares of Company Common Stock as of immediately following the effective time of the Merger (calculated by including any Share Equivalents (as defined in the Merger Agreement)), if necessary pursuant to Section 1.5(b) of the Merger Agreement (such quotient, as it may be adjusted pursuant to Section 1.5(b) of the Merger Agreement, the “Exchange Ratio”). The terms and conditions of the Merger are set forth in more detail in the Agreement and Plan of Merger by and among the Company, Remainco, Merger Sub and Spinco (the “Merger Agreement”).
Prior to the effective time of the Merger, pursuant to a Separation and Distribution Agreement by and among Remainco, Spinco and the Company (the “Separation Agreement” and, together with the Merger Agreement, the “Agreements”) entered into concurrently with the Merger Agreement, (1) Remainco will cause the Spinco Business to be held by the Spinco Group (as such terms are defined in the Separation Agreement) (such transfer, the “Contribution”); (2) Spinco will make the Cash Payment (as defined in the Separation Agreement) to Remainco or a wholly owned subsidiary of Remainco; and (3) Remainco will distribute to its stockholders all the outstanding shares of Spinco Common Stock on a pro rata basis (the “Distribution”).
The Merger, Contribution, Distribution and other transactions contemplated by the Agreements are collectively referred to herein as the “Proposed Transaction”. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreements.
We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and
Restricted - Internal

our opinion does not in any manner address: (1) the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise; or (2) the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.
In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement, dated as of February 15, 2021, the Separation Agreement, dated as of February 15, 2021, that certain commitment letter between the Company and the lenders party thereto, dated as of February 15, 2021 (the “Company Commitment Letter”), that certain commitment letter between Spinco and the lenders party thereto, dated as of February 15, 2021 (the “Spinco Commitment Letter”) and the specific terms of the Proposed Transaction and certain other related documents; (2) publicly available information concerning the Company, Remainco and the Spinco Business that we believe to be relevant to our analysis, including the Company’s and Remainco’s respective Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the fiscal quarter ended September 26, 2020; (3) financial and operating information with respect to the business, operations and prospects of the Company and the Spinco Business furnished to us by the Company, including financial projections of the Company and the Spinco Business prepared by managements of the Company and the Spinco Business, respectively; (4) a trading history of the Company’s common stock and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company and the Spinco Business with each other and with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (7) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”); (8) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and Remainco; (9) published estimates of independent research analysts with respect to the future financial performance of the Spinco Business; and (10) the relative contributions of the Company and the Spinco Business to the historical and future financial performance of the combined company on a pro forma basis. In addition, we have had discussions with the management of each of the Company and Remainco concerning the Company’s and the Spinco Business’s respective business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and the Spinco Business, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and the Spinco Business as to the future financial performance of the Company and the Spinco Business, respectively, and that the Company and the Spinco Business will perform in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company, Remainco or the Spinco Business and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company, Remainco or the Spinco Business. Our opinion, as set forth herein, relates to the relative values of the Company and the Spinco Business as of the date hereof.
Restricted - Internal

Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of Company Common Stock would trade following the announcement or consummation of the Proposed Transaction.
We have assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, rulings, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreements and that the Proposed Transaction will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any material term, condition or agreement thereof. We have also assumed there will be no adjustment to the Exchange Ratio other than as expressly provided in, and solely to the extent required by, Section 1.5(b) of the Merger Agreement and in circumstances in which a corresponding RMT Partner Special Dividend (as defined in the Merger Agreement) is declared and paid pursuant to Section 1.7 of the Merger Agreement. We have also assumed that the Company and Spinco will obtain financing in accordance with the terms set forth in the Company Commitment Letter and the Spinco Commitment Letter, respectively. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction to any party or any shareholder, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We have assumed that the Merger will qualify for U.S. Federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Distribution will be tax-free to Remainco and the shareholders of Remainco pursuant to Section 355 of the Code. We have not independently verified that this tax treatment will be available in respect of the Proposed Transaction, and we express no view with respect to the tax treatment or consequences that will apply to or result from the Proposed Transaction.
Based upon and subject to the foregoing, we are of the opinion that, from a financial point of view, as of the date hereof, the Exchange Ratio in the Proposed Transaction is fair to the Company.
We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. As you are aware, at the Company’s request, we and certain of our affiliates expect to participate in certain financings to be undertaken in connection with the Proposed Transaction, for which services we and such affiliates will receive compensation, including acting as a bookrunner and arranger for, and as a lender under, such financings. We have performed various investment banking services for the Company and Remainco in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services; however, in the past two years, we have not received investment banking fees from the Company or Remainco.
Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Remainco for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
Restricted - Internal

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.
Very truly yours,
/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.
Restricted - Internal

Annex E
PERSONAL AND CONFIDENTIAL
February 15, 2021
Board of Directors
Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Members of the Board of Directors:
You have requested our opinion as to the fairness from a financial point of view to Regal Beloit Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of a wholly owned subsidiary of the Company (“Merger Sub”) with Land Newco Inc. (“Spinco”). Pursuant to the Agreement and Plan of Merger, dated as of February 15, 2021 (the “Merger Agreement”), by and among the Company, Merger Sub, Rexnord Corporation (“Remainco”) and Spinco, Spinco will become a wholly-owned subsidiary of the Company, and each outstanding share of common stock, par value $0.01 per share, of Spinco (the “Spinco Common Stock”), other than shares held in treasury or held by the Company, Remainco, Spinco or their respective subsidiaries, will be converted into the right to receive a number of shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), equal to the quotient obtained by dividing (A) the product of (i) the number of shares of Company Common Stock outstanding immediately prior to the effective time of the Merger (the “Effective Time”) and (ii) a fraction, the numerator of which is 38.6 and the denominator of which is 61.4 by (B) the number of shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time (such quotient, the “Basic Exchange Ratio”). The Basic Exchange Ratio is subject to adjustment in certain circumstances, including pursuant to Section 1.5(b) of the Merger Agreement to the extent necessary such that the aggregate number of shares of Company Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock (other than the Overlap Shareholders), together with the number of Overlap Shares (as each of such three terms is defined in the Merger Agreement), is equal to at least 50.8% (or, as otherwise required by the proviso in such Section 1.5(b), 50.1%) (the “Threshold Percentage”) of the number of shares of outstanding Company Common Stock immediately following the Effective Time, as more fully set forth in the Merger Agreement (the Basic Exchange Ratio, including as it may be adjusted pursuant to Section 1.5(b) of the Merger Agreement, the “Exchange Ratio”). Pursuant to the Merger Agreement, in the event that the Basic Exchange Ratio is to be increased prior to the Effective Time as described in the immediately preceding sentence in order to achieve the Threshold Percentage, the Company will declare a special dividend payable to the holders of Company Common Stock prior to the Effective Time (the “RMT Partner Special Dividend”) in an amount to be calculated pursuant to the Merger Agreement.
Prior to the Effective Time, pursuant to the Separation and Distribution Agreement, dated as of February 15, 2021, by and among Remainco, Spinco and the Company (the “Separation Agreement” and, together with the Merger Agreement, the “Agreements”) and the Merger Agreement, as the case may be, among other things, (i) Remainco and Spinco will undertake the Internal Restructuring (as defined in the Separation Agreement) and, in connection therewith, effect the Spinco Contribution (as defined in the Separation Agreement), (ii) Spinco will issue to a subsidiary of Remainco (“Intermediateco”) a number of shares of Spinco Common Stock such that the number of shares of Spinco Common Stock (together with such shares previously held by Intermediateco) shall be equal to the number of shares of common stock of Remainco outstanding as of the record date for the Spin-Off (as defined below), (iii) Spinco will pay to Intermediateco the Cash Payment (as defined in the Separation Agreement), and (iv) Remainco will distribute to its shareholders all of the outstanding shares of Spinco Common Stock (the “Spin-Off”). We understand that, pursuant to, and as more fully described in, the Separation Agreement, following the consummation of the
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Transactions (as defined below), a payment may be made by Spinco or by Remainco based on the working capital, cash, indebtedness and transaction expenses of Spinco as of immediately prior to or at the time of the Spin-Off and on the value of certain Unfunded Pension Liabilities (as defined in the Separation Agreement).
The Merger, the Internal Restructuring, the Spinco Contribution, the Cash Payment, the Spin-Off, the RMT Partner Special Dividend, if any, and the other transactions contemplated by the Merger Agreement and the Separation Agreement are collectively referred to herein as the “Transactions”. The terms and conditions of the Transactions are more fully set forth in the Agreements.
Incentrum Securities, LLC (together with its affiliates, “Incentrum” or “we”) has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, a substantial portion of which are contingent upon consummation of the Merger, and the Company has agreed to reimburse certain of our expenses arising, and to indemnify us against certain liabilities that may arise, in connection with our engagement.
Incentrum is a financial services firm regularly engaged in M&A advisory, principal investing and other activities involving the valuation of businesses and their securities in connection with mergers and acquisitions and for corporate and other purposes. During the two years preceding the date of this letter, Incentrum has not had any other material financial advisory or other material commercial or investment banking relationships with the Company, Remainco or Spinco for which it has received compensation. Incentrum is currently providing and in the future may provide investment banking services to the Company unrelated to the Transactions for which services Incentrum may receive compensation. We may also provide financial advisory services to Remainco in the future for which we may receive compensation.
In connection with this opinion, we have, among other things:
•
reviewed certain publicly available financial statements and other business and financial information concerning the Company, Remainco and the Spinco Business (as defined in the Separation Agreement);

•
reviewed certain business information, internal financial statements and other financial and operating data concerning the Company provided to or discussed with us by management of the Company;

•
reviewed the financial projections of the Company for the fiscal years ending December 31, 2020 through December 31, 2025 (the “Base Company Projections”), as well as extrapolations of such projections for the fiscal years ending December 31, 2026 through December 31, 2030, which extrapolations, together with the Base Company Projections, were reviewed and approved by management of the Company for use in our analyses (collectively, the “Company Projections”);

•
reviewed certain business information, internal financial statements and other financial and operating data and financial projections concerning the Spinco Business;

•
reviewed various financial projections of the Spinco Business prepared by management of the Company for the fiscal years ending December 31, 2020 through December 31, 2026 (the “Base Spinco Projections”), as well as extrapolations of such projections for the fiscal years ending December 31, 2027 through December 31, 2030, which extrapolations, together with the Base Spinco Projections, were reviewed and approved by management of the Company for use in our analyses (together with the Company Projections, the “Forecasts”);

•
reviewed certain estimates as to the amount and timing of the cost savings and related expenses and synergies, as well as cross-marketing synergies, expected by management of the Company to result from the Transactions (the “Synergies”);

•
compared the financial performance of the Spinco Business with publicly available information concerning certain other companies we deemed relevant;

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•
compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions we deemed relevant;

•
reviewed the reported prices and trading activity for the Company Common Stock from February 12, 2018 through February 12, 2021;

•
reviewed the Merger Agreement;

•
reviewed the Separation Agreement;

•
reviewed the RMT Partner Commitment Letter (as defined in the Merger Agreement); and

•
performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

In addition, we have held discussions with certain members of the management of the Company as well as management of Remainco and management of the Spinco Business with respect to certain aspects of the Transactions, and the past and current business operations of the Company, Remainco and the Spinco Business, the financial condition and future prospects and operations of the Company, Remainco and the Spinco Business, the effects of the Transactions on the financial condition and future prospects of the Company, Remainco and the Spinco Business, and certain other matters we believed necessary or appropriate to our inquiry.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information (including with respect to publicly available information, the Forecasts and the Synergies) provided to, discussed with or reviewed by us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company. We express no view as to such Forecasts (including the Synergies) or the assumptions on which they were based. We have not made any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Remainco or the Spinco Business, or any of their respective subsidiaries, or concerning the solvency or fair value of the Company, Remainco or the Spinco Business, and we have not been furnished with any such evaluation or appraisal, nor have we evaluated (or do we express any view on) the solvency or fair value of the Company, Remainco or Spinco under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues.
We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Company, Remainco or the Spinco Business, or on the expected benefits of the Transactions in any way meaningful to our analysis. We have assumed that the Transactions will be consummated on the terms set forth in the Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis, and that the representations and warranties made by the Company, Remainco and Spinco in the Agreements and the related agreements are and will be true and correct in all respects material to our analysis.
At your direction, for purposes of our opinion we have assumed that (i) the Merger will qualify as a tax-free reorganization under Section 368 of the U.S. Internal Revenue Code of 1986, as amended (a “Tax-Free Reorganization”), (ii) the other transactions contemplated by the Agreements, including the Spin-Off and the other Distributions (as defined in the Separation Agreement), will qualify for the applicable Tax-Free Status (as such term is defined in the Tax Matters Agreement (as defined in the Merger Agreement)), and (iii) the Merger and such other transactions, including the Spin-Off and the other Distributions, will continue to qualify (A) as a Tax-Free Reorganization (in the case of the Merger) and (B) for such Tax-Free Status (in the case of such other transactions, including the Spin-Off and the other Distributions). We have also assumed
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that the Transactions and the other transactions contemplated by the Agreements, including the Spin-Off and the other Distributions, will have the other tax consequences described in the Agreements and discussions with, and materials furnished to us by, representatives of the Company. Furthermore, we have assumed with your permission that there will be no adjustment to the Basic Exchange Ratio other than as expressly contemplated by Section 1.5(b) of the Merger Agreement and only in conjunction with the declaration and payment of the RMT Partner Special Dividend as expressly contemplated by Section 1.7 of the Merger Agreement. In addition, we have assumed that the Final Adjustment Amount and the Unfunded Pension Liabilities Adjustment Amount (each as defined in the Separation Agreement) will not result in any payment that is material to our analysis. We have further assumed that the RMT Partner Commitment Letter will be in full force and effect and that the RMT Partner Financing (as defined in the Merger Agreement) will be funded in accordance with the terms thereof, and that the aggregate proceeds from the RMT Partner Financing, together with cash available to the Company of up to $15,000,000, will be sufficient to fund the RMT Partner Special Dividend as contemplated pursuant to the Merger Agreement, including the payment of all related fees and expenses.
Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company, nor does it address any legal, regulatory, tax or accounting matters. As you are aware, there are a number of factors and a range of probabilities associated with the likelihood as to whether and to what extent an adjustment to the Basic Exchange Ratio pursuant to Section 1.5(b) of the Merger Agreement will be required and a corresponding RMT Partner Special Dividend will be declared and paid, and we have taken those probabilities into account in arriving at our opinion. We have not been asked to evaluate any particular Exchange Ratio relative to any other transactions that may be available to the Company at any time. This opinion addresses only the fairness from a financial point of view to the Company of the Exchange Ratio in the proposed Merger pursuant to the Merger Agreement (and based on the assumptions herein, including those set forth in the immediately preceding paragraph). We do not express any view on, and our opinion does not address, (i) any particular Exchange Ratio, or the RMT Partner Special Dividend, in any context other than pursuant to the terms of the Merger Agreement, or (ii) any other term or aspect of the Agreements or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transactions, including the fairness of the Exchange Ratio to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company, Spinco or Remainco. Furthermore, we express no opinion with respect to the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, Spinco or Remainco, or any class of such persons, in connection with the Transactions, whether relative to the Exchange Ratio pursuant to the Merger Agreement or with respect to the fairness of any such compensation. We are not expressing any opinion as to the prices at which shares of Company Common Stock or Remainco Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof or otherwise.
Our advisory services and the opinion expressed herein are provided solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions, and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Transactions or any other matter. This opinion has been approved by the fairness committee of Incentrum Securities, LLC. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy statement or registration statement on Form S-4 mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
410 Park Avenue, New York, NY 10022
+1 (212) 772-1910

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the proposed Merger is fair from a financial point of view to the Company.
Sincerely,
/s/ Incentrum Securities, LLC
Incentrum Securities, LLC
410 Park Avenue, New York, NY 10022
+1 (212) 772-1910

Annex F
If the Regal Name Change Proposal is approved by the Regal shareholders and implemented, the title and Article I will be amended and restated as set forth below. If the Regal Share Authorization Proposal is approved by the Regal shareholders and the Merger is consummated, Article III will be amended and restated as set forth below. In each case, proposed additions are indicated by underlining, and proposed deletions are indicated by overstriking.
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
~~REGAL BELOIT CORPORATION~~REGAL REXNORD CORPORATION
(Effective                  )
Pursuant to Section 180.1007 of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes (the “WBCL”), these amended and restated articles of incorporation of the corporation (the “Corporation”), which Corporation is organized under Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing articles of incorporation of the Corporation and any and all amendments thereto:
ARTICLE I
NAME
The name of the Corporation is ~~Regal Beloit Corporation~~Regal Rexnord Corporation.
ARTICLE II
PURPOSE
The purposes for which the Corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the WBCL.
ARTICLE III
STOCK
The aggregate number of shares which the Corporation shall have authority to issue is one hundred and fifty million (~~100,000,000~~150,000,000) consisting of one class only, designated as “Common Stock” of the par value of one cent ($0.01) per share.
ARTICLE IV
PREEMPTIVE RIGHTS
No holder of any stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.
ARTICLE V
BOARD OF DIRECTORS
(a) The authorized number of directors of the Corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be determined by majority of the then authorized number of directors, but in no case shall the authorized number of directors be less than three (3) or more than fifteen (15). Until the annual meeting of shareholders of the Corporation held in 2016, the directors shall be divided with respect to the time for which they severally hold office into three (3) classes, as nearly equal in number as possible, as determined by the Board of Directors, with the members of each class to hold office until their successors have been elected and qualified, or until their earlier resignation or removal. At each annual meeting of shareholders prior to the annual meeting of shareholders of the Corporation held in 2016, the successors of the members of the class of directors whose term expires at that meeting shall be elected

F-1

to hold office for a term expiring at the annual meeting of directors held in the third year following the year of their election. Commencing with the annual meeting of shareholders of the Corporation held in 2016, directors shall be elected and shall hold office for terms as follows: (i) at the 2016 annual meeting of shareholders, directors for whom such annual meeting is the annual meeting of shareholders held in the third year following the year of their election (or such directors’ successors) shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified, and the remaining directors shall hold office for the term for which they were elected and until their successors have been elected and qualified, (ii) at the 2017 annual meeting of shareholders, directors for whom such annual meeting is the annual meeting of shareholders held in the third year following the year of their election and directors elected at the 2016 annual meeting of shareholders (or such directors’ successors) shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified, and the remaining directors shall hold office for the term for which they were elected and until their successors have been elected and qualified, and (iii) at the 2018 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director. Any director elected to fill a vacancy who is replacing a director who was in the course of serving a three-year term shall serve for the remainder of the predecessor’s term.
(b) Any director may be removed from office by the shareholders, but only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors.
(c) Any vacancy occurring on the Board of Directors, including, but not limited to, a vacancy created by an increase in the number of directors or the removal of a director, shall be filled only by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the board of Directors, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director elected to fill a vacancy shall serve until the next election of the class for which such director shall have been chosen.
ARTICLE VI
SHAREHOLDER CONSENT ACTION
Action required or permitted by the WBCL to be taken at a shareholder’s meeting may be taken without a meeting by shareholders who would be entitled to vote shares at a meeting with voting power sufficient to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the shareholders consenting thereto and delivered to the Corporation for inclusion in its corporate records. Such a consent has the effect of a meeting vote and may be described as such in any document. Such action shall be effective when consents representing the required number of shares are delivered to the Corporation, unless the consents specify a different effective date.
ARTICLE VII
SHAREHOLDER VOTE REQUIRED
Unless a greater number of affirmative votes is required by the WBCL or these Articles of Incorporation, action on a matter, including the election of directors, by shareholders is approved only if a majority of the votes represented in person or by proxy at a meeting at which a quorum is present are cast in favor of the action.
ARTICLE VIII
REGISTERED OFFICE AND AGENT
The address of the initial registered office of the Corporation is 200 State Street, Beloit, Rock County, Wisconsin 53511 and the name of its initial registered agent at such address is Gerald J. Berres.
*      *      *      *      *

F-2

Annex G
Execution Version
EMPLOYEE MATTERS AGREEMENT
BY AND AMONG
REXNORD CORPORATION,
LAND NEWCO, INC.
AND
REGAL BELOIT CORPORATION
DATED AS OF FEBRUARY 15, 2021

G-i

 (continued)

G-ii

 (continued)

G-iii

 (continued)

G-iv

EMPLOYEE MATTERS AGREEMENT
This Employee Matters Agreement (this “Agreement”) is entered into as of February 15, 2021 (the “Agreement Effective Date”), by and among: (i) Rexnord Corporation, a Delaware corporation (“Remainco”); (ii) Land Newco, Inc., a Delaware corporation and wholly owned indirect Subsidiary of Remainco (“Spinco”); and (iii) Regal Beloit Corporation, a Wisconsin corporation (“RMT Partner”) (each a “Party” and together, the “Parties”).
RECITALS
Whereas, Remainco is engaged, directly and indirectly, in the Spinco Business;
Whereas, the Board of Directors of Remainco (the “Remainco Board”) has determined that it is advisable and in the best interests of Remainco and Remainco’s stockholders to separate the Spinco Business from the other businesses of Remainco and to divest the Spinco Business in the manner contemplated by the Separation and Distribution Agreement, dated as of February 15, 2021, by and among Remainco, Spinco and RMT Partner (as it may be amended, modified or supplemented from time to time, the “Separation Agreement”) and the Agreement and Plan of Merger, dated February 15, 2021, by and among Remainco, Spinco, RMT Partner and Phoenix 2021, Inc., a Delaware corporation and a direct wholly owned Subsidiary of RMT Partner (“Merger Sub”) (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”);
Whereas, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distributions and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Spinco, with Spinco surviving the Merger as a wholly owned direct Subsidiary of RMT Partner, and all outstanding shares of Spinco Common Stock shall be converted into the right to receive shares of RMT Partner Common Stock on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law and the Wisconsin Business Corporations Law; and
Whereas, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate between them assets, Liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.
Now, Therefore, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement, the following terms shall have the respective meanings set forth or referenced below:
Section 1.1“90% Amount” shall have the meaning set forth in Section 5.1(c) below.
Section 1.2“Affiliate” shall have the meaning set forth in the Separation Agreement.
Section 1.3“Agreement” shall have the meaning set forth in the Preamble.
Section 1.4“Ancillary Agreement” shall have the meaning set forth in the Separation Agreement, including the Separation Agreement, but excluding this Agreement.
Section 1.5“Assume” shall have the meaning set forth in the Separation Agreement. The terms “Assumed” and “Assumptions” shall have the correlative meaning.
Section 1.6“Assumed Remainco Benefit Liabilities” shall have the meaning set forth in Section 2.3(a) below.
Section 1.7“Benefit Arrangement” shall mean, with respect to an Entity, (a) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) and (b) each other employment, individual consulting, compensation, bonus, commission, incentive, severance or redundancy, termination pay, retention, transaction bonus, change in control, Tax gross-up, relocation, repatriation, expatriation, deferred compensation, profit-sharing, stock option, phantom stock option, restricted stock, stock unit, stock appreciation right or other stock-related award, health or welfare benefit, death benefit, disability benefit, perquisite, fringe benefit, sick pay, paid time off, vacation pay, leave of absence, pension, supplemental pension or retirement benefit plan, program, policy, practice or Contract, in each case whether or not in writing and whether or not funded.
Section 1.8“Business Day” shall have the meaning set forth in the Separation Agreement.
Section 1.9“Cash Incentive Programs” shall have the meaning set forth in Section 4.1 below.
Section 1.10“Chosen Courts” shall have the meaning set forth in Section 10.13 below.
Section 1.11“Closing” shall have the meaning set forth in the Merger Agreement.
Section 1.12“Closing Date” shall have the meaning set forth in the Merger Agreement.
Section 1.13“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code, and any similar state or local law.
Section 1.14“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
Section 1.15“Confidentiality Agreement” shall have the meaning set forth in the Merger Agreement.
Section 1.16“Consent” shall have the meaning set forth in the Separation Agreement.
Section 1.17“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, or legally binding commitment or undertaking of any nature.
Section 1.18“Distributions” shall have the meaning set forth in the Separation Agreement.
Section 1.20“Distribution Date” shall have the meaning set forth in the Separation Agreement.
Section 1.21“Effective Time” shall have the meaning set forth in the Merger Agreement.
Section 1.22“Employee Representative Body” means any union, works council, staff association, health and safety committee, or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively or established for the purposes of notification of or consultation on behalf of any employees.
Section 1.23“Entity” shall have the meaning set forth in the Separation Agreement.
Section 1.24“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
Section 1.25“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
Section 1.26“FSA Participants” shall have the meaning set forth in Section 9.1(a) below.
Section 1.27“Governmental Body” shall have the meaning set forth in the Separation Agreement.
Section 1.28“Group” shall mean (a) with respect to Remainco, the Remainco Group, (b) with respect to Spinco, the Spinco Group and (c) with respect to RMT Partner, the RMT Partner Group.
Section 1.29“Inactive Employee” shall have the meaning set forth in Section 2.1(b)(ii).
Section 1.30“Indemnifiable Loss” shall have the meaning set forth in the Separation Agreement.
Section 1.31“Internal Restructuring” shall have the meaning set forth in the Separation Agreement.

Section 1.32“Legal Proceeding” shall have the meaning set forth in the Separation Agreement.
Section 1.33“Legal Requirement” shall have the meaning set forth in the Separation Agreement.
Section 1.34“Liabilities” shall have the meaning set forth in the Separation Agreement.
Section 1.35“Merger Agreement” shall have the meaning set forth in the Recitals.
Section 1.36“Merger Sub” shall have the meaning set forth in the Recitals.
Section 1.37“Non-US Spinco Employee” shall mean any Spinco Employee who is not a US Spinco Employee.
Section 1.38“Non-US Spinco Transferred Employee” shall mean any Spinco Transferred Employee other than a US Spinco Transferred Employee.
Section 1.39“NYSE” means the New York Stock Exchange.
Section 1.40“Party” and “Parties” shall have the respective meanings set forth in the Preamble.
Section 1.41“Pension Transfer Date” shall have the meaning set forth in Section 5.1(c) below.
Section 1.42“Person” shall have the meaning set forth in the Separation Agreement.
Section 1.43“PTO” shall have the meaning set forth in Section 3.6(a) below.
Section 1.44“Regular Trading Hours” shall mean the period beginning at 9:30 A.M., New York City time, and ending at 4:00 PM, New York City time.
Section 1.45“Remainco” shall have the meaning set forth in the Preamble.
Section 1.46“Remainco Benefit Arrangement” shall mean any Benefit Arrangement that either (i) is maintained or contributed to, or required to be maintained or contributed to, by any member of the Remainco Group or with respect to which any member of the Remainco Group is a party, (ii) with respect to which any member of the Remainco Group has or may incur or become subject to any Liability or obligation, or (iii) in which any current or former Remainco Employee participates; but shall exclude any Spinco Benefit Arrangement.
Section 1.47“Remainco Board” shall have the meaning set forth in the Recitals.
Section 1.48“Remainco Common Stock” shall mean the common stock, $0.01 par value per share, of Remainco.
Section 1.49“Remainco Deferred Compensation Plan” shall mean the Rexnord Corporation Deferred Compensation Plan, effective as of January 1, 2016, as amended July 26, 2017.
Section 1.50“Remainco Employee” shall mean an employee of a member of the Remainco Group or the Spinco Group, other than a Spinco Employee.
Section 1.51“Remainco Equity Awards” shall mean the Remainco Stock Options, the Remainco Phantom Stock Options, the Remainco RSUs and the Remainco PSUs.
Section 1.52“Remainco Equity Plan” shall mean (i) the 2006 Stock Option Plan of Remainco, (ii) the Remainco 2012 Performance Incentive Plan, (iii) the Remainco Performance Incentive Plan, as amended and restated effective May 18, 2016, and (iv) the Remainco Performance Incentive Plan, as amended and restated on July 25, 2019.
Section 1.53“Remainco FSA” shall mean the Optum FSA benefits, as provided under the Rexnord Welfare Plan.
Section 1.54“Remainco Group” shall have the meaning set forth in the Separation Agreement.
Section 1.55“Remainco Pension Plan” shall mean the Rexnord Pension Plan, as amended and restated effective as of January 1, 2018.

Section 1.56“Remainco Pension Trust” shall mean the trust established to hold the assets of the Remainco Pension Plan.
Section 1.57“Remainco Phantom Stock Options” means an award designated as a “phantom stock option” under any of the Remainco Equity Plans before the Separation Effective Time.
Section 1.58“Remainco Pre-Distribution Share Value” shall mean the closing price per share of Remainco Common Stock on the Trading Day immediately prior to the Distribution Date based on “regular way” trading on the NYSE during Regular Trading Hours.
Section 1.59“Remainco PSU” shall mean a performance stock unit award granted by Remainco under any of the Remainco Equity Plans before the Separation Effective Time.
Section 1.60“Remainco Retiree Welfare Plans” shall mean the post-retirement medical, dental and life insurance coverage or benefits provided to Spinco Retiree Welfare Participants and their surviving spouses or beneficiaries receiving such coverage or benefits pursuant to the Remainco Benefit Arrangements set forth in Schedule 8.1(b).
Section 1.61“Remainco Retirement Plan” shall mean the Rexnord LLC 401(k) Plan.
Section 1.62“Remainco RSU” shall mean an award of restricted stock units granted by Remainco under any of the Remainco Equity Plans before the Separation Effective Time.
Section 1.63“Remainco Stock Option” shall mean an award of stock options to purchase shares of Remainco Common Stock granted under any of the Remainco Equity Plans before the Separation Effective Time.
Section 1.64“Return from Inactivity Date” shall have the meaning set forth in Section 2.1(b)(iii) below.
Section 1.65“Returning Inactive Employee” shall have the meaning set forth in Section 2.1(b)(iii) below.
Section 1.66“RMT Partner” shall have the meaning set forth in the Preamble.
Section 1.67“RMT Partner Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to, or required to be maintained or contributed to, by any member of the RMT Partner Group.
Section 1.68“RMT Partner Board” shall have the meaning set forth in Section 4.2(a) below.
Section 1.69“RMT Partner Common Stock” shall have the meaning set forth in the Merger Agreement.
Section 1.70“RMT Partner Equity Plan” shall mean the RMT Partner Corporation 2018 Equity Incentive Plan.
Section 1.71“RMT Partner Group” shall have the meaning set forth in the Separation Agreement.
Section 1.72“RMT Partner Phantom Stock Option” shall have the meaning set forth in Section 4.2(a)(ii) below.
Section 1.73“RMT Partner Post-Merger Share Value” shall mean the closing price per share of RMT Partner Common Stock trading on the NYSE during Regular Trading Hours on the first full Trading Day following the Effective Time.
Section 1.74“RMT Partner Ratio” shall mean the quotient obtained by dividing the RMT Partner Post-Merger Share Value by the Remainco Pre-Distribution Share Value.
Section 1.75“RMT Partner Retirement Plan” shall have the meaning set forth in Section 6.1(b) below.
Section 1.76“RMT Partner RSU” shall have the meaning set forth in Section 4.2(a)(iii) below.

Section 1.77“RMT Partner Special Dividend” shall have the meaning set forth in the Merger Agreement.
Section 1.78“RMT Partner Stock Option” shall have the meaning set forth in Section 4.2(a)(i) below.
Section 1.79“Section 414(l) Amount” shall have the meaning set forth in Section 5.1(c) below.
Section 1.80”Separation Agreement” shall have the meaning set forth in the Recitals.
Section 1.81“Separation Effective Time” shall have the meaning set forth in the Separation Agreement.
Section 1.82“Spinco” shall have the meaning set forth in the Preamble.
Section 1.83“Spinco Benefit Arrangement” shall mean any Benefit Arrangement that (i) is maintained or contributed to, or required to be maintained or contributed to, by any member of the Spinco Group or with respect to which any member of the Spinco Group is a party, and (ii) in which the only participants or other parties thereto are Spinco Employees and Spinco Former Employees.
Section 1.84“Spinco Business” shall have the meaning set forth in the Separation Agreement.
Section 1.85“Spinco Common Stock” shall mean the common stock of Spinco, par value $0.01 per share.
Section 1.86“Spinco DCP Participant” shall have the meaning set forth in Section 7.1 below.
Section 1.87“Spinco Employee” shall have the meaning set forth in Section 2.1(a)(i) below.
Section 1.88“Spinco Employee Schedule” shall have the meaning set forth in Section 2.1(a)(i) below.
Section 1.89“Spinco Former Employee” shall mean an individual whose employment with any member of the Remainco Group or Spinco Group terminated prior to the Distributions, and immediately prior to such termination provided services primarily to the Spinco Business.
Section 1.90“Spinco FSA” shall have the meaning set forth in Section 9.1(a) below.
Section 1.91“Spinco Group” shall have the meaning set forth in the Separation Agreement.
Section 1.92“Spinco Indemnitees” shall have the meaning set forth in the Separation Agreement.
Section 1.93“Spinco Labor Agreement” means any agreement with any Employee Representative Body to which Remainco or a member of the Remainco Group, or Spinco or member of the Spinco Group, is a party or bound that pertains to any Spinco Employees.
Section 1.94“Spinco Pension Participants” shall have the meaning set forth in Section 5.1(b) below.
Section 1.95“Spinco Pension Plan” shall mean the PMC Business Pension Plan, which is intended to be a Tax-qualified defined benefit pension plan under Section 401(a) of the Code.
Section 1.96“Spinco Pension Trust” shall mean the trust established to hold the assets of the Spinco Pension Plan and which shall be designed to be Tax exempt under Section 501(a) of the Code.
Section 1.97“Spinco Retiree Welfare Participant” means the Spinco Transferred Employees and Spinco Former Employees who participate in the Remainco Retiree Welfare Plan immediately prior to the Distributions.
Section 1.98“Spinco Retiree Welfare Plans” shall mean the post-retirement medical, dental and life insurance coverage or benefits established pursuant to Article VIII hereof to provide Spinco Retiree Welfare Participants and their surviving spouses or beneficiaries with such coverage.
Section 1.99“Spinco Transferred Employee” shall have the meaning set forth in Section 2.1(b)(i) below.

Section 1.100“Subsidiary” shall have the meaning set forth in the Separation Agreement.
Section 1.101“Substituted RMT Partner Incentive Awards” shall have the meaning set forth in Section 4.2(b) below.
Section 1.102“Tax” shall have the meaning set forth in the Tax Matters Agreement by and among Remainco, Spinco and RMT Partner, dated as of the date of February 15, 2021, as it may be amended from time to time in accordance with the terms thereof.
Section 1.103“Trading Day” shall mean the period of time during any given day, commencing with the determination of the opening price on the NYSE and ending with the determination of the closing price on the NYSE, in which trading and settlement in Remainco Common Stock or RMT Partner Common Stock are permitted on the NYSE.
Section 1.104“Transferred Benefits” shall have the meaning set forth in Section 5.1(b) below.
Section 1.105“Transfer Regulations” shall mean the Council Directive 2001/23/EC of 12 March 2001 and any subsequent amendments (“Acquired Rights Directive”), and any equivalent Legal Requirement (a) in any jurisdiction that has either implemented the Acquired Rights Directive or (b) that provides for or requires the automatic transfer or assignment of any person’s employment, as a result of the Internal Restructuring and the Distributions and any of the other transactions contemplated under this Agreement, the Merger Agreement and the Ancillary Agreements.
Section 1.106“True-Up Amount” shall have the meaning set forth in Section 5.1(c).
Section 1.107“True-Up Date” shall have the meaning set forth in Section 5.1(c).
Section 1.108“UAE Spinco Employee” shall mean the Spinco Employee employed by Rexnord Middle East FZE as of the date of this Agreement.
Section 1.109“US Spinco Employee” shall mean any Spinco Employee who primarily provides services in the United States.
Section 1.110“US Spinco Transferred Employee” shall mean any Spinco Transferred Employee who primarily provides services in the United States.
Section 1.111“WTW” shall have the meaning set forth in Section 5.1(d) below.
ARTICLE II
ASSIGNMENT OF EMPLOYEES AND EMPLOYEE LIABILITIES
Section 2.1Transfer of Employees.
(a)Scope of Employees.
(i)For purposes of this Agreement, “Spinco Employee” means: (A) each employee of Remainco Group or Spinco Group, including temporary employees, who, as determined solely by Remainco, is primarily providing services to the Spinco Business immediately prior to the Distribution Date; and (B) each employee of Remainco Group or Spinco Group who, in the joint opinion of Remainco and RMT Partner, is providing services to the Spinco Business prior to the Distribution Date and is necessary for the Spinco Business to operate. Spinco Employees exclude those employees of Remainco Group or Spinco Group who do not report into the Spinco Business organization and who, as determined solely by Remainco, are not providing substantial services to the Spinco Business prior to the Distribution Date and are not necessary for the Spinco Business to operate. For the avoidance of doubt, subject to Section 2.1(b)(iii) below, Spinco Employees shall include any such employee who (1) is actively at work as of the Distribution Date or (2) is not actively at work as of the Distribution Date as a result of disability or illness, or a vacation, personal day or similar short-term absence. Remainco shall provide to RMT Partner an initial schedule of all anticipated Spinco Employees no later than one hundred twenty (120) days following the Agreement Effective Date, which schedule will contain for each employee: (a) an anonymized employee identifier; (b) employing Entity; (c) position; (d) date of hire; (e) service date; (f) annual salary or hourly wage; (g) work location (including country, state or province and city); (h) target annual cash bonus for the year in which the Distributions are expected to occur; (i) target long-term incentive opportunity for the year in which the Distributions are expected to occur; (j) with respect to US Spinco Employees, whether such Spinco Employee is on a leave of absence, the type of leave and expected return date; (k) for US Spinco Employees and the UAE Spinco Employee(s), information regarding applicable work or employment permits, visas, or passes (if any); and (l) the information required to be provided under Section 2.3(b)(ii) of the Merger Agreement (the “Spinco Employee Schedule”).
(ii)Following delivery of the Spinco Employee Schedule to RMT Partner, Remainco will make available to RMT Partner updated versions of the Spinco Employee Schedule every thirty (30) days thereafter, and the final schedule (which includes the final list of Spinco Employees) will be provided no earlier than seven (7) days prior to the Distribution Date and no later than two (2) days prior to the Distribution Date. Remainco shall notify RMT Partner immediately of any changes to the Spinco Employee Schedule which occur after the date the final schedule is provided. In circumstances where RMT Partner reasonably considers that an employee listed in the Spinco Employee Schedule is not a Spinco Employee, RMT Partner may notify Remainco in writing of the reasons for such concern, and Remainco shall as promptly as reasonably practicable (and no later than ten (10) days) following receipt of such notification determine in good faith whether such employee is correctly included in the Spinco Employee Schedule, and provide RMT Partner with a response in writing stating whether or not the employee will remain on the Spinco Employee Schedule and reasons for such determination.
(b)Transfer of Employment.
(i)Except to the extent otherwise provided in this Section 2.1(b), effective no later than immediately before the Distributions, Remainco and Spinco shall, or shall cause the respective members of their Groups to: (A) cause each Spinco Employee not already employed in the Spinco Group to be employed by a member of the Spinco Group, provided, that, with respect to Non-US Spinco Employees, subject to any applicable Legal Requirement, such transfer, if any, shall occur prior to or simultaneously with the Distributions or as soon as commercially reasonable thereafter, and (B) cause any employee who is not a Spinco Employee but is employed by a member of the Spinco Group to be employed by a member of the Remainco Group, and, in furtherance of this Section 2.1(b)(i), the Parties shall cooperate reasonably and in good faith to give effect to these covenants, including without limitation, with respect to any Non- US Spinco Employees. Each Spinco Employee who remains employed by a member of the Spinco Group immediately following the Closing, or whose employment transfers to a member of the Spinco Group following the Closing, shall be referred to herein as a “Spinco Transferred Employee.”
(ii)Except as provided in subsection (iii) below, the Parties shall use commercially reasonable efforts to ensure that each Spinco Employee who is on short or long-term disability leave or an approved or legally-protected, under the applicable Legal Requirement in the applicable jurisdiction, leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993) (an “Inactive Employee”) prior to the Distribution Date returns to employment with a member of the Spinco Group no later than immediately before the Distributions, if permitted by the applicable Legal Requirement, and otherwise as soon as possible after such employee’s return to active employment.
(iii)Except to the extent otherwise required by any applicable Legal Requirement (including any applicable Legal Requirement pertaining to automatic transfers of employees) or a Spinco Labor Agreement, no US Spinco Employee who is an Inactive Employee as of the Distribution Date shall be employed by a member of the Spinco Group on the Distribution Date. Notwithstanding the foregoing, Remainco and Spinco shall cause any US Spinco Employee who is an Inactive Employee as of the Distribution Date who returns to active duty employment (with or without any accommodations required by an applicable Legal Requirement) not later than the later of (A) twelve (12) months after the Distribution Date or (B) such longer period as required by the applicable Legal Requirement that applies to employees of Remainco generally in a particular jurisdiction or any applicable Spinco Labor Agreement (each a “Returning Inactive Employee”), to be employed by a member of the Spinco Group effective as of the date on which such US Spinco Employee returns to active duty employment (the “Return from Inactivity Date”). Except to the extent otherwise required by any applicable Legal Requirement (including any applicable Legal Requirement pertaining to automatic transfers of employees) or a Spinco Labor Agreement, the obligations of Spinco under this Agreement in respect of a US Spinco Employee who is an Inactive Employee as of the Distribution

Date shall not commence unless and until his or her Return from Inactivity Date, as applicable and such employee shall be treated as a Spinco Transferred Employee as of the date the employee commences employment with the Spinco Group; provided, however, for the avoidance of doubt, effective as of such Returning Inactive Employee’s Return from Inactivity Date (if any), Spinco shall, or shall cause a member of the Spinco Group to, Assume (and shall reimburse Remainco or the applicable member of the Remainco Group for) all other Liabilities pertaining to such Spinco Transferred Employee who is a Returning Inactive Employee to the same extent required with respect to other Spinco Transferred Employees with the same national jurisdiction. All Liabilities pertaining to any Spinco Employee who was an Inactive Employee as of immediately prior to the Distribution Date and does not qualify as a Returning Inactive Employee shall be retained by Remainco or the appropriate member of the Remainco Group.
(c)Notwithstanding anything to the contrary in this Agreement, as of the Separation Effective Time, Spinco shall, or shall cause the applicable members of the Spinco Group to, Assume, in accordance with its terms, each Spinco Labor Agreement covering Spinco Transferred Employees as of immediately prior to the Separation Effective Time, provided, however, that in the event any such Spinco Labor Agreement also covers any Remainco Employees or Spinco Employees who are not Spinco Transferred Employees, Spinco shall, or shall cause the applicable members of the Spinco Group to, Assume such Spinco Labor Agreement only with respect to Spinco Transferred Employees.
(d)For the avoidance of doubt, nothing herein shall restrict the right of RMT Partner Group or Spinco Group to terminate the employment of any Spinco Employee, provided that any such termination is effected in accordance with any requirements (if any) under any applicable Legal Requirement or any applicable Benefit Arrangement.
Section 2.2Remainco Indemnities in Respect of the Transfer of Employment.   In addition to any other provisions of this Agreement, the Ancillary Agreements or as otherwise specifically set forth in any provision of the Merger Agreement, and notwithstanding anything to the contrary set forth in this Article II, Remainco shall to the fullest extent permitted by law indemnify, defend and hold harmless the Spinco Indemnitees from and against any and all Indemnifiable Losses of the Spinco Indemnitees relating to, arising out of, by reason of or otherwise in connection with (a) any event, act or omission relating to the employment of or termination thereof of any Remainco Employee, regardless of when such event, act or omission occurs, (b) solely with respect to employee transfers to or from Euroflex Transmissions (India) Private Limited or Rexnord Middle East FZE, a breach of the Transfer Regulations by Remainco or Spinco, or a failure by Remainco or Spinco to notify, consult with or obtain the consent of any Employee Representative Body, and (c) the transfer to any member of the Spinco Group of any individual (howsoever this occurs and whether such individual is designated as an employee, worker or independent contractor) who is not a Spinco Employee (whether such Indemnifiable Losses are incurred in relation to the hire, employment or termination of such individual). For purposes of this Section 2.2, Remainco represents that no Non-US Spinco Employee will transfer from one employer Entity to another employer Entity other than in connection with Euroflex Transmissions (India) Private Limited and Rexnord Middle East FZE.
Section 2.3Employee Liabilities; Severance.
(a)Employee Liabilities.   Effective as of the later of the Separation Effective Time or the time at which an individual becomes a Spinco Transferred Employee, Spinco shall Assume: (i) all Liabilities under all Remainco Benefit Arrangements relating to Spinco Transferred Employees or Spinco Former Employees, whenever incurred, only to the extent set forth in this Agreement; provided, however, that Spinco shall reimburse the Remainco Group for any claim for benefits by any Spinco Transferred Employee or Spinco Former Employee (or their respective dependents) after the Separation Effective Time which was incurred prior to the Separation Effective Time under any Remainco Benefit Arrangement that is not funded by an insurance policy, trust or similar funding arrangement, other than claims under a flexible spending account which shall be addressed under Article IX (the Liabilities described in this Section 2.3(a)(i), the “Assumed Remainco Benefit Liabilities”); (ii) all Liabilities arising out of, relating to or resulting from the employment, service, termination of employment or termination of service of all Spinco Employees and Spinco Former Employees and their dependents and beneficiaries (and any alternate payees in respect thereof), to the extent arising out of, relating to or resulting from such individuals’ service to the Spinco Business; and (iii) any other Liabilities or obligations expressly assigned to or Assumed or retained by Spinco or any member of the Spinco Group under this Agreement. Remainco and Remainco Group shall Assume or retain all Liabilities arising under or otherwise related to the Remainco Benefit Arrangements, including all Liabilities (i) under Section 412 of the Code and Section 302 or Title IV of ERISA, and (ii) resulting from a violation of the continuation of coverage requirements under COBRA, in each case, except to the extent such Liabilities are Assumed Remainco Benefit Liabilities. Remainco and Remainco Group shall Assume or retain all Liabilities of the Spinco Group related to the failure to provide qualifying offers of health coverage (as determined under Treas. Regs. Section 54.4980H-4 and 54.4980H-5) to employees under Section 4980H of the Code with respect to the 2020 calendar year. Remainco and Remainco Group shall retain all Liabilities related to or arising with respect to the Remainco Employees, Spinco Employees who are not Spinco Transferred Employees, and any former employee of the Remainco Group who is not a Spinco Former Employee.
(b)Remainco Benefit Arrangements.   Prior to the Distribution Date, the Remainco Group will cause any Remainco Benefit Arrangement (and any agreement, arrangement or Contract related thereto) to which any member of the Spinco Group is a party or with respect to which the Spinco Group has any Liability or obligation to be assigned in full to a member of the Remainco Group, if so assignable, or appropriately amended or terminated such that no member of the Spinco Group shall be a party to such Remainco Benefit Arrangement or have any Liability or obligation with respect to such Remainco Benefit Arrangement as of or following the Distribution Date; provided, however, that in no event shall the Remainco Group be required to assign or amend any Remainco Benefit Arrangement which is not assignable (or cannot be amended to affect an assignment or other transfer) by its terms (including any terms imposing Consent requirements or conditions on an assignment where such Consents or conditions have not yet been obtained or fulfilled, subject to Section 2.5 of the Separation Agreement, the terms of which shall apply to this Section 2.3(b) mutatis mutandis).
(c)Severance.   As of the Separation Effective Time, Spinco shall Assume all Liabilities for severance payable to any Spinco Employee or Spinco Former Employee.
(d)COBRA.   The Remainco Group shall be solely responsible for providing continued health coverage required by COBRA to (i) Spinco Former Employees and Spinco Employees who are not Spinco Transferred Employees (and their qualifying beneficiaries) who experience a COBRA qualifying event (as defined in Section 4980B of the Code) under the applicable Remainco Benefit Arrangement at any time and (ii) Spinco Transferred Employees (and their qualifying beneficiaries) who experience a COBRA qualifying event under the applicable Remainco Benefit Arrangement on or prior to the Separation Effective Time (individuals in (i) and (ii) collectively, the “COBRA Participants”), and Spinco shall reimburse the Remainco Group within 15 days following the end of each calendar quarter following the Separation Effective Time for any claims or obligations incurred under the applicable Remainco Benefit Arrangement as a result of such COBRA coverage (other than those paid under an stop-loss or other insurance policy) by each COBRA Participant whose COBRA coverage ceased during such calendar quarter, which, in the aggregate with all claims incurred by all other COBRA Participants whose coverage ceased in prior calendar quarters, exceed the sum of (i) the amount of premiums collected through the end of such calendar quarter and (ii) any amounts previously paid to the Remainco Group by Spinco pursuant to this Section 8.1(d) with respect to COBRA Participants whose coverage previously ceased. Spinco or its successor, as applicable, and the applicable Spinco Benefit Arrangement or RMT Partner Benefit Arrangement shall be solely responsible for providing continued health coverage to the extent required by COBRA to all Spinco Employees who experience a COBRA qualifying event after the Separation Effective Time, and shall be solely responsible for all claims, obligations and Liabilities incurred as a result of such COBRA coverage.
(e)Workers’ Compensation Claims.   Without limiting Section 2.2(a) and without regard to the legal Entity obligated to discharge such workers’ compensation Liabilities under any applicable Legal Requirement, as per Section 6.1(b) of the Separation Agreement, Spinco shall be responsible for securing workers’ compensation insurance coverage as is required by the applicable Legal Requirement. Claims for occurrences prior to the Separation Effective Time under workers’ compensation insurance of the Remainco Group shall be subject to the provisions of Article VI of the Separation Agreement, mutatis mutandis.
ARTICLE III
PAY AND BENEFITS
Section 3.1In General.   Except to the extent otherwise required by any applicable Legal Requirement or Spinco Labor Agreement, for the period commencing on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date, RMT Partner shall, or shall cause the applicable member of the Spinco Group to, provide each US Spinco Transferred Employee and each Non-US Spinco Transferred Employee who is not afforded significant protections under an applicable Legal Requirement, in each case, whose employment is not governed by a Spinco Labor Agreement, with:
(a)base pay or wage rate no less than the base pay or wage rate such Spinco Transferred Employee received immediately prior to the Distribution Date;
(b)a target annual cash bonus compensation opportunity no less than the target annual cash bonus opportunity such Spinco Transferred Employee received immediately prior to the Distribution Date;
(c)employee benefits (excluding post-termination or retirement welfare benefits, long-term incentive opportunities and change in control or retention benefits) that have a value which is substantially similar in the aggregate to (i) the employee benefits such Spinco Transferred Employee received immediately prior to the Distribution Date or (ii) the employee benefits provided to similarly situated employees of the RMT Partner Group from and after the Closing Date; and
(d)paid time off (e.g., vacation and additional personal paid time off, but excluding disability and other medical-related leaves of absence) no less favorable than the paid time off such Spinco Transferred Employee received immediately prior to the Distribution Date.
RMT Partner shall, or shall cause the applicable member of the Spinco Group to, provide each Spinco Transferred Employee covered by a Spinco Labor Agreement with compensation and employee benefits at the level required by and in compliance with the applicable Spinco Labor Agreement.
For the avoidance of doubt, nothing herein shall restrict the right of RMT Partner Group or Spinco Group to terminate the employment of any Spinco Transferred Employee, provided that any such termination is effected in accordance with Section 3.2 and requirements (if any) under any applicable Legal Requirement or the applicable Benefit Arrangement.
Section 3.2Severance.   Without limiting Section 3.1 above, except to the extent otherwise required by any applicable Legal Requirement or any Spinco Labor Agreement, for the twelve (12) month period immediately following the Closing Date, RMT Partner shall, or shall cause the applicable member of the Spinco Group to, provide each Spinco Transferred Employee whose employment terminates during such period with severance no less favorable than the severance such Spinco Transferred Employee would have received upon such Spinco Transferred Employee’s termination of employment under the same or similar circumstances immediately prior to the Distribution Date pursuant to the applicable Remainco Benefit Arrangement (in effect as of the date hereof), factoring in such Spinco Transferred Employee’s additional length of service and changes in his or her eligible pay between the Distribution Date and the date of his or her termination.
Section 3.3Participation in Remainco Benefit Arrangements.   Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (a) effective as of the Separation Effective Time, Spinco and each member of the Spinco Group, to the extent applicable, shall cease to be a participating employer in any Remainco Benefit Arrangement and (b) effective as of the Separation Effective Time or such later time at which the applicable individual becomes a Spinco Transferred Employee, each Spinco Transferred Employee shall cease to participate in, be covered by, accrue benefits under, or be eligible to contribute to any Remainco Benefit Arrangement, in either case except as required by any applicable Legal Requirement or the terms of the applicable Remainco Benefit Arrangement.
Section 3.4Participation in Spinco Benefit Arrangements.   Except as otherwise provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (a) effective as of the Separation Effective Time, Remainco and each member of the Remainco Group, to the extent applicable, shall cease to be a participating employer in any Spinco Benefit Arrangement and (b) effective as of the Separation Effective Time, each Remainco Employee and Spinco Employee who is not a Spinco Transferred Employee shall cease to participate in, be covered by, accrue benefits under, or be eligible to contribute to any Spinco Benefit Arrangement, in either case except as required by any applicable Legal Requirement or the terms of the applicable Spinco Benefit Arrangement.

Section 3.5General Enrollment into RMT Partner Benefit Arrangements.
(a)Enrollment into RMT Partner Benefit Arrangements.   Except to the extent otherwise required under any applicable Legal Requirement, and subject to the terms of this Agreement, RMT Partner shall, or shall cause the applicable member of the RMT Partner Group to, take commercially reasonable actions to cause, effective as of the Effective Time or such later time at which the applicable individual becomes a Spinco Transferred Employee, each Spinco Transferred Employee to be eligible to commence participation in all RMT Partner Benefit Arrangements for which he or she is eligible, provided that the applicable Spinco Transferred Employee’s commencement of participation in RMT Partner Benefit Arrangements shall in all cases be subject to such Spinco Transferred Employee’s satisfaction of any enrollment, election and other applicable requirements for participation.
(b)Length of Service Crediting.   Except to the extent otherwise required by any applicable Legal Requirement, RMT Partner shall, or shall cause the applicable member of the RMT Partner Group to, take commercially reasonable actions to recognize all service before the Effective Time of any Spinco Transferred Employee with any member of the Remainco Group or Spinco Group and with any predecessor employer (to the extent such predecessor employer service was taken into account under an applicable Remainco Benefit Arrangement or Spinco Benefit Arrangement and indicated on the final Spinco Employee Schedule as the Spinco Transferred Employee’s period of service) for all purposes (other than for purposes of benefit accruals under any defined benefit pension plan other than the Spinco Pension Plan). Notwithstanding the foregoing, except to the extent otherwise required by any applicable Legal Requirement, neither RMT Partner nor any member of the RMT Partner Group shall be required to recognize such service to the extent doing so would result in the duplication of benefits.
(c)Without limiting the generality of the foregoing provisions of Section 3.5(a), (i) RMT Partner shall use commercially reasonable efforts to cause each Spinco Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all RMT Partner Benefit Arrangements to the extent coverage under the RMT Partner Benefit Arrangement is provided by RMT Partner to similarly situated employees of the RMT Partner Group in the applicable jurisdiction as of the Effective Time, (ii) for purposes of each RMT Partner Benefit Arrangement that is a medical, dental or vision benefit plan, RMT Partner shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such RMT Partner Benefit Arrangement to be waived for each Spinco Transferred Employee and his or her covered dependents, and (iii) RMT Partner shall use commercially reasonable efforts to cause any eligible expenses incurred by each Spinco Transferred Employee and his or her covered dependents during the portion of the plan year of the Remainco Benefit Arrangement that is a medical benefit plan ending on the date such employee’s participation in the corresponding Remainco Benefit Arrangement ends to be taken into account under such RMT Partner Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the RMT Partner Benefit Arrangement.
Section 3.6Paid Time Off.
(a)Assumed Paid Time off Liabilities.   Except to the extent prohibited by any applicable Legal Requirement, effective as of the Separation Effective Time, Spinco shall, or shall cause a member of the Spinco Group to, Assume all Liabilities for earned but unused paid time off (“PTO”) of the Spinco Transferred Employees through the Distribution Date. RMT Partner Group and Spinco Group will administer earned but unused PTO benefits for Spinco Transferred Employees in accordance with any applicable Spinco Labor Agreement and Legal Requirement.
(b)Payment of Paid Time off Benefits Where Required by Legal Requirement.   Notwithstanding anything to the contrary in this Agreement, where required by any applicable Legal Requirement or Spinco Labor Agreement, as soon as administratively practicable following the Distribution Date (and no later than the earliest date required by any applicable Legal Requirement), Remainco shall, or shall cause the applicable member of the Remainco Group to, pay out all earned but unused vacation benefits to each Spinco Transferred Employee entitled to be paid such benefits by reason of the occurrence of any of the Distributions, the Internal Restructuring, or the Merger.

Section 3.7Cooperation.   RMT Partner Group’s and Spinco Group’s obligations under this Article III are expressly conditioned upon Remainco, for a period of eighteen (18) months following the Distribution Date, using commercially reasonable efforts to provide to RMT Partner Group and Spinco Group and their respective agents and representatives all information reasonably necessary for RMT Partner Group and Spinco Group to comply with the obligations set forth in this Article III within a reasonable time following receipt of a reasonable written request from any member of RMT Partner Group, any member of Spinco Group or any of their respective agents or representatives.
ARTICLE IV
CASH AND EQUITY INCENTIVE COMPENSATION PLANS
Section 4.1Cash Incentives.   During the period beginning as of the date of this Agreement and extending until the Distribution Date, except as set forth on Schedule 4.1 to this Agreement, with respect to Spinco Employees, for all cash incentive programs with performance periods of one year or less (including annual bonuses for 2021) (“Cash Incentive Programs”), Remainco shall establish target incentive opportunities, performance metrics, and other terms and conditions (including timing of payment and conditions to be entitled to payment) in the ordinary course of business and consistent with past practice. To the extent payments are due under any such Cash Incentive Program prior to the Distribution Date, Remainco shall pay, or cause to be paid, amounts under such Cash Incentive Programs to Spinco Employees in the ordinary course of business and consistent with past practice. To the extent payments are not due under any such Cash Incentive Program prior to the Distribution Date, Spinco shall, or shall cause a member of the Spinco Group to, pay amounts due under such Cash Incentive Programs to Spinco Employees in the ordinary course of business and consistent with past practice.
Section 4.2Equity Awards.
(a)Remainco Equity Awards.   At or prior to the Separation Effective Time, Remainco and RMT Partner, the Remainco Board and the Board of Directors of RMT Partner (the “RMT Partner Board”), and the compensation committees of the Remainco Board and the RMT Partner Board, as applicable, shall adopt any resolutions to take all steps necessary to effectuate the treatment of the Remainco Equity Awards in accordance with the applicable Remainco Equity Plan and RMT Partner Equity Plan and award agreements, as follows:
(i)Remainco Stock Options.   Each Remainco Stock Option (or any portion thereof), whether or not vested, that is outstanding as of immediately prior to the Separation Effective Time and held by a Spinco Transferred Employee shall be converted as of the Effective Time into, or substituted with, an option to purchase shares of RMT Partner Common Stock (each such award, an “RMT Partner Stock Option”) pursuant to the terms of the RMT Partner Equity Plan, subject to terms and conditions from and after the Effective Time that are substantially similar to the terms and conditions applicable to the corresponding Remainco Stock Option, including vesting conditions, where applicable, immediately prior to the Separation Effective Time; provided, however, that from and after the Effective Time, (x) the number of shares of RMT Partner Common Stock subject to such RMT Partner Stock Option shall equal (A) the number of shares of Remainco Common Stock subject to the corresponding Remainco Stock Option immediately prior to the Separation Effective Time divided by (B) the RMT Partner Ratio, with any fractional share rounded down to the nearest whole share, (y) the per-share exercise price of such RMT Partner Stock Option shall equal (A) the per-share exercise price of the corresponding Remainco Stock Option immediately prior to the Separation Effective Time multiplied by (B) the RMT Partner Ratio, rounded up to the nearest whole cent, and (z) with respect to each such RMT Partner Stock Option, “change of control” shall have the meaning set forth in the RMT Partner Equity Plan (i.e., a “change of control” of RMT Partner rather than Remainco); provided, however, that the exercise price and the number of shares of RMT Partner Common Stock purchasable pursuant to such RMT Partner Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code.
(ii)Remainco Phantom Stock Options.   Each Remainco Phantom Stock Option (or any portion thereof), whether or not vested, that is outstanding as of immediately prior to the Separation Effective Time and held by a Spinco Transferred Employee shall be converted as of the Effective Time into, or substituted with, an option to receive cash based on a number of shares of RMT Partner Common Stock (each such award, an “RMT Partner Phantom Stock Option”) pursuant to the terms of the RMT Partner

Equity Plan, subject to terms and conditions from and after the Effective Time that are substantially similar to the terms and conditions applicable to the corresponding Remainco Phantom Stock Option, including vesting conditions, where applicable, immediately prior to the Separation Effective Time; provided, however, that from and after the Effective Time, (x) the number of shares of RMT Partner Common Stock subject to such RMT Partner Phantom Stock Option shall equal (A) the number of shares of Remainco Common Stock subject to the corresponding Remainco Phantom Stock Option immediately prior to the Separation Effective Time divided by (B) the RMT Partner Ratio, with any fractional share rounded down to the nearest whole share, (y) the per-share exercise price of such RMT Partner Phantom Stock Option shall equal (A) the per-share exercise price of the corresponding Remainco Phantom Stock Option immediately prior to the Separation Effective Time multiplied by (B) the RMT Partner Ratio, rounded up to the nearest whole cent, and (z) with respect to each such RMT Partner Phantom Stock Option, “change of control” shall have the meaning set forth in the RMT Partner Equity Plan (i.e., a “change of control” of RMT Partner rather than Remainco).
(iii)Remainco RSUs.   Each Remainco RSU held by a Spinco Transferred Employee immediately prior to the Separation Effective Time shall be converted into, or substituted with, an award of a number of RMT Partner restricted stock units (each, an “RMT Partner RSU”) determined by dividing the number of shares of Remainco Common Stock subject to each Remainco RSU by the RMT Partner Ratio. If the resulting product includes a fractional share, the number of shares of RMT Partner Common Stock subject to the RMT Partner RSU shall be rounded up to the nearest whole share. The RMT Partner RSUs shall be subject to substantially the same terms and conditions (including vesting terms) as in effect for the corresponding Remainco RSU immediately prior to the Separation Effective Time; provided, however, with respect to each such RMT Partner RSU, “change of control” shall have the meaning set forth in the RMT Partner Equity Plan (i.e., a “change of control” of RMT Partner rather than Remainco).
(iv)Remainco PSUs.   Each Remainco PSU held by a Spinco Transferred Employee immediately prior to the Separation Effective Time shall be converted into, or substituted with, a number of RMT Partner RSUs determined by dividing the number of shares of Remainco Common Stock subject to each Remainco PSU that would be issued if the applicable performance period ended on the Separation Effective Time (based on the actual level of performance through the Separation Effective Time, or such other level of performance deemed achieved, as determined in the sole discretion of the Remainco Board or compensation committee thereof) by the RMT Partner Ratio. If the resulting product includes a fractional share, the number of shares of RMT Partner Common Stock subject to the RMT Partner RSU shall be rounded up to the nearest whole share. The RMT Partner RSUs shall be subject to substantially the same terms and conditions (including time-based vesting terms but excluding any terms related to performance which will be fixed as of the Separation Effective Time) as in effect for the corresponding Remainco PSU immediately prior to the Separation Effective Time; provided, however, with respect to each such RMT Partner RSU, “change of control” shall have the meaning set forth in the RMT Partner Equity Plan (i.e., a “change of control” of RMT Partner rather than Remainco); provided further, however, that with respect to any Remainco PSU, the Remainco Board or its compensation committee may, in its sole discretion, accelerate the time-based vesting condition, in which case such Remainco PSU will be settled immediately prior to the Distributions in the form of Remainco Common Stock and shall not be converted into, or substituted with, RMT Partner RSUs.
(b)Adjustments to Substituted RMT Partner Incentive Awards.   Notwithstanding anything to the contrary herein, if, following the Closing, in the good faith judgment of the RMT Partner Board or the compensation committee, an adjustment to the terms of the RMT Partner Stock Options, RMT Partner Phantom Stock Options and RMT Partner RSUs contemplated by Section 4.2(a) above (the “Substituted RMT Partner Incentive Awards”) in connection with the RMT Partner Special Dividend is necessary or advisable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Substituted RMT Partner Incentive Awards, the RMT Partner Board or the compensation committee thereof shall adjust each of the Substituted RMT Partner Incentive Awards in such a manner so as to prevent dilution or enlargement of the benefits or potential benefits intended to be made available thereunder. All such adjustments and judgments in connection therewith shall be within the sole discretion of the RMT Partner Board or the compensation committee thereof.
(c)Section 16(b) of the Exchange Act.   By approving the adoption of this Agreement, the Remainco Board and the RMT Partner Board intend to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards by directors and officers of each of Remainco and RMT Partner, and the Remainco Board and the RMT Partner Board also intend expressly to approve, in respect of any equity-based award, the use of any method for the payment of an exercise price and the satisfaction of any applicable Tax withholding (specifically including the actual or constructive tendering of shares in payment of an exercise price and the withholding of option shares from delivery in satisfaction of applicable Tax withholding requirements) to the extent that such method is permitted under the applicable RMT Partner Equity Plan, the Remainco Equity Plan, and any applicable award agreement.
(d)Registration.   Promptly following the Closing, RMT Partner shall file a registration statement on Securities and Exchange Commission Form S-8 (or other available form) with respect to the shares of RMT Partner Common Stock authorized for issuance from and after the Closing under RMT Partner Stock Options and (to the extent the settlement thereof requires registration under the Securities Exchange Act of 1933, as amended) RMT Partner RSUs, and RMT Partner shall use commercially reasonable efforts to maintain after the Closing effective registration statements with the Securities and Exchange Commission with respect to the exercise of such RMT Partner Stock Options and (to the extent the settlement thereof requires registration under the Securities Exchange Act of 1933, as amended) RMT Partner RSUs.
(e)Tax Withholding.   Upon the vesting, exercise or settlement, as applicable, of RMT Partner Stock Options, RMT Partner Phantom Stock Options and RMT Partner RSUs, RMT Partner and the holder of such award shall be responsible for ensuring the satisfaction of all applicable Tax payment and withholding requirements in respect thereof and for ensuring the collection and remittance of applicable Taxes to the applicable Governmental Body.
(f)Cooperation.   Each Party acknowledges and agrees to use commercially reasonable efforts to cooperate with each other and with third-party providers to effect withholding and remittance of Taxes, as well as required Tax reporting, in a timely, efficient, and appropriate manner to further the purposes of this Article IV, and to administer all employee equity awards that are outstanding immediately following the Effective Time (including all such equity awards that are adjusted in accordance with this Article IV) to the extent consistent with this Agreement and applicable law, for a period of eighteen (18) months following the Closing Date.
ARTICLE V
U.S. PENSION PLAN
Section 5.1Pension Plan Spinoff and Related Asset Transfer.
(a)Prior to the Distribution Date, Remainco shall have caused a member of the Spinco Group to (1) adopt the Spinco Pension Plan, which shall have provisions that mirror the Remainco Pension Plan (other than with respect to provisions regarding sponsorship and administration which shall reflect the Distributions), and (2) adopt and enter into the Spinco Pension Trust, which shall have provisions that mirror the Remainco Pension Trust (other than with respect to provisions regarding sponsorship and administration which shall reflect the Distributions), in each case, which shall be subject to review by and approval of RMT Partner, which approval shall not be unreasonably withheld or delayed. Remainco shall provide the Spinco Pension Plan and the Spinco Pension Trust to RMT Partner at least sixty (60) days prior to the Distribution Date, and RMT Partner shall provide any comments to these documents in writing at least thirty (30) days prior to the Distribution Date.
(b)Effective as of the Separation Effective Time, Remainco and Spinco shall take all action necessary to effectuate the transfer from the Remainco Pension Plan to the Spinco Pension Plan of all Liabilities of the Remainco Pension Plan for benefits accrued through the Distribution Date in respect of the Spinco Transferred Employees and Spinco Former Employees who are participants in the Remainco Pension Plan and all Spinco Transferred Employees’ and Spinco Former Employees’ surviving spouses or beneficiaries entitled to receive benefits under the Remainco Pension Plan immediately prior to the Distributions and in each case, who are listed on Schedule A of the Spinco Pension Plan (the “Spinco Pension Participants”) and all assets relating thereto (as described in paragraph (c) below), in a manner that satisfies Sections 401(a)(12), 411(d)(6) and 414(l) of the Code and Section 4044 of ERISA (the “Transferred Benefits”). Following such transfer, the Spinco Pension Participants shall no longer be eligible to participate in the Remainco Pension

Plan, and none of the Remainco Group, any affiliate of the Remainco Group or the Remainco Pension Plan shall thereafter have any further responsibility for the Transferred Benefits, subject to any corrections, true ups or other actions, in each case, as set forth below. Such pension spinoff shall not affect the status of the Remainco Pension Plan and the Spinco Pension Plan as “frozen plans” with respect to future eligibility to participate and benefit accruals. Remainco shall retain sponsorship of, be responsible for the management and administration of, and be responsible for all Liabilities under the Remainco Pension Plan and the Remainco Pension Trust, and none of the Spinco Group, any affiliate of the Spinco Group or the Spinco Pension Plan shall have any Liability relating to the Remainco Pension Plan.
(c)Effective as of the Distribution Date, Remainco shall, or shall cause the applicable member of the Remainco Group to, cause (or shall have caused) the trustee of the Remainco Pension Trust to transfer to the trustee of the Spinco Pension Trust (i) ninety percent (90%) of a good faith estimate of the Section 414(l) Amount (as defined below) prior to or as soon as practicable after the Distribution Date (the “90% Amount”) (the specific date, the “Pension Transfer Date”), as adjusted to reflect investment experience in the Remainco Pension Plan during the period commencing on the Distribution Date and ending immediately prior to the Pension Transfer Date, and (ii) the remaining portion of the Section 414(l) Amount (the “True-Up Amount”) no later than thirty (30) days following the date on which the Section 414(l) Amount becomes conclusive, final and binding as described in Section 5.1(d) (the specific date, the “True-Up Date”); provided that all such transfers will be conducted in compliance with applicable law and with any applicable notice requirements to any Governmental Body. The True-Up Amount shall be adjusted from the Distribution Date to the True-Up Date to reflect investment experience in the Remainco Pension Plan, the Spinco Pension Plan’s allocable share of recordkeeping, administration and investment expenses, PBGC premiums, and any benefit distributions made to the Spinco Pension Participants. For this purpose, the “Section 414(l) Amount” means the amount of assets required to be transferred to the Spinco Pension Plan, based on the amount of Liabilities transferred to the Spinco Pension Plan from the Remainco Pension Plan on the Pension Transfer Date determined under the requirements of Section 414(l) of the Code and the regulations promulgated thereunder as if the Remainco Pension Plan had then terminated and its assets were allocated to plan participants in accordance with Section 4044 of ERISA based on the assumptions described in Treasury Regulation Section 1.414(l)-1(b)(5)(ii). For the avoidance of doubt, any amounts transferred from the trustee of the Remainco Pension Trust to the trustee of the Spinco Pension Trust prior to the Pension Transfer Date shall reduce the amount necessary to fund the 90% Amount on the Pension Transfer Date (e.g., if five percent (5%) of the good faith estimate of the Section 414(l) Amount was transferred prior to the Pension Transfer Date then only eighty-five percent (85%) more would need to be transferred on the Pension Transfer Date). Notwithstanding the foregoing, in the event that the True-Up Amount is a negative number, RMT Partner shall, or shall cause, the trustee of the Spinco Pension Trust to transfer to the trustee of the Remainco Pension Trust, an amount equal to such negative True-up Amount.
(d)The Section 414(l) Amount, the determination of the 90% Amount and the True-Up Amount, and any applicable adjustments to any such amounts shall be determined by Willis Towers Watson, the enrolled actuaries for the Remainco Pension Plan (“WTW”). As soon as practicable after the determination of the 90% Amount (which shall be made based on a good faith estimate of the Section 414(l) Amount by WTW), and no later than ten (10) Business Days prior to the Pension Transfer Date, Remainco shall provide RMT Partner with documentation supporting the calculations underlying such determination for review and comment, and Remainco shall provide (or shall cause to be provided) an actuary designated by RMT Partner with information reasonably requested by RMT Partner or its agent or representative to also calculate the Section 414(l) Amount and the 90% Amount, and any applicable adjustments to either, and to verify that such calculations have been performed in a manner consistent with Section 414(l) of the Code, Section 208 of ERISA, Section 4044 of ERISA and this Agreement. As soon as practicable, but no later than ninety (90) days following the Distribution Date, Remainco or WTW shall provide RMT Partner’s actuary with Remainco’s finalized calculation of the Section 414(l) Amount and the information provided pursuant to the previous sentence, mutatis mutandis. Within forty-five (45) days following receipt by RMT Partner’s actuary of WTW’s calculation of the Section 414(l) Amount, any applicable adjustments and the information described in the preceding sentence, RMT Partner shall notify Remainco in writing if there is a good faith dispute between WTW and RMT Partner’s actuary as to the calculation of the Section 414(l) Amount or any of the applicable adjustments thereto. If RMT Partner does not notify Remainco of any such good faith dispute within such 45-day period, the determination of WTW shall become conclusive, final and binding. If any such dispute remains unresolved for thirty (30) days following Remainco’s receipt of such written notification from RMT Partner, Remainco and RMT Partner shall (in writing) jointly select and appoint a third actuary (the cost of which shall be borne equally by Remainco and RMT Partner), who shall make a final and binding determination of the Section 414(l) Amount and any applicable adjustments thereto in accordance with applicable Legal Requirement and this Agreement. Each of Remainco and RMT Partner shall be responsible for the cost of its own actuary and attorney’s fees.
(e)In the event that Remainco discovers individuals who should have been, but were not, properly designated in the Spinco Pension Plan as Spinco Pension Participants within the eighteen (18)-month period following the True-Up Date, Remainco shall cause the trustee of the Remainco Pension Trust to transfer sufficient assets to the trustee of the Spinco Pension Trust to fund the accrued benefits of such individuals under the Spinco Pension Plan and such individuals shall thereafter be Spinco Pension Participants. In the event that Remainco discovers individuals who should have been, but were not, properly designated in the Spinco Pension Plan as Spinco Pension Participants after the eighteen (18)-month anniversary of the True-Up Date, such individuals will thereafter remain participants in the Remainco Pension Plan. Remainco and WTW shall use commercially reasonable efforts to work with RMT Partner’s actuary in such a manner that will allow RMT Partner’s actuary to audit and confirm the accuracy of all underlying participant data used to determine the amount of the accrued benefit of each Spinco Pension Participant prior to the Distribution Date. To the extent the parties discover within eighteen (18) months after the date on which the final pension transfer amount is determined under this Agreement that an incorrect amount (either too much or too little) of assets has been transferred from the Remainco Pension Plan to the Spinco Pension Plan based on a mistake in the calculation of any Spinco Pension Participant’s benefit, the parties shall take all corrective action necessary to ensure that such assets have been properly transferred between the Remainco Pension Plan and the Spinco Pension Plan in accordance with ERISA and the Code.
(f)The Parties agree to promptly provide such pertinent data or information as each other may reasonably require to implement the requirements of this Article V (including information required for purposes of RMT Partner’s actuary’s verification process described in Section 5.1(d) and verification of each Spinco Pension Participant’s accrued benefit as set forth in Section 5.1(e)). Remainco shall, or shall cause the administrator of the Remainco Pension Plan, to provide to RMT Partner’s actuary, no later than immediately prior to the Distribution Date in a format reasonably requested by RMT Partner’s actuary, all employment, service, and payroll data and all other information reasonably necessary to determine the accrued benefit of each Spinco Pension Participant under the Remainco Pension Plan that is to be transferred from the Remainco Pension Plan to the Spinco Pension Plan. The Parties shall cooperate and coordinate in (i) making all filings required under the Code and ERISA (including all reports required under ERISA Section 4043), (ii) responding to any inquiries from any Governmental Bodies relating to the spinoff or any filings related thereto, (iii) implementing all appropriate communications with Spinco Pension Participants with respect to the actions contemplated by this Article V, and (iv) transferring appropriate records. Each Party shall bear its own costs related to this Article V.
(g)All participant elections (including beneficiary designations, qualified domestic relations orders, or qualified medical child support orders) with respect to the participation of each Spinco Pension Participant in the Remainco Pension Plan shall be transferred to and be in full force and effect under the Spinco Pension Plan in accordance with the terms of such plan and to the extent permissible under such plan, until such elections are replaced or revoked by the Spinco Pension Participant who made such election.
ARTICLE VI
U.S. DEFINED CONTRIBUTION PLANS
Section 6.1U.S. Defined Contribution Plans.
(a)Effective as of the Separation Effective Time, (i) the active participation of each US Spinco Transferred Employee who is a participant in the Remainco Retirement Plan shall automatically cease and no US Spinco Transferred Employee shall thereafter accrue any benefits under any such Remainco Retirement Plan and (ii) Remainco shall cause each such US Spinco Transferred Employee to become fully vested in such US Spinco Transferred Employee’s account balances under such Remainco Retirement Plan.
(b)As of the Effective Time, RMT Partner shall cause, or shall cause the applicable member of the RMT Partner Group to cause, one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (any such plan, a “RMT Partner Retirement Plan”) to allow each US Spinco Transferred Employee to make a “direct rollover” to the RMT Partner Retirement Plan of the account balances of such Spinco Transferred Employee, including promissory notes evidencing any outstanding loans, under the Remainco Retirement Plan in which such US Spinco Transferred Employee participated prior to the Closing; provided that such Remainco Retirement Plan permits such a direct rollover and if such direct rollover is elected and permitted in accordance with applicable Legal Requirements by such US Spinco Transferred Employee.
ARTICLE VII
U.S. NON-QUALIFIED DEFERRED COMPENSATION PLANS
Section 7.1U.S. Non-Qualified Deferred Compensation Plan.   Remainco shall provide to RMT Partner, at the time Remainco provides the final Spinco Employee Schedule set forth in Section 2.1(a)(ii), a list of each Spinco Transferred Employee who participates in the Remainco Deferred Compensation Plan (each Spinco Transferred Employee who is a participant in the Remainco Deferred Compensation Plan immediately prior to the Distributions, a “Spinco DCP Participant”). On and after the Effective Time, RMT Partner shall, or shall cause the applicable member of the RMT Partner Group to, notify Remainco of the occurrence of (a) any payment event with respect to a Spinco DCP Participant under the Remainco Deferred Compensation Plan identified in such list of Spinco DCP Participants and (b) the “separation from service” under Section 409A of the Code of any Spinco DCP Participant, whether or not such separation from service is a payment event, in each case, as promptly as practicable but in no event later than thirty (30) days following such separation from service, and shall promptly provide to Remainco any other relevant information reasonably requested by Remainco in writing for purposes of administering the Remainco Deferred Compensation Plan with respect to the Spinco DCP Participants.
ARTICLE VIII
U.S. RETIREE HEALTH, DENTAL AND LIFE BENEFITS
Section 8.1US Retiree Health, Dental and Life Benefits.
(a)Prior to the Distribution Date, Remainco shall have caused a member of the Spinco Group to (1) adopt one or more Spinco Retiree Welfare Plans, which shall have provisions that mirror the Remainco Retiree Welfare Plans (other than with respect to provisions regarding sponsorship and administration which shall reflect the Distributions), and (2) adopt and enter into any insurance Contracts or policies with respect to any Spinco Retiree Welfare Plan, which shall have provisions that mirror the insurance Contracts and policies currently pertaining to the Remainco Retiree Welfare Plans (other than with respect to provisions regarding sponsorship and administration which shall reflect the Distributions), in each case, which shall be subject to review by and approval of RMT Partner, which approval shall not be unreasonably withheld or delayed. Remainco shall provide the Spinco Retiree Welfare Plans and any insurance Contracts or policies with respect to the Spinco Retiree Welfare Plans to RMT Partner at least sixty (60) days prior to the Distribution Date, and RMT Partner shall provide any comments to these documents in writing at least thirty (30) days prior to the Distribution Date.
(b)As of the Distribution Date, Spinco shall, or shall cause a member of the Spinco Group to, Assume all Liabilities to provide benefits to Spinco Retiree Welfare Participants and their surviving spouses or beneficiaries receiving such coverage or benefits pursuant to the Remainco Retiree Welfare Plans as of immediately prior to the Distributions, and the Spinco Retiree Welfare Participants shall no longer be eligible to participate in the Remainco Retiree Welfare Plan, and none of the Remainco Group or the Remainco Retiree Welfare Plan shall thereafter have any further responsibility for such benefits. Remainco shall retain sponsorship of, be responsible for the management and administration of, and be responsible for all Liabilities under the Remainco Retiree Welfare Plan and any related insurance Contracts or policies, and none of the Spinco Group, any affiliate of the Spinco Group or the Spinco Retiree Welfare Plans shall have any Liability relating to the Remainco Retiree Welfare Plan.
(c)The Parties agree to promptly provide such pertinent data or information as each other may reasonably require to implement the requirements of this Article VIII. The Parties shall cooperate in (i) implementing all appropriate communications with Spinco Retiree Welfare Participants with respect to the actions contemplated by this Article VIII, and (ii) transferring appropriate records. Each Party shall bear its own costs related to this Article VIII.
(d)All participant elections with respect to the participation of each Spinco Retiree Welfare Participant in the Remainco Retiree Welfare Plan shall be transferred to and be in full force and effect under the Spinco Retiree Welfare Plan in accordance with the terms of such plan and to the extent permissible under such plan, until such elections are replaced or revoked by the Spinco Retiree Welfare Participant who made such election.
ARTICLE IX
FLEXIBLE SPENDING ACCOUNTS
Section 9.1Flexible Spending Accounts.
(a)Effective on or prior to the Distribution Date, Remainco shall cause a member of Spinco Group to adopt a cafeteria plan intended to comply with Section 125 of the Code that includes a healthcare flexible spending account program and a dependent care flexible spending account program (the “Spinco FSA”) that is substantially similar to the Remainco FSA. RMT Partner shall, or shall cause a member of Spinco Group or RMT Partner Group, to maintain the Spinco FSA for the remainder of the calendar year in which the Effective Time occurs for each Spinco Transferred Employee who, in the portion of the calendar year on or prior to the Distribution Date, contributed to the Remainco FSA (the “FSA Participants”). During the period from the Effective Time until the last day of the plan year of the Remainco FSA that commenced immediately prior to the Effective Time, RMT Partner shall, or shall cause a member of Spinco Group or RMT Partner Group, to continue, the salary reduction elections made by the FSA Participants (adjusted, to the extent necessary, to take into account any changes to applicable premiums related to any RMT Partner Benefit Arrangements) and allow each FSA Participant to receive reimbursement from such participant’s flexible spending reimbursement account under the Spinco FSA on substantially the same terms and conditions as would have been applicable to such participant as if such FSA Participant were employed by Remainco Group following the Distribution Date during such period and continued to participate in the Remainco FSA. If the aggregate amount withheld from the FSA Participants’ compensation under the Remainco FSA for the plan year in which the Distribution Date occurs exceeds the aggregate amount of reimbursements paid to the FSA Participants prior to the Distribution Date under the Remainco FSA for such plan year, Remainco shall transfer (or cause to be transferred) to RMT Partner within forty-five (45) days after the Distribution Date a cash payment equal to such excess, if any. If the aggregate amount of reimbursements paid to the FSA Participants under the Remainco FSA prior to the Distribution Date for the plan year in which the Distribution Date occurs exceeds the aggregate amount withheld prior to the Distribution Date from FSA Participants’ compensation under the Remainco FSA for such plan year, RMT Partner shall transfer to Remainco within forty-five (45) days after the Distribution Date a cash payment equal to such excess, if any. Spinco shall Assume and be solely responsible for all claims for reimbursement by FSA Participants under the terms of the Spinco FSA, whether incurred prior to, on or after the Distribution Date, that have not been paid in full as of the Distribution Date, which claims shall be paid pursuant to and under the terms of the Spinco FSA.
(b)RMT Partner Group and Spinco Group’s obligations under this Article IX are expressly conditioned upon Remainco providing to RMT Partner Group and Spinco Group and their respective agents and representatives all information reasonably necessary for RMT Partner Group and Spinco Group to comply with the obligations set forth in this Article IX within a reasonable time following receipt of a reasonable written request from any member of RMT Partner Group, any member of Spinco Group or any of their respective agents or representatives.
ARTICLE X
MISCELLANEOUS
Section 10.1Entire Agreement; Counterparts; Exchanges by Facsimile.   This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement, including the exhibits and schedules hereto and thereto and the other agreements referred to herein and therein shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
Section 10.2No Modifications.   Nothing herein, express or implied, is intended or shall be construed to (i) constitute an amendment to any Benefit Arrangement, Remainco Benefit Arrangement, Spinco Benefit Arrangement, RMT Partner Benefit Arrangement or other compensation and benefits plan maintained for or provided to Spinco Employees or Spinco Former Employees or any other persons prior to or following the Closing Date or (ii) confer upon or give to any person (including, for the avoidance of doubt, any Spinco Employee, Spinco Former Employee or any other current or former employees, directors, or independent contractors of the Remainco Group or Spinco Group, or on or after the Closing, RMT Partner Group or any of their post-Closing affiliates), other than the parties hereto, any legal or equitable or other rights or remedies with respect to the matters provided for in this Agreement under or by reason of any provision of this Agreement. No Spinco Employees or Spinco Former Employees, including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.
Section 10.3Ancillary Agreements.   Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.
Section 10.4Relation to Other Documents.   To the extent there is any inconsistency between this Agreement and the terms of another agreement pertaining to the Distributions or Merger (other than any Spinco Labor Agreement) that is the subject of this Agreement and such inconsistency (a) arises in connection with or as a result of employment with or the performance of services before or after the Distributions for any member of the Remainco Group, Spinco Group or RMT Partner Group and (b) relates to the allocation of Liabilities attributable to any Benefit Arrangement or the employment, service, termination of employment or termination of service of all present or former Remainco Employees, Spinco Employees, Spinco Former Employees or any of their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Remainco Group or the Spinco Group), the terms of this Agreement shall prevail.
Section 10.5Legal Requirements; Confidentiality Agreement.   Nothing herein shall require the Remainco Group, the Spinco Group, or the RMT Partner Group to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information to the extent possible without jeopardizing such privilege or contravening such Legal Requirements or binding agreements. All information exchanged pursuant to this Agreement shall be subject to the Confidentiality Agreement.
Section 10.6Notices.   All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Central Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

if to RMT Partner or Spinco (after the Separation Effective Time):
Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Attention: Thomas E. Valentyn, Vice President, General Counsel and Secretary
Email: [Redacted]
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Scott R. Williams and Christopher R. Hale
Fax: (312) 853-7036
Email: swilliams@sidley.com and chale@sidley.com
if to Remainco or Spinco (prior to the Separation Effective Time):
Rexnord Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Patricia M. Whaley, Vice President, General Counsel & Secretary
Email: [Redacted]
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson and Andrew L. Milano
Phone: (212) 309-7092
          (212) 309-6252
Fax:    (212) 309-6001
Email: alec.dawson@morganlewis.com
          andrew.milano@morganlewis.com
and
Richards, Layton & Finger, P.A.
920 North King Street
P.O. Box 551
Wilmington, DE 19801
Attention: Mark Gentile and Stephanie Norman
Phone: (302) 651-7722; (302) 651-7756
Email: gentile@rlf.com; norman@rlf.com
A copy of any notice from Remainco to Spinco, or from Spinco to Remainco, prior to the Separation Effective Time shall be provided to RMT Partner in accordance with the notice procedures set forth in this Section 10.6.
Section 10.7Waiver.
(a)No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

(b)No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and, in the case of waivers by Remainco or Spinco or any of their Subsidiaries, consented to in writing by RMT Partner; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 10.8Assignment.   This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, except that a Party may assign any of its rights under this Agreement: (i) as collateral security to a creditor, (ii) to one of its Affiliates or (iii)(A) in connection with the sale of all or substantially all of its assets or (B) in the case of RMT Partner or Spinco in connection with the sale of substantially all of the assets of the Spinco Business or the business unit of which it is a part; provided, however, that in each case, no such assignment shall relieve such Party of any of its obligations. Any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party in violation of this Agreement without the prior written consent of the other Parties shall be void and of no effect.
Section 10.9Termination.   This Agreement shall terminate without further action at any time before the Separation Effective Time upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to any other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.
Section 10.10Amendment.   This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the Parties.
Section 10.11Subsidiaries.   Each of the Parties shall cause to be performed, all actions, agreements and obligations set forth herein to be performed by any of its Subsidiaries (including Spinco and its Subsidiaries) with respect to (a) Remainco prior to the Separation Effective Time and (b) the RMT Partner following the Effective Time.
Section 10.12Third-Party-Beneficiaries.   This Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.13Governing Law; Jurisdiction; Specific Performance; Remedies.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, the Court of Chancery does not have subject matter jurisdiction over such matter, in any federal court in the State of Delaware or, if under applicable Legal Requirements, neither such court has subject matter jurisdiction over such matter, in any other state court in the State of Delaware, and in each case any appellate court with jurisdiction therefrom (the “Chosen Courts”); (b) each of the Parties irrevocably waives the right to trial by jury; and (c) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement, the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document in accordance with the provisions of Section 10.6 will be effective service of process for any claim, action, suit or other Legal Proceeding in the Chosen Courts with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other Legal

Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 10.14Severability.   Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 10.15No Double Recovery.   Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative recovery with respect to any matter arising out of the same facts and circumstances.
Section 10.16Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(c)As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(e)As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.
(f)Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement.
(g)As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.
(h)The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)Unless the context requires otherwise, references in this Agreement to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group, references to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group, references to “RMT Partner” shall also be deemed to refer to the applicable member of the RMT Partner Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Remainco, Spinco or RMT Partner shall be deemed to require Remainco, Spinco or RMT Partner, as the case may be, to cause the applicable members of the Remainco Group, the Spinco Group or the RMT Partner Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Article I, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.
[Signatures of the Parties on Next Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
REXNORD CORPORATION
By:
/s/ Todd A. Adams

Name: Todd A. Adams
Title:President and Chief Executive Officer
LAND NEWCO, INC.
By:
/s/ Todd A. Adams

Name: Todd A. Adams
Title:President
[Signature Page to Employee Matters Agreement]

REGAL BELOIT CORPORATION
By:
/s/ Louis V. Pinkham

Name: Louis V. Pinkham
Title:Chief Executive Officer
[Signature Page to Employee Matters Agreement]

Annex H
Execution Version
TAX MATTERS AGREEMENT
BY AND AMONG
REXNORD CORPORATION,
LAND NEWCO, INC.,
AND
REGAL BELOIT CORPORATION
DATED AS OF FEBRUARY 15, 2021

H-i

 (continued)

H-ii

TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of February 15, 2021, by and among Rexnord Corporation, a Delaware corporation (“Remainco”), Land Newco, Inc., a Delaware corporation and indirect wholly owned subsidiary of Remainco (“Spinco,” and together with Remainco, the “Companies,” and each a “Company”), and Regal Beloit Corporation, a Wisconsin corporation (“RMT Partner,” and together with Remainco and Spinco, the “Parties,” and each a “Party”).
RECITALS
WHEREAS, the Board of Directors of Remainco has determined that it is in the best interests of Remainco and its shareholders to separate the Spinco Business from the Remainco Retained Business and to divest the Spinco Business in the manner contemplated by the Separation and Distribution Agreement by and between Remainco and Spinco (the “Separation and Distribution Agreement”) and the Merger Agreement;
WHEREAS, the Board of Directors of Remainco and the Board of Directors of Spinco have approved the transfer of the Spinco Assets (as defined in the Separation and Distribution Agreement) to Spinco and its Affiliates and the assumption by Spinco and its Affiliates of the Spinco Liabilities (as defined in the Separation and Distribution Agreement), all as more fully described in the Separation and Distribution Agreement and the other Ancillary Agreements;
WHEREAS, Remainco owns all of the issued and outstanding shares of Chase Acquisition I, Inc., a Delaware corporation (“Acquisitionco”), which in turn owns all of the issued and outstanding shares of RBS Global, Inc., a Delaware corporation (“Debtco”), which in turn currently owns all of the outstanding membership interests of Rexnord, LLC, a Delaware limited liability company (“Intermediateco”), which in turn currently owns all of the issued and outstanding shares of the common stock, $0.01 par value, of Spinco (the “Spinco Common Stock”);
WHEREAS, as more fully described in the Separation and Distribution Agreement and the other Ancillary Agreements, (1) immediately prior to the Effective Time, Intermediateco will effect the Contribution and distribute all of the shares of Spinco Common Stock held by Intermediateco to Debtco (the “First Distribution”), (2) immediately after the First Distribution, Debtco will distribute all of the shares of Spinco Common Stock received in the First Distribution to Acquisitionco (the “Second Distribution”), (3) immediately after the Second Distribution, Acquisitionco will distribute all of the shares of Spinco Common Stock received in the Second Distribution to Remainco (the “Third Distribution”) and (4) immediately after the Third Distribution, Remainco will distribute all of the shares of Spinco Common Stock received in the Third Distribution to the holders of the outstanding shares of common stock, $0.01 par value, of Remainco (the “Remainco Common Stock”) as of the close of business on the Record Date by means of a pro rata distribution and in accordance with a distribution ratio to be determined by the Board of Directors of Remainco (the “Spin-Off, and, together with the First Distribution and the Second Distribution, the “Distributions”);
WHEREAS, for U.S. federal income tax purposes, the Contribution and the Second Distribution, taken together, are intended to qualify as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Code and each of the Distributions (other than the First Distribution) is intended to qualify as a distribution described in Section 355 of the Code;
WHEREAS, for U.S. federal income tax purposes, it is the intention of the Companies that the Spin-Off, except for cash received in lieu of any fractional shares, will qualify as tax-free under Section 355(a) of the Code to Remainco shareholders and as tax-free to Remainco under Section 355(c) of the Code;
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Remainco, Spinco, RMT Partner, and Phoenix 2021, Inc., a Delaware corporation (“Merger Sub”), immediately following the Spin-Off, Merger Sub will merge with and into Spinco (the “Merger”) and all shares of Spinco Common Stock will be converted into the right to receive common stock, par value $0.01 per share, of RMT Partner, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, for U.S. federal income tax purposes, it is the intention of the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
WHEREAS, in connection with the Contribution, the Distributions and the Merger, the Parties desire to set forth their agreement with respect to tax matters for taxable periods prior to and including the Distribution Date.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:
Section 1.Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:
“Active Business” means any business relied on to satisfy (i) the active trade or business requirements of Section 355(b) of the Code and Treasury Regulation Section 1.355-3 or (ii) the continuity of business enterprise requirements under Treasury Regulation Section 1.368-1(d), to the extent identified as such in the Tax Materials.
“Active Business Entity” means any entity identified in the Tax Materials as conducting an Active Business as of the Distribution Date.
“Adjustment” means a Remainco Adjustment, a Spinco Adjustment or a Joint Adjustment.
“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.
“Benefited Party” has the meaning set forth in Section 3.06(a)(iii).
“Business Day” has the meaning set forth in the Separation and Distribution Agreement.
“Capital Stock” means all classes or series of capital stock of a Company, including (a) common stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in the Company for U.S. federal income tax purposes.
“Chosen Courts” has the meaning set forth in Section 15.11 of this Agreement.
“Claiming Company” shall have the meaning set forth in Section 3.06(a)(i) of this Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Companies” and “Company” have the meanings set forth in the Preamble.
“Contribution” has the meaning ascribed to the term “Spinco Contribution” in the Separation and Distribution Agreement.
“Controlling Company” has the meaning set forth in Section 9.02(a) of this Agreement.
“Correlative Detriment” means an increase in a Tax of a Company (or its Affiliates) that occurs as a result of the Tax position that is the basis for a claim for Refund by the Claiming Company or for a Final Determination, utilizing the assumptions set forth in the description of Remainco Full Taxpayer or Spinco Full Taxpayer, as the case may be.
“Dispute” has the meaning set forth in Section 13.01 of this Agreement.
“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.
“Distributions” has the meaning set forth in the Recitals.
“Distribution Taxes” means, without duplication, any and all Taxes (a) required to be paid by or imposed on a Company or any of its Affiliates resulting from, or directly arising in connection with, the failure of the Contribution and First Distribution, taken together, to qualify as a reorganization described in

Sections 355(a) and 368(a)(1)(D) of the Code (or the failure to qualify under or the application of corresponding provisions of the Tax Laws of other jurisdictions); or (b) required to be paid by or imposed on a Company or any of its Affiliates resulting from, or directly arising in connection with, the failure of the stock distributed in the Distributions to constitute “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code (or any corresponding provision of the Tax Laws of other jurisdictions).
“Distribution Tax-Related Losses” means (a) all Distribution Taxes imposed pursuant to any Final Determination and (b) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes, in each case, resulting from the failure of the Contribution and the Distributions to have Tax-Free Status.
“Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Tax Authority, whichever is applicable.
“Effective Time” has the meaning set forth in the Merger Agreement.
“Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.
“Entity” has the meaning set forth in the Separation and Distribution Agreement.
“Extraordinary Transaction” means any action that is not in the ordinary course of business, but shall not include any action expressly required or otherwise contemplated by the Separation and Distribution Agreement, the Merger Agreement or any Ancillary Agreements or that is undertaken pursuant to the Contribution, the Distribution or the Separation Transactions.
“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Companies.
“Final Overlap Shareholder Spreadsheet” has the meaning set forth in Schedule D to the Merger Agreement.
“Group” means the Remainco Group or the Spinco Group, or both, as the context requires.
“Income Taxes” means:
(a)all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and
(b)any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.
“Income Tax Returns” means all Tax Returns that relate to Income Taxes.
“Internal Restructuring” has the meaning set forth in the Separation and Distribution Agreement.

“IRS” means the United States Internal Revenue Service.
“Joint Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest which is neither a Spinco Adjustment nor a Remainco Adjustment.
“Law” means any Legal Requirement as defined in in the Separation and Distribution Agreement.
“Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
“Merger” has the meaning set forth in the Recitals.
“Merger Agreement” has the meaning set forth in the Separation and Distribution Agreement.
“Merger Sub” has the meaning set forth in the Recitals.
“Mixed Business Tax Return” means any Tax Return, including any consolidated, combined or unitary Tax Return, that reflects or reports Taxes that relate to at least one asset or activity that is part of the Remainco Retained Business, on the one hand, and at least one asset or activity that is part of the Spinco Business, on the other hand.
“Non-Controlling Company” has the meaning set forth in Section 9.02(b) of this Agreement.
“Overlap Shareholders” has the meaning set forth in the Merger Agreement.
“Parties” and “Party” have the meanings set forth in the Preamble.
“Past Practices” has the meaning set forth in Section 3.03(a) of this Agreement.
“Payment Date” means (a) with respect to any Remainco federal consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (b) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.
“Payor” has the meaning set forth in Section 4.02(a) of this Agreement.
“Person” has the meaning set forth in the Separation and Distribution Agreement, and includes Entities.
“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.
“Post-Distribution Ruling” has the meaning set forth in Section 6.01 of this Agreement.
“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.
“Preliminary Tax Advisor” has the meaning set forth in Section 13.03 of this Agreement.
“Privilege” has the meaning set forth in the Separation and Distribution Agreement.
“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Company management or shareholders, is a hostile acquisition, or otherwise, as a result of which a Company would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from a Company and/or one or more holders of outstanding shares of Capital Stock, (x) with respect to Spinco, any share of Capital Stock of the Company, or (y) with respect to Remainco, a number of shares of Capital Stock of the Company that would, when combined with any other changes in ownership of Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise forty percent (40%) or more of (A) the value of all outstanding shares of stock of the Company as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of the Company as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by a Company of a shareholder rights plan, (ii) issuances by a Company that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d) or (iii) transfers of Capital Stock of a Company that satisfy Safe Harbor VII (relating to public trading) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Merger shall not constitute a Proposed Acquisition Transaction.
“Record Date” has the meaning set forth in the Separation and Distribution Agreement.
“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any Taxes imposed by any Tax Authority on the receipt of the refund.
“Remainco” has the meaning set forth in the Preamble.
“Remainco Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Remainco would be solely responsible for any resulting Tax or solely entitled to receive any resulting Tax Benefit under this Agreement.
“Remainco Retained Business” has the meaning provided in the Separation and Distribution Agreement.
“Remainco Common Stock” has the meaning set forth in the Recitals.
“Remainco Consolidated Return” means any U.S. federal consolidated Income Tax Return required to be filed by Remainco as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code), and any consolidated, combined, unitary or similar Income Tax Return required to be filed by Remainco under a similar or analogous provision of state, local or non-U.S. Law.
“Remainco Consolidated Taxes” means any Taxes attributable to any Remainco Consolidated Return.
“Remainco Full Taxpayer” means the assumption that each relevant member of the Remainco Group (a) is subject to the highest marginal regular statutory Income Tax rate, (b) in the case of a Tax Benefit, has sufficient taxable income to permit the realization or receipt of the relevant Tax Benefit at the earliest possible time, and (c) in the case of an Adjustment, will not utilize any Tax Attribute other than a Tax Attribute arising from the Adjustment at issue.
“Remainco Group” has the meaning set forth in the Separation and Distribution Agreement.
“Remainco SAG” means the “separate affiliated group” as defined in Section 355(b)(3) of the Code that includes Remainco.
“Remainco Tainting Act” means (a) any action (or the failure to take any action) within its control by Remainco or any member of the Remainco Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the capital stock of Remainco, any assets of Remainco or any assets of any member of the Remainco Group that, or (c) any breach by Remainco or any member of the Remainco Group of any representation, warranty or covenant made by them in this Agreement, the Merger Agreement, any Ancillary Agreement or the Tax Materials that, in each case, would affect the Tax-Free Status; provided, however, the term “Remainco Tainting Act” shall not include any action expressly required or permitted by the Separation and Distribution Agreement, the Merger Agreement or any Ancillary Agreements or undertaken pursuant to the Distribution Documents (other than any action described in Section 6.01).
“Remainco Taxes” means, without duplication, (a) any Remainco Consolidated Taxes, (b) any Taxes that are attributable to the Remainco Retained Business, (c) any Taxes imposed (i) on gain recognized under Treasury Regulations Section 1.1502-19(b) in connection with an excess loss account with respect to the stock of Spinco or any member of the Spinco Group at the time of the Distributions, (ii) on net deferred gains taken into account under Treasury Regulations Section 1.1502-13(d) with respect to deferred intercompany transactions between a Spinco Group member and a Remainco Group member and (iii) under similar or corresponding provisions of state, local or non-U.S. Law, (d) any Taxes attributable to a Remainco Tainting Act, (e) any Taxes attributable to Spinco or a member of the Spinco Group attributable to any Pre-Distribution Period, and (f) any Taxes with respect to the Separation Transactions or the Internal Restructuring.
“Required Company” shall have the meaning set forth in Section 4.02(a) of this Agreement.
“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.
“Restricted Period” means the period beginning at the Effective Time and ending on the two (2)-year anniversary of the day after the Distribution Date.
“Retention Date” shall have the meaning set forth in Section 8.01 of this Agreement.
“RMT Partner” has the meaning set forth in the Preamble.
“Ruling Request” means the letter filed by Remainco with the IRS requesting the rulings specified in clauses (a) through (c) contemplated in the definition of Ruling set forth in the Merger Agreement (including all attachments, exhibits, and other materials submitted with such ruling request letter and any amendment or supplement to such ruling request letter).
“Separation and Distribution Agreement” has the meaning set forth in the Recitals.
“Separation Plan” has the meaning set forth in the Separation and Distribution Agreement.
“Separation Transactions” means those transactions undertaken by the Companies and their Affiliates pursuant to the Separation Plan to separate ownership of the Spinco Business from ownership of the Remainco Retained Business.
“Single Business Tax Return” means any Tax Return including any consolidated, combined or unitary Tax Return that reflects or reports Tax Items relating only to the Remainco Retained Business, on the one hand, or the Spinco Business, on the other (but not both).
“Spinco” has the meaning set forth in the Preamble.
“Spinco Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Spinco would be solely responsible for any resulting Tax or solely entitled to receive any resulting Tax Benefit under this Agreement.
“Spinco Business” has the meaning set forth in the Separation and Distribution Agreement.
“Spinco Common Stock” has the meaning set forth in the Recitals.
“Spinco Full Taxpayer” means the assumption that each relevant member of the Spinco Group (a) is subject to the highest marginal regular statutory Income Tax rate, (b) in the case of a Tax Benefit, has sufficient taxable income to permit the realization or receipt of the relevant Tax Benefit at the earliest possible time, (c) in the case of an Adjustment, will not utilize any Tax Attribute other than a Tax Attribute arising from the Adjustment at issue.
“Spinco Group” has the meaning set forth in the Separation and Distribution Agreement.
“Spinco New Debt” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Replacement Debt” has the meaning set forth in Section 6.01(a) of this Agreement.
“Spinco SAG” means the “separate affiliated group” as defined in Section 355(b)(3) of the Code that includes Spinco.
“Spinco Tainting Act” means (a) any action (or the failure to take any action) within its control by Spinco or any member of the Spinco Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the capital stock of Spinco, any assets of Spinco or any assets of any member of the Spinco Group that, or (c) any breach by Spinco or any member of the Spinco Group of any representation, warranty or covenant made by them in this Agreement, the Merger Agreement, any Ancillary Agreement or the Tax Materials that, in each case, would affect the Tax-Free Status; provided, however, that the term “Spinco Tainting Act” shall not include any action expressly required or permitted by the Separation and Distribution Agreement, the Merger Agreement or any Ancillary Agreements (other than any action described in Section 6.01) or undertaken pursuant to, or prior to, the Distributions.
“Spinco Taxes” means, without duplication, (a) any Taxes of Spinco or a member of the Spinco Group attributable to any Post-Distribution Period , (b) any Taxes attributable to a Spinco Tainting Act, and (c) any Taxes attributable to an Extraordinary Transaction effected after the Effective Time on the Distribution Date by Spinco or a member of the Spinco Group at the direction of RMT Partner, in the case of each of clauses (a) through (c), other than Remainco Taxes.
“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.
“Tax” or “Taxes” means (a) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, escheat or unclaimed property liability, customs, duties, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing and (b) all liabilities in respect of any items described in clause (a) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), in each case, including any Taxes resulting from an Adjustment.
“Tax Advisor” means a tax counsel or accountant of recognized standing in the relevant jurisdiction.
“Tax Attribute” means a net operating loss, net capital loss, investment credit, foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could affect a Tax.
“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments (determined on a “with and without” basis) that is actually received, net of reasonable expenses related to establishing the Tax Benefit.
“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).
“Tax-Free Status” means the following U.S. federal income Tax consequences in connection with the Distributions and certain related transactions, (a) the qualification of the Contribution and Second Distribution, taken together, as a “reorganization” described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) each of the Distributions (other than the First Distribution) as a transaction in which the Spinco Common Stock distributed to Acquisitionco, to Remainco and to holders of Remainco Common Stock, respectively, is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code cause such Spinco Common Stock to be treated as other than “qualified property” for such purposes), (c) the nonrecognition of income, gain or loss by Intermediateco and Spinco upon the

Contribution and the Second Distribution under Sections 355, 361 and/or 1032 of the Code, as applicable, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, and (d) the nonrecognition of income, gain or loss by Acquisitionco, Remainco and the holders of Remainco Common Stock, respectively upon the receipt of Spinco Common Stock in the Distributions (except with respect to the receipt of cash in lieu of fractional shares of Spinco Common Stock, if any).
“Tax-Free Transaction Failure” shall have the meaning set forth in Section 3.08 of this Agreement.
“Tax Item” means any item of income, gain, loss, deduction, expense, or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.
“Tax Materials” means the Tax Opinions/Rulings or any submission, certificate, representation letter or other material delivered by the Parties to a Tax Advisor or Tax Authority in connection with the rendering of any Tax Opinions/Rulings; provided that Tax Materials shall exclude any materials not provided to RMT Partner to review prior to execution.
“Tax Opinions/Rulings” means (x) the formal written opinions or similar memoranda of a Tax Advisor regarding the Tax-Free Status and/or (y) the rulings by the IRS or other Tax Authority received in respect of a Ruling Request delivered to Remainco (and made available to Spinco or, if prior to the Effective Time, RMT Partner), in each case, in connection with the Contribution, the Distributions or the Merger or otherwise with respect to the Separation Transactions, including, for the avoidance of doubt, the Remainco Tax Opinion.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
“Tax Records” means any Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.
“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Transaction Taxes” mean any Taxes other than Distribution Taxes (a) imposed on or by reason of the Contribution and Distributions, or (b) imposed on the distribution of cash or any other property from Spinco to Intermediateco, Acquisitionco or Remainco, including any Transfer Taxes.
“Transfer Tax” means any sales, use, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty or similar Tax imposed with respect to the Separation Transactions.
“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, on which the Companies may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Contribution and Distributions would have qualified for Tax-Free Status.

Section 2.Allocation of Tax Liabilities.
Section 2.01General Rule.
(a)Remainco Liability. Remainco shall be liable for, and shall indemnify and hold harmless the Spinco Group from and against (x) any liability for Remainco Taxes and (y) any Distribution Tax-Related Losses for which Remainco is responsible pursuant to Section 6.02.
(b)Spinco Liability. Spinco shall be liable for, and shall indemnify and hold harmless the Remainco Group from and against (x) any liability for Spinco Taxes and (y) any Distribution Tax-Related Losses for which Spinco is responsible pursuant to Section 6.02.
Section 2.02Attribution of Taxes.
(a)General. For all purposes of this Agreement, a Tax and any Tax Items shall be considered attributable to the Spinco Business on the one hand and the Remainco Retained Business on the other (but not both) to the extent that such Tax and/or Tax Item would result if such Tax Return were prepared on a separate basis taking into account only the operations and assets of the Spinco Business on the one hand and only the operations and assets of the Remainco Retained Business on the other hand (but not both), as applicable. With respect to U.S. federal Income Taxes, Remainco and Spinco shall cooperate in good faith to determine such amount on a separate pro forma Spinco Group consolidated return prepared: (i) including only Tax Items of members of the Spinco Group that were included in the relevant Remainco Consolidated Return; (ii) using all elections, accounting methods and conventions used on such Remainco Consolidated Return; and (iii) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period. With respect to other Income Taxes attributable to the Spinco Business, Remainco and Spinco shall cooperate in good faith to determine such amount using similar principles. With respect to any other Tax Items, Remainco and SpinCo shall cooperate in good faith to determine, and otherwise in accordance with this Agreement, which Tax Items are properly attributable to assets or activities of the Spinco Business (and in the case of a Tax Item that is properly attributable to both the Spinco Business and the Remainco Retained Business, the allocation of such Tax Item between the Spinco Business and the Remainco Retained Business).
(b)Straddle Period Tax Allocation. Remainco and Spinco shall take all actions necessary or appropriate to close the taxable year of Spinco and each member of the Spinco Group for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Law. If applicable Law does not require or permit Spinco or any member of the Spinco Group, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of Spinco or such member of the Spinco Group as of the close of the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis.
Section 2.03Transaction Taxes. Transaction Taxes shall be allocated 100% to Remainco.
Section 3.Preparation and Filing of Tax Returns.
Section 3.01General. Tax Returns shall be prepared and filed when due (including extensions) in accordance with this Section 3. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.
Section 3.02Responsibility for Preparation and Filing and Payment of Taxes Shown Due.
(a)Remainco Consolidated Return. Remainco shall prepare and file all Remainco Consolidated Returns for a Pre-Distribution Period or a Straddle Period. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are effected by the Spinco Group on the Distribution Date after the Effective Time as occurring on the day after the Distribution Date to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or non-U.S. Law.

(b)Mixed Business Tax Returns
(i)Remainco shall prepare and file (or cause to be prepared and filed) any Mixed Business Tax Return for a Pre-Distribution Period or a Straddle Period required by Law to be filed by the Remainco Group.
(ii)Spinco shall prepare and file (or cause to be prepared and filed) any Mixed Business Tax Return for a Pre-Distribution Period or a Straddle Period required by Law to be filed by the Spinco Group after the Distribution Date.
(c)Single Business Tax Returns.
(i)Remainco shall prepare and file (or cause to be prepared and filed) any Single Business Tax Return for a Pre-Distribution Period or a Straddle Period required by Law to be filed by the Remainco Group.
(ii)Spinco shall prepare and file (or cause to be prepared and filed) any Single Business Tax Return for a Pre-Distribution Period or a Straddle Period required by Law to be filed by the Spinco Group after the Distribution Date.
(d)Notwithstanding anything to the contrary in this Section 3, (i) the portion of any Tax Return that relates to any Taxes attributable to a Remainco Tainting Act shall be prepared by the Responsible Company in the manner determined by Remainco in its sole discretion, (ii) the portion of any Tax Return not described in the foregoing clause (i) that relates to any Taxes attributable to a Spinco Tainting Act shall be prepared by the Responsible Company in the manner determined by Spinco in its sole discretion, and (iii) the portion of any Tax Return that relates to any Taxes attributable to an error in the Final Overlap Shareholder Spreadsheet shall be prepared jointly by Remainco and Spinco. For the avoidance of doubt, the foregoing sentence shall apply only to the extent that the Parties shall be aware of the Remainco Tainting Act, the Spinco Tainting Act, or an error in the Final Overlap Shareholder Spreadsheet, as applicable, at the time such Tax Return is prepared.
Section 3.03Tax Reporting Practices.
(a)General Rule. With respect to any Tax Return that either Company has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.02, for any Pre-Distribution Period or any Straddle Period (or Post-Distribution Period to the extent items reported on such Tax Return might reasonably be expected to affect items as reported on any Tax Return for any Pre-Distribution Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”), including, for example, the methodology historically adopted by the Companies for the accrual of non-U.S. Taxes for purposes of computing any foreign tax credit for U.S. tax purposes, used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by the Company preparing and filing the Tax Return.
Section 3.04Consolidated or Combined Tax Returns.
(a)Spinco will elect and join and will cause its Affiliates to elect and join, in filing any consolidated, combined or unitary Tax Returns that Remainco determines in good faith are required to be filed or that Remainco chooses to file pursuant to Section 3.02 with respect to any Pre-Distribution Period.
(b)With respect to all Remainco Consolidated Returns for the taxable year which includes the Distribution Date, Remainco shall use the closing of the books method under Treasury Regulations Section 1.1502-76.

Section 3.05Right to Review Tax Returns.
(a)Except as otherwise agreed by the Companies, in the case of any material Tax Returns provided for by Section 3.02, to the extent not previously filed, no later than thirty (30) days prior to the Due Date of each such Tax Return (reduced to fifteen (15) days for state or local Tax Returns), the Responsible Company shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) to the other Company. The other Company shall have access to any and all data and information necessary for the preparation of all such Tax Returns and the Companies shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than fifteen (15) days after receipt of such Tax Returns (reduced to ten (10) days for state or local Tax Returns), the other Company shall have a right to object to such Tax Return (or items with respect thereto) by written notice to the Responsible Company; such written notice shall contain such disputed item (or items) and the basis for its objection.
(b)If a Company does object by proper written notice described in Section 3.05(a), the Companies shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Companies have not resolved the disputed item or items by the day five (5) days prior to the Due Date of such Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 3.05 (revised to reflect all initially disputed items that the Companies have agreed upon prior to such date).
(c)In the event a Tax Return is filed that includes any disputed item for which proper notice was given pursuant to Section 3.05(a) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 13. In the event that the resolution of such disputed item (or items) in accordance with Section 13 with respect to a Tax Return is inconsistent with such Tax Return as filed, the Responsible Company (with cooperation from the other Company) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted as a result of a resolution pursuant to Section 13, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Section 4 in a manner that reflects such resolution.
Section 3.06Refunds, Carrybacks and Amended Tax Returns.
(a)Refunds.
(i)Each Company (and its Affiliates) (the “Claiming Company”) shall be entitled to Refunds that relate to Taxes for which it (or its Affiliates) is liable hereunder. For the avoidance of doubt, to the extent that a particular Refund of Taxes may be allocable to a Straddle Period with respect to which the Parties may share responsibility pursuant to Sections 2 and 3, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party to a Tax Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to Sections 2 and 3 with the Tax liability of such Party as determined under Section 2.01, taking into account the facts as utilized for purposes of claiming such Refund.
(ii)Notwithstanding Section 3.06(a)(i), to the extent a claim for a Refund results in a Correlative Detriment to the other Company (or its Affiliates), any such Refund that is received by the Claiming Company (or its Affiliates) shall, and only to the extent thereof, be paid to the other Company (or its Affiliates) that incurs such Correlative Detriment.
(iii)In the event of an adjustment relating to Taxes pursuant to a Final Determination for which one Party is responsible under this Agreement which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be responsible pursuant to this Agreement (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such adjustment an amount equal to the amount of such reduction in the Taxes of the Benefited Party.
(iv)Any Refund or portion thereof to which a Claiming Company is entitled pursuant to this Section 3.06(a) that is received or deemed to have been received as described herein by the other Company (or its Affiliates) shall be paid by such other Company to the Claiming Company in immediately available funds in accordance with Section 4. To the extent a Company (or its Affiliates) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Tax Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Company to the Claiming Company pursuant to this Section 3.06(a), such Company shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.
(v)Notwithstanding anything to the contrary in this Agreement, any Company that has claimed (or caused one or more of its Affiliates to claim) a Refund shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the Refund claim.
(b)Carrybacks.
(i)To the extent permitted by applicable Law, Spinco shall relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Distribution Period to any Pre-Distribution Period or Straddle Period with respect to Taxes reflected on a Remainco Consolidated Return.
(ii)Notwithstanding anything to the contrary in this Agreement, any Company that has claimed (or caused one or more of its Affiliates to claim) a Tax Attribute carryback shall be liable for any Taxes that result from such carryback claim or become due and payable as a result of the subsequent adjustment, if any, to the carryback claim.
(iii)A Company shall be entitled to any Refund that is attributable to, and would not have arisen but for, a carryback of a Tax Attribute by such Company pursuant to the provisions set forth in Section 3.06(b).
(iv)A Company shall be entitled to any Tax Benefit actually recognized by the other Company or its Affiliates as a result of any carryback of a Tax Attribute by such first Company.
(c)Amended Tax Returns.
(i)Notwithstanding Section 3.01, neither Company (nor its Affiliates) shall file an amended Tax Return for a Pre-Distribution Period or a Straddle Period without the consent in its sole discretion, of the other Company; provided, however, that Remainco may file any such amended Tax Return to the extent it relates solely to Remainco Taxes.
(ii)A Company that is permitted (or whose Affiliate is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that the other Company consented to the filing of such amended Tax Return giving rise to such liability.
Section 3.07Apportionment of Tax Attributes. Remainco shall reasonably determine in good faith, and advise Spinco in writing, of the amount of any Tax Attributes arising in a Pre-Distribution Period that shall be allocated or apportioned to the Spinco Group under applicable Law, provided that this Section 3.07 shall not be construed as obligating Remainco to undertake an “earnings & profits study” or similar determinations. The Remainco Group and the Spinco Group agree to compute all Taxes for Post-Distribution Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 3.07 unless otherwise required by a Final Determination. Subject to sections 3.08 and 3.09, to the extent that the amount of any Tax Attribute is later reduced or increased as a result of a Final Determination, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to this Section 3.07.
Section 3.08Section 336(e) Election. Remainco shall make a timely protective election under and in accordance with Section 336(e) of the Code and the Treasury Regulations issued thereunder with respect to the Spin-Off for Spinco and each Spinco entity that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). Remainco shall provide a copy of the contents of a Section 336(e) Election and any agreements or filings required in connection with a Section 336(e) Election to Spinco for consent, which shall not be unreasonably withheld or delayed. Spinco shall take any action reasonably requested by Remainco in connection with the filing of a Section 336(e) Election. It is intended that a Section 336(e) Election have no effect unless the Spin-Off is a “qualified stock disposition” either because (i) the Spin-Off is not a transaction described in Treasury Regulations Section 1.336-1(b)(5)(i)(B) or (ii) Treasury Regulations Section 1.336-1(b)(5)(ii) applies to the Spin-Off (any such circumstance, a “Tax-Free Transaction Failure”). For the avoidance of doubt, if the Section 336(e) Election becomes effective, the calculation of Remainco Taxes and Spinco Taxes, as the case may be, shall take into account any income, gain, loss or deduction arising from the Section 336(e) Election.
Section 3.09Remainco Compensation for Tax Receivables. If and to the extent that there is a Tax-Free Transaction Failure and the resulting Taxes (including any Taxes attributable to the Section 336(e) Election) are considered Remainco Taxes (rather than Spinco Taxes), (a)(i) Remainco shall be entitled to periodic payments from Spinco equal to 10% of the tax savings arising from the step-up in tax basis resulting from the Section 336(e) Election and (ii) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments; provided that any such tax saving in clause (i) shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to the step-up in tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards) and (b) Spinco shall indemnify and hold harmless Remainco for, and shall pay to Remainco, with respect to 90% of (i) the amount, if any, by which Remainco Taxes are increased, determined using a “with and without” methodology, that are attributable to the effectiveness of the Section 336(e) Election as a result of the Tax-Free Transaction Failure as compared to the Remainco Taxes that would otherwise be payable as a result of the Tax-Free Transaction Failure had the Section 336(e) Election not been made, and (ii) all reasonable accounting, legal and other professional fees and court costs incurred solely in connection with the amount described in the immediately preceding clause (i), with such payments being made, with respect to Remainco Taxes, on or prior to each Payment Date or, if later, three (3) Business Days after receiving notice from Remainco of the amount of such Remainco Taxes, and, in the case of the items set forth in sub-clause (ii) of this clause (b), three (3) Business Days after receiving notice from Remainco of such amount.
Section 4.Tax Payments.
Section 4.01Payment of Taxes.
(a)Computation and Payment of Tax Due. At least three (3) Business Days prior to any Payment Date for any Tax Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.03 relating to consistent reporting practices, as applicable) with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date. The Responsible Company shall provide notice to the other Company setting forth such other Company’s responsibility for the amount of Taxes paid to the Tax Authority and provide proof of payment of such Taxes.
(b)Computation and Payment of Liability with Respect to Tax Due. Within fifteen (15) days following the earlier of (i) the due date (including extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if Remainco is the Responsible Company, then Spinco shall pay to Remainco the amount allocable to the Spinco Group under the provisions of this Agreement, and if Spinco is the Responsible Company, then Remainco shall pay to Spinco the amount allocable to the Remainco Group under the provisions of this Agreement. For the avoidance of doubt, however, the thirty (30) day period described herein shall not commence unless and until the Responsible Company notifies the other Company pursuant to Section 4.01(a) hereof, nor shall interest accrue during any time period where such notification has not been received.
(c)Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to such Final Determination. The Responsible Company shall compute the amount attributable to the Spinco Group or the Remainco Group (as the case may be) in accordance with this Agreement and Spinco shall pay to Remainco any amount due Remainco (or Remainco shall pay Spinco any amount due Spinco) under this Agreement within thirty (30) days from the later of (i) the date the additional Tax was paid by the Responsible Company or, in an instance where no cash payment is due to a Tax Authority, the date of such Final Determination, or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.
Section 4.02Indemnification Payments.
(a)If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Company”) is liable for under this Agreement, the Payor shall provide notice to the Required Company for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Such Required Company shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Required Company disputes the amount it is liable for under this Agreement, the Required Company shall reimburse the Payor within forty-five (45) days of delivery by the Payor of the notice described above. To the extent the Required Company does not agree with the amount the Payor claims the Required Company is liable for under this Agreement, the dispute shall be resolved in accordance with Section 13.
(b)Any Tax indemnity payment required to be made by the Required Company pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Required Company by the other Company pursuant to Section 5. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.
(c)All indemnification payments under this Agreement shall be made by Remainco directly to Spinco and by Spinco directly to Remainco; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Remainco Group, on the one hand, may make such indemnification payment to any member of the Spinco Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 12.
Section 5.Tax Benefits and Remainco Tax Attributes.
Section 5.01Tax Benefits.
(a)If a member of the Spinco Group recognizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Remainco Group is liable hereunder and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), or if a member of the Remainco Group recognizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Spinco Group is liable hereunder and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), Spinco or Remainco, as the case may be, shall make a payment to the other company within one hundred twenty (120) days following such actual recognition of the Tax Benefit, in an amount equal to such Tax Benefit.
(b)No later than one hundred twenty (120) days after a Tax Benefit described in Section 5.01(a) is actually recognized by a member of the Remainco Group or a member of the Spinco Group, Remainco (if a member of the Remainco Group recognizes such Tax Benefit) or Spinco (if a member of the Spinco Group recognizes such Tax Benefit) shall provide the other Company with notice of the amount payable to such other Company by Remainco or Spinco pursuant to this Section 5. In the event that Remainco or Spinco disagrees with any such calculation described in this Section 5.01(b), Remainco or Spinco shall so notify the other Company in writing within thirty (30) days of receiving the written calculation set forth above in this Section 5.01(b). Remainco and Spinco shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 5 shall be determined in accordance with the disagreement resolution provisions of Section 13 as promptly as practicable.

For the avoidance of doubt, this Section 5 shall apply to any adjustment under Section 482 of the Code or any similar provisions by any Tax Authority increasing the amount of payments received or deemed received by (1) any member of the Remainco Group from any member of the Spinco Group or (2) any member of the Spinco Group from any member of the Remainco Group.
Section 6.Tax-Free Status.
Section 6.01Restrictions on the Companies.
(a)Restrictions on Spinco. During the Restricted Period, Spinco and RMT Partner shall not:
(i)enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur, with respect to Spinco;
(ii)merge or consolidate with any other Person (other than (i) pursuant to the Merger or (ii) any merger or consolidation in which Spinco merges with an entity wholly-owned, directly or indirectly, by RMT Partner and Spinco is the surviving corporation) or liquidate or partially liquidate; or approve or allow any merger, consolidation, liquidation, or partial liquidation of any of the Active Business Entities;
(iii)approve or allow the discontinuance, cessation, or sale or other transfer of, or a material change in, any Active Business;
(iv)approve or allow the sale, issuance, or other disposition, directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any of the Active Business Entities;
(v)sell or otherwise dispose of more than thirty-five percent (35%) percent of its consolidated gross or net assets, or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than thirty-five percent (35%) of its consolidated gross or net assets or more than thirty-five percent (35%) of the consolidated gross or net assets of the Active Business conducted by a particular Active Business Entity (in each case excluding sales or other dispositions (i) in the ordinary course of business or (ii) to a Person that is a disregarded entity separate from the transferor for U.S. federal income tax purposes, and measured based on fair market values as of the Distribution Date);
(vi)amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of Spinco stock;
(vii)issue shares of a new class of non-voting stock, or otherwise issue shares of stock in a non-pro rata proportion that could reasonably be expected to have adverse consequences under Section 355(e) of the Code;
(viii)purchase, directly or through any Affiliate, any of RMT Partner’s outstanding stock, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30);
(ix)refinance or assume (excluding any guarantee of the Spinco New Debt by the RMT Partner or any of its Affiliates), within a year of the Distributions, the Spinco New Debt; provided that, for purposes of this Section 6.01(a)(ix), SpinCo may repay all or any portion of the SpinCo New Debt with the proceeds of new third-party indebtedness of SpinCo (the “SpinCo Replacement Debt”) in which case the representations, warranties and covenants in this Agreement with respect to the SpinCo New Debt shall be deemed to refer to the SpinCo Replacement Debt;

(x)with respect to the Distributions, take any action or fail to take any action, or permit any member of the Spinco Group to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the Tax Opinions/Rulings or the Ruling Request; or
(xi)take any action or permit any other member of the Spinco Group to take any action (including any transactions with a third-party or any transaction with any Company) that, individually or in the aggregate (taking into account other transactions described in this Section 6.01) would be reasonably likely to adversely affect the Tax-Free Status;
provided, however, that in the case of any of the Active Business Entities, Spinco or RMT Partner shall be permitted to take such action or one or more actions set forth in the foregoing clauses (ii), (iv) or (v) in connection with any internal restructuring or integration transaction as long as such action does not cause the Spinco SAG to cease conducting the Active Business being conducted by such Active Business Entity; provided further, that Spinco or RMT Partner shall be permitted to take such action or one or more actions set forth in the foregoing clauses (i) through (x) if, prior to taking any such actions, Spinco or RMT Partner shall (1) have received a favorable private letter ruling from the IRS, or a ruling from another Tax Authority that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), in form and substance satisfactory to Remainco in its discretion, which discretion shall be reasonably exercised in good faith to prevent the imposition on Remainco, or responsibility for payment by Remainco, of Distribution Taxes (which discretion shall include consideration of the reasonableness of any representations made in connection with such Post-Distribution Ruling) or (2) have received an Unqualified Tax Opinion, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to Remainco (including any representations or assumptions that may be included in such Unqualified Tax Opinion), acting reasonably and in good faith solely to prevent the imposition on Remainco, or responsibility for payment by Remainco, of Distribution Taxes. Spinco and RMT Partner shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to Remainco as soon as practicable prior to taking or failing to take any action set forth in the foregoing clause (a) through (j). Remainco’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. Spinco shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse Remainco for all reasonable out-of-pocket costs and expenses that Remainco may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.
(b)Restrictions on Remainco. During the Restricted Period, Remainco shall not:
(i)enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur with respect to Remainco;
(ii)merge or consolidate with any other Person or liquidate or partially liquidate; or approve or allow any merger, consolidation, liquidation, or partial liquidation of any of the Active Business Entities;
(iii)approve or allow the discontinuance, cessation, or sale or other transfer of, or a material change in, any Active Business;
(iv)approve or allow the sale, issuance, or other disposition, directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any of the Active Business Entities;
(v)sell or otherwise dispose of more than thirty-five percent (35%) percent of its consolidated gross or net assets, or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than thirty-five percent (35%) of its consolidated gross or net assets or more than thirty-five percent (35%) of the consolidated gross or net assets of the Active Business conducted by a particular Active Business Entity (in each case excluding sales or other dispositions (i) in the ordinary course of business or (ii) to a Person that is a disregarded entity separate from the transferor for U.S. federal income tax purposes, and measured based on fair market values as of the Distribution Date);
(vi)amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of Remainco stock;
(vii)issue shares of a new class of non-voting stock, or otherwise issue shares of stock in a non-pro rata proportion that could reasonably be expected to have adverse consequences under Section 355(e) of the Code;
(viii)with respect to the Distributions, take any action or fail to take any action, or permit any member of the Remainco Group to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the Tax Opinions/Rulings or the Ruling Request; or
(ix)take any action or permit any other member of the Remainco Group to take any action (including any transactions with a third-party or any transaction with any Company) that, individually or in the aggregate (taking into account other transactions described in this Section 6.01) would be reasonably likely to adversely affect the Tax-Free Status;
provided, however, that in the case of any of the Active Business Entities, Spinco or RMT Partner shall be permitted to take such action or one or more actions set forth in the foregoing clauses (ii), (iv) or (v) in connection with any internal restructuring or integration transaction as long as such action does not cause the Remainco SAG to cease conducting the Active Business being conducted by such Active Business Entity; provided further, that Remainco shall be permitted to take such action or one or more actions set forth in the foregoing clauses (i) through (ix) if, prior to taking any such actions, Remainco shall (1) have received a favorable Post-Distribution Ruling, in form and substance satisfactory to RMT Partner in its discretion, which discretion shall be reasonably exercised in good faith to prevent the imposition on Spinco, or responsibility for payment by Spinco, of Distribution Taxes (which discretion shall include consideration of the reasonableness of any representations made in connection with such Post-Distribution Ruling) or (2) have received an Unqualified Tax Opinion, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to RMT Partner (including any representations or assumptions that may be included in such Unqualified Tax Opinion), acting reasonably and in good faith solely to prevent the imposition on Spinco, or responsibility for payment by Spinco, of Distribution Taxes. Remainco shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to RMT Partner as soon as practicable prior to taking or failing to take any action set forth in the foregoing clause (a) through (j). RMT Partner’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. Remainco shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse RMT Partner for all reasonable out-of-pocket costs and expenses that Spinco may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.
Section 6.02Liability for Distribution Tax-Related Losses. In the event that Distribution Taxes become due and payable to a Tax Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:
(a)if such Distribution Taxes are attributable to a Remainco Tainting Act, then Remainco shall be responsible for any Distribution Tax-Related Losses;
(b)if such Distribution Taxes are attributable to a Spinco Tainting Act, then Spinco shall be responsible for any Distribution Tax-Related Losses;
(c)if such Distribution Taxes are attributable to both a Remainco Tainting Act and a Spinco Tainting Act, responsibility for such Distribution Tax-Related Losses shall be allocated between Remainco and Spinco according to relative fault; provided, however, that if such Distribution Taxes result from the application of Section 355(e) of the Code to the Distributions, (i) Remainco shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses if a Remainco Tainting Act causes the application of Section 355(e) of the Code and a Spinco Tainting Act does not cause the application of Section 355(e) of the Code, and (ii) Spinco shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses if a Spinco Tainting Act cause the application of Section 355(e) of the Code and a Remainco Tainting Act does not cause the application of Section 355(e) of the Code;
(d)if such Distribution Taxes are attributable to an error on the Final Overlap Shareholder Spreadsheet or otherwise to the failure of the Tax-Free Status because of an issue with respect to the computation or availability of Overlap Shareholders, then Spinco shall be responsible for 90% of any Distribution Tax-Related Losses and Remainco shall be responsible for 10% of any Distribution Tax-Related Losses; and
(e)if such Distribution Taxes are not attributable to a Remainco Tainting Act or a Spinco Tainting Act or an event described in Section 6.02(d) of this Agreement, then Remainco shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses.
Section 7.Cooperation and Reliance.
Section 7.01Assistance and Cooperation.
(a)The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 8. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.
(b)Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Company nor any Affiliate shall be required to provide the other Company or any Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to the first Company, the business or assets of the first Company or any of its Affiliates and (ii) in no event shall any Company or its Affiliates be required to provide the other Company, any of the other Company’s Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that a Company determines that the provision of any information to the other Company or an Affiliate of the other Company could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Company shall use reasonable best efforts to permit compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.
Section 7.02Tax Return Information. Spinco and Remainco acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Remainco or Spinco pursuant to Section 7.01 or this Section 7.02. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.
Section 7.03Non-Performance. If a Company (or any of its Affiliates) fails to comply with any of its obligations set forth in this Section 7 upon reasonable request and notice by the other Company (or any of its Affiliates) and such failure results in the imposition of additional Taxes, the non-performing Company shall be liable in full for such additional Taxes.
Section 7.04Costs. Each Company shall devote the personnel and resources necessary in order to carry out this Section 7 and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each Company shall carry out its responsibilities under this Section 7 at its own cost and expense.
Section 8.Tax Records.
Section 8.01Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods (including Tax Records relevant to the abandoned property audits commenced prior to the date hereof in the possession of the Spinco Group, including electronic records in the Spinco Group’s SAP Software Solutions or Navision systems), and Remainco shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon ninety (90) days’ prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon ninety (90) days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90)-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Company determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records (including electronic records in the Spinco Group’s SAP Software Solutions or Navision systems), then such Company may decommission or discontinue such program or system upon ninety (90) days’ prior notice to the other Company and the other Company shall have the opportunity, at its cost and expense, to copy, within such ninety (90)-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.
Section 8.02Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system, including in the Spinco Group’s SAP Software Solutions or Navision systems)) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement. To the extent any Tax Records are required to be or are otherwise transferred by the Companies or their respective Affiliates to any person other than an Affiliate, the Company or its respective Affiliate shall transfer such records to the other Company at such time.
Section 9.Tax Contests.
Section 9.01Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it is indemnified by the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Company has knowledge of an asserted Tax liability with respect to a matter for which it is entitled to indemnification hereunder and such Company fails to give the indemnifying Company prompt notice of such asserted Tax liability and the indemnifying Company is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying Company is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Company shall have no obligation to indemnify the indemnified Company for such Tax liability or any other Taxes arising from such failure, and (ii) if the indemnifying Company is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Company, then any amount which the indemnifying Company is otherwise required to pay the indemnified Company pursuant to this Agreement shall be reduced by the amount of such detriment.
Section 9.02Control of Tax Contests.
(a)Controlling Company. In the case of any Tax Contest with respect to any Tax Return, the Company that would be primarily liable under this Agreement to pay the applicable Tax Authority the Taxes resulting from such Tax Contest shall administer and control such Tax Contest (the “Controlling Company”); provided, however, with respect to any Tax Contest relating to a Pre-Distribution Period and Spinco with respect to which Remainco is the Controlling Company, Remainco at its election may direct Spinco to conduct all or part of such Tax Contest subject to the supervision and direction of Remainco at Remainco’s expense.
(b)Settlement Rights. The Controlling Company must obtain the prior consent, such consent not to be unreasonably withheld, conditioned or delayed, of the other non-controlling Company (the “Non-Controlling Company”) prior to contesting, litigating, compromising or settling any Tax Contest related to an adjustment which the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment under this Agreement (or any payment under Section 5). Unless waived by the Companies in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment under this Agreement (or any payment under Section 5) to the Controlling Company under this Agreement: (i) the Controlling Company shall keep the Non-Controlling Company informed in a timely manner of all actions taken or proposed to be taken by the Controlling Company with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Company shall provide the Non-Controlling Company copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Company shall timely provide the Non-Controlling Company with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Company shall consult with the Non-Controlling Company (including, without limitation, regarding the use of outside advisors to assist with the Tax Contest) and offer the Non-Controlling Company a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Company shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Company to take any action specified in the preceding sentence with respect to the Non-Controlling Company shall not relieve the Non-Controlling Company of any liability and/or obligation which it may have to the Controlling Company under this Agreement except to the extent that the Non-Controlling Company was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Company from any other liability or obligation which it may have to the Controlling Company.
(c)Tax Contest Participation. Unless waived by the Companies in writing, the Controlling Company shall provide the Non-Controlling Company with written notice reasonably in advance of, and the Non-Controlling Company shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 5) to the Controlling Company under this Agreement. The failure of the Controlling Company to provide any notice specified in this Section 9.02(c) to the Non-Controlling Company shall not relieve the Non-Controlling Company of any liability and/or obligation which it may have to the Controlling Company under this Agreement except to the extent that the Non-Controlling Company was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Company from any other liability or obligation which it may have to the Controlling Company.
(d)Power of Attorney. Each member of the Spinco Group shall execute and deliver to Remainco (or such member of the Remainco Group as Remainco shall designate) any power of attorney or other similar document reasonably requested by Remainco (or such designee) in connection with any Tax Contest (as to which Remainco is the Controlling Company) described in this Section 9. Each member of the Remainco Group shall execute and deliver to Spinco (or such member of the Spinco Group as Spinco shall designate) any power of attorney or other similar document requested by Spinco (or such designee) in connection with any Tax Contest (as to which Spinco is the Controlling Company) described in this Section 9.
(e)Costs. All external out-of-pocket costs and expenses that are incurred by the Controlling Company with respect to a Tax Contest related to an adjustment which the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment under this Agreement shall be shared by the Companies according to each Company’s relative share of the potential Tax liability with respect to the Tax Contest as determined under this Agreement; provided, however, that a Non-Controlling Company shall not be liable for fees payable to outside advisors to the extent that the Controlling Company failed to consult with the Non-Controlling Company pursuant to Section 9.02(b). If the Controlling Company incurs out-of-pocket costs and expenses to be shared under this Section 9.02(e) during a fiscal quarter, such Controlling Company shall provide notice to the Non-Controlling Company within thirty (30) days after the end of such fiscal quarter for the amount due from such Non-Controlling Company pursuant to this Section 9.02(e), describing in reasonable detail the particulars relating thereto. Such Non-Controlling Company shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Non-Controlling Company disputes the amount it is liable for under this Section 9.02(e), the Non-Controlling Company shall reimburse the Controlling Company within forty-five (45) days of delivery by the Controlling Company of the notice described above. To the extent the Non-Controlling Company does not agree with the amount the Controlling Company claims the Non-Controlling Company is liable for under this Section 9.02(e), the dispute shall be resolved in accordance with Section 13. During the first month of each fiscal quarter in which it expects to incur costs for which reimbursement may be sought under this Section 9.02(e), the Controlling Company will provide the Non-Controlling Company with a good faith estimate of such costs.
Section 10.Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the Distribution Date, (i) all prior intercompany Tax allocation agreements or arrangements between one or more members of the Remainco Group, on the one hand, and one or more members of the Spinco Group, on the other hand, shall be terminated; and (ii) amounts due under such agreements shall be settled. Upon such termination and settlement, no further payments by or to Remainco or by or to Spinco with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time.
Section 11.Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.
Section 12.Treatment of Payments; Tax Gross Up.
Section 12.01Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law,
(a)any Tax indemnity payments made by a Company under this Agreement shall be treated for Tax purposes by the Payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Spin-Off (but only to the extent the payment does not relate to a Tax allocated to the Payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability, and

(b)any Tax Benefit payments made by a Company under Section 5, shall be treated for Tax purposes by the Payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Spin-Off (but only to the extent the payment does not relate to a Tax allocated to the Payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.
Section 12.02Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement (disregarding for these purposes any such adjustment which arises solely as a result of a failure of the recipient Company to distribute such payment in the manner described in Section 361(b)(1)(A) of the Code) such payment shall be appropriately adjusted so that the amount of such payment, reduced by all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.
Section 13.Disagreements.
Section 13.01Disputes. Except as set forth in Section 13.03 and Section 13.04, in the event of any dispute or disagreement (a “Dispute”) between any member of the Remainco Group and any member of the Spinco Group under this Agreement, the provisions of Article VII of the Separation and Distribution Agreement shall apply mutatis mutandis.
Section 13.02Referral to Tax Advisor for Computational Disputes. Notwithstanding anything to the contrary in Section 13.01, with respect to any Dispute under this Agreement involving computational matters (excluding, for the avoidance of doubt, the determination under the Merger Agreement of Overlap Shareholders), if the Parties are not able to resolve the Dispute through the process set forth in Section 13.01, then such Dispute will be referred to a Tax Advisor acceptable to each of the Companies to act as an arbitrator in order to resolve the Dispute. In the event that the Companies are unable to agree upon a Tax Advisor within fifteen (15) days following the completion of the discussion process, the Companies shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Companies to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Dispute as soon as practical, but in any event no later than thirty (30) days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Companies.
Section 13.03Injunctive Relief. Nothing in this Section 13 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, Remainco and Spinco are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Remainco and Spinco will cause its respective Group members not to commence any dispute resolution procedure other than as provided in this Section 13.
Section 14.Expenses. Except as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within 30 days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
Section 15.General Provisions.
Section 15.01Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Central Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:
if to Remainco or, prior to the Distributions, Spinco, to:
Rexnord Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Patricia M. Whaley, Vice President, General Counsel & Secretary
Email: [Redacted]
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson and Andrew L. Milano
Phone: (212) 309-7092
       (212) 309-6252
Fax: (212) 309-6001
Email: alec.dawson@morganlewis.com
      andrew.milano@morganlewis.com
and
Richards, Layton & Finger, P.A.
920 North King Street
P.O. Box 551
Wilmington, DE 19801
Attention: Mark Gentile and Stephanie Norman
Phone: (302) 651-7722; (302) 651-7756
Email: gentile@rlf.com; norman@rlf.com
if to RMT Partner or, following the Distributions, Spinco, to:
Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Attention: Thomas E. Valentyn, Vice President, General Counsel and Secretary
Email: [Redacted]

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Scott R. Williams and Christopher R. Hale
Fax: (312) 853-7036
Email: swilliams@sidley.com and chale@sidley.com
A copy of any notice from Remainco to Spinco, or from Spinco to Remainco, prior to the Distributions shall be provided to RMT Partner in accordance with the notice procedures set forth in this Section 15.01.
Section 15.02Binding Effect; Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, except that a Party may assign any of its rights under this Agreement: (i) as collateral security to a creditor, (ii) to one of its Affiliates or (iii)(A) in connection with the sale of all or substantially all of its assets or (B) in the case of RMT Partner or Spinco in connection with the sale of substantially all of the assets of the Spinco Business or the business unit of which it is a part; provided, however, that in each case, no such assignment shall relieve such Party of any of its obligations. Any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party in violation of this Agreement without the prior written consent of the other Parties shall be void and of no effect.
Section 15.03Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and, in the case of waivers by Remainco or Spinco or any of their Subsidiaries, consented to in writing by RMT Partner; and any waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 15.04Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 15.05Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 15.06Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Parties in accordance with Section 9.
Section 15.07Integration. The exhibits and schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the exhibits or schedules hereto constitutes an admission of any liability or obligation of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any exhibit or schedule hereto is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation and Distribution Agreement, the Merger Agreement or any of the other Ancillary Agreements. In furtherance thereof, except as otherwise specifically set forth in this Agreement or the Separation and Distribution Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by this Agreement.
Section 15.08Rules of Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(c)As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(e)As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.
(f)Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and exhibits or schedules to this Agreement.
(g)As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.
(h)The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(i)Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.
(j)Unless the context requires otherwise, references in this Agreement to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group, references to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Remainco or Spinco shall be deemed to require Remainco or Spinco, as the case may be, to cause the applicable members of the

Remainco Group or the Spinco Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a schedule referred to in any such definition shall take priority over any provision of the text thereof.
Section 15.09Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative recovery with respect to any matter arising out of the same facts and circumstances.
Section 15.10Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
Section 15.11Governing Law; Jurisdiction; Remedies. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any dispute between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Law, the Court of Chancery does not have subject matter jurisdiction over such matter in any federal court in the State of Delaware or, if under applicable Law, neither such court has subject matter jurisdiction over such matter, in any other state court in the State of Delaware, and in each case any appellate court with jurisdiction therefrom (the “Chosen Courts”); (b) each of the Parties irrevocably waives the right to trial by jury; and (c) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other dispute in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other dispute is improper; or (z) this Agreement, the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document in accordance with the provisions of Section 15.01 will be effective service of process for any claim, action, suit or other dispute in the Chosen Courts, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other dispute will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 15.12Amendment. This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the Parties..
Section 15.13Remainco or Spinco Affiliates. If, at any time, Remainco or Spinco acquires or creates one or more Affiliates that are includable in the Remainco Group or Spinco Group, as the case may be, they shall be subject to this Agreement and all references to the Remainco Group or Spinco Group, as the case may be, herein shall thereafter include a reference to such Affiliates.
Section 15.14Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties hereto (including but not limited to any successor of Remainco or Spinco succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement. As of the Effective Time, this Agreement shall be binding on RMT Partner and RMT Partner shall be subject to the obligations and restrictions imposed on Spinco hereunder and, for the avoidance of doubt, any restrictions applicable to Spinco shall apply to RMT Partner mutatis mutandis.
Section 15.15Third-Party-Beneficiaries. This Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.
REXNORD CORPORATION, a Delaware corporation
By: /s/ Todd A. Adams
Name: Todd A. Adams
Title: President and Chief Executive Officer
LAND NEWCO, INC., a Delaware corporation
By: /s/ Todd A. Adams
Name: Todd A. Adams
Title: President

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.
REGAL BELOIT CORPORATION, a Wisconsin corporation
By: /s/ Louis V. Pinkham
Name: Louis V. Pinkham
Title: Chief Executive Officer

Annex I
Execution Version
REAL ESTATE MATTERS AGREEMENT
This Real Estate Matters Agreement (this “Agreement”) is entered into on February 15, 2021, by and among (i) Rexnord Corporation, a Delaware corporation (“Remainco”) (ii) Land Newco, Inc., a Delaware corporation and wholly owned indirect Subsidiary of Remainco (“Spinco”); and Regal Beloit Corporation, a Wisconsin corporation (“RMT Partner”) (each a “Party” and together, the “Parties”).
RECITALS
Whereas, a majority of the Owned Properties and Leased Properties are currently owned or leased by a member of the Spinco Group;
Whereas, in accordance with the Separation and Distribution Agreement dated as of the date hereof, by and among Remainco, Spinco and RMT Partner (the “Separation Agreement”), Remainco will cause the Asset Transferors to transfer to the respective Spinco Asset Transferee, certain assets owned or leased by the Asset Transferors that are not currently owned or leased by a member of the Spinco Group;
Whereas, in accordance with the Separation Agreement, Remainco will cause the Asset Transferees to transfer to the respective Remainco Asset Transferee, certain Remainco Retained Properties that are currently owned or leased by a member of the Spinco Group;
Whereas, the Parties desire to set forth certain agreements regarding real estate matters.
Now, Therefore, in consideration of the foregoing, the covenants and agreements set forth below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1Definitions.The following terms, as used herein, shall have the meanings stated below. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation Agreement.
(a)“Actual Completion Date” means, with respect to each Owned Property or Leased Property, the date upon which completion of the transfer, assignment and sublease of that Owned Property or Leased Property actually takes place in accordance with the terms and conditions of this Agreement.
(b)“Excluded Personal Property” means that certain equipment, office equipment, trade fixtures, furniture and any other personal property located at each Owned Property or Leased Property which are tangible Remainco Retained Assets as contemplated in Section 2.15 of the Separation Agreement.
(c)“Landlord” means the third-party landlord or sublandlord under a Lease, and its successors and assigns, and includes the holder of any other interest which is superior to the interest of the landlord or sublandlord under such Lease.
(d)“Lease” means, in relation to each Leased Property, the leases or subleases under which the respective Asset Transferors hold such Leased Property and any other supplemental document completed prior to the Actual Completion Date (including, without limitation, any amendments).
(e)“Lease Assignment Forms” means the forms of lease assignment reasonably agreed to by the Parties, acting in good faith.
(f)“Lease Consents” means, as applicable all Consents required from the Landlord and/or other third parties under the Relevant Leases (including, without limitation, a waiver of a right to recapture the Leased Property, if applicable) to assign the Relevant Leases to an applicable Spinco Asset Transferee, or to sublease the Leased Property to an applicable Spinco Asset Transferee, or to enter into any of the other transactions contemplated by the Separation Agreement or this Agreement.
(g)“Leased Properties” means those properties, other than Remanico Retained Properties, identified as “Leased Properties” on the Owned and Leased Properties Schedule, and all other properties primarily used in the Spinco Business as of the Distribution Date or at any time during the Measurement Period (as defined in the Merger Agreement) other than in the ordinary course of business, which properties are or were held pursuant to a Lease and will be or have been transferred by lease assignment to the applicable Spinco Asset Transferee prior to or as of the Distribution Date subject to obtaining the necessary Lease Consents.
(h)“Owned and Leased Properties Schedule” means Schedule 1 attached hereto.
(i)“Owned Properties” means those properties, other than Remanico Retained Properties, identified as “Owned Properties” on the Owned and Leased Properties Schedule, and all properties primarily used in the Spinco Business as of the Distribution Date or at any time during the Measurement Period (as defined in the Merger Agreement) other than in the ordinary course of business, which properties are owned by the respective Asset Transferors and will transfer or have been transferred by deed to the applicable Spinco Asset Transferee in fee prior to or as of the Distribution Date.
(j)“Relevant Leases” means those Leases set forth on Schedule 2 attached here to and any other Lease with respect to which the Landlord’s and/or other third parties’ consent is required for (x) assignment to a Spinco Asset Transferee, as applicable, as contemplated by the Separation Agreement or hereunder, or (y) any of the other transactions contemplated by the Separation Agreement or this Agreement (including, without limitation, a sublease).
(k)“Remainco Retained Properties” means each of those properties listed on Schedule 3 attached hereto which will not, and which are not intended to, be transferred, leased, subleased or licensed to Spinco in accordance with this Agreement.
(l)“Spinco Properties” means each of those properties listed on Schedule 4 attached hereto which are currently owned or leased by a member of the Spinco Group.
ARTICLE II
OWNED PROPERTY AND LEASED PROPERTY IN THE UNITED STATES
Section 2.1Spinco Properties.The Spinco Properties are currently owned or leased by a member of the Spinco Group and do not require to be transferred or assigned pursuant to this Agreement.
Section 2.2Owned Property.Remainco shall cause its applicable Asset Transferors to convey each of the Owned Properties (together with all improvements and fixtures thereon and all rights and easements appurtenant thereto) to the applicable Spinco Asset Transferees, as directed by RMT Partner, subject to the other provisions of this Agreement and the terms of the Separation Agreement. Such conveyance shall be completed on or before the Distribution Date.
Section 2.3Leased Property.Remainco shall cause its applicable Asset Transferors to assign, and Spinco shall cause its applicable Spinco Asset Transferees to accept and assume, as directed by RMT Partner, the respective Asset Transferor’s valid leasehold interest in the Leased Properties, subject to the other provisions of this Agreement and the terms of the Separation Agreement. Such assignment shall be completed on or before the Distribution Date; provided if a Lease Consent is required but not obtained prior to the Distribution Date for any assignment, the assignment shall be completed as soon as practicable following the Distribution Date.
Section 2.4Remainco Retained Properties.Remainco shall cause its applicable Asset Transferors to transfer or assign each of the Remainco Retained Properties (together with all improvements and fixtures thereon and all rights and easements appurtenant thereto) to an applicable Remainco Asset Transferee. Such conveyance shall be completed on or before the Distribution Date.
Section 2.5Obtaining the Lease Consents.
(a)Remainco confirms that, with respect to each Leased Property, to the extent required by the Relevant Lease, an application/request will be diligently made to the relevant Landlord for the

Lease Consents required in accordance with the terms and conditions of the Relevant Lease with respect to the transactions contemplated by this Agreement and the Separation Agreement. Remainco shall be, and has at all times been, primarily responsible for requesting, negotiating and obtaining all Lease Consents. Remainco shall notify Spinco in writing on a weekly basis of the status of the Lease Consents and any issues arising therefrom.
(b)Remainco shall use reasonable best efforts to obtain the Lease Consents, but Remainco shall not be required to commence judicial proceedings for a declaration that a Lease Consent has been unreasonably withheld, conditioned or delayed, nor shall Remainco be required to pay any consideration in excess of that required by the Relevant Lease to obtain the relevant Lease Consent.
(c)Spinco and RMT Partner will promptly satisfy the lawful requirements of the Landlord as set forth in the Relevant Lease, and will take all reasonable steps to assist Remainco in obtaining the Lease Consents, including those set forth in Section 2.11 of the Separation Agreement and including, without limitation:
(i)if reasonably required by the Landlord, entering into an agreement with the relevant Landlord to observe and perform the tenant’s obligations contained in the Relevant Lease from and after the Distribution Date throughout the remainder of the term of the Relevant Lease, subject to any statutory limitations of such liability; and
(ii)if reasonably required by the Landlord, providing a guarantee, surety or other commercially reasonable security (including, without limitation, a security deposit) for the obligations of applicable Spinco Asset Transferee, as tenant under the Relevant Lease, and otherwise taking all steps which are reasonably necessary and which it is capable of doing to meet the lawful requirements of the Landlord as set forth in the Relevant Lease so as to ensure that the Lease Consents are obtained.
(d)RMT Partners agrees to accept assignment from Remainco of that certain Master Lease, with an effective date of February 19, 2019 (“Master Lease”) by and between Rexnord Corporation, as tenant, and 111 Michigan Partners LLC, as landlord, to an entity at the RMT Partner level that is consistent with the requirements in Section 11.1 of the Master Lease and/or provide a parent guaranty, if required.
Section 2.6Occupancy.
(a)In the event that the Actual Completion Date for any Owned Property or Leased Property does not occur on or before the Distribution Date, whether or not a member of the Spinco Group occupies the Leased Property or Owned Property, Spinco and RMT Partner shall, effective as of the Distribution Date, (i) pay Remainco or the applicable Asset Transferor all rents, service charges, insurance premiums, real estate taxes and other sums payable by Remainco or the respective Asset Transferor under any Relevant Lease or Owned Property, accruing after the Actual Completion Date, or Distribution Date, whichever is later, and (ii) indemnify, defend, protect and hold harmless Remainco and the applicable Asset Transferor from and against all losses, costs, claims, damages and liabilities arising on account of any breach of the Leases by Spinco or a member of the Spinco Group after the Actual Completion Date, or Distribution Date, whichever is later.
(b)In the event that the Actual Completion Date for any Remainco Retained Property does not occur on or before the Distribution Date, whether or not a member of the Remainco Group occupies the Leased Property or Owned Property, Remainco shall (i) pay RMT Partner all rents, service charges, insurance premiums, real estate taxes and other sums payable by Remainco or the respective Asset Transferor under any Lease or Owned Property, (ii) observe, in all material respects, the tenant’s covenants, obligations and conditions contained in the Lease, and (iii) indemnify, defend, protect and hold harmless Spinco and RMT Partner from and against all losses, costs, claims, damages and liabilities arising on account of any breach of the Leases by Remainco or the applicable Asset Transferor, in each case arising on or prior to the Actual Completion Date, or Distribution Date, whichever is later.
(c)Remainco shall supply promptly to Spinco copies of all invoices, demands, notices and other communications received by Remainco or the applicable Asset Transferor or agents in connection with any of the matters for which Spinco may be liable to make any payment or perform any obligation pursuant to Section 2.6(a), and shall, at Spinco’s cost, (x) take any steps and pass on any objections which Spinco may have in connection with any such matters, provided Spinco has any audit right as set forth in the Lease; provided that the failure to so supply shall not relieve Remainco of its indemnification or reimbursement obligations hereunder, and (y) at the direction of Remainco, enforce the applicable Asset Transferor’s rights against the Landlord under the Relevant Lease; provided that the failure to so supply shall not relieve Spinco of its indemnification or reimbursement obligations hereunder. Spinco shall promptly supply to Remainco any notices, demands, invoices and other communications received by Spinco or a member of the Spinco Group or its agents from any Landlord while a member of the Spinco Group occupies any Leased Property without the relevant Lease Consent.
Section 2.7Obligation to Complete.If, with respect to any Leased Property, at any time the relevant Lease Consent is lawfully, formally and unconditionally refused in writing, the Parties shall commence good faith negotiations and use commercially reasonable efforts to determine how to resolve based on the relative importance of the applicable Leased Property to the operations of the Spinco Business, including, without limitation, the size of the applicable Spinco Property, the number of employees at the applicable Spinco Property, the value of assets associated with the Spinco Property, the cost to relocate, and the potential risk and liability to each Party in the event any enforcement action is brought by the applicable Landlord. Such commercially reasonable efforts shall include assigning at the appropriate entity level, providing a parent guaranty if required by the applicable landlord, consideration of alternate structures to accommodate the needs of each Party and the allocation of the costs thereof, including entering into amendments of the size, term or other terms of the Relevant Lease and restructuring a proposed lease assignment to be a sublease, license or other similar agreement. If a sublease, license or other similar agreement is the agreed upon structure, Remainco shall apply to the relevant Landlord for consent to sublease or license all of the relevant Leased Property to the applicable Spinco Asset Transferee for the remainder of the Relevant Lease term less one (1) day at a rent equal to the rent from time to time under the Relevant Lease, but otherwise on substantially the same terms and conditions as the Relevant Lease. If Remainco makes such an election, until such time as the relevant Lease Consent is obtained and a sublease, license or other similar agreement is completed, the provisions of Section 2.5 will apply and, on the grant of the Lease Consent required for the Leased Property in question, the applicable Asset Transferor shall sublease or license to the applicable Spinco Asset Transferee the relevant Leased Property.
Section 2.8Form of Transfer.To the extent required, the conveyance to the applicable Spinco Asset Transferees of each (i) Owned Property shall be in the form of a special or limited warranty deed, or its equivalent, in statutory form and in a form reasonably acceptable to RMT Partner, executed by the applicable Remainco Asset Transferor, (ii) Leased Property shall be in the form of the Lease Assignment Form executed by the applicable Remainco Asset Transferor and applicable Spinco Asset Transferee, (iii) Owned Property and Leased Property shall require transfer tax forms (state, local or municipal, as applicable) executed by the applicable Remainco Asset Transferor and applicable Spinco Asset Transferee, if required, (iv) Owned Property shall require a FIRPTA affidavit in a form reasonably acceptable to RMT Partner, executed by the applicable Remainco Asset Transferor, and (v) Owned Property and Leased Property shall require such other deliverables as may be required by the laws of the jurisdiction in which the Owned Property or Leased Property is located, executed by the applicable Remainco Asset Transferor and applicable Spinco Asset Transferee, if required.
Section 2.9Casualty; Lease Termination.
(a)If, prior to the Actual Completion Date (but not after the Effective Time (as defined in the Merger Agreement)), there shall occur any physical damage to or destruction of, or similar loss of, any Owned Property or Leased Property (or any part thereof) (a “Casualty Loss”) or any condemnation or taking by eminent domain by a Governmental Body of any of such Owned Property or Leased Property (a “Condemnation Event”), then, in any such event, Remainco shall promptly notify RMT Partner, and: (i) Remainco shall use its reasonable best efforts to (A) replace or repair (as applicable) the Owned Property or Leased Property subject to such Casualty Loss and (B) replace the Owned Property or Leased Property that has been condemned or taken such that the operation of the Spinco Business can continue in all material respects in the ordinary course consistent with past practices; or (ii) if the conveyance or assignment is consummated pursuant to the terms and conditions of this Agreement notwithstanding such Casualty Loss or Condemnation Event, and if such damaged, destroyed or condemned or taken Owned Property or Leased

Property has not been repaired or replaced as of the Effective Time (as defined in the Merger Agreement), then, without limiting Spinco’s or any member of the Spinco Group’s other rights hereunder, promptly after any casualty insurance proceeds, business interruption insurance proceeds or condemnation proceeds payable to Remainco or the applicable Remainco Asset Transferor with respect to such Casualty Loss or Condemnation Event have been actually collected, Remainco shall, or shall cause the applicable Remainco Asset Transferor to, pay to Spinco or the applicable Spinco Asset Transferee: (x) the aggregate amount, if any, of such casualty insurance proceeds described above actually paid to Remainco or the applicable Remainco Asset Transferor in connection with such Casualty Loss, as well as the amount of the deductible due under the applicable insurance policy; (y) the aggregate amount, if any, of such business interruption insurance proceeds described above actually paid to Remainco or the applicable Remainco Asset Transferor in connection with such Casualty Loss; and (z) the aggregate amount, if any, of such condemnation proceeds described above actually paid to Remainco or the applicable Remainco Asset Transferor in connection with such Condemnation Event. Remainco shall, and shall cause the applicable Remainco Asset Transferors to, use commercially reasonable efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss or as a result of a Condemnation Event. The amount of any insurance or condemnation proceeds actually paid to Remainco or the applicable Remainco Asset Transferor shall be included as a Spinco Asset, but shall not be counted toward Closing Working Capital and shall not be included as part of the Cash Payment or be distributable cash available to Remainco or any other member of the Remainco Group.
(b)In addition, in the event that a Lease is terminated prior to the Distribution Date, (i) Remainco or the applicable Asset Transferor shall not be required to assign such Leased Property, (ii) Spinco or the applicable Spinco Asset Transferee shall not be required to accept an assignment, of such Leased Property and (iii) neither party shall have any further liability with respect to such Leased Property hereunder.
Section 2.10Fixtures and Fittings.The provisions of the Separation Agreement shall apply to any equipment, office equipment, trade fixtures, furniture and any other personal property located at each Owned Property or Leased Property (excluding any equipment, office equipment, trade fixtures, furniture and any other personal property owned by third parties), except for the applicable scheduled Excluded Personal Property.
Section 2.11Costs.Remainco and Spinco shall share the actual costs and expenses equally incurred in connection with obtaining the Lease Consents for those Leases with respect to which the Landlord’s and/or other third parties’ consent is required for an assignment to a Spinco Asset Transferee, as applicable, as contemplated by the Separation Agreement or hereunder, including, without limitation, Landlord’s Consent fees and attorneys’ fees and any costs and expenses. Except as otherwise provided herein, Remainco and Spinco shall also share the actual costs and expenses equally in connection with the transfer of any Owned Property or Leased Property to a Spinco Asset Transferee pursuant to this Agreement, including escrow fees, recording fees, and any transfer taxes arising as a result of such transfers. Spinco shall be solely responsible for any title insurance premiums and survey costs.
ARTICLE III
OWNED PROPERTY AND LEASED PROPERTY OUTSIDE THE UNITED STATES
Section 3.1Owned Property and Leased Property Outside the United States.With respect to each of the Owned Properties and Leased Properties located outside the United States listed on the Owned and Leased Property Schedule, Remainco and Spinco will use the appropriate form document reasonably agreed to by the Parties, translated into the local language, if customary under local practice, and modified to comply with local legal requirements to cause the appropriate transfers, assignments, subleases or licenses to occur. Such transfers, lease assignments, subleases and licenses shall, so far as the law in the jurisdiction in which such Owned Property or Leased Property is located permits, be on the same terms and conditions as provided in Article II and shall include such other deliveries (and the Parties shall comply with such other customary procedures and formalities) as may be required by the laws of the jurisdiction in which the Owned Property or Leased Property is located. In the event of a conflict between the terms of this Agreement and the terms of such local agreements, the terms of the local agreements shall prevail.

ARTICLE IV
MISCELLANEOUS
Section 4.1Entire Agreement; Counterparts; Exchanges by Facsimile.This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement, including the exhibits and schedules hereto and thereto and the other agreements referred to herein and therein shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. In the event of a conflict between the terms of this Agreement and the terms of the Separation Agreement, the terms of this Agreement shall prevail. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
Section 4.2Survival.The covenants and agreements that by their terms are to be performed following the Separation Effective Time pursuant to this Agreement or any other Ancillary Agreement shall survive the Separation Effective Time in accordance with their terms, and all other covenants and agreements herein and therein shall terminate and shall not survive the Separation Effective Time.
Section 4.3Expenses.Except as otherwise provided in this Agreement, the Merger Agreement or any Ancillary Agreement, (i) all fees and expenses incurred in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby or thereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby or by the Merger Agreement are consummated and (ii) all out of pocket expenses and fees incurred but not paid prior to the Effective Time by or on behalf of the Spinco Group in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including fees payable to investment banks, accountants, consultants, and counsel, shall be deemed to be fees and expenses of Remainco and Assumed by Remainco.
Section 4.4Notices.All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: i) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; ii) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; iii) if sent by facsimile transmission or e-mail before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; iv) if sent by facsimile transmission or e-mail after 5:00 p.m. Central Time and receipt is confirmed, on the following Business Day; or v) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:
if to RMT Partner or Spinco (after the Separation Effective Time):
Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Attention: Thomas E. Valentyn, Vice President, General Counsel and Secretary
Email: [Redacted]
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Scott R. Williams and Christopher R. Hale
Fax: (312) 853-7036
Email: swilliams@sidley.com and chale@sidley.com

if to Remainco or Spinco (prior to the Separation Effective Time):
Rexnord Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Patricia M. Whaley, Vice President, General Counsel & Secretary
Email: [Redacted]
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson and Andrew L. Milano
Phone:  (212) 309-7092
     (212) 309-6252
Fax:(212) 309-6001
Email:
alec.dawson@morganlewis.com
andrew.milano@morganlewis.com

and
Richards, Layton & Finger, P.A.
920 North King Street
P.O. Box 551
Wilmington, DE 19801
Attention: Mark Gentile and Stephanie Norman
Phone: (302) 651-7722; (302) 651-7756
Email: gentile@rlf.com; norman@rlf.com
A copy of any notice from Remainco to Spinco, or from Spinco to Remainco, prior to the Separation Effective Time shall be provided to RMT Partner in accordance with the notice procedures set forth in this Section 4.4.
Section 4.5Waiver.
(a)No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.
(b)No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and, in the case of waivers by Remainco or Spinco or any of their Subsidiaries, consented to in writing by RMT Partner; and any waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 4.6Assignment.This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties except that a Party may assign any of its rights under this Agreement: (i) as collateral security to a creditor, (ii) to one of its Affiliates or (iii)(A) in connection with the sale of all or substantially all of its assets or (B) in the case of RMT Partner or Spinco in connection with the sale of substantially all of the assets of the Spinco Business or the business unit of which it is a part; provided, however, that in each case, no such assignment shall relieve such Party of any of its obligations. Any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party in violation of this Agreement without the prior written consent of the other Parties shall be void and of no effect.
Section 4.7Termination.This Agreement shall terminate without further action at any time before the Separation Effective Time upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to any other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.
Section 4.8Amendment.This Agreement may not be amended except by an instrument in writing signed by an authorized Representative of each of the Parties.
Section 4.9Payment Terms.
(a)Except as set forth in Article IV of the Separation Agreement or as otherwise expressly provided to the contrary in this Agreement or in any other Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within 30 days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
(b)Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Remainco or Spinco under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m. Central Time two days prior to the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any other Ancillary Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. Dollars on the date in which notice of the claim is given to the Indemnifying Party.
Section 4.10Subsidiaries.Each of the Parties shall cause to be performed, all actions, agreements and obligations set forth herein to be performed by any of its Subsidiaries (including Spinco and its Subsidiaries with respect to (i) Remainco prior to the Separation Effective Time and (ii) the RMT Partner following the Effective Time.
Section 4.11Third-Party-Beneficiaries.Except (i) as provided in Article IV of the Separation Agreement relating to Indemnitees and for the release under Section 4.1 of the Separation Agreement of any Person provided therein, and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 4.12Exhibits and Schedules.The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.
Section 4.13Governing Law; Jurisdiction; Specific Performance; Remedies.This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, the Parties acknowledge that the conveyances, assignments, subleases and licenses will be governed by the law of the jurisdiction in which the Owned Property and Leased Property is located, as applicable. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, the Court of Chancery does not have subject matter jurisdiction over such matter, in any federal court in the State of Delaware or, if under applicable Legal Requirements, neither such court has subject matter jurisdiction over such matter, in any other state court in the State of Delaware, and in each case any appellate court with jurisdiction therefrom (the “Chosen Courts”); (b) each of the Parties irrevocably waives the right to trial by jury; and (c) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement, the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document in accordance with the provisions of Section 4.4 will be effective service of process for any claim, action, suit or other Legal Proceeding in the Chosen Courts, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 4.14Severability.Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 4.15No Duplication; No Double Recovery.Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative recovery with respect to any matter arising out of the same facts and circumstances (including with respect to any recoveries that may arise out of ARTICLE IV of the Separation Agreement).
Section 4.16Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(e)As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.
(f)Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement.
(g)As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.
(h)The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(i)Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.
(j)Unless the context requires otherwise, references in this Agreement to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group, references to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Remainco or Spinco shall be deemed to require Remainco or Spinco, as the case may be, to cause the applicable members of the Remainco Group or the Spinco Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.
[signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Real Estate Matters Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.
REXNORD CORPORATION
By:
/s/ Todd A. Adams

Name: Todd A. Adams
Title:   President and Chief Executive Officer
LAND NEWCO, INC.
By:
/s/ Todd A. Adams

Name: Todd A. Adams
Title:   President
[Signature Page to Real Estate Matters Agreement]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Real Estate Matters Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.
REGAL BELOIT CORPORATION
By:
/s/ Louis V. Pinkham

Name: Louis V. Pinkham
Title:   Chief Executive Officer
[Signature Page to Real Estate Matters Agreement]

Annex J
Execution Version
INTELLECTUAL PROPERTY MATTERS AGREEMENT
This INTELLECTUAL PROPERTY MATTERS AGREEMENT (this “Agreement”) is entered into as of February 15, 2021 (the “Execution Date”), by and among Rexnord Corporation, a Delaware corporation (“Remainco”), Land Newco, Inc., a Delaware corporation and wholly owned indirect Subsidiary of Remainco (“Spinco”), and Regal Beloit Corporation, a Wisconsin corporation (“RMT Partner”), and, with the exception of Section 2(a)(iv) and Section 3(a) with respect to RBS, and with the exception of Section 2(c), will be effective as of the Separation Effective Time and is contingent on Closing (“Effective Date”).
Whereas, the Parties have entered into a Separation and Distribution Agreement dated as of February 15, 2021, by and between the Parties and the other parties listed on the signature pages therein (the “Separation Agreement”);
Whereas, Remainco, Spinco, RMT Partner and Merger Sub have entered into an Agreement and Plan of Merger dated as of February 15, 2021 (the “Merger Agreement”) under which Merger Sub will merge with and into Spinco immediately following the Distribution, on the terms and subject to the conditions set forth in the Merger Agreement;
Whereas, under the terms of the Separation Agreement, the Spinco Intellectual Property (defined below) has been allocated to Spinco and the Remainco Retained IP (defined below) has been allocated to Remainco;
Whereas, the Parties wish to effectuate the assignment of the Spinco Intellectual Property and other Intellectual Property (defined below), and to record the transfers of any registrations or applications thereof, as applicable, to the extent the ownership thereof has transferred from a member of the Remainco Group to a member of the Spinco Group, or vice versa, pursuant to this Agreement; and
Whereas, it is the intent of the Parties that Remainco license certain Intellectual Property to Spinco and that Spinco license certain Intellectual Property to Remainco, in each case subject to the terms and conditions hereof.
Now, Therefore, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
1.Definitions.As used in this Agreement, the following terms shall have the respective meanings set forth below. Capitalized terms used, but not defined, in this Agreement shall have the meanings ascribed to such terms in the Separation Agreement, Merger Agreement or any other Ancillary Agreement.
(a)“DiRXN” shall mean the digital enterprise initiative in existence as of the Separation Effective Time which is commonly referred to within the Spinco Business as “DiRXN”, which is a digital productivity platform based on the integration of Industrial Internet of Things (IIoT) and e-commerce technologies, including tools, products and services, and related data, documentation, and other materials for connecting customers to data and information that allows them to optimize productivity across all stages of their life cycles. The DiRXN digital enterprise initiative includes “smart tags”, sensors and related Software that permit digital support for products and real-time monitoring of product performance.
(b)“DiRXN Assigned IP” shall mean all Intellectual Property related to DiRXN that is owned or licensed by any member of the Remainco Group that is not used exclusively in the Remainco Business.
(c)“DiRXN Assigned Marks” shall mean all Trademarks that are owned by any member of the Remainco Group that include the word “DiRXN,” either alone or in combination with other words, letters, phrases or symbols, any abbreviation thereof or in combination with any logos, designs or stylizations.
(d)“DiRXN Marks” shall mean all Trademarks that are owned by the Spinco Group immediately prior to the Separation Effective Time that include the word “DiRXN,” either alone or in combination with other words, letters, phrases or symbols, any abbreviation thereof or in combination with any logos, designs or stylizations.
(e)“DiRXN-related Remainco IP” shall mean all Intellectual Property related to DiRXN and used exclusively in businesses operated by the Remainco Group prior to the Separation Effective Time excluding any DiRXN Assigned Marks.
(f)“Intellectual Property” shall mean all U.S. and foreign intellectual property and intellectual property and rights analogous thereto of any kind or nature, including all: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, brand names, corporate names, trade names, internet domain names, social media accounts/handles and addresses and other similar designations of source or origin, together with the goodwill associated with the use of and symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, industrial property rights, and any and all related national or international counterparts thereto, including any renewals, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions, and extensions thereof (collectively, “Patents”); (iii) copyrights, copyrightable subject matter, and works of authorship, whether copyrightable or not (collectively, “Copyrights”); (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions (whether or not patentable), discoveries, improvements, processes, formulae (including product formulations), data, models, methodologies, inventor’s notes, specifications, designs, plans, proposals and technical data, business and marketing plans, market know-how and customer lists and information (collectively, “Know-How”); (v) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (collectively, “Software”); (vi) applications and registrations for the foregoing; (vii) rights, titles and interests in or relating to any of the foregoing, whether protected, created or arising under the laws of the U.S. or any foreign jurisdiction; (viii) royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any of the foregoing; and (ix) claims, causes of action, and remedies including claims for damages, restitution, and injunctive or other legal or equitable relief against past, present, and future infringement, misappropriation, or other violation relating to any of the foregoing.
(g)“Party” shall mean any one of the parties hereto, and Parties shall mean all of the parties hereto.
(h)“Proprietary Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, personal information of customers (including prospects), including customer names and contact information, and employee files and information, technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s product or facilities (including product or facility specifications and documentation); engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies, procedures and specifications; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; databases; product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques, research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.
(i)“RBS” shall mean the Proprietary Information, Intellectual Property, and other materials commonly known within the Business as “Rexnord Business System” in existence as of the Separation Effective Time, which includes a set of proprietary tools, processes, methodologies, practices and concepts (including the 80/20 concept), and related training materials and videos that are designed to continuously improve business management and performance in the critical areas of quality, delivery, cost, innovation and growth.

(j)“Remainco Retained IP” shall have the meaning in the Separation Agreement.
(k)“Rexnord Domain Names” shall mean all internet domain names that contain “rexnord” or any variation or abbreviation thereof and any internet domain names confusingly similar thereto, including those set forth on Schedule A.
(l)“Rexnord Marks” shall mean all Trademarks that are owned by the Remainco Group or Spinco Group as of immediately prior to the Separation Effective Time that include the word “REXNORD,” either alone or in combination with other words, letters, phrases or symbols, any abbreviations thereof, or in combination with any logos, designs or stylizations and any Trademarks confusingly similar thereto.
(m)“Shared Third-Party Software” shall mean Software that is owned by a third party and that is licensed to a member of the Spinco Group or a member of the Remainco Group and that is used in both the Spinco Business and in businesses operated by the Remainco Group.
(n)“Specified Rexnord Domains” shall mean rexnordcorporation.com, rexnordcorp.com and rexnordcorp.us.
(o)“Spinco Assigned IP” shall mean all Intellectual Property that is owned by Remainco or another member of the Remainco Group as of Separation Effective Time to the extent related to the Spinco Business, including the DiRXN Assigned IP, the DiRXN Assigned Marks, and that which is set forth on Schedule B.
(p)“Spinco Copyrights” shall mean all Copyrights to the extent related to the Spinco Business, including the Copyrights set forth on Schedule 1.1(131)(viii) to the Separation Agreement.
(q)“Spinco Domain Names” shall mean the internet domain names set forth on Schedule 1.1(131)(viii) to the Separation Agreement.
(r)“Spinco Held IP” shall mean all Intellectual Property that is owned by a member of the Spinco Group as of Separation Effective Time to the extent related to the Spinco Business.
(s)“Spinco Intellectual Property” shall mean the Spinco Copyrights, Spinco Domain Names, Spinco Know-How, Spinco Patents, Spinco Trademarks, and all other Intellectual Property to the extent related to the Spinco Business. For the avoidance of doubt, Spinco Intellectual Property includes both Spinco Held IP and Spinco Assigned IP.
(t)“Spinco Know-How” shall mean all Know-How to the extent related to the Spinco Business, including the Know-How set forth on Schedule 1.1(131)(viii) to the Separation Agreement.
(u)“Spinco Patents” shall mean the Patents owned by any member of the Remainco Group or the Spinco Group in each case that is related to the Spinco Business including those set forth on Schedule 1.1(131)(ix) to the Separation Agreement.
(v)“Spinco Trademarks” shall mean all Trademarks that are related to the Spinco Business, including the Trademarks set forth on Schedule 1.1(131)(viii) to the Separation Agreement.
2.INTELLECTUAL PROPERTY ASSIGNMENT AND RECORDATION
(a)Assignments.
(i)Remainco (on behalf of itself and the other members of the Remainco Group) hereby sells, transfers, conveys, assigns and delivers to Spinco, and Spinco hereby purchases, assumes and accepts from Remainco, all of Remainco’s right, title and interest in, to and under the Spinco Assigned IP, including without limitation, (A) all income, royalties, profits, and damages related thereto; (B) the right, if any, to register, prosecute, maintain and defend the Spinco Assigned IP before any public or private agency or registrar; (C) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the Spinco Assigned IP, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (D) the right to fully and entirely stand in the place of Remainco in all matters related thereto.
(ii)Remainco (on behalf of itself and the other members of the Remainco Group) hereby transfers, conveys, assigns and delivers to Spinco, and Spinco hereby assumes and accepts from Remainco, all of Remainco’s right, title and interest in, to and under the Rexnord Marks and Rexnord Domain Names, including without limitation, (A) all income, royalties, profits, and damages related thereto; (B) the right, if any, to register, prosecute, maintain and defend the Rexnord Marks and Rexnord Domain Names before any public or private agency or registrar; (C) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the Rexnord Marks and Rexnord Domain Names, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (D) the right to fully and entirely stand in the place of Remainco in all matters related thereto. The Rexnord Marks and the Rexnord Domain Names remain subject to the terms of Section 3(c)(ii).
(iii)Remainco (on behalf of itself and the other members of the Remainco Group) hereby transfers, conveys, assigns and delivers to Spinco, and Spinco hereby assumes and accepts from Remainco, all of Remainco’s right, title and interest in, to and under the DiRXN Assigned IP, and, without limitation, (A) all income, royalties, profits, and damages related thereto; (B) the right, if any, to register, prosecute, maintain and defend the DiRXN Assigned IP before any public or private agency or registrar; (C) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the DiRXN Assigned IP, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (D) the right to fully and entirely stand in the place of Remainco in all matters related thereto. The DiRXN Assigned IP remains subject to the terms of Section 3(b) and Section 3(c)(ii).
(iv)Effective immediately prior to the date of the Spinco Contribution, Spinco (on behalf of itself and the other members of the Spinco Group) hereby transfers, conveys, assigns and delivers to Remainco, and Remainco hereby assumes and accepts from Spinco, all of Spinco’s right, title and interest in, to and under the RBS, including the all Intellectual Property rights therein, excluding the Rexnord Marks (“RBS Assigned Rights”), and, without limitation, (A) all income, royalties, profits, and damages related thereto; (B) the right, if any, to register, prosecute, maintain and defend the RBS Assigned Rights before any public or private agency or registrar; (C) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the RBS Assigned Rights, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (D) the right to fully and entirely stand in the place of Spinco in all matters related thereto. The RBS Assigned Rights remain subject to the terms of Section 3(a), Section 3(c)(ii), and Section 3(c)(iii).
(v)To the extent that (A) the ownership of any registrations or applications of Spinco Assigned IP have transferred from a member of the Remainco Group to a member of the Spinco Group pursuant to this Agreement, the Separation Agreement, the Merger Agreement or any other Ancillary Agreement or (B) the ownership of any registrations or applications of Remainco Retained IP or RBS Assigned Rights have transferred from a member of the Spinco Group to a member of the Remainco Group pursuant to this Agreement, the Separation Agreement, the Merger Agreement or any other Ancillary Agreement each of Remainco and Spinco shall, and shall cause their respective Group members (as applicable) to, execute Intellectual Property assignments in a form substantially similar to that attached as Schedule C (the “Patent Assignment Agreement”), Schedule D (the “Trademark Assignment Agreement”), Schedule E (the “the Copyright Assignment Agreement”) and Schedule F (the “Domain Name Assignment Agreement”), as well as such additional assignments as deemed appropriate or necessary under applicable Legal Requirements (collectively, the “Intellectual Property Assignment Agreements”) for recordation with the appropriate Governmental Body or as is otherwise necessary to evidence the assignment of such assets.
(b)Recordation / Security Interests.The relevant assignee Party shall have the sole responsibility, at its sole cost and expense, to file the Intellectual Property Assignment Agreements and any other forms or documents with the appropriate Governmental Bodies, and the relevant assignor Party hereby consents to such recordation and shall provide reasonable assistance requested by the relevant assignee Party related to such filings and recordations. Remainco shall have the sole responsibility, at its sole cost and expense, to obtain, cause to be obtained or properly record the release of any outstanding security interest attached to any Spinco Intellectual Property, and to take, or cause to be taken, all actions as Spinco may reasonably request Remainco to take in order to obtain, cause to be obtained or properly record such release with the appropriate Governmental Bodies. Remainco shall use reasonable efforts to file to record such releases against any applicable U.S. Patents, Trademarks or Copyrights with the United States Patent and Trademark Office and/or the U.S. Copyright Office, respectively, promptly after (but in no event more than ten (10) business days after) the Separation Effective Time. Remainco shall use reasonable efforts to file to record such releases outside the U.S., to the extent applicable and reasonably requested by Spinco, on a commercially reasonable time frame.
(c)Corrective Filings.Commencing on the Execution Date and ending no later than six (6) months and fifteen (15) days after the Execution Date (the “Correction Period”), Remainco shall take, or cause to be taken, at its sole cost and expense, all actions that are reasonably necessary to update the records for Spinco Intellectual Property that is issued by, registered with, or applied for with the United States Patent and Trademark Office, the United States Copyright Office, or any analogous foreign intellectual property office (such Spinco Intellectual Property, the “Correctable IP”) in order to: (i) correct the owner of record for such Correctable IP so that the owner of record is a current member of Spinco Group ; (ii) remove any apparent co-owners of the Correctable IP that are not to Remainco’s knowledge actual co-owners of such Correctable IP; (iii) record any inventor assignments that have not been recorded with regard to any Patents in such Correctable IP; and (iv) correct any other issues with the records for such Correctable IP, including the release of security interests that are no longer in force, in each case of (i) through (iv), to the extent such can be corrected using commercially reasonable efforts, and, after the Separation Effective Time, only to the extent that the documents and information necessary to take such actions is in the possession or control of the Remainco Group or can be obtained using commercially reasonable efforts, and the Persons needed to sign any necessary documents are available to the Remainco Group or can be made available using commercially reasonable efforts. Within thirty (30) days following the Execution Date, Spinco shall provide Remainco with a list of Spinco Intellectual Property for which it requests Remainco to take the corrective actions described in this Section 2(c), and for each day beyond thirty (30) days following the Execution Date that Spinco fails to provide such list to Remainco, the Correction Period shall be extended day-for-day until such list is provided. Remainco shall have no liability for a failure of the United States Patent and Trademark Office, the United States Copyright Office, or any analogous foreign intellectual property office to take actions prior to the end of the Correction Period provided that Remainco has requested that such intellectual property office take such action prior to the end of the Correction Period. Nothing in this Section 2(c) shall obligate Remainco to take any action to correct any non-substantive or commercially immaterial defects with respect to the records of Spinco Intellectual Property, or to take any action to correct defects for which Spinco makes a request for correction more than sixty (60) days after the Execution Date, and the Parties will work together in good faith to resolve any disagreement regarding whether an error is non-substantive and immaterial.
(d)Further Action Regarding Intellectual Property Rights.
(i)If, after the Separation Effective Time, Remainco or Spinco notifies the other Party of any Know-How or other Intellectual Property that is in the view of the Parties related to the Spinco Business in a manner similar to the Spinco Intellectual Property and was omitted from or not included on Schedule 1.1(131)(viii) or (xi) to the Separation Agreement or Schedule C, then the Parties shall promptly amend such schedule to include such item of Intellectual Property, and it shall be deemed Spinco Intellectual Property for purposes of this Agreement and assigned to the Spinco Group under Article 2, and Remainco shall take all reasonable actions, including by executing and recording any necessary documents, to effect such assignment.
(ii)If, after the Separation Effective Time, Remainco or Spinco notifies the other Party of any Know-How or other Intellectual Property that in the view of the Parties is not related to the Spinco Business in a manner similar to the Spinco Intellectual Property and was included on Schedule 1.1(131)(ix) or (xi) to the Separation Agreement, Schedule C or was part of Spinco Held IP, then the Parties shall promptly amend such schedule to include or remove such item (as applicable), and it shall be deemed Remainco Retained IP for purposes of this Agreement and Spinco shall promptly take all reasonable actions, including by executing and recording any necessary documents, to effect such assignment.
(iii)Any disputes among the Parties regarding matters covered by Section 2(d)(i) or Section 2(d)(ii) shall be handled pursuant to Article VII of the Separation Agreement.
3.INTELLECTUAL PROPERTY LICENSES
(a)RBS License to Spinco.Subject to the terms and conditions of this Agreement, effective immediately prior to the date of the Spinco Contribution, Remainco hereby grants to the Spinco Group a worldwide, royalty-free, fully-paid-up, irrevocable, transferable (as permitted hereunder), non-exclusive, perpetual license to use, modify, enhance, improve, prepare derivative works of and sublicense the RBS for the business purposes of the Spinco Group and, after the Separation Effective Time, for the business purposes of the RMT Partner Companies. The foregoing license shall be sublicensable solely (i) to any Affiliate of Spinco Group (including, for the avoidance of doubt, any RMT Partner Company), and (ii) to their third party service providers engaged to support the business of the Spinco Group or, after the Separation Effective Time, the business of the RMT Partner Companies, that are subject to appropriate confidentiality and restricted use obligations, meaning such third party service providers shall not be permitted to further distribute, commercially use, or exploit the RBS that they have accessed through the Spinco Group. Remainco acknowledges and agrees that, as between Remainco and Spinco, Spinco shall own any improvements, enhancements and modifications to the RBS made by or on behalf of Spinco or its Affiliates, and all Intellectual Property rights therein. Spinco acknowledges and agrees that, subject to the license granted in this Section 3(a), Remainco is the owner of all right, title and interest in the RBS and Remainco shall retain the entire right, title and interest in and to any improvements, enhancements, modifications and derivative works made by or on behalf of Remainco or its Affiliates after the Separation Effective Time, and all Intellectual Property rights therein, which shall not be part of the license granted in this Section 3(a). Spinco shall keep any non-public Proprietary Information contained in the RBS strictly confidential except for disclosures to those who have a reasonable need to know in connection with their employment by or relationship to Spinco or one of its Affiliates and are subject to reasonable confidentiality obligations to Spinco or one of its Affiliates consistent with this Agreement. Spinco and Remainco shall reasonably cooperate on a case-by-case basis on enforcing and protecting Remainco’s Intellectual Property rights in the RBS to the extent Spinco’s cooperation is reasonably required in connection with such enforcement and protection. Notwithstanding anything to the contrary, and for the avoidance of doubt, the license granted in this Section 3(a) is transferrable to an Affiliate or to any successor or assignee of all or part of the business of any member of the Spinco Group or of any of its Affiliates.
(b)DiRXN License to Remainco.Subject to the terms and conditions of this Agreement, Spinco hereby grants to Remainco a worldwide, royalty-free, fully-paid-up, irrevocable, transferable, non-exclusive, perpetual license to use, modify, enhance, improve, prepare derivative works of and sublicense DiRXN for the business purposes of the Remainco Group and its successors and assigns. The foregoing license shall be sublicensable solely (i) to other members of the Remainco Group and (ii) to third parties, including end-user customers of Remainco Group, to the extent reasonably necessary to support the business of the Remainco Group, in each case subject to appropriate confidentiality and non-use obligations consistent with the terms of this Agreement. Spinco acknowledges and agrees that, as between Spinco and Remainco, Remainco shall own any improvements, enhancements, modifications and derivative works to DiRXN made by or on behalf of Remainco or its Affiliates, and all Intellectual Property rights therein. Remainco acknowledges and agrees that Spinco is the owner of all right, title and interest in DiRXN, except for the DiRXN-related Remainco IP. Spinco shall retain the entire right, title and interest in and to any improvements, enhancements and modifications to DiRXN made by Spinco or its Affiliates, and all Intellectual Property rights therein, which shall not be part of the license granted in this Section 3(b). Remainco shall keep any non-public Proprietary Information contained in DiRXN strictly confidential except for disclosures to those who have a reasonable need to know in connection with their employment by or relationship to Remainco and are subject to reasonable confidentiality obligations to Remainco consistent with this Agreement. Spinco and Remainco shall reasonably cooperate on a case-by-case basis on enforcing and protecting Spinco’s Intellectual Property rights in DiRXN to the extent Remainco’s cooperation is reasonably required in connection with such enforcement and protection. Notwithstanding anything to the contrary, and for the avoidance of doubt, the license granted in this Section 3(b) is transferrable to an Affiliate or to any successor or assignee of all or part of the business of any member of the Remainco Group or of any of its Affiliates.
(c)Trademark Phase Out Licenses.
(i)Remainco shall change, and shall cause its Affiliates to change, all of their respective corporate names to remove “Rexnord” and discontinue use of the Rexnord Domain Names, the Rexnord Marks, and the DiRXN Marks as promptly as possible following the Closing (as defined in the Separation Agreement).
(ii)Subject to its obligations under Section 3(c)(i) above and subject to Section 3(c)(iii) below, for a phase-out period, not to exceed twelve (12) months immediately following the Closing Date (the “Phase-Out Period”), Remainco and its Affiliates may continue to use the Rexnord Marks and DiRXN Marks in materially the same manner as used by Remainco and its Affiliates prior to the Closing Date. As promptly as possible following the Closing, but in no event after the end of the Phase-Out Period, Remainco and its Affiliates shall cease all use of the Rexnord Marks and the DiRXN Marks and shall have re-labelled, destroyed or exhausted all materials bearing or incorporating the Rexnord Marks and DiRXN Marks, including any signage, advertising, promotional materials, software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites, and other materials (“Materials”) bearing or incorporating such Trademarks, and have made all filings with any office, agency or body to effect the elimination of any use of the Rexnord Marks from the businesses of Remainco and its Affiliates, so as to bring Remainco and its Affiliates into compliance with Section 3(c)(i). Remainco and its Affiliates shall not seek to register in any jurisdiction any of the Rexnord Marks. Following the end of the Phase-Out Period, if Spinco discovers any incident of usage of the Rexnord Marks or DiRXN Marks by Remainco or its Affiliates in violation of this Section 3(c), then Spinco shall promptly notify Remainco of such incident of usage. Upon receipt of such notice, the Remainco shall or shall cause its Affiliates, as applicable, to promptly destroy or re-label the relevant materials incorporating the Rexnord Marks or DiRXN Marks.
(iii)Notwithstanding Section 3(c)(i) and Section 3(c)(ii), Remainco shall not, at any time, be required to edit, re-do, re-label, destroy, obliterate or exhaust any Materials bearing or incorporating the Rexnord Marks, Rexnord Domain Names, or DiRXN Marks that were created prior to the Separation Effective Time and are either (A) outside of the Remainco Group’s control or (B) are used solely for the Remainco Group’s internal business purposes and are not made available to third parties other than those engaged to support the business of the Remainco Group that are subject to appropriate confidentiality and restricted use obligations, meaning such third party service providers shall not be permitted to further distribute, commercially use, or exploit the foregoing Materials they have accessed through the Remainco Group.
(d)Shared Third-Party Software.For the avoidance of doubt, all matters regarding the allocation of Shared Third-Party Software are addressed in Section 2.2 of the Separation Agreement and in the Transition Services Agreement.
4.ADDITIONAL INTELLECTUAL PROPERTY RELATED MATTERS
(a)Assignments and Licenses.The Parties acknowledge and agree that any assignment or license by a Party or any member of its Group of any of its Intellectual Property licensed to the other Party pursuant to Article 2 or Article 3 shall be subject to the rights and licenses granted to such other Party herein.
(b)No Implied Licenses.Nothing contained in this Agreement shall be construed as conferring any rights (including the right to sublicense) by implication, estoppel or otherwise, under any Intellectual Property, other than as expressly granted in this Agreement, and all other rights under any Intellectual Property licensed to a Party or the members of its Group hereunder are expressly reserved by the Party granting the license. The Party receiving the license hereunder acknowledges and agrees that, as among the Parties, the Party (or the applicable member of its Group) granting the license is the sole and exclusive owner of the Intellectual Property so licensed.

(c)Technical Assistance.Except as expressly set forth in this Agreement, in the Separation Agreement, the Transition Services Agreement or any other mutually executed agreement among the Parties or any of the members of their respective Groups, neither Party nor any member of its Group shall be required to provide the other Party with any technical assistance or to furnish any other Party with, or obtain on their behalf, any Intellectual Property -related documents, materials or other information or technology.
(d)Specified Rexnord Domains.The Parties shall negotiate in good faith and agree upon appropriate mechanisms to include as services to be provided by Spinco to Remainco under the Transition Services Agreement to inform visitors to the Specified Rexnord Domains of the separation of the Remainco Group and the Spinco Group and to assist such visitors to information on the Specified Rexnord Domains regarding the Remainco Group alternative domains used by the Remainco Group or the Spinco Group, as applicable, including, as agreed, posting of links, re-directions, or notifications.
5.LIMITATION OF LIABILITY AND WARRANTY DISCLAIMER
(a)Limitation on Liability.Without limiting or modifying the Separation Agreement, the Merger Agreement or any of the other Ancillary Agreements, in no event shall Remainco, Spinco or any other member of either Group have any Liabilities pursuant to this Agreement for any lost profits or opportunity costs, or any special, punitive or consequential damages. (except in any such case to the extent assessed in connection with Remainco’s indemnity obligations under Section 5(c)).
(b)Disclaimer of Representations and Warranties.Spinco (on behalf of itself and each other member of the Spinco Group) understands and agrees that, except as expressly set forth in this Agreement, and without limiting the provisions of the Separation Agreement, the Merger Agreement or any other Ancillary Agreement, Remainco is not representing or warranting in any way, including any implied warranties of merchantability, fitness for a particular purpose, title, registrability, allowability, enforceability or non-infringement, as to any Intellectual Property licensed hereunder, or any other matter concerning, any Intellectual Property licensed hereunder, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Intellectual Property of Remainco. Remainco (on behalf of itself and each other member of the Remainco Group), acknowledges and agrees that Spinco makes no representations or warranties whatsoever concerning any of the Intellectual Property licensed hereunder, including any of the warranties listed in the foregoing sentence. Except as may expressly be set forth herein, and without limiting the provisions of the Separation Agreement, the Merger Agreement or any other Ancillary Agreement, all licenses granted under this Agreement are licensed on an “as is,” “where is” basis.
(c)Indemnification.
(i)Remainco shall indemnify Spinco, its Affiliates and its and their respective officers, directors, employees, agents, and other representatives (each a “Spinco Indemnitee” and collectively, the “Spinco Indemnitees”) against, and defend and hold the Spinco Indemnitees harmless from any and all losses, damages, penalties, Liabilities, fines, costs and expenses (including reasonable attorneys’ fees), actually incurred or suffered by any Spinco Indemnitee which arise from a Legal Proceeding initiated or threatened by a third party (excluding any Affiliate of any Spinco Indemnitee) (each, a “Spinco Action”) to the extent resulting from the use of any of the Rexnord Marks, the DiRXN Marks, or the Rexnord Domain Names following the Separation Effective Time by any member of Remainco Group or any third party authorized by a member of Remainco Group or any modifications, enhancements, improvements or derivative works of DiRXN made by or on behalf of, or otherwise used by, a member of Remainco Group or a third party authorized by a member of Remainco Group following the Separation Effective Time. If any Spinco Action subject to indemnification hereunder shall be brought or threatened to be brought against any Spinco Indemnitee, the Spinco Indemnitee (or the relevant Party) shall, as soon as reasonably practicable notify Remainco in writing of such Spinco Action, and the circumstances thereof. The Spinco Indemnitee shall allow Remainco to undertake, conduct and control, through reputable independent counsel of its own choosing and at its sole cost and expense, the defense, appeal or settlement of any such Spinco Action for which it agrees to indemnify such Spinco Indemnitee; provided, that the Spinco Indemnitee shall be permitted to participate in the defense, appeal and settlement through counsel of its choosing of any such Spinco Action at its own cost and expense, and Remainco shall not compromise or settle any such Spinco Action without the prior written consent of the Spinco Indemnitee (which may be withheld in its reasonable discretion) if doing so would give rise to liability or any other obligations for Spinco or any Spinco Indemnitee.
(ii)Spinco shall indemnify Remainco, its Affiliates and its and their respective officers, directors, employees, agents, and other representatives (each a “Remainco Indemnitee” and collectively, the “Remainco Indemnitees”) against, and defend and hold the Remainco Indemnitees harmless from any and all losses, damages, penalties, Liabilities, fines, costs and expenses (including reasonable attorneys’ fees), actually incurred or suffered by any Remainco Indemnitee which arise from a Legal Proceeding initiated or threatened by a third party (excluding any Affiliate of any Remainco Indemnitee) (each, a “Remainco Action”) to the extent resulting from the use of any modifications, enhancements, improvements or derivative works of RBS made by or on behalf of, or otherwise used by, a member of Spinco Group or a third party authorized by a member of Spinco Group following the Separation Effective Time. If any Remainco Action subject to indemnification hereunder shall be brought or threatened to be brought against any Remainco Indemnitee, the Remainco Indemnitee (or the relevant Party) shall, as soon as reasonably practicable notify Spinco in writing of such Remainco Action, and the circumstances thereof. The Remainco Indemnitee shall allow Spinco to undertake, conduct and control, through reputable independent counsel of its own choosing and at its sole cost and expense, the defense, appeal or settlement of any such Remainco Action for which it agrees to indemnify such Remainco Indemnitee; provided, that the Remainco Indemnitee shall be permitted to participate in the defense, appeal and settlement through counsel of its choosing of any such Remainco Action at its own cost and expense, and Spinco shall not compromise or settle any such Remainco Action without the prior written consent of the Remainco Indemnitee (which may be withheld in its reasonable discretion) if doing so would give rise to liability or any other obligations for Remainco or any Remainco Indemnitee.
6.MISCELLANEOUS
(a)Entire Agreement; Counterparts; Exchanged by Facsimile.This Agreement, the Separation Agreement, the Merger Agreement or any other Ancillary Agreement, including the exhibits and schedules of each of the foregoing shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Separation Agreement, the terms of this Agreement shall prevail.
(b)Notices.All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (iii) if sent by facsimile transmission or e-mail before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (iv) if sent by facsimile transmission or e-mail after 5:00 p.m. Central Time and receipt is confirmed, on the following Business Day; or (v) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:
if to Spinco (after the Separation Effective Time) or RMT Partner:
Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Attention: Thomas E. Valentyn, Vice President, General Counsel and Secretary
Email: [Redacted]

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Scott R. Williams and Christopher R. Hale
Fax: (312) 853-7036
Email: swilliams@sidley.com and chale@sidley.com
if to Spinco (prior to the Separation Effective Time) or Remainco:
Rexnord Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Patricia M. Whaley, Vice President, General Counsel & Secretary
Email: [Redacted]
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: Harry T. Robins, R. Alec Dawson and Andrew L. Milano
Phone:(212) 309-6728
(212) 309-7092
(212) 309-6252
Fax:(212) 309-6001
Email:harry.robins@morganlewis.com
alec.dawson@morganlewis.com
andrew.milano@morganlewis.com
and
Richards, Layton & Finger, P.A.
920 North King Street
P.O. Box 551
Wilmington, DE 19801
Attention: Mark Gentile and Stephanie Norman
Phone: (302) 651-7722; (302) 651-7756
Email: gentile@rlf.com; norman@rlf.com
A copy of any notice from Remainco to Spinco, or from Spinco to Remainco, prior to the Separation Effective Time shall be provided to RMT Partner in accordance with the notice procedures set forth in this Section 6(b).
(c)Waiver.
(i)No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.
(ii)No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and, in the case of waivers by Remainco or Spinco or any of their subsidiaries, consented to in writing by RMT Partner; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)Assignment.This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, except that a Party may assign any of its rights under this Agreement: (i) as collateral security to a creditor, (ii) to one of its Affiliates or (iii)(A) in connection with the sale of all or substantially all of its assets or (B) in the case of RMT Partner or Spinco in connection with the sale of substantially all of the assets of the Spinco Business or the business unit of which it is a part; provided, however, that in each case, no such assignment shall relieve such Party of any of its obligations. Any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party in violation of this Agreement without the prior written consent of the other Parties shall be void and of no effect.
(e)Amendment.This Agreement may not be amended except by an instrument in writing signed by an authorized Representative of each of the Parties.
(f)Severability.Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
(g)Construction.For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” As used in this Agreement, the terms “or,” “any” or “either” are not exclusive. Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement. As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds. Unless the context requires otherwise, references in this Agreement to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group, references to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Remainco or Spinco shall be deemed to require Remainco or Spinco, as the case may be, to cause the applicable members of the Remainco Group or the Spinco Group, respectively, to take, or refrain from taking, any such action.
(h)Governing Law; Jurisdiction; Specific Performance; Remedies.This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, the Court of Chancery does not have subject matter jurisdiction over such matter, in any federal court in the State of Delaware or, if under applicable Legal Requirements, neither such court has subject matter jurisdiction over such matter, in any other state court in the State of Delaware, and in each case any appellate court with jurisdiction therefrom (the “Chosen Courts”); (ii) each of the Parties irrevocably waives the right to trial by jury; and (iii) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (1) that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (2) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (3) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement, the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document in accordance with the provisions of Section 6(b) will be effective service of process for any claim, action, suit or other Legal Proceeding in the Chosen Courts with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
***

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Execution Date.
REXNORD CORPORATION
By:
/s/ Todd A. Adams

Name: Todd A. Adams
Title: President and Chief Executive Officer
LAND NEWCO, INC.
By:
/s/ Todd A. Adams

Name: Todd A. Adams
Title: President
Signature Page to Intellectual Property Matters Agreement

REGAL BELOIT CORPORATION
By:
/s/ Louis V. Pinkham

Name: Louis V. Pinkham
Title: Chief Executive Officer
Signature Page to Intellectual Property Matters Agreement

SPECIAL MEETING OF STOCKHOLDERS OF      To Be Held In Person At: 511 W. Freshwater Way Milwaukee, Wisconsin 53204 on September 1, 2021, at9:00 a.m. Central Time      PROXY VOTING INSTRUCTIONS           INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.      TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-800-776-9437 from foreign countries and follow the instructions. Have your proxy card available when you call.      Vote online or by phone until 11:59 PM Central Time the day before the meeting.      MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.      IN PERSON AT THE MEETING — Rexnord will be hosting the Rexnord Special Meeting in Person.      GO GREEN — e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.           COMPANY NUMBER           ACCOUNT NUMBER                 NOTICE OF INTERNET AVAILABILITY OF PROXYMATERIAL: The notice of special meeting and joint proxy statement/prospectus-informationstatement and proxy card are available at http://www.astproxyportal.com/ast/17558       Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.            THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY INTHE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x           FOR AGAINST ABSTAIN 1.  To approve the transactions contemplated by the Agreement and Plan of Merger, dated as of February 15, 2021, as may be amended fromtime to time and the transactions contemplated by the Separation and Distribution Agreement, dated as of February 15, 2021, as maybe amended from time to time. ☐ ☐ ☐      2.  To approve, on a non-binding, advisory basis, the compensation of Rexnord’s named executive officers with respect to the Accelerated PSUs.           ☐           ☐           ☐      3.  To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficientvotes at the time of the Special Meeting to approve Proposal 1.           ☐           ☐           ☐

n their discretion, the proxies are authorized to vote on any other business as may properly come before the Rexnord Special Meeting or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted “FOR” Proposals 1, 2 and 3. Signature of Stockholder           Date:           Signature of Stockholder           Date:                 Note:           Please sign exactly as your name or names appear on this proxy. Whenshares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please givefull title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.If signer is a partnership, please sign in partnership name by authorized person.